                                                   PRUCO LIFE INSURANCE COMPANY
                                                 A Prudential Financial Company
                                        751 Broad Street, Newark, NJ 07102-3777

PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY B SERIES/SM/ ("B SERIES") PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY L SERIES/SM/ ("L SERIES") PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY C SERIES/SM/ ("C SERIES")

Flexible Premium Deferred Annuities Offering Highest Daily Lifetime(R) Income v3.0 Optional Living Benefits

PROSPECTUS: April 27, 2015
(For Annuities issued on or after February 10, 2014)

This prospectus describes three different flexible premium deferred annuity classes offered by Pruco Life Insurance Company ("Pruco Life", "we", "our", or "us"). For convenience in this prospectus, we sometimes refer to each of these annuity contracts as an "Annuity", and to the annuity contracts collectively as the "Annuities." We also sometimes refer to each class by its specific name (e.g., the "B Series"). Each Annuity may be offered as an individual annuity contract or as an interest in a group annuity. Each Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. There are differences among the Annuities that are discussed throughout the prospectus and summarized in Appendix B entitled "Selecting the Variable Annuity That's Right for You". Each Annuity or certain of its investment options and/or features may not be available in all states. Financial Professionals may be compensated for the sale of each Annuity. Selling broker-dealer firms through which each Annuity is sold may not make available or may not recommend all the Annuities and/or benefits described in this prospectus. In addition, selling broker-dealer firms may decline to recommend to customers certain of the optional features and Investment Options offered generally under the Annuity or may impose restrictions (e.g., a lower maximum issue age for certain Annuities and/or optional living benefits). Please speak to your Financial Professional for further details. The guarantees provided by the variable annuity contracts and the optional living benefits are the obligations of and subject to the claims paying ability of Pruco Life. Certain terms are capitalized in this prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. To make this Prospectus easier to read, we sometimes use different labels than are used in the Annuity. Although we use different labels, they have the same meaning in this Prospectus as in the Annuity. For more details, see "Optional Living Benefits" later in this prospectus.

THE SUB-ACCOUNTS

The Pruco Life Flexible Premium Variable Annuity Account is a Separate Account of Pruco Life, and is the investment vehicle in which your Purchase Payments invested in the Sub-accounts are held. Each Sub-account of the Pruco Life Flexible Premium Variable Annuity Account invests in an underlying mutual fund
- see the following page for a complete list of the Sub-accounts. Currently, Portfolios of Advanced Series Trust are being offered. Certain Sub-accounts are not available if you participate in an optional living benefit - see "Limitations With Optional Living Benefits" later in this prospectus for details.

PLEASE READ THIS PROSPECTUS

This prospectus sets forth information about the Annuities that you should know before investing. Please read this prospectus and keep it for future reference. If you are purchasing one of the Annuities as a replacement for an existing variable annuity or variable life policy or a fixed insurance policy, you should consider any surrender or penalty charges you may incur and any benefits you may also be forfeiting when replacing your existing coverage and that this Annuity may be subject to a Contingent Deferred Sales Charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the Annuity's liquidity features will satisfy that need. Please note that if you purchase this Annuity within a tax advantaged retirement plan, such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan, you will get no additional tax advantage through the Annuity itself. Because there is no additional tax advantage when a variable annuity is purchased through one of these plans, the reasons for purchasing the Annuity inside a qualified plan are limited to the ability to elect a living benefit, a Return of Purchase Payments Death Benefit, the opportunity to annuitize the contract and the various investment options, which might make the Annuity an appropriate investment for you. You should consult your tax and financial adviser regarding such features and benefits prior to purchasing this Annuity for use with a tax-qualified plan.

OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, and have fees and charges, that are different from the annuity contracts offered by this prospectus. Not every annuity contract we issue is offered through every selling broker-dealer firm. Upon request, your Financial Professional can show you information regarding other Pruco Life annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of the Pruco Life annuity contracts. You should work with your Financial Professional to decide whether this annuity contract is appropriate for you based on a thorough analysis of your particular needs, financial objectives, investment goals, time horizons and risk tolerance.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information dated the same date as this prospectus that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus - see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see "How to Contact Us" later in this prospectus for our Service Office address.

In compliance with U.S. law, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

These Annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market Sub-account.

--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRUDENTIAL, PRUDENTIAL FINANCIAL, PRUDENTIAL ANNUITIES AND THE ROCK LOGO ARE SERVICEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ITS AFFILIATES. OTHER PROPRIETARY PRUDENTIAL MARKS MAY BE DESIGNATED AS SUCH THROUGH USE OF THE /SM/ OR (R) SYMBOLS.
--------------------------------------------------------------------------------

     FOR FURTHER INFORMATION CALL: 1-888-PRU-2888 OR GO TO OUR WEBSITE AT
                          WWW.PRUDENTIALANNUITIES.COM

Prospectus dated: April 27, 2015           Statement of Additional Information
                                                         dated: April 27, 2015
(For Annuities issued on or after            (For Annuities issued on or after
February 10, 2014)                                          February 10, 2014)

       PLEASE SEE OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE STATEMENTS
                ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

                          VARIABLE INVESTMENT OPTIONS

Advanced Series Trust

AST Academic Strategies Asset Allocation Portfolio/1/    AST Schroders Global Tactical Portfolio/1/
AST Advanced Strategies Portfolio/1/                     AST Schroders Multi-Asset World Strategies Portfolio/1/
AST AQR Emerging Markets Equity Portfolio                AST Small-Cap Growth Portfolio
AST AQR Large-Cap Portfolio                              AST Small-Cap Growth Opportunities Portfolio
AST Balanced Asset Allocation Portfolio/1/               AST Small-Cap Value Portfolio
AST BlackRock Global Strategies Portfolio/1/             AST T. Rowe Price Asset Allocation Portfolio/1/
AST BlackRock iShares ETF Portfolio/1/                   AST T. Rowe Price Equity Income Portfolio
AST BlackRock/Loomis Sayles Bond Portfolio               AST T. Rowe Price Growth Opportunities Portfolio/1/
AST Boston Partners Large-Cap Value Portfolio            AST T. Rowe Price Large-Cap Growth Portfolio
AST Capital Growth Asset Allocation Portfolio/1/         AST T. Rowe Price Natural Resources Portfolio
AST ClearBridge Dividend Growth Portfolio                AST Templeton Global Bond Portfolio
AST Cohen & Steers Realty Portfolio                      AST Wellington Management Hedged Equity Portfolio/1/
AST Defensive Asset Allocation Portfolio/1/              AST Western Asset Core Plus Bond Portfolio
AST FI Pyramis(R) Asset Allocation Portfolio/1, 2/       AST Western Asset Emerging Markets Debt Portfolio
AST FI Pyramis(R) Quantitative Portfolio/1, 2/
AST Franklin Templeton Founding Funds Plus Portfolio/1/  (1)  These are the only variable investment options available to you if you select one of the optional living benefits.

AST Global Real Estate Portfolio                         (2)  Pyramis is a registered service mark of FMR LLC.
                                                              Used with permission.

AST Goldman Sachs Large-Cap Value Portfolio              (3)  The AST Investment Grade Bond variable investment
                                                              option is not available for allocation of Purchase
                                                              Payments or contract owner transfers
AST Goldman Sachs Mid-Cap Growth Portfolio
AST Goldman Sachs Multi-Asset Portfolio/1/
AST Goldman Sachs Small-Cap Value Portfolio
AST Herndon Large-Cap Value Portfolio
AST High Yield Portfolio
AST International Growth Portfolio
AST International Value Portfolio
AST Investment Grade Bond Portfolio/3/
AST J.P. Morgan Global Thematic Portfolio/1/
AST J.P. Morgan International Equity Portfolio
AST J.P. Morgan Strategic Opportunities Portfolio/1/
AST Jennison Large-Cap Growth Portfolio
AST Large-Cap Value Portfolio
AST Legg Mason Diversified Growth Portfolio/1/
AST Loomis Sayles Large-Cap Growth Portfolio
AST Lord Abbett Core Fixed Income Portfolio
AST MFS Global Equity Portfolio
AST MFS Growth Portfolio
AST MFS Large-Cap Value Portfolio
AST Mid-Cap Value Portfolio
AST Money Market Portfolio
AST Neuberger Berman Core Bond Portfolio
AST Neuberger Berman Mid-Cap Growth Portfolio
AST Neuberger Berman/LSV Mid-Cap Value Portfolio
AST New Discovery Asset Allocation Portfolio/1/
AST Parametric Emerging Markets Equity Portfolio
AST PIMCO Limited Maturity Bond Portfolio
AST Preservation Asset Allocation Portfolio/1/
AST Prudential Core Bond Portfolio
AST Prudential Growth Allocation Portfolio/1/
AST QMA Emerging Markets Equity Portfolio
AST QMA Large-Cap Portfolio
AST QMA US Equity Alpha Portfolio
AST Quantitative Modeling Portfolio
AST RCM World Trends Portfolio/1/

                                   CONTENTS

GLOSSARY OF TERMS..........................................................  1

SUMMARY OF CONTRACT FEES AND CHARGES.......................................  4

EXPENSE EXAMPLES........................................................... 10

SUMMARY.................................................................... 11

INVESTMENT OPTIONS......................................................... 14

   VARIABLE INVESTMENT OPTIONS............................................. 14
   LIMITATIONS WITH OPTIONAL LIVING BENEFITS............................... 19
   MARKET VALUE ADJUSTMENT OPTIONS......................................... 19
   RATES FOR MVA OPTIONS................................................... 20
   MARKET VALUE ADJUSTMENT................................................. 20
   LONG-TERM MVA OPTIONS................................................... 21
   DCA MVA OPTIONS......................................................... 21
   GUARANTEE PERIOD TERMINATION............................................ 21

FEES, CHARGES AND DEDUCTIONS............................................... 22

   MVA OPTION CHARGES...................................................... 25
   ANNUITY PAYMENT OPTION CHARGES.......................................... 25
   EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES............................... 25

PURCHASING YOUR ANNUITY.................................................... 26

   REQUIREMENTS FOR PURCHASING THE ANNUITY................................. 26
   DESIGNATION OF OWNER, ANNUITANT AND BENEFICIARY......................... 28
   RIGHT TO CANCEL......................................................... 29
   SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT......................... 30
   SALARY REDUCTION PROGRAMS............................................... 30

MANAGING YOUR ANNUITY...................................................... 31

   CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS................. 31

MANAGING YOUR ACCOUNT VALUE................................................ 33

   DOLLAR COST AVERAGING PROGRAMS.......................................... 33
   6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM............................. 33
   AUTOMATIC REBALANCING PROGRAMS.......................................... 34
   FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS... 34
   RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS.................... 35

ACCESS TO ACCOUNT VALUE.................................................... 37

   TYPES OF DISTRIBUTIONS AVAILABLE TO YOU................................. 37
   TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES.......... 37
   FREE WITHDRAWAL AMOUNTS................................................. 37
   SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD... 38
   SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(t)/72(q) OF THE INTERNAL
     REVENUE CODE.......................................................... 39
   REQUIRED MINIMUM DISTRIBUTIONS.......................................... 39

SURRENDERS................................................................. 41

   SURRENDER VALUE......................................................... 41
   MEDICALLY-RELATED SURRENDERS............................................ 41

ANNUITY OPTIONS............................................................ 42

                                      (i)


OPTIONAL LIVING BENFITS....................................................  44

   HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT..............................  47
   SPOUSAL HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT......................  61
   HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT WITH HIGHEST DAILY DEATH
     BENEFIT...............................................................  70
   SPOUSAL HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT WITH HIGHEST DAILY
     DEATH BENEFIT.........................................................  81

DEATH BENEFITS.............................................................  92

   TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT...............................  92
   EXCEPTIONS TO AMOUNT OF DEATH BENEFIT...................................  92
   MINIMUM DEATH BENEFIT...................................................  93
   SPOUSAL CONTINUATION OF ANNUITY.........................................  93
   PAYMENT OF DEATH BENEFITS...............................................  94
   BENEFICIARY CONTINUATION OPTION.........................................  95

VALUING YOUR INVESTMENT....................................................  96

   VALUING THE SUB-ACCOUNTS................................................  96
   PROCESSING AND VALUING TRANSACTIONS.....................................  96

TAX CONSIDERATIONS.........................................................  98

   NONQUALIFIED ANNUITY CONTRACTS..........................................  98
   QUALIFIED ANNUITY CONTRACTS............................................. 102

OTHER INFORMATION.......................................................... 108

   PRUCO LIFE AND THE SEPARATE ACCOUNT..................................... 108
   LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS............................ 110
   DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE......................... 111
   FINANCIAL STATEMENTS.................................................... 114
   INDEMNIFICATION......................................................... 114
   LEGAL PROCEEDINGS....................................................... 114
   CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION..................... 115
   HOW TO CONTACT US....................................................... 115

APPENDIX A - ACCUMULATION UNIT VALUES...................................... A-1
APPENDIX B - SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU........... B-1
APPENDIX C - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN
  STATES................................................................... C-1
APPENDIX D - MVA FORMULAS.................................................. D-1
APPENDIX E - FORMULA FOR HIGHEST DAILY LIFETIME INCOME v3.0 SUITE OF
  OPTIONAL LIVING BENEFITS................................................. E-1

                                     (ii)

                               GLOSSARY OF TERMS

We set forth here definitions of some of the key terms used throughout this prospectus. In addition to the definitions here, we also define certain terms in the section of the prospectus that uses such terms.

Account Value: The total value of all allocations to the Sub-accounts, the Secure Value Account and/or the MVA Options on any Valuation Day. The Account Value is determined separately for each Sub-account, the Secure Value Account and for each MVA Option, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Option will be calculated using any applicable MVA.

Accumulation Period: The period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date.

Annual Income Amount: The annual amount of income for which you are eligible for life under the optional living benefits.

Annuitant: The natural person upon whose life annuity payments made to the Owner are based.

Annuitization: Annuitization is the process by which you direct us to apply the Unadjusted Account Value to one of the available annuity options to begin making periodic payments to the Owner.

Annuity Date: The date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

Annuity Year: The first Annuity Year begins on the Issue Date and continues through and includes the day immediately preceding the first anniversary of the Issue Date. Subsequent Annuity Years begin on the anniversary of the Issue Date and continue through and include the day immediately preceding the next anniversary of the Issue Date.

Beneficiary(ies): The natural person(s) or entity(ies) designated as the recipient(s) of the Death Benefit or to whom any remaining period certain payments may be paid in accordance with the annuity payout options section of this Annuity.

Beneficiary Annuity: You may purchase an Annuity if you are a Beneficiary of an account that was owned by a decedent, subject to the requirements discussed in this prospectus. You may transfer the proceeds of the decedent's account into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified Beneficiary Annuity.

Code: The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

Contingent Deferred Sales Charge ("CDSC"): This is a sales charge that may be deducted when you make a surrender or take a partial withdrawal from your Annuity. We refer to this as a "contingent" charge because it is imposed only if you surrender or take a withdrawal from your Annuity. The charge is a percentage of each applicable Purchase Payment that is being surrendered or withdrawn.

Dollar Cost Averaging ("DCA") MVA Option: An Investment Option that offers a fixed rate of interest for a specified period. The DCA MVA Option is used only with our 6 or 12 Month Dollar Cost Averaging Program, under which the Purchase Payments that you have allocated to that DCA MVA Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA MVA Option will be subject to a Market Value Adjustment if made other than pursuant to the 6 or 12 month DCA Program.

Due Proof of Death: Due Proof of Death is satisfied when we receive all of the following in Good Order: (a) a death certificate or similar documentation acceptable to us; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that Annuity Year. Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future years.

Free Look: The right to examine your Annuity, during a limited period of time, to decide if you want to keep it or cancel it. The length of this time period, and the amount of refund, depends on applicable law and thus may vary by state. In addition, there is a different Free Look period that applies if your Annuity is held within an IRA. In your Annuity contract, your Free Look right is referred to as your "Right to Cancel."

Good Order: Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received at our Service Office: (a) in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations; (b) on specific forms, or by other means we then permit (such as via telephone or electronic submission); and/or (c) with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order.

Guarantee Period: The period of time during which we credit a fixed rate of interest to an MVA Option.

Investment Option: A Sub-account or MVA Option available as of any given time to which Account Value may be allocated.

Issue Date: The effective date of your Annuity.

Key Life: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine the required distributions.

Lifetime Withdrawals: Amounts withdrawn under the optional living benefits that provide the Annual Income Amount each year until the death of the Annuitant (or the death of two spouses, if a spousal benefit is elected), regardless of the performance of your Account Value subject to our rules regarding the timing and amount of withdrawals.

Market Value Adjustment ("MVA"): A positive or negative adjustment used to determine the Account Value in an MVA Option.

Market Value Adjustment Options ("MVA Options"): Investment Options to which a fixed rate of interest is credited for a specified Guarantee Period and to which an MVA may apply. The MVA Options consist of (a) the DCA MVA Option used with our 6 or 12 Month DCA Program and (b) the "Long-Term MVA Options", under which Guarantee Periods of different yearly lengths are offered.

Maturity Date: With respect to an MVA Option, the last day in a Guarantee
Period.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. In certain states, with an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity that has the rights and benefits designated to the "participant" in the certificate. Thus, an Owner who is a participant has rights that are comparable to those of the Owner of an individual annuity contract.

Permitted Sub-accounts: The sub-accounts, as determined by us, to which you can allocate amounts if you elect an optional living benefit.

Portfolio: An underlying mutual fund in which a Sub-Account of the Separate Account invests.

Protected Withdrawal Value: The amount to which the Withdrawal Percentage is applied to determine your Annual Income Amount, which initially equals your Unadjusted Account Value. The Protected Withdrawal Value is also used to determine your benefit fee. It is separate from your Account Value and not available as cash or a lump sum withdrawal.

Purchase Payment: A cash consideration in currency of the United States of America given to us in exchange for the rights, privileges, and benefits of the Annuity.

Roll-Up Rate: The guaranteed compounded rate of return credited to your Protected Withdrawal Value until the earlier of your first Lifetime Withdrawal and the 10/th/ benefit anniversary. The Roll-Up Rate is set when you elect the benefit and will not change.

Secure Value Account: The fixed account to which we allocate 10% of your initial Purchase Payment and 10% of any subsequent Purchase Payments if you elect an optional living benefit. The Secure Value Account earns interest at a rate we declare no more frequently than annually, is supported by assets held in our general account and is subject to our claims paying ability.

Separate Account: Refers to the Pruco Life Flexible Premium Variable Annuity Account, which holds assets associated with annuities issued by Pruco Life Insurance Company. Separate Account assets held in support of the annuities are kept separate from all of our other assets and may not be charged with liabilities arising out of any other business we may conduct.

Service Office: The place to which all requests and payments regarding the Annuity are to be sent. We may change the address of the Service Office at any time, and will notify you in advance of any such change of address. Please see "How to Contact Us" later in this prospectus for the Service Office address.

Sub-Account: A division of the Separate Account.

Surrender Value: The Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional living benefits provided by rider or endorsement, and any Annual Maintenance Fee.

Unadjusted Account Value: The Unadjusted Account Value is equal to the Account Value prior to the application of any MVA.

Unit: A share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

we, us, our: Pruco Life Insurance Company.

Withdrawal Percentage: The percentage applied to your Protected Withdrawal Value to determine your Annual Income Amount. The applicable Withdrawal Percentage will depend on the age at which you take your first Lifetime Withdrawal. The applicable Withdrawal Percentages are set when you first elect the benefit and will not change.

you, your: The Owner(s) shown in the Annuity.

                     SUMMARY OF CONTRACT FEES AND CHARGES

The following tables describe the fees and expenses you will pay when buying, owning and surrendering one of the Annuities. Each of these fees and expenses is more fully described in "Fees, Charges and Deductions" later in this prospectus.

The first table describes fees and expenses that you will pay at the time you surrender an Annuity, take certain partial withdrawals or transfer Account Value between Investment Options. State premium taxes also may be deducted.

                      ANNUITY OWNER TRANSACTION EXPENSES

CONTINGENT DEFERRED SALES CHARGE ("CDSC")/1/

                                         Percentage Applied to Purchase Payment
                                              being Withdrawn
Age of Purchase Payment Being Withdrawn  --------------------------------------
                                         B SERIES     L SERIES     C SERIES
                                         --------     --------     --------
Less than 1 year old                         7%          7%
1 year old or older, but not yet 2
  years old                                  7%          7%
2 years old or older, but not yet 3
  years old                                  6%          6%
3 years old or older, but not yet 4
  years old                                  6%          5%          None
4 years old or older, but not yet 5
  years old                                  5%          0%
5 years old or older, but not yet 6
  years old                                4.5%          0%
6 years old or older, but not yet 7
  years old                                  4%          0%
7 years old, or older                        0%          0%

Transfer Fee/2/: $10
Tax Charge/3/: 0% - 3.5%

1 The years referenced in the CDSC table above refer to the length of time since a Purchase Payment was made (i.e. the age of the Purchase Payment). CDSCs are applied against the Purchase Payment(s) being withdrawn. The appropriate percentage is multiplied by the Purchase Payment(s) being withdrawn. Purchase Payments are withdrawn on a "first-in, first-out" basis.
2 Currently, we deduct the transfer fee after the 20th transfer each Annuity Year. Transfers in connection with one of our systematic programs (such as rebalancing or the formula used with optional living benefits) and transfers we make to or from the Secure Value Account due to the election or termination of an optional living benefit do not count toward the 20 transfers in an Annuity Year.
3 The current tax charge that might be imposed varies by jurisdiction. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity or upon Annuitization.

The following tables describe the periodic fees and charges you will pay when you own the Annuity, not including the underlying Portfolio fees and expenses.

                           PERIODIC FEES AND CHARGES
  Annual Maintenance Fee/4/  Lesser of $50 and 2% of Unadjusted Account Value

                     ANNUALIZED INSURANCE FEES AND CHARGES
    (assessed daily as a percentage of the net assets of the Sub-accounts)

                                                    B SERIES L SERIES C SERIES
                                                    -------- -------- --------
  Mortality & Expense Risk Charge
     During first 9 Annuity Years                     1.30%    1.75%    1.80%
     After 9/th/ Annuity Year                         1.30%    1.30%    1.30%
  Administration Charge (All Annuity Years)           0.15%    0.15%    0.15%
  Total Annualized Insurance Fees and Charges/5,6/
     During first 9 Annuity Years                     1.45%    1.90%    1.95%
     After 9/th/ Annuity Year                         1.45%    1.45%    1.45%

4 Assessed annually on the Annuity Anniversary Date or upon surrender of the Annuity. Only applicable if the sum of the Purchase Payments at the time the fee is due is less than $100,000. For Beneficiaries continuing the Annuity under the Beneficiary Continuation Option, the fee is the lesser of $30 and 2% of the Unadjusted Account Value and only applies if the Unadjusted Account Value is less than $25,000 at the time the fee is due.
5 The Insurance Charge is a combination of the Mortality & Expense Risk Charge and the Administration Charge. For the L Series and C Series, on the Valuation Day immediately following the 9/th/ Annuity Anniversary Date, the Mortality & Expense Risk Charge drops to 1.30% annually.
6 For Beneficiaries who elect the Beneficiary Continuation Option, the Mortality & Expense Risk Charge and Administration Charge do not apply. However, a Settlement Service Charge equal to 1.00% is assessed as a percentage of the daily net assets of the Sub-accounts as an annual charge.

The following table sets forth the charges we deduct for each optional living benefit under the Annuity. These fees would be in addition to the transaction fees and charges and periodic fees and charges described in the tables above.

Optional Living Benefits
(Charge for each benefit is assessed against the greater
of Unadjusted Account Value and Protected Withdrawal
Value)                                                    Annualized Charge/7/
--------------------------------------------------------  -------------------
Highest Daily Lifetime Income v3.0                        Maximum/8/: 2.00%
                                                             Current: 1.00%
Spousal Highest Daily Lifetime Income v3.0                Maximum/8/: 2.00%
                                                             Current: 1.10%
Highest Daily Lifetime Income v3.0 with Highest Daily     Maximum/8/: 2.00%
  Death Benefit                                              Current: 1.50%
Spousal Highest Daily Lifetime Income v3.0 with Highest   Maximum/8/: 2.00%
  Daily Death Benefit                                        Current: 1.60%

7 The charge for each of the optional living benefits is deducted on each quarterly anniversary (each successive three-month anniversary of the benefit effective date), and is assessed against the greater of Unadjusted Account Value and Protected Withdrawal Value calculated on the last Valuation Day prior to the quarterly anniversary at the quarterly equivalent of the applicable annualized rate. The Protected Withdrawal Value is described in the "Optional Living Benefits" section of this prospectus.
8 We reserve the right to increase the charge to the maximum charge indicated upon any "step-up" under the benefit. Also, if you decide to elect or re-elect a benefit after your Annuity has been issued, the charge for the benefit under your Annuity will equal the current charge for then new Annuity owners up to the maximum indicated.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying Portfolios before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                  TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                                  MINIMUM MAXIMUM
                                                  ------- -------
              Total Portfolio Operating Expenses   0.60%*  9.30%*

* These expenses do not include the impact of any applicable contractual waivers and expense reimbursements.

The following are the total annual expenses for each underlying Portfolio. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Pruco Life with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current summary prospectuses, prospectuses and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

              UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)
                    For the year ended December 31, 2014

                                                                                               Total
                                                                      Broker Fees  Acquired   Annual                 Net Annual
                                             Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                         Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                       Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                    ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Academic Strategies
  Asset Allocation
  Portfolio                 0.70%     0.03%      0.04%       0.05%        0.01%      0.63%     1.46%       0.00%        1.46%
AST Advanced Strategies
  Portfolio*                0.80%     0.02%      0.10%       0.00%        0.00%      0.05%     0.97%       0.01%        0.96%
AST AQR Emerging
  Markets Equity
  Portfolio                 1.09%     0.16%      0.10%       0.00%        0.00%      0.00%     1.35%       0.00%        1.35%
AST AQR Large-Cap
  Portfolio*                0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%       0.24%        0.59%
AST Balanced Asset
  Allocation Portfolio      0.15%     0.01%      0.00%       0.00%        0.00%      0.75%     0.91%       0.00%        0.91%
AST BlackRock Global
  Strategies Portfolio      0.97%     0.04%      0.10%       0.00%        0.00%      0.02%     1.13%       0.00%        1.13%
AST BlackRock iShares
  ETF Portfolio*            0.89%     0.07%      0.10%       0.00%        0.00%      0.21%     1.27%       0.25%        1.02%

              UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)
                    For the year ended December 31, 2014

                                                                                                 Total
                                                                        Broker Fees  Acquired   Annual                 Net Annual
                                               Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                         Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                      ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST BlackRock/Loomis
  Sayles Bond Portfolio*      0.61%     0.02%      0.10%       0.00%        0.00%      0.00%     0.73%       0.03%        0.70%
AST Boston Partners
  Large-Cap Value
  Portfolio                   0.73%     0.03%      0.10%       0.00%        0.00%      0.00%     0.86%       0.00%        0.86%
AST Capital Growth Asset
  Allocation Portfolio        0.15%     0.01%      0.00%       0.00%        0.00%      0.76%     0.92%       0.00%        0.92%
AST ClearBridge
  Dividend Growth
  Portfolio*                  0.82%     0.02%      0.10%       0.00%        0.00%      0.00%     0.94%       0.11%        0.83%
AST Cohen & Steers
  Realty Portfolio*           0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.07%        1.04%
AST Defensive Asset
  Allocation Portfolio        0.15%     0.06%      0.00%       0.00%        0.00%      0.73%     0.94%       0.00%        0.94%
AST FI Pyramis(R) Asset
  Allocation Portfolio*       0.82%     0.03%      0.10%       0.00%        0.00%      0.00%     0.95%       0.02%        0.93%
AST FI Pyramis(R)
  Quantitative Portfolio*     0.81%     0.03%      0.10%       0.00%        0.00%      0.00%     0.94%       0.14%        0.80%
AST Franklin Templeton
  Founding Funds Plus
  Portfolio                   0.02%     0.02%      0.00%       0.00%        0.00%      1.01%     1.05%       0.00%        1.05%
AST Global Real Estate
  Portfolio                   0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%       0.00%        1.13%
AST Goldman Sachs
  Large-Cap Value
  Portfolio*                  0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.01%        0.83%
AST Goldman Sachs Mid-
  Cap Growth Portfolio*       0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.05%        1.06%
AST Goldman Sachs
  Multi-Asset Portfolio*      0.92%     0.05%      0.10%       0.00%        0.00%      0.00%     1.07%       0.21%        0.86%
AST Goldman Sachs
  Small-Cap Value
  Portfolio*                  0.93%     0.03%      0.10%       0.00%        0.00%      0.06%     1.12%       0.01%        1.11%
AST Herndon Large-Cap
  Value Portfolio*            0.83%     0.02%      0.10%       0.00%        0.00%      0.00%     0.95%       0.15%        0.80%
AST High Yield Portfolio      0.72%     0.04%      0.10%       0.00%        0.00%      0.00%     0.86%       0.00%        0.86%
AST International Growth
  Portfolio*                  0.97%     0.02%      0.10%       0.00%        0.00%      0.00%     1.09%       0.01%        1.08%
AST International Value
  Portfolio                   0.97%     0.03%      0.10%       0.00%        0.00%      0.00%     1.10%       0.00%        1.10%
AST Investment Grade
  Bond Portfolio*             0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%       0.03%        0.75%
AST J.P. Morgan Global
  Thematic Portfolio          0.92%     0.04%      0.10%       0.00%        0.00%      0.00%     1.06%       0.00%        1.06%
AST J.P. Morgan
  International Equity
  Portfolio                   0.86%     0.06%      0.10%       0.00%        0.00%      0.00%     1.02%       0.00%        1.02%
AST J.P. Morgan Stategic
  Opportunities Portfolio     0.97%     0.05%      0.10%       0.10%        0.00%      0.00%     1.22%       0.00%        1.22%
AST Jennison Large-Cap
  Growth Portfolio            0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%       0.00%        1.00%
AST Large-Cap Value
  Portfolio                   0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST Legg Mason
  Diversified Growth
  Portfolio*                  0.89%     8.19%      0.10%       0.00%        0.00%      0.12%     9.30%       8.23%        1.07%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)
                     For the year ended December 31, 2014

                                                                                                 Total
                                                                        Broker Fees  Acquired   Annual                 Net Annual
                                               Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                         Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                      ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Loomis Sayles
  Large-Cap Growth
  Portfolio*                  0.87%     0.01%      0.10%       0.00%        0.00%      0.00%     0.98%       0.06%        0.92%

AST Lord Abbett Core
  Fixed Income Portfolio*     0.77%     0.02%      0.10%       0.00%        0.00%      0.00%     0.89%       0.29%        0.60%

AST MFS Global Equity
  Portfolio                   0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%       0.00%        1.13%

AST MFS Growth
  Portfolio                   0.87%     0.02%      0.10%       0.00%        0.00%      0.00%     0.99%       0.00%        0.99%

AST MFS Large-Cap
  Value Portfolio             0.83%     0.04%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%

AST Mid-Cap Value
  Portfolio                   0.94%     0.04%      0.10%       0.00%        0.00%      0.00%     1.08%       0.00%        1.08%

AST Money Market
  Portfolio                   0.47%     0.03%      0.10%       0.00%        0.00%      0.00%     0.60%       0.00%        0.60%

AST Neuberger Berman /
  LSV Mid-Cap Value
  Portfolio*                  0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%       0.00%        1.00%

AST Neuberger Berman
  Core Bond Portfolio*        0.68%     0.04%      0.10%       0.00%        0.00%      0.00%     0.82%       0.15%        0.67%

AST Neuberger Berman
  Mid-Cap Growth
  Portfolio*                  0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%

AST New Discovery Asset
  Allocation Portfolio*       0.83%     0.08%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%

AST Parametric Emerging
  Markets Equity              1.08%     0.24%      0.10%       0.00%        0.00%      0.00%     1.42%       0.00%        1.42%

AST PIMCO Limited
  Maturity Bond Portfolio     0.63%     0.04%      0.10%       0.00%        0.00%      0.00%     0.77%       0.00%        0.77%

AST Preservation Asset
  Allocation Portfolio        0.15%     0.01%      0.00%       0.00%        0.00%      0.71%     0.87%       0.00%        0.87%

AST Prudential Core Bond
  Portfolio*                  0.66%     0.02%      0.10%       0.00%        0.00%      0.00%     0.78%       0.03%        0.75%

AST Prudential Growth
  Allocation Portfolio        0.80%     0.03%      0.10%       0.00%        0.00%      0.01%     0.94%       0.00%        0.94%

AST QMA Emerging
  Markets Equity
  Portfolio                   1.09%     0.24%      0.10%       0.00%        0.00%      0.02%     1.45%       0.00%        1.45%

AST QMA Large-Cap
  Core Portfolio              0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%       0.00%        0.83%

AST QMA US Equity
  Alpha Portfolio             0.99%     0.04%      0.10%       0.13%        0.25%      0.00%     1.51%       0.00%        1.51%

AST Quantitative
  Modeling Portfolio          0.25%     0.03%      0.00%       0.00%        0.00%      0.84%     1.12%       0.00%        1.12%

AST RCM World Trends
  Portfolio                   0.91%     0.03%      0.10%       0.00%        0.00%      0.00%     1.04%       0.00%        1.04%

AST Schroders Global
  Tactical Portfolio          0.91%     0.03%      0.10%       0.00%        0.00%      0.11%     1.15%       0.00%        1.15%

AST Schroders Multi-
  Asset World Strategies
  Portfolio                   1.06%     0.04%      0.10%       0.00%        0.00%      0.09%     1.29%       0.00%        1.29%

AST Small Cap Growth
  Portfolio                   0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.00%        1.01%

AST Small Cap Value
  Portfolio                   0.87%     0.03%      0.10%       0.00%        0.00%      0.02%     1.02%       0.00%        1.02%

AST Small-Cap Growth
  Opportunities Portfolio     0.93%     0.04%      0.10%       0.00%        0.00%      0.00%     1.07%       0.00%        1.07%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)
                     For the year ended December 31, 2014

                                                                                                 Total
                                                                        Broker Fees  Acquired   Annual                 Net Annual
                                               Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                         Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                      ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST T. Rowe Price Asset
  Allocation Portfolio*       0.79%     0.02%      0.10%       0.00%        0.00%      0.00%     0.91%       0.02%        0.89%

AST T. Rowe Price Equity
  Income Portfolio            0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%

AST T. Rowe Price
  Growth Opportunities
  Portfolio                   0.89%     0.61%      0.10%       0.00%        0.00%      0.00%     1.60%       0.00%        1.60%

AST T. Rowe Price Large-
  Cap Growth Portfolio        0.85%     0.02%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%

AST T. Rowe Price
  Natural Resources
  Portfolio                   0.88%     0.04%      0.10%       0.00%        0.00%      0.00%     1.02%       0.00%        1.02%

AST Templeton Global
  Bond Portfolio              0.78%     0.09%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%

AST Wellington Mgmt
  Hedged Equity Portfolio     0.97%     0.03%      0.10%       0.00%        0.00%      0.02%     1.12%       0.00%        1.12%

AST Western Asset Core
  Plus Bond Portfolio*        0.66%     0.03%      0.10%       0.00%        0.00%      0.00%     0.79%       0.20%        0.59%

AST Western Asset
  Emerging Markets
  Debt*                       0.84%     0.06%      0.10%       0.00%        0.00%      0.00%     1.00%       0.05%        0.95%

* See notes immediately below for important information about this fund.

AST Advanced Strategies Portfolio The Investment Managers have contractually agreed to waive 0.014% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST AQR Large-Cap Portfolio The Investment Managers have contractually agreed to waive 0.24% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Blackrock iShares ETF Portfolio The Investment Managers have contractually agreed to waive a portion of their investment management fee equal to the acquired fund fees and expenses due to investments in iShares ETFs. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees (after the waiver described in the first sentence) and other expenses (including distribution fees, acquired fund fees and expenses due to investments in iShares ETFs, and other expenses excluding taxes, interest and brokerage commissions) do not exceed 1.02% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BlackRock/Loomis Sayles Bond Portfolio The Investment Managers have contractually agreed to waive 0.035% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST ClearBridge Dividend Growth Portfolio The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Cohen & Steers Realty Portfolio The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI Pyramis(R) Asset Allocation Portfolio The Investment Managers have contractually agreed to waive 0.018% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI Pyramis(R) Quantitative Portfolio The Investment Managers have contractually agreed to waive 0.14% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Large-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Mid-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.053% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Multi-Asset Portfolio The Investment Managers have contractually agreed to waive 0.213% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Small-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Herndon Large-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST International Growth Portfolio The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Investment Grade Bond The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Legg Mason Diversified Growth Portfolio The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the portfolio's investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest and brokerage commissions) do not exceed 1.07% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST Loomis Sayles Large-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Lord Abbett Core Fixed Income Portfolio The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio's average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman Core Bond Portfolio The Investment Managers have contractually agreed to waive 0.14% of their investment management fee through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees, as follows: 0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman Mid-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman/LSV Mid-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST New Discovery Asset Allocation Portfolio The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST T. Rowe Price Asset Allocation Portfolio The Investment Managers have contractually agreed to waive 0.022% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Prudential Core Bond Portfolio The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows:
0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. The waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Western Asset Core Plus Bond Portfolio The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Western Asset Emerging Markets Debt Portfolio The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2016. This waiver arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

                               EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Pruco Life Annuity with the cost of investing in other Pruco Life Annuities and/or other variable annuities. Below are examples for each Annuity showing what you would pay cumulatively in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and assuming your investment has a 5% return each year. The examples reflect the fees and charges listed below for each Annuity as described in "Summary of Contract Fees and Charges."

       .  Insurance Charge

       .  Contingent Deferred Sales Charge (when and if applicable)

       .  Annual Maintenance Fee

       .  Optional living benefit fees, as described below

The examples also assume the following for the period shown:

       . Your Account Value is allocated to the Secure Value Account and the Permitted Sub-account that may be elected with any of the optional living benefits with both the minimum and the maximum total operating expenses before any fee waiver or expense reimbursement and those expenses remain the same each year*

       . You elect the Spousal Highest Daily Lifetime Income v3.0 with Highest Daily Death Benefit, which has the maximum optional living benefit charge and the applicable Roll-Up Rate is 8%. There is no other optional living benefit that would result in higher maximum charges than those shown in the examples.

       . For each charge, we deduct the maximum charge rather than the current charge

       .  You make no withdrawals of Account Value

       .  You make no transfers, or other transactions for which we charge a fee

       .  No tax charge applies

Amounts shown in the examples are rounded to the nearest dollar.

* Note: Not all Portfolios offered as Sub-accounts may be available depending on optional living benefit selection, the applicable jurisdiction and selling firm.

THE EXAMPLES ARE FOR ILLUSTRATIVE PURPOSES ONLY. THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING PORTFOLIOS. ACTUAL EXPENSES WILL BE DIFFERENT THAN THOSE SHOWN DEPENDING ON A NUMBER OF FACTORS, INCLUDING (1) WHICH OPTIONAL BENEFIT YOU ELECT (IF ANY); (2) WHETHER YOU DECIDE TO ALLOCATE ACCOUNT VALUE TO SUB-ACCOUNTS OTHER THAN THOSE WITH THE MINIMUM OR MAXIMUM TOTAL OPERATING EXPENSES; AND (3) THE IMPACT OF ANY CONTRACTUAL FEE WAIVERS OR EXPENSE REIMBURSEMENTS APPLICABLE TO CERTAIN UNDERLYING PORTFOLIOS.

Expense Examples are provided as follows:

                                                     B Series
                                                     --------
                                                          If you surrender             If you do not surrender
                                                        your annuity at the              your annuity at the
                                                       end of the applicable            end of the applicable
                                                            time period:                     time period:
                                                  -------------------------------- --------------------------------
                                                   1 yr    3 yrs   5 yrs   10 yrs   1 yr    3 yrs   5 yrs   10 yrs
                                                  ------- ------- ------- -------- ------- ------- ------- --------
Assuming maximum fees and expenses of any of the
  portfolios available with the benefit           $1,946  $4,148  $6,117   $9,912  $1,246  $3,548  $5,617   $9,912
Assuming minimum fees and expenses of any of the
  portfolios available with the benefit           $1,173  $2,054  $2,986   $5,303  $  473  $1,454  $2,486   $5,303

                                                     L Series
                                                     --------
                                                          If you surrender             If you do not surrender
                                                        your annuity at the              your annuity at the
                                                       end of the applicable            end of the applicable
                                                            time period:                     time period:
                                                  -------------------------------- --------------------------------
                                                   1 yr    3 yrs   5 yrs   10 yrs   1 yr    3 yrs   5 yrs   10 yrs
                                                  ------- ------- ------- -------- ------- ------- ------- --------
Assuming maximum fees and expenses of any of the
  portfolios available with the benefit           $1,985  $4,244  $5,747  $10,053  $1,285  $3,644  $5,747  $10,053
Assuming minimum fees and expenses of any of the
  portfolios available with the benefit           $1,216  $2,182  $2,693  $ 5,679  $  516  $1,582  $2,693  $ 5,679

                                                     C Series
                                                     --------
                                                          If you surrender             If you do not surrender
                                                        your annuity at the              your annuity at the
                                                       end of the applicable            end of the applicable
                                                            time period:                     time period:
                                                  -------------------------------- --------------------------------
                                                   1 yr    3 yrs   5 yrs   10 yrs   1 yr    3 yrs   5 yrs   10 yrs
                                                  ------- ------- ------- -------- ------- ------- ------- --------
Assuming maximum fees and expenses of any of the
  portfolios available with the benefit           $ 1,289 $ 3,654 $ 5,761 $ 10,069 $ 1,289 $ 3,654 $ 5,761 $ 10,069
Assuming minimum fees and expenses of any of the
  portfolios available with the benefit           $   521 $ 1,596 $ 2,715 $  5,720 $   521 $ 1,596 $ 2,715 $  5,720

                                    SUMMARY

This Summary describes key features of the Annuities offered in this prospectus. It is intended to give you an overview, and to point you to sections of the prospectus that provide greater detail. You should not rely on the Summary alone for all the information you need to know before purchasing an Annuity. You should read the entire prospectus for a complete description of the Annuities. Your Financial Professional can also help you if you have questions.

The Annuity: The variable annuity contract issued by Pruco Life is a contract between you, the Owner, and Pruco Life, an insurance company. It is designed for retirement purposes, or other long-term investing, to help you save money for retirement, on a tax deferred basis, and provide income during your retirement. Although this prospectus describes key features of the variable annuity contract, the prospectus is a distinct document, and is not part of the contract.

The Annuity offers various investment Portfolios. With the help of your Financial Professional, you choose how to invest your money within your Annuity (subject to certain restrictions; see "Investment Options"). Investing in a variable annuity involves risk and you can lose your money. On the other hand, investing in a variable annuity can provide you with the opportunity to grow your money through participation in underlying Portfolios.

This prospectus describes three different Annuities. The Annuities differ primarily in the fees and charges deducted. With the help of your Financial Professional, you choose the Annuity that is suitable for you based on your time horizon and liquidity needs.

Please see Appendix B "Selecting the Variable Annuity That's Right For You," for a side-by-side comparison of the key features of each of these Annuities.

GENERALLY SPEAKING, VARIABLE ANNUITIES ARE INVESTMENTS DESIGNED TO BE HELD FOR THE LONG TERM. WORKING WITH YOUR FINANCIAL PROFESSIONAL, YOU SHOULD CAREFULLY CONSIDER WHETHER A VARIABLE ANNUITY IS APPROPRIATE FOR YOU GIVEN YOUR LIFE EXPECTANCY, NEED FOR INCOME, AND OTHER PERTINENT FACTORS.

Purchase: Your eligibility to purchase is based on your age and the amount of your initial Purchase Payment. See your Financial Professional to complete an application.

                            Maximum Age for  Minimum Initial
                  Annuity   Initial Purchase Purchase Payment
                   -------  ---------------- ----------------
                  B SERIES         85           $   1,000
                  L SERIES         85           $  10,000
                  C SERIES         85           $  10,000

The "Maximum Age for Initial Purchase" applies to the oldest Owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the Annuitant as of the day we would issue the Annuity. For Annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life.

After you purchase your Annuity, you will have a limited period of time during which you may cancel (or "Free Look") the purchase of your Annuity. Your request for a Free Look must be received in Good Order within the applicable time period.

Please see "Requirements for Purchasing the Annuity" for additional information.

Investment Options: You may choose from a variety of variable Investment Options ranging from conservative to aggressive. Our optional living benefits limit your ability to invest in the variable Investment Options otherwise available to you under the Annuity. Each of the underlying Portfolios is described in its own prospectus, which you should read before selecting your Investment Options. You can obtain the summary prospectuses and prospectuses for the Portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any variable Investment Option will meet its investment objective.

You may also allocate money to an MVA Option that earns interest for a specific time period. In general, if you withdraw your money from this option more than 30 days prior to the end of the "Guarantee Period", you will be subject to a "Market Value Adjustment", which can either increase or decrease your Account Value. We also offer a 6 or 12 Month DCA Program under which your money is transferred monthly from a DCA MVA Option to the other Investment Options you have designated. Premature withdrawals from the DCA MVA Option may also be subject to a Market Value Adjustment.

Please see "Investment Options" and "Managing Your Account Value" for information.

Access To Your Money: You can receive income by taking withdrawals or electing annuity payments. Please note that withdrawals may be subject to tax, and may be subject to a Contingent Deferred Sales Charge (discussed below). You may withdraw up to 10% of your Purchase Payments each year without being subject to a Contingent Deferred Sales Charge.

You may also elect to receive income through fixed annuity payments over your lifetime, also called "Annuitization". If you elect to receive fixed annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs.

Please see "Access to Account Value" and "Annuity Options" for more information.

Optional Living Benefits: We offer optional living benefits, for an additional charge, that guarantee your ability to take withdrawals for life as a percentage of "Protected Withdrawal Value", even if your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Protected Withdrawal Value is not the same as your Account Value, and it is not available for a lump sum withdrawal. The Account Value has no guarantees, may fluctuate, and can lose value. Withdrawals in excess of the Annual Income Amount, called "Excess Income," will impact the value of the benefit including a permanent reduction in future guaranteed amounts. In marketing and other materials, we may refer to Excess Income as "Excess Withdrawals". For applications signed on or after April 27, 2015, you have the ability to elect an Optional Living Benefit only at the time of application or within 30 days of the date your Annuity is issued. Optional Living Benefits cannot be added more than 30 days after your Annuity has been issued.

We currently offer the following optional living benefits:

    .  Highest Daily Lifetime Income v3.0

    .  Spousal Highest Daily Lifetime Income v3.0

    .  Highest Daily Lifetime Income v3.0 with Highest Daily Death Benefit

    .  Spousal Highest Daily Lifetime Income v3.0 with Highest Daily Death
       Benefit

As a condition of electing an optional living benefit, we limit the Investment Options to which you may allocate your Account Value and require a mandatory allocation to the Secure Value Account. Also, these benefits utilize a predetermined mathematical formula to help us manage your guarantee through all market cycles. Under the predetermined mathematical formula, your Account Value may be transferred between certain "Permitted Sub-accounts" on the one hand and the AST Investment Grade Bond Sub-account on the other hand. Please see the applicable optional living benefits section as well as the Appendices to this prospectus for more information on the formulas.

In the "Optional Living Benefits" section, we describe guaranteed minimum withdrawal benefits that allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given Annuity Year (i.e., "Excess Income"), that withdrawal may permanently reduce the guaranteed amount you can withdraw in future years. Please also note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional living benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income.

Death Benefits: You may name a Beneficiary to receive the proceeds of your Annuity upon your death. Your death benefit must be distributed within the time period required by the tax laws. Each of our Annuities offers a minimum death benefit.

Please see "Death Benefits" for more information.

Fees and Charges: Each Annuity, and the optional living benefits and optional death benefits, are subject to certain fees and charges, as discussed in the "Summary of Contract Fees and Charges" table earlier in this prospectus. In addition, there are fees and expenses of the underlying Portfolios.

What does it mean that my Annuity is "tax deferred"? Variable annuities are "tax deferred", meaning you pay no taxes on any earnings from your Annuity until you withdraw the money. You may also transfer among your Investment Options without paying a tax at the time of the transfer. When you take your money out of the Annuity, however, you will be taxed on the earnings at ordinary income tax rates. If you withdraw money before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

Please note that if you purchase this Annuity within a tax advantaged retirement plan, such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan, you will get no additional tax advantage through the Annuity itself. Because there is no additional tax advantage when a variable annuity is purchased through one of these plans, the reasons for purchasing the Annuity inside a qualified plan are limited to the ability to elect a living benefit, a Return of Purchase Payments Death Benefit, the opportunity to annuitize the contract and the various investment options, which might make the Annuity an appropriate investment for you. You should consult your tax and financial adviser regarding such features and benefits prior to purchasing this Annuity for use with a tax-qualified plan.

Market Timing: We have market timing policies and procedures that attempt to detect transfer activity that may adversely affect other Owners or Portfolio shareholders in situations where there is potential for pricing inefficiencies or that involve certain other types of disruptive trading activity (i.e., market timing). Our market timing policies and procedures are discussed in more detail later in this prospectus entitled "Restrictions on Transfers Between Investment Options."

Other Information: Please see "Other Information" for more information about our Annuities, including legal information about Pruco Life, the Separate Account, and underlying Portfolios.

                              INVESTMENT OPTIONS

The Investment Options under each Annuity consist of the Sub-accounts and the MVA Options. In this section, we describe the Portfolios. We then discuss the investment restrictions that apply if you elect certain optional living benefits. Finally, we discuss the MVA Options.

Each Sub-account invests in an underlying Portfolio whose share price generally fluctuates each Valuation Day. The Portfolios that you select, among those that are permitted, are your choice - we do not provide investment advice, nor do we recommend any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios.

In contrast to the Sub-accounts, Account Value allocated to an MVA Option earns a fixed rate of interest as long as you remain invested for the Guarantee Period. We guarantee both the stated amount of interest and the principal amount of your Account Value in an MVA Option, so long as you remain invested in the MVA Option for the duration of the Guarantee Period. In general, if you withdraw Account Value prior to the end of the MVA Option's Guarantee Period, you will be subject to a Market Value Adjustment or "MVA", which can be positive or negative. A "Guarantee Period" is the period of time during which we credit a fixed rate of interest to an MVA Option.

As a condition of electing an optional living benefit (e.g., Highest Daily Lifetime Income v3.0), you will be restricted from investing in certain Sub-accounts or MVA Options. We describe those restrictions below. In addition, all of the optional living benefits employ a predetermined mathematical formula, under which money is transferred between your chosen Sub-accounts and the AST Investment Grade Bond Sub-account. The optional living benefits also require a mandatory allocation of 10% of your initial Purchase Payment and additional Purchase Payments or Unadjusted Account Value to the Secure Value Account.

Whether or not you elect an optional living benefit subject to the predetermined mathematical formula, you should be aware that the operation of the formula may result in large-scale asset flows into and out of the Sub-accounts. These asset flows could adversely impact the Portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the optional benefits but also the other Sub-accounts, because the Portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds.
Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the Portfolios could experience the following effects, among others:

    (a) a Portfolio's investment performance could be adversely affected by requiring a subadviser to purchase and sell securities at inopportune times or by otherwise limiting the subadviser's ability to fully implement the Portfolio's investment strategy;

    (b) the subadviser may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;

    (c) a Portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the Portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners' Account Value may be transferred to the AST Investment Grade Bond Sub-account and other Owners' Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one Portfolio to another Portfolio, which in turn could adversely impact performance.

VARIABLE INVESTMENT OPTIONS

Each variable Investment Option is a Sub-account of the Pruco Life Flexible Premium Variable Annuity Account (see "Pruco Life and the Separate Account" for more detailed information). Each Sub-account invests exclusively in one Portfolio. The Investment Objectives Chart below provides a description of each Portfolio's investment objective to assist you in determining which Portfolios may be of interest to you. Please note, the AST Investment Grade Bond Sub-account is not available for allocation of Purchase Payments or owner-initiated transfers.

Not all Portfolios offered as Sub-accounts may be available depending on whether you elect an optional living benefit. Thus, if you elect an optional living benefit, you would be precluded from investing in certain Portfolios and therefore would not receive investment appreciation (or depreciation) affecting those Portfolios.

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios.

In the table that follows, all Portfolio names include the prefix "AST," which indicates that they are Portfolios of the Advanced Series Trust. In addition, for each Portfolio the subadviser(s), which has been engaged to conduct day-to-day management, is listed next to the description.

This Annuity offers only Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Pruco Life ("Affiliated Portfolios"). Pruco Life and its affiliates ("Prudential Companies") receive fees and payments from the Affiliated Portfolios, which may be greater than the fees and payments Prudential Companies would receive if we offered unaffiliated portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over other portfolios sponsored and advised by companies not affiliated with Pruco Life. We have an incentive to offer Portfolios managed by certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which Portfolios to offer under the Annuities. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Allocations made to all AST Portfolios benefit us financially. See "Other Information" under the heading concerning "Fees and Payments Received by Pruco Life" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates.

In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.

You may select Portfolios individually, create your own combination of Portfolios (certain limitations apply - see "Limitations With Optional Living Benefits" later in this section), or select from among combinations of Portfolios that we have created called "Prudential Portfolio Combinations." Under Prudential Portfolio Combinations, each Portfolio Combination consists of several asset allocation Portfolios, each of which represents a specified percentage of your allocations. If you elect to invest according to one of these Portfolio Combinations, we will allocate your initial Purchase Payment among the Sub-accounts within the Portfolio Combination according to the percentage allocations. You may elect to allocate additional Purchase Payments according to the composition of the Portfolio Combination, although if you do not make such an explicit election, we will allocate additional Purchase Payments as discussed below under "Additional Purchase Payments."

Once you have selected a Portfolio Combination, we will not rebalance your Account Value to take into account differences in performance among the Sub-accounts. This is a static, point of sale model allocation. Over time, the percentages in each asset allocation Portfolio may vary from the Portfolio Combination you selected when you purchased your Annuity based on the performance of each of the Portfolios within the Portfolio Combination. However, you may elect to participate in an automatic rebalancing program, under which we would transfer Account Value periodically so that your Account Value allocated to the Sub-accounts is brought back to the exact percentage allocations stipulated by the Portfolio Combination you elected. Please see "Automatic Rebalancing Programs" below for details about how such a program operates. If you are participating in an optional living benefit (such as Highest Daily Lifetime Income v3.0) that uses a predetermined mathematical formula under which your Account Value may be transferred between certain "Permitted Sub-accounts" and the AST Investment Grade Bond Sub-Account, and you have elected automatic rebalancing in addition to Prudential Portfolio Combinations, you should be aware that: (a) the AST Investment Grade Bond Sub-Account used as part of the predetermined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that existed originally as part of Prudential Portfolio Combinations.

If you are interested in a Portfolio Combination, you should work with your Financial Professional to select the Portfolio Combination that is appropriate for you, in light of your investment time horizon, investment goals and expectations and market risk tolerance, and other relevant factors. In providing these Portfolio Combinations, we are not providing investment advice. You are responsible for determining which Portfolio Combination or Sub-account(s) is best for you. Asset allocation does not ensure a profit or protect against a loss.

The following table contains limited information about the Portfolios. Before selecting an Investment Option or Portfolio Combination, you should carefully review the summary prospectuses and/or prospectuses for the Portfolios, which contain details about the investment objectives, policies, risks, costs and management of the Portfolios. You can obtain the summary prospectuses and prospectuses for the Portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

PORTFOLIO                                                  INVESTMENT                                  PORTFOLIO
NAME                                                       OBJECTIVES                                 SUBADVISER(S)
---------                                 ---------------------------------------------- ----------------------------------------
AST Academic Strategies Asset             Seeks long-term capital appreciation.          AlphaSimplex Group, LLC
  Allocation Portfolio                                                                   AQR Capital Management, LLC and
                                                                                           CNH Partners, LLC
                                                                                         CoreCommodity Management, LLC
                                                                                         First Quadrant, L.P.
                                                                                         Jennison Associates LLC
                                                                                         J.P. Morgan Investment Management,
                                                                                           Inc.
                                                                                         Pacific Investment Management
                                                                                           Company LLC (PIMCO)
                                                                                         Prudential Investments LLC
                                                                                         Quantitative Management Associates
                                                                                           LLC
                                                                                         Western Asset Management Company/
                                                                                           Western Asset Management Company
                                                                                           Limited

AST Advanced Strategies Portfolio         Seeks a high level of absolute return by       Brown Advisory LLC
                                          using traditional and non-traditional          Loomis, Sayles & Company, L.P.
                                          investment strategies and by investing in      LSV Asset Management
                                          domestic and foreign equity and fixed          Prudential Investment Management, Inc.
                                          income securities, derivative instruments      Quantitative Management Associates
                                          and other investment companies.                  LLC
                                                                                         T. Rowe Price Associates, Inc.
                                                                                         William Blair & Company, LLC

AST AQR Emerging Markets Equity           Seeks long-term capital appreciation.          AQR Capital Management, LLC
  Portfolio

AST AQR Large-Cap Portfolio               Seeks long-term capital appreciation.          AQR Capital Management, LLC

AST Balanced Asset Allocation Portfolio   Seeks to obtain the highest potential total    Prudential Investments LLC
                                          return consistent with its specified level of  Quantitative Management Associates
                                          risk tolerance.                                  LLC

AST BlackRock Global Strategies           Seeks a high total return consistent with a    BlackRock Financial Management, Inc.
  Portfolio                               moderate level of risk.                        BlackRock International Limited

AST BlackRock iShares ETF Portfolio       Seeks to maximize total return with a          BlackRock Financial Management, Inc.
                                          moderate level of risk.

AST BlackRock/Loomis Sayles Bond          Seek to maximize total return, consistent      BlackRock Financial Management, Inc.
  Portfolio (formerly AST PIMCO Total     with preservation of capital and prudent       BlackRock International Limited
  Return Bond Portfolio)                  investment management                          BlackRock (Singapore) Limited
                                                                                         Loomis, Sayles & Company, L.P.

AST Boston Partners Large-Cap Value       Seeks capital appreciation.                    Boston Partners
  Portfolio (formerly AST Jennison Large-
  Cap Value Portfolio)

AST Capital Growth Asset Allocation       Seeks to obtain the highest potential total    Prudential Investments LLC
  Portfolio                               return consistent with its specified level of  Quantitative Management Associates
                                          risk tolerance.                                  LLC

AST ClearBridge Dividend Growth           Seeks income, capital preservation, and        ClearBridge Investments, LLC
  Portfolio                               capital appreciation.

AST Cohen & Steers Realty Portfolio       Seeks to maximize total return through         Cohen & Steers Capital Management, Inc.
                                          investment in real estate securities.

AST Defensive Asset Allocation Portfolio  Seeks to obtain the highest potential total    Prudential Investments LLC
                                          return consistent with its specified level of  Quantitative Management Associates
                                          risk tolerance.                                  LLC

AST FI Pyramis(R) Asset Allocation        Seeks to maximize total return.                Pyramis Global Advisors, LLC a Fidelity
  Portfolio                                                                                Investments Company

AST FI Pyramis(R) Quantitative Portfolio  Seeks long-term capital growth balanced        Pyramis Global Advisors, LLC a Fidelity
                                          by current income.                               Investments Company

AST Franklin Templeton Founding           Seeks capital appreciation.                    AST Investment Services, Inc.
  Funds Plus Portfolio                                                                   Prudential Investments LLC

AST Global Real Estate Portfolio          Seeks capital appreciation and income.         Prudential Real Estate Investors

AST Goldman Sachs Large-Cap Value         Seeks long-term growth of capital.             Goldman Sachs Asset Management, L.P.
  Portfolio

PORTFOLIO                                                 INVESTMENT                                 PORTFOLIO
NAME                                                      OBJECTIVES                               SUBADVISER(S)
---------                                --------------------------------------------- ---------------------------------------

AST Goldman Sachs Mid-Cap Growth         Seeks long-term growth of capital.            Goldman Sachs Asset Management, L.P.
  Portfolio

AST Goldman Sachs Multi-Asset            Seeks to obtain a high level of total return  Goldman Sachs Asset Management, L.P.
  Portfolio                              consistent with its level of risk tolerance.

AST Goldman Sachs Small-Cap Value        Seeks long-term capital appreciation.         Goldman Sachs Asset Management, L.P.
  Portfolio

AST Herndon Large-Cap Value Portfolio    Seeks maximum growth of capital by            Herndon Capital Management, LLC
                                         investing primarily in the value stocks of
                                         larger companies.

AST High Yield Portfolio                 Seeks maximum total return, consistent        J.P. Morgan Investment Management,
                                         with preservation of capital and prudent      Inc. Prudential Investment Management,
                                         investment management.                        Inc.

AST International Growth Portfolio       Seeks long-term capital growth.               Jennison Associates LLC
                                                                                       Neuberger Berman Management LLC
                                                                                       William Blair & Company, LLC

AST International Value Portfolio        Seeks capital growth.                         Lazard Asset Management LLC
                                                                                       LSV Asset Management

AST Investment Grade Bond Portfolio      Seeks to maximize total return, consistent    Prudential Investment Management, Inc.
                                         with the preservation of capital and
                                         liquidity needs. Total return is comprised
                                         of current income and capital
                                         appreciation.

AST J.P. Morgan Global Thematic          Seeks capital appreciation consistent with    J.P. Morgan Investment Management,
  Portfolio                              its specified level of risk tolerance.        Inc./ Security Capital Research &
                                                                                       Management Incorporated

AST J.P. Morgan International Equity     Seeks capital growth.                         J.P. Morgan Investment
  Portfolio                                                                            Management, Inc.

AST J.P. Morgan Strategic Opportunities  Seeks to maximize return compared to the      J.P. Morgan Investment
  Portfolio                              benchmark through security selection and      Management, Inc.
                                         tactical asset allocation.

AST Jennison Large-Cap Growth            Seeks long-term growth of capital.            Jennison Associates LLC
  Portfolio

AST Large-Cap Value Portfolio            Seeks current income and long-term            Hotchkis and Wiley Capital
                                         growth of income, as well as capital          Management, LLC
                                         appreciation.

AST Legg Mason Diversified Growth        Seek high risk-adjusted returns compared      Brandywine Global Investment
  Portfolio                              to its blended index                          Management, LLC
                                                                                       ClearBridge Investments, LLC
                                                                                       QS Batterymarch Financial
                                                                                       Management,Inc
                                                                                       QS Legg Mason Global Asset Allocation,
                                                                                       LLC
                                                                                       Western Asset Management Company/
                                                                                       Western Asset Management Company
                                                                                       Limited

AST Loomis Sayles Large-Cap Growth       Seeks capital growth. Income realization      Loomis, Sayles & Company, L.P.
  Portfolio                              is not an investment objective and any
                                         income realized on the Portfolio's
                                         investments, therefore, will be incidental
                                         to the Portfolio's objective.

AST Lord Abbett Core Fixed Income        Seeks income and capital appreciation to      Lord, Abbett & Co. LLC
  Portfolio                              produce a high total return.

AST MFS Global Equity Portfolio          Seeks capital growth.                         Massachusetts Financial Services
                                                                                       Company

AST MFS Growth Portfolio                 Seeks long-term capital growth and            Massachusetts Financial Services
                                         future, rather than current income.           Company

AST MFS Large-Cap Value Portfolio        Seeks capital appreciation.                   Massachusetts Financial Services
                                                                                       Company

AST Mid-Cap Value Portfolio              Seeks to provide capital growth by            EARNEST Partners, LLC
                                         investing primarily in mid-capitalization     WEDGE Capital Management L.L.P.
                                         stocks that appear to be undervalued.

AST Money Market Portfolio               Seeks high current income and maintain        Prudential Investment Management, Inc.
                                         high levels of liquidity.

AST Neuberger Berman Core Bond           Seeks to maximize total return consistent     Neuberger Berman Fixed Income LLC
  Portfolio                              with the preservation of capital.

PORTFOLIO                        INVESTMENT                  PORTFOLIO
NAME                             OBJECTIVES                SUBADVISER(S)
---------                 ------------------------  ----------------------------
AST Neuberger Berman      Seeks capital growth.     Neuberger Berman Management
  Mid-Cap Growth                                    LLC
  Portfolio

AST Neuberger Berman/LSV  Seeks capital growth.     LSV Asset Management
  Mid-Cap Value Portfolio                           Neuberger Berman Management
                                                    LLC

AST New Discovery Asset   Seeks total return.       C.S. McKee, LP
  Allocation Portfolio                              EARNEST Partners, LLC
                                                    Epoch Investment Partners,
                                                    Inc.
                                                    Longfellow Investment
                                                    Management Co. LLC
                                                    Parametric Portfolio
                                                    Associates LLC
                                                    Security Investors, LLC
                                                    Thompson, Siegel & Walmsley
                                                    LLC
                                                    Vision Capital Management,
                                                    Inc.

AST Parametric Emerging   Seeks long-term capital   Parametric Portfolio
  Markets Equity          appreciation.             Associates LLC
  Portfolio

AST PIMCO Limited         Seeks to maximize total   Pacific Investment
  Maturity Bond Portfolio return consistent with    Management Company LLC
                          preservation of capital   (PIMCO)
                          and prudent investment
                          management.

AST Preservation Asset    Seeks to obtain the       Prudential Investments LLC
  Allocation Portfolio    highest potential total   Quantitative Management
                          return consistent with    Associates LLC
                          its specified level of
                          risk tolerance.

AST Prudential Core Bond  Seeks to maximize total   Prudential Investment
  Portfolio               return consistent with    Management, Inc.
                          the long-term
                          preservation of capital.

AST Prudential Growth     Seeks total return.       Prudential Investment
  Allocation Portfolio                              Management, Inc.
                                                    Quantitative Management
                                                    Associates LLC

AST QMA Emerging Markets  Seeks long-term capital   Quantitative Management
  Equity Portfolio        appreciation.             Associates LLC

AST QMA Large-Cap         Seeks long-term capital   Quantitative Management
  Portfolio               appreciation.             Associates LLC

AST QMA US Equity Alpha   Seeks long term capital   Quantitative Management
  Portfolio               appreciation.             Associates LLC

AST Quantitative          Seeks a high potential    Quantitative Management
  Modeling Portfolio      return while attempting   Associates LLC
                          to mitigate downside
                          risk during adverse
                          market cycles.

AST RCM World Trends      Seeks highest potential   Allianz Global Investors
  Portfolio               total return consistent   U.S. LLC
                          with its specified level
                          of risk tolerance.

AST Schroders Global      Seeks to outperform its   Schroder Investment
  Tactical Portfolio      blended performance       Management North America
                          benchmark.                Inc./ Schroder Investment
                                                    Management North America
                                                    Ltd.

AST Schroders             Seeks long-term capital   Schroder Investment
  Multi-Asset World       appreciation.             Management North America
  Strategies Portfolio                              Inc./ Schroder Investment
                                                    Management North America
                                                    Ltd.

AST Small-Cap Growth      Seeks long-term capital   Eagle Asset Management, Inc.
  Portfolio               growth.                   Emerald Mutual Fund
                                                    Advisers Trust

AST Small-Cap Growth      Seeks capital growth.     RS Investment Management
  Opportunities                                     Co. LLC
  Portfolio (formerly                               Wellington Management
  AST Federated                                     Company, LLP
  Aggressive Growth
  Portfolio)

AST Small-Cap Value       Seeks to provide          ClearBridge Investments, LLC
  Portfolio               long-term capital growth  J.P. Morgan Investment
                          by investing primarily    Management, Inc.
                          in small-capitalization   LMC Investments, LLC
                          stocks that appear to be
                          undervalued.

AST T. Rowe Price Asset   Seeks a high level of     T. Rowe Price Associates,
  Allocation Portfolio    total return by           Inc.
                          investing primarily in a
                          diversified portfolio of
                          equity and fixed income
                          securities.

AST T. Rowe Price Equity  Seeks to provide          T. Rowe Price Associates,
  Income Portfolio        substantial dividend      Inc.
                          income as well as
                          long-term growth of
                          capital through
                          investments in the
                          common stocks of
                          established companies.

AST T. Rowe Price Growth  Seeks a high level of     T. Rowe Price Associates,
  Opportunities Portfolio total return by           Inc.
                          investing primarily in a  T. Rowe Price
                          diversified portfolio of  International, Ltd.
                          equity and fixed income   T. Rowe Price
                          securities.               International, Ltd. - Tokyo
                                                    branch and T. Rowe Price
                                                    Hong Kong Limited

PORTFOLIO                                            INVESTMENT                              PORTFOLIO
NAME                                                 OBJECTIVES                             SUBADVISER(S)
---------                            -------------------------------------------- ----------------------------------
AST T. Rowe Price Large-Cap Growth   Seeks long-term growth of capital by         T. Rowe Price Associates, Inc.
  Portfolio                          investing predominantly in the equity
                                     securities of a limited number of large,
                                     carefully selected, high-quality U.S.
                                     companies that are judged likely to
                                     achieve superior earnings growth.

AST T. Rowe Price Natural Resources  Seeks long-term capital growth primarily     T. Rowe Price Associates, Inc.
  Portfolio                          through investing in the common stocks of
                                     companies that own or develop natural
                                     resources (such as energy products,
                                     precious metals and forest products) and
                                     other basic commodities.

AST Templeton Global Bond Portfolio  Seeks to provide current income with         Franklin Advisers, Inc.
                                     capital appreciation and growth of
                                     income.

AST Wellington Management Hedged     Seeks to outperform a mix of 50% Russell     Wellington Management Company LLP
  Equity Portfolio                   3000(R) Index, 20% MSCI EAFE Index,
                                     and 30% Treasury Bill Index over a full
                                     market cycle by preserving capital in
                                     adverse markets utilizing an options
                                     strategy while maintaining equity
                                     exposure to benefit from up markets
                                     through investments in Wellington
                                     Management's equity investment
                                     strategies.

AST Western Asset Core Plus Bond     Seeks to maximize total return, consistent   Western Asset Management Company/
  Portfolio                          with prudent investment management and       Western Asset Management Company
                                     liquidity needs, by investing to obtain the  Limited
                                     average duration specified for the
                                     Portfolio.

AST Western Asset Emerging Markets   Seeks to maximize total return.              Western Asset Management Company/
  Debt Portfolio                                                                  Western Asset Management Company
                                                                                  Limited

LIMITATIONS WITH OPTIONAL LIVING BENEFITS

As a condition of electing any Highest Daily Lifetime Income v3.0 benefit, we limit the Investment Options to which you may allocate your Account Value, as set forth in the Permitted Sub-accounts table below. Please note that the DCA Market Value Adjustment Options described later in this section are also available if you elect an optional living benefit.

Permitted Sub-accounts

AST Academic Strategies Asset Allocation    AST J.P. Morgan Strategic Opportunities
AST Advanced Strategies                     AST Legg Mason Diversified Growth
AST Balanced Asset Allocation               AST New Discovery Asset Allocation
AST BlackRock Global Strategies             AST Preservation Asset Allocation
AST BlackRock iShares ETF                   AST Prudential Growth Allocation
AST Capital Growth Asset Allocation         AST RCM World Trends
AST Defensive Asset Allocation              AST Schroders Global Tactical
AST FI Pyramis(R) Asset Allocation          AST Schroders Multi-Asset World Strategies
AST FI Pyramis(R) Quantitative              AST T. Rowe Price Asset Allocation
AST Franklin Templeton Founding Funds Plus  AST T. Rowe Price Growth Opportunities
AST Goldman Sachs Multi-Asset               AST Wellington Management Hedged Equity
AST J.P. Morgan Global Thematic

MARKET VALUE ADJUSTMENT OPTIONS

When you allocate your Account Value to an MVA Option, you earn a fixed rate of interest as long as you remain invested for a set period of time called a Guarantee Period. Amounts in MVA Options are supported by our general account and subject to our claims paying ability. Please see "Other Information" later in this prospectus for additional information about our general account. There are two types of MVA Options available under each Annuity - the Long-Term MVA Options and the DCA MVA Options. If you elect an optional living benefit, only the DCA MVA Option will be available to you. We discuss each MVA Option below. In brief, under the Long-Term MVA Options, you earn interest over a multi-year time period that you have selected. Currently, the Guarantee Periods we offer are 3 years, 5 years, 7 years, and 10 years. We reserve the right to eliminate any or all of these Guarantee Periods or offer Guarantee Periods of different durations.

Under the DCA MVA Options, you earn interest over a 6 month or 12 month period while your Account Value in that option is systematically transferred monthly to the Sub-accounts you have designated.

For the Long-Term MVA Option, a Guarantee Period for an MVA Option begins:

       .  when all or part of a Purchase Payment is allocated to that MVA
          Option;

       . upon transfer of any of your Account Value to a Long-Term MVA Option for that particular Guarantee Period; or

       .  when you "renew" an MVA Option into a new Guarantee Period.

RATES FOR MVA OPTIONS

We do not have a single method for determining the fixed interest rates for the MVA Options. In general, the interest rates we offer for MVA Options will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the MVA Option, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the MVA Options, general economic trends and competition. We also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Options, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

The interest rate credited to an MVA Option is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the various Guarantee Periods. At the time that we confirm your MVA Option, we will advise you of the interest rate in effect and the date your MVA Option matures. We may change the rates we credit to new MVA Options at any time. To inquire as to the current rates for the MVA Options, please call 1-888-PRU-2888. MVA Options may not be available in all States and are subject to a minimum rate which may vary by state. Currently, the MVA Options are not available in the States of Illinois, Iowa and Oregon.

To the extent permitted by law, we may establish different interest rates for MVA Options offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use DCA MVA Options.

For any MVA Option, you will not be permitted to allocate or renew to the MVA Option if the Guarantee Period associated with that MVA Option would end after your Latest Annuity Date. Thus, for example, we would not allow you to start a new Guarantee Period of 5 years if the Owner/Annuitant were aged 94, because the 5 year period would end after the Latest Annuity Date.

MARKET VALUE ADJUSTMENT

With certain exceptions, if you transfer or withdraw Account Value from an MVA Option prior to the end of the applicable Guarantee Period, you will be subject to a Market Value Adjustment or "MVA". We assess an MVA (whether positive or negative) upon:

       . any surrender, partial withdrawal (including a systematic withdrawal Medically Related Surrender, or a withdrawal program under Sections 72(t) or 72(q) of the Code), or transfer out of an MVA Option made outside the 30 days immediately preceding the maturity of the Guarantee Period; and

       . your exercise of the Free Look right under your Annuity, unless prohibited by state law.

We will NOT assess an MVA (whether positive or negative) in connection with any of the following:

       . partial withdrawals made to meet Required Minimum Distribution requirements under the Code in relation to your Annuity or a required distribution if your Annuity is held as a Beneficiary Annuity, but only if the Required Minimum Distribution or required distribution from Beneficiary Annuity is an amount that we calculate and is distributed through a program that we offer;

       . transfers or partial withdrawals from an MVA Option during the 30 days immediately prior to the end of the applicable Guarantee Period, including the Maturity Date of the MVA Option;

       .  transfers made in accordance with our 6 or 12 Month DCA Program;

       .  when a Death Benefit is determined;

       .  deduction of a Annual Maintenance Fee for the Annuity;

       .  Annuitization under the Annuity; and

       . transfers made pursuant to a mathematical formula used with an optional living benefit.

The amount of the MVA is determined according to the formulas set forth in Appendix D. We use one formula for the Long-Term MVA Option and another formula for the DCA MVA Option. In general, the amount of the MVA is dependent on the difference between interest rates at the time your MVA Option was established and current interest rates for the remaining Guarantee Period of your MVA Option. For the Long-Term MVA Option, as detailed in the formula, we essentially (i) divide the current interest rate you are receiving under the Guarantee Period by the interest rate we are crediting for a Guarantee Period equal in duration to the time remaining under the Guarantee Period (plus a "Liquidity Factor" as defined below) and
(ii) raise that quotient by a mathematical power that represents the time remaining until the maturity of the Guarantee Period. That result produces the MVA factor. The Liquidity Factor is an element of the MVA formula currently equal to 0.0025 or 0.25%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no Liquidity Factor is applied, will reduce the amount being surrendered or transferred from the MVA Option. If we have no interest rate for a Guarantee Period equal in duration to the time remaining under the Guarantee Period, we may use certain US Treasury interest rates to calculate a proxy for that interest rate. All else being equal, the longer the time remaining until the maturity of the MVA Option from which you are making the withdrawal, the larger the mathematical power that is applied to the quotient in (i) above, and thus the larger the MVA itself. The formula for the DCA MVA Option works in a similar fashion, including the Liquidity Factor described above, except that both interest rates used in the MVA formula are derived directly from the Federal Reserve's "Constant Maturity (CMT) rate." Under either formula, the MVA may be positive or negative, and a negative MVA could result in a loss of interest previously earned as well as some portion of your Purchase Payments.

LONG-TERM MVA OPTIONS

We offer Long-Term MVA Options, offering a range of durations. When you select this option, your payment will earn interest at the established rate for the applicable Guarantee Period. A new Long-Term MVA Option is established every time you allocate or transfer money into a Long-Term MVA Option. You may have money allocated in more than one Guarantee Period at the same time. This could result in your money earning interest at different rates and each Guarantee Period maturing at a different time. While the interest rates we credit to the Long-Term MVA Options may change from time to time, the minimum interest rate is what is set forth in your Annuity.

We retain the right to limit the amount of Account Value that may be transferred into a new or out of an existing Long-Term MVA Option and/or to require advance notice for transfers exceeding a specified amount. In addition, we reserve the right to limit or restrict the availability of certain Guarantee Periods from time to time.

DCA MVA OPTIONS

In addition to the Long-Term MVA Options, we offer DCA MVA Options that are used with our 6 or 12 Month DCA Program. Amounts allocated to the DCA MVA Options earn the declared rate of interest while the amount is transferred over a 6 or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount you allocated initially to the DCA MVA Options for the 6 month or 12 month period. A dollar cost averaging program does not assure a profit, or protect against a loss. For a complete description of our 6 or 12 month DCA Program, see the applicable section of this prospectus within "Managing Your Account Value."

GUARANTEE PERIOD TERMINATION

An MVA Option ends on the earliest of: (a) the "Maturity Date" of the Guarantee Period; (b) the date the entire amount in the MVA Option is withdrawn or transferred; (c) the Annuity Date; (d) the date the Annuity is surrendered; and
(e) the date as of which a Death Benefit is determined, unless the Annuity is continued by a spousal Beneficiary. "Annuity Date" means the date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

We will notify you before the end of the Guarantee Period. You may elect to have the value of the Long-Term MVA Option on its Maturity Date transferred to any Investment Option, including any Long-Term MVA Option, we then make available. If we do not receive instructions from you in Good Order at our Service Office before the Maturity Date of the Long-Term MVA Option, regarding how the Account Value in your maturing Long-Term MVA Option is to be allocated, we will allocate the Account Value in the maturing Long-Term MVA Option to the AST Money Market Sub-account, unless the Maturity Date is the Annuity Date. We will not assess an MVA if you choose to renew an MVA Option on its Maturity Date or transfer the Account Value to another Investment Option on the Maturity Date (or at any time during the 30 days immediately preceding the Maturity
Date).

                         FEES, CHARGES AND DEDUCTIONS

In this section, we provide detail about the charges you incur if you own the Annuity.

The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under each Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Pruco Life may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations and other expenses under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In general, a given charge under the Annuity compensates us for our costs and risks related to that charge and may provide for a profit. However, it is possible that with respect to a particular obligation we have under this Annuity, we may be compensated not only by the charge specifically tied to that obligation, but also from one or more other charges we impose.

With regard to charges that are assessed as a percentage of the value of the Sub-accounts, please note that such charges are assessed through a reduction to the Unit value of your investment in each Sub-account, and in that way reduce your Account Value. A "Unit" refers to a share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

Contingent Deferred Sales Charge ("CDSC"): A CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. We may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal (except that there is no CDSC on the C Series Annuity). The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn. The CDSC percentage varies with the number of years that have elapsed since each Purchase Payment being withdrawn was made. If a withdrawal is taken on the day before the anniversary of the date that the Purchase Payment being withdrawn was made, then the CDSC percentage as of the next following year will apply. The CDSC percentages for the B Series and the L Series are shown under "Summary of Contract Fees and Charges" earlier in this prospectus.

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see "Free Withdrawal Amounts" later in this prospectus). If the free withdrawal amount is not sufficient, we then assume that any remaining amount of a partial withdrawal is taken from Purchase Payments on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity (including gains), as described in the examples below.

EXAMPLES

These examples are designed to show you how the CDSC is calculated. They do not take into account any other fees and charges. The examples illustrate how the CDSC would apply to reduce your Account Value based on the timing and amount of your withdrawals. They also illustrate how a certain amount of your withdrawal, the "Free Withdrawal Amount," is not subject to the CDSC. The Free Withdrawal Amount is equal to 10% of all Purchase Payments currently subject to a CDSC in each year and is described in more detail in "Access to Account Value," later in this prospectus.

Assume you purchase your B Series Annuity with a $75,000 initial Purchase Payment and you make no additional Purchase Payments for the life of your Annuity.

Example 1

Assume the following:

..   two years after the purchase, your Unadjusted Account Value is $85,000
    (your Purchase Payment of $75,000 plus $10,000 of investment gain);

..   the free withdrawal amount is $7,500 ($75,000 x .10);

..   the applicable CDSC is 6%.

If you request a withdrawal of $50,000, $7,500 is not subject to the CDSC because it is the free withdrawal amount. The remaining amount of your withdrawal is subject to the 6% CDSC.

Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your Annual Income Amount through our systematic withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by any applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Unadjusted Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

       . If you request a gross withdrawal, the amount of the CDSC will reduce the amount of the withdrawal you receive. In this case, the CDSC would equal $2,550 (($50,000 - the free withdrawal amount of $7,500 = $42,500) x 0.06 = $2,550). You would receive $47,450 ($50,000 -
          $2,550). To determine your remaining Unadjusted Account Value after your withdrawal, we reduce your initial Unadjusted Account by the amount of your requested withdrawal. In this case, your Unadjusted Account Value would be $35,000 ($85,000 - $50,000).

       . If you request a net withdrawal, we first determine the entire amount that will need to be withdrawn in order to provide the requested payment. We do this by first subtracting the free withdrawal amount and dividing the resulting amount by the result of 1 minus the surrender charge. Here is the calculation: $42,500/(1 - 0.06) = $45,212.77. This is the total amount to which the CDSC will apply. The amount of the CDSC is $2,712.77. Therefore, in order to for you to receive the full $50,000, we will need to deduct $52,712.77 from your Unadjusted Account Value, resulting in remaining Unadjusted Account Value of $32,287.23.

Example 2

Assume the following:

..   you took the withdrawal described above as a gross withdrawal;

..   two years after the withdrawal described above, the Unadjusted Account
    Value is $48,500 ($35,000 of remaining Unadjusted Account Value plus $13,500 of investment gain);

..   the free withdrawal amount is still $7,500 because no additional Purchase
    Payments have been made and the Purchase Payment is still subject to a CDSC; and

..   the applicable CDSC in Annuity Year 4 is now 5%.

If you now take a second gross withdrawal of $10,000, $7,500 is not subject to the CDSC because it is the free withdrawal amount. The remaining $2,500 is subject to the 5% CDSC or $125 and you will receive $9,875.

No matter how you specify the withdrawal, any market value adjustment resulting from withdrawals of amounts in the MVA options will not be applied to the amount you receive, but instead will be applied to your Unadjusted Account Value. See "Free Withdrawal Amounts" later in this prospectus for a discussion as to how this might affect an optional living benefit you may have. Please be aware that under the Highest Daily Lifetime Income v3.0 suite of benefits:
(a) for a gross withdrawal, if the amount requested exceeds the Annual Income Amount, the excess portion will be treated as Excess Income and (b) for a net withdrawal, if the amount you receive plus the amount of the CDSC deducted from your Unadjusted Account Value exceeds the Annual Income Amount, the excess portion will be treated as Excess Income (which has negative consequences under those benefits).

Upon surrender, we calculate a CDSC based on any Purchase Payments that remain in your Account Value on the date of the surrender (and after all other withdrawals have been taken). If you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance, the Purchase Payments being withdrawn may be greater than your remaining Account Value. Consequently, a higher CDSC may result than if we had calculated the CDSC as a percentage of remaining Account Value.

We may waive any applicable CDSC under certain circumstances described below in "Exceptions/Reductions to Fees and Charges."

Transfer Fee: Currently, you may make 20 free transfers between Investment Options each Annuity Year. We may charge $10 for each transfer after the 20/th/ in each Annuity Year. We do not consider transfers made as part of a Dollar Cost Averaging or Automatic Rebalancing program when we count the 20 free transfers. All transfers made on the same day will be treated as one transfer. Renewals or transfers of Account Value from an MVA Option within the 30 days immediately preceding the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Similarly, transfers made under our 6 or 12 Month DCA Program and transfers made pursuant to a formula used with an optional living benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Transfers made through any electronic method or program we specify, as well as transfers we make to or from the Secure Value Account due to the election, termination or re-election of an optional living benefit, are not counted toward the 20 free transfers. The transfer fee is deducted pro rata from all Sub-accounts in which you maintain Account Value immediately subsequent to the transfer.

Annual Maintenance Fee: Prior to Annuitization, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is equal to $50 or 2% of your Unadjusted Account Value, whichever is less. This fee compensates us for administrative and operational costs in connection with the Annuity, such as maintaining our internal systems that support the Annuity. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender unless the surrender is taken within 30 days of the

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

most recently assessed Annual Maintenance Fee. The fee is taken out first from the Sub-accounts on a pro rata basis and then from the MVA Options (if the amount in the Sub-accounts is insufficient to pay the fee). The Annual Maintenance Fee will never be deducted from the Secure Value Account. The Annual Maintenance Fee is only deducted if the sum of the Purchase Payments at the time the fee is deducted is less than $100,000. We do not impose the Annual Maintenance Fee upon Annuitization (unless Annuitization occurs on an Annuity anniversary), or the payment of a Death Benefit. For Beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Unadjusted Account Value and is only assessed if the Unadjusted Account Value is less than $25,000 at the time the fee is due. Pursuant to state law, the amount of the Annual Maintenance Fee may differ in certain states.

Tax Charge: Some states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We reserve the right to deduct the tax from Purchase Payments when received, from Surrender Value upon surrender, or from Unadjusted Account Value upon Annuitization. The Tax Charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of Purchase Payments, Surrender Value, or Account Value as applicable. The Tax Charge currently ranges up to 3.5%. We may assess a charge against the Sub-accounts and the MVA Options equal to any taxes which may be imposed upon the Separate Accounts. "Surrender Value" refers to the Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional living benefits provided by rider or endorsement, and any Annual Maintenance Fee.

We will pay company income taxes on the taxable corporate earnings created by this Annuity. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you may pay under the Annuity. We will periodically review the issue of charging for these taxes, and we may charge for these taxes in the future. We reserve the right to impose a charge for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account.

In calculating our corporate income tax liability, we may derive certain corporate income tax benefits associated with the investment of company assets, including Separate Account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. We do not pass these tax benefits through to holders of the Separate Account annuity contracts because (i) the contract Owners are not the Owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the Annuity.

Insurance Charge: We deduct an Insurance Charge daily based on the annualized rate shown in the "Summary of Contract Fees and Charges." The charge is assessed against the assets allocated to the Sub-accounts. The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Pruco Life for providing the insurance benefits under each Annuity, including each Annuity's basic Death Benefit (as described in the "Minimum Death Benefit" subsection in "Death Benefits" later in this prospectus) that, subject to the Annuity's terms and conditions, provides guaranteed benefits to your Beneficiaries even if your Account Value declines. The Insurance Charge also compensates us for the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge further compensates us for our administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. Each Annuity has a different Insurance Charge during the first 9 Annuity Years. However, for the L Series and C Series, on the Valuation Day immediately following the 9/th/ Annuity Anniversary, the Insurance Charge drops to 1.45% annually (the B Series Insurance Charge is a constant 1.45%).

Charges for Optional Living Benefits: If you elect to purchase an optional living benefit, we will deduct an additional charge. This charge compensates us for the guarantees provided by the living benefit (as described in "Optional Living Benefits" later in this prospectus) and the risk that persons we guarantee living benefit payments to will live longer than our assumptions. The charge is assessed against the greater of the Unadjusted Account Value and the Protected Withdrawal Value and is taken out of the Sub-accounts quarterly but will never be taken out of any MVA Option or the Secure Value Account. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional living benefit.

Settlement Service Charge: If your Beneficiary takes the death benefit under a Beneficiary Continuation Option, the Insurance Charge no longer applies. However, we then begin to deduct a Settlement Service Charge which compensates us for the cost of providing administrative services in connection with the Beneficiary Continuation Option. This charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annualized charge of 1.00%.

Fees and Expenses Incurred by the Portfolios: Each Portfolio incurs total annualized operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees or short sale expenses that may apply. These fees and expenses are assessed against each Portfolio's net assets, and reflected daily by each

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

Portfolio before it provides Pruco Life with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the summary prospectuses and prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

MVA OPTION CHARGES

No specific fees or expenses are deducted when determining the rates we credit to an MVA Option. However, for some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to an MVA Option.

ANNUITY PAYMENT OPTION CHARGES

If you select a fixed payment option upon Annuitization, the amount of each fixed payment will depend on the Unadjusted Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. Also, a tax charge may apply.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

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

                            PURCHASING YOUR ANNUITY

REQUIREMENTS FOR PURCHASING THE ANNUITY

We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of the annuity and/or acceptance of Purchase Payments. Certain of the current limitations, restrictions and standards are described below. We may change these limitations, restrictions and standards in the future.

Initial Purchase Payment: An initial Purchase Payment is considered the first Purchase Payment received by us in Good Order and in an amount sufficient to issue your Annuity. This is the payment that issues your Annuity. All subsequent Purchase Payments allocated to the Annuity will be considered Additional Purchase Payments. Unless we agree otherwise and subject to our rules, you must make a minimum initial Purchase Payment as follows: $1,000 for the B Series and $10,000 for the L Series and C Series. However, if you decide to make payments under a systematic investment or an electronic funds transfer program, we may accept a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent Purchase Payments plus your initial Purchase Payment total the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equals $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments with respect to this Annuity and all other annuities owned by the new Owner would equal or exceed that $1 million threshold. We may limit additional Purchase Payments under other circumstances, as explained in "Additional Purchase Payments," below.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Pruco Life. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Pruco Life by wiring funds through your Financial Professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer, an arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions. You can allocate Purchase Payments to one or more available Investment Options. A mandatory allocation to the Secure Value Account and investment restrictions will apply if you elect an optional living benefit.

Speculative Investing: Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships and endowments. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated Annuitant. You may name as Owner of the Annuity a grantor trust with one grantor only if the grantor is designated as the Annuitant. You may name as Owner of the Annuity, subject to state availability, a grantor trust with two grantors only if the oldest grantor is designated as the Annuitant. We will not issue Annuities to grantor trusts with more than two grantors and we will not permit co-grantors to be designated as either joint Annuitants during the Accumulation Period or Contingent Annuitants

Where the Annuity is owned by a grantor trust, the Annuity must be distributed within 5 years after the date of death of the first grantor's death under (S) 72(s) of the Code. If a non-Annuitant grantor predeceases the Annuitant, the Surrender Value will be payable. The Surrender Value will be payable to the trust and there is no Death Benefit provided under the Annuity except as otherwise described below. Between the date of death of the non-Annuitant grantor and the date that we distribute the Surrender Value, the Account Value is reduced by the Total Insurance Charge and subject to market fluctuations. If the Annuitant dies after the death of the first grantor, but prior to the distribution of the Surrender Value of the Annuity, then the Death Benefit amount will be payable as a lump sum to the Beneficiary(ies) as described in the "Death Benefits" section of this prospectus. See the "Death Benefits" section later in this prospectus for information on the amount payable if the Annuitant predeceases the non-Annuitant grantor.

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

Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Non-Qualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that may elect to use our Annuity as a funding vehicle.

Age Restrictions: Unless we agree otherwise and subject to our rules, in order to issue the Annuity we must receive the application, in good order, before the oldest of the Owner(s) and Annuitant(s) turns 86 years old. No additional Purchase Payments will be permitted after turning age 86 for any of the Annuities. If you purchase a Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. The availability and level of protection of certain optional living benefits may vary based on the age of the oldest Owner (or Annuitant, if entity-owned) on the Issue Date of the Annuity or the date of the Owner's death. In addition, the broker-dealer firm through which you are purchasing an Annuity may impose a younger maximum issue age than what is described above - check with the broker-dealer firm for details. The "Annuitant" refers to the natural person upon whose life annuity payments payable to the Owner are based.

Additional Purchase Payments: If allowed by applicable state law, currently you may make additional Purchase Payments, provided that the payment is at least $100 (we impose a $50 minimum for electronic funds transfer ("EFT") purchases). We may amend this Purchase Payment minimum, and/or limit the Investment Options to which you may direct Purchase Payments. You may make additional Purchase Payments, unless the Annuity is held as a Beneficiary Annuity, at any time before the earlier of the Annuity Date and (i) for Annuities that are not entity-owned, the oldest Owner's 86/th/ birthday or (ii) for entity-owned Annuities, the Annuitant's 86/th/ birthday. However, Purchase Payments are not permitted after the Account Value is reduced to zero.

Each additional Purchase Payment will be allocated to the Investment Options according to the instructions you provide with such Purchase Payment. You may not provide allocation instructions that apply to more than one additional Purchase Payment. Thus, if you have not provided allocation instructions with a particular additional Purchase Payment, we will allocate the Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value, such as the AST Investment Grade Bond Sub-account.

For Annuities that have one of the Highest Daily Lifetime Income v3.0 optional living benefits, we currently limit additional Purchase Payments made after the benefit has been in effect for one year (the "benefit anniversary") to $50,000 each benefit year. The benefit year begins on the date you elect an optional living benefit (which must be at the time of application or within 30 days of the date your Annuity is issued) and continues through and includes the day immediately preceding the first anniversary of the date you elected or re-elected the optional living benefit. Subsequent benefit years begin on the anniversary of the date you elected or re-elected an optional living benefit and continue through and include the day immediately preceding the next anniversary of the date you elected or re-elected the benefit.

Notwithstanding the $50,000 limit discussed above, we may further limit, suspend or reject any additional Purchase Payment at any time, but would do so only on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion (among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s));

..   if we are not then offering this benefit for new issues; or

..   if we are offering a modified version of this benefit for new issues.

If we further exercise our right to suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund the Highest Daily Lifetime Income v3.0 optional living benefit that you elected to the level you originally intended. This means that you may no longer be able to increase the values associated with your Highest Daily Lifetime Income v3.0 optional living benefit through additional Purchase Payments. This would also impact your ability to make annual contributions to certain qualified Annuities.

When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future. Please see "Optional Living Benefits" later in this prospectus for further information on additional Purchase Payments.

Depending on the tax status of your Annuity (e.g., if you own the Annuity through an IRA), there may be annual contribution limits dictated by applicable law. Please see "Tax Considerations" for additional information on these contribution limits.

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

If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your Annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

Additional Purchase Payments may also be limited if the total Purchase Payments under this Annuity and other annuities equals or exceeds $1,000,000, as described in more detail in "Initial Purchase Payment," above.

DESIGNATION OF OWNER, ANNUITANT AND BENEFICIARY

Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

       . Owner: Each Owner holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint Owners are required to act jointly; however, if both Owners instruct us in a written form that we find acceptable to allow one Owner to act independently on behalf of both Owners we will permit one Owner to do so. All information and documents that we are required to send you will be sent to the first named Owner. Co-ownership by entity Owners or an entity Owner and an individual is not permitted. Refer to the Glossary of Terms for a complete description of the term "Owner." Prior to Annuitization, there is no right of survivorship (other than any spousal continuance right that may be available to a surviving spouse).

       . Annuitant: The Annuitant is the person upon whose life we make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the Accumulation Period. In limited circumstances and where allowed by law, we may allow you to name one or more "Contingent Annuitants" with our prior approval. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the prospectus. For Beneficiary Annuities, instead of an Annuitant there is a "Key Life" which is used to determine the annual required distributions.

       . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary designation should be the exact name of your Beneficiary, not only a reference to the Beneficiary's relationship to you. If you use a class designation in lieu of designating individuals (e.g. "surviving children"), we will pay the class of Beneficiaries as determined at the time of your death and not the class of Beneficiaries that existed at the time the designation was made. If no Beneficiary is named, the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term "Successor" is used. If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner, unless you elect an alternative Beneficiary designation.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA, Beneficiary Annuity or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

"Beneficiary" Annuity

You may purchase an Annuity if you are a Beneficiary of an account that was owned by a decedent, subject to the following requirements. You may transfer the proceeds of the decedent's account into one of the Annuities described in this prospectus and receive distributions that are required by the tax laws. This transfer option is not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a "Beneficiary Continuation Option".

Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. You must take required distributions at least annually, which we will calculate based on the applicable life expectancy in the year of the decedent's death, using Table 1 in IRS Publication 590. We do not assess a CDSC (if applicable) on distributions from your Annuity if you are required by law to take such distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate and is paid out through a program of systematic withdrawals that we make available.

For IRAs and Roth IRAs, distributions must begin by December 31/st/ of the year following the year of the decedent's death. If you are the surviving spouse Beneficiary, distributions may be deferred until the decedent would have attained age 70 1/2. However, if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding

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the tax considerations applicable to Beneficiaries of an IRA or Roth IRA, see
"Required Distributions Upon Your Death for Qualified Annuity Contracts" in "Tax Considerations".

For nonqualified Annuities, distributions must begin within one year of the decedent's death. For additional information regarding the tax considerations applicable to Beneficiaries of a nonqualified Annuity see "Required Distributions Upon Your Death for Nonqualified Annuity Contracts" in "Tax Considerations".

You may take withdrawals in excess of your required distributions, however such withdrawals may be subject to the Contingent Deferred Sales Charge. Any withdrawals you take count toward the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.

The Annuity provides a basic Death Benefit upon death, and you may name "successors" who may either receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.

Please note the following additional limitations for a Beneficiary Annuity:

..   No additional Purchase Payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple assets or death benefits into a single contract as part of this Beneficiary Annuity.

..   You may not elect any optional living or death benefits.

..   You may not annuitize the Annuity; no annuity options are available.

..   You may participate only in the following programs: Auto-Rebalancing,
    Dollar Cost Averaging (but not the 6 or 12 Month DCA Program), or systematic withdrawals.

..   You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A Beneficiary Annuity may not be co-owned.

..   If the Annuity is funded by means of transfer from another Beneficiary
    Annuity with another company, we require that the sending company or the beneficial Owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another Beneficiary Annuity where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

..   The beneficial Owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA Owner; and
    (3) the Beneficiaries of the trust who are Beneficiaries with respect to the trust's interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust may be required to provide us with a list of all Beneficiaries to the trust (including contingent and remainder Beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30th of the year following the year of death of the IRA or Roth IRA Owner, or date of Annuity application if later. The trustee may also be required to provide a copy of the trust document upon request. If the beneficial Owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor who is named as the Annuitant. If the beneficial Owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest Beneficiary under the trust.

..   If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a Beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

..   If you are transferring proceeds as Beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first or next required distribution. If, for any reason, your transfer request impedes our ability to complete your required distribution by the required date, we will be unable to accept your transfer request.

RIGHT TO CANCEL

You may cancel (or "Free Look") your Annuity for a refund by notifying us in Good Order or by returning the Annuity to our Service Office or to the representative who sold it to you within 10 days after you receive it (or such other period as may be required by applicable law). The Annuity can be mailed or delivered either to us, at our Service Office, or to the representative who sold it to you. Return of the Annuity by mail is effective on being postmarked, properly addressed and postage prepaid.

Subject to applicable law, the amount of the refund will equal the Account Value as of the Valuation Day we receive the returned Annuity at our Service Office or the cancellation request in Good Order, plus any fees or tax charges deducted from the Purchase Payment upon allocation to the Annuity or imposed under the Annuity, less any applicable federal and state income tax withholding. However, where we are required by applicable law to return Purchase Payments, we will

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return the greater of Account Value and Purchase Payments. If you had Account
Value allocated to any MVA Option upon your exercise of the Free Look, we will, to the extent allowed by applicable state law, calculate any applicable MVA with a zero "Liquidity Factor". See "Market Value Adjustment Options."

SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity, unless the Annuity is held as a Beneficiary Annuity. Investment restrictions will apply if you elect optional living benefits. No additional Purchase Payments are permitted if you have elected the Beneficiary Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or terminated the ability of Owners to submit additional Purchase Payments.

SALARY REDUCTION PROGRAMS

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are not directed to the MVA Options.

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                             MANAGING YOUR ANNUITY

CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS

In general, you may change the Owner, Annuitant and Beneficiary designations by sending us a request in Good Order, which will be effective upon receipt at our Service Office. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. As of the Valuation Day we receive an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new Owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Any change we accept is subject to any transactions processed by us before we receive the notice of change at our Service Office. Some of the changes we will not accept include, but are not limited to:

..   a new Owner subsequent to the death of the Owner or the first of any co-Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

..   a new Annuitant subsequent to the Annuity Date if the annuity option includes a life contingency;

..   a new Annuitant prior to the Annuity Date if the Owner is an entity;

..   a new Owner such that the new Owner is older than the age for which we would then issue the Annuity as of the effective date of such change, unless the change of Owner is the result of spousal continuation;

..   any permissible designation change if the change request is received at our
    Service Office after the Annuity Date;

..   a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, or grantor trusts with more than two grantors; and

..   a new Annuitant for an Annuity issued to a grantor trust where the new
    Annuitant is not the oldest grantor of the trust.

In general and to the extent permitted by state law, you may change the Owner, Annuitant and Beneficiary designations as indicated above, and also may assign the Annuity. We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the Annuitant or Contingent Annuitant. We accept assignments of nonqualified Annuities only.

We reserve the right to reject any proposed change of Owner, Annuitant or Beneficiary, as well as any proposed assignment of the Annuity.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

..   a company(ies) that issues or manages viatical or structured settlements;

..   an institutional investment company;

..   an Owner with no insurable relationship to the Annuitant or Contingent
    Annuitant (a "Stranger-Owned Annuity" or "STOA"); or

..   a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

We will implement this right on a non-discriminatory basis and to the extent allowed by state law, but are not obligated to process your request within any particular timeframe. There are restrictions on designation changes when you have elected certain optional living benefits.

Death Benefit Suspension Upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See "Death Benefits" later in this prospectus for additional details.

Spousal Designations

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner unless you designate a different Beneficiary. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the Owner and the non-Owner ex-spouses. The non-Owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for the division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the "Code") are now available to a same sex spouse.

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On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal law (for example, a tax free rollover).

Please see "Tax Considerations" for more information. Please consult with your tax or legal adviser for more information.

Contingent Annuitant

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account").

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. See "Spousal Continuation of Annuity" in "Death Benefits" for more information about how the Annuity can be continued by a Custodial Account, including the amount of the Death Benefit.

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                          MANAGING YOUR ACCOUNT VALUE

There are several programs we administer to help you manage your Account Value. We describe our current programs in this section.

DOLLAR COST AVERAGING PROGRAMS

We offer Dollar Cost Averaging Programs during the Accumulation Period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one Sub-account to one or more other Sub-accounts. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from your Sub-accounts (if you make no selection, we will effect transfers on a monthly basis). In addition, you may elect the 6 or 12 Month DCA Program described below.

There is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market.

6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM")

The 6 or 12 Month DCA Program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. The 6 or 12 Month DCA Program may not be available in all states or with certain benefits or programs. Currently, the DCA MVA Options are not available in the States of Illinois, Iowa and Oregon.

Criteria for Participating in the Program

..   If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not electively allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

..   You may only allocate Purchase Payments to the DCA MVA Options. You may not
    transfer Account Value into this program. To institute a program, you must allocate at least $2,000 to the DCA MVA Options.

..   As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether you want 6 or 12 monthly transfers under the program. We then set the monthly transfer amount, by dividing the Purchase Payment you have allocated to the DCA MVA Options by the number of months. For example, if you allocated $6,000, and selected a 6 month DCA Program, we would transfer $1,000 each month (with the interest earned added to the last payment). We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA MVA Options is reduced. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA MVA Option (including any interest) by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA MVA Option on the next scheduled transfer and terminate the program.

..   We impose no fee for your participation in the 6 or 12 Month DCA Program.

..   You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA MVA Options according to your instructions, subject to any applicable MVA. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA MVA Options on a pro rata basis to the Sub-accounts in which you are invested currently, excluding any Sub-accounts to which you are not permitted to choose to allocate or transfer Account Value. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account, unless restricted due to benefit election.

..   We credit interest to amounts held within the DCA MVA Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA MVA Option has been transferred out; (b) the date the entire amount in the DCA MVA Option is withdrawn; (c) the date as of which any Death Benefit payable is determined, unless the Annuity is continued by a spouse Beneficiary (in which case we continue to credit interest under the program); or (d) the Annuity Date.

..   The interest rate earned in a DCA MVA Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new Purchase Payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the dollar amount of interest you receive will decrease as amounts are systematically transferred from the DCA MVA Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

Details Regarding Program Transfers

..   Transfers made under this program are not subject to any MVA.

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..   Any partial withdrawals, transfers, or fees deducted from the DCA MVA
    Options will reduce the amount in the DCA MVA Options. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA MVA Options associated with that program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program.

..   6 or 12 Month DCA transfers will begin on the date the DCA MVA Option is established (unless modified to comply with state law) and on each month following until the entire principal amount plus earnings is transferred. We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

..   The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the program.

..   If you do not have an optional living benefit, we will make transfers under the 6 or 12 month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you have any optional living benefit, we will allocate amounts transferred out of the DCA MVA Options to the Sub-accounts that you specified upon your election of the 6 or 12 Month DCA Program, provided those instructions comply with the allocation requirements for the optional living benefit. No portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account used with the optional living benefit (although the DCA MVA Option is treated as a "Permitted
    Sub-account" for purposes of transfers made by any predetermined mathematical formula associated with the optional living benefit).

..   If you are participating in an optional living benefit and also are participating in the 6 or 12 Month DCA Program, and the predetermined mathematical formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be transferred from the DCA MVA Options associated with the 6 or 12 Month DCA Program. Amounts transferred from the DCA MVA Options under the formula will be taken on a last-in, first-out basis, without the imposition of any MVA.

..   If you are participating in one of our automated withdrawal programs (e.g., systematic withdrawals), we may include within that withdrawal program amounts held within the DCA MVA Options. If you have elected any optional living benefit, any withdrawals will be taken on a pro rata basis from your Sub-accounts and the DCA MVA Options. Such withdrawals will be assessed any applicable MVA.

AUTOMATIC REBALANCING PROGRAMS

During the Accumulation Period, we offer Automatic Rebalancing among the Sub-accounts you choose. The "Accumulation Period" refers to the period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you choose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. You may make additional transfers; however, the Automatic Rebalancing program will not reflect such transfers unless we receive instructions from you indicating that you would like to adjust the Automatic Rebalancing program. There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a systematic withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you have an optional living benefit that makes transfers under a predetermined mathematical formula, and you have elected Automatic Rebalancing, you should be aware that: (a) the AST Investment Grade Bond Sub-account used as part of the predetermined mathematical formula will not be included as part of Automatic Rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing program. You should also be aware that because of the mandatory allocation to the Secure Value Account, only the portion of your Account Value allocated to the Permitted Sub-accounts will be included as part of Automatic Rebalancing.

FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS

Unless you direct us otherwise, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving Investment Options. If your Financial Professional has this authority, we deem that all such transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. You will receive a confirmation of any financial transaction involving the

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purchase or sale of Units of your Annuity. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these authorizations at any time. In addition, we may restrict the Investment Options available for transfers or allocation of Purchase Payments by such Financial Professional. We will notify you and your Financial Professional if we implement any such restrictions or prohibitions.

Please Note: Contracts managed by your Financial Professional also are subject to the restrictions on transfers between Investment Options that are discussed in the section below entitled "Restrictions on Transfers Between Investment Options." We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com). Limitations that we may impose on your Financial Professional under the terms of an administrative agreement (e.g., a custodial agreement) do not apply to financial transactions requested by an Owner on his or her own behalf, except as otherwise described in this prospectus.

RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS

During the Accumulation Period you may transfer Account Value between Investment Options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. We do not currently require a minimum amount in each Sub-account you allocate Account Value to at the time of any allocation or transfer. Although we do not currently impose a minimum transfer amount, we reserve the right to require that any transfer be at least $50.

Transfers under this Annuity consist of those you initiate or those made under a systematic program, such as the 6 or 12 Month DCA Program, another dollar cost averaging program, an asset rebalancing program, or pursuant to a mathematical formula required as part of an optional living benefit (e.g., Highest Daily Lifetime Income v3.0). The transfer restrictions discussed in this section apply only to transfers that you initiate, not any transfers under a program or the mathematical formula.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in Good Order. We do not view a facsimile transmission or other electronic transmission as a "writing." For purposes of this 20 transfer limit, we will treat multiple transfer requests submitted on the same Valuation Day as a single transfer and will not count any transfer that: (i) solely involves the Sub-account corresponding to the AST Money Market Sub-account or an MVA Option;
(ii) involves one of our systematic programs, such as automated withdrawals; or
(iii) occurs to or from the Secure Value Account due to the election, termination or re-election of an optional living benefit.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by its Portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

..   With respect to each Sub-account (other than the AST Money Market
    Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as auto-rebalancing or under a predetermined mathematical formula used with an optional living benefit;
    (ii) do not count any transfer that solely involves the AST Money Market Sub-account, the Secure Value Account or an MVA Option; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

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..   We reserve the right to effect transfers on a delayed basis for all
    Annuities in accordance with our rules regarding frequent transfers. That is, we may price a transfer involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the transfer request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are owners of different variable annuity contracts that are funded through the same Separate Account that may not be subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than Annuity Owners who are subject to such limitations. Finally, there are owners of other variable annuity contracts or variable life contracts that are issued by Pruco Life as well as other insurance companies that have the same underlying Portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying Portfolio (e.g., greater Portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional are subject to the restrictions on transfers between Investment Options that are discussed above, if the Financial Professional manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying Portfolio's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional) and will not waive a transfer restriction for any Owner.

Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity. The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract Owners (including an Annuity Owner's TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific Owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus Annuity Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short-term trading fee (also referred to as "redemption fee") in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short-term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

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                            ACCESS TO ACCOUNT VALUE

TYPES OF DISTRIBUTIONS AVAILABLE TO YOU

During the Accumulation Period you can access your Account Value through partial withdrawals, systematic withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional living benefits and may impose an MVA. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently as permitted, partial withdrawals are taken pro rata (i.e. "pro rata" meaning that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value). Each of these types of distributions is described more fully below.

If you have an optional living benefit and you take a withdrawal deemed to be Excess Income that brings your Unadjusted Account Value to zero, both the benefit and the Annuity itself will terminate. See "Optional Living Benefits" later in this prospectus for more information.

TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES

Prior to Annuitization

For federal income tax purposes, a distribution prior to Annuitization is deemed to come first from any "gain" in your Annuity and second as a return of your "cost basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax adviser for advice before requesting a distribution.

During the Annuitization Period

During the Annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any cost basis you have in your Annuity. Once the cost basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The cost basis in your Annuity may be based on the cost basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See "Tax Considerations" for information about qualified Annuities and for additional information about nonqualified Annuities.

FREE WITHDRAWAL AMOUNTS

You can make a full or partial withdrawal from any of the Annuities during the Accumulation Period, although a CDSC, MVA, and tax consequences may apply. There is no CDSC with respect to the C Series. A CDSC may apply to the B Series and L Series, but each Annuity offers a "Free Withdrawal" amount that applies only to partial withdrawals. The Free Withdrawal amount is the amount that can be withdrawn from your Annuity each Annuity Year without the application of any CDSC. The Free Withdrawal amount during each Annuity Year is equal to 10% of all Purchase Payments that are currently subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year. With respect to the C Series, because any withdrawal is free of a CDSC, the concept of "Free Withdrawal" is not applicable.

       . The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity.

       . You can also make partial withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

Example. This example assumes that no withdrawals have previously been taken.

On January 3/rd/, to purchase your B Series Annuity, you make an initial Purchase Payment of $20,000.

On January 3/rd/ of the following calendar year, you make a subsequent Purchase Payment to your B Series Annuity of $10,000.

       . Because in Annuity Year 1 your initial Purchase Payment of $20,000 is still within the CDSC schedule (see "Annuity Owner Transaction Expenses"), your Free Withdrawal amount in Annuity Year 1 equals $20,000 X 0.10, or $2,000.

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

       . Because in Annuity Year 2 both your initial Purchase Payment of $20,000 and your subsequent Purchase Payment of $10,000 are still within the CDSC schedule (see "Annuity Owner Transaction Expenses"), your Free Withdrawal amount in Annuity Year 2 equals $20,000 X 0.10, plus $10,000 X 0.10, or $2,000 + $1,000 for a total of $3,000.

To determine if a CDSC applies to partial withdrawals, we first determine if you have previously withdrawn all Purchase Payments. If so, no CDSC applies. If you have not previously withdrawn all Purchase Payments, we:

       1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

       2. Next determine what, if any, remaining amounts are in excess of the Free Withdrawal amount. These amounts will be treated as withdrawals of Purchase Payments, as described in "Fees, Charges and Deductions - Contingent Deferred Sales Charge ("CDSC")" earlier in this prospectus. These amounts may be subject to the CDSC. Purchase Payments are withdrawn on a first-in, first-out basis.

       3. Withdraw any remaining amounts from any other Account Value (including gains). These amounts are not subject to the CDSC.

Your withdrawal will include the amount of any applicable CDSC. Generally, you can request a partial withdrawal as either a "gross" or "net" withdrawal. In a "gross" withdrawal, you request a specific withdrawal amount, with the understanding that the amount you actually receive is reduced by any applicable CDSC or tax withholding. Therefore, you may receive less than the dollar amount you specify. In a "net" withdrawal, you request a withdrawal for an exact dollar amount, with the understanding that any applicable deduction for CDSC or tax withholding is taken from your remaining Unadjusted Account Value. Therefore, a larger amount may be deducted from your Unadjusted Account Value than the amount you specify. No matter how you specify the withdrawal, any MVA will not be applied to the amount you receive, but instead will be applied to your Unadjusted Account Value. If you do not provide instruction on how you want the withdrawal processed, we will process the withdrawal as a gross withdrawal.

We will deduct the partial withdrawal from your Unadjusted Account Value, which includes the Secure Value Account, in accordance with your instructions, although if you have an optional living benefit, your withdrawal must be taken pro rata from each of your Investment Options and the Secure Value Account. For purposes of calculating the applicable portion to deduct from the MVA Options, the Unadjusted Account Value in all your MVA Options is deemed to be in one Investment Option. If you provide no instructions, then: (a) we will take the withdrawal from your Sub-accounts, the Secure Value Account and MVA Options in the same proportion that each represents to your total Unadjusted Account
Value; (b) with respect to MVA Options with different amounts of time remaining until maturity, we take the withdrawal from the MVA Option with the shortest remaining duration, followed by the MVA Option with the next-shortest remaining duration (if needed to satisfy the withdrawal request) and so forth; (c) with respect to multiple MVA Options that have the same duration remaining until maturity, we take the withdrawal first from the MVA Option with the shortest overall Guarantee Period and (d) with respect to multiple MVA Options that have both the same Guarantee Period length and duration remaining until the end of the Guarantee Period, we take the withdrawal pro rata from each such MVA Option.

Please be aware that although a given partial withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under one of the Highest Daily Lifetime Income v3.0 benefits. In that scenario, the partial withdrawal would be deemed "Excess Income" - thereby reducing your Annual Income Amount for future years. For example, if the Annual Income Amount under Highest Daily Lifetime Income v3.0 were $2,000 and a $2,500 withdrawal that qualified as a free withdrawal were made, the withdrawal would be deemed Excess Income, in the amount of $500.

SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD

Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select. This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Internal Revenue Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

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

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you have not elected an optional living benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your "designated Investment Options"). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. "Pro rata" means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

If you have certain optional living benefits that guarantee Lifetime Withdrawals (e.g., Highest Daily Lifetime Income v3.0) and elect, or have elected, to receive Lifetime Withdrawals using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

       . Systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options and the Secure Value Account at the time we process each withdrawal.

       . If you either have an existing or establish a new systematic withdrawal program for an amount less than, or equal to, your Annual Income Amount and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

       . If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your Annual Income Amount available in future Annuity Years. A combination of partial withdrawals and systematic withdrawals for an amount greater than your Annual Income Amount will further increase the impact on your future Annual Income Amount.

       . For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see "Optional Living Benefits" later in this prospectus.

       . If you are taking your entire Annual Income Amount through the systematic withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(t)/72(q) OF THE INTERNAL REVENUE CODE

If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments." For Annuities issued as nonqualified annuities, the Code may provide a similar exemption from penalty under Section 72(q) of the Code. Systematic withdrawals under Sections 72(t)/72(q) may be subject to a CDSC (except that no CDSC applies to the C Series) and/or an MVA. To request a program that complies with Sections 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. There is no minimum Surrender Value we require to allow you to begin a program for withdrawals under Sections 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

Please note that if a withdrawal under Sections 72(t) or 72(q) was scheduled to be effected between the last Valuation Day prior to December 25/th/ and December 31/st/ of a given year, then we will implement the withdrawal on the last Valuation Day prior to December 25/th/ of that year.

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions are a type of systematic withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make systematic withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC (if applicable) or an MVA on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the Required Minimum Distribution and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) or an MVA may be assessed on that

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

portion of a systematic withdrawal that is taken to satisfy the Required Minimum Distribution rules in relation to other savings or investment plans under other qualified retirement plans.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to systematic withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution rules under the Code. Please see "Optional Living Benefits" for further information relating to Required Minimum Distributions if you own an optional living benefit.

In any year in which the requirement to take Required Minimum Distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a Required Minimum Distribution if not for the suspension as eligible for treatment as described herein.

Please note that if a Required Minimum Distribution was scheduled to be effected between the last Valuation Day prior to December 25/th/ and December 31/st/ of a given year, then we will implement the Required Minimum Distribution on the last Valuation Day prior to December 25/th/ of that year.

No withdrawal taken as a Required Minimum Distribution for your Annuity under a program that we administer is subject to an MVA.

See "Tax Considerations" for a further discussion of Required Minimum Distributions. For the impact of Required Minimum Distributions on optional living benefits and Excess Income, see "Optional Living Benefits - Highest Daily Lifetime Income v3.0 Benefit - Required Minimum Distributions."

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                                  SURRENDERS

SURRENDER VALUE

During the Accumulation Period, you can surrender your Annuity at any time, and you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity. Your Surrender Value is equal to the Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any applicable optional living benefit charge and any Annual Maintenance Fee.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $2,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take a Non-Lifetime Withdrawal (see "Optional Living Benefits - Non-Lifetime Withdrawal Feature") that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. See "Annuity Options" later in this prospectus for information on the impact of the minimum Surrender Value at annuitization.

MEDICALLY-RELATED SURRENDERS

Where permitted by law, you may request to surrender all or part of your B Series or L Series Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below (a "Medically-Related Surrender"). The requirements of such a surrender and waiver may vary by state. The CDSC and this waiver are not applicable to the C Series.

If you request a full surrender, the amount payable will be your Account Value as of the date we receive, in Good Order, your request to surrender your Annuity. Any applicable MVA will apply to a Medically-Related Surrender. Although a CDSC will not apply to qualifying Medically-Related Surrenders, please be aware that a withdrawal from the Annuity before you have reached age 59 1/2 may be subject to a 10% tax penalty and other tax consequences - see "Tax Considerations" later in this prospectus.

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

       . If the Owner is an entity, the Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a Medically-Related Surrender;

       . If the Owner is an entity, the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

       . If the Owner is one or more natural persons, all such Owners must also be alive at such time;

       . We must receive satisfactory proof of the Owner's (or the Annuitant's if entity-owned) confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

       .  no additional Purchase Payments can be made to the Annuity.

We reserve the right to impose a maximum amount of a Medically-Related Surrender (equal to $500,000), but we do not currently impose that maximum. That is, if the amount of a partial medically-related withdrawal request, when added to the aggregate amount of Medically-Related Surrenders you have taken previously under this Annuity and any other annuities we and/or our affiliates have issued to you exceeds that maximum amount, we reserve the right to treat the amount exceeding that maximum as not an eligible Medically-Related Surrender. A "Contingency Event" occurs if the Owner (or Annuitant if entity-owned) is:

       . first confined in a "Medical Care Facility" after the Issue Date and while the Annuity is in force, remains confined for at least 90 consecutive days, and remains confined on the date we receive the Medically-Related Surrender request at our Service Office; or

       . first diagnosed as having a "Fatal Illness" after the Issue Date and while the Annuity is in force. We may require a second or third opinion by a licensed physician chosen by us regarding a diagnosis of Fatal Illness. We will pay for any such second or third opinion.

"Fatal Illness" means a condition (a) diagnosed by a licensed physician; and
(b) that is expected to result in death within 24 months after the diagnosis in 80% of the cases diagnosed with the condition. "Medical Care Facility" means a facility operated and licensed pursuant to the laws of any United States jurisdiction providing medically necessary in-patient care, which is
(a) prescribed by a licensed physician in writing; (b) recognized as a general hospital or long-term care facility by the proper authority of the United States jurisdiction in which it is located; (c) recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; and
(d) certified as a hospital or long-term care facility; OR (e) a nursing home licensed by the United States jurisdiction in which it is located and offers the services of a Registered Nurse (RN) or Licensed Practical Nurse (LPN) 24 hours a day that maintains control of all prescribed medications dispensed and daily medical records. This waiver is not currently available in California and Massachusetts.

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                                ANNUITY OPTIONS

Annuitization involves converting your Unadjusted Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit, if any, is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit). We currently make annuity options available that provide fixed annuity payments. Fixed annuity payments provide the same amount with each payment. Please refer to the "Optional Living Benefits"
section in this prospectus for a description of annuity options that are available when you elect one of the optional living benefits. You must annuitize your entire Unadjusted Account Value; partial annuitizations are not allowed.

You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95/th/ birthday of the oldest of any Owner and Annuitant whichever occurs first ("Latest Annuity Date") and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. If a CDSC is still remaining on your Annuity, any period certain must be at least 10 years (or the maximum period certain available, if life expectancy is less than 10 years). You may change your choices before the Annuity Date.

If needed, we will require proof in Good Order of the Annuitant's age before commencing annuity payments. Likewise, we may require proof in Good Order that an Annuitant is still alive, as a condition of our making additional annuity payments while the Annuitant lives. We will seek to recover any life income annuity payments that we made after the death of the Annuitant.

If the initial annuity payment would be less than $100, we will not allow you to annuitize (except as otherwise specified by applicable law). Instead, we will pay you your current Unadjusted Account Value in a lump sum and terminate your Annuity. Similarly, we reserve the right to pay your Unadjusted Account Value in a lump sum, rather than allow you to annuitize, if the Surrender Value of your Annuity is less than $2,000 on the Annuity Date.

Once annuity payments begin, you no longer receive benefits under any optional living benefit (unless you have annuitized under that benefit) or the Death Benefits described below.

Certain of these annuity options may be available as "settlement options" to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note that you may not annuitize within the first three Annuity Years (except as otherwise specified by applicable law).

For Beneficiary Annuities, no annuity payments are available and all references to Annuity Date are not applicable.

Option 1

Annuity Payments for a Period Certain: Under this option, we will make equal payments for the period chosen (the "period certain"), up to 25 years (but not to exceed the life expectancy of the Annuitant at the time the Annuity Option becomes effective, as computed under applicable IRS tables). The annuity payments may be made monthly, quarterly, semiannually, or annually, as you choose, for the fixed period. If the Owner dies during the income phase, payments will continue to any surviving Owner, or if there is no surviving Owner, the named Beneficiary or your estate if no Beneficiary is named for the remainder of the period certain.

Option 2

Life Income Annuity Option with a Period Certain: Under this option, income is payable monthly, quarterly, semiannually, or annually for the period certain, subject to our then current rules, and thereafter until the death of the Annuitant. Should the Owner or Annuitant die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or your estate if no Beneficiary is named, until the end of the period certain. If an annuity option is not selected by the Annuity Date, this is the option we will automatically select for you. We will use a period certain of 10 years, or a shorter duration if the Annuitant's life expectancy at the time the Annuity Option becomes effective, as computed under applicable IRS tables, is less than 10 years. If in this instance the duration of the period certain is prohibited by applicable law, then we will pay you a lump sum in lieu of this option.

Other Annuity Options We May Make Available

At the Annuity Date, we may make available other annuity options not described above. The additional options we currently offer are:

..   Life Annuity Option. We currently make available an annuity option that makes payments for the life of the Annuitant. Under that option, income is payable monthly, quarterly, semiannually, or annually, as you choose, until the death of the

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   Annuitant. No additional annuity payments are made after the death of the
   Annuitant. No minimum number of payments is guaranteed. It is possible that only one payment will be payable if the death of the Annuitant occurs before the date the second payment was due, and no other payments nor death benefits would be payable.

..   Joint Life Annuity Option. Under the joint lives option, income is payable monthly, quarterly, semiannually, or annually, as you choose, during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of the second Annuitant. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Annuitants occurs before the date the second payment was due, and no other payments or death benefits would be payable.

..   Joint Life Annuity Option With a Period Certain. Under this option, income is payable monthly, quarterly, semiannually, or annually for the number of years selected (the "period certain"), subject to our current rules, and thereafter during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of the second Annuitant. If the Annuitants' joint life expectancy is less than the period certain, we will institute a shorter period certain, determined according to applicable IRS tables. Should the two Annuitants die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or to your estate if no Beneficiary is named, until the end of the period certain.

We reserve the right to cease offering any of these Other Annuity Options. If we do so, we will amend this prospectus to reflect the change. We reserve the right to make available other annuity or settlement options.

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                           OPTIONAL LIVING BENEFITS

Overview

Pruco Life offers different optional living benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional living benefits are not available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional living benefits, the additional cost has the impact of reducing net performance of the Investment Options. Each optional living benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of these optional living benefits for new elections at any time.

The Highest Daily Lifetime Income v3.0 benefits are "Guaranteed Lifetime Withdrawal Benefits." These benefits are designed for someone who wants a guaranteed lifetime income stream through withdrawals over time, rather than by annuitizing. Please note that there is a Latest Annuity Date under your Annuity, by which date annuity payments must commence even if you are taking withdrawals under an optional living benefit.

We currently offer the Highest Daily Lifetime Income v3.0 benefits listed below (collectively "Highest Daily v3.0 Benefits").

Benefit                                                                                  Description
-------                                                        -----------------------------------------------------------------
Highest Daily Lifetime Income v3.0                             Provides a guaranteed lifetime income stream through
                                                               withdrawals during the life of the Annuitant.
Spousal Highest Daily Lifetime Income v3.0                     Provides a guaranteed lifetime income stream through
                                                               withdrawals during the lives of the Annuitant and his or her spouse.
Highest Daily Lifetime Income v3.0 with Highest Daily          Provides a guaranteed lifetime income stream through
  Death Benefit                                                withdrawals during the life of the Annuitant and a death benefit that locks in gains in your Account Value.
Spousal Highest Daily Lifetime Income v3.0 with Highest Daily  Provides a guaranteed lifetime income stream through
  Death Benefit                                                withdrawals during the lives of the Annuitant and his or her spouse, as well as a death benefit that locks in gains in your
                                                               Account Value.

Please see the benefit descriptions that follow for a complete explanation of the terms, conditions and limitations of each optional living benefit. All benefits may not be available in all states. Please see Appendix C for Special Contract Provisions for Annuities Issued in Certain States.

To make this Prospectus easier to read, we sometimes use different labels than are used in the Annuity. This is illustrated below. Although we use different labels, they have the same meaning in this prospectus as in the Annuity. You should also note that the label "Investment Options" as used in the Annuity includes the Secure Value Account; however, as used in this prospectus "Investment Options" does not include the Secure Value Account.

   Annuity                                       Prospectus
   -------                      ---------------------------------------------
   GA Fixed Account             Secure Value Account
   Transfer Account             AST Investment Grade Bond Sub-account ("Bond
                                sub-account")
   Annual Income Percentage     Withdrawal Percentage
   Required Investment Options  Permitted Sub-accounts

Electing An Optional Living Benefit

You may elect any of the optional living benefits listed above only at the time you purchase the Annuity or within 30 days of the date your Annuity is issued for Annuities with applications signed on or after April 27, 2015. If you do not elect an optional living benefit at the time you purchase the Annuity or within 30 days of the date your Annuity is issued, you may not add one in the future. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. There is no guarantee that any benefit will be available for election at a later date. Also, if you elect an optional living benefit in the future, the Withdrawal Percentages and Roll-Up Rate applicable to your optional living benefit will be those in effect at the time you elect the optional living benefit, which may be different than the Withdrawal Percentages and Roll-Up Rate available at the time your Annuity is issued.

If you elect Highest Daily Lifetime Income v3.0 Benefit and later terminate it, you may be able to re-elect it, subject to our current rules and availability. See "Termination of Existing Optional Living Benefit and Election of a New Optional Living Benefit" for information pertaining to elections, termination and re-election of optional living benefits.

If you wish to elect an optional living benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts, the Secure Value Account and the DCA MVA Options (i.e., in direct proportion to the proportion that each bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income v3.0 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the "Code") are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" for more information.

Conditions of Electing An Optional Living Benefit

When you elect an optional living benefit, certain conditions apply. First, you are limited in the Sub-accounts to which you can allocate Account Value. Second, we will allocate a portion of your Account Value to the Secure Value Account. Last, we will apply a predetermined mathematical formula that may make transfers of your Account Value. These conditions are discussed briefly below.

Allocation of Account Value

As a condition of electing an optional living benefit, we limit the Investment Options to which you may allocate your Account Value (the "Permitted Sub-accounts"). If you elect an optional living benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued), we will require you to reallocate Account Value that is currently allocated to Sub-accounts other than the Permitted Sub-accounts to the Permitted Sub-accounts. Please see "Investment Options" earlier in this prospectus for a listing of the Permitted Sub-accounts. We reserve the right to terminate your optional living benefit if you allocate amounts to a Sub-account that is not permitted. Prior to terminating an optional living benefit, we will send you written notice and provide you with an opportunity to reallocate to the Permitted Sub-accounts.

We may change the Permitted Sub-accounts available with an optional living benefit. For more information, see "Other Important Considerations" in the benefit descriptions that follow.

The Secure Value Account

When you elect an optional living benefit at the time you purchase your Annuity, we allocate 10% of your initial Purchase Payment to the Secure Value Account. This means that 90% of your Purchase Payment will be allocated to the Permitted Sub-accounts. If you elect an optional living benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued), we will then allocate the same mandatory 10% of your Unadjusted Account Value to the Secure Value Account and 90% of your Unadjusted Account Value will remain allocated to the Permitted Sub-accounts. In addition, 10% of all additional Purchase Payments made while an optional living benefit is in effect will be allocated to the Secure Value Account. You cannot make transfers into or out of the Secure Value Account. The percentage of your overall Account Value in the Secure Value Account will change over time due to the performance of the Permitted Sub-accounts and interest credited to the Secure Value Account. When this happens, we will not rebalance your Account Value in order to maintain the 10% allocation to the Secure Value Account.

We credit a fixed rate of interest daily on the Account Value allocated to the Secure Value Account while the benefit is in effect (the "crediting rate"). We determine this rate not more frequently than once a year based on several factors, including the investment return of the assets underlying our general account. The crediting rate will initially be based on the current crediting rate we offer when you elect the optional living benefit. On each benefit anniversary, your crediting rate will equal the then current renewal rate. We will send you a confirmation that shows the renewal rate each year. The crediting rate will apply to all amounts allocated to the Secure Value Account, including 10% of any additional Purchase Payments you make, until the following benefit anniversary. The minimum crediting rate is shown in your Annuity as the "Minimum GA Fixed Account Rate" and will not be less than 0.50% for the first 10 benefit years, and 1.00% thereafter.

The Predetermined Mathematical Formula

Each optional living benefit also requires your participation in a predetermined mathematical formula that may transfer your Account Value between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account. For more information, see, "Overview of The Predetermined Mathematical Formula" under "Highest Daily Lifetime Income v3.0 Benefit" in the benefit descriptions that follow.

Impact of Optional Living Benefit Conditions

The optional living benefit investment requirements and the formula are designed to reduce the difference between your Account Value and our liability under the optional living benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. The investment requirements and the formula do not guarantee any reduction in risk or volatility or any increase in Account Value. In fact, the Permitted Sub-account investment requirements could mean that you miss appreciation opportunities in other Investment Options. The formula could mean that you miss opportunities for investment gains in your selected Sub-accounts while Account Value is allocated to the AST Investment Grade Bond Sub-account, and there is no guarantee that the AST Investment Grade Bond Sub-account will not lose value. These requirements, however, could also protect your Account Value from losses that may occur in other Investment Options.

The Secure Value Account reduces potential volatility of your Account Value and provides a fixed, guaranteed rate of return that is supported by our general account. This helps us manage the risks associated with offering optional living benefits. The required allocation to the Secure Value Account could mean that you miss opportunities for investment gains that would be possible if you were entirely invested in the Permitted Sub-accounts. The required allocation to the Secure Value Account, however, could also protect your Account Value from losses that may have otherwise occurred if your entire Account Value was allocated to the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account.

We are not providing you with investment advice through the use of these conditions. In addition, these conditions do not constitute an investment strategy that we are recommending to you.

Additional Purchase Payments

While Highest Daily Lifetime Income v3.0 is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time. We currently limit additional Purchase Payments received after the first anniversary of the benefit effective date to $50,000 in each benefit year.

Notwithstanding the $50,000 limit discussed above, we may further limit, suspend or reject any additional Purchase Payment at any time, but would only do so on a non-discriminatory basis. Circumstances where we may further limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion (among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s));

..   if we are not then offering this benefit for new issues; or

..   if we are offering a modified version of this benefit for new issues.

If we further exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Highest Daily Lifetime Income v3.0 Benefit to the level you originally intended. This means that your ability to increase the values associated with your Highest Daily Lifetime Income v3.0 Benefit through additional Purchase Payments may be limited or suspended. When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

Lifetime Withdrawals Under an Optional Living Benefit

The optional living benefits guarantee the ability to withdraw an annual amount each contract year (the "Annual Income Amount"), regardless of the performance of your Account Value. The Annual Income Amount is available until the death of the Annuitant (or the death of two spouses, if a spousal benefit is elected), subject to our rules regarding the timing and amount of withdrawals. The Annual Income Amount is initially equal to a percentage (the "Withdrawal Percentage") of a specific value (the "Protected Withdrawal Value") as discussed below.

Under any of the optional living benefits, withdrawals in excess of the Annual Income Amount, called "Excess Income," will impact the value of the benefit including a permanent reduction in future guaranteed amounts, as discussed in the benefit descriptions that follow.

Termination of Existing Optional Living Benefit and Election of a New Optional Living Benefit

If you elect an optional living benefit, you may not terminate the benefit prior to the first benefit anniversary. This means once you elect the benefit, you will be subject to the benefit charge and the conditions discussed earlier in this section for at least the first benefit year, unless you surrender the Annuity. After you terminate the benefit, you may elect one of the then currently available benefits, subject to availability of the benefit at that time and our then current rules. Currently, you must wait 90 days from the date you terminate your previous benefit (the "waiting period") before you can make a new benefit election. Please note that once you terminate an existing Highest Daily v3.0 Benefit, you lose the guarantees that you had accumulated under that benefit and will begin the new guarantees under the newly elected Highest Daily v3.0 Benefit based on your Unadjusted Account Value as of the date the new benefit becomes effective. Also, the Withdrawal Percentages and Roll-Up Rate applicable to the newly elected Highest Daily v3.0 Benefit may be different than those applicable to your terminated benefit. If you later decide to re-elect an optional living benefit, your Account Value must be allocated to the then Permitted Sub-accounts. The mandatory allocation to the Secure Value Account will also apply. We reserve the right to waive, change and/or further limit availability, waiting periods and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect may not provide the same guarantees and/or may be more expensive than the benefit you are terminating. In purchasing the Annuity and electing benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date. You and your Financial Professional should carefully consider whether terminating your existing Highest Daily v3.0 Benefit and electing a new Highest Daily v3.0 Benefit is appropriate for you.

Please refer to the benefit descriptions that follow for a complete explanation of the terms, conditions and limitations of each optional living benefit. You should consult with your Financial Professional to determine if any of these optional living benefits may be appropriate for you based on your financial needs. As is the case with optional living benefits in general, the fulfillment of our guarantee under these benefits is dependent on our claims-paying ability.

HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT

Highest Daily Lifetime Income v3.0 guarantees the ability to withdraw the "Annual Income Amount" regardless of the investment performance of your Unadjusted Account Value. The Annual Income Amount is available until the death of the Annuitant, subject to our rules regarding the timing and amount of withdrawals. The Annual Income Amount is initially equal to the Protected Withdrawal Value multiplied by the Withdrawal Percentage as discussed below. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. Withdrawals of Excess Income that reduce your Unadjusted Account Value to zero will terminate the Annuity and the optional living benefit. Withdrawals of Excess Income that do not reduce your Unadjusted Account Value to zero will reduce the Annual Income Amount in future Annuity Years on a proportional basis. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered "Lifetime Withdrawals" under the benefit. Withdrawals are taken first from your Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to withdrawals of Excess Income).

The income benefit under Highest Daily Lifetime Income v3.0 currently is based on a single "designated life" who is at least 50 years old on the benefit effective date. Highest Daily Lifetime Income v3.0 is not available if you elect any other optional living benefit.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Highest Daily Lifetime Income v3.0.

Please note that if you elect Highest Daily Lifetime Income v3.0, your Account Value is not guaranteed, can fluctuate and may lose value.

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income v3.0, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional living benefit.

Election of and Designations under the Benefit

For Highest Daily Lifetime Income v3.0, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 50 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income v3.0. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income v3.0, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our ownership guidelines. Please see Appendix C for Special Contact Provisions for Annuities Issued in Certain States.

Key Features and Examples

Descriptions and examples of the key features of the optional living benefit are set forth below. The examples are provided only to illustrate the calculation of various components of the optional living benefit. These examples do not reflect any of the fees and charges under the Annuity. As a result, these examples may not reflect the probable results of the benefit.

Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

Before you take your first Lifetime Withdrawal, your Protected Withdrawal Value is calculated using your "Periodic Value." Your Periodic Value is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value, as detailed below.

During the first 10 benefit years and before you take your first Lifetime Withdrawal, the Periodic Value is the greater of:

..   the Periodic Value for the immediately preceding business day (the "Prior
    Valuation Day") appreciated at the daily equivalent of the Roll-Up Rate during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day, plus the amount of any Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day (as described in "Non-Lifetime Withdrawal Feature" below); and

..   the Unadjusted Account Value on the Current Valuation Day.

Withdrawal Percentages and Roll-Up Rate

Withdrawal Percentages are used to calculate your Annual Income Amount at the time of your first Lifetime Withdrawal. Withdrawal Percentages are also applied to any additional Purchase Payments you make and used to determine whether any Highest Daily Auto Step-Up will occur (see "Highest Daily Auto Step-Up" later in this section).

The Roll-Up Rate is the guaranteed compounded rate of return credited to your Protected Withdrawal Value until the earlier of your first Lifetime Withdrawal and the 10/th/ benefit anniversary. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the Roll-Up Rate will no longer increase your Protected Withdrawal Value.

We declare the current Withdrawal Percentages and Roll-Up Rate that will apply to your Annuity. The current Withdrawal Percentages and Roll-Up Rate are set forth in the applicable Rate Sheet Prospectus Supplement that must accompany this prospectus. Once the Withdrawal Percentages and Roll-Up Rate for your Annuity are established, they will not change while the benefit is in effect. If you terminate and later re-elect the optional living benefit, the Withdrawal Percentages and Roll-Up Rate in effect at the time you re-elect the optional living benefit will apply to your new benefit.

Example of Calculating Your Periodic Value Before Your First Lifetime Withdrawal, On or Before the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) you purchase the Annuity and elect Highest Daily Lifetime Income v3.0 on February 10/th/; (2) the applicable Roll-Up Rate is 5%; (3) on February 13/th/, you make an additional Purchase Payment of $50,000, and
(4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                            Unadjusted
                        Date               Account Value
                        ----               -------------
                        February 10/th/      $150,000
                        February 11/th/      $149,500
                        February 12/th/      $150,500
                        February 13/th/ *    $200,150

* Includes the value of the additional Purchase Payment.

Periodic Value on February 10/th/                                                  $150,000
Periodic Value on February 11/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,000 x
     (1.05)/(1/365)/ =                                                             $150,020
(2)  Unadjusted Account Value =                                                    $149,500
Periodic Value on February 11/th/                                                  $150,020
Periodic Value on February 12/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day appreciated at
     the daily equivalent of 5% annually $150,020 x (1.05)/(1/365)/ =              $150,040
(2)  Unadjusted Account Value =                                                    $150,500
Periodic Value on February 12/th/                                                  $150,500
Periodic Value on February 13/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,500 x (1.05)/(1/365)/ = $150,520
     plus the Purchase Payment of $50,000 =                                        $200,520
(2)  Unadjusted Account Value =                                                    $200,150
Periodic Value on February 13/th/                                                  $200,520

After the first 10 benefit years but before you take your first Lifetime Withdrawal, the Roll-Up Rate will no longer increase your Periodic Value, and your Protected Withdrawal Value will be the greater of:

..   the Periodic Value for the Prior Valuation Day, plus the amount of any additional Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day; and

..   the Unadjusted Account Value on the Current Valuation Day.

Because the daily appreciation of the Roll-Up Rate ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Example of Calculating Your Periodic Value Before Your First Lifetime Withdrawal, After the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) the 10/th/ anniversary of the date you elected Highest Daily Lifetime Income v3.0 was February 10/th/; (2) on March 10/th/, your Periodic Value is $300,000; (3) on March 13/th/, you make an additional Purchase Payment of $25,000; and (4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                          Unadjusted
                         Date            Account Value
                         ----            -------------
                         March 11/th/      $299,500
                         March 12/th/      $300,750
                         March 13/th/ *    $325,400

* Includes the value of the additional Purchase Payment.

Periodic Value on March 10/th/                                             $300,000
Periodic Value on March 11/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day =           $300,000
(2) Unadjusted Account Value =                                             $299,500
Periodic Value on March 11/th/                                             $300,000
Periodic Value on March 12/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day =           $300,000
(2) Unadjusted Account Value =                                             $300,750
Periodic Value on March 12/th/                                             $300,750
Periodic Value on March 13/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day ($300,750)
     plus the Purchase Payment of $25,000 =                                $325,750
(2) Unadjusted Account Value =                                             $325,400
Periodic Value on March 13/th/                                             $325,750

After you take your first Lifetime Withdrawal, your Protected Withdrawal Value will be the greater of:

..   the Protected Withdrawal Value on the date of the first Lifetime
    Withdrawal, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals; and

..   the highest daily Unadjusted Account Value upon any step-up, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals (see "Highest Daily Auto Step-Up" later in this section).

Annual Income Amount

The Annual Income Amount is the annual amount of income for which you are eligible for life under Highest Daily Lifetime Income v3.0. The Annual Income Amount is equal to the applicable Withdrawal Percentage multiplied by the Protected Withdrawal Value at the time of the first Lifetime Withdrawal. The applicable Withdrawal Percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. For example, if your Protected Withdrawal Value is $300,000 and the applicable Withdrawal Percentage is 5%, your initial Annual Income Amount would be $15,000. The Annual Income Amount does not reduce in subsequent Annuity Years, unless you take a withdrawal of Excess Income as described below. Any additional Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income v3.0 and subsequent to the first Lifetime Withdrawal will immediately increase the then-existing Annual Income Amount by an amount equal to the additional Purchase Payment multiplied by the applicable Withdrawal Percentage based on the age of the Annuitant at the time of the first Lifetime Withdrawal.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Withdrawals and Highest Daily Lifetime Income v3.0

Highest Daily Lifetime Income v3.0 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. All withdrawals will be taken on a pro rata basis from all Investment Options and the Secure Value Account.

Under Highest Daily Lifetime Income v3.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income
Amount:

..   they will not reduce your Annual Income Amount in subsequent Annuity Years;

..   they will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year; and

..   you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

If cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be proportionately reduced (except with regard to certain Required Minimum Distributions as discussed in "Required Minimum Distributions" later in this section).

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income v3.0. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by the applicable Withdrawal Percentage which varies based on the age of the Annuitant on that Annuity Anniversary. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will repeat this process on each subsequent Annuity Anniversary. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new Withdrawal Percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on Valuation Days. Taking regular Lifetime Withdrawals makes it less likely that a Highest Daily Auto Step-up will occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income v3.0 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income v3.0 upon a step-up, we will notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the Optional Living Benefits table in "Summary of Contract Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income v3.0 or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is July 2/nd/,

..   Highest Daily Lifetime Income v3.0 is elected on July 2/nd/

..   The applicable Withdrawal Percentage is 5%.

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced in these examples fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28/th/, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including July 1/st/) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29/th/ and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount.)

Here is the calculation:

     Account Value before Lifetime withdrawal                  $118,000.00
     Amount of "non" Excess Income                             $  3,500.00
     Account Value immediately before Excess Income of $1,500  $114,500.00
     Excess Income amount                                      $  1,500.00
     Ratio ($1,500/$114,500 = 1.31%)                                  1.31%
     Annual Income Amount                                      $  6,000.00
     1.31% Reduction in Annual Income Amount                   $     78.60
     Annual Income Amount for future Annuity Years             $  5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the applicable Withdrawal Percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29/th/ reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30/th/, July 1/st/, and July 2/nd/ Valuation Dates occur after the Excess Income withdrawal on June 29/th/.

                               Highest Daily Value        Adjusted Annual
                Unadjusted   (adjusted for withdrawal Income Amount (5% of the
  Date*        Account Value and purchase payments)**   Highest Daily Value)
  -----        ------------- ------------------------ ------------------------
  June 28/th/   $238,000.00        $238,000.00               $11,900.00
  June 29/th/   $226,500.00        $228,009.60               $11,400.48
  June 30/th/   $226,800.00        $228,009.60               $11,400.48
  July 1/st/    $233,500.00        $233,500.00               $11,675.00
  July 2/nd/    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2/nd/. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of
   July 2/nd/ is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28/th/, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29/th/ to reflect the $10,000 withdrawal. The adjustments are determined as follows:

       . The Unadjusted Account Value of $238,000 on June 28/th/ is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

       . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

       . The adjusted June 29/th/ Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30/th/. At this time, we compare this amount to the Unadjusted Account Value on June 30/th/, $226,800. Since the June 29/th/ adjusted Highest Daily Value of $228,009.60 is greater than the June 30/th/ Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1/st/. The Unadjusted Account Value on July 1/st/, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

       . The July 1/st/ adjusted Highest Daily Value of $233,500 is also greater than the July 2/nd/ Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2/nd/.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2/nd/ and continuing through July 1/st/ of the following calendar year, will be stepped-up to $11,675.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income v3.0. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income v3.0. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income v3.0. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..   The Issue Date is December 3/rd/

..   Highest Daily Lifetime Income v3.0 is elected on December 3/rd/

..   The Unadjusted Account Value at benefit election was $105,000

..   No previous withdrawals have been taken under Highest Daily Lifetime
    Income v3.0

On October 3/rd/ the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3/rd/ and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income v3.0 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal amount                                          $ 15,000
      Divided by Account Value before withdrawal                 $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375

Required Minimum Distributions

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1/st/ in the year following the date you turn age 70 1/2 and by December 31/st/ for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the below rules are applied.

A "Calendar Year" runs from January 1/st/ to December 31/st/ of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..   the remaining Annual Income Amount for that Annuity Year; plus

..   the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

Example

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

 First Calendar Year       Annuity Year              Second Calendar Year
 01/01/2015 to 12/31/2015  06/01/2015 to 05/31/2016  01/01/2016 to 12/31/2016

Assume the following:

..   RMD Amount for Both Calendar Years = $6,000;

..   Annual Income Amount = $5,000; and

..   A withdrawal of $2,000 was taken on 07/01/2015 (during the First Calendar
    Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2016 and 05/31/2016 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..   The remaining Annual Income for that Annuity Year ($3,000); plus

..   The Second Calendar Year's RMD Amount minus the Annual Income Amount
    ($6,000 - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2016.

Other Important Information

..   If, in any Annuity Year, your RMD amount is less than your Annual Income
    Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

..   If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

..   If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

Benefits Under Highest Daily Lifetime Income v3.0

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime Income v3.0, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Highest Daily Lifetime Income v3.0 terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments are permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1) apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

       (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

       (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)  the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under Highest Daily Lifetime Income v3.0 are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you elect a systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income v3.0 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account), and the Secure Value Account and the DCA MVA Options. If you elect a systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals, and you will be using an optional living benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon.
    For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account or the Secure Value Account. A summary description of the AST Investment Grade Bond Sub-account appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Sub-account prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity. Also, transfers we make to or from the Secure Value Account due to the election, termination or re-election of an optional living benefit will not count toward the maximum number of free transfers.

..   Upon election of the benefit, we allocate 10% of your Unadjusted Account
    Value to the Secure Value Account. This means 90% of your Unadjusted Account Value will be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current owners of the benefit. Current Owners of the benefit will be able to maintain amounts previously allocated to those sub-accounts, but may not be permitted to transfer amounts or allocate new Purchase Payments to those sub-accounts.

..   If you elect this benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued) or terminate and later re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Highest Daily
    Lifetime Income v3.0 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

Charge for Highest Daily Lifetime Income v3.0

The current charge for Highest Daily Lifetime Income v3.0 is 1.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income v3.0 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.25% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account but we do not deduct the fee from the Secure Value Account or the DCA MVA Options. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income v3.0 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Termination of Your Highest Daily Lifetime Income v3.0 Benefit

You may not terminate Highest Daily Lifetime Income v3.0 prior to the first benefit anniversary (the calendar date on which you elected the optional living benefit, occurring each Annuity Year after the first benefit year). If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. For example, there is currently a waiting period of 90 days before you can re-elect a new benefit (except in the case of spousal assumption of a contract).

The benefit automatically terminates upon the first to occur of the following:

(i)    your termination of the benefit;

(ii)   your surrender of the Annuity;

(iii) your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount);

(iv) our receipt of Due Proof of Death of the Owner or Annuitant (for entity-owned annuities);

(v) both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

(vi) you allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value (subject to state law - please see Appendix C for Special Contract Provisions for Annuities Issued in Certain States);* or

(vii) you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations (subject to state law - please see Appendix C for Special Contract Provisions for Annuities Issued in Certain States).*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income v3.0, other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account and the Secure Value Account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If you are participating in an asset allocation program, amounts will be transferred in accordance with your instructions for that program.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income v3.0 terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed in "Election of and Designations under the Benefit" and "Termination of Your Highest Daily Lifetime Income v3.0" earlier in this benefit description. For surviving spouses, however, we are currently waiving the 90 day waiting period. We reserve the right to resume applying this requirement at any time.

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Highest Daily Lifetime Income v3.0 Conditions

Our goal is to seek a careful balance between providing value-added products, such as the Highest Daily Lifetime Income v3.0 benefits, while managing the risk to Pruco Life associated with offering these products. Three of the features that help us accomplish that balance are the Permitted Sub-accounts investment requirement, the mandatory allocation to the Secure Value Account and the predetermined mathematical formula that transfers Unadjusted Account Value between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account (referred to in this section as the "Bond Sub-account"). The Permitted Sub-accounts and predetermined mathematical formula are designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under the Highest Daily Lifetime Income v3.0 benefits. The Secure Value Account helps us manage the risks associated with offering optional living benefits by reducing potential volatility of your Account Value, while also providing a fixed, guaranteed rate of return. These features are not investment advice.

Permitted Sub-accounts

When you elect the benefit, we limit the Investment Options to which you may allocate your Account Value, as set forth in "Investment Options" earlier in the prospectus.

The Secure Value Account

When you elect Highest Daily Lifetime Income v3.0, we will transfer 10% of your Unadjusted Account Value to the Secure Value Account. You cannot transfer into, or out of, the Secure Value Account. The Secure Value Account will earn interest at a crediting rate that will be declared annually and reflected on the confirmation you will receive each year.

Overview of The Predetermined Mathematical Formula

The formula is described below and set forth in Appendix E.

The predetermined mathematical formula ("formula") monitors each individual contract each Valuation Day that the benefit is in effect on your Annuity, in order to help us manage guarantees through all market cycles. It helps manage the risk to us associated with these benefits, which is generally represented by the gap between your Unadjusted Account Value and the Protected Withdrawal Value. As the gap between these two values increases, the formula will determine if and how much money should be transferred into the Bond Sub-account. This movement is intended to reduce the equity risk we will bear in funding our obligation associated with these benefits. As the gap decreases (due to favorable performance of the Unadjusted Account Value), the formula then determines if and how much money should transfer back into the Permitted Sub-accounts. The use of the formula, combined with restrictions on the Sub-accounts you are allowed to invest in, and the mandatory allocation to the Secure Value Account lessens the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, thus reducing the likelihood that we will make any lifetime income payments under this benefit.

The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. We are not providing you with investment advice through the use of the formula. The formula does not constitute an investment strategy that we are recommending to you. The formula may limit the potential for your Account Value to grow.

Transfer Activity Under the Formula

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, over time, assuming none of the Unadjusted Account Value is allocated to the Bond Sub-account, the formula will allow for a greater decrease in the Unadjusted Account Value before a transfer to the Bond Sub-account is made.

It is important to understand that transfers within your Annuity are specific to the performance of your chosen investment options, interest credited to the Secure Value Account and the performance of the Bond Sub-account while Account Value is allocated to it, as well as how long the benefit has been owned. For example, two contracts purchased on the same day, but invested differently, will likely have different results, as would two contracts purchased on different days with the same investment options.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle, therefore producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Unadjusted Account Value and your Protected
    Withdrawal Value;

..   The amount of time the benefit has been in effect on your Annuity;

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..   The amount allocated to and the performance of the Permitted Sub-accounts, the Bond Sub-account and the Secure Value Account;

..   Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..   Any withdrawals you take from your Annuity (while the benefit is in effect).

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account.

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

The amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts are two of the variables in the formula. Therefore, the investment performance of each affects whether a transfer occurs for your Annuity. As the amounts allocated to either the Bond Sub-account or the Permitted Sub-accounts increase, the performance of those sub-accounts will have a greater impact on your Unadjusted Account Value and hence a greater impact on if (and how much of) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

How the Formula Operates

Generally, the formula, which is applied each Valuation Day, takes four steps in determining any applicable transfers within your Annuity.

(1) First, the formula starts by identifying the value of future income payments we expect to pay. We refer to that value as the "Target Value" or "L".

(2) Second, we subtract the sum of any amounts invested in the Bond Sub-account ("B") plus amounts in the Secure Value Account ("F") from the Target Value and divide that number by the amount invested in the Permitted Sub-Accounts ("V\\V\\ + V\\F\\"), where "V\\V\\" is the current Account Value of the elected Sub-accounts of the Annuity, and "V\\F\\" is the current Unadjusted Account Value of the DCA MVA Options of the Annuity. We refer to this resulting value as the "Target Ratio" or "R".

(3) Third, we compare the Target Ratio to designated thresholds and other rules described in greater detail below to determine if a transfer needs to occur.

(4) If a transfer needs to occur, we use another calculation to determine the amount of the transfer.

The Formula is:

R   =   (L - (B+F))/(VV + VF)

More specifically, the formula operates as follows:

(1) We calculate the Target Value (L) by multiplying the Income Basis (as defined in Appendix E) for that day by 5% and by the applicable Annuity Factor found in Appendix E. If you have already made a Lifetime Withdrawal, your Target Value would take into account any automatic step-up, any subsequent Purchase Payments and any withdrawals of Excess Income.

Example (assume the Income Basis is $200,000, and the contract is 11 1/2 months old, resulting in an annuity factor of 14.95)

Target Value (L)  =   $200,000 x 5% x 14.95 = $149,500

(2) Next, to calculate the Target Ratio (R), the Target Value is reduced by any amounts held within the Bond Sub-account (B) and the Secure Value Account (F) on that day. The remaining amount is divided by the amount held within the Permitted Sub-accounts (V\\V\\ + V\\F\\).

Example (assume the amount in the Bond Sub-account is zero, the amount in the Secure Value Account is $15,000 and the amount held within the Permitted Sub-accounts is $161,000)

Target Ratio (R)  =   ($149,500 - $15,000)/$161,000 = 83.5%

(3) If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on the third Valuation Day, make a transfer from your Permitted Sub-accounts to the Bond

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     Sub-account (subject to the 90% cap discussed below). If, however, on any
     Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap). Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

Example: Assuming the Target Ratio is above 83% for a 3/rd/ consecutive Valuation Day, but less than or equal to 84.5% for three consecutive Valuation Days, a transfer into the Bond Portfolio occurred.

(4) In deciding how much to transfer, we perform a calculation that essentially seeks to reallocate amounts held in the Permitted Sub-accounts, the Bond Sub-account and the Secure Value Account so that the Target Ratio meets a target, which currently is equal to 80% (subject to the 90% Cap and the Maximum Daily Transfer Limit discussed below). The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be, subject to the Maximum Daily Transfer Limit.

The 90% Cap

The formula will not execute a transfer to the Bond Sub-account if the sum of your percentage of Unadjusted Account Value in the Bond Sub-account and your percentage of Unadjusted Account Value in the Secure Value Account would equal more than 90% on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the combination of the Bond Sub-account and the Secure Value Account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. For example, assume 83% of your Unadjusted Account Value is allocated to the Bond Sub-account and 6% of your Unadjusted Account Value is allocated to the Secure Value Account. If the formula would require a transfer of 5% of your Unadjusted Account Value to the Bond Sub-account, only 1% of your Unadjusted Account Value would actually be transferred to the Bond Sub-account. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the combination of the Bond Sub-account and the Secure Value Account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, as well as interest credited to amounts in the Secure Value Account, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account and the Secure Value Account.

Maximum Daily Transfer Limit

On any given day, notwithstanding the above calculation and the 90% cap discussed immediately above, no more than a predetermined percentage of the sum of the value of Permitted Sub-accounts and the Unadjusted Account Value of all elected DCA MVA Options (the "Maximum Daily Transfer Limit") will be transferred to the Bond Sub-account. The applicable Maximum Daily Transfer Limit is stated in your Annuity and is currently 30%. If the formula would result in an amount higher than the Maximum Daily Transfer Limit being transferred into the Bond Sub-account, only amounts up to the Maximum Daily Transfer Limit will be transferred. On the following Valuation Day, the formula will calculate the Target Ratio for that day and determine any applicable transfers within your Annuity as described above. The formula will not carry over amounts that exceeded the prior day's Maximum Daily Transfer Limit, but a transfer to the Bond Sub-account may nevertheless occur based on the application of the formula on the current day. There is no limitation on the amounts of your Unadjusted Account Value that may be transferred out of the Bond Sub-account on any given day.

Monthly Transfers

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, the formula will perform an additional calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after this transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Unadjusted Account Value in the Bond Sub-account, or

b) An amount equal to 5% of your total Unadjusted Account Value.

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Other Important Information

..   The Bond Sub-account is not a Permitted Sub-account. As such, only the formula can transfer Unadjusted Account Value to or from the Bond Sub-account. You may not allocate Purchase Payments or transfer any of your Unadjusted Account Value to or from the Bond Sub-account.

..   The Secure Value Account is not a Permitted Sub-account. You may not allocate Purchase Payments or transfer any of your Unadjusted Account Value to or from the Secure Value Account. In addition, the formula will not transfer Unadjusted Account Value to or from the Secure Value Account.

..   While you are not notified before a transfer occurs to or from the Bond
    Sub-account, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Your confirmation statements will be detailed to include the effective date of the transfer, the dollar amount of the transfer and the Permitted Sub-accounts the funds are being transferred to/from. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

       . Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

       . If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

       . Transfer a portion of your Unadjusted Account Value in the Permitted Sub-accounts and the DCA MVA Options to the Bond Sub-account.

..   If you make additional Purchase Payments to your Annuity, 10% of the additional Purchase Payments will be allocated to the Secure Value Account and the balance will be allocated to the Permitted Sub-accounts and subject to the formula. Each additional Purchase Payment will be allocated to the Investment Options according to the instructions you provide with such Purchase Payment. You may not provide allocation instructions that apply to more than one additional Purchase Payment. Thus, if you have not provided allocation instructions with a particular additional Purchase Payment, we will allocate the Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value, such as the AST Investment Grade Bond Sub-account.

..   Additional Purchase Payments allocate Unadjusted Account Value to the
    Secure Value Account but not to the Bond Sub-account. This means that additional Purchase Payments could adjust the ratio calculated by the formula and may result in Unadjusted Account Value being transferred either to the Permitted Sub-accounts or to the Bond Sub-account.

..   If you make additional Purchase Payments to your Annuity during a time when the 90% cap has suspended transfers to the Bond Sub-account, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond
    Sub-account and the Secure Value Account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account).

..   If you are participating in the Highest Daily Lifetime Income v3.0 and you
    are also participating in the 6 or 12 Month DCA Program, the following rules apply:

       . DCA MVA Options are considered "Permitted Sub-accounts" for purpose of the Target Ratio calculation ("L") described above.

       . The formula may transfer amounts out of the DCA MVA Options to the Bond Sub-account if the amount allocated to the other Permitted Sub-accounts is insufficient to cover the amount of the transfer.

       . The transfer formula will not allocate amounts to the DCA MVA Options when there is a transfer out of the Bond Sub-account. Such transfers will be allocated pro-rata to the variable Sub-accounts, excluding the Bond Sub-account.

       . A Market Value Adjustment is not assessed when amounts are transferred out of the DCA MVA Options under the transfer formula.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime Income v3.0 or Spousal Highest Daily Lifetime Income v3.0 through

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a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

SPOUSAL HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT

Spousal Highest Daily Lifetime Income v3.0 is the spousal version of Highest Daily Lifetime Income v3.0. This benefit guarantees, until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of them (the "designated lives", and each, a "designated life"), the ability to withdraw the Annual Income Amount regardless of the investment performance of your Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. The Annual Income Amount is initially equal to the Protected Withdrawal Value multiplied by the Withdrawal Percentage as discussed below. Withdrawals of Excess Income that do not reduce your Unadjusted Account Value to zero will reduce the Annual Income Amount in future Annuity Years on a proportional basis. Withdrawals of Excess Income that reduce your Unadjusted Account Value to zero will terminate the Annuity and the optional living benefit. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income v3.0 after the death of the first spouse.

Spousal Highest Daily Lifetime Income v3.0 must be elected based on two designated lives, as described below. Each designated life must be at least 50 years old when the benefit is elected. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v3.0 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v3.0 is not available if you elect any other optional living benefit.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Income v3.0.

Please note that if you elect Spousal Highest Daily Lifetime Income v3.0, your Account Value is not guaranteed, can fluctuate and may lose value.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income v3.0, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional living benefit.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime Income v3.0 can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of them. Currently, Spousal Highest Daily Lifetime Income v3.0 only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be at least 50 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The
    Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be at least 50 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be at least 50 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit. However, if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. A change in designated lives will result in cancellation of Spousal Highest Daily Lifetime Income v3.0. If the designated lives divorce, Spousal Highest Daily Lifetime Income v3.0 may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current

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administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. Any applicable CDSC will apply to such a withdrawal. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Remaining Designated Life: A Remaining Designated Life must be a natural person and must have been listed as one of the spousal designated lives when the benefit was elected. A spousal designated life will become the Remaining Designated Life on the earlier of the death of the first of the spousal designated lives to die, provided that they are each other's spouses at that time, or divorce from the other spousal designated life while the benefit is in effect. That said, if a spousal designated life is removed as Owner, Beneficiary, or Annuitant due to divorce, the other spousal designated life becomes the Remaining Designated Life when we receive notice of the divorce, and any other documentation we require, in Good Order. Any new Beneficiary(ies) named by the Remaining Designated Life will not be a spousal designated life.

Key Features and Examples

Descriptions and examples of the key features of the optional living benefit are set forth below. The examples are provided only to illustrate the calculation of various components of the optional living benefit. These examples do not reflect any of the fees and charges under the Annuity. As a result, these examples may not reflect the probable results of the benefit.

Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

Before you take your first Lifetime Withdrawal, your Protected Withdrawal Value is calculated using your "Periodic Value." Your "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value, as detailed below.

During the first 10 benefit years and before you take your first Lifetime Withdrawal, the Periodic Value is the greater of:

..   the Periodic Value for the immediately preceding business day (the "Prior
    Valuation Day") appreciated at the daily equivalent of the Roll-Up Rate during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day, plus the amount of any Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day (as described in "Non-Lifetime Withdrawal Feature" below); and

..   the Unadjusted Account Value on the Current Valuation Day.

Withdrawal Percentages and Roll-Up Rate

Withdrawal Percentages are used to calculate your Annual Income Amount at the time of your first Lifetime Withdrawal. Withdrawal Percentages are also applied to any additional Purchase Payments you make and used to determine whether any Highest Daily Auto Step-Up will occur (see "Highest Daily Auto Step-Up" later in this section).

The Roll-Up Rate is the guaranteed compounded rate of return credited to your Protected Withdrawal Value until your first Lifetime Withdrawal or the earlier of your first Lifetime Withdrawal and the 10/th/ benefit anniversary. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the Roll-Up Rate will no longer increase your Protected Withdrawal Value.

We declare the current Withdrawal Percentages and Roll-Up Rate that will apply to your Annuity. The current Withdrawal Percentages and Roll-Up Rate are set forth in the applicable Rate Sheet Prospectus Supplement that must accompany this prospectus. Once the Withdrawal Percentages and Roll-Up Rate for your Annuity are established, they will not change while the benefit is in effect. If you terminate and later re-elect the optional living benefit, the Withdrawal Percentages and Roll-Up Rate in effect at the time you re-elect the optional living benefit will apply to your new benefit.
Example of Calculating Your Periodic Value Before Your First Lifetime Withdrawal, On or Before the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) you purchase the Annuity and elect Spousal Highest Daily Lifetime Income v3.0 on February 10/th/; (2) the applicable Roll-Up Rate is 5%; (3) on February 13/th/, you make an additional Purchase Payment of $50,000, and
(4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                           Unadjusted
                        Date              Account Value
                        ----              -------------
                        February 10/th/     $150,000
                        February 11/th/     $149,500
                        February 12/th/     $150,500
                        February 13/th/*    $200,150

* Includes the value of the additional Purchase Payment.

Periodic Value on February 10/th/                                               $150,000
Periodic Value on February 11/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day appreciated
     at the daily equivalent of 5% annually $150,000 x (1.05)/(1/365)/ =        $150,020
(2)  Unadjusted Account Value =                                                 $149,500
Periodic Value on February 11/th/                                               $150,020
Periodic Value on February 12/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day appreciated
     at the daily equivalent of 5% annually $150,020 x (1.05)/(1/365)/ =        $150,040
(2)  Unadjusted Account Value =                                                 $150,500
Periodic Value on February 12/th/                                               $150,500
Periodic Value on February 13/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,500 x (1.05)/(1/365)/ = $150,520
     plus the Purchase Payment of $50,000 =                                     $200,520
(2)  Unadjusted Account Value =                                                 $200,150
Periodic Value on February 13/th/                                               $200,520

After the first 10 benefit years but before you take your first Lifetime Withdrawal, the Roll-Up Rate will no longer increase your Periodic Value, and your Protected Withdrawal Value will be the greater of:

..   the Periodic Value for the Prior Valuation Day, plus the amount of any additional Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day; and

..   the Unadjusted Account Value on the Current Valuation Day.

Because the daily appreciation of the Roll-Up Rate ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Example of Calculating Your Periodic Value Before Your First Lifetime Withdrawal, After the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) the 10/th/ anniversary of the date you elected Spousal Highest Daily Lifetime Income v3.0 was February 10/th/; (2) on March 10/th/, your Periodic Value is $300,000; (3) on March 13/th/, you make an additional Purchase Payment of $25,000; and (4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                          Unadjusted
                          Date           Account Value
                          ----           -------------
                          March 11/th/     $299,500
                          March 12/th/     $300,750
                          March 13/th/*    $325,400

* Includes the value of the additional Purchase Payment.

Periodic Value on March 10/th/                                             $300,000
Periodic Value on March 11/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day =           $300,000
(2)  Unadjusted Account Value =                                            $299,500
Periodic Value on March 11/th/                                             $300,000
Periodic Value on March 12/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day =           $300,000
(2)  Unadjusted Account Value =                                            $300,750
Periodic Value on March 12/th/                                             $300,750
Periodic Value on March 13/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day ($300,750)
     plus the Purchase Payment of $25,000 =                                $325,750
(2)  Unadjusted Account Value =                                            $325,400
Periodic Value on March 13/th/                                             $325,750

After you take your first Lifetime Withdrawal, your Protected Withdrawal Value will be the greater of:

..   the Protected Withdrawal Value on the date of the first Lifetime
    Withdrawal, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals; and

..   the highest daily Unadjusted Account Value upon any step-up, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals (see "Highest Daily Auto Step-Up" later in this section).

Annual Income Amount

The Annual Income Amount is the annual amount of income for which you are eligible for life under Spousal Highest Daily Lifetime Income v3.0. The Annual Income Amount is equal to the Withdrawal Percentage applicable to the younger designated life's age at the time of the first Lifetime Withdrawal multiplied by the Protected Withdrawal Value at the time of the first Lifetime Withdrawal. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. For example, if your Protected Withdrawal Value is $300,000 and the applicable Withdrawal Percentage is 4.5%, your initial Annual Income Amount would be $13,500. The Annual Income Amount does not reduce in subsequent Annuity Years, unless you take a withdrawal of Excess Income as described below. Any additional Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income v3.0 and subsequent to the first Lifetime Withdrawal will immediately increase the then-existing Annual Income Amount by an amount equal to the additional Purchase Payment multiplied by the applicable Withdrawal Percentage based on the age of the younger designated life at the time of the first Lifetime Withdrawal.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Withdrawals and Spousal Highest Daily Lifetime Income v3.0

Spousal Highest Daily Lifetime Income v3.0 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. All withdrawals will be taken on a pro rata basis from all Investment Options and the Secure Value Account.

Under Spousal Highest Daily Lifetime Income v3.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income
Amount:

..   they will not reduce your Annual Income Amount in subsequent Annuity Years;

..   they will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year; and

..   you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

If cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be proportionately reduced (except with regard to certain Required Minimum Distributions as discussed in "Required Minimum Distributions" later in this section).

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by the applicable Withdrawal Percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will repeat this process on each subsequent Annuity Anniversary. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new Withdrawal Percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on Valuation Days. Taking regular Lifetime Withdrawals makes it less likely that a Highest Daily Auto Step-up will occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income v3.0 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income v3.0 upon a step-up, we will notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the Optional Living Benefits table in "Summary of Contract Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income v3.0 or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is July 2/nd/

..   Spousal Highest Daily Lifetime Income v3.0 is elected on July 2/nd/

..   The applicable Withdrawal Percentage is 4.5%.

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced in these examples fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28/th/, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including July 1/st/) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29/th/ and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount.)

Here is the calculation:

     Account Value before Lifetime Withdrawal                  $118,000.00
     Amount of "non" Excess Income                             $  2,900.00
     Account Value immediately before Excess Income of $2,100  $ 115,100.0
     Excess Income amount                                      $  2,100.00
     Ratio ($2,100/$115,100 = 1.82%)                                  1.82%
     Annual Income Amount                                      $  5,400.00
     1.82% Reduction in Annual Income Amount                   $     98.28
     Annual Income Amount for future Annuity Years             $  5,301.72

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the applicable Withdrawal Percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29/th/ reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28/th/ value is being adjusted for Excess Income; the June 30/th/, July 1/st/, and July 2/nd/ Valuation Dates occur after the Excess Income withdrawal on June 29/th/.

                               Highest Daily Value        Adjusted Annual
                Unadjusted   (adjusted for withdrawal Income Amount (5% of the
  Date*        Account Value and purchase payments)**   Highest Daily Value)
  -----        ------------- ------------------------ ------------------------
  June 28/th/   $238,000.00        $238,000.00               $10,710.00
  June 29/th/   $226,500.00        $227,994.52               $10,259.75
  June 30/th/   $226,800.00        $227,994.52               $10,259.75
  July 1/st/    $233,500.00        $233,500.00               $10,507.50
  July 2/nd/    $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2/nd/. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2/nd/ is considered the first Valuation Date in the Annuity Year.
**In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28/th/, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29/th/ to reflect the $10,000 withdrawal. The adjustments are determined as follows:

       . The Unadjusted Account Value of $238,000 on June 28/th/ is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

       . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

       . The adjusted June 29/th/ Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30/th/. At this time, we compare this amount to the Unadjusted Account Value on June 30/th/, $226,800. Since the June 29/th/ adjusted Highest Daily Value of $227,994.52 is greater than the June 30/th/ Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1/st/. The Unadjusted Account Value on July 1/st/, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

       . The July 1/st/ adjusted Highest Daily Value of $233,500 is also greater than the July 2/nd/ Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2/nd/.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2/nd/ and continuing through July 1/st/ of the following calendar year, will be stepped-up to $10,507.50.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income v3.0. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime

Income v3.0. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income v3.0. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..   The Issue Date is December 3/rd/

..   Spousal Highest Daily Lifetime Income v3.0 is elected on December 3/rd/

..   The Unadjusted Account Value at benefit election was $105,000

..   No previous withdrawals have been taken under Spousal Highest Daily
    Lifetime Income v3.0

On October 3/rd/ of the same year the benefit is elected, the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3/rd/ and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income v3.0 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal amount                                          $ 15,000
      Divided by Account Value before withdrawal                 $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375

Required Minimum Distributions

See "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income v3.0 for a discussion of the relationship between the RMD amount and the Annual Income Amount.

Benefits Under Spousal Highest Daily Lifetime Income v3.0

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime Income v3.0, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the death of the first of them. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Spousal Highest Daily Lifetime Income v3.0 terminates, we will make no further payments of the Annual Income Amount and no additional payments will be permitted. However, if a withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the first designated life, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the death of the first designated life. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

       (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime Income v3.0 benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you elect a systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income v3.0 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account), the Secure Value Account and the DCA MVA Options. If you elect a systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals, and you will be using an optional living benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon.
    For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account or the Secure Value Account. A summary description of the AST Investment Grade Bond Sub-account appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Sub-account prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity. Also, transfers we make to or from the Secure Value Account due to the election, termination or re-election of an optional living benefit will not count toward the maximum number of free transfers.

..   Upon election of the benefit, we allocate 10% of your Unadjusted Account
    Value to the Secure Value Account. This means 90% of your Unadjusted Account Value will be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current Owners of the benefit. Current Owners of the benefit will be able to maintain amounts previously allocated to

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

   those sub-accounts, but may not be permitted to transfer amounts or allocate new Purchase Payments to those sub-accounts.

..   If you elect this benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued) or terminate and later re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Spousal Highest
    Daily Lifetime Income v3.0 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

Charge for the Spousal Highest Daily Lifetime Income v3.0

The current charge for Spousal Highest Daily Lifetime Income v3.0 is 1.10% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income v3.0 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.275% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account but we do not deduct the fee from the Secure Value Account or the DCA MVA Options. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income v3.0 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, a withdrawal that is not a withdrawal of Excess Income may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Termination of Your Spousal Highest Daily Lifetime Income v3.0

You may not terminate the Spousal Highest Daily Lifetime Income v3.0 prior to the first benefit anniversary (the calendar date on which you elected the optional living benefit, occurring each Annuity Year after the first benefit year). If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. For example, there is currently a waiting period of 90 days before you can re-elect a new benefit (except in the case of spousal assumption of a contract).

The benefit automatically terminates upon the first to occur of the following:

(i)upon our receipt of Due Proof of Death of the first designated life, if the surviving spouse opts to take the death benefit under the Annuity (rather than continue the Annuity) or if the surviving spouse is not an eligible designated life;

(ii)upon the death of the second designated life;

(iii)your termination of the benefit;

(iv)your surrender of the Annuity;

(v)your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount);

(vi)both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

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(vii)you allocate or transfer any portion of your Account Value to any
     Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value (subject to state law - please see Appendix C for Special Contract Provisions for Annuities Issued in Certain States);* or

(viii)you cease to meet our requirements as described in "Election of and Designations under the Benefit" or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations (subject to state law - please see Appendix C for Special Contract Provisions for Annuities Issued in Certain States).*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income v3.0 other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support) for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Sub-account and the Secure Value Account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If you are participating in an asset allocation program, amounts will be transferred in accordance with your instructions for that program. If, prior to the transfer from the AST Investment Grade Bond Sub-account and the Secure Value Account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

Spousal Highest Daily Lifetime Income v3.0 Conditions

See "Highest Daily Lifetime Income v3.0 Conditions" in the discussion of Highest Daily Lifetime Income v3.0 above for information regarding the conditions of the benefit.

Additional Tax Considerations

Please see "Additional Tax Considerations" under Highest Daily Lifetime Income v3.0 above.

HIGHEST DAILY LIFETIME INCOME v3.0 WITH HIGHEST DAILY DEATH BENEFIT

Highest Daily Lifetime Income v3.0 is offered with or without the Highest Daily Death Benefit ("HD DB") component; however, you may only elect HD DB with Highest Daily Lifetime Income v3.0, and you must elect the HD DB benefit at the time you elect Highest Daily Lifetime Income v3.0. Highest Daily Lifetime Income v3.0 with HD DB is a benefit that guarantees your ability to withdraw the Annual Income Amount, regardless of the investment performance of your Unadjusted Account Value. The Annual Income Amount is available until the death of the Annuitant, subject to our rules regarding the timing and amount of withdrawals. The Annual Income Amount is initially equal to the Protected Withdrawal Value multiplied by the Withdrawal Percentage as discussed below. Withdrawals of Excess Income that do not reduce your Unadjusted Account Value to zero will reduce the Annual Income Amount in future Annuity Years on a proportional basis. Withdrawals of Excess Income that reduce your Unadjusted Account Value to zero will terminate the Annuity and the optional living and death benefits. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered "Lifetime Withdrawals" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments").

The income benefit under Highest Daily Lifetime Income v3.0 with HD DB currently is based on a single "designated life" who is between the ages of 50 and 79 on the date that the benefit is elected and received in Good Order. As long as your Highest Daily Lifetime Income v3.0 with HD DB is in effect, you must allocate your Unadjusted Account Value in accordance with the Permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see "Investment Options".

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Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity would then terminate. In that scenario, no further amount would be payable under Highest Daily Lifetime Income v3.0 with HD DB (including no payment of the Highest Daily Death Benefit).

This benefit also provides for a Highest Daily Death Benefit, subject to the terms of the benefit. We reserve the right in our sole discretion to cease offering this benefit for new elections at any time.

Please note that if you elect Highest Daily Lifetime Income v3.0 with HD DB, your Account Value is not guaranteed, can fluctuate and may lose value.

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income v3.0 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional living benefit.

Election of and Designations under the Benefit

For Highest Daily Lifetime Income v3.0 with HD DB, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be between 50 and 79 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income v3.0 with HD DB. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income v3.0 with HD DB, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Key Features and Examples

Descriptions and examples of the key features of the optional living benefit are set forth below. The examples are provided only to illustrate the calculation of various components of the optional living benefit. These examples do not reflect any of the fees and charges under the Annuity. As a result, these examples may not reflect the probable results of the benefit.

Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

Before you take your first Lifetime Withdrawal, your Protected Withdrawal Value is calculated using your "Periodic Value." Your Periodic Value is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value, as detailed below.

During the first 10 benefit years and before you take your first Lifetime Withdrawal, the Periodic Value is the greater of:

..   the Periodic Value for the immediately preceding business day (the "Prior
    Valuation Day") appreciated at the daily equivalent of the Roll-Up Rate during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day, plus the amount of any Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day (as described in "Non-Lifetime Withdrawal Feature" below); and

..   the Unadjusted Account Value on the Current Valuation Day.

Withdrawal Percentages and Roll-Up Rate

Withdrawal Percentages are used to calculate your Annual Income Amount at the time of your first Lifetime Withdrawal. Withdrawal Percentages are also applied to any additional Purchase Payments you make and used to determine whether any Highest Daily Auto Step-Up will occur (see "Highest Daily Auto Step-Up" later in this section).

The Roll-Up Rate is the guaranteed compounded rate of return credited to your Protected Withdrawal Value until the earlier of your first Lifetime Withdrawal and the 10/th/ benefit anniversary. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the Roll-Up Rate will no longer increase your Protected Withdrawal Value.

We declare the current Withdrawal Percentages and Roll-Up Rate that will apply to your Annuity. The current Withdrawal Percentages and Roll-Up Rate are set forth in the applicable Rate Sheet Prospectus Supplement that must accompany this prospectus. Once the Withdrawal Percentages and Roll-Up Rate for your Annuity are established, they will not change while the benefit is in effect. If you terminate and later re-elect the optional living benefit, the Withdrawal Percentages and Roll-Up Rate in effect at the time you re-elect the optional living benefit will apply to your new benefit.

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Example of Calculating Your Periodic Value Before Your First Lifetime
Withdrawal, On or Before the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) you purchase the Annuity and elect Highest Daily Lifetime Income v3.0 with HD DB on February 10/th/; (2) the applicable Roll-Up Rate is 5%;
(3) on February 13/th/, you make an additional Purchase Payment of $50,000, and
(4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                           Unadjusted
                        Date              Account Value
                        ----              -------------
                        February 10/th/     $150,000
                        February 11/th/     $149,500
                        February 12/th/     $150,500
                        February 13/th/*    $200,150

*  Includes the value of the additional Purchase Payment.

 Periodic Value on February 10/th/                                     $150,000
 Periodic Value on February 11/th/ is the greater of:
 (1)  Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,000 x
      (1.05)/(1/365)/ =                                                $150,020
 (2)  Unadjusted Account Value =                                       $149,500
 Periodic Value on February 11/th/                                     $150,020
 Periodic Value on February 12/th/ is the greater of:
 (1)  Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,020 x
      (1.05)/(1/365)/ =                                                $150,040
 (2)  Unadjusted Account Value =                                       $150,500
 Periodic Value on February 12/th/                                     $150,500
 Periodic Value on February 13/th/ is the greater of:
 (1)  Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,500 x
      (1.05)/(1/365)/ = $150,520 plus the Purchase Payment of
      $50,000 =                                                        $200,520
 (2)  Unadjusted Account Value =                                       $200,150
 Periodic Value on February 13/th/                                     $200,520

After the first 10 benefit years but before you take your first Lifetime Withdrawal, the Roll-Up Rate will no longer increase your Periodic Value, and your Protected Withdrawal Value will be the greater of:

..   the Periodic Value for the Prior Valuation Day, plus the amount of any additional Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day; and

..   the Unadjusted Account Value on the Current Valuation Day.

Because the daily appreciation of the Roll-Up Rate ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Example of Calculating Your Periodic Value Before Your First Lifetime Withdrawal, After the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) the 10/th/ anniversary of the date you elected Highest Daily Lifetime Income v3.0 with HD DB was February 10/th/; (2) on March 10/th/, your Periodic Value is $300,000; (3) on March 13/th/, you make an additional Purchase Payment of $25,000; and (4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                          Unadjusted
                          Date           Account Value
                          ----           -------------
                          March 11/th/     $299,500
                          March 12/th/     $300,750
                          March 13/th/*    $325,400

* Includes the value of the additional Purchase Payment.

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Periodic Value on March 10/th/                                         $300,000
Periodic Value on March 11/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day =       $300,000
(2)  Unadjusted Account Value =                                        $299,500
Periodic Value on March 11/th/                                         $300,000
Periodic Value on March 12/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day =       $300,000
(2)  Unadjusted Account Value =                                        $300,750
Periodic Value on March 12/th/                                         $300,750
Periodic Value on March 13/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day
     ($300,750)
     plus the Purchase Payment of $25,000 =                            $325,750
(2)  Unadjusted Account Value =                                        $325,400
Periodic Value on March 13/th/                                         $325,750

After you take your first Lifetime Withdrawal, your Protected Withdrawal Value will be the greater of:

..   the Protected Withdrawal Value on the date of the first Lifetime
    Withdrawal, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals; and

..   the highest daily Unadjusted Account Value upon any step-up, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals (see "Highest Daily Auto Step-Up" later in this section).

Annual Income Amount

The Annual Income Amount is the annual amount of income for which you are eligible for life under Highest Daily Lifetime Income v3.0 with HD DB. The Annual Income Amount is equal to the applicable Withdrawal Percentage multiplied by the Protected Withdrawal Value at the time of the first Lifetime Withdrawal. The Withdrawal Percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. For example, if your Protected Withdrawal Value is $300,000 and the applicable Withdrawal Percentage is 5%, your initial Annual Income Amount would be $15,000. The Annual Income Amount does not reduce in subsequent Annuity Years, unless you take a withdrawal of Excess Income as described below. Any additional Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income v3.0 with HD DB and subsequent to the first Lifetime Withdrawal will immediately increase the then-existing Annual Income Amount by an amount equal to the additional Purchase Payment multiplied by the applicable Withdrawal Percentage based on the age of the Annuitant at the time of the first Lifetime Withdrawal.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Withdrawals and Highest Daily Lifetime Income v3.0 with HD DB

Highest Daily Lifetime Income v3.0 with HD DB does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. All withdrawals will be taken on a pro rata basis from all Investment Options and the Secure Value Account.

Under Highest Daily Lifetime Income v3.0 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount:

..   they will not reduce your Annual Income Amount in subsequent Annuity Years;

..   they will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year; and

..   you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

If cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be proportionately reduced (except with regard to certain Required Minimum Distributions as discussed in "Required Minimum Distributions" later in this section).

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Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income v3.0 with HD DB. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by the applicable Withdrawal Percentage which varies based on the age of the Annuitant on that Annuity Anniversary. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will repeat this process on each subsequent Annuity Anniversary. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new Withdrawal Percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on Valuation Days. Taking regular Lifetime Withdrawals makes it less likely that a Highest Daily Auto Step-up will occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income v3.0 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income v3.0 with HD DB upon a step-up, we will notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the Optional Living Benefits table in the "Summary of Contract Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income v3.0 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is July 2/nd/

..   Highest Daily Lifetime Income v3.0 with HD DB is elected on July 2/nd/

..   The applicable Withdrawal Percentage is 5%

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced in these examples fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28/th/, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including July 1/st/) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29/th/, the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $109,420. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount.)

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

Here is the calculation:

                                          Highest Daily Death
 Annual Income Amount                        Benefit Amount
 --------------------                   ------------------------
 Account Value before                   Account Value before
   Lifetime Withdrawal     $118,000.00  Lifetime Withdrawal       $118,000.00
 Amount of "non" Excess                 Amount of "non" Excess
   Income                  $  3,500.00  Income                    $  3,500.00
 Account Value                          Account Value
   immediately before                   immediately before
   Excess Income of $1,500 $114,500.00  Excess Income of $1,500   $114,500.00
 Excess Income amount      $  1,500.00  Excess Income amount      $  1,500.00
 Ratio ($1,500/$114,500 =               Ratio ($1,500/$114,500 =
   1.31%)                  $      1.31% 1.31%)                           1.31%
 Annual Income Amount      $  6,000.00  HD DB Amount              $109,420.00
 1.31% Reduction in                     1.31% Reduction in
   Annual Income Amount    $     78.60  Annual Income Amount      $  1,433.40
 Annual Income Amount for               Highest Daily Death
   future Annuity Years    $  5,921.40  Benefit Amount            $107,986.60

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the applicable Withdrawal Percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29/th/ reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28/th/ value is being adjusted for Excess Income; the June 30/th/, July 1/st/, and July 2/nd/ Valuation Dates occur after the Excess Income withdrawal on June 29/th/.

                               Highest Daily Value        Adjusted Annual
                Unadjusted   (adjusted for withdrawal Income Amount (5% of the
  Date*        Account Value and purchase payments)**   Highest Daily Value)
  -----        ------------- ------------------------ ------------------------
  June 28/th/   $238,000.00        $238,000.00               $11,900.00
  June 29/th/   $226,500.00        $228,009.60               $11,400.48
  June 30/th/   $226,800.00        $228,009.60               $11,400.48
  July 1/st/    $233,500.00        $233,500.00               $11,675.00
  July 2/nd/    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2/nd/. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of
   July 2/nd/ is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28/th/, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29/th/ to reflect the $10,000 withdrawal. The adjustments are determined as follows:

       . The Unadjusted Account Value of $238,000 on June 28/th/ is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

       . This amount ($232,000) is further reduced by 1.72% the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

       . The adjusted June 29/th/ Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30/th/. At this time, we compare this amount to the Unadjusted Account Value on June 30/th/, $226,800. Since the June 29/th/ adjusted Highest Daily Value of $228,009.60 is greater than the June 30/th/ Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1/st/. The Unadjusted Account Value on July 1/st/, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

       . The July 1/st/ adjusted Highest Daily Value of $233,500 is also greater than the July 2/nd/ Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2/nd/.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2/nd/ and continuing through July 1/st/ of the following calendar year, will be stepped-up to $11,675.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income v3.0 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not

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establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income v3.0 with HD DB. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income v3.0 with HD DB. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..   The Issue Date is December 3/rd/

..   Highest Daily Lifetime Income v3.0 with HD DB is elected on December 3/rd/

..   The Unadjusted Account Value at benefit election was $105,000

..   No previous withdrawals have been taken under Highest Daily Lifetime Income
    v3.0 with HD DB

On October 3/rd/, the Protected Withdrawal Value is $125,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3/rd/ and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income v3.0 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

    Withdrawal amount                                          $    15,000
    Divided by Account Value before withdrawal                 $   120,000
    Equals ratio                                                      12.5%
    All guarantees will be reduced by the above ratio (12.5%)
    Protected Withdrawal Value                                 $   109,375
    Highest Daily Death Benefit Amount                         $100,992.50

Required Minimum Distributions

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31/st/ for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the below rules are applied.

A "Calendar Year" runs from January 1/st/ to December 31/st/ of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..   the remaining Annual Income Amount for that Annuity Year; plus

..   the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

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Example

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

  First Calendar Year       Annuity Year             Second Calendar Year
  -------------------       ------------------------ ------------------------
  01/01/2015 to 12/31/2015  06/01/2015 to 05/31/2016 01/01/2016 to 12/31/2016

Assume the following:

..   RMD Amount for Both Calendar Years = $6,000;.

..   Annual Income Amount = $5,000; and

..   A withdrawal of $2,000 was taken on 07/01/2015 (during the First Calendar
    Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2016 and 05/31/2016 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..   The remaining Annual Income for that Annuity Year ($3,000); plus

..   The Second Calendar Year's RMD Amount minus the Annual Income Amount
    ($6,000 - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2016.

Other Important Information

..   If, in any Annuity Year, your RMD amount is less than your Annual Income
    Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

..   If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

..   If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

Highest Daily Death Benefit

A Death Benefit is payable under Highest Daily Lifetime Income v3.0 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Owner (Annuitant if entity-owned), also referred to as the "Single Designated Life", when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit (described later in this prospectus) or the Highest Daily Death Benefit Amount described below.

Highest Daily Death Benefit Amount:

On the date you elect Highest Daily Lifetime Income v3.0 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

(1)The Unadjusted Account Value on the current Valuation Day; and

(2)The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

       . increased by any Purchase Payments made on the current Valuation Day and,

       . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the optional living benefit features of Highest Daily Lifetime Income v3.0 with HD DB.

A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount by the amount of the withdrawal (dollar-for-dollar). All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the decedent and will be:

..   increased by the amount of any additional Adjusted Purchase Payments, and

..   reduced by the effect of any withdrawals (as described in the preceding paragraph),

made during the period between the decedent's date of death and the date we receive Due Proof of Death.

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Please note that the Highest Daily Death Benefit Amount is available only until we make Guarantee Payments under Highest Daily Lifetime Income v3.0 with HD DB or annuity payments begin. This means that any withdrawals that reduce your Unadjusted Account Value to zero will also reduce the Highest Daily Death Benefit Amount to zero.

All other provisions applicable to Death Benefits under your Annuity will continue to apply. See "Death Benefits" for more information pertaining to Death Benefits.

Benefits Under Highest Daily Lifetime Income v3.0 with HD DB

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Highest Daily Lifetime Income v3.0 with HD DB, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Highest Daily Lifetime Income v3.0 with HD DB terminates, we will make no further payments of the Annual Income Amount (including no payment of the Highest Daily Death Benefit) and no additional Purchase Payments are permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments.

..   Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including that of the HD DB feature, will terminate. This means that the HD DB is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual
    Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under Highest Daily Lifetime Income v3.0 with HD DB are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you elect a systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income v3.0 with HD DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the

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   AST Investment Grade Bond Sub-account), the Secure Value Account and the DCA
   MVA Options. If you elect a systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals, and you will be using an optional living benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon.
    For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account or the Secure Value Account. A summary description of the AST Investment Grade Bond Sub-account appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Sub-account prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity. Also, transfers we make to or from the Secure Value Account due to the election, termination or re-election of an optional living benefit will not count toward the maximum number of free transfers.

..   Upon election of the benefit, we allocate 10% of your Unadjusted Account
    Value to the Secure Value Account. This means 90% of your Unadjusted Account Value will be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current Owners of the benefit. Current Owners of the benefit will be able to maintain amounts previously allocated to those sub-accounts, but may not be permitted to transfer amounts or allocate new Purchase Payments to those sub-accounts.

..   If you elect this benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued) or terminate and later re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Highest Daily
    Lifetime Income v3.0 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

Charge for the Highest Daily Lifetime Income v3.0 with HD DB

The current charge for Highest Daily Lifetime Income v3.0 with HD DB is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income v3.0 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.375% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account but we do not deduct the fee from the Secure Value Account or the DCA MVA Options. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income v3.0 with HD DB would be deducted on the same

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day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Termination of Your Highest Daily Lifetime Income v3.0 with HD DB

You may not terminate Highest Daily Lifetime Income v3.0 with HD DB prior to the first benefit anniversary (the calendar date on which you elected the optional living benefit, occurring each Annuity Year after the first benefit year). If you terminate the benefit, any guarantee provided by the benefit, including the HD DB, will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. For example, there is currently a waiting period of 90 days before which you can re-elect a new benefit (except in the case of spousal assumption of a contract).

The benefit automatically terminates upon the first to occur of the following:

(i)    your termination of the benefit;

(ii)   your surrender of the Annuity;

(iii) your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount);

(iv) our receipt of Due Proof of Death of the Owner (or Annuitant for entity-owned annuities);

(v) both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

(vi) you allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value (subject to state law - please see Appendix C for Special Contract Provisions for Annuities Issued in Certain States);* or

(vii) you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations (subject to state law - please see Appendix C for Special Contract Provisions for Annuities Issued in Certain States).*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income v3.0 with HD DB, other than upon the death of the Owner or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account and the Secure Value Account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If you are participating in an asset allocation program, amounts will be transferred in accordance with your instructions for that program. If, prior to the transfer from the AST Investment Grade Bond Sub-account and the Secure Value Account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income v3.0 with HD DB terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed in "Election of and Designations under the Benefit" and "Termination of Your Highest Daily Lifetime Income v3.0" earlier in this benefit description. For surviving spouses, however, we are currently waiving the 90 day waiting period. We reserve the right to resume applying this requirement at any time.

Highest Daily Lifetime Income v3.0 with HD DB Conditions

See "Highest Daily Lifetime Income v3.0 Conditions" in the discussion of Highest Daily Lifetime Income v3.0 above for information regarding the conditions of the benefit.

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

Additional Tax Considerations

Please see "Additional Tax Considerations" under Highest Daily Lifetime Income v3.0 above.

SPOUSAL HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT WITH HIGHEST DAILY DEATH BENEFIT

Spousal Highest Daily Lifetime Income v3.0 with Highest Daily Death Benefit ("HD DB") is the spousal version of Highest Daily Lifetime Income v3.0 with HD DB. Spousal Highest Daily Lifetime Income v3.0 is offered with or without the HD DB component; however, you may only elect HD DB with Spousal Highest Daily Lifetime Income v3.0, and you must elect the HD DB benefit at the time you elect Spousal Highest Daily Lifetime Income v3.0. This benefit guarantees, until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of them (the "designated lives," and each, a "designated life"), the ability to withdraw the Annual Income Amount, regardless of the investment performance of your Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. The Annual Income Amount is initially equal to the Protected Withdrawal Value multiplied by the Withdrawal Percentage as discussed below. Withdrawals of Excess Income that do not reduce your Unadjusted Account Value to zero will reduce the Annual Income Amount in future Annuity Years on a proportional basis. Withdrawals of Excess Income that reduce your Unadjusted Account Value to zero will terminate the Annuity and the optional living and death benefits. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered "Lifetime Withdrawals" under the benefit. Withdrawals are taken first from your Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments"). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income v3.0 with HD DB after the death of the first spouse and also want to provide a death benefit. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

Spousal Highest Daily Lifetime Income v3.0 with HD DB must be elected based on two designated lives, as described below. Each designated life must be between the ages of 50 and 79 years old when the benefit is elected. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v3.0 with HD DB due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v3.0 with HD DB is not available if you elect any other optional living or death benefit.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Income v3.0 with HD DB (including no payment of the Highest Daily Death Benefit).

Please note that if you elect Spousal Highest Daily Lifetime Income v3.0 with HD DB, your Account Value is not guaranteed, can fluctuate and may lose value.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income v3.0 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional living benefit.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime Income v3.0 with HD DB can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of them. Currently, Spousal Highest Daily Lifetime Income v3.0 with HD DB only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be between 50 and 79 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The
    Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be between 50 and 79 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be between 50 and 79 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit, however if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. A change in designated lives will result in cancellation of Spousal Highest Daily Lifetime Income v3.0 with HD DB. If the designated lives divorce, Spousal Highest Daily Lifetime Income v3.0 with HD DB may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. Any applicable CDSC will apply to such a withdrawal. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Remaining Designated Life: A Remaining Designated Life must be a natural person and must have been listed as one of the spousal designated lives when the benefit was elected. A spousal designated life will become the Remaining Designated Life on the earlier of the death of the first of the spousal designated lives to die, provided that they are each other's spouses at that time, or divorce from the other spousal designated life while the benefit is in effect. That said, if a spousal designated life is removed as Owner, Beneficiary, or Annuitant due to divorce, the other spousal designated life becomes the Remaining Designated Life when we receive notice of the divorce, and any other documentation we require, in Good Order. Any new Beneficiary(ies) named by the Remaining Designated Life will not be a spousal designated life.

Key Features and Examples

Descriptions and examples of the key features of the optional living benefit are set forth below. The examples are provided only to illustrate the calculation of various components of the optional living benefit. These examples do not reflect any of the fees and charges under the Annuity. As a result, these examples may not reflect the probable results of the benefit.

Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

Before you take your first Lifetime Withdrawal, your Protected Withdrawal Value is calculated using your "Periodic Value." Your Periodic Value is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value, as detailed below.

During the first 10 benefit years and before you take your first Lifetime Withdrawal, the Periodic Value is the greater of:

..   the Periodic Value for the immediately preceding business day (the "Prior
    Valuation Day") appreciated at the daily equivalent of the Roll-Up Rate during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day, plus the amount of any Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day (as described in "Non-Lifetime Withdrawal Feature" below); and

..   the Unadjusted Account Value on the Current Valuation Day.

Withdrawal Percentages and Roll-Up Rate

Withdrawal Percentages are used to calculate your Annual Income Amount at the time of your first Lifetime Withdrawal. Withdrawal Percentages are also applied to any additional Purchase Payments you make and used to determine whether any Highest Daily Auto Step-Up will occur (see "Highest Daily Auto Step-Up" later in this section).

The Roll-Up Rate is the guaranteed compounded rate of return credited to your Protected Withdrawal Value until the earlier of your first Lifetime Withdrawal and the 10/th/ benefit anniversary. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the Roll-Up Rate will no longer increase your Protected Withdrawal Value.

We declare the current Withdrawal Percentages and Roll-Up Rate that will apply to your Annuity. The current Withdrawal Percentages and Roll-Up Rate are set forth in the applicable Rate Sheet Prospectus Supplement that must accompany this prospectus. Once the Withdrawal Percentages and Roll-Up Rate for your Annuity are established, they will not change while the benefit is in effect. If you terminate and later re-elect the optional living benefit, the Withdrawal Percentages and Roll-Up Rate in effect at the time you re-elect the optional living benefit will apply to your new benefit.

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

Example of Calculating Your Periodic Value Before Your First Lifetime Withdrawal, On or Before the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) you purchase the Annuity and elect Spousal Highest Daily Lifetime Income v3.0 with HD DB on February 10/th/; (2) the applicable Roll-Up Rate is 5%; (3) on February 13/th/, you make an additional Purchase Payment of $50,000, and (4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                           Unadjusted
                        Date              Account Value
                        ----              -------------
                        February 10/th/     $150,000
                        February 11/th/     $149,500
                        February 12/th/     $150,500
                        February 13/th/*    $200,150

* Includes the value of the additional Purchase Payment.

Periodic Value on February 10/th/                                               $150,000
Periodic Value on February 11/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day appreciated at
     the daily equivalent of 5% annually $150,000 x (1.05)/(1/365)/ =           $150,020
(2)  Unadjusted Account Value =                                                 $149,500
Periodic Value on February 11/th/                                               $150,020
Periodic Value on February 12/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day appreciated at
     the daily equivalent of 5% annually $150,020 x (1.05)/(1/365)/ =           $150,040
(2)  Unadjusted Account Value =                                                 $150,500
Periodic Value on February 12/th/                                               $150,500
Periodic Value on February 13/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,500 x (1.05)/(1/365)/ = $150,520
     plus the Purchase Payment of $50,000 =                                     $200,520
(2)  Unadjusted Account Value =                                                 $200,150
Periodic Value on February 13/th/                                               $200,520

After the first 10 benefit years but before you take your first Lifetime Withdrawal, the Roll-Up Rate will no longer increase your Periodic Value, and your Protected Withdrawal Value will be the greater of:

..   the Periodic Value for the Prior Valuation Day, plus the amount of any additional Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day; and

..   the Unadjusted Account Value on the Current Valuation Day.

Because the daily appreciation of the Roll-Up Rate ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Example of Calculating Your Periodic Value Before Your First Lifetime Withdrawal, After the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) the 10/th/ anniversary of the date you elected Spousal Highest Daily Lifetime Income v3.0 with HD DB was February 10/th/; (2) on March 10/th/, your Periodic Value is $300,000; (3) on March 13/th/, you make an additional Purchase Payment of $25,000; and (4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                          Unadjusted
                          Date           Account Value
                          ----           -------------
                          March 11/th/     $299,500
                          March 12/th/     $300,750
                          March 13/th/*    $325,400

* Includes the value of the additional Purchase Payment.

Periodic Value on March 10/th/                                             $300,000
Periodic Value on March 11/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day =           $300,000
(2)  Unadjusted Account Value =                                            $299,500
Periodic Value on March 11/th/                                             $300,000
Periodic Value on March 12/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day =           $300,000
(2)  Unadjusted Account Value =                                            $300,750
Periodic Value on March 12/th/                                             $300,750
Periodic Value on March 13/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day ($300,750)
     plus the Purchase Payment of $25,000 =                                $325,750
(2)  Unadjusted Account Value =                                            $325,400
Periodic Value on March 13/th/                                             $325,750

After you take your first Lifetime Withdrawal, your Protected Withdrawal Value will be the greater of:

..   the Protected Withdrawal Value on the date of the first Lifetime
    Withdrawal, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals; and

..   the highest daily Unadjusted Account Value upon any step-up, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals (see "Highest Daily Auto Step-Up" later in this section).

Annual Income Amount

The Annual Income Amount is the annual amount of income for which you are eligible for life under Spousal Highest Daily Lifetime Income v3.0 with HD DB. The Annual Income Amount is equal to the Withdrawal Percentage applicable to the younger designated life's age at the time of the first Lifetime Withdrawal multiplied by the Protected Withdrawal Value at the time of the first Lifetime Withdrawal. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. For example, if your Protected Withdrawal Value is $300,000 and the applicable Withdrawal Percentage is 4.5%, your initial Annual Income Amount would be $13,500. The Annual Income Amount does not reduce in subsequent Annuity Years, unless you take a withdrawal of Excess Income as described below. Any additional Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income v3.0 with HD DB and subsequent to the first Lifetime Withdrawal will immediately increase the then-existing Annual Income Amount by an amount equal to the additional Purchase Payment multiplied by the applicable Withdrawal Percentage based on the age of the younger designated life at the time of the first Lifetime Withdrawal.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Withdrawals and Spousal Highest Daily Lifetime Income v3.0 with HD DB

Spousal Highest Daily Lifetime Income v3.0 with HD DB does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. All withdrawals will be taken on a pro rata basis from all Investment Options and the Secure Value Account.

Under Spousal Highest Daily Lifetime Income v3.0 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount:

..   they will not reduce your Annual Income Amount in subsequent Annuity Years;

..   they will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year; and

..   you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

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

If cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be proportionately reduced (except with regard to certain Required Minimum Distributions as discussed in "Required Minimum Distributions" later in this section).

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by the applicable Withdrawal Percentage which varies based on the age of the younger spousal designated life on that Annuity Anniversary as of which the step-up would occur. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will repeat this process on each subsequent Annuity Anniversary. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new Withdrawal Percentage. All daily valuations and annual step-ups will only occur on Valuation Days. Taking regular Lifetime Withdrawals will make it less likely that a Highest Daily Auto Step-up will occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income v3.0 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income v3.0 with HD DB upon a step-up, we will notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the Optional Living Benefits table in "Summary of Contract Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income v3.0 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is July 2/nd/

..   Spousal Highest Daily Lifetime Income v3.0 with HD DB is elected on July
    2/nd/

..   The applicable Withdrawal Percentage is 4.5%

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced in these examples fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28/th/, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including July 1/st/) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920.).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29/th/, the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $110,020. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount.)

Here is the calculation:

                                          Highest Daily Death
Annual Income Amount                        Benefit Amount
--------------------                   -------------------------
Account Value before                   Account Value before
Lifetime Withdrawal       $118,000.00  Lifetime Withdrawal        $ 118,000.00
Amount of "non" Excess                 Amount of "non" Excess
Income                    $  2,900.00  Income                     $   2,900.00
Account Value                          Account Value immediately
immediately before                     before Excess Income of
Excess Income of $2,100   $115,100.00  $2,100                     $ 115,100.00
Excess Income amount      $  2,100.00  Excess Income amount       $   2,100.00
Ratio ($2,100/$115,100 =               Ratio ($2,100/$115,100 =
1.82%)                    $      1.82% 1.82%)                             1.82%
Annual Income Amount      $  5,400.00  HD DB Amount               $ 110,020.00
1.82% Reduction in                     1.82% Reduction in Annual
Annual Income Amount      $     98.28  Income Amount              $   2,002.36
Annual Income Amount for
future Annuity Years      $  5,301.72  HD DB Amount               $$108,017.64

Example of highest daily auto step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the applicable Withdrawal Percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29/th/ reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28/th/ value is being adjusted for Excess Income; the June 30/th/, July 1/st/, and July 2/nd/ Valuation Dates occur after the Excess Income withdrawal on June 29/th/.

                               Highest Daily Value        Adjusted Annual
                Unadjusted   (adjusted for withdrawal Income Amount (5% of the
  Date*        Account Value and purchase payments)**   Highest Daily Value)
  -----        ------------- ------------------------ ------------------------
  June 28/th/   $238,000.00        $238,000.00               $10,710.00
  June 29/th/   $226,500.00        $227,994.52               $10,259.75
  June 30/th/   $226,800.00        $227,994.52               $10,259.75
  July 1/st/    $233,500.00        $233,500.00               $10,507.50
  July 2/nd/    $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2/nd/. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of
   July 2/nd/ is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28/th/, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29/th/ to reflect the $10,000 withdrawal. The adjustments are determined as follows:

       . The Unadjusted Account Value of $238,000 on June 28/th/ is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

       . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

       . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30/th/. At this time, we compare this amount to the Unadjusted Account Value on June 30/th/, $226,800. Since the June 29/th/ adjusted Highest Daily Value of $227,994.52 is greater than the June 30/th/ Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1/st/. The Unadjusted Account Value on July 1/st/, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

       . The July 1/st/ adjusted Highest Daily Value of $233,500 is also greater than the July 2/nd/ Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2/nd/.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2/nd/ and continuing through July 1/st/ of the following calendar year, will be stepped-up to $10,507.50.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income v3.0 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the

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withdrawal, to fall below the minimum Surrender Value (see "Surrenders -
Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income v3.0 with HD DB. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income v3.0 with HD DB. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..   The Issue Date is December 3/rd/

..   Spousal Highest Daily Lifetime Income v3.0 with HD DB is elected on
    December 3/rd/

..   The Unadjusted Account Value at benefit election was $105,000

..   No previous withdrawals have been taken under Spousal Highest Daily
    Lifetime Income v3.0 with HD DB

On October 3/rd/, the Protected Withdrawal Value is $125,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3/rd/ and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income v3.0 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

    Withdrawal amount                                          $    15,000
    Divided by Account Value before withdrawal                 $   120,000
    Equals ratio                                                      12.5%
    All guarantees will be reduced by the above ratio (12.5%)
    Protected Withdrawal Value                                 $   109,375
    Highest Daily Death Benefit Amount                         $100,992.50

Required Minimum Distributions

See "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income v3.0 with HD DB for a discussion of the relationship between the RMD amount and the Annual Income Amount.

Highest Daily Death Benefit

A Death Benefit is payable under Spousal Highest Daily Lifetime Income v3.0 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Remaining Designated Life when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit (described later in this prospectus) or the Highest Daily Death Benefit Amount described below.

Highest Daily Death Benefit Amount:

On the date you elect Spousal Highest Daily Lifetime Income v3.0 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

(1)The Unadjusted Account Value on the current Valuation Day; and

(2)The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

       . increased by any Purchase Payments made on the current Valuation Day and,

       . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the optional living benefit features of Spousal Highest Daily Lifetime Income v3.0 with HD DB.

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A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death
Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount (dollar-for-dollar) by the amount of the withdrawal. All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the Remaining Designated Life and will be:

       . increased by the amount of any additional Adjusted Purchase Payments, and

       . reduced by the effect of any withdrawals (as described in the preceding paragraph),

made during the period between the decedent's date of death and the date we receive Due Proof of Death.

Please note that Highest Daily Death Benefit Amount is available only until we make Guarantee Payments under Spousal Highest Daily Lifetime Income v3.0 with HD DB or annuity payments begin. This means that any withdrawals that reduce your Unadjusted Account Value to zero will also reduce the Highest Daily Death Benefit Amount to zero.

All other provisions applicable to Death Benefits under your Annuity continue to apply. See "Death Benefits" more information pertaining to Death Benefits.

Benefits Under Spousal Highest Daily Lifetime Income v3.0 with HD DB

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Spousal Highest Daily Lifetime Income v3.0 with HD DB, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will continue to make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the death of the first of them. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Spousal Highest Daily Lifetime Income v3.0 with HD DB terminates, we will make no further payments of the Annual Income Amount and no additional payments will be permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments.

..   Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including that of the HD DB feature, will terminate. This means that the HD DB is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual
    Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1) apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

       (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the death of the first of them. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

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    (1)  the present value of the future Annual Income Amount payments (if no
         Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

    (2)  the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime Income v3.0 with HD DB benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you elect a systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income v3.0 with HD
    DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account), the Secure Value Account and the DCA MVA Options. If you elect a systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals, and you will be using an optional living benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon.
    For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account or the Secure Value Account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity. Also, transfers we make to or from the Secure Value Account due to the election, termination or re-election of an optional living benefit will not count toward the maximum number of free transfers.

..   Upon election of the benefit, we allocate 10% of your Unadjusted Account
    Value to the Secure Value Account. This means 90% will be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current Owners of the benefit. Current Owners of the benefit will be able to maintain amounts previously allocated to those sub-accounts, but may not be permitted to transfer amounts or allocate new Purchase Payments to those sub-accounts.

..   If you elect this benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued) or terminate and later re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Spousal Highest
    Daily Lifetime Income v3.0 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

..   Spousal Continuation: If a Death Benefit is not payable on the death of a spousal designated life (e.g., if the first of the spousal designated lives to die is the Beneficiary but not an Owner), Spousal Highest Daily Lifetime Income v3.0 with HD DB will remain in force unless we are instructed otherwise.

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Charge for the Spousal Highest Daily Lifetime Income v3.0 with HD DB

The current charge for Spousal Highest Daily Lifetime Income v3.0 with HD DB is 1.60% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income v3.0 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.40% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account but we do not deduct the fee from the Secure Value Account or the DCA MVA Options. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income v3.0 with HD DB would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Termination of the Benefit

You may not terminate Spousal Highest Daily Lifetime Income v3.0 with HD DB prior to the first benefit anniversary (the calendar date on which you elected the optional living benefit, occurring each Annuity Year after the first benefit year). If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. For example, there is currently a waiting period of 90 days before you can elect a new benefit (except in the case of spousal assumption of a contract).

The benefit automatically terminates upon the first to occur of the following:

(i) upon our receipt of Due Proof of Death of the first designated life, if the surviving spouse opts to take the death benefit under the Annuity (rather than continue the Annuity) or if the surviving spouse is not an eligible designated life;

(ii)   upon the death of the second designated life;

(iii)  your termination of the benefit;

(iv)   your surrender of the Annuity;

(v) your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount);

(vi) both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

(vii) you allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value (subject to state law - please see Appendix C for Special Contract Provisions for Annuities Issued in Certain States);* or

(viii) you cease to meet our requirements as described in "Election of and Designations under the Benefit" or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations (subject to state law - please see Appendix C for Special Contract Provisions for Annuities Issued in Certain States).*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

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Upon termination of Spousal Highest Daily Lifetime Income v3.0 with HD DB other than upon the death of the Remaining Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing
Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond
Sub-account and the Secure Value Account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If you are participating in an asset allocation program, amounts will be transferred in accordance with your instructions for that program. If, prior to the transfer from the AST Investment Grade Bond Sub-account and the Secure Value Account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

Spousal Highest Daily Lifetime Income v3.0 with HD DB Conditions

See "Highest Daily Lifetime Income v3.0 Conditions" in the discussion of Highest Daily Lifetime Income v3.0 above for information regarding the conditions of the benefit.

Additional Tax Considerations

Please see "Additional Tax Considerations" under Highest Daily Lifetime Income v3.0 above.

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                                DEATH BENEFITS

TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT

Each Annuity provides a Death Benefit prior to Annuitization. If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the death of the Owner (or the first to die, if there are multiple Owners). If the Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant's death if there is no Contingent Annuitant. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid upon the Annuitant's death. The person upon whose death the Death Benefit is paid is referred to below as the "decedent".

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity held by a natural person. At this time, we will not issue an Annuity to grantor trusts with more than two grantors.

You may name as the Owner of the Annuity a grantor trust with one grantor only if the grantor is designated as the Annuitant. You may name as the Owner of the Annuity, subject to state availability, a grantor trust with two grantors only if the oldest grantor is designated as the Annuitant. We will not issue Annuities to grantor trusts with more than two grantors and we will not permit co-grantors to be designated as either joint Annuitants during the Accumulation Period or Contingent Annuitants.

Where the Annuity is owned by a grantor trust, the Annuity must be distributed within 5 years after the date of death of the first grantor's death under (S) 72(s) of the Code. If a non-Annuitant grantor predeceases the Annuitant, the Surrender Value will be payable. The Surrender Value will be payable to the trust and there is no Death Benefit provided under the Annuity except as otherwise described below. Between the date of death of the non-Annuitant grantor and the date that we distribute the Surrender Value, the Account Value is reduced by the Total Insurance Charge and subject to market fluctuations. If the Annuitant dies after the death of the first grantor, but prior to the distribution of the Surrender Value of the Annuity, then the Death Benefit amount will be payable as a lump sum to the Beneficiary or Beneficiaries as described in the "Death Benefits" section of this prospectus. See the "Death Benefits" section for information on the amount payable if the Annuitant predeceases the non-Annuitant grantor.

We determine the amount of the Death Benefit as of the date we receive "Due Proof of Death." Due Proof of Death can be met only if each of the following is submitted to us in Good Order: (a) a death certificate or similar documentation acceptable to us (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds and (c) any applicable election of the method of payment of the death benefit by at least one Beneficiary (if not previously elected by the Owner). We must be made aware of all eligible Beneficiaries in order for us to have received Due Proof of Death. Any given Beneficiary must submit the written information we require in order to be paid his/her share of the Death Benefit.

Once we have received Due Proof of Death, each eligible Beneficiary may take his/her portion of the Death Benefit in one of the forms described in this prospectus (e.g., distribution of the entire interest in the Annuity within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the Beneficiary - see "Payment of Death Benefits" below).

After our receipt of Due Proof of Death, we automatically transfer any remaining Death Benefit to the AST Money Market Sub-account. However, between the date of death and the date that we transfer any remaining Death Benefit to the AST Money Market Sub-account, the amount of the Death Benefit is impacted by the Insurance Charge and subject to market fluctuations.

No Death Benefit will be payable if the Annuity terminates because your Unadjusted Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

EXCEPTIONS TO AMOUNT OF DEATH BENEFIT

There are certain exceptions to the amount of the Death Benefit.

Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the basic Death Benefit or any Death Benefit in connection with an optional living benefit).

Death Benefit Suspension Period. You also should be aware that there is a Death Benefit suspension period. If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), any Death Benefit (including the Minimum Death Benefit, any optional Death Benefit and Highest Daily Lifetime Income v3.0 with HD DB and Spousal Highest Daily Lifetime Income v3.0 with HD
DB) that applies will be suspended for a two year period starting from the date that person first became Owner or Annuitant. This suspension would not apply if the ownership or annuitant change was

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the result of Spousal Continuation or death of the prior Owner or Annuitant.
While the two year suspension is in effect, the Death Benefit amount will equal the Unadjusted Account Value on the date we receive Due Proof of Death. Thus, if you had elected Highest Daily Lifetime Income v3.0 with HD DB or Spousal Highest Daily Lifetime Income v3.0 with HD DB, and the suspension were in effect, you would be paying the fee for the Highest Daily Lifetime Income v3.0 with HD DB or Spousal Highest Daily Lifetime Income v3.0 with HD DB even though during the suspension period your Death Benefit would be limited to the Unadjusted Account Value. After the two-year suspension period is completed the Death Benefit is the same as if the suspension period had not been in force. See "Change of Owner, Annuitant and Beneficiary Designations" in "Managing Your Annuity" with regard to changes of Owner or Annuitant that are allowable.

Beneficiary Annuity. With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

MINIMUM DEATH BENEFIT

Each Annuity provides a minimum Death Benefit at no additional charge. The amount of the minimum Death Benefit is equal to the greater of:

..   The sum of all Purchase Payments you have made since the Issue Date of the
    Annuity until the date of Due Proof of Death, reduced proportionally by the ratio of the amount of any withdrawal to the Account Value immediately prior to the withdrawal; and

..   Your Unadjusted Account Value on the date we receive Due Proof of Death.

SPOUSAL CONTINUATION OF ANNUITY

Unless you designate a Beneficiary other than your spouse, upon the death of either spousal Owner, the surviving spouse may elect to continue ownership of the Annuity instead of taking the Death Benefit payment. The Unadjusted Account Value as of the date of Due Proof of Death will be equal to the Death Benefit that would have been payable. Any amount added to the Unadjusted Account Value will be allocated to the Sub-accounts (if you participate in an optional living benefit, such amount will not be directly added to the AST Investment Grade Bond Sub-account used by the benefit, but may be reallocated by the predetermined mathematical formula on the same day). No CDSC will apply to Purchase Payments made prior to the effective date of a spousal continuance. However, any additional Purchase Payments applied after the date the continuance is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

Subsequent to spousal continuation, the basic Death Benefit will be equal to the greater of:

       . The Unadjusted Account Value on the effective date of the spousal continuance, plus all Purchase Payments you have made since the spousal continuance until the date of Due Proof of Death, reduced proportionally by the ratio of the amount of any withdrawal to the Account Value immediately prior to the withdrawal; and

       . The Unadjusted Account Value on Due Proof of Death of the surviving spouse.

With respect to Highest Daily Lifetime Income v3.0 with HD DB and Spousal Highest Daily Lifetime Income v3.0 with HD DB :

       . If the Highest Daily Death Benefitis not payable upon the death of a Spousal Designated Life, and the Remaining Designated Life chooses to continue the Annuity, the benefit will remain in force unless we are instructed otherwise.

       . If a Death Benefit is not payable upon the death of a Spousal Designated Life (e.g., if the first of the Spousal Designated Lives to die is the Beneficiary but not an Owner), the benefit will remain in force unless we are instructed otherwise.

Spousal continuation is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Code ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the Beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

We allow a spouse to continue the Annuity even though he/she has reached or surpassed the Latest Annuity Date. However, upon such a spousal continuance, annuity payments would begin immediately.

A surviving spouse's ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see "Managing Your Annuity - Spousal Designations"). Please consult your tax or legal adviser for more information about such impact in your state.

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PAYMENT OF DEATH BENEFITS

Alternative Death Benefit Payment Options - Annuities owned by Individuals (not associated with Tax-Favored Plans)

Except in the case of a spousal continuation as described above, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. In the event of the decedent's death before the Annuity Date, the Death Benefit must be distributed:

       .  within five (5) years of the date of death (the "5 Year Deadline"); or

       . as a series of payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:

       .  as a lump sum payment; or

       . as a series of required distributions under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option", unless you have made an election prior to Death Benefit proceeds becoming due.

Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the Death Benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated Beneficiary and whether the Beneficiary is your surviving spouse.

       . If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death (the "Qualified 5 Year Deadline"), or as periodic payments not extending beyond the life expectancy of the designated Beneficiary (provided such payments begin by December 31st of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death, or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Death Benefit is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the Owner.

       . If you die before a designated Beneficiary is named and before the date Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out by the Qualified 5 Year Deadline. If the Beneficiary does not begin installments by December 31st of the year following the year of death, we will require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

       . If you die before a designated Beneficiary is named and after the date Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

A Beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the Death Benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

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The tax consequences to the Beneficiary may vary among the different Death
Benefit payment options. See "Tax Considerations" and consult your tax adviser.

BENEFICIARY CONTINUATION OPTION

Instead of receiving the Death Benefit in a single payment, or under an Annuity Option, a Beneficiary may take the Death Benefit under an alternative Death Benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans". This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities. This option is different from the "Beneficiary Annuity", because the Beneficiary Continuation Option is a death benefit payout option used explicitly for annuities issued by a Prudential affiliate. Under the Beneficiary Continuation Option:

..   The Beneficiary must apply at least $15,000 to the Beneficiary Continuation
    Option (thus, the Death Benefit amount payable to each Beneficiary must be at least $15,000).

..   The Annuity will be continued in the Owner's name, for the benefit of the
    Beneficiary.

..   Beginning on the date we receive an election by the Beneficiary to take the
    Death Benefit in a form other than a lump sum, the Beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the assets allocated to the Sub-accounts. The charge is 1.00% per year.

..   Beginning on the date we receive an election by the Beneficiary to take the
    Death Benefit in a form other than a lump sum, the Beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Unadjusted Account Value. The fee will only apply if the Unadjusted Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

..   The initial Account Value will be equal to any Death Benefit (including any optional Death Benefit in connection with an optional living benefit) that would have been payable to the Beneficiary if the Beneficiary had taken a lump sum distribution.

..   The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-accounts may not be available.

..   The Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

..   No MVA Options will be offered for Beneficiary Continuation Options.

..   No additional Purchase Payments can be applied to the Annuity. Multiple death benefits cannot be combined in a single Beneficiary Continuation
    Option.

..   The basic Death Benefit and any optional living benefits elected by the
    Owner will no longer apply to the Beneficiary.

..   The Beneficiary can request a withdrawal of all or a portion of the Account
    Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the Beneficiary's withdrawal rights.

..   Withdrawals are not subject to CDSC.

..   Upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary (successor), unless the successor chooses to continue receiving payments through a Beneficiary Continuation Option established for the successor. However, the distributions will continue to be based on the Key Life of the Beneficiary Continuation Option the successor received the death benefit proceeds from.

..   If the Beneficiary elects to receive the death benefit proceeds under the
    Beneficiary Continuation Option, we must receive the election in Good Order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Beneficiary Continuation Option.

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                            VALUING YOUR INVESTMENT

VALUING THE SUB-ACCOUNTS

When you allocate Account Value to a Sub-account, you are purchasing Units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, and if you elected one or more optional living benefits whose annualized charge is deducted daily, the additional charge for such benefits.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price". The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge and the charges for any optional living benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See "Termination of Optional Living Benefits" below for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we redeem 178.677 Units at the current Unit Price, leaving you
158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

PROCESSING AND VALUING TRANSACTIONS

Pruco Life is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern
Time). Generally, financial transactions requested in Good Order before the close of regular trading on the NYSE will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of regular trading on the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of regular trading on the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of regular trading on the NYSE will be used when valuing and processing transactions.

We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed. Pruco Life will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..   trading on the NYSE is restricted;

..   an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or

..   the SEC, by order, permits the suspension or postponement for the protection of security holders.

In certain circumstances, we may need to correct the processing of an order. In such circumstances, we may incur a loss or receive a gain depending upon the price of the security when the order was executed and the price of the security when the order is corrected. With respect to any gain that may result from such order correction, we will retain any such gain as additional compensation for these correction services.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive the Purchase Payment in Good Order at our Service Office. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue an Annuity within two (2) Valuation Days.

With respect to your initial Purchase Payment that is pending investment in our Separate Account, we may hold the amount temporarily in a suspense account and we may earn interest on such amount. You will not be credited with interest during that period. The monies held in the suspense account may be subject to claims of our general creditors. Also, the Purchase Payment will not be reduced nor increased due to market fluctuations during that period.

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As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to claims of our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

Additional Purchase Payments: We will apply any additional Purchase Payments as of the Valuation Day that we receive the Purchase Payment at our Service Office in Good Order. We may limit, restrict, suspend or reject any additional Purchase Payments at any time. See "Additional Purchase Payments" under "Purchasing Your Annuity" earlier in this prospectus.

Scheduled Transactions: Scheduled transactions include transfers under Dollar Cost Averaging, the Asset Allocation Program, Auto-Rebalancing, systematic withdrawals, Systematic Investments, Required Minimum Distributions, substantially equal periodic payments under section 72(t)/72(q) of the Code, and annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to Required Minimum Distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day. In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

Unscheduled Transactions: "Unscheduled" transactions include any other non-scheduled transfers and requests for partial withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for
(a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in Good Order, and will process the transaction in accordance with the discussion in "Processing And Valuing Transactions."

Medically-Related Surrenders & Death Benefits: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Service Office in Good Order all supporting documentation we require for such transactions.

We generally pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in Good Order at our Service Office.

Termination of Optional Living Benefits: In general, if an optional living benefit terminates, we will no longer deduct the charge we apply to purchase the optional living benefit. However, for the Highest Daily Lifetime Income v3.0 benefits, if the benefit terminates for any reason other than death or annuitization, we will deduct a final charge upon termination, based on the number of days since the charge for the benefit was most recently deducted. On the date a charge no longer applies or a charge for an optional living benefit begins to be deducted, your Annuity will become subject to a different charge.

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                              TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax adviser for complete information and advice.

Generally, the cost basis in an Annuity not associated with a tax-favored retirement plan is the amount you pay into your Annuity, or into Annuities exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

Same Sex Marriages, Civil Unions and Domestic Partnerships

The summary that follows includes a description of certain spousal rights under the Annuity and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with
Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITIES

In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.

Taxes Payable by You

We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the Annuity are treated as a partial withdrawal from the Annuity and will be reported as such to the Annuity Owner.

It is possible that the IRS could assert that some or all of the charges for the optional living benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the Annuity. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

Taxes on Withdrawals and Surrender

If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of cost basis, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any

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withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

Taxes on Annuity Payments

If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

Maximum Annuity Date

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity Date for your Annuity. For some of our Annuities, you are able to choose to defer the Annuity Date beyond the default Annuity Date described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.

Please refer to your Annuity contract for the maximum Annuity Date.

Partial Annuitization

Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a Nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under section 72 of the Code. We do not currently permit partial annuitization.

Medicare Tax on Net Investment Income

The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,300 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.

Tax Penalty for Early Withdrawal from a Nonqualified Annuity

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..   the amount is paid on or after you reach age 59 1/2 or die;

..   the amount received is attributable to your becoming disabled;

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

..   the amount received is paid under an immediate Annuity (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

Special Rules in Relation to Tax-free Exchanges Under Section 1035

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Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

After you elect an annuity payment option, you are not eligible for a tax-free exchange under Section 1035.

Taxes Payable by Beneficiaries for a Nonqualified Annuity

The Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

..   As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

..   Within 5 years of death of Owner, the Beneficiary is taxed as amounts are withdrawn (with gain treated as being distributed first).

..   Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis.

Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

Reporting and Withholding on Distributions

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

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Entity Owners

Where an Annuity is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax annually.

Where an Annuity is issued to a Charitable Remainder Trust (CRT), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity held by a natural person. At this time, we will not issue an Annuity to grantor trusts with more than two grantors.

You may name as the Owner of the Annuity a grantor trust with one grantor only if the grantor is designated as the Annuitant. You may name as the Owner of the Annuity, subject to state availability, a grantor trust with two grantors only if the oldest grantor is designated as the Annuitant. We will not issue Annuities to grantor trusts with more than two grantors and we will not permit co-grantors to be designated as either joint Annuitants during the Accumulation Period or Contingent Annuitants.

Where the Annuity is owned by a grantor trust, the Annuity must be distributed within 5 years after the date of death of the first grantor's death under (S) 72(s) of the Code. If a non-Annuitant grantor predeceases the Annuitant, the Surrender Value will be payable. The Surrender Value will be payable to the trust and there is no Death Benefit provided under the Annuity except as otherwise described below. Between the date of death of the non-Annuitant grantor and the date that we distribute the Surrender Value, the Account Value is reduced by the Total Insurance Charge and subject to market fluctuations. If the Annuitant dies after the death of the first grantor, but prior to the distribution of the Surrender Value of the Annuity, then the Death Benefit amount will be payable as a lump sum to the Beneficiary or Beneficiaries as described in the "Death Benefits" section of this prospectus. See the "Death Benefits" section for information on the amount payable if the Annuitant predeceases the non-Annuitant grantor.

Annuity Qualification

Diversification And Investor Control. In order to qualify for the tax rules applicable to Annuities described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

Required Distributions Upon Your Death for a Nonqualified Annuity. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person

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in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

Changes In Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITIES

In general, as used in this prospectus, a Qualified Annuity is an Annuity with applicable endorsements for a tax-favored plan or a Nonqualified Annuity held by a tax-favored retirement plan.

The following is a general discussion of the tax considerations for Qualified Annuites. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.

A Qualified Annuity may typically be purchased for use in connection with:

..   Individual retirement accounts and annuities (IRAs), including inherited
    IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

..   Roth IRAs, including inherited Roth IRAs (which we refer to as a
    Beneficiary Roth IRA) under Section 408A of the Code;

..   A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

..   H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

..   Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
    Deferred Annuities or TDAs);

..   Section 457 plans (subject to 457 of the Code).

A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

Types of Tax-favored Plans

IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" and "Roth IRA Disclosure Statement" which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (the material terms are summarized in this Prospectus and in those Disclosure Statements), the IRS requires that you have a "Free Look" after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2015 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA", which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12

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months. An IRA transfer is a tax-free trustee-to-trustee "transfer" from one
IRA account to another. IRA transfers are not subject to this 12 month rule.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

Required Provisions. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..   You, as Owner of the Annuity, must be the "Annuitant" under the contract
    (except in certain cases involving the division of property under a decree of divorce);

..   Your rights as Owner are non-forfeitable;

..   You cannot sell, assign or pledge the Annuity;

..   The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

..   The date on which required minimum distributions must begin cannot be later than April 1/st/ of the calendar year after the calendar year you turn age 70 1/2; and

..   Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

..   A 10% early withdrawal penalty described below;

..   Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

..   Failure to take a Required Minimum Distribution, also described below.

SEPs. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

..   If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
    (a) $53,000 in 2015, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2015, this limit is $265,000;

..   SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

..   SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $18,000 in 2015 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "Free Look" period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAs. The "Roth IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..   Contributions to a Roth IRA cannot be deducted from your gross income;

..   "Qualified distributions" from a Roth IRA are excludable from gross income.
    A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner's death; (c) due to the Owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

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..   If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $18,000 in 2015. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

..   Your attainment of age 59 1/2;

..   Your severance of employment;

..   Your death;

..   Your total and permanent disability; or

..   Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any "direct transfer" of your interest in the Annuity to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

Required Minimum Distributions and Payment Options

If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value

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only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

Charitable IRA Distributions.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2015, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2015.

For distributions in tax years beginning after 2005 and before 2015, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

Required Distributions Upon Your Death for a Qualified Annuity

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the Annuity and receive required minimum distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

..   If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31/st/ of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

..   If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

..   If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner's spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.

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Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred.
Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

Tax Penalty for Early Withdrawals from a Qualified Annuity You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..   the amount is paid on or after you reach age 59 1/2 or die;

..   the amount received is attributable to your becoming disabled; or

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually.
    (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

Withholding

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

..   For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions

..   If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and

..   For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA Requirements

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.

Spousal Consent Rules for Retirement Plans - Qualified Annuities

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you

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designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

Additional Information About IRAs

For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

Gifts and Generation-skipping Transfers

If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

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                               OTHER INFORMATION

PRUCO LIFE AND THE SEPARATE ACCOUNT

Pruco Life. Pruco Life Insurance Company (Pruco Life) is a stock life insurance company organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam and in all states except New York. Pruco Life is a wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a New Jersey stock life insurance company that has been doing business since 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial), a New Jersey insurance holding company. No company other than Pruco Life has any legal responsibility to pay amounts that Pruco Life owes under its annuity contracts. Among other things, means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal Value for Highest Daily Lifetime Income v3.0) exceeds your current Account Value, you would rely solely on the ability of Pruco Life to make payments under the benefit out of its own assets. As Pruco Life's ultimate parent, Prudential Financial, however, exercises significant influence over the operations and capital structure of Pruco Life.

Pruco Life incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (Exchange Act) since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by Pruco Life pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. Pruco Life will provide to each person, including any beneficial Owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Pruco Life Insurance Company, One Corporate Drive, Shelton, CT 06484 or by calling 800-752-6342. Pruco Life files periodic reports as required under the Exchange Act. The public may read and copy any materials that Pruco Life files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

Pruco Life conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Pruco Life may change over time. As of December 31, 2014, non-affiliated entities that could be deemed service providers to Pruco Life and/or an affiliated insurer within the Pruco Life business unit consisted of those set forth in the table below.

 Name of Service Provider     Services Provided              Address
 ------------------------  ------------------------  -------------------------
 Broadridge Investor       Proxy services and        51 Mercedes Way,
 Communication Solutions,  regulatory mailings       Edgewood, NY 11717
 Inc.

 CT Corporation System     UCC filings, corporate    111 Eighth Avenue,
                           filings and annual        New York, NY 10011
                           report filings

 Depository Trust &        Clearing and settlement   55 Water Street, 26/th/
 Clearing Corporation      services                  Floor, New York, NY 10041

 EDM Americas              Records management and    301 Fayetteville Street,
                           administration of         Suite 1500, Raleigh, NC
                           annuity contracts         27601

 ExlService Holdings, Inc. Administration of         350 Park Avenue, 10/th/
                           annuity contracts         Floor, New York, NY 10022

 National Financial        Clearing and settlement   82 Devonshire Street
 Services                  services                  Boston, MA 02109

 NEPS, LLC                 Composition, printing,    12 Manor Parkway, Salem,
                           and mailing of contracts  NH 03079
                           and benefit documents

 Pershing LLC              Order-entry systems       One Pershing Plaza,
                           provider                  Jersey City, NJ 07399

 Thomson Reuters           Tax form printing         3 Times Square New York,
                                                     NY 10036

 Venio                     Claim related services    4031 University Drive,
                                                     Suite 100, Fairfax, VA
                                                     22030

The Separate Account. We have established a Separate Account, the Pruco Life Flexible Premium Variable Annuity Account (Separate Account), to hold the assets that are associated with the Annuities. The Separate Account was

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established under Arizona law on June 16, 1995, and is registered with the SEC under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. The assets of the Separate Account are held in the name of Pruco Life and legally belong to us. Pruco Life segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains, and losses, whether or not realized, for assets allocated to the Separate Account are, in accordance with the Annuities, credited to or charged against the Separate Account without regard to other income, gains, or losses of Pruco Life. The obligations under the Annuities are those of Pruco Life, which is the issuer of the Annuities and the depositor of the Separate Account. More detailed information about Pruco Life, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

In addition to rights that we specifically reserve elsewhere in this prospectus, we reserve the right to perform any or all of the following:

..   offer new Sub-accounts, eliminate Sub-Accounts, substitute Sub-accounts or combine Sub-accounts;

..   close Sub-accounts to additional Purchase Payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates;

..   combine the Separate Account with other "unitized" separate accounts;

..   deregister the Separate Account under the Investment Company Act of 1940;

..   manage the Separate Account as a management investment company under the
    Investment Company Act of 1940 or in any other form permitted by law;

..   make changes required by any change in the federal securities laws, including, but not limited to, the Securities Act of 1933, the Securities Act of 1934, the Investment Company Act of 1940, or any other changes to the Securities and Exchange Commission's interpretation thereof;

..   establish a provision in the Annuity for federal income taxes if we determine, in our sole discretion, that we will incur a tax as the result of the operation of the Separate Account;

..   make any changes required by federal or state laws with respect to annuity contracts; and

..   to the extent dictated by any underlying Portfolio, impose a redemption fee or restrict transfers within any Sub-account.

We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with guidance provided by the SEC or its staff (or after obtaining an order from the SEC, if required). We reserve the right to substitute underlying Portfolios, as allowed by applicable law. If we make a fund substitution or change, we may change the Annuity contract to reflect the substitution or change. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Automatic Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

With the MVA Options, we use a separate account of Pruco Life different from the Pruco Life Flexible Premium Variable Annuity Account discussed above. The separate account for the MVA Options is not registered under the Investment Company Act of 1940. Moreover, you do not participate in the appreciation or depreciation of the assets held by that separate account.

The General Account. Our general obligations and any guaranteed benefits under the Annuity are supported by our general account and are subject to our claims paying ability. Assets in the general account which includes amounts in the Secure Value Account, are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.

Fees and Payments Received by Pruco Life

As detailed below, Pruco Life and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios' advisers and subadvisers. Because these fees and payments are made to Pruco Life and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see "Variable Investment Options" under "Investment Options" earlier in this prospectus.

We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio's assets and are therefore borne by Owners. We also receive "revenue sharing" payments from the advisers of the underlying Portfolios or their affiliates (not the Portfolios), which compensate us for administrative services. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are equal to an annual rate of 0.50% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.

In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, subadviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. During 2014, with regard to the total amounts that were paid under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from approximately $300.00 to approximately $354,505.58. These amounts relate to all individual variable annuity contracts issued by Pruco Life or its affiliates, not only the Annuity covered by this prospectus.

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Cyber Security Risks. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.

LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS

Each underlying Portfolio is registered as an open-end management investment company under the Investment Company Act of 1940. Shares of the underlying Portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights

We are the legal owner of the shares of the underlying Portfolios in which the Sub-accounts invest. However, under current SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying Portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares that are owned directly by us or an affiliate (excluding shares held in the separate account of an affiliated insurer). In addition, because all the shares of a given Portfolio held within our Separate Account are legally owned by us, we intend to vote all of such shares when that underlying Portfolio seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying Portfolio's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting", it is possible that the votes of a small percentage of contract holders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying Portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying Portfolio that require a vote of shareholders. We reserve the right to change the voting procedures described above if applicable SEC rules change.

Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change subadvisers for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the subadvisers by AST Investment Services, Inc., Prudential Investments LLC and the Trustees.

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The exemption does not apply to the AST Franklin Templeton Founding Funds
Allocation Portfolio; shareholder approval of new subadvisory agreements for this Portfolio only is required. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts

It is possible that differences may occur between companies that offer shares of an underlying Portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying Portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts", in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Confirmations, Statements, and Reports

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter, if there have been transactions during the quarter. We may confirm regularly scheduled transactions, including, but not limited to the Annual Maintenance Fee, systematic withdrawals (including 72(t)/72(q) payments and Required Minimum Distributions), electronic funds transfer, Dollar Cost Averaging, and auto rebalancing in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge $50 for each such additional or previously sent report, but may waive that charge in the future. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and AST Portfolios. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker/dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with both affiliated and unaffiliated broker/dealers who are registered under the Exchange Act (collectively, "Firms"). The affiliated broker/dealer, Pruco Securities, LLC is an indirect wholly-owned subsidiary of Prudential Financial that sells variable annuity and variable life insurance (among other products) through its registered representatives. Applications for each Annuity are solicited by registered representatives of the Firms. PAD utilizes a network of its own registered representatives to wholesale the Annuities to Firms. Because the Annuities offered through this prospectus are insurance products as well as securities, all registered representatives who sell the Annuities are also appointed insurance agents of Pruco Life.

Under the selling agreements, commissions are paid to firms on sales of the Annuity according to one or more schedules. The registered representative will receive all or a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 6.5% for the B Series, 5.0% for the L Series and 2.0% for the C Series. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of Unadjusted Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account. Compensation varies by Annuity product, and such differing compensation could be a factor in which Annuity a Financial Professional recommends to you.

In addition, in an effort to promote the sale of our products (which may include the placement of Pruco Life and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker/dealers firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide to us or our affiliates. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis; providing office access, operations and systems support; holding seminars intended to educate registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval and preferred programs to PAD. We, or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

The list below identifies three general types of payments that PAD pays to registered broker/dealers and firms which are broadly defined as follows:

   . Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon the total assets, subject to certain criteria in certain Pruco Life products.

   . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as Purchase Payments under Pruco Life annuity products sold through the firm.

   . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2014) received payment with respect to our annuity business generally during 2014 (or as to which a payment amount was accrued during 2014). The firms listed below include those receiving payments in connection with marketing of products issued by Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2014, the least amount paid, and greatest amount paid, were $25.00 and $9,079,316.06, respectively. Each of these Annuities also is distributed by other selling firms that previously were appointed only with our affiliate Prudential Annuities Life Assurance Corporation ("PALAC"). Such other selling firms may have received compensation similar to the types discussed above with respect to their sale of PALAC annuities. In addition, such other selling firms may, on a going forward basis, receive substantial compensation that is not reflected in this 2014 retrospective depiction.

Name of Firm:

1st Global Capital Corp.                    Epoch Investment Management               Mass Mutual Financial Group
Advisor Group                               Equity Services, Inc.                     Merrill Lynch, P,F,S
Aegon Transamerica                          Federated Investors                       MetLife
Afore Met Life                              Fidelity Institutional Wealth Services    MFS
AFS Brokerage, Inc.                         (FIWS)                                    MML Investors Services, Inc.
AIG Advisor Group                           Fidelity Investments                      Money Concepts Capital Corp.
AIG Financial Advisors Inc.                 Fifth Third Securities, Inc.              Morgan Stanley Smith Barney
Alliance                                    Financial Planning Consultants            Morgan Stanley Smith Barney (PDI)
Alliant/Benefit Partners                    Financial Services Int'l Corp. (FSIC)     MTL Equity Products, Inc.
Allianz                                     Financial Telesis                         Mutual of Omaha Bank
Allstate Financial Services, LLC            Financial West Group                      National Planning Corporation
American Financial Associates               First Allied Securities Inc.              National Securities Corp.
American Portfolio Financial Services Inc.  First Citizens Bank                       Natixis Funds
Ameritas Investment Corp.                   First Heartland Capital, Inc.             Neuberger Berman
Ameritus Capital Group, Inc.                First Merit Investments                   Next Financial Group, Inc.
Annuity Partners                            First Protective Insurance Group          NFP Securities, Inc.
Annuity Services                            First Southeast Investor Services         OneAmerica Securities, Inc.
Appointment Resources                       First Tennessee Brokerage, Inc.           Oppenheimer & Co., Inc.
AQR Capital Management                      FMS Financial Partners, Inc.              Pacific Life
Arete Wealth Management                     Fortune Financial Services, Inc.          Park Avenue Securities, LLC
Arque Capital, Ltd.                         Franklin Templeton                        Pensionmark Retirement Group
Arthur J. Gallagher                         FSC Securities Corp.                      People's Securities
Arvest Asset Management                     Garden State Securities, Inc.             PIMCO
Astoria Federal Savings                     GATX Southern Star Agency                 PlanMember Securities Corp.
AXA Advisors, LLC                           Gary Goldberg & Co., Inc.                 PNC Investments, LLC
BancWest Investment Services                Geneos Wealth Management, Inc.            PNC Bank
BBVA Compass Investment Solutions, Inc.     Girard Securities, Inc.                   Presidential Brokerage
Ballew Investments                          Goldman Sachs & Co.                       Princor Financial Services Corp.
Bank of Oklahoma                            Great American Investors, Inc.            ProEquities
Bank of Texas                               GWN Securities, Inc.                      Prospera Financial Services, Inc.
BB&T Investment Services, Inc.              H. Beck, Inc.                             Prudential Annuities
BCG Securities, Inc.                        H.D. Vest Investment                      Purshe Kaplan Sterling Investments
Berthel Fisher & Company                    Hantz Financial Services, Inc.            Questar Capital Corporation
BFT Financial Group, LLC                    Harbor Financial Services, LLC            Raymond James & Associates
BlackRock Financial Management Inc.         Harbour Investments, Inc.                 Raymond James Financial Svcs
Broadridge                                  Hazard & Siegel, Inc.                     RBC Capital Markets Corporation
Brokers International                       HBW Securities, Inc.                      Regal Securities
Brookstone Financial Services               Hornor, Townsend & Kent, Inc.             Resource Horizons Group
Cadaret, Grant & Co., Inc.                  HSBC                                      Ridgeway & Conger, Inc.
Cambridge Advisory Group                    Huntington Investment Services            Robert W. Baird & Co., Inc.
Cambridge Investment Research, Inc.         Independent Financial Grp, LLC            Royal Alliance Associates
Cape Securities, Inc.                       Infinex Investments, Inc.                 Russell Investments
Capital Advisors                            ING Financial Partners, LLC               Sagepoint Financial, Inc.
Capital Analysts                            Institutional Securities Corp.            Sage Rutty & Co., Inc.
Capital Financial Services, Inc.            Intercarolina Financial Services, Inc.    Sammons Securities Co., LLC
Capital Growth Resources                    Invest Financial Corporation              Santander
Capital Guardian                            Investacorp                               Schroders Investment Management
Capital Investment Group, Inc.              Investment Centers of America             Scott & Stringfellow, LLC
Capital One Investment Services, LLC        Investment Planners, Inc.                 Securian Financial Services, Inc.
Capital Securities Management               Investment Professionals                  Securities America, Inc.
CCF Investments, Inc.                       Investors Capital Corporation             Securities Service Network
CCO Investment Services Corp.               ISC Group Inc.                            Sigma Financial Corporation
Centaurus Financial, Inc.                   J.J.B. Hilliard Lyons, Inc.               Signator Investors, Inc.
Cetera Advisor Network LLC                  J.P. Morgan                               SII Investments, Inc.
Cetera Financial Group LLC                  J.W. Cole Financial, Inc.                 Sorrento Pacific Financial LLC
Cetera Financial Specialists                Janney Montgomery Scott, LLC              Southeast Financial Group, Inc.
Cetera Investment Services                  Jennison Associates, LLC                  Southern Bank
CFD Investments, Inc.                       KCG Holdings, Inc.                        Specialized Schedulers
Charter One Bank (Cleveland)                Key Bank                                  Sterne Agee Financial Services, Inc.
Chase Investment Services                   Key Investment Services LLC               Stifel Nicolaus & Co.
Citigroup Global Markets Inc.               KMS Financial Services, Inc.              Strategic Financial Alliance Inc.
Cognizant                                   Kovack Securities, Inc.                   Summit Brokerage Services, Inc.
Comerica Securities, Inc.                   LaSalle St. Securities, LLC               Summit Financial
Commonwealth Financial Network              Lazard                                    Sunset Financial Services, Inc.
Compass Bank Wealth Management Group        Leaders Group Inc.                        SunTrust Investment Services, Inc.
Comprehensive Asset Management              Legend Equities Corporation               SWS Financial Services, Inc
Crown Capital Securities, L.P.              Legg Mason                                Symetra Investment Services Inc.
CUNA Brokerage Svcs, Inc.                   Leigh Baldwin & Company, LLC              Syndicated
CUSO Financial Services, L.P.               LIMRA (Life Insurance and Market          T. Rowe Price Group, Inc.
David Lerner and Associates                 Research Association)                     TFS Securities, Inc.
Dempsey Lord Smith, LLC                     Lincoln Financial Advisors                The Investment Center
DWS Investments                             Lincoln Financial Securities Corporation  The O.N. Equity Sales Co.
Eaton Vance                                 Lincoln Investment Planning               The Prudential Insurance Company of
Edward Jones & Co.                          LPL Financial Corporation                 America
                                            LPL Financial Corporation (PDI)           The PNC Financial Services Group, Inc.
                                            M and T Bank Corporation                  The Strategic Financial Alliance Inc.
                                            M Holdings Securities, Inc.

TransAmerica Financial Advisors, Inc.  US Bank                            Western Asset Management Company
Triad Advisors, Inc.                   VALIC Financial Advisors, Inc.     WFG Investments, Inc.
Trustmont Financial Group, Inc.        Veritrust Financial LLC            Wintrust Financial Corporation
UBS Financial Services, Inc.           VSR Financial Services, Inc.       Woodbury Financial Services
Umpqua Investments                     Waddell & Reed Inc.                World Equity Group, Inc.
Unionbanc Investment Services, LLC     Wall Street Financial Group        World Group Securities, Inc.
United Brokerage Services, Inc.        Wayne Hummer Investments LLC       WRP Investments, Inc.
United Planners Financial Service      Wells Fargo Advisors LLC           Wunderlich Securities
USA Financial Securities Corp.         Wells Fargo Advisors LLC - Wealth
                                       Wells Fargo Investments LLC

You should note that firms and individual registered representatives and branch managers with some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to a contract product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Your registered representative can provide you with more information about the compensation arrangements that apply upon request.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Pruco Life are included in the Statement of Additional Information.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

Litigation and Regulatory Matters

Pruco Life is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Pruco Life and proceedings generally applicable to business practices in the industry in which we operate. Pruco Life is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Pruco Life is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Pruco Life, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Pruco Life's pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Pruco Life establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed. As of December 31, 2014, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Pruco Life reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Pruco Life's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Pruco Life's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Pruco Life's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Pruco Life's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Pruco Life's financial position.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

..   Company

..   Experts

..   Principal Underwriter

..   Payments Made to Promote Sale of Our Products

..   Cyber Security Risks

..   Determination of Accumulation Unit Values

..   Financial Statements

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

Prudential's Customer Service Team

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

Internet

Access information about your Annuity through our website:
www.prudentialannuities.com

Correspondence Sent by Regular Mail

Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

Correspondence Sent by Overnight*, Certified or Registered Mail

Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025

* Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g., Federal Express, United Parcel Service) will be delivered to the address listed below.

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center
(1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number
(PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Pruco Life does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Nor, due to circumstances beyond our control, can we provide any assurances as to the delivery of transaction instructions submitted to us by regular and/or express mail. Regular and/or express mail (if operational) will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Pruco Life reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

                     APPENDIX A - ACCUMULATION UNIT VALUES

 As we have indicated throughout this prospectus, each Annuity is a contract that allows you to select or decline any of several features that carries with it a specific asset-based charge. We maintain a unique Unit value corresponding to each combination of such contract features.

 Here, we set forth the historical Unit values corresponding to the lowest charge level for each Series and the highest charge level for each Series. In the Statement of Additional Information, which is available free of charge upon request, we set forth Unit values corresponding to the remaining charge levels.

           PREMIER RETIREMENT B SERIES (issued on or after 2-10-2014)
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (1.45%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $10.49176        $10.85572        12,899,575
------------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   02/10/2014 to 12/31/2014                                $11.01928        $11.63271        55,421,875
------------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/10/2014 to 12/31/2014                                 $9.46527         $9.65482            34,475
------------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   02/10/2014 to 12/31/2014                                $11.30807        $12.99683            43,549
------------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $11.09513        $11.79468        42,344,995
------------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   02/10/2014 to 12/31/2014                                $10.68453        $11.10195        13,968,234
------------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   02/10/2014 to 12/31/2014                                $10.43812        $10.73308         8,696,327
------------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $11.92589        $13.25293           105,991
------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $11.40790        $12.24977        37,545,095
------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/10/2014 to 12/31/2014                                $11.34856        $13.08084            64,460
------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   02/10/2014 to 12/31/2014                                $10.25559        $12.49380           197,615
------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                 $9.77584        $10.04995         6,989,715
------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   02/10/2014 to 12/31/2014                                $10.74416        $11.24668        26,641,620
------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $11.18704        $11.86300        28,287,075
------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   02/10/2014 to 12/31/2014                                $10.61615        $10.94766        21,871,110
------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   02/10/2014 to 12/31/2014                                $10.08463        $11.31775            79,303
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $12.04909        $13.73015           245,430
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $12.12145        $13.50030           258,247
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   02/10/2014 to 12/31/2014                                $10.37486        $10.79436        27,006,384
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $12.10605        $13.40855           269,558

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                              $11.81429        $12.32421            86,451
----------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   02/10/2014 to 12/31/2014                              $10.50614        $10.53346           399,620
----------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   02/10/2014 to 12/31/2014                              $11.04551        $10.69470            84,962
----------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   02/10/2014 to 12/31/2014                              $11.06572        $10.55923            80,870
----------------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   02/10/2014 to 12/31/2014                               $9.82954        $10.11836            41,731
----------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   02/10/2014 to 12/31/2014                              $10.98788        $11.72319        19,635,100
----------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   02/10/2014 to 12/31/2014                              $10.78005        $10.37303           177,709
----------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   02/10/2014 to 12/31/2014                              $10.67278        $11.18827        12,246,922
----------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                              $13.17573        $14.03688           203,139
----------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                              $12.48778        $14.39848           204,671
----------------------------------------------------------------------------------------------------------
AST Legg Mason Diversified Growth Portfolio
   11/24/2014* to 12/31/2014                              $9.99880         $9.94406           209,655
----------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                              $12.52457        $13.91577           190,175
----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   02/10/2014 to 12/31/2014                               $9.85970        $10.18285           147,961
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   02/10/2014 to 12/31/2014                              $11.47583        $12.09859           213,117
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   02/10/2014 to 12/31/2014                              $12.62916        $13.66878           214,239
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                              $11.83349        $13.34862           106,616
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   02/10/2014 to 12/31/2014                              $11.76529        $13.67554           133,268
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   02/10/2014 to 12/31/2014                               $9.85937         $9.73273           417,208
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   02/10/2014 to 12/31/2014                              $12.43140        $14.48344           283,043
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   02/10/2014 to 12/31/2014                               $9.80353        $10.01026            29,530
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                              $12.14265        $13.14504           190,759
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                              $11.07486        $11.71380         8,545,240
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   02/10/2014 to 12/31/2014                               $9.37870         $9.22546           118,216
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   02/10/2014 to 12/31/2014                               $9.71972         $9.52988           332,005
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   02/10/2014 to 12/31/2014                               $9.84405         $9.95820           641,169
----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                              $10.56630        $11.03255        26,488,640
----------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   02/10/2014 to 12/31/2014                               $9.82303        $10.12124           161,125
----------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   02/10/2014 to 12/31/2014                              $11.03127        $12.08265        34,187,614

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/10/2014 to 12/31/2014                                 $8.97228         $9.24603            35,759
------------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   02/10/2014 to 12/31/2014                                $11.42674        $13.27988            19,568
------------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   02/10/2014 to 12/31/2014                                $11.83178        $14.16977           105,253
------------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   02/10/2014 to 12/31/2014                                $11.38376        $12.17276         3,592,187
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   02/10/2014 to 12/31/2014                                $10.67987        $11.23093        36,700,361
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   02/10/2014 to 12/31/2014                                $10.99189        $11.69052        28,120,980
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   02/10/2014 to 12/31/2014                                $10.85754        $11.22055        10,171,890
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   02/10/2014 to 12/31/2014                                $13.08304        $13.35563           136,642
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $12.32567        $12.68965           189,021
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $11.90100        $12.94107            95,418
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $11.04090        $11.65463        69,948,500
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   02/10/2014 to 12/31/2014                                $11.58713        $12.68322           274,014
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Growth Opportunities Portfolio
   02/10/2014 to 12/31/2014                                 $9.99880        $10.53132        14,394,493
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $13.60557        $14.45993           452,005
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   02/10/2014 to 12/31/2014                                $10.68176         $9.88439           291,382
------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   02/10/2014 to 12/31/2014                                 $9.53614         $9.60847           146,909
------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   02/10/2014 to 12/31/2014                                $11.23713        $11.86133        24,138,078
------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   02/10/2014 to 12/31/2014                                 $9.88733        $10.27737           117,054
------------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   02/10/2014 to 12/31/2014                                 $9.18960         $9.19398            48,711

 *  Denotes the start date of these sub-accounts

           PREMIER RETIREMENT L SERIES (issued on or after 2-10-2014)
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (1.90%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                              $12.14204        $12.51236         5,131,599
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   02/10/2014 to 12/31/2014                              $13.51693        $14.21155        15,133,242
----------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/10/2014 to 12/31/2014                               $9.42351         $9.57322            31,082

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   02/10/2014 to 12/31/2014                                $11.26701        $12.89730             7,797
------------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $13.10293        $13.87277        14,041,270
------------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   02/10/2014 to 12/31/2014                                $10.86202        $11.24074         6,748,218
------------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   02/10/2014 to 12/31/2014                                $10.40033        $10.65089         3,262,120
------------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $13.65853        $15.11682            42,240
------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $13.67071        $14.62013        20,955,739
------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/10/2014 to 12/31/2014                                $11.29845        $12.97041            81,167
------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   02/10/2014 to 12/31/2014                                $14.94103        $18.12815           107,197
------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                 $9.74041         $9.97296         2,122,277
------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   02/10/2014 to 12/31/2014                                $12.62874        $13.16575         8,108,067
------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $13.33539        $14.08375        11,021,050
------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   02/10/2014 to 12/31/2014                                $10.57770        $10.86389        10,809,144
------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   02/10/2014 to 12/31/2014                                $13.69999        $15.31302            69,964
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $15.01309        $17.03825           118,279
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $16.31611        $18.09847           109,728
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   02/10/2014 to 12/31/2014                                $11.98065        $12.41448         7,535,300
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $16.83304        $18.56865           242,850
------------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $14.68072        $15.25228            55,347
------------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   02/10/2014 to 12/31/2014                                $12.89850        $12.87958           158,987
------------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   02/10/2014 to 12/31/2014                                $12.75225        $12.29718            57,051
------------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   02/10/2014 to 12/31/2014                                $11.97120        $11.37699            47,769
------------------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   02/10/2014 to 12/31/2014                                 $9.78635        $10.03301            38,288
------------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   02/10/2014 to 12/31/2014                                $13.24324        $14.07221         6,688,035
------------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   02/10/2014 to 12/31/2014                                $12.21289        $11.70410           136,865
------------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   02/10/2014 to 12/31/2014                                $12.21043        $12.74837         3,931,853
------------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $16.31105        $17.30665            42,607
------------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $15.26722        $17.53196            95,542

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Legg Mason Diversified Growth Portfolio
   11/24/2014* to 12/31/2014                                $9.99842         $9.93904           210,436
------------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $15.91132        $17.60703            82,585
------------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   02/10/2014 to 12/31/2014                                $11.86240        $12.20150           109,251
------------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   02/10/2014 to 12/31/2014                                $15.16261        $15.92073           468,065
------------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   02/10/2014 to 12/31/2014                                $16.16406        $17.42381            42,704
------------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $12.93662        $14.53393            22,338
------------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $16.02326        $18.54936            35,257
------------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   02/10/2014 to 12/31/2014                                 $9.28009         $9.12348           229,507
------------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $16.62538        $19.29110            99,192
------------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   02/10/2014 to 12/31/2014                                $10.01300        $10.18287            28,665
------------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $16.76331        $18.07363           326,591
------------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $11.77144        $12.40002         3,978,103
------------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   02/10/2014 to 12/31/2014                                 $9.91853         $9.71685            70,034
------------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   02/10/2014 to 12/31/2014                                $10.00803         $9.77297           208,839
------------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   02/10/2014 to 12/31/2014                                $10.98950        $11.07205           756,038
------------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $12.15980        $12.64490         7,833,430
------------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   02/10/2014 to 12/31/2014                                $10.27699        $10.54611            91,583
------------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   02/10/2014 to 12/31/2014                                $13.22967        $14.43197        11,757,540
------------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/10/2014 to 12/31/2014                                 $8.93257         $9.16780            15,281
------------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   02/10/2014 to 12/31/2014                                $11.38526        $13.17812             2,742
------------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   02/10/2014 to 12/31/2014                                $16.14259        $19.25416            40,571
------------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   02/10/2014 to 12/31/2014                                $11.61751        $12.37240        11,703,989
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   02/10/2014 to 12/31/2014                                $12.21504        $12.79317         9,569,238
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   02/10/2014 to 12/31/2014                                $13.51789        $14.31877        10,085,730
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   02/10/2014 to 12/31/2014                                $12.26689        $12.62568         5,239,249
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   02/10/2014 to 12/31/2014                                $17.08225        $17.36748            69,353
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $17.77464        $18.22541            46,483
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $15.76646        $17.07496            56,342

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                             $13.49510        $14.18744        21,838,735
---------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   02/10/2014 to 12/31/2014                             $14.39760        $15.69575            84,668
---------------------------------------------------------------------------------------------------------
AST T. Rowe Price Growth Opportunities Portfolio
   02/10/2014 to 12/31/2014                              $9.99842        $10.48822         7,982,088
---------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                             $17.58583        $18.61447           370,178
---------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   02/10/2014 to 12/31/2014                             $10.75636         $9.91307           141,205
---------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   02/10/2014 to 12/31/2014                             $10.09694        $10.13234            65,700
---------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   02/10/2014 to 12/31/2014                             $11.18135        $11.75460        11,517,026
---------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   02/10/2014 to 12/31/2014                             $11.24115        $11.63736           497,106
---------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   02/10/2014 to 12/31/2014                              $9.14907         $9.11640            22,711

 *  Denotes the start date of these sub-accounts

           PREMIER RETIREMENT C SERIES (issued on or after 2-10-2014)
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (1.95%)

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                         Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                               $12.11784        $12.48173          551,264
-----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   02/10/2014 to 12/31/2014                               $13.49003        $14.17675        1,171,009
-----------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/10/2014 to 12/31/2014                                $9.41883         $9.56412            9,658
-----------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   02/10/2014 to 12/31/2014                               $11.26242        $12.88612            7,294
-----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                               $13.07659        $13.83858        1,708,098
-----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   02/10/2014 to 12/31/2014                               $10.84666        $11.21978          597,762
-----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   02/10/2014 to 12/31/2014                               $10.39614        $10.64163          587,053
-----------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                               $13.63098        $15.07959           12,154
-----------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                               $13.64336        $14.58431        1,350,832
-----------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/10/2014 to 12/31/2014                               $11.29289        $12.95816           78,182
-----------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   02/10/2014 to 12/31/2014                               $14.91112        $18.08363           50,944
-----------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $9.73649         $9.96440          312,977
-----------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   02/10/2014 to 12/31/2014                               $12.60354        $13.13356          734,068

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $13.30891        $14.04945          934,971
------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   02/10/2014 to 12/31/2014                                $10.57327        $10.85439        1,203,871
------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   02/10/2014 to 12/31/2014                                $13.67259        $15.27541           32,827
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $14.98313        $16.99670           67,497
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $16.28378        $18.05438           88,188
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   02/10/2014 to 12/31/2014                                $11.95683        $12.38417          774,341
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $16.79913        $18.52290           58,088
------------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $14.65159        $15.21507           47,471
------------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   02/10/2014 to 12/31/2014                                $12.87308        $12.84826          173,223
------------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   02/10/2014 to 12/31/2014                                $12.72676        $12.26716           25,450
------------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   02/10/2014 to 12/31/2014                                $11.94705        $11.34887           14,258
------------------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   02/10/2014 to 12/31/2014                                 $9.78130        $10.02333            2,251
------------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   02/10/2014 to 12/31/2014                                $13.21697        $14.03808          564,156
------------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   02/10/2014 to 12/31/2014                                $12.18852        $11.67544           28,934
------------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   02/10/2014 to 12/31/2014                                $12.18598        $12.71703          696,661
------------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $16.27865        $17.26455           29,448
------------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $15.23672        $17.48897           36,948
------------------------------------------------------------------------------------------------------------
AST Legg Mason Diversified Growth Portfolio
   11/24/2014* to 12/31/2014                                $9.99838         $9.93851            1,972
------------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $15.87927        $17.56365           18,419
------------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   02/10/2014 to 12/31/2014                                $11.83887        $12.17175          106,610
------------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   02/10/2014 to 12/31/2014                                $15.13213        $15.88154           57,047
------------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   02/10/2014 to 12/31/2014                                $16.13187        $17.38120           20,480
------------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $12.92691        $14.51650           21,098
------------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $15.99109        $18.50386           27,033
------------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   02/10/2014 to 12/31/2014                                 $9.26206         $9.10155          202,354
------------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $16.59260        $19.24449           56,892
------------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   02/10/2014 to 12/31/2014                                $10.00120        $10.16613           44,790
------------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $16.72995        $18.02954           16,902

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $11.76072        $12.38315          265,675
------------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   02/10/2014 to 12/31/2014                                 $9.89892         $9.69334           13,704
------------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   02/10/2014 to 12/31/2014                                 $9.98774         $9.74855           63,760
------------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   02/10/2014 to 12/31/2014                                $10.96785        $11.04504          192,088
------------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $12.13538        $12.61382        1,931,565
------------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   02/10/2014 to 12/31/2014                                $10.26473        $10.52868           41,019
------------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   02/10/2014 to 12/31/2014                                $13.20330        $14.39666          798,332
------------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/10/2014 to 12/31/2014                                 $8.92810         $9.15902            1,932
------------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   02/10/2014 to 12/31/2014                                $11.38063        $13.16685            2,478
------------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   02/10/2014 to 12/31/2014                                $16.11053        $19.20716            7,597
------------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   02/10/2014 to 12/31/2014                                $11.60104        $12.34930          278,378
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   02/10/2014 to 12/31/2014                                $12.19070        $12.76196          900,012
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   02/10/2014 to 12/31/2014                                $13.49091        $14.28371          737,056
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   02/10/2014 to 12/31/2014                                $12.24238        $12.59469          454,092
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   02/10/2014 to 12/31/2014                                $17.04831        $17.32530           47,903
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $17.73924        $18.18082           14,841
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $15.73465        $17.03278           37,540
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $13.46816        $14.15273        2,418,358
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   02/10/2014 to 12/31/2014                                $14.36900        $15.65743           73,333
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Growth Opportunities Portfolio
   02/10/2014 to 12/31/2014                                 $9.99838        $10.48352          591,720
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $17.55059        $18.56872          162,907
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   02/10/2014 to 12/31/2014                                $10.73462         $9.88848           32,758
------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   02/10/2014 to 12/31/2014                                $10.07643        $10.10718           70,310
------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   02/10/2014 to 12/31/2014                                $11.16517        $11.73220        1,052,187
------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   02/10/2014 to 12/31/2014                                $11.21879        $11.60900           33,022
------------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   02/10/2014 to 12/31/2014                                 $9.14451         $9.10774            3,184

 *  Denotes the start date of these sub-accounts

       APPENDIX B - SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU

Pruco Life Insurance Company offers several deferred variable annuity products. Each annuity, (B, L, C Series), has different features and benefits that may be appropriate for you based on your individual financial situation and how you intend to use the annuity. Not all of these annuities may be available to you, depending on factors such as the broker-dealer through which your annuity was sold. You can verify which of these annuities is available to you by speaking to your Financial Professional or calling 1-888-PRU-2888.

Among the factors you should consider when choosing which annuity product and benefit may be most appropriate for your individual needs are the following:

..   Your age;

..   The amount of your investment and any planned future Purchase Payments into the annuity;

..   How long you intend to hold the annuity (also referred to as "investment time horizon");

..   Your desire to make withdrawals from the annuity and the timing thereof;

..   Your investment objectives;

..   The guarantees optional living benefits may provide; and

..   Your desire to minimize costs and/or maximize return associated with the annuity.

You can compare the costs of the L-Series, B-Series, and C-Series by examining the section in this prospectus entitled "Summary of Contract Fees and Charges". There are trade-offs associated with the costs and benefits provided by each of the Series. Generally, shorter-term CDSC products such as the C-Series and L-Series provide higher Surrender Value in short-duration scenarios, while long-term CDSC classes such as the B-Series provide higher Surrender Values in long-term scenarios. Please note, while the Insurance Charges differ among the Series, beginning after the 9th Annuity Year they are all equal.

In choosing which Series to purchase, you should consider the features and the associated costs that offer the greatest value to you. The different features may include:

..   Variations on your ability to access funds in your Annuity without the imposition of a Contingent Deferred Sales Charge (CDSC), and

..   Different ongoing fees and charges you pay to stay in the Annuity.

An Annuity without CDSC or a shorter CDSC may provide flexibility and greater Surrender Value in earlier years; however, if you intend to hold the Annuity long term, it may result in a trade off for value in later years.

The following chart outlines some of the different features for each Annuity sold through this prospectus. The availability of optional living benefits, such as those noted in the chart, increase the total cost of the Annuity. Certain optional living benefits are intended to address longevity risks or market risk. You should consider whether your need for an optional living benefit alters your time horizon and then ultimately your share class decision. You should carefully consider which features you plan to use when selecting your annuity, and the impact of such features in relation to your investment objectives and which share class may be most appropriate for you.

To demonstrate the impact of the various expense structures, the hypothetical examples on the following pages reflect the Account Value and Surrender Value of each Annuity over a variety of holding periods. These charts reflect the impact of different hypothetical rates of return and the comparable value of each of the Annuities (which reflects the charges associated with each Annuity) under the assumptions noted.

Pruco Life Product Comparison.

Below is a summary of Pruco Life's annuity products sold through this prospectus. B Series refers to Prudential Premier Retirement Variable Annuity B Series, L Series refers to Prudential Premier Retirement Variable Annuity L Series, and C Series refers to Prudential Premier Retirement Variable Annuity C Series. Your registered Financial Professional can provide you with the prospectus for the underlying Portfolios and can guide you through Selecting the Annuity That's Right For You and help you decide upon the Annuity that would be most advantageous for you given your individual needs. Please read the prospectus carefully before investing. Pruco Life Insurance Company does not make recommendations or provide investment advice.

Annuity Comparison            B Series               L Series         C Series
------------------      --------------------- ----------------------  --------
Minimum Investment      $1,000                $10,000                 $10,000
Maximum Issue Age       85                    85                      85
Contingent Deferred     7 Years               4 Years                 N/A
 Sales Charge Schedule  (7%, 7%, 6%, 6%, 5%,  (7%, 7%, 6%, 5%)
 (Based on date of      4.5%, 4%)
 each purchase
 payment) May vary by
 state
Total Insurance Charge  1.45%                 1.90%                   1.95%
 (during first 9
 Annuity Years)
Total Insurance Charge                          1.45%
 (after 9th Annuity
 Year)
Annual Maintenance Fee                        Lesser of:
                                              .   $50, or
                                              .   2% of Unadjusted
                                                  Account Value
                                              .   Waived for
                                                  Premiums => $100k
Purchase Credit                  No                     No              No
MVA Options                                   6 and 12 month
                                              DCA MVA options;
                                              3-, 5-, 7-& 10-yr MVA
                                              Options
Variable Investment                           Advanced Series Trust
 Options (Not all
 options available
 with certain optional
 living benefits)
Minimum Death Benefit                         Greater of:
                                              .   Purchase payments
                                                  minus proportional
                                                  withdrawals, and
                                              .   Unadjusted Account
                                                  Value
Optional Living                                HDI v3.0
 Benefits (for an                             SHDI v3.0
 additional cost)                        HDI v3.0 with HD DB
                                         SHDI v3.0 with HD DB

HYPOTHETICAL ILLUSTRATION

The following examples outline the value of each Annuity as well as the amount that would be available to an investor as a full surrender. We assume the surrender is taken on the day immediately prior to the surrender charge change that precedes the Annuity Anniversary specified (or, two days before the Annuity Anniversary specified). The "Annuity Anniversary" is the anniversary of the Issue Date of the Annuity. The values shown below are based on the following assumptions: An initial investment of $100,000 is made into each Annuity earning a gross rate of return of 0% and 6% and 10%, respectively.

No additional Purchase Payments or withdrawals are made from the Annuity. The hypothetical gross rates of return are reduced by the arithmetic average of the fees and expenses of the underlying Portfolios and the charges that are deducted from the Annuity at the Separate Account level (which is 1.15% for all Series) based on the fees and expenses of the applicable underlying Portfolios as of December 31, 2014. The arithmetic average of all fund expenses is computed by adding Portfolio management fees, 12b-1 fees and other expenses of all the underlying Portfolios and then dividing by the number of Portfolios. For purposes of the illustrations, we do not reflect any expense reimbursements or expense waivers that might apply and are described in the prospectus fee table. The Separate Account level charges refer to the Insurance Charge.

The Account Value and Surrender Value are further reduced by the Annual Maintenance Fee, if applicable.

The Account Value assumes no surrender, while the Surrender Value assumes a 100% surrender two days prior to the Annuity Anniversary, as described above, therefore reflecting the CDSC applicable to that Annuity Year. Note that a withdrawal on the Annuity Anniversary, or the day before the Annuity Anniversary, would be subject to the CDSC applicable to the next Annuity Year, which may be lower. The CDSC is calculated based on the date that the Purchase Payment was made and for purposes of these examples, we assume that a single Purchase Payment of $100,000 was made on the Issue Date. The values that you actually experience under an Annuity will be different from what is depicted here if any of the assumptions we make here differ from your circumstances, however the relative values for each Annuity reflected below will remain the same. (We will provide your Financial Professional with a personalized illustration upon request).

If, for an additional fee, you elect an optional living benefit that has a Protected Withdrawal Value (PWV), the expenses will be higher and the values will differ from those shown in the charts below. Similar to Account and Surrender Values, the PWV will differ by share class. Typically, the share class with the higher Account Value will translate into a relatively higher PWV, unless the net rate of return is below the Roll-Up Rate, where the PWV of the C, L and B would all grow equally by the guaranteed amount.

0% Gross Rate of Return

                    L Share              B Share              C Share
               -------------------   -------------------  -------------------
               Net rate of return    Net rate of return   Net rate of return
               -------------------   -------------------  -------------------
                Yrs 0                                      Yrs 0
               through 9   -3.03%    All years   -2.58%   through 9   -3.08%
               Yrs 10+     -2.58%     0.00%       0.00%   Yrs 10+     -2.58%
               ---------  ---------  ---------   -------  ---------   -------
      Annuity  Contract   Surrender  Contract    Surr     Contract    Surr
       Year     Value      Value      Value      Value     Value      Value
      -------  ---------  ---------  ---------   -------  ---------   -------
        1       96,980     89,980     97,424     90,424    96,931     96,931
        2       94,043     87,043     94,907     87,907    93,948     93,948
        3       91,196     85,196     92,455     86,455    91,056     91,056
        4       88,434     83,434     90,067     84,067    88,254     88,254
        5       85,756     85,756     87,740     82,740    85,538     85,538
        6       83,159     83,159     85,473     80,973    82,905     82,905
        7       80,641     80,641     83,265     79,265    80,354     80,354
        8       78,199     78,199     81,114     81,114    77,881     77,881
        9       75,831     75,831     79,019     79,019    75,484     75,484
        10      73,871     73,871     76,978     76,978    73,533     73,533
        11      71,963     71,963     74,989     74,989    71,634     71,634
        12      70,104     70,104     73,052     73,052    69,783     69,783
        13      68,293     68,293     71,165     71,165    67,980     67,980
        14      66,529     66,529     69,326     69,326    66,224     66,224
        15      64,810     64,810     67,535     67,535    64,513     64,513
        16      63,136     63,136     65,791     65,791    62,847     62,847
        17      61,505     61,505     64,091     64,091    61,223     61,223
        18      59,916     59,916     62,435     62,435    59,642     59,642
        19      58,368     58,368     60,822     60,822    58,101     58,101
        20      56,860     56,860     59,251     59,251    56,600     56,600
        21      55,391     55,391     57,721     57,721    55,138     55,138
        22      53,960     53,960     56,229     56,229    53,713     53,713
        23      52,566     52,566     54,777     54,777    52,326     52,326
        24      51,208     51,208     53,362     53,362    50,974     50,974
        25      49,886     49,886     51,983     51,983    49,657     49,657

Assumptions:

a. $100,000 initial investment

b. Fund Expenses = 1.15%

c. No optional death benefits or living benefits elected

d. Annuity was issued on or after April 27, 2015

e. Surrender value assumes surrender 2 days before policy anniversary

The shaded values indicate the highest Surrender Values in that year based on the stated assumptions. Assuming a 0% gross annual return, the C-Series has the highest Surrender Value in the first four Annuity Years, the L-Series has the highest Surrender Value in Annuity Years five, six and seven and the B-Series has the highest Surrender Value starting in Annuity Year eight.

6% Gross Rate of Return

                   L Share               B Share             C Share
              -------------------   ------------------  ------------------
              Net rate of return    Net rate of return  Net rate of return
              -------------------   ------------------  ------------------
               Yrs 0                                     Yrs 0
              through 9   2.79%     All years   3.26%   through 9   2.74%
              Yrs 10+     3.26%      0.00%      0.00%   Yrs 10+     3.26%
              ---------  ---------  ---------  -------- ---------  --------
     Annuity  Contract   Surrender  Contract    Surr    Contract    Surr
      Year     Value      Value      Value      Value    Value      Value
     -------  ---------  ---------  ---------  -------- ---------  --------
       1      102,782     95,782    103,253     96,253  102,730    102,730
       2      105,650     98,650    106,620     99,620  105,543    105,543
       3      108,598    102,598    110,098    104,098  108,432    108,432
       4      111,628    106,628    113,689    107,689  111,401    111,401
       5      114,743    114,743    117,397    112,397  114,451    114,451
       6      117,944    117,944    121,226    116,726  117,584    117,584
       7      121,235    121,235    125,180    121,180  120,803    120,803
       8      124,618    124,618    129,263    129,263  124,111    124,111
       9      128,095    128,095    133,479    133,479  127,508    127,508
       10     132,271    132,271    137,833    137,833  131,666    131,666
       11     136,585    136,585    142,329    142,329  135,960    135,960
       12     141,040    141,040    146,971    146,971  140,395    140,395
       13     145,641    145,641    151,765    151,765  144,974    144,974
       14     150,391    150,391    156,715    156,715  149,702    149,702
       15     155,296    155,296    161,826    161,826  154,585    154,585
       16     160,361    160,361    167,105    167,105  159,627    159,627
       17     165,592    165,592    172,555    172,555  164,834    164,834
       18     170,993    170,993    178,183    178,183  170,210    170,210
       19     176,570    176,570    183,995    183,995  175,762    175,762
       20     182,329    182,329    189,996    189,996  181,495    181,495
       21     188,276    188,276    196,193    196,193  187,414    187,414
       22     194,417    194,417    202,593    202,593  193,527    193,527
       23     200,759    200,759    209,200    209,200  199,840    199,840
       24     207,307    207,307    216,024    216,024  206,358    206,358
       25     214,068    214,068    223,070    223,070  213,088    213,088

Assumptions:

a. $100,000 initial investment

b. Fund Expenses = 1.15%

c. No optional death benefits or living benefits elected

d. Annuity was issued on or after April 27, 2015

e. Surrender value assumes surrender 2 days before policy anniversary

The shaded values indicate the highest Surrender Values in that year based on the stated assumptions. Assuming a 6% gross annual return, the C-Series has the highest Surrender Value in the first four Annuity Years, the L-Series has the highest Surrender Value in Annuity Years five, six and seven and the B-Series has the highest Surrender Value starting in Annuity Year eight.

10% Gross Rate of Return

                   L Share               B Share             C Share
              -------------------   ------------------  ------------------
              Net rate of return    Net rate of return  Net rate of return
              -------------------   ------------------  ------------------
               Yrs 0                                     Yrs 0
              through 9   6.67%     All years   7.16%   through 9   6.61%
              Yrs 10+     7.16%      0.00%      0.00%   Yrs 10+     7.16%
              ---------  ---------  ---------  -------- ---------  --------
     Annuity  Contract   Surrender  Contract    Surr    Contract    Surr
      Year     Value      Value      Value      Value    Value      Value
     -------  ---------  ---------  ---------  -------- ---------  --------
       1      106,650     99,650    107,138    100,138  106,596    106,596
       2      113,763    106,763    114,807    107,807  113,647    113,647
       3      121,350    115,350    123,026    117,026  121,164    121,164
       4      129,442    124,442    131,832    125,832  129,179    129,179
       5      138,075    138,075    141,269    136,269  137,724    137,724
       6      147,283    147,283    151,382    146,882  146,834    146,834
       7      157,106    157,106    162,218    158,218  156,546    156,546
       8      167,583    167,583    173,830    173,830  166,901    166,901
       9      178,759    178,759    186,274    186,274  177,941    177,941
       10     191,553    191,553    199,608    199,608  190,676    190,676
       11     205,265    205,265    213,896    213,896  204,325    204,325
       12     219,959    219,959    229,208    229,208  218,952    218,952
       13     235,704    235,704    245,615    245,615  234,625    234,625
       14     252,577    252,577    263,197    263,197  251,420    251,420
       15     270,657    270,657    282,038    282,038  269,418    269,418
       16     290,031    290,031    302,227    302,227  288,704    288,704
       17     310,793    310,793    323,862    323,862  309,370    309,370
       18     333,040    333,040    347,045    347,045  331,516    331,516
       19     356,881    356,881    371,887    371,887  355,247    355,247
       20     382,427    382,427    398,508    398,508  380,677    380,677
       21     409,803    409,803    427,035    427,035  407,927    407,927
       22     439,138    439,138    457,604    457,604  437,128    437,128
       23     470,573    470,573    490,360    490,360  468,419    468,419
       24     504,258    504,258    525,462    525,462  501,950    501,950
       25     540,355    540,355    563,077    563,077  537,881    537,881

Assumptions:

a. $100,000 initial investment

b. Fund Expenses = 1.15%

c. No optional death benefits or living benefits elected

d. Annuity was issued on or after April 27, 2015

e. Surrender value assumes surrender 2 days before policy anniversary

The shaded values indicate the highest Surrender Values in that year based on the stated assumptions. Assuming a 10% gross annual return, the C-Series has the highest Surrender Value in the first four Annuity Years, the L-Series has the highest Surrender Value in Annuity Years five and six and the B-Series has the highest Surrender Value starting in Annuity Year seven.

APPENDIX C- SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus, if your Annuity is issued in certain states described below. Further variations may arise in connection with additional state reviews.

Jurisdiction                         Special Provisions
------------   ---------------------------------------------------------------
California     For the California annuity forms, "contingent deferred sales charges" are referred to as "surrender charges".

               Spousal designated lives must be each other's spouse when the spousal designated lives are named on the date of the death of the first spouse. While both spousal designated lives are named, each Owner must be designated as the other Owner's primary Beneficiary.

               A remaining designated life must be a natural person who was named as one of the spousal designated lives. A spousal designated life will become the remaining designated life on the earliest of: (i) the death of the first spouse; (ii) removal of one of the spousal designated lives as Beneficiary; and (iii) divorce from the other spousal designated life while the benefit is in effect.

               In connection with any change of Owners and/or designated lives, designations must retain the same ownership and designated life basis that existed prior to the change. For example, a single Owner and single designated life cannot be changed to joint Owners and spousal designated lives.

               If the designated life or lives are changed, the Protected Withdrawal Value will be recalculated to equal the current Unadjusted Account Value on the date the change is received at the Service Office. This recalculation will change the Annual Income Amount available under the benefit. The Withdrawal Percentages and Roll-up Rate issued with your Annuity will still apply. However, the Withdrawal Percentages applicable to the new designated life's age (or the new younger designated life's age if a spousal benefit was elected) on the later of the date of the first lifetime withdrawal or the date the change is received at our Service Office in good order will be used to determine the new Annual Income Amount.

               In addition, for Highest Daily Lifetime v3.0 with Highest Daily Death Benefit and Spousal Highest Daily Lifetime Income v3.0 with Highest Daily Death Benefit, if the designated life or lives are changed, the Highest Daily Death Benefit will be recalculated to equal the current Unadjusted Account Value on the date the change is received at our Service Center in good order.

               Beginning on the first Annuity Anniversary after the first Lifetime Withdrawal, and on every Annuity Anniversary thereafter, we will automatically step up your Annual Income Amount if the following calculation would result in an Annual Income Amount greater than your current Annual Income Amount: the applicable Withdrawal Percentage multiplied by the highest daily Unadjusted Account Value (as measured on each Valuation Day since: the first Lifetime Withdrawal; a change in the Designated Life/Lives; or the last anniversary of the Issue Date of the Annuity, whichever is latest), minus any subsequent withdrawals and plus any additional adjusted purchase payments.

Connecticut    The Liquidity Factor used in the MVA and DCA formulas equals zero (0).

Florida One year waiting period for annuitization. With respect to those who are 65 years or older on the date of purchase, in no event will the Contingent Deferred Sales Charge exceed 10% in accordance with Florida law.

Illinois 6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

Iowa 6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

Massachusetts  The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal option benefit.
               Medically-Related Surrenders are not available.

Montana The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal option benefit.

Ohio           DCA Liquidity Factor equals zero

Oregon 6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

Texas          The Beneficiary Annuity is not available.

                           APPENDIX D - MVA FORMULAS
                     MVA FORMULA FOR LONG-TERM MVA OPTIONS

The MVA formula is applied separately to each MVA Option to determine the Account Value of the MVA Option on a particular date.

The MVA factor is equal to:

                           [(l+I)/(l+J+K)]/^(N/12)/

where:

       I = the Crediting Rate for the MVA Option;

       J = the Rate for the remaining Guarantee Period, determined as described below;

       K = the Liquidity Factor, currently equal to 0.0025; and

       N = the number of months remaining in the Guarantee Period duration, rounded up to the nearest whole month

For the purposes of determining "J",

                                  Y = /N/12/

GP\\1\\ = the smallest whole number of years greater than or equal to Y.

r\\1\\ = the rate for Guarantee Periods of duration GP\\1\\, which will equal the crediting rate if such Guarantee Period duration is currently available.

GP\\2\\ = the greatest whole number of years less than or equal to Y, but not less than 1.

r\\2\\ = the rate for Guarantee Periods of duration GP\\2\\, which will equal the crediting rate if such Guarantee Period duration is currently available.

If we do not currently offer a Guarantee Period of duration GP\\1\\ or duration GP\\2\\, we will determine r\\1\\ and / or r\\2\\ by linearly interpolating between the current rates of Guarantee Periods closest in duration. If we cannot interpolate because a Guarantee Period of lesser duration is not available, then r\\1\\ and / or r\\2\\ will be equal to [(1) + (2) - (3)], where (1), (2), and (3) are defined as:

(1) = the current Treasury spot rate for GP\\1\\ or GP\\2\\, respectively, and

(2) = the current crediting rate for the next longer Guaranteed Period duration currently available, and

(3) = the current Treasury spot rate for the next longer Guaranteed Period duration currently available.

The term "current Treasury spot rate" refers to the rates that existed at the time the crediting rates were last determined.

To determine "J":

If Y is an integer, and if Y is equal to a Guarantee Period duration that we currently offer, "j" is equal to the crediting rate associated with a Guarantee Period duration of Y years.

If Y is less than 1, then "J" = r\\2\\.

Otherwise, we determine "J" by linearly interpolating between r\\1\\ and r\\2\\, using the following formula:

   J = (r\\1\\ * (Y - GP\\2\\) + r\\2\\ * (GP\\1\\ - Y))/(GP\\1\\ - GP\\2\\)

The current rate ("J") in the MVA formula is subject to the same Guaranteed Minimum Interest Rate as the Crediting Rate.

We reserve the right to waive the liquidity factor set forth above.

MVA Examples For Long-Term MVA Options

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

   . You allocate $100,000 into an MVA Option (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).

   . The crediting rate associated with the MVA Option beginning on Allocation Date and maturing on Maturity Date is 2.50% (I = 2.50%).

   . You make no withdrawals or transfers until you decide to withdraw the entire MVA Option after exactly three (3) years, at which point 24 months remain before the Maturity Date (N = 24).

Example of Positive MVA

Assume that at the time you request the withdrawal, the crediting rate associated with the fixed allocation maturing on the Maturity Date is 1.50%
(J = 1.50%). Based on these assumptions, the MVA would be calculated as follows:

  MVA Factor = [(1+I)/(1+J+0.0025)]/^(N/12)/ = [1.025/1.0175]/^(2)/ = 1.0148
                        Unadjusted Value = $107,689.06
Adjusted Account Value after MVA = Unadjusted Value X MVA Factor = $109,282.86

Example of Negative MVA

Assume that at the time you request the withdrawal, the crediting rate associated with the fixed allocation maturing on the Maturity Date is 3.50%
(J = 3.50%). Based on these assumptions, the MVA would be calculated as follows:

  MVA Factor = [(1+I)/(1+J+0.0025)]/^(N/12)/ = [1.025/1.0375]/^(2)/ = 0.97605
                        Unadjusted Value = $107,689.06
Adjusted Account Value after MVA = Unadjusted Value X MVA Factor = $105,109.91

                 MVA FORMULA FOR 6 OR 12 MONTH DCA MVA OPTIONS

The MVA formula is applied separately to each DCA MVA Option to determine the Account Value of the DCA MVA Option on a particular date.

The Market Value Adjustment Factor applicable to the MVA Options we make available under the 6 or 12 Month Dollar Cost Averaging Program is as follows:

The MVA factor is equal to:

                           [(1+I)/(1+J+K)]/^(N/12)/

                                    where:

   I = the Index Rate established at inception of a DCA MVA Option. This Index Rate will be based on a Constant Maturity Treasury (CMT) rate for a maturity (in months) equal to the initial duration of the DCA MVA Option. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to initiation of the DCA MVA Option. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

   J = the Index Rate determined at the time the MVA calculation is needed, based on a CMT rate for the amount of time remaining in the DCA MVA Option. The amount of time will be based on the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to the date for which the MVA calculation is needed. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

   K = the Liquidity Factor, currently equal to 0.0025; and

   N = the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month.

If the "Treasury constant maturities nominal 12" rates available through Federal Reserve Statistical Release H. 15 should become unavailable at any time, or if the rate for a 1-month maturity should become unavailable through this source, we will substitute rates which, in our opinion, are comparable.

We reserve the right to waive the Liquidity Factor.

 APPENDIX E - FORMULA FOR HIGHEST DAILY LIFETIME INCOME V3.0 SUITE OF OPTIONAL
                                LIVING BENEFITS

    TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
                     AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Income v3.0 Suite of benefits (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\us\\ - the secondary upper target is established on the Effective Date and is not changed for the life of the guarantee. Currently it is 84.5%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

   .   V\\V\\ - the Account Value of all elected sub-accounts in the Annuity.

   . V\\F\\ - the Unadjusted Account Value of all elected DCA MVA Options in the Annuity.

   .   F - the Account Value of the Secure Value Account.

   . UAV - the total Unadjusted Account Value (equal to the sum of V\\V\\, V\\F\\, B and F).

   .   B - the total value of the AST Investment Grade Bond Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments, and adjusted proportionally for Excess Income*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional Purchase Payments and adjusted proportionately for Excess Income* and (3) any highest daily Unadjusted Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional Purchase Payments and adjusted for withdrawals, as described herein.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Sub-account.

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Sub-account.

   . X - the Maximum Daily Transfer Percentage that can be transferred into the AST Investment Grade Bond Sub-account. There is no Maximum Daily Transfer Percentage applied to transfers out of the AST Investment Grade Bond Sub-account.

* Note: Lifetime Withdrawals that are not considered withdrawals of Excess Income do not reduce the Income Basis.

DAILY TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If (V\\V\\+V\\F\\) is equal to zero, no calculation is necessary. Target Values are subject to change for new elections of this benefit on a going-forward basis.

                             L   =   0.05 * P * a

Daily Transfer Calculation:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

             Target Ratio r  =   (L - (B+F)) / (V\\V\\ + V\\F\\).

   . If on the third consecutive Valuation Day r is greater than C\\u\\ and r is less than or equal to C\\us\\ or if on any day r is greater than C\\us\\, and transfers have not been suspended due to the 90% cap rule, assets in the elected sub-accounts and the DCA MVA Options, if applicable, are transferred to the AST Investment Grade Bond Sub-account.

   . If r is less than C\\l\\, and there are currently assets in the AST Investment Grade Bond Sub-account (B is greater than 0), assets in the AST Investment Grade Bond Sub-account are transferred to the elected sub-accounts as described above.

90% Cap Rule: If, on any Valuation Day this benefit remains in effect, a transfer into the AST Investment Grade Bond Sub-account occurs that results in 90% of the Unadjusted Account Value being allocated to a combination of the AST Investment Grade Bond Sub-account and the Secure Value Account, any transfers into the AST Investment Grade Bond

Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Sub-account should occur. Transfers out of the AST Investment Grade Bond Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Sub-account occurs either due to a Daily or Monthly Transfer Calculation. Due to the performance of the AST Investment Grade Bond Sub-account and the elected Sub-accounts, and the interest credited to the Secure Value Account, the Unadjusted Account value could be more than 90% invested in a combination of the AST Investment Grade Bond Sub-account and the Secure Value Account.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

  T =  Min (MAX (0, (0.90 * UAV) - (B+F)),                Money is
       [L - (B+F) - (V\\V\\ + V\\F\\) * C\\t\\] /         transferred from
       (1 - C\\t\\), X * [V\\V\\+V\\F\\])                 the elected
                                                          sub-accounts and
                                                          the DCA MVA Options
                                                          to the AST
                                                          Investment Grade
                                                          Bond Sub-account
  T =  {Min (B, - [L - (B+F) - (V\\V\\ + V\\F\\) *        Money is
       C\\t\\] / (1 - C\\t\\))}                           transferred from
                                                          the AST Investment
                                                          Grade Bond
                                                          Sub-account to the
                                                          elected sub-accounts

Maximum Daily Transfer Limit

On any given day, not withstanding the above calculation and the 90% Cap discussed immediately above, no more than a predetermined percentage of the sum of the value of elected sub-accounts and the Unadjusted Account Value of all elected DCA MVA Options (the "Maximum Daily Transfer Limit") will be transferred to the Bond Sub-account. The applicable Maximum Daily Transfer Limit is stated in your Annuity and is currently 30%. If the formula would result in an amount higher than the Maximum Daily Transfer Limit being transferred into the Bond Sub-account, only amounts up to the Maximum Daily Transfer Limit will be transferred. On the following Valuation Day, the formula will calculate the Target Ratio for that day and determine any applicable transfers within your Annuity as described above. The formula will not carry over amounts that exceeded the prior day's Maximum Daily Transfer Limit, but a transfer to the Bond Sub-account may nevertheless occur based on the application of the formula on the current day. There is no limitation on the amounts of your Unadjusted Account Value that may be transferred out of the Bond Sub-account on any given day.

Monthly Transfer Calculation

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the elected sub-accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * UAV)} is less than (C\\u\\ * (V\\V\\ + V\\F\\) - L + (B+F)) / (1
- C\\u\\), then

 T\\M\\  =   {Min (B, .05 * UAV)}                     Money is transferred
                                                      from the AST Investment
                                                      Grade Bond Sub-account
                                                      to the elected
                                                      sub-accounts.

                    "a" Factors for Liability Calculations
              (in Years and Months since Benefit Effective Date)*

      Months
Years   1      2     3     4     5     6     7     8     9    10    11     12
----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----
1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
13    10.07  10.04 10.00 9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
21    6.88   6.85  6.82  6.79  6.76  6.73  6.7   6.67  6.64  6.61  6.58  6.55
22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUCO LIFE PRUDENTIAL PREMIER(R) RETIREMENT VARIALBE ANNUITY B SERIES, L SERIES AND C SERIES/SM/ DESCRIBED IN PROSPECTUS (April 27, 2015)


             -----------------------------------------------------
                              (print your name)


             -----------------------------------------------------
                                  (address)


             -----------------------------------------------------
                            (city/state/zip code)

                   Please see the section of this prospectus
                       entitled "How To Contact Us" for
                        where to send your request for
                     a Statement of Additional Information

 [LOGO] PRUDENTIAL
 The Prudential Insurance Company of America
 751 Broad Street
 Newark, NJ 07102-3777

                                                   PRUCO LIFE INSURANCE COMPANY
                                                 A Prudential Financial Company
                                        751 Broad Street, Newark, NJ 07102-3777

PRUDENTIAL PREMIER(R) ADVISOR/SM/ VARIABLE ANNUITY SERIES ("ADVISOR SERIES") Flexible Premium Deferred Annuity Offering Highest Daily Lifetime(R) Income v3.0 Optional Living Benefits
PROSPECTUS: April 27, 2015
(For Annuities Issued on or after February 10, 2014)

This prospectus describes a flexible premium deferred annuity offered by Pruco Life Insurance Company "Pruco Life"), which we refer to in this prospectus as the "Annuity" or the "Advisor Series". The Annuity described in this prospectus is designed for investors who have hired an investment advisor to provide advice about allocating Account Value within the Annuity. The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. The Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. Certain of the Investment Options and/or features may not be available in all states. Financial Professionals may be compensated for the sale of the Annuity. Selling broker-dealer firms through which each Annuity is sold may not make available or may not recommend all the Annuities and/or benefits described in this prospectus. In addition, selling broker-dealer firms may decline to recommend to customers certain of the optional features and Investment Options offered generally under the Annuity or may impose restrictions (e.g., a lower maximum issue age for certain Annuities and/or optional living benefits). Please speak to your Financial Professional for further details. The guarantees provided by the variable annuity contract and the optional living benefits are the obligations of and subject to the claims paying ability of Pruco Life. Certain terms are capitalized in this prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. To make this Prospectus easier to read, we sometimes use different labels than are used in the Annuity. Although we use different labels, they have the same meaning in this Prospectus as in the Annuity. For more details, see "Optional Living Benefits" later in this prospectus.

THE SUB-ACCOUNTS

The Pruco Life Flexible Premium Variable Annuity Account is a Separate Account of Pruco Life, and is the investment vehicle in which your Purchase Payments invested in the Sub-accounts are held. Each Sub-account of the Pruco Life Flexible Premium Variable Annuity Account invests in an underlying mutual fund
- see the following page for a complete list of the Sub-accounts. Currently, Portfolios of Advanced Series Trust and ProFunds VP are being offered. Certain Sub-accounts are not available if you participate in an optional living benefit
- see "Limitations With Optional Living Benefits" later in this prospectus for details.

PLEASE READ THIS PROSPECTUS

This prospectus sets forth information about the Annuity that you should know before investing. Please read this prospectus and keep it for future reference. If you are purchasing the Annuity as a replacement for an existing variable annuity or variable life policy, or a fixed insurance policy, you should consider any surrender or penalty charges you may incur and any benefits you may also be forfeiting when replacing your existing coverage. Please note that if you purchase this Annuity within a tax advantaged retirement plan, such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan, you will get no additional tax advantage through the Annuity itself. Because there is no additional tax advantage when a variable annuity is purchased through one of these plans, the reasons for purchasing the Annuity inside a qualified plan are limited to the ability to elect a living benefit, a Return of Purchase Payments Death Benefit, the opportunity to annuitize the contract and the various investment options, which might make the Annuity an appropriate investment for you. You should consult your tax and financial adviser regarding such features and benefits prior to purchasing this Annuity for use with a tax-qualified plan.

OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, and have fees and charges, that are different from the annuity contracts offered by this prospectus. Not every annuity contract we issue is offered through every selling broker-dealer firm. Upon request, your Financial Professional can show you information regarding other Pruco Life annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of the Pruco Life annuity contracts. You should work with your Financial Professional to decide whether this annuity contract is appropriate for you based on a thorough analysis of your particular needs, financial objectives, investment goals, time horizons and risk tolerance.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information dated the same date as this prospectus that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus - see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see "How to Contact Us" later in this prospectus for our Service Office address.

In compliance with U.S. law, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

This Annuity is NOT a deposit or obligation of, or issued, guaranteed or endorsed by, any bank, is NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market Sub-account.

THIS SECURITY HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRUDENTIAL, PRUDENTIAL FINANCIAL, PRUDENTIAL ANNUITIES AND THE ROCK LOGO ARE SERVICEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ITS AFFILIATES. OTHER PROPRIETARY PRUDENTIAL MARKS MAY BE DESIGNATED AS SUCH THROUGH USE OF THE /SM/ OR (R) SYMBOLS.

                 FOR FURTHER INFORMATION CALL: 1-888-PRU-2888
              OR GO TO OUR WEBSITE AT WWW.PRUDENTIALANNUITIES.COM

Prospectus Dated: April 27, 2015                      Statement of Additional Information Dated: April 27, 2015
(For Annuities Issued on or after February 10, 2014)       (For Annuities Issued on or after February 10, 2014)

       PLEASE SEE OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE STATEMENTS
                ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

                          VARIABLE INVESTMENT OPTIONS

Advanced Series Trust                                              AST Schroders Multi-Asset World Strategies Portfolio /1/
                                                                   AST Small-Cap Growth Portfolio
   AST Academic Strategies Asset Allocation Portfolio /1/          AST Small-Cap Growth Opportunities Portfolio
   AST Advanced Strategies Portfolio /1/                           AST Small-Cap Value Portfolio
   AST AQR Emerging Markets Equity Portfolio                       AST T. Rowe Price Asset Allocation Portfolio /1/
   AST AQR Large-Cap Portfolio                                     AST T. Rowe Price Equity Income Portfolio
   AST Balanced Asset Allocation Portfolio /1/                     AST T. Rowe Price Growth Opportunities Portfolio /1/
   AST BlackRock Global Strategies Portfolio /1/                   AST T. Rowe Price Large-Cap Growth Portfolio
   AST BlackRock iShares ETF Portfolio /1/                         AST T. Rowe Price Natural Resources Portfolio
   AST BlackRock/Loomis Sayles Bond Portfolio                      AST Templeton Global Bond Portfolio
   AST Boston Partners Large-Cap Value Portfolio                   AST Wellington Management Hedged Equity Portfolio /1/
   AST Capital Growth Asset Allocation Portfolio /1/               AST Western Asset Core Plus Bond Portfolio
   AST ClearBridge Dividend Growth Portfolio                       AST Western Asset Emerging Markets Debt Portfolio
   AST Cohen & Steers Realty Portfolio
   AST Defensive Asset Allocation Portfolio /1/                 ProFunds VP Portfolios
   AST FI Pyramis(R) Asset Allocation Portfolio /1, 2/
   AST FI Pyramis(R) Quantitative Portfolio /1, 2/                 Consumer Goods
   AST Franklin Templeton Founding Funds Plus Portfolio /1/        Consumer Services
   AST Global Real Estate Portfolio                                Financials
   AST Goldman Sachs Large-Cap Value Portfolio                     Health Care
   AST Goldman Sachs Mid-Cap Growth Portfolio                      Industrials
   AST Goldman Sachs Multi-Asset Portfolio /1/                     Large-Cap Growth
   AST Goldman Sachs Small-Cap Value Portfolio                     Large-Cap Value
   AST Herndon Large-Cap Value Portfolio                           Mid-Cap Growth
   AST High Yield Portfolio                                        Mid-Cap Value
   AST International Growth Portfolio                              Real Estate
   AST International Value Portfolio                               Small-Cap Growth
   AST Investment Grade Bond Portfolio /3/                         Small-Cap Value
   AST J.P. Morgan Global Thematic Portfolio /1/                   Telecommunications
   AST J.P. Morgan International Equity Portfolio                  Utilities
   AST J.P. Morgan Strategic Opportunities Portfolio /1/        ----------------------
   AST Jennison Large-Cap Growth Portfolio                      1 These are the only variable investment options available to
   AST Large-Cap Value Portfolio                                  you if you select one of the optional living benefits.
   AST Legg Mason Diversified Growth Portfolio/1/               2 Pyramis is a registered service mark of FMR LLC. Used
   AST Loomis Sayles Large-Cap Growth Portfolio                   with permission.
   AST Lord Abbett Core Fixed Income Portfolio                  3 The AST Investment Grade Bond variable investment
   AST MFS Global Equity Portfolio                                option is not available for allocation of Purchase Payments
   AST MFS Growth Portfolio                                       or contract owner transfers.
   AST MFS Large-Cap Value Portfolio
   AST Mid-Cap Value Portfolio
   AST Money Market Portfolio
   AST Neuberger Berman Core Bond Portfolio
   AST Neuberger Berman Mid-Cap Growth Portfolio
   AST Neuberger Berman/LSV Mid-Cap Value Portfolio
   AST New Discovery Asset Allocation Portfolio /1/
   AST Parametric Emerging Markets Equity Portfolio
   AST PIMCO Limited Maturity Bond Portfolio
   AST Preservation Asset Allocation Portfolio /1/
   AST Prudential Core Bond Portfolio
   AST Prudential Growth Allocation Portfolio /1/
   AST QMA Emerging Markets Equity Portfolio
   AST QMA Large-Cap Portfolio
   AST QMA US Equity Alpha Portfolio
   AST Quantitative Modeling Portfolio
   AST RCM World Trends Portfolio /1/
   AST Schroders Global Tactical Portfolio /1/

                                   CONTENTS

GLOSSARY OF TERMS.................................................................  1
SUMMARY OF CONTRACT FEES AND CHARGES..............................................  4
EXPENSE EXAMPLES.................................................................. 10
SUMMARY OF CONTRACT FEES AND CHARGES.............................................. 11
INVESTMENT OPTIONS................................................................ 13
   VARIABLE INVESTMENT OPTIONS.................................................... 13
   LIMITATIONS WITH OPTIONAL LIVING BENEFITS...................................... 19
   MARKET VALUE ADJUSTMENT OPTIONS................................................ 19
   RATES FOR MVA OPTIONS.......................................................... 20
   MARKET VALUE ADJUSTMENT........................................................ 20
   LONG-TERM MVA OPTIONS.......................................................... 21
   DCA MVA OPTIONS................................................................ 21
   GUARANTEE PERIOD TERMINATION................................................... 21
FEES, CHARGES AND DEDUCTIONS...................................................... 22
   MVA OPTION CHARGES............................................................. 23
   ANNUITY PAYMENT OPTION CHARGES................................................. 23
   EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES...................................... 23
PURCHASING YOUR ANNUITY........................................................... 24
   REQUIREMENTS FOR PURCHASING THE ANNUITY........................................ 24
   DESIGNATION OF OWNER, ANNUITANT AND BENEFICIARY................................ 26
   RIGHT TO CANCEL................................................................ 27
   SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT................................ 28
   SALARY REDUCTION PROGRAMS...................................................... 28
MANAGING YOUR ANNUITY............................................................. 29
   CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS........................ 29
MANAGING YOUR ACCOUNT VALUE....................................................... 31
   DOLLAR COST AVERAGING PROGRAMS................................................. 31
   6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE 6 OR 12 MONTH DCA PROGRAM).... 31
   AUTOMATIC REBALANCING PROGRAMS................................................. 32
   AUTHORIZATION OF A THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT......... 32
   FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS.......... 33
   RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS........................... 34
ACCESS TO ACCOUNT VALUE........................................................... 36
   TYPES OF DISTRIBUTIONS AVAILABLE TO YOU........................................ 36
   TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NON-QUALIFIED ANNUITIES................ 36
   SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD.......... 36
   SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(t)/72(q) OF THE INTERNAL REVENUE CODE. 37
   REQUIRED MINIMUM DISTRIBUTIONS................................................. 37
SURRENDERS........................................................................ 39
   SURRENDER VALUE................................................................ 39
ANNUITY OPTIONS................................................................... 40
OPTIONAL LIVING BENFITS........................................................... 42

                                      (i)

   HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT..........................................  45
   SPOUSAL HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT..................................  59
   HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT WITH HIGHEST DAILY DEATH BENEFIT.........  68
   SPOUSAL HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT WITH HIGHEST DAILY DEATH BENEFIT.  78
DEATH BENEFITS.........................................................................  89
   TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT...........................................  89
   EXCEPTIONS TO AMOUNT OF DEATH BENEFIT...............................................  89
   MINIMUM DEATH BENEFIT...............................................................  90
   SPOUSAL CONTINUATION OF ANNUITY.....................................................  90
   PAYMENT OF DEATH BENEFITS...........................................................  91
   BENEFICIARY CONTINUATION OPTION.....................................................  92
VALUING YOUR INVESTMENT................................................................  93
   VALUING THE SUB-ACCOUNTS............................................................  93
   PROCESSING AND VALUING TRANSACTIONS.................................................  93
TAX CONSIDERATIONS.....................................................................  96
   NONQUALIFIED ANNUITY CONTRACTS......................................................  96
   QUALIFIED ANNUITY CONTRACTS......................................................... 100
OTHER INFORMATION...................................................................... 106
   PRUCO LIFE AND THE SEPARATE ACCOUNT................................................. 106
   LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS........................................ 108
   DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE..................................... 109
   FINANCIAL STATEMENTS................................................................ 112
   INDEMNIFICATION..................................................................... 112
   LEGAL PROCEEDINGS................................................................... 112
   CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION................................. 112
   HOW TO CONTACT US................................................................... 113
APPENDIX A - ACCUMULATION UNIT VALUES.................................................. A-1
APPENDIX B - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES........ B-1
APPENDIX C - MVA FORMULAS.............................................................. C-1
APPENDIX D - FORMULA FOR HIGHEST DAILY LIFETIME INCOME v3.0 SUITE OF OPTIONAL LIVING
BENEFITS............................................................................... D-1

                                     (ii)

                               GLOSSARY OF TERMS

We set forth here definitions of some of the key terms used throughout this prospectus. In addition to the definitions here, we also define certain terms in the section of the prospectus that uses such terms.

Account Value: The total value of all allocations to the Sub-accounts, the Secure Value Account and/or the MVA Options on any Valuation Day. The Account Value is determined separately for each Sub-account, the Secure Value Account and for each MVA Option, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Option will be calculated using any applicable MVA.

Accumulation Period: The period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date.

Annual Income Amount: The annual amount of income for which you are eligible for life under the optional living benefits.

Annuitant: The natural person upon whose life annuity payments made to the Owner are based.

Annuitization: Annuitization is the process by which you direct us to apply the Unadjusted Account Value to one of the available annuity options to begin making periodic payments to the Owner.

Annuity Date: The date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

Annuity Year: The first Annuity Year begins on the Issue Date and continues through and includes the day immediately preceding the first anniversary of the Issue Date. Subsequent Annuity Years begin on the anniversary of the Issue Date and continue through and include the day immediately preceding the next anniversary of the Issue Date.

Beneficiary(ies): The natural person(s) or entity(ies) designated as the recipient(s) of the Death Benefit or to whom any remaining period certain payments may be paid in accordance with the annuity payout options section of this Annuity.

Beneficiary Annuity: You may purchase an Annuity if you are a Beneficiary of an account that was owned by a decedent, subject to the requirements discussed in this prospectus. You may transfer the proceeds of the decedent's account into the Annuity described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified Beneficiary Annuity.

Code: The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

Dollar Cost Averaging ("DCA") MVA Option: An Investment Option that offers a fixed rate of interest for a specified period. The DCA MVA Option is used only with our 6 or 12 Month Dollar Cost Averaging Program, under which the Purchase Payments that you have allocated to that DCA MVA Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA MVA Option will be subject to a Market Value Adjustment if made other than pursuant to the 6 or 12 month DCA Program.

Due Proof of Death: Due Proof of Death is satisfied when we receive all of the following in Good Order: (a) a death certificate or similar documentation acceptable to us; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that Annuity Year. Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future years.

Free Look: The right to examine your Annuity, during a limited period of time, to decide if you want to keep it or cancel it. The length of this time period, and the amount of refund, depends on applicable law and thus may vary by state. In addition, there is a different Free Look period that applies if your Annuity is held within an IRA. In your Annuity contract, your Free Look right is referred to as your "Right to Cancel."

Good Order: Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received at our Service Office: (a) in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations; (b) on specific forms, or by other means we then permit (such as via telephone or electronic submission); and/or (c) with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order.

Guarantee Period: The period of time during which we credit a fixed rate of interest to an MVA Option.

Investment Option: A Sub-account or MVA Option available as of any given time to which Account Value may be allocated.

Issue Date: The effective date of your Annuity.

Key Life: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine the required distributions.

Lifetime Withdrawals: Amounts withdrawn under the optional living benefits that provide the Annual Income Amount each year until the death of the Annuitant (or the death of two spouses, if a spousal benefit is elected), regardless of the performance of your Account Value subject to our rules regarding the timing and amount of withdrawals.

Market Value Adjustment ("MVA"): A positive or negative adjustment used to determine the Account Value in an MVA Option.

Market Value Adjustment Options ("MVA Options"): Investment Options to which a fixed rate of interest is credited for a specified Guarantee Period and to which an MVA may apply. The MVA Options consist of (a) the DCA MVA Option used with our 6 or 12 Month DCA Program and (b) the "Long-Term MVA Options", under which Guarantee Periods of different yearly lengths are offered.

Maturity Date: With respect to an MVA Option, the last day in a Guarantee
Period.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. In certain states, with an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity that has the rights and benefits designated to the "participant" in the certificate. Thus, an Owner who is a participant has rights that are comparable to those of the Owner of an individual annuity contract.

Permitted Sub-accounts: The sub-accounts, as determined by us, to which you can allocate amounts if you elect an optional living benefit.

Portfolio: An underlying mutual fund in which a Sub-Account of the Separate Account invests.

Protected Withdrawal Value: The amount to which the Withdrawal Percentage is applied to determine your Annual Income Amount, which initially equals your Unadjusted Account Value. The Protected Withdrawal Value is also used to determine your benefit fee. It is separate from your Account Value and not available as cash or a lump sum withdrawal.

Purchase Payment: A cash consideration in currency of the United States of America given to us in exchange for the rights, privileges, and benefits of the Annuity.

Roll-Up Rate: The guaranteed compounded rate of return credited to your Protected Withdrawal Value until the earlier of your first Lifetime Withdrawal and the 10/th/ benefit anniversary. The Roll-Up Rate is set when you elect the benefit and will not change.

Secure Value Account: The fixed account to which we allocate 10% of your initial Purchase Payment and 10% of any subsequent Purchase Payments if you elect an optional living benefit. The Secure Value Account earns interest at a rate we declare no more frequently than annually, is supported by assets held in our general account and is subject to our claims paying ability.

Separate Account: Refers to the Pruco Life Flexible Premium Variable Annuity Account, which holds assets associated with annuities issued by Pruco Life Insurance Company. Separate Account assets held in support of the annuities are kept separate from all of our other assets and may not be charged with liabilities arising out of any other business we may conduct.

Service Office: The place to which all requests and payments regarding the Annuity are to be sent. We may change the address of the Service Office at any time, and will notify you in advance of any such change of address. Please see "How to Contact Us" later in this prospectus for the Service Office address.

Sub-Account: A division of the Separate Account.

Surrender Value: The Account Value(which includes the effect of any MVA) less any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional living benefits provided by rider or endorsement, and any Annual Maintenance Fee.

Unadjusted Account Value: The Unadjusted Account Value is equal to the Account Value prior to the application of any MVA.

Unit: A share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

we, us, our: Pruco Life Insurance Company.

Withdrawal Percentage: The percentage applied to your Protected Withdrawal Value to determine your Annual Income Amount. The applicable Withdrawal Percentage will depend on the age at which you take your first Lifetime Withdrawal. The applicable Withdrawal Percentages are set when you first elect the benefit and will not change.

you, your: The Owner(s) shown in the Annuity.

                     SUMMARY OF CONTRACT FEES AND CHARGES

The following tables describe the fees and expenses you will pay when buying and owning the Annuity. Each of these fees and expenses is more fully described in "Fees, Charges and Deductions" later in this prospectus.

The first table describes fees and expenses that you will pay at the time you transfer Account Value between Investment Options. State premium taxes also may be deducted.

                      ANNUITY OWNER TRANSACTION EXPENSES

              Transfer Fee/1/                             $10
              Tax Charge/2/                            0% - 3.5%

1 Currently, we deduct the transfer fee after the 20th transfer each Annuity Year. Transfers in connection with one of our systematic programs (such as rebalancing or the formula used with optional living benefits) and transfers we make to or from the Secure Value Account due to the election or termination of an optional living benefit do not count toward the 20 transfers in an Annuity Year.
2 The current tax charge that might be imposed varies by jurisdiction. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity or upon Annuitization.

The following tables describe the periodic fees and charges you will pay when you own the Annuity, not including the underlying Portfolio fees and expenses.

                           PERIODIC FEES AND CHARGES

Annual Maintenance Fee/3/     Lesser of $50 and 2% of Unadjusted Account Value

                     ANNUALIZED INSURANCE FEES AND CHARGES
    (assessed daily as a percentage of the net assets of the Sub-accounts)

                 Mortality & Expense Risk Charge          0.40%
                 Administration Charge                    0.15%
                 Total Annualized Insurance Fees and
                   Charges/4, 5/                          0.55%

3 Assessed annually on the Annuity Anniversary Date or upon surrender of the Annuity. Only applicable if the sum of the Purchase Payments at the time the fee is due is less than $100,000. For Beneficiaries continuing the Annuity under the Beneficiary Continuation Option, the fee is the lesser of $30 and 2% of the Unadjusted Account Value and only applies if the Unadjusted Account Value is less than $25,000 at the time the fee is due.
4 The Insurance Charge is a combination of the Mortality & Expense Risk Charge and the Administration Charge.
5 For Beneficiaries who elect the Beneficiary Continuation Option, the Mortality & Expense Risk Charge and Administration Charge do not apply. However, a Settlement Service Charge equal to 1.00% assessed as a percentage of the daily net assets of the Sub-accounts as an annual charge.

The following table sets forth the charges we deduct for each optional living benefit under the Annuity. These fees would be in addition to the transaction fees and charges and periodic fees and charges described in the tables above.

           Optional Living Benefits
 (Charge for each benefit is assessed against the
 greater of Unadjusted Account Value and Protected
 Withdrawal Value)                                       Annualized Charge/6/
 -------------------------------------------------       -------------------
 Highest Daily Lifetime Income v3.0                      Maximum/7/: 2.00%
                                                            Current: 1.00%
 Spousal Highest Daily Lifetime Income v3.0              Maximum/7/: 2.00%
                                                            Current: 1.10%
 Highest Daily Lifetime Income v3.0 with Highest Daily   Maximum/7/: 2.00%
   Death Benefit                                            Current: 1.50%
 Spousal Highest Daily Lifetime Income v3.0 with         Maximum/7/: 2.00%
   Highest Daily Death Benefit                               Current:1.60%

6 The charge for each of the optional living benefits is assessed against the greater for Unadjusted Account Value and Protected Withdrawal Value. The Protected Withdrawal Value is described in the "Optional Living Benefits" section of this prospectus.
7 We reserve the right to increase the charge to the maximum charge indicated upon any "step-up" under the benefit. Also, if you decide to elect or re-add a benefit after your Annuity has been issued, the charge for the benefit under your Annuity will equal the current charge for then new Annuity owners up to the maximum indicated.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying Portfolios before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                   TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                                     MINIMUM MAXIMUM
                                                     ------- -------
            Total Portfolio Operating Expenses        0.60%*  9.30%*

* These expenses do not include the impact of any applicable contractual waivers and expense reimbursements.

The following are the total annual expenses for each underlying Portfolio. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Pruco Life with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current summary prospectuses, prospectuses and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                           For the year ended December 31, 2014
                          -----------------------------------------------------------------------------------------------------
                                                                                                Total
                                                                       Broker Fees  Acquired   Annual                 Net Annual
                                              Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                          Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                        Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                     ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Academic Strategies
  Asset Allocation
  Portfolio                  0.70%     0.03%      0.04%       0.05%        0.01%      0.63%     1.46%       0.00%        1.46%
AST Advanced Strategies
  Portfolio*                 0.80%     0.02%      0.10%       0.00%        0.00%      0.05%     0.97%       0.01%        0.96%
AST AQR Emerging Markets
  Equity Portfolio           1.09%     0.16%      0.10%       0.00%        0.00%      0.00%     1.35%       0.00%        1.35%
AST AQR Large-Cap
  Portfolio*                 0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%       0.24%        0.59%
AST Balanced Asset
  Allocation Portfolio       0.15%     0.01%      0.00%       0.00%        0.00%      0.75%     0.91%       0.00%        0.91%
AST BlackRock Global
  Strategies Portfolio       0.97%     0.04%      0.10%       0.00%        0.00%      0.02%     1.13%       0.00%        1.13%
AST BlackRock iShares
  ETF Portfolio*             0.89%     0.07%      0.10%       0.00%        0.00%      0.21%     1.27%       0.25%        1.02%
AST BlackRock/Loomis
  Sayles Bond Portfolio*     0.61%     0.02%      0.10%       0.00%        0.00%      0.00%     0.73%       0.03%        0.70%
AST Boston Partners
  Large-Cap Value
  Portfolio                  0.73%     0.03%      0.10%       0.00%        0.00%      0.00%     0.86%       0.00%        0.86%
AST Capital Grow Asset
  Allocation Portfolio       0.15%     0.01%      0.00%       0.00%        0.00%      0.76%     0.92%       0.00%        0.92%
AST ClearBridge Dividend
  Growth Portfolio*          0.82%     0.02%      0.10%       0.00%        0.00%      0.00%     0.94%       0.11%        0.83%
AST Cohen & Steers
  Realty Portfolio*          0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.07%        1.04%
AST Defensive Asset
  Allocation Portfolio       0.15%     0.06%      0.00%       0.00%        0.00%      0.73%     0.94%       0.00%        0.94%
AST FI Pyramis(R) Asset
  Allocation Portfolio*      0.82%     0.03%      0.10%       0.00%        0.00%      0.00%     0.95%       0.02%        0.93%
AST FI Pyramis(R)
  Quantitative Portfolio*    0.81%     0.03%      0.10%       0.00%        0.00%      0.00%     0.94%       0.14%        0.80%
AST Franklin Templeton
  Founding Funds Plus
  Portfolio                  0.02%     0.02%      0.00%       0.00%        0.00%      1.01%     1.05%       0.00%        1.05%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                           For the year ended December 31, 2014
                          -----------------------------------------------------------------------------------------------------
                                                                                                Total
                                                                       Broker Fees  Acquired   Annual                 Net Annual
                                              Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                          Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                        Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                     ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Global Real Estate
  Portfolio                  0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%       0.00%        1.13%
AST Goldman Sachs
  Large-Cap Value
  Portfolio*                 0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.01%        0.83%
AST Goldman Sachs
  Mid-Cap Growth
  Portfolio*                 0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.05%        1.06%
AST Goldman Sachs
  Multi-Asset Portfolio*     0.92%     0.05%      0.10%       0.00%        0.00%      0.00%     1.07%       0.21%        0.86%
AST Goldman Sachs
  Small-Cap Value
  Portfolio*                 0.93%     0.03%      0.10%       0.00%        0.00%      0.06%     1.12%       0.01%        1.11%
AST Herndon Large-Cap
  Value Portfolio*           0.83%     0.02%      0.10%       0.00%        0.00%      0.00%     0.95%       0.15%        0.80%
AST High Yield Portfolio     0.72%     0.04%      0.10%       0.00%        0.00%      0.00%     0.86%       0.00%        0.86%
AST International Growth
  Portfolio*                 0.97%     0.02%      0.10%       0.00%        0.00%      0.00%     1.09%       0.01%        1.08%
AST International Value
  Portfolio                  0.97%     0.03%      0.10%       0.00%        0.00%      0.00%     1.10%       0.00%        1.10%
AST Investment Grade
  Bond Portfolio*            0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%       0.03%        0.75%
AST J.P. Morgan Global
  Thematic Portfolio         0.92%     0.04%      0.10%       0.00%        0.00%      0.00%     1.06%       0.00%        1.06%
AST J.P. Morgan
  International Equity
  Portfolio                  0.86%     0.06%      0.10%       0.00%        0.00%      0.00%     1.02%       0.00%        1.02%
AST J.P. Morgan
  Strategic
  Opportunities Portfolio    0.97%     0.05%      0.10%       0.10%        0.00%      0.00%     1.22%       0.00%        1.22%
AST Jennison Large-Cap
  Growth Portfolio           0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%       0.00%        1.00%
AST Large-Cap Value
  Portfolio                  0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST Legg Mason
  Diversified Growth
  Portfolio*                 0.89%     8.19%      0.10%       0.00%        0.00%      0.12%     9.30%       8.23%        1.07%
AST Loomis Sayles
  Large-Cap Growth
  Portfolio*                 0.87%     0.01%      0.10%       0.00%        0.00%      0.00%     0.98%       0.06%        0.92%
AST Lord Abbett Core
  Fixed Income Portfolio*    0.77%     0.02%      0.10%       0.00%        0.00%      0.00%     0.89%       0.29%        0.60%
AST MFS Global Equity
  Portfolio                  0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%       0.00%        1.13%
AST MFS Growth Portfolio     0.87%     0.02%      0.10%       0.00%        0.00%      0.00%     0.99%       0.00%        0.99%
AST MFS Large-Cap Value
  Portfolio                  0.83%     0.04%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST Mid-Cap Value
  Portfolio                  0.94%     0.04%      0.10%       0.00%        0.00%      0.00%     1.08%       0.00%        1.08%
AST Money Market
  Portfolio                  0.47%     0.03%      0.10%       0.00%        0.00%      0.00%     0.60%       0.00%        0.60%
AST Neuberger Berman /
  LSV Mid-Cap Value
  Portfolio*                 0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%       0.00%        1.00%
AST Neuberger Berman
  Core Bond Portfolio*       0.68%     0.04%      0.10%       0.00%        0.00%      0.00%     0.82%       0.15%        0.67%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                           For the year ended December 31, 2014
                          -----------------------------------------------------------------------------------------------------
                                                                                                Total
                                                                       Broker Fees  Acquired   Annual                 Net Annual
                                              Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                          Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                        Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                     ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Neuberger Berman
  Mid-Cap Growth
  Portfolio*                 0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%
AST New Discovery Asset
  Allocation Portfolio*      0.83%     0.08%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%
AST Parametric Emerging
  Markets Equity             1.08%     0.24%      0.10%       0.00%        0.00%      0.00%     1.42%       0.00%        1.42%
AST PIMCO Limited
  Maturity Bond Portfolio    0.63%     0.04%      0.10%       0.00%        0.00%      0.00%     0.77%       0.00%        0.77%
AST Preservation Asset
  Allocation Portfolio       0.15%     0.01%      0.00%       0.00%        0.00%      0.71%     0.87%       0.00%        0.87%
AST Prudential Core Bond
  Portfolio*                 0.66%     0.02%      0.10%       0.00%        0.00%      0.00%     0.78%       0.03%        0.75%
AST Prudential Growth
  Allocation Portfolio       0.80%     0.03%      0.10%       0.00%        0.00%      0.01%     0.94%       0.00%        0.94%
AST QMA Emerging Markets
  Equity Portfolio           1.09%     0.24%      0.10%       0.00%        0.00%      0.02%     1.45%       0.00%        1.45%
AST QMA Large-Cap Core
  Portfolio                  0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%       0.00%        0.83%
AST QMA US Equity Alpha
  Portfolio                  0.99%     0.04%      0.10%       0.13%        0.25%      0.00%     1.51%       0.00%        1.51%
AST Quantitative
  Modeling Portfolio         0.25%     0.03%      0.00%       0.00%        0.00%      0.84%     1.12%       0.00%        1.12%
AST RCM World Trends
  Portfolio                  0.91%     0.03%      0.10%       0.00%        0.00%      0.00%     1.04%       0.00%        1.04%
AST Schroders Global
  Tactical Portfolio         0.91%     0.03%      0.10%       0.00%        0.00%      0.11%     1.15%       0.00%        1.15%
AST Schroders
  Multi-Asset World
  Strategies Portfolio       1.06%     0.04%      0.10%       0.00%        0.00%      0.09%     1.29%       0.00%        1.29%
AST Small Cap Growth
  Portfolio                  0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.00%        1.01%
AST Small Cap Value
  Portfolio                  0.87%     0.03%      0.10%       0.00%        0.00%      0.02%     1.02%       0.00%        1.02%
AST Small-Cap Growth
  Opportunities Portfolio    0.93%     0.04%      0.10%       0.00%        0.00%      0.00%     1.07%       0.00%        1.07%
AST T. Rowe Price Asset
  Allocation Portfolio*      0.79%     0.02%      0.10%       0.00%        0.00%      0.00%     0.91%       0.02%        0.89%
AST T. Rowe Price Equity
  Income Portfolio           0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST T. Rowe Price Growth
  Opportunities Portfolio    0.89%     0.61%      0.10%       0.00%        0.00%      0.00%     1.60%       0.00%        1.60%
AST T. Rowe Price
  Large-Cap Growth
  Portfolio                  0.85%     0.02%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST T. Rowe Price
  Natural Resources
  Portfolio                  0.88%     0.04%      0.10%       0.00%        0.00%      0.00%     1.02%       0.00%        1.02%
AST Templeton Global
  Bond Portfolio             0.78%     0.09%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST Wellington Mgmt
  Hedged Equity Portfolio    0.97%     0.03%      0.10%       0.00%        0.00%      0.02%     1.12%       0.00%        1.12%
AST Western Asset Core
  Plus Bond Portfolio*       0.66%     0.03%      0.10%       0.00%        0.00%      0.00%     0.79%       0.20%        0.59%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                           For the year ended December 31, 2014
                          -----------------------------------------------------------------------------------------------------
                                                                                                Total
                                                                       Broker Fees  Acquired   Annual                 Net Annual
                                              Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                          Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                        Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                     ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Western Asset
  Emerging Markets Debt*     0.84%     0.06%      0.10%       0.00%        0.00%      0.00%     1.00%       0.05%        0.95%
ProFund VP Consumer
  Goods~                     0.75%     0.74%      0.25%       0.00%        0.00%      0.00%     1.74%       0.06%        1.68%
ProFund VP Consumer
  Services~                  0.75%     0.75%      0.25%       0.00%        0.00%      0.00%     1.75%       0.07%        1.68%
ProFund VP Financials~       0.75%     0.73%      0.25%       0.00%        0.00%      0.00%     1.73%       0.05%        1.68%
ProFund VP Health Care~      0.75%     0.69%      0.25%       0.00%        0.00%      0.00%     1.69%       0.01%        1.68%
ProFund VP Industrials~      0.75%     0.77%      0.25%       0.00%        0.00%      0.00%     1.77%       0.09%        1.68%
ProFund VP Large-Cap
  Growth~                    0.75%     0.76%      0.25%       0.00%        0.00%      0.00%     1.76%       0.08%        1.68%
ProFund VP Large-Cap
  Value~                     0.75%     0.77%      0.25%       0.00%        0.00%      0.00%     1.77%       0.09%        1.68%
ProFund VP Mid-Cap
  Growth~                    0.75%     0.79%      0.25%       0.00%        0.00%      0.00%     1.79%       0.11%        1.68%
ProFund VP Mid-Cap Value~    0.75%     0.79%      0.25%       0.00%        0.00%      0.00%     1.79%       0.11%        1.68%
ProFund VP Real Estate~      0.75%     0.75%      0.25%       0.00%        0.00%      0.00%     1.75%       0.07%        1.68%
ProFund VP Small-Cap
  Growth~                    0.75%     0.82%      0.25%       0.00%        0.00%      0.00%     1.82%       0.14%        1.68%
~ProFund VP Small-Cap
  Value~                     0.75%     0.87%      0.25%       0.00%        0.00%      0.02%     1.89%       0.19%        1.70%
~ProFund VP
  Telecommunications~        0.75%     0.78%      0.25%       0.00%        0.00%      0.00%     1.78%       0.10%        1.68%
~ProFund VP Utilities~       0.75%     0.76%      0.25%       0.00%        0.00%      0.00%     1.76%       0.08%        1.68%

* See notes immediately below for important information about this fund.

AST Advanced Strategies Portfolio- The Investment Managers have contractually agreed to waive 0.014% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST AQR Large-Cap Portfolio The Investment Managers have contractually agreed to waive 0.24% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Blackrock iShares ETF Portfolio The Investment Managers have contractually agreed to waive a portion of their investment management fee equal to the acquired fund fees and expenses due to investments in iShares ETFs. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees (after the waiver described in the first sentence) and other expenses (including distribution fees, acquired fund fees and expenses due to investments in iShares ETFs, and other expenses excluding taxes, interest and brokerage commissions) do not exceed 1.02% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BlackRock/Loomis Sayles Bond Portfolio The Investment Managers have contractually agreed to waive 0.035% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST ClearBridge Dividend Growth Portfolio The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Cohen & Steers Realty Portfolio The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees

AST FI Pyramis(R) Asset Allocation Portfolio The Investment Managers have contractually agreed to waive 0.018% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI Pyramis(R) Quantitative Portfolio The Investment Managers have contractually agreed to waive 0.14% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Large-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Mid-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.053% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Multi-Asset Portfolio The Investment Managers have contractually agreed to waive 0.213% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Small-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Herndon Large-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST International Growth Portfolio The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Investment Grade Bond The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Legg Mason Diversified Growth Portfolio The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the portfolio's investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest and brokerage commissions) do not exceed 1.07% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST Loomis Sayles Large-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Lord Abbett Core Fixed Income Portfolio The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio's average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman Core Bond Portfolio The Investment Managers have contractually agreed to waive 0.14% of their investment management fee through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees, as follows: 0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman Mid-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman/LSV Mid-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST New Discovery Asset Allocation Portfolio The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Prudential Core Bond Portfolio The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows:
0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. The waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST T. Rowe Price Asset Allocation Portfolio The Investment Managers have contractually agreed to waive 0.022% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Western Asset Core Plus Bond Portfolio The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Western Asset Emerging Markets Debt Portfolio The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2016. This waiver arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

ProFund VP Funds ProFund Advisors LLC ("ProFund Advisors" or the "Advisor") has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding "Acquired Fund Fees and Expenses"), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Money Market) through April 30, 2016. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund's expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Money Market's future yield.

                               EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in the Annuity with the cost of investing in other Pruco Life Annuities and/or other variable annuities. Below are examples for the Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and assuming your investment has a 5% return each year. The examples reflect the fees and charges listed below for the Annuity as described in "Summary of Contract Fees and Charges."

..   Insurance Charge

..   Annual Maintenance Fee

..   Optional living benefit fees, as described below

The examples also assume the following for the period shown:

..   Your Account Value is allocated to the Secure Value Account and the
    Permitted Sub-account that may be elected with any of the optional living benefits with both the minimum and the maximum gross total operating expenses and those expenses remain the same each year*

..   You elect the Spousal Highest Daily Lifetime Income v3.0 with Highest Daily
    Death Benefit, which has the maximum optional living benefit charge and the applicable Roll-Up Rate is 8%. There is no other optional living benefit that would result in higher maximum charges than those shown in the examples.

..   For each charge, we deduct the maximum charge rather than the current charge

..   You make no transfers, or other transactions for which we charge a fee

..   No tax charge applies

Amounts shown in the examples are rounded to the nearest dollar.

* Note: Not all Portfolios offered as Sub-accounts may be available depending on optional living benefit election, the applicable jurisdiction and selling firm.

THE EXAMPLES ARE FOR ILLUSTRATIVE PURPOSES ONLY. THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING PORTFOLIOS. ACTUAL EXPENSES WILL BE DIFFERENT THAN THOSE SHOWN DEPENDING ON A NUMBER OF FACTORS, INCLUDING (1) WHICH OPTIONAL BENEFIT YOU ELECT (IF ANY); (2) WHETHER YOU DECIDE TO ALLOCATE ACCOUNT VALUE TO SUB-ACCOUNTS OTHER THAN THOSE WITH THE MINIMUM OR MAXIMUM TOTAL OPERATING EXPENSES; AND (3) THE IMPACT OF ANY CONTRACTUAL FEE WAIVERS OR EXPENSE REIMBURSEMENTS APPLICABLE TO CERTAIN UNDERLYING PORTFOLIOS.

Expense Examples are provided as follows:

                                                  If you surrender your annuity, do not
                                                  surrender, or annuitize at the end of the
                                                    applicable time period:
                                                  -----------------------------------------
                                                   1 yr      3 yrs      5 yrs     10 yrs
                                                    ------     ------    ------   ------
  Assuming maximum fees and expenses of any of
    the portfolios available with the benefit     $1,181     $3,384     $5,392    $9,659
  Assuming minimum fees and expenses of any of
    the portfolios available with the benefit     $  399     $1,237     $2,130    $4,630

                                    SUMMARY

This Summary describes key features of the Annuity offered in this prospectus. It is intended to give you an overview, and to point you to sections of the prospectus that provide greater detail. You should not rely on the Summary alone for all the information you need to know before purchasing an Annuity. You should read the entire prospectus for a complete description of the Annuity. Your Financial Professional can also help you if you have questions.

The Annuity: The variable annuity contract issued by Pruco Life is a contract between you, the Owner, and Pruco Life, an insurance company. It is designed for retirement purposes, or other long-term investing, to help you save money for retirement, on a tax deferred basis, and provide income during your retirement. Although this prospectus describes key features of the variable annuity contract, the prospectus is a distinct document, and is not part of the contract.

The Annuity offers various investment Portfolios. With the help of your Financial Professional, you choose how to invest your money within your Annuity (subject to certain restrictions; see "Investment Options"). Investing in a variable annuity involves risk and you can lose your money. On the other hand, investing in a variable annuity can provide you with the opportunity to grow your money through participation in underlying Portfolios.

GENERALLY SPEAKING, VARIABLE ANNUITIES ARE INVESTMENTS DESIGNED TO BE HELD FOR THE LONG TERM. WORKING WITH YOUR FINANCIAL PROFESSIONAL, YOU SHOULD CAREFULLY CONSIDER WHETHER A VARIABLE ANNUITY IS APPROPRIATE FOR YOU GIVEN YOUR LIFE EXPECTANCY, NEED FOR INCOME, AND OTHER PERTINENT FACTORS.

Purchase: Your eligibility to purchase is based on your age and the amount of your initial Purchase Payment. See your Financial Professional to complete an application. The maximum age for purchasing this Annuity is 85 and the minimum initial Purchase Payment is $10,000.

The "Maximum Age for Initial Purchase" applies to the oldest Owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the Annuitant as of the day we would issue the Annuity. For Annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life.

After you purchase your Annuity, you will have a limited period of time during which you may cancel (or "Free Look") the purchase of your Annuity. Your request for a Free Look must be received in Good Order within the applicable time period.

Please see "Requirements for Purchasing the Annuity" for additional information.

Investment Options: You may choose from a variety of variable Investment Options ranging from conservative to aggressive. Our optional living benefits limit your ability to invest in the variable Investment Options otherwise available to you under the Annuity. Each of the underlying Portfolios is described in its own prospectus, which you should read before selecting your Investment Options. You can obtain the summary prospectuses and prospectuses for the Portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any variable Investment Option will meet its investment objective.

You may also allocate money to an MVA Option that earns interest for a specific time period. In general, if you withdraw your money from this option more than 30 days prior to the end of the "Guarantee Period", you will be subject to a "Market Value Adjustment", which can either increase or decrease your Account Value. We also offer a 6 or 12 Month DCA Program under which your money is transferred monthly from a DCA MVA Option to the other Investment Options you have designated. Premature withdrawals from the DCA MVA Option may also be subject to a Market Value Adjustment.

We also offer other programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

Please see "Investment Options" and "Managing Your Account Value" for information.

Access To Your Money: You can receive income by taking withdrawals or electing annuity payments. Please note that withdrawals may be subject to tax.

You may also elect to receive income through fixed annuity payments over your lifetime, also called "Annuitization". If you elect to receive fixed annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs.

Please see "Access to Account Value" and "Annuity Options" for more information.

Optional Living Benefits: We offer optional living benefits, for an additional charge, that guarantee your ability to take withdrawals for life as a percentage of "Protected Withdrawal Value", even if your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Protected Withdrawal Value is not the same as your Account Value, and it is not available for a lump sum withdrawal. The Account Value has no guarantees, may fluctuate, and can lose value. Withdrawals in excess of the Annual Income Amount, called "Excess Income," will impact the value of the benefit including a permanent reduction in future guaranteed amounts. In marketing and other materials, we may refer to Excess

Income as "Excess Withdrawals". For applications signed on or after April 27, 2015, you have the ability to elect an Optional Living Benefit only at the time of application or within 30 days of the date your Annuity is issued. Optional Living Benefits cannot be added more than 30 days after your Annuity has been issued.

We currently offer the following optional living benefits:

   .   Highest Daily Lifetime Income v3.0

   .   Spousal Highest Daily Lifetime Income v3.0

   .   Highest Daily Lifetime Income v3.0 with Highest Daily Death Benefit

   .   Spousal Highest Daily Lifetime Income v3.0 with Highest Daily Death
       Benefit

As a condition of electing an optional living benefit, we limit the Investment Options to which you may allocate your Account Value and require a mandatory allocation to the Secure Value Account. Also, these benefits utilize a predetermined mathematical formula to help us manage your guarantee through all market cycles. Under the predetermined mathematical formula, your Account Value may be transferred between certain "Permitted Sub-accounts" on the one hand and the AST Investment Grade Bond Sub-account on the other hand. Please see the applicable optional living benefits section as well as the Appendices to this prospectus for more information on the formulas.

In the "Optional Living Benefits" section, we describe guaranteed minimum withdrawal benefits that allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given Annuity Year (i.e., "Excess Income"), that withdrawal may permanently reduce the guaranteed amount you can withdraw in future years. Please also note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional living benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income.

Death Benefits: You may name a Beneficiary to receive the proceeds of your Annuity upon your death. Your death benefit must be distributed within the time period required by the tax laws. The Annuity offers a minimum death benefit.

Please see "Death Benefits" for more information.

Fees and Charges: The Annuity, and the optional living benefits and optional death benefits, are subject to certain fees and charges, as discussed in the "Summary of Contract Fees and Charges" table earlier in this prospectus. In addition, there are fees and expenses of the underlying Portfolios.

What does it mean that my Annuity is "tax deferred"? Variable annuities are "tax deferred", meaning you pay no taxes on any earnings from your Annuity until you withdraw the money. You may also transfer among your Investment Options without paying a tax at the time of the transfer. When you take your money out of the Annuity, however, you will be taxed on the earnings at ordinary income tax rates. If you withdraw money before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

Please note that if you purchase this Annuity within a tax advantaged retirement plan, such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan, you will get no additional tax advantage through the Annuity itself. Because there is no additional tax advantage when a variable annuity is purchased through one of these plans, the reasons for purchasing the Annuity inside a qualified plan are limited to the ability to elect a living benefit, a Return of Purchase Payments Death Benefit, the opportunity to annuitize the contract and the various investment options, which might make the Annuity an appropriate investment for you. You should consult your tax and financial adviser regarding such features and benefits prior to purchasing this Annuity for use with a tax-qualified plan.

Market Timing: We have market timing policies and procedures that attempt to detect transfer activity that may adversely affect other Owners or Portfolio shareholders in situations where there is potential for pricing inefficiencies or that involve certain other types of disruptive trading activity (i.e., market timing). Our market timing policies and procedures are discussed in more detail later in this prospectus entitled "Restrictions on Transfers Between Investment Options."

Other Information: Please see "Other Information" for more information about the Annuity, including legal information about Pruco Life, the Separate Account, and underlying Portfolios.

                              INVESTMENT OPTIONS

The Investment Options under the Annuity consist of the Sub-accounts and the MVA Options. In this section, we describe the Portfolios. We then discuss the investment restrictions that apply if you elect certain optional living benefits. Finally, we discuss the MVA Options.

Each Sub-account invests in an underlying Portfolio whose share price generally fluctuates each Valuation Day. The Portfolios that you select, among those that are permitted, are your choice - we do not provide investment advice, nor do we recommend any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios.

In contrast to the Sub-accounts, Account Value allocated to an MVA Option earns a fixed rate of interest as long as you remain invested for the Guarantee Period. We guarantee both the stated amount of interest and the principal amount of your Account Value in an MVA Option, so long as you remain invested in the MVA Option for the duration of the Guarantee Period. In general, if you withdraw Account Value prior to the end of the MVA Option's Guarantee Period, you will be subject to a Market Value Adjustment or "MVA", which can be positive or negative. A "Guarantee Period" is the period of time during which we credit a fixed rate of interest to an MVA Option.

As a condition of electing an optional living benefit (e.g., Highest Daily Lifetime Income v3.0), you will be restricted from investing in certain Sub-accounts or MVA Options. We describe those restrictions below. In addition, all of the optional living benefits employ a predetermined mathematical formula, under which money is transferred between your chosen Sub-accounts and the AST Investment Grade Bond Sub-account. The optional living benefits also require a mandatory allocation of 10% of your initial Purchase Payment and additional Purchase Payments or Unadjusted Account Value to the Secure Value Account.

Whether or not you elect an optional living benefit subject to the predetermined mathematical formula, you should be aware that the operation of the formula may result in large-scale asset flows into and out of the Sub-accounts. These asset flows could adversely impact the Portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the optional benefits but also the other Sub-accounts, because the Portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds.
Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the Portfolios could experience the following effects, among others:

       (a)a Portfolio's investment performance could be adversely affected by requiring a subadviser to purchase and sell securities at inopportune times or by otherwise limiting the subadviser's ability to fully implement the Portfolio's investment strategy;

       (b)the subadviser may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;

       (c)a Portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the Portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners' Account Value may be transferred to the AST Investment Grade Bond Sub-account and other Owners' Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one Portfolio to another Portfolio, which in turn could adversely impact performance.

VARIABLE INVESTMENT OPTIONS

Each variable Investment Option is a Sub-account of the Pruco Life Flexible Premium Variable Annuity Account (see "Pruco Life and the Separate Account" for more detailed information). Each Sub-account invests exclusively in one Portfolio. The Investment Objectives Chart below provides a description of each Portfolio's investment objective to assist you in determining which Portfolios may be of interest to you. Please note, the AST Investment Grade Bond Sub-account is not available for allocation of Purchase Payments or owner-initiated transfers.

Not all Portfolios offered as Sub-accounts may be available depending on whether you elect an optional living benefit. Thus, if you elect an optional living benefit, you would be precluded from investing in certain Portfolios and therefore would not receive investment appreciation (or depreciation) affecting those Portfolios.

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios.

This Annuity offers Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Pruco Life ("Affiliated Portfolios") and Portfolios managed by companies not affiliated with Pruco Life ("Unaffiliated Portfolios"). Pruco Life and its affiliates ("Prudential Companies") receive fees and payments from both the Affiliated Portfolios and the Unaffiliated Portfolios. Generally, Prudential Companies receive revenue sharing payments from the Unaffiliated Portfolios. We consider the amount of these fees and payments when determining which portfolios to offer through the Annuity. Affiliated Portfolios may provide Prudential Companies with greater fees and payments than Unaffiliated Portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over Unaffiliated Portfolios. As indicated next to each Portfolio's description in the table that follows, each Portfolio has one or more subadvisers that conduct day to day management. We have an incentive to offer Portfolios with certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which portfolios to offer under the Annuities. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Please see "Other Information" under the heading concerning "Fees and Payments Received by Pruco Life" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates. In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.

In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.

You may select Portfolios individually, create your own combination of Portfolios (certain limitations apply - see "Limitations With Optional Living Benefits" later in this section), or select from among combinations of Portfolios that we have created called "Prudential Portfolio Combinations." Under Prudential Portfolio Combinations, each Portfolio Combination consists of several asset allocation Portfolios, each of which represents a specified percentage of your allocations. If you elect to invest according to one of these Portfolio Combinations, we will allocate your initial Purchase Payment among the Sub-accounts within the Portfolio Combination according to the percentage allocations. You may elect to allocate additional Purchase Payments according to the composition of the Portfolio Combination, although if you do not make such an explicit election, we will allocate additional Purchase Payments as discussed below under "Additional Purchase Payments."

Once you have selected a Portfolio Combination, we will not rebalance your Account Value to take into account differences in performance among the Sub-accounts. This is a static, point of sale model allocation. Over time, the percentages in each asset allocation Portfolio may vary from the Portfolio Combination you selected when you purchased your Annuity based on the performance of each of the Portfolios within the Portfolio Combination. However, you may elect to participate in an automatic rebalancing program, under which we would transfer Account Value periodically so that your Account Value allocated to the Sub-accounts is brought back to the exact percentage allocations stipulated by the Portfolio Combination you elected. Please see "Automatic Rebalancing Programs" below for details about how such a program operates. If you are participating in an optional living benefit (such as Highest Daily Lifetime Income v3.0) that uses a predetermined mathematical formula under which your Account Value may be transferred between certain "Permitted Sub-accounts" and the AST Investment Grade Bond Sub-Account, and you have elected automatic rebalancing in addition to Prudential Portfolio Combinations, you should be aware that: (a) the AST Investment Grade Bond Sub-Account used as part of the predetermined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that existed originally as part of Prudential Portfolio Combinations.

If you are interested in a Portfolio Combination, you should work with your Financial Professional to select the Portfolio Combination that is appropriate for you, in light of your investment time horizon, investment goals and expectations and market risk tolerance, and other relevant factors. In providing these Portfolio Combinations, we are not providing investment advice. You are responsible for determining which Portfolio Combination or Sub-account(s) is best for you. Asset allocation does not ensure a profit or protect against a loss.

The following table contains limited information about the Portfolios. Before selecting an Investment Option or Portfolio Combination, you should carefully review the summary prospectuses and/or prospectuses for the Portfolios, which contain details about the investment objectives, policies, risks, costs and management of the Portfolios. You can obtain the summary prospectuses and prospectuses for the Portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

 PORTFOLIO                         INVESTMENT                PORTFOLIO
 NAME                              OBJECTIVES           ADVISER/SUBADVISER(S)
 ---------                 --------------------------- ------------------------
 AST Academic Strategies   Seeks long-term capital     AlphaSimplex Group,
     Asset Allocation      appreciation.               LLC
        Portfolio                                      AQR Capital
                                                       Management, LLC and
                                                       CNH Partners, LLC
                                                       CoreCommodity
                                                       Management, LLC
                                                       First Quadrant, L.P.
                                                       Jennison Associates
                                                       LLC
                                                       J.P. Morgan Investment
                                                       Management, Inc.
                                                       Pacific Investment
                                                       Management Company
                                                       LLC (PIMCO)
                                                       Prudential Investments
                                                       LLC
                                                       Quantitative
                                                       Management Associates
                                                       LLC
                                                       Western Asset
                                                       Management Company/
                                                       Western Asset
                                                       Management Company
                                                       Limited

 AST Advanced Strategies   Seeks a high level of       Brown Advisory LLC
        Portfolio          absolute return by using    Loomis, Sayles &
                           traditional and non-        Company, L.P.
                           traditional investment      LSV Asset Management
                           strategies and by           Prudential Investment
                           investing in domestic       Management, Inc.
                           and foreign equity and      Quantitative
                           fixed income securities,    Management Associates
                           derivative instruments      LLC
                           and other investment        T. Rowe Price
                           companies.                  Associates, Inc.
                                                       William Blair &
                                                       Company, LLC

 AST AQR Emerging Markets  Seeks long-term capital     AQR Capital
     Equity Portfolio      appreciation.               Management, LLC

    AST AQR Large-Cap      Seeks long-term capital     AQR Capital
        Portfolio          appreciation.               Management, LLC

    AST Balanced Asset     Seeks to obtain the         Prudential Investments
   Allocation Portfolio    highest potential total     LLC
                           return consistent with its  Quantitative
                           specified level of risk     Management Associates
                           tolerance.                  LLC

   AST BlackRock Global    Seeks a high total return   BlackRock Financial
   Strategies Portfolio    consistent with a           Management, Inc.
                           moderate level of risk.     BlackRock International
                                                       Limited

  AST BlackRock iShares    Seeks to maximize total     BlackRock Financial
      ETF Portfolio        return with a moderate      Management, Inc.
                           level of risk.

   AST BlackRock/Loomis    Seek to maximize total      BlackRock Financial
  Sayles Bond Portfolio    return, consistent with     Management, Inc.
   (formerly AST PIMCO     preservation of capital     BlackRock International
    Total Return Bond      and prudent investment      Limited
        Portfolio)         management                  BlackRock (Singapore)
                                                       Limited
                                                       Loomis, Sayles &
                                                       Company, L.P.

   AST Boston Partners     Seeks capital               Boston Partners
     Large-Cap Value       appreciation.
 Portfolio (formerly AST
 Jennison Large-Cap Value
        Portfolio)

 AST Capital Growth Asset  Seeks to obtain the         Prudential Investments
   Allocation Portfolio    highest potential total     LLC
                           return consistent with its  Quantitative
                           specified level of risk     Management Associates
                           tolerance.                  LLC

 AST ClearBridge Dividend  Seeks income, capital       ClearBridge
     Growth Portfolio      preservation, and           Investments, LLC
                           capital appreciation.

    AST Cohen & Steers     Seeks to maximize total     Cohen & Steers Capital
     Realty Portfolio      return through              Management, Inc.
                           investment in real estate
                           securities.

   AST Defensive Asset     Seeks to obtain the         Prudential Investments
   Allocation Portfolio    highest potential total     LLC
                           return consistent with its  Quantitative
                           specified level of risk     Management Associates
                           tolerance.                  LLC

 AST FI Pyramis(R) Asset   Seeks to maximize total     Pyramis Global
   Allocation Portfolio    return.                     Advisors, LLC a
                                                       Fidelity Investments
                                                       Company

    AST FI Pyramis(R)      Seeks long-term capital     Pyramis Global
  Quantitative Portfolio   growth balanced by          Advisors, LLC a
                           current income.             Fidelity Investments
                                                       Company

  AST Franklin Templeton   Seeks capital               AST Investment
   Founding Funds Plus     appreciation.               Services, Inc.
        Portfolio                                      Prudential Investments
                                                       LLC

  AST Global Real Estate   Seeks capital               Prudential Real Estate
        Portfolio          appreciation and            Investors
                           income.

PORTFOLIO                         INVESTMENT                 PORTFOLIO
NAME                              OBJECTIVES            ADVISER/SUBADVISER(S)
---------                 ---------------------------- ------------------------
   AST Goldman Sachs      Seeks long-term growth       Goldman Sachs Asset
Large-Cap Value Portfolio of capital.                  Management, L.P.

   AST Goldman Sachs      Seeks long-term growth       Goldman Sachs Asset
Mid-Cap Growth Portfolio  of capital.                  Management, L.P.

   AST Goldman Sachs      Seeks to obtain a high       Goldman Sachs Asset
 Multi-Asset Portfolio    level of total return        Management, L.P.
                          consistent with its level
                          of risk tolerance.

   AST Goldman Sachs      Seeks long-term capital      Goldman Sachs Asset
Small-Cap Value Portfolio appreciation.                Management, L.P.

 AST Herndon Large-Cap    Seeks maximum growth         Herndon Capital
    Value Portfolio       of capital by investing      Management, LLC
                          primarily in the value
                          stocks of larger
                          companies.

AST High Yield Portfolio  Seeks maximum total          J.P. Morgan Investment
                          return, consistent with      Management, Inc.
                          preservation of capital      Prudential Investment
                          and prudent investment       Management, Inc.
                          management.

AST International Growth  Seeks long-term capital      Jennison Associates
       Portfolio          growth.                      LLC
                                                       Neuberger Berman
                                                       Management LLC
                                                       William Blair &
                                                       Company, LLC

AST International Value   Seeks capital growth.        Lazard Asset
       Portfolio                                       Management LLC
                                                       LSV Asset Management

  AST Investment Grade    Seeks to maximize total      Prudential Investment
     Bond Portfolio       return, consistent with      Management, Inc.
                          the preservation of
                          capital and liquidity
                          needs. Total return is
                          comprised of current
                          income and capital
                          appreciation.

 AST J.P. Morgan Global   Seeks capital                J.P. Morgan Investment
   Thematic Portfolio     appreciation consistent      Management, Inc./
                          with its specified level of  Security Capital
                          risk tolerance.              Research &
                                                       Management
                                                       Incorporated

    AST J.P. Morgan       Seeks capital growth.        J.P. Morgan Investment
  International Equity                                 Management, Inc.
       Portfolio

    AST J.P. Morgan       Seeks to maximize            J.P. Morgan Investment
Strategic Opportunities   return compared to the       Management, Inc.
       Portfolio          benchmark through
                          security selection and
                          tactical asset allocation.

 AST Jennison Large-Cap   Seeks long-term growth       Jennison Associates
    Growth Portfolio      of capital.                  LLC

  AST Large-Cap Value     Seeks current income         Hotchkis and Wiley
       Portfolio          and long-term growth of      Capital Management,
                          income, as well as           LLC
                          capital appreciation.

     AST Legg Mason       Seek high risk-adjusted      Brandywine Global
      Diversified         returns compared to its      Investment
    Growth Portfolio      blended index                Management, LLC
                                                       ClearBridge
                                                       Investments, LLC
                                                       QS Batterymarch
                                                       Financial
                                                       Management,Inc
                                                       QS Legg Mason Global
                                                       Asset Allocation, LLC
                                                       Western Asset
                                                       Management Company/
                                                       Western Asset
                                                       Management Company
                                                       Limited

   AST Loomis Sayles      Seeks capital growth.        Loomis, Sayles &
    Large-Cap Growth      Income realization is not    Company, L.P.
       Portfolio          an investment objective
                          and any income realized
                          on the Portfolio's
                          investments, therefore,
                          will be incidental to the
                          Portfolio's objective.

  AST Lord Abbett Core    Seeks income and             Lord, Abbett & Co. LLC
Fixed Income  Portfolio   capital appreciation to
                          produce a high total
                          return.

 AST MFS Global Equity    Seeks capital growth.        Massachusetts Financial
       Portfolio                                       Services Company

AST MFS Growth Portfolio  Seeks long-term capital      Massachusetts Financial
                          growth and future,           Services Company
                          rather than current
                          income.

AST MFS Large-Cap Value   Seeks capital                Massachusetts Financial
       Portfolio          appreciation.                Services Company

   AST Mid-Cap Value      Seeks to provide capital     EARNEST Partners,
       Portfolio          growth by investing          LLC
                          primarily in mid-            WEDGE Capital
                          capitalization stocks        Management L.L.P.
                          that appear to be
                          undervalued.

    AST Money Market      Seeks high current           Prudential Investment
       Portfolio          income and maintain          Management, Inc.
                          high levels of liquidity.

PORTFOLIO                        INVESTMENT                  PORTFOLIO
NAME                             OBJECTIVES            ADVISER/SUBADVISER(S)
---------                ---------------------------- -------------------------
 AST Neuberger Berman    Seeks to maximize total      Neuberger Berman
  Core Bond Portfolio    return consistent with       Fixed Income LLC
                         the preservation of
                         capital.

 AST Neuberger Berman    Seeks capital growth.        Neuberger Berman
Mid-Cap Growth Portfolio                              Management LLC

     AST Neuberger       Seeks capital growth.        LSV Asset Management
  Berman/LSV Mid-Cap                                  Neuberger Berman
    Value Portfolio                                   Management LLC

AST New Discovery Asset  Seeks total return.          C.S. McKee, LP
 Allocation Portfolio                                 EARNEST Partners,
                                                      LLC
                                                      Epoch Investment
                                                      Partners, Inc.
                                                      Longfellow Investment
                                                      Management Co. LLC
                                                      Parametric Portfolio
                                                      Associates LLC
                                                      Security Investors, LLC
                                                      Thompson, Siegel &
                                                      Walmsley LLC
                                                      Vision Capital
                                                      Management, Inc.

AST Parametric Emerging  Seeks long-term capital      Parametric Portfolio
Markets Equity Portfolio appreciation.                Associates LLC

   AST PIMCO Limited     Seeks to maximize total      Pacific Investment
Maturity Bond Portfolio  return consistent with       Management Company
                         preservation of capital      LLC (PIMCO)
                         and prudent investment
                         management.

AST Preservation Asset   Seeks to obtain the          Prudential Investments
 Allocation Portfolio    highest potential total      LLC
                         return consistent with its   Quantitative
                         specified level of risk      Management Associates
                         tolerance.                   LLC

  AST Prudential Core    Seeks to maximize total      Prudential Investment
    Bond Portfolio       return consistent with       Management, Inc.
                         the long-term
                         preservation of capital.

 AST Prudential Growth   Seeks total return.          Prudential Investment
 Allocation Portfolio                                 Management, Inc.
                                                      Quantitative
                                                      Management Associates
                                                      LLC

   AST QMA Emerging      Seeks long-term capital      Quantitative
Markets Equity Portfolio appreciation.                Management Associates
                                                      LLC

   AST QMA Large-Cap     Seeks long-term capital      Quantitative
       Portfolio         appreciation.                Management Associates
                                                      LLC

AST QMA US Equity Alpha  Seeks long term capital      Quantitative
       Portfolio         appreciation.                Management Associates
                                                      LLC

   AST Quantitative      Seeks a high potential       Quantitative
  Modeling Portfolio     return while attempting      Management Associates
                         to mitigate downside         LLC
                         risk during adverse
                         market cycles.

 AST RCM World Trends    seeks highest potential      Allianz Global Investors
       Portfolio         total return consistent      U.S. LLC
                         with its specified level of
                         risk tolerance.

 AST Schroders Global    Seeks to outperform its      Schroder Investment
  Tactical Portfolio     blended performance          Management North
                         benchmark.                   America Inc./ Schroder
                                                      Investment Management
                                                      North America Ltd.

     AST Schroders       Seeks long-term capital      Schroder Investment
   Multi-Asset World     appreciation.                Management North
 Strategies Portfolio                                 America Inc./ Schroder
                                                      Investment Management
                                                      North America Ltd.

 AST Small-Cap Growth    Seeks long-term capital      Eagle Asset
       Portfolio         growth.                      Management, Inc.
                                                      Emerald Mutual Fund
                                                      Advisers Trust

 AST Small-Cap Growth    Seeks capital growth.        RS Investment
Opportunities Portfolio                               Management Co. LLC
(formerly AST Federated                               Wellington Management
   Aggressive Growth                                  Company, LLP
      Portfolio)

  AST Small-Cap Value    Seeks to provide long-       ClearBridge
       Portfolio         term capital growth by       Investments, LLC
                         investing primarily in       J.P. Morgan Investment
                         small-capitalization         Management, Inc.
                         stocks that appear to be     LMC Investments, LLC
                         undervalued.

AST T. Rowe Price Asset  Seeks a high level of        T. Rowe Price
 Allocation Portfolio    total return by investing    Associates, Inc.
                         primarily in a
                         diversified portfolio of
                         equity and fixed income
                         securities.

   AST T. Rowe Price     Seeks to provide             T. Rowe Price
Equity Income Portfolio  substantial dividend         Associates, Inc.
                         income as well as long-
                         term growth of capital
                         through investments in
                         the common stocks of
                         established companies.

 PORTFOLIO                         INVESTMENT                PORTFOLIO
 NAME                              OBJECTIVES           ADVISER/SUBADVISER(S)
 ---------                 --------------------------- ------------------------
 AST T. Rowe Price Growth  Seeks a high level of       T. Rowe Price
 Opportunities Portfolio   total return by investing   Associates, Inc.
                           primarily in a              T. Rowe Price
                           diversified portfolio of    International, Ltd.
                           equity and fixed income     T. Rowe Price
                           securities.                 International, Ltd. -
                                                       Tokyo branch and T.
                                                       Rowe Price Hong Kong
                                                       Limited

    AST T. Rowe Price      Seeks long-term growth      T. Rowe Price
     Large-Cap Growth      of capital by investing     Associates, Inc.
        Portfolio          predominantly in the
                           equity securities of a
                           limited number of large,
                           carefully selected, high-
                           quality U.S. companies
                           that are judged likely to
                           achieve superior
                           earnings growth.

    AST T. Rowe Price      Seeks long-term capital     T. Rowe Price
    Natural Resources      growth primarily            Associates, Inc.
        Portfolio          through investing in the
                           common stocks of
                           companies that own or
                           develop natural
                           resources (such as
                           energy products,
                           precious metals and
                           forest products) and
                           other basic
                           commodities.

   AST Templeton Global    Seeks to provide current    Franklin Advisers, Inc.
      Bond Portfolio       income with capital
                           appreciation and growth
                           of income.

      AST Wellington       Seeks to outperform a       Wellington Management
 Management Hedged Equity  mix of 50% Russell          Company LLP
        Portfolio          3000(R) Index, 20% MSCI
                           EAFE Index, and 30%
                           Treasury Bill Index over
                           a full market cycle by
                           preserving capital in
                           adverse markets
                           utilizing an options
                           strategy while
                           maintaining equity
                           exposure to benefit from
                           up markets through
                           investments in
                           Wellington
                           Management's equity
                           investment strategies.

  AST Western Asset Core   Seeks to maximize total     Western Asset
   Plus Bond Portfolio     return, consistent with     Management Company/
                           prudent investment          Western Asset
                           management and              Management Company
                           liquidity needs, by         Limited
                           investing to obtain the
                           average duration
                           specified for the
                           Portfolio.

    AST Western Asset      Seeks to maximize total     Western Asset
  Emerging Markets Debt    return.                     Management Company/
        Portfolio                                      Western Asset
                                                       Management Company
                                                       Limited

 ProFund VP Consumer Goods Seeks investment results,   ProFund Advisors LLC
                           before fees and
                           expenses, that
                           correspond to the
                           performance of the Dow
                           Jones U.S. Consumer
                           GoodsSM Index (the
                           "Index").

   ProFund VP Consumer     Seeks investment results,   ProFund Advisors LLC
         Services          before fees and
                           expenses, that
                           correspond to the
                           performance of the Dow
                           Jones U.S. Consumer
                           ServicesSM Index (the
                           "Index").

  ProFund VP Financials    Seeks investment results,   ProFund Advisors LLC
                           before fees and
                           expenses, that
                           correspond to the
                           performance of the Dow
                           Jones U.S.
                           FinancialsSM Index (the
                           "Index").

  ProFund VP Health Care   Seeks investment results,   ProFund Advisors LLC
                           before fees and
                           expenses, that
                           correspond to the
                           performance of the Dow
                           Jones U.S. Health
                           Care/SM/ Index (the
                           "Index").

  ProFund VP Industrials   Seeks investment results,   ProFund Advisors LLC
                           before fees and
                           expenses, that
                           correspond to the
                           performance of the Dow
                           Jones U.S. Industrials/SM/
                           Index (the "Index").

   ProFund VP Large-Cap    Seeks investment results,   ProFund Advisors LLC
          Growth           before fees and
                           expenses, that
                           correspond to the
                           performance of the S&P
                           500(R) Growth Index (the
                           "Index").

 PORTFOLIO                           INVESTMENT               PORTFOLIO
 NAME                                OBJECTIVES          ADVISER/SUBADVISER(S)
 ---------                   --------------------------- ---------------------
 ProFund VP Large-Cap Value  Seeks investment results,   ProFund Advisors LLC
                             before fees and
                             expenses, that
                             correspond to the
                             performance of the S&P
                             500(R) Value Index (the
                             "Index").

 ProFund VP Mid-Cap Growth   Seeks investment results,   ProFund Advisors LLC
                             before fees and
                             expenses, that
                             correspond to the
                             performance of the S&P
                             MidCap 400(R) Growth
                             Index (the "Index").

  ProFund VP Mid-Cap Value   Seeks investment results,   ProFund Advisors LLC
                             before fees and
                             expenses, that
                             correspond to the
                             performance of the S&P
                             MidCap 400(R) Value
                             Index (the "Index").

   ProFund VP Real Estate    Seeks investment results,   ProFund Advisors LLC
                             before fees and
                             expenses, that
                             correspond to the
                             performance of the Dow
                             Jones U.S. Real Estate/SM/
                             Index (the "Index").

 ProFund VP Small-Cap Growth Seeks investment results,   ProFund Advisors LLC
                             before fees and
                             expenses, that
                             correspond to the
                             performance of the S&P
                             SmallCap 600(R) Growth
                             Index(R) (the "Index").

 ProFund VP Small-Cap Value  Seeks investment results,   ProFund Advisors LLC
                             before fees and
                             expenses, that
                             correspond to the
                             performance of the S&P
                             SmallCap 600(R) Value
                             Index (the "Index").

         ProFund VP          Seeks investment results,   ProFund Advisors LLC
     Telecommunications      before fees and
                             expenses, that
                             correspond to the
                             performance of the Dow
                             Jones U.S.
                             Telecommunications/SM/
                             Index (the "Index").

    ProFund VP Utilities     Seeks investment results,   ProFund Advisors LLC
                             before fees and
                             expenses, that
                             correspond to the
                             performance of the Dow
                             Jones U.S. Utilities/SM/
                             Index (the "Index").

Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

LIMITATIONS WITH OPTIONAL LIVING BENEFITS

As a condition of electing any Highest Daily Lifetime Income v3.0 benefit, we limit the Investment Options to which you may allocate your Account Value, as set forth in the Permitted Sub-accounts table below. Please note that the DCA Market Value Adjustment Options described later in this section are also available if you elect an optional living benefit.

Permitted Sub-accounts

 AST Academic Strategies Asset           AST J.P. Morgan Strategic
 Allocation                              Opportunities
 AST Advanced Strategies                 AST Legg Mason Diversified Growth
 AST Balanced Asset Allocation           AST New Discovery Asset Allocation
 AST BlackRock Global Strategies         AST Preservation Asset Allocation
 AST BlackRock iShares ETF               AST Prudential Growth Allocation
 AST Capital Growth Asset Allocation     AST RCM World Trends
 AST Defensive Asset Allocation          AST Schroders Global Tactical
 AST FI Pyramis(R) Asset Allocation      AST Schroders Multi-Asset World
                                         Strategies
 AST FI Pyramis(R) Quantitative          AST T. Rowe Price Asset Allocation
 AST Franklin Templeton Founding Funds
 Plus                                    AST T. Rowe Price Growth Opportunities
 AST Goldman Sachs Multi-Asset           AST Wellington Management Hedged
                                         Equity
 AST J.P. Morgan Global Thematic

MARKET VALUE ADJUSTMENT OPTIONS

When you allocate your Account Value to an MVA Option, you earn a fixed rate of interest as long as you remain invested for a set period of time called a Guarantee Period. Amounts in MVA Options are supported by our general account and subject to our claims paying ability. Please see "Other Information" later in this prospectus for additional information about our general account. There are two types of MVA Options available under each Annuity - the Long-Term MVA Options and the DCA MVA Options. If you elect an optional living benefit, only the DCA MVA Option will be available to you. We discuss each MVA Option below. In brief, under the Long-Term MVA Options, you earn interest over a multi-year time period that you have selected. Currently, the Guarantee Periods we offer are 3 years, 5 years, 7 years, and 10 years. We reserve the right to eliminate any or all of these Guarantee Periods or offer Guarantee Periods of different durations. Under the DCA MVA Options, you earn interest over a 6 month or 12 month period while your Account Value in that option is systematically transferred monthly to the Sub-accounts you have designated.

For the Long-Term MVA Option, a Guarantee Period for an MVA Option begins:

   .   when all or part of a Purchase Payment is allocated to that MVA Option;

   . upon transfer of any of your Account Value to a Long-Term MVA Option for that particular Guarantee Period; or

   .   when you "renew" an MVA Option into a new Guarantee Period.

RATES FOR MVA OPTIONS

We do not have a single method for determining the fixed interest rates for the MVA Options. In general, the interest rates we offer for MVA Options will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the MVA Option, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the MVA Options, general economic trends and competition. We also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Options, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

The interest rate credited to an MVA Option is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the various Guarantee Periods. At the time that we confirm your MVA Option, we will advise you of the interest rate in effect and the date your MVA Option matures. We may change the rates we credit to new MVA Options at any time. To inquire as to the current rates for the MVA Options, please call 1-888-PRU-2888. MVA Options may not be available in all States and are subject to a minimum rate which may vary by state. Currently, the MVA Options are not available in the States of Illinois, Iowa and Oregon.

To the extent permitted by law, we may establish different interest rates for MVA Options offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use DCA MVA Options.

For any MVA Option, you will not be permitted to allocate or renew to the MVA Option if the Guarantee Period associated with that MVA Option would end after your Latest Annuity Date. Thus, for example, we would not allow you to start a new Guarantee Period of 5 years if the Owner/Annuitant were aged 94, because the 5 year period would end after the Latest Annuity Date.

MARKET VALUE ADJUSTMENT

With certain exceptions, if you transfer or withdraw Account Value from an MVA Option prior to the end of the applicable Guarantee Period, you will be subject to a Market Value Adjustment or "MVA". We assess an MVA (whether positive or negative) upon:

   . any surrender, partial withdrawal (including a systematic withdrawal or a withdrawal program under Sections 72(t) or 72(q) of the Code), or transfer out of an MVA Option made outside the 30 days immediately preceding the maturity of the Guarantee Period; and

   . your exercise of the Free Look right under your Annuity, unless prohibited by state law.

We will NOT assess an MVA (whether positive or negative) in connection with any of the following:

   . partial withdrawals made to meet Required Minimum Distribution requirements under the Code in relation to your Annuity or a required distribution if your Annuity is held as a Beneficiary Annuity, but only if the Required Minimum Distribution or required distribution from Beneficiary Annuity is an amount that we calculate and is distributed through a program that we offer;

   . transfers or partial withdrawals from an MVA Option during the 30 days immediately prior to the end of the applicable Guarantee Period, including the Maturity Date of the MVA Option;

   .   transfers made in accordance with our 6 or 12 Month DCA Program;

   .   when a Death Benefit is determined;

   .   deduction of a Annual Maintenance Fee for the Annuity;

   .   Annuitization under the Annuity; and

   . transfers made pursuant to a mathematical formula used with an optional living benefit.

The amount of the MVA is determined according to the formulas set forth in Appendix C. We use one formula for the Long-Term MVA Option and another formula for the DCA MVA Option. In general, the amount of the MVA is dependent on the difference between interest rates at the time your MVA Option was established and current interest rates for the remaining Guarantee Period of your MVA Option. For the Long-Term MVA Option, as detailed in the formula, we essentially (i) divide the current interest rate you are receiving under the Guarantee Period by the interest rate we are crediting for a Guarantee Period equal in duration to the time remaining under the Guarantee Period (plus a "Liquidity Factor" as defined below) and (ii) raise that quotient by a mathematical power that represents the time remaining until the maturity of the Guarantee Period. That result produces the MVA factor. The Liquidity Factor is an element of the MVA formula currently equal to 0.0025 or 0.25%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no Liquidity Factor is applied, will reduce the amount being surrendered or transferred from the MVA Option. If we have no interest rate for a Guarantee Period equal in duration to the time remaining under the Guarantee Period, we may use certain US Treasury interest rates to calculate a proxy for that interest rate. All else being equal, the longer the time remaining until the maturity of the MVA Option from which you are making the withdrawal, the larger the mathematical power that is applied to the quotient in (i) above, and thus the larger the MVA itself. The formula for the DCA MVA Option works in a similar fashion, including the Liquidity Factor described above, except that both interest rates used in the MVA formula are derived directly from the Federal Reserve's "Constant Maturity
(CMT) rate." Under either formula, the MVA may be positive or negative, and a negative MVA could result in a loss of interest previously earned as well as some portion of your Purchase Payments.

LONG-TERM MVA OPTIONS

We offer Long-Term MVA Options, offering a range of durations. When you select this option, your payment will earn interest at the established rate for the applicable Guarantee Period. A new Long-Term MVA Option is established every time you allocate or transfer money into a Long-Term MVA Option. You may have money allocated in more than one Guarantee Period at the same time. This could result in your money earning interest at different rates and each Guarantee Period maturing at a different time. While the interest rates we credit to the Long-Term MVA Options may change from time to time, the minimum interest rate is what is set forth in your Annuity.

We retain the right to limit the amount of Account Value that may be transferred into a new or out of an existing Long-Term MVA Option and/or to require advance notice for transfers exceeding a specified amount. In addition, we reserve the right to limit or restrict the availability of certain Guarantee Periods from time to time.

DCA MVA OPTIONS

In addition to the Long-Term MVA Options, we offer DCA MVA Options that are used with our 6 or 12 Month DCA Program. Amounts allocated to the DCA MVA Options earn the declared rate of interest while the amount is transferred over a 6 or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount you allocated initially to the DCA MVA Options for the 6 month or 12 month period. A dollar cost averaging program does not assure a profit, or protect against a loss. For a complete description of our 6 or 12 month DCA Program, see the applicable section of this prospectus within "Managing Your Account Value."

GUARANTEE PERIOD TERMINATION

An MVA Option ends on the earliest of: (a) the "Maturity Date" of the Guarantee Period; (b) the date the entire amount in the MVA Option is withdrawn or transferred; (c) the Annuity Date; (d) the date the Annuity is surrendered; and
(e) the date as of which a Death Benefit is determined, unless the Annuity is continued by a spousal Beneficiary. "Annuity Date" means the date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

We will notify you before the end of the Guarantee Period. You may elect to have the value of the Long-Term MVA Option on its Maturity Date transferred to any Investment Option, including any Long-Term MVA Option, we then make available. If we do not receive instructions from you in Good Order at our Service Office before the Maturity Date of the Long-Term MVA Option, regarding how the Account Value in your maturing Long-Term MVA Option is to be allocated, we will allocate the Account Value in the maturing Long-Term MVA Option to the AST Money Market Sub-account, unless the Maturity Date is the Annuity Date. We will not assess an MVA if you choose to renew an MVA Option on its Maturity Date or transfer the Account Value to another Investment Option on the Maturity Date (or at any time during the 30 days immediately preceding the Maturity
Date).

                         FEES, CHARGES AND DEDUCTIONS

In this section, we provide detail about the charges you incur if you own the Annuity.

The charges under the Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuity exceed our total costs in connection with the Annuity, we will earn a profit. Otherwise we will incur a loss. For example, Pruco Life may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations and other expenses under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In general, a given charge under the Annuity compensates us for our costs and risks related to that charge and may provide for a profit. However, it is possible that with respect to a particular obligation we have under this Annuity, we may be compensated not only by the charge specifically tied to that obligation, but also from one or more other charges we impose.

With regard to charges that are assessed as a percentage of the value of the Sub-accounts, please note that such charges are assessed through a reduction to the Unit value of your investment in each Sub-account, and in that way reduce your Account Value. A "Unit" refers to a share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

Transfer Fee: Currently, you may make 20 free transfers between Investment Options each Annuity Year. We may charge $10 for each transfer after the 20/th/ in each Annuity Year. We do not consider transfers made as part of a Dollar Cost Averaging or Automatic Rebalancing program when we count the 20 free transfers. All transfers made on the same day will be treated as one transfer. Renewals or transfers of Account Value from an MVA Option within the 30 days immediately preceding the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Similarly, transfers made under our 6 or 12 Month DCA Program and transfers made pursuant to a formula used with an optional living benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Transfers made through any electronic method or program we specify, as well as transfers we make to or from the Secure Value Account due to the election, termination or re-election of an optional living benefit, are not counted toward the 20 free transfers. The transfer fee is deducted pro rata from all Sub-accounts in which you maintain Account Value immediately subsequent to the transfer.

Annual Maintenance Fee: Prior to Annuitization, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is equal to $50 or 2% of your Unadjusted Account Value, whichever is less. This fee compensates us for administrative and operational costs in connection with the Annuity, such as maintaining our internal systems that support the Annuity. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender unless the surrender is taken within 30 days of the most recently assessed Annual Maintenance Fee. The fee is taken out first from the Sub-accounts on a pro rata basis and then from the MVA Options (if the amount in the Sub-accounts is insufficient to pay the fee). The Annual Maintenance Fee will never be deducted from the Secure Value Account. The Annual Maintenance Fee is only deducted if the sum of the Purchase Payments at the time the fee is deducted is less than $100,000. We do not impose the Annual Maintenance Fee upon Annuitization (unless Annuitization occurs on an Annuity anniversary), or the payment of a Death Benefit. For Beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Unadjusted Account Value and is only assessed if the Unadjusted Account Value is less than $25,000 at the time the fee is due. Pursuant to state law, the amount of the Annual Maintenance Fee may differ in certain states.

Tax Charge: Some states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We reserve the right to deduct the tax from Purchase Payments when received, from Surrender Value upon surrender, or from Unadjusted Account Value upon Annuitization. The Tax Charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of Purchase Payments, Surrender Value, or Account Value as applicable. The Tax Charge currently ranges up to 3.5%. We may assess a charge against the Sub-accounts and the MVA Options equal to any taxes which may be imposed upon the Separate Accounts. "Surrender Value" refers to the Account Value (which includes the effect of any MVA) less any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional living benefits provided by rider or endorsement, and any Annual Maintenance Fee.

We will pay company income taxes on the taxable corporate earnings created by this Annuity. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you may pay under the Annuity. We will periodically review the issue of charging for these taxes, and we may charge for these taxes in the future. We reserve the right to impose a charge for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account.

In calculating our corporate income tax liability, we may derive certain corporate income tax benefits associated with the investment of company assets, including Separate Account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. We do not pass these tax benefits through to holders of the Separate Account annuity contracts because (i) the contract Owners are not the Owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the Annuity.

Insurance Charge: We deduct an Insurance Charge daily based on the annualized rate shown in the "Summary of Contract Fees and Charges." The charge is assessed against the assets allocated to the Sub-accounts. The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Pruco Life for providing the insurance benefits under the Annuity, including the Annuity's basic Death Benefit (as described in the "Minimum Death Benefit" subsection in "Death Benefits" later in this prospectus) that, subject to the Annuity's terms and conditions, provides guaranteed benefits to your Beneficiaries even if your Account Value declines, and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge further compensates us for our administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under the Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs.

Charges for Optional Living Benefits: If you elect to purchase an optional living benefit, we will deduct an additional charge. This charge compensates us for the guarantees provided by the living benefit (as described in "Optional Living Benefits" later in this prospectus) and the risk that persons we guarantee living benefit payments to will live longer than our assumptions. The charge is assessed against the greater of the Unadjusted Account Value and the Protected Withdrawal Value and is taken out of the Sub-accounts quarterly but will never be taken out of any MVA Option the Secure Value Account. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional living benefit.

Settlement Service Charge: If your Beneficiary takes the death benefit under a Beneficiary Continuation Option, the Insurance Charge no longer applies. However, we then begin to deduct a Settlement Service Charge which compensates us for the cost of providing administrative services in connection with the Beneficiary Continuation Option. This charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annualized charge of 1.00%.

Fees and Expenses Incurred by the Portfolios: Each Portfolio incurs total annualized operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees or short sale expenses that may apply. These fees and expenses are assessed against each Portfolio's net assets, and reflected daily by each Portfolio before it provides Pruco Life with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the summary prospectuses and prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

MVA OPTION CHARGES

No specific fees or expenses are deducted when determining the rates we credit to an MVA Option. However, for some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to an MVA Option.

ANNUITY PAYMENT OPTION CHARGES

If you select a fixed payment option upon Annuitization, the amount of each fixed payment will depend on the Unadjusted Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. Also, a tax charge may apply.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                            PURCHASING YOUR ANNUITY

REQUIREMENTS FOR PURCHASING THE ANNUITY

We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. Certain of the current limitations, restrictions and standards are described below. We may change these limitations, restrictions and standards in the future.

Initial Purchase Payment: An initial Purchase Payment is considered the first Purchase Payment received by us in Good Order and in an amount sufficient to issue your Annuity. This is the payment that issues your Annuity. All subsequent Purchase Payments allocated to the Annuity will be considered Additional Purchase Payments. Unless we agree otherwise and subject to our rules, you must make an initial Purchase Payment of at least $10,000 for the Advisor Series. However, if you decide to make payments under a systematic investment or an electronic funds transfer program, we may accept a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent Purchase Payments plus your initial Purchase Payment total the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equals $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments with respect to this Annuity and all other annuities owned by the new Owner would equal or exceed that $1 million threshold. We may limit additional Purchase Payments under other circumstances, as explained in "Additional Purchase Payments," below.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Pruco Life. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Pruco Life by wiring funds through your Financial Professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer, an arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions. You can allocate Purchase Payments to one or more available Investment Options. A mandatory allocation to the Secure Value Account and investment restrictions will apply if you elect an optional living benefit.

Speculative Investing: Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships and endowments. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated Annuitant. You may name as Owner of the Annuity a grantor trust with one grantor only if the grantor is designated as the Annuitant. You may name as Owner of the Annuity, subject to state availability, a grantor trust with two grantors only if the oldest grantor is designated as the Annuitant. We will not issue Annuities to grantor trusts with more than two grantors and we will not permit co-grantors to be designated as either joint Annuitants during the Accumulation Period or Contingent Annuitants

Where the Annuity is owned by a grantor trust, the Annuity must be distributed within 5 years after the date of death of the first grantor's death under (S) 72(s) of the Code. If a non-Annuitant grantor predeceases the Annuitant, the Surrender Value will be payable. The Surrender Value will be payable to the trust and there is no Death Benefit provided under the Annuity except as otherwise described below. Between the date of death of the non-Annuitant grantor and the date that we distribute the Surrender Value, the Account Value is reduced by the Total Insurance Charge and subject to market fluctuations. If the Annuitant dies after the death of the first grantor, but prior to the distribution of the Surrender Value of the Annuity, then the Death Benefit amount will be payable as a lump sum to the Beneficiary(ies) as described in the "Death Benefits" section of this prospectus. See the "Death Benefits" section later in this prospectus for information on the amount payable if the Annuitant predeceases the non-Annuitant grantor.

Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Non-Qualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that may elect to use our Annuity as a funding vehicle.

Age Restrictions: Unless we agree otherwise and subject to our rules, in order to issue the annuity we must receive the application, in good order, before the oldest of the Owner(s) and Annuitant(s) turns 86 years old. If you purchase a Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. The availability and level of protection of certain optional living benefits may vary based on the age of the oldest Owner (or Annuitant, if entity-owned) on the Issue Date of the Annuity or the date of the Owner's death. In addition, the broker-dealer firm through which you are purchasing the Annuity may impose a younger maximum issue age than what is described above - check with the broker-dealer firm for details. The "Annuitant" refers to the natural person upon whose life annuity payments payable to the Owner are based.

Additional Purchase Payments: If allowed by applicable state law, currently you may make additional Purchase Payments, provided that the payment is at least $100 (we impose a $50 minimum for electronic funds transfer ("EFT") purchases). We may amend this Purchase Payment minimum, and/or limit the Investment Options to which you may direct Purchase Payments. You may make additional Purchase Payments, unless the Annuity is held as a Beneficiary Annuity, at any time before the earlier of the Annuity Date and (i) for Annuities that are not entity-owned, the oldest Owner's 86/th/ birthday or (ii) for entity-owned Annuities, the Annuitant's 86/th/ birthday. However, Purchase Payments are not permitted after the Account Value is reduced to zero.

Each additional Purchase Payment will be allocated to the Investment Options according to your instructions you may not provide allocation instructions that apply to more than one additional Purchase Payment. Thus, if you have not provided allocation instructions with a particular additional Purchase Payment, we will allocate the Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding any Sub-accounts to which you may not choose to allocate Account Value, such as the AST Investment Grade Bond Sub-account.

For Annuities that have one of the Highest Daily Lifetime Income v3.0 optional living benefits, we currently limit additional Purchase Payments made after the benefit has been in effect for one year (the "benefit anniversary") to $50,000 each benefit year. The benefit year begins on the date you elect an optional living benefit (which must be at the time of application or within 30 days of the date your Annuity is issued) and continues through and includes the day immediately preceding the first anniversary of the date you elected or re-elected the optional living benefit. Subsequent benefit years begin on the anniversary of the date you elected or re-elected an optional living benefit and continue through and include the day immediately preceding the next anniversary of the date you elected or re-elected the benefit.

Notwithstanding the $50,000 limit discussed above, we may further limit, suspend or reject any additional Purchase Payment at any time, but would do so only on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion (among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s));

..   if we are not then offering this benefit for new issues; or

..   if we are offering a modified version of this benefit for new issues.

If we further exercise our right to suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund the Highest Daily Lifetime Income v3.0 optional living benefit that you elected to the level you originally intended. This means that you may no longer be able to increase the values associated with your Highest Daily Lifetime Income v3.0 optional living benefit through additional Purchase Payments. This would also impact your ability to make annual contributions to certain qualified Annuities.

When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future. Please see "Optional Living Benefits" later in this prospectus for further information on additional Purchase Payments.

Depending on the tax status of your Annuity (e.g, if you own the Annuity through an IRA), there may be annual contribution limits dictated by applicable law. Please see "Tax Considerations" section for additional information on these contribution limits.

If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA

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Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your Annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

Additional Purchase Payments may also be limited if the total Purchase Payments under this Annuity and other annuities equals or exceeds $1,000,000, as described in more detail in "Initial Purchase Payment," above.

DESIGNATION OF OWNER, ANNUITANT AND BENEFICIARY

Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

   . Owner: Each Owner holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint Owners are required to act jointly; however, if both Owners instruct us in a written form that we find acceptable to allow one Owner to act independently on behalf of both Owners we will permit one Owner to do so. All information and documents that we are required to send you will be sent to the first named Owner. Co-ownership by entity Owners or an entity Owner and an individual is not permitted. Refer to the Glossary of Terms for a complete description of the term "Owner." Prior to Annuitization, there is no right of survivorship (other than any spousal continuance right that may be available to a surviving spouse).

   . Annuitant: The Annuitant is the person upon whose life we make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the Accumulation Period. In limited circumstances and where allowed by law, we may allow you to name one or more "Contingent Annuitants" with our prior approval. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the prospectus. For Beneficiary Annuities, instead of an Annuitant there is a "Key Life" which is used to determine the annual required distributions.

   . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary designation should be the exact name of your Beneficiary, not only a reference to the Beneficiary's relationship to you. If you use a class designation in lieu of designating individuals (e.g. "surviving children"), we will pay the class of Beneficiaries as determined at the time of your death and not the class of Beneficiaries that existed at the time the designation was made. If no Beneficiary is named, the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term "Successor" is used. If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner, unless you elect an alternative Beneficiary designation.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA, Beneficiary Annuity or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

"Beneficiary" Annuity

You may purchase an Annuity if you are a Beneficiary of an account that was owned by a decedent, subject to the following requirements. You may transfer the proceeds of the decedent's account into the Annuity described in this prospectus and receive distributions that are required by the tax laws. This transfer option is not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a "Beneficiary Continuation Option".

Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. You must take required distributions at least annually, which we will calculate based on the applicable life expectancy in the year of the decedent's death, using Table 1 in IRS Publication 590.

For IRAs and Roth IRAs, distributions must begin by December 31/st/ of the year following the year of the decedent's death. If you are the surviving spouse Beneficiary, distributions may be deferred until the decedent would have attained age 70 1/2. However, if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to Beneficiaries of an IRA or Roth IRA, see "Required Distributions Upon Your Death for Qualified Annuity Contracts" in "Tax Considerations".

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For nonqualified Annuities, distributions must begin within one year of the decedent's death. For additional information regarding the tax considerations applicable to Beneficiaries of a nonqualified Annuity see "Required Distributions Upon Your Death for Nonqualified Annuity Contracts" in "Tax Considerations".

You may take withdrawals in excess of your required distributions. Any withdrawals you take count toward the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.

The Annuity provides a basic Death Benefit upon death, and you may name "successors" who may either receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.

Please note the following additional limitations for a Beneficiary Annuity:

.. No additional Purchase Payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple assets or death benefits into a single contract as part of this Beneficiary Annuity.

..  You may not elect any optional living or death benefits.

..  You may not annuitize the Annuity; no annuity options are available.

..  You may participate only in the following programs: Auto-Rebalancing, Dollar
   Cost Averaging (but not the 6 or 12 Month DCA Program), or systematic withdrawals.

.. You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A Beneficiary Annuity may not be co-owned.

..  If the Annuity is funded by means of transfer from another Beneficiary
   Annuity with another company, we require that the sending company or the beneficial Owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another Beneficiary Annuity where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

.. The beneficial Owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust
   (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA Owner; and
   (3) the Beneficiaries of the trust who are Beneficiaries with respect to the trust's interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust may be required to provide us with a list of all Beneficiaries to the trust (including contingent and remainder Beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30th of the year following the year of death of the IRA or Roth IRA Owner, or date of Annuity application if later. The trustee may also be required to provide a copy of the trust document upon request. If the beneficial Owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor who is named as the Annuitant. If the beneficial Owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest Beneficiary under the trust.

.. If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a Beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

.. If you are transferring proceeds as Beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first or next required distribution. If, for any reason, your transfer request impedes our ability to complete your required distribution by the required date, we will be unable to accept your transfer request.

RIGHT TO CANCEL

You may cancel (or "Free Look") your Annuity for a refund by notifying us in Good Order or by returning the Annuity to our Service Office or to the representative who sold it to you within 10 days after you receive it (or such other period as may be required by applicable law). The Annuity can be mailed or delivered either to us, at our Service Office, or to the representative who sold it to you. Return of the Annuity by mail is effective on being postmarked, properly addressed and postage prepaid.

Subject to applicable law, the amount of the refund will equal the Account Value as of the Valuation Day we receive the returned Annuity at our Service Office or the cancellation request in Good Order, plus any fees or tax charges deducted from the Purchase Payment upon allocation to the Annuity or imposed under the Annuity, less any applicable federal and state income tax withholding. However, where we are required by applicable law to return Purchase Payments, we will return the greater of Account Value and Purchase Payments. If you had Account Value allocated to any MVA Option upon your exercise of the Free Look, we will, to the extent allowed by applicable state law, calculate any applicable MVA with a zero "Liquidity Factor". See "Market Value Adjustment Options."

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SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity, unless the Annuity is held as a Beneficiary Annuity. Investment restrictions will apply if you elect optional living benefits. No additional Purchase Payments are permitted if you have elected the Beneficiary Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or terminated the ability of Owners to submit additional Purchase Payments.

SALARY REDUCTION PROGRAMS

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are not directed to the MVA Options.

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                             MANAGING YOUR ANNUITY

CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS

In general, you may change the Owner, Annuitant and Beneficiary designations by sending us a request in Good Order, which will be effective when received at our Service Office. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. As of the Valuation Day we receive an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new Owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Any change we accept is subject to any transactions processed by us before we receive the notice of change at our Service Office. Some of the changes we will not accept include, but are not limited to:

..   a new Owner subsequent to the death of the Owner or the first of any co-Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

..   a new Annuitant subsequent to the Annuity Date if the annuity option includes a life contingency;

..   a new Annuitant prior to the Annuity Date if the Owner is an entity;

..   a new Owner such that the new Owner is older than the age for which we would then issue the Annuity as of the effective date of such change, unless the change of Owner is the result of spousal continuation;

..   any permissible designation change if the change request is received at our
    Service Office after the Annuity Date;

..   a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, or grantor trusts with more than two grantors; and

..   a new Annuitant for an Annuity issued to a grantor trust where the new
    Annuitant is not the oldest grantor of the trust.

In general and to the extent permitted by state law, you may change the Owner, Annuitant and Beneficiary designations as indicated above, and also may assign the Annuity. We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the Annuitant or Contingent Annuitant. We accept assignments of nonqualified Annuities only.

We reserve the right to reject any proposed change of Owner, Annuitant or Beneficiary, as well as any proposed assignment of the Annuity.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

..   a company(ies) that issues or manages viatical or structured settlements;

..   an institutional investment company;

..   an Owner with no insurable relationship to the Annuitant or Contingent
    Annuitant (a "Stranger-Owned Annuity" or "STOA"); or

..   a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

We will implement this right on a non-discriminatory basis and to the extent allowed by state law, but are not obligated to process your request within any particular timeframe. There are restrictions on designation changes when you have elected certain optional living benefits.

Death Benefit Suspension Upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See "Death Benefits" later in this prospectus for additional details.

Spousal Designations

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner unless you designate a different Beneficiary. Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-Owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the "Code") are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they

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reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal law (for example, a tax free rollover).

Please see "Tax Considerations" for more information. Please consult with your tax or legal adviser for more information.

Contingent Annuitant

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account").

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. See "Spousal Continuation of Annuity" in "Death Benefits" for more information about how the Annuity can be continued by a Custodial Account, including the amount of the Death Benefit.

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                          MANAGING YOUR ACCOUNT VALUE

There are several programs we administer to help you manage your Account Value. We describe our current programs in this section.

DOLLAR COST AVERAGING PROGRAMS

We offer Dollar Cost Averaging Programs during the Accumulation Period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one Sub-account to one or more other Sub-accounts. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from your Sub-accounts (if you make no selection, we will effect transfers on a monthly basis). In addition, you may elect the 6 or 12 Month DCA Program described below.

There is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market.

6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM")

The 6 or 12 Month DCA Program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. The 6 or 12 Month DCA Program may not be available in all states or with certain benefits or programs. Currently, the DCA MVA Options are not available in the States of Illinois, Iowa and Oregon.

Criteria for Participating in the Program

..   If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not electively allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

..   You may only allocate Purchase Payments to the DCA MVA Options. You may not
    transfer Account Value into this program. To institute a program, you must allocate at least $2,000 to the DCA MVA Options.

..   As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether you want 6 or 12 monthly transfers under the program. We then set the monthly transfer amount, by dividing the Purchase Payment you have allocated to the DCA MVA Options by the number of months. For example, if you allocated $6,000, and selected a 6 month DCA Program, we would transfer $1,000 each month (with the interest earned added to the last payment). We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA MVA Options is reduced. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA MVA Option (including any interest) by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA MVA Option on the next scheduled transfer and terminate the program.

..   We impose no fee for your participation in the 6 or 12 Month DCA Program.

..   You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA MVA Options according to your instructions, subject to any applicable MVA. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA MVA Options on a pro rata basis to the Sub-accounts in which you are invested currently, excluding any Sub-accounts to which you are not permitted to choose to allocate or transfer Account Value. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account, unless restricted due to benefit election.

..   We credit interest to amounts held within the DCA MVA Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA MVA Option has been transferred out; (b) the date the entire amount in the DCA MVA Option is withdrawn; (c) the date as of which any Death Benefit payable is determined, unless the Annuity is continued by a spouse Beneficiary (in which case we continue to credit interest under the program); or (d) the Annuity Date.

..   The interest rate earned in a DCA MVA Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new Purchase Payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the dollar amount of interest you receive will decrease as amounts are systematically transferred from the DCA MVA Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

Details Regarding Program Transfers

..   Transfers made under this program are not subject to any MVA.

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..   Any partial withdrawals, transfers, or fees deducted from the DCA MVA
    Options will reduce the amount in the DCA MVA Options. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA MVA Options associated with that program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program.

..   6 or 12 Month DCA transfers will begin on the date the DCA MVA Option is established (unless modified to comply with state law) and on each month following until the entire principal amount plus earnings is transferred. We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

..   The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the program.

..   If you do not have an optional living benefit, we will make transfers under the 6 or 12 month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you have any optional living benefit, we will allocate amounts transferred out of the DCA MVA Options to the Sub-accounts that you specified upon your election of the 6 or 12 Month DCA Program, provided those instructions comply with the allocation requirements for the optional living benefit. No portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account used with the optional living benefit (although the DCA MVA Option is treated as a "Permitted
    Sub-account" for purposes of transfers made by any predetermined mathematical formula associated with the optional living benefit).

..   If you are participating in an optional living benefit and also are participating in the 6 or 12 Month DCA Program, and the predetermined mathematical formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be transferred from the DCA MVA Options associated with the 6 or 12 Month DCA Program. Amounts transferred from the DCA MVA Options under the formula will be taken on a last-in, first-out basis, without the imposition of any MVA.

..   If you are participating in one of our automated withdrawal programs (e.g., systematic withdrawals), we may include within that withdrawal program amounts held within the DCA MVA Options. If you have elected any optional living benefit, any withdrawals will be taken on a pro rata basis from your Sub-accounts and the DCA MVA Options. Such withdrawals will be assessed any applicable MVA.

AUTOMATIC REBALANCING PROGRAMS

During the Accumulation Period, we offer Automatic Rebalancing among the Sub-accounts you choose. The "Accumulation Period" refers to the period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you choose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. You may make additional transfers; however, the Automatic Rebalancing program will not reflect such transfers unless we receive instructions from you indicating that you would like to adjust the Automatic Rebalancing program. There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a systematic withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you have an optional living benefit that makes transfers under a predetermined mathematical formula, and you have elected Automatic Rebalancing, you should be aware that: (a) the AST Investment Grade Bond Sub-account used as part of the predetermined mathematical formula will not be included as part of Automatic Rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing program. You should also be aware that because of the mandatory allocation to the Secure Value Account, only the portion of your Account Value allocated to the Permitted Sub-accounts will be included as part of Automatic Rebalancing.

AUTHORIZATION OF A THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT

This Annuity is intended to be used where you have engaged your own investment advisor to provide advice regarding the allocation of your Account Value. That investment advisor may be a firm or person appointed by us, or whose affiliated broker-dealer is appointed by us, as authorized sellers of the Annuity. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you is not acting on our behalf, but rather

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is acting on your behalf. To be eligible to take any action with respect to your Annuity, an investment advisor must meet our standards. These standards include, but are not limited to, restricting the amount of the advisor's fee that the advisor can deduct from your account to a specified percentage of your Account Value (this fee cap may change periodically at our discretion). In general, we reserve the right to change these standards at any time. Although we impose these standards, you bear the responsibility for choosing a suitable investment advisor.

We do not offer advice about how to allocate your Account Value. As such, we are not responsible for any recommendations your investment advisor makes, any investment models or asset allocation programs they choose to follow, or any specific transfers they make on your behalf. Moreover, if you participate in an optional living benefit that transfers Account Value under a predetermined mathematical formula, you and your investment advisor should realize that such transfers will occur as dictated solely by the formula, and may or may not be in accord with the investment program being pursued by your investment advisor. As one possible example, prompted by a decline in the value of your chosen Sub-accounts, the formula might direct a transfer to the AST Investment Grade Bond Sub-account - even though your advisor's program might call for an increased investment in equity Sub-accounts in that scenario.

We are not a party to the agreement you have with your investment advisor, and do not verify that amounts withdrawn from your Annuity, including amounts withdrawn to pay for the investment advisor's fee, are within the terms of your agreement with your investment advisor. You will, however, receive confirmations of transactions that affect your Annuity that among other things reflect advisory fees deducted from your Account Value. It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for those services.

Any fee that is charged by your investment advisor is in addition to the fees and expenses that apply under your Annuity. Please be aware that if you authorize your investment advisor to withdraw amounts from your Annuity to pay for the investment advisor's fee, such fee deduction will be treated as a withdrawal. A withdrawal can have many consequences, particularly if you are participating in certain optional living benefits and/or optional death benefits. For example, as with any other withdrawal from your Annuity, you may incur adverse tax consequences upon the deduction of your advisor's fee from your Annuity. In addition, a withdrawal generally may also reduce the level of various living and death benefit guarantees provided.

Please note that the investment restrictions for certain optional living and death benefits, and/or the investment in certain assets allocation sub-accounts, may limit or preclude the investment advisor's ability to deduct advisory fees from your Annuity. For example, if you elect any Highest Daily Lifetime Income v3.0 benefit, we will not allow your investment advisor to deduct fees from your Annuity (although you may pay your advisor in some other manner).

Special Rules for Distributions to Pay Advisory Fees

We treat partial withdrawals to pay advisory fees as taxable distributions unless your Annuity is being used in conjunction with a "qualified" retirement plan (plans meeting the requirements of Sections 401, 403 or 408 of the Code). However, if your Annuity has an optional living benefit that is ineligible for advisory fee deduction, and if you take partial withdrawals from such Annuity to pay advisory fees, such partial withdrawals will be considered taxable distributions for all contracts, including the "qualified" retirement plans enumerated above.

FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS

Unless you direct us otherwise, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving Investment Options. If your Financial Professional has this authority, we deem that all such transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. You will receive a confirmation of any financial transaction involving the purchase or sale of Units of your Annuity. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these authorizations at any time. In addition, we may restrict the Investment Options available for transfers or allocation of Purchase Payments by such Financial Professional. We will notify you and your Financial Professional if we implement any such restrictions or prohibitions.

Please Note: Contracts managed by your Financial Professional also are subject to the restrictions on transfers between Investment Options that are discussed in the section below entitled "Restrictions on Transfers Between Investment Options." We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com). Limitations that we may impose on your Financial Professional under the terms of an administrative agreement (e.g., a custodial agreement) do not apply to financial transactions requested by an Owner on his or her own behalf, except as otherwise described in this prospectus.

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RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS

During the Accumulation Period you may transfer Account Value between Investment Options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. We do not currently require a minimum amount in each Sub-account you allocate Account Value to at the time of any allocation or transfer. Although we do not currently impose a minimum transfer amount, we reserve the right to require that any transfer be at least $50.

Transfers under this Annuity consist of those you initiate or those made under a systematic program, such as the 6 or 12 Month DCA Program, another dollar cost averaging program, an asset rebalancing program, or pursuant to a mathematical formula required as part of an optional living benefit (e.g., Highest Daily Lifetime Income v3.0). The transfer restrictions discussed in this section apply only to transfers that you initiate, not any transfers under a program or the mathematical formula.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in Good Order. We do not view a facsimile transmission or other electronic transmission as a "writing." For purposes of this 20 transfer limit, we will treat multiple transfer requests submitted on the same Valuation Day as a single transfer and will not count any transfer that: (i) solely involves the Sub-account corresponding to the AST Money Market Sub-account or an MVA Option;
(ii) involves one of our systematic programs, such as automated withdrawals; or
(iii) occurs to or from the Secure Value Account due to the election, termination or re-election of an optional living benefit.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. The Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., the Sub-accounts corresponding to the AST Money Market Portfolio or ProFunds VP portfolios), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts. In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by its Portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

..   With respect to each Sub-account (other than the AST Money Market
    Sub-account or a Sub-account corresponding to a ProFund portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as auto-rebalancing or under a predetermined mathematical formula used with an optional living benefit; (ii) do not count any transfer that solely involves the AST Money Market Sub-account, the Secure Value Account and/or a ProFund VP Sub-account; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

..   We reserve the right to effect transfers on a delayed basis for all
    Annuities in accordance with our rules regarding frequent transfers. That is, we may price a transfer involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the transfer request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are owners of different variable annuity contracts that are funded through the same Separate Account that may not be subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than Annuity Owners who are subject to such limitations. Finally, there are owners of other variable annuity contracts or variable life contracts that are issued by Pruco Life as well as other insurance companies that have the same underlying Portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable

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consequences associated with such frequent trading within the underlying
Portfolio (e.g., greater Portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional are subject to the restrictions on transfers between Investment Options that are discussed above, if the Financial Professional manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying Portfolio's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional) and will not waive a transfer restriction for any Owner.

Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity. The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract Owners (including an Annuity Owner's TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific Owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus Annuity Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short-term trading fee (also referred to as "redemption fee") in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short-term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

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                            ACCESS TO ACCOUNT VALUE

TYPES OF DISTRIBUTIONS AVAILABLE TO YOU

During the Accumulation Period you can access your Account Value through partial withdrawals, systematic withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional living benefits and may impose an MVA. Unless you notify us differently as permitted, partial withdrawals are taken pro rata (i.e. "pro rata" meaning that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value). Each of these types of distributions is described more fully below.

If you have an optional living benefit, and you take a withdrawal deemed to be Excess Income that brings your Unadjusted Account Value to zero, both the benefit and the Annuity itself will terminate. See "Optional Living Benefits" later in this prospectus for more information.

TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES

Prior to Annuitization

For federal income tax purposes, a distribution prior to Annuitization is deemed to come first from any "gain" in your Annuity and second as a return of your "cost basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax adviser for advice before requesting a distribution.

During the Annuitization Period

During the Annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any cost basis you have in your Annuity. Once the cost basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The cost basis in your Annuity may be based on the cost basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See "Tax Considerations" for information about qualified Annuities and for additional information about nonqualified Annuities.

SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD

Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select. This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Internal Revenue Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Please note that systematic withdrawals may be subject to an MVA.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you have not elected an optional living benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your "designated Investment Options"). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. "Pro rata" means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will

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withdraw systematic withdrawals pro rata (as described above) based on the
Account Value across all of your Investment Options.

If you have certain optional living benefits that guarantee Lifetime Withdrawals (e.g., Highest Daily Lifetime Income v3.0) and elect, or have elected, to receive Lifetime Withdrawals using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

   . Systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options and the Secure Value Account at the time we process each withdrawal.

   . If you either have an existing or establish a new systematic withdrawal program for an amount less than, or equal to, your Annual Income Amount and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program. If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your Annual Income Amount available in future Annuity Years. A combination of partial withdrawals and systematic withdrawals for an amount greater than your Annual Income Amount will further increase the impact on your future Annual Income Amount.

   . For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see "Optional Living Benefits" later in this prospectus.

   . If you are taking your entire Annual Income Amount through the systematic withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(t)/72(q) OF THE INTERNAL REVENUE CODE

If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments." For Annuities issued as non-qualified annuities, the Code may provide a similar exemption from penalty under Section 72(q) of the Code. Systematic withdrawals under Sections 72(t)/72(q) may be subject to an MVA. To request a program that complies with Sections 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. There is no minimum Surrender Value we require to allow you to begin a program for withdrawals under Sections 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

Please note that if a withdrawal under Sections 72(t) or 72(q) was scheduled to be effected between the last Valuation Day prior to December 25/th/ and December 31/st/ of a given year, then, we will implement the withdrawal on the last Valuation Day prior to December 25/th/ of that year.

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions are a type of systematic withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make systematic withdrawals in amounts that satisfy the minimum distribution rules under the Code.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to systematic withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution rules under the Code. Please see "Optional Living Benefits" for further information relating to Required Minimum Distributions if you own an optional living benefit.

In any year in which the requirement to take Required Minimum Distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have

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been considered as a Required Minimum Distribution if not for the suspension as eligible for treatment as described herein.

Please note that if a Required Minimum Distribution was scheduled to be effected between the last Valuation Day prior to December 25/th/ and December 31/st/ of a given year, then we will implement the Required Minimum Distribution on the last Valuation Day prior to December 25/th/ of that year.

See "Tax Considerations" for a further discussion of Required Minimum Distributions. For the impact of Required Minimum Distributions on optional living benefits and Excess Income, see "Optional Living Benefits - Highest Daily Lifetime Income v3.0 Benefit - Required Minimum Distributions."

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                                  SURRENDERS

SURRENDER VALUE

During the Accumulation Period, you can surrender your Annuity at any time and you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity. Your Surrender Value is equal to the Account Value (which includes the effect of any MVA) less any applicable tax charges, any applicable optional living benefit charge, and any Annual Maintenance Fee.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $2,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take a Non-Lifetime Withdrawal (see "Optional Living Benefits - Non-Lifetime Withdrawal Feature") that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. See "Annuity Options" later in this prospectus for information on the impact of the minimum Surrender Value at annuitization.

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                                ANNUITY OPTIONS

Annuitization involves converting your Unadjusted Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit, if any, is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit). We currently make annuity options available that provide fixed annuity payments. Fixed annuity payments provide the same amount with each payment. Please refer to the "Optional Living Benefits"
section in this prospectus for a description of annuity options that are available when you elect one of the optional living benefits. You must annuitize your entire Unadjusted Account Value; partial annuitizations are not allowed.

You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95/th/ birthday of the oldest of any Owner and Annuitant whichever occurs first ("Latest Annuity Date") and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. You may change your choices before the Annuity Date.

If needed, we will require proof in Good Order of the Annuitant's age before commencing annuity payments. Likewise, we may require proof in Good Order that an Annuitant is still alive, as a condition of our making additional annuity payments while the Annuitant lives. We will seek to recover any life income annuity payments that we made after the death of the Annuitant.

If the initial annuity payment would be less than $100, we will not allow you to annuitize (except as otherwise specified by applicable law). Instead, we will pay you your current Unadjusted Account Value in a lump sum and terminate your Annuity. Similarly, we reserve the right to pay your Unadjusted Account Value in a lump sum, rather than allow you to annuitize, if the Surrender Value of your Annuity is less than $2,000 on the Annuity Date.

Once annuity payments begin, you no longer receive benefits under any optional living benefit (unless you have annuitized under that benefit) or the Death Benefits described below.

Certain of these annuity options may be available as "settlement options" to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note that you may not annuitize within the first three Annuity Years (except as otherwise specified by applicable law).

For Beneficiary Annuities, no annuity payments are available and all references to Annuity Date are not applicable.

Option 1

Annuity Payments for a Period Certain: Under this option, we will make equal payments for the period chosen (the "period certain"), up to 25 years (but not to exceed the life expectancy of the Annuitant at the time the Annuity Option becomes effective, as computed under applicable IRS tables). The annuity payments may be made monthly, quarterly, semiannually, or annually, as you choose, for the fixed period. If the Owner dies during the income phase, payments will continue to any surviving Owner, or if there is no surviving Owner, the named Beneficiary or your estate if no Beneficiary is named for the remainder of the period certain.

Option 2

Life Income Annuity Option with a Period Certain: Under this option, income is payable monthly, quarterly, semiannually, or annually for the period certain, subject to our then current rules, and thereafter until the death of the Annuitant. Should the Owner or Annuitant die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or your estate if no Beneficiary is named, until the end of the period certain. If an annuity option is not selected by the Annuity Date, this is the option we will automatically select for you. We will use a period certain of 10 years, or a shorter duration if the Annuitant's life expectancy at the time the Annuity Option becomes effective, as computed under applicable IRS tables, is less than 10 years. If in this instance the duration of the period certain is prohibited by applicable law, then we will pay you a lump sum in lieu of this option.

Other Annuity Options We May Make Available

At the Annuity Date, we may make available other annuity options not described above. The additional options we currently offer are:

..   Life Annuity Option. We currently make available an annuity option that makes payments for the life of the Annuitant. Under that option, income is payable monthly, quarterly, semiannually, or annually, as you choose, until the death of the Annuitant. No additional annuity payments are made after the death of the Annuitant. No minimum number of payments

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

   is guaranteed. It is possible that only one payment will be payable if the death of the Annuitant occurs before the date the second payment was due, and no other payments nor death benefits would be payable.

..   Joint Life Annuity Option. Under the joint lives option, income is payable monthly, quarterly, semiannually, or annually, as you choose, during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of the second Annuitant. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Annuitants occurs before the date the second payment was due, and no other payments or death benefits would be payable.

..   Joint Life Annuity Option With a Period Certain. Under this option, income is payable monthly, quarterly, semiannually, or annually for the number of years selected (the "period certain"), subject to our current rules, and thereafter during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of the second Annuitant. If the Annuitants' joint life expectancy is less than the period certain, we will institute a shorter period certain, determined according to applicable IRS tables. Should the two Annuitants die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or to your estate if no Beneficiary is named, until the end of the period certain.

We reserve the right to cease offering any of these Other Annuity Options. If we do so, we will amend this prospectus to reflect the change. We reserve the right to make available other annuity or settlement options.

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                           OPTIONAL LIVING BENEFITS

Overview

Pruco Life offers different optional living benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional Living Benefits are not available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional living benefits, the additional cost has the impact of reducing net performance of the Investment Options. Each optional living benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of these optional living benefits for new elections at any time.

The Highest Daily Lifetime Income v3.0 benefits are "Guaranteed Lifetime Withdrawal Benefits." These benefits are designed for someone who wants a guaranteed lifetime income stream through withdrawals over time, rather than by annuitizing. Please note that there is a Latest Annuity Date under your Annuity, by which date annuity payments must commence even if you are taking withdrawals under an optional living benefit.

We currently offer the Highest Daily Lifetime Income v3.0 benefits listed below (collectively "Highest Daily v3.0 Benefits").

 Benefit                                            Description
 -------                             ------------------------------------------
 Highest Daily Lifetime Income v3.0  Provides a guaranteed lifetime income stream through withdrawals during the
                                     life of the Annuitant.

 Spousal Highest Daily Lifetime      Provides a guaranteed lifetime income
   Income v3.0                       stream through withdrawals during the
                                     lives of the Annuitant and his or her
                                     spouse.

 Highest Daily Lifetime Income v3.0  Provides a guaranteed lifetime income with Highest Daily Death Benefit  stream through withdrawals during the life of the Annuitant and a death benefit that locks in gains in your Account Value.

 Spousal Highest Daily Lifetime      Provides a guaranteed lifetime income
   Income v3.0 with Highest Daily    stream through withdrawals during the
   Death Benefit                     lives of the Annuitant and his or her
                                     spouse, as well as a death benefit that
                                     locks in gains in your Account Value.

Please see the benefit descriptions that follow for a complete explanation of the terms, conditions and limitations of each optional living benefit. All benefits may not be available in all states. Please see Appendix B for Special Contract Provisions for Annuities Issued in Certain States.

To make this Prospectus easier to read, we sometimes use different labels than are used in the Annuity. This is illustrated below. Although we use different labels, they have the same meaning in this prospectus as in the Annuity. You should also note that the label "Investment Options" as used in the Annuity includes the Secure Value Account; however, as used in this prospectus "Investment Options" does not include the Secure Value Account.

 Annuity                                         Prospectus
 -------                      -------------------------------------------------
 GA Fixed Account             Secure Value Account
 Transfer Account             AST Investment Grade Bond Sub-account ("Bond sub-
                              account")
 Annual Income Percentage     Withdrawal Percentage
 Required Investment Options  Permitted Sub-accounts

Electing An Optional Living Benefit

You may elect any of the optional living benefits listed above only at the time you purchase the Annuity or within 30 days of the date your Annuity is issued for Annuities with applications signed on or after April 27, 2015. If you do not elect an optional living benefit at the time you purchase the Annuity or within 30 days of the date your Annuity is issued, you may not add one in the future. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. There is no guarantee that any benefit will be available for election at a later date. Also, if you elect an optional living benefit in the future, the Withdrawal Percentages and Roll-Up Rate applicable to your optional living benefit will be those in effect at the time you elect the optional living benefit, which may be different than the Withdrawal Percentages and Roll-Up Rate available at the time your Annuity is issued.

If you elect Highest Daily Lifetime Income v3.0 Benefit and later terminate it, you may be able to re-elect it, subject to our current rules and availability. See "Termination of Existing Optional Living Benefit and Election of a New Optional Living Benefit" for information pertaining to elections, termination and re-election of optional living benefits.

If you wish to elect an optional living benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts, the Secure Value Account and the DCA MVA Options (i.e., in direct proportion to the proportion that each such Sub-account and the Secure Value Account bear to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not

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

elect Highest Daily Lifetime Income v3.0 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the "Code") are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" for more information.

Conditions of Electing An Optional Living Benefit

When you elect an optional living benefit, certain conditions apply. First, you are limited in the Sub-accounts to which you can allocate Account Value. Second, we will allocate a portion of your Account Value to the Secure Value Account. Last, we will apply a predetermined mathematical formula that may make transfers of your Account Value. These conditions are discussed briefly below.

Allocation of Account Value

As a condition of electing an optional living benefit, we limit the Investment Options to which you may allocate your Account Value (the "Permitted Sub-accounts"). If you elect an optional living benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued), we will require you to reallocate Account Value that is currently allocated to Sub-accounts other than the Permitted Sub-accounts to the Permitted Sub-accounts. Please see "Investment Options" earlier in this prospectus for a listing of the Permitted Sub-accounts. We reserve the right to terminate your optional living benefit if you allocate amounts to a Sub-account that is not permitted. Prior to terminating an optional living benefit, we will send you written notice and provide you with an opportunity to reallocate to the Permitted Sub-accounts.

We may change the Permitted Sub-accounts available with an optional living benefit. For more information, see "Other Important Considerations" in the benefit descriptions that follow.

The Secure Value Account

When you elect an optional living benefit at the time you purchase your Annuity, we allocate 10% of your initial Purchase Payment to the Secure Value Account. This means that 90% of your Purchase Payment will be allocated to the Permitted Sub-accounts. If you elect an optional living benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued), we will then allocate the same mandatory 10% of your Unadjusted Account Value to the Secure Value Account and 90% of your Unadjusted Account Value will remain allocated to the Permitted Sub-accounts. In addition, 10% of all additional Purchase Payments made while an optional living benefit is in effect will be allocated to the Secure Value Account. You cannot make transfers into or out of the Secure Value Account. The percentage of your overall Account Value in the Secure Value Account will change over time due to the performance of the Permitted Sub-accounts and interest credited to the Secure Value Account. When this happens, we will not rebalance your Account Value in order to maintain the 10% allocation to the Secure Value Account.

We credit a fixed rate of interest daily on the Account Value allocated to the Secure Value Account while the benefit is in effect (the "crediting rate"). We determine this rate not more frequently than once a year based on several factors, including the investment return of the assets underlying our general account. The crediting rate will initially be based on the current crediting rate we offer when you elect the optional living benefit. On each benefit anniversary, your crediting rate will equal the then current renewal rate. We will send you a confirmation that shows the renewal rate each year. The crediting rate will apply to all amounts allocated to the Secure Value Account, including 10% of any additional Purchase Payments you make, until the following benefit anniversary. The minimum crediting rate is shown in your Annuity as the "Minimum GA Fixed Account Rate" and will not be less than 0.50% for the first 10 benefit years, and 1.00% thereafter.

The Predetermined Mathematical Formula

Each optional living benefit also requires your participation in a predetermined mathematical formula that may transfer your Account Value between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account. For more information, see, "Overview of The Predetermined Mathematical Formula" under "Highest Daily Lifetime Income v3.0 Benefit" in the benefit descriptions that follow.

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Impact of Optional Living Benefit Conditions

The optional living benefit investment requirements and the formula are designed to reduce the difference between your Account Value and our liability under the optional living benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. The investment requirements and the formula do not guarantee any reduction in risk or volatility or any increase in Account Value. In fact, the Permitted Sub-account investment requirements could mean that you miss appreciation opportunities in other Investment Options. The formula could mean that you miss opportunities for investment gains in your selected Sub-accounts while Account Value is allocated to the AST Investment Grade Bond Sub-account, and there is no guarantee that the AST Investment Grade Bond Sub-account will not lose value. These requirements, however, could also protect your Account Value from losses that may occur in other Investment Options.

The Secure Value Account reduces potential volatility of your Account Value and provides a fixed, guaranteed rate of return that is supported by our general account. This helps us manage the risks associated with offering optional living benefits. The required allocation to the Secure Value Account could mean that you miss opportunities for investment gains that would be possible if you were entirely invested in the Permitted Sub-accounts. The required allocation to the Secure Value Account, however, could also protect your Account Value from losses that may have otherwise occurred if your entire Account Value was allocated to the Permitted Sub-accounts and the AST Investment Grade Bond Sub-Account.

We are not providing you with investment advice through the use of these conditions. In addition, these conditions do not constitute an investment strategy that we are recommending to you.

Additional Purchase Payments

While Highest Daily Lifetime Income v3.0 is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time. We currently limit additional Purchase Payments received after the first anniversary of the benefit effective date to $50,000 in each benefit year.

Notwithstanding the $50,000 limit discussed above, we may further limit, suspend or reject any additional Purchase Payment at any time, but would only do so on a non-discriminatory basis. Circumstances where we may further limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion (among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s));

..   if we are not then offering this benefit for new issues; or

..   if we are offering a modified version of this benefit for new issues.

If we further exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Highest Daily Lifetime Income v3.0 Benefit to the level you originally intended. This means that your ability to increase the values associated with your Highest Daily Lifetime Income v3.0 Benefit through additional Purchase Payments may be limited or suspended. When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

Lifetime Withdrawals Under an Optional Living Benefit

The optional living benefits guarantee the ability to withdraw an annual amount each contract year (the "Annual Income Amount"), regardless of the performance of your Account Value. The Annual Income Amount is available until the death of the Annuitant (or the death of two spouses, if a spousal benefit is elected), subject to our rules regarding the timing and amount of withdrawals. The Annual Income Amount is initially equal to a percentage (the "Withdrawal Percentage") of a specific value (the "Protected Withdrawal Value") as discussed below.

Under any of the optional living benefits, withdrawals in excess of the Annual Income Amount, called "Excess Income," will impact the value of the benefit including a permanent reduction in future guaranteed amounts, as discussed in the benefit descriptions that follow.

Termination of Existing Optional Living Benefit and Election of a New Optional Living Benefit

If you elect an optional living benefit, you may not terminate the benefit prior to the first benefit anniversary. This means once you elect the benefit, you will be subject to the benefit charge and the conditions discussed earlier in this section for at least the first benefit year, unless you surrender the Annuity. After you terminate the benefit, you may elect one of the then currently available benefits, subject to availability of the benefit at that time and our then current rules. Currently, you must wait 90 days from the date you terminate your previous benefit (the "waiting period") before you can make a new benefit election. Please note that once you terminate an existing Highest Daily v3.0 Benefit, you lose the guarantees that you had accumulated under that benefit and will begin the new guarantees under the newly

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

elected Highest Daily v3.0 Benefit based on your Unadjusted Account Value as of the date the new benefit becomes effective. Also, the Withdrawal Percentages and Roll-Up Rate applicable to the newly elected Highest Daily v3.0 Benefit may be different than those applicable to your terminated benefit. If you later decide to re-elect an optional living benefit, your Account Value must be allocated to the then Permitted Sub-accounts. The mandatory allocation to the Secure Value Account will also apply. We reserve the right to waive, change and/or further limit availability, waiting periods and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect may not provide the same guarantees and/or may be more expensive than the benefit you are terminating. In purchasing the Annuity and electing benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date. You and your Financial Professional should carefully consider whether terminating your existing Highest Daily v3.0 Benefit and electing a new Highest Daily v3.0 Benefit is appropriate for you.

Please refer to the benefit descriptions that follow for a complete explanation of the terms, conditions and limitations of each optional living benefit. You should consult with your Financial Professional to determine if any of these optional living benefits may be appropriate for you based on your financial needs. As is the case with optional living benefits in general, the fulfillment of our guarantee under these benefits is dependent on our claims-paying ability.

HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT

Highest Daily Lifetime Income v3.0 guarantees the ability to withdraw the "Annual Income Amount" regardless of the investment performance of your Unadjusted Account Value. The Annual Income Amount is available until the death of the Annuitant, subject to our rules regarding the timing and amount of withdrawals. The Annual Income Amount is initially equal to the Protected Withdrawal Value multiplied by the Withdrawal Percentage as discussed below. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. Withdrawals of Excess Income that reduce your Unadjusted Account Value to zero will terminate the Annuity and the optional living benefit. Withdrawals of Excess Income that do not reduce your Unadjusted Account Value to zero will reduce the Annual Income Amount in future Annuity Years on a proportional basis. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered "Lifetime Withdrawals" under the benefit. Withdrawals are taken first from your Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to withdrawals of Excess Income).

The income benefit under Highest Daily Lifetime Income v3.0 currently is based on a single "designated life" who is at least 50 years old on the benefit effective date. Highest Daily Lifetime Income v3.0 is not available if you elect any other optional living benefit.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Highest Daily Lifetime Income v3.0.

Please note that if you elect Highest Daily Lifetime Income v3.0, your Account Value is not guaranteed, can fluctuate and may lose value.

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income v3.0, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional living benefit.

Election of and Designations under the Benefit

For Highest Daily Lifetime Income v3.0, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 50 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income v3.0. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income v3.0, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our ownership guidelines. Please see Appendix C for Special Contact Provisions for Annuities Issued in Certain States.

Key Features and Examples

Descriptions and examples of the key features of the optional living benefit are set forth below. The examples are provided only to illustrate the calculation of various components of the optional living benefit. These examples

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do not reflect any of the fees and charges under the Annuity. As a result, these examples may not reflect the probable results of the benefit.

Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

Before you take your first Lifetime Withdrawal, your Protected Withdrawal Value is calculated using your "Periodic Value." Your Periodic Value is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value, as detailed below.

During the first 10 benefit years and before you take your first Lifetime Withdrawal, the Periodic Value is the greater of:

..   the Periodic Value for the immediately preceding business day (the "Prior
    Valuation Day") appreciated at the daily equivalent of the Roll-Up Rate during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day, plus the amount of any Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day (as described in "Non-Lifetime Withdrawal Feature" below); and

..   the Unadjusted Account Value on the Current Valuation Day.

Withdrawal Percentages and Roll-Up Rate

Withdrawal Percentages are used to calculate your Annual Income Amount at the time of your first Lifetime Withdrawal. Withdrawal Percentages are also applied to any additional Purchase Payments you make and used to determine whether any Highest Daily Auto Step-Up will occur (see "Highest Daily Auto Step-Up" later in this section).

The Roll-Up Rate is the guaranteed compounded rate of return credited to your Protected Withdrawal Value until the earlier of your first Lifetime Withdrawal and the 10/th/ benefit anniversary. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the Roll-Up Rate will no longer increase your Protected Withdrawal Value.

We declare the current Withdrawal Percentages and Roll-Up Rate that will apply to your Annuity. The current Withdrawal Percentages and Roll-Up Rate are set forth in the applicable Rate Sheet Prospectus Supplement that must accompany this prospectus. Once the Withdrawal Percentages and Roll-Up Rate for your Annuity are established, they will not change while the benefit is in effect. If you terminate and later re-elect the optional living benefit, the Withdrawal Percentages and Roll-Up Rate in effect at the time you re-elect the optional living benefit will apply to your new benefit.

Example of Calculating Your Periodic Value Before Your First Lifetime Withdrawal, On or Before the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) you purchase the Annuity and elect Highest Daily Lifetime Income v3.0 on February 10/th/; (2) the applicable Roll-Up Rate is 5%; (3) on February 13/th/, you make an additional Purchase Payment of $50,000, and
(4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                            Unadjusted
                        Date               Account Value
                        ----               -------------
                        February 10/th/      $150,000
                        February 11/th/      $149,500
                        February 12/th/      $150,500
                        February 13/th/ *    $200,150

* Includes the value of the additional Purchase Payment.

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 Periodic Value on February 10/th/                                     $150,000
 Periodic Value on February 11/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,000 x
    (1.05)/(1/365)/ =                                                  $150,020
 (2)Unadjusted Account Value =                                         $149,500
 Periodic Value on February 11/th/                                     $150,020
 Periodic Value on February 12/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,020 x
    (1.05)/(1/365)/ =                                                  $150,040
 (2)Unadjusted Account Value =                                         $150,500
 Periodic Value on February 12/th/                                     $150,500
 Periodic Value on February 13/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,500 x (1.05)/(1/365)/ = $150,520 plus the Purchase Payment of $50,000 = $200,520
 (2)Unadjusted Account Value =                                         $200,150
 Periodic Value on February 13/th/                                     $200,520

After the first 10 benefit years but before you take your first Lifetime Withdrawal, the Roll-Up Rate will no longer increase your Periodic Value, and your Protected Withdrawal Value will be the greater of:

..   the Periodic Value for the Prior Valuation Day, plus the amount of any additional Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day; and

..   the Unadjusted Account Value on the Current Valuation Day.

Because the daily appreciation of the Roll-Up Rate ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Example of Calculating Your Periodic Value Before Your First Lifetime Withdrawal, After the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) the 10/th/ anniversary of the date you elected Highest Daily Lifetime Income v3.0 was February 10/th/; (2) on March 10/th/, your Periodic Value is $300,000; (3) on March 13/th/, you make an additional Purchase Payment of $25,000; and (4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                                            Unadjusted
        Date                                               Account Value
        ----                                               -------------
        March 11/th/                                         $299,500
        March 12/th/                                         $300,750
        March 13/th/*                                        $325,400

* Includes the value of the additional Purchase Payment.

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 Periodic Value on March 10/th/                                        $300,000
 Periodic Value on March 11/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day =        $300,000
 (2)Unadjusted Account Value =                                         $299,500
 Periodic Value on March 11/th/                                        $300,000
 Periodic Value on March 12/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day =        $300,000
 (2)Unadjusted Account Value =                                         $300,750
 Periodic Value on March 12/th/                                        $300,750
 Periodic Value on March 13/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day
    ($300,750) plus the Purchase Payment of $25,000 =                  $325,750
 (2)Unadjusted Account Value =                                         $325,400
 Periodic Value on March 13/th/                                        $325,750

After you take your first Lifetime Withdrawal, your Protected Withdrawal Value will be the greater of:

..   the Protected Withdrawal Value on the date of the first Lifetime
    Withdrawal, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals; and

..   the highest daily Unadjusted Account Value upon any step-up, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals (see "Highest Daily Auto Step-Up" later in this section).

Annual Income Amount

The Annual Income Amount is the annual amount of income for which you are eligible for life under Highest Daily Lifetime Income v3.0. The Annual Income Amount is equal to the applicable Withdrawal Percentage multiplied by the Protected Withdrawal Value at the time of the first Lifetime Withdrawal. The applicable Withdrawal Percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. For example, if your Protected Withdrawal Value is $300,000 and the applicable Withdrawal Percentage is 5%, your initial Annual Income Amount would be $15,000. The Annual Income Amount does not reduce in subsequent Annuity Years, unless you take a withdrawal of Excess Income as described below. Any additional Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income v3.0 and subsequent to the first Lifetime Withdrawal will immediately increase the then-existing Annual Income Amount by an amount equal to the additional Purchase Payment multiplied by the applicable Withdrawal Percentage based on the age of the Annuitant at the time of the first Lifetime Withdrawal.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Withdrawals and Highest Daily Lifetime Income v3.0

Highest Daily Lifetime Income v3.0 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. All withdrawals will be taken on a pro rata basis from all Investment Options and the Secure Value Account.

Under Highest Daily Lifetime Income v3.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income
Amount:

..   they will not reduce your Annual Income Amount in subsequent Annuity Years;

..   they will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year; and

..   you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

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If cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income
Amount, your Annual Income Amount in subsequent years will be proportionately reduced (except with regard to certain Required Minimum Distributions as discussed in "Required Minimum Distributions" later in this section).

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income v3.0. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by the applicable Withdrawal Percentage which varies based on the age of the Annuitant on that Annuity Anniversary. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will repeat this process on each subsequent Annuity Anniversary. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new Withdrawal Percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on Valuation Days. Taking regular Lifetime Withdrawals makes it less likely that a Highest Daily Auto Step-up will occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income v3.0 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income v3.0 upon a step-up, we will notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the Optional Living Benefits table in "Summary of Contract Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income v3.0 or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is July 2/nd/,

..   Highest Daily Lifetime Income v3.0 is elected on July 2/nd/

..   The applicable Withdrawal Percentage is 5%.

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced in these examples fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28/th/, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including July 1/st/) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29/th/ and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount.)

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Here is the calculation:

        Account Value before Lifetime withdrawal           $118,000.00
        Amount of "non" Excess Income                      $  3,500.00
        Account Value immediately before Excess Income of
          $1,500                                           $114,500.00
        Excess Income amount                               $  1,500.00
        Ratio ($1,500/$114,500 = 1.31%)                           1.31%
        Annual Income Amount                               $  6,000.00
        1.31% Reduction in Annual Income Amount            $     78.60
        Annual Income Amount for future Annuity Years      $  5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the applicable Withdrawal Percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29/th/ reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30/th/, July 1/st/, and July 2/nd/ Valuation Dates occur after the Excess Income withdrawal on June 29/th/.

                                Highest Daily Value        Adjusted Annual
                 Unadjusted   (adjusted for withdrawal Income Amount (5% of the
Date*           Account Value and purchase payments)**   Highest Daily Value)
-----           ------------- ------------------------ ------------------------
June 28/th/      $238,000.00        $238,000.00               $11,900.00
June 29/th/      $226,500.00        $228,009.60               $11,400.48
June 30/th/      $226,800.00        $228,009.60               $11,400.48
July 1/st/       $233,500.00        $233,500.00               $11,675.00
July 2/nd/       $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2/nd/. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of
   July 2/nd/ is considered the first Valuation Date in the Annuity Year.

** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28/th/, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29/th/ to reflect the $10,000 withdrawal. The adjustments are determined as follows:

   . The Unadjusted Account Value of $238,000 on June 28/th/ is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

   . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

   . The adjusted June 29/th/ Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30/th/. At this time, we compare this amount to the Unadjusted Account Value on June 30/th/, $226,800. Since the June 29/th/ adjusted Highest Daily Value of $228,009.60 is greater than the June 30/th/ Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1/st/. The Unadjusted Account Value on July 1/st/, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

   . The July 1/st/ adjusted Highest Daily Value of $233,500 is also greater than the July 2/nd/ Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2/nd/.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2/nd/ and continuing through July 1/st/ of the following calendar year, will be stepped-up to $11,675.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income v3.0. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income v3.0. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income v3.0. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal

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that establishes your Annual Income Amount. Once you elect to take the
Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable
MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..   The Issue Date is December 3/rd/

..   Highest Daily Lifetime Income v3.0 is elected on December 3/rd/

..   The Unadjusted Account Value at benefit election was $105,000

..   No previous withdrawals have been taken under Highest Daily Lifetime Income
    v3.0

On October 3/rd/ the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3/rd/ and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income v3.0 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal amount                                          $ 15,000
      Divided by Account Value before withdrawal                 $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375

Required Minimum Distributions

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1/st/ in the year following the date you turn age 70 1/2 and by December 31/st/ for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the below rules are applied.

A "Calendar Year" runs from January 1/st/ to December 31/st/ of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..   the remaining Annual Income Amount for that Annuity Year; plus

..   the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

Example

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

  First Calendar Year       Annuity Year             Second Calendar Year
  -------------------       ------------------------ ------------------------
  01/01/2015 to 12/31/2015  06/01/2015 to 05/31/2016 01/01/2016 to 12/31/2016

Assume the following:

..   RMD Amount for Both Calendar Years = $6,000;

..   Annual Income Amount = $5,000; and

..   A withdrawal of $2,000 was taken on 07/01/2015 (during the First Calendar
    Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

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The amount that can be taken between 01/03/2016 and 05/31/2016 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..   The remaining Annual Income for that Annuity Year ($3,000); plus

..   The Second Calendar Year's RMD Amount minus the Annual Income Amount
    ($6,000 - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2016.

Other Important Information

..   If, in any Annuity Year, your RMD amount is less than your Annual Income
    Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

..   If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

..   If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

Benefits Under Highest Daily Lifetime Income v3.0

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime Income v3.0, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Highest Daily Lifetime Income v3.0 terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments are permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)the Unadjusted Account Value.

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Other Important Considerations

..   Withdrawals under Highest Daily Lifetime Income v3.0 are subject to all of the terms and conditions of the Annuity. If you elect a systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income v3.0 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account), and the Secure Value Account and the DCA MVA Options. If you elect a systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals, and you will be using an optional living benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon.
    For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account or the Secure Value Account. A summary description of the AST Investment Grade Bond Sub-account appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Sub-account prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity. Also, transfers we make to or from the Secure Value Account due to the election, termination or re-election of an optional living benefit will not count toward the maximum number of free transfers.

..   Upon election of the benefit, we allocate 10% of your Unadjusted Account
    Value to the Secure Value Account. This means 90% of your Unadjusted Account Value will be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current owners of the benefit. Current Owners of the benefit will be able to maintain amounts previously allocated to those sub-accounts, but may not be permitted to transfer amounts or allocate new Purchase Payments to those sub-accounts.

..   If you elect this benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued) or terminate and later re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Highest Daily
    Lifetime Income v3.0 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

Charge for Highest Daily Lifetime Income v3.0

The current charge for Highest Daily Lifetime Income v3.0 is 1.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income v3.0 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.25% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account but we do not deduct the fee from the Secure Value Account or the DCA MVA Options. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below

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the Account Value Floor. If a charge for Highest Daily Lifetime Income v3.0 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Termination of Your Highest Daily Lifetime Income v3.0 Benefit

You may not terminate Highest Daily Lifetime Income v3.0 prior to the first benefit anniversary (the calendar date on which you elected the optional living benefit, occurring each Annuity Year after the first benefit year). If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. For example, there is currently a waiting period of 90 days before you can re-elect a new benefit (except in the case of spousal assumption of a contract).

The benefit automatically terminates upon the first to occur of the following:

(i)your termination of the benefit;

(ii)your surrender of the Annuity;

(iii)your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount);

(iv)our receipt of Due Proof of Death of the Owner or Annuitant (for entity-owned annuities);

(v)both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

(vi)you allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value(subject to state law - See Appendix B - Special Contract Provisions For Annuities Issued in Certain States);* or

(vii)you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations(subject to state law - See Appendix B - Special Contract Provisions For Annuities Issued in Certain States).*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income v3.0, other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account and the Secure Value Account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If you are participating in an asset allocation program, amounts will be transferred in accordance with your instructions for that program. If, prior to the transfer from the AST Investment Grade Bond Sub-account and the Secure Value Account, the Unadjusted Account Value in the Variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income v3.0 terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed in "Election of and Designations under the Benefit" and "Termination of Your Highest Daily Lifetime Income v3.0" earlier in this benefit description. For surviving spouses, however, we are currently waiving the 90 day waiting period. We reserve the right to resume applying this requirement at any time.

Highest Daily Lifetime Income v3.0 Conditions

Our goal is to seek a careful balance between providing value-added products, such as the Highest Daily Lifetime Income v3.0 benefits, while managing the risk to Pruco Life associated with offering these products. Three of the features that

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help us accomplish that balance are the Permitted Sub-accounts investment requirement, the mandatory allocation to the Secure Value Account and the predetermined mathematical formula that transfers Unadjusted Account Value between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account (referred to in this section as the "Bond Sub-account"). The Permitted Sub-accounts and predetermined mathematical formula are designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under the Highest Daily Lifetime Income v3.0 benefits. The Secure Value Account helps us manage the risks associated with offering optional living benefits by reducing potential volatility of your Account Value, while also providing a fixed, guaranteed rate of return. These features are not investment advice.

Permitted Sub-accounts

When you elect the benefit, we limit the Investment Options to which you may allocate your Account Value, as set forth in "Investment Options" earlier in the prospectus.

The Secure Value Account

When you elect Highest Daily Lifetime Income v3.0, we will transfer 10% of your Unadjusted Account Value to the Secure Value Account. You cannot transfer into, or out of, the Secure Value Account. The Secure Value Account will earn interest at a crediting rate that will be declared annually and reflected on the confirmation you will receive each year.

Overview of The Predetermined Mathematical Formula

The formula is described below and set forth in Appendix D.

The predetermined mathematical formula ("formula") monitors each individual contract each Valuation Day that the benefit is in effect on your Annuity, in order to help us manage guarantees through all market cycles. It helps manage the risk to us associated with these benefits, which is generally represented by the gap between your Unadjusted Account Value and the Protected Withdrawal Value. As the gap between these two values increases, the formula will determine if and how much money should be transferred into the Bond Sub-account. This movement is intended to reduce the equity risk we will bear in funding our obligation associated with these benefits. As the gap decreases (due to favorable performance of the Unadjusted Account Value), the formula then determines if and how much money should transfer back into the Permitted Sub-accounts. The use of the formula, combined with restrictions on the Sub-accounts you are allowed to invest in, and the mandatory allocation to the Secure Value Account lessens the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, thus reducing the likelihood that we will make any lifetime income payments under this benefit.

The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. We are not providing you with investment advice through the use of the formula. The formula does not constitute an investment strategy that we are recommending to you. The formula may limit the potential for your Account Value to grow.

Transfer Activity Under the Formula

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, over time, assuming none of the Unadjusted Account Value is allocated to the Bond Sub-account, the formula will allow for a greater decrease in the Unadjusted Account Value before a transfer to the Bond Sub-account is made.

It is important to understand that transfers within your Annuity are specific to the performance of your chosen investment options, interest credited to the Secure Value Account and the performance of the Bond Sub-account while Account Value is allocated to it, as well as how long the benefit has been owned. For example, two contracts purchased on the same day, but invested differently, will likely have different results, as would two contracts purchased on different days with the same investment options.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle, therefore producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Unadjusted Account Value and your Protected
    Withdrawal Value;

..   The amount of time the benefit has been in effect on your Annuity;

..   The amount allocated to and the performance of the Permitted Sub-accounts, the Bond Sub-account and the Secure Value Account;

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..   Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..   Any withdrawals you take from your Annuity (while the benefit is in effect).

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account.

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

The amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts are two of the variables in the formula. Therefore, the investment performance of each affects whether a transfer occurs for your Annuity. As the amounts allocated to either the Bond Sub-account or the Permitted Sub-accounts increase, the performance of those sub-accounts will have a greater impact on your Unadjusted Account Value and hence a greater impact on if (and how much of) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

How the Formula Operates

Generally, the formula, which is applied each Valuation Day, takes four steps in determining any applicable transfers within your Annuity.

(1)First, the formula starts by identifying the value of future income payments we expect to pay. We refer to that value as the "Target Value" or "L".

(2)Second, we subtract the sum of any amounts invested in the Bond Sub-account ("B") plus amounts in the Secure Value Account ("F") from the Target Value and divide that number by the amount invested in the Permitted Sub-Accounts ("V\\V\\ + V\\F\\"), where "V\\V\\" is the current Account Value of the elected Sub-accounts of the Annuity, and "V\\F\\" is the current Unadjusted Account Value of the DCA MVA Options of the Annuity. We refer to this resulting value as the "Target Ratio" or "R".

(3)Third, we compare the Target Ratio to designated thresholds and other rules described in greater detail below to determine if a transfer needs to occur.

(4)If a transfer needs to occur, we use another calculation to determine the amount of the transfer.

The Formula is:

R   =   (L - (B+F))/(V\\V\\ + V\\F\\)

More specifically, the formula operates as follows:

(1)We calculate the Target Value (L) by multiplying the Income Basis (as defined in Appendix D) for that day by 5% and by the applicable Annuity Factor found in Appendix D. If you have already made a Lifetime Withdrawal, your Target Value would take into account any automatic step-up, any subsequent Purchase Payments and any withdrawals of Excess Income.

Example (assume the Income Basis is $200,000, and the contract is 11 1/2 months old, resulting in an annuity factor of 14.95)

Target Value (L)  =   $200,000 x 5% x 14.95 = $149,500

(2)Next, to calculate the Target Ratio (R), the Target Value is reduced by any amounts held within the Bond Sub-account (B) and the Secure Value Account
   (F) on that day. The remaining amount is divided by the amount held within the Permitted Sub-accounts (V\\V\\ + V\\F\\).

Example (assume the amount in the Bond Sub-account is zero, the amount in the Secure Value Account is $15,000 and the amount held within the Permitted Sub-accounts is $161,000)

Target Ratio (R)  =   ($149,500 - $15,000)/$161,000 = 83.5%

(3)If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on the third Valuation Day, make a transfer from your Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap discussed below). If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap). Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5%

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   for three consecutive Valuation Days before a subsequent transfer to the
   Bond Sub-account will occur. If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

Example: Assuming the Target Ratio is above 83% for a 3/rd/ consecutive Valuation Day, but less than or equal to 84.5% for three consecutive Valuation Days, a transfer into the Bond Portfolio occurred.

(4)In deciding how much to transfer, we perform a calculation that essentially seeks to reallocate amounts held in the Permitted Sub-accounts, the Bond Sub-account and the Secure Value Account so that the Target Ratio meets a target, which currently is equal to 80% (subject to the 90% Cap and the Maximum Daily Transfer Limit discussed below). The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be, subject to the Maximum Daily Transfer Limit.

The 90% Cap

The formula will not execute a transfer to the Bond Sub-account if the sum of your percentage of Unadjusted Account Value in the Bond Sub-account and your percentage of Unadjusted Account Value in the Secure Value Account would equal more than 90% on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the combination of the Bond Sub-account and the Secure Value Account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. For example, assume 83% of your Unadjusted Account Value is allocated to the Bond Sub-account and 6% of your Unadjusted Account Value is allocated to the Secure Value Account. If the formula would require a transfer of 5% of your Unadjusted Account Value to the Bond Sub-account, only 1% of your Unadjusted Account Value would actually be transferred to the Bond Sub-account. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the combination of the Bond Sub-account and the Secure Value Account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, as well as interest credited to amounts in the Secure Value Account, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account and the Secure Value Account.

Maximum Daily Transfer Limit

On any given day, notwithstanding the above calculation and the 90% cap discussed immediately above, no more than a predetermined percentage of the sum of the value of Permitted Sub-accounts and the Unadjusted Account Value of all elected DCA MVA Options (the "Maximum Daily Transfer Limit") will be transferred to the Bond Sub-account. The applicable Maximum Daily Transfer Limit is stated in your Annuity and is currently 30%. If the formula would result in an amount higher than the Maximum Daily Transfer Limit being transferred into the Bond Sub-account, only amounts up to the Maximum Daily Transfer Limit will be transferred. On the following Valuation Day, the formula will calculate the Target Ratio for that day and determine any applicable transfers within your Annuity as described above. The formula will not carry over amounts that exceeded the prior day's Maximum Daily Transfer Limit, but a transfer to the Bond Sub-account may nevertheless occur based on the application of the formula on the current day. There is no limitation on the amounts of your Unadjusted Account Value that may be transferred out of the Bond Sub-account on any given day.

Monthly Transfers

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, the formula will perform an additional calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after this transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Unadjusted Account Value in the Bond Sub-account, or

b) An amount equal to 5% of your total Unadjusted Account Value.

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Other Important Information

..   The Bond Sub-account is not a Permitted Sub-account. As such, only the formula can transfer Unadjusted Account Value to or from the Bond Sub-account. You may not allocate Purchase Payments or transfer any of your Unadjusted Account Value to or from the Bond Sub-account.

..   The Secure Value Account is not a Permitted Sub-account. You may not allocate Purchase Payments or transfer any of your Unadjusted Account Value to or from the Secure Value Account. In addition, the formula will not transfer Unadjusted Account Value to or from the Secure Value Account.

..   While you are not notified before a transfer occurs to or from the Bond
    Sub-account, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Your confirmation statements will be detailed to include the effective date of the transfer, the dollar amount of the transfer and the Permitted Sub-accounts the funds are being transferred to/from. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

           . Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

           . If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

           . Transfer a portion of your Unadjusted Account Value in the Permitted Sub-accounts and the DCA MVA Options to the Bond Sub-account.

..   If you make additional Purchase Payments to your Annuity, 10% of the additional Purchase Payments will be allocated to the Secure Value Account and the balance will be allocated to the Permitted Sub-accounts and subject to the formula. Each additional Purchase Payment will be allocated to the Investment Options according to the instructions you provide with such Purchase Payment. You may not provide allocation instructions that apply to more than one additional Purchase Payment. Thus, if you have not provided allocation instructions with a particular additional Purchase Payment, we will allocate the Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value, such as the AST Investment Grade Bond Sub-account.

..   Additional Purchase Payments allocate Unadjusted Account Value to the
    Secure Value Account but not to the Bond Sub-account. This means that additional Purchase Payments could adjust the ratio calculated by the formula and may result in Unadjusted Account Value being transferred either to the Permitted Sub-accounts or to the Bond Sub-account.

..   If you make additional Purchase Payments to your Annuity during a time when the 90% cap has suspended transfers to the Bond Sub-account, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond
    Sub-account and the Secure Value Account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account).

..   If you are participating in the Highest Daily Lifetime Income v3.0 and you
    are also participating in the 6 or 12 Month DCA Program, the following rules apply:

           . DCA MVA Options are considered "Permitted Sub-accounts for purpose of the Target Ratio calculation ("L") described above.

           . The formula may transfer amounts out of the DCA MVA Options to the Bond Sub-account if the amount allocated to the other Permitted Sub-accounts is insufficient to cover the amount of the transfer.

           . The transfer formula will not allocate amounts to the DCA MVA Options when there is a transfer out of the Bond Sub-account. Such transfers will be allocated pro-rata to the variable Sub-accounts, excluding the Bond Sub-account.

           . A Market Value Adjustment is not assessed when amounts are transferred out of the DCA MVA Options under the transfer formula.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime Income 3.0 or Spousal Highest Daily Lifetime Income
3.0 through a

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nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

SPOUSAL HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT

Spousal Highest Daily Lifetime Income v3.0 is the spousal version of Highest Daily Lifetime Income v3.0. This benefit guarantees, until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of them (the "designated lives", and each, a "designated life"), the ability to withdraw the Annual Income Amount regardless of the investment performance of your Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. The Annual Income Amount is initially equal to the Protected Withdrawal Value multiplied by the Withdrawal Percentage as discussed below. Withdrawals of Excess Income that do not reduce your Unadjusted Account Value to zero will reduce the Annual Income Amount in future Annuity Years on a proportional basis. Withdrawals of Excess Income that reduce your Unadjusted Account Value to zero will terminate the Annuity and the optional living benefit. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income v3.0 after the death of the first spouse.

Spousal Highest Daily Lifetime Income v3.0 must be elected based on two designated lives, as described below. Each designated life must be at least 50 years old when the benefit is elected. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v3.0 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v3.0 is not available if you elect any other optional living benefit.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Income v3.0.

Please note that if you elect Spousal Highest Daily Lifetime Income v3.0, your Account Value is not guaranteed, can fluctuate and may lose value.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income v3.0, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional living benefit.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime Income v3.0 can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of them. Currently, Spousal Highest Daily Lifetime Income v3.0 only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be at least 50 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The
    Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be at least 50 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be at least 50 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit. However, if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. A change in designated lives will result in cancellation of Spousal Highest Daily Lifetime Income v3.0. If the designated lives divorce, Spousal Highest Daily Lifetime Income v3.0 may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current

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administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Remaining Designated Life: A Remaining Designated Life must be a natural person and must have been listed as one of the spousal designated lives when the benefit was elected. A spousal designated life will become the Remaining Designated Life on the earlier of the death of the first of the spousal designated lives to die, provided that they are each other's spouses at that time, or divorce from the other spousal designated life while the benefit is in effect. That said, if a spousal designated life is removed as Owner, Beneficiary, or Annuitant due to divorce, the other spousal designated life becomes the Remaining Designated Life when we receive notice of the divorce, and any other documentation we require, in Good Order. Any new Beneficiary(ies) named by the Remaining Designated Life will not be a spousal designated life.

Key Features and Examples

Descriptions and examples of the key features of the optional living benefit are set forth below. The examples are provided only to illustrate the calculation of various components of the optional living benefit. These examples do not reflect any of the fees and charges under the Annuity. As a result, these examples may not reflect the probable results of the benefit.

Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

Before you take your first Lifetime Withdrawal, your Protected Withdrawal Value is calculated using your "Periodic Value." Your "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value, as detailed below.

During the first 10 benefit years and before you take your first Lifetime Withdrawal, the Periodic Value is the greater of:

..   the Periodic Value for the immediately preceding business day (the "Prior
    Valuation Day") appreciated at the daily equivalent of the Roll-Up Rate during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day, plus the amount of any Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day (as described in "Non-Lifetime Withdrawal Feature" below); and

..   the Unadjusted Account Value on the Current Valuation Day.

Withdrawal Percentages and Roll-Up Rate

Withdrawal Percentages are used to calculate your Annual Income Amount at the time of your first Lifetime Withdrawal. Withdrawal Percentages are also applied to any additional Purchase Payments you make and used to determine whether any Highest Daily Auto Step-Up will occur (see "Highest Daily Auto Step-Up" later in this section).

The Roll-Up Rate is the guaranteed compounded rate of return credited to your Protected Withdrawal Value until your first Lifetime Withdrawal or the earlier of your first Lifetime Withdrawal and the 10th benefit anniversary. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the Roll-Up Rate will no longer increase your Protected Withdrawal Value.

We declare the current Withdrawal Percentages and Roll-Up Rate that will apply to your Annuity. The current Withdrawal Percentages and Roll-Up Rate are set forth in the applicable Rate Sheet Prospectus Supplement that must accompany this prospectus. Once the Withdrawal Percentages and Roll-Up Rate for your Annuity are established, they will not change while the benefit is in effect. If you terminate and later re-elect the optional living benefit, the Withdrawal Percentages and Roll-Up Rate in effect at the time you re-elect the optional living benefit will apply to your new benefit.

Example of Calculating Your Periodic Value Before Your First Lifetime Withdrawal, On or Before the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) you purchase the Annuity and elect Spousal Highest Daily Lifetime Income v3.0 on February 10/th/; (2) the applicable Roll-Up Rate is 5%; (3) on February 13/th/, you make an additional Purchase Payment of $50,000, and
(4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

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                                                         Unadjusted
          Date                                          Account Value
          ----                                          -------------
          February 10/th/                                 $150,000
          February 11/th/                                 $149,500
          February 12/th/                                 $150,500
          February 13/th/*                                $200,150

* Includes the value of the additional Purchase Payment.

 Periodic Value on February 10/th/                                     $150,000
 Periodic Value on February 11/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,000 x
    (1.05)/(1/365)/ =                                                  $150,020
 (2)Unadjusted Account Value =                                         $149,500
 Periodic Value on February 11/th/                                     $150,020
 Periodic Value on February 12/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,020 x
    (1.05)/(1/365)/ =                                                  $150,040
 (2)Unadjusted Account Value =                                         $150,500
 Periodic Value on February 12/th/                                     $150,500
 Periodic Value on February 13/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,500 x (1.05)/(1/365)/ = $150,520 plus the Purchase Payment of $50,000 = $200,520
 (2)Unadjusted Account Value =                                         $200,150
 Periodic Value on February 13/th/                                     $200,520

After the first 10 benefit years but before you take your first Lifetime Withdrawal, the Roll-Up Rate will no longer increase your Periodic Value, and your Protected Withdrawal Value will be the greater of:

..   the Periodic Value for the Prior Valuation Day, plus the amount of any additional Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day; and

..   the Unadjusted Account Value on the Current Valuation Day.

Because the daily appreciation of the Roll-Up Rate ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Example of Calculating Your Periodic Value Before Your First Lifetime Withdrawal, After the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) the 10/th/ anniversary of the date you elected Spousal Highest Daily Lifetime Income v3.0 was February 10/th/; (2) on March 10/th/, your Periodic Value is $300,000; (3) on March 13/th/, you make an additional Purchase Payment of $25,000; and (4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                                         Unadjusted
          Date                                          Account Value
          ----                                          -------------
          March 11/th/                                    $299,500
          March 12/th/                                    $300,750
          March 13/th/*                                   $325,400

* Includes the value of the additional Purchase Payment.

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 Periodic Value on March 10/th/                                        $300,000
 Periodic Value on March 11/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day =        $300,000
 (2)Unadjusted Account Value =                                         $299,500
 Periodic Value on March 11/th/                                        $300,000
 Periodic Value on March 12/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day =        $300,000
 (2)Unadjusted Account Value =                                         $300,750
 Periodic Value on March 12/th/                                        $300,750
 Periodic Value on March 13/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day
    ($300,750) plus the Purchase Payment of $25,000 =                  $325,750
 (2)Unadjusted Account Value =                                         $325,400
 Periodic Value on March 13/th/                                        $325,750

After you take your first Lifetime Withdrawal, your Protected Withdrawal Value will be the greater of:

..   the Protected Withdrawal Value on the date of the first Lifetime
    Withdrawal, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals; and

..   the highest daily Unadjusted Account Value upon any step-up, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals (see "Highest Daily Auto Step-Up" later in this section).

Annual Income Amount

The Annual Income Amount is the annual amount of income for which you are eligible for life under Spousal Highest Daily Lifetime Income v3.0. The Annual Income Amount is equal to the Withdrawal Percentage applicable to the younger designated life's age at the time of the first Lifetime Withdrawal multiplied by the Protected Withdrawal Value at the time of the first Lifetime Withdrawal. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. For example, if your Protected Withdrawal Value is $300,000 and the applicable Withdrawal Percentage is 4.5%, your initial Annual Income Amount would be $13,500. The Annual Income Amount does not reduce in subsequent Annuity Years, unless you take a withdrawal of Excess Income as described below. Any additional Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income v3.0 and subsequent to the first Lifetime Withdrawal will immediately increase the then-existing Annual Income Amount by an amount equal to the additional Purchase Payment multiplied by the applicable Withdrawal Percentage based on the age of the younger designated life at the time of the first Lifetime Withdrawal.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Withdrawals and Spousal Highest Daily Lifetime Income v3.0

Spousal Highest Daily Lifetime Income v3.0 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. All withdrawals will be taken on a pro rata basis from all Investment Options and the Secure Value Account.

Under Spousal Highest Daily Lifetime Income v3.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income
Amount:

..   they will not reduce your Annual Income Amount in subsequent Annuity Years;

..   they will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year; and

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

..   you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

If cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be proportionately reduced (except with regard to certain Required Minimum Distributions as discussed in "Required Minimum Distributions" later in this section).

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by the applicable Withdrawal Percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will repeat this process on each subsequent Annuity Anniversary. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new Withdrawal Percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on Valuation Days. Taking regular Lifetime Withdrawals makes it less likely that a Highest Daily Auto Step-up will occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income v3.0 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income v3.0 upon a step-up, we will notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the Optional Living Benefits table in "Summary of Contract Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income v3.0 or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is July 2/nd/

..   Spousal Highest Daily Lifetime Income v3.0 is elected on July 2/nd/

..   The applicable Withdrawal Percentage is 4.5%.

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced in these examples fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28/th/, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including July 1/st/) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29/th/ and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount.)

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

Here is the calculation:

     Account Value before Lifetime Withdrawal                  $118,000.00
     Amount of "non" Excess Income                             $  2,900.00
     Account Value immediately before Excess Income of $2,100  $ 115,100.0
     Excess Income amount                                      $  2,100.00
     Ratio ($2,100/$115,100 = 1.82%)                                  1.82%
     Annual Income Amount                                      $  5,400.00
     1.82% Reduction in Annual Income Amount                   $     98.28
     Annual Income Amount for future Annuity Years             $  5,301.72

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the applicable Withdrawal Percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29/th/ reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28/th/ value is being adjusted for Excess Income; the June 30/th/, July 1/st/, and July 2/nd/ Valuation Dates occur after the Excess Income withdrawal on June 29/th/.

                               Highest Daily Value        Adjusted Annual
                Unadjusted   (adjusted for withdrawal Income Amount (5% of the
  Date*        Account Value and purchase payments)**   Highest Daily Value)
  -----        ------------- ------------------------ ------------------------
  June 28/th/   $238,000.00        $238,000.00               $10,710.00
  June 29/th/   $226,500.00        $227,994.52               $10,259.75
  June 30/th/   $226,800.00        $227,994.52               $10,259.75
  July 1/st/    $233,500.00        $233,500.00               $10,507.50
  July 2/nd/    $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2/nd/. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of
   July 2/nd/ is considered the first Valuation Date in the Annuity Year.

** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28/th/, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29/th/ to reflect the $10,000 withdrawal. The adjustments are determined as follows:

   . The Unadjusted Account Value of $238,000 on June 28/th/ is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

   . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

   . The adjusted June 29/th/ Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30/th/. At this time, we compare this amount to the Unadjusted Account Value on June 30/th/, $226,800. Since the June 29/th/ adjusted Highest Daily Value of $227,994.52 is greater than the June 30/th/ Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1/st/. The Unadjusted Account Value on July 1/st/, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

   . The July 1/st/ adjusted Highest Daily Value of $233,500 is also greater than the July 2/nd/ Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2/nd/.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2/nd/ and continuing through July 1/st/ of the following calendar year, will be stepped-up to $10,507.50.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income v3.0. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime

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Income v3.0. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income v3.0. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable
MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..   The Issue Date is December 3/rd/

..   Spousal Highest Daily Lifetime Income v3.0 is elected on December 3/rd/

..   The Unadjusted Account Value at benefit election was $105,000

..   No previous withdrawals have been taken under Spousal Highest Daily
    Lifetime Income v3.0

On October 3/rd/ of the same year the benefit is elected, the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3/rd/ and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income v3.0 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal amount                                          $ 15,000
      Divided by Account Value before withdrawal                 $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375

Required Minimum Distributions

See "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income v3.0 for a discussion of the relationship between the RMD amount and the Annual Income Amount.

Benefits Under Spousal Highest Daily Lifetime Income v3.0

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime Income v3.0, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the death of the first of them. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Spousal Highest Daily Lifetime Income v3.0 terminates, we will make no further payments of the Annual Income Amount and no additional payments will be permitted. However, if a withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

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..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the first designated life, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the death of the first designated life. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.
..   In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

       (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime Income v3.0 benefit are subject to all of the terms and conditions of the Annuity. If you elect a systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income v3.0 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account), the Secure Value Account and the DCA MVA Options. If you elect a systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals, and you will be using an optional living benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon.
    For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account or the Secure Value Account. A summary description of the AST Investment Grade Bond Sub-account appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Sub-account prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts the DCA MVA Options and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity. Also, transfers we make to or from the Secure Value Account due to the election, termination or re-election of an optional living benefit will not count toward the maximum number of free transfers.

..   Upon election of the benefit, we allocate 10% of your Unadjusted Account
    Value to the Secure Value Account. This means 90% of your Unadjusted Account Value will be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current Owners of the benefit. Current Owners of the benefit will be able to maintain amounts previously allocated to those sub-accounts, but may not be permitted to transfer amounts or allocate new Purchase Payments to those sub-accounts.

..   If you elect this benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued) or terminate and later re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Permitted Sub-accounts

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   that you have designated. During this reallocation process, your Unadjusted
   Account Value allocated to the Permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Spousal Highest
    Daily Lifetime Income v3.0 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

Charge for the Spousal Highest Daily Lifetime Income v3.0

The current charge for Spousal Highest Daily Lifetime Income v3.0 is 1.10% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income v3.0 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.275% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account but we do not deduct the fee from the Secure Value Account or the DCA MVA Options. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income v3.0 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, a withdrawal that is not a withdrawal of Excess Income may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Termination of Your Spousal Highest Daily Lifetime Income v3.0

You may not terminate the Spousal Highest Daily Lifetime Income v3.0 prior to the first benefit anniversary (the calendar date on which you elected the optional living benefit, occurring each Annuity Year after the first benefit year). If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. For example, there is currently a waiting period of 90 days before you can re-elect a new benefit (except in the case of spousal assumption of a contract).

The benefit automatically terminates upon the first to occur of the following:

(i)upon our receipt of Due Proof of Death of the first designated life, if the surviving spouse opts to take the death benefit under the Annuity (rather than continue the Annuity) or if the surviving spouse is not an eligible designated life;

(ii)upon the death of the second designated life;

(iii)your termination of the benefit;

(iv)your surrender of the Annuity;

(v)your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount);

(vi)both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

(vii)you allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value(subject to state law - See Appendix B - Special Contract Provisions For Annuities Issued in Certain States);* or

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   (viii) you cease to meet our requirements as described in "Election of and
   Designations under the Benefit" or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations(subject to state law - See Appendix B - Special Contract Provisions For Annuities Issued in Certain States).*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income v3.0 other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support) for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Sub-account and the Secure Value Account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If you are participating in an asset allocation program, amounts will be transferred in accordance with your instructions for that program. If, prior to the transfer from the AST Investment Grade Bond Sub-account and the Secure Value Account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

Spousal Highest Daily Lifetime Income v3.0 Conditions

See "Highest Daily Lifetime Income v3.0 Conditions" in the discussion of Highest Daily Lifetime Income v3.0 above for information regarding the conditions of the benefit.

Additional Tax Considerations

Please see "Additional Tax Considerations" under Highest Daily Lifetime Income v3.0 above.

HIGHEST DAILY LIFETIME INCOME v3.0 WITH HIGHEST DAILY DEATH BENEFIT

Highest Daily Lifetime Income v3.0 is offered with or without the Highest Daily Death Benefit ("HD DB") component; however, you may only elect HD DB with Highest Daily Lifetime Income v3.0, and you must elect the HD DB benefit at the time you elect Highest Daily Lifetime Income v3.0. Highest Daily Lifetime Income v3.0 with HD DB is a benefit that guarantees your ability to withdraw the Annual Income Amount, regardless of the investment performance of your Unadjusted Account Value. The Annual Income Amount is available until the death of the Annuitant, subject to our rules regarding the timing and amount of withdrawals. The Annual Income Amount is initially equal to the Protected Withdrawal Value multiplied by the Withdrawal Percentage as discussed below. Withdrawals of Excess Income that do not reduce your Unadjusted Account Value to zero will reduce the Annual Income Amount in future Annuity Years on a proportional basis. Withdrawals of Excess Income that reduce your Unadjusted Account Value to zero will terminate the Annuity and the optional living and death benefits. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered "Lifetime Withdrawals" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments").

The income benefit under Highest Daily Lifetime Income v3.0 with HD DB currently is based on a single "designated life" who is between the ages of 50 and 79 on the date that the benefit is elected and received in Good Order. As long as your Highest Daily Lifetime Income v3.0 with HD DB is in effect, you must allocate your Unadjusted Account Value in accordance with the Permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see "Investment Options".

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the

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benefit and the Annuity would then terminate. In that scenario, no further amount would be payable under Highest Daily Lifetime Income v3.0 with HD DB (including no payment of the Highest Daily Death Benefit).

This benefit also provides for a Highest Daily Death Benefit, subject to the terms of the benefit. We reserve the right in our sole discretion to cease offering this benefit for new elections at any time.

Please note that if you elect Highest Daily Lifetime Income v3.0 with HD DB, your Account Value is not guaranteed, can fluctuate and may lose value.

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income v3.0 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional living benefit.

Election of and Designations under the Benefit

For Highest Daily Lifetime Income v3.0 with HD DB, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be between 50 and 79 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income v3.0 with HD DB. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income v3.0 with HD DB, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Key Features and Examples

Descriptions and examples of the key features of the optional living benefit are set forth below. The examples are provided only to illustrate the calculation of various components of the optional living benefit. These examples do not reflect any of the fees and charges under the Annuity. As a result, these examples may not reflect the probable results of the benefit.

Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

Before you take your first Lifetime Withdrawal, your Protected Withdrawal Value is calculated using your "Periodic Value." Your Periodic Value is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value, as detailed below.

During the first 10 benefit years and before you take your first Lifetime Withdrawal, the Periodic Value is the greater of:

..   the Periodic Value for the immediately preceding business day (the "Prior
    Valuation Day") appreciated at the daily equivalent of the Roll-Up Rate during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day, plus the amount of any Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day (as described in "Non-Lifetime Withdrawal Feature" below); and

..   the Unadjusted Account Value on the Current Valuation Day.

Withdrawal Percentages and Roll-Up Rate

Withdrawal Percentages are used to calculate your Annual Income Amount at the time of your first Lifetime Withdrawal. Withdrawal Percentages are also applied to any additional Purchase Payments you make and used to determine whether any Highest Daily Auto Step-Up will occur (see "Highest Daily Auto Step-Up" later in this section).

The Roll-Up Rate is the guaranteed compounded rate of return credited to your Protected Withdrawal Value until the earlier of your first Lifetime Withdrawal and the 10/th/ benefit anniversary. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the Roll-Up Rate will no longer increase your Protected Withdrawal Value.

We declare the current Withdrawal Percentages and Roll-Up Rate that will apply to your Annuity. The current Withdrawal Percentages and Roll-Up Rate are set forth in the applicable Rate Sheet Prospectus Supplement that must accompany this prospectus. Once the Withdrawal Percentages and Roll-Up Rate for your Annuity are established, they will not change while the benefit is in effect. If you terminate and later re-elect the optional living benefit, the Withdrawal Percentages and Roll-Up Rate in effect at the time you re-elect the optional living benefit will apply to your new benefit.

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Example of Calculating Your Periodic Value Before Your First Lifetime
Withdrawal, On or Before the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) you purchase the Annuity and elect Highest Daily Lifetime Income v3.0 with HD DB on February 10/th/; (2) the applicable Roll-Up Rate is 5%;
(3) on February 13/th/, you make an additional Purchase Payment of $50,000, and
(4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                                            Unadjusted
        Date                                               Account Value
        ----                                               -------------
        February 10/th/                                      $150,000
        February 11/th/                                      $149,500
        February 12/th/                                      $150,500
        February 13/th/*                                     $200,150

* Includes the value of the additional Purchase Payment.

 Periodic Value on February 10/th/                                     $150,000
 Periodic Value on February 11/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,000 x
    (1.05)/(1/365)/ =                                                  $150,020
 (2)Unadjusted Account Value =                                         $149,500
 Periodic Value on February 11/th/                                     $150,020
 Periodic Value on February 12/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,020 x
    (1.05)/(1/365)/ =                                                  $150,040
 (2)Unadjusted Account Value =                                         $150,500
 Periodic Value on February 12/th/                                     $150,500
 Periodic Value on February 13/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,500 x (1.05)/(1/365)/ = $150,520 plus the Purchase Payment of $50,000 = $200,520
 (2)Unadjusted Account Value =                                         $200,150
 Periodic Value on February 13/th/                                     $200,520

After the first 10 benefit years but before you take your first Lifetime Withdrawal, the Roll-Up Rate will no longer increase your Periodic Value, and your Protected Withdrawal Value will be the greater of:

..   the Periodic Value for the Prior Valuation Day, plus the amount of any additional Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day; and

..   the Unadjusted Account Value on the Current Valuation Day.

Because the daily appreciation of the Roll-Up Rate ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Example of Calculating Your Periodic Value Before Your First Lifetime Withdrawal, After the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) the 10/th/ anniversary of the date you elected Highest Daily Lifetime Income v3.0 with HD DB was February 10/th/; (2) on March 10/th/, your Periodic Value is $300,000; (3) on March 13/th/, you make an additional Purchase Payment of $25,000; and (4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                                            Unadjusted
        Date                                               Account Value
        ----                                               -------------
        March 11/th/                                         $299,500
        March 12/th/                                         $300,750
        March 13/th/*                                        $325,400

* Includes the value of the additional Purchase Payment.

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 Periodic Value on March 10/th/                                        $300,000
 Periodic Value on March 11/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day =        $300,000
 (2)Unadjusted Account Value =                                         $299,500
 Periodic Value on March 11/th/                                        $300,000
 Periodic Value on March 12/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day =        $300,000
 (2)Unadjusted Account Value =                                         $300,750
 Periodic Value on March 12/th/                                        $300,750
 Periodic Value on March 13/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day
    ($300,750) plus the Purchase Payment of $25,000 =                  $325,750
 (2)Unadjusted Account Value =                                         $325,400
 Periodic Value on March 13/th/                                        $325,750

After you take your first Lifetime Withdrawal, your Protected Withdrawal Value will be the greater of:

..   the Protected Withdrawal Value on the date of the first Lifetime
    Withdrawal, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals; and

..   the highest daily Unadjusted Account Value upon any step-up, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals (see "Highest Daily Auto Step-Up" later in this section).

Annual Income Amount

The Annual Income Amount is the annual amount of income for which you are eligible for life under Highest Daily Lifetime Income v3.0 with HD DB. The Annual Income Amount is equal to the applicable Withdrawal Percentage multiplied by the Protected Withdrawal Value at the time of the first Lifetime Withdrawal. The Withdrawal Percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. For example, if your Protected Withdrawal Value is $300,000 and the applicable Withdrawal Percentage is 5%, your initial Annual Income Amount would be $15,000. The Annual Income Amount does not reduce in subsequent Annuity Years, unless you take a withdrawal of Excess Income as described below. Any additional Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income v3.0 with HD DB and subsequent to the first Lifetime Withdrawal will immediately increase the then-existing Annual Income Amount by an amount equal to the additional Purchase Payment multiplied by the applicable Withdrawal Percentage based on the age of the Annuitant at the time of the first Lifetime Withdrawal.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Withdrawals and Highest Daily Lifetime Income v3.0 with HD DB

Highest Daily Lifetime Income v3.0 with HD DB does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. All withdrawals will be taken on a pro rata basis from all Investment Options and the Secure Value Account.

Under Highest Daily Lifetime Income v3.0 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount:

..   they will not reduce your Annual Income Amount in subsequent Annuity Years;

..   they will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year; and

..   you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

If cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be proportionately reduced (except with regard to certain Required Minimum Distributions as discussed in "Required Minimum Distributions" later in this section).

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Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income v3.0 with HD DB. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by the applicable Withdrawal Percentage which varies based on the age of the Annuitant on that Annuity Anniversary. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will repeat this process on each subsequent Annuity Anniversary. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new Withdrawal Percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on Valuation Days. Taking regular Lifetime Withdrawals makes it less likely that a Highest Daily Auto Step-up will occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income v3.0 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income v3.0 with HD DB upon a step-up, we will notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the Optional Living Benefits table in the "Summary of Contract Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income v3.0 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is July 2/nd/

..   Highest Daily Lifetime Income v3.0 with HD DB is elected on July 2/nd/

..   The applicable Withdrawal Percentage is 5%

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced in these examples fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28/th/, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including July 1/st/) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29/th/, the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $109,420. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount.)

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

Here is the calculation:

Annual Income Amount                                                   Highest Daily Death Benefit Amount
--------------------                                            --------------------------------------------------
Account Value before Lifetime Withdrawal           $118,000.00  Account Value before Lifetime Withdrawal           $118,000.00
Amount of "non" Excess Income                      $  3,500.00  Amount of "non" Excess Income                      $  3,500.00
Account Value immediately before Excess Income of               Account Value immediately before Excess Income of
  $1,500                                           $114,500.00    $1,500                                           $114,500.00
Excess Income amount                               $  1,500.00  Excess Income amount                               $  1,500.00
Ratio ($1,500/$114,500 = 1.31%)                    $      1.31% Ratio ($1,500/$114,500 = 1.31%)                           1.31%
Annual Income Amount                               $  6,000.00  HD DB Amount                                       $109,420.00
1.31% Reduction in Annual Income Amount            $     78.60  1.31% Reduction in Annual Income Amount            $  1,433.40
Annual Income Amount for future Annuity Years      $  5,921.40  Highest Daily Death Benefit Amount                 $107,986.60

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the applicable Withdrawal Percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29/th/ reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28/th/ value is being adjusted for Excess Income; the June 30/th/, July 1/st/, and July 2/nd/ Valuation Dates occur after the Excess Income withdrawal on June 29/th/.

                                Highest Daily Value        Adjusted Annual
                 Unadjusted   (adjusted for withdrawal Income Amount (5% of the
 Date*          Account Value and purchase payments)**   Highest Daily Value)
 -----          ------------- ------------------------ ------------------------
 June 28/th/     $238,000.00        $238,000.00               $11,900.00
 June 29/th/     $226,500.00        $228,009.60               $11,400.48
 June 30/th/     $226,800.00        $228,009.60               $11,400.48
 July 1/st/      $233,500.00        $233,500.00               $11,675.00
 July 2/nd/      $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2/nd/. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of
   July 2/nd/ is considered the first Valuation Date in the Annuity Year.

** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28/th/, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29/th/ to reflect the $10,000 withdrawal. The adjustments are determined as follows:

   . The Unadjusted Account Value of $238,000 on June 28/th/ is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

   . This amount ($232,000) is further reduced by 1.72% the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

   . The adjusted June 29/th/ Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30/th/. At this time, we compare this amount to the Unadjusted Account Value on June 30/th/, $226,800. Since the June 29/th/ adjusted Highest Daily Value of $228,009.60 is greater than the June 30/th/ Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1/st/. The Unadjusted Account Value on July 1/st/, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

   . The July 1/st/ adjusted Highest Daily Value of $233,500 is also greater than the July 2/nd/ Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2/nd/.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2/nd/ and continuing through July 1/st/ of the following calendar year, will be stepped-up to $11,675.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income v3.0 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income v3.0 with HD DB. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income v3.0 with HD DB. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount (including any applicable MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..   The Issue Date is December 3/rd/

..   Highest Daily Lifetime Income v3.0 with HD DB is elected on December 3/rd/

..   The Unadjusted Account Value at benefit election was $105,000

..   No previous withdrawals have been taken under Highest Daily Lifetime Income
    v3.0 with HD DB

On October 3/rd/, the Protected Withdrawal Value is $125,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3/rd/ and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income v3.0 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

    Withdrawal amount                                          $    15,000
    Divided by Account Value before withdrawal                 $   120,000
    Equals ratio                                                      12.5%
    All guarantees will be reduced by the above ratio (12.5%)
    Protected Withdrawal Value                                 $   109,375
    Highest Daily Death Benefit Amount                         $100,992.50

Required Minimum Distributions

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31/st/ for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the below rules are applied.

A "Calendar Year" runs from January 1/st/ to December 31/st/ of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..   the remaining Annual Income Amount for that Annuity Year; plus

..   the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

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

Example

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

   First Calendar Year            Annuity Year         Second Calendar Year
   -------------------      ------------------------ ------------------------
   01/01/2015 to 12/31/2015 06/01/2015 to 05/31/2016 01/01/2016 to 12/31/2016

Assume the following:

..   RMD Amount for Both Calendar Years = $6,000;.

..   Annual Income Amount = $5,000; and

..   A withdrawal of $2,000 was taken on 07/01/2015 (during the First Calendar
    Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2016 and 05/31/2016 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..   The remaining Annual Income for that Annuity Year ($3,000); plus

..   The Second Calendar Year's RMD Amount minus the Annual Income Amount
    ($6,000--$5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2016.

Other Important Information

..   If, in any Annuity Year, your RMD amount is less than your Annual Income
    Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

..   If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

..   If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

Highest Daily Death Benefit

A Death Benefit is payable under Highest Daily Lifetime Income v3.0 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Owner (Annuitant if entity-owned), also referred to as the "Single Designated Life", when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit (described later in this prospectus) or the Highest Daily Death Benefit Amount described below.

Highest Daily Death Benefit Amount:

On the date you elect Highest Daily Lifetime Income v3.0 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

(1)The Unadjusted Account Value on the current Valuation Day; and

(2)The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

   .   increased by any Purchase Payments made on the current Valuation Day and,

   . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the optional living benefit features of Highest Daily Lifetime Income v3.0 with HD DB.

A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount by the amount of the withdrawal (dollar-for-dollar). All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the decedent and will be:

..   increased by the amount of any additional Adjusted Purchase Payments, and

..   reduced by the effect of any withdrawals (as described in the preceding paragraph),

made during the period between the decedent's date of death and the date we receive Due Proof of Death.

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

Please note that the Highest Daily Death Benefit Amount is available only until we make Guarantee Payments under Highest Daily Lifetime Income v3.0 with HD DB or annuity payments begin. This means that any withdrawals that reduce your Unadjusted Account Value to zero will also reduce the Highest Daily Death Benefit Amount to zero.

All other provisions applicable to Death Benefits under your Annuity will continue to apply. See "Death Benefits" for more information pertaining to Death Benefits.

Benefits Under Highest Daily Lifetime Income v3.0 with HD DB

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Highest Daily Lifetime Income v3.0 with HD DB, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Highest Daily Lifetime Income v3.0 with HD DB terminates, we will make no further payments of the Annual Income Amount (including no payment of the Highest Daily Death Benefit) and no additional Purchase Payments are permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments.

..   Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including that of the HD DB feature, will terminate. This means that the HD DB is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual
    Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under Highest Daily Lifetime Income v3.0 with HD DB are subject to all of the terms and conditions of the Annuity. If you elect a systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income v3.0 with HD DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account), the Secure Value Account and the DCA MVA Options. If you elect a systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

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

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals, and you will be using an optional living benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon.
    For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account or the Secure Value Account. A summary description of the AST Investment Grade Bond Sub-account appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Sub-account prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity. Also, transfers we make to or from the Secure Value Account due to the election, termination or re-election of an optional living benefit will not count toward the maximum number of free transfers.

..   Upon election of the benefit, we allocate 10% of your Unadjusted Account
    Value to the Secure Value Account. This means 90% of your Unadjusted Account Value will be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current Owners of the benefit. Current Owners of the benefit will be able to maintain amounts previously allocated to those sub-accounts, but may not be permitted to transfer amounts or allocate new Purchase Payments to those sub-accounts.

..   If you elect this benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued) or terminate and later re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Highest Daily
    Lifetime Income v3.0 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

Charge for the Highest Daily Lifetime Income v3.0 with HD DB

The current charge for Highest Daily Lifetime Income v3.0 with HD DB is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income v3.0 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.375% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account but we do not deduct the fee from the Secure Value Account or the DCA MVA Options. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income v3.0 with HD DB would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

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Termination of Your Highest Daily Lifetime Income v3.0 with HD DB

You may not terminate Highest Daily Lifetime Income v3.0 with HD DB prior to the first benefit anniversary (the calendar date on which you elected the optional living benefit, occurring each Annuity Year after the first benefit year). If you terminate the benefit, any guarantee provided by the benefit, including the HD DB, will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. For example, there is currently a waiting period of 90 days before which you can re-elect a new benefit (except in the case of spousal assumption of a contract).

The benefit automatically terminates upon the first to occur of the following:

(i)your termination of the benefit;

(ii)your surrender of the Annuity;

(iii)your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount);

(iv)our receipt of Due Proof of Death of the Owner (or Annuitant for entity-owned annuities);

(v)both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

(vi)you allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value(subject to state law - See Appendix B - Special Contract Provisions For Annuities Issued in Certain States);* or

(vii)you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations(subject to state law - See Appendix B - Special Contract Provisions For Annuities Issued in Certain States).*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income v3.0 with HD DB, other than upon the death of the Owner or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account and the Secure Value Account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If you are participating in an asset allocation program, amounts will be transferred in accordance with your instructions for that program. If, prior to the transfer from the AST Investment Grade Bond Sub-account and the Secure Value Account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income v3.0 with HD DB terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed in "Election of and Designations under the Benefit" and "Termination of Your Highest Daily Lifetime Income v3.0" earlier in this benefit description. For surviving spouses, however, we are currently waiving the 90 day waiting period. We reserve the right to resume applying this requirement at any time.

Highest Daily Lifetime Income v3.0 with HD DB Conditions

See "Highest Daily Lifetime Income v3.0 Conditions" in the discussion of Highest Daily Lifetime Income v3.0 above for information regarding the conditions of the benefit.

Additional Tax Considerations

Please see "Additional Tax Considerations" under Highest Daily Lifetime Income v3.0 above.

SPOUSAL HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT WITH HIGHEST DAILY DEATH BENEFIT

Spousal Highest Daily Lifetime Income v3.0 with Highest Daily Death Benefit ("HD DB") is the spousal version of Highest Daily Lifetime Income v3.0 with HD DB. Spousal Highest Daily Lifetime Income v3.0 is offered with or without the HD DB component; however, you may only elect HD DB with Spousal Highest Daily Lifetime Income v3.0, and you must elect the HD DB benefit at the time you elect Spousal Highest Daily Lifetime Income v3.0. This benefit guarantees, until the later

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death of two natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of them (the "designated lives," and each, a "designated life"), the ability to withdraw the Annual Income Amount, regardless of the investment performance of your Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. The Annual Income Amount is initially equal to the Protected Withdrawal Value multiplied by the Withdrawal Percentage as discussed below. Withdrawals of Excess Income that do not reduce your Unadjusted Account Value to zero will reduce the Annual Income Amount in future Annuity Years on a proportional basis. Withdrawals of Excess Income that reduce your Unadjusted Account Value to zero will terminate the Annuity and the optional living and death benefits. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered "Lifetime Withdrawals" under the benefit. Withdrawals are taken first from your Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments"). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income v3.0 with HD DB after the death of the first spouse and also want to provide a death benefit. This benefit also provides for a highest daily death benefit, subject to the terms of the benefit. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

Spousal Highest Daily Lifetime Income v3.0 with HD DB must be elected based on two designated lives, as described below. Each designated life must be between the ages of 50 and 79 years old when the benefit is elected. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v3.0 with HD DB due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v3.0 with HD DB is not available if you elect any other optional living or death benefit.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Income v3.0 with HD DB (including no payment of the Highest Daily Death Benefit).

Please note that if you elect Spousal Highest Daily Lifetime Income v3.0 with HD DB, your Account Value is not guaranteed, can fluctuate and may lose value.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income v3.0 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional living benefit.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime Income v3.0 with HD DB can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of them. Currently, Spousal Highest Daily Lifetime Income v3.0 with HD DB only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be between 50 and 79 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The
    Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be between 50 and 79 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be between 50 and 79 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit, however if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. A change in designated lives will result in cancellation of Spousal Highest Daily Lifetime Income v3.0 with HD DB. If the designated lives divorce, Spousal Highest Daily Lifetime Income v3.0 with HD DB may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing

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Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Remaining Designated Life: A Remaining Designated Life must be a natural person and must have been listed as one of the spousal designated lives when the benefit was elected. A spousal designated life will become the Remaining Designated Life on the earlier of the death of the first of the spousal designated lives to die, provided that they are each other's spouses at that time, or divorce from the other spousal designated life while the benefit is in effect. That said, if a spousal designated life is removed as Owner, Beneficiary, or Annuitant due to divorce, the other spousal designated life becomes the Remaining Designated Life when we receive notice of the divorce, and any other documentation we require, in Good Order. Any new Beneficiary(ies) named by the Remaining Designated Life will not be a spousal designated life.

Key Features and Examples

Descriptions and examples of the key features of the optional living benefit are set forth below. The examples are provided only to illustrate the calculation of various components of the optional living benefit. These examples do not reflect any of the fees and charges under the Annuity. As a result, these examples may not reflect the probable results of the benefit.

Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

Before you take your first Lifetime Withdrawal, your Protected Withdrawal Value is calculated using your "Periodic Value." Your Periodic Value is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value, as detailed below.

During the first 10 benefit years and before you take your first Lifetime Withdrawal, the Periodic Value is the greater of:

..   the Periodic Value for the immediately preceding business day (the "Prior
    Valuation Day") appreciated at the daily equivalent of the Roll-Up Rate during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day, plus the amount of any Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day (as described in "Non-Lifetime Withdrawal Feature" below); and

..   the Unadjusted Account Value on the Current Valuation Day.

Withdrawal Percentages and Roll-Up Rate

Withdrawal Percentages are used to calculate your Annual Income Amount at the time of your first Lifetime Withdrawal. Withdrawal Percentages are also applied to any additional Purchase Payments you make and used to determine whether any Highest Daily Auto Step-Up will occur (see "Highest Daily Auto Step-Up" later in this section).

The Roll-Up Rate is the guaranteed compounded rate of return credited to your Protected Withdrawal Value until the earlier of your first Lifetime Withdrawal and the 10/th/ benefit anniversary. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the Roll-Up Rate will no longer increase your Protected Withdrawal Value.

We declare the current Withdrawal Percentages and Roll-Up Rate that will apply to your Annuity. The current Withdrawal Percentages and Roll-Up Rate are set forth in the applicable Rate Sheet Prospectus Supplement that must accompany this prospectus. Once the Withdrawal Percentages and Roll-Up Rate for your Annuity are established, they will not change while the benefit is in effect. If you terminate and later re-elect the optional living benefit, the Withdrawal Percentages and Roll-Up Rate in effect at the time you re-elect the optional living benefit will apply to your new benefit.

Example of Calculating Your Periodic Value Before Your First Lifetime Withdrawal, On or Before the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) you purchase the Annuity and elect Spousal Highest Daily Lifetime Income v3.0 with HD DB on February 10/th/; (2) the applicable Roll-Up Rate is 5%; (3) on February 13/th/, you make an additional Purchase Payment of $50,000, and (4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                                       Unadjusted
             Date                                     Account Value
             ----                                     -------------
             February 10/th/                            $150,000
             February 11/th/                            $149,500
             February 12/th/                            $150,500
             February 13/th/*                           $200,150

* Includes the value of the additional Purchase Payment.

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 Periodic Value on February 10/th/                                     $150,000
 Periodic Value on February 11/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,000 x
    (1.05)/(1/365)/ =                                                  $150,020
 (2)Unadjusted Account Value =                                         $149,500
 Periodic Value on February 11/th/                                     $150,020
 Periodic Value on February 12/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,020 x
    (1.05)/(1/365)/ =                                                  $150,040
 (2)Unadjusted Account Value =                                         $150,500
 Periodic Value on February 12/th/                                     $150,500
 Periodic Value on February 13/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,500 x (1.05)/(1/365)/ = $150,520 plus the Purchase Payment of $50,000 = $200,520
 (2)Unadjusted Account Value =                                         $200,150
 Periodic Value on February 13/th/                                     $200,520

After the first 10 benefit years but before you take your first Lifetime Withdrawal, the Roll-Up Rate will no longer increase your Periodic Value, and your Protected Withdrawal Value will be the greater of:

..   the Periodic Value for the Prior Valuation Day, plus the amount of any additional Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day; and

..   the Unadjusted Account Value on the Current Valuation Day.

Because the daily appreciation of the Roll-Up Rate ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Example of Calculating Your Periodic Value Before Your First Lifetime Withdrawal, After the 10/th/ Anniversary of the Benefit Effective Date

Assume: (1) the 10/th/ anniversary of the date you elected Spousal Highest Daily Lifetime Income v3.0 with HD DB was February 10/th/; (2) on March 10/th/, your Periodic Value is $300,000; (3) on March 13/th/, you make an additional Purchase Payment of $25,000; and (4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                                            Unadjusted
        Date                                               Account Value
        ----                                               -------------
        March 11/th/                                         $299,500
        March 12/th/                                         $300,750
        March 13/th/*                                        $325,400

* Includes the value of the additional Purchase Payment.

 Periodic Value on March 10/th/                                        $300,000
 Periodic Value on March 11/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day =        $300,000
 (2)Unadjusted Account Value =                                         $299,500
 Periodic Value on March 11/th/                                        $300,000
 Periodic Value on March 12/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day =        $300,000
 (2)Unadjusted Account Value =                                         $300,750
 Periodic Value on March 12/th/                                        $300,750
 Periodic Value on March 13/th/ is the greater of:
 (1)Periodic Value for the immediately preceding business day
    ($300,750) plus the Purchase Payment of $25,000 =                  $325,750
 (2)Unadjusted Account Value =                                         $325,400
 Periodic Value on March 13/th/                                        $325,750

After you take your first Lifetime Withdrawal, your Protected Withdrawal Value will be the greater of:

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..   the Protected Withdrawal Value on the date of the first Lifetime
    Withdrawal, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals; and

..   the highest daily Unadjusted Account Value upon any step-up, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals (see "Highest Daily Auto Step-Up" later in this section).

Annual Income Amount

The Annual Income Amount is the annual amount of income for which you are eligible for life under Spousal Highest Daily Lifetime Income v3.0 with HD DB. The Annual Income Amount is equal to the Withdrawal Percentage applicable to the younger designated life's age at the time of the first Lifetime Withdrawal multiplied by the Protected Withdrawal Value at the time of the first Lifetime Withdrawal. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. For example, if your Protected Withdrawal Value is $300,000 and the applicable Withdrawal Percentage is 4.5%, your initial Annual Income Amount would be $13,500. The Annual Income Amount does not reduce in subsequent Annuity Years, unless you take a withdrawal of Excess Income as described below. Any additional Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income v3.0 with HD DB and subsequent to the first Lifetime Withdrawal will immediately increase the then-existing Annual Income Amount by an amount equal to the additional Purchase Payment multiplied by the applicable Withdrawal Percentage based on the age of the younger designated life at the time of the first Lifetime Withdrawal.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Withdrawals and Spousal Highest Daily Lifetime Income v3.0 with HD DB

Spousal Highest Daily Lifetime Income v3.0 with HD DB does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. All withdrawals will be taken on a pro rata basis from all Investment Options and the Secure Value Account.

Under Spousal Highest Daily Lifetime Income v3.0 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount:

..   they will not reduce your Annual Income Amount in subsequent Annuity Years;

..   they will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year; and

..   you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

If cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be proportionately reduced (except with regard to certain Required Minimum Distributions as discussed in "Required Minimum Distributions" later in this section).

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by the applicable Withdrawal Percentage which varies based on the age of the younger spousal designated life on that Annuity Anniversary as of which the step-up would occur. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will repeat this process on each subsequent Annuity Anniversary. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new Withdrawal Percentage. All daily valuations and annual step-ups will only occur on Valuation Days. Taking regular Lifetime Withdrawals will make it less likely that a Highest Daily Auto

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Step-up will occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income v3.0 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income v3.0 with HD DB upon a step-up, we will notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the Optional Living Benefits table in "Summary of Contract Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income v3.0 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is July 2/nd/

..   Spousal Highest Daily Lifetime Income v3.0 with HD DB is elected on
    July 2/nd/

..   The applicable Withdrawal Percentage is 4.5%

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced in these examples fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28/th/, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including July 1/st/) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920.).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29/th/, the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $110,020. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount.)

Here is the calculation:

Annual Income Amount                                                              HD DB Amount
--------------------                                            --------------------------------------------------
Account Value before Lifetime Withdrawal           $118,000.00  Account Value before Lifetime Withdrawal           $ 118,000.00
Amount of "non" Excess Income                      $  2,900.00  Amount of "non" Excess Income                      $   2,900.00
Account Value immediately before Excess Income of               Account Value immediately before Excess Income of
  $2,100                                           $115,100.00    $2,100                                           $ 115,100.00
Excess Income amount                               $  2,100.00  Excess Income amount                               $   2,100.00
Ratio ($2,100/$115,100 = 1.82%)                    $      1.82% Ratio ($2,100/$115,100 = 1.82%)                            1.82%
Annual Income Amount                               $  5,400.00  HD DB Amount                                       $ 110,020.00
1.82% Reduction in Annual Income Amount            $     98.28  1.82% Reduction in Annual Income Amount            $   2,002.36
Annual Income Amount for future Annuity Years      $  5,301.72  HD DB Amount                                       $$108,017.64

Example of highest daily auto step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the applicable Withdrawal Percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals

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and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29/th/ reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28/th/ value is being adjusted for Excess Income; the June 30/th/, July 1/st/, and July 2/nd /Valuation Dates occur after the Excess Income withdrawal on June 29/th/.

                               Highest Daily Value        Adjusted Annual
                Unadjusted   (adjusted for withdrawal Income Amount (5% of the
  Date*        Account Value and purchase payments)**   Highest Daily Value)
  -----        ------------- ------------------------ ------------------------
  June 28/th/   $238,000.00        $238,000.00               $10,710.00
  June 29/th/   $226,500.00        $227,994.52               $10,259.75
  June 30/th/   $226,800.00        $227,994.52               $10,259.75
  July 1/st/    $233,500.00        $233,500.00               $10,507.50
  July 2/nd/    $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2/nd/. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of
   July 2/nd/ is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28/th/, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29/th/ to reflect the $10,000 withdrawal. The adjustments are determined as follows:

   . The Unadjusted Account Value of $238,000 on June 28/th/ is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

   . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

   . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30/th/. At this time, we compare this amount to the Unadjusted Account Value on June 30/th/, $226,800. Since the June 29/th/ adjusted Highest Daily Value of $227,994.52 is greater than the June 30/th/ Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1/st/. The Unadjusted Account Value on July 1/st/, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

   . The July 1/st/ adjusted Highest Daily Value of $233,500 is also greater than the July 2/nd/ Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2/nd/.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2/nd/ and continuing through July 1/st/ of the following calendar year, will be stepped-up to $10,507.50.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income v3.0 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income v3.0 with HD DB. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income v3.0 with HD DB. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount (including any applicable MVA) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

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Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..   The Issue Date is December 3/rd/

..   Spousal Highest Daily Lifetime Income v3.0 with HD DB is elected on
    December 3/rd/

..   The Unadjusted Account Value at benefit election was $105,000

..   No previous withdrawals have been taken under Spousal Highest Daily
    Lifetime Income v3.0 with HD DB

On October 3/rd/, the Protected Withdrawal Value is $125,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3/rd/ and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income v3.0 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

    Withdrawal amount                                          $    15,000
    Divided by Account Value before withdrawal                 $   120,000
    Equals ratio                                                      12.5%
    All guarantees will be reduced by the above ratio (12.5%)
    Protected Withdrawal Value                                 $   109,375
    Highest Daily Death Benefit Amount                         $100,992.50

Required Minimum Distributions

See "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income v3.0 with HD DB for a discussion of the relationship between the RMD amount and the Annual Income Amount.

Highest Daily Death Benefit

A Death Benefit is payable under Spousal Highest Daily Lifetime Income v3.0 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Remaining Designated Life when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit (described later in this prospectus) or the Highest Daily Death Benefit Amount described below.

Highest Daily Death Benefit Amount:

On the date you elect Spousal Highest Daily Lifetime Income v3.0 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

(1)The Unadjusted Account Value on the current Valuation Day; and

(2)The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

   .   increased by any Purchase Payments made on the current Valuation Day and,

   . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the optional living benefit features of Spousal Highest Daily Lifetime Income v3.0 with HD DB.

A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount (dollar-for-dollar) by the amount of the withdrawal. All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the Remaining Designated Life and will be:

   .   increased by the amount of any additional Adjusted Purchase Payments, and

   . reduced by the effect of any withdrawals (as described in the preceding paragraph), made during the period between the decedent's date of death and the date we receive Due Proof of Death.

Please note that Highest Daily Death Benefit Amount is available only until we make Guarantee Payments under Spousal Highest Daily Lifetime Income v3.0 with HD DB or annuity payments begin. This means that any withdrawals that reduce your Unadjusted Account Value to zero will also reduce the Highest Daily Death Benefit Amount to zero.

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All other provisions applicable to Death Benefits under your Annuity continue to apply. See "Death Benefits" more information pertaining to Death Benefits.

Benefits Under Spousal Highest Daily Lifetime Income v3.0 with HD DB

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Spousal Highest Daily Lifetime Income v3.0 with HD DB, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will continue to make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the death of the first of them. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Spousal Highest Daily Lifetime Income v3.0 with HD DB terminates, we will make no further payments of the Annual Income Amount and no additional payments will be permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments.

..   Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including that of the HD DB feature, will terminate. This means that the HD DB is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual
    Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the death of the first of them. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

       (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime Income v3.0 with HD DB benefit are subject to all of the terms and conditions of the Annuity. If you elect a systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income v3.0 with HD DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account), the Secure Value Account and the DCA MVA Options. If you elect a systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

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..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals, and you will be using an optional living benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon.
    For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account or the Secure Value Account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity. Also, transfers we make to or from the Secure Value Account due to the election, termination or re-election of an optional living benefit will not count toward the maximum number of free transfers.

..   Upon election of the benefit, we allocate 10% of your Unadjusted Account
    Value to the Secure Value Account. This means 90% will be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current Owners of the benefit. Current Owners of the benefit will be able to maintain amounts previously allocated to those sub-accounts, but may not be permitted to transfer amounts or allocate new Purchase Payments to those sub-accounts.

..   If you elect this benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued) or terminate and later re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Spousal Highest
    Daily Lifetime Income v3.0 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

..   Spousal Continuation: If a Death Benefit is not payable on the death of a spousal designated life (e.g., if the first of the spousal designated lives to die is the Beneficiary but not an Owner), Spousal Highest Daily Lifetime Income v3.0 with HD DB will remain in force unless we are instructed otherwise.

Charge for the Spousal Highest Daily Lifetime Income v3.0 with HD DB

The current charge for Spousal Highest Daily Lifetime Income v3.0 with HD DB is 1.60% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income v3.0 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.40% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account but we do not deduct the fee from the Secure Value Account or the DCA MVA Options. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income v3.0 with HD DB would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial

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withdrawal that is not a withdrawal of Excess Income and the Annual Income
Amount is greater than zero, we will make payments under the benefit.

Termination of the Benefit

You may not terminate Spousal Highest Daily Lifetime Income v3.0 with HD DB prior to the first benefit anniversary (the calendar date on which you elected the optional living benefit, occurring each Annuity Year after the first benefit year). If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. For example, there is currently a waiting period of 90 days before you can elect a new benefit (except in the case of spousal assumption of a contract).

The benefit automatically terminates upon the first to occur of the following:

(i)upon our receipt of Due Proof of Death of the first designated life, if the surviving spouse opts to take the death benefit under the Annuity (rather than continue the Annuity) or if the surviving spouse is not an eligible designated life;

(ii)upon the death of the second designated life;

(iii)your termination of the benefit;

(iv)your surrender of the Annuity;

(v)your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount);

(vi)both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

(vii)you allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value(subject to state law - See Appendix B - Special Contract Provisions For Annuities Issued in Certain States);* or

(viii)you cease to meet our requirements as described in "Election of and Designations under the Benefit" or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations(subject to state law - See Appendix B - Special Contract Provisions For Annuities Issued in Certain States).*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income v3.0 with HD DB other than upon the death of the Remaining Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account and the Secure Value Account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If you are participating in an asset allocation program, amounts will be transferred in accordance with your instructions for that program. If, prior to the transfer from the AST Investment Grade Bond Sub-account and the Secure Value Account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

Spousal Highest Daily Lifetime Income v3.0 with HD DB Conditions

See "Highest Daily Lifetime Income v3.0 Conditions" in the discussion of Highest Daily Lifetime Income v3.0 above for information regarding the conditions of the benefit.

Additional Tax Considerations

Please see "Additional Tax Considerations" under Highest Daily Lifetime Income v3.0 above.

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                                DEATH BENEFITS

TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT

The Annuity provides a Death Benefit prior to Annuitization. If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the death of the Owner (or the first to die, if there are multiple Owners). If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant's death if there is no Contingent Annuitant. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid upon the Annuitant's death. The person upon whose death the Death Benefit is paid is referred to below as the "decedent".

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity held by a natural person. At this time, we will not issue an Annuity to grantor trusts with more than two grantors.

You may name as the Owner of the Annuity a grantor trust with one grantor only if the grantor is designated as the Annuitant. You may name as the Owner of the Annuity, subject to state availability, a grantor trust with two grantors only if the oldest grantor is designated as the Annuitant. We will not issue Annuities to grantor trusts with more than two grantors and we will not permit co-grantors to be designated as either joint Annuitants during the Accumulation Period or Contingent Annuitants.

Where the Annuity is owned by a grantor trust, the Annuity must be distributed within 5 years after the date of death of the first grantor's death under (S) 72(s) of the Code. If a non-Annuitant grantor predeceases the Annuitant, the Surrender Value will be payable. The Surrender Value will be payable to the trust and there is no Death Benefit provided under the Annuity except as otherwise described below. Between the date of death of the non-Annuitant grantor and the date that we distribute the Surrender Value, the Account Value is reduced by the Total Insurance Charge and subject to market fluctuations. If the Annuitant dies after the death of the first grantor, but prior to the distribution of the Surrender Value of the Annuity, then the Death Benefit amount will be payable as a lump sum to the Beneficiary or Beneficiaries as described in the "Death Benefits" section of this prospectus. See the "Death Benefits" section for information on the amount payable if the Annuitant predeceases the non-Annuitant grantor.

We determine the amount of the Death Benefit as of the date we receive "Due Proof of Death." Due Proof of Death can be met only if each of the following is submitted to us in Good Order: (a) a death certificate or similar documentation acceptable to us (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds and (c) any applicable election of the method of payment of the death benefit by at least one Beneficiary (if not previously elected by the Owner). We must be made aware of all eligible Beneficiaries in order for us to have received Due Proof of Death. Any given Beneficiary must submit the written information we require in order to be paid his/her share of the Death Benefit.

Once we have received Due Proof of Death, each eligible Beneficiary may take his/her portion of the Death Benefit in one of the forms described in this prospectus (e.g., distribution of the entire interest in the Annuity within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the Beneficiary - see "Payment of Death Benefits" below).

After our receipt of Due Proof of Death, we automatically transfer any remaining Death Benefit to the AST Money Market Sub-account. However, between the date of death and the date that we transfer any remaining Death Benefit to the AST Money Market Sub-account, the amount of the Death Benefit is impacted by the Insurance Charge and subject to market fluctuations.

No Death Benefit will be payable if the Annuity terminates because your Unadjusted Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

EXCEPTIONS TO AMOUNT OF DEATH BENEFIT

There are certain exceptions to the amount of the Death Benefit.

Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the basic Death Benefit or any Death Benefit in connection with an optional living benefit).

Death Benefit Suspension Period. You also should be aware that there is a Death Benefit suspension period. If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), any Death Benefit (including the Minimum Death Benefit, any optional Death Benefit and Highest Daily Lifetime Income v3.0 with HD DB and Spousal Highest Daily Lifetime Income v3.0 with HD
DB) that applies will be suspended for a two year period starting from the date that person first became Owner or Annuitant. This suspension would not apply if the ownership or annuitant change was

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the result of Spousal Continuation or death of the prior Owner or Annuitant.
While the two year suspension is in effect, the Death Benefit amount will equal the Unadjusted Account Value. Thus, if you had elected Highest Daily Lifetime Income v3.0 with HD DB or Spousal Highest Daily Lifetime Income v3.0 with HD DB, and the suspension were in effect, you would be paying the fee for the Highest Daily Lifetime Income v3.0 with HD DB or Spousal Highest Daily Lifetime Income v3.0 with HD DB even though during the suspension period your Death Benefit would be limited to the Unadjusted Account Value. After the two-year suspension period is completed the Death Benefit is the same as if the suspension period had not been in force. See "Change of Owner, Annuitant and Beneficiary Designations" in "Managing Your Annuity" with regard to changes of Owner or Annuitant that are allowable.

Beneficiary Annuity. With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

MINIMUM DEATH BENEFIT

The Annuity provides a minimum Death Benefit at no additional charge. The amount of the minimum Death Benefit is equal to the greater of:

..   The sum of all Purchase Payments you have made since the Issue Date of the
    Annuity until the date of Due Proof of Death, reduced proportionally by the ratio of the amount of any withdrawal to the Account Value immediately prior to the withdrawal; and

..   Your Unadjusted Account Value on the date we receive Due Proof of Death.

SPOUSAL CONTINUATION OF ANNUITY

Unless you designate a Beneficiary other than your spouse, upon the death of either spousal Owner, the surviving spouse may elect to continue ownership of the Annuity instead of taking the Death Benefit payment. The Unadjusted Account Value as of the date of Due Proof of Death will be equal to the Death Benefit that would have been payable. Any amount added to the Unadjusted Account Value will be allocated to the Sub-accounts (if you participate in an optional living benefit, such amount will not be directly added to the AST Investment Grade Bond Sub-account used by the benefit, but may be reallocated by the predetermined mathematical formula on the same day).

Subsequent to spousal continuation, the Minimum Death Benefit will be equal to the greater of:

   . The Unadjusted Account Value on the effective date of the spousal continuance, plus all Purchase Payments you have made since the spousal continuance until the date of Due Proof of Death, reduced proportionally by the ratio of the amount of any withdrawal to the Account Value immediately prior to the withdrawal; and

   . The Unadjusted Account Value on Due Proof of Death of the surviving spouse.

With respect to Highest Daily Lifetime Income v3.0 with HD DB and Spousal Highest Daily Lifetime Income v3.0 with HD DB :

   . If the Highest Daily Death Benefit is not payable upon the death of a Spousal Designated Life, and the Remaining Designated Life chooses to continue the Annuity, the benefit will remain in force unless we are instructed otherwise.

   . If a Death Benefit is not payable upon the death of a Spousal Designated Life (e.g., if the first of the Spousal Designated Lives to die is the Beneficiary but not an Owner), the benefit will remain in force unless we are instructed otherwise.

Spousal continuation is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Code ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the Beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

Any Optional Death Benefit in effect at the time the first of the spouses dies will continue only if spousal assumption occurs prior to the Death Benefit Target Date and prior to the assuming spouse's 80/th/ birthday. If spousal assumption occurs after the Death Benefit Target Date (or the 80/th/ birthday of the assuming spouse), then any Optional Death Benefit will terminate as of the date of spousal assumption. In that event, the assuming spouse's Death Benefit will equal the basic Death Benefit.

We allow a spouse to continue the Annuity even though he/she has reached or surpassed the Latest Annuity Date. However, upon such a spousal continuance, annuity payments would begin immediately.

A surviving spouse's ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see "Managing Your Annuity - Spousal Designations"). Please consult your tax or legal adviser for more information about such impact in your state.

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PAYMENT OF DEATH BENEFITS

Alternative Death Benefit Payment Options - Annuities owned by Individuals (not associated with Tax-Favored Plans)

Except in the case of a spousal continuation as described above, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. In the event of the decedent's death before the Annuity Date, the Death Benefit must be distributed:

   .   within five (5) years of the date of death (the "5 Year Deadline"); or

   . as a series of payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:

   .   as a lump sum payment; or

   . as a series of required distributions under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option", unless you have made an election prior to Death Benefit proceeds becoming due.

Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the Death Benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated Beneficiary and whether the Beneficiary is your surviving spouse.

   . If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death (the "Qualified 5 Year Deadline"), or as periodic payments not extending beyond the life expectancy of the designated Beneficiary (provided such payments begin by December 31st of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death, or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Death Benefit is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the Owner.

   . If you die before a designated Beneficiary is named and before the date Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out by the Qualified 5 Year Deadline. If the Beneficiary does not begin installments by December 31st of the year following the year of death, we will require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

   . If you die before a designated Beneficiary is named and after the date Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

A Beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the Death Benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

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The tax consequences to the Beneficiary may vary among the different Death
Benefit payment options. See "Tax Considerations" and consult your tax adviser.

BENEFICIARY CONTINUATION OPTION

Instead of receiving the Death Benefit in a single payment, or under an Annuity Option, a Beneficiary may take the Death Benefit under an alternative Death Benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans". This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities. This option is different from the "Beneficiary Annuity", because the Beneficiary Continuation Option is a death benefit payout option used explicitly for annuities issued by a Prudential affiliate. Under the Beneficiary Continuation Option:

..   The Beneficiary must apply at least $15,000 to the Beneficiary Continuation
    Option (thus, the Death Benefit amount payable to each Beneficiary must be at least $15,000).

..   The Annuity will be continued in the Owner's name, for the benefit of the
    Beneficiary.

..   Beginning on the date we receive an election by the Beneficiary to take the
    Death Benefit in a form other than a lump sum, the Beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the assets allocated to the Sub-accounts. The charge is 1.00% per year.

..   Beginning on the date we receive an election by the Beneficiary to take the
    Death Benefit in a form other than a lump sum, the Beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Unadjusted Account Value. The fee will only apply if the Unadjusted Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

..   The initial Account Value will be equal to any Death Benefit (including any optional Death Benefit in connection with an optional living benefit) that would have been payable to the Beneficiary if the Beneficiary had taken a lump sum distribution.

..   The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-accounts may not be available.

..   The Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee. No MVA Options will be offered for Beneficiary Continuation Options.

..   No additional Purchase Payments can be applied to the Annuity. Multiple death benefits cannot be combined in a single Beneficiary Continuation
    Option.

..   The basic Death Benefit and any optional living benefits elected by the
    Owner will no longer apply to the Beneficiary.

..   The Beneficiary can request a withdrawal of all or a portion of the Account
    Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the Beneficiary's withdrawal rights.

..   Upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary (successor), unless the successor chooses to continue receiving payments through a Beneficiary Continuation Option established for the successor. However, the distributions will continue to be based on the Key Life of the Beneficiary Continuation Option the successor received the death benefit proceeds from.

..   If the Beneficiary elects to receive the death benefit proceeds under the
    Beneficiary Continuation Option, we must receive the election in Good Order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Beneficiary Continuation Option.

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                            VALUING YOUR INVESTMENT

VALUING THE SUB-ACCOUNTS

When you allocate Account Value to a Sub-account, you are purchasing Units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, and if you elected one or more optional living benefits whose annualized charge is deducted daily, the additional charge for such benefits.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price". The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge and the charges for any optional living benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See "Termination of Optional Living Benefits" below for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we redeem 178.677 Units at the current Unit Price, leaving you
158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

PROCESSING AND VALUING TRANSACTIONS

Pruco Life is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern
Time). Generally, financial transactions requested in Good Order before the close of regular trading on the NYSE will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of regular trading on the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of regular trading on the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of regular trading on the NYSE will be used when valuing and processing transactions.

We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed. Pruco Life will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..   trading on the NYSE is restricted;

..   an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or

..   the SEC, by order, permits the suspension or postponement for the protection of security holders.

In certain circumstances, we may need to correct the processing of an order. In such circumstances, we may incur a loss or receive a gain depending upon the price of the security when the order was executed and the price of the security when the order is corrected. With respect to any gain that may result from such order correction, we will retain any such gain as additional compensation for these correction services.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive the Purchase Payment in Good Order at our Service Office. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue an Annuity within two (2) Valuation Days.

With respect to your initial Purchase Payment that is pending investment in our Separate Account, we may hold the amount temporarily in a suspense account and we may earn interest on such amount. You will not be credited with interest during that period. The monies held in the suspense account may be subject to claims of our general creditors. Also, the Purchase Payment will not be reduced nor increased due to market fluctuations during that period.

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As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to claims of our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

Additional Purchase Payments: We will apply any additional Purchase Payments as of the Valuation Day that we receive the Purchase Payment at our Service Office in Good Order. We may limit, restrict, suspend or reject any additional Purchase Payments at any time. See "Additional Purchase Payments" under "Purchasing Your Annuity" earlier in this prospectus.

Scheduled Transactions: Scheduled transactions include transfers under Dollar Cost Averaging, the Asset Allocation Program, Auto-Rebalancing, systematic withdrawals, Systematic Investments, Required Minimum Distributions, substantially equal periodic payments under section 72(t)/72(q) of the Code, and annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to Required Minimum Distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day. In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

Unscheduled Transactions: "Unscheduled" transactions include any other non-scheduled transfers and requests for partial withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for
(a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in Good Order, and will process the transaction in accordance with the discussion in "Processing And Valuing Transactions."

Death Benefits: Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Service Office in Good Order all supporting documentation we require for such transactions.

We generally pay any death benefit claims from the Separate Account within 7 days of our receipt of your request in Good Order at our Service Office.

Transactions in ProFunds VP Sub-accounts: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern Time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern Time) for transactions submitted electronically through Prudential Annuities' Internet website (www.prudentialannuities.com). You cannot request a transaction (other than a redemption order) involving the transfer of units in one of the ProFunds VP Sub-accounts between the applicable "cut-off" time and 4:00 p.m. Owners attempting to process a purchase order or transfer request between the applicable "cut-off" time and 4:00 p.m., are informed that their transactions cannot be processed as requested. We will not process the trade until we receive further instructions from you. However, Owners receiving the "cut off" message may process a purchase order or transfer request up until 4:00 p.m. on that same day with respect to any other available investment option under their Annuity, other than ProFunds. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.

Termination of Optional Living Benefits: In general, if an optional living benefit terminates, we will no longer deduct the charge we apply to purchase the optional living benefit. However, for the Highest Daily Lifetime Income v3.0 benefits, if the benefit terminates for any reason other than death or annuitization, we will deduct a final charge upon termination, based on the number of days since the charge for the benefit was most recently deducted. On the date a charge no

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longer applies or a charge for an optional living benefit begins to be deducted, your Annuity will become subject to a different charge.

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                              TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax adviser for complete information and advice.

Generally, the cost basis in an Annuity not associated with a tax-favored retirement plan is the amount you pay into your Annuity, or into Annuities exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

Same Sex Marriages, Civil Unions and Domestic Partnerships

The summary that follows includes a description of certain spousal rights under the Annuity and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with
Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITIES

In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.

Taxes Payable by You

We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the Annuity are treated as a partial withdrawal from the Annuity and will be reported as such to the Annuity Owner.

It is possible that the IRS could assert that some or all of the charges for the optional living benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the Annuity. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

Taxes on Withdrawals and Surrender

If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of cost basis, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any

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withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

Taxes on Annuity Payments

If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

Maximum Annuity Date

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity Date for your Annuity. For some of our Annuities, you are able to choose to defer the Annuity Date beyond the default Annuity Date described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.

Please refer to your Annuity contract for the maximum Annuity Date.

Partial Annuitization

Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a Nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under section 72 of the Code. We do not currently permit partial annuitization.

Medicare Tax on Net Investment Income

The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,300 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.

Tax Penalty for Early Withdrawal from a Nonqualified Annuity

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..   the amount is paid on or after you reach age 59 1/2 or die;

..   the amount received is attributable to your becoming disabled;

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

..   the amount received is paid under an immediate Annuity (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

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Special Rules in Relation to Tax-free Exchanges Under Section 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

After you elect an annuity payment option, you are not eligible for a tax-free exchange under Section 1035.

Taxes Payable by Beneficiaries for a Nonqualified Annuity

The Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

..   As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

..   Within 5 years of death of Owner, the Beneficiary is taxed as amounts are withdrawn (with gain treated as being distributed first).

..   Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis.

Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

Reporting and Withholding on Distributions

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

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Entity Owners

Where an Annuity is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax annually.

Where an Annuity is issued to a Charitable Remainder Trust (CRT), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity held by a natural person. At this time, we will not issue an Annuity to grantor trusts with more than two grantors.

You may name as the Owner of the Annuity a grantor trust with one grantor only if the grantor is designated as the Annuitant. You may name as the Owner of the Annuity, subject to state availability, a grantor trust with two grantors only if the oldest grantor is designated as the Annuitant. We will not issue Annuities to grantor trusts with more than two grantors and we will not permit co-grantors to be designated as either joint Annuitants during the Accumulation Period or Contingent Annuitants.

Where the Annuity is owned by a grantor trust, the Annuity must be distributed within 5 years after the date of death of the first grantor's death under (S) 72(s) of the Code. If a non-Annuitant grantor predeceases the Annuitant, the Surrender Value will be payable. The Surrender Value will be payable to the trust and there is no Death Benefit provided under the Annuity except as otherwise described below. Between the date of death of the non-Annuitant grantor and the date that we distribute the Surrender Value, the Account Value is reduced by the Total Insurance Charge and subject to market fluctuations. If the Annuitant dies after the death of the first grantor, but prior to the distribution of the Surrender Value of the Annuity, then the Death Benefit amount will be payable as a lump sum to the Beneficiary or Beneficiaries as described in the "Death Benefits" section of this prospectus. See the "Death Benefits" section for information on the amount payable if the Annuitant predeceases the non-Annuitant grantor.

Annuity Qualification

Diversification And Investor Control. In order to qualify for the tax rules applicable to Annuities described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

Required Distributions Upon Your Death for a Nonqualified Annuity. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person

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in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

Changes In Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITIES

In general, as used in this prospectus, a Qualified Annuity is an Annuity with applicable endorsements for a tax-favored plan or a Nonqualified Annuity held by a tax-favored retirement plan.

The following is a general discussion of the tax considerations for Qualified Annuites. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.

A Qualified Annuity may typically be purchased for use in connection with:

..   Individual retirement accounts and annuities (IRAs), including inherited
    IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

..   Roth IRAs, including inherited Roth IRAs (which we refer to as a
    Beneficiary Roth IRA) under Section 408A of the Code;

..   A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

..   H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

..   Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
    Deferred Annuities or TDAs);

..   Section 457 plans (subject to 457 of the Code).

A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

Types of Tax-favored Plans

IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" and "Roth IRA Disclosure Statement" which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (the material terms are summarized in this Prospectus and in those Disclosure Statements), the IRS requires that you have a "Free Look" after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2015 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA", which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12

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months. An IRA transfer is a tax-free trustee-to-trustee "transfer" from one
IRA account to another. IRA transfers are not subject to this 12 month rule.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

Required Provisions.Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..   You, as Owner of the Annuity, must be the "Annuitant" under the contract
    (except in certain cases involving the division of property under a decree of divorce);

..   Your rights as Owner are non-forfeitable;

..   You cannot sell, assign or pledge the Annuity;

..   The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

..   The date on which required minimum distributions must begin cannot be later than April 1/st/ of the calendar year after the calendar year you turn age 70 1/2; and

..   Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

..   A 10% early withdrawal penalty described below;

..   Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

..   Failure to take a Required Minimum Distribution, also described below.

SEPs. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

..   If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
    (a) $53,000 in 2015, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2015, this limit is $265,000;

..   SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

..   SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $18,000 in 2015 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "Free Look" period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAs. The "Roth IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..   Contributions to a Roth IRA cannot be deducted from your gross income;

..   "Qualified distributions" from a Roth IRA are excludable from gross income.
    A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner's death; (c) due to the Owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

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..   If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $18,000 in 2015. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

..   Your attainment of age 59 1/2;

..   Your severance of employment;

..   Your death;

..   Your total and permanent disability; or

..   Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any "direct transfer" of your interest in the Annuity to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

Required Minimum Distributions and Payment Options

If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value

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only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

Charitable IRA Distributions.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2015, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2015.

For distributions in tax years beginning after 2005 and before 2015, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

Required Distributions Upon Your Death for a Qualified Annuity

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the Annuity and receive required minimum distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

..   If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31/st/ of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

..   If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

..   If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner's spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.

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Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred.
Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

Tax Penalty for Early Withdrawals from a Qualified AnnuityYou may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..   the amount is paid on or after you reach age 59 1/2 or die;

..   the amount received is attributable to your becoming disabled; or

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually.
    (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

Withholding

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

..   For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions

..   If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and

..   For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA Requirements

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.

Spousal Consent Rules for Retirement Plans - Qualified Annuities

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you

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designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

Additional Information About IRAs

For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

Gifts and Generation-skipping Transfers

If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

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                               OTHER INFORMATION

PRUCO LIFE AND THE SEPARATE ACCOUNT

Pruco Life. Pruco Life Insurance Company (Pruco Life) is a stock life insurance company organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam and in all states except New York. Pruco Life is a wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a New Jersey stock life insurance company that has been doing business since 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial), a New Jersey insurance holding company. No company other than Pruco Life has any legal responsibility to pay amounts that Pruco Life owes under its annuity contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal Value for Highest Daily Lifetime Income v3.0) exceeds your current Account Value, you would rely solely on the ability of Pruco Life to make payments under the benefit out of its own assets. As Pruco Life's ultimate parent, Prudential Financial, however, exercises significant influence over the operations and capital structure of Pruco Life.

Pruco Life incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (Exchange Act) since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by Pruco Life pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. Pruco Life will provide to each person, including any beneficial Owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Pruco Life Insurance Company, One Corporate Drive, Shelton, CT 06484 or by calling 800-752-6342. Pruco Life files periodic reports as required under the Exchange Act. The public may read and copy any materials that Pruco Life files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

Pruco Life conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Pruco Life may change over time. As of December 31, 2014, non-affiliated entities that could be deemed service providers to Pruco Life and/or an affiliated insurer within the Pruco Life business unit consisted of those set forth in the table below.

Name of Service Provider         Services Provided             Address
------------------------       ----------------------- ------------------------
Broadridge Investor            Proxy services and      51 Mercedes Way,
Communication Solutions, Inc.  regulatory mailings     Edgewood, NY 11717

CT Corporation System          UCC filings,
                               corporate filings and   111 Eighth Avenue,
                               annual report filings   New York, NY 10011

Depository Trust & Clearing    Clearing and            55 Water Street, 26/th/
Corporation                    settlement services     Floor, New York, NY
                                                       10041

EDM Americas                   Records management      301 Fayetteville
                               and administration of   Street, Suite 1500,
                               annuity contracts       Raleigh, NC 27601

ExlService Holdings, Inc.      Administration of       350 Park Avenue, 10/th/
                               annuity contracts       Floor, New York, NY
                                                       10022

National Financial Services    Clearing and            82 Devonshire Street
                               settlement services     Boston, MA 02109

NEPS, LLC                      Composition,
                               printing, and mailing
                               of contracts and        12 Manor Parkway,
                               benefit documents       Salem, NH 03079

Pershing LLC                   Order-entry systems     One Pershing Plaza,
                               provider                Jersey City, NJ 07399

Thomson Reuters                Tax form printing       3 Times Square New
                                                       York, NY 10036

Venio                          Claim related services  4031 University
                                                       Drive, Suite 100,
                                                       Fairfax, VA 22030

The Separate Account. We have established a Separate Account, the Pruco Life Flexible Premium Variable Annuity Account (Separate Account), to hold the assets that are associated with the Annuities. The Separate Account was

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established under Arizona law on June 16, 1995, and is registered with the SEC under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. The assets of the Separate Account are held in the name of Pruco Life and legally belong to us. Pruco Life segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains, and losses, whether or not realized, for assets allocated to the Separate Account are, in accordance with the Annuities, credited to or charged against the Separate Account without regard to other income, gains, or loss of Pruco Life.The obligations under the Annuity are those of Pruco Life, which is the issuer of the Annuity and the depositor of the Separate Account. More detailed information about Pruco Life, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

In addition to rights that we specifically reserve elsewhere in this prospectus, we reserve the right to perform any or all of the following:

..   offer new Sub-accounts, eliminate Sub-Accounts, substitute Sub-accounts or combine Sub-accounts;

..   close Sub-accounts to additional Purchase Payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates;

..   combine the Separate Account with other "unitized" separate accounts;

..   deregister the Separate Account under the Investment Company Act of 1940;

..   manage the Separate Account as a management investment company under the
    Investment Company Act of 1940 or in any other form permitted by law;

..   make changes required by any change in the federal securities laws, including, but not limited to, the Securities Act of 1933, the Securities Act of 1934, the Investment Company Act of 1940, or any other changes to the Securities and Exchange Commission's interpretation thereof;

..   establish a provision in the Annuity for federal income taxes if we determine, in our sole discretion, that we will incur a tax as the result of the operation of the Separate Account;

..   make any changes required by federal or state laws with respect to annuity contracts; and

..   to the extent dictated by any underlying Portfolio, impose a redemption fee or restrict transfers within any Sub-account.

We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with guidance provided by the SEC or its staff (or after obtaining an order from the SEC, if required). We reserve the right to substitute underlying Portfolios, as allowed by applicable law. If we make a fund substitution or change, we may change the Annuity contract to reflect the substitution or change. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Automatic Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

With the MVA Options, we use a separate account of Pruco Life different from the Pruco Life Flexible Premium Variable Annuity Account discussed above. The separate account for the MVA Options is not registered under the Investment Company Act of 1940. Moreover, you do not participate in the appreciation or depreciation of the assets held by that separate account.

The General Account. Our general obligations and any guaranteed benefits under the Annuity are supported by our general account and are subject to our claims paying ability. Assets in the general account , which includes amounts in the Secure Value Account, are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.

Fees and Payments Received by Pruco Life

As detailed below, Pruco Life and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios' advisers and subadvisers. Because these fees and payments are made to Pruco Life and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see "Variable Investment Options" under "Investment Options" earlier in this prospectus.

We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio's assets and are therefore borne by Owners. We also receive "revenue sharing" payments from the Portfolios or the advisers of the underlying Portfolios or their affiliates, which compensate us for administrative services. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are equal to an annual rate of 0.50% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.

In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, subadviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. During 2014, with regard to the total amounts that were paid under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from approximately $300.00 to approximately $354,505.58. These amounts relate to all individual variable annuity contracts issued by Pruco Life or its affiliates, not only the Annuity covered by this prospectus.

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Cyber Security Risks. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.

LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS

Each underlying Portfolio is registered as an open-end management investment company under the Investment Company Act of 1940. Shares of the underlying Portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights

We are the legal owner of the shares of the underlying Portfolios in which the Sub-accounts invest. However, under current SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying Portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares that are owned directly by us or an affiliate (excluding shares held in the separate account of an affiliated insurer). In addition, because all the shares of a given Portfolio held within our Separate Account are legally owned by us, we intend to vote all of such shares when that underlying Portfolio seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying Portfolio's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting", it is possible that the votes of a small percentage of contract holders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying Portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying Portfolio that require a vote of shareholders. We reserve the right to change the voting procedures described above if applicable SEC rules change.

Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change subadvisers for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the subadvisers by AST Investment Services, Inc., Prudential Investments LLC and the Trustees.

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The exemption does not apply to the AST Franklin Templeton Founding Funds
Allocation Portfolio; shareholder approval of new subadvisory agreements for this Portfolio only is required. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts

It is possible that differences may occur between companies that offer shares of an underlying Portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying Portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts", in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Confirmations, Statements, and Reports

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter, if there have been transactions during the quarter. We may confirm regularly scheduled transactions, including, but not limited to the Annual Maintenance Fee, systematic withdrawals (including 72(t)/72(q) payments and Required Minimum Distributions), electronic funds transfer, Dollar Cost Averaging and Auto Rebalancing in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge $50 for each such additional or previously sent report, but may waive that charge in the future. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and AST Portfolios. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker/dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with both affiliated and unaffiliated broker/dealers who are registered under the Exchange Act (collectively, "Firms"). The affiliated broker/dealer, Pruco Securities, LLC is an indirect wholly-owned subsidiary of Prudential Financial that sells variable annuity and variable life insurance (among other products) through its registered representatives. Applications for each Annuity are solicited by registered representatives of the Firms. PAD utilizes a network of its own registered representatives to wholesale the Annuities to Firms. Because the Annuities offered through this prospectus are insurance products as well as securities, all registered representatives who sell the Annuities are also appointed insurance agents of Pruco Life.

Under the selling agreements, commissions may be paid to firms on sales of the Annuity according to one or more schedules. The registered representative will receive all or a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 2.0% for the Advisor Series. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of Unadjusted Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account. Compensation varies by Annuity product, and such differing compensation could be a factor in which Annuity a Financial Professional recommends to you.

In addition, in an effort to promote the sale of our products (which may include the placement of Pruco Life and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker/dealers firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide to us or our affiliates. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis; providing office access, operations and systems support; holding seminars intended to educate registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval and preferred programs to PAD. We, or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation(e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

The list below identifies three general types of payments that PAD pays to registered broker/dealers and firms which are broadly defined as follows:

   . Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon the total assets, subject to certain criteria in certain Pruco Life products.

   . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as Purchase Payments under Pruco Life annuity products sold through the firm.

   . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2014) received payment with respect to our annuity business generally during 2014 (or as to which a payment amount was accrued during 2014). The firms listed below include those receiving payments in connection with marketing of products issued by Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2014, the least amount paid, and greatest amount paid, were $25.00 and $9,079,316.06, respectively. Each of these Annuities also is distributed by other selling firms that previously were appointed only with our affiliate Prudential Annuities Life Assurance Corporation ("PALAC"). Such other selling firms may have received compensation similar to the types discussed above with respect to their sale of PALAC annuities. In addition, such other selling firms may, on a going forward basis, receive substantial compensation that is not reflected in this 2014 retrospective depiction.

 Name of Firm:             Epoch Investment           Mass Mutual Financial
 1st Global Capital Corp.  Management                 Group
 Advisor Group             Equity Services, Inc.      Merrill Lynch, P,F,S
 Aegon Transamerica        Federated Investors        MetLife
 Afore Met Life            Fidelity Institutional     MFS
 AFS Brokerage, Inc.       Wealth Services (FIWS)     MML Investors
 AIG Advisor Group         Fidelity Investments       Services, Inc.
 AIG Financial Advisors    Fifth Third Securities,    Money Concepts Capital
 Inc.                      Inc.                       Corp.
 Alliance                  Financial Planning         Morgan Stanley Smith
 Alliant/Benefit Partners  Consultants                Barney
 Allianz                   Financial Services Int'l   Morgan Stanley Smith
 Allstate Financial        Corp. (FSIC)               Barney (PDI)
 Services, LLC             Financial Telesis          MTL Equity Products,
 American Financial        Financial West Group       Inc.
 Associates                First Allied Securities    Mutual of Omaha Bank
 American Portfolio        Inc.                       National Planning
 Financial Services Inc.   First Citizens Bank        Corporation
 Ameritas Investment Corp. First Heartland Capital,   National Securities
 Ameritus Capital Group,   Inc.                       Corp.
 Inc.                      First Merit Investments    Natixis Funds
 Annuity Partners          First Protective           Neuberger Berman
 Annuity Services          Insurance Group            Next Financial Group,
 Appointment Resources     First Southeast Investor   Inc.
 AQR Capital Management    Services                   NFP Securities, Inc.
 Arete Wealth Management   First Tennessee            OneAmerica Securities,
 Arque Capital, Ltd.       Brokerage, Inc.            Inc.
 Arthur J. Gallagher       FMS Financial Partners,    Oppenheimer & Co.,
 Arvest Asset Management   Inc.                       Inc.
 Astoria Federal Savings   Fortune Financial          Pacific Life
 AXA Advisors, LLC         Services, Inc.             Park Avenue Securities,
 BancWest Investment       Franklin Templeton         LLC
 Services                  FSC Securities Corp.       Pensionmark Retirement
 BBVA Compass Investment   Garden State Securities,   Group
 Solutions, Inc.           Inc.                       People's Securities
 Ballew Investments        GATX Southern Star         PIMCO
 Bank of Oklahoma          Agency                     PlanMember Securities
 Bank of Texas             Gary Goldberg & Co.,       Corp.
 BB&T Investment           Inc.                       PNC Investments, LLC
 Services, Inc.            Geneos Wealth              PNC Bank
 BCG Securities, Inc.      Management, Inc.           Presidential Brokerage
 Berthel Fisher & Company  Girard Securities, Inc.    Princor Financial
 BFT Financial Group, LLC  Goldman Sachs & Co.        Services Corp.
 BlackRock Financial       Great American             ProEquities
 Management Inc.           Investors, Inc.            Prospera Financial
 Broadridge                GWN Securities, Inc.       Services, Inc.
 Brokers International     H. Beck, Inc.              Prudential Annuities
 Brookstone Financial      H.D. Vest Investment       Purshe Kaplan Sterling
 Services                  Hantz Financial            Investments
 Cadaret, Grant & Co.,     Services, Inc.             Questar Capital
 Inc.                      Harbor Financial           Corporation
 Cambridge Advisory Group  Services, LLC              Raymond James &
 Cambridge Investment      Harbour Investments,       Associates
 Research, Inc.            Inc.                       Raymond James
 Cape Securities, Inc.     Hazard & Siegel, Inc.      Financial Svcs
 Capital Advisors          HBW Securities, Inc.       RBC Capital Markets
 Capital Analysts          Hornor, Townsend &         Corporation
 Capital Financial         Kent, Inc.                 Regal Securities
 Services, Inc.            HSBC                       Resource Horizons
 Capital Growth Resources  Huntington Investment      Group
 Capital Guardian          Services                   Ridgeway & Conger,
 Capital Investment        Independent Financial      Inc.
 Group, Inc.               Grp, LLC                   Robert W. Baird & Co.,
 Capital One Investment    Infinex Investments,       Inc.
 Services, LLC             Inc.                       Royal Alliance
 Capital Securities        ING Financial Partners,    Associates
 Management                LLC                        Russell Investments
 CCF Investments, Inc.     Institutional Securities   Sagepoint Financial,
 CCO Investment Services   Corp.                      Inc.
 Corp.                     Intercarolina Financial    Sage Rutty & Co., Inc.
 Centaurus Financial, Inc. Services, Inc.             Sammons Securities
 Cetera Advisor Network    Invest Financial           Co., LLC
 LLC                       Corporation                Santander
 Cetera Financial Group    Investacorp                Schroders Investment
 LLC                       Investment Centers of      Management
 Cetera Financial          America                    Scott & Stringfellow,
 Specialists               Investment Planners,       LLC
 Cetera Investment         Inc.                       Securian Financial
 Services                  Investment                 Services, Inc.
 CFD Investments, Inc.     Professionals              Securities America, Inc.
 Charter One Bank          Investors Capital          Securities Service
 (Cleveland)               Corporation                Network
 Chase Investment Services ISC Group Inc.             Sigma Financial
 Citigroup Global Markets  J.J.B. Hilliard Lyons,     Corporation
 Inc.                      Inc.                       Signator Investors, Inc.
 Cognizant                 J.P. Morgan                SII Investments, Inc.
 Comerica Securities, Inc. J.W. Cole Financial, Inc.  Sorrento Pacific
 Commonwealth Financial    Janney Montgomery          Financial LLC
 Network                   Scott, LLC                 Southeast Financial
 Compass Bank Wealth       Jennison Associates,       Group, Inc.
 Management Group          LLC                        Southern Bank
 Comprehensive Asset       KCG Holdings, Inc.         Specialized Schedulers
 Management                Key Bank                   Sterne Agee Financial
 Crown Capital             Key Investment             Services, Inc.
 Securities, L.P.          Services LLC               Stifel
 CUNA Brokerage Svcs, Inc. KMS Financial              Nicolaus & Co.
 CUSO Financial Services,  Services, Inc.             Strategic Financial
 L.P.                      Kovack Securities, Inc.    Alliance Inc.
 David Lerner and          LaSalle St. Securities,    Summit Brokerage
 Associates                LLC                        Services, Inc.
 Dempsey Lord Smith, LLC   Lazard                     Summit Financial
 DWS Investments           Leaders Group Inc.         Sunset Financial
 Eaton Vance               Legend Equities            Services, Inc.
 Edward Jones & Co.        Corporation                SunTrust Investment
                           Legg Mason                 Services, Inc.
                           Leigh Baldwin &            SWS Financial Services,
                           Company, LLC               Inc
                           LIMRA (Life Insurance      Symetra Investment
                           and Market Research        Services Inc.
                           Association)               Syndicated
                           Lincoln Financial          T. Rowe Price Group,
                           Advisors                   Inc.
                           Lincoln Financial          TFS Securities, Inc.
                           Securities Corporation     The Investment Center
                           Lincoln Investment         The O.N. Equity Sales
                           Planning                   Co.
                           LPL Financial              The Prudential
                           Corporation                Insurance Company of
                           LPL Financial              America
                           Corporation (PDI)          The PNC Financial
                           M and T Bank               Services Group, Inc.
                           Corporation                The Strategic Financial
                           M Holdings Securities,     Alliance Inc.
                           Inc.

TransAmerica Financial Advisors,  US Bank                Wells Fargo
Inc.                              VALIC Financial        Investments LLC
Triad Advisors, Inc.              Advisors, Inc.         Western
Trustmont Financial Group, Inc.   Veritrust Financial    Asset Management
UBS Financial Services, Inc.      LLC                    Company
Umpqua Investments                VSR Financial          WFG Investments,
Unionbanc Investment Services,    Services, Inc.         Inc.
LLC                               Waddell & Reed Inc.    Wintrust Financial
United Brokerage Services, Inc.   Wall Street Financial  Corporation
United Planners Fin               Group                  Woodbury Financial
ancial Service                    Wayne Hummer           Services
USA Financial Securities Corp.    Investments LLC        World Equity Group,
                                  Wells Fargo Advisors   Inc.
                                  LLC                    World Group
                                  Wells Fargo Advisors   Securities, Inc.
                                  LLC - Wealth           WRP Investments,
                                                         Inc.
                                                         Wunderlich Securities

You should note that firms and individual registered representatives and branch managers with some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuity than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to a contract product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Your registered representative can provide you with more information about the compensation arrangements that apply upon request.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Pruco Life are included in the Statement of Additional Information.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

Litigation and Regulatory Matters

Pruco Life is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Pruco Life and proceedings generally applicable to business practices in the industry in which we operate. Pruco Life is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Pruco Life is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Pruco Life, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Pruco Life's pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Pruco Life establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed. As of December 31, 2014, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Pruco Life reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Pruco Life's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Pruco Life's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Pruco Life's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Pruco Life's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Pruco Life's financial position.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

..   Company

..   Experts

..   Principal Underwriter

..   Payments Made to Promote Sale of Our Products

..   Cyber Security Risks

..   Determination of Accumulation Unit Values

..   Financial Statements

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

Prudential's Customer Service Team

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

Internet

Access information about your Annuity through our website:
www.prudentialannuities.com

Correspondence Sent by Regular Mail

Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

Correspondence Sent by Overnight*, Certified or Registered Mail

Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025

* Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g., Federal Express, United Parcel Service) will be delivered to the address listed below.

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center
(1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number
(PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Pruco Life does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Nor, due to circumstances beyond our control, can we provide any assurances as to the delivery of transaction instructions submitted to us by regular and/or express mail. Regular and/or express mail (if operational) will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Pruco Life reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

                     APPENDIX A - ACCUMULATION UNIT VALUES

 The following tables show the accumulation unit values and the number of outstanding units for each variable investment option under the Annuity on the last business day of the periods shown. The unit values and number of units outstanding are for Annuities under the Separate Account with the same daily asset charge.

        PREMIER RETIREMENT ADVISOR SERIES (issued on or after 2-10-2014)
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (0.55%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $12.80971        $13.36150         380,175
------------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   02/10/2014 to 12/31/2014                                $14.26040        $15.17602         504,362
------------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/10/2014 to 12/31/2014                                 $9.54890         $9.81901          42,299
------------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   02/10/2014 to 12/31/2014                                $11.39005        $13.19717          46,184
------------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $13.82335        $14.81389         387,296
------------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   02/10/2014 to 12/31/2014                                $11.28380        $11.81961         269,412
------------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   02/10/2014 to 12/31/2014                                $10.51385        $10.89838          83,330
------------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $14.40967        $16.14283          63,748
------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $14.42226        $15.61208         525,873
------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/10/2014 to 12/31/2014                                $11.44873        $13.30316         109,091
------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   02/10/2014 to 12/31/2014                                $15.76250        $19.35793         139,563
------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                 $9.84672        $10.20498          61,473
------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   02/10/2014 to 12/31/2014                                $13.32314        $14.05915         245,568
------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $14.06876        $15.03955         281,628
------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   02/10/2014 to 12/31/2014                                $10.69294        $11.11626         278,081
------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   02/10/2014 to 12/31/2014                                $14.45351        $16.35228          76,018
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $15.83892        $18.19491         157,984
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $17.21352        $19.32676         119,092
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   02/10/2014 to 12/31/2014                                $12.63946        $13.25701         218,390
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $17.75855        $19.82864         127,569
------------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $15.48811        $16.28751          90,054
------------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   02/10/2014 to 12/31/2014                                $13.60785        $13.75375         708,948

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   02/10/2014 to 12/31/2014                              $13.45386        $13.13220         155,058
----------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   02/10/2014 to 12/31/2014                              $12.62951        $12.14911         141,046
----------------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   02/10/2014 to 12/31/2014                              $12.84872        $13.33332           3,583
----------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   02/10/2014 to 12/31/2014                              $13.97167        $15.02740         360,196
----------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   02/10/2014 to 12/31/2014                              $12.88484        $12.49876         108,382
----------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   02/10/2014 to 12/31/2014                              $12.88169        $13.61329         214,286
----------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                              $17.20772        $18.48089         129,609
----------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                              $16.10670        $18.72158         106,592
----------------------------------------------------------------------------------------------------------
AST Legg Mason Diversified Growth Portfolio
   11/24/2014* to 12/31/2014                              $9.99955         $9.95398           2,765
----------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                              $16.78600        $18.80146         130,511
----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   02/10/2014 to 12/31/2014                              $12.51466        $13.02948         307,329
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   02/10/2014 to 12/31/2014                              $15.99614        $17.00090         216,603
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   02/10/2014 to 12/31/2014                              $17.05285        $18.60599         106,002
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                              $13.20153        $15.01238          73,175
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   02/10/2014 to 12/31/2014                              $16.90412        $19.80782          64,375
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   02/10/2014 to 12/31/2014                               $9.79086         $9.74274         758,667
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   02/10/2014 to 12/31/2014                              $17.53988        $20.60058         150,489
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   02/10/2014 to 12/31/2014                              $10.33088        $10.63422          81,991
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                              $17.68537        $19.30041          92,895
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                              $12.06295        $12.86226          52,403
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   02/10/2014 to 12/31/2014                              $10.46432        $10.37674         178,262
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   02/10/2014 to 12/31/2014                              $10.55819        $10.43586         251,760
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   02/10/2014 to 12/31/2014                              $11.59387        $11.82336         716,872
----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                              $12.82851        $13.50314         214,414
----------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   02/10/2014 to 12/31/2014                              $10.60321        $11.01361         262,070
----------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   02/10/2014 to 12/31/2014                              $13.95708        $15.41122         898,731
----------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/10/2014 to 12/31/2014                               $9.05162         $9.40331          61,939
----------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   02/10/2014 to 12/31/2014                              $11.50951        $13.48446          26,043

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   02/10/2014 to 12/31/2014                                $17.03022        $20.56057          76,467
------------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   02/10/2014 to 12/31/2014                                $12.06842        $13.00950         586,439
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   02/10/2014 to 12/31/2014                                $12.88668        $13.66127         303,884
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   02/10/2014 to 12/31/2014                                $14.26114        $15.29042         510,793
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   02/10/2014 to 12/31/2014                                $12.94121        $13.48210         278,241
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   02/10/2014 to 12/31/2014                                $18.02191        $18.54646          33,461
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $18.75195        $19.46218          87,626
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $16.63342        $18.23369          70,735
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $14.23694        $15.15002         612,742
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   02/10/2014 to 12/31/2014                                $15.18928        $16.76074         173,600
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Growth Opportunities Portfolio
   02/10/2014 to 12/31/2014                                 $9.99955        $10.61730          67,660
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $18.55287        $19.87769         281,647
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   02/10/2014 to 12/31/2014                                $11.34816        $10.58621         228,110
------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   02/10/2014 to 12/31/2014                                $10.65197        $10.81974         311,203
------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   02/10/2014 to 12/31/2014                                $11.61531        $12.35983         290,975
------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   02/10/2014 to 12/31/2014                                $11.85937        $12.42713         317,474
------------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   02/10/2014 to 12/31/2014                                 $9.52178         $9.60349          53,120
------------------------------------------------------------------------------------------------------------
ProFund VP Consumer Goods Portfolio
   02/10/2014 to 12/31/2014                                $15.88376        $18.27284           9,553
------------------------------------------------------------------------------------------------------------
ProFund VP Consumer Services
   02/10/2014 to 12/31/2014                                $19.36822        $22.45403           2,243
------------------------------------------------------------------------------------------------------------
ProFund VP Financials
   02/10/2014 to 12/31/2014                                $14.01065        $16.13532          12,919
------------------------------------------------------------------------------------------------------------
ProFund VP Health Care
   02/10/2014 to 12/31/2014                                $18.17016        $21.73588          34,979
------------------------------------------------------------------------------------------------------------
ProFund VP Industrials
   02/10/2014 to 12/31/2014                                $17.00836        $18.67500           3,029
------------------------------------------------------------------------------------------------------------
ProFund VP Large-Cap Growth
   02/10/2014 to 12/31/2014                                $16.22329        $18.51933          20,907
------------------------------------------------------------------------------------------------------------
ProFund VP Large-Cap Value
   02/10/2014 to 12/31/2014                                $15.07153        $17.21581           9,846
------------------------------------------------------------------------------------------------------------
ProFund VP Mid-Cap Growth
   02/10/2014 to 12/31/2014                                $16.54563        $17.88891           4,758
------------------------------------------------------------------------------------------------------------
ProFund VP Mid-Cap Value
   02/10/2014 to 12/31/2014                                $15.91595        $17.82890           6,518
------------------------------------------------------------------------------------------------------------
ProFund VP Real Estate
   02/10/2014 to 12/31/2014                                $14.80436        $17.49199          14,048
------------------------------------------------------------------------------------------------------------
ProFund VP Small-Cap Growth
   02/10/2014 to 12/31/2014                                $17.52456        $18.82430          20,531

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Value
   02/10/2014 to 12/31/2014         $15.95537        $17.67642           3,277
-------------------------------------------------------------------------------------
ProFund VP Telecommunications
   02/10/2014 to 12/31/2014         $15.15852        $16.04832             419
-------------------------------------------------------------------------------------
ProFund VP Utilities
   02/10/2014 to 12/31/2014         $14.59363        $17.83892          22,684

 *  Denotes the start date of these sub-accounts

APPENDIX B - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus, if your Annuity is issued in certain states described below. Further variations may arise in connection with additional state reviews.

 Jurisdiction                        Special Provisions
 ------------   -------------------------------------------------------------
 California     Spousal designated lives must be each other's spouse when the spousal designated lives are named on the date of the death of the first spouse. While both spousal designated lives are named, each Owner must be designated as the other Owner's primary Beneficiary.

                A remaining designated life must be a natural person who was named as one of the spousal designated lives. A spousal designated life will become the remaining designated life on the earliest of: (i) the death of the first spouse; (ii) removal of one of the spousal designated lives as Beneficiary; and (iii) divorce from the other spousal designated life while the benefit is in effect.

                In connection with any change of Owners and/or designated lives, designations must retain the same ownership and designated life basis that existed prior to the change. For example, a single Owner and single designated life cannot be changed to joint Owners and spousal designated lives.

                If the designated life or lives are changed, the Protected Withdrawal Value will be recalculated to equal the current Unadjusted Account Value on the date the change is received at the Service Office. This recalculation will change the Annual Income Amount available under the benefit. The Withdrawal Percentages and Roll-up Rate issued with your Annuity will still apply. However, the Withdrawal Percentages applicable to the new designated life's age (or the new younger designated life's age if a spousal benefit was elected) on the later of the date of the first lifetime withdrawal or the date the change is received at our Service Office in good order will be used to determine the new Annual Income Amount.

                In addition, for Highest Daily Lifetime v3.0 with Highest Daily Death Benefit and Spousal Highest Daily Lifetime Income v3.0 with Highest Daily Death Benefit, if the designated life or lives are changed, the Highest Daily Death Benefit will be recalculated to equal the current Unadjusted Account Value on the date the change is received at our Service Center in good order.

                Beginning on the first Annuity Anniversary after the first Lifetime Withdrawal, and on every Annuity Anniversary thereafter, we will automatically step up your Annual Income Amount if the following calculation would result in an Annual Income Amount greater than your current Annual Income Amount: the applicable Withdrawal Percentage multiplied by the highest daily Unadjusted Account Value (as measured on each Valuation Day since: the first Lifetime Withdrawal; a change in the Designated Life/Lives; or the last anniversary of the Issue Date of the Annuity, whichever is latest), minus any subsequent withdrawals and plus any additional adjusted purchase payments.

 Connecticut    The Liquidity Factor used in the MVA and DCA formulas equals zero (0).

 Florida        One year waiting period for annuitization.

 Illinois 6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

 Iowa 6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

 Massachusetts  The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal option benefit.
                Medically-Related Surrenders are not available.

 Montana The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal option benefit.

 Ohio           DCA Liquidity Factor equals zero

 Oregon 6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

 Texas          The Beneficiary Annuity is not available.

                           APPENDIX C - MVA FORMULAS
                     MVA FORMULA FOR LONG-TERM MVA OPTIONS

The MVA formula is applied separately to each MVA Option to determine the Account Value of the MVA Option on a particular date.

The MVA factor is equal to:

                           [(l+I)/(l+J+K)]/^(N/12)/

where:

       I = the Crediting Rate for the MVA Option;

       J = the Rate for the remaining Guarantee Period, determined as described below;

       K = the Liquidity Factor, currently equal to 0.0025; and

       N = the number of months remaining in the Guarantee Period duration, rounded up to the nearest whole month

For the purposes of determining "J",

                                  Y = /N/12/

GP\\1\\ = the smallest whole number of years greater than or equal to Y.

r\\1\\ = the rate for Guarantee Periods of duration GP\\1\\, which will equal the crediting rate if such Guarantee Period duration is currently available.

GP\\2\\ = the greatest whole number of years less than or equal to Y, but not less than 1.

r\\2\\ = the rate for Guarantee Periods of duration GP\\2\\, which will equal the crediting rate if such Guarantee Period duration is currently available.

If we do not currently offer a Guarantee Period of duration GP\\1\\ or duration GP\\2\\, we will determine r\\1\\ and / or r\\2\\ by linearly interpolating between the current rates of Guarantee Periods closest in duration. If we cannot interpolate because a Guarantee Period of lesser duration is not available, then r\\1\\ and / or r\\2\\ will be equal to [(1) + (2) - (3)], where (1), (2), and (3) are defined as:

(1) = the current Treasury spot rate for GP\\1\\ or GP\\2\\, respectively, and
(2) = the current crediting rate for the next longer Guaranteed Period duration currently available, and
(3) = the current Treasury spot rate for the next longer Guaranteed Period duration currently available.

The term "current Treasury spot rate" refers to the rates that existed at the time the crediting rates were last determined.

To determine "J":

If Y is an integer, and if Y is equal to a Guarantee Period duration that we currently offer, "j" is equal to the crediting rate associated with a Guarantee Period duration of Y years.

If Y is less than 1, then "J" = r\\2\\.

Otherwise, we determine "J" by linearly interpolating between r\\1\\ and r\\2\\, using the following formula:

   J = (r\\1\\ * (Y - GP\\2\\) + r\\2\\ * (GP\\1\\ - Y))/(GP\\1\\ - GP\\2\\)

The current rate ("J") in the MVA formula is subject to the same Guaranteed Minimum Interest Rate as the Crediting Rate.

We reserve the right to waive the liquidity factor set forth above.

MVA Examples For Long-Term MVA Options

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

   . You allocate $100,000 into an MVA Option (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).

   . The crediting rate associated with the MVA Option beginning on Allocation Date and maturing on Maturity Date is 2.50% (I = 2.50%).

   . You make no withdrawals or transfers until you decide to withdraw the entire MVA Option after exactly three (3) years, at which point 24 months remain before the Maturity Date (N = 24).

Example of Positive MVA

Assume that at the time you request the withdrawal, the crediting rate associated with the fixed allocation maturing on the Maturity Date is 1.50% (J = 1.50%). Based on these assumptions, the MVA would be calculated as follows:

  MVA Factor = [(1+I)/(1+J+0.0025)]/^(N/12)/ = [1.025/1.0175]/^(2)/ = 1.0148
                        Unadjusted Value = $107,689.06
Adjusted Account Value after MVA = Unadjusted Value X MVA Factor = $109,282.86

Example of Negative MVA

Assume that at the time you request the withdrawal, the crediting rate associated with the fixed allocation maturing on the Maturity Date is 3.50% (J = 3.50%). Based on these assumptions, the MVA would be calculated as follows:

  MVA Factor = [(1+I)/(1+J+0.0025)]/^(N/12)/ = [1.025/1.0375]/^(2)/ = 0.97605
                        Unadjusted Value = $107,689.06
Adjusted Account Value after MVA = Unadjusted Value X MVA Factor = $105,109.91

                 MVA FORMULA FOR 6 OR 12 MONTH DCA MVA OPTIONS

The MVA formula is applied separately to each DCA MVA Option to determine the Account Value of the DCA MVA Option on a particular date.

The Market Value Adjustment Factor applicable to the MVA Options we make available under the 6 or 12 Month Dollar Cost Averaging Program is as follows:

The MVA factor is equal to:

                           [(1+I)/(1+J+K)]/^(N/12)/

                                    where:

         I = the Index Rate established at inception of a DCA MVA Option. This Index Rate will be based on a Constant Maturity Treasury (CMT) rate for a maturity (in months) equal to the initial duration of the DCA MVA Option. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to initiation of the DCA MVA Option. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

         J = the Index Rate determined at the time the MVA calculation is needed, based on a CMT rate for the amount of time remaining in the DCA MVA Option. The amount of time will be based on the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to the date for which the MVA calculation is needed. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

         K = the Liquidity Factor, currently equal to 0.0025; and

         N = the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month.

If the "Treasury constant maturities nominal 12" rates available through Federal Reserve Statistical Release H. 15 should become unavailable at any time, or if the rate for a 1-month maturity should become unavailable through this source, we will substitute rates which, in our opinion, are comparable.

We reserve the right to waive the Liquidity Factor.

 APPENDIX D - FORMULA FOR HIGHEST DAILY LIFETIME INCOME V3.0 SUITE OF OPTIONAL
                                LIVING BENEFITS

    TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
                     AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Income v3.0 Suite of benefits (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\us\\ - the secondary upper target is established on the Effective Date and is not changed for the life of the guarantee. Currently it is 84.5%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

   .   Vv - the Account Value of all elected sub-accounts in the Annuity.

   . VF - the Unadjusted Account Value of all elected DCA MVA Options in the Annuity.

   .   F - the Account Value of the Secure Value Account.

   . UAV - the total Unadjusted Account Value (equal to the sum of VV, VF, B and F).

   .   B - the total value of the AST Investment Grade Bond Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments, and adjusted proportionally for Excess Income*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional Purchase Payments and adjusted proportionately for Excess Income* and (3) any highest daily Unadjusted Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional Purchase Payments and adjusted for withdrawals, as described herein.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Sub-account.

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Sub-account.

   . X - the Maximum Daily Transfer Percentage that can be transferred into the AST Investment Grade Bond Sub-account. There is no Maximum Daily Transfer Percentage applied to transfers out of the AST Investment Grade Bond Sub-account.

* Note: Lifetime Withdrawals that are not considered withdrawals of Excess Income do not reduce the Income Basis.

DAILY TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If (V\\V\\+V\\F\\) is equal to zero, no calculation is necessary. Target Values are subject to change for new elections of this benefit on a going-forward basis.

       L = 0.05 * P * a

Daily Transfer Calculation:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

      Target Ratio r = (L - (B+F)) / (V\\V\\ + V\\F\\).

   . If on the third consecutive Valuation Day r is greater than C\\u\\ and r is less than or equal to C\\us\\ or if on any day r is greater than C\\us\\, and transfers have not been suspended due to the 90% cap rule, assets in the elected sub-accounts and the DCA MVA Options, if applicable, are transferred to the AST Investment Grade Bond Sub-account.

   . If r is less than C\\l\\, and there are currently assets in the AST Investment Grade Bond Sub-account (B is greater than 0), assets in the AST Investment Grade Bond Sub-account are transferred to the elected sub-accounts as described above.

90% Cap Rule: If, on any Valuation Day this benefit remains in effect, a transfer into the AST Investment Grade Bond Sub-account occurs that results in 90% of the Unadjusted Account Value being allocated to a combination of the AST Investment Grade Bond Sub-account and the Secure Value Account, any transfers into the AST Investment Grade Bond

Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Sub-account should occur. Transfers out of the AST Investment Grade Bond Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Sub-account occurs either due to a Daily or Monthly Transfer Calculation. Due to the performance of the AST Investment Grade Bond Sub-account and the elected Sub-accounts, and the interest credited to the Secure Value Account, the Unadjusted Account value could be more than 90% invested in a combination of the AST Investment Grade Bond Sub-account and the Secure Value Account.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T   =   Min (MAX (0, (0.90 * UAV) - (B+F)),                Money is transferred from the elected sub-accounts and the
        [L - (B+F) - (V\\V\\ + V\\F\\) * C\\t\\] / (1 -    DCA MVA Options to the AST Investment Grade Bond Sub-account
        C\\t\\), X * [V\\V\\+V\\F\\])
T   =   {Min (B, - [L - (B+F) - (V\\V\\ + V\\F\\) *        Money is transferred from the AST Investment Grade Bond
        C\\t\\] / (1 - C\\t\\))}                           Sub-account to the elected sub-accounts

Maximum Daily Transfer Limit

On any given day, not withstanding the above calculation and the 90% Cap discussed immediately above, no more than a predetermined percentage of the sum of the value of elected sub-accounts and the Unadjusted Account Value of all elected DCA MVA Options (the "Maximum Daily Transfer Limit") will be transferred to the Bond Sub-account. The applicable Maximum Daily Transfer Limit is stated in your Annuity and is currently 30%. If the formula would result in an amount higher than the Maximum Daily Transfer Limit being transferred into the Bond Sub-account, only amounts up to the Maximum Daily Transfer Limit will be transferred. On the following Valuation Day, the formula will calculate the Target Ratio for that day and determine any applicable transfers within your Annuity as described above. The formula will not carry over amounts that exceeded the prior day's Maximum Daily Transfer Limit, but a transfer to the Bond Sub-account may nevertheless occur based on the application of the formula on the current day. There is no limitation on the amounts of your Unadjusted Account Value that may be transferred out of the Bond Sub-account on any given day.

Monthly Transfer Calculation

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the elected sub-accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * UAV)} is less than (C\\u\\ * (V\\V\\ + V\\F\\) - L + (B+F)) / (1
- C\\u\\), then

T\\M\\  =   {Min (B, .05 * UAV)}                               Money is transferred from the AST Investment Grade Bond
                                                               Sub-account to the elected sub-accounts.

                    "a" Factors for Liability Calculations
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2     3     4     5     6     7     8     9    10    11     12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73   6.7  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06

 PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUCO LIFE PRUDENTIAL PREMIER(R) ADVISOR VARIABLE ANNUITY SERIES DESCRIBED IN PROSPECTUS (April 27, 2015)

               ------------------------------------------------
                               (print your name)

               ------------------------------------------------
                                   (address)

               ------------------------------------------------
                             (city/state/zip code)

                   Please see the section of this prospectus
                       entitled "How To Contact Us" for
                        where to send your request for
                     a Statement of Additional Information

[LOGO OF PRUDENTIAL]
The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777

                                                   PRUCO LIFE INSURANCE COMPANY
                                                 A Prudential Financial Company
                                        751 Broad Street, Newark, NJ 07102-3777

PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY

FLEXIBLE PREMIUM DEFERRED ANNUITY OFFERING HIGHEST DAILY LIFETIME(R) INCOME V3.0 OPTIONAL LIVING BENEFITS

PROSPECTUS: APRIL 27, 2015

(FOR ANNUITIES ISSUED ON OR AFTER FEBRUARY 10, 2014)

This prospectus describes a flexible premium deferred annuity contract ("Annuity") offered by Pruco Life Insurance Company ("Pruco Life", "we", "our", or "us"). The Annuity has features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. THE ANNUITY OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. Financial Professionals may be compensated for the sale of the Annuity. Selling broker-dealer firms through which each Annuity is sold may not make available or may not recommend all the Annuities and/or benefits described in this prospectus. In addition, selling broker-dealer firms may decline to recommend to customers certain of the optional features and Investment Options offered generally under the Annuity or may impose restrictions (e.g., a lower maximum issue age for certain Annuities and/or optional living benefits). Please speak to your Financial Professional for further details. The guarantees provided by the variable annuity contract and the optional living benefits are the obligations of and subject to the claims paying ability of Pruco Life. Certain terms are capitalized in this prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. To make this Prospectus easier to read, we sometimes use different labels than are used in the Annuity. Although we use different labels, they have the same meaning in this Prospectus as in the Annuity. For more details, see "Optional Living Benefits" later in this prospectus.

THE SUB-ACCOUNTS

The Pruco Life Flexible Premium Variable Annuity Account is a Separate Account of Pruco Life, and is the investment vehicle in which your Purchase Payments invested in the Sub-accounts are held. Each Sub-account of the Pruco Life Flexible Premium Variable Annuity Account invests in an underlying mutual fund
- see the following page for a complete list of the Sub-accounts. Currently, Portfolios of Advanced Series Trust are being offered. Certain Sub-accounts are not available if you participate in an optional living benefit - see "Limitations With Optional Living Benefits" later in this prospectus for details.

PLEASE READ THIS PROSPECTUS

THIS PROSPECTUS SETS FORTH INFORMATION ABOUT THE ANNUITY THAT YOU SHOULD TO KNOW BEFORE INVESTING. PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE. If you are purchasing the Annuity as a replacement for an existing variable annuity or variable life policy, or a fixed insurance policy, you should consider any surrender or penalty charges you may incur and any benefits you may also be forfeiting when replacing your existing coverage and that this Annuity is subject to a Contingent Deferred Sales Charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the Annuity's liquidity features will satisfy that need. PLEASE NOTE THAT IF YOU PURCHASE THIS ANNUITY WITHIN A TAX ADVANTAGED RETIREMENT PLAN, SUCH AS AN IRA, SEP-IRA, ROTH IRA, 401(A) PLAN, OR NON-ERISA 403(B) PLAN, YOU WILL GET NO ADDITIONAL TAX ADVANTAGE THROUGH THE ANNUITY ITSELF. BECAUSE THERE IS NO ADDITIONAL TAX ADVANTAGE WHEN A VARIABLE ANNUITY IS PURCHASED THROUGH ONE OF THESE PLANS, THE REASONS FOR PURCHASING THE ANNUITY INSIDE A QUALIFIED PLAN ARE LIMITED TO THE ABILITY TO ELECT A LIVING BENEFIT, A RETURN OF PURCHASE PAYMENTS DEATH BENEFIT, THE OPPORTUNITY TO ANNUITIZE THE CONTRACT AND THE VARIOUS INVESTMENT OPTIONS, WHICH MIGHT MAKE THE ANNUITY AN APPROPRIATE INVESTMENT FOR YOU. YOU SHOULD CONSULT YOUR TAX AND FINANCIAL ADVISER REGARDING SUCH FEATURES AND BENEFITS PRIOR TO PURCHASING THIS ANNUITY FOR USE WITH A TAX-QUALIFIED PLAN.

OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, and have fees and charges, that are different from the annuity contracts offered by this prospectus. Not every annuity contract we issue is offered through every selling broker-dealer firm. Upon request, your Financial Professional can show you information regarding other Pruco Life annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of the Pruco Life annuity contracts. You should work with your Financial Professional to decide whether this annuity contract is appropriate for you based on a thorough analysis of your particular needs, financial objectives, investment goals, time horizons and risk tolerance.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information dated the same date as this prospectus that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus - see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This prospectus is part of the registration statement we filed with the U.S. Securities and Exchange

Commission (SEC) regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see "How to Contact Us" later in this prospectus for our Service Office address.

In compliance with U.S. law, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

THIS ANNUITY IS NOT A DEPOSIT OR OBLIGATION OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, IS NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN AN ANNUITY INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE, EVEN WITH RESPECT TO AMOUNTS ALLOCATED TO THE AST MONEY MARKET SUB-ACCOUNT.

                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRUDENTIAL, PRUDENTIAL FINANCIAL, PRUDENTIAL ANNUITIES AND THE ROCK LOGO ARE SERVICEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ITS AFFILIATES. OTHER PROPRIETARY PRUDENTIAL MARKS MAY BE DESIGNATED AS SUCH THROUGH USE OF THE /SM/ OR (R) SYMBOLS.

                               -----------------

       FOR FURTHER INFORMATION CALL: 1-888-PRU-2888 OR GO TO OUR WEBSITE
                        AT WWW.PRUDENTIALANNUITIES.COM

Prospectus dated: April 27, 2015       Statement of Additional Information
                                       dated: April 27, 2015
(For Annuities issued on or after      (For Annuities issued on or after
February 10, 2014)                     February 10, 2014)

       PLEASE SEE OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE STATEMENTS
                ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

                          VARIABLE INVESTMENT OPTIONS

ADVANCED SERIES TRUST

  AST Academic Strategies Asset           AST Small-Cap Growth Portfolio
  Allocation Portfolio /1/                AST Small-Cap Growth Opportunities
  AST Advanced Strategies                 Portfolio
  Portfolio /1/                           AST Small-Cap Value Portfolio
  AST AQR Emerging Markets Equity         AST T. Rowe Price Asset Allocation
  Portfolio                               Portfolio /1/
  AST AQR Large-Cap Portfolio             AST T. Rowe Price Equity Income
  AST Balanced Asset Allocation           Portfolio
  Portfolio /1/                           AST T. Rowe Price Growth
  AST BlackRock Global Strategies         Opportunities Portfolio /1/
  Portfolio /1/                           AST T. Rowe Price Large-Cap Growth
  AST BlackRock iShares ETF               Portfolio
  Portfolio /1/                           AST T. Rowe Price Natural Resources
  AST BlackRock/Loomis Sayles Bond        Portfolio
  Portfolio                               AST Templeton Global Bond Portfolio
  AST Boston Partners Large-Cap Value     AST Wellington Management Hedged
  Portfolio                               Equity Portfolio /1/
  AST Capital Growth Asset Allocation     AST Western Asset Core Plus Bond
  Portfolio /1/                           Portfolio
  AST ClearBridge Dividend Growth         AST Western Asset Emerging Markets
  Portfolio                               Debt Portfolio
  AST Cohen & Steers Realty Portfolio   ----------
  AST Defensive Asset Allocation        (1) These are the only variable
  Portfolio /1/                             investment options available to
  AST FI Pyramis(R) Asset Allocation        you if you select one of the
  Portfolio /1,2/                           optional living benefits.
  AST FI Pyramis(R) Quantitative        (2) Pyramis is a registered service
  Portfolio /1,2/                           mark of FMR LLC. Used with
  AST Franklin Templeton Founding           permission.
  Funds Plus Portfolio /1/              (3) The AST Investment Grade Bond
  AST Global Real Estate Portfolio          variable investment option is not
  AST Goldman Sachs Large-Cap Value         available for allocation of
  Portfolio                                 Purchase Payments or contract
  AST Goldman Sachs Mid-Cap Growth          owner transfers.
  Portfolio
  AST Goldman Sachs Multi-Asset
  Portfolio /1/
  AST Goldman Sachs Small-Cap Value
  Portfolio
  AST Herndon Large-Cap Value
  Portfolio
  AST High Yield Portfolio
  AST International Growth Portfolio
  AST International Value Portfolio
  AST Investment Grade Bond Portfolio
  /3/
  AST J.P. Morgan Global Thematic
  Portfolio /1/
  AST J.P. Morgan International
  Equity Portfolio
  AST J.P. Morgan Strategic
  Opportunities Portfolio /1/
  AST Jennison Large-Cap Growth
  Portfolio
  AST Large-Cap Value Portfolio
  AST Legg Mason Diversified Growth
  Portfolio /1/
  AST Loomis Sayles Large-Cap Growth
  Portfolio
  AST Lord Abbett Core Fixed Income
  Portfolio
  AST MFS Global Equity Portfolio
  AST MFS Growth Portfolio
  AST MFS Large-Cap Value Portfolio
  AST Mid-Cap Value Portfolio
  AST Money Market Portfolio
  AST Neuberger Berman Core Bond
  Portfolio
  AST Neuberger Berman Mid-Cap Growth
  Portfolio
  AST Neuberger Berman/LSV Mid-Cap
  Value Portfolio
  AST New Discovery Asset Allocation
  Portfolio /1/
  AST Parametric Emerging Markets
  Equity Portfolio
  AST PIMCO Limited Maturity Bond
  Portfolio
  AST Preservation Asset Allocation
  Portfolio /1/
  AST Prudential Core Bond Portfolio
  AST Prudential Growth Allocation
  Portfolio /1/
  AST QMA Emerging Markets Equity
  Portfolio
  AST QMA Large-Cap Portfolio
  AST QMA US Equity Alpha Portfolio
  AST RCM World Trends Portfolio /1/
  AST Schroders Global Tactical
  Portfolio /1/
  AST Schroders Multi-Asset World
  Strategies Portfolio /1/

                                   CONTENTS


GLOSSARY OF TERMS....................................................................  1

SUMMARY OF CONTRACT FEES AND CHARGES.................................................  3

EXPENSE EXAMPLES.....................................................................  9

SUMMARY.............................................................................. 10

INVESTMENT OPTIONS................................................................... 12

   VARIABLE INVESTMENT OPTIONS....................................................... 12
   LIMITATIONS WITH OPTIONAL LIVING BENEFITS......................................... 18
   MARKET VALUE ADJUSTMENT OPTION.................................................... 18
   GUARANTEE PERIOD TERMINATION...................................................... 18
   RATES FOR DCA MVA OPTIONS......................................................... 18
   MARKET VALUE ADJUSTMENT........................................................... 19

FEES, CHARGES AND DEDUCTIONS......................................................... 20

   MVA OPTION CHARGES................................................................ 24
   ANNUITY PAYMENT OPTION CHARGES.................................................... 24
   EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES......................................... 24

PURCHASING YOUR ANNUITY.............................................................. 25

   REQUIREMENTS FOR PURCHASING THE ANNUITY........................................... 25
   DESIGNATION OF OWNER, ANNUITANT AND BENEFICIARY................................... 27
   RIGHT TO CANCEL................................................................... 27
   SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT................................... 27
   SALARY REDUCTIONPROGRAMS.......................................................... 28

MANAGING YOUR ANNUITY................................................................ 29

   CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS........................... 29

MANAGING YOUR ACCOUNT VALUE.......................................................... 31

   DOLLAR COST AVERAGING PROGRAMS.................................................... 31
   6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE 6 OR 12 MONTH DCA PROGRAM)....... 31
   AUTOMATIC REBALANCING PROGRAMS.................................................... 32
   FINANCIAL PROFESSIONAL PERMISSION TO REQUEST WITHDRAWALS AND FORWARD TRANSACTION
     INSTRUCTIONS.................................................................... 33
   RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS.............................. 33

ACCESS TO ACCOUNT VALUE.............................................................. 35

   TYPES OF DISTRIBUTIONS AVAILABLE TO YOU........................................... 35
   TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NON-QUALIFIED ANNUITIES................... 35
   FREE WITHDRAWAL AMOUNTS........................................................... 35
   SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD............. 36
   SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(t)/72(q) OF THE INTERNAL REVENUE CODE.... 37
   REQUIRED MINIMUM DISTRIBUTIONS.................................................... 37

SURRENDERS........................................................................... 39

   SURRENDER VALUE................................................................... 39
   MEDICALLY-RELATED SURRENDERS...................................................... 39

ANNUITY OPTIONS...................................................................... 41

OPTIONAL LIVING BENFITS.............................................................. 43

                                      (i)


   HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT........................................  46
   SPOUSAL HIGHEST DAILY LIFETIME INCOME v3.0 BENEFIT................................  60

DEATH BENEFITS.......................................................................  70

   TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT.........................................  70
   EXCEPTIONS TO AMOUNT OF DEATH BENEFIT.............................................  70
   DEATH BENEFIT AMOUNT..............................................................  71
   SPOUSAL CONTINUATION OF ANNUITY...................................................  71
   PAYMENT OF DEATH BENEFIT..........................................................  72
   BENEFICIARY CONTINUATION OPTION...................................................  73

VALUING YOUR INVESTMENT..............................................................  75

   VALUING THE SUB-ACCOUNTS..........................................................  75
   PROCESSING AND VALUING TRANSACTIONS...............................................  75

TAX CONSIDERATIONS...................................................................  77

   NONQUALIFIED ANNUITIES............................................................  77
   QUALIFIED ANNUITIES...............................................................  81

OTHER INFORMATION....................................................................  87

   PRUCO LIFE AND THE SEPARATE ACCOUNT...............................................  87
   LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS......................................  89
   DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE...................................  90
   FINANCIAL STATEMENTS..............................................................  93
   INDEMNIFICATION...................................................................  93
   LEGAL PROCEEDINGS.................................................................  93
   CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION...............................  93
   HOW TO CONTACT US.................................................................  94

APPENDIX A - ACCUMULATION UNIT VALUES................................................ A-1

APPENDIX B - FORMULA FOR HIGHEST DAILY LIFETIME INCOME V3.0 SUITE OF OPTIONAL LIVING
  BENEFITS........................................................................... B-1

APPENDIX C - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES...... C-1

APPENDIX D - MVA FORMULA............................................................. D-1

APPENDIX E - HYPOTHETICAL EXAMPLES OF OPERATION OF PREMIUM BASED CHARGE AND
  CONTINGENT DEFERRED SALES CHARGE................................................... E-1

                                     (ii)

                               GLOSSARY OF TERMS

We set forth here definitions of some of the key terms used throughout this prospectus. In addition to the definitions here, we also define certain terms in the section of the prospectus that uses such terms.

ACCOUNT VALUE: The total value of all allocations to the Sub-accounts, the Secure Value Account and the DCA MVA Options on any Valuation Day. The Account Value is determined separately for each Sub-account, the Secure Value Account and for each DCA MVA Option, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each DCA MVA Option will be calculated using any applicable MVA.

ACCUMULATION PERIOD: The period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date.

ANNUAL INCOME AMOUNT: The annual amount of income for which you are eligible for life under the optional living benefits.

ANNUITANT: The natural person upon whose life annuity payments made to the Owner are based.

ANNUITIZATION: Annuitization is the process by which you direct us to apply the Unadjusted Account Value to one of the available annuity options to begin making periodic payments to the Owner.

ANNUITY DATE: The date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

ANNUITY YEAR: The first Annuity Year begins on the Issue Date and continues through and includes the day immediately preceding the first anniversary of the Issue Date. Subsequent Annuity Years begin on the anniversary of the Issue Date and continue through and include the day immediately preceding the next anniversary of the Issue Date.

BENEFICIARY(IES): The natural person(s) or entity(ies) designated as the recipient(s) of the Death Benefit or to whom any remaining period certain payments may be paid in accordance with the annuity payout options section of this Annuity.

CODE: The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

CONTINGENT DEFERRED SALES CHARGE ("CDSC"): This is a sales charge that may be deducted when you make a surrender or take a partial withdrawal from your Annuity. We refer to this as a "contingent" charge because it is imposed only if you surrender or take a withdrawal from your Annuity. The charge is a percentage of each applicable Purchase Payment that is being surrendered or withdrawn.

DOLLAR COST AVERAGING ("DCA") MVA OPTION: An Investment Option that offers a fixed rate of interest for a specified period. The DCA MVA Option is used only with our 6 or 12 Month Dollar Cost Averaging Program, under which the Purchase Payments that you have allocated to that DCA MVA Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA MVA Option generally will be subject to a Market Value Adjustment if made other than pursuant to the 6 or 12 month DCA Program.

DUE PROOF OF DEATH: Due Proof of Death is satisfied when we receive all of the following in Good Order: (a) a death certificate or similar documentation acceptable to us; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

EXCESS INCOME: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that Annuity Year. Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future years.

FREE LOOK: The right to examine your Annuity, during a limited period of time, to decide if you want to keep it or cancel it. The length of this time period, and the amount of refund, depends on applicable law and thus may vary by state. In addition, there is a different Free Look period that applies if your Annuity is held within an IRA. In your Annuity contract, your Free Look right is referred to as your "Right to Cancel."

GOOD ORDER: Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received at our Service Office: (a) in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations; (b) on specific forms, or by other means we then permit (such as via telephone or electronic submission); and/or (c) with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order.

GUARANTEE PERIOD: The period of time during which we credit a fixed rate of interest to a DCA MVA Option.

INVESTMENT OPTION: A Sub-account or DCA MVA Option available as of any given time to which Account Value may be allocated.

ISSUE DATE: The effective date of your Annuity.

KEY LIFE: Under the Beneficiary Continuation Option, the person whose life expectancy is used to determine the required distributions.

LIFETIME WITHDRAWALS: Amounts withdrawn under the optional living benefits that provide the Annual Income Amount each year until the death of the Annuitant (or the death of two spouses, if a spousal benefit is elected), regardless of the performance of your Unadjusted Account Value subject to our rules regarding the timing and amount of withdrawals.

MARKET VALUE ADJUSTMENT ("MVA"): A positive or negative adjustment used to determine the Account Value of a DCA MVA Option.

OWNER: The Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity.

PAYOUT PERIOD: The period starting on the Annuity Date and during which annuity payments are made.

PERMITTED SUB-ACCOUNTS: The sub-accounts, as determined by us, to which you can allocate amounts if you elect an optional living benefit.

PORTFOLIO: An underlying mutual fund in which a Sub-Account of the Separate Account invests.

PREMIUM BASED CHARGE: A charge that is deducted on each Quarterly Annuity Anniversary from your Account Value, during the first seven years after each Purchase Payment is made.

PROTECTED WITHDRAWAL VALUE: The amount to which the Withdrawal Percentage is applied to determine your Annual Income Amount, which initially equals your Unadjusted Account Value. The Protected Withdrawal Value is also used to determine your benefit fee. It is separate from your Account Value and not available as cash or a lump sum withdrawal.

PURCHASE PAYMENT: A cash consideration(a "premium") in currency of the United States of America given to us in exchange for the rights, privileges, and benefits of the Annuity.

QUARTERLY ANNUITY ANNIVERSARY: Each successive three-month anniversary of the Issue Date of the Annuity.

ROLL-UP RATE: The guaranteed compounded rate of return credited to your Protected Withdrawal Value until the earlier of your first Lifetime Withdrawal and the 10/th/ benefit anniversary. The Roll-Up Rate is set when you elect the benefit and will not change.

SECURE VALUE ACCOUNT: The fixed account to which we allocate 10% of your initial Purchase Payment and 10% of any subsequent Purchase Payments if you elect an optional living benefit. The Secure Value Account earns interest at a rate we declare no more frequently than annually, is supported by assets held in our general account and is subject to our claims paying ability.

SEPARATE ACCOUNT: Refers to the Pruco Life Flexible Premium Variable Annuity Account, which holds assets associated with annuities issued by Pruco Life Insurance Company. Separate Account assets held in support of the annuities are kept separate from all of our other assets and may not be charged with liabilities arising out of any other business we may conduct.

SERVICE OFFICE: The place to which all requests and payments regarding the Annuity are to be sent. We may change the address of the Service Office at any time, and will notify you in advance of any such change of address. Please see "How to Contact Us" later in this prospectus for the Service Office address.

SUB-ACCOUNT: A division of the Separate Account.

SURRENDER VALUE: The Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional living benefits provided by rider or endorsement, and any Annual Maintenance Fee.

UNADJUSTED ACCOUNT VALUE: The Unadjusted Account Value is equal to the Account Value prior to the application of any MVA.

UNIT: A share of participation in a Sub-account used to calculate your Account Value prior to the Annuity Date.

VALUATION DAY: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

WE, US, OUR: Pruco Life Insurance Company.

WITHDRAWAL PERCENTAGE: The percentage applied to your Protected Withdrawal Value to determine your Annual Income Amount. The applicable Withdrawal Percentage will depend on the age at which you take your first Lifetime Withdrawal. The applicable Withdrawal Percentages are set when you first elect the benefit and will not change.

YOU, YOUR: The Owner(s) shown in the Annuity.

                     SUMMARY OF CONTRACT FEES AND CHARGES

The following tables describe the fees and expenses you will pay when buying, owning and surrendering the Annuity. Each of these fees and expenses is more fully described in "Fees, Charges and Deductions" later in this prospectus.

The first table describes fees and expenses that you will pay at the time you surrender an Annuity, take certain partial withdrawals or transfer Account Value between Investment Options. State premium taxes also may be deducted.

                      ANNUITY OWNER TRANSACTION EXPENSES

CONTINGENT DEFERRED SALES CHARGE ("CDSC")/1/:

                                                         AGE OF PURCHASE PAYMENT BEING WITHDRAWN
                                              1 YEAR OR 2 YEARS OR 3 YEARS OR 4 YEARS OR 5 YEARS OR 6 YEARS OR
                                              MORE, BUT MORE, BUT  MORE, BUT  MORE, BUT  MORE, BUT  MORE, BUT
                                    LESS THAN LESS THAN LESS THAN  LESS THAN  LESS THAN  LESS THAN  LESS THAN  7 YEARS
TOTAL PURCHASE PAYMENT AMOUNT        1 YEAR    2 YEARS   3 YEARS    4 YEARS    5 YEARS    6 YEARS    7 YEARS   OR MORE
-----------------------------       --------- --------- ---------- ---------- ---------- ---------- ---------- -------
LESS THAN $50,000                       5%        5%        4%         4%         3%         3%         2%        0%
$50,000 OR MORE, BUT LESS THAN
  $100,000                              5%        4%        4%         3%         3%         2%         2%        0%
$100,000 OR MORE, BUT LESS THAN
  $250,000                              4%        3%        3%         2%         2%         2%         1%        0%
$250,000 OR MORE, BUT LESS THAN
  $500,000                              3%        2%        2%         2%         1%         1%         1%        0%
$500,000 OR MORE, BUT LESS THAN
  $1,000,000                            2%        2%        2%         1%         1%         1%         1%        0%
$1,000,000 OR MORE                      2%        2%        1%         1%         1%         1%         1%        0%

Transfer Fee/2/: $10

Tax Charge/3/: 0% - 3.5%

1 The different tiers of CDSC, separated by "breakpoints", are shown in the table above. If a portion of a Purchase Payment results in total Purchase Payments crossing into a new Purchase Payment tier (as set forth in the table above), then the entire Purchase Payment will be subject to the CDSC applicable to that tier. Once a Purchase Payment is assigned to a particular tier for purposes of the CDSC, the CDSC schedule for that specific Purchase Payment will not change for the remainder of that CDSC period. Please see Appendix E for examples of the operation of the CDSC.
2 Currently, we deduct the transfer fee after the 20/th/ transfer each Annuity Year. Transfers in connection with one of our systematic programs (such as rebalancing or the formula used with the optional living benefits) and transfers we make to or from the Secure Value Account due to the election or termination of an optional living benefit do not count toward the 20 transfers in an Annuity Year.
3 Currently, we deduct the tax charge only upon Annuitization and only in certain states - we will give you further details in the "maturity package" that we will send you prior to Annuitization. We reserve the right to deduct the tax charge upon any of the following events: the time the Purchase Payment is allocated to the Annuity, upon a full surrender of the Annuity, or upon Annuitization.

The following tables describe the periodic fees and charges you will pay when you own the Annuity, not including the underlying Portfolio fees and expenses.

                         PERIODIC FEES AND CHARGES
ANNUAL MAINTENANCE FEE/4/               Lesser of $50 and 2% of Unadjusted
Premium Based Charge/5,6/:              Account Value

                                               PREMIUM BASED     ANNUAL EQUIVALENT
                                             CHARGE PERCENTAGE   OF PREMIUM BASED
TOTAL PURCHASE PAYMENT AMOUNT               (DEDUCTED QUARTERLY) CHARGE PERCENTAGE
-----------------------------               -------------------- -----------------
LESS THAN $50,000                                  0.1750%             0.70%
$50,000 OR MORE, BUT LESS THAN $100,000            0.1500%             0.60%
$100,000 OR MORE, BUT LESS THAN $250,000           0.1250%             0.50%
$250,000 OR MORE, BUT LESS THAN $500,000           0.0875%             0.35%
$500,000 OR MORE, BUT LESS THAN $1,000,000         0.0625%             0.25%
$1,000,000 OR MORE                                 0.0375%             0.15%

                     ANNUALIZED INSURANCE FEES AND CHARGES
    (assessed daily as a percentage of the net assets of the Sub-accounts)

MORTALITY & EXPENSE RISK CHARGE                                           0.70%
ADMINISTRATION CHARGE                                                     0.15%
TOTAL ANNUALIZED INSURANCE FEES AND CHARGES/7/                            0.85%

4 Assessed annually on the Annuity Anniversary Date or upon surrender of the Annuity. Only applicable if the sum of the Purchase Payments at the time the fee is due is less than $50,000. For Beneficiaries continuing the Annuity under the Beneficiary Continuation Option, the fee is the lesser of $30 and 2% of the Unadjusted Account Value and only applies if the Unadjusted Account Value is less than $25,000 at the time the fee is due.
5 The Premium Based Charge applicable to a Purchase Payment is determined by multiplying (1) the amount of that Purchase Payment by (2) its associated Premium Based Charge percentage, as shown in the table above. Each Purchase Payment is subject to a Premium Based Charge for a 7 year period following the date the Purchase Payment is allocated to the Annuity. The Premium Based Charge for each Purchase Payment is determined when it is allocated to the Annuity (except for those Purchase Payments that are allocated to the Annuity prior to the first Quarterly Annuity Anniversary) based on the total of all Purchase Payments received to date. For Purchase Payments allocated to the Annuity before the first Quarterly Annuity Anniversary, the Premium Based Charge for each Purchase Payment is based on the total of all such Purchase Payments received up to and including the Valuation Day before the first Quarterly Annuity Anniversary. Please see the "Fees and Charges" section for details and Appendix E for examples of the operation of the Premium Based Charge. "Quarterly Annuity Anniversary" refers to each successive three-month anniversary of the Issue Date of the Annuity.
6 The different tiers of Premium Based Charges separated by "breakpoints", are shown in the table above. If a portion of a Purchase Payment results in total Purchase Payments crossing into a new Purchase Payment tier (as set forth in the table above), then the entire Purchase Payment will be subject to the Premium Based Charge applicable to that tier. With respect to those Purchase Payments allocated to the Annuity prior to the first Quarterly Annuity Anniversary, the Premium Based Charge percentage applicable to each of those Purchase Payments is based on the total of all such Purchase Payments (that is, we total all the Purchase Payments received before the first Quarterly Annuity Anniversary to determine the Premium Based Charge that applies to each). Purchase Payments received on or after the first Quarterly Annuity Anniversary that result in breakpoints being reached will result in lower charge percentages for only such Purchase Payments and those that follow. Once a Premium Based Charge percentage is established for any Purchase Payment, such percentage is fixed and will not be reduced even if additional Purchase Payments are made or partial withdrawals are taken. Please see Appendix E for examples of the operation of the Premium Based Charge.
7 The Insurance Charge is the combination of Mortality & Expense Risk Charge and the Administration Charge. For Beneficiaries who elect the Beneficiary Continuation Option, the Mortality and Expense and Administration Charges do not apply. However, a Settlement Service Charge equal to 1.00% is assessed as a percentage of the daily net assets of the Sub-accounts as an annual charge.

The following table sets forth the charges we deduct for each optional living benefit under the Annuity. These fees would be in addition to the transaction fees and charges and periodic fees and charges described in the tables above.

OPTIONAL LIVING BENEFITS
(CHARGE FOR EACH BENEFIT IS ASSESSED AGAINST THE GREATER OF          ANNUALIZED
UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)             CHARGE/8/
-----------------------------------------------------------          ----------
HIGHEST DAILY LIFETIME INCOME V3.0
MAXIMUM/9/:                                                             2.00%
CURRENT:                                                                1.00%
SPOUSAL HIGHEST DAILY LIFETIME INCOME V3.0
MAXIMUM/9/:                                                             2.00%
CURRENT:                                                                1.10%

8 The charge for each of the optional living benefits is assessed against the greater of Unadjusted Account Value and Protected Withdrawal Value. The Protected Withdrawal Value is described in the "Optional Living Benefits" section of this prospectus.
9 We reserve the right to increase the charge to the maximum charge indicated upon any "step-up" under the benefit. Also, if you decide to elect or re-elect a benefit after your Annuity has been issued, the charge for the benefit under your Annuity will equal the current charge for then new Annuity owners up to the maximum indicated.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying Portfolio before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                                                                MINIMUM MAXIMUM
                                                                ------- -------
TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES (expenses that are deducted from Portfolio assets, including management fees, distribution and/or service fees (12b-1 fees), and other
  expenses)                                                      0.60%*  9.30%*

* These expenses do not include the impact of any applicable contractual waivers and expense reimbursements.

The following are the total annual expenses for each underlying Portfolio. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Pruco Life with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current summary prospectuses, prospectuses and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

                                       UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
                            (as a percentage of the average net assets of the underlying Portfolios)

                                                            For the year ended December 31, 2014
                           -----------------------------------------------------------------------------------------------------
                                                                                                 Total
                                                                        Broker Fees  Acquired   Annual                 Net Annual
                                               Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                         Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                      ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Academic Strategies
  Asset Allocation
  Portfolio                   0.70%     0.03%      0.04%       0.05%        0.01%      0.63%     1.46%       0.00%        1.46%
AST Advanced Strategies
  Portfolio*                  0.80%     0.02%      0.10%       0.00%        0.00%      0.05%     0.97%       0.01%        0.96%
AST AQR Emerging
  Markets Equity
  Portfolio                   1.09%     0.16%      0.10%       0.00%        0.00%      0.00%     1.35%       0.00%        1.35%
AST AQR Large-Cap
  Portfolio*                  0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%       0.24%        0.59%
AST Balanced Asset
  Allocation Portfolio        0.15%     0.01%      0.00%       0.00%        0.00%      0.75%     0.91%       0.00%        0.91%
AST BlackRock Global
  Strategies Portfolio        0.97%     0.04%      0.10%       0.00%        0.00%      0.02%     1.13%       0.00%        1.13%
AST BlackRock iShares
  ETF Portfolio*              0.89%     0.07%      0.10%       0.00%        0.00%      0.21%     1.27%       0.25%        1.02%
AST BlackRock/Loomis
  Sayles Bond Portfolio*      0.61%     0.02%      0.10%       0.00%        0.00%      0.00%     0.73%       0.03%        0.70%
AST Boston Partners
  Large-Cap Value
  Portfolio                   0.73%     0.03%      0.10%       0.00%        0.00%      0.00%     0.86%       0.00%        0.86%
AST Capital Grow Asset
  Allocation Portfolio        0.15%     0.01%      0.00%       0.00%        0.00%      0.76%     0.92%       0.00%        0.92%
AST ClearBridge
  Dividend Growth
  Portfolio*                  0.82%     0.02%      0.10%       0.00%        0.00%      0.00%     0.94%       0.11%        0.83%
AST Cohen & Steers
  Realty Portfolio*           0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.07%        1.04%
AST Defensive Asset
  Allocation Portfolio        0.15%     0.06%      0.00%       0.00%        0.00%      0.73%     0.94%       0.00%        0.94%
AST FI Pyramis(R) Asset
  Allocation Portfolio*       0.82%     0.03%      0.10%       0.00%        0.00%      0.00%     0.95%       0.02%        0.93%
AST FI Pyramis(R)
  Quantitative Portfolio*     0.81%     0.03%      0.10%       0.00%        0.00%      0.00%     0.94%       0.14%        0.80%
AST Franklin Templeton
  Founding Funds Plus
  Portfolio                   0.02%     0.02%      0.00%       0.00%        0.00%      1.01%     1.05%       0.00%        1.05%
AST Global Real Estate
  Portfolio                   0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%       0.00%        1.13%
AST Goldman Sachs
  Large-Cap Value
  Portfolio*                  0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.01%        0.83%
AST Goldman Sachs Mid-
  Cap Growth Portfolio*       0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.05%        1.06%
AST Goldman Sachs
  Multi-Asset Portfolio*      0.92%     0.05%      0.10%       0.00%        0.00%      0.00%     1.07%       0.21%        0.86%
AST Goldman Sachs
  Small-Cap Value
  Portfolio*                  0.93%     0.03%      0.10%       0.00%        0.00%      0.06%     1.12%       0.01%        1.11%
AST Herndon Large-Cap
  Value Portfolio*            0.83%     0.02%      0.10%       0.00%        0.00%      0.00%     0.95%       0.15%        0.80%
AST High Yield Portfolio      0.72%     0.04%      0.10%       0.00%        0.00%      0.00%     0.86%       0.00%        0.86%
AST International Growth
  Portfolio                   0.97%     0.02%      0.10%       0.00%        0.00%      0.00%     1.09%       0.01%        1.08%
AST International Value
  Portfolio*                  0.97%     0.03%      0.10%       0.00%        0.00%      0.00%     1.10%       0.00%        1.10%

                                       UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
                            (as a percentage of the average net assets of the underlying Portfolios)

                                                            For the year ended December 31, 2014
                           -----------------------------------------------------------------------------------------------------
                                                                                                 Total
                                                                        Broker Fees  Acquired   Annual                 Net Annual
                                               Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                         Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                      ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Investment Grade
  Bond Portfolio*             0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%       0.03%        0.75%
AST J.P. Morgan Global
  Thematic Portfolio          0.92%     0.04%      0.10%       0.00%        0.00%      0.00%     1.06%       0.00%        1.06%
AST J.P. Morgan
  International Equity
  Portfolio                   0.86%     0.06%      0.10%       0.00%        0.00%      0.00%     1.02%       0.00%        1.02%
AST J.P. Morgan Strategic
  Opportunities Portfolio     0.97%     0.05%      0.10%       0.10%        0.00%      0.00%     1.22%       0.00%        1.22%
AST Jennison Large-Cap
  Growth Portfolio            0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%       0.00%        1.00%
AST Large-Cap Value
  Portfolio                   0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST Legg Mason
  Diversified Growth
  Portfolio*                  0.89%     8.19%      0.10%       0.00%        0.00%      0.12%     9.30%       8.23%        1.07%
AST Loomis Sayles
  Large-Cap Growth
  Portfolio*                  0.87%     0.01%      0.10%       0.00%        0.00%      0.00%     0.98%       0.06%        0.92%
AST Lord Abbett Core
  Fixed Income Portfolio*     0.77%     0.02%      0.10%       0.00%        0.00%      0.00%     0.89%       0.29%        0.60%
AST MFS Global Equity
  Portfolio                   0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%       0.00%        1.13%
AST MFS Growth
  Portfolio                   0.87%     0.02%      0.10%       0.00%        0.00%      0.00%     0.99%       0.00%        0.99%
AST MFS Large-Cap
  Value Portfolio             0.83%     0.04%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST Mid-Cap Value
  Portfolio                   0.94%     0.04%      0.10%       0.00%        0.00%      0.00%     1.08%       0.00%        1.08%
AST Money Market
  Portfolio                   0.47%     0.03%      0.10%       0.00%        0.00%      0.00%     0.60%       0.00%        0.60%
AST Neuberger Berman /
  LSV Mid-Cap Value
  Portfolio*                  0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%       0.00%        1.00%
AST Neuberger Berman
  Core Bond Portfolio*        0.68%     0.04%      0.10%       0.00%        0.00%      0.00%     0.82%       0.15%        0.67%
AST Neuberger Berman
  Mid-Cap Growth
  Portfolio*                  0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%
AST New Discovery Asset
  Allocation Portfolio*       0.83%     0.08%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%
AST Parametric Emerging
  Markets Equity              1.08%     0.24%      0.10%       0.00%        0.00%      0.00%     1.42%       0.00%        1.42%
AST PIMCO Limited
  Maturity Bond Portfolio     0.63%     0.04%      0.10%       0.00%        0.00%      0.00%     0.77%       0.00%        0.77%
AST Preservation Asset
  Allocation Portfolio        0.15%     0.01%      0.00%       0.00%        0.00%      0.71%     0.87%       0.00%        0.87%
AST Prudential Core Bond
  Portfolio*                  0.66%     0.02%      0.10%       0.00%        0.00%      0.00%     0.78%       0.03%        0.75%
AST Prudential Growth
  Allocation Portfolio        0.80%     0.03%      0.10%       0.00%        0.00%      0.01%     0.94%       0.00%        0.94%
AST QMA Emerging
  Markets Equity
  Portfolio                   1.09%     0.24%      0.10%       0.00%        0.00%      0.02%     1.45%       0.00%        1.45%
AST QMA Large-Cap
  Core Portfolio              0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%       0.00%        0.83%

                                       UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
                            (as a percentage of the average net assets of the underlying Portfolios)

                                                            For the year ended December 31, 2014
                           -----------------------------------------------------------------------------------------------------
                                                                                                 Total
                                                                        Broker Fees  Acquired   Annual                 Net Annual
                                               Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                         Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                      ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST QMA US Equity
  Alpha Portfolio             0.99%     0.04%      0.10%       0.13%        0.25%      0.00%     1.51%       0.00%        1.51%
AST RCM World Trends
  Portfolio                   0.91%     0.03%      0.10%       0.00%        0.00%      0.00%     1.04%       0.00%        1.04%
AST Schroders Global
  Tactical Portfolio          0.91%     0.03%      0.10%       0.00%        0.00%      0.11%     1.15%       0.00%        1.15%
AST Schroders Multi-
  Asset World Strategies
  Portfolio                   1.06%     0.04%      0.10%       0.00%        0.00%      0.09%     1.29%       0.00%        1.29%
AST Small Cap Growth
  Portfolio                   0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.00%        1.01%
AST Small Cap Value
  Portfolio                   0.87%     0.03%      0.10%       0.00%        0.00%      0.02%     1.02%       0.00%        1.02%
AST Small-Cap Growth
  Opportunities Portfolio     0.93%     0.04%      0.10%       0.00%        0.00%      0.00%     1.07%       0.00%        1.07%
AST T. Rowe Price Asset
  Allocation Portfolio*       0.79%     0.02%      0.10%       0.00%        0.00%      0.00%     0.91%       0.02%        0.89%
AST T. Rowe Price Equity
  Income Portfolio            0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST T. Rowe Price
  Growth Opportunities
  Portfolio                   0.89%     0.61%      0.10%       0.00%        0.00%      0.00%     1.60%       0.00%        1.60%
AST T. Rowe Price Large-
  Cap Growth Portfolio        0.85%     0.02%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST T. Rowe Price
  Natural Resources
  Portfolio                   0.88%     0.04%      0.10%       0.00%        0.00%      0.00%     1.02%       0.00%        1.02%
AST Templeton Global
  Bond Portfolio              0.78%     0.09%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST Wellington Mgmt
  Hedged Equity Portfolio     0.97%     0.03%      0.10%       0.00%        0.00%      0.02%     1.12%       0.00%        1.12%
AST Western Asset Core
  Plus Bond Portfolio*        0.66%     0.03%      0.10%       0.00%        0.00%      0.00%     0.79%       0.20%        0.59%
AST Western Asset
  Emerging Markets
  Debt*                       0.84%     0.06%      0.10%       0.00%        0.00%      0.00%     1.00%       0.05%        0.95%

* See notes immediately below for important information about this fund.

AST ADVANCED STRATEGIES PORTFOLIO The Investment Managers have contractually agreed to waive 0.014% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST AQR LARGE-CAP PORTFOLIO The Investment Managers have contractually agreed to waive 0.24% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK ISHARES ETF PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fee equal to the acquired fund fees and expenses due to investments in iShares ETFs. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees (after the waiver described in the first sentence) and other expenses (including distribution fees, acquired fund fees and expenses due to investments in iShares ETFs, and other expenses excluding taxes, interest and brokerage commissions) do not exceed 1.02% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK/LOOMIS SAYLES BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.035% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST CLEARBRIDGE DIVIDEND GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST COHEN & STEERS REALTY PORTFOLIO The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI PYRAMIS(R) ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.018% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI PYRAMIS(R) QUANTITATIVE PORTFOLIO The Investment Managers have contractually agreed to waive 0.14% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.053% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS MULTI-ASSET PORTFOLIO The Investment Managers have contractually agreed to waive 0.213% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST HERNDON LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INTERNATIONAL GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INVESTMENT GRADE BOND The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LEGG MASON DIVERSIFIED GROWTH PORTFOLIO The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the portfolio's investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest and brokerage commissions) do not exceed 1.07% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST LOOMIS SAYLES LARGE-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LORD ABBETT CORE FIXED INCOME PORTFOLIO The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio's average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.14% of their investment management fee through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees, as follows: 0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEW DISCOVERY ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST PRUDENTIAL CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows:
0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. The waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.022% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET CORE PLUS BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET EMERGING MARKETS DEBT PORTFOLIO The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2016. This waiver arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

                               EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Pruco Life Annuity with the cost of investing in other Pruco Life Annuities and/or other variable annuities. Below are examples for the Annuity showing what you would pay cumulatively in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and assuming your investment has a 5% return each year. The examples reflect the fees and charges listed below for the Annuity as described in "Summary of Contract Fees and Charges."

    .  Insurance Charge

    .  Premium Based Charge

    .  Contingent Deferred Sales Charge (when and if applicable)

    .  Annual Maintenance Fee

    .  Optional living benefit fees

The examples also assume the following for the period shown:

    . Your Account Value is allocated to the Secure Value Account and the Permitted Sub-account that may be elected with any of the optional living benefits with both the minimum and the maximum gross total operating expenses and those expenses remain the same each year*

    . You elect the Spousal Highest Daily Lifetime Income v3.0, which has the maximum optional living benefit charge and the applicable Roll-Up Rate is 8%. There is no other optional living benefit that would result in higher maximum charges than those shown in the examples.

    . For each charge, we deduct the maximum charge rather than the current charge

    .  You make no withdrawals of Account Value

    .  You make no transfers, or other transactions for which we charge a fee

    .  No tax charge applies

Amounts shown in the examples are rounded to the nearest dollar.

* Note: Not all Portfolios offered as Sub-accounts may be available depending on optional living benefit election.

THE EXAMPLES ARE FOR ILLUSTRATIVE PURPOSES ONLY. THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING PORTFOLIOS. ACTUAL EXPENSES WILL BE DIFFERENT THAN THOSE SHOWN DEPENDING ON A NUMBER OF FACTORS, INCLUDING (1) WHICH OPTIONAL BENEFIT YOU ELECT (IF ANY); (2) WHETHER YOU DECIDE TO ALLOCATE ACCOUNT VALUE TO SUB-ACCOUNTS OTHER THAN THOSE WITH THE MINIMUM OR MAXIMUM TOTAL OPERATING EXPENSES; AND (3) THE IMPACT OF ANY CONTRACTUAL FEE WAIVERS OR EXPENSE REIMBURSEMENTS APPLICABLE TO CERTAIN UNDERLYING PORTFOLIOS.

EXPENSE EXAMPLES ARE PROVIDED AS FOLLOWS:

                               IF YOU SURRENDER YOUR ANNUITY AT THE END IF YOU DO NOT SURRENDER YOUR ANNUITY AT
                                    OF THE APPLICABLE TIME PERIOD:       THE END OF THE APPLICABLE TIME PERIOD:
                               ---------------------------------------- ---------------------------------------
                                 1 YR      3 YRS     5 YRS     10 YRS     1 YR     3 YRS     5 YRS     10 YRS
                               ---------  --------  --------  --------  --------  --------  --------  --------
ASSUMING MAXIMUM FEES AND
  EXPENSES OF ANY OF THE
  PORTFOLIOS AVAILABLE WITH
  THE BENEFIT                  $   1,690  $  3.824  $  5,782  $  9,651  $  1,190  $  3,424  $  5,482  $  9,651
ASSUMING MINIMUM FEES AND
  EXPENSES OF ANY OF THE
  PORTFOLIOS AVAILABLE WITH
  THE BENEFIT                  $     909  $  1,669  $  2,489  $  4,456  $    409  $  1,269  $  2,189  $  4,456

                                    SUMMARY

This Summary describes key features of the Annuity offered in this prospectus. It is intended to give you an overview, and to point you to sections of the prospectus that provide greater detail. You should not rely on the Summary alone for all the information you need to know before purchasing an Annuity. You should read the entire prospectus for a complete description of the Annuity. Your Financial Professional can also help you if you have questions.

THE ANNUITY: The variable annuity contract issued by Pruco Life is a contract between you, the Owner, and Pruco Life, an insurance company. It is designed for retirement purposes, or other long-term investing, to help you save money for retirement, on a tax deferred basis, and provide income during your retirement. Although this prospectus describes key features of the variable annuity contract, the prospectus is a distinct document, and is not part of the contract.

The Annuity offers various investment Portfolios. With the help of your Financial Professional, you choose how to invest your money within your Annuity (subject to certain restrictions; see "Investment Options"). Investing in a variable annuity involves risk and you can lose your money. On the other hand, investing in a variable annuity can provide you with the opportunity to grow your money through participation in underlying Portfolios.

GENERALLY SPEAKING, VARIABLE ANNUITIES ARE INVESTMENTS DESIGNED TO BE HELD FOR THE LONG TERM. WORKING WITH YOUR FINANCIAL PROFESSIONAL, YOU SHOULD CAREFULLY CONSIDER WHETHER A VARIABLE ANNUITY IS APPROPRIATE FOR YOU GIVEN YOUR LIFE EXPECTANCY, NEED FOR INCOME, AND OTHER PERTINENT FACTORS.

PURCHASE: Your eligibility to purchase the Annuity is based on your age and the amount of your initial Purchase Payment. The "Maximum Age for Initial Purchase" applies to the oldest Owner and Annuitant as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the Annuitant as of the day we would issue the Annuity. For this Annuity the maximum age is 80. The minimum initial Purchase Payment is $10,000. See your Financial Professional to complete an application.

After you purchase your Annuity, you will have a limited period of time during which you may cancel (or "Free Look") the purchase of your Annuity. Your request for a Free Look must be received in Good Order within the applicable time period. "Good Order" is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received at our Service Office: (a) in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations; (b) on specific forms, or by other means we then permit (such as via telephone or electronic submission); and/or
(c) with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order. The "Service Office" is the place to which all requests and payments regarding the Annuity are to be sent. We may change the address of the Service Office at any time, and will notify you in advance of any such change of address. Please see the section of this prospectus entitled "How To Contact Us" for the Service Office address.

Please see "Requirements for Purchasing the Annuity" for additional information.

INVESTMENT OPTIONS: You may choose from a variety of variable Investment Options ranging from conservative to aggressive. Our optional living benefits limit your ability to invest in the variable Investment Options otherwise available to you under the Annuity. Each of the underlying Portfolios is described in its own prospectus, which you should read before selecting your investment options. You can obtain the summary prospectuses and prospectuses for the Portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any variable Investment Option will meet its investment objective.

You may also allocate Purchase Payments to the DCA MVA Option, an Investment Option that offers a fixed rate of interest for a specified period. The DCA MVA Option is used only with our 6 or 12 Month Dollar Cost Averaging Program, under which the Purchase Payments that you have allocated to that DCA MVA Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA MVA Option generally will be subject to a Market Value Adjustment if made other than pursuant to the 6 or 12 Month DCA Program.

Please see "Investment Options," and "Managing Your Account Value" for information.

ACCESS TO YOUR MONEY: You can receive income by taking partial withdrawals or electing annuity payments. Please note that withdrawals may be subject to tax, and may be subject to a Contingent Deferred Sales Charge (discussed below). You may withdraw up to 10% of your Purchase Payments each Annuity Year without being subject to a Contingent Deferred Sales Charge.

You may elect to receive income through annuity payments, also called "Annuitization". If you elect to receive annuity payments, you convert your Unadjusted Account Value into a stream of future payments. This means you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs. The "Unadjusted Account Value" refers to the Account Value prior to the application of any market value adjustment (i.e., "MVA"). Please see "Access to Account Value" and "Annuity Options" for more information.

OPTIONAL LIVING BENEFITS

We offer optional living benefits, for an additional charge, that guarantee your ability to take withdrawals for life as a percentage of "Protected Withdrawal Value", even if your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Protected Withdrawal Value is not the same as your Account Value, and it is not available for a lump sum withdrawal. The Account Value has no guarantees, may fluctuate, and can lose value. Withdrawals in excess of the Annual Income Amount, called "Excess Income," will impact the value of the benefit including a permanent reduction in future guaranteed amounts. In marketing and other materials, we may refer to Excess Income as "Excess Withdrawals". For applications signed on or after April 27, 2015, you have the ability to elect an optional Living Benefit only at the time of application or within 30 days of the date your Annuity is issued. Optional Living Benefits cannot be added more than 30 days after your Annuity has been issued.

We currently offer the following optional living benefits:

    .  Highest Daily Lifetime Income v3.0

    .  Spousal Highest Daily Lifetime Income v3.0

As a condition of electing an optional living benefit, we limit the Investment Options to which you may allocate your Account Value and require a mandatory allocation to the Secure Value Account. Also, these benefits utilize a predetermined mathematical formula to help us manage your guarantee through all market cycles. Under the predetermined mathematical formula, your Account Value may be transferred between certain "permitted Sub-accounts" on the one hand and the AST Investment Grade Bond Sub-account on the other hand. Please see the applicable optional living benefits section as well as Appendix B to this prospectus for more information on the formula.

In the "Optional Living Benefits" section, we describe guaranteed minimum withdrawal benefits that allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). PLEASE BE AWARE THAT IF YOU WITHDRAW MORE THAN THAT AMOUNT IN A GIVEN ANNUITY YEAR (I.E., "EXCESS INCOME"), THAT WITHDRAWAL MAY PERMANENTLY REDUCE THE GUARANTEED AMOUNT YOU CAN WITHDRAW IN FUTURE YEARS. PLEASE ALSO NOTE THAT IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF A WITHDRAWAL OF EXCESS INCOME, BOTH THE OPTIONAL LIVING BENEFIT AND THE ANNUITY WILL TERMINATE. THUS, YOU SHOULD THINK CAREFULLY BEFORE TAKING A WITHDRAWAL SUCH EXCESS INCOME.

DEATH BENEFITS: You may name a Beneficiary to receive the proceeds of your Annuity upon your death. Your death benefit must be distributed within the time period required by the tax laws. The Annuity offers a death benefit generally equal to the greater of Unadjusted Account Value and Purchase Payments (adjusted for partial withdrawals). The calculation of the death benefit may be different if you elect Highest Daily Lifetime Income v3.0 or Spousal Highest Daily Lifetime Income v3.0.

Please see "Death Benefit" for more information.

FEES AND CHARGES: Each Annuity, and the optional living benefits, are subject to certain fees and charges, as discussed in the "Summary of Contract Fees and Charges" table earlier in this prospectus. In addition, there are fees and expenses of the underlying Portfolios.

WHAT DOES IT MEAN THAT MY ANNUITY IS "TAX DEFERRED"? Variable annuities are "tax deferred", meaning you pay no taxes on any earnings from your Annuity until you withdraw the money. You may also transfer among your Investment Options without paying a tax at the time of the transfer. When you take your money out of the Annuity, however, you will be taxed on the earnings at ordinary income tax rates. If you withdraw money before you reach age
59/ 1//\\2\\, you also may be subject to a 10% federal tax penalty.

PLEASE NOTE THAT IF YOU PURCHASE THIS ANNUITY WITHIN A TAX ADVANTAGED RETIREMENT PLAN, SUCH AS AN IRA, SEP-IRA, ROTH IRA, 401(A) PLAN, OR NON-ERISA 403(B) PLAN, YOU WILL GET NO ADDITIONAL TAX ADVANTAGE THROUGH THE ANNUITY ITSELF. BECAUSE THERE IS NO ADDITIONAL TAX ADVANTAGE WHEN A VARIABLE ANNUITY IS PURCHASED THROUGH ONE OF THESE PLANS, THE REASONS FOR PURCHASING THE ANNUITY INSIDE A QUALIFIED PLAN ARE LIMITED TO THE ABILITY TO ELECT A LIVING BENEFIT, A RETURN OF PURCHASE PAYMENTS DEATH BENEFIT, THE OPPORTUNITY TO ANNUITIZE THE CONTRACT AND THE VARIOUS INVESTMENT OPTIONS, WHICH MIGHT MAKE THE ANNUITY AN APPROPRIATE INVESTMENT FOR YOU. YOU SHOULD CONSULT YOUR TAX AND FINANCIAL ADVISER REGARDING SUCH FEATURES AND BENEFITS PRIOR TO PURCHASING THIS ANNUITY FOR USE WITH A TAX-QUALIFIED PLAN.

MARKET TIMING: We have market timing policies and procedures that attempt to detect transfer activity that may adversely affect other Owners or Portfolio shareholders in situations where there is potential for pricing inefficiencies or that involve certain other types of disruptive trading activity (i.e., market timing). Our market timing policies and procedures are discussed in more detail later in this prospectus entitled "Restrictions on Transfers Between Investment Options."

OTHER INFORMATION: Please see "Other Information" for more information about the Annuity, including legal information about Pruco Life, the Separate Account, and underlying Portfolios. The "Separate Account" is referred to as the "Variable Separate Account" in your Annuity.

                              INVESTMENT OPTIONS

The Investment Options under each Annuity consist of the Sub-accounts and the DCA MVA Options. In this section, we describe the Portfolios. We then discuss the investment restrictions that apply if you elect certain optional living benefits. Finally, we discuss the DCA MVA Options.

Each Sub-account invests in an underlying Portfolio whose share price generally fluctuates each Valuation Day. The Portfolios that you select, among those that are permitted, are your choice - we do not provide investment advice, nor do we recommend any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios.

In contrast to the Sub-accounts, Account Value allocated to a DCA MVA Option earns a fixed rate of interest as long as you remain invested for the Guarantee Period. We guarantee both the stated amount of interest and the principal amount of your Account Value in a DCA MVA Option, so long as you remain invested in the DCA MVA Option for the duration of the Guarantee Period. In general, if you withdraw Account Value prior to the end of the DCA MVA Option's Guarantee Period, you will be subject to a Market Value Adjustment or "MVA", which can be positive or negative. A "Guarantee Period" is the period of time during which we credit a fixed rate of interest to a DCA MVA Option.

As a condition of electing an optional living benefit (e.g., Highest Daily Lifetime Income v3.0), you will be restricted from investing in certain Sub-accounts or DCA MVA Options. We describe those restrictions below. In addition, all of the optional living benefits employ a predetermined mathematical formula, under which money is transferred between your chosen Sub-accounts and the AST Investment Grade Bond Sub-account. The optional living benefits also require a mandatory allocation of 10% of your initial Purchase Payment and additional Purchase Payments or Unadjusted Account Value to the Secure Value Account.

WHETHER OR NOT YOU ELECT AN OPTIONAL LIVING BENEFIT SUBJECT TO THE
PREDETERMINED MATHEMATICAL FORMULA, YOU SHOULD BE AWARE THAT THE OPERATION OF THE FORMULA MAY RESULT IN LARGE-SCALE ASSET FLOWS INTO AND OUT OF THE SUB-ACCOUNTS. THESE ASSET FLOWS COULD ADVERSELY IMPACT THE PORTFOLIOS,
INCLUDING THEIR RISK PROFILE, EXPENSES AND PERFORMANCE. These asset flows impact not only the Permitted Sub-accounts used with the optional benefits but also the other Sub-accounts, because the Portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds.
Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the Portfolios could experience the following effects, among others:

    (a) a Portfolio's investment performance could be adversely affected by requiring a subadviser to purchase and sell securities at inopportune times or by otherwise limiting the subadviser's ability to fully implement the Portfolio's investment strategy;

    (b) the subadviser may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;

    (c) a Portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the Portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners' Account Value may be transferred to the AST Investment Grade Bond Sub-account and other Owners' Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one Portfolio to another Portfolio, which in turn could adversely impact performance.

VARIABLE INVESTMENT OPTIONS

Each Variable Investment Option is a Sub-account of the Pruco Life Flexible Premium Variable Annuity Account (see "Pruco Life and the Separate Account" for more detailed information). Each Sub-account invests exclusively in one Portfolio. The Investment Objectives Chart below provides a description of each Portfolio's investment objective to assist you in determining which Portfolios may be of interest to you. PLEASE NOTE, THE AST INVESTMENT GRADE BOND SUB-ACCOUNT IS NOT AVAILABLE FOR ALLOCATION OF PURCHASE PAYMENTS OR OWNER-INITIATED TRANSFERS.

Not all Portfolios offered as Sub-accounts may be available depending on whether you elect an optional living benefit selection. Thus, if you elect an optional living benefit, you would be precluded from investing in certain Portfolios and therefore would not receive investment appreciation (or depreciation) affecting those Portfolios.

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios.

In the table that follows, all Portfolio names include the prefix "AST," which indicates that they are Portfolios of the Advanced Series Trust. In addition, for each Portfolio the subadviser(s), which has been engaged to conduct day-to-day management, is listed next to the description.

This Annuity offers only Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Pruco Life ("Affiliated Portfolios"). Pruco Life and its affiliates ("Prudential Companies") receive fees and payments from the Affiliated Portfolios, which may be greater than the fees and payments Prudential Companies would receive if we offered unaffiliated portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over other portfolios sponsored and advised by companies not affiliated with Pruco Life. We have an incentive to offer Portfolios managed by certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which Portfolios to offer under the Annuities. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Allocations made to all AST Portfolios benefit us financially. See "Other Information" under the heading concerning "Fees and Payments Received by Pruco Life" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates.

In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.

You may select Portfolios individually, create your own combination of Portfolios (certain limitations apply - see "Limitations with Optional Living Benefits" later in this section), or select from among combinations of Portfolios that we have created called "Prudential Portfolio Combinations." Under Prudential Portfolio Combinations, each Prudential Portfolio Combination consists of several asset allocation Portfolios, each of which represents a specified percentage of your allocations. If you elect to invest according to one of these Prudential Portfolio Combinations, we will allocate your initial Purchase Payment among the Sub-accounts within the Prudential Portfolio Combination according to the percentage allocations. You may elect to allocate additional Purchase Payments according to the composition of the Prudential Portfolio Combination, although if you do not make such an explicit election, we will allocate additional Purchase Payments as discussed below under "Additional Purchase Payments."

Once you have selected a Prudential Portfolio Combination, we will not rebalance your Account Value to take into account differences in performance among the Sub-accounts. This is a static, point of sale model allocation. Over time, the percentages in each asset allocation Portfolio may vary from the Prudential Portfolio Combination you selected when you purchased your Annuity based on the performance of each of the Portfolios within the Prudential Portfolio Combination. However, you may elect to participate in an automatic rebalancing program, under which we would transfer Account Value periodically so that your Account Value allocated to the Sub-accounts is brought back to the exact percentage allocations stipulated by the Prudential Portfolio Combination you elected. Please see "Automatic Rebalancing Programs" below for details about how such a program operates. If you are participating in an optional living benefit (such as Highest Daily Lifetime Income v3.0) that makes transfers under a predetermined mathematical formula, and you have elected automatic rebalancing in addition to Prudential Portfolio Combinations, you should be aware that: (a) the AST Investment Grade Bond Sub-account used as part of the predetermined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that existed originally as part of Prudential Portfolio Combinations.

If you are interested in a Prudential Portfolio Combination, you should work with your Financial Professional to select the Prudential Portfolio Combination that is appropriate for you, in light of your investment time horizon, investment goals and expectations and market risk tolerance, and other relevant factors. Some selling firms may not offer Prudential Portfolio Combinations. In providing these Prudential Portfolio Combinations, we are not providing investment advice. You are responsible for determining which Prudential Portfolio Combination or Sub-account(s) is best for you. Asset allocation does not ensure a profit or protect against a loss.

THE FOLLOWING TABLE CONTAINS LIMITED INFORMATION ABOUT THE PORTFOLIOS. BEFORE SELECTING AN INVESTMENT OPTION OR PORTFOLIO COMBINATION, YOU SHOULD CAREFULLY REVIEW THE SUMMARY PROSPECTUSES AND/OR PROSPECTUSES FOR THE PORTFOLIOS, WHICH CONTAIN DETAILS ABOUT THE INVESTMENT OBJECTIVES, POLICIES, RISKS, COSTS AND MANAGEMENT OF THE PORTFOLIOS. YOU CAN OBTAIN THE SUMMARY PROSPECTUSES AND PROSPECTUSES FOR THE PORTFOLIOS BY CALLING 1-888-PRU-2888 OR AT WWW.PRUDENTIALANNUITIES.COM.

PORTFOLIO                                           INVESTMENT                               PORTFOLIO
NAME                                                OBJECTIVES                             SUBADVISER(S)
-------------------------------------  -------------------------------------  ---------------------------------------
AST ACADEMIC STRATEGIES ASSET          Seeks long-term capital appreciation.  AlphaSimplex Group, LLC
ALLOCATION PORTFOLIO                                                          AQR Capital Management, LLC and
                                                                                CNH Partners, LLC
                                                                              CoreCommodity Management, LLC
                                                                              First Quadrant, L.P.
                                                                              Jennison Associates LLC
                                                                              J.P. Morgan Investment Management,
                                                                                Inc.
                                                                              Pacific Investment Management
                                                                                Company LLC (PIMCO)
                                                                              Prudential Investments LLC
                                                                              Quantitative Management Associates
                                                                                LLC
                                                                              Western Asset Management Company/
                                                                                Western Asset Management Company
                                                                                Limited

AST ADVANCED STRATEGIES PORTFOLIO      Seeks a high level of absolute return  Brown Advisory LLC
                                       by using traditional and               Loomis, Sayles & Company, L.P.
                                       non-traditional investment strategies  LSV Asset Management
                                       and by investing in domestic and       Prudential Investment Management, Inc.
                                       foreign equity and fixed income        Quantitative Management Associates
                                       securities, derivative instruments       LLC
                                       and other investment companies.        T. Rowe Price Associates, Inc.
                                                                              William Blair & Company, LLC

AST AQR EMERGING MARKETS EQUITY        Seeks long-term capital appreciation.  AQR Capital Management, LLC
PORTFOLIO

AST AQR LARGE-CAP PORTFOLIO            Seeks long-term capital appreciation.  AQR Capital Management, LLC

AST BALANCED ASSET ALLOCATION          Seeks to obtain the highest potential  Prudential Investments LLC
PORTFOLIO                              total return consistent with its       Quantitative Management Associates
                                       specified level of risk tolerance.       LLC

AST BLACKROCK GLOBAL STRATEGIES        Seeks a high total return consistent   BlackRock Financial Management, Inc.
PORTFOLIO                              with a moderate level of risk.         BlackRock International Limited

AST BLACKROCK ISHARES ETF PORTFOLIO    Seeks to maximize total return with a  BlackRock Financial Management, Inc.
                                       moderate level of risk.

AST BLACKROCK/LOOMIS SAYLES BOND       Seek to maximize total return,         BlackRock Financial Management, Inc.
PORTFOLIO (formerly AST PIMCO Total    consistent with preservation of        BlackRock International Limited
Return Bond Portfolio)                 capital and prudent investment         BlackRock (Singapore) Limited
                                       management                             Loomis, Sayles & Company, L.P.

AST BOSTON PARTNERS LARGE-CAP VALUE    Seeks capital appreciation.            Boston Partners
PORTFOLIO (formerly AST Jennison
Large-Cap Value Portfolio)

AST CAPITAL GROWTH ASSET ALLOCATION    Seeks to obtain the highest potential  Prudential Investments LLC
PORTFOLIO                              total return consistent with its       Quantitative Management Associates
                                       specified level of risk tolerance.       LLC

AST CLEARBRIDGE DIVIDEND GROWTH        Seeks income, capital preservation,    ClearBridge Investments, LLC
PORTFOLIO                              and capital appreciation.

AST COHEN & STEERS REALTY PORTFOLIO    Seeks to maximize total return         Cohen & Steers Capital Management, Inc.
                                       through investment in real estate
                                       securities.

AST DEFENSIVE ASSET ALLOCATION         Seeks to obtain the highest potential  Prudential Investments LLC
PORTFOLIO                              total return consistent with its       Quantitative Management Associates
                                       specified level of risk tolerance.       LLC

AST FI PYRAMIS(R) ASSET ALLOCATION     Seeks to maximize total return.        Pyramis Global Advisors, LLC a Fidelity
PORTFOLIO                                                                       Investments Company

AST FI PYRAMIS(R) QUANTITATIVE         Seeks long-term capital growth         Pyramis Global Advisors, LLC a Fidelity
PORTFOLIO                              balanced by current income.              Investments Company

PORTFOLIO                                           INVESTMENT                              PORTFOLIO
NAME                                                OBJECTIVES                            SUBADVISER(S)
-------------------------------------  -------------------------------------- --------------------------------------
AST FRANKLIN TEMPLETON FOUNDING FUNDS  Seeks capital appreciation.            AST Investment Services, Inc.
PLUS PORTFOLIO                                                                Prudential Investments LLC

AST GLOBAL REAL ESTATE PORTFOLIO       Seeks capital appreciation and income. Prudential Real Estate Investors

AST GOLDMAN SACHS LARGE-CAP VALUE      Seeks long-term growth of capital.     Goldman Sachs Asset Management, L.P.
PORTFOLIO

AST GOLDMAN SACHS MID-CAP GROWTH       Seeks long-term growth of capital.     Goldman Sachs Asset Management, L.P.
PORTFOLIO

AST GOLDMAN SACHS MULTI-ASSET          Seeks to obtain a high level of total  Goldman Sachs Asset Management, L.P.
PORTFOLIO                              return consistent with its level of
                                       risk tolerance.

AST GOLDMAN SACHS SMALL-CAP VALUE      Seeks long-term capital appreciation.  Goldman Sachs Asset Management, L.P.
PORTFOLIO

AST HERNDON LARGE-CAP VALUE PORTFOLIO  Seeks maximum growth of capital by     Herndon Capital Management, LLC
                                       investing primarily in the value
                                       stocks of larger companies.

AST HIGH YIELD PORTFOLIO               Seeks maximum total return,            J.P. Morgan Investment Management,
                                       consistent with preservation of          Inc.
                                       capital and prudent investment         Prudential Investment Management, Inc.
                                       management.

AST INTERNATIONAL GROWTH PORTFOLIO     Seeks long-term capital growth.        Jennison Associates LLC
                                                                              Neuberger Berman Management LLC
                                                                              William Blair & Company, LLC

AST INTERNATIONAL VALUE PORTFOLIO      Seeks capital growth.                  Lazard Asset Management LLC
                                                                              LSV Asset Management

AST INVESTMENT GRADE BOND PORTFOLIO    Seeks to maximize total return,        Prudential Investment Management, Inc.
                                       consistent with the preservation of
                                       capital and liquidity needs. Total
                                       return is comprised of current income
                                       and capital appreciation.

AST J.P. MORGAN GLOBAL THEMATIC        seeks capital appreciation consistent  J.P. Morgan Investment Management,
PORTFOLIO                              with its specified level of risk         Inc./ Security Capital Research &
                                       tolerance.                               Management Incorporated

AST J.P. MORGAN INTERNATIONAL EQUITY   Seeks capital growth.                  J.P. Morgan Investment Management,
PORTFOLIO                                                                       Inc.

AST J.P. MORGAN STRATEGIC              Seeks to maximize return compared to   J.P. Morgan Investment Management,
OPPORTUNITIES PORTFOLIO                the benchmark through security           Inc.
                                       selection and tactical asset
                                       allocation.

AST JENNISON LARGE-CAP GROWTH          Seeks long-term growth of capital.     Jennison Associates LLC
PORTFOLIO

AST LARGE-CAP VALUE PORTFOLIO          Seeks current income and long-term     Hotchkis and Wiley Capital Management,
                                       growth of income, as well as capital     LLC
                                       appreciation.

AST LEGG MASON DIVERSIFIED GROWTH      Seek high risk-adjusted returns        Brandywine Global Investment
PORTFOLIO                              compared to its blended index            Management, LLC
                                                                              ClearBridge Investments, LLC
                                                                              QS Batterymarch Financial
                                                                                Management,Inc
                                                                              QS Legg Mason Global Asset Allocation,
                                                                                LLC
                                                                              Western Asset Management Company/
                                                                                Western Asset Management Company
                                                                                Limited

AST LOOMIS SAYLES LARGE-CAP GROWTH     Seeks capital growth. Income           Loomis, Sayles & Company, L.P.
PORTFOLIO                              realization is not an investment
                                       objective and any income realized on
                                       the Portfolio's investments,
                                       therefore, will be incidental to the
                                       Portfolio's objective.

AST LORD ABBETT CORE FIXED INCOME      Seeks income and capital appreciation  Lord, Abbett & Co. LLC
PORTFOLIO                              to produce a high total return.

PORTFOLIO                                           INVESTMENT                              PORTFOLIO
NAME                                                OBJECTIVES                            SUBADVISER(S)
-------------------------------------  -------------------------------------  --------------------------------------
AST MFS GLOBAL EQUITY PORTFOLIO        Seeks capital growth.                  Massachusetts Financial Services
                                                                                Company

AST MFS GROWTH PORTFOLIO               Seeks long-term capital growth and     Massachusetts Financial Services
                                       future, rather than current income.      Company

AST MFS LARGE-CAP VALUE PORTFOLIO      Seeks capital appreciation.            Massachusetts Financial Services
                                                                                Company

AST MID-CAP VALUE PORTFOLIO            Seeks to provide capital growth by     EARNEST Partners, LLC
                                       investing primarily in                 WEDGE Capital Management L.L.P.
                                       mid-capitalization stocks that appear
                                       to be undervalued.

AST MONEY MARKET PORTFOLIO             Seeks high current income and          Prudential Investment Management, Inc.
                                       maintain high levels of liquidity.

AST NEUBERGER BERMAN CORE BOND         Seeks to maximize total return         Neuberger Berman Fixed Income LLC
PORTFOLIO                              consistent with the preservation of
                                       capital.

AST NEUBERGER BERMAN MID-CAP GROWTH    Seeks capital growth.                  Neuberger Berman Management LLC
PORTFOLIO

AST NEUBERGER BERMAN/LSV MID-CAP       Seeks capital growth.                  LSV Asset Management
VALUE PORTFOLIO                                                               Neuberger Berman Management LLC

AST NEW DISCOVERY ASSET ALLOCATION     Seeks total return.                    C.S. McKee, LP
PORTFOLIO                                                                     EARNEST Partners, LLC
                                                                              Epoch Investment Partners, Inc.
                                                                              Longfellow Investment Management Co.
                                                                                LLC
                                                                              Parametric Portfolio Associates LLC
                                                                              Security Investors, LLC
                                                                              Thompson, Siegel & Walmsley LLC
                                                                              Vision Capital Management, Inc.

AST PARAMETRIC EMERGING MARKETS        Seeks long-term capital appreciation.  Parametric Portfolio Associates LLC
EQUITY PORTFOLIO

AST PIMCO LIMITED MATURITY BOND        Seeks to maximize total return         Pacific Investment Management
PORTFOLIO                              consistent with preservation of          Company LLC (PIMCO)
                                       capital and prudent investment
                                       management.

AST PRESERVATION ASSET ALLOCATION      Seeks to obtain the highest potential  Prudential Investments LLC
PORTFOLIO                              total return consistent with its       Quantitative Management Associates
                                       specified level of risk tolerance.       LLC

AST PRUDENTIAL CORE BOND PORTFOLIO     Seeks to maximize total return         Prudential Investment Management, Inc.
                                       consistent with the long-term
                                       preservation of capital.

AST PRUDENTIAL GROWTH ALLOCATION       Seeks total return.                    Prudential Investment Management, Inc.
PORTFOLIO                                                                     Quantitative Management Associates
                                                                                LLC

AST QMA EMERGING MARKETS EQUITY        Seeks long-term capital appreciation.  Quantitative Management Associates
PORTFOLIO                                                                       LLC

AST QMA LARGE-CAP PORTFOLIO            Seeks long-term capital appreciation.  Quantitative Management Associates
                                                                                LLC

AST QMA US EQUITY ALPHA PORTFOLIO      Seeks long term capital appreciation.  Quantitative Management Associates
                                                                                LLC

AST RCM WORLD TRENDS PORTFOLIO         seeks highest potential total return   Allianz Global Investors U.S. LLC
                                       consistent with its specified level
                                       of risk tolerance.

AST SCHRODERS GLOBAL TACTICAL          Seeks to outperform its blended        Schroder Investment Management North
PORTFOLIO                              performance benchmark.                   America Inc./ Schroder Investment
                                                                                Management North America Ltd.

AST SCHRODERS MULTI-ASSET WORLD        Seeks long-term capital appreciation.  Schroder Investment Management North
STRATEGIES PORTFOLIO                                                            America Inc./ Schroder Investment
                                                                                Management North America Ltd.

AST SMALL-CAP GROWTH PORTFOLIO         Seeks long-term capital growth.        Eagle Asset Management, Inc.
                                                                              Emerald Mutual Fund Advisers Trust

PORTFOLIO                                           INVESTMENT                             PORTFOLIO
NAME                                                OBJECTIVES                           SUBADVISER(S)
-------------------------------------  -------------------------------------  -----------------------------------

AST SMALL-CAP GROWTH OPPORTUNITIES     Seeks capital growth.                  RS Investment Management Co. LLC
PORTFOLIO (formerly AST Federated                                             Wellington Management Company,
Aggressive Growth Portfolio)                                                    LLP

AST SMALL-CAP VALUE PORTFOLIO          Seeks to provide long-term capital     ClearBridge Investments, LLC
                                       growth by investing primarily in       J.P. Morgan Investment Management,
                                       small-capitalization stocks that         Inc.
                                       appear to be undervalued.              LMC Investments, LLC
AST T. ROWE PRICE ASSET ALLOCATION     Seeks a high level of total return by  T. Rowe Price Associates, Inc.
PORTFOLIO                              investing primarily in a diversified
                                       portfolio of equity and fixed income
                                       securities.

AST T. ROWE PRICE EQUITY INCOME        Seeks to provide substantial dividend  T. Rowe Price Associates, Inc.
PORTFOLIO                              income as well as long-term growth of
                                       capital through investments in the
                                       common stocks of established
                                       companies.

AST T. ROWE PRICE GROWTH               Seeks a high level of total return by  T. Rowe Price Associates, Inc.
OPPORTUNITIES PORTFOLIO                investing primarily in a diversified   T. Rowe Price International, Ltd.
                                       portfolio of equity and fixed income   T. Rowe Price International, Ltd. -
                                       securities.                              Tokyo branch and T. Rowe Price
                                                                                Hong Kong Limited

AST T. ROWE PRICE LARGE-CAP GROWTH     Seeks long-term growth of capital by   T. Rowe Price Associates, Inc.
PORTFOLIO                              investing predominantly in the equity
                                       securities of a limited number of
                                       large, carefully selected,
                                       high-quality U.S. companies that are
                                       judged likely to achieve superior
                                       earnings growth.

AST T. ROWE PRICE NATURAL RESOURCES    Seeks long-term capital growth         T. Rowe Price Associates, Inc.
PORTFOLIO                              primarily through investing in the
                                       common stocks of companies that own
                                       or develop natural resources (such as
                                       energy products, precious metals and
                                       forest products) and other basic
                                       commodities.

AST TEMPLETON GLOBAL BOND PORTFOLIO    Seeks to provide current income with   Franklin Advisers, Inc.
                                       capital appreciation and growth of
                                       income.

AST WELLINGTON MANAGEMENT HEDGED       Seeks to outperform a mix of 50%       Wellington Management Company LLP
EQUITY PORTFOLIO                       Russell 3000(R) Index, 20% MSCI EAFE
                                       Index, and 30% Treasury Bill Index
                                       over a full market cycle by
                                       preserving capital in adverse markets
                                       utilizing an options strategy while
                                       maintaining equity exposure to
                                       benefit from up markets through
                                       investments in Wellington
                                       Management's equity investment
                                       strategies.

AST WESTERN ASSET CORE PLUS BOND       Seeks to maximize total return,        Western Asset Management Company/
PORTFOLIO                              consistent with prudent investment       Western Asset Management
                                       management and liquidity needs, by       Company Limited
                                       investing to obtain the average
                                       duration specified for the Portfolio.

AST WESTERN ASSET EMERGING MARKETS     Seeks to maximize total return.        Western Asset Management Company/
DEBT PORTFOLIO                                                                  Western Asset Management
                                                                                Company Limited

LIMITATIONS WITH OPTIONAL LIVING BENEFITS
As a condition of electing any Highest Daily Lifetime Income v3.0 benefit, we limit the Investment Options to which you may allocate your Account Value, as set forth in the Permitted Sub-accounts table below. Please note that the DCA Market Value Adjustment Options described in this section are also available if you elect an optional living benefit.

PERMITTED SUB-ACCOUNTS

AST Academic Strategies Asset Allocation AST J.P. Morgan Strategic
                                         Opportunities
AST Advanced Strategies                  AST Legg Mason Diversified Growth
AST Balanced Asset Allocation            AST New Discovery Asset Allocation
AST BlackRock Global Strategies          AST Preservation Asset Allocation
AST BlackRock iShares ETF                AST Prudential Growth Allocation
AST Capital Growth Asset Allocation      AST RCM World Trends
AST Defensive Asset Allocation           AST Schroders Global Tactical
AST FI Pyramis(R) Asset Allocation       AST Schroders Multi-Asset World
                                         Strategies
AST FI Pyramis(R) Quantitative           AST T. Rowe Price Asset Allocation
AST Franklin Templeton Founding Funds    AST T. Rowe Price Growth Opportunities
Plus
AST Goldman Sachs Multi-Asset            AST Wellington Management Hedged
                                         Equity
AST J.P. Morgan Global Thematic

MARKET VALUE ADJUSTMENT OPTION

We currently offer DCA MVA Options. The DCA MVA Options are used with our 6 or 12 Month DCA Program. Amounts allocated to the DCA MVA Options earn the declared rate of interest while the amount is transferred over a 6 or 12 month period into the Sub-accounts that you have designated. A dollar cost averaging program does not assure a profit, or protect against a loss.

For a complete description of our 6 or 12 Month DCA Program, see the applicable section of this prospectus within "Managing Your Account Value."

We do not currently offer any long term MVA options.

GUARANTEE PERIOD TERMINATION

A DCA MVA Option ends on the earliest of (a) the date the entire amount in the DCA MVA Option is withdrawn or transferred (b) the Annuity Date (c) the date the Annuity is surrendered or (d) the date as of which a Death Benefit is determined, unless the Annuity is continued by a spousal Beneficiary. "Annuity Date" means the date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date." The "Payout Period" is the period starting on the Annuity Date and during which annuity payments are made.

RATES FOR DCA MVA OPTIONS

We do not have a single method for determining the fixed interest rates for the DCA MVA Options. In general, the interest rates we offer for the DCA MVA Options will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the DCA MVA Options, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the DCA MVA Options, general economic trends and competition. We also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to DCA MVA Options, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

The interest rate credited to a DCA MVA Option is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the DCA MVA Options. At the time that we confirm your DCA MVA Option, we will advise you of the interest rate in effect and the date your DCA MVA Option matures. We may change the rates we credit to new DCA MVA Options at any time. To inquire as to the current rates for the DCA MVA Options, please call 1-888-PRU-2888. DCA MVA Options are not available in all States and are subject to a minimum rate. Currently, the DCA MVA Options are not available in the States of Illinois and Oregon and are available in Iowa only for Annuities purchased on or after August 20, 2012.

The interest under a DCA MVA Option is credited daily on a balance that declines as amounts are transferred, and therefore you do not earn interest on the full amount deposited to the DCA MVA Option.

To the extent permitted by law, we may establish different interest rates for DCA MVA Options offered to a class of Owners who choose to participate in various optional investment programs we make available. For any DCA MVA Option, you will not be permitted to allocate to the DCA MVA Option if the Guarantee Period associated with that DCA MVA Option would end after your Annuity Date.

MARKET VALUE ADJUSTMENT

With certain exceptions, if you transfer or partially withdraw Account Value from a DCA MVA Option prior to the end of the applicable Guarantee Period, you will be subject to a Market Value Adjustment or "MVA". We assess an MVA (whether positive or negative) upon:

    . any surrender, partial withdrawal (including a systematic withdrawal, Medically-Related Surrender, or a withdrawal program under Sections 72(t) or 72(q) of the Code), or transfer out of a DCA MVA Option made outside the 30 days immediately preceding the maturity of the Guarantee Period; and

    . your exercise of the Free Look right under your Annuity, unless prohibited by state law.

We will NOT assess an MVA (whether positive or negative) in connection with any of the following:

    . partial withdrawals made to meet Required Minimum Distribution rules under the Code in relation to your Annuity, but only if the Required Minimum Distribution is an amount that we calculate and is distributed through a program that we offer;

    . transfers or partial withdrawals from a DCA MVA Option during the 30 days immediately prior to the maturity of the applicable Guarantee Period, including the Maturity Date of the MVA Option;

    .  transfers made in accordance with the 6 or 12 Month DCA Program;

    .  when a Death Benefit is determined;

    . deduction of an Annual Maintenance Fee or the Premium Based Charge from the Annuity;

    .  Annuitization under the Annuity; and

    . transfers made pursuant to a mathematical formula used with an optional living benefit.

The amount of the MVA is determined according to the formula set forth in Appendix D. In general, the amount of the MVA is dependent on the difference between interest rates at the time your DCA MVA Option was established and current interest rates for the remaining Guarantee Period of your DCA MVA Option. For purposes of determining the amount of an MVA, we make reference to an index interest rate that in turn is based on a Constant Maturity Treasury
(CMT) rate for a maturity (in months) equal to the applicable duration of the DCA MVA Option. This CMT rate will be determined based on the weekly average of the CMT index of appropriate maturity as of two weeks prior to initiation of the DCA MVA Option. The CMT index will be based on certain U.S. Treasury interest rates, as published in a Federal Reserve Statistical Release. The Liquidity Factor is an element of the MVA formula currently equal to 0.0025 (or 0.25%). It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no Liquidity Factor is applied, will reduce the amount being surrendered or transferred from the DCA MVA Option. Please consult the DCA MVA formula in the appendices to this prospectus for additional detail.

                         FEES, CHARGES AND DEDUCTIONS

In this section, we provide detail about the charges you may incur if you own the Annuity.

The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuity exceed our total costs in connection with the Annuity, we will earn a profit. Otherwise we will incur a loss. For example, Pruco Life may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations and other expenses under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In general, a given charge under the Annuity compensates us for our costs and risks related to that charge and may provide for a profit. However, it is possible that with respect to a particular obligation we have under this Annuity, we may be compensated not only by the charge specifically tied to that obligation, but also from one or more other charges we impose.

With regard to charges that are assessed as a percentage of the value of the Sub-accounts, please note that such charges are assessed through a reduction to the Unit value of your investment in each Sub-account, and in that way reduce your Account Value. A "Unit" refers to a share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

CONTINGENT DEFERRED SALES CHARGE ("CDSC"): A CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials, and other promotional expenses. We may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC for each Purchase Payment is calculated as a percentage of the Purchase Payment being withdrawn. The charge decreases as the Purchase Payment ages. The aging of a Purchase Payment is measured from the date it is allocated to your Annuity. If you make a partial withdrawal of a Purchase Payment on the day before an anniversary of the date that Purchase Payment was allocated to the Annuity, we will use the CDSC percentage that would apply if the withdrawal was made on the following day. The charge is deducted from the Investment Options in the same proportion as the partial withdrawal upon which it is assessed. The imposition of a CDSC on a withdrawal will not result in any additional CDSC being incurred as a result of the amount withdrawn from the Annuity being greater than the amount of the withdrawal request (i.e., no CDSC will be imposed on the withdrawal of a CDSC).

Each Purchase Payment has its own schedule of CDSCs associated with it. The schedule of CDSCs associated with a Purchase Payment is determined when the Purchase Payment is allocated to the Annuity. The schedule of CDSCs applicable to a Purchase Payment is based on the total of all Purchase Payments allocated to the Annuity, including the full amount of the "new" Purchase Payment, when the Purchase Payment is allocated. Purchase Payments are not reduced by partial withdrawals for purposes of determining the applicable schedule of CDSCs. Thus, to determine which CDSC tier a given Purchase Payment being made currently is assigned, we consider only the sum of Purchase Payments and do not reduce that sum by the amount of any withdrawal. The combination of CDSC assessed and Premium Based Charge (see below) deducted with respect to any Purchase Payment will never be greater than 9%, as stipulated by Rule 6c-8 under the Investment Company Act of 1940. Purchase Payments are withdrawn on a "first-in, first-out" basis. All Purchase Payments allocated to the Annuity on the same day will be treated as one Purchase Payment for purposes of determining the applicable schedule of CDSCs. The table of CDSCs is as follows:

                                                                AGE OF PURCHASE PAYMENT BEING WITHDRAWN
                                           ---------------------------------------------------------------------------------
                                                     1 Year or 2 Years or 3 Years or 4 Years or 5 Years or 6 Years or
                                                     more but   more but   more but   more but   more but   more but
                                           Less than less than less than  less than  less than  less than  less than  7 Years
TOTAL PURCHASE PAYMENT AMOUNT               1 Year    2 Years   3 Years    4 Years    5 Years    6 Years    7 Years   or more
-----------------------------              --------- --------- ---------- ---------- ---------- ---------- ---------- -------
Less than $50,000                             5.0%      5.0%      4.0%       4.0%       3.0%       3.0%       2.0%       0%
$50,000 or more but less than $100,000        5.0%      4.0%      4.0%       3.0%       3.0%       2.0%       2.0%       0%
$100,000 or more but less than $250,000       4.0%      3.0%      3.0%       2.0%       2.0%       2.0%       1.0%       0%
$250,000 or more but less than $500,000       3.0%      2.0%      2.0%       2.0%       1.0%       1.0%       1.0%       0%
$500,000 or more but less than $1,000,000     2.0%      2.0%      2.0%       1.0%       1.0%       1.0%       1.0%       0%
$1,000,000 or more                            2.0%      2.0%      1.0%       1.0%       1.0%       1.0%       1.0%       0%

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see "Free Withdrawal Amounts" later in this prospectus). If the free withdrawal amount is not sufficient, we then assume that any remaining amount of a partial withdrawal is taken from Purchase Payments on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity (including gains), as described in the examples below.

EXAMPLES

These examples are designed to show you how the CDSC is calculated. They do not take into account any other fees and charges. The examples illustrate how the CDSC would apply to reduce your Account Value based on the timing and amount of your withdrawals. They also illustrate how a certain amount of your withdrawal, the "Free Withdrawal Amount," is not subject to the CDSC. The Free Withdrawal Amount is equal to 10% of all Purchase Payments currently subject to a CDSC in each year and is described in more detail in "Access to Account Value," later in this prospectus.

Assume you purchase your Annuity with a $75,000 initial Purchase Payment and you make no additional Purchase Payments for the life of your Annuity.

Example 1

Assume the following:

..  two years after the purchase, your Unadjusted Account Value is $85,000 (your
   Purchase Payment of $75,000 plus $10,000 of investment gain);

..  the free withdrawal amount is $7,500 ($75,000 x 0.10);

..  the applicable CDSC is 4%.

If you request a withdrawal of $50,000, $7,500 is not subject to the CDSC because it is the free withdrawal amount. The remaining amount of your withdrawal is subject to the 4% CDSC.

Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your Annual Income Amount through our systematic withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by any applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Unadjusted Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

    . If you request a gross withdrawal, the amount of the CDSC will reduce the amount of the withdrawal you receive. In this case, the CDSC would equal $1,700 (($50,000 - the free withdrawal amount of $7,500 = $42,500)
       x 0.04 = $1,700). You would receive $48,300 ($50,000 - $1,700). To determine your remaining Unadjusted Account Value after your withdrawal, we reduce your initial Unadjusted Account by the amount of your requested withdrawal. In this case, your Unadjusted Account Value would be $35,000 ($85,000 - $50,000).

    . If you request a net withdrawal, we first determine the entire amount that will need to be withdrawn in order to provide the requested payment. We do this by first subtracting the free withdrawal amount and dividing the resulting amount by the result of 1 minus the surrender charge. Here is the calculation: $42,500/(1 - 0.04) = $44,270.83. This is the total amount to which the CDSC will apply. The amount of the CDSC is $1,770.83. Therefore, in order for you to receive the full $50,000, we will need to deduct $51,770.83 from your Unadjusted Account Value, resulting in remaining Unadjusted Account Value of $33,229.17.

Example 2

Assume the following:

..  you took the withdrawal described above as a gross withdrawal;

.. two years after the withdrawal described above, the Unadjusted Account Value is $48,500 ($35,000 of remaining Unadjusted Account Value plus $13,500 of investment gain);

..  the free withdrawal amount is still $7,500 because no additional Purchase
   Payments have been made and the Purchase Payment is still subject to a CDSC; and

..  the applicable CDSC in Annuity Year 4 is now 3%.

If you now take a second gross withdrawal of $10,000, $7,500 is not subject to the CDSC because it is the free withdrawal amount. The remaining $2,500 is subject to the 3% CDSC or $75 and you will receive $9,925.

No matter how you specify the withdrawal, any Market Value Adjustment resulting from withdrawals of amounts in the MVA Options will not be applied to the amount you receive, but instead will be applied to your Unadjusted Account Value. See "Free Withdrawal Amounts" later in this prospectus for a discussion as to how this might affect an optional living benefit you may have. Please be aware that under the Highest Daily Lifetime Income v3.0 suite of benefits:
(a) for a gross withdrawal, if the amount requested exceeds the Annual Income Amount, the excess portion will be treated as Excess Income and (b) for a net withdrawal, if the amount you receive plus the amount of the CDSC deducted from your Unadjusted Account Value exceeds the Annual Income Amount, the excess portion will be treated as Excess Income (which has negative consequences under those benefits).

Upon surrender, we calculate a CDSC based on any Purchase Payments that remain in your Account Value on the date of the surrender (and after all other withdrawals have been taken). If you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance, the Purchase Payments being withdrawn may be greater than your remaining Account Value. Consequently, a higher CDSC may result than if we had calculated the CDSC as a percentage of remaining Account Value.

We may waive any applicable CDSC under certain circumstances described below in "Exceptions/Reductions to Fees and Charges."

PREMIUM BASED CHARGE. The Premium Based Charge reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials, and other promotional expenses. The Premium Based Charge applicable to the Annuity is the sum of such charges applicable to each Purchase Payment. The Premium Based Charge is calculated on each Quarterly Annuity Anniversary for those Purchase Payments subject to the charge as of the prior Valuation Day. Each Purchase Payment is subject to a Premium Based Charge on each of the 28 Quarterly Annuity Anniversaries (i.e., for seven years) that occurs after the Purchase Payment is allocated to the Annuity. Once that time period has expired, the Purchase Payment is no longer subject to the Premium Based Charge. For purposes of calculating the Premium Based Charge: (a) a Purchase Payment is the amount of the Purchase Payment before we deduct any applicable fees, charges or taxes; and (b) Purchase Payments are not reduced by partial withdrawals taken from the Annuity.

The Premium Based Charge for each Purchase Payment is determined when it is allocated to the Annuity (except for those Purchase Payments that are allocated to the Annuity prior to the first Quarterly Annuity Anniversary) based on the total of all Purchase Payments received to date. With respect to those Purchase Payments allocated to the Annuity prior to the first Quarterly Annuity Anniversary, the associated Premium Based Charge percentage for each of those Purchase Payments is determined using the total of all Purchase Payments allocated to the Annuity prior to the first Quarterly Annuity Anniversary (that is, we total all the Purchase Payments received before the first Quarterly Annuity Anniversary to determine the Premium Based Charge that applies to each). For each Purchase Payment allocated to the Annuity on or after the first Quarterly Annuity Anniversary, the associated Premium Based Charge percentage during the seven year charge period is determined using the total of all Purchase Payments allocated to the Annuity through the date of the "new" Purchase Payment, including the full amount of that "new" Purchase Payment. That is, to determine which Premium Based Charge tier a given Purchase Payment being made currently (i.e., a "new" Purchase Payment) is assigned, we add that Purchase Payment amount to the sum of all prior Purchase Payments. A Purchase Payment received on a Quarterly Annuity Anniversary will be subject to its first Premium Based Charge on the next Quarterly Annuity Anniversary.

Each tier of Premium Based Charge is separated by a "breakpoint" dollar amount, as shown in the table below. If a portion of a Purchase Payment results in total Purchase Payments crossing a new Purchase Payment breakpoint (as set forth in the table below), then the ENTIRE "new" Purchase Payment will be subject to the Premium Based Charge applicable to that tier. Purchase Payments received on or after the first Quarterly Annuity Anniversary that result in breakpoints being reached will result in lower charge percentages for only such Purchase Payments and those that follow. ONCE A PREMIUM BASED CHARGE PERCENTAGE IS ESTABLISHED FOR ANY PURCHASE PAYMENT, SUCH PERCENTAGE IS FIXED AND WILL NOT BE REDUCED EVEN IF ADDITIONAL PURCHASE PAYMENTS ARE MADE OR PARTIAL WITHDRAWALS ARE TAKEN. PLEASE SEE APPENDIX E FOR EXAMPLES OF THE OPERATION OF THE PREMIUM BASED CHARGE. The Premium Based Charge is deducted pro rata from the Sub-accounts in which you maintain Account Value on the date the Premium Based Charge is due but will not be deducted from the Secure Value Account. To the extent that the Unadjusted Account Value in the Sub-accounts at the time the Premium Based Charge is to be deducted is insufficient to pay the charge, we will deduct the remaining charge from the DCA MVA Options. If a Quarterly Annuity Anniversary falls on a day other than a Valuation Day, we will deduct the Premium Based Charge on the next following Valuation Day. If both a Premium Based Charge and a fee for an optional benefit are to be deducted on the same day, then the Premium Based Charge will be deducted first.

A Premium Based Charge is not deducted: (a) when there are no Purchase Payments subject to the Premium Based Charge; (b) on or after the Annuity Date; (c) if a Death Benefit has been determined under the Annuity (unless Spousal Continuation occurs); or (d) in the event of a full surrender of the Annuity (unless the full surrender occurs on a Quarterly Annuity Anniversary, in which case we will deduct the charge prior to terminating the Annuity).

As mentioned above, we will take the Premium Based Charge pro rata from each of the Sub-accounts (including an AST Investment Grade Bond Sub-account used as part of an optional living benefit). If the value of those Sub-accounts is not sufficient to cover the charge, we will take any remaining portion of the charge from the DCA MVA Options. For purposes of deducting the charge from the DCA MVA Options (a) with respect to DCA MVA Options with different amounts of time remaining until maturity, we will take the withdrawal from the DCA MVA Option with the shortest remaining duration, followed by the DCA MVA Option with the next shortest remaining duration (if needed to pay the charge) and so forth (b) with respect to multiple DCA MVA Options that have the same duration remaining until maturity, we take the charge first from the DCA MVA Option with the shortest overall Guarantee Period and (c) with respect to multiple DCA MVA Options that have the same Guarantee Period length and duration remaining until the end of the Guarantee Period, we take the charge pro rata from each such DCA MVA Option. In this prospectus, we refer to the preceding hierarchy as the "DCA

MVA Option Hierarchy." We will only deduct that portion of the Premium Based Charge that does not reduce the Unadjusted Account Value below the lesser of $500 or 5% of the sum of the Purchase Payments allocated to the Annuity (which we refer to here as the "floor"). However, if a Premium Based Charge is deducted on the same day that a withdrawal is taken, it is possible that the deduction of the charge will cause the Unadjusted Account Value to fall below the immediately referenced Account Value "floor."

The Premium Based Charge is not considered a withdrawal for any purpose, including determination of free withdrawals, CDSC, or calculation of values associated with the optional living benefits.

The table of Premium Based Charges is as follows:

                                               PREMIUM BASED     ANNUAL EQUIVALENT
                                             CHARGE PERCENTAGE   OF PREMIUM BASED
TOTAL PURCHASE PAYMENT AMOUNT               (DEDUCTED QUARTERLY) CHARGE PERCENTAGE
-----------------------------               -------------------- -----------------
Less than $50,000                                  0.1750%             0.70%
$50,000 or more, but less than $100,000            0.1500%             0.60%
$100,000 or more, but less than $250,000           0.1250%             0.50%
$250,000 or more, but less than $500,000           0.0875%             0.35%
$500,000 or more, but less than $1,000,000         0.0625%             0.25%
$1,000,000 or more                                 0.0375%             0.15%

TRANSFER FEE: Currently, you may make 20 free transfers between Investment Options each Annuity Year. We may charge $10 for each transfer after the 20/th/ in each Annuity Year. We do not consider transfers made as part of a Dollar Cost Averaging or Automatic Rebalancing Program when we count the 20 free transfers. All transfers made on the same day will be treated as one transfer. Transfers made under our 6 or 12 Month DCA Program, transfers made made pursuant to a formula used with an optional living benefit and transfers we make to, or from the Secure Value Account due to the election or termination of an optional living benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Transfers made through any electronic method or program we specify as well as transfers we make to, or from, the Secure Value Account to the election, termination or re-election of an optional living benefit, are not counted toward the 20 free transfers. The transfer fee is deducted pro rata from all Sub-accounts in which you maintain Account Value immediately subsequent to the transfer.

ANNUAL MAINTENANCE FEE: Prior to Annuitization, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is equal to $50 or 2% of your Unadjusted Account Value, whichever is less. This fee compensates us for administrative and operational costs in connection with the Annuity, such as maintaining our internal systems that support the Annuity. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender unless the surrender is taken within 30 days of the most recently assessed Annual Maintenance Fee. The fee is taken out first from the Sub-accounts on a pro rata basis, and then from the DCA MVA Options (if the amount in the Sub-accounts is insufficient to pay the fee). The Annual Maintenance Fee will never be deducted from the Secure Value Account. The Annual Maintenance Fee is only deducted if the sum of the Purchase Payments at the time the fee is deducted is less than $50,000. For purposes of determining the sum of the Purchase Payments at the time the fee is deducted, we do not reduce Purchase Payments by the amount of withdrawals. We do not impose the Annual Maintenance Fee upon Annuitization (unless Annuitization occurs on an Annuity anniversary), or the payment of a Death Benefit. For Beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Unadjusted Account Value and is only assessed if the Unadjusted Account Value is less than $25,000 at the time the fee is due. Pursuant to state law, the amount of the Annual Maintenance Fee may differ in certain states.

TAX CHARGE: Some states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We reserve the right to deduct the tax either when Purchase Payments are received, upon surrender or upon Annuitization. If deducted upon Annuitization, we would deduct the tax from your Unadjusted Account Value. The Tax Charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of Purchase Payments, Surrender Value, or Account Value as applicable. The Tax Charge currently ranges up to 3.5%. We may assess a charge against the Sub-accounts and the DCA MVA Options equal to any taxes which may be imposed upon the Separate Accounts. "Surrender Value" refers to the Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional living benefits provided by rider or endorsement, and any Annual Maintenance Fee.

We will pay company income taxes on the taxable corporate earnings created by this Annuity. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes, and may charge for these taxes in the future. We reserve the right to impose a charge for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account.

In calculating our corporate income tax liability, we may derive certain corporate income tax benefits associated with the investment of company assets, including Separate Account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. We do not pass these tax benefits through to holders of the Separate Account annuity contracts because (i) the contract Owners are not the Owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the Annuity.

INSURANCE CHARGE: We deduct an Insurance Charge daily based on the annualized rate shown in the "Summary of Contract Fees and Charges." The charge, which is equal to 0.85% annually, is assessed against the assets allocated to the Sub-accounts. The Insurance Charge is the combination of the MORTALITY & EXPENSE RISK CHARGE AND THE ADMINISTRATION CHARGE. The Insurance Charge is intended to compensate Pruco Life for providing the insurance benefits under the Annuity, including the Annuity's Death Benefit (as described in "Death Benefits" later in this prospectus) that, subject to the Annuity's terms and conditions, provides guaranteed benefits to your Beneficiaries even if your Account Value declines, and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge further compensates us for our administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under the Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs.

CHARGES FOR OPTIONAL LIVING BENEFITS: If you elect to purchase an optional living benefit, we will deduct an additional charge. This charge compensates us for the guarantees provided by the living benefit (as described in "Optional Living Benefits" later in this prospectus) and the risk that persons we guarantee living benefit payments to will live longer than our assumptions. The charge is assessed against the greater of the Unadjusted Account Value and the Protected Withdrawal Value and is taken out of the Sub-accounts quarterly but will never be taken out of any MVA Option or the Secure Value Account. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional living benefit.

SETTLEMENT SERVICE CHARGE: If your Beneficiary takes the death benefit under a Beneficiary Continuation Option, the Insurance Charge no longer applies. However, we then begin to deduct a Settlement Service Charge which compensates us for the cost of providing administrative services in connection with the Beneficiary Continuation Option. This charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annualized charge of 1.00%.

FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annualized operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees or short sale expenses that may apply. These fees and expenses are assessed against each Portfolio's net assets, and reflected daily by each Portfolio before it provides Pruco Life with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the summary prospectuses and prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

DCA MVA OPTION CHARGES

No specific fees or expenses are deducted when determining the rates we credit to a DCA MVA Option. However, for some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to a DCA MVA Option.

ANNUITY PAYMENT OPTION CHARGES

There is no specific charge deducted from annuity payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. Also, a tax charge may apply.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                            PURCHASING YOUR ANNUITY

REQUIREMENTS FOR PURCHASING THE ANNUITY

WE MAY APPLY CERTAIN LIMITATIONS, RESTRICTIONS, AND/OR UNDERWRITING STANDARDS AS A CONDITION OF OUR ISSUANCE OF THE ANNUITY AND/OR ACCEPTANCE OF PURCHASE PAYMENTS. CERTAIN OF THE CURRENT LIMITATIONS, RESTRICTIONS AND STANDARDS ARE DESCRIBED BELOW. WE MAY CHANGE THESE LIMITATIONS, RESTRICTIONS AND STANDARDS IN THE FUTURE.

INITIAL PURCHASE PAYMENT: An initial Purchase Payment is considered the first Purchase Payment received by us in Good Order and in an amount sufficient to issue your Annuity. This is the payment that issues your Annuity. All subsequent Purchase Payments allocated to the Annuity will be considered additional Purchase Payments. Unless we agree otherwise and subject to our rules, you must make a minimum initial Purchase Payment of $10,000. However, if you decide to make payments under a systematic investment or an electronic funds transfer program, we may accept a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent Purchase Payments plus your initial Purchase Payment total the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equals $1,000,000 or more with respect to the aggregate of all annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments with respect to this Annuity and all other annuities owned by the new Owner would equal or exceed that $1 million threshold. We may limit additional Purchase Payments under other circumstances, as explained in "Additional Purchase Payments," below.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total surrenders, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Pruco Life. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Pruco Life by wiring funds through your Financial Professional's broker-dealer firm.

Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer, an arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions. You can allocate Purchase Payments to one or more available Investment Options. A mandatory allocation to the Secure Value Account and investment restrictions will apply if you elect an optional living benefit.

SPECULATIVE INVESTING: Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships and endowments. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated Annuitant. You may name as Owner of the Annuity a grantor trust with one grantor only if the grantor is designated as the Annuitant. You may name as Owner of the Annuity, subject to state availability, a grantor trust with two grantors only if the oldest grantor is designated as the Annuitant. We will not issue Annuities to grantor trusts with more than two grantors and we will not permit co-grantors to be designated as either joint Annuitants during the Accumulation Period or Contingent Annuitants

Where the Annuity is owned by a grantor trust, the Annuity must be distributed within 5 years after the date of death of the first grantor's death under (S) 72(s) of the Code. If a non-Annuitant grantor predeceases the Annuitant, the Surrender Value will be payable. The Surrender Value will be payable to the trust and there is no Death Benefit provided under the Annuity except as otherwise described below. Between the date of death of the non-Annuitant grantor and the date that we distribute the Surrender Value, the Account Value is reduced by the Total Insurance Charge and subject to market fluctuations If the Annuitant dies after the death of the first grantor, but prior to the distribution of the Surrender Value of the Annuity, then the Death Benefit amount will be payable as a lump sum to the Beneficiary(ies) as described in the "Death Benefits" section of this prospectus. See the "Death Benefits" section later in this prospectus for information on the amount payable if the Annuitant predeceases the non-Annuitant grantor.

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Additionally, we will not permit election or re-election of any optional living benefit by certain ownership types. We may issue an Annuity to ownership structures where the annuitant is also the participant in a Qualified or Non-Qualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that may elect to use our Annuity as a funding vehicle.

AGE RESTRICTIONS: Unless we agree otherwise and subject to our rules, in order to issue the annuity we must receive the application, in good order, before the oldest of the Owner(s) and Annuitant(s) turns 81 years old. The availability of certain optional living benefits may vary based on the age of the Owners and Annuitant. In addition, the selling firm through which you are purchasing the Annuity may impose a younger maximum issue age than what is described above - check with your selling firm for details. The "Annuitant" refers to the natural person upon whose life annuity payments payable to the Owner are based.

ADDITIONAL PURCHASE PAYMENTS: Currently, you may make additional Purchase Payments, provided that the payment is at least $100 (we impose a $50 minimum for electronic funds transfer ("EFT") purchases). We may amend this Purchase Payment minimum, and/or limit the Investment Options to which you may direct Purchase Payments. Purchase Payments are not permitted after the Account Value is reduced to zero.

Each additional Purchase Payment will be allocated to the Investment Options according to the instructions you provide with such Purchase Payment. You may not provide allocation instructions that apply to more than one additional Purchase Payment. Thus, if you have not provided allocation instructions with a particular Purchase Payment, we will allocate the Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value, such as the AST Investment Grade Bond Sub-account. We will accept additional Purchase Payments up to and including the day prior to the later of (a) the oldest Owner's 81st birthday (the Annuitant's 81/st/ birthday, if the Annuity is owned by an entity), or (b) the first anniversary of the Issue Date, unless otherwise required by applicable law or regulation to maintain the tax status of the Annuity.

FOR ANNUITIES THAT HAVE ONE OF THE HIGHEST DAILY LIFETIME INCOME V3.0 OPTIONAL LIVING BENEFITS, WE CURRENTLY LIMIT ADDITIONAL PURCHASE PAYMENTS MADE AFTER THE BENEFIT HAS BEEN IN EFFECT FOR ONE YEAR (THE "BENEFIT ANNIVERSARY") TO $50,000 EACH BENEFIT YEAR. THE BENEFIT YEAR BEGINS ON THE DATE YOU ELECT AN OPTIONAL LIVING BENEFIT (WHICH MUST BE AT THE TIME OF APPLICATION OR WITHIN 30 DAYS OF THE DATE YOUR ANNUITY IS ISSUED) AND CONTINUES THROUGH AND INCLUDES THE DAY IMMEDIATELY PRECEDING THE FIRST ANNIVERSARY OF THE DATE YOU ELECTED OR RE-ELECTED THE OPTIONAL LIVING BENEFIT. SUBSEQUENT BENEFIT YEARS BEGIN ON THE ANNIVERSARY OF THE DATE YOU ELECTED OR RE-ELECTED AN OPTIONAL LIVING BENEFIT AND CONTINUE THROUGH AND INCLUDE THE DAY IMMEDIATELY PRECEDING THE NEXT ANNIVERSARY OF THE DATE YOU ELECTED OR RE-ELECTED THE BENEFIT.

NOTWITHSTANDING THE $50,000 LIMIT DISCUSSED ABOVE, WE MAY FURTHER LIMIT, SUSPEND OR REJECT ANY ADDITIONAL PURCHASE PAYMENTS AT ANY TIME, BUT WOULD DO SO ONLY ON A NON-DISCRIMINATORY BASIS. CIRCUMSTANCES WHERE WE MAY LIMIT, RESTRICT, SUSPEND OR REJECT ADDITIONAL PURCHASE PAYMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING:

.. if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion (among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s));

..  if we are not then offering this benefit for new issues; or

..  if we are offering a modified version of this benefit for new issues.

If we further exercise our right to suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund the Highest Daily Lifetime Income v3.0 optional living benefit that you elected to the level you originally intended. This means that you may no longer be able to increase the values associated with your Highest Daily Lifetime Income v3.0 optional living benefit through additional Purchase Payments. This would also impact your ability to make annual contributions to certain qualified Annuities.

When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future. Please see the "Optional Living Benefits" Later in this prospectus for further information on additional Purchase Payments.

Depending on the tax status of your Annuity (e.g, if you own the Annuity through an IRA), there may be annual contribution limits dictated by applicable law. Please see the "Tax Considerations" for additional information on these contribution limits.

If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-

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accounts to which you may not electively allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your Annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

Additional Purchase Payments may also be limited if the total Purchase Payments under this Annuity and other annuities equals or exceeds $1,000,000.00 as described in more detail in "Initial Purchase Payment," above.

DESIGNATION OF OWNER, ANNUITANT AND BENEFICIARY: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

    . Owner: Each Owner holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint Owners are required to act jointly; however, if both Owners instruct us in a written form that we find acceptable, to allow one Owner to act independently on behalf of both Owners we will permit one Owner to do so. All information and documents that we are required to send you will be sent to the first named Owner. Co-ownership by entity Owners or an entity Owner and an individual is not permitted. Refer to the Glossary of Terms for a complete description of the term "Owner." Prior to Annuitization, there is no right of survivorship (other than any spousal continuation right that may be available to a surviving spouse).

    . Annuitant: The Annuitant is the person upon whose life we make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the Accumulation Period. In limited circumstances and where allowed by law, we may allow you to name one or more "Contingent Annuitants" with our prior approval. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the prospectus.

    . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary designation should be the exact name of your Beneficiary, not only a reference to the Beneficiary's relationship to you. If you use a class designation in lieu of designating individuals (e.g. "surviving children"), we will pay the class of Beneficiaries as determined at the time of your death and not the class of Beneficiaries that existed at the time the designation was made. If no Beneficiary is named, the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner, unless you elect an alternative Beneficiary designation.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

RIGHT TO CANCEL

You may cancel (or "Free Look") your Annuity for a refund by notifying us in Good Order or by returning the Annuity to our Service Office or to the representative who sold it to you within 10 days after you receive it (or such other period as may be required by applicable law). The Annuity can be mailed or delivered either to us, at our Service Office, or to the representative who sold it to you. Return of the Annuity by mail is effective on being postmarked, properly addressed and postage prepaid.

Subject to applicable state law, the amount of the refund will equal the Account Value as of the Valuation Day we receive the returned Annuity at our Service Office or the cancellation request in Good Order, plus any fees or tax charges deducted from the Purchase Payment upon allocation to the Annuity or imposed under the Annuity, less any applicable federal and state income tax withholding. However, where we are required by applicable law to return Purchase Payments, we will return the greater of Account Value and Purchase Payments. If you had Account Value allocated to any DCA MVA Option upon your exercise of the Free Look, we will calculate any applicable MVA with a zero "Liquidity Factor." See "Market Value Adjustment Option."

SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or terminated the ability of Owners to submit additional Purchase Payments.

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SALARY REDUCTION PROGRAMS

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are not directed to the DCA MVA Options.

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                             MANAGING YOUR ANNUITY

CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS

In general, you may change the Owner, Annuitant and Beneficiary designations by sending us a request in Good Order, which will be effective upon receipt at our Service Office. As of the Valuation Day we receive an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new Owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Any change we accept is subject to any transactions processed by us before we receive the notice of change at our Service Office.

Some of the changes we will not accept include, but are not limited to:

.. a new Owner subsequent to the death of the Owner or the first of any co-Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

.. a new Annuitant subsequent to the Annuity Date if the annuity option includes a life contingency;

..  a new Annuitant prior to the Annuity Date if the Owner is an entity;

.. a new Owner such that the new Owner is older than the age for which we would then issue the Annuity as of the effective date of such change, unless the change of Owner is the result of spousal continuation;

.. any permissible designation change if the change request is received at our Service Office after the Annuity Date;

.. a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, or grantor trusts with more than two grantors; and

..  a new Annuitant for an Annuity issued to a grantor trust where the new
   Annuitant is not the oldest grantor of the trust

In general, you may change the Owner, Annuitant and Beneficiary designations as indicated above, and also may assign the Annuity. WE WILL ALLOW CHANGES OF OWNERSHIP AND/OR ASSIGNMENTS ONLY IF THE ANNUITY IS HELD EXCLUSIVELY FOR THE BENEFIT OF THE DESIGNATED ANNUITANT. WE ACCEPT ASSIGNMENTS OF NONQUALIFIED ANNUITIES ONLY.

WE RESERVE THE RIGHT TO REJECT ANY PROPOSED CHANGE OF OWNER, ANNUITANT OR BENEFICIARY, AS WELL AS ANY PROPOSED ASSIGNMENT OF THE ANNUITY.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

..  a company(ies) that issues or manages viatical or structured settlements;

..  an institutional investment company;

..  an Owner with no insurable relationship to the Annuitant or Contingent
   Annuitant (a "Stranger-Owned Annuity" or "STOA"); or

.. a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

WE WILL IMPLEMENT THIS RIGHT ON A NON-DISCRIMINATORY BASIS AND TO THE EXTENT ALLOWED BY STATE LAW, BUT ARE NOT OBLIGATED TO PROCESS YOUR REQUEST WITHIN ANY PARTICULAR TIMEFRAME. There are restrictions on designation changes when you have elected certain optional living benefits.

DEATH BENEFIT SUSPENSION UPON CHANGE OF OWNER OR ANNUITANT. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See "Death Benefits" later in this prospectus for additional details.

SPOUSAL DESIGNATIONS

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner unless you designate a different Beneficiary. Note that any Division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the owner and the non-owner ex-spouses. The non-owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code ("Code") are now available to a same sex spouse.

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On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriage, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same-gender spouse or civil union partner. Please see "Tax Considerations" later in this prospectus for more information.

CONTINGENT ANNUITANT

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account").

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. See "Spousal Continuation of Annuity" in "Death Benefits" for more information about how the Annuity can be continued by a Custodial Account, including the amount of the Death Benefit.

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                          MANAGING YOUR ACCOUNT VALUE

There are several programs we administer to help you manage your Account Value. We describe our current programs in this section.

DOLLAR COST AVERAGING PROGRAMS

We offer Dollar Cost Averaging Programs during the Accumulation Period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one Sub-account to one or more other Sub-accounts. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from your Sub-accounts (if you make no selection, we will effect transfers on a monthly basis). In addition, you may elect the 6 or 12 Month DCA Program described below.

There is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market.

6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM")

The 6 or 12 Month DCA Program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. The 6 or 12 Month DCA Program is not available in all states or with certain benefits or programs. Currently, the DCA MVA Options are not available in the States of Illinois, Oregon and Washington and are available in Iowa only for Annuities purchased on or after August 20, 2012.

CRITERIA FOR PARTICIPATING IN THE PROGRAM

.. If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not electively allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

.. You may only allocate Purchase Payments to the DCA MVA Options. You may not transfer Account Value into this program. To institute a program, you must allocate at least $2,000 to the DCA MVA Options.

.. As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether you want 6 or 12 monthly transfers under the program. We then set the monthly transfer amount, by dividing the Purchase Payment you have allocated to the DCA MVA Options by the number of months. For example, if you allocated $6,000, and selected a 6 month DCA Program, we would transfer $1,000 each month (with the interest earned added to the last payment). We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA MVA Options is reduced. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA MVA Option (including any interest) by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA MVA Option on the next scheduled transfer and terminate the program.

..  We impose no fee for your participation in the 6 or 12 Month DCA Program.

.. You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA MVA Options according to your instructions, subject to any applicable MVA. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA MVA Options on a pro rata basis to the Sub-accounts in which you are invested currently, excluding any Sub-accounts to which you are not permitted to choose to allocate or transfer Account Value. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account, unless restricted due to benefit election.

.. We credit interest to amounts held within the DCA MVA Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA MVA Option has been transferred out; (b) the date the entire amount in the DCA MVA Option is withdrawn; (c) the date as of which any Death Benefit payable is determined, unless the Annuity is continued by a spouse Beneficiary (in which case we continue to credit interest under the program); or (d) the Annuity Date.

.. The interest rate earned in a DCA MVA Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new Purchase Payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the dollar amount of interest you receive will decrease as amounts are systematically transferred from the DCA MVA Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

DETAILS REGARDING PROGRAM TRANSFERS

..  Transfers made under the Program are not subject to any MVA.

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..  Any partial withdrawals, transfers, or fees deducted from the DCA MVA
   Options will reduce the amount in the DCA MVA Options. If you have only one 6 or 12 Month DCA Program in operation, partial withdrawals, transfers, or fees may be deducted from the DCA MVA Options associated with that program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program.

.. We will recalculate the monthly transfer amount to reflect the reduction of Account Value in the DCA MVA Option caused by a partial withdrawal, fees (including Annual Maintenance fee, Premium Based charge, or any other charges for optional living benefits), or transfers of Account Value from the DCA MVA Option made by us pursuant to a transfer calculation formula under any optional living benefits made a part of your Annuity ("Optional Benefit Transfer"). This recalculation may include some or all of the interest credited to the date of the next scheduled transfer. Any interest that is not included in the recalculated transfer amount will be paid with the final transfer amount, unless there is another subsequent withdrawal or Optional Benefit Transfer. If a partial withdrawal or Optional Benefit Transfer reduces the monthly transfer amount below the Minimum Monthly Transfer Amount shown in the DCA Program Schedule Supplement, the remaining balance in the DCA MVA Option will be transferred on the next monthly transfer date to the most-recently selected Investment Options applicable to the DCA MVA Option. If there is no Account Value remaining in the DCA MVA Option following a partial withdrawal or Optional Benefit Transfer, the DCA MVA Option will terminate.

.. 6 or 12 Month DCA transfers will begin on the date the DCA MVA Option is established (unless modified to comply with state law) and on each month following until the entire principal amount plus earnings is transferred.

.. We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

.. The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the program.

.. If you are not participating in an optional living benefit, we will make transfers under the 6 or 12 month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any optional living benefit, we will allocate amounts transferred out of the DCA MVA Options to the Sub-accounts that you specified upon your election of the 6 or 12 Month DCA Program, provided those instructions comply with the allocation requirements for the optional living benefit. No portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account used with the optional living benefit (although the DCA MVA Option is treated as a "Permitted Sub-account" for purposes of transfers made by any predetermined mathematical formula associated with the optional living benefit).

.. If you are participating in an optional living benefit and also are participating in the 6 or 12 Month DCA Program, and the predetermined mathematical formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be transferred from the DCA MVA Options associated with the 6 or 12 Month DCA Program. Amounts transferred from the DCA MVA Options under the formula will be taken on a last-in, first-out basis, without the imposition of a market value adjustment.

.. If you are participating in one of our automated withdrawal programs (e.g., systematic withdrawals), we may include within that withdrawal program amounts held within the DCA MVA Options. If you have elected any optional living benefit, any withdrawals will be taken on a pro rata basis from your Sub-accounts and the DCA MVA Options. Such withdrawals will be assessed any applicable MVA.

AUTOMATIC REBALANCING PROGRAMS

During the Accumulation Period, we offer Automatic Rebalancing among the Sub-accounts you choose. The "Accumulation Period" refers to the period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you choose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. You may make additional transfers; however, the Automatic Rebalancing program will not reflect such transfers unless we receive instructions from you indicating that you would like to adjust the Automatic Rebalancing program. There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a systematic withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

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If you have an optional living benefit that makes transfers under a predetermined mathematical formula, and you have elected Automatic Rebalancing, you should be aware that: (a) the AST Investment Grade Bond Sub-account used as part of the predetermined mathematical formula will not be included as part of Automatic Rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing program. You should also be aware that because of the mandatory allocation to the Secure Value Account, only the portion of your Account Value allocated to the Permitted Sub-accounts will be included as part of Automatic Rebalancing.

FINANCIAL PROFESSIONAL PERMISSION TO REQUEST WITHDRAWALS AND FORWARD TRANSACTION INSTRUCTIONS

Pursuant to your authorization, your Financial Professional may forward instructions regarding: (1) partial withdrawals of up to $250,000 per transaction (beginning on or about August 24, 2015 and including establishing or making changes to a systematic withdrawal program); (2) the allocation of your Account Value; and (3) financial transactions involving Investment Options. IF YOUR FINANCIAL PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL SUCH TRANSACTIONS THAT ARE DIRECTED BY YOUR FINANCIAL PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You will receive a confirmation of any financial transaction involving the purchase or sale of Units of your Annuity. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these authorizations at any time. In addition, we may restrict the Investment Options available for transfers or allocation of Purchase Payments by such Financial Professional. We will notify you and your Financial Professional if we implement any such restrictions or prohibitions. PLEASE NOTE: Contracts managed by your Financial Professional also are subject to the restrictions on transfers between Investment Options that are discussed in the section below entitled "Restrictions on Transfers Between Investment Options." We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com). Limitations that we may impose on your Financial Professional under the terms of an administrative agreement (e.g., a custodial agreement) do not apply to financial transactions requested by an Owner on his or her own behalf, except as otherwise described in this prospectus.

RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS

During the Accumulation Period you may transfer Account Value between Investment Options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. We do not currently require a minimum amount in each Sub-account you allocate Account Value to at the time of any allocation or transfer. Although we do not currently impose a minimum transfer amount, we reserve the right to require that any transfer be at least $50.

Transfers under this Annuity consist of those you initiate or those made under a systematic program, such as the 6 or 12 Month DCA Program, another dollar cost averaging program, an asset rebalancing program, or pursuant to a mathematical formula required as part of an optional living benefit (e.g., Highest Daily Lifetime Income v3.0). The transfer restrictions discussed in this section apply only to transfers that you initiate, not any transfers under a program or the mathematical formula.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in Good Order. We do not view a facsimile transmission or other electron transmission as a "writing." For purposes of this 20 transfer limit, we will treat multiple transfer requests submitted on the same Valuation Day as a single transfer and will not count any transfer that: (i) solely involves the Sub-account corresponding to the AST Money Market Sub-account or an MVA Option;
(ii) involves one of our systematic programs, such as automated withdrawals; or
(iii) occurs to or from the Secure Value Account due to the election or termination of an optional living benefit.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio's Portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general

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authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

    . With respect to each Sub-account (other than the AST Money Market Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as auto-rebalancing, mandatory allocations to the Secure Value Account or under a predetermined mathematical formula used with an optional living benefit; and (ii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

    . We reserve the right to effect transfers on a delayed basis in accordance with our rules regarding frequent transfers. That is, we may price a transfer involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the transfer request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are owners of different variable annuity contracts that are funded through the same Separate Account that may not be subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than Annuity Owners who are subject to such limitations. Finally, there are owners of other variable annuity contracts or variable life contracts that are issued by Pruco Life as well as other insurance companies that have the same underlying Portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying Portfolio (e.g., greater Portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional are subject to the restrictions on transfers between Investment Options that are discussed above, if the Financial Professional manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying Portfolio assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional) and will not waive a transfer restriction for any Owner.

ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY. The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract Owners (including an Annuity Owner's TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific Owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus Annuity Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short-term trading fee (also referred to as "redemption fee") in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short-term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

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                            ACCESS TO ACCOUNT VALUE

TYPES OF DISTRIBUTIONS AVAILABLE TO YOU

During the Accumulation Period you can access your Account Value through partial withdrawals, systematic withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, the Premium Based Charge if the surrender occurs on the Quarterly Anniversary that the charge is due, any Tax Charge that applies and the charge for any optional living benefits and may impose an MVA. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently as permitted, partial withdrawals are taken pro rata (i.e. "pro rata" meaning that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value). Each of these types of distributions is described more fully below.

If you have an optional living benefit and you take a withdrawal deemed to be Excess Income that brings your Unadjusted Account Value to zero, both the benefit and the Annuity itself will terminate. See "Optional Living Benefits" later in this prospectus for more information.

TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES

PRIOR TO ANNUITIZATION

For federal income tax purposes, a distribution prior to Annuitization is deemed to come first from any "gain" in your Annuity and second as a return of your "cost basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59/ 1//\\2\\, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax adviser for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the Annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any cost basis you have in your Annuity. Once the cost basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The cost basis in your Annuity may be based on the cost basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See "Tax Considerations" for information about qualified Annuities and for additional information about nonqualified Annuities.

FREE WITHDRAWAL AMOUNTS

You can make a full or partial withdrawal from the Annuity during the Accumulation Period, although a CDSC, MVA, and tax consequences may apply. The Annuity offers a "Free Withdrawal" amount that applies only to partial withdrawals. The Free Withdrawal amount is the amount that can be withdrawn from your Annuity each Annuity Year without the application of any CDSC. The Free Withdrawal amount during each Annuity Year is equal to 10% of all Purchase Payments that are currently subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

    . The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent partial withdrawal or surrender of your Annuity.

    . You can also make partial withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

EXAMPLE. This example assumes that no withdrawals have previously been taken.

On January 3/rd/, to purchase your Annuity, you make an initial Purchase Payment of $20,000.

On January 3/rd/ of the following calendar year, you make a subsequent Purchase Payment to your Annuity of $10,000.

    . Because in Annuity Year 1 your initial Purchase Payment of $20,000 is still within the CDSC schedule (see "Annuity Owner Transaction Expenses"), your Free Withdrawal amount in Annuity Year 1 equals $20,000 X 0.10, or $2,000.

    . Because in Annuity Year 2 both your initial Purchase Payment of $20,000 and your subsequent Purchase Payment of $10,000 are still within the CDSC schedule (see "Annuity Owner Transaction Expenses"), your

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       Free Withdrawal amount in Annuity Year 2 equals $20,000 X 0.10, plus
       $10,000 X 0.10, or $2,000 + $1,000 for a total of $3,000.

To determine if a CDSC applies to partial withdrawals, we first determine if you have previously withdrawn all Purchase Payments. If so, no CDSC applies. If you have not previously withdrawn all Purchase Payments, we:

    1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

    2. Next determine what, if any, remaining amounts are in excess of the Free Withdrawal amount. These amounts will be treated as withdrawals of Purchase Payments, as described in "Fees, Charges and Deductions - Contingent Deferred Sales Charge ("CDSC")" earlier in this prospectus. These amounts may be subject to the CDSC. Purchase Payments are withdrawn on a first-in, first-out basis.

    3. Withdraw any remaining amounts from any other Account Value (including gains). These amounts are not subject to the CDSC.

Your withdrawal will include the amount of any applicable CDSC. Generally, you can request a partial withdrawal as either a "gross" or "net" withdrawal. In a "gross" withdrawal, you request a specific withdrawal amount, with the understanding that the amount you actually receive is reduced by any applicable CDSC or tax withholding. Therefore, you may receive less than the dollar amount you specify. In a "net" withdrawal, you request a withdrawal for an exact dollar amount, with the understanding that any applicable deduction for CDSC or tax withholding is taken from your remaining Unadjusted Account Value. Therefore, a larger amount may be deducted from your Unadjusted Account Value than the amount you specify. No matter how you specify the withdrawal, any MVA will not be applied to the amount you receive, but instead will be applied to your Unadjusted Account Value. We will deduct the partial withdrawal from your Unadjusted Account Value which includes the Secure Value Account accordance with your instructions, although if you have an optional living benefit, your withdrawal must be taken pro rata from each of your Investment Options and the Secure Value Account. For purposes of calculating the applicable portion to deduct from the DCA MVA Options, the Unadjusted Account Value in all your DCA MVA Options is deemed to be in one Investment Option. If you provide no instructions, then we will take the withdrawal according to the DCA MVA Option Hierarchy defined above.

PLEASE BE AWARE THAT ALTHOUGH A GIVEN PARTIAL WITHDRAWAL MAY QUALIFY AS A FREE WITHDRAWAL FOR PURPOSES OF NOT INCURRING A CDSC, THE AMOUNT OF THE WITHDRAWAL COULD EXCEED THE ANNUAL INCOME AMOUNT UNDER ONE OF THE HIGHEST DAILY LIFETIME INCOME V3.0 BENEFITS. IN THAT SCENARIO, THE PARTIAL WITHDRAWAL WOULD BE DEEMED "EXCESS INCOME" - THEREBY REDUCING YOUR ANNUAL INCOME AMOUNT FOR FUTURE YEARS. FOR EXAMPLE, IF THE ANNUAL INCOME AMOUNT UNDER HIGHEST DAILY LIFETIME INCOME V3.0 WERE $2,000 AND A $2,500 WITHDRAWAL THAT QUALIFIED AS A FREE WITHDRAWAL WERE MADE, THE WITHDRAWAL WOULD BE DEEMED EXCESS INCOME, IN THE AMOUNT OF $500.

SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD

Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select. This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Internal Revenue Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you have not elected an optional living benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your "designated Investment Options"). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. "Pro rata" means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will

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withdraw systematic withdrawals pro rata (as described above) based on the
Account Value across all of your Investment Options.

If you have certain optional living benefits that guarantee Lifetime Withdrawals (e.g., Highest Daily Lifetime Income v3.0) and elect, or have elected, to receive Lifetime Withdrawals using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

    . Systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options and the Secure Value Account at the time we process each withdrawal.

    . If you either have an existing or establish a new systematic withdrawal program for an amount less than, or equal to, your Annual Income Amount and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

    . If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your Annual Income Amount available in future Annuity Years. A combination of partial withdrawals and systematic withdrawals for an amount greater than your Annual Income Amount will further increase the impact on your future Annual Income Amount.

    . For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see "Optional Living Benefits" later in this prospectus.

    . If you are taking your entire Annual Income Amount through the systematic withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(T)/72(Q) OF THE INTERNAL REVENUE CODE

If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59/ 1//\\2\\ if you elect to receive distributions as a series of "substantially equal periodic payments." For Annuities issued as nonqualified annuities, the Code may provide a similar exemption from penalty under Section 72(q) of the Code. Systematic withdrawals under Sections 72(t)/72(q) may be subject to a CDSC and/or an MVA. To request a program that complies with Sections 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59/ 1//\\2\\ that are not subject to the 10% penalty.

Please note that if a withdrawal under Sections 72(t) or 72(q) was scheduled to be effected between the last Valuation Day prior to December 25/th/ and December 31/st/ of a given year, then we will implement the withdrawal on the last Valuation Day prior to December 25/th/ of that year.

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions are a type of systematic withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make systematic withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC (if applicable) or an MVA on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the Required Minimum Distribution and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) or an MVA may be assessed on that portion of a systematic withdrawal that is taken to satisfy the Required Minimum Distribution rules in relation to other savings or investment plans under other qualified retirement plans.

The amount of the Required Minimum Distribution may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three
(3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to systematic withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution rules under the Code. Please see

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"Optional Living Benefits" for further information relating to Required Minimum
Distributions if you own an optional living benefit.

In any year in which the requirement to take Required Minimum Distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a Required Minimum Distribution if not for the suspension as eligible for treatment as described herein.

Please note that if a Required Minimum Distribution was scheduled to be effected between the last Valuation Day prior to December 25/th/ and December 31/st/ of a given year, then we will implement the Required Minimum Distribution on the last Valuation Day prior to December 25/th/ of that year.

See "Tax Considerations" for a further discussion of Required Minimum Distributions. For the impact of Required Minimum Distributions on optional living benefits and Excess Income, see "Optional Living Benefits - Highest Daily Lifetime Income v3.0 Benefit - Required Minimum Distributions."

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                                  SURRENDERS

SURRENDER VALUE

During the Accumulation Period, you can surrender your Annuity at any time, and you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity. Your Surrender Value is equal to the Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any applicable optional living benefit charge and any Annual Maintenance Fee.

Please note: Although the Premium Based Charge is not included in the Surrender Value calculation, if you surrender your Annuity on a Quarterly Annuity Anniversary, any applicable Premium Based Charges will apply.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $2,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take a Non-Lifetime Withdrawal (see "Optional Living Benefits - Non-Lifetime Withdrawal Feature") that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. See "Annuity Options" later in this prospectus for information on the impact of the minimum Surrender Value at annuitization.

MEDICALLY-RELATED SURRENDERS

Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below (a "Medically-Related Surrender"). The requirements of such surrender and waiver may vary by state. Although a CDSC will not apply to a qualifying Medically-Related Surrender, please be aware that a withdrawal from the Annuity before you have reached age 59 1/2 may be subject to a 10% tax penalty and other tax consequences - see "Tax Considerations" later in this prospectus.

If you request a full surrender, the amount payable will be your Account Value as of the date we receive, in Good Order, your request to surrender your Annuity. Any applicable MVA will apply to a medically-related surrender.

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

    . If the Owner is an entity, the Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a Medically-Related Surrender;

    . If the Owner is an entity, the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

    . If the Owner is one or more natural persons, all such Owners must also be alive at such time;

    . We must receive satisfactory proof of the Owner's (or the Annuitant's if entity-owned) confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

    .  no additional Purchase Payments can be made to the Annuity.

We reserve the right to impose a maximum amount of a Medically-Related Surrender (equal to $500,000), but we do not currently impose that maximum. That is, if the amount of a partial medically-related withdrawal request, when added to the aggregate amount of Medically-Related Surrenders you have taken previously under this Annuity and any other annuities we and/or our affiliates have issued to you exceeds that maximum amount, we reserve the right to treat the amount exceeding that maximum as not an eligible Medically-Related Surrender. A "Contingency Event" occurs if the Owner (or Annuitant if entity-owned) is:

    . first confined in a "Medical Care Facility" after the Issue Date and while the Annuity is in force, remains confined for at least 90 consecutive days, and remains confined on the date we receive the Medically-Related Surrender request at our Service Office; or

    . first diagnosed as having a "Fatal Illness" after the Issue Date and while the Annuity is in force. We may require a second or third opinion by a licensed physician chosen by us regarding a diagnosis of Fatal Illness. We will pay for any such second or third opinion.

"Fatal Illness" means a condition (a) diagnosed by a licensed physician; and
(b) that is expected to result in death within 24 months after the diagnosis in 80% of the cases diagnosed with the condition. "Medical Care Facility" means a facility operated and licensed pursuant to the laws of any United States jurisdiction providing medically necessary in-patient care, which is
(a) prescribed by a licensed physician in writing; (b) recognized as a general hospital or long-term care facility by the proper authority of the United States jurisdiction in which it is located; (c) recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; and
(d) certified as a hospital or long-term care facility; OR (e) a nursing home licensed by the United States jurisdiction in which it is located and offers the services of a Registered Nurse (RN) or

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Licensed Practical Nurse (LPN) 24 hours a day that maintains control of all prescribed medications dispensed and daily medical records. This waiver is not currently available in California and Massachusetts.

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                                ANNUITY OPTIONS

Annuitization involves converting your Unadjusted Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit, if any, is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit). We currently make annuity options available that provide fixed annuity payments. Fixed annuity payments provide the same amount with each payment. Please refer to the "Optional Living Benefits"
section in this prospectus for a description of annuity options that are available when you elect one of the optional living benefits. You must annuitize your entire Unadjusted Account Value; partial annuitizations are not allowed.

You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95/th/ birthday of the oldest of any Owner and Annuitant whichever occurs first ("Latest Annuity Date") and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. If a CDSC is still remaining on your Annuity, any period certain must be at least 10 years (or the maximum period certain available, if life expectancy is less than 10 years). You may change your choices before the Annuity Date.

If needed, we will require proof in Good Order of the Annuitant's age before commencing annuity payments. Likewise, we may require proof in Good Order that an Annuitant is still alive, as a condition of our making additional annuity payments while the Annuitant lives. We will seek to recover any life income annuity payments that we made after the death of the Annuitant.

If the initial annuity payment would be less than $100, we will not allow you to annuitize (except as otherwise specified by applicable law). Instead, we will pay you your current Unadjusted Account Value in a lump sum and terminate your Annuity. Similarly, we reserve the right to pay your Unadjusted Account Value in a lump sum, rather than allow you to annuitize, if the Surrender Value of your Annuity is less than $2,000 on the Annuity Date.

Once annuity payments begin, you no longer receive benefits under any optional living benefit (unless you have annuitized under that benefit) or the Death Benefits described below.

Certain of these annuity options may be available as "settlement options" to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note that you may not annuitize within the first three Annuity Years (except as otherwise specified by applicable law).

OPTION 1

ANNUITY PAYMENTS FOR A PERIOD CERTAIN: Under this option, we will make equal payments for the period chosen (the "period certain"), up to 25 years (but not to exceed the life expectancy of the Annuitant at the time the Annuity Option becomes effective, as computed under applicable IRS tables). The annuity payments may be made monthly, quarterly, semiannually, or annually, as you choose, for the fixed period. If the Owner dies during the income phase, payments will continue to any surviving Owner, or if there is no surviving Owner, the named Beneficiary or your estate if no Beneficiary is named for the remainder of the period certain.

OPTION 2

LIFE INCOME ANNUITY OPTION WITH A PERIOD CERTAIN: Under this option, income is payable monthly, quarterly, semiannually, or annually for the period certain, subject to our then current rules, and thereafter until the death of the Annuitant. Should the Owner or Annuitant die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or your estate if no Beneficiary is named, until the end of the period certain. If an annuity option is not selected by the Annuity Date, this is the option we will automatically select for you. We will use a period certain of 10 years, or a shorter duration if the Annuitant's life expectancy at the time the Annuity Option becomes effective, as computed under applicable IRS tables, is less than 10 years. If in this instance the duration of the period certain is prohibited by applicable law, then we will pay you a lump sum in lieu of this option.

OTHER ANNUITY OPTIONS WE MAY MAKE AVAILABLE

At the Annuity Date, we may make available other annuity options not described above. The additional options we currently offer are:

.. Life Annuity Option. We currently make available an annuity option that makes payments for the life of the Annuitant. Under that option, income is payable monthly, quarterly, semiannually, or annually, as you choose, until the death of the Annuitant. No additional annuity payments are made after the death of the Annuitant. No minimum number of payments

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   is guaranteed. It is possible that only one payment will be payable if the death of the Annuitant occurs before the date the second payment was due, and no other payments nor death benefits would be payable.

.. Joint Life Annuity Option. Under the joint lives option, income is payable monthly, quarterly, semiannually, or annually, as you choose, during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of the second Annuitant. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Annuitants occurs before the date the second payment was due, and no other payments or death benefits would be payable.

.. Joint Life Annuity Option With a Period Certain. Under this option, income is payable monthly, quarterly, semiannually, or annually for the number of years selected (the "period certain"), subject to our current rules, and thereafter during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of the second Annuitant. If the Annuitants' joint life expectancy is less than the period certain, we will institute a shorter period certain, determined according to applicable IRS tables. Should the two Annuitants die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or to your estate if no Beneficiary is named, until the end of the period certain.

We reserve the right to cease offering any of these Other Annuity Options. If we do so, we will amend this prospectus to reflect the change. We reserve the right to make available other annuity or settlement options.

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                           OPTIONAL LIVING BENEFITS

OVERVIEW

Pruco Life offers different optional living benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Notwithstanding the additional protection provided under the optional living benefits, the additional cost has the impact of reducing net performance of the Investment Options. Each optional living benefit offers a type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of these optional living benefits for new elections at any time.

The Highest Daily Lifetime Income v3.0 benefits are "Guaranteed Lifetime Withdrawal Benefits." These benefits are designed for someone who wants a guaranteed lifetime income stream through withdrawals over time, rather than by annuitizing. Please note that there is a Latest Annuity Date under your Annuity, by which date annuity payments must commence even if you are taking withdrawals under an optional living benefit.

We currently offer the Highest Daily Lifetime Income v3.0 benefits listed below (collectively "Highest Daily v3.0 Benefits").

BENEFIT                                               DESCRIPTION
---------------------------------------  -------------------------------------
Highest Daily Lifetime Income v3.0       Provides a guaranteed lifetime income
                                         stream through withdrawals during the
                                         life of the Annuitant.

Spousal Highest Daily Lifetime Income    Provides a guaranteed lifetime income
v3.0                                     stream through withdrawals during the
                                         lives of the Annuitant and his or her
                                         spouse.

Please see the benefit descriptions that follow for a complete explanation of the terms, conditions and limitations of each optional living benefit.

To make this Prospectus easier to read, we sometimes use different labels than are used in the Annuity. This is illustrated below. Although we use different labels, they have the same meaning in this prospectus as in the Annuity. You should also note that the label "Investment Options" as used in the Annuity includes the Secure Value Account; however, as used in this prospectus "Investment Options" does not include the Secure Value Account.

ANNUITY                                               PROSPECTUS
---------------------------------------  -------------------------------------
GA Fixed Account                         Secure Value Account

Transfer Account                         AST Investment Grade Bond Sub-account
                                         ("Bond sub-account")

Annual Income Percentage                 Withdrawal Percentage

Required Investment Options              Permitted Sub-accounts

ELECTING AN OPTIONAL LIVING BENEFIT

You may elect any of the optional living benefits listed above only at the time you purchase the Annuity or within 30 days of the date your Annuity is issued for Annuities with applications signed on or after April 27, 2015. If you do not elect an optional living benefit at the time you purchase the Annuity or within 30 days of the date your Annuity is issued, you may not add one in the future. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. There is no guarantee that any benefit will be available for election at a later date. Also, if you elect an optional living benefit in the future, the Withdrawal Percentages and Roll-Up Rate applicable to your optional living benefit will be those in effect at the time you elect the optional living benefit, which may be different than the Withdrawal Percentages and Roll-Up Rate available at the time your Annuity is issued.

If you elect Highest Daily Lifetime Income v3.0 Benefit and later terminate it, you may be able to re-elect it, subject to our current rules and availability. See "Termination of Existing Optional Living Benefit and Election of a New Optional Living Benefit" for information pertaining to elections, termination and re-election of optional living benefits.

If you wish to elect an optional living benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts, the Secure Value Account and the DCA MVA Options (i.e., in direct proportion to the proportion that each such Sub-account and the Secure Value Account bear to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income v3.0 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the "Code") are now available to a same sex spouse.

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On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" for more information.

CONDITIONS OF ELECTING AN OPTIONAL LIVING BENEFIT

When you elect an optional living benefit, certain conditions apply. First, you are limited in the Sub-accounts to which you can allocate Account Value. Second, we will allocate a portion of your Account Value to the Secure Value Account. Last, we will apply a predetermined mathematical formula that may make transfers of your Account Value. These conditions are discussed briefly below.

Allocation of Account Value

As a condition of electing an optional living benefit, we limit the Investment Options to which you may allocate your Account Value (the "Permitted Sub-accounts"). If you elect an optional living benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued), we will require you to reallocate Account Value that is currently allocated to Sub-accounts other than the Permitted Sub-accounts to the Permitted Sub-accounts. Please see "Investment Options" earlier in this prospectus for a listing of the Permitted Sub-accounts. We reserve the right to terminate your optional living benefit if you allocate amounts to a Sub-account that is not permitted. Prior to terminating an optional living benefit, we will send you written notice and provide you with an opportunity to reallocate to the Permitted Sub-accounts.

We may change the Permitted Sub-accounts available with an optional living benefit. For more information, see "Other Important Considerations" in the benefit descriptions that follow.

The Secure Value Account

When you elect an optional living benefit at the time you purchase your Annuity, we allocate 10% of your initial Purchase Payment to the Secure Value Account. This means that 90% of your Purchase Payment will be allocated to the Permitted Sub-accounts. If you elect an optional living benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued), we will then allocate the same mandatory 10% of your Unadjusted Account Value to the Secure Value Account and 90% of your Unadjusted Account Value will remain allocated to the Permitted Sub-accounts. In addition, 10% of all additional Purchase Payments made while an optional living benefit is in effect will be allocated to the Secure Value Account. You cannot make transfers into or out of the Secure Value Account. The percentage of your overall Account Value in the Secure Value Account will change over time due to the performance of the Permitted Sub-accounts and interest credited to the Secure Value Account. When this happens, we will not rebalance your Account Value in order to maintain the 10% allocation to the Secure Value Account.

We credit a fixed rate of interest daily on the Account Value allocated to the Secure Value Account while the benefit is in effect (the "crediting rate"). We determine this rate not more frequently than once a year based on several factors, including the investment return of the assets underlying our general account. The crediting rate will initially be based on the current crediting rate we offer when you elect the optional living benefit. On each benefit anniversary, your crediting rate will equal the then current renewal rate. We will send you a confirmation that shows the renewal rate each year. The crediting rate will apply to all amounts allocated to the Secure Value Account, including 10% of any additional Purchase Payments you make, until the following benefit anniversary. The minimum crediting rate is shown in your Annuity as the "Minimum GA Fixed Account Rate" and will not be less than 0.50% for the first 10 benefit years, and 1.00% thereafter.

The Predetermined Mathematical Formula

Each optional living benefit also requires your participation in a predetermined mathematical formula that may transfer your Account Value between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account. For more information, see, "Overview of The Predetermined Mathematical Formula" under "Highest Daily Lifetime Income v3.0 Benefit" in the benefit descriptions that follow.

Impact of Optional Living Benefit Conditions

The optional living benefit investment requirements and the formula are designed to reduce the difference between your Account Value and our liability under the optional living benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. The investment requirements and the formula do not guarantee any reduction in risk or volatility or any increase in Account Value. In fact, the Permitted Sub-account investment requirements could mean that you miss appreciation opportunities in other Investment Options. The formula could mean that you miss opportunities for investment gains in your selected Sub-accounts while Account Value is allocated to the AST Investment Grade Bond Sub-account, and there is no guarantee that the AST Investment

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

Grade Bond Sub-account will not lose value. These requirements, however, could also protect your Account Value from losses that may occur in other Investment Options.

The Secure Value Account reduces potential volatility of your Account Value and provides a fixed, guaranteed rate of return that is supported by our general account. This helps us manage the risks associated with offering optional living benefits. The required allocation to the Secure Value Account could mean that you miss opportunities for investment gains that would be possible if you were entirely invested in the Permitted Sub-accounts. The required allocation to the Secure Value Account, however, could also protect your Account Value from losses that may have otherwise occurred if your entire Account Value was allocated to the Permitted Sub-accountsAST Investment Grade Bond Sub-account.

We are not providing you with investment advice through the use of these conditions. In addition, these conditions do not constitute an investment strategy that we are recommending to you.

ADDITIONAL PURCHASE PAYMENTS

While Highest Daily Lifetime Income v3.0 is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time. WE CURRENTLY LIMIT ADDITIONAL PURCHASE PAYMENTS RECEIVED AFTER THE FIRST ANNIVERSARY OF THE BENEFIT EFFECTIVE DATE TO $50,000 IN EACH BENEFIT YEAR.

Notwithstanding the $50,000 limit discussed above, we may further limit, suspend or reject any additional Purchase Payment at any time, but would only do so on a non-discriminatory basis. Circumstances where we may further limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

.. if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion (among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s));

..  if we are not then offering this benefit for new issues; or

..  if we are offering a modified version of this benefit for new issues.

If we further exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Highest Daily Lifetime Income v3.0 Benefit to the level you originally intended. This means that your ability to increase the values associated with your Highest Daily Lifetime Income v3.0 Benefit through additional Purchase Payments may be limited or suspended. When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

LIFETIME WITHDRAWALS UNDER AN OPTIONAL LIVING BENEFIT

The optional living benefits guarantee the ability to withdraw an annual amount each contract year (the "Annual Income Amount"), regardless of the performance of your Account Value. The Annual Income Amount is available until the death of the Annuitant (or the death of two spouses, if a spousal benefit is elected), subject to our rules regarding the timing and amount of withdrawals. The Annual Income Amount is initially equal to a percentage (the "Withdrawal Percentage") of a specific value (the "Protected Withdrawal Value") as discussed below.

UNDER ANY OF THE OPTIONAL LIVING BENEFITS, WITHDRAWALS IN EXCESS OF THE ANNUAL INCOME AMOUNT, CALLED "EXCESS INCOME," WILL IMPACT THE VALUE OF THE BENEFIT INCLUDING A PERMANENT REDUCTION IN FUTURE GUARANTEED AMOUNTS, AS DISCUSSED IN THE BENEFIT DESCRIPTIONS THAT FOLLOW.

TERMINATION OF EXISTING OPTIONAL LIVING BENEFIT AND ELECTION OF A NEW OPTIONAL LIVING BENEFIT

If you elect an optional living benefit, you may not terminate the benefit prior to the first benefit anniversary. This means once you elect the benefit, you will be subject to the benefit charge and the conditions discussed earlier in this section for at least the first benefit year, unless you surrender the Annuity. After you terminate the benefit, you may elect one of the then currently available benefits, subject to availability of the benefit at that time and our then current rules. Currently, you must wait 90 days from the date you terminate your previous benefit (the "waiting period") before you can make a new benefit election. PLEASE NOTE THAT ONCE YOU TERMINATE AN EXISTING HIGHEST DAILY V3.0 BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER THAT BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEWLY ELECTED HIGHEST DAILY V3.0 BENEFIT BASED ON YOUR UNADJUSTED ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES EFFECTIVE. ALSO, THE WITHDRAWAL PERCENTAGES AND ROLL-UP RATE APPLICABLE TO THE NEWLY ELECTED HIGHEST DAILY V3.0 BENEFIT MAY BE DIFFERENT THAN THOSE APPLICABLE TO YOUR TERMINATED BENEFIT. If you later decide to re-elect an optional living benefit, your Account Value must be allocated to the then Permitted Sub-accounts. The mandatory allocation to the Secure Value Account will also apply. We reserve the right to waive, change and/or further limit availability, waiting periods and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect may not provide the same guarantees and/or may be more expensive than the benefit you are terminating. In purchasing the Annuity and electing benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date. You

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and your Financial Professional should carefully consider whether terminating your existing Highest Daily v3.0 Benefit and electing a new Highest Daily v3.0 Benefit is appropriate for you.

Please refer to the benefit descriptions that follow for a complete explanation of the terms, conditions and limitations of each optional living benefit. You should consult with your Financial Professional to determine if any of these optional living benefits may be appropriate for you based on your financial needs. As is the case with optional living benefits in general, the fulfillment of our guarantee under these benefits is dependent on our claims-paying ability.

HIGHEST DAILY LIFETIME INCOME V3.0 BENEFIT

Highest Daily Lifetime Income v3.0 guarantees the ability to withdraw the "Annual Income Amount" regardless of the investment performance of your Unadjusted Account Value. The Annual Income Amount is available until the death of the Annuitant, subject to our rules regarding the timing and amount of withdrawals. The Annual Income Amount is initially equal to the Protected Withdrawal Value multiplied by the Withdrawal Percentage as discussed below. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. Withdrawals of Excess Income that reduce your Unadjusted Account Value to zero will terminate the Annuity and the optional living benefit. Withdrawals of Excess Income that do not reduce your Unadjusted Account Value to zero will reduce the Annual Income Amount in future Annuity Years on a proportional basis. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered "Lifetime Withdrawals" under the benefit. Withdrawals are taken first from your Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to withdrawals of Excess Income).

The income benefit under Highest Daily Lifetime Income v3.0 currently is based on a single "designated life" who is at least 50 years old on the benefit effective date. Highest Daily Lifetime Income v3.0 is not available if you elect any other optional living benefit.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY PARTICULAR WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER HIGHEST DAILY LIFETIME INCOME V3.0.

PLEASE NOTE THAT IF YOU ELECT HIGHEST DAILY LIFETIME INCOME V3.0, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income v3.0, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details.

Election of and Designations under the Benefit

For Highest Daily Lifetime Income v3.0, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 50 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income v3.0. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income v3.0, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our ownership guidelines. Please see Appendix C for Special Contact Provisions for Annuities Issued in Certain States.

KEY FEATURES AND EXAMPLES

DESCRIPTIONS AND EXAMPLES OF THE KEY FEATURES OF THE OPTIONAL LIVING BENEFIT ARE SET FORTH BELOW. THE EXAMPLES ARE PROVIDED ONLY TO ILLUSTRATE THE CALCULATION OF VARIOUS COMPONENTS OF THE OPTIONAL LIVING BENEFIT. THESE EXAMPLES DO NOT REFLECT ANY OF THE FEES AND CHARGES UNDER THE ANNUITY. AS A RESULT, THESE EXAMPLES MAY NOT REFLECT THE PROBABLE RESULTS OF THE BENEFIT.

Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

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Before you take your first Lifetime Withdrawal, your Protected Withdrawal Value is calculated using your "Periodic Value." Your Periodic Value is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value, as detailed below.

During the first 10 benefit years and before you take your first Lifetime Withdrawal, the Periodic Value is the greater of:

..  the Periodic Value for the immediately preceding business day (the "Prior
   Valuation Day") appreciated at the daily equivalent of the Roll-Up Rate during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day, plus the amount of any Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day (as described in "Non-Lifetime Withdrawal Feature" below); and

..  the Unadjusted Account Value on the Current Valuation Day.

Withdrawal Percentages and Roll-Up Rate

Withdrawal Percentages are used to calculate your Annual Income Amount at the time of your first Lifetime Withdrawal. Withdrawal Percentages are also applied to any additional Purchase Payments you make and used to determine whether any Highest Daily Auto Step-Up will occur (see "Highest Daily Auto Step-Up" later in this section).

The Roll-Up Rate is the guaranteed compounded rate of return credited to your Protected Withdrawal Value until the earlier of your first Lifetime Withdrawal and the 10/th/ benefit anniversary. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the Roll-Up Rate will no longer increase your Protected Withdrawal Value.

We declare the current Withdrawal Percentages and Roll-Up Rate that will apply to your Annuity. The current Withdrawal Percentages and Roll-Up Rate are set forth in the applicable Rate Sheet Prospectus Supplement that must accompany this prospectus. Once the Withdrawal Percentages and Roll-Up Rate for your Annuity are established, they will not change while the benefit is in effect. If you terminate and later re-elect the optional living benefit, the Withdrawal Percentages and Roll-Up Rate in effect at the time you re-elect the optional living benefit will apply to your new benefit.

EXAMPLE OF CALCULATING YOUR PERIODIC VALUE BEFORE YOUR FIRST LIFETIME WITHDRAWAL, ON OR BEFORE THE 10/TH/ ANNIVERSARY OF THE BENEFIT EFFECTIVE DATE

Assume: (1) you purchase the Annuity and elect Highest Daily Lifetime Income v3.0 on February 10/th/; (2) the applicable Roll-Up Rate is 5%; (3) on February 13/th/, you make an additional Purchase Payment of $50,000, and
(4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                                                   UNADJUSTED
DATE                                                              ACCOUNT VALUE
----                                                              -------------
February 10/th/                                                     $150,000
February 11/th/                                                     $149,500
February 12/th/                                                     $150,500
February 13/th/ *                                                   $200,150

* Includes the value of the additional Purchase Payment.

Periodic Value on February 10/th/                                      $150,000
Periodic Value on February 11/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,000 x
     (1.05)/(1/365)/ =                                                 $150,020
(2)  Unadjusted Account Value =                                        $149,500
Periodic Value on February 11/th/                                      $150,020
Periodic Value on February 12/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,020 x
     (1.05)/(1/365)/ =                                                 $150,040
(2)  Unadjusted Account Value =                                        $150,500
Periodic Value on February 12/th/                                      $150,500
Periodic Value on February 13/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,500 x
     (1.05)/(1/365)/ = $150,520 plus the Purchase Payment of $50,000 = $200,520
(2)  Unadjusted Account Value =                                        $200,150
Periodic Value on February 13/th/                                      $200,520

After the first 10 benefit years but before you take your first Lifetime Withdrawal, the Roll-Up Rate will no longer increase your Periodic Value, and your Protected Withdrawal Value will be the greater of:

.. the Periodic Value for the Prior Valuation Day, plus the amount of any additional Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day; and

..  the Unadjusted Account Value on the Current Valuation Day.

Because the daily appreciation of the Roll-Up Rate ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

EXAMPLE OF CALCULATING YOUR PERIODIC VALUE BEFORE YOUR FIRST LIFETIME WITHDRAWAL, AFTER THE 10/TH/ ANNIVERSARY OF THE BENEFIT EFFECTIVE DATE

Assume: (1) the 10/th/ anniversary of the date you elected Highest Daily Lifetime Income v3.0 was February 10/th/; (2) on March 10/th/, your Periodic Value is $300,000; (3) on March 13/th/, you make an additional Purchase Payment of $25,000; and (4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                                                   UNADJUSTED
DATE                                                              ACCOUNT VALUE
----                                                              -------------
March 11/th/                                                        $299,500
March 12/th/                                                        $300,750
March 13/th/ *                                                      $325,400

* Includes the value of the additional Purchase Payment.

Periodic Value on March 10/th/                                         $300,000
Periodic Value on March 11/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day =       $300,000
(2)  Unadjusted Account Value =                                        $299,500
Periodic Value on March 11/th/                                         $300,000
Periodic Value on March 12/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day =       $300,000
(2)  Unadjusted Account Value =                                        $300,750
Periodic Value on March 12/th/                                         $300,750
Periodic Value on March 13/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day
     ($300,750) plus the Purchase Payment of $25,000 =                 $325,750
(2)  Unadjusted Account Value =                                        $325,400
Periodic Value on March 13/th/                                         $325,750

After you take your first Lifetime Withdrawal, your Protected Withdrawal Value will be the greater of:

.. the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals; and

.. the highest daily Unadjusted Account Value upon any step-up, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals (see "Highest Daily Auto Step-Up" later in this section).

Annual Income Amount

The Annual Income Amount is the annual amount of income for which you are eligible for life under Highest Daily Lifetime Income v3.0. The Annual Income Amount is equal to the applicable Withdrawal Percentage multiplied by the Protected Withdrawal Value at the time of the first Lifetime Withdrawal. The applicable Withdrawal Percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. For example, if your Protected Withdrawal Value is $300,000 and the applicable Withdrawal Percentage is 5%, your initial Annual Income Amount would be $15,000. The Annual Income Amount does not reduce in subsequent Annuity Years, unless you take a withdrawal of Excess Income as described below. Any additional Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income v3.0 and subsequent to the first Lifetime Withdrawal will immediately increase the then-existing Annual Income Amount by an amount equal to the additional Purchase Payment multiplied by the applicable Withdrawal Percentage based on the age of the Annuitant at the time of the first Lifetime Withdrawal.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Withdrawals and Highest Daily Lifetime Income v3.0

Highest Daily Lifetime Income v3.0 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. All withdrawals will be taken on a pro rata basis from all Investment Options and the Secure Value Account.

Under Highest Daily Lifetime Income v3.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income
Amount:

..  they will not reduce your Annual Income Amount in subsequent Annuity Years;

.. they will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year; and

.. you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

If cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be proportionately reduced (except with regard to certain Required Minimum Distributions as discussed in "Required Minimum Distributions" later in this section).

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income v3.0. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by the applicable Withdrawal Percentage which varies based on the age of the Annuitant on that Annuity Anniversary. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will repeat this process on each subsequent Annuity Anniversary. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new Withdrawal Percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on Valuation Days. Taking regular Lifetime Withdrawals makes it less likely that a Highest Daily Auto Step-up will occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income v3.0 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income v3.0 upon a step-up, we will notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the Optional Living Benefits table in "Summary of Contract Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income v3.0 or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is July 2/nd/,

..  Highest Daily Lifetime Income v3.0 is elected on July 2/nd/

..  The applicable Withdrawal Percentage is 5%.

..  The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced in these examples fall on consecutive business days.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 28/th/, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including July 1/st/) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29/th/ and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount.)

HERE IS THE CALCULATION:

Account Value before Lifetime withdrawal                           $118,000.00
Amount of "non" Excess Income                                      $  3,500.00
Account Value immediately before Excess Income of $1,500           $114,500.00
Excess Income amount                                               $  1,500.00
Ratio ($1,500/$114,500 = 1.31%)                                           1.31%
Annual Income Amount                                               $  6,000.00
1.31% Reduction in Annual Income Amount                            $     78.60
Annual Income Amount for future Annuity Years                      $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the applicable Withdrawal Percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29/th/ reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30/th/, July 1/st/, and July 2/nd/ Valuation Dates occur after the Excess Income withdrawal on June 29/th/.

                                                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
                                          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*                                    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----                                    ------------- ------------------------ ------------------------
June 28/th/                               $238,000.00        $238,000.00               $11,900.00
June 29/th/                               $226,500.00        $228,009.60               $11,400.48
June 30/th/                               $226,800.00        $228,009.60               $11,400.48
July 1/st/                                $233,500.00        $233,500.00               $11,675.00
July 2/nd/                                $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2/nd/. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of
   July 2/nd/ is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28/th/, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29/th/ to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28/th/ is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

    . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

    . The adjusted June 29/th/ Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30/th/. At this time, we compare this amount to the Unadjusted Account Value on June 30/th/, $226,800. Since the June 29/th/ adjusted Highest Daily Value of $228,009.60 is greater than the June 30/th/ Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1/st/. The Unadjusted Account Value on July 1/st/, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

    . The July 1/st/ adjusted Highest Daily Value of $233,500 is also greater than the July 2/nd/ Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2/nd/.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2/nd/ and continuing through July 1/st/ of the following calendar year, will be stepped-up to $11,675.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income v3.0. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income v3.0. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income v3.0. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 3/rd/

..  Highest Daily Lifetime Income v3.0 is elected on December 3/rd/

..  The Unadjusted Account Value at benefit election was $105,000

.. No previous withdrawals have been taken under Highest Daily Lifetime Income v3.0

On October 3/rd/ the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3/rd/ and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income v3.0 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                                     $ 15,000
Divided by Account Value before withdrawal                            $120,000
Equals ratio                                                              12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                            $109,375

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1/st/ in the year following the date you turn age 70/ 1//\\2\\ and by December 31/st/ for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the below rules are applied.

A "Calendar Year" runs from January 1/st/ to December 31/st/ of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..  the remaining Annual Income Amount for that Annuity Year; plus

.. the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

EXAMPLE

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

FIRST CALENDAR YEAR              ANNUITY YEAR           SECOND CALENDAR YEAR
-------------------------  -------------------------  ------------------------
01/01/2015 to 12/31/2015   06/01/2015 to 05/31/2016   01/01/2016 to 12/31/2016

Assume the following:

..  RMD Amount for Both Calendar Years = $6,000;

..  Annual Income Amount = $5,000; and

..  A withdrawal of $2,000 was taken on 07/01/2015 (during the First Calendar
   Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2016 and 05/31/2016 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..  The remaining Annual Income for that Annuity Year ($3,000); plus

..  The Second Calendar Year's RMD Amount minus the Annual Income Amount
   ($6,000--$5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2016.

Other Important Information

..  If, in any Annuity Year, your RMD amount is less than your Annual Income
   Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

.. If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

.. If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

BENEFITS UNDER HIGHEST DAILY LIFETIME INCOME V3.0

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime Income v3.0, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, HIGHEST DAILY LIFETIME INCOME V3.0 TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS ARE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY, THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

     (1) apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

     (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

     (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

     (2) the Unadjusted Account Value.

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OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under Highest Daily Lifetime Income v3.0 are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you elect a systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income v3.0 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any partial withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account), and the Secure Value Account and the DCA MVA Options. If you elect a systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

.. Any Lifetime Withdrawal that does not cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals, and you will be using an optional living benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account or the Secure Value Account. A summary description of the AST Investment Grade Bond Sub-account appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Sub-account prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity. Also, transfers we make to or from the Secure Value Account due to the election, termination or re-election of an optional living benefit will not count toward the maximum number of free transfers.

..  Upon election of the benefit, we allocate 10% of your Unadjusted Account
   Value to the Secure Value Account. This means 90% of your Unadjusted Account Value will be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current owners of the benefit. Current Owners of the benefit will be able to maintain amounts previously allocated to those sub-accounts, but may not be permitted to transfer amounts or allocate new Purchase Payments to those sub-accounts.

.. If you elect this benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued) or terminate and later re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Highest Daily
   Lifetime Income v3.0 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

CHARGE FOR HIGHEST DAILY LIFETIME INCOME V3.0

The current charge for Highest Daily Lifetime Income v3.0 is 1.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income v3.0 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.25% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account but we do not deduct the fee from the Secure Value Account or the DCA MVA Option. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income v3.0 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

TERMINATION OF YOUR HIGHEST DAILY LIFETIME INCOME V3.0 BENEFIT

You may not terminate Highest Daily Lifetime Income v3.0 prior to the first benefit anniversary (the calendar date on which you elected the optional living benefit, occurring each Annuity Year after the first benefit year). If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. For example, there is currently a waiting period of 90 days before you can re-elect a new benefit (except in the case of spousal assumption of a contract).

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I)   YOUR TERMINATION OF THE BENEFIT;

(II)  YOUR SURRENDER OF THE ANNUITY;

(III) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO RECEIVE THE ANNUAL INCOME AMOUNT IN THE FORM OF ANNUITY PAYMENTS, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(IV) OUR RECEIPT OF DUE PROOF OF DEATH OF THE OWNER OR ANNUITANT (FOR ENTITY-OWNED ANNUITIES);

(V) BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO DUE TO A WITHDRAWAL OF EXCESS INCOME;

(VI) YOU ALLOCATE OR TRANSFER ANY PORTION OF YOUR ACCOUNT VALUE TO ANY SUB-ACCOUNT(S) TO WHICH YOU ARE NOT PERMITTED TO ELECTIVELY ALLOCATE OR TRANSFER ACCOUNT VALUE (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX C FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES);* OR

(VII) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX C FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES).*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income v3.0, other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account and the Secure Value Account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If you are participating in an asset allocation program, amounts will be transferred in accordance with your instructions for that program. If, prior to the transfer from the AST Investment Grade Bond Sub-account and the Secure Value Account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income v3.0 terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed in "Election of and Designations under the Benefit" and "Termination of Your Highest Daily Lifetime Income v3.0" earlier in this benefit description. For

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surviving spouses, however, we are currently waiving the 90 day waiting period.
We reserve the right to resume applying this requirement at any time.

HIGHEST DAILY LIFETIME INCOME V3.0 CONDITIONS

Our goal is to seek a careful balance between providing value-added products, such as the Highest Daily Lifetime Income v3.0 benefits, while managing the risk to Pruco Life associated with offering these products. Three of the features that help us accomplish that balance are the Permitted Sub-accounts investment requirement, the mandatory allocation to the Secure Value Account and the predetermined mathematical formula that transfers Unadjusted Account Value between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account (referred to in this section as the "Bond Sub-account"). The Permitted Sub-accounts and predetermined mathematical formula are designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under the Highest Daily Lifetime Income v3.0 benefits. The Secure Value Account helps us manage the risks associated with offering optional living benefits by reducing potential volatility of your Account Value, while also providing a fixed, guaranteed rate of return. These features are not investment advice.

Permitted Sub-accounts

When you elect the benefit, we limit the Investment Options to which you may allocate your Account Value, as set forth in "Investment Options" earlier in the prospectus.

The Secure Value Account

When you elect Highest Daily Lifetime Income v3.0, we will transfer 10% of your Unadjusted Account Value to the Secure Value Account. You cannot transfer into, or out of, the Secure Value Account. The Secure Value Account will earn interest at a crediting rate that will be declared annually and reflected on the confirmation you will receive each year.

Overview of The Predetermined Mathematical Formula

The formula is described below and set forth in Appendix B.

The predetermined mathematical formula ("formula") monitors each individual contract each Valuation Day that the benefit is in effect on your Annuity, in order to help us manage guarantees through all market cycles. It helps manage the risk to us associated with these benefits, which is generally represented by the gap between your Unadjusted Account Value and the Protected Withdrawal Value. As the gap between these two values increases, the formula will determine if and how much money should be transferred into the Bond Sub-account. This movement is intended to reduce the equity risk we will bear in funding our obligation associated with these benefits. As the gap decreases (due to favorable performance of the Unadjusted Account Value), the formula then determines if and how much money should transfer back into the Permitted Sub-accounts. The use of the formula, combined with restrictions on the Sub-accounts you are allowed to invest in, and the mandatory allocation to the Secure Value Account lessens the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, thus reducing the likelihood that we will make any lifetime income payments under this benefit.

The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. We are not providing you with investment advice through the use of the formula. The formula does not constitute an investment strategy that we are recommending to you. The formula may limit the potential for your Account Value to grow.

TRANSFER ACTIVITY UNDER THE FORMULA

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, over time, assuming none of the Unadjusted Account Value is allocated to the Bond Sub-account, the formula will allow for a greater decrease in the Unadjusted Account Value before a transfer to the Bond Sub-account is made.

It is important to understand that transfers within your Annuity are specific to the performance of your chosen investment options, interest credited to the Secure Value Account and the performance of the Bond Sub-account while Account Value is allocated to it, as well as how long the benefit has been owned. For example, two contracts purchased on the same day, but invested differently, will likely have different results, as would two contracts purchased on different days with the same investment options.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle, therefore producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

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..   The difference between your Unadjusted Account Value and your Protected
    Withdrawal Value;

..   The amount of time the benefit has been in effect on your Annuity;

..   The amount allocated to and the performance of the Permitted Sub-accounts, the Bond Sub-account and the Secure Value Account;

..   Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..   Any withdrawals you take from your Annuity (while the benefit is in effect).

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account.

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

The amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts are two of the variables in the formula. Therefore, the investment performance of each affects whether a transfer occurs for your Annuity. As the amounts allocated to either the Bond Sub-account or the Permitted Sub-accounts increase, the performance of those sub-accounts will have a greater impact on your Unadjusted Account Value and hence a greater impact on if (and how much of) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

HOW THE FORMULA OPERATES

Generally, the formula, which is applied each Valuation Day, takes four steps in determining any applicable transfers within your Annuity.

(1) First, the formula starts by identifying the value of future income payments we expect to pay. We refer to that value as the "Target Value" or "L".

(2) Second, we subtract the sum of any amounts invested in the Bond Sub-account ("B") plus amounts in the Secure Value Account ("F") from the Target Value and divide that number by the amount invested in the Permitted Sub-Accounts ("V\\V\\ + V\\F\\"), where "V\\V\\" is the current Account Value of the elected Sub-accounts of the Annuity, and "V\\F\\" is the current Unadjusted Account Value of the DCA MVA Options of the Annuity. We refer to this resulting value as the "Target Ratio" or "R".

(3) Third, we compare the Target Ratio to designated thresholds and other rules described in greater detail below to determine if a transfer needs to occur.

(4) If a transfer needs to occur, we use another calculation to determine the amount of the transfer.

The Formula is:

R   =   (L - (B+F))/(V\\V\\ + V\\F\\)

More specifically, the formula operates as follows:

(1) We calculate the Target Value (L) by multiplying the Income Basis (as defined in Appendix B) for that day by 5% and by the applicable Annuity Factor found in Appendix B. If you have already made a Lifetime Withdrawal, your Target Value would take into account any automatic step-up, any subsequent Purchase Payments and any withdrawals of Excess Income.

Example (assume the Income Basis is $200,000, and the contract is 11/ 1//\\2\\ months old, resulting in an annuity factor of 14.95)

Target Value (L)  =   $200,000 x 5% x 14.95 = $149,500

(2) Next, to calculate the Target Ratio (R), the Target Value is reduced by any amounts held within the Bond Sub-account (B) and the Secure Value Account
    (F) on that day. The remaining amount is divided by the amount held within the Permitted Sub-accounts (V\\V\\ + V\\F\\).

Example (assume the amount in the Bond Sub-account is zero, the amount in the Secure Value Account is $15,000 and the amount held within the Permitted Sub-accounts is $161,000)

Target Ratio (R)  =   ($149,500 - $15,000)/$161,000 = 83.5%

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(3) If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on the third Valuation Day, make a transfer from your Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap discussed below). If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap). Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

Example: Assuming the Target Ratio is above 83% for a 3/rd/ consecutive Valuation Day, but less than or equal to 84.5% for three consecutive Valuation Days, a transfer into the Bond Portfolio occurred.

(4) In deciding how much to transfer, we perform a calculation that essentially seeks to reallocate amounts held in the Permitted Sub-accounts, the Bond Sub-account and the Secure Value Account so that the Target Ratio meets a target, which currently is equal to 80% (subject to the 90% Cap and the Maximum Daily Transfer Limit discussed below). The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be, subject to the Maximum Daily Transfer Limit.

THE 90% CAP

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account and the Secure Value Account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the Bond Sub-account and the Secure Value Account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account and the Secure Value Account will be transferred. For example, assume 83% of your Unadjusted Account Value is allocated to the Bond Sub-account and 6% of your Unadjusted Account Value is allocated to the Secure Value Account. If the formula would require a transfer of 5% of your Unadjusted Account Value to the Bond Sub-account, only 1% of your Unadjusted Account Value would actually be transferred to the Bond Sub-account. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account and the Secure Value Account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected as well as interest credited to the Secure Value Account, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account and the Secure Value Account.

MAXIMUM DAILY TRANSFER LIMIT

On any given day, notwithstanding the above calculation and the 90% cap discussed immediately above, no more than a predetermined percentage of the sum of the value of Permitted Sub-accounts and the Unadjusted Account Value of all elected DCA MVA Options (the "Maximum Daily Transfer Limit") will be transferred to the Bond Sub-account. The applicable Maximum Daily Transfer Limit is stated in your Annuity and is currently 30%. If the formula would result in an amount higher than the Maximum Daily Transfer Limit being transferred into the Bond Sub-account, only amounts up to the Maximum Daily Transfer Limit will be transferred. On the following Valuation Day, the formula will calculate the Target Ratio for that day and determine any applicable transfers within your Annuity as described above. The formula will not carry over amounts that exceeded the prior day's Maximum Daily Transfer Limit, but a transfer to the Bond Sub-account may nevertheless occur based on the application of the formula on the current day. There is no limitation on the amounts of your Unadjusted Account Value that may be transferred out of the Bond Sub-account on any given day.

MONTHLY TRANSFERS

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, the formula will perform an additional calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after this transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Unadjusted Account Value in the Bond Sub-account, or

b)  An amount equal to 5% of your total Unadjusted Account Value.

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OTHER IMPORTANT INFORMATION

.. The Bond Sub-account is not a Permitted Sub-account. As such, only the formula can transfer Unadjusted Account Value to or from the Bond Sub-account. You may not allocate Purchase Payments or transfer any of your Unadjusted Account Value to or from the Bond Sub-account.

.. The Secure Value Account is not a Permitted Sub-account. You may not allocate Purchase Payments or transfer any of your Unadjusted Account Value to or from the Secure Value Account. In addition, the formula will not transfer Unadjusted Account Value to or from the Secure Value Account.

..  While you are not notified before a transfer occurs to or from the Bond
   Sub-account, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Your confirmation statements will be detailed to include the effective date of the transfer, the dollar amount of the transfer and the Permitted Sub-accounts the funds are being transferred to/from. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

       . Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

       . If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

       . Transfer a portion of your Unadjusted Account Value in the Permitted Sub-accounts and the DCA MVA Options to the Bond Sub-account.

.. If you make additional Purchase Payments to your Annuity, 10% of the additional Purchase Payments will be allocated to the Secure Value Account and the balance will be allocated to the Permitted Sub-accounts and subject to the formula. Each additional Purchase Payment will be allocated to the Investment Options according to the instructions you provide with such Purchase Payment. You may not provide allocation instructions that apply to more than one additional Purchase Payment. Thus, if you have not provided allocation instructions with a particular additional Purchase Payment, we will allocate the Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value, such as the AST Investment Grade Bond Sub-account.

..  Additional Purchase Payments allocate Unadjusted Account Value to the Secure
   Value Account but not to the Bond Sub-account. This means that additional Purchase Payments could adjust the ratio calculated by the formula and may result in Unadjusted Account Value being transferred either to the Permitted Sub-accounts or to the Bond Sub-account.

.. If you make additional Purchase Payments to your Annuity during a time when the 90% cap has suspended transfers to the Bond Sub-account, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond Sub-account and the Secure Value Account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account).

.. If you are participating in the Highest Daily Lifetime Income v3.0 and you are also participating in the 6 or 12 Month DCA Program, the following rules apply:

       . DCA MVA Options are considered "Permitted Sub-accounts" for purpose of the Target Ratio calculation ("L") described above.

       . The formula may transfer amounts out of the DCA MVA Options to the Bond Sub-account if the amount allocated to the other Permitted Sub-accounts is insufficient to cover the amount of the transfer.

       . The transfer formula will not allocate amounts to the DCA MVA Options when there is a transfer out of the Bond Sub-account. Such transfers will be allocated pro-rata to the variable Sub-accounts, excluding the Bond Sub-account.

       . A Market Value Adjustment is not assessed when amounts are transferred out of the DCA MVA Options under the transfer formula.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70/ 1//\\2\\. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime Income v3.0 or Spousal Highest Daily Lifetime Income v3.0 through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

SPOUSAL HIGHEST DAILY LIFETIME INCOME V3.0 BENEFIT

Spousal Highest Daily Lifetime Income v3.0 is the spousal version of Highest Daily Lifetime Income v3.0. This benefit guarantees, until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of them (the "designated lives", and each, a "designated life"), the ability to withdraw the Annual Income Amount regardless of the investment performance of your Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. The Annual Income Amount is initially equal to the Protected Withdrawal Value multiplied by the Withdrawal Percentage as discussed below. Withdrawals of Excess Income that do not reduce your Unadjusted Account Value to zero will reduce the Annual Income Amount in future Annuity Years on a proportional basis. Withdrawals of Excess Income that reduce your Unadjusted Account Value to zero will terminate the Annuity and the optional living benefit. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income v3.0 after the death of the first spouse.

Spousal Highest Daily Lifetime Income v3.0 must be elected based on two designated lives, as described below. Each designated life must be at least 50 years old when the benefit is elected. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v3.0 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v3.0 is not available if you elect any other optional living benefit.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY PARTICULAR WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V3.0.

PLEASE NOTE THAT IF YOU ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME V3.0, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income v3.0, subject to the 6 or 12 Month DCA Program's rules.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime Income v3.0 can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of them. Currently, Spousal Highest Daily Lifetime Income v3.0 only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be at least 45 years old at the time of election; or

..  Co-Annuity Owners, where the Owners are each other's spouses. The
   Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be at least 50 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be at least 45 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit. However, if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. A change in designated lives will result in cancellation of Spousal Highest Daily Lifetime Income v3.0. If the designated lives divorce, Spousal Highest Daily Lifetime Income v3.0 may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. Any applicable

CDSC will apply to such a withdrawal. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Remaining Designated Life: A Remaining Designated Life must be a natural person and must have been listed as one of the spousal designated lives when the benefit was elected. A spousal designated life will become the Remaining Designated Life on the earlier of the death of the first of the spousal designated lives to die, provided that they are each other's spouses at that time, or divorce from the other spousal designated life while the benefit is in effect. That said, if a spousal designated life is removed as Owner, Beneficiary, or Annuitant due to divorce, the other spousal designated life becomes the Remaining Designated Life when we receive notice of the divorce, and any other documentation we require, in Good Order. Any new Beneficiary(ies) named by the Remaining Designated Life will not be a spousal designated life.

KEY FEATURES AND EXAMPLES

DESCRIPTIONS AND EXAMPLES OF THE KEY FEATURES OF THE OPTIONAL LIVING BENEFIT ARE SET FORTH BELOW. THE EXAMPLES ARE PROVIDED ONLY TO ILLUSTRATE THE CALCULATION OF VARIOUS COMPONENTS OF THE OPTIONAL LIVING BENEFIT. THESE EXAMPLES DO NOT REFLECT ANY OF THE FEES AND CHARGES UNDER THE ANNUITY. AS A RESULT, THESE EXAMPLES MAY NOT REFLECT THE PROBABLE RESULTS OF THE BENEFIT.

PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

Before you take your first Lifetime Withdrawal, your Protected Withdrawal Value is calculated using your "Periodic Value." Your "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value, as detailed below.

During the first 10 benefit years and before you take your first Lifetime Withdrawal, the Periodic Value is the greater of:

..  the Periodic Value for the immediately preceding business day (the "Prior
   Valuation Day") appreciated at the daily equivalent of the Roll-Up Rate during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day, plus the amount of any Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day (as described in "Non-Lifetime Withdrawal Feature" below); and

..  the Unadjusted Account Value on the Current Valuation Day.

Withdrawal Percentages and Roll-Up Rate

Withdrawal Percentages are used to calculate your Annual Income Amount at the time of your first Lifetime Withdrawal. Withdrawal Percentages are also applied to any additional Purchase Payments you make and used to determine whether any Highest Daily Auto Step-Up will occur (see "Highest Daily Auto Step-Up" later in this section).

The Roll-Up Rate is the guaranteed compounded rate of return credited to your Protected Withdrawal Value until your first Lifetime Withdrawal or the earlier of your first Lifetime Withdrawal and the 10th benefit anniversary. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the Roll-Up Rate will no longer increase your Protected Withdrawal Value.

We declare the current Withdrawal Percentages and Roll-Up Rate that will apply to your Annuity. The current Withdrawal Percentages and Roll-Up Rate are set forth in the applicable Rate Sheet Prospectus Supplement that must accompany this prospectus. Once the Withdrawal Percentages and Roll-Up Rate for your Annuity are established, they will not change while the benefit is in effect. If you terminate and later re-elect the optional living benefit, the Withdrawal Percentages and Roll-Up Rate in effect at the time you re-elect the optional living benefit will apply to your new benefit.

EXAMPLE OF CALCULATING YOUR PERIODIC VALUE BEFORE YOUR FIRST LIFETIME WITHDRAWAL, ON OR BEFORE THE 10/TH/ ANNIVERSARY OF THE BENEFIT EFFECTIVE DATE

Assume: (1) you purchase the Annuity and elect Spousal Highest Daily Lifetime Income v3.0 on February 10/th/; (2) the applicable Roll-Up Rate is 5%; (3) on February 13/th/, you make an additional Purchase Payment of $50,000, and
(4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                                                   UNADJUSTED
DATE                                                              ACCOUNT VALUE
----                                                              -------------
February 10/th/                                                     $150,000
February 11/th/                                                     $149,500
February 12/th/                                                     $150,500
February 13/th/*                                                    $200,150

* Includes the value of the additional Purchase Payment.

Periodic Value on February 10/th/                                      $150,000
Periodic Value on February 11/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,000 x
     (1.05)/(1/365)/ =                                                 $150,020
(2)  Unadjusted Account Value =                                        $149,500
Periodic Value on February 11/th/                                      $150,020
Periodic Value on February 12/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,020 x
     (1.05)/(1/365)/ =                                                 $150,040
(2)  Unadjusted Account Value =                                        $150,500
Periodic Value on February 12/th/                                      $150,500
Periodic Value on February 13/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day appreciated at the daily equivalent of 5% annually $150,500 x
     (1.05)/(1/365)/ = $150,520 plus the Purchase Payment of $50,000 = $200,520
(2)  Unadjusted Account Value =                                        $200,150
Periodic Value on February 13/th/                                      $200,520

After the first 10 benefit years but before you take your first Lifetime Withdrawal, the Roll-Up Rate will no longer increase your Periodic Value, and your Protected Withdrawal Value will be the greater of:

.. the Periodic Value for the Prior Valuation Day, plus the amount of any additional Purchase Payments made on the Current Valuation Day, reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day; and

..  the Unadjusted Account Value on the Current Valuation Day.

Because the daily appreciation of the Roll-Up Rate ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

EXAMPLE OF CALCULATING YOUR PERIODIC VALUE BEFORE YOUR FIRST LIFETIME WITHDRAWAL, AFTER THE 10/TH/ ANNIVERSARY OF THE BENEFIT EFFECTIVE DATE

Assume: (1) the 10/th/ anniversary of the date you elected Spousal Highest Daily Lifetime Income v3.0 was February 10/th/; (2) on March 10/th/, your Periodic Value is $300,000; (3) on March 13/th/, you make an additional Purchase Payment of $25,000; and (4) your Unadjusted Account Value is as shown below.

Note: all numbers are rounded to the nearest dollar for the purpose of this example

                                                                   UNADJUSTED
DATE                                                              ACCOUNT VALUE
----                                                              -------------
March 11/th/                                                        $299,500
March 12/th/                                                        $300,750
March 13/th/*                                                       $325,400

* Includes the value of the additional Purchase Payment.

Periodic Value on March 10/th/                                         $300,000
Periodic Value on March 11/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day =       $300,000
(2)  Unadjusted Account Value =                                        $299,500
Periodic Value on March 11/th/                                         $300,000
Periodic Value on March 12/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day =       $300,000
(2)  Unadjusted Account Value =                                        $300,750
Periodic Value on March 12/th/                                         $300,750
Periodic Value on March 13/th/ is the greater of:
(1)  Periodic Value for the immediately preceding business day
     ($300,750) plus the Purchase Payment of $25,000 =                 $325,750
(2)  Unadjusted Account Value =                                        $325,400
Periodic Value on March 13/th/                                         $325,750

After you take your first Lifetime Withdrawal, your Protected Withdrawal Value will be the greater of:

.. the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals; and

.. the highest daily Unadjusted Account Value upon any step-up, increased for additional Purchase Payments and reduced for subsequent Lifetime Withdrawals (see "Highest Daily Auto Step-Up" later in this section).

Annual Income Amount

The Annual Income Amount is the annual amount of income for which you are eligible for life under Spousal Highest Daily Lifetime Income v3.0. The Annual Income Amount is equal to the Withdrawal Percentage applicable to the younger designated life's age at the time of the first Lifetime Withdrawal multiplied by the Protected Withdrawal Value at the time of the first Lifetime Withdrawal. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. For example, if your Protected Withdrawal Value is $300,000 and the applicable Withdrawal Percentage is 4.5%, your initial Annual Income Amount would be $13,500. The Annual Income Amount does not reduce in subsequent Annuity Years, unless you take a withdrawal of Excess Income as described below. Any additional Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income v3.0 and subsequent to the first Lifetime Withdrawal will immediately increase the then-existing Annual Income Amount by an amount equal to the additional Purchase Payment multiplied by the applicable Withdrawal Percentage based on the age of the younger designated life at the time of the first Lifetime Withdrawal.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Withdrawals and Spousal Highest Daily Lifetime Income v3.0

Spousal Highest Daily Lifetime Income v3.0 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. All withdrawals will be taken on a pro rata basis from all Investment Options and the Secure Value Account.

Under Spousal Highest Daily Lifetime Income v3.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income
Amount:

..  they will not reduce your Annual Income Amount in subsequent Annuity Years;

.. they will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year; and

.. you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

If cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be proportionately reduced (except with regard to certain Required Minimum Distributions as discussed in "Required Minimum Distributions" later in this section).

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by the applicable Withdrawal Percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will repeat this process on each subsequent Annuity Anniversary. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new Withdrawal Percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on Valuation Days. Taking regular Lifetime Withdrawals makes it less likely that a Highest Daily Auto Step-up will occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income v3.0 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income v3.0 upon a step-up, we will notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the Optional Living Benefits table in "Summary of Contract Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income v3.0 or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is July 2/nd/

..  Spousal Highest Daily Lifetime Income v3.0 is elected on July 2/nd/

..  The applicable Withdrawal Percentage is 4.5%.

..  The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced in these examples fall on consecutive business days.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 28/th/, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including July 1/st/) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29/th/ and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount.)

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                           $118,000.00
Amount of "non" Excess Income                                      $  2,900.00
Account Value immediately before Excess Income of $2,100           $ 115,100.0
Excess Income amount                                               $  2,100.00
Ratio ($2,100/$115,100 = 1.82%)                                           1.82%
Annual Income Amount                                               $  5,400.00
1.82% Reduction in Annual Income Amount                            $     98.28
Annual Income Amount for future Annuity Years                      $  5,301.72

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the applicable Withdrawal Percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29/th/ reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28/th/ value is being adjusted for Excess Income; the June 30/th/, July 1/st/, and July 2/nd/ Valuation Dates occur after the Excess Income withdrawal on June 29/th/.

                                               HIGHEST DAILY VALUE        ADJUSTED ANNUAL
                                UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*                          ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----                          ------------- ------------------------ ------------------------
June 28/th/                     $238,000.00        $238,000.00               $10,710.00
June 29/th/                     $226,500.00        $227,994.52               $10,259.75
June 30/th/                     $226,800.00        $227,994.52               $10,259.75
July 1/st/                      $233,500.00        $233,500.00               $10,507.50
July 2/nd/                      $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2/nd/. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of
   July 2/nd/ is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28/th/, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29/th/ to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28/th/ is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

    . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

    . The adjusted June 29/th/ Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30/th/. At this time, we compare this amount to the Unadjusted Account Value on June 30/th/, $226,800. Since the June 29/th/ adjusted Highest Daily Value of $227,994.52 is greater than the June 30/th/ Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1/st/. The Unadjusted Account Value on July 1/st/, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

    . The July 1/st/ adjusted Highest Daily Value of $233,500 is also greater than the July 2/nd/ Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2/nd/.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2/nd/ and continuing through July 1/st/ of the following calendar year, will be stepped-up to $10,507.50.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income v3.0. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income v3.0. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime

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Income v3.0. If you do not designate the withdrawal as a Non-Lifetime
Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..  The Issue Date is December 3/rd/

..  Spousal Highest Daily Lifetime Income v3.0 is elected on December 3/rd/

..  The Unadjusted Account Value at benefit election was $105,000

..  No previous withdrawals have been taken under Spousal Highest Daily Lifetime
   Income v3.0

On October 3/rd/ of the same year the benefit is elected, the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3/rd/ and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income v3.0 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                                     $ 15,000
Divided by Account Value before withdrawal                            $120,000
Equals ratio                                                              12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                            $109,375

REQUIRED MINIMUM DISTRIBUTIONS

See "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income v3.0 for a discussion of the relationship between the RMD amount and the Annual Income Amount.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V3.0

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime Income v3.0, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the death of the first of them. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, SPOUSAL HIGHEST DAILY LIFETIME INCOME V3.0 TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE SECOND DESIGNATED LIFE PROVIDED THE DESIGNATED LIVES WERE SPOUSES AT THE DEATH OF THE FIRST DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

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

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

     (1) apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

     (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the first designated life, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the death of the first designated life. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

     (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

     (2) the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Spousal Highest Daily Lifetime Income v3.0 benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you elect a systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income v3.0 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account), the Secure Value Account and the DCA MVA Options. If you elect a systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

.. Any Lifetime Withdrawal that does not cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals, and you will be using an optional living benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account or the Secure Value Account. A summary description of the AST Investment Grade Bond Sub-account appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Sub-account prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity. Also, transfers we make to or from the Secure Value Account due to the election, termination or re-election of an optional living benefit will not count toward the maximum number of free transfers.

..  Upon election of the benefit, we allocate 10% of your Unadjusted Account
   Value to the Secure Value Account. This means 90% of your Unadjusted Account Value will be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current Owners of the benefit. Current Owners of the benefit will be able to maintain amounts previously allocated to

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

   those sub-accounts, but may not be permitted to transfer amounts or allocate new Purchase Payments to those sub-accounts.

.. If you elect this benefit after your Annuity is issued (which must occur within 30 days of the date your Annuity is issued) or terminate and later re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Spousal Highest
   Daily Lifetime Income v3.0 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

CHARGE FOR THE SPOUSAL HIGHEST DAILY LIFETIME INCOME V3.0

The current charge for Spousal Highest Daily Lifetime Income v3.0 is 1.10% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income v3.0 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.275% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account but we do not deduct the fee from the Secure Value Account or the DCA MVA Option. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income v3.0 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, a withdrawal that is not a withdrawal of Excess Income may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

TERMINATION OF YOUR SPOUSAL HIGHEST DAILY LIFETIME INCOME V3.0

You may not terminate the Spousal Highest Daily Lifetime Income v3.0 prior to the first benefit anniversary (the calendar date on which you elected the optional living benefit, occurring each Annuity Year after the first benefit year). If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. For example, there is currently a waiting period of 90 days before you can re-elect a new benefit (except in the case of spousal assumption of a contract).

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE FIRST DESIGNATED LIFE, IF THE SURVIVING SPOUSE OPTS TO TAKE THE DEATH BENEFIT UNDER THE ANNUITY (RATHER THAN CONTINUE THE ANNUITY) OR IF THE SURVIVING SPOUSE IS NOT AN ELIGIBLE DESIGNATED LIFE;

(II)  UPON THE DEATH OF THE SECOND DESIGNATED LIFE;

(III) YOUR TERMINATION OF THE BENEFIT;

(IV)  YOUR SURRENDER OF THE ANNUITY;

(V) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO TAKE ANNUITY PAYMENTS IN THE FORM OF THE ANNUAL INCOME AMOUNT, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(VI) BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO DUE TO A WITHDRAWAL OF EXCESS INCOME;

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

(VII) YOU ALLOCATE OR TRANSFER ANY PORTION OF YOUR ACCOUNT VALUE TO ANY SUB-ACCOUNT(S) TO WHICH YOU ARE NOT PERMITTED TO ELECTIVELY ALLOCATE OR TRANSFER ACCOUNT VALUE (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX C FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES);* OR

(VIII)YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX C FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES).*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income v3.0 other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support) for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Sub-account and the Secure Value Account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If you are participating in an asset allocation program, amounts will be transferred in accordance with your instructions for that program. If, prior to the transfer from the AST Investment Grade Bond Sub-account and the Secure Value Account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

SPOUSAL HIGHEST DAILY LIFETIME INCOME V3.0 CONDITIONS

See "Highest Daily Lifetime Income v3.0 Conditions" in the discussion of Highest Daily Lifetime Income v3.0 above for information regarding the conditions of the benefit.

ADDITIONAL TAX CONSIDERATIONS

Please see "Additional Tax Considerations" under Highest Daily Lifetime Income v3.0 above.

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

                                DEATH BENEFITS

TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT

The Annuity provides a Death Benefit prior to Annuitization. If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the death of the Owner (or the first to die, if there are multiple Owners). If the Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant's death if there is no Contingent Annuitant. If the Annuity is owned by a natural person Owner who is not also the Annuitant and the Annuitant dies, then no Death Benefit is payable because of the Annuitant's death. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid upon the Annuitant's death. The person upon whose death the Death Benefit is paid is referred to below as the "decedent".

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity held by a natural person. At this time, we will not issue an Annuity to grantor trusts with more than two grantors.

You may name as the Owner of the Annuity a grantor trust with one grantor only if the grantor is designated as the Annuitant. You may name as the Owner of the Annuity, subject to state availability, a grantor trust with two grantors only if the oldest grantor is designated as the Annuitant. We will not issue Annuities to grantor trusts with more than two grantors and we will not permit co-grantors to be designated as either joint Annuitants during the Accumulation Period or Contingent Annuitants.

Where the Annuity is owned by a grantor trust, the Annuity must be distributed within 5 years after the date of death of the first grantor's death under (S) 72(s) of the Code. If a non-Annuitant grantor predeceases the Annuitant, the Surrender Value will be payable. The Surrender Value will be payable to the trust and there is no Death Benefit provided under the Annuity except as otherwise described below. Between the date of death of the non-Annuitant grantor and the date that we distribute the Surrender Value, the Account Value is reduced by the Total Insurance Charge and subject to market fluctuations. If the Annuitant dies after the death of the first grantor, but prior to the distribution of the Surrender Value of the Annuity, then the Death Benefit amount will be payable as a lump sum to the Beneficiary or Beneficiaries as described in the "Death Benefits" section of this prospectus. See the "Death Benefits" section for information on the amount payable if the Annuitant predeceases the non-Annuitant grantor.

We determine the amount of the Death Benefit as of the date we receive "Due Proof of Death." Due Proof of Death can be met only if each of the following is submitted to us in Good Order: (a) a death certificate or similar documentation acceptable to us (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds and (c) any applicable election of the method of payment of the death benefit by at least one Beneficiary (if not previously elected by the Owner). We must be made aware of all eligible Beneficiaries in order for us to have received Due Proof of Death. Any given Beneficiary must submit the written information we require in order to be paid his/her share of the Death Benefit.

Once we have received Due Proof of Death, each eligible Beneficiary may take his/her portion of the Death Benefit in one of the forms described in this prospectus (e.g., distribution of the entire interest in the Annuity within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the Beneficiary - see "Payment of Death Benefits" below).

After our receipt of Due Proof of Death, we automatically transfer any remaining Death Benefit to the AST Money Market Sub-account. However, between the date of death and the date that we transfer any remaining Death Benefit to the AST Money Market Sub-account, THE AMOUNT OF THE DEATH BENEFIT IS IMPACTED BY THE INSURANCE CHARGE AND SUBJECT TO MARKET FLUCTUATIONS.

No Death Benefit will be payable if the Annuity terminates because your Unadjusted Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

EXCEPTIONS TO AMOUNT OF DEATH BENEFIT

There are certain exceptions to the amount of the Death Benefit.

SUBMISSION OF DUE PROOF OF DEATH AFTER ONE YEAR. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the "Return of Adjusted Purchase Payment" amount defined below).

DEATH BENEFIT SUSPENSION PERIOD. You also should be aware that there is a Death Benefit suspension period. If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), the Death Benefit will be suspended for a two year period starting from the date that person first became Owner or Annuitant. This suspension would not apply if the ownership or annuitant change was the result of Spousal Continuation or death of the prior Owner

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or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Unadjusted Account Value. After the two-year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See "Change of Owner, Annuitant and Beneficiary Designations" in "Managing Your Annuity" with regard to changes of Owner or Annuitant that are allowable.

DEATH BENEFIT AMOUNT

The Annuity provides a Death Benefit at no additional charge. The amount of the Death Benefit is equal to the greater of:

    . The Return of Adjusted Purchase Payment amount, defined as the sum of all Purchase Payments you have made since the Issue Date of the Annuity until the date of Due Proof of Death, reduced by withdrawals as described below (currently, there are no charges that reduce Purchase Payments, for purposes of the Return of Adjusted Purchase Payment amount); and

    .  Your Unadjusted Account Value on the date we receive Due Proof of Death.

IMPACT OF WITHDRAWALS ON DEATH BENEFIT AMOUNT

Partial withdrawals reduce the Return of Adjusted Purchase Payment amount. The calculation utilized to reduce the Return of Adjusted Purchase Payment amount is dependent upon whether or not either Highest Daily Lifetime Income v3.0 or Spousal Highest Daily Lifetime Income v3.0 is in effect on the date of the withdrawal. Initially, the Return of Adjusted Purchase Payment amount is equal to the sum of all "adjusted" Purchase Payments (i.e., the amount of Purchase Payments we receive, less any fees or tax charges deducted from Purchase Payments upon allocation to the Annuity) allocated to the Annuity on its Issue Date. Thereafter, the Return of Adjusted Purchase Payments Amount is:

(1) Increased by any additional adjusted Purchase Payments allocated to the Annuity, and

(2) Reduced for any partial withdrawals. The method of reduction depends on whether or not any Highest Daily Lifetime Income v3.0 Benefit is in effect on the date the withdrawal is made and the amount of the withdrawal, as described below.

    (i) If either Highest Daily Lifetime Income v3.0 or Spousal Highest Daily Lifetime Income v3.0 is in effect on the date the partial withdrawal is made, a Non-Lifetime Withdrawal, as defined under the benefit, will proportionally reduce the Return of Adjusted Purchase Payments amount (i.e., by the ratio of the amount of the withdrawal to the Unadjusted Account Value immediately prior to the withdrawal). Any Lifetime Withdrawal that is not deemed Excess Income, as those terms are described in the benefit, will cause a dollar-for-dollar basis reduction to the Return of Adjusted Purchase Payments amount. All or any portion of a Lifetime Withdrawal in an Annuity Year that is deemed Excess Income, as defined in the benefit, will cause a proportional basis reduction to the Return of Adjusted Purchase Payments amount (i.e., by the ratio of the amount of the withdrawal to the Unadjusted Account Value immediately prior to the withdrawal).

    (ii)If neither Highest Daily Lifetime Income v3.0 nor Spousal Highest Daily Lifetime Income v3.0 is in effect on the date the partial withdrawal is made, the withdrawal will cause a proportional basis reduction to the Return of Adjusted Purchase Payments Amount (i.e., by the ratio of the amount of the withdrawal to the Unadjusted Account Value immediately prior to the withdrawal).

Please be advised that a partial withdrawal that occurs on the same date as the effective date of Highest Daily Lifetime Income v3.0 or Spousal Highest Daily Lifetime Income v3.0 will be treated as if such benefit were in effect at the time of the withdrawal, for purposes of calculating the Return of Adjusted Purchase Payments amount. Further, if you terminate Highest Daily Lifetime Income v3.0 or Spousal Highest Daily Lifetime Income v3.0, and also take a withdrawal on that date, then the withdrawal will be treated as if such benefit were NOT in effect at the time of the withdrawal.

SPOUSAL CONTINUATION OF ANNUITY

Unless you designate a Beneficiary other than your spouse, upon the death of either spousal Owner, the surviving spouse may elect to continue ownership of the Annuity instead of taking the Death Benefit payment. The Unadjusted Account Value as of the date of Due Proof of Death will be equal to the Death Benefit that would have been payable. Any amount added to the Unadjusted Account Value will be allocated to the Sub-accounts (if you participate in an optional living benefit, such amount will not be directly added to the AST Investment Grade Bond Sub-account used by the benefit, but may be reallocated by the predetermined mathematical formula on the same day). No CDSC will apply to Purchase Payments made prior to the effective date of a spousal continuation. However, any additional Purchase Payments made after the date the spousal continuation is effective will be subject to all provisions of the Annuity, including the CDSC when applicable. For purposes of calculating the CDSC to which Purchase Payments made after spousal continuation may be subject, we employ the same CDSC schedule in the same manner as for Purchase Payments made prior to spousal continuation. Moreover, to calculate the CDSC applicable to the withdrawal of a Purchase Payment made by the surviving spouse, we would consider cumulative Purchase Payments made both before, on and after the date of spousal continuation. We will impose the Premium Based Charge on all Purchase Payments (whether received before, on or after the date of spousal continuation) according to the same schedule used prior to spousal continuation. To calculate the

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Premium Based Charge applicable to Purchase Payments after the date of spousal continuation, we would consider cumulative Purchase Payments made both before, on and after the date of spousal continuation.

Subsequent to spousal continuation, the Death Benefit will be equal to the greater of:

    . The Unadjusted Account Value on Due Proof of Death of the surviving spouse; and

    . The Return of Adjusted Purchase Payments amount (as described above). However, upon spousal continuation, we reset the Return of Adjusted Purchase Payments amount to equal the Unadjusted Account Value. Any subsequent additional Purchase Payments or partial withdrawals would affect the Return of Adjusted Purchase Payments amount as described above.

Spousal continuation is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Code ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the Beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

We allow a spouse to continue the Annuity even though he/she has reached or surpassed the Latest Annuity Date. However, upon such a spousal continuation, annuity payments would begin immediately.

A surviving spouse's ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see "Managing Your Annuity - Spousal Designations"). Please consult your tax or legal adviser for more information about such impact in your state.

PAYMENT OF DEATH BENEFIT

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED PLANS)

Except in the case of a spousal continuation as described above, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. In the event of the decedent's death before the Annuity Date, the Death Benefit must be distributed:

    .  within five (5) years of the date of death (the "5 Year Deadline"); or

    . as a series of payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES HELD BY TAX-FAVORED PLANS

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the Death Benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated Beneficiary and whether the Beneficiary is your surviving spouse as defined for federal tax law purposes.

    . If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death (the "Qualified 5 Year Deadline"), or as periodic payments not extending beyond the life expectancy of the designated Beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age
       70/ 1//\\2\\, whichever is later. Additionally, if the Death Benefit is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

    . If you die before a designated Beneficiary is named and before the date Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out by the Qualified 5 Year Deadline. If the Beneficiary does not begin installments by December 31/st/ of the year following the year of death, we will require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. For

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       Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

    . If you die before a designated Beneficiary is named and after the date Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A Beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the Death Benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code. The tax consequences to the Beneficiary may vary among the different Death Benefit payment options. See the "Tax Considerations" and consult your tax adviser.

BENEFICIARY CONTINUATION OPTION

Instead of receiving the Death Benefit in a single payment, or under an Annuity Option, a Beneficiary may take the Death Benefit under an alternative Death Benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans." This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities. Under the Beneficiary Continuation Option:

..  The Beneficiary must apply at least $15,000 to the Beneficiary Continuation
   Option (thus, the Death Benefit amount payable to each Beneficiary must be at least $15,000).

.. The Annuity will be continued in the Owner's name, for the benefit of the Beneficiary.

.. Beginning on the date we receive an election by the Beneficiary to take the Death Benefit in a form other than a lump sum, the Beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. The charge is 1.00% per year.

.. Beginning on the date we receive an election by the Beneficiary to take the Death Benefit in a form other than a lump sum, the Beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Unadjusted Account Value. The fee will only apply if the Unadjusted Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

.. The initial Unadjusted Account Value will be equal to any Death Benefit that would have been payable to the Beneficiary if the Beneficiary had taken a lump sum distribution.

.. The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-accounts may not be available.

.. The Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

..  No DCA MVA Options will be offered for Beneficiary Continuation Options.

.. No additional Purchase Payments can be applied to the Annuity. Multiple death benefits cannot be combined in a single Beneficiary Continuation Option.

..  Premium Based Charges will no longer apply.

.. The Death Benefit and any optional living benefits elected by the Owner will no longer apply to the Beneficiary.

.. The Beneficiary can request a withdrawal of all or a portion of the Unadjusted Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the Beneficiary's withdrawal rights.

..  Withdrawals are not subject to CDSC.

.. Upon the death of the Beneficiary, any remaining Unadjusted Account Value will be paid in a lump sum to the person(s) named by the Beneficiary (successor), unless the successor chooses to continue receiving payments through a Beneficiary Continuation Option established for the successor.

.. If the Beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in Good Order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

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We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Beneficiary Continuation Option.

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                            VALUING YOUR INVESTMENT

VALUING THE SUB-ACCOUNTS

When you allocate Account Value to a Sub-account, you are purchasing Units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, and if you elected one or more optional living benefits whose annualized charge is deducted daily, the additional charge for such benefits.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price". The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge and the charges for any optional living benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See "Termination of Optional Living Benefits" below for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we redeem 178.677 Units at the current Unit Price, leaving you
158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

PROCESSING AND VALUING TRANSACTIONS

Pruco Life is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern
Time). Generally, financial transactions requested in Good Order before the close of regular trading on the NYSE will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of regular trading on the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of regular trading on the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of regular trading on the NYSE will be used when valuing and processing transactions.

We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed. Pruco Life will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..  trading on the NYSE is restricted;

.. an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or

.. the SEC, by order, permits the suspension or postponement for the protection of security holders.

In certain circumstances, we may need to correct the processing of an order. In such circumstances, we may incur a loss or receive a gain depending upon the price of the security when the order was executed and the price of the security when the order is corrected. With respect to any gain that may result from such order correction, we will retain any such gain as additional compensation for these correction services.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive the Purchase Payment in Good Order at our Service Office. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue an Annuity within two (2) Valuation Days.

With respect to your initial Purchase Payment that is pending investment in our Separate Account, we may hold the amount temporarily in a suspense account and we may earn interest on such amount. You will not be credited with interest during that period. The monies held in the suspense account may be subject to claims of our general creditors. Also, the Purchase Payment will not be reduced nor increased due to market fluctuations during that period.

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As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to claims of our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments as of the Valuation Day that we receive the Purchase Payment at our Service Office in Good Order. We may limit, restrict, suspend or reject any additional Purchase Payments at any time. See "Additional Purchase Payments" under "Purchasing Your Annuity" earlier in this prospectus.

SCHEDULED TRANSACTIONS: Scheduled transactions include transfers under Dollar Cost Averaging, the Asset Allocation Program, Auto-Rebalancing, systematic withdrawals, Systematic Investments, Required Minimum Distributions, substantially equal periodic payments under section 72(t)/72(q) of the Code, and annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to Required Minimum Distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day. In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for partial withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for
(a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in Good Order, and will process the transaction in accordance with the discussion in "Processing And Valuing Transactions."

MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Service Office in Good Order all supporting documentation we require for such transactions.

We generally pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in Good Order at our Service Office.

TERMINATION OF OPTIONAL LIVING BENEFITS: For the Highest Daily Lifetime Income v3.0 benefits, if the benefit terminates for any reason other than death or annuitization, we will deduct a final charge upon termination, based on the number of days since the charge for the benefit was most recently deducted.

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                              TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax adviser for complete information and advice.

Generally, the cost basis in an Annuity not associated with a tax-favored retirement plan is the amount you pay into your Annuity, or into Annuities exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

SAME SEX MARRIAGES, CIVIL UNIONS AND DOMESTIC PARTNERSHIPS

The summary that follows includes a description of certain spousal rights under the Annuity and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with
Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A NONQUALIFIED ANNUITY IS OWNED BY AN INDIVIDUAL OR NON-NATURAL PERSON AND IS NOT ASSOCIATED WITH A TAX-FAVORED RETIREMENT PLAN.

TAXES PAYABLE BY YOU

We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the Annuity are treated as a partial withdrawal from the Annuity and will be reported as such to the Annuity Owner.

It is possible that the IRS could assert that some or all of the charges for the optional living benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the Annuity. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of cost basis, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any

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withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

TAXES ON ANNUITY PAYMENTS

If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

MAXIMUM ANNUITY DATE

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity Date for your Annuity. For some of our Annuities, you are able to choose to defer the Annuity Date beyond the default Annuity Date described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.

Please refer to your Annuity contract for the maximum Annuity Date.

PARTIAL ANNUITIZATION

Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a Nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under section 72 of the Code. We do not currently permit partial annuitization.

MEDICARE TAX ON NET INVESTMENT INCOME

The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,300 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.

TAX PENALTY FOR EARLY WITHDRAWAL FROM A NONQUALIFIED ANNUITY

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..  the amount is paid on or after you reach age 59 1/2 or die;

..  the amount received is attributable to your becoming disabled;

.. generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

.. the amount received is paid under an immediate Annuity (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

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SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

After you elect an annuity payment option, you are not eligible for a tax-free exchange under Section 1035.

TAXES PAYABLE BY BENEFICIARIES FOR A NONQUALIFIED ANNUITY

The Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

.. As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

.. Within 5 years of death of Owner, the Beneficiary is taxed as amounts are withdrawn (with gain treated as being distributed first).

.. Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis.

CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

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ENTITY OWNERS

Where an Annuity is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax annually.

Where an Annuity is issued to a Charitable Remainder Trust (CRT), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity held by a natural person. At this time, we will not issue an Annuity to grantor trusts with more than two grantors.

You may name as the Owner of the Annuity a grantor trust with one grantor only if the grantor is designated as the Annuitant. You may name as the Owner of the Annuity, subject to state availability, a grantor trust with two grantors only if the oldest grantor is designated as the Annuitant. We will not issue Annuities to grantor trusts with more than two grantors and we will not permit co-grantors to be designated as either joint Annuitants during the Accumulation Period or Contingent Annuitants.

Where the Annuity is owned by a grantor trust, the Annuity must be distributed within 5 years after the date of death of the first grantor's death under (S) 72(s) of the Code. If a non-Annuitant grantor predeceases the Annuitant, the Surrender Value will be payable. The Surrender Value will be payable to the trust and there is no Death Benefit provided under the Annuity except as otherwise described below. Between the date of death of the non-Annuitant grantor and the date that we distribute the Surrender Value, the Account Value is reduced by the Total Insurance Charge and subject to market fluctuations. If the Annuitant dies after the death of the first grantor, but prior to the distribution of the Surrender Value of the Annuity, then the Death Benefit amount will be payable as a lump sum to the Beneficiary or Beneficiaries as described in the "Death Benefits" section of this prospectus. See the "Death Benefits" section for information on the amount payable if the Annuitant predeceases the non-Annuitant grantor.

ANNUITY QUALIFICATION

Diversification And Investor Control. In order to qualify for the tax rules applicable to Annuities described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A NONQUALIFIED ANNUITY. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person

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in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

Changes In Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A QUALIFIED ANNUITY IS AN ANNUITY WITH APPLICABLE ENDORSEMENTS FOR A TAX-FAVORED PLAN OR A NONQUALIFIED ANNUITY HELD BY A TAX-FAVORED RETIREMENT PLAN.

The following is a general discussion of the tax considerations for Qualified Annuites. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.

A Qualified Annuity may typically be purchased for use in connection with:

..  Individual retirement accounts and annuities (IRAs), including inherited
   IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

..  Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary
   Roth IRA) under Section 408A of the Code;

..  A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

..  H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

..  Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
   Deferred Annuities or TDAs);

..  Section 457 plans (subject to 457 of the Code).

A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

TYPES OF TAX-FAVORED PLANS

IRAS. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" and "Roth IRA Disclosure Statement" which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (the material terms are summarized in this Prospectus and in those Disclosure Statements), the IRS requires that you have a "Free Look" after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2015 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA", which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12

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months. An IRA transfer is a tax-free trustee-to-trustee "transfer" from one
IRA account to another. IRA transfers are not subject to this 12 month rule.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

Required Provisions.Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..  You, as Owner of the Annuity, must be the "Annuitant" under the contract
   (except in certain cases involving the division of property under a decree of divorce);

..  Your rights as Owner are non-forfeitable;

..  You cannot sell, assign or pledge the Annuity;

.. The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

.. The date on which required minimum distributions must begin cannot be later than April 1/st/ of the calendar year after the calendar year you turn age 70 1/2; and

.. Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

..  A 10% early withdrawal penalty described below;

.. Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

..  Failure to take a Required Minimum Distribution, also described below.

SEPS. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

.. If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
   (a) $53,000 in 2015, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2015, this limit is $265,000;

.. SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

.. SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $18,000 in 2015 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "Free Look" period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAS. The "Roth IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..  Contributions to a Roth IRA cannot be deducted from your gross income;

..  "Qualified distributions" from a Roth IRA are excludable from gross income.
   A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner's death; (c) due to the Owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

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..  If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

TDAS. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $18,000 in 2015. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

..  Your attainment of age 59 1/2;

..  Your severance of employment;

..  Your death;

..  Your total and permanent disability; or

.. Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any "direct transfer" of your interest in the Annuity to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

CAUTION: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

REQUIRED MINIMUM DISTRIBUTIONS AND PAYMENT OPTIONS

If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value

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only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

CHARITABLE IRA DISTRIBUTIONS.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2015, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2015.

For distributions in tax years beginning after 2005 and before 2015, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A QUALIFIED ANNUITY

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the Annuity and receive required minimum distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

.. If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31/st/ of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

.. If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

.. If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner's spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.

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Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred.
Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

TAX PENALTY FOR EARLY WITHDRAWALS FROM A QUALIFIED ANNUITY You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..  the amount is paid on or after you reach age 59 1/2 or die;

..  the amount received is attributable to your becoming disabled; or

.. generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

WITHHOLDING

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

.. For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions

.. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and

..  For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS - QUALIFIED ANNUITIES

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you

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designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

ADDITIONAL INFORMATION ABOUT IRAS

For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

GIFTS AND GENERATION-SKIPPING TRANSFERS

If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

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                               OTHER INFORMATION

PRUCO LIFE AND THE SEPARATE ACCOUNT

PRUCO LIFE. Pruco Life Insurance Company (Pruco Life) is a stock life insurance company organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam and in all states except New York. Pruco Life is a wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a New Jersey stock life insurance company that has been doing business since 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial), a New Jersey insurance holding company. No company other than Pruco Life has any legal responsibility to pay amounts that Pruco Life owes under its annuity contracts. This means that where you participate in an optional living benefit and the value of that benefit (e.g., the Protected Withdrawal Value for Highest Daily Lifetime Income v3.0) exceeds your current Account Value, you would rely solely on the ability of Pruco Life to make payments under the benefit out of its own assets. As Pruco Life's ultimate parent, Prudential Financial, however, exercises significant influence over the operations and capital structure of Pruco Life.

Pruco Life incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (Exchange Act) since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by Pruco Life pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. Pruco Life will provide to each person, including any beneficial Owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Pruco Life Insurance Company, One Corporate Drive, Shelton, CT 06484 or by calling 800-752-6342. Pruco Life files periodic reports as required under the Exchange Act. The public may read and copy any materials that Pruco Life files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

Pruco Life conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Pruco Life may change over time. As of December 31, 2014, non-affiliated entities that could be deemed service providers to Pruco Life and/or an affiliated insurer within the Pruco Life business unit consisted of those set forth in the table below.

NAME OF SERVICE PROVIDER                         SERVICES PROVIDED                              ADDRESS
-------------------------------------  -------------------------------------- -------------------------------------------
Broadridge Investor Communication      Proxy services and regulatory mailings 51 Mercedes Way, Edgewood, NY 11717
Solutions, Inc.

CT Corporation System                  UCC filings, corporate filings and     111 Eighth Avenue, New York, NY 10011
                                       annual report filings

Depository Trust & Clearing            Clearing and settlement services       55 Water Street, 26/th/ Floor, New York, NY
Corporation                                                                   10041

EDM Americas                           Records management and administration  301 Fayetteville Street, Suite 1500,
                                       of annuity contracts                   Raleigh, NC 27601

ExlService Holdings, Inc.              Administration of annuity contracts    350 Park Avenue, 10/th/ Floor, New York,
                                                                              NY 10022

National Financial Services            Clearing and settlement services       82 Devonshire Street Boston, MA 02109

NEPS, LLC                              Composition, printing, and mailing of  12 Manor Parkway, Salem, NH 03079 contracts and benefit documents

Pershing LLC                           Order-entry systems provider           One Pershing Plaza, Jersey City, NJ 07399

Thomson Reuters                        Tax form printing                      3 Times Square New York, NY 10036

Venio                                  Claim related services                 4031 University Drive, Suite 100, Fairfax,
                                                                              VA 22030

THE SEPARATE ACCOUNT. We have established a Separate Account, the Pruco Life Flexible Premium Variable Annuity Account (Separate Account), to hold the assets that are associated with the Annuities. The Separate Account was

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

established under Arizona law on June 16, 1995, and is registered with the SEC under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. The assets of the Separate Account are held in the name of Pruco Life and legally belong to us. Pruco Life segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains, and losses, whether or not realized, for assets allocated to the Separate Account are, in accordance with the Annuities, credited to or charged against the Separate Account without regard to other income, gains, or losses of Pruco Life. The obligations under the Annuity are those of Pruco Life, which is the issuer of the Annuity and the depositor of the Separate Account. More detailed information about Pruco Life, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

In addition to rights that we specifically reserve elsewhere in this prospectus, we reserve the right to perform any or all of the following:

.. offer new Sub-accounts, eliminate Sub-Accounts, substitute Sub-accounts or combine Sub-accounts;

.. close Sub-accounts to additional Purchase Payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates;

..  combine the Separate Account with other "unitized" separate accounts;

..  deregister the Separate Account under the Investment Company Act of 1940;

.. manage the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;

.. make changes required by any change in the federal securities laws, including, but not limited to, the Securities Act of 1933, the Securities Act of 1934, the Investment Company Act of 1940, or any other changes to the Securities and Exchange Commission's interpretation thereof;

.. establish a provision in the Annuity for federal income taxes if we determine, in our sole discretion, that we will incur a tax as the result of the operation of the Separate Account;

.. make any changes required by federal or state laws with respect to annuity contracts; and

.. to the extent dictated by any underlying Portfolio, impose a redemption fee or restrict transfers within any Sub-account.

We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with guidance provided by the SEC or its staff (or after obtaining an order from the SEC, if required). We reserve the right to substitute underlying Portfolios, as allowed by applicable law. If we make a fund substitution or change, we may change the Annuity contract to reflect the substitution or change. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Automatic Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

With the DCA MVA Options, we use a separate account of Pruco Life different from the Pruco Life Flexible Premium Variable Annuity Account discussed above. The separate account for the MVA Options is not registered under the Investment Company Act of 1940. Moreover, you do not participate in the appreciation or depreciation of the assets held by that separate account.

THE GENERAL ACCOUNT. Our general obligations and any guaranteed benefits under the Annuity are supported by our general account, which includes amounts in the Secure Value Account, and are subject to our claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.

FEES AND PAYMENTS RECEIVED BY PRUCO LIFE

As detailed below, Pruco Life and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios' advisers and subadvisers. Because these fees and payments are made to Pruco Life and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see "Variable Investment Options" under "Investment Options" earlier in this prospectus.

We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio's assets and are therefore borne by Owners. We also receive "revenue sharing" payments from the advisers of the underlying Portfolios or their affiliates (not the Portfolios), which compensate us for administrative services. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are equal to an annual rate of 0.50% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.

In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, subadviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. During 2014, with regard to the total amounts that were paid under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from approximately $300.00 to approximately $354,505.58. These amounts relate to all individual variable annuity contracts issued by Pruco Life or its affiliates, not only the Annuity covered by this prospectus.

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CYBER SECURITY RISKS. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.

LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS

Each underlying Portfolio is registered as an open-end management investment company under the Investment Company Act of 1940. Shares of the underlying Portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

VOTING RIGHTS

We are the legal owner of the shares of the underlying Portfolios in which the Sub-accounts invest. However, under current SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying Portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares that are owned directly by us or an affiliate (excluding shares held in the separate account of an affiliated insurer). In addition, because all the shares of a given Portfolio held within our Separate Account are legally owned by us, we intend to vote all of such shares when that underlying Portfolio seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying Portfolio's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting", it is possible that the votes of a small percentage of contract holders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund Portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying Portfolio that require a vote of shareholders. We reserve the right to change the voting procedures described above if applicable SEC rules change.

Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change subadvisers for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the subadvisers by AST Investment Services, Inc., Prudential Investments LLC and the Trustees.

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The exemption does not apply to the AST Franklin Templeton Founding Funds
Allocation Portfolio; shareholder approval of new subadvisory agreements for this Portfolio only is required. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

MATERIAL CONFLICTS

It is possible that differences may occur between companies that offer shares of an underlying mutual fund Portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund Portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts", in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

CONFIRMATIONS, STATEMENTS, AND REPORTS

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter, if there have been transactions during the quarter. We may confirm certain regularly scheduled transactions, including, but not limited to the Annual Maintenance Fee, systematic withdrawals (including 72(t)/72(q) payments and Required Minimum Distributions), electronic funds transfer, Dollar Cost Averaging, auto rebalancing, and Premium Based Charges in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge $50 for each such additional or previously sent report, but may waive that charge in the future. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and AST Portfolios. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker/dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with both affiliated and unaffiliated broker/dealers who are registered under the Exchange Act (collectively, "Firms"). The affiliated broker/dealer, Pruco Securities, LLC is an indirect wholly-owned subsidiary of Prudential Financial that sells variable annuity and variable life insurance (among other products) through its registered representatives. Applications for each Annuity are solicited by registered representatives of the Firms. PAD utilizes a network of its own registered representatives to wholesale the Annuities to Firms. Because the Annuities offered through this prospectus are insurance products as well as securities, all registered representatives who sell the Annuities are also appointed insurance agents of Pruco Life.

Under the selling agreements, commissions are paid to firms on sales of the Annuity according to one or more schedules. The registered representative will receive all or a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 5%. In addition, we may pay trail commissions, equal to a percentage of the average account value or based on other criteria. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account. Compensation varies by annuity product, and such differing compensation could be a factor in which annuity a Financial Professional recommends to you.

In addition, in an effort to promote the sale of our products (which may include the placement of Pruco Life and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker/dealers firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide to us or our affiliates. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis; providing office access, operations and systems support; holding seminars intended to educate registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval and preferred programs to PAD. We, or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

The list below identifies three general types of payments that PAD pays to registered broker/dealers and firms which are broadly defined as follows:

    . Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon the total assets, subject to certain criteria in certain Pruco Life products.

    . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as Purchase Payments under Pruco Life annuity products sold through the firm.

    . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2014) received payment with respect to our annuity business generally during 2014 (or as to which a payment amount was accrued during 2014). Because this Annuity is new, the list below does not reflect amounts paid with respect to the sale of this Annuity. The firms listed below include those receiving payments in connection with marketing of products issued by Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey. Your Financial Professional can provide you with more information about the compensation arrangements that apply upon request. During 2014, the least amount paid, and greatest amount paid, were $25.00 and $9,079,316.06, respectively.

NAME OF FIRM:              Epoch Investment           Mass Mutual Financial
1st Global Capital Corp.   Management                 Group
Advisor Group              Equity Services, Inc.      Merrill Lynch, P,F,S
Aegon Transamerica         Federated Investors        MetLife
Afore Met Life             Fidelity Institutional     MFS
AFS Brokerage, Inc.        Wealth Services (FIWS)     MML Investors Services,
AIG Advisor Group          Fidelity Investments       Inc.
AIG Financial Advisors     Fifth Third Securities,    Money Concepts Capital
Inc.                       Inc.                       Corp.
Alliance                   Financial Planning         Morgan Stanley Smith
Alliant/Benefit Partners   Consultants                Barney
Allianz                    Financial Services Int'l   Morgan Stanley Smith
Allstate Financial         Corp. (FSIC)               Barney (PDI)
Services, LLC              Financial Telesis          MTL Equity Products, Inc.
American Financial         Financial West Group       Mutual of Omaha Bank
Associates                 First Allied Securities    National Planning
American Portfolio         Inc.                       Corporation
Financial Services Inc.    First Citizens Bank        National Securities Corp.
Ameritas Investment Corp.  First Heartland Capital,   Natixis Funds
Ameritus Capital Group,    Inc.                       Neuberger Berman
Inc.                       First Merit Investments    Next Financial Group,
Annuity Partners           First Protective           Inc.
Annuity Services           Insurance Group            NFP Securities, Inc.
Appointment Resources      First Southeast Investor   OneAmerica Securities,
AQR Capital Management     Services                   Inc.
Arete Wealth Management    First Tennessee            Oppenheimer & Co., Inc.
Arque Capital, Ltd.        Brokerage, Inc.            Pacific Life
Arthur J. Gallagher        FMS Financial Partners,    Park Avenue Securities,
Arvest Asset Management    Inc.                       LLC
Astoria Federal Savings    Fortune Financial          Pensionmark Retirement
AXA Advisors, LLC          Services, Inc.             Group
BancWest Investment        Franklin Templeton         People's Securities
Services                   FSC Securities Corp.       PIMCO
BBVA Compass Investment    Garden State Securities,   PlanMember Securities
Solutions, Inc.            Inc.                       Corp.
Ballew Investments         GATX Southern Star Agency  PNC Investments, LLC
Bank of Oklahoma           Gary Goldberg & Co., Inc.  PNC Bank
Bank of Texas              Geneos Wealth Management,  Presidential Brokerage
BB&T Investment Services,  Inc.                       Princor Financial
Inc.                       Girard Securities, Inc.    Services Corp.
BCG Securities, Inc.       Goldman Sachs & Co.        ProEquities
Berthel Fisher & Company   Great American Investors,  Prospera Financial
BFT Financial Group, LLC   Inc.                       Services, Inc.
BlackRock Financial        GWN Securities, Inc.       Prudential Annuities
Management Inc.            H. Beck, Inc.              Purshe Kaplan Sterling
Broadridge                 H.D. Vest Investment       Investments
Brokers International      Hantz Financial Services,  Questar Capital
Brookstone Financial       Inc.                       Corporation
Services                   Harbor Financial           Raymond James &
Cadaret, Grant & Co., Inc. Services, LLC              Associates
Cambridge Advisory Group   Harbour Investments, Inc.  Raymond James Financial
Cambridge Investment       Hazard & Siegel, Inc.      Svcs
Research, Inc.             HBW Securities, Inc.       RBC Capital Markets
Cape Securities, Inc.      Hornor, Townsend & Kent,   Corporation
Capital Advisors           Inc.                       Regal Securities
Capital Analysts           HSBC                       Resource Horizons Group
Capital Financial          Huntington Investment      Ridgeway & Conger, Inc.
Services, Inc.             Services                   Robert W. Baird & Co.,
Capital Growth Resources   Independent Financial      Inc.
Capital Guardian           Grp, LLC                   Royal Alliance Associates
Capital Investment Group,  Infinex Investments, Inc.  Russell Investments
Inc.                       ING Financial Partners,    Sagepoint Financial, Inc.
Capital One Investment     LLC                        Sage Rutty & Co., Inc.
Services, LLC              Institutional Securities   Sammons Securities Co.,
Capital Securities         Corp.                      LLC
Management                 Intercarolina Financial    Santander
CCF Investments, Inc.      Services, Inc.             Schroders Investment
CCO Investment Services    Invest Financial           Management
Corp.                      Corporation                Scott & Stringfellow, LLC
Centaurus Financial, Inc.  Investacorp                Securian Financial
Cetera Advisor Network LLC Investment Centers of      Services, Inc.
Cetera Financial Group LLC America                    Securities America, Inc.
Cetera Financial           Investment Planners, Inc.  Securities Service
Specialists                Investment Professionals   Network
Cetera Investment Services Investors Capital          Sigma Financial
CFD Investments, Inc.      Corporation                Corporation
Charter One Bank           ISC Group Inc.             Signator Investors, Inc.
(Cleveland)                J.J.B. Hilliard Lyons,     SII Investments, Inc.
Chase Investment Services  Inc.                       Sorrento Pacific
Citigroup Global Markets   J.P. Morgan                Financial LLC
Inc.                       J.W. Cole Financial, Inc.  Southeast Financial
Cognizant                  Janney Montgomery Scott,   Group, Inc.
Comerica Securities, Inc.  LLC                        Southern Bank
Commonwealth Financial     Jennison Associates, LLC   Specialized Schedulers
Network                    KCG Holdings, Inc.         Sterne Agee Financial
Compass Bank Wealth        Key Bank                   Services, Inc.
Management Group           Key Investment Services    Stifel Nicolaus & Co.
Comprehensive Asset        LLC                        Strategic Financial
Management                 KMS Financial Services,    Alliance Inc.
Crown Capital Securities,  Inc.                       Summit Brokerage
L.P.                       Kovack Securities, Inc.    Services, Inc.
CUNA Brokerage Svcs, Inc.  LaSalle St. Securities,    Summit Financial
CUSO Financial Services,   LLC                        Sunset Financial
L.P.                       Lazard                     Services, Inc.
David Lerner and           Leaders Group Inc.         SunTrust Investment
Associates                 Legend Equities            Services, Inc.
Dempsey Lord Smith, LLC    Corporation                SWS Financial Services,
DWS Investments            Legg Mason                 Inc
Eaton Vance                Leigh Baldwin & Company,   Symetra Investment
Edward Jones & Co.         LLC                        Services Inc.
                           LIMRA (Life Insurance and  Syndicated
                           Market Research            T. Rowe Price Group, Inc.
                           Association)               TFS Securities, Inc.
                           Lincoln Financial Advisors The Investment Center
                           Lincoln Financial          The O.N. Equity Sales Co.
                           Securities Corporation     The Prudential Insurance
                           Lincoln Investment         Company of America
                           Planning                   The PNC Financial
                           LPL Financial Corporation  Services Group, Inc.
                           LPL Financial Corporation  The Strategic Financial
                           (PDI)                      Alliance Inc.
                           M and T Bank Corporation
                           M Holdings Securities,
                           Inc.

TransAmerica Financial     US Bank                    Wells Fargo Investments
Advisors, Inc.             VALIC Financial Advisors,  LLC
Triad Advisors, Inc.       Inc.                       Western Asset Management
Trustmont Financial        Veritrust Financial LLC    Company
Group, Inc.                VSR Financial Services,    WFG Investments, Inc.
UBS Financial Services,    Inc.                       Wintrust Financial
Inc.                       Waddell & Reed Inc.        Corporation
Umpqua Investments         Wall Street Financial      Woodbury Financial
Unionbanc Investment       Group                      Services
Services, LLC              Wayne Hummer Investments   World Equity Group, Inc.
United Brokerage           LLC                        World Group Securities,
Services, Inc.             Wells Fargo Advisors LLC   Inc.
United Planners Financial  Wells Fargo Advisors LLC   WRP Investments, Inc.
Service                    - Wealth                   Wunderlich Securities
USA Financial Securities
Corp.

While compensation is generally taken into account as an expense in considering the charges applicable to a contract product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Your Financial Professional can provide you with more information about the compensation arrangements that apply upon request.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Pruco Life are included in the Statement of Additional Information.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

LITIGATION AND REGULATORY MATTERS

Pruco Life is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Pruco Life and proceedings generally applicable to business practices in the industry in which we operate. Pruco Life is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Pruco Life is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Pruco Life, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Pruco Life's pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Pruco Life establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed. As of December 31, 2014, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Pruco Life reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Pruco Life's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Pruco Life's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Pruco Life's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Pruco Life's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Pruco Life's financial position.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

..  Company

..  Experts

..  Principal Underwriter

..  Payments Made to Promote Sale of Our Products

..  Cyber Security Risks

..  Determination of Accumulation Unit Values

..  Financial Statements

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

PRUDENTIAL'S CUSTOMER SERVICE TEAM

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

INTERNET

Access information about your Annuity through our website:
www.prudentialannuities.com

CORRESPONDENCE SENT BY REGULAR MAIL

Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

CORRESPONDENCE SENT BY OVERNIGHT*, CERTIFIED OR REGISTERED MAIL

Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025

* Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g., Federal Express, United Parcel Service) will be delivered to the address listed below.

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center
(1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number
(PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Pruco Life does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Nor, due to circumstances beyond our control, can we provide any assurances as to the delivery of transaction instructions submitted to us by regular and/or express mail.

Regular and/or express mail (if operational) will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Pruco Life reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

                     APPENDIX A - ACCUMULATION UNIT VALUES

 Here, we set forth historical Unit values.

       PREMIER RETIREMENT VARIABLE ANNUITY (issued on or after 2-10-2014)
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (0.85%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $10.96241        $11.40396            29,465
------------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   02/10/2014 to 12/31/2014                                $12.01305        $12.75023        12,242,147
------------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/10/2014 to 12/31/2014                                 $9.52107         $9.76411            12,174
------------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   02/10/2014 to 12/31/2014                                $11.36275        $13.13032               938
------------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $11.91766        $12.73759        31,297,809
------------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   02/10/2014 to 12/31/2014                                $11.18919        $11.68919        11,972,580
------------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   02/10/2014 to 12/31/2014                                $10.48860        $10.84322         1,241,994
------------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $12.17652        $13.60447            23,141
------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $12.23133        $13.20499        19,449,882
------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/10/2014 to 12/31/2014                                $11.41549        $13.22905            35,775
------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   02/10/2014 to 12/31/2014                                $11.62849        $14.24278            39,925
------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                 $9.82311        $10.15307         1,020,952
------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   02/10/2014 to 12/31/2014                                $11.29994        $11.89224        10,397,703
------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $11.88379        $12.66982           636,586
------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   02/10/2014 to 12/31/2014                                $10.66746        $11.06003         8,552,867
------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   02/10/2014 to 12/31/2014                                $11.46280        $12.93393            67,279
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $12.99706        $14.89035         2,051,424
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $13.53878        $15.16028            75,595
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   02/10/2014 to 12/31/2014                                $11.04398        $11.55257         6,637,081
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $13.82642        $15.39675         1,116,140
------------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $12.85350        $13.48069           107,936
------------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   02/10/2014 to 12/31/2014                                $11.81219        $11.90687            91,754

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   02/10/2014 to 12/31/2014                              $11.08259        $10.78866        10,857,975
----------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   02/10/2014 to 12/31/2014                              $10.39422         $9.97206            74,281
----------------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   02/10/2014 to 12/31/2014                              $11.57972        $11.98433            41,323
----------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   02/10/2014 to 12/31/2014                              $11.89115        $12.75542         3,363,072
----------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   02/10/2014 to 12/31/2014                              $10.90108        $10.54612           113,668
----------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   02/10/2014 to 12/31/2014                              $11.44519        $12.06274            24,386
----------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                              $14.47251        $15.50179           661,085
----------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                              $14.00166        $16.23119        12,586,141
----------------------------------------------------------------------------------------------------------
AST Legg Mason Diversified Growth Portfolio
   11/24/2014* to 12/31/2014                              $9.99930         $9.95070            22,981
----------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                              $13.44045        $15.01403         2,436,087
----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   02/10/2014 to 12/31/2014                              $10.80716        $11.22167        19,814,245
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   02/10/2014 to 12/31/2014                              $13.11059        $13.89688         3,256,525
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   02/10/2014 to 12/31/2014                              $14.38889        $15.65743         1,606,282
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   02/10/2014 to 12/31/2014                              $13.14260        $14.90553           204,605
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   02/10/2014 to 12/31/2014                              $13.05434        $15.25573            74,407
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   02/10/2014 to 12/31/2014                               $9.76653         $9.69248           114,854
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   02/10/2014 to 12/31/2014                              $13.76765        $16.12679            77,656
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   02/10/2014 to 12/31/2014                              $10.25966        $10.53261            79,420
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                              $13.26133        $14.43362         3,801,745
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                              $11.99781        $12.75840         2,981,472
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   02/10/2014 to 12/31/2014                               $8.46067         $8.36743            79,772
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   02/10/2014 to 12/31/2014                              $10.16063        $10.01584           294,623
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   02/10/2014 to 12/31/2014                              $10.71497        $10.89799         9,139,056
----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                              $11.37489        $11.94095         5,791,373
----------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   02/10/2014 to 12/31/2014                              $10.53017        $10.90853         7,291,166
----------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   02/10/2014 to 12/31/2014                              $11.21924        $12.35491        16,918,872
----------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/10/2014 to 12/31/2014                               $9.02507         $9.35055             4,943
----------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   02/10/2014 to 12/31/2014                              $11.48198        $13.41605               976

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   02/10/2014 to 12/31/2014                                $13.87471        $16.70611            19,409
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   02/10/2014 to 12/31/2014                                $11.18334        $11.82386         9,295,949
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   02/10/2014 to 12/31/2014                                $12.02202        $12.85507         2,370,874
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   02/10/2014 to 12/31/2014                                $11.06646        $11.49813            16,481
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   02/10/2014 to 12/31/2014                                $13.46671        $13.82158           743,215
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $12.91686        $13.37007            40,844
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   02/10/2014 to 12/31/2014                                $13.05175        $14.26912            23,753
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   02/10/2014 to 12/31/2014                                $12.25543        $13.00650        19,456,982
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   02/10/2014 to 12/31/2014                                $12.97224        $14.27611         8,366,158
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Growth Opportunities Portfolio
   02/10/2014 to 12/31/2014                                 $9.99930        $10.58869         4,053,819
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   02/10/2014 to 12/31/2014                                $15.18191        $16.22246           145,670
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   02/10/2014 to 12/31/2014                                 $8.81232         $8.19862            75,434
------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   02/10/2014 to 12/31/2014                                 $9.69613         $9.82242         6,332,967
------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   02/10/2014 to 12/31/2014                                $11.51775        $12.22314           125,339
------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   02/10/2014 to 12/31/2014                                $10.95767        $11.45162           144,104
------------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   02/10/2014 to 12/31/2014                                 $9.47915         $9.53505            15,074

 *  Denotes the start date of these sub-accounts

 APPENDIX B - FORMULA FOR HIGHEST DAILY LIFETIME INCOME V3.0 SUITE OF OPTIONAL
                                LIVING BENEFITS

    TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
                     AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

    . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Income v3.0 Suite of benefits (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

    . C\\us\\ - the secondary upper target is established on the Effective Date and is not changed for the life of the guarantee. Currently it is 84.5%.

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

    . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

    .  L - the target value as of the current Valuation Day.

    .  r - the target ratio.

    . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

    .  Vv - the Account Value of all elected sub-accounts in the Annuity.

    . VF - the Unadjusted Account Value of all elected DCA MVA Options in the Annuity.

    .  F - the Account Value of the Secure Value Account.

    . UAV - the total Unadjusted Account Value (equal to the sum of VV, VF, B and F).

    .  B - the total value of the AST Investment Grade Bond Sub-account.

    . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments, and adjusted proportionally for Excess Income*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional Purchase Payments and adjusted proportionately for Excess Income* and (3) any highest daily Unadjusted Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional Purchase Payments and adjusted for withdrawals, as described herein.

    . T - the amount of a transfer into or out of the AST Investment Grade Bond Sub-account.

    . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Sub-account.

    . X - the Maximum Daily Transfer Percentage that can be transferred into the AST Investment Grade Bond Sub-account. There is no Maximum Daily Transfer Percentage applied to transfers out of the AST Investment Grade Bond Sub-account.

* Note: Lifetime Withdrawals that are not considered withdrawals of Excess Income do not reduce the Income Basis.

DAILY TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If (V\\V\\+V\\F\\) is equal to zero, no calculation is necessary. Target Values are subject to change for new elections of this benefit on a going-forward basis.

L   =   0.05 * P * a

DAILY TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r  =   (L - (B+F)) / (V\\V\\ + V\\F\\).

    . If on the third consecutive Valuation Day r is greater than C\\u\\ and r is less than or equal to C\\us\\ or if on any day r is greater than C\\us\\, and transfers have not been suspended due to the 90% cap rule, assets in the elected sub-accounts and the DCA MVA Options, if applicable, are transferred to the AST Investment Grade Bond Sub-account.

    . If r is less than C\\l\\, and there are currently assets in the AST Investment Grade Bond Sub-account (B is greater than 0), assets in the AST Investment Grade Bond Sub-account are transferred to the elected sub-accounts as described above.

90% CAP RULE: If, on any Valuation Day this benefit remains in effect, a transfer into the AST Investment Grade Bond Sub-account occurs that results in 90% of the Unadjusted Account Value being allocated to a combination of the AST Investment Grade Bond Sub-account and the Secure Value Account, any transfers into the AST Investment Grade Bond

Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Sub-account should occur. Transfers out of the AST Investment Grade Bond Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Sub-account occurs either due to a Daily or Monthly Transfer Calculation. Due to the performance of the AST Investment Grade Bond Sub-account and the elected Sub-accounts, and the interest credited to the Secure Value Account, the Unadjusted Account value could be more than 90% invested in a combination of the AST Investment Grade Bond Sub-account and the Secure Value Account.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T   =   Min (MAX (0, (0.90 * UAV) - (B+F)), Money is transferred from the
        [L - (B+F) - (V\\V\\ + V\\F\\) *    elected sub-accounts and the DCA
        C\\t\\] / (1 - C\\t\\), X *         MVA Options to the AST Investment
        [V\\V\\+V\\F\\])                    Grade Bond Sub-account
T   =   {Min (B, - [L - (B+F) - (V\\V\\ +   Money is transferred from the AST
        V\\F\\) * C\\t\\] /                 Investment Grade Bond Sub-account
        (1 - C\\t\\))}                      to the elected sub-accounts

MAXIMUM DAILY TRANSFER LIMIT

On any given day, not withstanding the above calculation and the 90% Cap discussed immediately above, no more than a predetermined percentage of the sum of the value of elected sub-accounts and the Unadjusted Account Value of all elected DCA MVA Options (the "Maximum Daily Transfer Limit") will be transferred to the Bond Sub-account. The applicable Maximum Daily Transfer Limit is stated in your Annuity and is currently 30%. If the formula would result in an amount higher than the Maximum Daily Transfer Limit being transferred into the Bond Sub-account, only amounts up to the Maximum Daily Transfer Limit will be transferred. On the following Valuation Day, the formula will calculate the Target Ratio for that day and determine any applicable transfers within your Annuity as described above. The formula will not carry over amounts that exceeded the prior day's Maximum Daily Transfer Limit, but a transfer to the Bond Sub-account may nevertheless occur based on the application of the formula on the current day. There is no limitation on the amounts of your Unadjusted Account Value that may be transferred out of the Bond Sub-account on any given day.

MONTHLY TRANSFER CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the elected sub-accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * UAV)} is less than (C\\u\\ * (V\\V\\ + V\\F\\) - L + (B+F)) / (1
- C\\u\\), then

T\\M\\  =   {Min (B, .05 * UAV)}                Money is transferred from the AST
                                                Investment Grade Bond Sub-account
                                                to the elected sub-accounts.

                    "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

         MONTHS
YEARS      1      2     3     4     5     6     7     8     9    10    11     12
-----    ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
1        15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
2        14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
3        14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
4        14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
5        13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
6        13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
7        12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
8        12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
9        11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
10       11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
11       10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
12       10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
13       10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
14        9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
15        9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
16        8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
17        8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
18        8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
19        7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
20        7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
21        6.88   6.85  6.82  6.79  6.76  6.73   6.7  6.67  6.64  6.61  6.58  6.55
22        6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
23        6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
24        5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
25        5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
26        5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
27        4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
28        4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
29        4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
30        4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06

APPENDIX C - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus, if your Annuity is issued in certain states described below. Further variations may arise in connection with additional state reviews.

Jurisdiction                         Special Provisions
-------------- ---------------------------------------------------------------
California     Medically-Related Surrender is not available. For the
               California annuity forms, "contingent deferred sales charges" are referred to as "surrender charges".

               In connection with Highest Daily Lifetime v3.0 and Spousal Highest Daily Lifetime Income v3.0, if the designated life or lives are changed, the Protected Withdrawal value will be recalculated to equal the current Unadjusted Account Value on the date the change is recorded at the Service Office. This recalculation will change the Annual Income Amount available under the benefit.

Connecticut    The Liquidity Factor used in the MVA formula equals zero (0).

Florida One year waiting period for annuitization. With respect to those who are 65 years or older on the date of purchase, in no event will the Contingent Deferred Sales Charge exceed 10% in accordance with Florida law.

Illinois 6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

Iowa 6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

Massachusetts  The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal option benefit.
               Medically-Related Surrenders are not available.

Montana The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal option benefit.

Ohio           DCA Liquidity Factor equals zero

Oregon 6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

Texas          The Beneficiary Annuity is not available.

Washington     6 and 12 Month DCA Options are not available. Market Value
               Adjustment Options are not available.

                           APPENDIX D - MVA FORMULA

MVA FORMULA FOR 6 OR 12 MONTH DCA MVA OPTIONS

The MVA formula is applied separately to each DCA MVA Option to determine the Account Value of the DCA MVA Option on a particular date.

The Market Value Adjustment Factor applicable to the DCA MVA Options we make available is as follows:

                     MVA Factor = [(1+i)/(1+j+k)]/^(n/12)/

where:  i =  the Index Rate established at inception of a DCA MVA Option. This
             Index Rate will be based on a Constant Maturity Treasury (CMT) rate for a maturity (in months) equal to the initial duration of the DCA MVA Option. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to initiation of the DCA MVA Option. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

        j = the Index Rate determined at the time the MVA calculation is needed, based on a CMT rate for the amount of time remaining in the DCA MVA Option. The amount of time will be based on the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to the date for which the MVA calculation is needed. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

        k =  the Liquidity Factor, equal to 0.0025; and

        n = the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month.

If the "Treasury constant maturities nominal 12" rates available through Federal Reserve Statistical Release H. 15 should become unavailable at any time, or if the rate for a 1-month maturity should become unavailable through this source, we will substitute rates which, in our opinion, are comparable.

          APPENDIX E - HYPOTHETICAL EXAMPLES OF OPERATION OF PREMIUM
               BASED CHARGE AND CONTINGENT DEFERRED SALES CHARGE

To demonstrate how the Contingent Deferred Sales Charge and the Premium Based Charge operate, set forth below are various hypothetical examples. These examples are illustrative only, and do not represent the values under any particular Annuity.

A. CDSC EXAMPLES

Purchase          Actual                                                      CDSC
Payment          Purchase                                                    Expiry
Rec'd Date       Payment                    CDSC Schedule                     Date
----------      ---------- ------------------------------------------------ ---------
6/1/2011        $45,000.00     5%     5%     4%     4%     3%     3%     2% 5/31/2018
7/15/2011       $55,000.00     4%     3%     3%     2%     2%     2%     1% 7/14/2018

  In this example, please note that the first Purchase Payment receives a CDSC schedule for total Purchase Payments less than $50,000.00. The second Purchase Payment results in a situation where the total Purchase Payments are $100,000.00 and the CDSC schedule reflects this.

B. PREMIUM BASED CHARGE EXAMPLES

EXAMPLE 1: Assume that two Purchase Payments received prior to the first Quarterly Annuity Anniversary attain the Premium Based Charge tier indicated below. In this example, the Premium Based Charge rate for both Purchase Payments will be established based upon the total Purchase Payments received prior to the first Quarterly Annuity Anniversary, or 9/1/2011.

                                Premium Annualized Quarterly  Premium  Premium
Purchase              Purchase   Based   Premium    Premium    Based    Based
Payment               Payment   Charge    Based      Based    Charge    Charge
Rec'd Date             Amount    Rate     Charge    Charge   First Fee Last Fee
----------           ---------- ------- ---------- --------- --------- --------
6/1/2011             $45,000.00  0.50%   $225.00    $56.25   9/1/2011  6/1/2018
7/15/2011            $55,000.00  0.50%   $275.00    $68.75   9/1/2011  6/1/2018

EXAMPLE 2: In this example, the second Purchase Payment is not received prior to the first Quarterly Annuity Anniversary. The Premium Based Charge rate for the first payment will be established based upon the total Purchase Payments received prior to the first Quarterly Annuity Anniversary, or 9/1/2011. The Premium Based Charge rate for the second Purchase Payment will be established based upon the total Purchase Payments received as of the date it is received, or 9/15/2011.

                                Premium Annualized Quarterly  Premium  Premium
Purchase              Purchase   Based   Premium    Premium    Based    Based
Payment               Payment   Charge    Based      Based    Charge    Charge
Rec'd Date             Amount    Rate     Charge    Charge   First Fee Last Fee
----------           ---------- ------- ---------- --------- --------- --------
6/1/2011             $45,000.00  0.70%   $315.00    $78.75    9/1/2011 6/1/2018
9/15/2011            $55,000.00  0.50%   $275.00    $68.75   12/1/2011 9/1/2018

EXAMPLE 3: In this example, assume that two Purchase Payments received prior to the first Quarterly Annuity Anniversary attain the indicated Premium Based Charge tier. Assume the third Purchase Payment is received after the first Quarterly Annuity Anniversary. In this example, the Premium Based Charge rate for the first two Purchase Payments will be established based upon the total Purchase Payments received prior to the first Quarterly Annuity Anniversary, or 9/1/2011. The Premium Based Charge rate for the third Purchase Payment will be established based upon the total Purchase Payments received as of the date it is received, or 9/15/2011.

                                 Premium Annualized Quarterly  Premium  Premium
Purchase              Purchase    Based   Premium    Premium    Based    Based
Payment               Payment    Charge    Based      Based    Charge    Charge
Rec'd Date             Amount     Rate     Charge    Charge   First Fee Last Fee
----------           ----------- ------- ---------- --------- --------- --------
6/1/2011             $ 45,000.00  0.50%   $225.00    $ 56.25   9/1/2011 6/1/2018
7/15/2011            $ 55,000.00  0.50%   $275.00    $ 68.75   9/1/2011 6/1/2018
9/15/2011            $150,000.00  0.35%   $525.00    $131.25  12/1/2011 9/1/2018

EXAMPLE 4: In this example, assume that the second Purchase Payment is received the day before the quarter's end. In this example, the Premium Based Charge rate for both Purchase Payments will be established based upon the total Purchase Payments received on the first Quarterly Annuity Anniversary, or 9/1/2011.

                                Premium Annualized Quarterly  Premium  Premium
Purchase              Purchase   Based   Premium    Premium    Based    Based
Payment               Payment   Charge    Based      Based    Charge    Charge
Rec'd Date             Amount    Rate     Charge    Charge   First Fee Last Fee
----------           ---------- ------- ---------- --------- --------- --------
6/1/2011             $45,000.00  0.50%   $225.00    $56.25   9/1/2011  6/1/2018
8/30/2011            $55,000.00  0.50%   $275.00    $68.75   9/1/2011  6/1/2018

EXAMPLE 5: In this example, assume that the second Purchase Payment is received on the first Quarterly Annuity Anniversary. Since the second Purchase Payment is received on the first Quarterly Annuity Anniversary, it is not utilized for purposes of determining the Premium Based Charge rate for the first Purchase Payment.

                                Premium Annualized Quarterly  Premium  Premium
Purchase              Purchase   Based   Premium    Premium    Based    Based
Payment               Payment   Charge    Based      Based    Charge    Charge
Rec'd Date             Amount    Rate     Charge    Charge   First Fee Last Fee
----------           ---------- ------- ---------- --------- --------- --------
6/1/2011             $45,000.00  0.70%   $315.00    $78.75    9/1/2011 6/1/2018
9/1/2011             $55,000.00  0.50%   $275.00    $68.75   12/1/2011 9/1/2018

     PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUCO LIFE PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY DESCRIBED IN PROSPECTUS (April 27, 2015)

               -------------------------------------------------
                               (print your name)

               -------------------------------------------------
                                   (address)

               -------------------------------------------------
                             (city/state/zip code)

                   Please see the section of this prospectus
                       entitled "How To Contact Us" for
                        where to send your request for
                     a Statement of Additional Information

 LOGO

The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777

                                                   PRUCO LIFE INSURANCE COMPANY
                                                 A Prudential Financial Company
                                        751 Broad Street, Newark, NJ 07102-3777

PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY B SERIES(SM) ("B SERIES") PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY L SERIES(SM) ("L SERIES") PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY C SERIES(SM) ("C SERIES") (For Annuities issued on or after February 25, 2013)
Flexible Premium Deferred Annuities Offering Highest Daily Lifetime(R) Income v2.1 Optional Benefits
PROSPECTUS: April 27, 2015

This prospectus describes three different flexible premium deferred annuity classes offered by Pruco Life Insurance Company ("Pruco Life", "we", "our", or "us"). For convenience in this prospectus, we sometimes refer to each of these annuity contracts as an "Annuity", and to the annuity contracts collectively as the "Annuities." We also sometimes refer to each class by its specific name (e.g., the "B Series"). If you are receiving this prospectus, it is because you currently own one of these Annuities. These Annuities are no longer offered for new sales. Each Annuity may be offered as an individual annuity contract or as an interest in a group annuity. Each Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. Each Annuity or certain of its investment options and/or features may not be available in all states. Financial Professionals may be compensated for the sale of each Annuity. Selling broker-dealer firms through which each Annuity is sold may not make available or may not recommend all the Annuities described in this prospectus. In addition, selling broker-dealer firms may decline to recommend to their customers certain of the optional features and Investment Options offered generally under the Annuity or may impose restrictions (e.g., a lower maximum issue age for certain Annuities and/or optional benefits). Selling broker-dealer firms may not make available or may not recommend all the Annuities and/or benefits described in this prospectus. Please speak to your Financial Professional for further details. The guarantees provided by the variable annuity contracts and the optional benefits are the obligations of and subject to the claims paying ability of Pruco Life. Certain terms are capitalized in this prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

THE SUB-ACCOUNTS

The Pruco Life Flexible Premium Variable Annuity Account is a Separate Account of Pruco Life, and is the investment vehicle in which your Purchase Payments invested in the Sub-accounts are held. Each Sub-account of the Pruco Life Flexible Premium Variable Annuity Account invests in an underlying mutual fund
- see the following page for a complete list of the Sub-accounts. Currently, portfolios of Advanced Series Trust are being offered. Certain Sub-accounts are not available if you participate in an optional living benefit - see "Limitations With Optional Benefits" later in this prospectus for details.

PLEASE READ THIS PROSPECTUS

This prospectus sets forth information about the Annuities that you should know before investing. Please read this prospectus and the current prospectus for the underlying mutual funds. Keep them for future reference. If you are purchasing one of the Annuities as a replacement for an existing variable annuity or variable life policy or a fixed insurance policy, you should consider any surrender or penalty charges you may incur and any benefits you may also be forfeiting when replacing your existing coverage and that this Annuity may be subject to a Contingent Deferred Sales Charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the Annuity's liquidity features will satisfy that need. Please note that if you are investing in this Annuity through a tax-advantaged retirement plan (such as an Individual Retirement Account or 401(k) plan), you will get no additional tax advantage through the Annuity itself.

OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, and have fees and charges, that are different from the annuity contracts offered by this prospectus. Not every annuity contract we issue is offered through every selling broker-dealer firm. Upon request, your Financial Professional can show you information regarding other Pruco Life annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of the Pruco Life annuity contracts. You should work with your Financial Professional to decide whether this annuity contract is appropriate for you based on a thorough analysis of your particular needs, financial objectives, investment goals, time horizons and risk tolerance.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information dated the same date as this prospectus that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus - see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see the section of this prospectus entitled "How to Contact Us" later in this prospectus for our Service Office address.

In compliance with U.S. law, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

These Annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market Sub-account.

--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRUDENTIAL, PRUDENTIAL FINANCIAL, PRUDENTIAL ANNUITIES AND THE ROCK LOGO ARE SERVICEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ITS AFFILIATES. OTHER PROPRIETARY PRUDENTIAL MARKS MAY BE DESIGNATED AS SUCH THROUGH USE OF THE(SM) OR (R) SYMBOLS.
--------------------------------------------------------------------------------
     FOR FURTHER INFORMATION CALL: 1-888-PRU-2888 OR GO TO OUR WEBSITE AT
                          WWW.PRUDENTIALANNUITIES.COM

Prospectus dated: April 27, 2015                        Statement of Additional Information dated: April 27, 2015
                                                                                                      PPRT21DPROS

                          VARIABLE INVESTMENT OPTIONS

Advanced Series Trust

   AST Academic Strategies Asset Allocation Portfolio/1/
   AST Advanced Strategies Portfolio/1/
   AST AQR Emerging Markets Equity Portfolio
   AST AQR Large-Cap Portfolio
   AST Balanced Asset Allocation Portfolio/1/
   AST BlackRock Global Strategies Portfolio/1/
   AST BlackRock iShares ETF Portfolio/1/
   AST BlackRock/Loomis Sayles Bond Portfolio
   AST Boston Partners Large-Cap Value Portfolio
   AST Capital Growth Asset Allocation Portfolio/1/
   AST ClearBridge Dividend Growth Portfolio
   AST Cohen & Steers Realty Portfolio
   AST Defensive Asset Allocation Portfolio/1/
   AST FI Pyramis(R) Asset Allocation Portfolio/1, 2/
   AST FI Pyramis(R) Quantitative Portfolio/1,2/
   AST Franklin Templeton Founding Funds Allocation Portfolio*/,1/
   AST Franklin Templeton Founding Funds Plus Portfolio/1/
   AST Global Real Estate Portfolio
   AST Goldman Sachs Large-Cap Value Portfolio
   AST Goldman Sachs Mid-Cap Growth Portfolio
   AST Goldman Sachs Multi-Asset Portfolio/1/
   AST Goldman Sachs Small-Cap Value Portfolio
   AST Herndon Large-Cap Value Portfolio
   AST High Yield Portfolio
   AST International Growth Portfolio
   AST International Value Portfolio
   AST Investment Grade Bond Portfolio/3/
   AST J.P. Morgan Global Thematic Portfolio/1/
   AST J.P. Morgan International Equity Portfolio
   AST J.P. Morgan Strategic Opportunities Portfolio/1/
   AST Jennison Large-Cap Growth Portfolio
   AST Large-Cap Value Portfolio
   AST Legg Mason Diversified Growth Portfolio
   AST Loomis Sayles Large-Cap Growth Portfolio
   AST Lord Abbett Core Fixed Income Portfolio
   AST MFS Global Equity Portfolio
   AST MFS Growth Portfolio
   AST MFS Large-Cap Value Portfolio
   AST Mid-Cap Value Portfolio
   AST Money Market Portfolio
   AST Neuberger Berman Core Bond Portfolio
   AST Neuberger Berman Mid-Cap Growth Portfolio
   AST Neuberger Berman/LSV Mid-Cap Value Portfolio
   AST New Discovery Asset Allocation Portfolio/1/
   AST Parametric Emerging Markets Equity Portfolio
   AST PIMCO Limited Maturity Bond Portfolio
   AST Preservation Asset Allocation Portfolio/1/
   AST Prudential Core Bond Portfolio
   AST Prudential Growth Allocation Portfolio/1/
   AST QMA Emerging Markets Equity Portfolio
   AST QMA Large-Cap Portfolio
   AST QMA US Equity Alpha Portfolio
   AST Quantitative Modeling Portfolio
   AST RCM World Trends Portfolio/1/
   AST Schroders Global Tactical Portfolio/1/
   AST Schroders Multi-Asset World Strategies Portfolio/1/
   AST Small-Cap Growth Portfolio
   AST Small-Cap Growth Opportunities Portfolio
   AST Small-Cap Value Portfolio
   AST T. Rowe Price Asset Allocation Portfolio/1/
   AST T. Rowe Price Equity Income Portfolio
   AST T. Rowe Price Growth Opportunities Portfolio
   AST T. Rowe Price Large-Cap Growth Portfolio
   AST T. Rowe Price Natural Resources Portfolio
   AST Templeton Global Bond Portfolio
   AST Wellington Management Hedged Equity Portfolio/1/
   AST Western Asset Core Plus Bond Portfolio
   AST Western Asset Emerging Markets Debt Portfolio
--------
* This variable investment option is no longer available for new investments, with limited exceptions. Please see "Investment Options" later in this prospectus for details.
(1) These are the only variable investment options available to you if you select one of the optional benefits.
(2) Pyramis is a registered service mark of FMR LLC. Used with permission.
(3) The AST Investment Grade Bond variable investment option is not available for allocation of Purchase Payments or contract owner transfers.

                                   CONTENTS

GLOSSARY OF TERMS..........................................................  1
SUMMARY OF CONTRACT FEES AND CHARGES.......................................  3
EXPENSE EXAMPLES........................................................... 10
SUMMARY.................................................................... 11
INVESTMENT OPTIONS......................................................... 13
   VARIABLE INVESTMENT OPTIONS............................................. 13
   LIMITATIONS WITH OPTIONAL BENEFITS...................................... 18
   MARKET VALUE ADJUSTMENT OPTIONS......................................... 18
   RATES FOR MVA OPTIONS................................................... 19
   MARKET VALUE ADJUSTMENT................................................. 19
   LONG-TERM MVA OPTIONS................................................... 20
   DCA MVA OPTIONS......................................................... 20
   GUARANTEE PERIOD TERMINATION............................................ 20
FEES, CHARGES AND DEDUCTIONS............................................... 21
   MVA OPTION CHARGES...................................................... 23
   ANNUITY PAYMENT OPTION CHARGES.......................................... 24
   EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES............................... 24
PURCHASING YOUR ANNUITY.................................................... 25
   REQUIREMENTS FOR PURCHASING THE ANNUITY................................. 25
   DESIGNATION OF OWNER, ANNUITANT, AND BENEFICIARY........................ 26
   RIGHT TO CANCEL......................................................... 28
   SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT......................... 28
   SALARY REDUCTION PROGRAMS............................................... 28
MANAGING YOUR ANNUITY...................................................... 29
   CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS................. 29
MANAGING YOUR ACCOUNT VALUE................................................ 31
   DOLLAR COST AVERAGING PROGRAMS.......................................... 31
   6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE 6 OR 12 MONTH DCA
     PROGRAM).............................................................. 31
   AUTOMATIC REBALANCING PROGRAMS.......................................... 32
   FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS... 32
   RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS.................... 32
ACCESS TO ACCOUNT VALUE.................................................... 35
   TYPES OF DISTRIBUTIONS AVAILABLE TO YOU................................. 35
   TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES.......... 35
   FREE WITHDRAWAL AMOUNTS................................................. 35
   SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD... 36 SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(t)/72(q) OF THE INTERNAL
     REVENUE CODE.......................................................... 37
   REQUIRED MINIMUM DISTRIBUTIONS.......................................... 37
SURRENDERS................................................................. 38
   SURRENDER VALUE......................................................... 38
   MEDICALLY-RELATED SURRENDERS............................................ 38

                                      (i)

ANNUITY OPTIONS............................................................  39
LIVING BENEFITS............................................................  41
   HIGHEST DAILY LIFETIME INCOME v2.1 BENEFIT..............................  42
   SPOUSAL HIGHEST DAILY LIFETIME INCOME v2.1 BENEFIT......................  53
   HIGHEST DAILY LIFETIME INCOME v2.1 WITH HIGHEST DAILY DEATH BENEFIT.....  61
   SPOUSAL HIGHEST DAILY LIFETIME INCOME v2.1 WITH HIGHEST DAILY DEATH
     BENEFIT...............................................................  70
DEATH BENEFITS.............................................................  80
   TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT...............................  80
   EXCEPTIONS TO AMOUNT OF DEATH BENEFIT...................................  80
   SPOUSAL CONTINUATION OF ANNUITY.........................................  81
   PAYMENT OF DEATH BENEFITS...............................................  81
   BENEFICIARY CONTINUATION OPTION.........................................  82
VALUING YOUR INVESTMENT....................................................  84
   VALUING THE SUB-ACCOUNTS................................................  84
   PROCESSING AND VALUING TRANSACTIONS.....................................  84
TAX CONSIDERATIONS.........................................................  86
OTHER INFORMATION..........................................................  95
   PRUCO LIFE AND THE SEPARATE ACCOUNT.....................................  95
   LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS............................  97
   DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE.........................  98
   FINANCIAL STATEMENTS.................................................... 101
   INDEMNIFICATION......................................................... 101
   LEGAL PROCEEDINGS....................................................... 101
   CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION..................... 101
   HOW TO CONTACT US....................................................... 102
APPENDIX A - ACCUMULATION UNIT VALUES...................................... A-1
APPENDIX B - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN
  STATES................................................................... B-1
APPENDIX C - MVA FORMULAS.................................................. C-1
APPENDIX D - FORMULA FOR HIGHEST DAILY LIFETIME INCOME v2.1 SUITE OF
  LIVING BENEFITS.......................................................... D-1

                                     (ii)

                               GLOSSARY OF TERMS

We set forth here definitions of some of the key terms used throughout this prospectus. In addition to the definitions here, we also define certain terms in the section of the prospectus that uses such terms.

Account Value: The total value of all allocations to the Sub-accounts and/or the MVA Options on any Valuation Day. The Account Value is determined separately for each Sub-account and for each MVA Option, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Option will be calculated using any applicable MVA.

Accumulation Period: The period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date.

Annual Income Amount: This is the annual amount of income for which you are eligible for life under the optional benefits.

Annuitant: The natural person upon whose life annuity payments made to the Owner are based.

Annuitization: Annuitization is the process by which you direct us to apply the Unadjusted Account Value to one of the available annuity options to begin making periodic payments to the Owner.

Annuity Date: The date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

Annuity Year: The first Annuity Year begins on the Issue Date and continues through and includes the day immediately preceding the first anniversary of the Issue Date. Subsequent Annuity Years begin on the anniversary of the Issue Date and continue through and include the day immediately preceding the next anniversary of the Issue Date.

Beneficiary(ies): The natural person(s) or entity(ies) designated as the recipient(s) of the Death Benefit or to whom any remaining period certain payments may be paid in accordance with the annuity payout options section of this Annuity.

Beneficiary Annuity: You may purchase an Annuity if you are a Beneficiary of an account that was owned by a decedent, subject to the requirements discussed in this prospectus. You may transfer the proceeds of the decedent's account into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified Beneficiary Annuity.

Code: The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

Contingent Deferred Sales Charge ("CDSC"): This is a sales charge that may be deducted when you make a surrender or take a partial withdrawal from your Annuity. We refer to this as a "contingent" charge because it is imposed only if you surrender or take a withdrawal from your Annuity. The charge is a percentage of each applicable Purchase Payment that is being surrendered or withdrawn.

Dollar Cost Averaging ("DCA") MVA Option: An Investment Option that offers a fixed rate of interest for a specified period. The DCA MVA Option is used only with our 6 or 12 Month Dollar Cost Averaging Program, under which the Purchase Payments that you have allocated to that DCA MVA Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA MVA Option will be subject to a Market Value Adjustment if made other than pursuant to the 6 or 12 month DCA Program.

Due Proof of Death: Due Proof of Death is satisfied when we receive all of the following in Good Order: (a) a death certificate or similar documentation acceptable to us; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income ("Excess Income"). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

Free Look: The right to examine your Annuity, during a limited period of time, to decide if you want to keep it or cancel it. The length of this time period, and the amount of refund, depends on applicable law and thus may vary by state. In addition, there is a different Free Look period that applies if your Annuity is held within an IRA. In your Annuity contract, your Free Look right is referred to as your "Right to Cancel."

Good Order: Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received at our Service Office: (a) in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations; (b) on specific forms, or by other means we then permit (such as via telephone or electronic submission); and/or (c) with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order.

Guarantee Period: The period of time during which we credit a fixed rate of interest to an MVA Option.

Investment Option: A Sub-account or MVA Option available as of any given time to which Account Value may be allocated.

Issue Date: The effective date of your Annuity.

Key Life: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine the required distributions.

Market Value Adjustment ("MVA"): A positive or negative adjustment used to determine the Account Value in an MVA Option.

Market Value Adjustment Options ("MVA Options"): Investment Options to which a fixed rate of interest is credited for a specified Guarantee Period and to which an MVA may apply. The MVA Options consist of (a) the DCA MVA Option used with our 6 or 12 Month DCA Program and (b) the "Long-Term MVA Options", under which Guarantee Periods of different yearly lengths are offered.

Maturity Date: With respect to an MVA Option, the last day in a Guarantee
Period.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. In certain states, with an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity that has the rights and benefits designated to the "participant" in the certificate. Thus, an Owner who is a participant has rights that are comparable to those of the Owner of an individual annuity contract.

Portfolio: An underlying mutual fund in which a Sub-Account of the Separate Account invests.

Purchase Payment: A cash consideration in currency of the United States of America given to us in exchange for the rights, privileges, and benefits of the Annuity.

Separate Account: Refers to the Pruco Life Flexible Premium Variable Annuity Account, which holds assets associated with annuities issued by Pruco Life Insurance Company. Separate Account assets that are held in support of the annuities are kept separate from all of our other assets and may not be charged with liabilities arising out of any other business we may conduct.

Service Office: The place to which all requests and payments regarding the Annuity are to be sent. We may change the address of the Service Office at any time, and will notify you in advance of any such change of address. Please see "How to Contact Us" later in this prospectus for the Service Office address.

Sub-Account: A division of the Separate Account.

Surrender Value: The Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional benefits provided by rider or endorsement, and any Annual Maintenance Fee.

Unadjusted Account Value: The Unadjusted Account Value is equal to the Account Value prior to the application of any MVA.

Unit: A share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

we, us, our: Pruco Life Insurance Company.

you, your: The Owner(s) shown in the Annuity.

                     SUMMARY OF CONTRACT FEES AND CHARGES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering one of the Annuities. The first table describes the fees and expenses that you will pay at the time you surrender an Annuity, take a partial withdrawal, or transfer Account Value between the Investment Options. State premium taxes also may be deducted.

                      ANNUITY OWNER TRANSACTION EXPENSES

CONTINGENT DEFERRED SALES CHARGE ("CDSC") /1/

                                   B SERIES

                                                      Percentage Applied
                                                       Against Purchase
                                                        Payment Being
       Age of Purchase Payment Being Withdrawn            Withdrawn
       ---------------------------------------        ------------------
       Less than one year old                                       7.0%
       1 year old or older, but not yet 2 years old                 7.0%
       2 years old or older, but not yet 3 years old                6.0%
       3 years old or older, but not yet 4 years old                6.0%
       4 years old or older, but not yet 5 years old                5.0%
       5 years old or older, but not yet 6 years old                5.0%
       6 years old or older, but not yet 7 years old                5.0%
       7 years old, or older                                        0.0%

                                   L SERIES

                                                      Percentage Applied
                                                       Against Purchase
                                                        Payment Being
       Age of Purchase Payment Being Withdrawn            Withdrawn
       ---------------------------------------        ------------------
       Less than one year old                                       7.0%
       1 year old or older, but not yet 2 years old                 7.0%
       2 years old or older, but not yet 3 years old                6.0%
       3 years old or older, but not yet 4 years old                5.0%
       4 or more years old                                          0.0%

                                   C SERIES

       There is no CDSC or other sales load applicable to the C Series.

                 FEE/CHARGE                     B SERIES   L SERIES   C SERIES
                 ----------                    ---------- ---------- ----------
Transfer Fee /2/                                  $10        $10        $10
Tax Charge (current)/3/                        0% to 3.5% 0% to 3.5% 0% to 3.5%

1 The years referenced in the above CDSC tables refer to the length of time since a Purchase Payment was made (i.e., the age of the Purchase Payment). Contingent Deferred Sales Charges are applied against the Purchase Payment(s) being withdrawn. Thus, the appropriate percentage is multiplied by the Purchase Payment(s) being withdrawn to determine the amount of the CDSC. For example, if with respect to the B Series on November 1, 2019 you withdrew a Purchase Payment made on August 1, 2014, that Purchase Payment would be between 5 and 6 years old, and thus subject to a 5% CDSC. Purchase Payments are withdrawn on a "first-in, first-out" basis.
2  Currently, we deduct the fee after the 20th transfer each Annuity Year.
3 We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon Annuitization.

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying portfolio annual expenses. These fees and charges are described in more detail within this prospectus.

                           PERIODIC FEES AND CHARGES

    FEE/CHARGE               B SERIES                  L SERIES                  C SERIES
Annual Maintenance    Lesser of $50 or 2% of    Lesser of $50 or 2% of    Lesser of $50 or 2% of
  Fee /4/            Unadjusted Account Value  Unadjusted Account Value  Unadjusted Account Value

                       ANNUALIZED INSURANCE FEES/CHARGES
    (assessed daily as a percentage of the net assets of the Sub-accounts)

                                                                 B SERIES L SERIES C SERIES
                          FEE/CHARGE                             -------- -------- --------
Mortality & Expense Risk Charge: During First 9 Annuity Years     1.30%    1.75%    1.80%
After 9th Annuity Year                                            1.30%    1.30%    1.30%
Administration Charge                                             0.15%    0.15%    0.15%
Total Annualized Insurance Fees/Charges: During First 9 Annuity
  Years /5,6/                                                     1.45%    1.90%    1.95%
After 9th Annuity Year /5,6/                                      1.45%    1.45%    1.45%

4 Assessed annually on the Annuity's anniversary date or upon surrender. Only applicable if the sum of the Purchase Payments at the time the fee is due is less than $100,000. For Beneficiaries who elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Unadjusted Account Value and is only applicable if Unadjusted Account Value is less than $25,000 at the time the fee is assessed.
5 The Insurance Charge is the combination of Mortality & Expense Risk Charge and the Administration Charge. For the C Series and L Series, on the Valuation Day immediately following the 9th Annuity Anniversary, the Mortality & Expense Risk Charge drops to 1.30% annually (the B Series is a constant 1.30% annually).
6 For Beneficiaries who elect the Beneficiary Continuation Option, the Mortality and Expense and Administration Charges do not apply. However, a Settlement Service Charge equal to 1.00% is assessed as a percentage of the daily net assets of the Sub-accounts as an annual charge.

The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. The next four columns show the total expenses you would pay for each class of Annuity if you purchased the relevant optional benefit. More specifically, these columns show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges (during the first 9 Annuity Years) applicable to the Annuity class (as shown in the prior table). Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges.

                    YOUR OPTIONAL BENEFIT FEES AND CHARGES

                                                                ANNUALIZED     TOTAL         TOTAL         TOTAL
                                                               OPTIONAL      ANNUALIZED    ANNUALIZED    ANNUALIZED
                                                                BENEFIT      CHARGE /8/    CHARGE /8/    CHARGE /8/
                     OPTIONAL BENEFIT                        FEE/CHARGE /7/ for B SERIES  for L SERIES  for C SERIES
                     ----------------                        -------------  ------------- ------------- -------------
HIGHEST DAILY LIFETIME INCOME v2.1
(assessed against greater of Unadjusted Account Value and
  Protected Withdrawal Value)

Maximum Charge /9/                                               2.00%      1.45% + 2.00% 1.90% + 2.00% 1.95% + 2.00%
Current Charge                                                   1.00%      1.45% + 1.00% 1.90% + 1.00% 1.95% + 1.00%
SPOUSAL HIGHEST DAILY LIFETIME INCOME v2.1
(assessed against greater of Unadjusted Account Value and
  Protected Withdrawal Value)

Maximum Charge /9/                                               2.00%      1.45% + 2.00% 1.90% + 2.00% 1.95% + 2.00%
Current Charge                                                   1.10%      1.45% + 1.10% 1.90% + 1.10% 1.95% + 1.10%
HIGHEST DAILY LIFETIME INCOME v2.1 WITH HIGHEST DAILY DEATH
  BENEFIT
(assessed against greater of Unadjusted Account Value and
  Protected Withdrawal Value)

Maximum Charge /9/                                               2.00%      1.45% + 2.00% 1.90% + 2.00% 1.95% + 2.00%
Current Charge                                                   1.50%      1.45% + 1.50% 1.90% + 1.50% 1.95% + 1.50%
SPOUSAL HIGHEST DAILY LIFETIME INCOME v2.1 WITH HIGHEST
  DAILY DEATH BENEFIT
(assessed against greater of Unadjusted Account Value and
  Protected Withdrawal Value)

Maximum Charge /9/                                               2.00%      1.45% + 2.00% 1.90% + 2.00% 1.95% + 2.00%
Current Charge                                                   1.60%      1.45% + 1.60% 1.90% + 1.60% 1.95% + 1.60%

7 The charge for each of the Highest Daily Lifetime Income v2.1 benefits listed above is assessed against the greater of Unadjusted Account Value and the Protected Withdrawal Value (PWV). PWV is described in the Living Benefits section of this prospectus.
8 The charge is taken out of the Sub-accounts. For B Series, in all Annuity Years, the current optional benefit charge is in addition to the 1.45% annualized charge of amounts invested in the Sub-accounts. For each of the L Series and C Series the annualized charge for the base Annuity drops after Annuity Year 9 as described below:

   Highest Daily Lifetime Income v2.1: 1.00% current optional benefit charge is in addition to 1.45% annualized charge of amounts invested in the Sub-accounts for base Annuity after the 9th Annuity Year.

   Spousal Highest Daily Lifetime Income v2.1: 1.10% current optional benefit charge is in addition to 1.45% annualized charge of amounts invested in the Sub-accounts for base Annuity after the 9th Annuity Year.

   Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit: 1.50% current optional benefit charge is in addition to 1.45% annualized charge of amounts invested in the Sub-accounts for base Annuity after the 9th Annuity Year.

   Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit:
   1.60% current optional benefit charge is in addition to 1.45% annualized charge of amounts invested in the Sub-accounts for base Annuity after the 9th Annuity Year.

9 We reserve the right to increase the charge to the maximum charge indicated, upon any step-up under the benefit. Also, if you decide to elect or cancel and later re-add a benefit after your contract has been issued, the charge for the benefit under your contract will equal the current charge for then new contract owners up to the maximum indicated.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying Portfolios before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                   TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                                                MINIMUM MAXIMUM
                                                                ------- -------
Total Portfolio Operating Expenses                               0.60%   9.30%

The following are the total annual expenses for each underlying Portfolio. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Pruco Life with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current summary prospectuses, prospectuses and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                               For the year ended December 31, 2014
                                  ----------------------------------------------------------------------------------------------
                                                                             Broker              Total                    Net
                                                                   Dividend Fees and Acquired   Annual                  Annual
                                                      Distribution Expense  Expenses Portfolio Portfolio Fee Waiver or   Fund
                                  Management  Other     (12b-1)    on Short on Short  Fees &   Operating    Expense    Operating
FUNDS                                Fees    Expenses     Fees      Sales    Sales   Expenses  Expenses  Reimbursement Expenses
-----                             ---------- -------- ------------ -------- -------- --------- --------- ------------- ---------
AST Academic Strategies Asset
  Allocation Portfolio                 0.70%    0.03%        0.04%    0.05%    0.01%     0.63%     1.46%         0.00%     1.46%
AST Advanced Strategies
  Portfolio*                           0.80%    0.02%        0.10%    0.00%    0.00%     0.05%     0.97%         0.01%     0.96%
AST AQR Emerging Markets Equity
  Portfolio                            1.09%    0.16%        0.10%    0.00%    0.00%     0.00%     1.35%         0.00%     1.35%
AST AQR Large-Cap Portfolio*           0.72%    0.01%        0.10%    0.00%    0.00%     0.00%     0.83%         0.24%     0.59%
AST Balanced Asset Allocation
  Portfolio                            0.15%    0.01%        0.00%    0.00%    0.00%     0.75%     0.91%         0.00%     0.91%
AST BlackRock Global Strategies
  Portfolio                            0.97%    0.04%        0.10%    0.00%    0.00%     0.02%     1.13%         0.00%     1.13%
AST BlackRock iShares ETF
  Portfolio*                           0.89%    0.07%        0.10%    0.00%    0.00%     0.21%     1.27%         0.25%     1.02%
AST BlackRock/Loomis Sayles Bond
  Portfolio*                           0.61%    0.02%        0.10%    0.00%    0.00%     0.00%     0.73%         0.03%     0.70%
AST Boston Partners Large-Cap
  Value Portfolio                      0.73%    0.03%        0.10%    0.00%    0.00%     0.00%     0.86%         0.00%     0.86%
AST Capital Growth Asset
  Allocation Portfolio                 0.15%    0.01%        0.00%    0.00%    0.00%     0.76%     0.92%         0.00%     0.92%
AST ClearBridge Dividend Growth
  Portfolio*                           0.82%    0.02%        0.10%    0.00%    0.00%     0.00%     0.94%         0.11%     0.83%
AST Cohen & Steers Realty
  Portfolio*                           0.98%    0.03%        0.10%    0.00%    0.00%     0.00%     1.11%         0.07%     1.04%
AST Defensive Asset Allocation
  Portfolio                            0.15%    0.06%        0.00%    0.00%    0.00%     0.73%     0.94%         0.00%     0.94%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                               For the year ended December 31, 2014
                                  ----------------------------------------------------------------------------------------------
                                                                             Broker              Total                    Net
                                                                   Dividend Fees and Acquired   Annual                  Annual
                                                      Distribution Expense  Expenses Portfolio Portfolio Fee Waiver or   Fund
                                  Management  Other     (12b-1)    on Short on Short  Fees &   Operating    Expense    Operating
FUNDS                                Fees    Expenses     Fees      Sales    Sales   Expenses  Expenses  Reimbursement Expenses
-----                             ---------- -------- ------------ -------- -------- --------- --------- ------------- ---------
AST FI Pyramis(R) Asset
  Allocation Portfolio*                0.82%    0.03%        0.10%    0.00%    0.00%     0.00%     0.95%         0.02%     0.93%
AST FI Pyramis(R) Quantitative
  Portfolio*                           0.81%    0.03%        0.10%    0.00%    0.00%     0.00%     0.94%         0.14%     0.80%
AST Franklin Templeton Founding
  Funds Allocation Portfolio*          0.91%    0.02%        0.10%    0.00%    0.00%     1.03%     1.03%         0.00%     1.03%
AST Franklin Templeton Founding
  Funds Plus Portfolio                 0.02%    0.02%        0.00%    0.00%    0.00%     1.01%     1.05%         0.00%     1.05%
AST Global Real Estate Portfolio       0.98%    0.05%        0.10%    0.00%    0.00%     0.00%     1.13%         0.00%     1.13%
AST Goldman Sachs Large-Cap
  Value Portfolio*                     0.72%    0.02%        0.10%    0.00%    0.00%     0.00%     0.84%         0.01%     0.83%
AST Goldman Sachs Mid-Cap Growth
  Portfolio*                           0.98%    0.03%        0.10%    0.00%    0.00%     0.00%     1.11%         0.05%     1.06%
AST Goldman Sachs Multi-Asset
  Portfolio*                           0.92%    0.05%        0.10%    0.00%    0.00%     0.00%     1.07%         0.21%     0.86%
AST Goldman Sachs Small-Cap
  Value Portfolio*                     0.93%    0.03%        0.10%    0.00%    0.00%     0.06%     1.12%         0.01%     1.11%
AST Herndon Large-Cap Value
  Portfolio*                           0.83%    0.02%        0.10%    0.00%    0.00%     0.00%     0.95%         0.15%     0.80%
AST High Yield Portfolio               0.72%    0.04%        0.10%    0.00%    0.00%     0.00%     0.86%         0.00%     0.86%
AST International Growth
  Portfolio*                           0.97%    0.02%        0.10%    0.00%    0.00%     0.00%     1.09%         0.01%     1.08%
AST International Value Portfolio      0.97%    0.03%        0.10%    0.00%    0.00%     0.00%     1.10%         0.00%     1.10%
AST Investment Grade Bond
  Portfolio*                           0.63%    0.05%        0.10%    0.00%    0.00%     0.00%     0.78%         0.03%     0.75%
AST J.P. Morgan Global Thematic
  Portfolio                            0.92%    0.04%        0.10%    0.00%    0.00%     0.00%     1.06%         0.00%     1.06%
AST J.P. Morgan International
  Equity Portfolio                     0.86%    0.06%        0.10%    0.00%    0.00%     0.00%     1.02%         0.00%     1.02%
AST J.P. Morgan Strategic
  Opportunities Portfolio              0.97%    0.05%        0.10%    0.10%    0.00%     0.00%     1.22%         0.00%     1.22%
AST Jennison Large-Cap Growth
  Portfolio                            0.88%    0.02%        0.10%    0.00%    0.00%     0.00%     1.00%         0.00%     1.00%
AST Large-Cap Value Portfolio          0.72%    0.02%        0.10%    0.00%    0.00%     0.00%     0.84%         0.00%     0.84%
AST Legg Mason Diversified
  Growth Portfolio*                    0.89%    8.19%        0.10%    0.00%    0.00%     0.12%     9.30%         8.23%     1.07%
AST Loomis Sayles Large-Cap
  Growth Portfolio*                    0.87%    0.01%        0.10%    0.00%    0.00%     0.00%     0.98%         0.06%     0.92%
AST Lord Abbett Core Fixed
  Income Portfolio*                    0.77%    0.02%        0.10%    0.00%    0.00%     0.00%     0.89%         0.29%     0.60%
AST MFS Global Equity Portfolio        0.98%    0.05%        0.10%    0.00%    0.00%     0.00%     1.13%         0.00%     1.13%
AST MFS Growth Portfolio               0.87%    0.02%        0.10%    0.00%    0.00%     0.00%     0.99%         0.00%     0.99%
AST MFS Large-Cap Value Portfolio      0.83%    0.04%        0.10%    0.00%    0.00%     0.00%     0.97%         0.00%     0.97%
AST Mid-Cap Value Portfolio            0.94%    0.04%        0.10%    0.00%    0.00%     0.00%     1.08%         0.00%     1.08%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                               For the year ended December 31, 2014
                                  ----------------------------------------------------------------------------------------------
                                                                             Broker              Total                    Net
                                                                   Dividend Fees and Acquired   Annual                  Annual
                                                      Distribution Expense  Expenses Portfolio Portfolio Fee Waiver or   Fund
                                  Management  Other     (12b-1)    on Short on Short  Fees &   Operating    Expense    Operating
FUNDS                                Fees    Expenses     Fees      Sales    Sales   Expenses  Expenses  Reimbursement Expenses
-----                             ---------- -------- ------------ -------- -------- --------- --------- ------------- ---------
AST Money Market Portfolio             0.47%    0.03%        0.10%    0.00%    0.00%     0.00%     0.60%         0.00%     0.60%
AST Neuberger Berman / LSV
  Mid-Cap Value Portfolio*             0.88%    0.02%        0.10%    0.00%    0.00%     0.00%     1.00%         0.00%     1.00%
AST Neuberger Berman Core Bond
  Portfolio*                           0.68%    0.04%        0.10%    0.00%    0.00%     0.00%     0.82%         0.15%     0.67%
AST Neuberger Berman Mid- Cap
  Growth Portfolio*                    0.88%    0.03%        0.10%    0.00%    0.00%     0.00%     1.01%         0.01%     1.00%
AST New Discovery Asset
  Allocation Portfolio*                0.83%    0.08%        0.10%    0.00%    0.00%     0.00%     1.01%         0.01%     1.00%
AST Parametric Emerging Markets
  Equity Portfolio                     1.08%    0.24%        0.10%    0.00%    0.00%     0.00%     1.42%         0.00%     1.42%
AST PIMCO Limited Maturity Bond
  Portfolio                            0.63%    0.04%        0.10%    0.00%    0.00%     0.00%     0.77%         0.00%     0.77%
AST Preservation Asset
  Allocation Portfolio                 0.15%    0.01%        0.00%    0.00%    0.00%     0.71%     0.87%         0.00%     0.87%
AST Prudential Core Bond
  Portfolio*                           0.66%    0.02%        0.10%    0.00%    0.00%     0.00%     0.78%         0.03%     0.75%
AST Prudential Growth Allocation
  Portfolio                            0.80%    0.03%        0.10%    0.00%    0.00%     0.01%     0.94%         0.00%     0.94%
AST QMA Emerging Markets Equity
  Portfolio                            1.09%    0.24%        0.10%    0.00%    0.00%     0.02%     1.45%         0.00%     1.45%
AST QMA Large-Cap Portfolio            0.72%    0.01%        0.10%    0.00%    0.00%     0.00%     0.83%         0.00%     0.83%
AST QMA US Equity Alpha Portfolio      0.99%    0.04%        0.10%    0.13%    0.25%     0.00%     1.51%         0.00%     1.51%
AST Quantitative Modeling
  Portfolio                            0.25%    0.03%        0.00%    0.00%    0.00%     0.84%     1.12%         0.00%     1.12%
AST RCM World Trends Portfolio         0.91%    0.03%        0.10%    0.00%    0.00%     0.00%     1.04%         0.00%     1.04%
AST Schroders Global Tactical
  Portfolio                            0.91%    0.03%        0.10%    0.00%    0.00%     0.11%     1.15%         0.00%     1.15%
AST Schroders Multi-Asset World
  Strategies Portfolio                 1.06%    0.04%        0.10%    0.00%    0.00%     0.09%     1.29%         0.00%     1.29%
AST Small Cap Growth Portfolio         0.88%    0.03%        0.10%    0.00%    0.00%     0.00%     1.01%         0.00%     1.01%
AST Small Cap Value Portfolio          0.87%    0.03%        0.10%    0.00%    0.00%     0.02%     1.02%         0.00%     1.02%
AST Small-Cap Growth
  Opportunities Portfolio              0.93%    0.04%        0.10%    0.00%    0.00%     0.00%     1.07%         0.00%     1.07%
AST T. Rowe Price Asset
  Allocation Portfolio*                0.79%    0.02%        0.10%    0.00%    0.00%     0.00%     0.91%         0.02%     0.89%
AST T. Rowe Price Equity Income
  Portfolio                            0.72%    0.02%        0.10%    0.00%    0.00%     0.00%     0.84%         0.00%     0.84%
AST T. Rowe Price Growth
  Opportunities Portfolio              0.89%    0.61%        0.10%    0.00%    0.00%     0.00%     1.60%         0.00%     1.60%
AST T. Rowe Price Large-Cap
  Growth Portfolio                     0.85%    0.02%        0.10%    0.00%    0.00%     0.00%     0.97%         0.00%     0.97%
AST T. Rowe Price Natural
  Resources Portfolio                  0.88%    0.04%        0.10%    0.00%    0.00%     0.00%     1.02%         0.00%     1.02%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                               For the year ended December 31, 2014
                                  ----------------------------------------------------------------------------------------------
                                                                             Broker              Total                    Net
                                                                   Dividend Fees and Acquired   Annual                  Annual
                                                      Distribution Expense  Expenses Portfolio Portfolio Fee Waiver or   Fund
                                  Management  Other     (12b-1)    on Short on Short  Fees &   Operating    Expense    Operating
FUNDS                                Fees    Expenses     Fees      Sales    Sales   Expenses  Expenses  Reimbursement Expenses
-----                             ---------- -------- ------------ -------- -------- --------- --------- ------------- ---------
AST Templeton Global Bond
  Portfolio                            0.78%    0.09%        0.10%    0.00%    0.00%     0.00%     0.97%         0.00%     0.97%
AST Wellington Mgmt Hedged
  Equity Portfolio                     0.97%    0.03%        0.10%    0.00%    0.00%     0.02%     1.12%         0.00%     1.12%
AST Western Asset Core Plus Bond
  Portfolio*                           0.66%    0.03%        0.10%    0.00%    0.00%     0.00%     0.79%         0.20%     0.59%
AST Western Asset Emerging
  Markets Debt Portfolio*              0.84%    0.06%        0.10%    0.00%    0.00%     0.00%     1.00%         0.05%     0.95%

* See notes immediately below for important information about this fund.

AST Advanced Strategies Portfolio The Investment Managers have contractually agreed to waive 0.014% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST AQR Large-Cap Portfolio The Investment Managers have contractually agreed to waive 0.24% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Blackrock iShares ETF Portfolio The Investment Managers have contractually agreed to waive a portion of their investment management fee equal to the acquired fund fees and expenses due to investments in iShares ETFs. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees (after the waiver described in the first sentence) and other expenses (including distribution fees, acquired fund fees and expenses due to investments in iShares ETFs, and other expenses excluding taxes, interest and brokerage commissions) do not exceed 1.02% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BlackRock/Loomis Sayles Bond Portfolio The Investment Managers have contractually agreed to waive 0.035% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST ClearBridge Dividend Growth Portfolio The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Cohen & Steers Realty Portfolio The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI Pyramis(R) Asset Allocation Portfolio The Investment Managers have contractually agreed to waive 0.018% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI Pyramis(R) Quantitative Portfolio The Investment Managers have contractually agreed to waive 0.14% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Franklin Templeton Founding Funds Allocation Portfolio The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses so that the investment management fees plus other expenses (exclusive in all cases of taxes, short sale interest and dividend expenses, brokerage commissions, distribution fees, underlying fund fees and expenses, and extraordinary expenses) for the Portfolio do not exceed 1.10% of the average daily net assets of the Portfolio through June 30, 2016. This expense limitation may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Large-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Mid-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.053% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Multi-Asset Portfolio The Investment Managers have contractually agreed to waive 0.213% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Small-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Herndon Large-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST International Growth Portfolio The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Investment Grade Bond Portfolio The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Legg Mason Diversified Growth Portfolio The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the portfolio's investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest and brokerage commissions) do not exceed 1.07% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST Loomis Sayles Large-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Lord Abbett Core Fixed Income Portfolio The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio's average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman Core Bond Portfolio The Investment Managers have contractually agreed to waive 0.14% of their investment management fee through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees, as follows: 0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman Mid-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman/LSV Mid-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST New Discovery Asset Allocation Portfolio The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Prudential Core Bond Portfolio The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows:
0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. The waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST T. Rowe Price Asset Allocation Portfolio The Investment Managers have contractually agreed to waive 0.022% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Western Asset Core Plus Bond Portfolio The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Western Asset Emerging Markets Debt Portfolio The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2016. This waiver arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

                               EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Pruco Life Annuity with the cost of investing in other Pruco Life Annuities and/or other variable annuities. Below are examples for each Annuity showing what you would pay cumulatively in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and assuming your investment has a 5% return each year. The examples reflect the fees and charges listed below for each Annuity as described in "Summary of Contract Fees and Charges."

    .  Insurance Charge

    .  Contingent Deferred Sales Charge (when and if applicable)

    .  Annual Maintenance Fee

    .  Optional benefit fees, as described below

The examples also assume the following for the period shown:

    . You allocate all of your Account Value to the Sub-account with the maximum gross total operating expenses and those expenses remain the same each year*

    . For each charge, we deduct the maximum charge rather than the current charge

    .  You make no withdrawals of Account Value

    .  You make no transfers, or other transactions for which we charge a fee

    .  No tax charge applies

    . You elect the Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit, which has the maximum optional benefit charge. There is no other combination of optional benefits that would result in higher maximum charges than those shown in the examples.

Amounts shown in the examples are rounded to the nearest dollar.

* Note: Not all Portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

THE EXAMPLES ARE ILLUSTRATIVE ONLY. THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING PORTFOLIOS. ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

Expense Examples are provided as follows:

If you surrender your annuity at the end of the applicable time period:

                                          1 yr  3 yrs  5 yrs  10 yrs
                                         ------ ------ ------ -------
          B SERIES                       $1,946 $4,148 $6,117 $ 9,912
          L SERIES                       $1,985 $4,244 $5,747 $10,053
          C SERIES                       $1,289 $3,654 $5,761 $10,069

If you do not surrender your Annuity, or if you annuitize your Annuity:

                                          1 yr  3 yrs  5 yrs  10 yrs
                                         ------ ------ ------ -------
          B SERIES                       $1,246 $3,548 $5,617 $ 9,912
          L SERIES                       $1,285 $3,644 $5,747 $10,053
          C SERIES                       $1,289 $3,654 $5,761 $10,069

Please see Appendix A for a table of Accumulation Unit Values.

                                    SUMMARY

This Summary describes key features of the Annuities offered in this prospectus. It is intended to give you an overview, and to point you to sections of the prospectus that provide greater detail. You should not rely on the Summary alone for all the information you need to know before purchasing an Annuity. You should read the entire prospectus for a complete description of the Annuities. Your Financial Professional can also help you if you have questions.

The Annuity: The variable annuity contract issued by Pruco Life is a contract between you, the Owner, and Pruco Life, an insurance company. It is designed for retirement purposes, or other long-term investing, to help you save money for retirement, on a tax deferred basis, and provide income during your retirement. Although this prospectus describes key features of the variable annuity contract, the prospectus is a distinct document, and is not part of the contract.

The Annuity offers various investment portfolios. With the help of your Financial Professional, you choose how to invest your money within your Annuity (subject to certain restrictions; see "Investment Options"). Investing in a variable annuity involves risk and you can lose your money. On the other hand, investing in a variable annuity can provide you with the opportunity to grow your money through participation in "underlying" mutual funds.

This prospectus describes three different Annuities. The Annuities differ primarily in the fees and charges deducted. With the help of your Financial Professional, you choose the Annuity that is suitable for you based on your time horizon and liquidity needs.

GENERALLY SPEAKING, VARIABLE ANNUITIES ARE INVESTMENTS DESIGNED TO BE HELD FOR THE LONG TERM. WORKING WITH YOUR FINANCIAL PROFESSIONAL, YOU SHOULD CAREFULLY CONSIDER WHETHER A VARIABLE ANNUITY IS APPROPRIATE FOR YOU GIVEN YOUR LIFE EXPECTANCY, NEED FOR INCOME, AND OTHER PERTINENT FACTORS.

Purchase: Your eligibility to purchase is based on your age and the amount of your initial Purchase Payment. See your Financial Professional to complete an application.

                                      Maximum Age for  Minimum Initial
         Annuity                      Initial Purchase Purchase Payment
         -------                      ---------------- ----------------
         B SERIES                                   85          $ 1,000
         L SERIES                                   85          $10,000
         C SERIES                                   85          $10,000

The "Maximum Age for Initial Purchase" applies to the oldest Owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the Annuitant as of the day we would issue the Annuity. For Annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life.

After you purchase your Annuity, you will have a limited period of time during which you may cancel (or "Free Look") the purchase of your Annuity. Your request for a Free Look must be received in Good Order within the applicable time period.

Please see "Requirements for Purchasing the Annuity" for additional information.

Investment Options: You may choose from a variety of variable Investment Options ranging from conservative to aggressive. Our optional benefits may limit your ability to invest in the variable Investment Options otherwise available to you under the Annuity. Each of the underlying Portfolios is described in its own prospectus, which you should read before selecting your investment options. You can obtain the summary prospectuses and prospectuses for the Portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any variable Investment Option will meet its investment objective.

You may also allocate money to an MVA Option that earns interest for a specific time period. In general, if you withdraw your money from this option more than 30 days prior to the end of the "Guarantee Period", you will be subject to a "Market Value Adjustment", which can either increase or decrease your Account Value. We also offer a 6 or 12 Month DCA Program under which your money is transferred monthly from a DCA MVA Option to the other Investment Options you have designated. Premature withdrawals from the DCA MVA Option may also be subject to a Market Value Adjustment.

Please see "Investment Options," and "Managing Your Account Value" for information.

Access To Your Money: You can receive income by taking withdrawals or electing annuity payments. Please note that withdrawals may be subject to tax, and may be subject to a Contingent Deferred Sales Charge (discussed below). You may withdraw up to 10% of your Purchase Payments each year without being subject to a Contingent Deferred Sales Charge.

You may elect to receive income through annuity payments over your lifetime, also called "Annuitization". If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs.

Please see "Access to Account Value" and "Annuity Options" for more information.

Optional Living Benefits

Guaranteed Lifetime Withdrawal Benefits. We offer optional living benefits, for an additional charge, that guarantee your ability to take withdrawals for life as a percentage of "Protected Withdrawal Value", even if your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Protected Withdrawal Value is not the same as your Account Value, and it is not available for a lump sum withdrawal. The Account Value has no guarantees, may fluctuate, and can lose value. Withdrawals in excess of the Annual Income Amount, called "Excess Income," will impact the value of the benefit including a permanent reduction in future guaranteed amounts. In marketing and other materials, we may refer to Excess Income as "Excess Withdrawals".

We currently offer the following optional benefits:

   .  Highest Daily Lifetime Income v2.1

   .  Spousal Highest Daily Lifetime Income v2.1

   .  Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit

   .  Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death
      Benefit

As a condition of electing an optional living benefit, we limit the Investment Options to which you may allocate your Account Value. Also, these benefits utilize a predetermined mathematical formula to help us manage your guarantee through all market cycles. Under the predetermined mathematical formula, your Account Value may be transferred between certain "permitted Sub-accounts" on the one hand and the AST Investment Grade Bond Sub-account on the other hand. Please see the applicable optional benefits section as well as the Appendices to this prospectus for more information on the formulas.

In the "Living Benefits" section, we describe guaranteed minimum withdrawal benefits that allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given Annuity Year (i.e., "Excess Income"), that withdrawal may permanently reduce the guaranteed amount you can withdraw in future years. Please also note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income.

Please see "Living Benefits" for more information.

Death Benefits: You may name a Beneficiary to receive the proceeds of your Annuity upon your death. Your death benefit must be distributed within the time period required by the tax laws. Each of our Annuities offers a minimum death benefit.

Please see "Death Benefits" for more information.

Fees and Charges: Each Annuity, and the optional living benefits and optional death benefits, are subject to certain fees and charges, as discussed in the "Summary of Contract Fees and Charges" table earlier in this prospectus. In addition, there are fees and expenses of the underlying Portfolios.

What does it mean that my Annuity is "tax deferred"? Variable annuities are "tax deferred", meaning you pay no taxes on any earnings from your Annuity until you withdraw the money. You may also transfer among your Investment Options without paying a tax at the time of the transfer. When you take your money out of the Annuity, however, you will be taxed on the earnings at ordinary income tax rates. If you withdraw money before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

You may also purchase one of our Annuities as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan. Although there is no additional tax advantage to a variable annuity purchased through one of these plans, the Annuity has features and benefits other than tax deferral that may make it an important investment for a qualified plan. You should consult your tax adviser regarding these features and benefits prior to purchasing a contract for use with a tax-qualified plan.

Market Timing: We have market timing policies and procedures that attempt to detect transfer activity that may adversely affect other Owners or Portfolio shareholders in situations where there is potential for pricing inefficiencies or that involve certain other types of disruptive trading activity (i.e., market timing). Our market timing policies and procedures are discussed in more detail later in this prospectus, entitled "Restrictions on Transfers Between Investment Options."

Other Information: Please see the section entitled "Other Information" for more information about our Annuities, including legal information about Pruco Life, the Separate Account, and underlying Portfolios.

                              INVESTMENT OPTIONS

The Investment Options under each Annuity consist of the Sub-accounts and the MVA Options. In this section, we describe the portfolios. We then discuss the investment restrictions that apply if you elect certain optional benefits. Finally, we discuss the MVA Options. Each Sub-account invests in an underlying Portfolio whose share price generally fluctuates each Valuation Day. The portfolios that you select, among those that are permitted, are your choice - we do not provide investment advice, nor do we recommend any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios.

In contrast to the Sub-accounts, Account Value allocated to an MVA Option earns a fixed rate of interest as long as you remain invested for the Guarantee Period. We guarantee both the stated amount of interest and the principal amount of your Account Value in an MVA Option, so long as you remain invested in the MVA Option for the duration of the Guarantee Period. In general, if you withdraw Account Value prior to the end of the MVA Option's Guarantee Period, you will be subject to a Market Value Adjustment or "MVA", which can be positive or negative. A "Guarantee Period" is the period of time during which we credit a fixed rate of interest to an MVA Option.

As a condition of electing an optional benefit (e.g., Highest Daily Lifetime Income v2.1), you will be restricted from investing in certain Sub-accounts or MVA Options. We describe those restrictions below. In addition, the optional living benefits employ a predetermined mathematical formula, under which money is transferred between your chosen Sub-accounts and the AST Investment Grade Bond Sub-account.

Whether or not you elect an optional benefit subject to the predetermined mathematical formula, you should be aware that the operation of the formula may result in large-scale asset flows into and out of the Sub-accounts. These asset flows could adversely impact the Portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the optional benefits but also the other Sub-accounts, because the Portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the Portfolios could experience the following effects, among others:

       (a) a Portfolio's investment performance could be adversely affected by requiring a subadviser to purchase and sell securities at inopportune times or by otherwise limiting the subadviser's ability to fully implement the portfolio's investment strategy;

       (b) the subadviser may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;

       (c) a Portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the Portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners' Account Value may be transferred to the AST Investment Grade Bond Sub-account and other Owners' Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one Portfolio to another Portfolio, which in turn could adversely impact performance.

VARIABLE INVESTMENT OPTIONS

Each variable Investment Option is a Sub-account of the Pruco Life Flexible Premium Variable Annuity Account (see "Pruco Life and the Separate Account" for more detailed information). Each Sub-account invests exclusively in one Portfolio. The Investment Objectives Chart below provides a description of each Portfolio's investment objective to assist you in determining which portfolios may be of interest to you. Please note, the AST Investment Grade Bond Sub-account is not available for allocation of Purchase Payments or owner-initiated transfers.

Not all Portfolios offered as Sub-accounts may be available depending on whether you elect an optional benefit. Thus, if you elect an optional benefit you would be precluded from investing in certain Portfolios and therefore would not receive investment appreciation (or depreciation) affecting those Portfolios.

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios.

In the table that follows, all Portfolio names include the prefix "AST," which indicates that they are Portfolios of the Advanced Series Trust. In addition, for each Portfolio the subadviser(s), which has been engaged to conduct day-to-day management, is listed next to the description. This Annuity offers only Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Pruco Life ("Affiliated Portfolios"). Pruco Life and its affiliates ("Prudential Companies") receive fees and payments from the Affiliated Portfolios, which may be greater than the fees and payments Prudential Companies would receive if we offered unaffiliated portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over other portfolios sponsored and advised by companies not affiliated with Pruco Life. We have an incentive to offer Portfolios managed by certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which Portfolios to offer under the Annuities. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Allocations made to all AST Portfolios benefit us financially. See "Other Information" under the heading concerning "Fees and Payments Received by Pruco Life" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates.

In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity

On APRIL 29, 2013, we stopped offering the AST FRANKLIN TEMPLETON FOUNDING FUNDS ALLOCATION PORTFOLIO as a Sub-account under the Annuities, except as follows: if at any time prior to April 29, 2013 you had any portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the AST Franklin Templeton Founding Funds Allocation Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account prior to April 29, 2013, you cannot allocate Account Value to the AST Franklin Templeton Founding Funds Allocation Sub-account.

You may select Portfolios individually, create your own combination of Portfolios (certain limitations apply -- see "Limitations with Optional Benefits" later in this section), or select from among combinations of portfolios that we have created called "Prudential Portfolio Combinations." Under Prudential Portfolio Combinations, each Portfolio Combination consists of several asset allocation portfolios, each of which represents a specified percentage of your allocations. If you elect to invest according to one of these Portfolio Combinations, we will allocate your initial Purchase Payment among the Sub-accounts within the Portfolio Combination according to the percentage allocations. You may elect to allocate additional Purchase Payments according to the composition of the Portfolio Combination, although if you do not make such an explicit election, we will allocate additional Purchase Payments as discussed below under "Additional Purchase Payments."

Once you have selected a Portfolio Combination, we will not rebalance your Account Value to take into account differences in performance among the Sub-accounts. This is a static, point of sale model allocation. Over time, the percentages in each asset allocation Portfolio may vary from the Portfolio Combination you selected when you purchased your Annuity based on the performance of each of the Portfolios within the Portfolio Combination. However, you may elect to participate in an automatic rebalancing program, under which we would transfer Account Value periodically so that your Account Value allocated to the Sub-accounts is brought back to the exact percentage allocations stipulated by the Portfolio Combination you elected. Please see "Automatic Rebalancing Programs" below for details about how such a program operates. If you are participating in an optional living benefit (such as Highest Daily Lifetime Income v2.1) that uses a predetermined mathematical formula under which your Account Value may be transferred between certain "Permitted Sub-accounts" and the AST Investment Grade Bond Sub-Account, and you have elected automatic rebalancing in addition to Prudential Portfolio Combinations, you should be aware that: (a) the AST Investment Grade Bond Sub-Account used as part of the predetermined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that existed originally as part of Prudential Portfolio Combinations.

If you are interested in a Portfolio Combination, you should work with your Financial Professional to select the Portfolio Combination that is appropriate for you, in light of your investment time horizon, investment goals and expectations and market risk tolerance, and other relevant factors. In providing these Portfolio Combinations, we are not providing investment advice. You are responsible for determining which Portfolio Combination or Sub-account(s) is best for you. Asset allocation does not ensure a profit or protect against a loss.

The following table contains limited information about the Portfolios. Before selecting an Investment Option or Portfolio Combination, you should carefully review the summary prospectuses and/or prospectuses for the Portfolios, which contain details about the investment objectives, policies, risks, costs and management of the Portfolios. You can obtain the summary prospectuses and prospectuses for the Portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

PORTFOLIO                                  INVESTMENT                                 PORTFOLIO
NAME                                       OBJECTIVES                                 ADVISORS/SUBADVISOR(S)
---------                                  ----------                                 ----------------------

AST Academic Strategies Asset Allocation   Seeks long-term capital appreciation.      AlphaSimplex Group, LLC
  Portfolio                                                                           AQR Capital Management, LLC and CNH
                                                                                      Partners, LLC
                                                                                      CoreCommodity Management, LLC
                                                                                      First Quadrant, L.P.
                                                                                      Jennison Associates LLC
                                                                                      J.P. Morgan Investment Management, Inc.
                                                                                      Pacific Investment Management Company LLC
                                                                                      (PIMCO)
                                                                                      Prudential Investments LLC
                                                                                      Quantitative Management Associates LLC
                                                                                      Western Asset Management Company/ Western
                                                                                      Asset Management Company Limited

AST Advanced Strategies Portfolio          Seeks a high level of absolute return by   Brown Advisory LLC
                                           using traditional and non-traditional      Loomis, Sayles & Company, L.P.
                                           investment strategies and by investing in  LSV Asset Management
                                           domestic and foreign equity and fixed      Prudential Investment Management, Inc.
                                           income securities, derivative instruments  Quantitative Management Associates LLC
                                           and other investment companies.            T. Rowe Price Associates, Inc.
                                                                                      William Blair & Company, LLC

AST AQR Emerging Markets Equity Portfolio  Seeks long-term capital appreciation.      AQR Capital Management, LLC

AST AQR Large-Cap Portfolio                Seeks long-term capital appreciation.      AQR Capital Management, LLC

AST Balanced Asset Allocation Portfolio    Seeks to obtain the highest potential      Prudential Investments LLC
                                           total return consistent with its           Quantitative Management Associates LLC
                                           specified level of risk tolerance.

AST BlackRock Global Strategies Portfolio  Seeks a high total return consistent with  BlackRock Financial Management, Inc.
                                           a moderate level of risk.                  BlackRock International Limited

AST BlackRock iShares ETF Portfolio        Seeks to maximize total return with a      BlackRock Financial Management, Inc.
                                           moderate level of risk.

AST BlackRock/Loomis Sayles Bond           Seek to maximize total return, consistent  BlackRock Financial Management, Inc.;
  Portfolio (formerly AST PIMCO Total      with preservation of capital and prudent   BlackRock International Limited
  Return Bond Portfolio)                   investment management                      BlackRock (Singapore) Limited
                                                                                      Loomis, Sayles & Company, L.P.

AST Boston Partners Large-Cap Value        Seeks capital appreciation.                Boston Partners
  Portfolio (formerly AST Jennison Large-
  Cap Value Portfolio)

AST Capital Growth Asset Allocation        Seeks to obtain the highest potential      Prudential Investments LLC
  Portfolio                                total return consistent with its           Quantitative Management Associates LLC
                                           specified level of risk tolerance.

AST ClearBridge Dividend Growth Portfolio  Seeks income, capital preservation, and    ClearBridge Investments, LLC
                                           capital appreciation.

AST Cohen & Steers Realty Portfolio        Seeks to maximize total return through     Cohen & Steers Capital Management, Inc.
                                           investment in real estate securities.

AST Defensive Asset Allocation Portfolio   Seeks to obtain the highest potential      Prudential Investments LLC
                                           total return consistent with its           Quantitative Management Associates LLC
                                           specified level of risk tolerance.

AST FI Pyramis(R) Asset Allocation         Seeks to maximize total return.            Pyramis Global Advisors, LLC a Fidelity
  Portfolio                                                                           Investments Company

AST FI Pyramis(R) Quantitative Portfolio   Seeks long-term capital growth balanced    Pyramis Global Advisors, LLC a Fidelity
                                           by current income.                         Investments Company

AST Franklin Templeton Founding Funds      Seeks capital appreciation while its       Franklin Advisers, Inc.
  Allocation Portfolio                     secondary investment objective is to seek  Franklin Mutual Advisers, LLC
                                           income.                                    Templeton Global Advisors Limited

AST Franklin Templeton Founding Funds      Seeks capital appreciation.                AST Investment Services, Inc.
  Plus Portfolio                                                                      Prudential Investments LLC

AST Global Real Estate Portfolio           Seeks capital appreciation and income.     Prudential Real Estate Investors

AST Goldman Sachs Large-Cap Value          Seeks long-term growth of capital.         Goldman Sachs Asset Management, L.P.
  Portfolio

AST Goldman Sachs Mid-Cap Growth Portfolio Seeks long-term growth of capital.         Goldman Sachs Asset Management, L.P.

PORTFOLIO                                  INVESTMENT                                 PORTFOLIO
NAME                                       OBJECTIVES                                 ADVISORS/SUBADVISOR(S)
---------                                  ----------                                 ----------------------

AST Goldman Sachs Multi-Asset Portfolio    Seeks to obtain a high level of total      Goldman Sachs Asset Management, L.P.
                                           return consistent with its level of risk
                                           tolerance.

AST Goldman Sachs Small-Cap Value          Seeks long-term capital appreciation.      Goldman Sachs Asset Management, L.P.
  Portfolio

AST Herndon Large-Cap Value Portfolio      Seeks maximum growth of capital by         Herndon Capital Management, LLC
                                           investing primarily in the value stocks
                                           of larger companies.

AST High Yield Portfolio                   Seeks maximum total return, consistent     J.P. Morgan Investment Management, Inc.
                                           with preservation of capital and prudent   Prudential Investment Management, Inc.
                                           investment management.

AST International Growth Portfolio         Seeks long-term capital growth.            Jennison Associates LLC
                                                                                      Neuberger Berman Management LLC
                                                                                      William Blair & Company, LLC

AST International Value Portfolio          Seeks capital growth.                      Lazard Asset Management LLC
                                                                                      LSV Asset Management

AST Investment Grade Bond Portfolio        Seeks to maximize total return,            Prudential Investment Management, Inc.
                                           consistent with the preservation of
                                           capital and liquidity needs. Total return
                                           is comprised of current income and
                                           capital appreciation.

AST J.P. Morgan Global Thematic Portfolio  seeks capital appreciation consistent      J.P. Morgan Investment Management, Inc./
                                           with its specified level of risk           Security Capital Research & Management
                                           tolerance.                                 Incorporated

AST J.P. Morgan International Equity       Seeks capital growth.                      J.P. Morgan Investment Management, Inc.
  Portfolio

AST J.P. Morgan Strategic Opportunities    Seeks to maximize return compared to the   J.P. Morgan Investment Management, Inc.
  Portfolio                                benchmark through security selection and
                                           tactical asset allocation.

AST Jennison Large-Cap Growth Portfolio    Seeks long-term growth of capital.         Jennison Associates LLC

AST Large-Cap Value Portfolio              Seeks current income and long-term growth  Hotchkis and Wiley Capital Management, LLC of income, as well as capital
                                           appreciation.

AST Legg Mason Diversified Growth          Seek high risk-adjusted returns compared   Brandywine Global Investment Management,
  Portfolio                                to its blended index.                      LLC
                                                                                      ClearBridge Investments, LLC
                                                                                      QS Batterymarch Financial Management, Inc
                                                                                      QS Legg Mason Global Asset Allocation, LLC
                                                                                      Western Asset Management Company/Western
                                                                                      Asset Management Company Limited

AST Loomis Sayles Large-Cap Growth         Seeks capital growth. Income realization   Loomis, Sayles & Company, L.P.
  Portfolio                                is not an investment objective and any
                                           income realized on the Portfolio's
                                           investments, therefore, will be
                                           incidental to the Portfolio's objective.

AST Lord Abbett Core Fixed Income          Seeks income and capital appreciation to   Lord, Abbett & Co. LLC
  Portfolio                                produce a high total return.

AST MFS Global Equity Portfolio            Seeks capital growth.                      Massachusetts Financial Services Company

AST MFS Growth Portfolio                   Seeks long-term capital growth and         Massachusetts Financial Services Company
                                           future, rather than current income.

AST MFS Large-Cap Value Portfolio          Seeks capital appreciation.                Massachusetts Financial Services Company

AST Mid-Cap Value Portfolio                Seeks to provide capital growth by         EARNEST Partners, LLC
                                           investing primarily in mid-capitalization  WEDGE Capital Management L.L.P.
                                           stocks that appear to be undervalued.

AST Money Market Portfolio                 Seeks high current income and maintain     Prudential Investment Management, Inc.
                                           high levels of liquidity.

AST Neuberger Berman Core Bond Portfolio   Seeks to maximize total return consistent  Neuberger Berman Fixed Income LLC with the preservation of capital.

AST Neuberger Berman Mid-Cap Growth        Seeks capital growth.                      Neuberger Berman Management LLC
  Portfolio

PORTFOLIO                                  INVESTMENT                                 PORTFOLIO
NAME                                       OBJECTIVES                                 ADVISORS/SUBADVISOR(S)
---------                                  ----------                                 ----------------------

AST Neuberger Berman/LSV Mid-Cap Value     Seeks capital growth.                      LSV Asset Management
  Portfolio                                                                           Neuberger Berman Management LLC

AST New Discovery Asset Allocation         Seeks total return.                        C.S. McKee, LP
  Portfolio                                                                           EARNEST Partners, LLC
                                                                                      Epoch Investment Partners, Inc.
                                                                                      Longfellow Investment Management Co. LLC
                                                                                      Parametric Portfolio Associates LLC
                                                                                      Security Investors, LLC
                                                                                      Thompson, Siegel & Walmsley LLC
                                                                                      Vision Capital Management, Inc.

AST Parametric Emerging Markets Equity     Seeks long-term capital appreciation.      Parametric Portfolio Associates LLC
  Portfolio

AST PIMCO Limited Maturity Bond Portfolio  Seeks to maximize total return consistent  Pacific Investment Management Company LLC
                                           with preservation of capital and prudent   (PIMCO)
                                           investment management.

AST Preservation Asset Allocation          Seeks to obtain the highest potential      Prudential Investments LLC
  Portfolio                                total return consistent with its           Quantitative Management Associates LLC
                                           specified level of risk tolerance.

AST Prudential Core Bond Portfolio         Seeks to maximize total return consistent  Prudential Investment Management, Inc.
                                           with the long-term preservation of
                                           capital.

AST Prudential Growth Allocation Portfolio Seeks total return.                        Prudential Investment Management, Inc.
                                                                                      Quantitative Management Associates LLC

AST QMA Emerging Markets Equity Portfolio  Seeks long-term capital appreciation.      Quantitative Management Associates LLC

AST QMA Large-Cap Portfolio                Seeks long-term capital appreciation.      Quantitative Management Associates LLC

AST QMA US Equity Alpha Portfolio          Seeks long term capital appreciation.      Quantitative Management Associates LLC

AST Quantitative Modeling Portfolio        Seeks a high potential return while        Quantitative Management Associates LLC
                                           attempting to mitigate downside risk
                                           during adverse market cycles.

AST RCM World Trends Portfolio             Seeks highest potential total return       Allianz Global Investors U.S. LLC
                                           consistent with its specified level of
                                           risk tolerance.

AST Schroders Global Tactical Portfolio    Seeks to outperform its blended            Schroder Investment Management North
                                           performance benchmark.                     America Inc./ Schroder Investment
                                                                                      Management North America Ltd.

AST Schroders Multi-Asset World            Seeks long-term capital appreciation.      Schroder Investment Management North
  Strategies Portfolio                                                                America Inc./ Schroder Investment
                                                                                      Management North America Ltd.

AST Small-Cap Growth Portfolio             Seeks long-term capital growth.            Eagle Asset Management, Inc.
                                                                                      Emerald Mutual Fund Advisers Trust

AST Small-Cap Growth Opportunities         Seeks capital growth.                      RS Investment Management Co. LLC
  Portfolio (formerly AST Federated                                                   Wellington Management Company, LLP
  Aggressive Growth Portfolio):


AST Small-Cap Value Portfolio              Seeks to provide long-term capital growth  ClearBridge Investments, LLC
                                           by investing primarily in                  J.P. Morgan Investment Management, Inc.
                                           small-capitalization stocks that appear    LMC Investments, LLC
                                           to be undervalued.

AST T. Rowe Price Asset Allocation         Seeks a high level of total return by      T. Rowe Price Associates, Inc.
  Portfolio                                investing primarily in a diversified
                                           portfolio of equity and fixed income
                                           securities.

AST T. Rowe Price Equity Income Portfolio  Seeks to provide substantial dividend      T. Rowe Price Associates, Inc.
                                           income as well as long-term growth of
                                           capital through investments in the common
                                           stocks of established companies.

AST T. Rowe Price Growth Opportunities     Seeks a high level of total return by      T. Rowe Price Associates, Inc.
  Portfolio                                investing primarily in a diversified       T. Rowe Price International, Ltd.
                                           portfolio of equity and fixed income       T. Rowe Price International, Ltd. - Tokyo
                                           securities.                                branch and T. Rowe Price Hong Kong Limited

PORTFOLIO                                  INVESTMENT                                 PORTFOLIO
NAME                                       OBJECTIVES                                 ADVISORS/SUBADVISOR(S)
---------                                  ----------                                 ----------------------

AST T. Rowe Price Large-Cap Growth         Seeks long-term growth of capital by       T. Rowe Price Associates, Inc.
  Portfolio                                investing predominantly in the equity
                                           securities of a limited number of large,
                                           carefully selected, high-quality U.S.
                                           companies that are judged likely to
                                           achieve superior earnings growth.

AST T. Rowe Price Natural Resources        Seeks long-term capital growth primarily   T. Rowe Price Associates, Inc.
  Portfolio                                through investing in the common stocks of
                                           companies that own or develop natural
                                           resources (such as energy products,
                                           precious metals and forest products) and
                                           other basic commodities.

AST Templeton Global Bond Portfolio        Seeks to provide current income with       Franklin Advisers, Inc.
                                           capital appreciation and growth of income.

AST Wellington Management Hedged Equity    Seeks to outperform a mix of 50% Russell   Wellington Management Company LLP
  Portfolio                                3000(R) Index, 20% MSCI EAFE Index, and
                                           30% Treasury Bill Index over a full
                                           market cycle by preserving capital in
                                           adverse markets utilizing an options
                                           strategy while maintaining equity
                                           exposure to benefit from up markets
                                           through investments in Wellington
                                           Management's equity investment strategies.

AST Western Asset Core Plus Bond Portfolio Seeks to maximize total return,            Western Asset Management Company/ Western
                                           consistent with prudent investment         Asset Management Company Limited
                                           management and liquidity needs, by
                                           investing to obtain the average duration
                                           specified for the Portfolio.

AST Western Asset Emerging Markets Debt    Seeks to maximize total return.            Western Asset Management Company/ Western
  Portfolio                                                                           Asset Management Company Limited

LIMITATIONS WITH OPTIONAL BENEFITS

As a condition to your electing any Highest Daily Lifetime Income v2.1 benefit, we limit the Investment Options to which you may allocate your Account Value, as set forth in the Permitted Sub-accounts table below. Please note that the DCA Market Value Adjustment Options described later in this section are also available if you elect an optional benefit.

Permitted Sub-accounts

AST Academic Strategies Asset Allocation                     AST Goldman Sachs Multi-Asset
AST Advanced Strategies                                      AST J.P. Morgan Global Thematic
AST Balanced Asset Allocation                                AST J.P. Morgan Strategic Opportunities
AST BlackRock Global Strategies                              AST New Discovery Asset Allocation
AST BlackRock iShares ETF                                    AST Preservation Asset Allocation
AST Capital Growth Asset Allocation                          AST Prudential Growth Allocation
AST Defensive Asset Allocation                               AST RCM World Trends
AST FI Pyramis(R) Asset Allocation                           AST Schroders Global Tactical
AST FI Pyramis(R) Quantitative                               AST Schroders Multi-Asset World Strategies
AST Franklin Templeton Founding Funds Allocation*            AST T. Rowe Price Asset Allocation
AST Franklin Templeton Founding Funds Plus                   AST Wellington Management Hedged Equity

* No longer offered for new investment.

MARKET VALUE ADJUSTMENT OPTIONS

When you allocate your Account Value to an MVA Option, you earn a fixed rate of interest as long as you remain invested for a set period of time called a Guarantee Period. Amounts in MVA Options are supported by our general account and subject to our claims paying ability. Please see "Other Information" later in this prospectus for additional information about our general account. There are two types of MVA Options available under each Annuity - the Long-Term MVA Options and the DCA MVA Options. If you elect an optional living benefit, only the DCA MVA Option will be available to you. We discuss each MVA Option below. In brief, under the Long-Term MVA Options, you earn interest over a multi-year time period that you have selected. Currently, the Guarantee Periods we offer are 3 years, 5 years, 7 years, and 10 years. We reserve the right to eliminate any or all of these Guarantee Periods or offer Guarantee Periods of different durations. Under the DCA MVA Options, you earn interest over a 6 month or 12 month period while your Account Value in that option is systematically transferred monthly to the Sub-accounts you have designated.

For the Long-Term MVA Option, a Guarantee Period for an MVA Option begins:

       .  when all or part of a Purchase Payment is allocated to that MVA
          Option;

       . upon transfer of any of your Account Value to a Long-Term MVA Option for that particular Guarantee Period; or

       .  when you "renew" an MVA Option into a new Guarantee Period.

RATES FOR MVA OPTIONS

We do not have a single method for determining the fixed interest rates for the MVA Options. In general, the interest rates we offer for MVA Options will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the MVA Option, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the MVA Options, general economic trends and competition. We also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Options, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

The interest rate credited to an MVA Option is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the various Guarantee Periods. At the time that we confirm your MVA Option, we will advise you of the interest rate in effect and the date your MVA Option matures. We may change the rates we credit to new MVA Options at any time. To inquire as to the current rates for the MVA Options, please call 1-888-PRU-2888. MVA Options may not be available in all states and are subject to a minimum rate which may vary by state. Currently, the MVA Options are not available in the States of Illinois, Iowa, Oregon and Washington.

To the extent permitted by law, we may establish different interest rates for MVA Options offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use DCA MVA Options.

For any MVA Option, you will not be permitted to allocate or renew to the MVA Option if the Guarantee Period associated with that MVA Option would end after your Annuity Date. Thus, for example, we would not allow you to start a new Guarantee Period of 5 years if the Owner/Annuitant were aged 94, because the 5 year period would end after the Latest Annuity Date.

MARKET VALUE ADJUSTMENT

With certain exceptions, if you transfer or withdraw Account Value from an MVA Option prior to the end of the applicable Guarantee Period, you will be subject to a Market Value Adjustment or "MVA". We assess an MVA (whether positive or negative) upon:

       . any surrender, partial withdrawal (including a systematic withdrawal, Medically-Related Surrender, or a withdrawal program under Sections 72(t) or 72(q) of the Code), or transfer out of an MVA Option made outside the 30 days immediately preceding the maturity of the Guarantee Period; and

       . your exercise of the Free Look right under your Annuity, unless prohibited by state law.

We will NOT assess an MVA (whether positive or negative) in connection with any of the following:

       . partial withdrawals made to meet Required Minimum Distribution requirements under the Code in relation to your Annuity or a required distribution if your Annuity is held as a Beneficiary Annuity, but only if the Required Minimum Distribution or required distribution from Beneficiary Annuity is an amount that we calculate and is distributed through a program that we offer;

       . transfers or partial withdrawals from an MVA Option during the 30 days immediately prior to the end of the applicable Guarantee Period, including the Maturity Date of the MVA Option;

       .  transfers made in accordance with our 6 or 12 Month DCA Program;

       .  when a Death Benefit is determined;

       .  deduction of a Annual Maintenance Fee for the Annuity;

       .  Annuitization under the Annuity; and

       . transfers made pursuant to a mathematical formula used with an optional benefit.

The amount of the MVA is determined according to the formulas set forth in Appendix C. We use one formula for the Long-Term MVA Option and another formula for the DCA MVA Option. In general, the amount of the MVA is dependent on the difference between interest rates at the time your MVA Option was established and current interest rates for the remaining Guarantee Period of your MVA Option. For the Long-Term MVA Option, as detailed in the formula, we essentially (i) divide the current interest rate you are receiving under the Guarantee Period by the interest rate we are crediting for a Guarantee Period equal in duration to the time remaining under the Guarantee Period (plus a "Liquidity Factor" as defined below) and (ii) raise that quotient by a mathematical power that represents the time remaining until the maturity of the Guarantee Period. That result produces the MVA factor. The Liquidity Factor is an element of the MVA formula currently equal to 0.0025 or 0.25%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no Liquidity Factor is applied, will reduce the amount being surrendered or transferred from the MVA Option. If we have no interest rate for a Guarantee Period equal in duration to the time remaining under the Guarantee Period, we may use certain US Treasury interest rates to calculate a proxy for that interest rate. All else being equal, the longer the time remaining until the maturity of the MVA Option from which you are making the withdrawal, the larger the mathematical power that is applied to the quotient in (i) above, and thus the larger the MVA itself. The formula for the

DCA MVA Option works in a similar fashion, including the Liquidity Factor described above, except that both interest rates used in the MVA formula are derived directly from the Federal Reserve's "Constant Maturity (CMT) rate." Under either formula, the MVA may be positive or negative, and a negative MVA could result in a loss of interest previously earned as well as some portion of your Purchase Payments.

LONG-TERM MVA OPTIONS

We offer Long-Term MVA Options, offering a range of durations. When you select this option, your payment will earn interest at the established rate for the applicable Guarantee Period. A new Long-Term MVA Option is established every time you allocate or transfer money into a Long-Term MVA Option. You may have money allocated in more than one Guarantee Period at the same time. This could result in your money earning interest at different rates and each Guarantee Period maturing at a different time. While the interest rates we credit to the Long-term MVA Options may change from time to time, the minimum interest rate is what is set forth in your Annuity.

We retain the right to limit the amount of Account Value that may be transferred into a new or out of an existing Long-Term MVA Option and/or to require advance notice for transfers exceeding a specified amount. In addition, we reserve the right to limit or restrict the availability of certain Guarantee Periods from time to time.

DCA MVA OPTIONS

In addition to the Long-Term MVA Options, we offer DCA MVA Options that are used with our 6 or 12 Month DCA Program. Amounts allocated to the DCA MVA Options earn the declared rate of interest while the amount is transferred over a 6 or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount you allocated initially to the DCA MVA Options for the 6 month or 12 month period. A dollar cost averaging program does not assure a profit, or protect against a loss. For a complete description of our 6 or 12 month DCA Program, see the applicable section of this prospectus within "Managing Your Account Value."

GUARANTEE PERIOD TERMINATION

An MVA Option ends on the earliest of: (a) the "Maturity Date" of the Guarantee Period; (b) the date the entire amount in the MVA Option is withdrawn or transferred; (c) the Annuity Date; (d) the date the Annuity is surrendered; and
(e) the date as of which a Death Benefit is determined, unless the Annuity is continued by a spousal Beneficiary. "Annuity Date" means the date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

We will notify you before the end of the Guarantee Period. You may elect to have the value of the Long-Term MVA Option on its Maturity Date transferred to any Investment Option, including any Long-Term MVA Option, we then make available. If we do not receive instructions from you in Good Order at our Service Office before the Maturity Date of the Long-Term MVA Option, regarding how the Account Value in your maturing Long-Term MVA Option is to be allocated, we will allocate the Account Value in the maturing Long-Term MVA Option to the AST Money Market Sub-account, unless the Maturity Date is the Annuity Date. We will not assess an MVA if you choose to renew an MVA Option on its Maturity Date or transfer the Account Value to another Investment Option on the Maturity Date (or at any time during the 30 days immediately preceding the Maturity
Date).

                         FEES, CHARGES AND DEDUCTIONS

In this section, we provide detail about the charges you incur if you own the Annuity.

The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under each Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Pruco Life may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations and other expenses under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In general, a given charge under the Annuity compensates us for our costs and risks related to that charge and may provide for a profit. However, it is possible that with respect to a particular obligation we have under this Annuity, we may be compensated not only by the charge specifically tied to that obligation, but also from one or more other charges we impose.

With regard to charges that are assessed as a percentage of the value of the Sub-accounts, please note that such charges are assessed through a reduction to the Unit value of your investment in each Sub-account, and in that way reduce your Account Value. A "Unit" refers to a share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

Contingent Deferred Sales Charge ("CDSC"): A CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. We may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal (except that there is no CDSC on the C Series Annuity). The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn. The CDSC percentage varies with the number of years that have elapsed since each Purchase Payment being withdrawn was made. If a withdrawal is taken on the day before the anniversary of the date that the Purchase Payment being withdrawn was made, then the CDSC percentage as of the next following year will apply. The CDSC percentages for the B Series and the L Series are shown under "Summary of Contract Fees and Charges" earlier in this prospectus.

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see "Free Withdrawal Amounts" later in this prospectus). If the free withdrawal amount is not sufficient, we then assume that any remaining amount of a partial withdrawal is taken from Purchase Payments on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity (including gains), as described in the examples below.

EXAMPLES

These examples are designed to show you how the CDSC is calculated. They do not take into account any other fees and charges. The examples illustrate how the CDSC would apply to reduce your Account Value based on the timing and amount of your withdrawals. They also illustrate how a certain amount of your withdrawal, the "Free Withdrawal Amount," is not subject to the CDSC. The Free Withdrawal Amount is equal to 10% of all Purchase Payments currently subject to a CDSC in each year and is described in more detail in "Access to Account Value," later in this prospectus.

EXAMPLES

Assume you purchase your B Series Annuity with a $75,000 initial Purchase Payment and you make no additional Purchase Payments for the life of your Annuity.

Example 1

Assume the following:

..   two years after the purchase, your Unadjusted Account Value is $85,000
    (your Purchase Payment of $75,000 plus $10,000 of investment gain);

..   the free withdrawal amount is $7,500 ($75,000 x .10);

..   the applicable CDSC is 6%.

If you request a withdrawal of $50,000, $7,500 is not subject to the CDSC because it is the free withdrawal amount. The remaining amount of your withdrawal is subject to the 6% CDSC.

Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your Annual Income Amount through our systematic withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by any applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Unadjusted Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

       . If you request a gross withdrawal, the amount of the CDSC will reduce the amount of the withdrawal you receive. In this case, the CDSC would equal $2,550 (($50,000 - the free withdrawal amount of $7,500 = $42,500) x 0.06 = $2,550). You would receive $47,450 ($50,000 -
          $2,550). To determine your remaining Unadjusted Account Value after your withdrawal, we reduce your initial Unadjusted Account by the amount of your requested withdrawal. In this case, your Unadjusted Account Value would be $35,000 ($85,000 - $50,000).

       . If you request a net withdrawal, we first determine the entire amount that will need to be withdrawn in order to provide the requested payment. We do this by first subtracting the free withdrawal amount and dividing the resulting amount by the result of 1 minus the surrender charge. Here is the calculation: $42,500/(1 - 0.06) = $45,212.77. This is the total amount to which the CDSC will apply. The amount of the CDSC is $2,712.77. Therefore, in order to for you to receive the full $50,000, we will need to deduct $52,712.77 from your Unadjusted Account Value, resulting in remaining Unadjusted Account Value of $32,287.23.

Example 2

Assume the following:

..   you took the withdrawal described above as a gross withdrawal;

..   two years after the withdrawal described above, the Unadjusted Account
    Value is $48,500 ($35,000 of remaining Unadjusted Account Value plus $13,500 of investment gain);

..   the free withdrawal amount is still $7,500 because no additional Purchase
    Payments have been made and the Purchase Payment is still subject to a CDSC; and

..   the applicable CDSC in Annuity Year 4 is now 5%.

If you now take a second gross withdrawal of $10,000, $7,500 is not subject to the CDSC because it is the free withdrawal amount. The remaining $2,500 is subject to the 5% CDSC or $125 and you will receive $9,875.

No matter how you specify the withdrawal, any market value adjustment resulting from withdrawals of amounts in the MVA options will not be applied to the amount you receive, but instead will be applied to your Unadjusted Account Value. See "Free Withdrawal Amounts" later in this prospectus for a discussion as to how this might affect an optional living benefit you may have. Please be aware that under the Highest Daily Lifetime Income v2.1 suite of benefits:
(a) for a gross withdrawal, if the amount requested exceeds the Annual Income Amount, the excess portion will be treated as Excess Income and (b) for a net withdrawal, if the amount you receive plus the amount of the CDSC deducted from your Unadjusted Account Value exceeds the Annual Income Amount, the excess portion will be treated as Excess Income (which has negative consequences under those benefits).

Upon surrender, we calculate a CDSC based on any Purchase Payments that remain in your Account Value on the date of the surrender (and after all other withdrawals have been taken). If you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance, the Purchase Payments being withdrawn may be greater than your remaining Account Value. Consequently, a higher CDSC may result than if we had calculated the CDSC as a percentage of remaining Account Value.

We may waive any applicable CDSC under certain circumstances described below in "Exceptions/Reductions to Fees and Charges."

Transfer Fee: Currently, you may make 20 free transfers between Investment Options each Annuity Year. We may charge $10 for each transfer after the 20th in each Annuity Year. We do not consider transfers made as part of a Dollar Cost Averaging or Automatic Rebalancing program when we count the 20 free transfers. All transfers made on the same day will be treated as one transfer. Renewals or transfers of Account Value from an MVA Option within the 30 days immediately preceding the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Similarly, transfers made under our 6 or 12 Month DCA Program and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Transfers made through any electronic method or program we specify are not counted toward the 20 free transfers. The transfer fee is deducted pro rata from all Sub-accounts in which you maintain Account Value immediately subsequent to the transfer.

Annual Maintenance Fee: Prior to Annuitization, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is equal to $50 or 2% of your Unadjusted Account Value, whichever is less. This fee compensates us for administrative and operational costs in connection with the Annuity, such as maintaining our internal systems that support the Annuity. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender unless the surrender is taken within 30 days of the most recently assessed Annual Maintenance Fee. The fee is taken out first from the Sub-accounts on a pro rata

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basis, and then from the MVA Options (if the amount in the Sub-accounts is insufficient to pay the fee). The Annual Maintenance Fee is only deducted if the sum of the Purchase Payments at the time the fee is deducted is less than $100,000. We do not impose the Annual Maintenance Fee upon Annuitization (unless Annuitization occurs on an Annuity anniversary), or the payment of a Death Benefit. For Beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Unadjusted Account Value and is only assessed if the Unadjusted Account Value is less than $25,000 at the time the fee is due. Pursuant to state law, the amount of the Annual Maintenance Fee may differ in certain states.

Tax Charge: Some states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We reserve the right to deduct the tax from Purchase Payments when received, from Surrender Value upon surrender, or from Unadjusted Account Value upon Annuitization. The Tax Charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of Purchase Payments, Surrender Value, or Account Value as applicable. The Tax Charge currently ranges up to 3.5%. We may assess a charge against the Sub-accounts and the MVA Options equal to any taxes which may be imposed upon the Separate Accounts. "Surrender Value" refers to the Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional benefits provided by rider or endorsement, and any Annual Maintenance Fee.

We will pay company income taxes on the taxable corporate earnings created by this Annuity. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you may pay under the Annuity. We will periodically review the issue of charging for these taxes, and we may charge for these taxes in the future. We reserve the right to impose a charge for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account.

In calculating our corporate income tax liability, we may derive certain corporate income tax benefits associated with the investment of company assets, including Separate Account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. We do not pass these tax benefits through to holders of the Separate Account annuity contracts because (i) the contract Owners are not the Owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the Annuity.

Insurance Charge: We deduct an Insurance Charge daily based on the annualized rate shown in the "Summary of Contract Fees and Charges." The charge is assessed against the assets allocated to the Sub-accounts. The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Pruco Life for providing the insurance benefits under each Annuity, including each Annuity's basic Death Benefit (as described in the "Minimum Death Benefit" subsection in "Death Benefits" later in this prospectus) that, subject to the Annuity's terms and conditions, provides guaranteed benefits to your Beneficiaries even if your Account Value declines, and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge further compensates us for our administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. Each Annuity has a different Insurance Charge during the first 9 Annuity Years. However, for the L Series and C Series, on the Valuation Day immediately following the 9th Annuity Anniversary, the Insurance Charge drops to 1.45% annually (the B Series Insurance Charge is a constant 1.45%).

Charges for Optional Benefits: If you elect to purchase an optional benefit, we will deduct an additional charge. This charge compensates us for the guarantees provided by the living benefit (as described in "Living Benefits" later in this prospectus) and the risk that persons we guarantee living benefit payments to will live longer than our assumptions. The charge is assessed against the greater of the Unadjusted Account Value and the Protected Withdrawal Value and is taken out of the Sub-accounts quarterly. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

Settlement Service Charge: If your Beneficiary takes the death benefit under a Beneficiary Continuation Option, the Insurance Charge no longer applies. However, we then begin to deduct a Settlement Service Charge which compensates us for the cost of providing administrative services in connection with the Beneficiary Continuation Option. This charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annualized charge of 1.00%.

Fees and Expenses Incurred by the Portfolios: Each Portfolio incurs total annualized operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees or short sale expenses that may apply. These fees and expenses are assessed against each Portfolio's net assets, and reflected daily by each Portfolio before it provides Pruco Life with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the summary prospectuses and prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888.

MVA OPTION CHARGES

No specific fees or expenses are deducted when determining the rates we credit to an MVA Option. However, for some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to an MVA Option.

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ANNUITY PAYMENT OPTION CHARGES

If you select a fixed payment option upon Annuitization, the amount of each fixed payment will depend on the Unadjusted Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. Also, a tax charge may apply.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                                      24

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                            PURCHASING YOUR ANNUITY

REQUIREMENTS FOR PURCHASING THE ANNUITY

We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.

Initial Purchase Payment: An initial Purchase Payment is considered the first Purchase Payment received by us in Good Order and in an amount sufficient to issue your Annuity. This is the payment that issues your Annuity. All subsequent Purchase Payments allocated to the Annuity will be considered Additional Purchase Payments. Unless we agree otherwise and subject to our rules, you must make a minimum initial Purchase Payment as follows: $1,000 for the B Series and $10,000 for the L Series and C Series. However, if you decide to make payments under a systematic investment or an electronic funds transfer program, we may accept a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent Purchase Payments plus your initial Purchase Payment total the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equals $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments with respect to this Annuity and all other annuities owned by the new Owner would equal or exceed that $1 million threshold. We may limit additional Purchase Payments under other circumstances, as explained in "Additional Purchase Payments," below.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Pruco Life. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Pruco Life by wiring funds through your Financial Professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer, an arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions. You can allocate Purchase Payments to one or more available Investment Options. Investment restrictions will apply if you elect an optional benefit.

Speculative Investing: Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Nonqualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that may elect to use our Annuity as a funding vehicle.

Age Restrictions: Unless we agree otherwise and subject to our rules, in order to issue the annuity we must receive the application, in good order, before the oldest of the Owner(s) and Annuitant(s) turns 86 years old. No additional Purchase Payments will be permitted after age 85 for any of the Annuities. If you purchase a Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. The availability and level of protection of certain optional benefits may vary based on the age of the oldest Owner (or Annuitant, if entity-owned) on the Issue Date of the Annuity or the date of the Owner's death. In addition, the broker-dealer firm through which you are purchasing an Annuity may impose a younger maximum issue age than what is described above - check with the broker-dealer firm for details. The "Annuitant" refers to the natural person upon whose life annuity payments payable to the Owner are based.

Additional Purchase Payments: If allowed by applicable state law, currently you may make additional Purchase Payments, provided that the payment is at least $100 (we impose a $50 minimum for electronic funds transfer ("EFT") purchases). We may amend this Purchase Payment minimum, and/or limit the Investment Options to which you may direct Purchase Payments. You may make additional Purchase Payments, unless the Annuity is held as a Beneficiary Annuity, at any time before the earlier of the Annuity Date and (i) for Annuities that are not entity-

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

owned, the oldest Owner's 86th birthday or (ii) for entity-owned Annuities, the Annuitant's 86th birthday. However, Purchase Payments are not permitted after the Account Value is reduced to zero.

Each additional Purchase Payment will be allocated to the Investment Options according to the instructions you provide with such Purchase Payment. You may not provide allocation instructions that apply to more than one additional Purchase Payment. Thus, if you have not provided allocation instructions with a particular additional Purchase Payment, we will allocate the Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value, such as the AST Investment Grade Bond Sub-account.

For Annuities that have one of the Highest Daily Lifetime Income v2.1 benefits, we may limit, suspend or reject any additional Purchase Payment at any time, but would do so only on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion (among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s));

..   if we are not then offering this benefit for new issues; or

..   if we are offering a modified version of this benefit for new issues.

If we exercise our right to suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund the Highest Daily Lifetime Income v2.1 benefit that you selected to the level you originally intended. This means that you may no longer be able to increase the values associated with your Highest Daily Lifetime Income v2.1 benefit through additional Purchase Payments. This would also impact your ability to make annual contributions to certain qualified Annuties.

When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future. Please see the "Living Benefits" section later in this prospectus for further information on additional Purchase Payments.

Depending on the tax status of your Annuity (e.g., if you own the Annuity through an IRA), there may be annual contribution limits dictated by applicable law. Please see "Tax Considerations" for additional information on these contribution limits.

If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your Annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

Additional Purchase Payments may also be limited if the total Purchase Payments under this Annuity and other annuities equals or exceeds $1,000,000.00, as described in more detail in "Initial Purchase Payment," above.

DESIGNATION OF OWNER, ANNUITANT, AND BENEFICIARY

Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

       . Owner: Each Owner holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint Owners are required to act jointly; however, if each Owner provides us with an instruction that we find acceptable, we will permit each Owner to act independently on behalf of both Owners. All information and documents that we are required to send you will be sent to the first named Owner. Co-ownership by entity Owners or an entity Owner and an individual is not permitted. Refer to the Glossary of Terms for a complete description of the term "Owner." Prior to Annuitization, there is no right of survivorship (other than any spousal continuance right that may be available to a surviving spouse).

       . Annuitant: The Annuitant is the person upon whose life we make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the Accumulation Period. In limited circumstances and where allowed by law, we may allow you to name one or more "Contingent Annuitants" with our prior approval. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the prospectus. For Beneficiary Annuities, instead of an Annuitant there is a "Key Life" which is used to determine the annual required distributions.

       . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary designation should be the exact name of your Beneficiary, not only a reference to the Beneficiary's relationship to you. If you use a class designation in lieu of designating individuals (e.g. "surviving children"), we will pay the class of Beneficiaries as determined at the time of your death and not the class of Beneficiaries that existed at the time the designation was made. If no Beneficiary is named, the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term "Successor" is used. If an Annuity is co-

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

          owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner, unless you elect an alternative Beneficiary designation.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA, Beneficiary Annuity or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

"Beneficiary" Annuity

You may purchase an Annuity if you are a Beneficiary of an account that was owned by a decedent, subject to the following requirements. You may transfer the proceeds of the decedent's account into one of the Annuities described in this prospectus and receive distributions that are required by the tax laws. This transfer option is not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a "Beneficiary Continuation Option".

Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. You must take required distributions at least annually, which we will calculate based on the applicable life expectancy in the year of the decedent's death, using Table 1 in IRS Publication 590. We do not assess a CDSC (if applicable) on distributions from your Annuity if you are required by law to take such distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate and is paid out through a program of systematic withdrawals that we make available.

For IRAs and Roth IRAs, distributions must begin by December 31st of the year following the year of the decedent's death. If you are the surviving spouse Beneficiary, distributions may be deferred until the decedent would have attained age 70 1/2. However, if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to Beneficiaries of an IRA or Roth IRA, see "Required Distributions Upon Your Death for Qualified Annuity Contracts" in "Tax Considerations".

For nonqualified Annuities, distributions must begin within one year of the decedent's death. For additional information regarding the tax considerations applicable to Beneficiaries of a nonqualified Annuity see "Required Distributions Upon Your Death for Nonqualified Annuity Contracts" in "Tax Considerations".

You may take withdrawals in excess of your required distributions, however such withdrawals may be subject to the Contingent Deferred Sales Charge. Any withdrawals you take count toward the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.

The Annuity provides a basic Death Benefit upon death, and you may name "successors" who may either receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.

Please note the following additional limitations for a Beneficiary Annuity:

..   No additional Purchase Payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple assets or death benefits into a single contract as part of this Beneficiary Annuity.

..   You may not elect any optional living or death benefits.

..   You may not annuitize the Annuity; no annuity options are available.

..   You may participate only in the following programs: Auto-Rebalancing,
    Dollar Cost Averaging (but not the 6 or 12 Month DCA Program), or systematic withdrawals.

..   You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A Beneficiary Annuity may not be co-owned.

..   If the Annuity is funded by means of transfer from another Beneficiary
    Annuity with another company, we require that the sending company or the beneficial Owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another Beneficiary Annuity where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

..   The beneficial Owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA Owner; and
    (3) the Beneficiaries of the trust who are Beneficiaries with respect to the trust's interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust may be required to provide us with a list of all Beneficiaries to the trust (including contingent and remainder Beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30th of the year following the year of death of the IRA or Roth IRA Owner, or date of Annuity application if later. The trustee may also be required to provide a copy of the trust document upon request. If the beneficial Owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial Owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest Beneficiary under the trust.

..   If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a Beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

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..   If you are transferring proceeds as Beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first or next required distribution. If, for any reason, your transfer request impedes our ability to complete your required distribution by the required date, we will be unable to accept your transfer request.

RIGHT TO CANCEL

You may cancel (or "Free Look") your Annuity for a refund by notifying us in Good Order or by returning the Annuity to our Service Office or to the representative who sold it to you within 10 days after you receive it (or such other period as may be required by applicable law). The Annuity can be mailed or delivered either to us, at our Service Office, or to the representative who sold it to you. Return of the Annuity by mail is effective on being postmarked, properly addressed and postage prepaid.

Subject to applicable law, the amount of the refund will equal the Account Value as of the Valuation Day we receive the returned Annuity at our Service Office or the cancellation request in Good Order, plus any fees or tax charges deducted from the Purchase Payment upon allocation to the Annuity or imposed under the Annuity, less any applicable federal and state income tax withholding. However, where we are required by applicable law to return Purchase Payments, we will return the greater of Account Value and Purchase Payments. If you had Account Value allocated to any MVA Option upon your exercise of the Free Look, we will, to the extent allowed by applicable state law, calculate any applicable MVA with a zero "Liquidity Factor". See the section of this prospectus entitled "Market Value Adjustment Options."

SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity, unless the Annuity is held as a Beneficiary Annuity. Investment restrictions will apply if you elect optional benefits. No additional Purchase Payments are permitted if you have elected the Beneficiary Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or terminated the ability of Owners to submit additional Purchase Payments.

SALARY REDUCTION PROGRAMS

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are not directed to the MVA Options.

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                             MANAGING YOUR ANNUITY

CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS

In general, you may change the Owner, Annuitant and Beneficiary designations by sending us a request in Good Order, which will be effective upon receipt at our Service Office. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. As of the Valuation Day we receive an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new Owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Any change we accept is subject to any transactions processed by us before we receive the notice of change at our Service Office. Some of the changes we will not accept include, but are not limited to:

..   a new Owner subsequent to the death of the Owner or the first of any co-Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

..   a new Annuitant subsequent to the Annuity Date if the annuity option includes a life contingency;

..   a new Annuitant prior to the Annuity Date if the Owner is an entity;

..   a new Owner such that the new Owner is older than the age for which we would then issue the Annuity as of the effective date of such change, unless the change of Owner is the result of spousal continuation;

..   any permissible designation change if the change request is received at our
    Service Office after the Annuity Date;

..   a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and

..   a new Annuitant for a contract issued to a grantor trust where the new
    Annuitant is not the grantor of the trust.

In general, you may change the Owner, Annuitant, and Beneficiary designations as indicated above, and also may assign the Annuity. We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the Annuitant or Contingent Annuitant. We accept assignments of nonqualified Annuities only.

We reserve the right to reject any proposed change of Owner, Annuitant, or Beneficiary, as well as any proposed assignment of the Annuity.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

..   a company(ies) that issues or manages viatical or structured settlements;

..   an institutional investment company;

..   an Owner with no insurable relationship to the Annuitant or Contingent
    Annuitant (a "Stranger-Owned Annuity" or "STOA"); or

..   a change in designation(s) that does not comply with or that we cannot administer in compliance with federal and/or state law.

We will implement this right on a non-discriminatory basis and to the extent allowed by state law, but are not obligated to process your request within any particular timeframe. There are restrictions on designation changes when you have elected certain optional benefits.

Death Benefit Suspension Upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the "Death Benefits" section later in this prospectus for additional details.

Spousal Designations

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner unless you designate a different Beneficiary. Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new Owners. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the owner and the non-owner ex-spouses. The non-owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code ("Code") are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" later in this prospectus for more information.

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Contingent Annuitant

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account").

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. See "Spousal Continuation of Annuity" in "Death Benefits" for more information about how the Annuity can be continued by a Custodial Account, including the amount of the Death Benefit.

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                          MANAGING YOUR ACCOUNT VALUE

There are several programs we administer to help you manage your Account Value, we describe our current programs in this section.

DOLLAR COST AVERAGING PROGRAMS

We offer Dollar Cost Averaging Programs during the Accumulation Period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one Sub-account to one or more other Sub-accounts. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts (if you make no selection, we will effect transfers on a monthly basis). In addition, you may elect the 6 or 12 Month DCA Program described below.

There is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market.

6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM")

The 6 or 12 Month DCA Program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. The 6 or 12 Month DCA Program may not be available in all states or with certain benefits or programs. Currently, the DCA MVA Options are not available in the States of Illinois, Iowa, Oregon and Washington.

Criteria for Participating in the Program

..   If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not electively allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

..   You may only allocate Purchase Payments to the DCA MVA Options. You may not
    transfer Account Value into this program. To institute a program, you must allocate at least $2,000 to the DCA MVA Options.

..   As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether you want 6 or 12 monthly transfers under the program. We then set the monthly transfer amount, by dividing the Purchase Payment you have allocated to the DCA MVA Options by the number of months. For example, if you allocated $6,000, and selected a 6 month DCA Program, we would transfer $1,000 each month (with the interest earned added to the last payment). We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA MVA Options is reduced. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA MVA Option (including any interest) by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA MVA Option on the next scheduled transfer and terminate the program.

..   We impose no fee for your participation in the 6 or 12 Month DCA Program.

..   You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA MVA Options according to your instructions, subject to any applicable MVA. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA MVA Options on a pro rata basis to the Sub-accounts in which you are invested currently, excluding any Sub-accounts to which you are not permitted to choose to allocate or transfer Account Value. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account, unless restricted due to benefit election.

..   We credit interest to amounts held within the DCA MVA Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA MVA Option has been transferred out; (b) the date the entire amount in the DCA MVA Option is withdrawn; (c) the date as of which any Death Benefit payable is determined, unless the Annuity is continued by a spouse Beneficiary (in which case we continue to credit interest under the program); or (d) the Annuity Date.

..   The interest rate earned in a DCA MVA Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new Purchase Payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the dollar amount of interest you receive will decrease as amounts are systematically transferred from the DCA MVA Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

Details Regarding Program Transfers

..   Transfers made under this program are not subject to any MVA.

..   Any partial withdrawals, transfers, or fees deducted from the DCA MVA
    Options will reduce the amount in the DCA MVA Options. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA MVA Options associated with that program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program.

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..   6 or 12 Month DCA transfers will begin on the date the DCA MVA Option is established (unless modified to comply with state law) and on each month following until the entire principal amount plus earnings is transferred. We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

..   The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the program.

..   If you are not participating in an optional benefit, we will make transfers under the 6 or 12 month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any optional benefit, we will allocate amounts transferred out of the DCA MVA Options to the Sub-accounts that you specified upon your election of the 6 or 12 Month DCA Program, provided those instructions comply with the allocation requirements for the optional benefit. No portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account used with the optional benefit (although the DCA MVA Option is treated as a "Permitted Sub-account" for purposes of transfers made by any predetermined mathematical formula associated with the optional benefit).

..   If you are participating in an optional benefit and also are participating in the 6 or 12 Month DCA Program, and the predetermined mathematical formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be transferred from the DCA MVA Options associated with the 6 or 12 Month DCA Program. Amounts transferred from the DCA MVA Options under the formula will be taken on a last-in, first-out basis, without the imposition of a market value adjustment.

..   If you are participating in one of our automated withdrawal programs (e.g., systematic withdrawals), we may include within that withdrawal program amounts held within the DCA MVA Options. If you have elected any optional living benefit, any withdrawals will be taken on a pro rata basis from your Sub-accounts and the DCA MVA Options. Such withdrawals will be assessed any applicable MVA.

AUTOMATIC REBALANCING PROGRAMS

During the Accumulation Period, we offer Automatic Rebalancing among the Sub-accounts you choose. The "Accumulation Period" refers to the period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you choose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. You may make additional transfers; however, the Automatic Rebalancing program will not reflect such transfers unless we receive instructions from you indicating that you would like to adjust the Automatic Rebalancing program. There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a systematic withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you are participating in an optional living benefit (such as Highest Daily Lifetime Income v2.1) that makes transfers under a predetermined mathematical formula, and you have elected Automatic Rebalancing, you should be aware that:
(a) the AST Investment Grade Bond Sub-account used as part of the predetermined mathematical formula will not be included as part of Automatic Rebalancing and
(b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing program.

FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS

Unless you direct us otherwise, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving Investment Options. If your Financial Professional has this authority, we deem that all such transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. You will receive a confirmation of any financial transaction involving the purchase or sale of Units of your Annuity. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these authorizations at any time. In addition, we may restrict the Investment Options available for transfers or allocation of Purchase Payments by such Financial Professional. We will notify you and your Financial Professional if we implement any such restrictions or prohibitions.

Please Note: Contracts managed by your Financial Professional also are subject to the restrictions on transfers between Investment Options that are discussed in the section below entitled "Restrictions on Transfers Between Investment Options." We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com). Limitations that we may impose on your Financial Professional under the terms of an administrative agreement (e.g., a custodial agreement) do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this prospectus.

RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS

During the Accumulation Period you may transfer Account Value between Investment Options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. We do not currently require a minimum amount in each Sub-account you allocate Account Value to at the

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time of any allocation or transfer. Although we do not currently impose a minimum transfer amount, we reserve the right to require that any transfer be at least $50.

Transfers under this Annuity consist of those you initiate or those made under a systematic program, such as the 6 or 12 Month DCA Program, another dollar cost averaging program, an asset rebalancing program, or pursuant to a mathematical formula required as part of an optional benefit (e.g., Highest Daily Lifetime Income v2.1). The transfer restrictions discussed in this section apply only to transfers that you initiate, not any transfers under a program or the mathematical formula.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in Good Order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a "writing",
(ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves the Sub-account corresponding to the AST Money Market Sub-account or an MVA Option, or any transfer that involves one of our systematic programs, such as automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by its Portfolio manager) that the purchase or redemption of shares in the portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

..   With respect to each Sub-account (other than the AST Money Market
    Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as auto-rebalancing or under a predetermined mathematical formula used with an optional living benefit;
    (ii) do not count any transfer that solely involves the AST Money Market Sub-account or an MVA Option; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

..   We reserve the right to effect transfers on a delayed basis for all
    Annuities in accordance with our rules regarding frequent transfers. That is, we may price a transfer involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the transfer request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are owners of different variable annuity contracts that are funded through the same Separate Account that may not be subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than Annuity Owners who are subject to such limitations. Finally, there are owners of other variable annuity contracts or variable life contracts that are issued by Pruco Life as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying Portfolio (e.g., greater Portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional are subject to the restrictions on transfers between Investment Options that are discussed above, if the Financial Professional manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying Portfolio's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional) and will not waive a transfer restriction for any Owner.

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Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity. The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract Owners (including an Annuity Owner's TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific Owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus Annuity Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short-term trading fee (also referred to as "redemption fee") in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short-term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

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                            ACCESS TO ACCOUNT VALUE

TYPES OF DISTRIBUTIONS AVAILABLE TO YOU

During the Accumulation Period you can access your Account Value through partial withdrawals, systematic withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits and may impose an MVA. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently as permitted, partial withdrawals are taken pro rata (i.e. "pro rata" meaning that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value). Each of these types of distributions is described more fully below.

If you have an optional living benefit, and you take a withdrawal deemed to be Excess Income that brings your Unadjusted Account Value to zero, both the benefit and the Annuity itself will terminate. See "Living Benefits" later in this prospectus for more information.

TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES

Prior to Annuitization

For federal income tax purposes, a distribution prior to Annuitization is deemed to come first from any "gain" in your Annuity and second as a return of your "cost basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax adviser for advice before requesting a distribution.

During the Annuitization Period

During the Annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any cost basis you have in your Annuity. Once the cost basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The cost basis in your Annuity may be based on the cost basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See "Tax Considerations" for information about qualified Annuities and for additional information about nonqualified Annuities.

FREE WITHDRAWAL AMOUNTS

You can make a full or partial withdrawal from any of the Annuities during the Accumulation Period, although a CDSC, MVA, and tax consequences may apply. There is no CDSC with respect to the C Series. A CDSC may apply to the B Series and L Series, but each Annuity offers a "Free Withdrawal" amount that applies only to partial withdrawals. The Free Withdrawal amount is the amount that can be withdrawn from your Annuity each Annuity Year without the application of any CDSC. The Free Withdrawal amount during each Annuity Year is equal to 10% of all Purchase Payments that are currently subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year. With respect to the C Series, because any withdrawal is free of a CDSC, the concept of "Free Withdrawal" is not applicable.

       . The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity.

       . You can also make partial withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

Example. This example assumes that no withdrawals have previously been taken.

On January 3rd, to purchase your B Series Annuity, you make an initial Purchase Payment of $20,000.

On January 3rd of the following calendar year, you make a subsequent Purchase Payment to your B Series Annuity of $10,000.

       . Because in Annuity Year 1 your initial Purchase Payment of $20,000 is still within the CDSC schedule (see "Annuity Owner Transaction Expenses"), your Free Withdrawal amount in Annuity Year 1 equals $20,000 X 0.10, or $2,000.

       . Because in Annuity Year 2 both your initial Purchase Payment of $20,000 and your subsequent Purchase Payment of $10,000 are still within the CDSC schedule (see "Annuity Owner Transaction Expenses"), your Free Withdrawal amount in Annuity Year 2 equals $20,000 X 0.10, plus $10,000 X 0.10, or $2,000 + $1,000 for a total of $3,000.

To determine if a CDSC applies to partial withdrawals, we first determine if you have previously withdrawn all Purchase Payments. If so, no CDSC applies. If you have not previously withdrawn all Purchase Payment, we:

    1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

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    2. Next determine what, if any, remaining amounts are in excess of the Free
       Withdrawal amount. These amounts will be treated as withdrawals of Purchase Payments, as described in "Fees, Charges and Deductions - Contingent Deferred Sales Charge ("CDSC")" earlier in this prospectus. These amounts may be subject to the CDSC. Purchase Payments are withdrawn on a first-in, first-out basis.

    3. Withdraw any remaining amounts from any other Account Value (including gains). These amounts are not subject to the CDSC.

Your withdrawal will include the amount of any applicable CDSC. Generally, you can request a partial withdrawal as either a "gross" or "net" withdrawal. In a "gross" withdrawal, you request a specific withdrawal amount, with the understanding that the amount you actually receive is reduced by any applicable CDSC or tax withholding. Therefore, you may receive less than the dollar amount you specify. In a "net" withdrawal, you request a withdrawal for an exact dollar amount, with the understanding that any applicable deduction for CDSC or tax withholding is taken from your remaining Unadjusted Account Value. Therefore, a larger amount may be deducted from your Unadjusted Account Value than the amount you specify. No matter how you specify the withdrawal, any MVA will not be applied to the amount you receive, but instead will be applied to your Unadjusted Account Value. If you do not provide instruction on how you want the withdrawal processed, we will process the withdrawal as a gross withdrawal.

We will deduct the partial withdrawal from your Unadjusted Account Value in accordance with your instructions, although if you have an optional living benefit, your withdrawal must be taken pro rata from each of your Investment Options. For purposes of calculating the applicable portion to deduct from the MVA Options, the Unadjusted Account Value in all your MVA Options is deemed to be in one Investment Option. If you provide no instructions, then: (a) we will take the withdrawal from your Sub-accounts and MVA Options in the same proportion that each such Investment Option represents to your total Unadjusted Account Value; (b) with respect to MVA Options with different amounts of time remaining until maturity, we take the withdrawal from the MVA Option with the shortest remaining duration, followed by the MVA Option with the next-shortest remaining duration (if needed to satisfy the withdrawal request) and so forth;
(c) with respect to multiple MVA Options that have the same duration remaining until maturity, we take the withdrawal first from the MVA Option with the shortest overall Guarantee Period and (d) with respect to multiple MVA Options that have both the same Guarantee Period length and duration remaining until the end of the Guarantee Period, we take the withdrawal pro rata from each such MVA Option.

Please be aware that although a given partial withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under one of the Highest Daily Lifetime Income v2.1 benefits. In that scenario, the partial withdrawal would be deemed "Excess Income" - thereby reducing your Annual Income Amount for future years. For example, if the Annual Income Amount under Highest Daily Lifetime Income v2.1 were $2,000 and a $2,500 withdrawal that qualified as a free withdrawal were made, the withdrawal would be deemed Excess Income, in the amount of $500.

SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD

Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select. This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Internal Revenue Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your "designated Investment Options"). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. "Pro rata" means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

If you have certain optional living benefits that guarantee Lifetime Withdrawals (e.g., Highest Daily Lifetime Income v2.1) and elect, or have elected, to receive Lifetime Withdrawals using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

       . Systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

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       .  If you either have an existing or establish a new systematic withdrawal program for an amount less than, or equal to, your Annual Income Amount and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program. If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your Annual Income Amount available in future Annuity Years. A combination of partial withdrawals and systematic withdrawals for an amount greater than your Annual Income Amount will further increase the impact on your future Annual Income Amount.

       . For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see "Living Benefits" later in this prospectus.

       . If you are taking your entire Annual Income Amount through the systematic withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(t)/72(q) OF THE INTERNAL REVENUE CODE

If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments." For Annuities issued as nonqualified annuities, the Code may provide a similar exemption from penalty under Section 72(q) of the Code. Systematic withdrawals under Sections 72(t)/72(q) may be subject to a CDSC (except that no CDSC applies to the C Series) and/or an MVA. To request a program that complies with Sections 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. There is no minimum Surrender Value we require to allow you to begin a program for withdrawals under Sections 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

Please note that if a withdrawal under Sections 72(t) or 72(q) was scheduled to be effected between the last Valuation Day prior to December 25th and December 31st of a given year, then we will implement the withdrawal on the last Valuation Day prior to December 25th of that year.

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions are a type of systematic withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make systematic withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC (if applicable) or an MVA on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the Required Minimum Distribution and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) or an MVA may be assessed on that portion of a systematic withdrawal that is taken to satisfy the Required Minimum Distribution rules in relation to other savings or investment plans under other qualified retirement plans.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to systematic withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution rules under the Code. Please see "Living Benefits" for further information relating to Required Minimum Distributions if you own a living benefit.

In any year in which the requirement to take Required Minimum Distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a Required Minimum Distribution if not for the suspension as eligible for treatment as described herein.

Please note that if a Required Minimum Distribution was scheduled to be effected between the last Valuation Day prior to December 25th and December 31st of a given year, then we will implement the Required Minimum Distribution on the last Valuation Day prior to December 25th of that year.

No withdrawal taken as a Required Minimum Distribution for your Annuity under a program that we administer is subject to an MVA.

See "Tax Considerations" for a further discussion of Required Minimum Distributions. For the impact of Required Minimum Distributions on optional benefits and Excess Income, see "Living Benefits - Highest Daily Lifetime Income v2.1 Benefit - Required Minimum Distributions."

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                                  SURRENDERS

SURRENDER VALUE

During the Accumulation Period you can surrender your Annuity at any time, and will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity. Your Surrender Value is equal to the Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any applicable optional benefit charge, and any Annual Maintenance Fee.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $2,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take a Non-Lifetime Withdrawal (see "Living Benefits - Non-Lifetime Withdrawal Feature") that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. See "Annuity Options" later in this prospectus for information on the impact of the minimum Surrender Value at annuitization.

MEDICALLY-RELATED SURRENDERS

Where permitted by law, you may request to surrender all or part of your B Series or L Series Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below (a "Medically-Related Surrender"). The requirements of such a surrender and waiver may vary by state. The CDSC and this waiver are not applicable to the C Series.

If you request a full surrender, the amount payable will be your Account Value as of the date we receive, in Good Order, your request to surrender your Annuity. Any applicable MVA will apply to a Medically-Related Surrender. Although a CDSC will not apply to qualifying Medically-Related Surrenders, please be aware that a withdrawal from the Annuity before you have reached age 59 1/2 may be subject to a 10% tax penalty and other tax consequences - see "Tax Considerations" later in this prospectus.

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

       . If the Owner is an entity, the Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a Medically-Related Surrender;

       . If the Owner is an entity, the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

       . If the Owner is one or more natural persons, all such Owners must also be alive at such time;

       . We must receive satisfactory proof of the Owner's (or the Annuitant's if entity-owned) confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

       .  no additional Purchase Payments can be made to the Annuity.

We reserve the right to impose a maximum amount of a Medically-Related Surrender (equal to $500,000), but we do not currently impose that maximum. That is, if the amount of a partial medically-related withdrawal request, when added to the aggregate amount of Medically-Related Surrenders you have taken previously under this Annuity and any other annuities we and/or our affiliates have issued to you exceeds that maximum amount, we reserve the right to treat the amount exceeding that maximum as not an eligible Medically-Related Surrender. A "Contingency Event" occurs if the Owner (or Annuitant if entity-owned) is:

       . first confined in a "Medical Care Facility" after the Issue Date and while the Annuity is in force, remains confined for at least 90 consecutive days, and remains confined on the date we receive the Medically-Related Surrender request at our Service Office; or

       . first diagnosed as having a "Fatal Illness" after the Issue Date and while the Annuity is in force. We may require a second or third opinion by a licensed physician chosen by us regarding a diagnosis of Fatal Illness. We will pay for any such second or third opinion.

"Fatal Illness" means a condition (a) diagnosed by a licensed physician; and
(b) that is expected to result in death within 24 months after the diagnosis in 80% of the cases diagnosed with the condition. "Medical Care Facility" means a facility operated and licensed pursuant to the laws of any United States jurisdiction providing medically necessary in-patient care, which is
(a) prescribed by a licensed physician in writing; (b) recognized as a general hospital or long-term care facility by the proper authority of the United States jurisdiction in which it is located; (c) recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; and
(d) certified as a hospital or long-term care facility; OR (e) a nursing home licensed by the United States jurisdiction in which it is located and offers the services of a Registered Nurse (RN) or Licensed Practical Nurse (LPN) 24 hours a day that maintains control of all prescribed medications dispensed and daily medical records. This waiver is not currently available in California and Massachusetts.

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                                ANNUITY OPTIONS

Annuitization involves converting your Unadjusted Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit, if any, is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit). We currently make annuity options available that provide fixed annuity payments. Fixed annuity payments provide the same amount with each payment. Please refer to the "Living Benefits" section in this prospectus for a description of annuity options that are available when you elect one of the living benefits. You must annuitize your entire Account Value; partial annuitizations are not allowed.

You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95th birthday of the oldest of any Owner and Annuitant whichever occurs first ("Latest Annuity Date") and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. If a CDSC is still remaining on your Annuity, any period certain must be at least 10 years (or the maximum period certain available, if life expectancy is less than 10 years). You may change your choices before the Annuity Date.

If needed, we will require proof in Good Order of the Annuitant's age before commencing annuity payments. Likewise, we may require proof in Good Order that an Annuitant is still alive, as a condition of our making additional annuity payments while the Annuitant lives. We will seek to recover any life income annuity payments that we made after the death of the Annuitant.

If the initial annuity payment would be less than $100, we will not allow you to annuitize (except as otherwise specified by applicable law). Instead, we will pay you your current Unadjusted Account Value in a lump sum and terminate your Annuity. Similarly, we reserve the right to pay your Unadjusted Account Value in a lump sum, rather than allow you to annuitize, if the Surrender Value of your Annuity is less than $2000 on the Annuity Date.

Once annuity payments begin, you no longer receive benefits under any optional living benefit (unless you have annuitized under that benefit) or the Death Benefits described below.

Certain of these annuity options may be available as "settlement options" to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note that you may not annuitize within the first three Annuity Years (except as otherwise specified by applicable law).

For Beneficiary Annuities, no annuity payments are available and all references to Annuity Date are not applicable.

Option 1

Annuity Payments for a Period Certain: Under this option, we will make equal payments for the period chosen (the "period certain"), up to 25 years (but not to exceed the life expectancy of the Annuitant at the time the Annuity Option becomes effective, as computed under applicable IRS tables). The annuity payments may be made monthly, quarterly, semiannually, or annually, as you choose, for the fixed period. If the Owner dies during the income phase, payments will continue to any surviving Owner, or if there is no surviving Owner, the named Beneficiary or your estate if no Beneficiary is named for the remainder of the period certain.

Option 2

Life Income Annuity Option with a Period Certain: Under this option, income is payable monthly, quarterly, semiannually, or annually for the period certain, subject to our then current rules, and thereafter until the death of the Annuitant. Should the Owner or Annuitant die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or your estate if no Beneficiary is named, until the end of the period certain. If an annuity option is not selected by the Annuity Date, this is the option we will automatically select for you. We will use a period certain of 10 years, or a shorter duration if the Annuitant's life expectancy at the time the Annuity Option becomes effective, as computed under applicable IRS tables, is less than 10 years. If in this instance the duration of the period certain is prohibited by applicable law, then we will pay you a lump sum in lieu of this option.

Other Annuity Options We May Make Available

At the Annuity Date, we may make available other annuity options not described above. The additional options we currently offer are:

..   Life Annuity Option. We currently make available an annuity option that makes payments for the life of the Annuitant. Under that option, income is payable monthly, quarterly, semiannually, or annually, as you choose, until the death of the Annuitant. No additional annuity payments are made after the death of the Annuitant. No minimum number of payments is guaranteed. It is possible that only one payment will be payable if the death of the Annuitant occurs before the date the second payment was due, and no other payments nor death benefits would be payable.

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..   Joint Life Annuity Option. Under the joint lives option, income is payable monthly, quarterly, semiannually, or annually, as you choose, during the joint lifetime of two Annuitants, ceasing with the last payment prior to the second death of an Annuitant. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Annuitants occurs before the date the second payment was due, and no other payments or death benefits would be payable.

..   Joint Life Annuity Option With a Period Certain. Under this option, income is payable monthly, quarterly, semiannually, or annually for the number of years selected (the "period certain"), subject to our current rules, and thereafter during the joint lifetime of two Annuitants, ceasing with the last payment prior to the second death of an Annuitant. If the Annuitants' joint life expectancy is less than the period certain, we will institute a shorter period certain, determined according to applicable IRS tables. Should the two Annuitants die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or to your estate if no Beneficiary is named, until the end of the period certain.

We reserve the right to cease offering any of these Other Annuity Options. If we do so, we will amend this prospectus to reflect the change. We reserve the right to make available other annuity or settlement options.

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                                LIVING BENEFITS

Pruco Life offers different optional living benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional benefits are not available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional living benefits, the additional cost has the impact of reducing net performance of the Investment Options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of these optional living benefits for new elections at any time. Depending on which optional living benefit you choose, you can have substantial flexibility to invest in the Sub-accounts while:

..   guaranteeing a minimum amount of growth to be used as the basis for lifetime withdrawals; or

..   providing spousal continuation of certain benefits.

We currently offer the Highest Daily Lifetime v2.1 benefits suite.

       .  Highest Daily Lifetime Income v2.1

       .  Spousal Highest Daily Lifetime Income v2.1

       .  Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit

       . Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit

Each living benefit requires your participation in a predetermined mathematical formula that may transfer your account value between the Sub-accounts you have chosen from among those we permit with the benefit (i.e., the "permitted Sub-accounts") and the AST Investment Grade Bond Sub-account. See "Investment Options" for a list of permitted Sub-accounts available with the Highest Daily Lifetime Income v2.1 suite of benefits. The optional living benefit investment requirements and the formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. The investment requirements and the formula do not guarantee any reduction in risk or volatility or any increase in Account Value. In fact, the investment requirements could mean that you miss appreciation opportunities in other investment options. The formula could mean that you miss opportunities for investment gains in your selected Sub-accounts while Account Value is allocated to the AST Investment Grade Bond Sub-account, and there is no guarantee that the AST Investment Grade Bond Sub-account will not lose value. We are not providing you with investment advice through the use of the formula. In addition, the formula does not constitute an investment strategy that we are recommending to you.

The Highest Daily Lifetime v2.1 benefits are "Lifetime Guaranteed Minimum Withdrawal Benefits." These benefits are designed for someone who wants a guaranteed lifetime income stream through withdrawals over time, rather than by annuitizing. Please note that there is a Latest Annuity Date under your Annuity, by which date annuity payments must commence.

Under any of the Highest Daily Lifetime v2.1 benefits (i.e., Highest Daily Lifetime Income v2.1, Spousal Highest Daily Lifetime Income v2.1, Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit, and Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit), withdrawals in excess of the Annual Income Amount, called "Excess Income," will impact the value of the benefit including a permanent reduction in future guaranteed amounts.

Please refer to the benefit description that follows for a complete description of the terms, conditions and limitations of each optional benefit. See the chart in the "Investment Options" section of the prospectus for a list of Investment Options available and permitted with each benefit. We reserve the right to terminate a benefit if you allocate funds into non-permitted Investment Options. Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate to permitted Investment Options applicable to your benefit. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. As is the case with optional living benefits in general, the fulfillment of our guarantee under these benefits is dependent on our claims-paying ability.

Termination of Existing Benefits and Election of New Benefits

If you elect an optional living benefit, you may subsequently terminate the benefit and elect one of the then currently available benefits, subject to availability of the benefit at that time and our then current rules. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes effective. There is currently no waiting period to make a new benefit election (you may elect a new benefit beginning on the next Valuation Day), provided that upon such an election, your Account Value must be allocated to the Investment Options permitted for the optional benefit. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may not provide the same guarantees and/or may be more expensive than the benefit you are terminating. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. In purchasing the Annuity and selecting benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date.

No Long-Term MVA Option is permitted if you elect any Optional Living Benefit.

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Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code ("Code") are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" for more information.

HIGHEST DAILY LIFETIME INCOME v2.1 BENEFIT

Highest Daily Lifetime Income v2.1 is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). Highest Daily Lifetime Income v2.1 may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income v2.1 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

The income benefit under Highest Daily Lifetime Income v2.1 currently is based on a single "designated life" who is at least 50 years old on the benefit effective date. Highest Daily Lifetime Income v2.1 is not available if you elect any other optional living benefit. As long as your Highest Daily Lifetime Income v2.1 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Highest Daily Lifetime Income v2.1. As to the impact of such a scenario on any other optional benefit you may have, please see the following sections in this prospectus: "Spousal Highest Daily Lifetime Income v2.1 Benefit", "Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit" and "Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit".

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income v2.1, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after

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the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value on or before the Roll-Up End Date

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls on or before the tenth (10th) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

  (1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

  (2)  the Unadjusted Account Value on the current Valuation Day.

The Periodic Value after the Roll-Up End Date

On any Current Valuation Day that falls after the Roll-Up End Date, the Periodic Value is equal to the greater of:

  (1) the periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

  (2)  the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10th anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10th benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

Please note that if you elect Highest Daily Lifetime Income v2.1, your Account Value is not guaranteed, can fluctuate and may lose value.

Key Feature - Annual Income Amount under Highest Daily Lifetime Income v2.1

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. Under Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

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Any Purchase Payment that you make subsequent to the election of Highest Daily
Lifetime Income v2.1 and subsequent to the first Lifetime Withdrawal will
(i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5%
for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older) and
(ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

While Highest Daily Lifetime Income v2.1 is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..   if we are not then offering this benefit for new issues; or

..   if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Highest Daily Lifetime Income v2.1 benefit. This means that you may no longer be able to increase the values associated with your Highest Daily Lifetime Income v2.1 benefit through additional Purchase Payments. When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income v2.1. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or order. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income v2.1 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income v2.1 upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income v2.1 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

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Because both the Protected Withdrawal Value and Annual Income Amount are
determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income v2.1 or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1,

..   Highest Daily Lifetime Income v2.1 is elected on August 1 of the following calendar year

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income v2.1

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced hereafter in these examples fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

    Account Value before Lifetime withdrawal                  $ 118,000.00
    Amount of "non" Excess Income                             $   3,500.00
    Account Value immediately before Excess Income of $1,500  $ 114,500.00
    Excess Income amount                                      $   1,500.00
    Ratio ($1,500/$114,500 = 1.31%)                                   1.31%
    Annual Income Amount                                      $   6,000.00
    1.31% Reduction in Annual Income Amount                   $      78.60
    Annual Income Amount for future Annuity Years             $   5,921.40

Example of highest daily auto step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                              Highest Daily Value        Adjusted Annual
               Unadjusted   (adjusted for withdrawal Income Amount (5% of the
   Date*      Account Value and purchase payments)**   Highest Daily Value)
   -----      ------------- ------------------------ ------------------------
   June 28th  $ 238,000.00        $ 238,000.00             $ 11,900.00
   June 29th  $ 226,500.00        $ 228,009.60             $ 11,400.48
   June 30th  $ 226,800.00        $ 228,009.60             $ 11,400.48
   July 1st   $ 233,500.00        $ 233,500.00             $ 11,675.00
   July 2nd   $ 231,900.00        $ 233,500.00             $ 11,675.00

* In this example, the Annuity Anniversary date is July 2nd. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2nd is considered the first Valuation Date in the Annuity Year.

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** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

       . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

       . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

       . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

       . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income v2.1. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income v2.1. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income v2.1. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..   The Issue Date is December 3

..   Highest Daily Lifetime Income v2.1 is elected on September 4 of the following calendar year

..   The Unadjusted Account Value at benefit election was $105,000

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income v2.1

..   No previous withdrawals have been taken under Highest Daily Lifetime Income
    v2.1

On October 3 of the year the benefit is elected, the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income v2.1 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal amount                                          $ 15,000
      Divided by Account Value before withdrawal                 $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375

Required Minimum Distributions

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31st for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered

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under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied.

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..   the remaining Annual Income Amount for that Annuity Year; plus

..   the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

Example

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

First Calendar Year           Annuity Year             Second Calendar Year
-------------------           ------------------------ ------------------------
01/01/2014 to 12/31/2014      06/01/2014 to 05/31/2015 01/01/2015 to 12/31/2015

Assume the following:

..   RMD Amount for Both Calendar Years = $6,000;

..   Annual Income Amount = $5,000; and

..   A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
    Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..   The remaining Annual Income for that Annuity Year ($3,000); plus

..   The Second Calendar Year's RMD Amount minus the Annual Income Amount
    ($6,000 - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..   If, in any Annuity Year, your RMD amount is less than your Annual Income
    Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

..   If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

..   If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

Benefits Under Highest Daily Lifetime Income v2.1

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime Income v2.1, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Highest Daily Lifetime Income v2.1 terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments will be permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

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..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

            (1) apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

            (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

            (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

            (2)  the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under Highest Daily Lifetime Income v2.1 are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income v2.1 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..   If you elect this benefit, you may be required to reallocate to different
    Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Highest Daily
    Lifetime Income v2.1 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

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Charge for Highest Daily Lifetime Income v2.1

The current charge for Highest Daily Lifetime Income v2.1 is 1.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income v2.1 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.25% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income v2.1 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Election of and Designations under the Benefit

For Highest Daily Lifetime Income v2.1, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 50 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income v2.1. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income v2.1, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Income v2.1 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income v2.1 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect Highest Daily Lifetime Income v2.1, you lose the guarantees that you had accumulated under your existing benefit and your guarantees under Highest Daily Lifetime Income v2.1 will be based on your Unadjusted Account Value on the effective date of Highest Daily Lifetime Income v2.1. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income v2.1 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. In purchasing the Annuity and selecting benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Termination of the Benefit

You may terminate Highest Daily Lifetime Income v2.1 at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

The benefit automatically terminates upon the first to occur of the following:

  (i)  your termination of the benefit;

  (ii) your surrender of the Annuity;

  (iii)your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount);

  (iv) our receipt of Due Proof of Death of the Owner or Annuitant (for entity-owned annuities);

  (v) both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

  (vi) you allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value (subject to state law - please see Appendix B for Special Contract Provisions for Annuities Issued in Certain States);* or

  (vii)you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

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* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income v2.1, other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income v2.1 terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed in "Election of and Designations under the Benefit" and "Termination of Your Highest Daily Lifetime Income v2.1" earlier in this benefit description.

How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

Overview of The Predetermined Mathematical Formula

Our goal is to seek a careful balance between providing value-added products, such as the Highest Daily Lifetime Income v2.1 suite of benefits, while managing the risk to Pruco Life associated with offering these products. One of the key features that helps us accomplish that balance and an integral part of the Highest Daily Lifetime Income v2.1 suite is the predetermined mathematical formula used to transfer Unadjusted Account Value between the Permitted Subaccounts and the AST Investment Grade Bond Sub-account, referred to in this section as the "Bond Sub-account". The formula is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under the Highest Daily Lifetime Income v2.1 suite of benefits. The formula is not investment advice.

The formula is set forth in Appendix D (and is described below).

The predetermined mathematical formula ("formula") monitors each individual contract each Valuation Day that the benefit is in effect on your Annuity, in order to help us manage guarantees through all market cycles. It helps manage the risk to us associated with these benefits, which is generally represented by the gap between your Unadjusted Account Value and the Protected Withdrawal Value. As the gap between these two values increases, the formula will determine if and how much money should be transferred into the Bond Sub-account. This movement is intended to reduce the equity risk we will bear in funding our obligation associated with these benefits. As the gap decreases (due to favorable performance of the Unadjusted Account Value), the formula then determines if and how much money should transfer back into the Permitted Sub-accounts. The use of the formula, combined with restrictions on the Sub-accounts you are allowed to invest in, lessens the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, thus reducing the likelihood that we will make any lifetime income payments under this benefit. The formula may also limit the potential for your Account Value to grow.

The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. We are not providing you with investment advice through the use of the formula. The formula does not constitute an investment strategy that we are recommending to you. The formula may limit the potential for your Account Value to grow.

Transfer Activity Under the Formula

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, over time, assuming none of the Unadjusted Account Value is allocated to the Bond Sub-account, the formula will allow for a greater decrease in the Unadjusted Account Value before a transfer to the Bond Sub-account is made.

It is important to understand that transfers within your Annuity are specific to the performance of your chosen investment options, the performance of the Bond Sub-account while Account Value is allocated to it, as well as how long the benefit has been owned. For example, two contracts purchased on the same day, but invested differently, will likely have different results, as would two contracts purchased on different days with the same investment options.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle, therefore producing different transfer activity under the formula. The amount and timing of transfers to and from the

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Bond Sub-account depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Unadjusted Account Value and your Protected
    Withdrawal Value;

..   The amount of time the benefit has been in effect on your Annuity;

..   The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

..   Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..   Any withdrawals you take from your Annuity (while the benefit is in effect).

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account.

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

The amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula. Therefore, the investment performance of each affects whether a transfer occurs for your Annuity. As the amounts allocated to either the Bond Sub-account or the Permitted Sub-accounts increase, the performance of those sub-accounts will have a greater impact on your Unadjusted Account Value and hence a greater impact on if (and how much of) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

How the Formula Operates

Generally, the formula, which is applied each Valuation Day, takes four steps in determining any applicable transfers within your Annuity.

  (1) First, the formula starts by identifying the value of future income payments we expect to pay. We refer to that value as the "Target Value" or "L".

  (2) Second, we subtract any amounts invested in the Bond Sub-account ("B") from the Target Value and divide that number by the amount invested in the Permitted Sub-Accounts ("V\\V\\ + V\\F\\"), where "V\\V\\" is the current Account Value of the elected Sub-accounts of the Annuity, and "V\\F\\" is the current Account Value of the elected Fixed Rate Options of the Annuity. We refer to this resulting value as the "Target Ratio" or "R".

  (3) Third, we compare the Target Ratio to designated thresholds and other rules described in greater detail below to determine if a transfer needs to occur.

  (4) If a transfer needs to occur, we use another calculation to determine the amount of the transfer.

The Formula is:

                     R = (L - B)/(V\\V\\ + V\\F\\)

More specifically, the formula operates as follows:

  (1) We calculate the Target Value (L) by multiplying the Income Basis (as defined in Appendix D) for that day by 5% and by the applicable Annuity Factor found in Appendix D. If you have already made a Lifetime Withdrawal, your Target Value would take into account any automatic step-up, any subsequent Purchase Payments and any withdrawals of Excess Income.

       Example (assume the Income Basis is $200,000, and the contract is 11 1/2 months old, resulting in an annuity factor of 14.95)

                     Target Value (L) = $200,000 x 5% x 14.95 = $149,500

  (2) Next, to calculate the Target Ratio (R), the Target Value is reduced by any amount held within the Bond Sub-account (B) on that day. The remaining amount is divided by the amount held within the Permitted Sub-accounts (V\\V\\ + V\\F\\).

       Example (assume the amount in the Bond Sub-account is zero, and the amount held within the Permitted Sub-accounts is $179,500)

                     Target Ratio (R) = ($149,500 - 0)/$179,500 = 83.3%

  (3) If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on the third Valuation Day, make a transfer from your Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap discussed below). If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap). Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

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Example: Assuming the Target Ratio is above 83% for a 3rd consecutive Valuation
Day, but less than or equal to 84.5% for three consecutive Valuation Days, a transfer into the Bond Portfolio occurred.

  (4) In deciding how much to transfer, we perform a calculation that essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80% (subject to the 90% Cap discussion below). The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be.

The 90% Cap

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account.

Monthly Transfers

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, the formula will perform an additional calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after this transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

  a) The total value of all your Unadjusted Account Value in the Bond Sub-account, or

  b)   An amount equal to 5% of your total Unadjusted Account Value.

Other Important Information

..   The Bond sub-account is not a Permitted Sub-account. As such, only the formula can transfer Unadjusted Account Value to or from the Bond Sub-account. You may not allocate Purchase Payments or transfer any of your Unadjusted Account Value to or from the Bond Sub-account.

..   While you are not notified before a transfer occurs to or from the Bond
    Sub-account, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Your confirmation statements will be detailed to include the effective date of the transfer, the dollar amount of the transfer and the Permitted Sub-accounts the funds are being transferred to/from. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

       . Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

       . If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

       . Transfer a portion of your Unadjusted Account Value in the Permitted Sub-accounts and the DCA MVA Options to the Bond Sub-account.

..   If you make additional Purchase Payments to your Annuity, they will be allocated to the Permitted Sub-accounts and will be subject to the formula.

..   Additional Purchase Payments to your Annuity do not increase "B" within the formula, and may result in an additional Account Value being transferred to the Permitted Sub-accounts, or a transfer to the Bond Sub-account due to the change in the ratio.

..   If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account).

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..   If you are participating in the Highest Daily Lifetime Income v2.1 and you
    are also participating in the 6 or 12 Month DCA Program, the following rules apply:

       . DCA MVA Options are considered "Permitted Sub-accounts" for purpose of the Target Ratio calculation ("L") described above.

       . The formula may transfer amounts out of the DCA MVA Options to the Bond Sub-account if the amount allocated to the other Permitted Sub-accounts is insufficient to cover the amount of the transfer.

       . The transfer formula will not allocate amounts to the DCA MVA Options when there is a transfer out of the Bond Sub-account. Such transfers will be allocated pro-rata to the variable Sub-accounts, excluding the Bond Sub-account.

       . A Market Value Adjustment is not assessed when amounts are transferred out of the DCA MVA Options under the transfer formula.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime Income v2.1 or Spousal Highest Daily Lifetime Income v2.1 through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

SPOUSAL HIGHEST DAILY LIFETIME INCOME v2.1 BENEFIT

Spousal Highest Daily Lifetime Income v2.1 is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

We offer a benefit that guarantees, until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income v2.1 after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime Income v2.1 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income v2.1 is the spousal version of Highest Daily Lifetime Income v2.1. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Currently, if you elect Spousal Highest Daily Lifetime Income v2.1 and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. Please note that if you terminate Spousal Highest Daily Lifetime Income v2.1 and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income v2.1 must be elected based on two designated lives, as described below. Each designated life must be at least 50 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v2.1 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v2.1 is not available if you elect any other optional living benefit.

As long as your Spousal Highest Daily Lifetime Income v2.1 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

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Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Income v2.1. As to the impact of such a scenario on any other optional benefit you may have, please see the following sections in this prospectus:
"Highest Daily Lifetime Income v2.1 Benefit", "Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit" and "Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit".

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value on or before the Roll-Up End Date

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls on or before the tenth (10th) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

  (1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

  (2)  the Unadjusted Account Value on the current Valuation Day.

The Periodic Value after the Roll-Up End Date

On any Current Valuation Day that falls after the Roll-Up End Date, the Periodic Value is equal to the greater of:

  (1) the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

  (2)  the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10th anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10th benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

Please note that if you elect Spousal Highest Daily Lifetime Income v2.1, your Account Value is not guaranteed, can fluctuate and may lose value.

Key Feature - Annual Income Amount under Spousal Highest Daily Lifetime Income v2.1

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under Spousal Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio

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of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income v2.1 and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

While Spousal Highest Daily Lifetime Income v2.1 is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..   if we are not then offering this benefit for new issues; or

..   if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Spousal Highest Daily Lifetime Income v2.1 benefit. This means that you may no longer be able to increase the values associated with your Spousal Highest Daily Lifetime Income v2.1 benefit through additional Purchase Payments. When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income v2.1 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge

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for Spousal Highest Daily Lifetime Income v2.1 upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income v2.1 does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income v2.1 or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1

..   Spousal Highest Daily Lifetime Income v2.1 is elected on August 1 of the following calendar year

..   Both designated lives were 70 years old when they elected Spousal Highest
    Daily Lifetime Income v2.1

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced hereafter in these examples fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

     Account Value before Lifetime Withdrawal                  $118,000.00
     Amount of "non" Excess Income                             $  2,900.00
     Account Value immediately before Excess Income of $2,100  $115,100.00
     Excess Income amount                                      $  2,100.00
     Ratio ($2,100/$115,100 = 1.82%)                                  1.82%
     Annual Income Amount                                      $  5,400.00
     1.82% Reduction in Annual Income Amount                   $     98.28
     Annual Income Amount for future Annuity Years             $  5,301.72

Example of highest daily auto step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29 reduces the amount to

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$10,259.75 for future years. For the next Annuity Year, the Annual Income
Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                             Highest Daily Value        Adjusted Annual
              Unadjusted   (adjusted for withdrawal Income Amount (5% of the
    Date*    Account Value and purchase payments)**   Highest Daily Value)
    -----    ------------- ------------------------ ------------------------
    June 28  $ 238,000.00        $ 238,000.00             $ 10,710.00
    June 29  $ 226,500.00        $ 227,994.52             $ 10,259.75
    June 30  $ 226,800.00        $ 227,994.52             $ 10,259.75
    July 1   $ 233,500.00        $ 233,500.00             $ 10,507.50
    July 2   $ 231,900.00        $ 233,500.00             $ 10,507.50

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

       . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

       . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

       . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $227,994.52 is greater than the June 30 Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

       . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $10,507.50.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income v2.1. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income v2.1. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income v2.1. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..   The Issue Date is December 3

..   Spousal Highest Daily Lifetime Income v2.1 is elected on September 4 of the following calendar year

..   The Unadjusted Account Value at benefit election was $105,000

..   Each designated life was 70 years old when he/she elected Spousal Highest
    Daily Lifetime Income v2.1

..   No previous withdrawals have been taken under Spousal Highest Daily
    Lifetime Income v2.1

On October 3 of the same year the benefit is elected, the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income v2.1 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

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Here is the calculation:

     Withdrawal amount                                          $  15,000
     Divided by Account Value before withdrawal                 $ 120,000
     Equals ratio                                                    12.5%
     All guarantees will be reduced by the above ratio (12.5%)
     Protected Withdrawal Value                                 $ 109,375

Required Minimum Distributions

See the sub-section entitled "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income v2.1 for a discussion of the relationship between the RMD amount and the Annual Income Amount.

Benefits Under Spousal Highest Daily Lifetime Income v2.1

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime Income v2.1, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Spousal Highest Daily Lifetime Income v2.1 terminates we will make no further payments of the Annual Income Amount, and no additional Purchase Payments will be permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

            (1) apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

            (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

            (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

            (2)  the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime Income v2.1 benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income v2.1 is in

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   effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Unadjusted Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Unadjusted
    Account Value to comply with any new requirements.

..   If you elect this benefit, you may be required to reallocate to different
    Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Spousal Highest
    Daily Lifetime Income v2.1 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

Charge for Spousal Highest Daily Lifetime Income v2.1

The current charge for Spousal Highest Daily Lifetime Income v2.1 is 1.10% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income v2.1 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.275% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income v2.1 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, a withdrawal that is not a withdrawal of Excess Income, may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

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Election of and Designations under the Benefit

Spousal Highest Daily Lifetime Income v2.1 can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime Income v2.1 only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be at least 50 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The
    Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be at least 50 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be at least 50 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit. However, if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. A change in designated lives will result in cancellation of Spousal Highest Daily Lifetime Income v2.1. If the designated lives divorce, Spousal Highest Daily Lifetime Income v2.1 may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. Any applicable CDSC will apply to such a withdrawal. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income v2.1 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income v2.1 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect Spousal Highest Daily Lifetime Income v2.1, you lose the guarantees that you had accumulated under your existing benefit, and your guarantees under Spousal Highest Daily Lifetime Income v2.1 will be based on your Unadjusted Account Value on the effective date of Spousal Highest Daily Lifetime Income v2.1. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income v2.1 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. In purchasing the Annuity and selecting benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

The benefit automatically terminates upon the first to occur of the following:

  (i) upon our receipt of Due Proof of Death of the first designated life, if the surviving spouse opts to take the death benefit under the Annuity (rather than continue the Annuity) or if the surviving spouse is not an eligible designated life;

  (ii) upon the death of the second designated life;

  (iii)your termination of the benefit;

  (iv) your surrender of the Annuity;

  (v) your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount);

  (vi) both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

  (vii)you allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value (subject to state law - please see Appendix B for Special Contract Provisions for Annuities Issued in Certain States);* or

 (viii)you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of

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death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income v2.1 other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

How Spousal Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income v2.1 above for information regarding this component of the benefit.

Additional Tax Considerations

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income v2.1 above.

HIGHEST DAILY LIFETIME INCOME v2.1 WITH HIGHEST DAILY DEATH BENEFIT

Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit ("HD DB") is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. This benefit also provides for a highest daily death benefit, subject to the terms of the benefit. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments"). Highest Daily Lifetime Income v2.1 with HD DB may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and also wish to provide a death benefit to your beneficiaries. You are not required to take withdrawals as part of the benefit
- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income v2.1 with HD DB is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Highest Daily Lifetime Income v2.1 is offered with or without the HD DB component; however, you may only elect HD DB with Highest Daily Lifetime Income v2.1, and you must elect the HD DB benefit at the time you elect Highest Daily Lifetime Income v2.1. If you elect Highest Daily Lifetime Income v2.1 without HD DB and would like to add the feature later, you must first terminate Highest Daily Lifetime Income v2.1 and elect Highest Daily Lifetime Income v2.1 with HD DB (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime Income v2.1 and elect Highest Daily Lifetime Income v2.1 with HD DB you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Highest Daily Lifetime Income v2.1 with HD DB is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living or death benefit.

The income benefit under Highest Daily Lifetime Income v2.1 with HD DB currently is based on a single "designated life" who is between the ages of 50 and 79 on the benefit effective date and received in Good Order. As long as your Highest Daily Lifetime Income v2.1 with HD DB is in effect, you must allocate your Unadjusted Account Value in accordance with the Permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

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Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Highest Daily Lifetime Income v2.1 with HD DB (including no payment of the Highest Daily Death Benefit Amount). As to the impact of such a scenario on any other optional benefit, please see the following sections in this prospectus: "Highest Daily Lifetime Income v2.1 Benefit", "Spousal Highest Daily Lifetime Income v2.1 Benefit" and "Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit".

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income v2.1 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value on or before the Roll-Up End Date

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls on or before the tenth (10th) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

  (1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

  (2)  the Unadjusted Account Value on the current Valuation Day.

The Periodic Value after the Roll-Up End Date

On any Current Valuation Day that falls after the Roll-Up End Date, the Periodic Value is equal to the greater of:

  (1) the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

  (2)  the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10th anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10th benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

Please note that if you elect Highest Daily Lifetime Income v2.1 with HD DB, your Account Value is not guaranteed, can fluctuate and may lose value.

Key Feature - Annual Income Amount under Highest Daily Lifetime Income v2.1 with HD DB.

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. Under Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

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

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income v2.1 with HD DB and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

After your first Lifetime Withdrawal and before your Unadjusted Account Value is reduced to zero, you may make additional Purchase Payments, subject to the limits in the next paragraph. We reserve the right not to accept additional Purchase Payments if the Unadjusted Account Value becomes zero.

While Highest Daily Lifetime Income v2.1 with HD DB is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..   if we are not then offering this benefit for new-issues; or

..   if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Highest Daily Lifetime Income v2.1 with HD DB. This means that you may no longer be able to increase the values associated with your Highest Daily Lifetime Income v2.1 with HD DB through additional Purchase Payments. When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income v2.1 with HD DB. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

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

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income v2.1 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income v2.1 with HD DB upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income v2.1 with HD DB does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income v2.1 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1

..   Highest Daily Lifetime Income v2.1 with HD DB is elected on August 1 of the following calendar year

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income v2.1 with HD DB

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced hereafter in these examples fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $109,420. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount).

Here is the calculation:

Annual Income Amount                                   Highest Daily Death Benefit Amount
--------------------                                   ----------------------------------
                                                       Account Value before Lifetime
Account Value before Lifetime Withdrawal  $ 118,000.00   Withdrawal                        $ 118,000.00
Amount of "non" Excess Income             $   3,500.00 Amount of "non" Excess Income       $   3,500.00

Account Value immediately before Excess                Account Value immediately before
  Income of $1,500                        $ 114,500.00   Excess Income of $1,500           $ 114,500.00
Excess Income amount                      $   1,500.00 Excess Income amount                $   1,500.00

                                       Highest Daily
  Annual Income Amount                 Death Benefit Amount
  --------------------                 ------------------------
  Ratio ($1,500/$114,500 =             Ratio ($1,500/$114,500 =
    1.31%)                       1.31%   1.31%)                          1.31%
  Annual Income Amount      $6,000.00  Annual Income Amount      $ 109,420.00
  1.31% Reduction in                   1.31% Reduction in
    Annual Income Amount    $   78.60    Annual Income Amount    $   1,433.40
  Annual Income Amount for             Highest Daily Death
    future Annuity Years    $5,921.40    Benefit Amount          $ 107,986.60

Example of highest daily auto step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                              Highest Daily Value        Adjusted Annual
               Unadjusted   (adjusted for withdrawal Income Amount (5% of the
   Date*      Account Value and purchase payments)**   Highest Daily Value)
   -----      ------------- ------------------------ ------------------------
   June 28th  $ 238,000.00        $ 238,000.00             $ 11,900.00
   June 29th  $ 226,500.00        $ 228,009.60             $ 11,400.48
   June 30th  $ 226,800.00        $ 228,009.60             $ 11,400.48
   July 1st   $ 233,500.00        $ 233,500.00             $ 11,675.00
   July 2nd   $ 231,900.00        $ 233,500.00             $ 11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

       . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

       . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

       . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

       . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income v2.1 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income v2.1 with HD DB. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income v2.1 with HD DB. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

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The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal
Value. It will also proportionally reduce the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..   The Issue Date is December 3

..   Highest Daily Lifetime Income v2.1 with HD DB is elected on September 4 of the following calendar year

..   The Unadjusted Account Value at benefit election was $105,000

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income v2.1 with HD DB

..   No previous withdrawals have been taken under Highest Daily Lifetime Income
    v2.1 with HD DB

On October 3rd of the year the benefit is elected, the Protected Withdrawal Value is $125,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income v2.1 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

    Withdrawal amount                                          $  15,000.00
    Divided by Account Value before withdrawal                 $ 120,000.00
    Equals ratio                                                       12.5%
    All guarantees will be reduced by the above ratio (12.5%)
    Protected Withdrawal Value                                 $ 109,375.00
    Highest Daily Death Benefit Amount                         $ 100,992.50

Required Minimum Distributions

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31st for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as below rules are applied.

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..   the remaining Annual Income Amount for that Annuity Year; plus

..   the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

Example

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

First Calendar Year           Annuity Year             Second Calendar Year
-------------------           ------------------------ ------------------------
01/01/2014 to 12/31/2014      06/01/2014 to 05/31/2015 01/01/2015 to 12/31/2015

Assume the following:

..   RMD Amount for Both Calendar Years = $6,000;

..   Annual Income Amount = $5,000; and

..   A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
    Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

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The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..   The remaining Annual Income for that Annuity Year ($3,000); plus

..   The Second Calendar Year's RMD Amount minus the Annual Income Amount
    ($6,000 - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..   If, in any Annuity Year, your RMD amount is less than your Annual Income
    Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

..   If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

..   If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

Highest Daily Death Benefit

A Death Benefit is payable under Highest Daily Lifetime Income v2.1 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Owner (Annuitant if entity-owned), also referred to as the "Single Designated Life", when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit (described later in this prospectus) or the Highest Daily Death Benefit Amount described below.

Highest Daily Death Benefit Amount:

On the date you elect Highest Daily Lifetime Income v2.1 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

  (1)  The Unadjusted Account Value on the current Valuation Day; and

  (2) The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

       . increased by any Purchase Payments made on the current Valuation Day and,

       . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the living benefit features of Highest Daily Lifetime Income v2.1 with HD DB.

A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount (dollar-for-dollar) by the amount of the withdrawal. All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the decedent and will be:

..   increased by the amount of any additional Adjusted Purchase Payments, and

..   reduced by the effect of any withdrawals (as described in the preceding paragraph), made during the period between the decedent's date of death and the date we receive Due Proof of Death.

Please note that the Highest Daily Death Benefit Amount is available only until we make Guarantee Payments under Highest Daily Lifetime Income v2.1 with HD DB or annuity payments begin. This means that any withdrawals that reduce your Unadjusted Account Value to zero will also reduce the Highest Daily Death Benefit Amount to zero.

All other provisions applicable to Death Benefits under your Annuity will continue to apply. See the "Death Benefits" section of this prospectus for more information pertaining to Death Benefits.

Benefits Under Highest Daily Lifetime Income v2.1 with HD DB

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Highest Daily Lifetime Income v2.1 with HD DB, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Highest Daily

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   Lifetime Income v2.1 with HD DB terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments are permitted.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including that of the HD DB feature, will terminate. This means that the HD DB is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

            (1) apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

            (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

            (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

            (2)  the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under Highest Daily Lifetime Income v2.1 with HD DB are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income v2.1 with HD DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..   If you elect or terminate and re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and
    (ii) invest the proceeds of those sales in the permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the permitted Sub-accounts will remain exposed to investment risk, as is the case

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   generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Highest Daily
    Lifetime Income v2.1 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

Charge for Highest Daily Lifetime Income v2.1 with HD DB

The current charge for Highest Daily Lifetime Income v2.1 with HD DB is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income v2.1 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.375% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income v2.1 with HD DB would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, a withdrawal that is not a withdrawal of Excess Income may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Election of and Designations under the Benefit

For Highest Daily Lifetime Income v2.1 with HD DB, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be between 50 and 79 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income v2.1 with HD DB. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income v2.1 with HD DB, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Income v2.1 with HD DB can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income v2.1 with HD DB and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect Highest Daily Lifetime Income v2.1 with HD DB, you lose the guarantees that you had accumulated under your existing benefit and your guarantees under Highest Daily Lifetime Income v2.1 with HD DB will be based on your Unadjusted Account Value on the effective date of Highest Daily Lifetime Income v2.1 with HD DB. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income v2.1 with HD DB is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. In purchasing the Annuity and selecting benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income v2.1 with HD DB so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Termination of the Benefit

You may terminate Highest Daily Lifetime Income v2.1 with HD DB at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit, including the HD DB, will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

The benefit automatically terminates upon the first to occur of the following:

  (i)  your termination of the benefit;

  (ii) your surrender of the Annuity;

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  (iii)your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount);

  (iv) our receipt of Due Proof of Death of the Owner (or Annuitant for entity-owned annuities);

  (v) both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

  (vi) you allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value (subject to state law - please see Appendix B for Special Contract Provisions for Annuities Issued in Certain States);* or

  (vii)you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income v2.1 with HD DB, other than upon the death of the Owner or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income v2.1 with HD DB terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed in "Election of and Designations under the Benefit" and "Termination of Your Highest Daily Lifetime Income v2.1" earlier in this benefit description.

How Highest Daily Lifetime Income v2.1 with HD DB Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income v2.1 above for information regarding this component of the benefit.

Additional Tax Considerations

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income v2.1 above.

SPOUSAL HIGHEST DAILY LIFETIME INCOME v2.1 WITH HIGHEST DAILY DEATH BENEFIT

Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit ("HD DB") is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. This benefit also provides for a highest daily death benefit, subject to the terms of the benefit. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

We offer a benefit that guarantees, until the death of the Remaining Designated Life (as described below) (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments"). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income v2.1 with HD DB after the death of the first spouse (subject to the provisions below regarding a Remaining Designated Life), and also want to provide a death benefit. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

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An integral component of Spousal Highest Daily Lifetime Income v2.1 with HD DB is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income v2.1 with HD DB is the spousal version of Highest Daily Lifetime Income v2.1 with HD DB. Spousal Highest Daily Lifetime Income v2.1 is offered with or without the HD DB component; however, you may only elect HD DB with Spousal Highest Daily Lifetime Income v2.1, and you must elect the HD DB benefit at the time you elect Spousal Highest Daily Lifetime Income v2.1. If you elect Spousal Highest Daily Lifetime Income v2.1 without HD DB and would like to add the feature later, you must first terminate Spousal Highest Daily Lifetime Income v2.1 and elect Spousal Highest Daily Lifetime Income v2.1 with HD DB (subject to availability and benefit re-election provisions). Please note that if you terminate Spousal Highest Daily Lifetime Income v2.1 and elect Spousal Highest Daily Lifetime Income v2.1 with HD DB you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime Income v2.1 with HD DB is offered as an alternative to other lifetime withdrawal options. Currently, if you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income v2.1 with HD DB must be elected based on two designated lives, as described below. Each designated life must be between the ages of 50 and 79 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v2.1 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v2.1 with HD DB is not available if you elect any other optional living or death benefit.

As long as your Spousal Highest Daily Lifetime Income v2.1 with HD DB is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Income v2.1 with HD DB. As to the impact of such a scenario on any other optional benefit, please see the following sections in this prospectus:
"Highest Daily Lifetime Income v2.1 Benefit", "Spousal Highest Daily Lifetime Income v2.1 Benefit" and "Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit".

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value on or before the Roll-Up End Date

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls on or before the tenth (10th) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

  (1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

  (2)  the Unadjusted Account Value on the current Valuation Day.

The Periodic Value after the Roll-Up End date

On any Current Valuation Day that falls after the Roll-Up End Date, the Periodic Value is equal to the greater of:

  (1) the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

  (2)  the Unadjusted Account Value on the current Valuation Day.

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Because the 5% daily appreciation ends after the 10th anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10th benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

Please note that if you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB, your Account Value is not guaranteed, can fluctuate and may lose value.

Key Feature - Annual Income Amount under Spousal Highest Daily Lifetime Income v2.1 with HD DB

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger spousal designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older. We use the age of the younger designated life. If you elected this benefit and one of the Spousal Designated Lives becomes the Remaining
Designated Life, we will continue to use the age of the younger of both the original Spousal Designated Lives for purposes of calculating the applicable Annual Income percentage. Under Spousal Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income v2.1 with HD DB and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

After your first Lifetime Withdrawal and before your Unadjusted Account Value is reduced to zero, you may make additional Purchase Payments, subject to the limits in the next paragraph. We reserve the right not to accept additional Purchase Payments if the Unadjusted Account Value becomes zero.

While Spousal Highest Daily Lifetime Income v2.1 with HD DB is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and Withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..   if we are not then offering this benefit for new issues; or

..   if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Spousal Highest Daily Lifetime Income v2.1 with HD DB. This means that you may no longer be able to increase the

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values associated with your Spousal Highest Daily Lifetime Income v2.1 with HD
DB through additional Purchase Payments. When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger spousal designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income v2.1 with HD DB does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income v2.1 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1

..   Spousal Highest Daily Lifetime Income v2.1 with HD DB is elected on
    August 1 of the following calendar year

..   Both designated lives were 70 years old when they elected Spousal Highest
    Daily Lifetime Income v2.1 with HD DB

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced hereafter in these examples fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on

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this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920.).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $110,020. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount).

Here is the calculation:

Annual Income Amount                              Highest Daily Death Benefit Amount
--------------------                              ----------------------------------
Account Value before Lifetime                     Account Value before Lifetime
  Withdrawal                        $ 118,000.00    Withdrawal                        $ 118,000.00
Amount of "non" Excess Income       $   2,900.00  Amount of "non" Excess Income       $   2,900.00

Account Value immediately before                  Account Value immediately before
  Excess Income of $2,900           $ 115,100.00    Excess Income of $2,900           $ 115,100.00
Excess Income amount                $   2,100.00  Excess Income amount                $   2,100.00
Ratio ($2,100/$115,100 = 1.82%)             1.82% Ratio ($2,100/$115,100 = 1.82%)             1.82%
Annual Income Amount                $   5,400.00  HD DB Amount                        $ 110,020.00
1.82% Reduction in Annual Income                  1.82% Reduction in Annual Income
  Amount                            $      98.28    Amount                            $   2,002.36
Annual Income Amount for future
  Annuity Years                     $   5,301.72  Highest Daily Death Benefit Amount  $ 108,017.64

Example of highest daily auto step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29 reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                             Highest Daily Value        Adjusted Annual
              Unadjusted   (adjusted for withdrawal Income Amount (5% of the
    Date*    Account Value and purchase payments)**   Highest Daily Value)
    -----    ------------- ------------------------ ------------------------
    June 28  $ 238,000.00        $ 238,000.00             $ 10,710.00
    June 29  $ 226,500.00        $ 227,994.52             $ 10,259.75
    June 30  $ 226,800.00        $ 227,994.52             $ 10,259.75
    July 1   $ 233,500.00        $ 233,500.00             $ 10,507.50
    July 2   $ 231,900.00        $ 233,500.00             $ 10,507.50

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

       . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

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

       . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

       . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $227,994.52 is greater than the June 30 Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

       . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $10,507.50.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income v2.1 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income v2.1 with HD DB. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income v2.1 with HD DB. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..   The Issue Date is December 3

..   Spousal Highest Daily Lifetime Income v2.1 with HD DB is elected on
    September 4 of the following calendar year

..   The Unadjusted Account Value at benefit election was $105,000

..   Each designated life was 70 years old when he/she elected Spousal Highest
    Daily Lifetime Income v2.1 with HD DB

..   No previous withdrawals have been taken under Spousal Highest Daily
    Lifetime Income v2.1 with HD DB

On October 3 of the same year the benefit is elected, the Protected Withdrawal Value is $125,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income v2.1 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

    Withdrawal amount                                          $  15,000.00
    Divided by Account Value before withdrawal                 $ 120,000.00
    Equals ratio                                                       12.5%
    All guarantees will be reduced by the above ratio (12.5%)
    Protected Withdrawal Value                                 $ 109,375.00
    Highest Daily Death Benefit Amount                         $ 100,992.50

Required Minimum Distributions

See the sub-section entitled "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income v2.1 with HD DB for a discussion of the relationship between the RMD amount and the Annual Income Amount.

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Highest Daily Death Benefit

A Death Benefit is payable under Spousal Highest Daily Lifetime Income v2.1 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Remaining Designated Life when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit (described later in this prospectus) or the Highest Daily Death Benefit Amount described below.

Highest Daily Death Benefit Amount:

On the date you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

  (1)  The Unadjusted Account Value on the current Valuation Day; and

  (2) The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

       . increased by any Purchase Payments made on the current Valuation Day and,

       . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the living benefit features of Spousal Highest Daily Lifetime Income v2.1 with HD DB.

A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount (dollar-for-dollar) by the amount of the withdrawal. All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the Remaining Designated Life and will be:

       . increased by the amount of any additional Adjusted Purchase Payments, and

       . reduced by the effect of any withdrawals (as described in the preceding paragraph), made during the period between the decedent's date of death and the date we receive Due Proof of Death.

Please note that Highest Daily Death Benefit Amount is available only until we make Guarantee Payments under Spousal Highest Daily Lifetime Income v2.1 with HD DB or annuity payments begin. This means that any withdrawals that reduce your Unadjusted Account Value to zero will also reduce the Highest Daily Death Benefit Amount to zero.

All other provisions applicable to Death Benefits under your Annuity continue to apply. See the "Death Benefits" section of this prospectus for more information pertaining to Death Benefits.

Benefits Under Spousal Highest Daily Lifetime Income v2.1 with HD DB

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Spousal Highest Daily Lifetime Income v2.1 with HD DB, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will continue to make payments until the simultaneous deaths of both spousal designated lives, or the death of the Remaining Designated Life. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Spousal Highest Daily Lifetime Income v2.1 with HD DB terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments will be permitted.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments.

..   Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including that of the HD DB feature, will terminate. This means that the HD DB is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual
    Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

            (1) apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

            (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the Remaining Designated Life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

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..   In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

            (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

            (2)  the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime Income v2.1 with HD DB benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income v2.1 with HD DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Unadjusted Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Unadjusted
    Account Value to comply with any new requirements.

..   If you elect or terminate and re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and
    (ii) invest the proceeds of those sales in the permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day.
    Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Spousal Highest
    Daily Lifetime Income v2.1 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

..   Spousal Continuation: If a Death Benefit is not payable on the death of a spousal designated life (e.g., if the first of the spousal designated lives to die is the Beneficiary but not an Owner), Spousal Highest Daily Lifetime Income v2.1 with HD DB will remain in force unless we are instructed otherwise.

Charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB

The current charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB is 1.60% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.40% of the greater of the prior Valuation Day's

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Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal
Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime Income v2.1 with HD DB can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit. Currently, Spousal Highest Daily Lifetime Income v2.1 with HD DB only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be between 50-79 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The
    Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be between 50 and 79 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be between 50 and 79 years old at the time of election.

Remaining Designated Life: A Remaining Designated Life must be a natural person and must have been listed as one of the spousal designated lives when the benefit was elected. A spousal designated life will become the Remaining Designated Life on the earlier of the death of the first of the spousal designated lives to die, provided that they are each other's spouses at that time, or divorce from the other spousal designated life while the benefit is in effect. That said, if a spousal designated life is removed as Owner, Beneficiary, or Annuitant due to divorce, the other spousal designated life becomes the Remaining Designated Life when we receive notice of the divorce, and any other documentation we require, in Good Order. Any new Beneficiary(ies) named by the Remaining Designated Life will not be a spousal designated life.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit, however if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. A change in designated lives will result in cancellation of Spousal Highest Daily Lifetime Income v2.1 with HD DB. If the designated lives divorce, Spousal Highest Daily Lifetime Income v2.1 with HD DB may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income v2.1 with HD DB can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect Spousal Highest Daily Lifetime Income v2.1 with HD DB, you lose the guarantees that you had accumulated under your existing benefit, and your guarantees under Spousal Highest Daily Lifetime Income v2.1 with HD DB will be based on your Unadjusted Account Value on the effective date of Spousal Highest Daily Lifetime Income v2.1 with HD DB. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income v2.1 with HD DB is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. In purchasing the Annuity and selecting benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

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Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

The benefit automatically terminates upon the first to occur of the following:

  (i) upon our receipt of Due Proof of Death of the first designated life who is an Owner (or who is the Annuitant if entity-owned), if the Remaining Designated Life elects not to continue the Annuity;

  (ii) upon our receipt of Due Proof of Death of an Owner (or Annuitant if entity-owned) if the surviving spouse is not eligible to continue the benefit because such spouse is not a spousal designated life and there is any Unadjusted Account Value on the date of death;

  (iii)upon our receipt of Due Proof of Death of the Remaining Designated Life if a Death Benefit is payable under this benefit;

  (iv) your termination of the benefit;

  (v)  your surrender of the Annuity;

  (vi) when annuity payments begin (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount);

  (vii)both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

 (viii)you allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value (subject to state law - please see Appendix B for Special Contract Provisions for Annuities Issued in Certain States);* or

  (ix) you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income v2.1 with HD DB other than upon the death of the Remaining Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

How Spousal Highest Daily Lifetime Income v2.1 with HD DB Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income v2.1 above for information regarding this component of the benefit.

Additional Tax Considerations

Please see "Additional Tax Considerations" under Highest Daily Lifetime Income v2.1 above.

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                                DEATH BENEFITS

TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT

Each Annuity provides a Death Benefit prior to Annuitization. If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the death of the Owner (or the first to die, if there are multiple Owners). If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant's death if there is no Contingent Annuitant. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid upon the Annuitant's death. The person upon whose death the Death Benefit is paid is referred to below as the "decedent". Where an Annuity is structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the trust and there is no Death Benefit provided under the Annuity.

We determine the amount of the Death Benefit as of the date we receive "Due Proof of Death." Due Proof of Death can be met only if each of the following is submitted to us in Good Order: (a) a death certificate or similar documentation acceptable to us (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds and (c) any applicable election of the method of payment of the death benefit by at least one Beneficiary (if not previously elected by the Owner). We must be made aware of the entire universe of eligible Beneficiaries in order for us to have received Due Proof of Death. Any given Beneficiary must submit the written information we require in order to be paid his/her share of the Death Benefit.

Once we have received Due Proof of Death, each eligible Beneficiary may take his/her portion of the Death Benefit in one of the forms described in this prospectus (e.g., distribution of the entire interest in the Annuity within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the Beneficiary - see "Payment of Death Benefits" below).

After our receipt of Due Proof of Death, we automatically transfer any remaining Death Benefit to the AST Money Market Sub-account. However, between the date of death and the date that we transfer any remaining Death Benefit to the AST Money Market Sub-account, the amount of the Death Benefit is impacted by the Insurance Charge and subject to market fluctuations.

No Death Benefit will be payable if the Annuity terminates because your Unadjusted Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

EXCEPTIONS TO AMOUNT OF DEATH BENEFIT

There are certain exceptions to the amount of the Death Benefit.

Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Death Benefit in connection with an optional living benefit).

Death Benefit Suspension Period. You also should be aware that there is a Death Benefit suspension period. If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), any Death Benefit (including the Minimum Death Benefit, any optional Death Benefit and Highest Daily Lifetime Income v2.1 with HD DB and Spousal Highest Daily Lifetime Income v2.1 with HD
DB) that applies will be suspended for a two year period starting from the date that person first became Owner or Annuitant. This suspension would not apply if the ownership or annuitant change was the result of Spousal Continuation or death of the prior Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Unadjusted Account Value on the date we receive Due Proof of Death. Thus, if you had elected Highest Daily Lifetime Income v2.1 with HD DB or Spousal Highest Daily Lifetime Income v2.1 with HD DB, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit, Highest Daily Lifetime Income v2.1 with HD DB or Spousal Highest Daily Lifetime Income v2.1 with HD DB even though during the suspension period your Death Benefit would be limited to the Unadjusted Account Value. After the two-year suspension period is completed the Death Benefit is the same as if the suspension period had not been in force. See "Change of Owner, Annuitant and Beneficiary Designations" in "Managing Your Annuity" with regard to changes of Owner or Annuitant that are allowable.

Beneficiary Annuity. With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

MINIMUM DEATH BENEFIT

Each Annuity provides a minimum Death Benefit at no additional charge. The amount of the minimum Death Benefit is equal to the greater of:

       . The sum of all Purchase Payments you have made since the Issue Date of the Annuity until the date of Due Proof of Death, reduced proportionally by the ratio of the amount of any withdrawal to the Account Value immediately prior to the withdrawal; AND

       .  Your Unadjusted Account Value on the date we receive Due Proof of
          Death.

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SPOUSAL CONTINUATION OF ANNUITY

Unless you designate a Beneficiary other than your spouse, upon the death of either spousal Owner, the surviving spouse may elect to continue ownership of the Annuity instead of taking the Death Benefit payment. The Unadjusted Account Value as of the date of Due Proof of Death will be equal to the Death Benefit that would have been payable. Any amount added to the Unadjusted Account Value will be allocated to the Sub-accounts (if you participate in an optional living benefit, such amount will not be directly added to the AST Investment Grade Bond Sub-account used by the benefit, but may be reallocated by the predetermined mathematical formula on the same day). No CDSC will apply to Purchase Payments made prior to the effective date of a spousal continuance. However, any additional Purchase Payments applied after the date the continuance is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

Subsequent to spousal continuation, the basic Death Benefit will be equal to the greater of:

       . The Unadjusted Account Value on the effective date of the spousal continuance, plus all Purchase Payments you have made since the spousal continuance until the date of Due Proof of Death, reduced proportionally by the ratio of the amount of any withdrawal to the Account Value immediately prior to the withdrawal; and

       . The Unadjusted Account Value on Due Proof of Death of the surviving spouse.

With respect to Highest Daily Lifetime Income v2.1 with HD DB and Spousal Highest Daily Lifetime Income v2.1 with HD DB:

       . If the Highest Daily Death Benefit is not payable upon the death of a Spousal Designated Life, and the Remaining Designated Life chooses to continue the Annuity, the benefit will remain in force unless we are instructed otherwise.

       . If a Death Benefit is not payable upon the death of a Spousal Designated Life (e.g., if the first of the Spousal Designated Lives to die is the Beneficiary but not an Owner), the benefit will remain in force unless we are instructed otherwise.

Spousal continuation is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Code ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the Beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

Any Optional Death Benefit in effect at the time the first of the spouses dies will continue only if spousal assumption occurs prior to the Death Benefit Target Date and prior to the assuming spouse's 80th birthday. If spousal assumption occurs after the Death Benefit Target Date (or the 80th birthday of the assuming spouse), then any Optional Death Benefit will terminate as of the date of spousal assumption. In that event, the assuming spouse's Death Benefit will equal the basic Death Benefit.

We allow a spouse to continue the Annuity even though he/she has reached or surpassed the Latest Annuity Date. However, upon such a spousal continuance, annuity payments would begin immediately.

A surviving spouse's ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see "Managing Your Annuity - Spousal Designations"). Please consult your tax or legal adviser for more information about such impact in your state.

PAYMENT OF DEATH BENEFITS

Alternative Death Benefit Payment Options - Annuities Owned By Individuals (Not Associated With Tax-Favored Plans)

Except in the case of a spousal continuation as described above, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. In the event of the decedent's death before the Annuity Date, the Death Benefit must be distributed:

       .  within five (5) years of the date of death (the "5 Year Deadline"); or

       . as a series of payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:

       .  as a lump sum payment; or

       . as a series of required distributions under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option", unless you have made an election prior to Death Benefit proceeds becoming due.

Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the Death Benefit in a single

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payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated Beneficiary and whether the Beneficiary is your surviving spouse.

       . If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death (the "Qualified 5 Year Deadline"), or as periodic payments not extending beyond the life expectancy of the designated Beneficiary (provided such payments begin by December 31st of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death, or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Death Benefit is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the Owner. If your Beneficiary elects to receive full distribution by the Qualified 5 Year Deadline, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31st of the year including the six year anniversary date of death.

       . If you die before a designated Beneficiary is named and before the date Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out by the Qualified 5 Year Deadline. If the Beneficiary does not begin installments by December 31st of the year following the year of death, we will require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.

       . If you die before a designated Beneficiary is named and after the date Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

A Beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the Death Benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

The tax consequences to the Beneficiary may vary among the different Death Benefit payment options. See "Tax Considerations" and consult your tax advisor.

BENEFICIARY CONTINUATION OPTION

Instead of receiving the Death Benefit in a single payment, or under an Annuity Option, a Beneficiary may take the Death Benefit under an alternative Death Benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans". This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities. This option is different from the "Beneficiary Annuity", because the Beneficiary Continuation Option is a death benefit payout option used explicitly for annuities issued by a Prudential affiliate. Under the Beneficiary Continuation Option:

..   The Beneficiary must apply at least $15,000 to the Beneficiary Continuation
    Option (thus, the Death Benefit amount payable to each Beneficiary must be at least $15,000).

..   The Annuity will be continued in the Owner's name, for the benefit of the
    Beneficiary.

..   Beginning on the date we receive an election by the Beneficiary to take the
    Death Benefit in a form other than a lump sum, the Beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. The charge is 1.00% per year.

..   Beginning on the date we receive an election by the Beneficiary to take the
    Death Benefit in a form other than a lump sum, the Beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Unadjusted Account Value. The fee will only apply if the Unadjusted Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

..   The initial Account Value will be equal to any Death Benefit (including any optional Death Benefit in connection with an optional living benefit) that would have been payable to the Beneficiary if the Beneficiary had taken a lump sum distribution.

..   The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-accounts may not be available.

..   The Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

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..   No MVA Options will be offered for Beneficiary Continuation Options.

..   No additional Purchase Payments can be applied to the Annuity. Multiple death benefits cannot be combined in a single Beneficiary Continuation
    Option.

..   The basic Death Benefit and any optional benefits elected by the Owner will no longer apply to the Beneficiary.

..   The Beneficiary can request a withdrawal of all or a portion of the Account
    Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the Beneficiary's withdrawal rights.

..   Withdrawals are not subject to CDSC.

..   Upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary (successor), unless the successor chooses to continue receiving payments through a Beneficiary Continuation Option established for the successor. However, the distributions will continue to be based on the Key Life of the Beneficiary Continuation Option the successor received the death benefit proceeds from.

..   If the Beneficiary elects to receive the death benefit proceeds under the
    Beneficiary Continuation Option, we must receive the election in Good Order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Beneficiary Continuation Option.

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                            VALUING YOUR INVESTMENT

VALUING THE SUB-ACCOUNTS

When you allocate Account Value to a Sub-account, you are purchasing Units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, and if you elected one or more optional benefits whose annualized charge is deducted daily, the additional charge for such benefits.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price". The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section below entitled "Termination of Optional Benefits" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we redeem 178.677 Units at the current Unit Price, leaving you
158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

PROCESSING AND VALUING TRANSACTIONS

Pruco Life is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern
Time). Generally, financial transactions requested in Good Order before the close of regular trading on the NYSE will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of regular trading on the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of regular trading on the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of regular trading on the NYSE will be used when valuing and processing transactions.

We will not process any financial transactions involving purchase or redemption orders on days that the NYSE is closed. Pruco Life will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..   trading on the NYSE is restricted;

..   an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or

..   the SEC, by order, permits the suspension or postponement for the protection of security holders.

In certain circumstances, we may need to correct the processing of an order. In such circumstances, we may incur a loss or receive a gain depending upon the price of the security when the order was executed and the price of the security when the order is corrected. With respect to any gain that may result from such order correction, we will retain any such gain as additional compensation for these correction services.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive the Purchase Payment in Good Order at our Service Office. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue an Annuity within two (2) Valuation Days.

With respect to your initial Purchase Payment that is pending investment in our Separate Account, we may hold the amount temporarily in a suspense account and we may earn interest on such amount. You will not be credited with interest during that period. The monies held in the suspense account may be subject to claims of our general creditors. Also, the Purchase Payment will not be reduced nor increased due to market fluctuations during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense

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account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to claims of our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable federal and state laws.

Additional Purchase Payments: We will apply any additional Purchase Payments as of the Valuation Day that we receive the Purchase Payment at our Service Office in Good Order. We may limit, restrict, suspend or reject any additional Purchase Payments at any time. See "Additional Purchase Payments" under "Purchasing Your Annuity" earlier in this prospecuts.

Scheduled Transactions: Scheduled transactions include transfers under Dollar Cost Averaging, the Asset Allocation Program, Auto-Rebalancing, systematic withdrawals, Systematic Investments, Required Minimum Distributions, substantially equal periodic payments under section 72(t)/72(q) of the Code, and annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to Required Minimum Distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day. In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

Unscheduled Transactions: "Unscheduled" transactions include any other non-scheduled transfers and requests for partial withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for
(a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in Good Order, and will process the transaction in accordance with the discussion in "Processing And Valuing Transactions"

Medically-related Surrenders & Death Benefits: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Service Office in Good Order all supporting documentation we require for such transactions.

We generally pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in Good Order at our Service Office.

Termination of Optional Benefits: In general, if an optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. However, for the Highest Daily Lifetime Income v2.1 benefits, if the benefit terminates for any reason other than death or annuitization, we will deduct a final charge upon termination, based on the number of days since the charge for the benefit was most recently deducted. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different charge.

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                              TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax adviser for complete information and advice.

Generally, the cost basis in an Annuity not associated with a tax-favored retirement plan is the amount you pay into your Annuity, or into Annuities exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

Same Sex Marriages, Civil Unions and Domestic Partnerships

The summary that follows includes a description of certain spousal rights under the Annuity and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with
Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITIES

In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.

Taxes Payable by You

We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the Annuity are treated as a partial withdrawal from the Annuity and will be reported as such to the Annuity Owner.

It is possible that the IRS could assert that some or all of the charges for the optional living benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the Annuity. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

Taxes on Withdrawals and Surrender

If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of cost basis, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

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If you choose to receive payments under an interest payment option, or a
Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

Taxes on Annuity Payments

If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

Maximum Annuity Date

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity Date for your Annuity. For some of our Annuities, you are able to choose to defer the Annuity Date beyond the default Annuity Date described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.

Please refer to your Annuity contract for the maximum Annuity Date.

Partial Annuitization

Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a Nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under section 72 of the Code. We do not currently permit partial annuitization.

Medicare Tax on Net Investment Income

The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,300 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.

Tax Penalty for Early Withdrawal from a Nonqualified Annuity

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

    .  the amount is paid on or after you reach age 59 1/2 or die;

    .  the amount received is attributable to your becoming disabled;

    . generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

    . the amount received is paid under an immediate Annuity (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

Special Rules in Relation to Tax-free Exchanges Under Section 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

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After you elect an annuity payment option, you are not eligible for a tax-free exchange under Section 1035.

Taxes Payable by Beneficiaries for a Nonqualified Annuity

The Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

  . As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

  . Within 5 years of death of Owner, the Beneficiary is taxed as amounts are withdrawn (with gain treated as being distributed first).

  . Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis.

Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

Reporting and Withholding on Distributions

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

Entity Owners

Where an Annuity is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax annually.

Where an Annuity is issued to a Charitable Remainder Trust (CRT), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

At this time, we will not issue an Annuity to grantor trusts with multiple grantors. Also, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued Annuity was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

Annuity Qualification

Diversification And Investor Control. In order to qualify for the tax rules applicable to Annuities described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two

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investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

Required Distributions Upon Your Death for a Nonqualified Annuity. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

Changes In Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITIES

In general, as used in this prospectus, a Qualified Annuity is an Annuity with applicable endorsements for a tax-favored plan or a Nonqualified Annuity held by a tax-favored retirement plan.

The following is a general discussion of the tax considerations for Qualified Annuites. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.

A Qualified Annuity may typically be purchased for use in connection with:

  . Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

  . Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;

  .  A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

  .  H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

  . Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);

  .  Section 457 plans (subject to 457 of the Code).

A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

Types of Tax-favored Plans

IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract which summarize the material terms. The IRS requires that you have a "Free Look" after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.

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Contributions Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2015 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation.

The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA", which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee "transfer" from one IRA account to another. IRA transfers are not subject to this 12 month rule.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

Required Provisions. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

    . You, as Owner of the Annuity, must be the "Annuitant" under the contract (except in certain cases involving the division of property under a decree of divorce);

    .  Your rights as Owner are non-forfeitable;

    .  You cannot sell, assign or pledge the Annuity;

    . The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

    . The date on which required minimum distributions must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1/2; and

    . Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

    .  A 10% early withdrawal penalty described below;

    . Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

    .  Failure to take a Required Minimum Distribution, also described below.

SEPs. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

  . If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
     (a) $53,000 in 2015, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2015, this limit is $265,000;

  . SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

  . SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $18,000 in 2015 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "Free Look" period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

  .  Contributions to a Roth IRA cannot be deducted from your gross income;

  . "Qualified distributions" from a Roth IRA are excludable from gross income. A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner's death; (c) due to the Owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and
     (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA

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     established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

  . If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $18,000 in 2015. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

  .  Your attainment of age 59 1/2;

  .  Your severance of employment;

  .  Your death;

  .  Your total and permanent disability; or

  . Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any "direct transfer" of your interest in the Annuity to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

Required Minimum Distributions and Payment Options

If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that

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you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

Charitable IRA Distributions.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2015, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2015.

For distributions in tax years beginning after 2005 and before 2015, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

Required Distributions Upon Your Death for a Qualified Annuity

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the Annuity and receive required minimum distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

  . If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

  . If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

  . If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner's spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.

Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

Tax Penalty for Early Withdrawals from a Qualified Annuity You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

  .  the amount is paid on or after you reach age 59 1/2 or die;

  .  the amount received is attributable to your becoming disabled; or

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  .  generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

Withholding

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

  . For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions

  . If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and

  .  For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA Requirements

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.

Spousal Consent Rules for Retirement Plans - Qualified Annuities

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse

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consents in writing to waive this right. Also, if you are married and elect an
Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

Gifts and Generation-skipping Transfers

If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

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                               OTHER INFORMATION

PRUCO LIFE AND THE SEPARATE ACCOUNT

Pruco Life. Pruco Life Insurance Company (Pruco Life) is a stock life insurance company organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam and in all states except New York. Pruco Life is a wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a New Jersey stock life insurance company that has been doing business since 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial), a New Jersey insurance holding company. No company other than Pruco Life has any legal responsibility to pay amounts that it owes under its annuity contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal Value for Highest Daily Lifetime Income v2.1) exceeds your current Account Value, you would rely solely on the ability of Pruco Life to make payments under the benefit out of its own assets. As Pruco Life's ultimate parent, Prudential Financial, however, exercises significant influence over the operations and capital structure of Pruco Life.

Pruco Life incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (Exchange Act) since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by Pruco Life pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. Pruco Life will provide to each person, including any beneficial Owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Pruco Life Insurance Company, One Corporate Drive, Shelton, CT 06484 or by calling 800-752-6342. Pruco Life files periodic reports as required under the Exchange Act. The public may read and copy any materials that Pruco Life files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

Pruco Life conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Pruco Life may change over time. As of December 31, 2014, non-affiliated entities that could be deemed service providers to Pruco Life and/or an affiliated insurer within the Pruco Life business unit consisted of those set forth in the table below.

    Name of Service Provider                 Services Provided                           Address
    ------------------------                 -----------------                           -------
Broadridge Investor Communication  Proxy services and regulatory mailings  51 Mercedes Way, Edgewood, NY 11717
  Solutions, Inc.
CT Corporation System              UCC filings, corporate filings and      111 Eighth Avenue, New York, NY
                                   annual report filings                   10011
Depository Trust & Clearing        Clearing and settlement services        55 Water Street, 26th Floor, New
Corporation                                                                York, NY 10041
EDM Americas                       Records management and administration   301 Fayetteville Street, Suite
                                   of annuity contracts                    1500, Raleigh, NC 27601
ExlService Holdings, Inc.          Administration of annuity contracts     350 Park Avenue, 10th Floor, New
                                                                           York, NY 10022
National Financial Services        Clearing and settlement services        82 Devonshire Street Boston, MA
                                                                           02109
NEPS, LLC                          Composition, printing, and mailing of   12 Manor Parkway, Salem, NH 03079
                                   contracts and benefit documents
Pershing LLC                       Order-entry systems provider            One Pershing Plaza, Jersey City, NJ
                                                                           07399
Thomson Reuters                    Tax form printing                       3 Times Square
                                                                           New York, NY 10036
Venio                              Claim related services                  4031 University Drive, Suite 100,
                                                                           Fairfax, VA 22030

The Separate Account. We have established a Separate Account, the Pruco Life Flexible Premium Variable Annuity Account (Separate Account), to hold the assets that are associated with the Annuities. The Separate Account was established under Arizona law on June 16, 1995, and is registered with the SEC under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. The assets of the Separate Account are held in the name of Pruco Life and legally belong to us. Pruco Life segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains, and losses, whether or not realized, for assets allocated to the Separate Account are, in accordance with the Annuities, credited to or charged against the Separate Account without regard to other income, gains, or

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losses of Pruco Life. The obligations under the Annuities are those of Pruco
Life, which is the issuer of the Annuities and the depositor of the Separate Account. More detailed information about Pruco Life, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

In addition to rights that we specifically reserve elsewhere in this prospectus, we reserve the right to perform any or all of the following:

   . offer new Sub-accounts, eliminate Sub-Accounts, substitute Sub-accounts or combine Sub-accounts;

   . close Sub-accounts to additional Purchase Payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates;

   .   combine the Separate Account with other "unitized" separate accounts;

   .   deregister the Separate Account under the Investment Company Act of 1940;

   . manage the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;

   . make changes required by any change in the federal securities laws, including, but not limited to, the Securities Act of 1933, the Securities Act of 1934, the Investment Company Act of 1940, or any other changes to the Securities and Exchange Commission's interpretation thereof;

   . establish a provision in the Annuity for federal income taxes if we determine, in our sole discretion, that we will incur a tax as the result of the operation of the Separate Account;

   . make any changes required by federal or state laws with respect to annuity contracts; and

   . to the extent dictated by any underlying Portfolio, impose a redemption fee or restrict transfers within any Sub-account.

We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with guidance provided by the SEC or its staff (or after obtaining an order from the SEC, if required). We reserve the right to substitute underlying Portfolios, as allowed by applicable law. If we make a fund substitution or change, we may change the Annuity contract to reflect the substitution or change. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Automatic Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

With the MVA Options, we use a separate account of Pruco Life different from the Pruco Life Flexible Premium Variable Annuity Account discussed above. The separate account for the MVA Options is not registered under the Investment Company Act of 1940. Moreover, you do not participate in the appreciation or depreciation of the assets held by that separate account.

The General Account. Our general obligations and any guaranteed benefits under the Annuity are supported by our general account and are subject to our claims paying ability. Assets in the general account, which includes amounts in the Secure Value Account, are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.

Fees and Payments Received by Pruco Life

As detailed below, Pruco Life and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios' advisers and subadvisers. Because these fees and payments are made to Pruco Life and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see "Variable Investment Options" under "Investment Options" earlier in this prospectus.

We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio's assets and are therefore borne by Owners. We also receive "revenue sharing" payments from the advisers of the underlying Portfolios or their affiliates (not the Portfolios), which compensate us for administrative services. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are equal to an annual rate of 0.50% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.

In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, subadviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. During 2014, with regard to the total amounts that were paid under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from approximately $300.00 to approximately $354,505.58. These amounts relate to all individual variable annuity contracts issued by Pruco Life or its affiliates, not only the Annuity covered by this prospectus.

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Cyber Security Risks. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.

LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS

Each underlying Portfolio is registered as an open-end management investment company under the Investment Company Act of 1940. Shares of the underlying mutual fund Portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights

We are the legal owner of the shares of the underlying Portfolios in which the Sub-accounts invest. However, under current SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying Portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares that are owned directly by us or an affiliate (excluding shares held in the separate account of an affiliated insurer). In addition, because all the shares of a given Portfolio held within our Separate Account are legally owned by us, we intend to vote all of such shares when that underlying Portfolio seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying Portfolio's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting", it is possible that the votes of a small percentage of contract holders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying Portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying Portfolio that require a vote of shareholders. We reserve the right to change the voting procedures described above if applicable SEC rules change.
Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisers for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisers by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The exemption does not apply to the AST Franklin Templeton Founding Funds Allocation Portfolio; shareholder approval of new subadvisory agreements for this Portfolio only is required. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts

It is possible that differences may occur between companies that offer shares of an underlying Portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts", in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Confirmations, Statements, and Reports

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide

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any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter, if there have been transactions during the quarter. We may confirm regularly scheduled transactions, including, but not limited to the Annual Maintenance Fee, systematic withdrawals (including 72(t)/72(q) payments and Required Minimum Distributions), electronic funds transfer, Dollar Cost Averaging, and auto rebalancing in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge $50 for each such additional or previously sent report, but may waive that charge in the future. We will also send an annual report and a semi-annual report containing applicable financial statements for the portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and AST Portfolios. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker/dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with both affiliated and unaffiliated broker/dealers who are registered under the Exchange Act (collectively, "Firms"). The affiliated broker/dealer, Pruco Securities, LLC is an indirect wholly-owned subsidiary of Prudential Financial that sells variable annuity and variable life insurance (among other products) through its registered representatives. Applications for each Annuity are solicited by registered representatives of the Firms. PAD utilizes a network of its own registered representatives to wholesale the Annuities to Firms. Because the Annuities offered through this prospectus are insurance products as well as securities, all registered representatives who sell the Annuities are also appointed insurance agents of Pruco Life.

Under the selling agreements, commissions are paid to firms on sales of the Annuity according to one or more schedules. The registered representative will receive all or a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 6.5% for the B Series, 5.0% for the L Series and 2.0% for the C Series. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of Unadjusted Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account. Compensation varies by Annuity product, and such differing compensation could be a factor in which Annuity a Financial Professional recommends to you.

In addition, in an effort to promote the sale of our products (which may include the placement of Pruco Life and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker/dealers firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide to us or our affiliates. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis; providing office access, operations and systems support; holding seminars intended to educate registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval and preferred programs to PAD. We, or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

The list below identifies three general types of payments that PAD pays to registered broker/dealers and firms which are broadly defined as follows:

   . Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon the total assets, subject to certain criteria in certain Pruco Life products.

   . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as Purchase Payments under Pruco Life annuity products sold through the firm.

   . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

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The list below includes the names of the firms that we are aware (as of
December 31, 2014) received payment with respect to our annuity business generally during 2014 (or as to which a payment amount was accrued during 2014). The firms listed below include those receiving payments in connection with marketing of products issued by Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2014, the least amount paid, and greatest amount paid, were $25.00 and $9,079,316.06 respectively. Each of these Annuities also is distributed by other selling firms that previously were appointed only with our affiliate Prudential Annuities Life Assurance Corporation ("PALAC"). Such other selling firms may have received compensation similar to the types discussed above with respect to their sale of PALAC annuities. In addition, such other selling firms may, on a going forward basis, receive substantial compensation that is not reflected in this 2014 retrospective depiction.

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

Name of Firm:

1st Global Capital Corp.                   Federated Investors                            MetLife
Advisor Group                              Fidelity Institutional Wealth Services (FIWS)  MFS
Aegon Transamerica                         Fidelity Investments                           MML Investors Services, Inc.
Afore Met Life                             Fifth Third Securities, Inc.                   Money Concepts Capital Corp.
AFS Brokerage, Inc.                        Financial Planning Consultants                 Morgan Stanley Smith Barney
AIG Advisor Group                          Financial Services Int'l Corp. (FSIC)          Morgan Stanley Smith Barney (PDI)
AIG Financial Advisors Inc.                Financial Telesis                              MTL Equity Products, Inc.
Alliance                                   Financial West Group                           Mutual of Omaha Bank
Alliant/Benefit Partners                   First Allied Securities, Inc.                  National Planning Corporation
Allianz                                    First Citizens Bank                            National Securities Corp.
Allstate Financial Services, LLC           First Heartland Capital, Inc.                  Natixis Funds
American Financial Associates              First Merit Investments                        Neuberger Berman
American Portfolio Financial Services Inc. First Protective Insurance Group               Next Financial Group, Inc.
Ameritas Investment Corp.                  First Southeast Investor Services              NFP Securities, Inc.
Ameritus Capital Group, Inc.               First Tennessee Brokerage, Inc.                OneAmerica Securities, Inc.
Annuity Partners                           FMS Financial Partners, Inc.                   Oppenheimer & Co. Inc.
Annuity Services                           Fortune Financial Services, Inc.               Pacific Life
Appointment Resources                      Franklin Templeton                             Park Avenue Securities, LLC
AQR Capital Management                     FSC Securities Corporation                     Pensionmark Retirement Group
Arete Wealth Management                    Garden State Securities, Inc.                  People's Securities
Arque Capital, Ltd.                        GATX Southern Star Agency                      PIMCO
Arthur J. Gallagher                        Gary Goldberg & Co., Inc.                      PlanMember Securities Corporation
Arvest Asset Management                    Geneos Wealth Management, Inc.                 PNC Investments, LLC
Astoria Federal Savings                    Girard Securities, Inc.                        PNC Bank
AXA Advisors, LLC                          Goldman Sachs & Co.                            Presidential Brokerage
BancWest Investment Services               Great American Investors, Inc.                 Princor Financial Services Corporation
BBVA Compass Investment Solutions, Inc.    GWN Securities, Inc.                           ProEquities
Ballew Investments                         H. Beck, Inc.                                  Prospera Financial Services, Inc.
Bank of Oklahoma                           H.D. Vest Investment                           Prudential Annuities
Bank of Texas                              Hantz Financial Services, Inc.                 Purshe Kaplan Sterling Investments
BB&T Investment Services, Inc.             Harbor Financial Services, LLC                 Questar Capital Corporation
BCG Securities, Inc.                       Harbour Investments, Inc.                      Raymond James & Associates
Berthel Fisher & Company                   Hazard & Siegel, Inc.                          Raymond James Financial Services
BFT Financial Group, LLC                   HBW Securities, Inc.                           RBC Capital Markets Corporation
BlackRock Financial Management Inc.        Hornor, Townsend & Kent, Inc.                  Regal Securities
Broadridge                                 HSBC                                           Resource Horizons Group
Brokers International                      Huntington Investment Services                 Ridgeway & Conger, Inc.
Brookstone Financial Services              Independent Financial Group, LLC               Robert W. Baird & Co., Inc.
Cadaret, Grant & Co., Inc.                 Infinex Investments, Inc.                      Royal Alliance Associates
Cambridge Advisory Group                   ING Financial Partners, LLC                    Russell Investments
Cambridge Investment Research, Inc.        Institutional Securities Corp.                 Sagepoint Financial, Inc.
Cape Securities, Inc.                      Intercarolina Financial Services, Inc.         Sage Rutty & Co., Inc.
Capital Advisors                           Invest Financial Corporation                   Sammons Securities Co., LLC
Capital Analysts                           Investacorp                                    Santander
Capital Financial Services, Inc.           Investment Centers of America                  Schroders Investment Management
Capital Growth Resources                   Investment Planners, Inc.                      Scott & Stringfellow, LLC
Capital Guardian                           Investment Professionals                       Securian Financial Services, Inc.
Capital Investment Group, Inc.             Investors Capital Corporation                  Securities America, Inc.
Capital One Investment Services, LLC       ISC Group Inc.                                 Securities Service Network
Capital Securities Management              J.J.B. Hilliard Lyons, Inc.                    Sigma Financial Corporation
CCF Investments, Inc.                      J.P. Morgan                                    Signator Investors, Inc.
CCO Investment Services Corporation        J.W. Cole Financial, Inc.                      SII Investments, Inc.
Centaurus Financial, Inc.                  Janney Montgomery Scott, LLC.                  Sorrento Pacific Financial LLC
Cetera Advisor Network LLC                 Jennison Associates, LLC                       Southeast Financial Group, Inc.
Cetera Financial Group LLC                 KCG Holdings, Inc.                             Southern Bank
Cetera Financial Specialists               Key Bank                                       Specialized Schedulers
Cetera Investment Services                 Key Investment Services LLC                    Sterne Agee Financial Services, Inc.
CFD Investments, Inc.                      KMS Financial Services, Inc.                   Stifel Nicolaus & Co.
Charter One Bank (Cleveland)               Kovack Securities, Inc.                        Strategic Financial Alliance, Inc.
Chase Investment Services                  LaSalle St. Securities, LLC                    Summit Brokerage Services, Inc.
Citigroup Global Markets Inc.              Lazard                                         Summit Financial
Cognizant                                  Leaders Group, Inc.                            Sunset Financial Services, Inc.
Comerica Securities, Inc.                  Legend Equities Corporation                    SunTrust Investment Services, Inc.
Commonwealth Financial Network             Legg Mason                                     SWS Financial Services, Inc
Compass Bank Wealth Management Group       Leigh Baldwin & Company, LLC                   Symetra Investment Services Inc.
Comprehensive Asset Management             LIMRA (Life Insurance and Market Research      Syndicated
Crown Capital Securities, L.P.             Association)                                   T. Rowe Price Group, Inc.
CUNA Brokerage Services, Inc.              Lincoln Financial Advisors                     TFS Securities, Inc.
CUSO Financial Services, L.P.              Lincoln Financial Securities Corporation       The Investment Center
David Lerner and Associates                Lincoln Investment Planning                    The O.N. Equity Sales Co.
Dempsey Lord Smith, LLC                    LPL Financial Corporation                      The Prudential Insurance Company of
DWS Investments                            LPL Financial Corporation (PDI)                America
Eaton Vance                                M and T Bank Corporation                       The PNC Financial Services Group, Inc.
Edward Jones & Co.                         M Holdings Securities, Inc.                    The Strategic Financial Alliance, Inc.
                                                                                          TransAmerica Financial Advisors, Inc.

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

Epoch Investment Management                Mass Mutual Financial Group                    Triad Advisors, Inc.
Equity Services, Inc.                      Merrill Lynch, P,F,S                           Trustmont Financial Group, Inc.
UBS Financial Services, Inc.               Veritrust Financial LLC                        Western Asset Management Company
Umpqua Investments                         VSR Financial Services, Inc.                   WFG Investments, Inc.
Unionbanc Investment Services, LLC         Waddell & Reed Inc.                            Wintrust Financial Corporation
United Brokerage Services, Inc.            Wall Street Financial Group                    Woodbury Financial Services
United Planners Financial Services         Wayne Hummer Investments LLC                   World Equity Group, Inc.
USA Financial Securities Corp.             Wells Fargo Advisors LLC                       World Group Securities, Inc.
US Bank                                    Wells Fargo Advisors LLC - Wealth              WRP Investments, Inc
VALIC Financial Advisors, Inc.             Wells Fargo Investments LLC                    Wunderlich Securities

You should note that firms and individual registered representatives and branch managers with some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to a contract product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Your registered representative can provide you with more information about the compensation arrangements that apply upon request.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Pruco Life are included in the Statement of Additional Information.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

Litigation and Regulatory Matters

Pruco Life is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Pruco Life and proceedings generally applicable to business practices in the industry in which we operate. Pruco Life is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Pruco Life is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Pruco Life, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Pruco Life's pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Pruco Life establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed. As of December 31, 2014, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Pruco Life reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Pruco Life's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Pruco Life's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Pruco Life's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Pruco Life's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Pruco Life's financial position.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

..   Company

..   Experts

..   Principal Underwriter

..   Payments Made to Promote Sale of Our Products

..   Cyber Security Risks

..   Determination of Accumulation Unit Values

..   Financial Statements

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

Prudential's Customer Service Team

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

Internet

Access information about your Annuity through our website:
www.prudentialannuities.com

Correspondence Sent by Regular Mail

Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

Correspondence Sent by Overnight*, Certified or Registered Mail

Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025

* Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g., Federal Express, United Parcel Service) will be delivered to the address listed below.

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center
(1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number
(PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Pruco Life does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Nor, due to circumstances beyond our control, can we provide any assurances as to the delivery of transaction instructions submitted to us by regular and/or express mail. Regular and/or express mail (if operational) will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Pruco Life reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

                     APPENDIX A - ACCUMULATION UNIT VALUES

 As we have indicated throughout this prospectus, each Annuity is a contract that allows you to select or decline any of several features that carries with it a specific asset-based charge. We maintain a unique Unit value corresponding to each combination of such contract features.

 Here, we set forth the historical Unit values corresponding to the lowest charge level for each Series and the highest charge level for each Series. In the Statement of Additional Information, which is available free of charge upon request, we set forth Unit values corresponding to the remaining charge levels.

           PREMIER RETIREMENT B SERIES (issued on or after 2-25-2013)
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (1.45%)

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                         Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                $9.91333        $10.61030         7,182,968
   01/01/2014 to 12/31/2014                               $10.61030        $10.85572        12,899,575
-----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   02/25/2013 to 12/31/2013                                $9.88680        $11.12429        28,328,961
   01/01/2014 to 12/31/2014                               $11.12429        $11.63271        55,421,875
-----------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013 to 12/31/2013                                $9.99880        $10.11295            15,004
   01/01/2014 to 12/31/2014                               $10.11295         $9.65482            34,475
-----------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                               $9.99880        $11.65345             7,436
   01/01/2014 to 12/31/2014                               $11.65345        $12.99683            43,549
-----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                $9.89987        $11.23550        19,836,356
   01/01/2014 to 12/31/2014                               $11.23550        $11.79468        42,344,995
-----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   02/25/2013 to 12/31/2013                                $9.93226        $10.73965         7,020,410
   01/01/2014 to 12/31/2014                               $10.73965        $11.10195        13,968,234
-----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                               $9.99880        $10.51469         3,728,169
   01/01/2014 to 12/31/2014                               $10.51469        $10.73308         8,696,327
-----------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                $9.81983        $12.19594            70,197
   01/01/2014 to 12/31/2014                               $12.19594        $13.25293           105,991
-----------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                $9.87286        $11.61737        15,371,751
   01/01/2014 to 12/31/2014                               $11.61737        $12.24977        37,545,095
-----------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013 to 12/31/2013                                $9.99880        $11.68327            26,211
   01/01/2014 to 12/31/2014                               $11.68327        $13.08084            64,460
-----------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   02/25/2013 to 12/31/2013                                $9.81745         $9.68396            88,173
   01/01/2014 to 12/31/2014                                $9.68396        $12.49380           197,615
-----------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                               $9.99880         $9.70281         2,577,069
   01/01/2014 to 12/31/2014                                $9.70281        $10.04995         6,989,715
-----------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   02/25/2013 to 12/31/2013                                $9.87475        $11.06340        14,081,003
   01/01/2014 to 12/31/2014                               $11.06340        $11.24668        26,641,620

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                       $9.87059        $11.38633        12,354,213
   01/01/2014 to 12/31/2014                                      $11.38633        $11.86300        28,287,075
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   02/25/2013 to 12/31/2013                                       $9.85833        $11.73153         1,409,724
   01/01/2014 to 12/31/2014                                      $11.73153        $11.92878         1,401,793
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $9.99880        $10.83161         8,165,177
   01/01/2014 to 12/31/2014                                      $10.83161        $10.94766        21,871,110
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   02/25/2013 to 12/31/2013                                       $9.85357        $10.08073            63,058
   01/01/2014 to 12/31/2014                                      $10.08073        $11.31775            79,303
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   02/25/2013 to 12/31/2013                                       $9.84208        $12.10233            81,001
   01/01/2014 to 02/07/2014                                      $12.10233        $11.90846                 0
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                       $9.78152        $12.31493            72,953
   01/01/2014 to 12/31/2014                                      $12.31493        $13.73015           245,430
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                       $9.81959        $12.28300           104,130
   01/01/2014 to 12/31/2014                                      $12.28300        $13.50030           258,247
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   02/25/2013 to 12/31/2013                                       $9.89797        $10.52772        12,840,877
   01/01/2014 to 12/31/2014                                      $10.52772        $10.79436        27,006,384
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                       $9.78473        $12.69230           134,116
   01/01/2014 to 12/31/2014                                      $12.69230        $13.40855           269,558
------------------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                       $9.78500        $12.31365            62,600
   01/01/2014 to 12/31/2014                                      $12.31365        $12.32421            86,451
------------------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   02/25/2013 to 12/31/2013                                      $10.01165        $10.42183           143,584
   01/01/2014 to 12/31/2014                                      $10.42183        $10.53346           399,620
------------------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   02/25/2013 to 12/31/2013                                       $9.85053        $11.48672            24,955
   01/01/2014 to 12/31/2014                                      $11.48672        $10.69470            84,962
------------------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   02/25/2013 to 12/31/2013                                       $9.85305        $11.48447            37,638
   01/01/2014 to 12/31/2014                                      $11.48447        $10.55923            80,870
------------------------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   02/25/2013 to 12/31/2013                                      $10.04453         $9.61987                 0
   01/01/2014 to 12/31/2014                                       $9.61987        $10.11836            41,731
------------------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   02/25/2013 to 12/31/2013                                       $9.90871        $11.18390         9,242,629
   01/01/2014 to 12/31/2014                                      $11.18390        $11.72319        19,635,100
------------------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   02/25/2013 to 12/31/2013                                       $9.81213        $11.24111            84,693
   01/01/2014 to 12/31/2014                                      $11.24111        $10.37303           177,709
------------------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   02/25/2013 to 12/31/2013                                       $9.93591        $10.76626         6,846,914
   01/01/2014 to 12/31/2014                                      $10.76626        $11.18827        12,246,922
------------------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                       $9.81311        $13.00723            77,814
   01/01/2014 to 12/31/2014                                      $13.00723        $14.03688           203,139
------------------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                       $9.79579        $12.84464            65,419
   01/01/2014 to 12/31/2014                                      $12.84464        $14.39848           204,671

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Legg Mason Diversified Growth Portfolio
   11/24/2014* to 12/31/2014                              $9.99880         $9.94406           209,655
----------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                               $9.81271        $12.76835            49,451
   01/01/2014 to 12/31/2014                              $12.76835        $13.91577           190,175
----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   02/25/2013 to 12/31/2013                              $10.02498         $9.71214            49,174
   01/01/2014 to 12/31/2014                               $9.71214        $10.18285           147,961
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   02/25/2013 to 12/31/2013                               $9.84836        $11.84660            78,999
   01/01/2014 to 12/31/2014                              $11.84660        $12.09859           213,117
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   02/25/2013 to 12/31/2013                               $9.82113        $12.75859           103,283
   01/01/2014 to 12/31/2014                              $12.75859        $13.66878           214,239
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                               $9.82747        $12.28936            26,305
   01/01/2014 to 12/31/2014                              $12.28936        $13.34862           106,616
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   02/25/2013 to 12/31/2013                               $9.78559        $12.06993            70,045
   01/01/2014 to 12/31/2014                              $12.06993        $13.67554           133,268
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   02/25/2013 to 12/31/2013                               $9.99880         $9.87551           182,208
   01/01/2014 to 12/31/2014                               $9.87551         $9.73273           417,208
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   02/25/2013 to 12/31/2013                               $9.80941        $12.86338            99,061
   01/01/2014 to 12/31/2014                              $12.86338        $14.48344           283,043
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.02732         $9.66002            15,238
   01/01/2014 to 12/31/2014                               $9.66002        $10.01026            29,530
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                               $9.82872        $12.35736            67,842
   01/01/2014 to 12/31/2014                              $12.35736        $13.14504           190,759
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                               $9.88675        $11.30516         3,637,129
   01/01/2014 to 12/31/2014                              $11.30516        $11.71380         8,545,240
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   02/25/2013 to 12/31/2013                               $9.91011         $9.82118            32,715
   01/01/2014 to 12/31/2014                               $9.82118         $9.22546           118,216
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.00827         $9.67960           148,432
   01/01/2014 to 12/31/2014                               $9.67960         $9.52988           332,005
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.02276         $9.69455           512,567
   01/01/2014 to 12/31/2014                               $9.69455         $9.95820           641,169
----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                               $9.95808        $10.58368        14,927,890
   01/01/2014 to 12/31/2014                              $10.58368        $11.03255        26,488,640
----------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.02665         $9.68326            36,055
   01/01/2014 to 12/31/2014                               $9.68326        $10.12124           161,125
----------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   02/25/2013 to 12/31/2013                               $9.84671        $11.22780        14,142,048
   01/01/2014 to 12/31/2014                              $11.22780        $12.08265        34,187,614
----------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013 to 12/31/2013                               $9.99880         $9.61912            17,416
   01/01/2014 to 12/31/2014                               $9.61912         $9.24603            35,759

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                                $9.99880        $11.69306             5,099
   01/01/2014 to 12/31/2014                                $11.69306        $13.27988            19,568
------------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   02/25/2013 to 12/31/2013                                 $9.81949        $12.26676            35,208
   01/01/2014 to 12/31/2014                                $12.26676        $14.16977           105,253
------------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   02/25/2013 to 12/31/2013                                 $9.86685        $11.59795         1,314,342
   01/01/2014 to 12/31/2014                                $11.59795        $12.17276         3,592,187
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   02/25/2013 to 12/31/2013                                 $9.92232        $10.83902        18,727,723
   01/01/2014 to 12/31/2014                                $10.83902        $11.23093        36,700,361
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   02/25/2013 to 12/31/2013                                 $9.89294        $11.25123        13,869,111
   01/01/2014 to 12/31/2014                                $11.25123        $11.69052        28,120,980
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   02/25/2013 to 12/31/2013                                 $9.91387        $11.05013         5,143,245
   01/01/2014 to 12/31/2014                                $11.05013        $11.22055        10,171,890
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   02/25/2013 to 12/31/2013                                 $9.68057        $12.91409            50,192
   01/01/2014 to 12/31/2014                                $12.91409        $13.35563           136,642
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                 $9.78970        $12.40268            76,424
   01/01/2014 to 12/31/2014                                $12.40268        $12.68965           189,021
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                 $9.78315        $12.47438            43,487
   01/01/2014 to 12/31/2014                                $12.47438        $12.94107            95,418
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                 $9.89728        $11.16935        36,886,102
   01/01/2014 to 12/31/2014                                $11.16935        $11.65463        69,948,500
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   02/25/2013 to 12/31/2013                                 $9.81179        $11.97558           110,044
   01/01/2014 to 12/31/2014                                $11.97558        $12.68322           274,014
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Growth Opportunities Portfolio
   02/10/2014* to 12/31/2014                                $9.99880        $10.53132        14,394,493
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                 $9.81916        $13.54255           152,656
   01/01/2014 to 12/31/2014                                $13.54255        $14.45993           452,005
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   02/25/2013 to 12/31/2013                                 $9.75989        $10.94492           121,563
   01/01/2014 to 12/31/2014                                $10.94492         $9.88439           291,382
------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   02/25/2013 to 12/31/2013                                $10.01703         $9.69586            76,435
   01/01/2014 to 12/31/2014                                 $9.69586         $9.60847           146,909
------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   02/25/2013 to 12/31/2013                                 $9.92173        $11.40785        10,394,918
   01/01/2014 to 12/31/2014                                $11.40785        $11.86133        24,138,078
------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   02/25/2013 to 12/31/2013                                $10.01746         $9.72854            33,312
   01/01/2014 to 12/31/2014                                 $9.72854        $10.27737           117,054
------------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   02/25/2013 to 12/31/2013                                $10.00851         $9.20469            16,244
   01/01/2014 to 12/31/2014                                 $9.20469         $9.19398            48,711

 *  Denotes the start date of these sub-accounts

           PREMIER RETIREMENT L SERIES (issued on or after 2-25-2013)
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (1.90%)

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $11.52307        $12.28555         3,227,468
   01/01/2014 to 12/31/2014                                      $12.28555        $12.51236         5,131,599
------------------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   02/25/2013 to 12/31/2013                                      $12.18106        $13.65281         8,776,850
   01/01/2014 to 12/31/2014                                      $13.65281        $14.21155        15,133,242
------------------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013 to 12/31/2013                                       $9.99842        $10.07351            16,721
   01/01/2014 to 12/31/2014                                      $10.07351         $9.57322            31,082
------------------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                                      $9.99842        $11.61709             4,316
   01/01/2014 to 12/31/2014                                      $11.61709        $12.89730             7,797
------------------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $11.74257        $13.27553         7,641,288
   01/01/2014 to 12/31/2014                                      $13.27553        $13.87277        14,041,270
------------------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   02/25/2013 to 12/31/2013                                      $10.14168        $10.92367         3,781,890
   01/01/2014 to 12/31/2014                                      $10.92367        $11.24074         6,748,218
------------------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                                      $9.99842        $10.48203         1,505,924
   01/01/2014 to 12/31/2014                                      $10.48203        $10.65089         3,262,120
------------------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                      $11.29593        $13.97497            28,978
   01/01/2014 to 12/31/2014                                      $13.97497        $15.11682            42,240
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $11.88321        $13.92892         9,625,643
   01/01/2014 to 12/31/2014                                      $13.92892        $14.62013        20,955,739
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013 to 12/31/2013                                       $9.99842        $11.63768            45,204
   01/01/2014 to 12/31/2014                                      $11.63768        $12.97041            81,167
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   02/25/2013 to 12/31/2013                                      $14.36560        $14.11551            73,675
   01/01/2014 to 12/31/2014                                      $14.11551        $18.12815           107,197
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $9.99842         $9.67257         1,062,970
   01/01/2014 to 12/31/2014                                       $9.67257         $9.97296         2,122,277
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   02/25/2013 to 12/31/2013                                      $11.65794        $13.01069         5,323,927
   01/01/2014 to 12/31/2014                                      $13.01069        $13.16575         8,108,067
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $11.81788        $13.57992         5,020,394
   01/01/2014 to 12/31/2014                                      $13.57992        $14.08375        11,021,050
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $11.05246        $13.10168         1,423,432
   01/01/2014 to 12/31/2014                                      $13.10168        $13.26115         1,464,288
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $9.99842        $10.79794         4,655,709
   01/01/2014 to 12/31/2014                                      $10.79794        $10.86389        10,809,144

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   02/25/2013 to 12/31/2013                             $13.44489        $13.70175           42,407
   01/01/2014 to 12/31/2014                             $13.70175        $15.31302           69,964
---------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   02/25/2013 to 12/31/2013                             $12.40582        $15.19607           48,395
   01/01/2014 to 02/07/2014                             $15.19607        $14.94551                0
---------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                             $12.24130        $15.35222           68,724
   01/01/2014 to 12/31/2014                             $15.35222        $17.03825          118,279
---------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                             $13.27579        $16.54211           78,700
   01/01/2014 to 12/31/2014                             $16.54211        $18.09847          109,728
---------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   02/25/2013 to 12/31/2013                             $11.48019        $12.16343        3,696,154
   01/01/2014 to 12/31/2014                             $12.16343        $12.41448        7,535,300
---------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   02/25/2013 to 12/31/2013                             $13.66502        $17.65730          150,991
   01/01/2014 to 12/31/2014                             $17.65730        $18.56865          242,850
---------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                             $12.21229        $15.30911           41,180
   01/01/2014 to 12/31/2014                             $15.30911        $15.25228           55,347
---------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   02/25/2013 to 12/31/2013                             $12.34556        $12.80158          112,955
   01/01/2014 to 12/31/2014                             $12.80158        $12.87958          158,987
---------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   02/25/2013 to 12/31/2013                             $11.42256        $13.26847           36,880
   01/01/2014 to 12/31/2014                             $13.26847        $12.29718           57,051
---------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   02/25/2013 to 12/31/2013                             $10.70614        $12.43063           40,557
   01/01/2014 to 12/31/2014                             $12.43063        $11.37699           47,769
---------------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   02/25/2013 to 12/31/2013                             $10.04416         $9.58248            5,640
   01/01/2014 to 12/31/2014                              $9.58248        $10.03301           38,288
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   02/25/2013 to 12/31/2013                             $11.99508        $13.48642        3,438,985
   01/01/2014 to 12/31/2014                             $13.48642        $14.07221        6,688,035
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   02/25/2013 to 12/31/2013                             $11.16531        $12.74180           92,766
   01/01/2014 to 12/31/2014                             $12.74180        $11.70410          136,865
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   02/25/2013 to 12/31/2013                             $11.41732        $12.32370        2,514,139
   01/01/2014 to 12/31/2014                             $12.32370        $12.74837        3,931,853
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                             $12.20153        $16.11071           17,593
   01/01/2014 to 12/31/2014                             $16.11071        $17.30665           42,607
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                             $12.02868        $15.71162           84,024
   01/01/2014 to 12/31/2014                             $15.71162        $17.53196           95,542
---------------------------------------------------------------------------------------------------------
AST Legg Mason Diversified Growth Portfolio
   11/24/2014* to 12/31/2014                             $9.99842         $9.93904          210,436
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                             $12.52089        $16.22936           33,145
   01/01/2014 to 12/31/2014                             $16.22936        $17.60703           82,585
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   02/25/2013 to 12/31/2013                             $12.11428        $11.69087           67,997
   01/01/2014 to 12/31/2014                             $11.69087        $12.20150          109,251

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   02/25/2013 to 12/31/2013                              $13.06950        $15.66056           276,456
   01/01/2014 to 12/31/2014                              $15.66056        $15.92073           468,065
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   02/25/2013 to 12/31/2013                              $12.62531        $16.33812            25,096
   01/01/2014 to 12/31/2014                              $16.33812        $17.42381            42,704
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                              $10.79080        $13.44187             9,283
   01/01/2014 to 12/31/2014                              $13.44187        $14.53393            22,338
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   02/25/2013 to 12/31/2013                              $13.38574        $16.44666            28,518
   01/01/2014 to 12/31/2014                              $16.44666        $18.54936            35,257
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   02/25/2013 to 12/31/2013                               $9.45232         $9.30014           121,990
   01/01/2014 to 12/31/2014                               $9.30014         $9.12348           229,507
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   02/25/2013 to 12/31/2013                              $13.17647        $17.21196            80,413
   01/01/2014 to 12/31/2014                              $17.21196        $19.29110            99,192
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.28661         $9.87150            16,382
   01/01/2014 to 12/31/2014                               $9.87150        $10.18287            28,665
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                              $13.62842        $17.06853           200,062
   01/01/2014 to 12/31/2014                              $17.06853        $18.07363           326,591
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                              $10.55473        $12.02243         1,907,114
   01/01/2014 to 12/31/2014                              $12.02243        $12.40002         3,978,103
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   02/25/2013 to 12/31/2013                              $10.52673        $10.39181            62,578
   01/01/2014 to 12/31/2014                              $10.39181         $9.71685            70,034
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.35054         $9.97182           117,947
   01/01/2014 to 12/31/2014                               $9.97182         $9.77297           208,839
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   02/25/2013 to 12/31/2013                              $11.23837        $10.82817           622,256
   01/01/2014 to 12/31/2014                              $10.82817        $11.07205           756,038
----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                              $11.51015        $12.18605         5,008,009
   01/01/2014 to 12/31/2014                              $12.18605        $12.64490         7,833,430
----------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.53600        $10.13596             4,421
   01/01/2014 to 12/31/2014                              $10.13596        $10.54611            91,583
----------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   02/25/2013 to 12/31/2013                              $11.86094        $13.47231         5,879,061
   01/01/2014 to 12/31/2014                              $13.47231        $14.43197        11,757,540
----------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013 to 12/31/2013                               $9.99842         $9.58150             5,052
   01/01/2014 to 12/31/2014                               $9.58150         $9.16780            15,281
----------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                              $9.99842        $11.65663               143
   01/01/2014 to 12/31/2014                              $11.65663        $13.17812             2,742
----------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   02/25/2013 to 12/31/2013                              $13.45609        $16.74464            19,778
   01/01/2014 to 12/31/2014                              $16.74464        $19.25416            40,571
----------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   02/25/2013 to 12/31/2013                              $10.11360        $11.84221         3,509,142
   01/01/2014 to 12/31/2014                              $11.84221        $12.37240        11,703,989

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   02/25/2013 to 12/31/2013                                $11.39849        $12.40346         5,381,115
   01/01/2014 to 12/31/2014                                $12.40346        $12.79317         9,569,238
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   02/25/2013 to 12/31/2013                                $12.21992        $13.84402         5,367,241
   01/01/2014 to 12/31/2014                                $13.84402        $14.31877        10,085,730
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   02/25/2013 to 12/31/2013                                $11.24991        $12.49092         3,252,726
   01/01/2014 to 12/31/2014                                $12.49092        $12.62568         5,239,249
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   02/25/2013 to 12/31/2013                                $12.69528        $16.87039            56,949
   01/01/2014 to 12/31/2014                                $16.87039        $17.36748            69,353
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                $14.17954        $17.89491            30,018
   01/01/2014 to 12/31/2014                                $17.89491        $18.22541            46,483
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                $13.01771        $16.53459            38,011
   01/01/2014 to 12/31/2014                                $16.53459        $17.07496            56,342
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                $12.15042        $13.65914        12,303,020
   01/01/2014 to 12/31/2014                                $13.65914        $14.18744        21,838,735
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   02/25/2013 to 12/31/2013                                $12.24519        $14.88796            59,271
   01/01/2014 to 12/31/2014                                $14.88796        $15.69575            84,668
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Growth Opportunities Portfolio
   02/10/2014* to 12/31/2014                                $9.99842        $10.48822         7,982,088
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                $12.74741        $17.51339           259,370
   01/01/2014 to 12/31/2014                                $17.51339        $18.61447           370,178
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   02/25/2013 to 12/31/2013                                 $9.87131        $11.02705            81,898
   01/01/2014 to 12/31/2014                                $11.02705         $9.91307           141,205
------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   02/25/2013 to 12/31/2013                                $10.65259        $10.27131            45,669
   01/01/2014 to 12/31/2014                                $10.27131        $10.13234            65,700
------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   02/25/2013 to 12/31/2013                                 $9.91594        $11.35710         5,038,493
   01/01/2014 to 12/31/2014                                $11.35710        $11.75460        11,517,026
------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   02/25/2013 to 12/31/2013                                $11.43913        $11.06625           290,714
   01/01/2014 to 12/31/2014                                $11.06625        $11.63736           497,106
------------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   02/25/2013 to 12/31/2013                                $10.00813         $9.16876            16,892
   01/01/2014 to 12/31/2014                                 $9.16876         $9.11640            22,711

 *  Denotes the start date of these sub-accounts

           PREMIER RETIREMENT C SERIES (issued on or after 2-25-2013)
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (1.95%)

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $11.50570        $12.26179          295,082
   01/01/2014 to 12/31/2014                                      $12.26179        $12.48173          551,264
------------------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   02/25/2013 to 12/31/2013                                      $12.16279        $13.62639          624,160
   01/01/2014 to 12/31/2014                                      $13.62639        $14.17675        1,171,009
------------------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013 to 12/31/2013                                       $9.99838        $10.06910              972
   01/01/2014 to 12/31/2014                                      $10.06910         $9.56412            9,658
------------------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                                      $9.99838        $11.61303           16,354
   01/01/2014 to 12/31/2014                                      $11.61303        $12.88612            7,294
------------------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $11.72477        $13.24959          827,882
   01/01/2014 to 12/31/2014                                      $13.24959        $13.83858        1,708,098
------------------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   02/25/2013 to 12/31/2013                                      $10.13224        $10.90887          279,640
   01/01/2014 to 12/31/2014                                      $10.90887        $11.21978          597,762
------------------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                                      $9.99838        $10.47837          240,565
   01/01/2014 to 12/31/2014                                      $10.47837        $10.64163          587,053
------------------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                      $11.27879        $13.94760           10,101
   01/01/2014 to 12/31/2014                                      $13.94760        $15.07959           12,154
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $11.86535        $13.90187          699,794
   01/01/2014 to 12/31/2014                                      $13.90187        $14.58431        1,350,832
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013 to 12/31/2013                                       $9.99838        $11.63263           13,671
   01/01/2014 to 12/31/2014                                      $11.63263        $12.95816           78,182
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   02/25/2013 to 12/31/2013                                      $14.34382        $14.08804           23,181
   01/01/2014 to 12/31/2014                                      $14.08804        $18.08363           50,944
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $9.99838         $9.66923          253,353
   01/01/2014 to 12/31/2014                                       $9.66923         $9.96440          312,977
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   02/25/2013 to 12/31/2013                                      $11.64036        $12.98549          433,305
   01/01/2014 to 12/31/2014                                      $12.98549        $13.13356          734,068
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $11.80014        $13.55377          367,138
   01/01/2014 to 12/31/2014                                      $13.55377        $14.04945          934,971
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $11.04776        $13.09053           43,364
   01/01/2014 to 12/31/2014                                      $13.09053        $13.24319           40,101
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $9.99838        $10.79404          585,263
   01/01/2014 to 12/31/2014                                      $10.79404        $10.85439        1,203,871

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   02/25/2013 to 12/31/2013                             $13.42457        $13.67513          21,544
   01/01/2014 to 12/31/2014                             $13.67513        $15.27541          32,827
---------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   02/25/2013 to 12/31/2013                             $12.38716        $15.16660           3,051
   01/01/2014 to 02/07/2014                             $15.16660        $14.91571               0
---------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                             $12.22287        $15.32245           6,086
   01/01/2014 to 12/31/2014                             $15.32245        $16.99670          67,497
---------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                             $13.25586        $16.51027          21,840
   01/01/2014 to 12/31/2014                             $16.51027        $18.05438          88,188
---------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   02/25/2013 to 12/31/2013                             $11.46298        $12.13992         355,573
   01/01/2014 to 12/31/2014                             $12.13992        $12.38417         774,341
---------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   02/25/2013 to 12/31/2013                             $13.64416        $17.62272          33,714
   01/01/2014 to 12/31/2014                             $17.62272        $18.52290          58,088
---------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                             $12.19411        $15.27963          20,844
   01/01/2014 to 12/31/2014                             $15.27963        $15.21507          47,471
---------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   02/25/2013 to 12/31/2013                             $12.32718        $12.77707          77,179
   01/01/2014 to 12/31/2014                             $12.77707        $12.84826         173,223
---------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   02/25/2013 to 12/31/2013                             $11.40536        $13.24272           8,451
   01/01/2014 to 12/31/2014                             $13.24272        $12.26716          25,450
---------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   02/25/2013 to 12/31/2013                             $10.68984        $12.40630           5,074
   01/01/2014 to 12/31/2014                             $12.40630        $11.34887          14,258
---------------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   02/25/2013 to 12/31/2013                             $10.04411         $9.57812               0
   01/01/2014 to 12/31/2014                              $9.57812        $10.02333           2,251
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   02/25/2013 to 12/31/2013                             $11.97712        $13.46046         267,024
   01/01/2014 to 12/31/2014                             $13.46046        $14.03808         564,156
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   02/25/2013 to 12/31/2013                             $11.14839        $12.71713          18,975
   01/01/2014 to 12/31/2014                             $12.71713        $11.67544          28,934
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   02/25/2013 to 12/31/2013                             $11.40011        $12.29971         398,212
   01/01/2014 to 12/31/2014                             $12.29971        $12.71703         696,661
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                             $12.18320        $16.07967           3,178
   01/01/2014 to 12/31/2014                             $16.07967        $17.26455          29,448
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                             $12.01050        $15.68115          17,739
   01/01/2014 to 12/31/2014                             $15.68115        $17.48897          36,948
---------------------------------------------------------------------------------------------------------
AST Legg Mason Diversified Growth Portfolio
   11/24/2014* to 12/31/2014                             $9.99838         $9.93851           1,972
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                             $12.50179        $16.19761           2,427
   01/01/2014 to 12/31/2014                             $16.19761        $17.56365          18,419
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   02/25/2013 to 12/31/2013                             $12.09619        $11.66836          21,562
   01/01/2014 to 12/31/2014                             $11.66836        $12.17175         106,610

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   02/25/2013 to 12/31/2013                              $13.04969        $15.62997           22,820
   01/01/2014 to 12/31/2014                              $15.62997        $15.88154           57,047
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   02/25/2013 to 12/31/2013                              $12.60627        $16.30651           16,546
   01/01/2014 to 12/31/2014                              $16.30651        $17.38120           20,480
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                              $10.78803        $13.43256            8,761
   01/01/2014 to 12/31/2014                              $13.43256        $14.51650           21,098
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   02/25/2013 to 12/31/2013                              $13.36542        $16.41458            7,874
   01/01/2014 to 12/31/2014                              $16.41458        $18.50386           27,033
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   02/25/2013 to 12/31/2013                               $9.43859         $9.28256          153,146
   01/01/2014 to 12/31/2014                               $9.28256         $9.10155          202,354
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   02/25/2013 to 12/31/2013                              $13.15687        $17.17903           39,123
   01/01/2014 to 12/31/2014                              $17.17903        $19.24449           56,892
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.27950         $9.86040           15,306
   01/01/2014 to 12/31/2014                               $9.86040        $10.16613           44,790
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                              $13.60797        $17.03552            8,000
   01/01/2014 to 12/31/2014                              $17.03552        $18.02954           16,902
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                              $10.55025        $12.01215          110,206
   01/01/2014 to 12/31/2014                              $12.01215        $12.38315          265,675
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   02/25/2013 to 12/31/2013                              $10.51100        $10.37187            1,966
   01/01/2014 to 12/31/2014                              $10.37187         $9.69334           13,704
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.33458         $9.95218           78,063
   01/01/2014 to 12/31/2014                               $9.95218         $9.74855           63,760
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   02/25/2013 to 12/31/2013                              $11.22164        $10.80747          152,050
   01/01/2014 to 12/31/2014                              $10.80747        $11.04504          192,088
----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                              $11.49277        $12.16225        1,037,160
   01/01/2014 to 12/31/2014                              $12.16225        $12.61382        1,931,565
----------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.52865        $10.12445           24,243
   01/01/2014 to 12/31/2014                              $10.12445        $10.52868           41,019
----------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   02/25/2013 to 12/31/2013                              $11.84304        $13.44621          306,590
   01/01/2014 to 12/31/2014                              $13.44621        $14.39666          798,332
----------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013 to 12/31/2013                               $9.99838         $9.57726                0
   01/01/2014 to 12/31/2014                               $9.57726         $9.15902            1,932
----------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                              $9.99838        $11.65254              781
   01/01/2014 to 12/31/2014                              $11.65254        $13.16685            2,478
----------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   02/25/2013 to 12/31/2013                              $13.43589        $16.71236            6,715
   01/01/2014 to 12/31/2014                              $16.71236        $19.20716            7,597
----------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   02/25/2013 to 12/31/2013                              $10.10432        $11.82614           41,958
   01/01/2014 to 12/31/2014                              $11.82614        $12.34930          278,378

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   02/25/2013 to 12/31/2013                                $11.38135        $12.37947          552,625
   01/01/2014 to 12/31/2014                                $12.37947        $12.76196          900,012
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   02/25/2013 to 12/31/2013                                $12.20145        $13.81715          366,910
   01/01/2014 to 12/31/2014                                $13.81715        $14.28371          737,056
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   02/25/2013 to 12/31/2013                                $11.23284        $12.46666          221,041
   01/01/2014 to 12/31/2014                                $12.46666        $12.59469          454,092
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   02/25/2013 to 12/31/2013                                $12.67626        $16.83782            2,586
   01/01/2014 to 12/31/2014                                $16.83782        $17.32530           47,903
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                $14.15821        $17.86028           11,372
   01/01/2014 to 12/31/2014                                $17.86028        $18.18082           14,841
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                $12.99783        $16.50218            9,819
   01/01/2014 to 12/31/2014                                $16.50218        $17.03278           37,540
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                $12.13201        $13.63266        1,229,283
   01/01/2014 to 12/31/2014                                $13.63266        $14.15273        2,418,358
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   02/25/2013 to 12/31/2013                                $12.22684        $14.85921           66,314
   01/01/2014 to 12/31/2014                                $14.85921        $15.65743           73,333
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Growth Opportunities Portfolio
   02/10/2014* to 12/31/2014                                $9.99838        $10.48352          591,720
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                $12.72813        $17.47928           97,590
   01/01/2014 to 12/31/2014                                $17.47928        $18.56872          162,907
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   02/25/2013 to 12/31/2013                                 $9.85616        $11.00540           13,172
   01/01/2014 to 12/31/2014                                $11.00540         $9.88848           32,758
------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   02/25/2013 to 12/31/2013                                $10.63635        $10.25105           28,272
   01/01/2014 to 12/31/2014                                $10.25105        $10.10718           70,310
------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   02/25/2013 to 12/31/2013                                 $9.90645        $11.34130          484,589
   01/01/2014 to 12/31/2014                                $11.34130        $11.73220        1,052,187
------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   02/25/2013 to 12/31/2013                                $11.42206        $11.04489           21,427
   01/01/2014 to 12/31/2014                                $11.04489        $11.60900           33,022
------------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   02/25/2013 to 12/31/2013                                $10.00809         $9.16475            2,974
   01/01/2014 to 12/31/2014                                 $9.16475         $9.10774            3,184

 *  Denotes the start date of these sub-accounts

APPENDIX B - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus, if your Annuity is issued in certain states described below. Further variations may arise in connection with additional state reviews.

Jurisdiction   Special Provisions
------------   -------------------------------------------------------------------------------------------------------------
California     Medically-Related Surrender is not available. For the California annuity forms, "contingent deferred sales charges" are referred to as "surrender charges".

Connecticut    The Liquidity Factor used in the MVA and DCA formulas equals zero (0).
Florida        One year waiting period for annuitization. With respect to those who are 65 years or older on the date of purchase, in no event will the Contingent Deferred Sales Charge exceed 10% in accordance with Florida law.

Illinois       6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

Iowa           6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

Massachusetts  The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any
               Annuity Option or any lifetime withdrawal option benefit. Medically-Related Surrenders are not available.

Montana        The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any
               Annuity Option or any lifetime withdrawal option benefit.

Oregon         6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

Texas          The Beneficiary Annuity is not available.

                           APPENDIX C - MVA FORMULAS

                     MVA FORMULA FOR LONG-TERM MVA OPTIONS

The MVA formula is applied separately to each MVA Option to determine the Account Value of the MVA Option on a particular date.

The MVA factor is equal to:

                           [(l+I)/(l+J+K)]/^(N/12)/

where:

              I = the Crediting Rate for the MVA Option;

              J = the Rate for the remaining Guarantee Period, determined as described below;

              K = the Liquidity Factor, currently equal to 0.0025; and

              N = the number of months remaining in the Guarantee Period duration, rounded up to the nearest whole month

For the purposes of determining "j",

                                  Y = /N/12/

GP\\1\\ = the smallest whole number of years greater than or equal to Y.

r\\1\\ = the rate for Guarantee Periods of duration GP\\1\\, which will equal the crediting rate if such Guarantee Period duration is currently available.

GP\\2\\ = the greatest whole number of years less than or equal to Y, but not less than 1.

r\\2\\ = the rate for Guarantee Periods of duration GP\\2\\, which will equal the crediting rate if such Guarantee Period duration is currently available.

If we do not currently offer a Guarantee Period of duration GP\\1\\ or duration GP\\2\\, we will determine r\\1\\ and / or r\\2\\ by linearly interpolating between the current rates of Guarantee Periods closest in duration. If we cannot interpolate because a Guarantee Period of lesser duration is not available, then r\\1\\ and / or r\\2\\ will be equal to [(1) + (2) - (3)], where (1), (2), and (3) are defined as:

    (1) = the current Treasury spot rate for GP\\1\\ or GP\\2\\, respectively, and
    (2) = the current crediting rate for the next longer Guaranteed Period duration currently available, and
    (3) = the current Treasury spot rate for the next longer Guaranteed Period duration currently available.

The term "current Treasury spot rate" refers to the rates that existed at the time the crediting rates were last determined.

To determine "j":

If Y is an integer, and if Y is equal to a Guarantee Period duration that we currently offer, "j" is equal to the crediting rate associated with a Guarantee Period duration of Y years.

If Y is less than 1, then "j" = r\\2\\.

Otherwise, we determine "j" by linearly interpolating between r\\1\\ and r\\2\\, using the following formula:

   J = (R\\1\\ * (Y - GP\\2\\) + r\\2\\ * (GP\\1\\ - Y))/(GP\\1\\ - GP\\2\\)

The current rate ("j") in the MVA formula is subject to the same Guaranteed Minimum Interest Rate as the Crediting Rate.

We reserve the right to waive the liquidity factor set forth above.

MVA Examples For Long-Term MVA Options

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

        . You allocate $50,000 into an MVA Option (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).

        . The crediting rate associated with the MVA Option beginning on Allocation Date and maturing on Maturity Date is 5.50% (I = 5.50%).

        . You make no withdrawals or transfers until you decide to withdraw the entire MVA Option after exactly three (3) years, at which point 24 months remain before the Maturity Date (N = 24).

Example of Positive MVA

Assume that at the time you request the withdrawal, the crediting rate associated with the fixed allocation maturing on the Maturity Date is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

 MVA Factor = [(1+I)/(1+J+0.0025)]/^(N/12)/ = [1.055/1.0425]/^(2)/ = 1.024125
                         Unadjusted Value = $58,712.07
 Adjusted Account Value after MVA = Unadjusted Value X MVA Factor = $60,128.47

Example of Negative MVA

Assume that at the time you request the withdrawal, the crediting rate associated with the fixed allocation maturing on the Maturity Date is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

 MVA Factor = [(1+I)/(1+J+0.0025)]/^(N/12)/ = [1.055/1.0725]/^(2)/ = 0.967632
                         Unadjusted Value = $58,712.07
 Adjusted Account Value after MVA = Unadjusted Value X MVA Factor = $56,811.69

                 MVA FORMULA FOR 6 OR 12 MONTH DCA MVA OPTIONS

The MVA formula is applied separately to each DCA MVA Option to determine the Account Value of the DCA MVA Option on a particular date.

The Market Value Adjustment Factor applicable to the MVA Options we make available under the 6 or 12 Month Dollar Cost Averaging Program is as follows:

The MVA factor is equal to:

                           [(l+I)/(l+J+K/)]^(N/12)/

                                    where:

              I = the Index Rate established at inception of a DCA MVA Option. This Index Rate will be based on a Constant Maturity Treasury
              (CMT) rate for a maturity (in months) equal to the initial duration of the DCA MVA Option. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to initiation of the DCA MVA Option. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

              J = the Index Rate determined at the time the MVA calculation is needed, based on a CMT rate for the amount of time remaining in the DCA MVA Option. The amount of time will be based on the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to the date for which the MVA calculation is needed. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

              K = the Liquidity Factor, currently equal to 0.0025; and

              N = the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month.

If the "Treasury constant maturities nominal 12" rates available through Federal Reserve Statistical Release H. 15 should become unavailable at any time, or if the rate for a 1-month maturity should become unavailable through this source, we will substitute rates which, in our opinion, are comparable.

We reserve the right to waive the Liquidity Factor.

     APPENDIX D - FORMULA FOR HIGHEST DAILY LIFETIME INCOME V2.1 SUITE OF
                                LIVING BENEFITS

  TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST
                       INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

         . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Income v2.1 Suite of benefits (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

         . C\\us\\ - The secondary upper target is established on the Effective Date and is not changed for the life of the guarantee. Currently it is 84.5%

         . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

         . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

         .    L - the target value as of the current Valuation Day.

         .    r - the target ratio.

         . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

         . V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

         . V\\F\\ - the Unadjusted Account Value of all elected DCA MVA Options in the Annuity.

         .    B - the total value of the AST Investment Grade Bond Sub-account.

         . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments, and adjusted proportionally for Excess Income*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional Purchase Payments and adjusted proportionately for Excess Income* and (3) any highest daily Unadjusted Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional Purchase Payments and adjusted for withdrawals, as described herein.

         . T - the amount of a transfer into or out of the AST Investment Grade Bond Sub-account.

         . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Sub-account.

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

Daily Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary. Target Values are subject to change for new elections of this benefit on a going-forward basis.

       L  =   0.05 * P * a

DAILY TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

       Target Ratio r  =   (L - B) / (V\\V\\ + V\\F\\).

         . If on the third consecutive Valuation Day r (greater than) C\\u\\ and r (less or =) C\\us\\ or if on any day r (greater than) C\\us\\, and transfers have not been suspended due to the 90% cap rule, assets in the Permitted Sub-accounts and the DCA MVA Options, if applicable, are transferred to the AST Investment Grade Bond Sub-account.

         . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Sub-account are transferred to the Permitted Sub-accounts as described above.

90% Cap Rule: If, on any Valuation Day this benefit remains in effect, a transfer into the AST Investment Grade Bond Sub-account occurs that results in 90% of the Unadjusted Account Value being allocated to the AST Investment Grade Bond Sub-account, any transfers into the AST Investment Grade Bond Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Sub-account should occur. Transfers out of the AST Investment Grade Bond Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Sub-account occurs either due to a Daily or Monthly Transfer Calculation. Due to the performance of the AST Investment Grade Bond Sub-account and the elected Sub-accounts, the Unadjusted Account value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

       T  =   Min (MAX (0, (0.90 * (V\\V\\                 Money is transferred from
              + V\\F\\ + B)) - B), [L - B -                the Permitted Sub-
              (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))  accounts and the DCA
                                                           MVA Options to the AST
                                                           Investment Grade Bond
                                                           Sub-account
       T  =   {Min (B, - [L - B - (V\\V\\ +                Money is transferred from
              V\\F\\) * C\\t\\] / (1 - C\\t\\))}           the AST Investment Grade
                                                           Bond Sub-account to the
                                                           Permitted Sub-accounts

Monthly Transfer Calculation

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V\\F\\)
- L + B) / (1 - C\\u\\), then

       T\\M\\  =   {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}  Money is transferred from the AST Investment Grade
                                                           Bond Sub-account to the
                                                           Permitted Sub-accounts.

                    "A" Factors for Liability Calculations
              (in Years and Months since Benefit Effective Date)*

      Months
Years   1      2     3     4     5     6     7     8     9    10    11     12
----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1    15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2    14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3    14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4    14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5    13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6    13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7    12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8    12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9    11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
21     6.88   6.85  6.82  6.79  6.76  6.73   6.7  6.67  6.64  6.61  6.58  6.55
22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUCO LIFE PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY B SERIES, L SERIES AND C SERIES(SM) ANNUITY DESCRIBED IN THE PROSPECTUS (04/27/2015)


                           -------------------------
                               (print your name)


                           -------------------------
                                   (address)


                           -------------------------
                             (city/state/zip code)

                   Please see the section of this prospectus
                       entitled "How To Contact Us" for
                        where to send your request for
                     a Statement of Additional Information

[LOGO OF PRUDENTIAL]
The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777

                                                   PRUCO LIFE INSURANCE COMPANY
                                                 A Prudential Financial Company
                                        751 Broad Street, Newark, NJ 07102-3777

PRUDENTIAL PREMIER(R) ADVISOR/SM/ VARIABLE ANNUITY SERIES ("ADVISOR SERIES") (FOR ANNUITIES ISSUED ON OR AFTER FEBRUARY 25, 2013)

FLEXIBLE PREMIUM DEFERRED ANNUITY OFFERING HIGHEST DAILY LIFETIME(R) INCOME V2.1 OPTIONAL BENEFITS
PROSPECTUS: APRIL 27, 2015

This prospectus describes a flexible premium deferred annuity offered by Pruco Life Insurance Company ("Pruco Life"), which we refer to in this prospectus as the "Annuity" or the "Advisor Series". The Annuity described in this prospectus is designed for investors who have hired an investment adviser to provide advice about allocating Account Value within the Annuity. The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. The Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. CERTAIN OF THE INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. Financial Professionals may be compensated for the sale of the Annuity. Selling broker-dealer firms through which the Annuity is sold may not recommend all the benefits described in this prospectus. In addition, selling broker-dealer firms may decline to make available or may not recommend to customers certain of the optional features and/or benefits and Investment Options offered generally under the Annuity or may impose restrictions (e.g., a lower maximum issue age for certain optional benefits). Please speak to your Financial Professional for further details. The guarantees provided by the variable annuity contract and the optional benefits are the obligations of and subject to the claims paying ability of Pruco Life. Certain terms are capitalized in this prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

THE SUB-ACCOUNTS

The Pruco Life Flexible Premium Variable Annuity Account is a Separate Account of Pruco Life, and is the investment vehicle in which your Purchase Payments invested in the Sub-accounts are held. Each Sub-account of the Pruco Life Flexible Premium Variable Annuity Account invests in an underlying mutual fund
- see the following page for a complete list of the Sub-accounts. Currently, Portfolios of Advanced Series Trust and ProFunds VP are being offered. Certain Sub-accounts are not available if you participate in an optional living benefit
- see "Limitations With Optional Benefits" later in this prospectus for details.

PLEASE READ THIS PROSPECTUS

THIS PROSPECTUS SETS FORTH INFORMATION ABOUT THE ANNUITY THAT YOU SHOULD KNOW BEFORE INVESTING. PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE. If you are purchasing the Annuity as a replacement for an existing variable annuity or variable life policy, or a fixed insurance policy, you should consider any surrender or penalty charges you may incur and any benefits you may also be forfeiting when replacing your existing coverage. Please note that if you are investing in this Annuity through a tax-advantaged retirement plan (such as an Individual Retirement Account or 401(k) plan), you will get no additional tax advantage through the Annuity itself.

OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, and have fees and charges, that are different from the annuity contracts offered by this prospectus. Not every annuity contract we issue is offered through every selling broker-dealer firm. Upon request, your Financial Professional can show you information regarding other Pruco Life annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of the Pruco Life annuity contracts. You should work with your Financial Professional to decide whether this annuity contract is appropriate for you based on a thorough analysis of your particular needs, financial objectives, investment goals, time horizons and risk tolerance.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information dated the same date as this prospectus that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus - see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see "How to Contact Us" later in this prospectus for our Service Office address.

In compliance with U.S. law, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

THIS ANNUITY IS NOT A DEPOSIT OR OBLIGATION OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, IS NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN AN ANNUITY INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE, EVEN WITH RESPECT TO AMOUNTS ALLOCATED TO THE AST MONEY MARKET SUB-ACCOUNT.

--------------------------------------------------------------------------------
THIS SECURITY HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRUDENTIAL, PRUDENTIAL FINANCIAL, PRUDENTIAL ANNUITIES AND THE ROCK LOGO ARE SERVICEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ITS AFFILIATES. OTHER PROPRIETARY PRUDENTIAL MARKS MAY BE DESIGNATED AS SUCH THROUGH USE OF THE /SM/ OR (R) SYMBOLS.
--------------------------------------------------------------------------------

                 FOR FURTHER INFORMATION CALL: 1-888-PRU-2888
              OR GO TO OUR WEBSITE AT WWW.PRUDENTIALANNUITIES.COM

 Prospectus Dated: April 27, 2015       Statement of Additional Information
                                        Dated: April 27, 2015

                                                                         660436

                          VARIABLE INVESTMENT OPTIONS

ADVANCED SERIES TRUST                                                 AST T. Rowe Price Equity Income Portfolio
   AST Academic Strategies Asset Allocation Portfolio/1/              AST T. Rowe Price Growth Opportunities Portfolio
   AST Advanced Strategies Portfolio/1/                               AST T. Rowe Price Large-Cap Growth Portfolio
   AST AQR Emerging Markets Equity Portfolio                          AST T. Rowe Price Natural Resources Portfolio
   AST AQR Large-Cap Portfolio                                        AST Templeton Global Bond Portfolio
   AST Balanced Asset Allocation Portfolio/1/                         AST Wellington Management Hedged Equity Portfolio/1/
   AST BlackRock Global Strategies Portfolio/1/                       AST Western Asset Core Plus Bond Portfolio
   AST BlackRock iShares ETF Portfolio/1/                             AST Western Asset Emerging Markets Debt Portfolio
   AST BlackRock/Loomis Sayles Bond Portfolio
   AST Boston Partners Large-Cap Value Portfolio                   PROFUNDS VP PORTFOLIOS
   AST Capital Growth Asset Allocation Portfolio/1/                   Consumer Goods
   AST ClearBridge Dividend Growth Portfolio                          Consumer Services
   AST Cohen & Steers Realty Portfolio                                Financials
   AST Defensive Asset Allocation Portfolio/1/                        Health Care
   AST FI Pyramis(R) Asset Allocation Portfolio/1,2/                  Industrials
   AST FI Pyramis(R) Quantitative Portfolio/1,2/                      Large-Cap Growth
   AST Franklin Templeton Founding Funds Allocation Portfolio/1/      Large-Cap Value
   AST Franklin Templeton Founding Funds Plus Portfolio/1/            Mid-Cap Growth
   AST Global Real Estate Portfolio                                   Mid-Cap Value
   AST Goldman Sachs Large-Cap Value Portfolio                        Real Estate
   AST Goldman Sachs Mid-Cap Growth Portfolio                         Small-Cap Growth
   AST Goldman Sachs Multi-Asset Portfolio/1/                         Small-Cap Value
   AST Goldman Sachs Small-Cap Value Portfolio                        Telecommunications
   AST Herndon Large-Cap Value Portfolio                              Utilities
   AST High Yield Portfolio
   AST International Growth Portfolio
   AST International Value Portfolio
   AST Investment Grade Bond Portfolio/3/
   AST J.P. Morgan Global Thematic Portfolio/1/
   AST J.P. Morgan International Equity Portfolio
   AST J.P. Morgan Strategic Opportunities Portfolio/1/
   AST Jennison Large-Cap Growth Portfolio
   AST Large-Cap Value Portfolio
   AST Legg Mason Diversified Growth Portfolio
   AST Loomis Sayles Large-Cap Growth Portfolio
   AST Lord Abbett Core Fixed Income Portfolio
   AST MFS Global Equity Portfolio
   AST MFS Growth Portfolio
   AST MFS Large-Cap Value Portfolio
   AST Mid-Cap Value Portfolio
   AST Money Market Portfolio
   AST Neuberger Berman Core Bond Portfolio
   AST Neuberger Berman Mid-Cap Growth Portfolio
   AST Neuberger Berman/LSV Mid-Cap Value Portfolio
   AST New Discovery Asset Allocation Portfolio/1/
   AST Parametric Emerging Markets Equity Portfolio
   AST PIMCO Limited Maturity Bond Portfolio
   AST Preservation Asset Allocation Portfolio/1/
   AST Prudential Core Bond Portfolio
   AST Prudential Growth Allocation Portfolio/1/
   AST QMA Emerging Markets Equity Portfolio
   AST QMA Large-Cap Portfolio
   AST QMA US Equity Alpha Portfolio
   AST Quantitative Modeling Portfolio
   AST RCM World Trends Portfolio/1/
   AST Schroders Global Tactical Portfolio/1/
   AST Schroders Multi-Asset World Strategies Portfolio/1/
   AST Small-Cap Growth Portfolio
   AST Small-Cap Growth Opportunities Portfolio
   AST Small-Cap Value Portfolio
   AST T. Rowe Price Asset Allocation Portfolio/1/

--------
* This variable investment option is no longer available for new investments, with limited exceptions. Please see "Investment Options" later in this prospectus for details.
(1) These are the only variable investment options available to you if you select one of the optional benefits.
(2) Pyramis is a registered service mark of FMR LLC. Used with permission.
(3) The AST Investment Grade Bond variable investment option is not available for allocation of Purchase Payments or contract owner transfers.

                                   CONTENTS

GLOSSARY OF TERMS.............................................................  1

SUMMARY OF CONTRACT FEES AND CHARGES..........................................  3

EXPENSE EXAMPLES..............................................................  9

SUMMARY....................................................................... 10

INVESTMENT OPTIONS............................................................ 12
   VARIABLE INVESTMENT OPTIONS................................................ 12
   LIMITATIONS WITH OPTIONAL BENEFITS......................................... 18
   MARKET VALUE ADJUSTMENT OPTIONS............................................ 19
   RATES FOR MVA OPTIONS...................................................... 19
   MARKET VALUE ADJUSTMENT.................................................... 19
   LONG-TERM MVA OPTIONS...................................................... 20
   DCA MVA OPTIONS............................................................ 20
   GUARANTEE PERIOD TERMINATION............................................... 20

FEES, CHARGES AND DEDUCTIONS.................................................. 21
   MVA OPTION CHARGES......................................................... 22
   ANNUITY PAYMENT OPTION CHARGES............................................. 22
   EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES.................................. 22

PURCHASING YOUR ANNUITY....................................................... 23
   REQUIREMENTS FOR PURCHASING THE ANNUITY.................................... 23
   DESIGNATION OF OWNER, ANNUITANT AND BENEFICIARY............................ 24
   RIGHT TO CANCEL............................................................ 26
   SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT............................ 26
   SALARY REDUCTION PROGRAMS.................................................. 26

MANAGING YOUR ANNUITY......................................................... 27
   CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS.................... 27

MANAGING YOUR ACCOUNT VALUE................................................... 29
   DOLLAR COST AVERAGING PROGRAMS............................................. 29
   6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE 6 OR 12 MONTH DCA
     PROGRAM)................................................................. 29
   AUTOMATIC REBALANCING PROGRAMS............................................. 30
   AUTHORIZATION OF A THIRD PARTY INVESTMENT ADVISER TO MANAGE MY ACCOUNT..... 30
   FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION................... 31
   RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS....................... 31

ACCESS TO ACCOUNT VALUE....................................................... 33
   TYPES OF DISTRIBUTIONS AVAILABLE TO YOU.................................... 33
   TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES............. 33
   SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD...... 33
   SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(t)/72(q) OF THE INTERNAL REVENUE
     CODE..................................................................... 34
   REQUIRED MINIMUM DISTRIBUTIONS............................................. 34

SURRENDERS.................................................................... 35
   SURRENDER VALUE............................................................ 35

ANNUITY OPTIONS............................................................... 36

                                      (i)

LIVING BENEFITS.............................................................  38
   HIGHEST DAILY LIFETIME(R) INCOME v2.1 BENEFIT............................  39
   SPOUSAL HIGHEST DAILY LIFETIME(R) INCOME v2.1 BENEFIT....................  50
   HIGHEST DAILY LIFETIME INCOME v2.1 WITH HIGHEST DAILY DEATH BENEFIT......  58
   SPOUSAL HIGHEST DAILY LIFETIME INCOME v2.1 WITH HIGHEST DAILY DEATH
     BENEFIT................................................................  67

DEATH BENEFITS..............................................................  77
   TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT................................  77
   EXCEPTIONS TO AMOUNT OF DEATH BENEFIT....................................  77
   MINIMUM DEATH BENEFIT....................................................  77
   SPOUSAL CONTINUATION OF ANNUITY..........................................  78
   PAYMENT OF DEATH BENEFITS................................................  78
   BENEFICIARY CONTINUATION OPTION..........................................  79

VALUING YOUR INVESTMENT.....................................................  81
   VALUING THE SUB-ACCOUNTS.................................................  81
   PROCESSING AND VALUING TRANSACTIONS......................................  81

TAX CONSIDERATIONS..........................................................  83

OTHER INFORMATION...........................................................  92
   PRUCO LIFE AND THE SEPARATE ACCOUNT......................................  92
   LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS.............................  94
   DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE..........................  95
   FINANCIAL STATEMENTS LIFE................................................  98
   INDEMNIFICATION..........................................................  98
   LEGAL PROCEEDINGS........................................................  98
   CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION......................  99
   HOW TO CONTACT US........................................................  99

APPENDIX A - ACCUMULATION UNIT VALUES....................................... A-1

APPENDIX B - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN
  STATES.................................................................... B-1

APPENDIX C - MVA FORMULAS................................................... C-1

APPENDIX D - FORMULA FOR HIGHEST DAILY LIFETIME INCOME V2.1 SUITE OF LIVING
  BENEFITS.................................................................. D-1

                                     (ii)

                               GLOSSARY OF TERMS

We set forth here definitions of some of the key terms used throughout this prospectus. In addition to the definitions here, we also define certain terms in the section of the prospectus that uses such terms.

ACCOUNT VALUE: The total value of all allocations to the Sub-accounts and/or the MVA Options on any Valuation Day. The Account Value is determined separately for each Sub-account and for each MVA Option, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Option will be calculated using any applicable MVA.

ACCUMULATION PERIOD: The period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date.

ANNUAL INCOME AMOUNT: This is the annual amount of income for which you are eligible for life under the optional benefits.

ANNUITANT: The natural person upon whose life annuity payments made to the Owner are based.

ANNUITIZATION: Annuitization is the process by which you direct us to apply the Unadjusted Account Value to one of the available annuity options to begin making periodic payments to the Owner.

ANNUITY DATE: The date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

ANNUITY YEAR: The first Annuity Year begins on the Issue Date and continues through and includes the day immediately preceding the first anniversary of the Issue Date. Subsequent Annuity Years begin on the anniversary of the Issue Date and continue through and include the day immediately preceding the next anniversary of the Issue Date.

BENEFICIARY(IES): The natural person(s) or entity(ies) designated as the recipient(s) of the Death Benefit or to whom any remaining period certain payments may be paid in accordance with the annuity payout options section of this Annuity.

BENEFICIARY ANNUITY: You may purchase an Annuity if you are a Beneficiary of an account that was owned by a decedent, subject to the requirements discussed in this prospectus. You may transfer the proceeds of the decedent's account into the Annuity described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified Beneficiary Annuity.

CODE: The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

DOLLAR COST AVERAGING ("DCA") MVA OPTION: An Investment Option that offers a fixed rate of interest for a specified period. The DCA MVA Option is used only with our 6 or 12 Month Dollar Cost Averaging Program, under which the Purchase Payments that you have allocated to that DCA MVA Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA MVA Option will be subject to a Market Value Adjustment if made other than pursuant to the 6 or 12 month DCA Program.

DUE PROOF OF DEATH: Due Proof of Death is satisfied when we receive all of the following in Good Order: (a) a death certificate or similar documentation acceptable to us; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

EXCESS INCOME: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income ("Excess Income"). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

FREE LOOK: The right to examine your Annuity, during a limited period of time, to decide if you want to keep it or cancel it. The length of this time period, and the amount of refund, depends on applicable law and thus may vary by state. In addition, there is a different Free Look period that applies if your Annuity is held within an IRA. In your Annuity contract, your Free Look right is referred to as your "Right to Cancel."

GOOD ORDER: Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received at our Service Office: (a) in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations; (b) on specific forms, or by other means we then permit (such as via telephone or electronic submission); and/or (c) with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order.

GUARANTEE PERIOD: The period of time during which we credit a fixed rate of interest to an MVA Option.

INVESTMENT OPTION: A Sub-account or MVA Option available as of any given time to which Account Value may be allocated.

ISSUE DATE: The effective date of your Annuity.

KEY LIFE: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine the required distributions.

MARKET VALUE ADJUSTMENT ("MVA"): A positive or negative adjustment used to determine the Account Value in an MVA Option.

MARKET VALUE ADJUSTMENT OPTIONS ("MVA OPTIONS"): Investment Options to which a fixed rate of interest is credited for a specified Guarantee Period and to which an MVA may apply. The MVA Options consist of (a) the DCA MVA Option used with our 6 or 12 Month DCA Program and (b) the "Long-Term MVA Options", under which Guarantee Periods of different yearly lengths are offered.

MATURITY DATE: With respect to an MVA Option, the last day in a Guarantee
Period.

OWNER: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. In certain states, with an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity that has the rights and benefits designated to the "participant" in the certificate. Thus, an Owner who is a participant has rights that are comparable to those of the Owner of an individual annuity contract.

PORTFOLIO: An underlying mutual fund in which a Sub-account of the Separate Account invests.

PURCHASE PAYMENT: A cash consideration in currency of the United States of America given to us in exchange for the rights, privileges, and benefits of the Annuity.

SEPARATE ACCOUNT: Refers to the Pruco Life Flexible Premium Variable Annuity Account, which holds assets associated with annuities issued by Pruco Life Insurance Company. Separate Account assets that are held in support of the annuities are kept separate from all of our other assets and may not be charged with liabilities arising out of any other business we may conduct.

SERVICE OFFICE: The place to which all requests and payments regarding the Annuity are to be sent. We may change the address of the Service Office at any time, and will notify you in advance of any such change of address. Please see "How to Contact Us" later in this prospectus for the Service Office address.

SUB-ACCOUNT: A division of the Separate Account.

SURRENDER VALUE: The Account Value (which includes the effect of any MVA) less any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional benefits provided by rider or endorsement, and any Annual Maintenance Fee.

UNADJUSTED ACCOUNT VALUE: The Unadjusted Account Value is equal to the Account Value prior to the application of any MVA.

UNIT: A share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

VALUATION DAY: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

WE, US, OUR: Pruco Life Insurance Company.

YOU, YOUR: The Owner(s) shown in the Annuity.

                     SUMMARY OF CONTRACT FEES AND CHARGES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Annuity. The first table describes the fees and expenses that you will pay at the time you surrender the Annuity, take a partial withdrawal, or transfer Account Value between the Investment Options. State premium taxes also may be deducted.

                      ANNUITY OWNER TRANSACTION EXPENSES

FEE/CHARGE
SALES CHARGE                                              None
TRANSFER FEE /1/                                   $        10
TAX CHARGE /2/                                      0% to 3.5%

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying Portfolio annual expenses. These fees and charges are described in more detail within this prospectus.

                           PERIODIC FEES AND CHARGES

FEE/CHARGE
ANNUAL MAINTENANCE FEE /3/               Lesser of $50 or 2% of Unadjusted Account Value

                            ANNUALIZED FEES/CHARGES

MORTALITY & EXPENSE RISK CHARGE                              0.40%
ADMINISTRATION CHARGE                                        0.15%
TOTAL ANNUALIZED INSURANCE CHARGE /4,5/                      0.55%

1  Currently, we deduct the fee after the 20/th/ transfer each Annuity Year.
2 We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon Annuitization.
3 Assessed annually on the Annuity's anniversary date or upon surrender. Only applicable if the sum of the Purchase Payments at the time the fee is due is less than $100,000. For Beneficiaries who elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Unadjusted Account Value and is only applicable if Unadjusted Account Value is less than $25,000 at the time the fee is assessed.
4 These charges are assessed as a percentage of the daily net assets of the Sub-accounts. The Insurance Charge is the combination of Mortality & Expense Risk Charge and the Administration Charge.
5 For Beneficiaries who elect the Beneficiary Continuation Option, the Mortality and Expense and Administration Charges do not apply. However, a Settlement Service Charge equal to 1.00% is assessed as a percentage of the daily net assets of the Sub-accounts as an annual charge.

The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. The next column shows the total expenses you would pay for the Annuity if you purchased the relevant optional benefit. More specifically, this column shows the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity (as shown in the prior table). Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges.

                    YOUR OPTIONAL BENEFIT FEES AND CHARGES

                                                                                         ANNUALIZED
                                                                                          OPTIONAL
                                                                                          BENEFIT
                                                                                            FEE/       TOTAL
OPTIONAL BENEFIT                                                                         CHARGE /6/  CHARGE /7/
----------------                                                                         ---------- ------------
HIGHEST DAILY LIFETIME INCOME V2.1
  (ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)
MAXIMUM CHARGE /8/                                                                          2.00%   0.55% +2.00%
CURRENT CHARGE                                                                              1.00%   0.55% +1.00%
SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1
  (ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)
MAXIMUM CHARGE /8/                                                                          2.00%   0.55% +2.00%
CURRENT CHARGE                                                                              1.10%   0.55% +1.10%
HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT
  (ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)
MAXIMUM CHARGE /8/                                                                          2.00%   0.55% +2.00%
CURRENT CHARGE                                                                              1.50%   0.55% +1.50%
SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH
  BENEFIT
  (ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)
MAXIMUM CHARGE /8/                                                                          2.00%   0.55% +2.00%
CURRENT CHARGE                                                                              1.60%   0.55% +1.60%

6 The charge for each of Highest Daily Lifetime Income v2.1 benefits listed above is assessed against the greater of Unadjusted Account Value and the Protected Withdrawal Value (PWV). PWV is described in the Living Benefits section of this prospectus.
7  HOW THE OPTIONAL BENEFIT FEES AND CHARGES ARE DETERMINED

   The charge is taken out of the Sub-accounts. The current optional benefit charge is in addition to the 0.55% annualized charge of amounts invested in the Sub-accounts.

   Highest Daily Lifetime Income v2.1: 1.00% current optional benefit charge is in addition to 0.55% annualized charge of amounts invested in the Sub-accounts for base Annuity.

   Spousal Highest Daily Lifetime Income v2.1: 1.10% current optional benefit charge is in addition to 0.55% annualized charge of amounts invested in the Sub-accounts for base Annuity.

   Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit: 1.50% current optional benefit charge is in addition to 0.55% annualized charge of amounts invested in the Sub-accounts for base Annuity.

   Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit:
   1.60% current optional benefit charge is in addition to 0.55% annualized charge of amounts invested in the Sub-accounts for base Annuity.

8 We reserve the right to increase the charge to the maximum charge indicated, upon any step-up under the benefit. Also, if you decide to elect or cancel and later re-add a benefit after your contract has been issued, the charge for the benefit under your contract will equal the current charge for then new contract owners up to the maximum indicated.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying Portfolios before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                   TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                                   MINIMUM MAXIMUM
                                                   ------- -------
TOTAL PORTFOLIO OPERATING EXPENSES                  0.60%   9.30%

The following are the total annual expenses for each underlying Portfolio. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Pruco Life with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current summary prospectuses, prospectuses and Statement of Additional Information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888 or www.prudentialannuities.com.

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

   (as a percentage of the average net assets of the underlying Portfolios)

                                                            For the year ended December 31, 2014
                               ---------------------------------------------------------------------------------------------
                                                                          Broker              Total                    Net
                                                                Dividend Fees and Acquired   Annual                  Annual
                                                   Distribution Expense  Expenses Portfolio Portfolio Fee Waiver or   Fund
                               Management  Other     (12b-1)    on Short on Short  Fees &   Operating    Expense    Operating
FUNDS                             Fees    Expenses     Fees      Sales    Sales   Expenses  Expenses  Reimbursement Expenses
-----                          ---------- -------- ------------ -------- -------- --------- --------- ------------- ---------
AST Academic Strategies Asset
  Allocation Portfolio            0.70%     0.03%      0.04%      0.05%    0.01%    0.63%     1.46%        0.00%      1.46%
AST Advanced Strategies
  Portfolio*                      0.80%     0.02%      0.10%      0.00%    0.00%    0.05%     0.97%        0.01%      0.96%
AST AQR Emerging Markets
  Equity Portfolio                1.09%     0.16%      0.10%      0.00%    0.00%    0.00%     1.35%        0.00%      1.35%
AST AQR Large-Cap Portfolio*      0.72%     0.01%      0.10%      0.00%    0.00%    0.00%     0.83%        0.24%      0.59%
AST Balanced Asset Allocation
  Portfolio                       0.15%     0.01%      0.00%      0.00%    0.00%    0.75%     0.91%        0.00%      0.91%
AST BlackRock Global
  Strategies Portfolio            0.97%     0.04%      0.10%      0.00%    0.00%    0.02%     1.13%        0.00%      1.13%
AST BlackRock iShares ETF
  Portfolio*                      0.89%     0.07%      0.10%      0.00%    0.00%    0.21%     1.27%        0.25%      1.02%
AST BlackRock/Loomis Sayles
  Bond Portfolio*                 0.61%     0.02%      0.10%      0.00%    0.00%    0.00%     0.73%        0.03%      0.70%
AST Boston Partners Large-Cap
  Value Portfolio                 0.73%     0.03%      0.10%      0.00%    0.00%    0.00%     0.86%        0.00%      0.86%
AST Capital Growth Asset
  Allocation Portfolio            0.15%     0.01%      0.00%      0.00%    0.00%    0.76%     0.92%        0.00%      0.92%
AST ClearBridge Dividend
  Growth Portfolio*               0.82%     0.02%      0.10%      0.00%    0.00%    0.00%     0.94%        0.11%      0.83%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

   (as a percentage of the average net assets of the underlying Portfolios)

                                                               For the year ended December 31, 2014
                                  ---------------------------------------------------------------------------------------------
                                                                             Broker              Total                    Net
                                                                   Dividend Fees and Acquired   Annual                  Annual
                                                      Distribution Expense  Expenses Portfolio Portfolio Fee Waiver or   Fund
                                  Management  Other     (12b-1)    on Short on Short  Fees &   Operating    Expense    Operating
FUNDS                                Fees    Expenses     Fees      Sales    Sales   Expenses  Expenses  Reimbursement Expenses
-----                             ---------- -------- ------------ -------- -------- --------- --------- ------------- ---------
AST Cohen & Steers Realty
  Portfolio*                         0.98%     0.03%      0.10%      0.00%    0.00%    0.00%     1.11%        0.07%      1.04%
AST Defensive Asset Allocation
  Portfolio                          0.15%     0.06%      0.00%      0.00%    0.00%    0.73%     0.94%        0.00%      0.94%
AST FI Pyramis(R) Asset
  Allocation Portfolio*              0.82%     0.03%      0.10%      0.00%    0.00%    0.00%     0.95%        0.02%      0.93%
AST FI Pyramis(R) Quantitative
  Portfolio*                         0.81%     0.03%      0.10%      0.00%    0.00%    0.00%     0.94%        0.14%      0.80%
AST Franklin Templeton
  Founding Funds Allocation
  Portfolio*                         0.91%     0.02%      0.10%      0.00%    0.00%    0.00%     1.03%        0.00%      1.03%
AST Franklin Templeton
  Founding Funds Plus Portfolio      0.02%     0.02%      0.00%      0.00%    0.00%    1.01%     1.05%        0.00%      1.05%
AST Global Real Estate Portfolio     0.98%     0.05%      0.10%      0.00%    0.00%    0.00%     1.13%        0.00%      1.13%
AST Goldman Sachs Large-Cap
  Value Portfolio*                   0.72%     0.02%      0.10%      0.00%    0.00%    0.00%     0.84%        0.01%      0.83%
AST Goldman Sachs Mid-Cap
  Growth Portfolio*                  0.98%     0.03%      0.10%      0.00%    0.00%    0.00%     1.11%        0.05%      1.06%
AST Goldman Sachs Multi-Asset
  Portfolio*                         0.92%     0.05%      0.10%      0.00%    0.00%    0.00%     1.07%        0.21%      0.86%
AST Goldman Sachs Small-Cap
  Value Portfolio*                   0.93%     0.03%      0.10%      0.00%    0.00%    0.06%     1.12%        0.01%      1.11%
AST Herndon Large-Cap Value
  Portfolio*                         0.83%     0.02%      0.10%      0.00%    0.00%    0.00%     0.95%        0.15%      0.80%
AST High Yield Portfolio             0.72%     0.04%      0.10%      0.00%    0.00%    0.00%     0.86%        0.00%      0.86%
AST International Growth
  Portfolio*                         0.97%     0.02%      0.10%      0.00%    0.00%    0.00%     1.09%        0.01%      1.08%
AST International Value
  Portfolio                          0.97%     0.03%      0.10%      0.00%    0.00%    0.00%     1.10%        0.00%      1.10%
AST Investment Grade Bond
  Portfolio*                         0.63%     0.05%      0.10%      0.00%    0.00%    0.00%     0.78%        0.03%      0.75%
AST J.P. Morgan Global
  Thematic Portfolio                 0.92%     0.04%      0.10%      0.00%    0.00%    0.00%     1.06%        0.00%      1.06%
AST J.P. Morgan International
  Equity Portfolio                   0.86%     0.06%      0.10%      0.00%    0.00%    0.00%     1.02%        0.00%      1.02%
AST J.P. Morgan Strategic
  Opportunities Portfolio            0.97%     0.05%      0.10%      0.10%    0.00%    0.00%     1.22%        0.00%      1.22%
AST Jennison Large-Cap Growth
  Portfolio                          0.88%     0.02%      0.10%      0.00%    0.00%    0.00%     1.00%        0.00%      1.00%
AST Large-Cap Value Portfolio        0.72%     0.02%      0.10%      0.00%    0.00%    0.00%     0.84%        0.00%      0.84%
AST Legg Mason Diversified
  Growth Portfolio*                  0.89%     8.19%      0.10%      0.00%    0.00%    0.12%     9.30%        8.23%      1.07%
AST Loomis Sayles Large-Cap
  Growth Portfolio*                  0.87%     0.01%      0.10%      0.00%    0.00%    0.00%     0.98%        0.06%      0.92%
AST Lord Abbett Core Fixed
  Income Portfolio*                  0.77%     0.02%      0.10%      0.00%    0.00%    0.00%     0.89%        0.29%      0.60%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

   (as a percentage of the average net assets of the underlying Portfolios)

                                                             For the year ended December 31, 2014
                                ---------------------------------------------------------------------------------------------
                                                                           Broker              Total                    Net
                                                                 Dividend Fees and Acquired   Annual                  Annual
                                                    Distribution Expense  Expenses Portfolio Portfolio Fee Waiver or   Fund
                                Management  Other     (12b-1)    on Short on Short  Fees &   Operating    Expense    Operating
FUNDS                              Fees    Expenses     Fees      Sales    Sales   Expenses  Expenses  Reimbursement Expenses
-----                           ---------- -------- ------------ -------- -------- --------- --------- ------------- ---------
AST MFS Global Equity
  Portfolio                        0.98%     0.05%      0.10%      0.00%    0.00%    0.00%     1.13%        0.00%      1.13%
AST MFS Growth Portfolio           0.87%     0.02%      0.10%      0.00%    0.00%    0.00%     0.99%        0.00%      0.99%
AST MFS Large-Cap Value
  Portfolio                        0.83%     0.04%      0.10%      0.00%    0.00%    0.00%     0.97%        0.00%      0.97%
AST Mid-Cap Value Portfolio        0.94%     0.04%      0.10%      0.00%    0.00%    0.00%     1.08%        0.00%      1.08%
AST Money Market Portfolio         0.47%     0.03%      0.10%      0.00%    0.00%    0.00%     0.60%        0.00%      0.60%
AST Neuberger Berman / LSV
  Mid-Cap Value Portfolio*         0.88%     0.02%      0.10%      0.00%    0.00%    0.00%     1.00%        0.00%      1.00%
AST Neuberger Berman Core
  Bond Portfolio*                  0.68%     0.04%      0.10%      0.00%    0.00%    0.00%     0.82%        0.15%      0.67%
AST Neuberger Berman Mid-
  Cap Growth Portfolio*            0.88%     0.03%      0.10%      0.00%    0.00%    0.00%     1.01%        0.01%      1.00%
AST New Discovery Asset
  Allocation Portfolio*            0.83%     0.08%      0.10%      0.00%    0.00%    0.00%     1.01%        0.01%      1.00%
AST Parametric Emerging
  Markets Equity Portfolio         1.08%     0.24%      0.10%      0.00%    0.00%    0.00%     1.42%        0.00%      1.42%
AST PIMCO Limited Maturity
  Bond Portfolio                   0.63%     0.04%      0.10%      0.00%    0.00%    0.00%     0.77%        0.00%      0.77%
AST Preservation Asset
  Allocation Portfolio             0.15%     0.01%      0.00%      0.00%    0.00%    0.71%     0.87%        0.00%      0.87%
AST Prudential Core Bond
  Portfolio*                       0.66%     0.02%      0.10%      0.00%    0.00%    0.00%     0.78%        0.03%      0.75%
AST Prudential Growth
  Allocation Portfolio             0.80%     0.03%      0.10%      0.00%    0.00%    0.01%     0.94%        0.00%      0.94%
AST QMA Emerging Markets
  Equity Portfolio                 1.09%     0.24%      0.10%      0.00%    0.00%    0.02%     1.45%        0.00%      1.45%
AST QMA Large-Cap Portfolio        0.72%     0.01%      0.10%      0.00%    0.00%    0.00%     0.83%        0.00%      0.83%
AST QMA US Equity Alpha
  Portfolio                        0.99%     0.04%      0.10%      0.13%    0.25%    0.00%     1.51%        0.00%      1.51%
AST Quantitative Modeling
  Portfolio                        0.25%     0.03%      0.00%      0.00%    0.00%    0.84%     1.12%        0.00%      1.12%
AST RCM World Trends
  Portfolio                        0.91%     0.03%      0.10%      0.00%    0.00%    0.00%     1.04%        0.00%      1.04%
AST Schroders Global Tactical
  Portfolio                        0.91%     0.03%      0.10%      0.00%    0.00%    0.11%     1.15%        0.00%      1.15%
AST Schroders Multi-Asset
  World Strategies Portfolio       1.06%     0.04%      0.10%      0.00%    0.00%    0.09%     1.29%        0.00%      1.29%
AST Small Cap Growth Portfolio     0.88%     0.03%      0.10%      0.00%    0.00%    0.00%     1.01%        0.00%      1.01%
AST Small Cap Value Portfolio      0.87%     0.03%      0.10%      0.00%    0.00%    0.02%     1.02%        0.00%      1.02%
AST Small-Cap Growth
  Opportunities Portfolio          0.93%     0.04%      0.10%      0.00%    0.00%    0.00%     1.07%        0.00%      1.07%
AST T. Rowe Price Asset
  Allocation Portfolio*            0.79%     0.02%      0.10%      0.00%    0.00%    0.00%     0.91%        0.02%      0.89%
AST T. Rowe Price Equity
  Income Portfolio                 0.72%     0.02%      0.10%      0.00%    0.00%    0.00%     0.84%        0.00%      0.84%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

   (as a percentage of the average net assets of the underlying Portfolios)

                                                           For the year ended December 31, 2014
                              ---------------------------------------------------------------------------------------------
                                                                         Broker              Total                    Net
                                                               Dividend Fees and Acquired   Annual                  Annual
                                                  Distribution Expense  Expenses Portfolio Portfolio Fee Waiver or   Fund
                              Management  Other     (12b-1)    on Short on Short  Fees &   Operating    Expense    Operating
FUNDS                            Fees    Expenses     Fees      Sales    Sales   Expenses  Expenses  Reimbursement Expenses
-----                         ---------- -------- ------------ -------- -------- --------- --------- ------------- ---------
AST T. Rowe Price Growth
  Opportunities Portfolio        0.89%     0.61%      0.10%      0.00%    0.00%    0.00%     1.60%        0.00%      1.60%
AST T. Rowe Price Large-Cap
  Growth Portfolio               0.85%     0.02%      0.10%      0.00%    0.00%    0.00%     0.97%        0.00%      0.97%
AST T. Rowe Price Natural
  Resources Portfolio            0.88%     0.04%      0.10%      0.00%    0.00%    0.00%     1.02%        0.00%      1.02%
AST Templeton Global Bond
  Portfolio                      0.78%     0.09%      0.10%      0.00%    0.00%    0.00%     0.97%        0.00%      0.97%
AST Wellington Mgmt Hedged
  Equity Portfolio               0.97%     0.03%      0.10%      0.00%    0.00%    0.02%     1.12%        0.00%      1.12%
AST Western Asset Core Plus
  Bond Portfolio*                0.66%     0.03%      0.10%      0.00%    0.00%    0.00%     0.79%        0.20%      0.59%
AST Western Asset Emerging
  Markets Debt Portfolio*        0.84%     0.06%      0.10%      0.00%    0.00%    0.00%     1.00%        0.05%      0.95%
ProFund VP Consumer Goods#       0.75%     0.74%      0.25%      0.00%    0.00%    0.00%     1.74%        0.06%      1.68%
ProFund VP Consumer
  Services#                      0.75%     0.75%      0.25%      0.00%    0.00%    0.00%     1.75%        0.07%      1.68%
ProFund VP Financials#           0.75%     0.73%      0.25%      0.00%    0.00%    0.00%     1.73%        0.05%      1.68%
ProFund VP Health Care#          0.75%     0.69%      0.25%      0.00%    0.00%    0.00%     1.69%        0.01%      1.68%
ProFund VP Industrials#          0.75%     0.77%      0.25%      0.00%    0.00%    0.00%     1.77%        0.09%      1.68%
ProFund VP Large-Cap Growth#     0.75%     0.76%      0.25%      0.00%    0.00%    0.00%     1.76%        0.08%      1.68%
ProFund VP Large-Cap Value#      0.75%     0.77%      0.25%      0.00%    0.00%    0.00%     1.77%        0.09%      1.68%
ProFund VP Mid-Cap Growth#       0.75%     0.79%      0.25%      0.00%    0.00%    0.00%     1.79%        0.11%      1.68%
ProFund VP Mid-Cap Value#        0.75%     0.79%      0.25%      0.00%    0.00%    0.00%     1.79%        0.11%      1.68%
ProFund VP Real Estate#          0.75%     0.75%      0.25%      0.00%    0.00%    0.00%     1.75%        0.07%      1.68%
ProFund VP Small-Cap Growth#     0.75%     0.82%      0.25%      0.00%    0.00%    0.00%     1.82%        0.14%      1.68%
ProFund VP Small-Cap Value#      0.75%     0.87%      0.25%      0.00%    0.00%    0.02%     1.89%        0.19%      1.70%
ProFund VP
  Telecommunications#            0.75%     0.78%      0.25%      0.00%    0.00%    0.00%     1.78%        0.10%      1.68%
ProFund VP Utilities#            0.75%     0.76%      0.25%      0.00%    0.00%    0.00%     1.76%        0.08%      1.68%

* See notes immediately below for important information about this fund.

AST ADVANCED STRATEGIES PORTFOLIO The Investment Managers have contractually agreed to waive 0.014% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST AQR LARGE-CAP PORTFOLIO The Investment Managers have contractually agreed to waive 0.24% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK ISHARES ETF PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fee equal to the acquired fund fees and expenses due to investments in iShares ETFs. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees (after the waiver described in the first sentence) and other expenses (including distribution fees, acquired fund fees and expenses due to investments in iShares ETFs, and other expenses excluding taxes, interest and brokerage commissions) do not exceed 1.02% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK/LOOMIS SAYLES BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.035% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST CLEARBRIDGE DIVIDEND GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST COHEN & STEERS REALTY PORTFOLIO The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI PYRAMIS(R) ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.018% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI Pyramis(R) Quantitative Portfolio The Investment Managers have contractually agreed to waive 0.14% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FRANKLIN TEMPLETON FOUNDING FUNDS ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses so that the investment management fees plus other expenses (exclusive in all cases of taxes, short sale interest and dividend expenses, brokerage commissions, distribution fees, underlying fund fees and expenses, and extraordinary expenses) for the Portfolio do not exceed 1.10% of the average daily net assets of the Portfolio through June 30, 2016. This expense limitation may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.053% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS MULTI-ASSET PORTFOLIO The Investment Managers have contractually agreed to waive 0.213% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST HERNDON LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INTERNATIONAL GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INVESTMENT GRADE BOND PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LEGG MASON DIVERSIFIED GROWTH PORTFOLIO The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the portfolio's investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest and brokerage commissions) do not exceed 1.07% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST LOOMIS SAYLES LARGE-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LORD ABBETT CORE FIXED INCOME PORTFOLIO The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio's average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.14% of their investment management fee through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees, as follows: 0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEW DISCOVERY ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST PRUDENTIAL CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows:
0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. The waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST T. ROWE PRICE ASSET ALLOCATION The Investment Managers have contractually agreed to waive 0.022% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET CORE PLUS BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET EMERGING MARKETS DEBT PORTFOLIO The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2016. This waiver arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

#PROFUND VP FUNDS ProFund Advisors LLC ("ProFund Advisors" or the "Advisor") has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding "Acquired Fund Fees and Expenses"), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Money Market) through April 30, 2016. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund's expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Money Market's future yield.

                               EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in the Annuity with the cost of investing in other Pruco Life Annuities and/or other variable annuities. Below are examples for the Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and assuming your investment has a 5% return each year. The examples reflect the fees and charges listed below for the Annuity as described in "Summary of Contract Fees and Charges."

    .  Insurance Charge

    .  Annual Maintenance Fee

    .  Optional benefit fees, as described below

The examples also assume the following for the period shown:

    . You allocate all of your Account Value to the Sub-account with the maximum gross total operating expenses and these expenses remain the same each year*

    . For each charge, we deduct the maximum charge rather than the current charge

    .  You make no transfers, or other transactions for which we charge a fee

    .  No tax charge applies

    . You elect the Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit, which has the maximum optional benefit charge. There is no other combination of optional benefits that would result in higher maximum charges than those shown in the examples.

Amounts shown in the examples are rounded to the nearest dollar.

* Note: Not all Portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

THE EXAMPLES ARE ILLUSTRATIVE ONLY. THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING PORTFOLIOS. ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

EXPENSE EXAMPLES ARE PROVIDED AS FOLLOWS:

If you surrender your Annuity, do not surrender, or annuitize at the end of the applicable time period:

                                                    1 YR  3 YRS  5 YRS  10 YRS
                                                   ------ ------ ------ ------
ADVISOR SERIES                                     $1,181 $3,384 $5,392 $9,659

PLEASE SEE APPENDIX A FOR A TABLE OF ACCUMULATION UNIT VALUES.

                                    SUMMARY

PRUDENTIAL PREMIER ADVISOR VARIABLE ANNUITY SERIES ("ADVISOR SERIES")

This Summary describes key features of the Annuity offered in this prospectus. It is intended to give you an overview, and to point you to sections of the prospectus that provide greater detail. You should not rely on the Summary alone for all the information you need to know before purchasing the Annuity. You should read the entire prospectus for a complete description of the Annuity. Your Financial Professional can also help you if you have questions.

THE ANNUITY: The variable annuity contract issued by Pruco Life is a contract between you, the Owner, and Pruco Life, an insurance company. It is designed for retirement purposes, or other long-term investing, to help you save money for retirement, on a tax deferred basis, and provide income during your retirement. Although this prospectus describes key features of the variable annuity contract, the prospectus is a distinct document, and is not part of the contract.

The Annuity offers various investment Portfolios. With the help of your Financial Professional, you choose how to invest your money within your Annuity (subject to certain restrictions; see "Investment Options"). Investing in a variable annuity involves risk and you can lose your money. On the other hand, investing in a variable annuity can provide you with the opportunity to grow your money through participation in "underlying" mutual funds.

GENERALLY SPEAKING, VARIABLE ANNUITIES ARE INVESTMENTS DESIGNED TO BE HELD FOR THE LONG TERM. WORKING WITH YOUR FINANCIAL PROFESSIONAL, YOU SHOULD CAREFULLY CONSIDER WHETHER A VARIABLE ANNUITY IS APPROPRIATE FOR YOU GIVEN YOUR LIFE EXPECTANCY, NEED FOR INCOME, AND OTHER PERTINENT FACTORS.

PURCHASE: Your eligibility to purchase is based on your age and the amount of your initial Purchase Payment. See your Financial Professional to complete an application. The maximum age for purchasing the Annuity is 85 and the minimum initial Purchase Payment is $10,000.

The "Maximum Age for Initial Purchase" applies to the oldest Owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the Annuitant as of the day we would issue the Annuity. For Annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life.

After you purchase your Annuity, you will have a limited period of time during which you may cancel (or "Free Look") the purchase of your Annuity. Your request for a Free Look must be received in Good Order within the applicable time period.

Please see "Requirements for Purchasing the Annuity" for additional information.

INVESTMENT OPTIONS: You may choose from a variety of variable Investment Options ranging from conservative to aggressive. Our optional benefits may limit your ability to invest in the variable Investment Options otherwise available to you under the Annuity. Each of the underlying Portfolios is described in its own prospectus, which you should read before selecting your investment options. You can obtain the summary prospectus and prospectuses for the Portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any variable Investment Option will meet its investment objective.

You may also allocate money to an MVA Option that earns interest for a specific time period. In general, if you withdraw your money from this option more than 30 days prior to the end of the "Guarantee Period", you will be subject to a "Market Value Adjustment", which can either increase or decrease your Account Value. We also offer a 6 or 12 Month DCA Program under which your money is transferred monthly from a DCA MVA Option to the other Investment Options you have designated. Premature withdrawals from the DCA MVA Option may also be subject to a Market Value Adjustment.

We also offer other programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

Please see "Investment Options," and "Managing Your Account Value" for information.

ACCESS TO YOUR MONEY: You can receive income by taking withdrawals or electing annuity payments. Please note that withdrawals may be subject to tax.

You may elect to receive income through annuity payments over your lifetime, also called "Annuitization". If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs.

Please see "Access to Account Value" and "Annuity Options" for more information.

OPTIONAL LIVING BENEFITS

GUARANTEED LIFETIME WITHDRAWAL BENEFITS. We offer optional living benefits, for an additional charge, that guarantee your ability to take withdrawals for life as a percentage of "Protected Withdrawal Value", even if your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Protected Withdrawal Value is not the same as your Account Value, and it is not available for a lump sum withdrawal. The Account Value has no guarantees, may fluctuate, and can lose value. Withdrawals in excess of the Annual Income Amount, called "Excess Income," will impact the value of the benefit including a permanent reduction in future guaranteed amounts. In marketing and other materials, we may refer to Excess Income as "Excess Withdrawals".

We currently offer the following optional benefits:

    .  Highest Daily Lifetime Income v2.1

    .  Spousal Highest Daily Lifetime Income v2.1

    .  Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit

    .  Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death
       Benefit

As a condition of electing an optional living benefit, we limit the Investment Options to which you may allocate your Account Value. Also, these benefits utilize a predetermined mathematical formula to help us manage your guarantee through all market cycles. Under the predetermined mathematical formula, your Account Value may be transferred between certain "permitted Sub-accounts" on the one hand and the AST Investment Grade Bond Sub-account on the other hand. Please see the applicable optional benefits section as well as the Appendices to this prospectus for more information on the formulas.

In the "Living Benefits" section, we describe guaranteed minimum withdrawal benefits that allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). PLEASE BE AWARE THAT IF YOU WITHDRAW MORE THAN THAT AMOUNT IN A GIVEN ANNUITY YEAR (I.E., "EXCESS INCOME"), THAT WITHDRAWAL MAY PERMANENTLY REDUCE THE GUARANTEED AMOUNT YOU CAN WITHDRAW IN FUTURE YEARS. PLEASE ALSO NOTE THAT IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF A WITHDRAWAL OF EXCESS INCOME, BOTH THE OPTIONAL BENEFIT AND THE ANNUITY WILL TERMINATE. THUS, YOU SHOULD THINK CAREFULLY BEFORE TAKING A WITHDRAWAL OF EXCESS INCOME.

Please see "Living Benefits" for more information.

DEATH BENEFITS: You may name a Beneficiary to receive the proceeds of your Annuity upon your death. Your death benefit must be distributed within the time period required by the tax laws. The Annuity offers a minimum death benefit. Please see "Death Benefits" for more information.

FEES AND CHARGES: The Annuity, and the optional living benefits and optional death benefits, are subject to certain fees and charges, as discussed in the "Summary of Contract Fees and Charges" table earlier in this prospectus. In addition, there are fees and expenses of the underlying Portfolios.

WHAT DOES IT MEAN THAT MY ANNUITY IS "TAX DEFERRED"? Variable annuities are "tax deferred", meaning you pay no taxes on any earnings from your Annuity until you withdraw the money. You may also transfer among your Investment Options without paying a tax at the time of the transfer. When you take your money out of the Annuity, however, you will be taxed on the earnings at ordinary income tax rates. If you withdraw money before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

You may also purchase the Annuity as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan. Although there is no additional tax advantage to a variable annuity purchased through one of these plans, the Annuity has features and benefits other than tax deferral that may make it an important investment for a qualified plan. You should consult your tax adviser regarding these features and benefits prior to purchasing a contract for use with a tax-qualified plan.

MARKET TIMING: We have market timing policies and procedures that attempt to detect transfer activity that may adversely affect other Owners or Portfolio shareholders in situations where there is potential for pricing inefficiencies or that involve certain other types of disruptive trading activity (i.e., market timing). Our market timing policies and procedures are discussed in more detail later in this prospectus, entitled "Restrictions on Transfers Between Investment Options."

OTHER INFORMATION: Please see the section entitled "Other Information" for more information about the Annuity, including legal information about Pruco Life, the Separate Account, and underlying Portfolios.

                              INVESTMENT OPTIONS

The Investment Options under the Annuity consist of the Sub-accounts and the MVA Options. In this section, we describe the Portfolios. We then discuss the investment restrictions that apply if you elect certain optional benefits. Finally, we discuss the MVA Options.

Each Sub-account invests in an underlying Portfolio whose share price generally fluctuates each Valuation Day. The Portfolios that you select, among those that are permitted, are your choice - we do not provide investment advice, nor do we recommend any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios.

In contrast to the Sub-accounts, Account Value allocated to an MVA Option earns a fixed rate of interest as long as you remain invested for the Guarantee Period. We guarantee both the stated amount of interest and the principal amount of your Account Value in an MVA Option, so long as you remain invested in the MVA Option for the duration of the Guarantee Period. In general, if you withdraw Account Value prior to the end of the MVA Option's Guarantee Period, you will be subject to a Market Value Adjustment or "MVA", which can be positive or negative. A "Guarantee Period" is the period of time during which we credit a fixed rate of interest to an MVA Option.

As a condition of electing an optional benefit (e.g., Highest Daily Lifetime Income v2.1), you will be prohibited from investing in certain Sub-accounts or MVA Options. We describe those restrictions below. In addition, the optional living benefits employ a pre-determined mathematical formula, under which money is transferred between your chosen Sub-accounts and the AST Investment Grade Bond Sub-account.

WHETHER OR NOT YOU ELECT AN OPTIONAL BENEFIT SUBJECT TO THE PREDETERMINED MATHEMATICAL FORMULA, YOU SHOULD BE AWARE THAT THE OPERATION OF THE FORMULA MAY RESULT IN LARGE-SCALE ASSET FLOWS INTO AND OUT OF THE SUB-ACCOUNTS. THESE ASSET FLOWS COULD ADVERSELY IMPACT THE PORTFOLIOS, INCLUDING THEIR RISK PROFILE, EXPENSES AND PERFORMANCE. These asset flows impact not only the Permitted Sub-accounts used with the optional benefits but also the other Sub-accounts, because the Portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the Portfolios could experience the following effects, among others:

    (a) a Portfolio's investment performance could be adversely affected by requiring a subadviser to purchase and sell securities at inopportune times or by otherwise limiting the subadviser's ability to fully implement the Portfolio's investment strategy;

    (b) the subadviser may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;

    (c) a Portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the Portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners' Account Value may be transferred to the AST Investment Grade Bond Sub-account and other Owners' Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one Portfolio to another Portfolio, which in turn could adversely impact performance.

VARIABLE INVESTMENT OPTIONS

Each variable Investment Option is a Sub-account of the Pruco Life Flexible Premium Variable Annuity Account (see "Pruco Life and the Separate Account" for more detailed information). Each Sub-account invests exclusively in one Portfolio. The Investment Objectives Chart below provides a description of each Portfolio's investment objective to assist you in determining which Portfolios may be of interest to you. PLEASE NOTE, THE AST INVESTMENT GRADE BOND PORTFOLIO IS NOT AVAILABLE FOR ALLOCATION OF PURCHASE PAYMENTS OR OWNER-INITIATED TRANSFERS.

Not all Portfolios offered as Sub-accounts may be available depending on whether you elect an optional benefit. Thus, if you elect an optional benefit, you would be precluded from investing in certain Portfolios and therefore would not receive investment appreciation (or depreciation) affecting those Portfolios.

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios.

This Annuity offers Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Pruco Life ("Affiliated Portfolios") and Portfolios managed by companies not affiliated with Pruco Life ("Unaffiliated Portfolios"). Pruco Life and its affiliates ("Prudential Companies") receive fees and payments from both the Affiliated Portfolios and the Unaffiliated Portfolios. Generally, Prudential Companies receive revenue sharing payments from the Unaffiliated Portfolios. We consider the amount of these fees and payments when determining which portfolios to offer through the Annuity. Affiliated Portfolios may provide Prudential Companies with greater fees and payments than Unaffiliated Portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over Unaffiliated Portfolios. As indicated next to each Portfolio's description in the table that follows, each Portfolio has one or more subadvisers that conduct day to day management. We have an incentive to offer Portfolios with certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which portfolios to offer under the Annuities. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Please see "Other Information" under the heading concerning "Fees and Payments Received by Pruco Life" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates. In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.

On APRIL 29, 2013, we stopped offering the AST FRANKLIN TEMPLETON FOUNDING FUNDS ALLOCATION PORTFOLIO as a Sub-account under the Annuities, except as follows: if at any time prior to April 29, 2013 you had any portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the AST Franklin Templeton Founding Funds Allocation Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account prior to April 29, 2013, you cannot allocate Account Value to the AST Franklin Templeton Founding Funds Allocation Sub-account.

You may select Portfolios individually, create your own combination of Portfolios (certain limitations apply - see "Limitations With Optional Benefits" later in this section), or select from among combinations of Portfolios that we have created called "Prudential Portfolio Combinations." Under Prudential Portfolio Combinations, each Portfolio Combination consists of several asset allocation Portfolios, each of which represents a specified percentage of your allocations. If you elect to invest according to one of these Portfolio Combinations, we will allocate your initial Purchase Payment among the Sub-accounts within the Portfolio Combination according to the percentage allocations. You may elect to allocate additional Purchase Payments according to the composition of the Portfolio Combination, although if you do not make such an explicit election, we will allocate additional Purchase Payments as discussed below under "Additional Purchase Payments."

Once you have selected a Portfolio Combination, we will not rebalance your Account Value to take into account differences in performance among the Sub-accounts. This is a static, point of sale model allocation. Over time, the percentages in each asset allocation Portfolio may vary from the Portfolio Combination you selected when you purchased your Annuity based on the performance of each of the Portfolios within the Portfolio Combination. However, you may elect to participate in an automatic rebalancing program, under which we would transfer Account Value periodically so that your Account Value allocated to the Sub-accounts is brought back to the exact percentage allocations stipulated by the Portfolio Combination you elected. Please see "Automatic Rebalancing Programs" below for details about how such a program operates. If you are participating in an optional living benefit (such as Highest Daily Lifetime Income v2.1) that uses a predetermined mathematical formula, under which your Account Value may be transferred between certain "Permitted Sub-accounts" and the AST Investment Grade Bond Sub-account, and you have elected automatic rebalancing in addition to Prudential Portfolio Combinations, you should be aware that: (a) used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and
(b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that existed originally as part of Prudential Portfolio Combinations.

If you are interested in a Portfolio Combination, you should work with your Financial Professional to select the Portfolio Combination that is appropriate for you, in light of your investment time horizon, investment goals and expectations and market risk tolerance, and other relevant factors. In providing these Portfolio Combinations, we are not providing investment advice. You are responsible for determining which Portfolio Combination or Sub-account(s) is best for you. Asset allocation does not ensure a profit or protect against a loss.

THE FOLLOWING TABLE CONTAINS LIMITED INFORMATION ABOUT THE PORTFOLIOS. BEFORE SELECTING AN INVESTMENT OPTION OR PORTFOLIO COMBINATION, YOU SHOULD CAREFULLY REVIEW THE SUMMARY PROSPECTUSES AND/OR PROSPECTUSES FOR THE PORTFOLIOS, WHICH CONTAIN DETAILS ABOUT THE INVESTMENT OBJECTIVES, POLICIES, RISKS, COSTS AND MANAGEMENT OF THE PORTFOLIOS. YOU CAN OBTAIN THE SUMMARY PROSPECTUSES AND PROSPECTUSES FOR THE PORTFOLIOS BY CALLING 1-888-PRU-2888 OR AT WWW.PRUDENTIALANNUITIES.COM.

PORTFOLIO                              INVESTMENT                             PORTFOLIO
NAME                                   OBJECTIVES                             ADVISOR/SUBADVISOR(S)
-------------------------------------  -------------------------------------- -------------------------------------
AST Academic Strategies Asset          Seeks long-term capital appreciation.  AlphaSimplex Group, LLC
Allocation Portfolio                                                          AQR Capital Management, LLC and
                                                                              CNH Partners, LLC
                                                                              CoreCommodity Management, LLC
                                                                              First Quadrant, L.P.
                                                                              Jennison Associates LLC
                                                                              J.P. Morgan Investment Management,
                                                                              Inc.
                                                                              Pacific Investment Management
                                                                              Company LLC (PIMCO)
                                                                              Prudential Investments LLC
                                                                              Quantitative Management Associates
                                                                              LLC
                                                                              Western Asset Management Company/
                                                                              Western Asset
                                                                              Management Company Limited

AST Advanced Strategies Portfolio      Seeks a high level of absolute return  Brown Advisory LLC
                                       by using traditional and               Loomis, Sayles & Company, L.P.
                                       non-traditional investment strategies  LSV Asset Management
                                       and by investing in domestic and       Prudential Investment Management,
                                       foreign equity and fixed income        Inc.
                                       securities, derivative instruments     Quantitative Management Associates
                                       and other investment companies.        LLC
                                                                              T. Rowe Price Associates, Inc.
                                                                              William Blair & Company, LLC

AST AQR Emerging Markets Equity        Seeks long-term capital appreciation.  AQR Capital Management, LLC
Portfolio

AST AQR Large-Cap Portfolio            Seeks long-term capital appreciation.  AQR Capital Management, LLC

AST Balanced Asset Allocation          Seeks to obtain the highest potential  Prudential Investments LLC
Portfolio                              total return consistent with its       Quantitative Management Associates
                                       specified level of risk tolerance.     LLC

AST BlackRock Global Strategies        Seeks a high total return consistent   BlackRock Financial Management, Inc.
Portfolio                              with a moderate level of risk.         BlackRock International Limited

AST BlackRock iShares ETF Portfolio    Seeks to maximize total return with a  BlackRock Financial Management, Inc.
                                       moderate level of risk.

AST BlackRock/Loomis Sayles Bond       Seek to maximize total return,         BlackRock Financial Management,
Portfolio (formerly AST PIMCO Total    consistent with preservation of        Inc.;
Return Bond Portfolio)                 capital and prudent investment         BlackRock International
                                       management                             Limited
                                                                              BlackRock (Singapore) Limited
                                                                              Loomis, Sayles & Company, L.P.

AST Boston Partners Large-Cap Value    Seeks capital appreciation.            Boston Partners
Portfolio (formerly AST Jennison
Large-Cap Value Portfolio)

AST Capital Growth Asset Allocation    Seeks to obtain the highest potential  Prudential Investments LLC
Portfolio                              total return consistent with its       Quantitative Management Associates
                                       specified level of risk tolerance.     LLC

AST ClearBridge Dividend Growth        Seeks income, capital preservation,    ClearBridge Investments, LLC
Portfolio                              and capital appreciation.

AST Cohen & Steers Realty Portfolio    Seeks to maximize total return         Cohen & Steers Capital Management,
                                       through investment in real estate      Inc.
                                       securities.

AST Defensive Asset Allocation         Seeks to obtain the highest potential  Prudential Investments LLC
Portfolio                              total return consistent with its       Quantitative Management Associates
                                       specified level of risk tolerance.     LLC

AST FI Pyramis(R) Asset Allocation     Seeks to maximize total return.        Pyramis Global Advisors, LLC a
Portfolio                                                                     Fidelity Investments Company

AST FI Pyramis(R) Quantitative         Seeks long-term capital growth         Pyramis Global Advisors, LLC a
Portfolio                              balanced by current income.            Fidelity Investments Company

AST Franklin Templeton Founding Funds  Seeks capital appreciation while its   Franklin Advisers, Inc.
Allocation Portfolio                   secondary investment objective is to   Franklin Mutual Advisers, LLC
                                       seek income.                           Templeton Global Advisors Limited

AST Franklin Templeton Founding Funds  Seeks capital appreciation.            AST Investment Services, Inc.
Plus Portfolio                                                                Prudential Investments LLC

AST Global Real Estate Portfolio       Seeks capital appreciation and income. Prudential Real Estate Investors

AST Goldman Sachs Large-Cap Value      Seeks long-term growth of capital.     Goldman Sachs Asset Management,
Portfolio                                                                     L.P.

AST Goldman Sachs Mid-Cap Growth       Seeks long-term growth of capital.     Goldman Sachs Asset Management,
Portfolio                                                                     L.P.

PORTFOLIO                              INVESTMENT                             PORTFOLIO
NAME                                   OBJECTIVES                             ADVISOR/SUBADVISOR(S)
-------------------------------------  -------------------------------------  -----------------------------------
AST Goldman Sachs Multi-Asset          Seeks to obtain a high level of total  Goldman Sachs Asset Management,
Portfolio                              return consistent with its level of    L.P.
                                       risk tolerance.

AST Goldman Sachs Small-Cap Value      Seeks long-term capital appreciation.  Goldman Sachs Asset Management,
Portfolio                                                                     L.P.

AST Herndon Large-Cap Value Portfolio  Seeks maximum growth of capital by     Herndon Capital Management, LLC
                                       investing primarily in the value
                                       stocks of larger companies.

AST High Yield Portfolio               Seeks maximum total return,            J.P. Morgan Investment Management,
                                       consistent with preservation of        Inc.
                                       capital and prudent investment         Prudential Investment Management,
                                       management.                            Inc.

AST International Growth Portfolio     Seeks long-term capital growth.        Jennison Associates LLC
                                                                              Neuberger Berman Management LLC
                                                                              William Blair & Company, LLC

AST International Value Portfolio      Seeks capital growth.                  Lazard Asset Management LLC
                                                                              LSV Asset Management

AST Investment Grade Bond Portfolio    Seeks to maximize total return,        Prudential Investment Management,
                                       consistent with the preservation of    Inc.
                                       capital and liquidity needs. Total
                                       return is comprised of current income
                                       and capital appreciation.

AST J.P. Morgan Global Thematic        Seeks capital appreciation consistent  J.P. Morgan Investment Management,
Portfolio                              with its specified level of risk       Inc./ Security Capital Research &
                                       tolerance.                             Management Incorporated

AST J.P. Morgan International Equity   Seeks capital growth.                  J.P. Morgan Investment Management,
Portfolio                                                                     Inc.

AST J.P. Morgan Strategic              Seeks to maximize return compared to   J.P. Morgan Investment Management,
Opportunities Portfolio                the benchmark through security         Inc.
                                       selection and tactical asset
                                       allocation.

AST Jennison Large-Cap Growth          Seeks long-term growth of capital.     Jennison Associates LLC
Portfolio

AST Large-Cap Value Portfolio          Seeks current income and long-term     Hotchkis and Wiley Capital
                                       growth of income a well as capital     Management, LLC
                                       appreciation.

AST Legg Mason Diversified Growth      Seeks high risk-adjusted returns       Brandywine Global Investment
Portfolio                              compared to its blended index.         Management, LLC
                                                                              ClearBridge Investments, LLC
                                                                              QS Batterymarch Financial
                                                                              Management, Inc.
                                                                              QS Legg Mason Global Asset
                                                                              Allocation, LLC
                                                                              Western Asset Management
                                                                              Company/Western Asset
                                                                              Management Company

AST Loomis Sayles Large-Cap Growth     Seeks capital growth. Income           Loomis, Sayles & Company, L.P.
Portfolio                              realization is not an investment
                                       objective and any income realized on
                                       the Portfolio's investments,
                                       therefore, will be incidental to the
                                       Portfolio's objective.

AST Lord Abbett Core Fixed Income      Seeks income and capital appreciation  Lord, Abbett & Co. LLC
Portfolio                              to produce a high total return.

AST MFS Global Equity Portfolio        Seeks capital growth.                  Massachusetts Financial Services
                                                                              Company

AST MFS Growth Portfolio               Seeks long-term capital growth and     Massachusetts Financial Services
                                       future, rather than current income.    Company

AST MFS Large-Cap Value Portfolio      Seeks capital appreciation.            Massachusetts Financial Services
                                                                              Company

AST Mid-Cap Value Portfolio            Seeks to provide capital growth by     EARNEST Partners, LLC
                                       investing primarily in                 WEDGE Capital Management L.L.P.
                                       mid-capitalization stocks that appear
                                       to be undervalued.

AST Money Market Portfolio             Seeks high current income and          Prudential Investment Management,
                                       maintain high levels of liquidity.     Inc.

AST Neuberger Berman Core Bond         Seeks to maximize total return         Neuberger Berman Fixed Income
Portfolio                              consistent with the preservation of    LLC
                                       capital.

AST Neuberger Berman Mid-Cap Growth    Seeks capital growth.                  Neuberger Berman Management LLC
Portfolio

PORTFOLIO                              INVESTMENT                             PORTFOLIO
NAME                                   OBJECTIVES                             ADVISOR/SUBADVISOR(S)
-------------------------------------  -------------------------------------  ------------------------------------
AST Neuberger Berman/LSV Mid-Cap       Seeks capital growth.                  LSV Asset Management
Value Portfolio                                                               Neuberger Berman Management
                                                                              LLC

AST New Discovery Asset Allocation     Seeks total return.                    C.S. McKee, LP
Portfolio                                                                     EARNEST Partners, LLC
                                                                              Epoch Investment Partners, Inc.
                                                                              Longfellow Investment Management
                                                                              Co. LLC Parametric Portfolio
                                                                              Associates LLC
                                                                              Security Investors, LLC
                                                                              Thompson, Siegel & Walmsley LLC
                                                                              Vision Capital Management, Inc.

AST Parametric Emerging Markets        Seeks long-term capital appreciation.  Parametric Portfolio Associates LLC
Equity Portfolio

AST PIMCO Limited Maturity Bond        Seeks to maximize total return         Pacific Investment Management
Portfolio                              consistent with preservation of        Company LLC (PIMCO)
                                       capital and prudent investment
                                       management.

AST Preservation Asset Allocation      Seeks to obtain the highest potential  Prudential Investments LLC
Portfolio                              total return consistent with its       Quantitative Management Associates
                                       specified level of risk tolerance.     LLC

AST Prudential Core Bond Portfolio     Seeks to maximize total return         Prudential Investment Management,
                                       consistent with the long-term          Inc.
                                       preservation of capital.

AST Prudential Growth Allocation       Seeks total return.                    Prudential Investment Management,
Portfolio                                                                     Inc.
                                                                              Quantitative Management Associates
                                                                              LLC

AST QMA Emerging Markets Equity        Seeks long-term capital appreciation.  Quantitative Management Associates
Portfolio                                                                     LLC

AST QMA Large-Cap Portfolio            Seeks long-term capital appreciation.  Quantitative Management Associates
                                                                              LLC

AST QMA US Equity Alpha Portfolio      Seeks long term capital appreciation.  Quantitative Management Associates
                                                                              LLC

AST Quantitative Modeling Portfolio    Seeks a high potential return while    Quantitative Management Associates
                                       attempting to mitigate downside risk   LLC
                                       during adverse market cycles.

AST RCM World Trends Portfolio         Seeks highest potential total return   Allianz Global Investors U.S. LLC
                                       consistent with its specified level
                                       of risk tolerance.

AST Schroders Global Tactical          Seeks to outperform its blended        Schroder Investment Management
Portfolio                              performance benchmark.                 North America Inc./ Schroder
                                                                              Investment Management North
                                                                              America Ltd.

AST Schroders Multi-Asset World        Seeks long-term capital appreciation.  Schroder Investment Management
Strategies Portfolio                                                          North America Inc./ Schroder
                                                                              Investment Management North
                                                                              America Ltd.

AST Small-Cap Growth Portfolio         Seeks long-term capital growth.        Eagle Asset Management, Inc.
                                                                              Emerald Mutual Fund Advisers Trust

AST Small-Cap Growth Opportunities     Seeks capital growth.                  RS Investment Management Co. LLC
Portfolio (formerly AST Federated                                             Wellington Management Company,
Aggressive Growth Portfolio):                                                 LLP

AST Small-Cap Value Portfolio          Seeks to provide long-term capital     ClearBridge Investments, LLC
                                       growth by investing primarily in       J.P. Morgan Investment
                                       small-capitalization stocks that       Management, Inc.
                                       appear to be undervalued.              LMC Investments, LLC

AST T. Rowe Price Asset Allocation     Seeks a high level of total return by  T. Rowe Price Associates, Inc.
Portfolio                              investing primarily in a diversified
                                       portfolio of equity and fixed income
                                       securities.

AST T. Rowe Price Equity Income        Seeks to provide substantial dividend  T. Rowe Price Associates, Inc.
Portfolio                              income as well as long-term growth of
                                       capital through investments in the
                                       common stocks of established
                                       companies.

AST T. Rowe Price Growth               Seeks a high level of total return by  T. Rowe Price Associates, Inc.
Opportunities Portfolio                investing primarily in a diversified   T. Rowe Price International, Ltd.
                                       portfolio of equity and fixed income   T. Rowe Price International, Ltd. -
                                       securities.                            Tokyo branch and T. Rowe Price
                                                                              Hong Kong Limited

PORTFOLIO                              INVESTMENT                             PORTFOLIO
NAME                                   OBJECTIVES                             ADVISOR/SUBADVISOR(S)
-------------------------------------  -------------------------------------  -------------------------------
AST T. Rowe Price Large-Cap Growth     Seeks long-term growth of capital by   T. Rowe Price Associates, Inc.
Portfolio                              investing predominantly in the equity
                                       securities of a limited number of
                                       large, carefully selected,
                                       high-quality U.S. companies that are
                                       judged likely to achieve superior
                                       earnings growth.

AST T. Rowe Price Natural Resources    Seeks long-term capital growth         T. Rowe Price Associates, Inc.
Portfolio                              primarily through investing in the
                                       common stocks of companies that own
                                       or develop natural resources (such as
                                       energy products, precious metals and
                                       forest products) and other basic
                                       commodities.

AST Templeton Global Bond Portfolio    Seeks to provide current income with   Franklin Advisers, Inc.
                                       capital appreciation and growth of
                                       income.

AST Wellington Management Hedged       Seeks to outperform a mix of 50%       Wellington Management Company
Equity Portfolio                       Russell 3000(R) Index, 20% MSCI EAFE   LLP
                                       Index, and 30% Treasury Bill Index
                                       over a full market cycle by
                                       preserving capital in adverse markets
                                       utilizing an options strategy while
                                       maintaining equity exposure to
                                       benefit from up markets through
                                       investments in Wellington
                                       Management's equity investment
                                       strategies.

AST Western Asset Core Plus Bond       Seeks to maximize total return,        Western Asset Management
Portfolio                              consistent with prudent investment     Company/ Western Asset
                                       management and liquidity needs, by     Management Company Limited
                                       investing to obtain the average
                                       duration specified for the Portfolio.

AST Western Asset Emerging Markets     Seeks to maximize total return.        Western Asset Management
Debt Portfolio                                                                Company/ Western Asset
                                                                              Management Company Limited

ProFund VP Consumer Goods              Seeks investment results, before fees  ProFund Advisors LLC and expenses, that correspond to the
                                       performance of the Dow Jones U.S.
                                       Consumer GoodsSM Index (the "Index").

ProFund VP Consumer Services           Seeks investment results, before fees  ProFund Advisors LLC and expenses, that correspond to the
                                       performance of the Dow Jones U.S.
                                       Consumer ServicesSM Index (the
                                       "Index").

ProFund VP Financials                  Seeks investment results, before fees  ProFund Advisors LLC and expenses, that correspond to the
                                       performance of the Dow Jones U.S.
                                       FinancialsSM Index (the "Index").

ProFund VP Health Care                 Seeks investment results, before fees  ProFund Advisors LLC and expenses, that correspond to the
                                       performance of the Dow Jones U.S.
                                       Health CareSM Index (the "Index").

ProFund VP Industrials                 Seeks investment results, before fees  ProFund Advisors LLC and expenses, that correspond to the
                                       performance of the Dow Jones U.S.
                                       IndustrialsSM Index (the "Index").

ProFund VP Large-Cap Growth            Seeks investment results, before fees  ProFund Advisors LLC and expenses, that correspond to the
                                       performance of the S&P 500(R) Growth
                                       Index (the "Index").

ProFund VP Large-Cap Value             Seeks investment results, before fees  ProFund Advisors LLC and expenses, that correspond to the
                                       performance of the S&P 500(R) Value
                                       Index (the "Index").

ProFund VP Mid-Cap Growth              Seeks investment results, before fees  ProFund Advisors LLC and expenses, that correspond to the
                                       performance of the S&P MidCap 400(R)
                                       Growth Index (the "Index").

PORTFOLIO                              INVESTMENT                             PORTFOLIO
NAME                                   OBJECTIVES                             ADVISOR/SUBADVISOR(S)
-------------------------------------  -------------------------------------  ---------------------
ProFund VP Mid-Cap Value               Seeks investment results, before fees  ProFund Advisors LLC and expenses, that correspond to the
                                       performance of the S&P MidCap 400(R)
                                       Value Index (the "Index").

ProFund VP Real Estate                 Seeks investment results, before fees  ProFund Advisors LLC and expenses, that correspond to the
                                       performance of the Dow Jones U.S.
                                       Real EstateSM Index (the "Index").

ProFund VP Small-Cap Growth            Seeks investment results, before fees  ProFund Advisors LLC and expenses, that correspond to the
                                       performance of the S&P SmallCap
                                       600(R) Growth Index(R) (the "Index").

ProFund VP Small-Cap Value             Seeks investment results, before fees  ProFund Advisors LLC and expenses, that correspond to the
                                       performance of the S&P SmallCap
                                       600(R) Value Index (the "Index").

ProFund VP Telecommunications          Seeks investment results, before fees  ProFund Advisors LLC and expenses, that correspond to the
                                       performance of the Dow Jones U.S.
                                       TelecommunicationsSM Index (the
                                       "Index").

ProFund VP Utilities                   Seeks investment results, before fees  ProFund Advisors LLC and expenses, that correspond to the
                                       performance of the Dow Jones U.S.
                                       UtilitiesSM Index (the "Index").

Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

LIMITATIONS WITH OPTIONAL BENEFITS

As a condition to your electing in any Highest Daily Lifetime Income v2.1 benefit, we limit the Investment Options to which you may allocate your Account Value, as set forth in the Permitted Sub-accounts table below. Please note that the DCA Market Value Adjustment Options described later in this section are also available if you elect an optional benefit.

PERMITTED SUB-ACCOUNTS

AST Academic Strategies Asset Allocation
AST Advanced Strategies
AST Balanced Asset Allocation
AST BlackRock Global Strategies
AST BlackRock iShares ETF
AST Capital Growth Asset Allocation
AST Defensive Asset Allocation
AST FI Pyramis(R) Asset Allocation
AST FI Pyramis(R) Quantitative
AST Franklin Templeton Founding Funds Allocation*
AST Franklin Templeton Found Funds Plus
AST Goldman Sachs Multi-Asset
AST J.P. Morgan Global Thematic
AST J.P. Morgan Strategic Opportunities
AST New Discovery Asset Allocation
AST Preservation Asset Allocation
AST Prudential Growth Allocation
AST RCM World Trends
AST Schroders Global Tactical
AST Schroders Multi-Asset World Strategies
AST T. Rowe Price Asset Allocation
AST Wellington Management Hedged Equity

* No longer offered for new investment.

MARKET VALUE ADJUSTMENT OPTIONS

When you allocate your Account Value to an MVA Option, you earn a fixed rate of interest as long as you remain invested for a set period of time called a Guarantee Period. Amounts in MVA Options are supported by our general account and subject to our claims paying ability, Please see "Other Information" later in this prospectus for additional information about our general account. There are two types of MVA Options available under each Annuity - the Long-Term MVA Options and the DCA MVA Options. If you elect an optional living benefit, only the DCA MVA Options will be available to you. We discuss each MVA Option below. In brief, under the Long-Term MVA Options, you earn interest over a multi-year time period that you have selected. Currently, the Guarantee Periods we offer are 3 years, 5 years, 7 years, and 10 years. We reserve the right to eliminate any or all of these Guarantee Periods or offer Guarantee Periods of different durations. Under the DCA MVA Options, you earn interest over a 6 month or 12 month period while your Account Value in that option is systematically transferred monthly to the Sub-accounts you have designated.

For the Long-Term MVA Option, a Guarantee Period for an MVA Option begins:

    .  when all or part of a Purchase Payment is allocated to that MVA Option;

    . upon transfer of any of your Account Value to a Long-Term MVA Option for that particular Guarantee Period; or

    .  when you "renew" an MVA Option into a new Guarantee Period.

RATES FOR MVA OPTIONS

We do not have a single method for determining the fixed interest rates for the MVA Options. In general, the interest rates we offer for MVA Options will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the MVA Option, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the MVA Options, general economic trends and competition. We also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Options, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

The interest rate credited to an MVA Option is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the various Guarantee Periods. At the time that we confirm your MVA Option, we will advise you of the interest rate in effect and the date your MVA Option matures. We may change the rates we credit to new MVA Options at any time. To inquire as to the current rates for the MVA Options, please call 1-888-PRU-2888. MVA Options may not be available in all states and are subject to a minimum rate which may vary by state. Currently, the MVA Options are not available in the States of Illinois, Iowa, Oregon and Washington.

To the extent permitted by law, we may establish different interest rates for MVA Options offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use DCA MVA Options.

For any MVA Option, you will not be permitted to allocate or renew to the MVA Option if the Guarantee Period associated with that MVA Option would end after your Latest Annuity Date. Thus, for example, we would not allow you to start a new Guarantee Period of 5 years if the Owner/Annuitant were aged 94, because the 5 year period would end after the Latest Annuity Date.

MARKET VALUE ADJUSTMENT

With certain exceptions, if you transfer or withdraw Account Value from an MVA Option prior to the end of the applicable Guarantee Period, you will be subject to a Market Value Adjustment or "MVA". We assess an MVA (whether positive or negative) upon:

    . any surrender, partial withdrawal (including a systematic withdrawal, or a withdrawal program under Sections 72(t) or 72(q) of the Code), or transfer out of an MVA Option made outside the 30 days immediately preceding the maturity of the Guarantee Period; and

    . your exercise of the Free Look right under your Annuity, unless prohibited by state law.

We will NOT assess an MVA (whether positive or negative) in connection with any of the following:

    . partial withdrawals made to meet Required Minimum Distribution requirements under the Code in relation to your Annuity or a required distribution if your Annuity is held as a Beneficiary Annuity, but only if the Required Minimum Distribution or required distribution from Beneficiary Annuity is an amount that we calculate and is distributed through a program that we offer;

    . transfers or partial withdrawals from an MVA Option during the 30 days immediately prior to the end of the applicable Guarantee Period, including the Maturity Date of the MVA Option;

    .  transfers made in accordance with our 6 or 12 Month DCA Program;

    .  when a Death Benefit is determined;

    .  deduction of a Annual Maintenance Fee for the Annuity;

    .  Annuitization under the Annuity; and

    . transfers made pursuant to a mathematical formula used with an optional benefit.

The amount of the MVA is determined according to the formulas set forth in Appendix C. We use one formula for the Long-Term MVA Option and another formula for the DCA MVA Option. In general, the amount of the MVA is dependent on the difference between interest rates at the time your MVA Option was established and current interest rates for the remaining Guarantee Period of your MVA Option. For the Long-Term MVA Option, as detailed in the formula, we essentially (i) divide the current interest rate you are receiving under the Guarantee Period by the interest rate we are crediting for a Guarantee Period equal in duration to the time remaining under the Guarantee Period (plus a "Liquidity Factor" as defined below) and (ii) raise that quotient by a mathematical power that represents the time remaining until the maturity of the Guarantee Period. That result produces the MVA factor. The Liquidity Factor is an element of the MVA formula currently equal to 0.0025 or 0.25%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no Liquidity Factor is applied, will reduce the amount being surrendered or transferred from the MVA Option. If we have no interest rate for a Guarantee Period equal in duration to the time remaining under the Guarantee Period, we may use certain US Treasury interest rates to calculate a proxy for that interest rate. All else being equal, the longer the time remaining until the maturity of the MVA Option from which you are making the withdrawal, the larger the mathematical power that is applied to the quotient in (i) above, and thus the larger the MVA itself. The formula for the DCA MVA Option works in a similar fashion, including the Liquidity Factor described above, except that both interest rates used in the MVA formula are derived directly from the Federal Reserve's "Constant Maturity (CMT) rate." Under either formula, the MVA may be positive or negative, and a negative MVA could result in a loss of interest previously earned as well as some portion of your Purchase Payments.

LONG-TERM MVA OPTIONS

We offer Long-Term MVA Options, offering a range of durations. When you select this option, your payment will earn interest at the established rate for the applicable Guarantee Period. A new Long-Term MVA Option is established every time you allocate or transfer money into a Long-Term MVA Option. You may have money allocated in more than one Guarantee Period at the same time. This could result in your money earning interest at different rates and each Guarantee Period maturing at a different time. While the interest rates we credit to the Long-Term MVA Options may change from time to time, the minimum interest rate is what is set forth in your Annuity.

WE RETAIN THE RIGHT TO LIMIT THE AMOUNT OF ACCOUNT VALUE THAT MAY BE TRANSFERRED INTO A NEW OR OUT OF AN EXISTING LONG-TERM MVA OPTION AND/OR TO REQUIRE ADVANCE NOTICE FOR TRANSFERS EXCEEDING A SPECIFIED AMOUNT. IN ADDITION, WE RESERVE THE RIGHT TO LIMIT OR RESTRICT THE AVAILABILITY OF CERTAIN GUARANTEE PERIODS FROM TIME TO TIME.

DCA MVA OPTIONS

In addition to the Long-Term MVA Options, we offer DCA MVA Options that are used with our 6 or 12 Month DCA Program. Amounts allocated to the DCA MVA Options earn the declared rate of interest while the amount is transferred over a 6 or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount you allocated initially to the DCA MVA Options for the 6 month or 12 month period. A dollar cost averaging program does not assure a profit, or protect against a loss. For a complete description of our 6 or 12 month DCA Program, see the applicable section of this prospectus within the section entitled "Managing Your Account Value."

GUARANTEE PERIOD TERMINATION

An MVA Option ends on the earliest of: (a) the "Maturity Date" of the Guarantee Period; (b) the date the entire amount in the MVA Option is withdrawn or transferred; (c) the Annuity Date; (d) the date the Annuity is surrendered; and
(e) the date as of which a Death Benefit is determined, unless the Annuity is continued by a spousal Beneficiary. "Annuity Date" means the date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

We will notify you before the end of the Guarantee Period. You may elect to have the value of the Long-Term MVA Option on its Maturity Date transferred to any Investment Option, including any Long-Term MVA Option, we then make available. If we do not receive instructions from you in Good Order at our Service Office before the Maturity Date of the Long-Term MVA Option, regarding how the Account Value in your maturing Long-Term MVA Option is to be allocated, we will allocate the Account Value in the maturing Long-Term MVA Option to the AST Money Market Sub-account, unless the Maturity Date is the Annuity Date. We will not assess an MVA if you choose to renew an MVA Option on its Maturity Date or transfer the Account Value to another Investment Option on the Maturity Date (or at any time during the 30 days immediately preceding the Maturity
Date).

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                         FEES, CHARGES AND DEDUCTIONS

In this section, we provide detail about the charges you incur if you own the Annuity.

The charges under the Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuity exceed our total costs in connection with the Annuity, we will earn a profit. Otherwise we will incur a loss. For example, Pruco Life may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations and other expenses under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In general, a given charge under the Annuity compensates us for our costs and risks related to that charge and may provide for a profit. However, it is possible that with respect to a particular obligation we have under this Annuity, we may be compensated not only by the charge specifically tied to that obligation, but also from one or more other charges we impose.

With regard to charges that are assessed as a percentage of the value of the Sub-accounts, please note that such charges are assessed through a reduction to the Unit value of your investment in each Sub-account, and in that way reduce your Account Value. A "Unit" refers to a share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

TRANSFER FEE: Currently, you may make 20 free transfers between Investment Options each Annuity Year. We may charge $10 for each transfer after the 20/th/ in each Annuity Year. We do not consider transfers made as part of a Dollar Cost Averaging or Automatic Rebalancing program when we count the 20 free transfers. All transfers made on the same day will be treated as one transfer. Renewals or transfers of Account Value from an MVA Option within the 30 days immediately preceding the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Similarly, transfers made under our 6 or 12 Month DCA Program and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Transfers made through any electronic method or program we specify are not counted toward the 20 free transfers. The transfer fee is deducted pro rata from all Sub-accounts in which you maintain Account Value immediately subsequent to the transfer.

ANNUAL MAINTENANCE FEE: Prior to Annuitization, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is equal to $50 or 2% of your Unadjusted Account Value, whichever is less. This fee compensates us for administrative and operational costs in connection with the Annuity, such as maintaining our internal systems that support the Annuity. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender unless the surrender is taken within 30 days of the most recently assessed Annual Maintenance Fee. The fee is taken out first from the Sub-accounts on a pro rata basis and then from the MVA Options (if the amount in the Sub-accounts is insufficient to pay the fee). The Annual Maintenance Fee is only deducted if the sum of the Purchase Payments at the time the fee is deducted is less than $100,000. We do not impose the Annual Maintenance Fee upon Annuitization (unless Annuitization occurs on an Annuity anniversary), or the payment of a Death Benefit. For Beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Unadjusted Account Value and is only assessed if the Unadjusted Account Value is less than $25,000 at the time the fee is due. Pursuant to state law, the amount of the Annual Maintenance Fee may differ in certain states.

TAX CHARGE: Some states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We reserve the right to deduct the tax from Purchase Payments when received, from Surrender Value upon surrender, or from Unadjusted Account Value upon Annuitization. The Tax Charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of Purchase Payments, Surrender Value, or Account Value as applicable. The Tax Charge currently ranges up to 3.5%. We may assess a charge against the Sub-accounts and the MVA Options equal to any taxes which may be imposed upon the Separate Accounts. "Surrender Value" refers to the Account Value (which includes the effect of any MVA) less any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional benefits provided by rider or endorsement, and any Annual Maintenance Fee.

We will pay company income taxes on the taxable corporate earnings created by this Annuity. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you may pay under the Annuity. We will periodically review the issue of charging for these taxes, and we may charge for these taxes in the future. We reserve the right to impose a charge for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account.

In calculating our corporate income tax liability, we may derive certain corporate income tax benefits associated with the investment of company assets, including Separate Account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. We do not pass these tax benefits through to holders of the Separate Account annuity contracts because (i) the contract Owners are not the Owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the Annuity.

INSURANCE CHARGE: We deduct an Insurance Charge daily based on the annualized rate shown in the "Summary of Contract Fees and Charges." The charge is assessed against the assets allocated to the Sub-accounts. The Insurance Charge is the combination of the Mortality & Expense

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Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Pruco Life for providing the insurance benefits under the Annuity, including the Annuity's basic Death Benefit (as described in the "Minimum Death Benefit" subsection in "Death Benefits" later in this prospectus) that, subject to the Annuity's terms and conditions, provides guaranteed benefits to your Beneficiaries even if your Account Value declines, and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge further compensates us for our administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under the Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs.

CHARGES FOR OPTIONAL BENEFITS: If you elect to purchase an optional benefit, we will deduct an additional charge. This charge compensates us for the guarantees provided by the living benefit (as described in "Living Benefits" later in this prospectus) and the risk that persons we guarantee living benefit payments to will live longer than our assumptions. The charge is assessed against the greater of the Unadjusted Account Value and the Protected Withdrawal Value and is taken out of the Sub-accounts quarterly. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

SETTLEMENT SERVICE CHARGE: If your Beneficiary takes the death benefit under a Beneficiary Continuation Option, the Insurance Charge no longer applies. However, we then begin to deduct a Settlement Service Charge which compensates us for the cost of providing administrative services in connection with the Beneficiary Continuation Option. This charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annualized charge of 1.00%.

FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annualized operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees or short sale expenses that may apply. These fees and expenses are assessed against each Portfolio's net assets, and reflected daily by each Portfolio before it provides Pruco Life with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the summary prospectuses and prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888.

MVA OPTION CHARGES

No specific fees or expenses are deducted when determining the rates we credit to an MVA Option. However, for some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to an MVA Option.

ANNUITY PAYMENT OPTION CHARGES

If you select a fixed payment option upon Annuitization, the amount of each fixed payment will depend on the Unadjusted Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. Also, a tax charge may apply.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

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                            PURCHASING YOUR ANNUITY

REQUIREMENTS FOR PURCHASING THE ANNUITY

WE MAY APPLY CERTAIN LIMITATIONS, RESTRICTIONS, AND/OR UNDERWRITING STANDARDS AS A CONDITION OF OUR ISSUANCE OF AN ANNUITY AND/OR ACCEPTANCE OF PURCHASE PAYMENTS. ALL SUCH CONDITIONS ARE DESCRIBED BELOW.

INITIAL PURCHASE PAYMENT: An initial Purchase Payment is considered the first Purchase Payment received by us in Good Order and in an amount sufficient to issue your Annuity. This is the payment that issues your Annuity. All subsequent Purchase Payments allocated to the Annuity will be considered Additional Purchase Payments. Unless we agree otherwise and subject to our rules, you must make an initial Purchase Payment of at least $10,000 for the Advisor Series. However, if you decide to make payments under a systematic investment or an electronic funds transfer program, we may accept a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent Purchase Payments plus your initial Purchase Payment total the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equals $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments with respect to this Annuity and all other annuities owned by the new Owner would equal or exceed that $1 million threshold. We may limit additional Purchase Payments under other circumstances, as explained in "Additional Purchase Payments," below.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Pruco Life. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Pruco Life by wiring funds through your Financial Professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer, an arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions. You can allocate Purchase Payments to one or more available Investment Options. Investment restrictions will apply if you elect an optional benefit.

SPECULATIVE INVESTING: Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Non-Qualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that may elect to use our Annuity as a funding vehicle.

AGE RESTRICTIONS: Unless we agree otherwise and subject to our rules, in order to issue the annuity we must receive the application, in good order, before the oldest of the Owner(s) and Annuitant(s) turns 86 years old. If you purchase a Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. The availability and level of protection of certain optional benefits may vary based on the age of the oldest Owner (or Annuitant, if entity-owned) on the Issue Date of the Annuity or the date of the Owner's death. In addition, the broker-dealer firm through which you are purchasing the Annuity may impose a younger maximum issue age than what is described above - check with the broker-dealer firm for details. The "Annuitant" refers to the natural person upon whose life annuity payments payable to the Owner are based.

ADDITIONAL PURCHASE PAYMENTS: If allowed by applicable state law, currently you may make additional Purchase Payments, provided that the payment is at least $100 (we impose a $50 minimum for electronic funds transfer ("EFT") purchases). We may amend this Purchase Payment minimum, and/or limit the Investment Options to which you may direct Purchase Payments. You may make additional Purchase Payments, unless the Annuity is held as a Beneficiary Annuity, at any time before the earlier of the Annuity Date and (i) for Annuities that are not entity-owned, the oldest Owner's 86/th/ birthday or (ii) for entity-owned Annuities, the Annuitant's 86/th/ birthday. However, Purchase Payments are not permitted after the Account Value is reduced to zero.

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Each additional Purchase Payment will be allocated to the Investment Options according to your instructions. If you have not provided any allocation instructions with the additional Purchase Payment, we will allocate the Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding any Sub-accounts to which you may not choose to allocate Account Value, such as the AST Investment Grade Bond Sub-account.

FOR ANNUITIES THAT HAVE ONE OF THE HIGHEST DAILY LIFETIME INCOME V2.1 BENEFITS, WE MAY LIMIT, SUSPEND OR REJECT ANY ADDITIONAL PURCHASE PAYMENT AT ANY TIME, BUT WOULD DO SO ONLY ON A NON-DISCRIMINATORY BASIS. CIRCUMSTANCES WHERE WE MAY LIMIT, RESTRICT, SUSPEND OR REJECT ADDITIONAL PURCHASE PAYMENTS INCLUDE, BUT ARE NOT LIMITED TO THE FOLLOWING:

..  IF WE DETERMINE THAT, AS A RESULT OF THE TIMING AND AMOUNTS OF YOUR
   ADDITIONAL PURCHASE PAYMENTS AND WITHDRAWALS, THE ANNUAL INCOME AMOUNT IS BEING INCREASED IN AN UNINTENDED FASHION (AMONG THE FACTORS WE WILL USE IN MAKING A DETERMINATION AS TO WHETHER AN ACTION IS DESIGNED TO INCREASE THE ANNUAL INCOME AMOUNT IN AN UNINTENDED FASHION IS THE RELATIVE SIZE OF ADDITIONAL PURCHASE PAYMENT(S));

..  IF WE ARE NOT THEN OFFERING THIS BENEFIT FOR NEW ISSUES; OR

..  IF WE ARE OFFERING A MODIFIED VERSION OF THIS BENEFIT FOR NEW ISSUES.

IF WE EXERCISE OUR RIGHT TO SUSPEND, REJECT AND/OR PLACE LIMITATIONS ON THE ACCEPTANCE OF ADDITIONAL PURCHASE PAYMENTS, YOU MAY NO LONGER BE ABLE TO FUND THE HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT THAT YOU SELECTED TO THE LEVEL YOU ORIGINALLY INTENDED. THIS MEANS THAT YOU MAY NO LONGER BE ABLE TO INCREASE THE VALUES ASSOCIATED WITH YOUR HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT THROUGH ADDITIONAL PURCHASE PAYMENTS. THIS WOULD ALSO IMPACT YOUR ABILITY TO MAKE ANNUAL CONTRIBUTIONS TO CERTAIN QUALIFIED ANNUITIES.

When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future. Please see the "Living Benefits" section later in this prospectus for further information on additional Purchase Payments.

Depending on the tax status of your Annuity (e.g, if you own the Annuity through an IRA), there may be annual contribution limits dictated by applicable law. Please see "Tax Considerations" for additional information on these contribution limits.

If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your Annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

Additional Purchase Payments may also be limited if the total Purchase Payments under this Annuity and other annuities equals or exceeds $1,000,000.00, as described in more detail in "Initial Purchase Payment," above.

DESIGNATION OF OWNER, ANNUITANT AND BENEFICIARY

OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

    . Owner: Each Owner holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint Owners are required to act jointly; however, if each Owner provides us with an instruction that we find acceptable, we will permit each Owner to act independently on behalf of both Owners. All information and documents that we are required to send you will be sent to the first named Owner. Co-ownership by entity Owners or an entity Owner and an individual is not permitted. Refer to the Glossary of Terms for a complete description of the term "Owner." Prior to Annuitization, there is no right of survivorship (other than any spousal continuance right that may be available to a surviving spouse).

    . Annuitant: The Annuitant is the person upon whose life we make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the Accumulation Period. In limited circumstances and where allowed by law, we may allow you to name one or more "Contingent Annuitants" with our prior approval. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the prospectus. For Beneficiary Annuities, instead of an Annuitant there is a "Key Life" which is used to determine the annual required distributions.

    . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary designation should be the exact name of your Beneficiary, not only a reference to the Beneficiary's relationship to you. If you use a class designation in lieu of designating individuals (e.g. "surviving children"), we will pay the class of Beneficiaries as determined at the time of your death and not the class of Beneficiaries that existed at the time the designation was made. If no Beneficiary is named, the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term "Successor" is used. If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner, unless you elect an alternative Beneficiary designation.

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Your right to make certain designations may be limited if your Annuity is to be used as an IRA, Beneficiary Annuity or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

"BENEFICIARY" ANNUITY

You may purchase an Annuity if you are a Beneficiary of an account that was owned by a decedent, subject to the following requirements. You may transfer the proceeds of the decedent's account into the Annuity described in this prospectus and receive distributions that are required by the tax laws. This transfer option is not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a "Beneficiary Continuation Option".

Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. You must take required distributions at least annually, which we will calculate based on the applicable life expectancy in the year of the decedent's death, using Table 1 in IRS Publication 590.

For IRAs and Roth IRAs, distributions must begin by December 31/st/ of the year following the year of the decedent's death. If you are the surviving spouse Beneficiary, distributions may be deferred until the decedent would have attained age 70 1/2. However, if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to Beneficiaries of an IRA or Roth IRA, see "Required Distributions Upon Your Death for Qualified Annuity Contracts" in "Tax Considerations".

For nonqualified Annuities, distributions must begin within one year of the decedent's death. For additional information regarding the tax considerations applicable to Beneficiaries of a nonqualified Annuity see "Required Distributions Upon Your Death for Nonqualified Annuity Contracts" in "Tax Considerations".

You may take withdrawals in excess of your required distributions. Any withdrawals you take count toward the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.

The Annuity provides a basic Death Benefit upon death, and you may name "successors" who may either receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.

Please note the following additional limitations for a Beneficiary Annuity:

.. No additional Purchase Payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple assets or death benefits into a single contract as part of this Beneficiary Annuity.

..  You may not elect any optional living or death benefits.

..  You may not annuitize the Annuity; no annuity options are available.

..  You may participate only in the following programs: Auto-Rebalancing, Dollar
   Cost Averaging (but not the 6 or 12 Month DCA Program), or systematic withdrawals.

.. You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A Beneficiary Annuity may not be co-owned.

..  If the Annuity is funded by means of transfer from another Beneficiary
   Annuity with another company, we require that the sending company or the beneficial Owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another Beneficiary Annuity where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

.. The beneficial Owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust
   (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA Owner; and
   (3) the Beneficiaries of the trust who are Beneficiaries with respect to the trust's interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust may be required to provide us with a list of all Beneficiaries to the trust (including contingent and remainder Beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30/th/ of the year following the year of death of the IRA or Roth IRA Owner, or date of Annuity application if later. The trustee may also be required to provide a copy of the trust document upon request. If the beneficial Owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial Owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest Beneficiary under the trust.

.. If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a Beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

.. If you are transferring proceeds as Beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first or next required distribution. If, for any reason, your transfer request impedes our ability to complete your required distribution by the required date, we will be unable to accept your transfer request.

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RIGHT TO CANCEL

You may cancel (or "Free Look") your Annuity for a refund by notifying us in Good Order or by returning the Annuity to our Service Office or to the representative who sold it to you within 10 days after you receive it (or such other period as may be required by applicable law). The Annuity can be mailed or delivered either to us, at our Service Office, or to the representative who sold it to you. Return of the Annuity by mail is effective on being postmarked, properly addressed and postage prepaid.

Subject to applicable law, the amount of the refund will equal the Account Value as of the Valuation Day we receive the returned Annuity at our Service Office or the cancellation request in Good Order, plus any fees or tax charges deducted from the Purchase Payment upon allocation to the Annuity or imposed under the Annuity, less any applicable federal and state income tax withholding. However, where we are required by applicable law to return Purchase Payments, we will return the greater of Account Value and Purchase Payments. If you had Account Value allocated to any MVA Option upon your exercise of the Free Look, we will calculate, to the extent allowed by applicable state law, any applicable MVA with a zero "Liquidity Factor". See the section of this prospectus entitled "Market Value Adjustment Options."

SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity, unless the Annuity is held as a Beneficiary Annuity. Investment restrictions will apply if you elect optional benefits. No additional Purchase Payments are permitted if you have elected the Beneficiary Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or terminated the ability of Owners to submit additional Purchase Payments.

SALARY REDUCTION PROGRAMS

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are not directed to the MVA Options.

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                             MANAGING YOUR ANNUITY

CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS

In general, you may change the Owner, Annuitant and Beneficiary designations by sending us a request in Good Order, which will be effective when received at our Service Office. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. As of the Valuation Day we receive an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new Owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Any change we accept is subject to any transactions processed by us before we receive the notice of change at our Service Office. Some of the changes we will not accept include, but are not limited to:

.. a new Owner subsequent to the death of the Owner or the first of any co-Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

.. a new Annuitant subsequent to the Annuity Date if the annuity option includes a life contingency;

..  a new Annuitant prior to the Annuity Date if the Owner is an entity;

.. a new Owner such that the new Owner is older than the age for which we would then issue the Annuity as of the effective date of such change, unless the change of Owner is the result of spousal continuation;

.. any permissible designation change if the change request is received at our Service Office after the Annuity Date;

.. a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors if allowed by state law; and

..  a new Annuitant for a contract issued to a grantor trust where the new
   Annuitant is not the grantor of the trust.

In general, you may change the Owner, Annuitant, and Beneficiary designations as indicated above, and also may assign the Annuity. WE WILL ALLOW CHANGES OF OWNERSHIP AND/OR ASSIGNMENTS ONLY IF THE ANNUITY IS HELD EXCLUSIVELY FOR THE BENEFIT OF THE ANNUITANT OR CONTINGENT ANNUITANT. WE ACCEPT ASSIGNMENTS OF NONQUALIFIED ANNUITIES ONLY.

WE RESERVE THE RIGHT TO REJECT ANY PROPOSED CHANGE OF OWNER, ANNUITANT, OR BENEFICIARY, AS WELL AS ANY PROPOSED ASSIGNMENT OF THE ANNUITY.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

..  a company(ies) that issues or manages viatical or structured settlements;

..  an institutional investment company;

..  an Owner with no insurable relationship to the Annuitant or Contingent
   Annuitant (a "Stranger-Owned Annuity" or "STOA"); or

.. a change in designation(s) that does not comply with or that we cannot administer in compliance with federal and/or state law.

WE WILL IMPLEMENT THIS RIGHT ON A NON-DISCRIMINATORY BASIS, AND TO THE EXTENT ALLOWED BY STATE LAW, BUT ARE NOT OBLIGATED TO PROCESS YOUR REQUEST WITHIN ANY PARTICULAR TIMEFRAME. There are restrictions on designation changes when you have elected certain optional benefits.

DEATH BENEFIT SUSPENSION UPON CHANGE OF OWNER OR ANNUITANT. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the "Death Benefits" section later in this prospectus for additional details.

SPOUSAL DESIGNATIONS

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner unless you designate a different Beneficiary. Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new Owners.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" later in this prospectus for more information.

CONTINGENT ANNUITANT

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a

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Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code
Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account").

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. See, including the amount of the Death Benefit "Spousal Continuation of Annuity" in "Death Benefits" for more information about how the Annuity can be continued by a Custodial Account.

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                          MANAGING YOUR ACCOUNT VALUE

There are several programs we administer to help you manage your Account Value. We describe our current programs in this section.

DOLLAR COST AVERAGING PROGRAMS

We offer Dollar Cost Averaging Programs during the Accumulation Period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one Sub-account to one or more other Sub-accounts. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts (if you make no selection, we will effect transfers on a monthly basis). In addition, you may elect the 6 or 12 Month DCA Program described below.

There is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market.

6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM")

The 6 or 12 Month DCA Program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. The 6 or 12 Month DCA Program may not be available in all states or with certain benefits or programs. Currently, the DCA MVA Options are not available in the States of Illinois, Iowa, Oregon and Washington.

CRITERIA FOR PARTICIPATING IN THE PROGRAM

.. If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not electively allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

.. You may only allocate Purchase Payments to the DCA MVA Options. You may not transfer Account Value into this program. To institute a program, you must allocate at least $2,000 to the DCA MVA Options.

.. As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether you want 6 or 12 monthly transfers under the program. We then set the monthly transfer amount, by dividing the Purchase Payment you have allocated to the DCA MVA Options by the number of months. For example, if you allocated $6,000, and selected a 6 month DCA Program, we would transfer $1,000 each month (with the interest earned added to the last payment). We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA MVA Options is reduced. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA MVA Option (including any interest) by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA MVA Option on the next scheduled transfer and terminate the program.

..  We impose no fee for your participation in the 6 or 12 Month DCA Program.

.. You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA MVA Options according to your instructions, subject to any applicable MVA. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA MVA Options on a pro rata basis to the Sub-accounts in which you are invested currently, excluding any Sub-accounts to which you are not permitted to choose to allocate or transfer Account Value. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account, unless restricted due to benefit election.

.. We credit interest to amounts held within the DCA MVA Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA MVA Option has been transferred out; (b) the date the entire amount in the DCA MVA Option is withdrawn; (c) the date as of which any Death Benefit payable is determined, unless the Annuity is continued by a spouse Beneficiary (in which case we continue to credit interest under the program); or (d) the Annuity Date.

.. The interest rate earned in a DCA MVA Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new Purchase Payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the dollar amount of interest you receive will decrease as amounts are systematically transferred from the DCA MVA Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

DETAILS REGARDING PROGRAM TRANSFERS

..  Transfers made under this program are not subject to any MVA.

..  Any partial withdrawals, transfers, or fees deducted from the DCA MVA
   Options will reduce the amount in the DCA MVA Options. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA MVA Options associated with that program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program.

.. 6 or 12 Month DCA transfers will begin on the date the DCA MVA Option is established (unless modified to comply with state law) and on each month following until the entire principal amount plus earnings is transferred.

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..  We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

.. The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the Program.

.. If you are not participating in an optional benefit, we will make transfers under the 6 or 12 month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any optional benefit, we will allocate amounts transferred out of the DCA MVA Options to the Sub-accounts that you specified upon your election of the 6 or 12 Month DCA Program, provided those instructions comply with the allocation requirements for the optional benefit. No portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account used with the optional benefit (although the DCA MVA Option is treated as a "Permitted Sub-account" for purposes of transfers made by any predetermined mathematical formula associated with the optional benefit).

.. If you are participating in an optional benefit and also are participating in the 6 or 12 Month DCA Program, and the pre-determined mathematical formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be transferred from the DCA MVA Options associated with the 6 or 12 Month DCA Program. Amounts transferred from the DCA MVA Options under the formula will be taken on a last-in, first-out basis, without the imposition of a market value adjustment.

.. If you are participating in one of our automated withdrawal programs (e.g., systematic withdrawals), we may include within that withdrawal program amounts held within the DCA MVA Options. If you have elected any optional living benefit, any withdrawals will be taken on a pro rata basis from your Sub-accounts and the DCA MVA Options. Such withdrawals will be assessed any applicable MVA.

AUTOMATIC REBALANCING PROGRAMS

During the Accumulation Period, we offer Automatic Rebalancing among the Sub-accounts you choose. The "Accumulation Period" refers to the period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you choose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. You may make additional transfers; however, the Automatic Rebalancing program will not reflect such transfers unless we receive instructions from you indicating that you would like to adjust the Automatic Rebalancing program. There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a systematic withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you are participating in an optional living benefit (such as Highest Daily Lifetime Income v2.1) that makes transfers under a pre-determined mathematical formula, and you have elected Automatic Rebalancing, you should be aware that:
(a) the AST Investment Grade Bond Sub-account used as part of the pre-determined mathematical formula will not be included as part of Automatic Rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing program.

AUTHORIZATION OF A THIRD PARTY INVESTMENT ADVISER TO MANAGE MY ACCOUNT

This Annuity is intended to be used where you have engaged your own investment adviser to provide advice regarding the allocation of your Account Value. That investment adviser may be a firm or person appointed by us, or whose affiliated broker-dealer is appointed by us, as authorized sellers of the Annuity. Even if this is the case, however, please note that the investment adviser you engage to provide advice and/or make transfers for you is not acting on our behalf, but rather is acting on your behalf. To be eligible to take any action with respect to your Annuity, an investment adviser must meet our standards. These standards include, but are not limited to, restricting the amount of the adviser's fee that the adviser can deduct from your account to a specified percentage of your Account Value (this fee cap may change periodically at our discretion). In general, we reserve the right to change these standards at any time. Although we impose these standards, you bear the responsibility for choosing a suitable investment adviser.

We do not offer advice about how to allocate your Account Value. As such, we are not responsible for any recommendations your investment adviser makes, any investment models or asset allocation programs they choose to follow, or any specific transfers they make on your behalf. Moreover, if you participate in an optional living benefit that transfers Account Value under a pre-determined mathematical formula, you and your investment adviser should realize that such transfers will occur as dictated solely by the formula, and may or may not be in accord with the investment program being pursued by your investment adviser. As one possible example, prompted by a decline in the value of your chosen Sub-accounts, the formula might direct a transfer to an AST bond Portfolio - even though your adviser's program might call for an increased investment in equity Sub-accounts in that scenario.

WE ARE NOT A PARTY TO THE AGREEMENT YOU HAVE WITH YOUR INVESTMENT ADVISER, AND DO NOT VERIFY THAT AMOUNTS WITHDRAWN FROM YOUR ANNUITY, INCLUDING AMOUNTS WITHDRAWN TO PAY FOR THE INVESTMENT ADVISER'S FEE, ARE WITHIN THE TERMS OF YOUR AGREEMENT WITH YOUR INVESTMENT ADVISER. You will, however, receive confirmations of transactions that affect your Annuity that among other things reflect advisory fees deducted from your Account Value. It is your responsibility to arrange for the payment of the advisory fee charged by your investment

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adviser. Similarly, it is your responsibility to understand the advisory services provided by your investment adviser and the advisory fees charged for those services.

Any fee that is charged by your investment adviser is in addition to the fees and expenses that apply under your Annuity. Please be aware that if you authorize your investment adviser to withdraw amounts from your Annuity to pay for the investment advisor's fee, such fee deduction will be treated as a withdrawal. A withdrawal can have many consequences, particularly if you are participating in certain optional living benefits and/or optional death benefits. For example, as with any other withdrawal from your Annuity, you may incur adverse tax consequences upon the deduction of your advisor's fee from your Annuity. In addition, a withdrawal generally may also reduce the level of various living and death benefit guarantees provided.

Please note that the investment restrictions for certain optional living and death benefits, and/or the investment in certain assets allocation sub-accounts, may limit or preclude the investment advisor's ability to deduct advisory fees from your Annuity. For example, if you elect any Highest Daily Lifetime Income v2.1 benefit, we will not allow your investment adviser to deduct fees from your Annuity (although you may pay your adviser in some other manner).

SPECIAL RULES FOR DISTRIBUTIONS TO PAY ADVISORY FEES

We treat partial withdrawals to pay advisory fees as taxable distributions unless your Annuity is being used in conjunction with a "qualified" retirement plan (plans meeting the requirements of Sections 401, 403 or 408 of the Code). However, if your Annuity has an optional benefit that is ineligible for advisory fee deduction, and if you take partial withdrawals from such Annuity to pay advisory fees, such partial withdrawals will be considered taxable distributions for all contracts, including the "qualified" retirement plans enumerated above.

FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS

Unless you direct otherwise, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving Investment Options. IF YOUR FINANCIAL PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL SUCH TRANSACTIONS THAT ARE DIRECTED BY YOUR FINANCIAL PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You will receive a confirmation of any financial transaction involving the purchase or sale of Units of your Annuity. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these authorizations at any time. In addition, we may restrict the Investment Options available for transfers or allocation of Purchase Payments by such Financial Professional. We will notify you and your Financial Professional if we implement any such restrictions or prohibitions.

PLEASE NOTE: Contracts managed by your Financial Professional also are subject to the restrictions on transfers between Investment Options that are discussed in the section below entitled "Restrictions On Transfers Between Investment Options". We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com). Limitations that we may impose on your Financial Professional under the terms of an administrative agreement (e.g., a custodial agreement) do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this prospectus.

RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS

During the Accumulation Period you may transfer Account Value between Investment Options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. We do not currently require a minimum amount in each Sub-account you allocate Account Value to at the time of any allocation or transfer. Although we do not currently impose a minimum transfer amount, we reserve the right to require that any transfer be at least $50.

Transfers under this Annuity consist of those you initiate or those made under a systematic program, such as the 6 or 12 Month DCA Program, another dollar cost averaging program, an asset rebalancing program, or pursuant to a mathematical formula required as part of an optional benefit (e.g., Highest Daily Lifetime Income v2.1). The transfer restrictions discussed in this section apply only to transfers that you initiate, not any transfers under a program or the mathematical formula.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in Good Order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a "writing",
(ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. The Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., the Sub-accounts corresponding to the AST Money Market Portfolio or ProFunds VP Portfolios), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts. In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer

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requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by its Portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

..  With respect to each Sub-account (other than the AST Money Market
   Sub-account, or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as auto rebalancing or under a pre-determined mathematical formula used with an optional living benefit; (ii) do not count any transfer that solely involves the AST Money Market Sub-account and/or a ProFund VP Sub-account; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

.. We reserve the right to effect transfers on a delayed basis for all Annuities in accordance with our rules regarding frequent transfers. That is, we may price a transfer involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the transfer request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are owners of different variable annuity contracts that are funded through the same Separate Account that may not be subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than Annuity Owners who are subject to such limitations. Finally, there are owners of other variable annuity contracts or variable life contracts that are issued by Pruco Life as well as other insurance companies that have the same underlying Portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying Portfolio (e.g., greater Portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional are subject to the restrictions on transfers between Investment Options that are discussed above, if the Financial Professional manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying Portfolio's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional) and will not waive a transfer restriction for any Owner.

ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY. The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract Owners (including an Annuity Owner's TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific Owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus Annuity Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short-term trading fee (also referred to as "redemption fee") in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short-term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

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                            ACCESS TO ACCOUNT VALUE

TYPES OF DISTRIBUTIONS AVAILABLE TO YOU

During the Accumulation Period you can access your Account Value through partial withdrawals, systematic withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits and may impose an MVA. Unless you notify us differently as permitted, partial withdrawals are taken pro rata (i.e. "pro rata" meaning that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value). Each of these types of distributions is described more fully below.

If you have an optional living benefit, and you take a withdrawal deemed to be Excess Income that brings your Unadjusted Account Value to zero, both the benefit and the Annuity itself will terminate. See "Living Benefits" later in this prospectus for more information.

TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES

PRIOR TO ANNUITIZATION

For federal income tax purposes, a distribution prior to Annuitization is deemed to come first from any "gain" in your Annuity and second as a return of your "cost basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax adviser for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the Annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any cost basis you have in your Annuity. Once the cost basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The cost basis in your Annuity may be based on the cost basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See "Tax Considerations" for information about qualified Annuities and for additional information about nonqualified Annuities.

SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD

Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select. This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Internal Revenue Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Please note that systematic withdrawals may be subject to an MVA.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your "designated Investment Options"). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. "Pro rata" means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

If you have certain optional living benefits that guarantee Lifetime Withdrawals (e.g., Highest Daily Lifetime Income v2.1) and elect, or have elected, to receive Lifetime Withdrawals using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

    . Systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

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    .  If you either have an existing or establish a new systematic withdrawal program for an amount less than, or equal to, your Annual Income Amount and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program. If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your Annual Income Amount available in future Annuity Years. A combination of partial withdrawals and systematic withdrawals for an amount greater than your Annual Income Amount will further increase the impact on your future Annual Income Amount.

    . For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see "Living Benefits" later in this prospectus.

    . If you are taking your entire Annual Income Amount through the systematic withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(T)/72(Q) OF THE INTERNAL REVENUE CODE

If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments." For Annuities issued as nonqualified annuities, the Code may provide a similar exemption from penalty under Section 72(q) of the Code. Systematic withdrawals under Sections 72(t)/72(q) may be subject to an MVA. To request a program that complies with Sections 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. There is no minimum Surrender Value we require to allow you to begin a program for withdrawals under Sections 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

Please note that if a withdrawal under 72(t) or 72(q) was scheduled to be effected between the last Valuation Day prior to December 25/th/ and December 31/st/ of a given year, then we will implement the withdrawal on the last Valuation Day prior to December 25/th/ of that year.

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions are a type of systematic withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make systematic withdrawals in amounts that satisfy the minimum distribution rules under the Code.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to systematic withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution rules under the Code. Please see "Living Benefits" for further information relating to Required Minimum Distributions if you own a living benefit.

In any year in which the requirement to take Required Minimum Distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a Required Minimum Distribution if not for the suspension as eligible for treatment as described herein.

Please note that if a Required Minimum Distribution was scheduled to be effected between the last Valuation Day prior to December 25/th/ and December 31/st/ of a given year, then we will implement the Required Minimum Distribution on the last Valuation Day prior to December 25/th/ of that year.

See "Tax Considerations" for a further discussion of Required Minimum Distributions. For the impact of Required Minimum Distributions on optional benefits and Excess Income, see "Living Benefits - Highest Daily Lifetime Income v2.1 Benefit - Required Minimum Distributions."

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                                  SURRENDERS

SURRENDER VALUE

During the Accumulation Period you can surrender your Annuity at any time, and you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity. Your Surrender Value is equal to the Account Value (which includes the effect of any MVA) less any applicable tax charges, any applicable optional benefit charge, and any Annual Maintenance Fee.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $2,000. If you purchase an Annuity WITHOUT a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity WITH a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take a Non-Lifetime Withdrawal (see "Living Benefits - Non-Lifetime Withdrawal Feature") that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. See "Annuity Options" later in this prospectus for information on the impact of the minimum Surrender Value at annuitization.

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                                ANNUITY OPTIONS

Annuitization involves converting your Unadjusted Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit, if any, is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit). We currently make annuity options available that provide fixed annuity payments. Fixed annuity payments provide the same amount with each payment. Please refer to the "Living Benefits" section in this prospectus for a description of annuity options that are available when you elect one of the living benefits. You must annuitize your entire Account Value; partial annuitizations are not allowed.

You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95/th/ birthday of the oldest of any Owner and Annuitant whichever occurs first ("Latest Annuity Date") and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. You may change your choices before the Annuity Date.

If needed, we will require proof in Good Order of the Annuitant's age before commencing annuity payments. Likewise, we may require proof in Good Order that an Annuitant is still alive, as a condition of our making additional annuity payments while the Annuitant lives. We will seek to recover any life income annuity payments that we made after the death of the Annuitant.

If the initial annuity payment would be less than $100, we will not allow you to annuitize (except as otherwise specified by applicable law). Instead, we will pay you your current Unadjusted Account Value in a lump sum and terminate your Annuity. Similarly, we reserve the right to pay your Unadjusted Account Value in a lump sum, rather than allow you to annuitize, if the Surrender Value of your Annuity is less than $2000 on the Annuity Date.

Once annuity payments begin, you no longer receive benefits under any optional living benefit (unless you have annuitized under that benefit) or the Death Benefits described below.

Certain of these annuity options may be available as "settlement options" to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note that you may not annuitize within the first three Annuity Years (except as otherwise specified by applicable law).

For Beneficiary Annuities, no annuity payments are available and all references to Annuity Date are not applicable.

OPTION 1

ANNUITY PAYMENTS FOR A PERIOD CERTAIN: Under this option, we will make equal payments for the period chosen (the "period certain"), up to 25 years (but not to exceed the life expectancy of the Annuitant at the time the Annuity Option becomes effective, as computed under applicable IRS tables). The annuity payments may be made monthly, quarterly, semiannually, or annually, as you choose, for the fixed period. If the Owner dies during the income phase, payments will continue to any surviving Owner, or if there is no surviving Owner, the named Beneficiary or your estate if no Beneficiary is named for the remainder of the period certain.

OPTION 2

LIFE INCOME ANNUITY OPTION WITH A PERIOD CERTAIN: Under this option, income is payable monthly, quarterly, semiannually, or annually for the period certain, subject to our then current rules, and thereafter until the death of the Annuitant. Should the Owner or Annuitant die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or your estate if no Beneficiary is named, until the end of the period certain. If an annuity option is not selected by the Annuity Date, this is the option we will automatically select for you. We will use a period certain of 10 years, or a shorter duration if the Annuitant's life expectancy at the time the Annuity Option becomes effective, as computed under applicable IRS tables, is less than 10 years. If in this instance the duration of the period certain is prohibited by applicable law, then we will pay you a lump sum in lieu of this option.

OTHER ANNUITY OPTIONS WE MAY MAKE AVAILABLE

At the Annuity Date, we may make available other annuity options not described above. The additional options we currently offer are:

    . Life Annuity Option. We currently make available an annuity option that makes payments for the life of the Annuitant. Under that option, income is payable monthly, quarterly, semiannually, or annually, as you choose, until the death of the Annuitant. No additional annuity payments are made after the death of the Annuitant. No minimum number of payments is guaranteed. It is possible that only one payment will be payable if the death of the Annuitant occurs before the date the second payment was due, and no other payments nor death benefits would be payable.

    . Joint Life Annuity Option. Under the joint lives option, income is payable monthly, quarterly, semiannually, or annually, as you choose, during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of the second Annuitant. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Annuitants occurs before the date the second payment was due, and no other payments or death benefits would be payable.

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

    . Joint Life Annuity Option With a Period Certain. Under this option, income is payable monthly, quarterly, semiannually, or annually for the number of years selected (the "period certain"), subject to our current rules, and thereafter during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of the second Annuitant. If the Annuitants' joint life expectancy is less than the period certain, we will institute a shorter period certain, determined according to applicable IRS tables. Should the two Annuitants die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or to your estate if no Beneficiary is named, until the end of the period certain.

We reserve the right to cease offering any of these Other Annuity Options. If we do so, we will amend this prospectus to reflect the change. We reserve the right to make available other annuity or settlement options.

                                      37

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                                LIVING BENEFITS

Pruco Life offers different optional living benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional benefits are available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional living benefits, the additional cost has the impact of reducing net performance of the Investment Options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of these optional living benefits for new elections at any time. Depending on which optional living benefit you choose, you can have substantial flexibility to invest in the Sub-accounts while:

.. guaranteeing a minimum amount of growth to be used as the basis for lifetime withdrawals; or

..  providing spousal continuation of certain benefits.

We currently offer the Highest Daily Lifetime v2.1 benefits suite.

..  Highest Daily Lifetime Income v2.1

..  Spousal Highest Daily Lifetime Income v2.1

..  Highest Daily Lifetime Income v2.1 With Highest Daily Death Benefit

..  Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit

Each living benefit requires your participation in a predetermined mathematical formula that may transfer your account value between the Sub-accounts you have chosen from among those we permit with the benefit (i.e., the "permitted Sub-accounts") and the AST Investment Grade Bond Sub-account. See "Investment Options" for a list of permitted Sub-accounts available with the Highest Daily Lifetime Income v2.1 suite of benefits. The optional living benefit investment requirements and the formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. The investment requirements and the formula do not guarantee any reduction in risk or volatility or any increase in Account Value. In fact, the investment requirements could mean that you miss appreciation opportunities in other investment options. The formula could mean that you miss opportunities for investment gains in your selected Sub-accounts while Account Value is allocated to the AST Investment Grade Bond Sub-account, and there is no guarantee that the AST Investment Grade Bond Sub-account will not lose value. We are not providing you with investment advice through the use of the formula. In addition, the formula does not constitute an investment strategy that we are recommending to you.

The Highest Daily Lifetime v2.1 benefits are "Lifetime Guaranteed Minimum Withdrawal Benefits". These benefits are designed for someone who wants a guaranteed lifetime income stream through withdrawals over time, rather than by annuitizing. Please note that there is a Latest Annuity Date under your Annuity, by which date annuity payments must commence.

Under any of the Highest Daily Lifetime v2.1 Benefits (i.e., Highest Daily Lifetime Income v2.1, Spousal Highest Daily Lifetime Income v2.1, Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit, and Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit), WITHDRAWALS IN EXCESS OF THE ANNUAL INCOME AMOUNT, CALLED "EXCESS INCOME," WILL IMPACT THE VALUE OF THE BENEFIT INCLUDING A PERMANENT REDUCTION IN FUTURE GUARANTEED AMOUNTS.

PLEASE REFER TO THE BENEFIT DESCRIPTION THAT FOLLOWS FOR A COMPLETE DESCRIPTION OF THE TERMS, CONDITIONS AND LIMITATIONS OF EACH OPTIONAL BENEFIT. SEE THE CHART IN THE "INVESTMENT OPTIONS" SECTION OF THE PROSPECTUS FOR A LIST OF INVESTMENT OPTIONS AVAILABLE AND PERMITTED WITH EACH BENEFIT. WE RESERVE THE RIGHT TO TERMINATE A BENEFIT IF YOU ALLOCATE FUNDS INTO NON-PERMITTED INVESTMENT OPTIONS. Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate to permitted Investment Options applicable to your benefit. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. As is the case with optional living benefits in general, the fulfillment of our guarantee under these benefits is dependent on our claims-paying ability.

TERMINATION OF EXISTING BENEFITS AND ELECTION OF NEW BENEFITS

If you elect an optional living benefit, you may subsequently terminate the benefit and elect one of the then currently available benefits, subject to availability of the benefit at that time and our then current rules. NOTE THAT ONCE YOU TERMINATE AN EXISTING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR UNADJUSTED ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES EFFECTIVE. There is currently no waiting period to make a new benefit election (you may elect a new benefit beginning on the next Valuation Day), provided that upon such an election, your Account Value must be allocated to the Investment Options permitted for the optional benefit. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may not provide the same guarantees and/or may be more expensive than the benefit you are terminating. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. In purchasing the Annuity and selecting benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date.

No Long-Term MVA Option is permitted if you elect any Optional Living Benefit.

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Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" for more information.

HIGHEST DAILY LIFETIME(R) INCOME V2.1 BENEFIT

Highest Daily Lifetime(R) Income v2.1 Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. We reserve the right, in our sole discretion, to cease offering this benefit, for new elections at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). Highest Daily Lifetime Income v2.1 may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income v2.1 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

The income benefit under Highest Daily Lifetime Income v2.1 currently is based on a single "designated life" who is at least 50 years old on the benefit effective date. Highest Daily Lifetime Income v2.1 is not available if you elect any other optional living benefit. As long as your Highest Daily Lifetime Income v2.1 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY PARTICULAR WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER HIGHEST DAILY LIFETIME INCOME V2.1. AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT YOU MAY HAVE, PLEASE SEE THE FOLLOWING SECTIONS IN THIS PROSPECTUS: "SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT", "HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT" AND "SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT".

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value ON OR BEFORE the Roll-Up End Date
On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls ON OR BEFORE the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

    (1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

    (2) the Unadjusted Account Value on the current Valuation Day.

The Periodic Value AFTER the Roll-Up End Date
On any Current Valuation Day that falls AFTER the Roll-Up End Date, the Periodic Value is equal to the greater of:

    (1) the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

    (2) the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT HIGHEST DAILY LIFETIME INCOME V2.1, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER HIGHEST DAILY LIFETIME INCOME V2.1

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. Under Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income v2.1 and subsequent to the first Lifetime Withdrawal will
(i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5%
for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older) and
(ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

While Highest Daily Lifetime Income v2.1 is in effect, we may limit, restrict, suspend or reject, any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

.. if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..  if we are not then offering this benefit for new issues; or

..  if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Highest Daily Lifetime Income v2.1 benefit. This means that you may no longer be able to increase the values associated with your Highest Daily Lifetime Income v2.1 benefit through additional Purchase Payments. When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income v2.1. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income v2.1 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income v2.1 upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income v2.1 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for Highest Daily Lifetime Income v2.1 or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1

.. Highest Daily Lifetime Income v2.1 is elected on August 1 of the following calendar year

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income v2.1

..  The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced hereafter in these examples fall on consecutive business days.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

     Account Value before Lifetime withdrawal                  $118,000.00
     Less amount of "non" Excess Income                        $  3,500.00
     Account Value immediately before Excess Income of $1,500  $114,500.00
     Excess Income amount                                      $   1500.00
     Ratio ($1,500/$114,500=1.31%)                                    1.31%
     Annual Income Amount                                      $  6,000.00
     Reduction in Annual Income Amount 1.31%                   $     78.60
     Annual Income Amount for future Annuity Years             $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                               HIGHEST DAILY VALUE        ADJUSTED ANNUAL
                UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
  DATE*        ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
  -----        ------------- ------------------------ ------------------------
  June 28/th/   $238,000.00        $238,000.00               $11,900.00
  June 29/th/   $226,500.00        $228,009.60               $11,400.48
  June 30/th/   $226,800.00        $228,009.60               $11,400.48
  July 1/st/    $233,500.00        $233,500.00               $11,675.00
  July 2/nd/    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

    . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income v2.1. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income v2.1. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income v2.1. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable
MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 3

.. Highest Daily Lifetime Income v2.1 is elected on September 4 of the following calendar year

..  The Unadjusted Account Value at benefit election was $105,000

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income v2.1

.. No previous withdrawals have been taken under Highest Daily Lifetime Income v2.1

On October 3 of the year the benefit is elected, the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income v2.1 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

      Withdrawal amount                                          $ 15,000
      Divided by Account Value before withdrawal                 $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31/st/ for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied.

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..  the remaining Annual Income Amount for that Annuity Year; plus

.. the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

EXAMPLE

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

FIRST CALENDAR YEAR                    ANNUITY YEAR                           SECOND CALENDAR YEAR
-------------------------------------  -------------------------------------  -------------------------------------
01/01/2014 to 12/31/2014               06/01/2014 to 05/31/2015               01/01/2015 to 12/31/2015

Assume the following:

..  RMD Amount for Both Calendar Years = $6,000;

..  Annual Income Amount = $5,000; and

..  A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
   Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..  The remaining Annual Income for that Annuity Year ($3,000); plus

..  The Second Calendar Year's RMD Amount minus the Annual Income Amount ($6,000
   - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..  If, in any Annuity Year, your RMD amount is less than your Annual Income
   Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

.. If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

.. If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

BENEFITS UNDER HIGHEST DAILY LIFETIME INCOME V2.1

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime Income v2.1, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, HIGHEST DAILY LIFETIME INCOME V2.1 TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY, THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1) apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

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    (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

    (2) the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under Highest Daily Lifetime Income v2.1 are subject to all of the terms and conditions of the Annuity. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income v2.1 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the permitted elected Sub-accounts, the DCA MVA
   Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

.. If you elect or terminate and re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and
   (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Highest Daily
   Lifetime Income v2.1 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

CHARGE FOR HIGHEST DAILY LIFETIME INCOME V2.1

The current charge for Highest Daily Lifetime Income v2.1 is 1.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income v2.1 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.25% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for

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many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income v2.1 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, a partial withdrawal that is not a withdrawal of Excess Income may reduce the Unadjusted Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

For Highest Daily Lifetime Income v2.1, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 50 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income v2.1. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income v2.1, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Income v2.1 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income v2.1 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT HIGHEST DAILY LIFETIME INCOME V2.1, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND YOUR GUARANTEES UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF HIGHEST DAILY LIFETIME INCOME V2.1. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income v2.1 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. In purchasing the Annuity and selecting benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime Income v2.1 at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I)    YOUR TERMINATION OF THE BENEFIT;

(II)   YOUR SURRENDER OF THE ANNUITY;

(III) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO RECEIVE THE ANNUAL INCOME AMOUNT IN THE FORM OF ANNUITY PAYMENTS, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(IV) OUR RECEIPT OF DUE PROOF OF DEATH OF THE OWNER OR ANNUITANT (FOR ENTITY-OWNED ANNUITIES);

(V) BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO DUE TO A WITHDRAWAL OF EXCESS INCOME;

(VI) YOU ALLOCATE OR TRANSFER ANY PORTION OF YOUR ACCOUNT VALUE TO ANY SUB-ACCOUNT(S) TO WHICH YOU ARE NOT PERMITTED TO ELECTIVELY ALLOCATE OR TRANSFER ACCOUNT VALUE; (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX B FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES);* OR

(VII) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

    * Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim

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forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income v2.1 other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income v2.1 terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed in "Election of and Designations under the Benefit" and "Termination of Your Highest Daily Lifetime Income v2.1" earlier in this benefit description.

HOW HIGHEST DAILY LIFETIME INCOME V2.1 TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

OVERVIEW OF THE PREDETERMINED MATHEMATICAL FORMULA

Our goal is to seek a careful balance between providing value-added products, such as the Highest Daily Lifetime Income v2.1 suite of benefits, while managing the risk to Pruco Life associated with offering these products. One of the key features that helps us accomplish that balance and an integral part of the Highest Daily Lifetime Income v2.1 suite is the predetermined mathematical formula used to transfer Unadjusted Account Value between the Permitted Subaccounts and the AST Investment Grade Bond Sub-account, referred to in this section as the "Bond Sub-account". The formula is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under the Highest Daily Lifetime Income v2.1 suite of benefits. The formula is not investment advice.

The formula is set forth in Appendix D (and is described below).

The predetermined mathematical formula ("formula") monitors each individual contract each Valuation Day that the benefit is in effect on your Annuity, in order to help us manage guarantees through all market cycles. It helps manage the risk associated with these benefits, which is generally represented by the gap between your Unadjusted Account Value and the Protected Withdrawal Value. As the gap between these two values increases, the formula will determine if and how much money should be transferred into the Bond Sub-account. This movement is intended to reduce the equity risk we will bear in funding our obligation associated with these benefits. As the gap decreases (due to favorable performance of the Unadjusted Account Value), the formula then determines if and how much money should transfer back into the Permitted Sub-accounts. The use of the formula, combined with restrictions on the Sub-accounts you are allowed to invest in, lessens the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, thus reducing the likelihood that we will make any lifetime income payments under this benefit. The formula may also limit the potential for your Account Value to grow.

The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. We are not providing you with investment advice through the use of the formula. The formula does not constitute an investment strategy that we are recommending to you. The formula may limit the potential for your Account Value to grow.

TRANSFER ACTIVITY UNDER THE FORMULA

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, over time, as none of the Unadjusted Account Value is allocated to the Bond Sub-account, the formula will allow for a greater decrease in the Unadjusted Account Value before a transfer to the Bond Sub-account is made.

It is important to understand that transfers within your Annuity are specific to the performance of your chosen investment options, the performance of the Bond Sub-account while Account Value is allocated to it, as well as how long the benefit has been owned. For example, two contracts purchased on the same day, but invested differently, will likely have different results, as would two contracts purchased on different days with the same investment options.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle, therefore producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Unadjusted Account Value and your Protected
   Withdrawal Value;

..  The amount of time the benefit has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

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..  Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account.

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

The amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula. Therefore, the investment performance of each affects whether a transfer occurs for your Annuity. As the amounts allocated to either the Bond Sub-account or the Permitted Sub-accounts increase, the performance of those sub-accounts will have a greater impact on your Unadjusted Account Value and hence a greater impact on if (and how much of) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

HOW THE FORMULA OPERATES

Generally, the formula, which is applied each Valuation Day, takes four steps in determining any applicable transfers within your Annuity.

    (1) First, the formula starts by identifying the value of future income payments we expect to pay. We refer to that value as the "Target Value" or "L".

    (2) Second, we subtract any amounts invested in the Bond Sub-account ("B") from the Target Value and divide that number by the amount invested in the Permitted Sub-Accounts ("V\\V\\ + V\\F\\") where "V\\V\\" is the current Account Value of the elected Sub-accounts of the Annuity, and "V\\F\\" is the current Account Value of the elected Fixed Rate Options of the Annuity). We refer to this resulting value as the "Target Ratio" or "R".

    (3) Third, we compare the Target Ratio to designated thresholds and other rules described in greater detail below to determine if a transfer needs to occur.

    (4) If a transfer needs to occur, we use another calculation to determine the amount of the transfer.

The Formula is:

   R = (L - B) / (V\\V\\ + V\\F\\)

More specifically, the formula operates as follows:

    (1) We calculate the Target Value (L) by multiplying the Income Basis (as defined in Appendix D) for that day by 5% and by the applicable Annuity Factor found in Appendix D. If you have already made a Lifetime Withdrawal, your Target Value would take into account any automatic step-up, any subsequent Purchase Payments, and any withdrawals of Excess Income.

       Example (assume the Income Basis is $200,000, and the contract is 11 1/2 months old, resulting in an annuity factor of 14.95)

       Target Value (L) = $200,000 x 5% x 14.95 = $149,500

    (2) Next, to calculate the Target Ratio (R), the Target Value is reduced by any amount held within the Bond Sub-account (B) on that day. The remaining amount is divided by the amount held within the Permitted Sub-accounts (V\\V\\ + V\\F\\).

       Example (assume the amount in the Bond Sub-account is zero, and the amount held within the Permitted Sub-accounts is $179,500)

       Target Ratio (R) = ($149,500 - 0)/$179,500 = 83.3%

    (3) If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on the third Valuation Day, make a transfer from your Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap discussed below). If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap). Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

       Example: Assuming the Target Ratio is above 83% for a 3/rd/ consecutive Valuation Day, but less than or equal to 84.5% for three consecutive Valuation Days, a transfer into the Bond Portfolio occurred.

    (4) In deciding how much to transfer, we perform a calculation that essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80% (subject to the 90% Cap discussion below). The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be.

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THE 90% CAP

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account.

MONTHLY TRANSFERS

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, the formula will perform an additional calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after this transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Unadjusted Account Value in the Bond Sub-account, or

b)  An amount equal to 5% of your total Unadjusted Account Value.

OTHER IMPORTANT INFORMATION

.. The Bond sub-account is not a Permitted Sub-account. As such, only the formula can transfer Unadjusted Account Value to or from the Bond Sub-account. You may not allocate Purchase Payments or transfer any of your Unadjusted Account Value to or from the Bond Sub-account.

..  While you are not notified before a transfer occurs to or from the Bond
   Sub-account, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Your confirmation statements will be detailed to include the effective date of the transfer, the dollar amount of the transfer and the Permitted Sub-accounts the funds are being transferred to/from. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

    . Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

    . If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

    . Transfer a portion of your Unadjusted Account Value in the Permitted Sub-accounts and the DCA MVA Options to the Bond Sub-account.

.. If you make additional Purchase Payments to your Annuity, they will be allocated to the Permitted Sub-accounts and will be subject to the formula.

.. Additional Purchase Payments to your Annuity do not increase "B" within the formula, and may result in an additional Account Value being transferred to the Permitted Sub-accounts, or a transfer to the Bond Sub-account due to the change in the ratio.

.. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account).

.. If you are participating in the Highest Daily Lifetime Income v2.1 and you are also participating in the 6 or 12 Month DCA Program, the following rules apply:

    . DCA MVA Options are considered "Permitted Sub-accounts" for purpose of the Target Ratio calculation ("L") described above.

    . The formula may transfer amounts out of the DCA MVA Options to the Bond Sub-account if the amount allocated to the other Permitted Sub-accounts is insufficient to cover the amount of the transfer.

    . The transfer formula will not allocate amounts to the DCA MVA Options when there is a transfer out of the Bond Sub-account . Such transfers will be allocated pro-rata to the variable Sub-accounts, excluding the Bond Sub-account.

    . A Market Value Adjustment is not assessed when amounts are transferred out of the DCA MVA Options under the transfer formula.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent

Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime Income v2.1 or Spousal Highest Daily Lifetime Income v2.1 through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

SPOUSAL HIGHEST DAILY LIFETIME(R) INCOME V2.1 BENEFIT

Spousal Highest Daily Lifetime(R) Income v2.1 Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

We offer a benefit that guarantees, until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income v2.1 after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime Income v2.1 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income v2.1 is the spousal version of Highest Daily Lifetime Income v2.1. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Currently, if you elect Spousal Highest Daily Lifetime Income v2.1 and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. Please note that if you terminate Spousal Highest Daily Lifetime Income v2.1 and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income v2.1 must be elected based on two designated lives, as described below. Each designated life must be at least 50 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v2.1 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v2.1 is not available if you elect any other optional living benefit.

As long as your Spousal Highest Daily Lifetime Income v2.1 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY PARTICULAR WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1. AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT YOU MAY HAVE, PLEASE SEE THE FOLLOWING SECTIONS IN THIS PROSPECTUS:
"HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT", "HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT" AND "SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT".

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income v2.1, subject to the 6 or 12 Month DCA Program's rules. See section "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

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

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value ON OR BEFORE the Roll-Up End Date

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls ON OR BEFORE the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

The Periodic Value AFTER the Roll-Up End Date

On any Current Valuation Day that falls AFTER the Roll-Up End Date, the Periodic Value is equal to the greater of:

(1) the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 and older. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under Spousal Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income v2.1 and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

While Spousal Highest Daily Lifetime Income v2.1 is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

.. if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..  if we are not then offering this benefit for new issues; or

..  if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Spousal Highest Daily Lifetime Income v2.1 benefit. This means that you may no longer be able to increase the values associated with your Spousal Highest Daily Lifetime Income v2.1 benefit through additional Purchase Payments. When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income v2.1 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily
Lifetime Income v2.1 upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income v2.1 does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you

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

withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income v2.1 or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1

.. Spousal Highest Daily Lifetime Income v2.1 is elected on August 1 of the following calendar year

..  Both designated lives were 70 years old when they elected Spousal Highest
   Daily Lifetime Income v2.1

..  The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced hereafter in these examples fall on consecutive business days.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $2,100 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income (i.e., Excess Income) to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

     Account Value before Lifetime Withdrawal                  $118,000.00
     Amount of "non" Excess Income                             $  2,900.00
     Account Value immediately before Excess Income of $2,100  $115,100.00
     Excess Income amount                                      $  2,100.00
     Ratio ($2,100/$115,100 = 1.82%)                                  1.82%
     Annual Income Amount                                      $  5,400.00
     1.82% Reduction in Annual Income Amount                   $     98.28
     Annual Income Amount for future Annuity Years             $  5,301.72

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29 reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                               HIGHEST DAILY VALUE        ADJUSTED ANNUAL
                UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
  DATE*        ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
  -----        ------------- ------------------------ ------------------------
  June 28/th/   $238,000.00        $238,000.00               $10,710.00
  June 29/th/   $226,500.00        $227,994.52               $10,259.75
  June 30/th/   $226,800.00        $227,994.52               $10,259.75
  July 1/st/    $233,500.00        $233,500.00               $10,507.50

                              HIGHEST DAILY VALUE        ADJUSTED ANNUAL
               UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
  DATE*       ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
  -----       ------------- ------------------------ ------------------------
  July 2/nd/   $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

    . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $227,994.52 is greater than the June 30 Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $10,507.50.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income v2.1. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income v2.1. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income v2.1. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable
MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..  The Issue Date is December 3

.. Spousal Highest Daily Lifetime Income v2.1 is elected on September 4 of the following calendar year

..  The Unadjusted Account Value at benefit election was $105,000

..  Each designated life was 70 years old when he/she elected Spousal Highest
   Daily Lifetime Income v2.1

..  No previous withdrawals have been taken under Spousal Highest Daily Lifetime
   Income v2.1

On October 3 of the same year the benefit is elected, the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. When $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income v2.1 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

      Withdrawal amount                                          $ 15,000
      Divided by Account Value before withdrawal                 $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375

REQUIRED MINIMUM DISTRIBUTIONS

See the sub-section entitled "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income v2.1 for a discussion of the relationship between the RMD amount and the Annual Income Amount.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime Income v2.1, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE SECOND DESIGNATED LIFE PROVIDED THE DESIGNATED LIVES WERE SPOUSES AT THE DEATH OF THE FIRST DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1) apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

    (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

    (2) the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under Spousal Highest Daily Lifetime Income v2.1 are subject to all of the terms and conditions of the Annuity. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income v2.1 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

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

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

.. If you elect or terminate and re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Investment Options and (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Spousal Highest
   Daily Lifetime Income v2.1 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

CHARGE FOR HIGHEST DAILY LIFETIME INCOME V2.1

The current charge for Spousal Highest Daily Lifetime Income v2.1 is 1.10% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income v2.1 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.275% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income v2.1 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, a withdrawal that is not a withdrawal of Excess Income may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime Income v2.1 can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime Income v2.1 only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be at least 50 years old at the time of election; or

..  Co-Annuity Owners, where the Owners are each other's spouses. The
   Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be at least 50 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be at least 50 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit. However if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. A change in designated lives will result in a cancellation of Spousal Highest Daily Lifetime Income v2.1. If the designated lives divorce, Spousal Highest Daily Lifetime Income v2.1 may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether s/he wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income v2.1 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income v2.1 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT, AND YOUR GUARANTEES UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income v2.1 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. In purchasing the Annuity and selecting benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE FIRST DESIGNATED LIFE, IF THE SURVIVING SPOUSE OPTS TO TAKE THE DEATH BENEFIT UNDER THE ANNUITY (RATHER THAN CONTINUE THE ANNUITY) OR IF THE SURVIVING SPOUSE IS NOT AN ELIGIBLE DESIGNATED LIFE;

(II)   UPON THE DEATH OF THE SECOND DESIGNATED LIFE;

(III)  YOUR TERMINATION OF THE BENEFIT;

(IV)   YOUR SURRENDER OF THE ANNUITY;

(V) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO TAKE ANNUITY PAYMENTS IN THE FORM OF THE ANNUAL INCOME AMOUNT, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(VI) BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO DUE TO A WITHDRAWAL OF EXCESS INCOME;

(VII) YOU ALLOCATE OR TRANSFER ANY PORTION OF YOUR ACCOUNT VALUE TO ANY SUB-ACCOUNT(S) TO WHICH YOU ARE NOT PERMITTED TO ELECTIVELY ALLOCATE OR TRANSFER ACCOUNT VALUE (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX B FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES);* OR

(VIII) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income v2.1 other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

HOW SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income v2.1 above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income v2.1 above.

HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT

Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit ("HD DB") is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. This benefit also provides for a highest daily death benefit, subject to the terms of the benefit. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefits. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments"). Highest Daily Lifetime Income v2.1 with HD DB may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and also wish to provide a death benefit to your beneficiaries. You are not required to take withdrawals as part of the benefit
- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income v2.1 with HD DB is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Highest Daily Lifetime Income v2.1 is offered with or without the HD DB component, however, you may only elect HD DB with Highest Daily Lifetime Income v2.1, and you must elect the HD DB benefit at the time you elect Highest Daily Lifetime Income v2.1. If you elect Highest Daily Lifetime Income v2.1 without HD DB and would like to add the feature later, you must first terminate Highest Daily Lifetime Income v2.1 and elect Highest Daily Lifetime Income v2.1 with HD DB (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime Income v2.1 and elect Highest Daily Lifetime Income v2.1 with HD DB you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Highest Daily Lifetime Income v2.1 with HD DB is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living or death benefit.

The income benefit under Highest Daily Lifetime Income v2.1 with HD DB currently is based on a single "designated life" who is between the ages of 50 and 79 on the benefit effective date that the benefit is elected and received in Good Order. As long as your Highest Daily Lifetime Income v2.1 with HD DB is in effect, you must allocate your Unadjusted Account Value in accordance with the Permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY PARTICULAR WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB (INCLUDING NO PAYMENT OF THE HIGHEST DAILY DEATH BENEFIT AMOUNT). AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT, PLEASE SEE THE FOLLOWING SECTIONS IN THIS PROSPECTUS: "HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT", "SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT" AND "SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT".

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income v2.1 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

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KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value ON OR BEFORE the Roll-Up End Date

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls ON OR BEFORE the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

The Periodic Value AFTER the Roll-Up End Date

On any Current Valuation Day that falls AFTER the Roll-Up End Date, the Periodic Value is equal to the greater of:

(1) the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB. The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. Under Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income v2.1 with HD DB and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

After your first Lifetime Withdrawal and before your Unadjusted Account Value is reduced to zero, you may make additional Purchase Payments, subject to the limits in the next paragraph. We reserve the right not to accept additional Purchase Payments if the Unadjusted Account Value becomes zero.

While Highest Daily Lifetime Income v2.1 with HD DB is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

.. if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..  if we are not then offering this benefit for new issues; or

..  if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Highest Daily Lifetime Income v2.1 with HD DB. This means that you may no longer be able to increase the values associated with your Highest Daily Lifetime Income v2.1 with HD DB through additional Purchase Payments. When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income v2.1 with HD DB. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income v2.1 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income v2.1 with HD DB upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income v2.1 with HD DB does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative

Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income v2.1 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1

.. Highest Daily Lifetime Income v2.1 with HD DB is elected on August 1 of the following calendar year

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income v2.1 with HD DB

..  The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced hereafter in these examples fall on consecutive business days.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $109,420. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount).

HERE IS THE CALCULATION:

ANNUAL INCOME AMOUNT

     Account Value before Lifetime Withdrawal                  $118,000.00
     Amount of "non" Excess Income                             $  3,500.00
     Account Value immediately before Excess Income of $1,500  $114,500.00
     Excess Income amount                                      $  1,500.00
     Ratio ($1,500/$114,500 = 1.31%)                                  1.31%
     Annual Income Amount                                      $  6,000.00
     1.31% Reduction in Annual Income Amount                   $     78.60
     Annual Income Amount for future Annuity Years             $  5,921.40

HIGHEST DAILY DEATH BENEFIT AMOUNT

     Account Value before Lifetime Withdrawal                  $118,000.00
     Amount of "non" Excess Income                             $  3,500.00
     Account Value immediately before Excess Income of $1,500  $114,500.00
     Excess Income amount                                      $  1,500.00
     Ratio ($1,500/$114,500 = 1.31%)                                  1.31%
     HD DB Amount                                              $109,420.00
     1.31% Reduction in Annual Income Amount                   $  1,433.40
     Highest Daily Death Benefit Amount                        $107,986.60

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example, assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                             HIGHEST DAILY VALUE        ADJUSTED ANNUAL
              UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
    DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
    -----    ------------- ------------------------ ------------------------
    June 28   $238,000.00        $238,000.00               $11,900.00
    June 29   $226,500.00        $228,009.60               $11,400.48
    June 30   $226,800.00        $228,009.60               $11,400.48
    July 1    $233,500.00        $233,500.00               $11,675.00
    July 2    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

    . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income v2.1 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income v2.1 with HD DB. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income v2.1 with HD DB. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount (including any applicable MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 3

.. Highest Daily Lifetime Income v2.1 with HD DB is elected on September 4 of the following calendar year

..  The Unadjusted Account Value at benefit election was $105,000

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income v2.1 with HD DB

.. No previous withdrawals have been taken under Highest Daily Lifetime Income v2.1 with HD DB

On October 3 of the year the benefit is elected, the Protected Withdrawal Value is $125,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income v2.1 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

            Withdrawal amount                           $ 15,000.00
            Divided by Account Value before withdrawal  $120,000.00
            Ratio ($15,000,00/$120,000,00 = 12.5%)             12.5%
            12.5% Reduction in Annual Income Amount
            Protected Withdrawal Value                  $109,375.00
            Highest Daily Death Benefit Amount          $100,992.50

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31/st/ for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied.

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..  the remaining Annual Income Amount for that Annuity Year; plus

.. the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

EXAMPLE

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

  FIRST CALENDAR YEAR       ANNUITY YEAR             SECOND CALENDAR YEAR
  -------------------       ------------------------ ------------------------
  01/01/2014 to 12/31/2014  06/01/2014 to 05/31/2015 01/01/2015 to 12/31/2015

Assume the following:

..  RMD Amount for Both Calendar Years = $6,000;

..  Annual Income Amount = $5,000; and

..  A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
   Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..  The remaining Annual Income for that Annuity Year ($3,000); plus

..  The Second Calendar Year's RMD Amount minus the Annual Income Amount ($6,000
   - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..  If, in any Annuity Year, your RMD amount is less than your Annual Income
   Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

.. If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

.. If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

HIGHEST DAILY DEATH BENEFIT

A Death Benefit is payable under Highest Daily Lifetime Income v2.1 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Owner (Annuitant if entity-owned), also referred to as the "Single Designated Life", when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit (described later in this prospectus) or the Highest Daily Death Benefit Amount described below.

HIGHEST DAILY DEATH BENEFIT AMOUNT:

On the date you elect Highest Daily Lifetime Income v2.1 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

(1) The Unadjusted Account Value on the current Valuation Day; and

(2) The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

    .  increased by any Purchase Payments made on the current Valuation Day and,

    . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the living benefit features of Highest Daily Lifetime Income v2.1 with HD DB.

A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount (dollar-for-dollar) by the amount of the withdrawal. All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the decedent and will be:

    .  increased by the amount of any additional Adjusted Purchase Payments, and

    . reduced by the effect of any withdrawals (as described in the preceding paragraph), made during the period between the decedent's date of death and the date we receive Due Proof of Death.

PLEASE NOTE THAT THE HIGHEST DAILY DEATH BENEFIT AMOUNT IS AVAILABLE ONLY UNTIL WE MAKE GUARANTEE PAYMENTS UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB OR ANNUITY PAYMENTS BEGIN. THIS MEANS THAT ANY WITHDRAWALS THAT REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO WILL ALSO REDUCE THE HIGHEST DAILY DEATH BENEFIT AMOUNT TO ZERO.

ALL OTHER PROVISIONS APPLICABLE TO DEATH BENEFITS UNDER YOUR ANNUITY WILL CONTINUE TO APPLY. SEE THE "DEATH BENEFITS" SECTION OF THIS PROSPECTUS FOR MORE INFORMATION PERTAINING TO DEATH BENEFITS.

BENEFITS UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Highest Daily Lifetime Income v2.1 with HD DB, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS ARE PERMITTED.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including that of the HD DB feature, will terminate. This means that the HD DB is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

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..  If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1) apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

    (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

    (2) the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under Highest Daily Lifetime Income v2.1 with HD DB are subject to all of the terms and conditions of the Annuity. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income v2.1 with HD DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..  If you elect this benefit, you may be required to reallocate to different
   Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Highest Daily
   Lifetime Income v2.1 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

CHARGE FOR HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB

The current charge for Highest Daily Lifetime Income v2.1 with HD DB is 1.50% annually of the greater of the Unadjusted Account Value and Protected
Withdrawal Value. The maximum charge for Highest Daily Lifetime Income v2.1 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.375% of the greater of the prior Valuation Day's

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Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal
Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income v2.1 with HD DB would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, a withdrawal that is not a withdrawal of Excess Income may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

For Highest Daily Lifetime Income v2.1 with HD DB, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be between 50 and 79 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income v2.1 with HD DB. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income v2.1 with HD DB, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership requirements.

Highest Daily Lifetime Income v2.1 with HD DB can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income v2.1 with HD DB and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND YOUR GUARANTEES UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income v2.1 with HD DB is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. In purchasing the Annuity and selecting benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income v2.1 with HD DB so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime Income v2.1 with HD DB at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit, including the HD DB, will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I)   YOUR TERMINATION OF THE BENEFIT;

(II)  YOUR SURRENDER OF THE ANNUITY;

(III) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO RECEIVE THE ANNUAL INCOME AMOUNT IN THE FORM OF ANNUITY PAYMENTS, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(IV) OUR RECEIPT OF DUE PROOF OF DEATH OF THE OWNER (OR ANNUITANT FOR IF ENTITY-OWNED ANNUITIES);

(V) BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO DUE TO A WITHDRAWAL OF EXCESS INCOME;

(VI) YOU ALLOCATE OR TRANSFER ANY PORTION OF YOUR ACCOUNT VALUE TO ANY SUB-ACCOUNT(S) TO WHICH YOU ARE NOT PERMITTED TO ELECTIVELY ALLOCATE OR TRANSFER ACCOUNT VALUE (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX B FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES)* OR

(VII) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

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"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income v2.1 with HD DB, other than upon the death of the Owner or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income v2.1 with HD DB terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed in "Election of and Designations under the Benefit" and "Termination of Your Highest Daily Lifetime Income v2.1" earlier in this benefit description.

HOW HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime Income v2.1 Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income v2.1 above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income v2.1 above.

SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT

Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit ("HD DB") is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. This benefit also provides for a highest daily death benefit, subject to the terms of the benefit. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

We offer a benefit that guarantees, until the death of the Remaining Designated Life (as described below) (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefits. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments"). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income v2.1 with HD DB after the death of the first spouse (subject to the provisions below regarding a Remaining Designated Life), and also want to provide a death benefit. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

An integral component of Spousal Highest Daily Lifetime Income v2.1 with HD DB is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income v2.1 with HD DB is the spousal version of Highest Daily Lifetime Income v2.1 with HD DB. Spousal Highest Daily Lifetime Income v2.1 is offered with or without the HD DB component; however, you may only elect HD DB with Spousal Highest Daily Lifetime Income v2.1, and you must elect the HD DB benefit at the time you elect Spousal Highest Daily Lifetime Income v2.1. If you elect Spousal Highest Daily Lifetime Income v2.1 without HD DB and would like to add the feature later, you must first terminate Spousal Highest Daily Lifetime Income v2.1 and elect Spousal Highest Daily Lifetime Income v2.1 with HD DB (subject to availability and benefit re-election provisions).

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Please note that if you terminate Spousal Highest Daily Lifetime Income v2.1 and elect Spousal Highest Daily Lifetime Income v2.1 with HD DB you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime Income v2.1 with HD DB is offered as an alternative to other lifetime withdrawal options. Currently, if you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income v2.1 with HD DB must be elected based on two designated lives, as described below. Each designated life must be between the ages of 50 and 79 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v2.1 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v2.1 with HD DB is not available if you elect any other optional living or death benefit.

As long as your Spousal Highest Daily Lifetime Income v2.1 with HD DB is in effect, you must allocate your Unadjusted Account Value in accordance with the Permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY PARTICULAR WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB. AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT, PLEASE SEE THE FOLLOWING SECTIONS IN THIS PROSPECTUS:
"HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT", "SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT" AND "HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT".

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See section "6 or 12 Month Dollar Cost Averaging Program" for details. No long-term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value ON OR BEFORE the Roll-Up End Date

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls ON OR BEFORE the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

The Periodic Value AFTER the Roll-Up End Date

On any Current Valuation Day that falls AFTER the Roll-Up End Date, the Periodic Value is equal to the greater of:

(1) the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

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PLEASE NOTE THAT IF YOU ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH
HD DB, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger spousal designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 and older. We use the age of the younger designated life. If you elected this benefit and one of the Spousal Designated Lives becomes the Remaining
Designated Life, we will continue to use the age of the younger of both the original Spousal Designated Lives for purposes of calculating the applicable Annual Income percentage. Under Spousal Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income v2.1 with HD DB and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

After your first Lifetime Withdrawal and before your Unadjusted Account Value is reduced to zero, you may make additional Purchase Payments, subject to the limits in the next paragraph. We reserve the right not to accept additional Purchase Payments if the Unadjusted Account Value becomes zero.

While Spousal Highest Daily Lifetime Income v2.1 with HD DB is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

.. if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..  if we are not then offering this benefit for new issues; or

..  if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Spousal Highest Daily Lifetime Income v2.1 with HD DB. This means that you may no longer be able to increase the values associated with your Spousal Highest Daily Lifetime Income v2.1 with HD DB through additional Purchase Payments. When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger spousal designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income v2.1 with HD DB does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income v2.1 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1

.. Spousal Highest Daily Lifetime Income v2.1 with HD DB is elected on August 1 of the following calendar year

..  Both designated lives were 70 years old when they elected Spousal Highest
   Daily Lifetime Income v2.1 with HD DB

..  The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced hereafter in these examples fall on consecutive business days.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920.).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $110,020. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount).

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

HERE IS THE CALCULATION:

ANNUAL INCOME AMOUNT

     Account Value before Lifetime Withdrawal                  $118,000.00
     Amount of "non" Excess Income                             $  2,900.00
     Account Value immediately before Excess Income of $2,900  $115,100.00
     Excess Income amount                                      $  2,100.00
     Ratio ($2,100/$115,100 = 1.82%)                                  1.82%
     Annual Income Amount                                      $  5,400.00
     1.82% Reduction in Annual Income Amount                   $     98.28
     Annual Income Amount for future Annuity Years             $  5,301.72

HIGHEST DAILY DEATH BENEFIT AMOUNT

     Account Value before Lifetime Withdrawal                  $118,000.00
     Amount of "non" Excess Income                             $  2,900.00
     Account Value immediately before Excess Income of $2,900  $115,100.00
     Excess Income amount                                      $  2,100.00
     Ratio ($2,100/$115,100 = 1.82%)                                  1.82%
     HD DB Amount                                              $110,020.00
     1.82% Reduction in Annual Income Amount                   $  2,002.36
     Highest Daily Death Benefit Amount                        $108,017.64

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29 reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                               HIGHEST DAILY VALUE        ADJUSTED ANNUAL
                UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
  DATE*        ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
  -----        ------------- ------------------------ ------------------------
  June 28/th/   $238,000.00        $238,000.00               $10,710.00
  June 29/th/   $226,500.00        $227,994.52               $10,259.75
  June 30/th/   $226,800.00        $227,994.52               $10,259.75
  July 1/st/    $233,500.00        $233,500.00               $10,507.50
  July 2/nd/    $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

    . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $227,994.52 is greater than the June 30 Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income

Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $10,507.50.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income v2.1 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income v2.1 with HD DB. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income v2.1 with HD DB. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount (including any applicable MVA) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..  The Issue Date is December 3

..  Spousal Highest Daily Lifetime Income v2.1 with HD DB is elected on
   September 4 of the following calendar year

..  The Unadjusted Account Value at benefit election was $105,000

..  Each designated life was 70 years old when he/she elected Spousal Highest
   Daily Lifetime Income v2.1 with HD DB

..  No previous withdrawals have been taken under Spousal Highest Daily Lifetime
   Income v2.1 with HD DB

On October 3 of the same year the benefit is elected, the Protected Withdrawal Value is $125,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income v2.1 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

            Withdrawal amount                           $ 15,000.00
            Divided by Account Value before withdrawal  $120,000.00
            Ratio ($15,000/$120,000 = 12.5%)                   12.5%
            12.5% Reduction in Annual Income Amount
            Protected Withdrawal Value                  $109,375.00
            Highest Daily Death Benefit Amount          $100,992.50

REQUIRED MINIMUM DISTRIBUTIONS

See the sub-section entitled "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income v2.1 with HD DB for a discussion of the relationship between the RMD amount and the Annual Income Amount.

HIGHEST DAILY DEATH BENEFIT

A Death Benefit is payable under Spousal Highest Daily Lifetime Income v2.1 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Remaining Designated Life when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit (described later in this prospectus) or the Highest Daily Death Benefit Amount described below.

HIGHEST DAILY DEATH BENEFIT AMOUNT:

On the date you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

(1) The Unadjusted Account Value on the current Valuation Day; and

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

(2) The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

    .  increased by any Purchase Payments made on the current Valuation Day and,

    . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the living benefit features of Spousal Highest Daily Lifetime Income v2.1 with HD DB.

A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount (dollar-for-dollar) by the amount of the withdrawal. All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the Remaining Designated Life and will be:

    .  increased by the amount of any additional Adjusted Purchase Payments, and

    . reduced by the effect of any withdrawals (as described in the preceding paragraph), made during the period between the decedent's date of death and the date we receive Due Proof of Death.

PLEASE NOTE THAT HIGHEST DAILY DEATH BENEFIT AMOUNT IS AVAILABLE ONLY UNTIL WE MAKE GUARANTEE PAYMENTS UNDER SPOUSAL HIGHEST LIFETIME INCOME V2.1 WITH HD DB OR ANNUITY PAYMENTS BEGIN. THIS MEANS THAT ANY WITHDRAWALS THAT REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO WILL ALSO REDUCE THE HIGHEST DAILY DEATH BENEFIT AMOUNT TO ZERO.

ALL OTHER PROVISIONS APPLICABLE TO DEATH BENEFITS UNDER YOUR ANNUITY CONTINUE TO APPLY. SEE THE "DEATH BENEFITS" SECTION OF THIS PROSPECTUS FOR MORE INFORMATION PERTAINING TO DEATH BENEFITS.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Spousal Highest Daily Lifetime Income v2.1 with HD DB, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will continue to make payments until the simultaneous deaths of both spousal designated lives, or the death of the Remaining Designated Life. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments.

.. Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including that of the HD DB feature, will terminate. This means that the HD DB is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1) apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

    (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the Remaining Designated Life We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

    (2) the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Spousal Highest Daily Lifetime Income v2.1 with HD DB benefit are subject to all of the terms and conditions of the Annuity. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income v2.1 with HD DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolios appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Unadjusted Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Unadjusted Account Value to comply with any new requirements.

.. If you elect or terminate and re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and
   (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Spousal Highest
   Daily Lifetime Income v2.1 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

.. Spousal Continuation: If a Death Benefit is not payable on the death of a spousal designated life (e.g., if the first of the spousal designated lives to die is the Beneficiary but not an Owner), Spousal Highest Daily Lifetime Income v2.1 with HD DB will remain in force unless we are instructed otherwise.

CHARGE FOR HIGHEST DAILY LIFETIME INCOME V2.1

The current charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB is 1.60% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.40% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted

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Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime Income v2.1 with HD DB can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit. Currently, Spousal Highest Daily Lifetime Income v2.1 with HD DB only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be between 50-79 years old at the time of election; or

..  Co-Annuity Owners, where the Owners are each other's spouses. The
   Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be between 50 and 79 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be between 50 and 79 years old at the time of election.

REMAINING DESIGNATED LIFE: A Remaining Designated Life must be a natural person and must have been listed as one of the spousal designated lives when the benefit was elected. A spousal designated life will become the Remaining Designated Life on the earlier of the death of the first of the spousal designated lives to die, provided that they are each other's spouses at that time, or divorce from the other spousal designated life while the benefit is in effect. That said, if a spousal designated life is removed as Owner, Beneficiary, or Annuitant due to divorce, the other spousal designated life becomes the Remaining Designated Life when we receive notice of the divorce, and any other documentation we require, in Good Order. Any new Beneficiary(ies) named by the Remaining Designated Life will not be a spousal designated life.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit, however if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. A change in designated lives will result in cancellation of Spousal Highest Daily Lifetime Income v2.1 with HD DB. If the designated lives divorce, Spousal Highest Daily Lifetime Income v2.1 with HD DB may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether s/he wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income v2.1 with HD DB can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT, AND YOUR GUARANTEES UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income v2.1 with HD DB is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. In purchasing the Annuity and selecting benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE FIRST DESIGNATED LIFE WHO IS AN OWNER (OR WHO IS THE ANNUITANT IF ENTITY-OWNED), IF THE REMAINING DESIGNATED LIFE ELECTS NOT TO CONTINUE THE ANNUITY;

(II) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF AN OWNER (OR ANNUITANT IF ENTITY-OWNED) IF THE SURVIVING SPOUSE IS NOT ELIGIBLE TO CONTINUE THE BENEFIT BECAUSE SUCH SPOUSE IS NOT A SPOUSAL DESIGNATED LIFE AND THERE IS ANY UNADJUSTED ACCOUNT VALUE ON THE DATE OF DEATH;

(III) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE REMAINING DESIGNATED LIFE IF A DEATH BENEFIT IS PAYABLE UNDER THIS BENEFIT;

(IV)   YOUR TERMINATION OF THE BENEFIT;

(V)    YOUR SURRENDER OF THE ANNUITY;

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(VI)   WHEN ANNUITY PAYMENTS BEGIN (ALTHOUGH IF YOU HAVE ELECTED TO TAKE
       ANNUITY PAYMENTS IN THE FORM OF THE ANNUAL INCOME AMOUNT, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(VII) BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO DUE TO A WITHDRAWAL OF EXCESS INCOME;

(VIII) YOU ALLOCATE OR TRANSFER ANY PORTION OF YOUR ACCOUNT VALUE TO ANY SUB-ACCOUNT(S) TO WHICH YOU ARE NOT PERMITTED TO ELECTIVELY ALLOCATE OR TRANSFER ACCOUNT VALUE; (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX B FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES)* OR

(IX) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income v2.1 with HD DB other than upon the death of the Remaining Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

HOW SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income v2.1 above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

Please see "Additional Tax Considerations" under Highest Daily Lifetime Income v2.1 above.

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                                DEATH BENEFITS

TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT

The Annuity provides a Death Benefit prior to Annuitization. If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the death of the Owner (or the first to die, if there are multiple Owners). If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant's death if there is no Contingent Annuitant. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid upon the Annuitant's death. The person upon whose death the Death Benefit is paid is referred to below as the "decedent." Where an Annuity is structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the trust and there is no Death Benefit provided under the Annuity.

We determine the amount of the Death Benefit as of the date we receive "Due Proof of Death". Due Proof of Death can be met only if each of the following is submitted to us in Good Order: (a) a death certificate or similar documentation acceptable to us (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds and (c) any applicable election of the method of payment of the death benefit by at least one Beneficiary (if not previously elected by the Owner). We must be made aware of the entire universe of eligible Beneficiaries in order for us to have received Due Proof of Death. Any given Beneficiary must submit the written information we require in order to be paid his/her share of the Death Benefit.

Once we have received Due Proof of Death, each eligible Beneficiary may take his/her portion of the Death Benefit in one of the forms described in this prospectus (e.g., distribution of the entire interest in the Annuity within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the Beneficiary - see "Payment of Death Benefits" below).

After our receipt of Due Proof of Death, we automatically transfer any remaining Death Benefit to the AST Money Market Sub-account. However, between the date of death and the date that we transfer any remaining Death Benefit to the AST Money Market Sub-account, THE AMOUNT OF THE DEATH BENEFIT IS IMPACTED BY THE INSURANCE CHARGE AND SUBJECT TO MARKET FLUCTUATIONS.

No Death Benefit will be payable if the Annuity terminates because your Unadjusted Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

EXCEPTIONS TO AMOUNT OF DEATH BENEFIT

There are certain exceptions to the amount of the Death Benefit.

SUBMISSION OF DUE PROOF OF DEATH AFTER ONE YEAR. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Death Benefit in connection with an optional living benefit).

DEATH BENEFIT SUSPENSION PERIOD. You also should be aware that there is a Death Benefit suspension period. If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), any Death Benefit (including the Minimum Death Benefit, any optional Death Benefit and Highest Daily Lifetime Income v2.1 with HD DB and Spousal Highest Daily Lifetime Income v2.1 with HD
DB) that applies will be suspended for a two year period starting from the date that person first became Owner or Annuitant. This suspension would not apply if the ownership or annuitant change was the result of Spousal Continuation or death of the prior Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Unadjusted Account Value. Thus, if you had elected Highest Daily Lifetime Income v2.1 with HD DB or Spousal Highest Daily Lifetime Income v2.1 with HD DB, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit, Highest Daily Lifetime Income v2.1 with HD DB or Spousal Highest Daily Lifetime Income v2.1 with HD DB even though during the suspension period your Death Benefit would be limited to the Unadjusted Account Value. After the two-year suspension period is completed the Death Benefit is the same as if the suspension period had not been in force. See "Change of Owner, Annuitant and Beneficiary Designations" in "Managing Your Annuity" with regard to changes of Owner or Annuitant that are allowable.

BENEFICIARY ANNUITY. With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

MINIMUM DEATH BENEFIT

The Annuity provides a minimum Death Benefit at no additional charge. The amount of the minimum Death Benefit is equal to the greater of:

    . The sum of all Purchase Payments you have made since the Issue Date of the Annuity until the date of Due Proof of Death, reduced proportionally by the ratio of the amount of any withdrawal to the Account Value immediately prior to the withdrawal; AND

    .  Your Unadjusted Account Value on the date we receive Due Proof of Death.

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SPOUSAL CONTINUATION OF ANNUITY

Unless you designate a Beneficiary other than your spouse, upon the death of either spousal Owner, the surviving spouse may elect to continue ownership of the Annuity instead of taking the Death Benefit payment. The Unadjusted Account Value as of the date of Due Proof of Death will be equal to the Death Benefit that would have been payable. Any amount added to the Unadjusted Account Value will be allocated to the Sub-accounts (if you participate in an optional living benefit, such amount will not be directly added to the AST Investment Grade Bond Sub-account used by the benefit, but may be reallocated by the pre-determined mathematical formula on the same day).

Subsequent to spousal continuation, the minimum Death Benefit will be equal to the greater of:

    . The Unadjusted Account Value on the effective date of the spousal continuance, plus all Purchase Payments you have made since the spousal continuance until the date of Due Proof of Death, reduced proportionally by the ratio of the amount of any withdrawal to the Account Value immediately prior to the withdrawal; AND

    . The Unadjusted Account Value on Due Proof of Death of the assuming spouse.

With respect to Highest Daily Lifetime Income v2.1 with HD DB and Spousal Highest Daily Lifetime Income v2.1 with HD DB:

    . If the Highest Daily Death Benefit is not payable upon the death of a Spousal Designated Life, and the Remaining Designated Life chooses to continue the Annuity, the benefit will remain in force unless we are instructed otherwise.

    . If a Death Benefit is not payable upon the death of a Spousal Designated Life (e.g., if the first of the Spousal Designated Lives to die is the Beneficiary but not an Owner), the benefit will remain in force unless we are instructed otherwise.

Spousal continuation is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Code ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the Beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

Any Optional Death Benefit in effect at the time the first of the spouses dies will continue only if spousal assumption occurs prior to the Death Benefit Target Date and prior to the assuming spouse's 80/th/ birthday. If spousal assumption occurs after the Death Benefit Target Date (or the 80/th/ birthday of the assuming spouse), then any Optional Death Benefit will terminate as of the date of spousal assumption. In that event, the assuming spouse's Death Benefit will equal the basic Death Benefit.

We allow a spouse to continue the Annuity even though he/she has reached or surpassed the Latest Annuity Date. However, upon such a spousal continuance, annuity payments would begin immediately.

A surviving spouse's ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see "Managing Your Annuity - Spousal Designations"). Please consult your tax or legal adviser for more information about such impact in your state.

PAYMENT OF DEATH BENEFITS

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED PLANS)

Except in the case of a spousal continuation as described above, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. In the event of the decedent's death before the Annuity Date, the Death Benefit must be distributed:

    .  within five (5) years of the date of death (the "5 Year Deadline"); or

    . as a series of payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:

    .  as a lump sum payment; or

    . as a series of required distributions under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," unless you have made an election prior to Death Benefit proceeds becoming due

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES HELD BY TAX-FAVORED PLANS

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the Death Benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated Beneficiary and whether the Beneficiary is your surviving spouse.

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    .  If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death (the "Qualified 5 Year Deadline"), or as periodic payments not extending beyond the life expectancy of the designated Beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Death Benefit is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the Owner. If your Beneficiary elects to receive full distribution by the Qualified 5 Year Deadline, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the year including the six year anniversary date of death.

    . If you die before a designated Beneficiary is named and before the date Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out by the Qualified 5 Year Deadline. If the Beneficiary does not begin installments by December 31/st/ of the year following the year of death, we will require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.

    . If you die before a designated Beneficiary is named and after the date Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

A Beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the Death Benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

The tax consequences to the Beneficiary may vary among the different Death Benefit payment options. See "Tax Considerations" and consult your tax adviser.

BENEFICIARY CONTINUATION OPTION

Instead of receiving the Death Benefit in a single payment, or under an Annuity Option, a Beneficiary may take the Death Benefit under an alternative Death Benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans." This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities. This option is different from the "Beneficiary Annuity because the Beneficiary Continuation Option is a death benefit payout option used explicitly for annuities issued by a Prudential affiliate. Under the Beneficiary Continuation Option:

    . The Beneficiary must apply at least $15,000 to the Beneficiary Continuation Option (thus, the Death Benefit amount payable to each Beneficiary must be at least $15,000).

    . The Annuity will be continued in the Owner's name, for the benefit of the Beneficiary.

    . Beginning on the date we receive an election by the Beneficiary to take the Death Benefit in a form other than a lump sum, the Beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. The charge is 1.00% per year.

    . Beginning on the date we receive an election by the Beneficiary to take the Death Benefit in a form other than a lump sum, the Beneficiary will incur an Annual Maintenance Fee equal to the lesser of $30 or 2% of Unadjusted Account Value. The fee will only apply if the Unadjusted Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

    . The initial Account Value will be equal to any Death Benefit (including any optional Death Benefit in connection with an optional living benefit) that would have been payable to the Beneficiary if the Beneficiary had taken a lump sum distribution.

    . The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-accounts may not be available.

    . The Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

    .  No MVA Options will be offered for Beneficiary Continuation Options.

    . No additional Purchase Payments can be applied to the Annuity. Multiple death benefits cannot be combined in a single Beneficiary Continuation Option.

    . The basic Death Benefit and any optional benefits elected by the Owner will no longer apply to the Beneficiary.

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    .  The Beneficiary can request a withdrawal of all or a portion of the
       Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the Beneficiary's withdrawal rights.

    . Upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary (successor), unless the successor chooses to continue receiving payments through a Beneficiary Continuation Option established for the successor. However, the distributions will continue to be based on the Key Life of the Beneficiary Continuation Option the successor received the death benefit proceeds from.

    . If the Beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in Good Order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Beneficiary Continuation Option.

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                            VALUING YOUR INVESTMENT

VALUING THE SUB-ACCOUNTS

When you allocate Account Value to a Sub-account, you are purchasing Units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, and if you elected one or more optional benefits whose annualized charge is deducted daily, the additional charge for such benefits.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section below entitled "Termination of Optional Benefits" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we redeem 178.677 Units at the current Unit Price, leaving you
158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

PROCESSING AND VALUING TRANSACTIONS

Pruco Life is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern
Time). Generally, financial transactions requested in Good Order before the close of regular trading on the NYSE will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of regular trading on the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of regular trading on the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of regular trading on the NYSE will be used when valuing and processing transactions.

We will not process any financial transactions involving purchase or redemption orders on days that the NYSE is closed. Pruco Life will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..  trading on the NYSE is restricted;

.. an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or

.. the SEC, by order, permits the suspension or postponement for the protection of security holders.

In certain circumstances, we may need to correct the processing of an order. In such circumstances, we may incur a loss or receive a gain depending upon the price of the security when the order was executed and the price of the security when the order is corrected. With respect to any gain that may result from such order correction, we will retain any such gain as additional compensation for these correction services.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive the Purchase Payment in Good Order at our Service Office. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue an Annuity within two (2) Valuation Days.

With respect to your initial Purchase Payment that is pending investment in our Separate Account, we may hold the amount temporarily in a suspense account and we may earn interest on such amount. You will not be credited with interest during that period. The monies held in the suspense account may be subject to claims of our general creditors. Also, the Purchase Payment will not be reduced nor increased due to market fluctuations during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense

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account may be subject to claims of our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable federal and state laws.

ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments as of the Valuation Day that we receive the Purchase Payment at our Service Office in Good Order. We may limit, restrict, suspend or reject any additional Purchase Payment at any time. See "Additional Purchase Payments" under "Purchasing Your Annuity" earlier in this prospectus.

SCHEDULED TRANSACTIONS: Scheduled transactions include transfers under Dollar Cost Averaging, the Asset Allocation Program, Auto-Rebalancing, systematic withdrawals, Systematic Investments, Required Minimum Distributions, substantially equal periodic payments under section 72(t)/72(q) of the Code, and annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to Required Minimum Distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day. In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for partial withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for
(a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in Good Order, and will process the transaction in accordance with the discussion in "Processing And Valuing Transactions"

DEATH BENEFITS: Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Service Office in Good Order all supporting documentation we require for such transactions.

We generally to pay any death benefit claims from the Separate Account within 7 days of our receipt of your request in Good Order at our Service Office.

TRANSACTIONS IN PROFUNDS VP SUB-ACCOUNTS: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through Prudential Annuities' Internet website (www.prudentialannuities.com). You cannot request a transaction (other than a redemption order) involving the transfer of units in one of the ProFunds VP Sub-accounts between the applicable "cut-off" time and 4:00 p.m. Owners attempting to process a purchase order or transfer request between the applicable "cut-off" time and 4:00 p.m., are informed that their transactions cannot be processed as requested. We will not process the trade until we receive further instructions from you. However, Owners receiving the "cut off" message may process a purchase order or transfer request up until 4:00 p.m. on that same day with respect to any other available investment option under their Annuity, other than ProFunds. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.

TERMINATION OF OPTIONAL BENEFITS: In general, if an optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. However, for the Highest Daily Lifetime Income v2.1 suite of benefits, if the benefit terminates for any reason other than death or annuitization, we will deduct a final charge upon termination, based on the number of days since the charge for the benefit was most recently deducted. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different charge.

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                              TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax adviser for complete information and advice.

Generally, the cost basis in an Annuity not associated with a tax-favored retirement plan is the amount you pay into your Annuity, or into Annuities exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

SAME SEX MARRIAGES, CIVIL UNIONS AND DOMESTIC PARTNERSHIPS

The summary that follows includes a description of certain spousal rights under the Annuity and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with
Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A NONQUALIFIED ANNUITY IS OWNED BY AN INDIVIDUAL OR NON-NATURAL PERSON AND IS NOT ASSOCIATED WITH A TAX-FAVORED RETIREMENT PLAN.

TAXES PAYABLE BY YOU

We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the Annuity are treated as a partial withdrawal from the Annuity and will be reported as such to the Annuity Owner.

It is possible that the IRS could assert that some or all of the charges for the optional living benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the Annuity. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of cost basis, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else.

Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If

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you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

TAXES ON ANNUITY PAYMENTS

If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

MAXIMUM ANNUITY DATE

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity Date for your Annuity. For some of our Annuities, you are able to choose to defer the Annuity Date beyond the default Annuity Date described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law. Please refer to your Annuity contract for the maximum Annuity Date.

PARTIAL ANNUITIZATION

Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a Nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under section 72 of the Code. We do not currently permit partial annuitization.

MEDICARE TAX ON NET INVESTMENT INCOME

The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,300 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.

TAX PENALTY FOR EARLY WITHDRAWAL FROM A NONQUALIFIED ANNUITY

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..  the amount is paid on or after you reach age 59 1/2 or die;

..  the amount received is attributable to your becoming disabled;

.. generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

.. the amount received is paid under an immediate Annuity (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity

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prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

After you elect an annuity payment option, you are not eligible for a tax-free exchange under Section 1035.

TAXES PAYABLE BY BENEFICIARIES FOR A NONQUALIFIED ANNUITY

The Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

.. As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

.. Within 5 years of death of Owner, the Beneficiary is taxed as amounts are withdrawn (with gain treated as being distributed first).

.. Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis.

CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ENTITY OWNERS

Where an Annuity is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax annually.

Where an Annuity is issued to a Charitable Remainder Trust (CRT), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

At this time, we will not issue an Annuity to grantor trusts with multiple grantors. Also, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued Annuity was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

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ANNUITY QUALIFICATION

DIVERSIFICATION AND INVESTOR CONTROL. In order to qualify for the tax rules applicable to Annuities described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A NONQUALIFIED ANNUITY. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

CHANGES IN YOUR ANNUITY. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A QUALIFIED ANNUITY IS AN ANNUITY WITH APPLICABLE ENDORSEMENTS FOR A TAX-FAVORED PLAN OR A NONQUALIFIED ANNUITY HELD BY A TAX-FAVORED RETIREMENT PLAN.

The following is a general discussion of the tax considerations for Qualified Annuites. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.

A Qualified Annuity may typically be purchased for use in connection with:

    . Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

    . Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;

    . A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

    .  H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

    . Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);

    .  Section 457 plans (subject to 457 of the Code).

A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

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TYPES OF TAX-FAVORED PLANS

IRAS. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract which summarize the material terms. The IRS requires that you have a "Free Look" after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.

CONTRIBUTIONS LIMITS/ROLLOVERS. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2015 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA", which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee "transfer" from one IRA account to another. IRA transfers are not subject to this 12 month rule.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

REQUIRED PROVISIONS.Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..  You, as Owner of the Annuity, must be the "Annuitant" under the contract
   (except in certain cases involving the division of property under a decree of divorce);

..  Your rights as Owner are non-forfeitable;

..  You cannot sell, assign or pledge the Annuity;

.. The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

.. The date on which required minimum distributions must begin cannot be later than April 1/st/ of the calendar year after the calendar year you turn age 70 1/2; and

.. Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

..  A 10% early withdrawal penalty described below;

.. Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

..  Failure to take a Required Minimum Distribution, also described below.

SEPS. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

.. If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
   (a) $53,000 in 2015, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2015, this limit is $265,000;

.. SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

.. SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $18,000 in 2015 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "Free Look" period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAS. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

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..  Contributions to a Roth IRA cannot be deducted from your gross income;

..  "Qualified distributions" from a Roth IRA are excludable from gross income.
   A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner's death; (c) due to the Owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.
.. If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

TDAS. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $18,000 in 2015. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

..  Your attainment of age 59 1/2;

..  Your severance of employment;

..  Your death;

..  Your total and permanent disability; or

.. Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any "direct transfer" of your interest in the Annuity to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

CAUTION: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

REQUIRED MINIMUM DISTRIBUTIONS AND PAYMENT OPTIONS

If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation

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were based on the Account Value only, which may in turn result in an earlier
(but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

CHARITABLE IRA DISTRIBUTIONS.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2015, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2015.

For distributions in tax years beginning after 2005 and before 2015, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A QUALIFIED ANNUITY

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the Annuity and receive required minimum distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

.. If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

.. If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

.. If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner's spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.

Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

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TAX PENALTY FOR EARLY WITHDRAWALS FROM A QUALIFIED ANNUITY You may owe a 10%
tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..  the amount is paid on or after you reach age 59 1/2 or die;

..  the amount received is attributable to your becoming disabled; or

.. generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

WITHHOLDING

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

.. For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions

.. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and

..  For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS - QUALIFIED ANNUITIES

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

DEFINED BENEFIT PLANS AND MONEY PURCHASE PENSION PLANS. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

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

DEFINED CONTRIBUTION PLANS (INCLUDING 401(K) PLANS AND ERISA 403(B) ANNUITIES). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAS, NON-ERISA 403(B) ANNUITIES, AND 457 PLANS. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

GIFTS AND GENERATION-SKIPPING TRANSFERS

If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

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

                               OTHER INFORMATION

PRUCO LIFE AND THE SEPARATE ACCOUNT

PRUCO LIFE. Pruco Life Insurance Company (Pruco Life) is a stock life insurance company organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam and in all states except New York. Pruco Life is a wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a New Jersey stock life insurance company that has been doing business since 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial), a New Jersey insurance holding company. No company other than Pruco Life has any legal responsibility to pay amounts that it owes under its annuity contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal Value for Highest Daily Lifetime Income v2.1) exceeds your current Account Value, you would rely solely on the ability of Pruco Life to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Pruco Life. As Pruco Life's ultimate parent, Prudential Financial, however, exercises significant influence over the operations and capital structure of Pruco Life.

Pruco Life incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (Exchange Act) since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by Pruco Life pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. Pruco Life will provide to each person, including any beneficial Owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Pruco Life Insurance Company, One Corporate Drive, Shelton, CT 06484 or by calling 800-752-6342. Pruco Life files periodic reports as required under the Exchange Act. The public may read and copy any materials that Pruco Life files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

Pruco Life conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Pruco Life may change over time. As of December 31, 2014, non-affiliated entities that could be deemed service providers to Pruco Life and/or an affiliated insurer within the Pruco Life business unit consisted of those set forth in the table below.

NAME OF SERVICE PROVIDER                         SERVICES PROVIDED                            ADDRESS
------------------------               -------------------------------------- ----------------------------------------
Broadridge Investor Communication      Proxy services and regulatory mailings 51 Mercedes Way, Edgewood,
  Solutions, Inc.                                                             NY 11717
CT Corporation System                  UCC filings, corporate filings and     111 Eighth Avenue, New York, NY
                                       annual report filings                  10011
Depository Trust & Clearing            Clearing and settlement services       55 Water Street, 26/th/ Floor, New York,
  Corporation                                                                 NY 10041
EDM Americas                           Records management and administration  301 Fayetteville Street, Suite 1500,
                                       of annuity contracts                   Raleigh, NC 27601
ExlService Holdings, Inc.              Administration of annuity contracts    350 Park Avenue, 10/th/ Floor, New
                                                                              York, NY 10022
National Financial Services            Clearing and settlement services       82 Devonshire Street Boston, MA
                                                                              02109
NEPS, LLC                              Composition, printing, and mailing of  12 Manor Parkway, Salem, NH 03079 contracts and benefit documents
Pershing LLC                           Order-entry systems provider           One Pershing Plaza, Jersey City, NJ
                                                                              07399
Thomson Reuters                        Tax form printing                      3 Times Square New York, NY 10036
Venio                                  Claim related services                 4031 University Drive, Suite 100,
                                                                              Fairfax, VA 22030

THE SEPARATE ACCOUNT. We have established a Separate Account, the Pruco Life Flexible Premium Variable Annuity Account (Separate Account), to hold the assets that are associated with the Annuities. The Separate Account was established under Arizona law on June 16, 1995, and is registered with the SEC under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. The assets of the Separate Account are held in the name of Pruco Life and legally belong to us. Pruco Life segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains, and losses, whether or not realized, for assets allocated to the Separate Account are, in accordance with the Annuities, credited to or charged against the Separate Account without regard to other income, gains, or losses of Pruco Life. The obligations under the Annuities are those of Pruco Life, which is the issuer of the Annuities and the depositor of the Separate Account. More detailed information about Pruco Life, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

In addition to rights that we specifically reserve elsewhere in this prospectus, we reserve the right to perform any or all of the following:

    . offer new Sub-accounts, eliminate Sub-Accounts, substitute Sub-accounts or combine Sub-accounts;

    . close Sub-accounts to additional Purchase Payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates;

    .  combine the Separate Account with other "unitized" separate accounts;

    .  deregister the Separate Account under the Investment Company Act of 1940;

    . manage the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;

    . make changes required by any change in the federal securities laws, including, but not limited to, the Securities Act of 1933, the Securities Act of 1934, the Investment Company Act of 1940, or any other changes to the Securities and Exchange Commission's interpretation thereof;

    . establish a provision in the Annuity for federal income taxes if we determine, in our sole discretion, that we will incur a tax as the result of the operation of the Separate Account;

    . make any changes required by federal or state laws with respect to annuity contracts; and

    . to the extent dictated by any underlying Portfolio, impose a redemption fee or restrict transfers within any Sub-account.

We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with guidance provided by the SEC or its staff (or after obtaining an order from the SEC, if required). We reserve the right to substitute underlying Portfolios, as allowed by applicable law. If we make a fund substitution or change, we may change the Annuity contract to reflect the substitution or change. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Automatic Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

With the MVA Options, we use a separate account of Pruco Life different from the Pruco Life Flexible Premium Variable Annuity Account discussed above. The separate account for the MVA Options is not registered under the Investment Company Act of 1940. Moreover, you do not participate in the appreciation or depreciation of the assets held by that separate account.

THE GENERAL ACCOUNT. Our general obligations and any guaranteed benefits under the Annuity are supported by our general account and are subject to our claims paying ability. Assets in the general account, which includes amounts in the Secure Value Account, are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.

FEES AND PAYMENTS RECEIVED BY PRUCO LIFE

As detailed below, Pruco Life and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios' advisers and subadvisers. Because these fees and payments are made to Pruco Life and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see "Variable Investment Options" under "Investment Options" earlier in this prospectus.

We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio's assets and are therefore borne by Owners. We also receive "revenue sharing" payments from the Portfolios or the advisers of the underlying Portfolios or their affiliates, which compensate us for administrative services. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are equal to an annual rate of 0.50% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.

In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, subadviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. During 2014, with regard to the total amounts that were paid under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from approximately $300.00 to approximately $354,505.58. These amounts relate to all individual variable annuity contracts issued by Pruco Life or its affiliates, not only the Annuity covered by this prospectus.

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

CYBER SECURITY RISKS. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.

LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS

Each underlying Portfolio is registered as an open-end management investment company under the Investment Company Act of 1940. Shares of the underlying mutual fund Portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

VOTING RIGHTS

We are the legal owner of the shares of the underlying Portfolio in which the Sub-accounts invest. However, under current SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying Portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares that are owned directly by us or an affiliate (excluding shares held in the separate account of an affiliated insurer). In addition, because all the shares of a given Portfolio held within our Separate Account are legally owned by us, we intend to vote all of such shares when that underlying Portfolio seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying Portfolio's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting", it is possible that the votes of a small percentage of contract holders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying Portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying Portfolio that require a vote of shareholders. We reserve the right to change the voting procedures described above if applicable SEC rules change.

Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change subadvisers for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the subadvisers by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The exemption does not apply to the AST Franklin Templeton Founding Funds Allocation Portfolio; shareholder approval of new subadvisory agreements for this Portfolio only is required. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

MATERIAL CONFLICTS

It is possible that differences may occur between companies that offer shares of an underlying Portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund Portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

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

CONFIRMATIONS, STATEMENTS, AND REPORTS

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter, if there have been transactions during the quarter. We may confirm regularly scheduled transactions, including, but not limited to the Annual Maintenance Fee, systematic withdrawals (including 72(t)/72(q) payments and Required Minimum Distributions), electronic funds transfer, Dollar Cost Averaging, and Auto Rebalancing in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge $50 for each such additional or previously sent report, but may waive that charge in the future. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc. , is the distributor and principal underwriter of the annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and AST Portfolios. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker/dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with both affiliated and unaffiliated broker/dealers who are registered under the Exchange Act (collectively, "Firms"). The affiliated broker/dealer, Pruco Securities, LLC is an indirect wholly-owned subsidiary of Prudential Financial that sells variable annuity and variable life insurance (among other products) through its registered representatives. Applications for each Annuity are solicited by registered representatives of the Firms. PAD utilizes a network of its own registered representatives to wholesale the Annuities to Firms. Because the Annuities offered through this prospectus are insurance products as well as securities, all registered representatives who sell the Annuities are also appointed insurance agents of Pruco Life.

Under the selling agreements, commissions may be paid to firms on sales of the Annuity according to one or more schedules. The registered representative will receive all or a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 2.0% for the Advisor Series. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of Unadjusted Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account. Compensation varies by Annuity product, and such differing compensation could be a factor in which Annuity a Financial Professional recommends to you.

In addition, in an effort to promote the sale of our products (which may include the placement of Pruco Life and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker/dealers firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide to us or our affiliates. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis; providing office access, operations and systems support; holding seminars intended to educate registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval and preferred programs to PAD. We, or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

This Annuity will be offered on a fee-based variable annuity platform offered by LPL Financial LLC ("LPL") through LPL's Strategic Asset Management advisory program. In connection with that platform, LPL entered into agreements with several variable annuity issuers, including Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey, under which such insurers agreed to make upfront and ongoing contributions to defray the technology and systems costs associated with the operation and maintenance of LPL's platform. LPL in turn agreed, through January 2013, to limit the variable annuities offered through its platform to those issued by such insurers. Because LPL benefited from the contributions from such annuity insurers, there may be a conflict between LPL's financial interest and its ability to use strictly objective factors to select and/or retain variable annuities available on the platform. However, LPL does not guarantee that such insurers' variable annuities actually will be used in any client account.

The list below identifies three general types of payments that PAD pays to registered broker/dealers and firms which are broadly defined as follows:

.. Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon the total assets, subject to certain criteria in certain Pruco Life products.

.. Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as Purchase Payments under Pruco Life annuity products sold through the firm.

.. Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2014) received payment with respect to our annuity business generally during 2014 (or as to which a payment amount was accrued during 2014). The firms listed below include those receiving payments in connection with marketing of products issued by Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2014, the least amount paid, and greatest amount paid, were $25.00 and $9,079,316.06, respectively. Each of these Annuities also is distributed by other selling firms that previously were appointed only with our affiliate Prudential Annuities Life Assurance Corporation ("PALAC"). Such other selling firms may have received compensation similar to the types discussed above with respect to their sale of PALAC annuities. In addition, such other selling firms may, on a going forward basis, receive substantial compensation that is not reflected in this 2014 retrospective depiction.

NAME OF FIRM:

1st Global Capital Corp.               First Allied Securities Inc            Pacific Life
Advisor Group                          First Citizens Bank                    Park Avenue Securities, LLC
Aegon Transamerica                     First Heartland Capital, Inc.          Pensionmark Retirement Group
Afore Met Life                         First Merit Investments                People's Securities
AFS Brokerage, Inc.                    First Protective Insurance Group       PIMCO
AIG Advisor Group                      First Southeast Investor Services      PlanMember Securities Corp.
AIG Financial Advisors Inc             First Tennessee Brokerage, Inc         PNC Investments, LLC
Alliance                               FMS Financial Partners, Inc.           PNC Bank
Alliant/Benefit Partners               Fortune Financial Services, Inc.       Presidential Brokerage
Allianz                                Franklin Templeton                     Princor Financial Services Corp.
Allstate Financial Srvcs, LLC          FSC Securities Corp.                   ProEquities
American Financial Associates          Garden State Securities, Inc.          Prospera Financial Services, Inc.
AMERICAN PORTFOLIO FIN SVCS INC        GATX Southern Star Agency              Prudential Annuities
Ameritas Investment Corp.              Gary Goldberg & Co., Inc.              Purshe Kaplan Sterling Investments
Ameritus Capital Group, Inc.           Geneos Wealth Management, Inc.         Questar Capital Corporation
Annuity Partners                       Girard Securities, Inc.                Raymond James & Associates
Annuity Services                       Goldman Sachs & Co.                    Raymond James Financial Svcs
Appointment Resources                  Great American Investors, Inc.         RBC CAPITAL MARKETS
AQR Capital Management                 GWN Securities, Inc.                   CORPORATION
ARETE WEALTH MANAGEMENT                H. Beck, Inc.                          Regal Securities
Arque Capital, Ltd.                    H.D. Vest Investment                   Resource Horizons Group
Arthur J. Gallagher                    Hantz Financial Services, Inc.         Ridgeway & Conger, Inc.
ARVEST ASSET MANAGEMENT                Harbor Financial Services, LLC         Robert W. Baird & Co., Inc.
Astoria Federal Savings                Harbour Investments, Inc.              Royal Alliance Associates
AXA Advisors, LLC                      Hazard & Siegel, Inc.                  Russell Investments
BancWest Investment Services           HBW Securities, Inc.                   SAGEPOINT FINANCIAL, INC.
BBVA Compass Investment Solutions,     Hornor, Townsend & Kent, Inc.          Sage Rutty & Co., Inc.
  Inc.                                 HSBC                                   Sammons Securities Co., LLC
Ballew Investments                     Huntington Investment Services         Santander
Bank of Oklahoma                       Independent Financial Grp, LLC         Schroders Investment Management
Bank of Texas                          Infinex Investments, Inc.              Scott & Stringfellow, LLC
BB&T Investment Services, Inc.         ING Financial Partners, LLC            Securian Financial Svcs, Inc.
BCG Securities, Inc.                   Institutional Securities Corp.         Securities America, Inc.
Berthel Fisher & Company               INTERCAROLINA FINANCIAL SERVICES, INC. Securities Service Network
BFT Financial Group, LLC               Invest Financial Corporation           Sigma Financial Corporation
BlackRock Financial Management Inc.    Investacorp                            Signator Investors, Inc.
Broadridge                             Investment Centers of America          SII Investments, Inc.
Brokers International                  Investment Planners, Inc.              Sorrento Pacific Financial LLC
Brookstone Financial Services          Investment Professionals               Southeast Financial Group, Inc.
Cadaret, Grant & Co., Inc.             Investors Capital Corporation          Southern Bank
Cambridge Advisory Group               ISC Group Inc.                         Specialized Schedulers
Cambridge Investment Research, Inc.    J.J.B. Hilliard Lyons, Inc.            Sterne Agee Financial Services, Inc.
CAPE SECURITIES, INC.                  J.P. Morgan                            Stifel Nicolaus & Co.
Capital Advisors                       J.W. Cole Financial, Inc.              STRATEGIC FIN ALLIANCE INC
Capital Analysts                       Janney Montgomery Scott, LLC.          Summit Brokerage Services, Inc
Capital Financial Services, Inc.       Jennison Associates, LLC               Summit Financial
Capital Growth Resources               KCG Holdings, Inc.                     Sunset Financial Services, Inc
Capital Guardian                       Key Bank                               SunTrust Investment Services, Inc.
Capital Investment Group, Inc.         KEY INVESTMENT SERVICES LLC            SWS Financial Services, Inc
Capital One Investment Services, LLC   KMS Financial Services, Inc.           SYMETRA INVESTMENT
Capital Securities Management          Kovack Securities, Inc.                SERVICES INC
CCF Investments, Inc.                  LaSalle St. Securities, LLC            Syndicated
CCO Investment Services Corp           Lazard                                 T. Rowe Price Group, Inc.
Centaurus Financial, Inc.              Leaders Group Inc.                     TFS Securities, Inc.
Cetera Advisor Network LLC             Legend Equities Corporation            The Investment Center
Cetera Financial Group LLC             Legg Mason                             The O.N. Equity Sales Co.
Cetera Financial Specialists           Leigh Baldwin & Company, LLC           The Prudential Insurance Company of
Cetera Investment Services             LIMRA (Life Insurance and Market       America
CFD Investments, Inc.                  Research Association)                  The PNC Financial Services Group,
Charter One Bank (Cleveland)           Lincoln Financial Advisors             Inc.
Chase Investment Services              Lincoln Financial Securities           The Strategic Financial Alliance Inc.
Citigroup Global Markets Inc.          Corporation                            TransAmerica Financial Advisors, Inc.
Cognizant                              Lincoln Investment Planning            Triad Advisors, Inc.
COMERICA SECURITIES, INC.              LPL Financial Corporation              Trustmont Financial Group, Inc.
Commonwealth Financial Network         LPL Financial Corporation (PDI)        UBS Financial Services, Inc.
Compass Bank Wealth Management Group   M and T Bank Corporation               Umpqua Investments
Comprehensive Asset Management         M Holdings Securities, Inc             UNIONBANC INVESTMENT SERV,
Crown Capital Securities, L.P.         Mass Mutual Financial Group            LLC
CUNA Brokerage Svcs, Inc.              Merrill Lynch, P,F,S                   United Brokerage Services, Inc.
CUSO Financial Services, L.P.          MetLife                                United Planners Fin. Serv.
David Lerner and Associates            MFS                                    USA Financial Securities Corp.
Dempsey Lord Smith, LLC                MML Investors Services, Inc.           US Bank
DWS Investments                        Money Concepts Capital Corp.           VALIC Financial Advisors, Inc
Eaton Vance                            Morgan Stanley Smith Barney            Veritrust Financial LLC
                                                                              VSR Financial Services, Inc.
                                                                              WADDELL & REED INC.
                                                                              Wall Street Financial Group
                                                                              WAYNE HUMMER INVESTMENTS
                                                                              LLC

Edward Jones & Co.                     Morgan Stanley Smith Barney (PDI)      Wells Fargo Advisors LLC
Epoch Investment Management            MTL Equity Products, Inc.              WELLS FARGO ADVISORS LLC -
Equity Services, Inc.                  Mutual of Omaha Bank                   WEALTH
Federated Investors                    National Planning Corporation          Wells Fargo Investments LLC
Fidelity Institutional Wealth          National Securities Corp.              Western Asset Management Company
  Services (FIWS)                      Natixis Funds                          WFG Investments, Inc.
Fidelity Investments                   Neuberger Berman                       Wintrust Financial Corporation
Fifth Third Securities, Inc.           Next Financial Group, Inc.             Woodbury Financial Services
Financial Planning Consultants         NFP Securities, Inc.                   World Equity Group, Inc.
Financial Services Int'l Corp. (FSIC)  OneAmerica Securities, Inc.            World Group Securities, Inc.
Financial Telesis                      OPPENHEIMER & CO, INC.                 WRP Investments, Inc
Financial West Group                                                          Wunderlich Securities

You should note that firms and individual registered representatives and branch managers with some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to a contract product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Your registered representative can provide you with more information about the compensation arrangements that apply upon request.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Pruco Life are included in the Statement of Additional Information.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

LITIGATION AND REGULATORY MATTERS

Pruco Life is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Pruco Life and proceedings generally applicable to business practices in the industry in which we operate. Pruco Life is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Pruco Life is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Pruco Life, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Pruco Life's pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Pruco Life establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed. As of December 31, 2014, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Pruco Life reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Pruco Life's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Pruco Life's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Pruco Life's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Pruco Life's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Pruco Life's financial position.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

..  Company

..  Experts

..  Principal Underwriter

..  Payments Made to Promote Sale of Our Products

..  Cyber Security Risks

..  Determination of Accumulation Unit Values

..  Financial Statements

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

PRUDENTIAL'S CUSTOMER SERVICE TEAM

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

INTERNET

Access information about your Annuity through our website:
www.prudentialannuities.com

CORRESPONDENCE SENT BY REGULAR MAIL

Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

CORRESPONDENCE SENT BY OVERNIGHT*, CERTIFIED OR REGISTERED MAIL

Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025

* Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g., Federal Express, United Parcel Service) will be delivered to the address listed below.

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center
(1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number
(PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Pruco Life does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Nor, due to circumstances beyond our control, can we provide any assurances as to the delivery of transaction instructions submitted to us by regular and/or express mail. Regular and/or express mail (if operational) will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Pruco Life reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

                     APPENDIX A - ACCUMULATION UNIT VALUES

 The following tables show the accumulation unit values and the number of outstanding units for each variable investment option under the Annuity on the last business day of the periods shown. The unit values and number of units outstanding are for Annuities under the Separate Account with the same daily asset charge.


        PREMIER RETIREMENT ADVISOR SERIES (issued on or after 2-25-2013)
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (0.55%)

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                         Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                               $11.99845        $12.94119         424,083
   01/01/2014 to 12/31/2014                               $12.94119        $13.36150         380,175
-----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   02/25/2013 to 12/31/2013                               $12.68383        $14.38162         491,660
   01/01/2014 to 12/31/2014                               $14.38162        $15.17602         504,362
-----------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013 to 12/31/2013                                $9.99955        $10.19183           7,263
   01/01/2014 to 12/31/2014                               $10.19183         $9.81901          42,299
-----------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                               $9.99955        $11.72588          14,893
   01/01/2014 to 12/31/2014                               $11.72588        $13.19717          46,184
-----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                               $12.22700        $13.98393         375,566
   01/01/2014 to 12/31/2014                               $13.98393        $14.81389         387,296
-----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   02/25/2013 to 12/31/2013                               $10.39830        $11.33041         207,257
   01/01/2014 to 12/31/2014                               $11.33041        $11.81961         269,412
-----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                               $9.99955        $10.58015          55,001
   01/01/2014 to 12/31/2014                               $10.58015        $10.89838          83,330
-----------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                               $11.76209        $14.72087          54,776
   01/01/2014 to 12/31/2014                               $14.72087        $16.14283          63,748
-----------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                               $12.37337        $14.67207         462,685
   01/01/2014 to 12/31/2014                               $14.67207        $15.61208         525,873
-----------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013 to 12/31/2013                                $9.99955        $11.77434          20,734
   01/01/2014 to 12/31/2014                               $11.77434        $13.30316         109,091
-----------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   02/25/2013 to 12/31/2013                               $14.95811        $14.86875          50,527
   01/01/2014 to 12/31/2014                               $14.86875        $19.35793         139,563
-----------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                               $9.99955         $9.76317          23,603
   01/01/2014 to 12/31/2014                                $9.76317        $10.20498          61,473
-----------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   02/25/2013 to 12/31/2013                               $12.13893        $13.70499         304,195
   01/01/2014 to 12/31/2014                               $13.70499        $14.05915         245,568
-----------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                               $12.30555        $14.30473         264,647
   01/01/2014 to 12/31/2014                               $14.30473        $15.03955         281,628

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $11.17871        $13.40539          253,253
   01/01/2014 to 12/31/2014                                      $13.40539        $13.75528          243,595
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $9.99955        $10.89883          183,851
   01/01/2014 to 12/31/2014                                      $10.89883        $11.11626          278,081
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   02/25/2013 to 12/31/2013                                      $13.99969        $14.43314           43,731
   01/01/2014 to 12/31/2014                                      $14.43314        $16.35228           76,018
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   02/25/2013 to 12/31/2013                                      $12.91782        $16.00717           17,986
   01/01/2014 to 02/07/2014                                      $16.00717        $15.76571                0
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                      $12.74663        $16.17178           33,903
   01/01/2014 to 12/31/2014                                      $16.17178        $18.19491          157,984
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                      $13.82359        $17.42508           46,011
   01/01/2014 to 12/31/2014                                      $17.42508        $19.32676          119,092
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   02/25/2013 to 12/31/2013                                      $11.95383        $12.81253          208,146
   01/01/2014 to 12/31/2014                                      $12.81253        $13.25701          218,390
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                      $14.22881        $18.59944           89,975
   01/01/2014 to 12/31/2014                                      $18.59944        $19.82864          127,569
------------------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                      $12.71629        $16.12620           82,160
   01/01/2014 to 12/31/2014                                      $16.12620        $16.28751           90,054
------------------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   02/25/2013 to 12/31/2013                                      $12.85499        $13.48484        1,004,636
   01/01/2014 to 12/31/2014                                      $13.48484        $13.75375          708,948
------------------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   02/25/2013 to 12/31/2013                                      $11.89412        $13.97695           44,017
   01/01/2014 to 12/31/2014                                      $13.97695        $13.13220          155,058
------------------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   02/25/2013 to 12/31/2013                                      $11.14782        $13.09404           36,688
   01/01/2014 to 12/31/2014                                      $13.09404        $12.14911          141,046
------------------------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   02/25/2013 to 12/31/2013                                      $13.01567        $12.56178           46,171
   01/01/2014 to 12/31/2014                                      $12.56178        $13.33332            3,583
------------------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   02/25/2013 to 12/31/2013                                      $12.49014        $14.20637          321,788
   01/01/2014 to 12/31/2014                                      $14.20637        $15.02740          360,196
------------------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   02/25/2013 to 12/31/2013                                      $11.62622        $13.42219          137,817
   01/01/2014 to 12/31/2014                                      $13.42219        $12.49876          108,382
------------------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   02/25/2013 to 12/31/2013                                      $11.88823        $12.98122          184,600
   01/01/2014 to 12/31/2014                                      $12.98122        $13.61329          214,286
------------------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                      $12.70493        $16.97028           20,322
   01/01/2014 to 12/31/2014                                      $16.97028        $18.48089          129,609
------------------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                      $12.52499        $16.55003           20,956
   01/01/2014 to 12/31/2014                                      $16.55003        $18.72158          106,592
------------------------------------------------------------------------------------------------------------------
AST Legg Mason Diversified Growth Portfolio
   11/24/2014* to 12/31/2014                                      $9.99955         $9.95398            2,765
------------------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                      $13.03739        $17.09520           68,668
   01/01/2014 to 12/31/2014                                      $17.09520        $18.80146          130,511

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   02/25/2013 to 12/31/2013                              $12.61399        $12.31480          156,257
   01/01/2014 to 12/31/2014                              $12.31480        $13.02948          307,329
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   02/25/2013 to 12/31/2013                              $13.60861        $16.49607           85,593
   01/01/2014 to 12/31/2014                              $16.49607        $17.00090          216,603
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   02/25/2013 to 12/31/2013                              $13.14617        $17.20997           69,998
   01/01/2014 to 12/31/2014                              $17.20997        $18.60599          106,002
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                              $10.86853        $13.69602            4,202
   01/01/2014 to 12/31/2014                              $13.69602        $15.01238           73,175
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   02/25/2013 to 12/31/2013                              $13.93776        $17.32411           17,319
   01/01/2014 to 12/31/2014                              $17.32411        $19.80782           64,375
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   02/25/2013 to 12/31/2013                               $9.84309         $9.79695        1,071,436
   01/01/2014 to 12/31/2014                               $9.79695         $9.74274          758,667
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   02/25/2013 to 12/31/2013                              $13.72036        $18.13076           71,184
   01/01/2014 to 12/31/2014                              $18.13076        $20.60058          150,489
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.47498        $10.16927           43,368
   01/01/2014 to 12/31/2014                              $10.16927        $10.63422           81,991
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                              $14.19093        $17.97962           64,133
   01/01/2014 to 12/31/2014                              $17.97962        $19.30041           92,895
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                              $10.67531        $12.30125           57,569
   01/01/2014 to 12/31/2014                              $12.30125        $12.86226           52,403
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   02/25/2013 to 12/31/2013                              $10.96123        $10.94678           90,532
   01/01/2014 to 12/31/2014                              $10.94678        $10.37674          178,262
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.77732        $10.50384          184,374
   01/01/2014 to 12/31/2014                              $10.50384        $10.43586          251,760
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   02/25/2013 to 12/31/2013                              $11.70195        $11.40615          682,213
   01/01/2014 to 12/31/2014                              $11.40615        $11.82336          716,872
----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                              $11.98513        $12.83644          224,246
   01/01/2014 to 12/31/2014                              $12.83644        $13.50314          214,414
----------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.72905        $10.44169           48,216
   01/01/2014 to 12/31/2014                              $10.44169        $11.01361          262,070
----------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   02/25/2013 to 12/31/2013                              $12.35021        $14.19120          820,279
   01/01/2014 to 12/31/2014                              $14.19120        $15.41122          898,731
----------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013 to 12/31/2013                               $9.99955         $9.69426            8,699
   01/01/2014 to 12/31/2014                               $9.69426         $9.40331           61,939
----------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                              $9.99955        $11.76574                0
   01/01/2014 to 12/31/2014                              $11.76574        $13.48446           26,043
----------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   02/25/2013 to 12/31/2013                              $14.01131        $17.63820           27,488
   01/01/2014 to 12/31/2014                              $17.63820        $20.56057           76,467

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   02/25/2013 to 12/31/2013                                $10.36940        $12.28290          49,997
   01/01/2014 to 12/31/2014                                $12.28290        $13.00950         586,439
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   02/25/2013 to 12/31/2013                                $11.86875        $13.06539         297,534
   01/01/2014 to 12/31/2014                                $13.06539        $13.66127         303,884
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   02/25/2013 to 12/31/2013                                $12.72408        $14.58269         424,433
   01/01/2014 to 12/31/2014                                $14.58269        $15.29042         510,793
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   02/25/2013 to 12/31/2013                                $11.71388        $13.15733         245,575
   01/01/2014 to 12/31/2014                                $13.15733        $13.48210         278,241
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   02/25/2013 to 12/31/2013                                $13.21938        $17.77101          45,450
   01/01/2014 to 12/31/2014                                $17.77101        $18.54646          33,461
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                $14.76456        $18.84976          25,568
   01/01/2014 to 12/31/2014                                $18.84976        $19.46218          87,626
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                $13.55482        $17.41693          33,330
   01/01/2014 to 12/31/2014                                $17.41693        $18.23369          70,735
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                $12.65148        $14.38786         534,227
   01/01/2014 to 12/31/2014                                $14.38786        $15.15002         612,742
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   02/25/2013 to 12/31/2013                                $12.75040        $15.68242          74,578
   01/01/2014 to 12/31/2014                                $15.68242        $16.76074         173,600
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Growth Opportunities Portfolio
   02/10/2014* to 12/31/2014                                $9.99955        $10.61730          67,660
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                $13.27350        $18.44803         140,866
   01/01/2014 to 12/31/2014                                $18.44803        $19.87769         281,647
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   02/25/2013 to 12/31/2013                                $10.27877        $11.61583          82,822
   01/01/2014 to 12/31/2014                                $11.61583        $10.58621         228,110
------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   02/25/2013 to 12/31/2013                                $11.09203        $10.81930         158,437
   01/01/2014 to 12/31/2014                                $10.81930        $10.81974         311,203
------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   02/25/2013 to 12/31/2013                                $10.16671        $11.77971         228,187
   01/01/2014 to 12/31/2014                                $11.77971        $12.35983         290,975
------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   02/25/2013 to 12/31/2013                                $11.91113        $11.65696         193,394
   01/01/2014 to 12/31/2014                                $11.65696        $12.42713         317,474
------------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   02/25/2013 to 12/31/2013                                $10.28018         $9.52764           7,731
   01/01/2014 to 12/31/2014                                 $9.52764         $9.60349          53,120
------------------------------------------------------------------------------------------------------------
ProFund VP Consumer Goods Portfolio
   02/25/2013 to 12/31/2013                                $13.95688        $16.66911          15,390
   01/01/2014 to 12/31/2014                                $16.66911        $18.27284           9,553
------------------------------------------------------------------------------------------------------------
ProFund VP Consumer Services
   02/25/2013 to 12/31/2013                                $15.09900        $20.07642           9,312
   01/01/2014 to 12/31/2014                                $20.07642        $22.45403           2,243
------------------------------------------------------------------------------------------------------------
ProFund VP Financials
   02/25/2013 to 12/31/2013                                $11.51050        $14.36857           5,337
   01/01/2014 to 12/31/2014                                $14.36857        $16.13532          12,919

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Health Care
   02/25/2013 to 12/31/2013         $13.61184        $17.66879          28,207
   01/01/2014 to 12/31/2014         $17.66879        $21.73588          34,979
-------------------------------------------------------------------------------------
ProFund VP Industrials
   02/25/2013 to 12/31/2013         $13.67619        $17.78615           5,360
   01/01/2014 to 12/31/2014         $17.78615        $18.67500           3,029
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Growth
   02/25/2013 to 12/31/2013         $13.08901        $16.49009           9,719
   01/01/2014 to 12/31/2014         $16.49009        $18.51933          20,907
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Value
   02/25/2013 to 12/31/2013         $12.80433        $15.66968          24,461
   01/01/2014 to 12/31/2014         $15.66968        $17.21581           9,846
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Growth
   02/25/2013 to 12/31/2013         $13.69966        $16.98714           3,293
   01/01/2014 to 12/31/2014         $16.98714        $17.88891           4,758
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Value
   02/25/2013 to 12/31/2013         $13.25471        $16.27030          20,284
   01/01/2014 to 12/31/2014         $16.27030        $17.82890           6,518
-------------------------------------------------------------------------------------
ProFund VP Real Estate
   02/25/2013 to 12/31/2013         $14.57815        $14.06912           3,957
   01/01/2014 to 12/31/2014         $14.06912        $17.49199          14,048
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Growth
   02/25/2013 to 12/31/2013         $13.91688        $18.52593          38,934
   01/01/2014 to 12/31/2014         $18.52593        $18.82430          20,531
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Value
   02/25/2013 to 12/31/2013         $12.89891        $16.79752          11,430
   01/01/2014 to 12/31/2014         $16.79752        $17.67642           3,277
-------------------------------------------------------------------------------------
ProFund VP Telecommunications
   02/25/2013 to 12/31/2013         $14.86749        $16.04617             340
   01/01/2014 to 12/31/2014         $16.04617        $16.04832             419
-------------------------------------------------------------------------------------
ProFund VP Utilities
   02/25/2013 to 12/31/2013         $13.34380        $14.24930          11,934
   01/01/2014 to 12/31/2014         $14.24930        $17.83892          22,684

 *  Denotes the start date of these sub-accounts

       APPENDIX B - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN
                                 CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus, if your Annuity is issued in certain states described below. Further variations may arise in connection with additional state reviews.

Jurisdiction                                                Special Provisions
------------   --------------------------------------------------------------------------------------------------------------
California     For the California annuity forms, "deferred sales charges" are referred to as "surrender charges."

Connecticut    The Liquidity Factor used in the MVA and DCA formulas equals zero.

Florida        One year waiting period for annuitization.

Illinois       6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

Iowa           6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

Massachusetts  The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any
               Annuity Option or any lifetime withdrawal option benefit.

Montana        The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any
               Annuity Option or any lifetime withdrawal option benefit.

Oregon         6 and 12 Month DCA Options are not available. The DCA MVA Option is not available.

Texas          The Beneficiary Annuity is not available.

                           APPENDIX C - MVA FORMULAS

                     MVA FORMULA FOR LONG TERM MVA OPTIONS

The MVA formula is applied separately to each MVA Option to determine the Account Value of the MVA Option on a particular date.

The MVA factor is equal to:

                             [(1+I)/(1+J+K)]/n/12/

                                    where:

   I = the Crediting Rate for the MVA Option;

   J = the Rate for the remaining Guarantee Period, determined as described below;

   K = the Liquidity Factor, currently equal to 0.0025; and

   N = the number of months remaining in the Guarantee Period duration, rounded up to the nearest whole month

For the purposes of determining "J",

                                   Y = n /12

GP\\1\\ = the smallest whole number of years greater than or equal to Y.

r\\1\\ = the rate for Guarantee Periods of duration GP\\1\\, which will equal the crediting rate if such Guarantee Period duration is currently available.

GP\\2\\ = the greatest whole number of years less than or equal to Y, but not less than 1.

r\\2\\ = the rate for Guarantee Periods of duration GP\\2\\, which will equal the crediting rate if such Guarantee Period duration is currently available.

If we do not currently offer a Guarantee Period of duration GP\\1\\ or duration GP\\2\\, we will determine r\\1\\ and / or r\\2\\ by linearly interpolating between the current rates of Guarantee Periods closest in duration. If we cannot interpolate because a Guarantee Period of lesser duration is not available, then r\\1\\ and / or r\\2\\ will be equal to [(1) + (2) - (3)], where (1), (2), and (3) are defined as:

    (1) = the current Treasury spot rate for GP\\1\\ or GP\\2\\, respectively, and

    (2) = the current crediting rate for the next longer Guaranteed Period duration currently available, and

    (3) = the current Treasury spot rate for the next longer Guaranteed Period duration currently available.

The term "current Treasury spot rate" refers to the rates that existed at the time the crediting rates were last determined.

To determine "J":

If Y is an integer, and if Y is equal to a Guarantee Period duration that we currently offer, "J" is equal to the crediting rate associated with a Guarantee Period duration of Y years.

If Y is less than 1, then "J" = r\\2\\.

Otherwise, we determine "J" by linearly interpolating between r\\1\\ and r\\2\\, using the following formula:

  J = (R\\1\\ * (Y - GP\\2\\) + r\\2\\ * (GP\\1\\ - Y)) / (GP\\1\\ - GP\\2\\)

The current rate ("J") in the MVA formula is subject to the same Guaranteed Minimum Interest Rate as the Crediting Rate.

We reserve the right to waive the liquidity factor set forth above.

MVA EXAMPLES FOR LONG TERM MVA OPTION

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

..  You allocate $50,000 into an MVA Option (we refer to this as the "Allocation
   Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).

..  The crediting rate associated with the MVA Option beginning on Allocation
   Date and maturing on Maturity Date is 5.50% (I = 5.50%).

..  You make no withdrawals or transfers until you decide to withdraw the entire
   MVA Option after exactly three (3) years, at which point 24 months remain before the Maturity Date (N = 24).

EXAMPLE OF POSITIVE MVA

Assume that at the time you request the withdrawal, the crediting rate associated with the fixed allocation maturing on the Maturity Date is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

    MVA Factor = [(1+I)/(1+J+0.0025)]/N/12/ = [1.055/1.0425]/2/ = 1.024125
                         Unadjusted Value = $58,712.07
 Adjusted Account Value after MVA = Unadjusted Value X MVA Factor = $60,128.47

EXAMPLE OF NEGATIVE MVA

Assume that at the time you request the withdrawal, the crediting rate associated with the fixed allocation maturing on the Maturity Date is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

    MVA Factor = [(1+I)/(1+J+0.0025)]/N/12/ = [1.055/1.0725]/2/ = 0.967632
                         Unadjusted Value = $58,712.07
 Adjusted Account Value after MVA = Unadjusted Value x MVA Factor = $56,811.69

                 MVA FORMULA FOR 6 OR 12 MONTH DCA MVA OPTIONS

The MVA formula is applied separately to each DCA MVA Option to determine the Account Value of the DCA MVA Option on a particular date.

The MVA factor is equal to:

                             [(1+I)/(1+J+K)]/n/12/

                                    where:

   I = the Index Rate established at inception of a DCA MVA Option. This Index Rate will be based on a Constant Maturity Treasury (CMT) rate for a maturity (in months) equal to the initial duration of the DCA MVA Option. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to initiation of the DCA MVA Option. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

   J = the Index Rate determined at the time the MVA calculation is needed, based on a CMT rate for the amount of time remaining in the DCA MVA Option. The amount of time will be based on the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to the date for which the MVA calculation is needed. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

   K = the Liquidity Factor, currently equal to 0.0025; and

   N = the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month.

If the "Treasury constant maturities nominal 12" rates available through Federal Reserve Statistical Release H. 15 should become unavailable at any time, or if the rate for a 1-month maturity should become unavailable through this source, we will substitute rates which, in our opinion, are comparable.

We reserve the right to waive the Liquidity Factor.

          APPENDIX D - FORMULA FOR HIGHEST DAILY LIFETIME INCOME V2.1
                           SUITE OF LIVING BENEFITS

  TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST
                       INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

    . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Income v2.1 Suite of benefits (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

    . C\\us\\ - The secondary upper target is established on the Effective Date and is not changed for the life of the guarantee. Currently it is 84.5%

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

    . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

    .  L - the target value as of the current Valuation Day.

    .  r - the target ratio.

    . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

    .  V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

    . V\\F\\ - the Unadjusted Account Value of all elected DCA MVA Options in the Annuity.

    .  B - the total value of the AST Investment Grade Bond Sub-account.

    . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments and adjusted proportionally for Excess Income*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional Purchase Payments and adjusted proportionately for Excess Income* and (3) any highest daily Unadjusted Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional Purchase Payments and adjusted for withdrawals, as described herein.

    . T - the amount of a transfer into or out of the AST Investment Grade Bond Sub-account.

    . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Sub-account.

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

DAILY TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary. Target Values are subject to change for new elections of this benefit on a going-forward basis.

       L    =    0.05 * P * a

DAILY TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

       Target Ratio r      =     (L - B) / (V\\V\\ + V\\F\\).

    . If on the third consecutive Valuation Day r > C\\u\\ and r (less or =) C\\us\\ or if on any day r > C\\us\\, and transfers have not been suspended due to the 90% cap rule, assets in the Permitted Sub-accounts and the DCA MVA Options, if applicable, are transferred to the AST Investment Grade Bond Sub-account.

    . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Sub-account (B > 0), assets in the AST Investment Grade Bond Sub-account are transferred to the Permitted Sub-accounts as described above.

90% CAP RULE: If, on any Valuation Day this benefit remains in effect, a transfer into the AST Investment Grade Bond Sub-account occurs that results in 90% of the Unadjusted Account Value being allocated to the AST

Investment Grade Bond Sub-account, any transfers into the AST Investment Grade Bond Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Sub-account should occur. Transfers out of the AST Investment Grade Bond Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Sub-account occurs either due to a Daily or Monthly Transfer Calculation. Due to the performance of the AST Investment Grade Bond Sub-account and the elected Sub-accounts, the Unadjusted Account value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T   =                                                     Money is transferred from the
        Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B), Permitted Sub-accounts and the DCA
        [L - B - (V\\V\\ + V\\F\\) * Ct] /(1 -Ct))        MVA Options to the AST Investment
                                                          Grade Bond Sub-account

T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\)             Money is transferred from the AST
        * C\\t\\] / (1 - C\\t\\))}                        Investment Grade Bond Sub-account to
                                                          the Permitted Sub-accounts

MONTHLY TRANSFER CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V\\F\\)
- L + B) / (1 - C\\u\\), then

T\\M\\  =   {Min (B, .05 * (V\\V\\ + V\\F\\ + B))} Money is transferred from the AST
                                                   Investment Grade Bond Sub-account to
                                                   the Permitted Sub-accounts.

                    "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2     3     4     5     6     7     8     9    10    11     12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73   6.7  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUCO LIFE PRUDENTIAL PREMIER(R) ADVISER VARIABLE ANNUITY SERIES DESCRIBED IN PROSPECTUS (4/27/2015)

                   ________________________________________
                               (print your name)

                   ________________________________________
                                   (address)

                   ________________________________________
                             (city/state/zip code)

                   Please see the section of this prospectus
                       entitled "How To Contact Us" for
                        where to send your request for
                     a Statement of Additional Information

[LOGO OF PRUDENTIAL]

The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777

                                                   PRUCO LIFE INSURANCE COMPANY
                                                 A Prudential Financial Company
                                        751 Broad Street, Newark, NJ 07102-3777

PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY
(FOR ANNUITIES ISSUED ON OR AFTER FEBRUARY 25, 2013)

FLEXIBLE PREMIUM DEFERRED ANNUITY OFFERING HIGHEST DAILY LIFETIME(R) INCOME V2.1 OPTIONAL BENEFITS
PROSPECTUS: APRIL 27, 2015

This prospectus describes a flexible premium deferred annuity contract ("Annuity") offered by Pruco Life Insurance Company ("Pruco Life", "we", "our", or "us"). The Annuity has features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. THE ANNUITY OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. Financial Professionals may be compensated for the sale of the Annuity. Selling broker-dealer firms through which each Annuity is sold may decline to recommend to their customers certain of the optional features and Investment Options offered generally under the Annuity or may impose restrictions (e.g., a lower maximum issue age and/or optional benefits. Please speak to your Financial Professional for further details. The guarantees provided by the variable annuity contract and the optional benefits are the obligations of and subject to the claims paying ability of Pruco Life. Certain terms are capitalized in this prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

THE SUB-ACCOUNTS

The Pruco Life Flexible Premium Variable Annuity Account is a Separate Account of Pruco Life, and is the investment vehicle in which your Purchase Payments invested in the Sub-accounts are held. Each Sub-account of the Pruco Life Flexible Premium Variable Annuity Account invests in an underlying mutual fund
- see the following page for a complete list of the Sub-accounts. Currently, Portfolios of Advanced Series Trust are being offered.

PLEASE READ THIS PROSPECTUS

THIS PROSPECTUS SETS FORTH INFORMATION ABOUT THE ANNUITY THAT YOU SHOULD KNOW BEFORE INVESTING. PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE. If you are purchasing the Annuity as a replacement for an existing variable annuity or variable life policy, or a fixed insurance policy, you should consider any surrender or penalty charges you may incur and any benefits you may also be forfeiting when replacing your existing coverage and that this Annuity is subject to a Contingent Deferred Sales Charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the Annuity's liquidity features will satisfy that need. Please note that if you are investing in this Annuity through a tax-advantaged retirement plan (such as an Individual Retirement Account or 401(k) plan), you will get no additional tax advantage through the Annuity itself.

OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, and have fees and charges, that are different from the annuity contracts offered by this prospectus. Not every annuity contract we issue is offered through every selling broker-dealer firm. Upon request, your Financial Professional can show you information regarding other Pruco Life annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of the Pruco Life annuity contracts. You should work with your Financial Professional to decide whether this annuity contract is appropriate for you based on a thorough analysis of your particular needs, financial objectives, investment goals, time horizons and risk tolerance.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information dated the same date as this prospectus that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus - see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This prospectus is part of the registration statement we filed with the U.S. Securities and Exchange Commission (SEC) regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see "How To Contact Us" later in this prospectus for our Service Office address.

In compliance with U.S. law, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

THIS ANNUITY IS NOT A DEPOSIT OR OBLIGATION OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, IS NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN AN ANNUITY INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE, EVEN WITH RESPECT TO AMOUNTS ALLOCATED TO THE AST MONEY MARKET SUB-ACCOUNT.

--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRUDENTIAL, PRUDENTIAL FINANCIAL, PRUDENTIAL ANNUITIES AND THE ROCK LOGO ARE SERVICEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ITS AFFILIATES. OTHER PROPRIETARY PRUDENTIAL MARKS MAY BE DESIGNATED AS SUCH THROUGH USE OF THE/ SM/ OR (R) SYMBOLS.

--------------------------------------------------------------------------------
     FOR FURTHER INFORMATION CALL: 1-888-PRU-2888 OR GO TO OUR WEBSITE AT
                          www.prudentialannuities.com

    Prospectus Dated: April 27, 2015    Statement of Additional Information
                                                      Dated: April 27, 2015
                                                                   PPRTB21DPROS

                          VARIABLE INVESTMENT OPTIONS

ADVANCED SERIES TRUST

   AST Academic Strategies Asset Allocation Portfolio /1/
   AST Advanced Strategies Portfolio /1/
   AST AQR Emerging Markets Equity Portfolio
   AST AQR Large-Cap Portfolio
   AST Balanced Asset Allocation Portfolio /1/
   AST BlackRock Global Strategies Portfolio /1/
   AST BlackRock iShares ETF Portfolio /1/
   AST BlackRock/Loomis Sayles Bond Portfolio
   AST Boston Partners Large-Cap Value Portfolio
   AST Capital Growth Asset Allocation Portfolio /1/
   AST ClearBridge Dividend Growth Portfolio
   AST Cohen & Steers Realty Portfolio
   AST Defensive Asset Allocation Portfolio /1/
   AST FI Pyramis(R) Asset Allocation Portfolio /1,2/
   AST FI Pyramis(R) Quantitative Portfolio /1,2/
   AST Franklin Templeton Founding Funds Allocation Portfolio*/,1/ AST Franklin Templeton Founding Funds Plus Portfolio /1/
   AST Global Real Estate Portfolio
   AST Goldman Sachs Large-Cap Value Portfolio
   AST Goldman Sachs Mid-Cap Growth Portfolio
   AST Goldman Sachs Multi-Asset Portfolio /1/
   AST Goldman Sachs Small-Cap Value Portfolio
   AST Herndon Large-Cap Value Portfolio
   AST High Yield Portfolio
   AST International Growth Portfolio
   AST International Value Portfolio
   AST Investment Grade Bond Portfolio /3/
   AST J.P. Morgan Global Thematic Portfolio /1/
   AST J.P. Morgan International Equity Portfolio
   AST J.P. Morgan Strategic Opportunities Portfolio /1/
   AST Jennison Large-Cap Growth Portfolio
   AST Large-Cap Value Portfolio
   AST Legg Mason Diversified Growth Portfolio
   AST Loomis Sayles Large-Cap Growth Portfolio
   AST Lord Abbett Core Fixed Income Portfolio
   AST MFS Global Equity Portfolio
   AST MFS Growth Portfolio
   AST MFS Large-Cap Value Portfolio
   AST Mid-Cap Value Portfolio
   AST Money Market Portfolio
   AST Neuberger Berman Core Bond Portfolio
   AST Neuberger Berman Mid-Cap Growth Portfolio
   AST Neuberger Berman/LSV Mid-Cap Value Portfolio
   AST New Discovery Asset Allocation Portfolio /1/
   AST Parametric Emerging Markets Equity Portfolio
   AST PIMCO Limited Maturity Bond Portfolio
   AST Preservation Asset Allocation Portfolio /1/
   AST Prudential Core Bond Portfolio
   AST Prudential Growth Allocation Portfolio /1/
   AST QMA Emerging Markets Equity Portfolio
   AST QMA Large-Cap Portfolio
   AST QMA US Equity Alpha Portfolio
   AST RCM World Trends Portfolio /1/
   AST Schroders Global Tactical Portfolio /1/
   AST Schroders Multi-Asset World Strategies Portfolio /1/
   AST Small-Cap Growth Portfolio
   AST Small-Cap Growth Opportunities Portfolio
   AST Small-Cap Value Portfolio
   AST T. Rowe Price Asset Allocation Portfolio /1/
   AST T. Rowe Price Equity Income Portfolio
   AST T. Rowe Price Growth Opportunities Portfolio
   AST T. Rowe Price Large-Cap Growth Portfolio
   AST T. Rowe Price Natural Resources Portfolio
   AST Templeton Global Bond Portfolio
   AST Wellington Management Hedged Equity Portfolio /1/
   AST Western Asset Core Plus Bond Portfolio
   AST Western Asset Emerging Markets Debt Portfolio

* This variable investment option is no longer available for new investments, with limited exceptions. Please see "Investment Options" later in this prospectus for details.
(1)These are the only variable investment options available to you if you select one of the optional benefits.
(2)Pyramis is a registered service mark of FMR LLC. Used with permission.
(3)The AST Investment Grade Bond variable investment option is not available for allocation of Purchase Payments or contract owner transfers.

                                   CONTENTS

GLOSSARY OF TERMS..........................................................  1

SUMMARY OF CONTRACT FEES AND CHARGES.......................................  3

EXPENSE EXAMPLES........................................................... 10

SUMMARY.................................................................... 11

INVESTMENT OPTIONS......................................................... 13

   VARIABLE INVESTMENT OPTIONS............................................. 13

   MARKET VALUE ADJUSTMENT OPTION.......................................... 18

   GUARANTEE PERIOD TERMINATION............................................ 18

   RATES FOR DCA MVA OPTIONS............................................... 18

   MARKET VALUE ADJUSTMENT................................................. 19

FEES, CHARGES AND DEDUCTIONS............................................... 20

   ANNUITY PAYMENT OPTION CHARGES.......................................... 24

   EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES............................... 24

PURCHASING YOUR ANNUITY.................................................... 25

   REQUIREMENTS FOR PURCHASING THE ANNUITY................................. 25

   DESIGNATION OF OWNER, ANNUITANT, AND BENEFICIARY........................ 26

   RIGHT TO CANCEL......................................................... 27

   SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT......................... 27

   SALARY REDUCTION PROGRAMS............................................... 27

MANAGING YOUR ANNUITY...................................................... 28

   CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS................. 28

MANAGING YOUR ACCOUNT VALUE................................................ 30

   DOLLAR COST AVERAGING PROGRAMS.......................................... 30

   6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE 6 OR 12 MONTH DCA
     PROGRAM).............................................................. 30

   AUTOMATIC REBALANCING PROGRAMS.......................................... 31

   FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS... 31

   RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS.................... 32

ACCESS TO ACCOUNT VALUE.................................................... 34

   TYPES OF DISTRIBUTIONS AVAILABLE TO YOU................................. 34

   TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES.......... 34

   FREE WITHDRAWAL AMOUNTS................................................. 34

   SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD... 35

   SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(t)/72(q) OF THE INTERNAL
     REVENUE CODE.......................................................... 36

   REQUIRED MINIMUM DISTRIBUTIONS.......................................... 36

SURRENDERS................................................................. 37

   SURRENDER VALUE......................................................... 37

   MEDICALLY-RELATED SURRENDERS............................................ 37

ANNUITY OPTIONS............................................................ 38

LIVING BENEFITS............................................................ 40

   HIGHEST DAILY LIFETIME INCOME v2.1 BENEFIT.............................. 41

   SPOUSAL HIGHEST DAILY LIFETIME INCOME v2.1 BENEFIT...................... 52

                                      (i)

DEATH BENEFIT..............................................................  60

   TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT...............................  60

   EXCEPTIONS TO AMOUNT OF DEATH BENEFIT...................................  60

   DEATH BENEFIT AMOUNT....................................................  60

   SPOUSAL CONTINUATION OF ANNUITY.........................................  61

   PAYMENT OF DEATH BENEFIT................................................  61

   BENEFICIARY CONTINUATION OPTION.........................................  62

VALUING YOUR INVESTMENT....................................................  64

   VALUING THE SUB-ACCOUNTS................................................  64

   PROCESSING AND VALUING TRANSACTIONS.....................................  64

TAX CONSIDERATIONS.........................................................  66

OTHER INFORMATION..........................................................  75

   PRUCO LIFE AND THE SEPARATE ACCOUNT.....................................  75

   LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS............................  77

   DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE.........................  78

   FINANCIAL STATEMENTS....................................................  80

   INDEMNIFICATION.........................................................  80

   LEGAL PROCEEDINGS.......................................................  80

   CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.....................  81

   HOW TO CONTACT US.......................................................  82

APPENDIX A - ACCUMULATION UNIT VALUES...................................... A-1

APPENDIX B - FORMULA FOR HIGHEST DAILY LIFETIME INCOME V2.1 SUITE OF
  BENEFITS................................................................. B-1

APPENDIX C - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN
  STATES................................................................... C-1

APPENDIX D - MVA FORMULA................................................... D-1

APPENDIX E - HYPOTHETICAL EXAMPLES OF OPERATION OF PREMIUM BASED CHARGE
  AND CONTINGENT DEFERRED SALES CHARGE..................................... E-1

                                     (ii)

                               GLOSSARY OF TERMS

We set forth here definitions of some of the key terms used throughout this Prospectus. In addition to the definitions here, we also define certain terms in the section of the Prospectus that uses such terms.

ACCOUNT VALUE: The total value of all allocations to the Sub-accounts and the DCA MVA Options on any Valuation Day. The Account Value is determined separately for each Sub-account and for each DCA MVA Option, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each DCA MVA Option will be calculated using any applicable MVA.

ACCUMULATION PERIOD: The period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date.

ANNUAL INCOME AMOUNT: This is the annual amount of income for which you are eligible for life under the optional benefits.

ANNUITANT: The natural person upon whose life annuity payments payable to the Owner are based.

ANNUITIZATION: Annuitization is the process by which you direct us to apply the Unadjusted Account Value to one of the available annuity options to begin making periodic payments to the Owner.

ANNUITY DATE: The date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

ANNUITY YEAR: The first Annuity Year begins on the Issue Date and continues through and includes the day immediately preceding the first anniversary of the Issue Date. Subsequent Annuity Years begin on the anniversary of the Issue Date and continue through and include the day immediately preceding the next anniversary of the Issue Date.

BENEFICIARY(IES): The natural person(s) or entity(ies) designated as the recipient(s) of the Death Benefit or to whom any remaining period certain payments may be paid in accordance with the annuity payout options section of the Annuity.

CODE: The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

CONTINGENT DEFERRED SALES CHARGE ("CDSC"): This is a sales charge that may be deducted when you make a surrender or take a partial withdrawal from your Annuity. We refer to this as a "contingent" charge because it is imposed only if you surrender or take a withdrawal from your Annuity. The charge is a percentage of each applicable Purchase Payment that is being surrendered or withdrawn.

DOLLAR COST AVERAGING ("DCA") MVA OPTION: An Investment Option that offers a fixed rate of interest for a specified period. The DCA MVA Option is used only with our 6 or 12 Month Dollar Cost Averaging Program, under which the Purchase Payments that you have allocated to that DCA MVA Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA MVA Option generally will be subject to a Market Value Adjustment if made other than pursuant to the 6 or 12 Month DCA Program.

DUE PROOF OF DEATH: Due Proof of Death is satisfied when we receive all of the following in Good Order: (a) a death certificate or similar documentation acceptable to us; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

EXCESS INCOME: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income ("Excess Income"). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

FREE LOOK: The right to examine your Annuity, during a limited period of time, to decide if you want to keep it or cancel it. The length of this time period, and the amount of refund, depends on applicable law and thus may vary by state. In addition, there is a different Free Look period that applies if your Annuity is held within an IRA. In your Annuity contract, your Free Look right is referred to as your "Right to Cancel."

GOOD ORDER: Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received at our Service Office: (a) in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations; (b) on specific forms, or by other means we then permit (such as via telephone or electronic submission); and/or (c) with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order.

GUARANTEE PERIOD: The period of time during which we credit a fixed rate of interest to a DCA MVA Option.

INVESTMENT OPTION: A Sub-account or DCA MVA Option available as of any given time to which Account Value may be allocated.

ISSUE DATE: The effective date of your Annuity.

KEY LIFE: Under the Beneficiary Continuation Option, the person whose life expectancy is used to determine the required distributions.

MARKET VALUE ADJUSTMENT ("MVA"): A positive or negative adjustment used to determine the Account Value of a DCA MVA Option.

OWNER: The Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity.

PAYOUT PERIOD: The period starting on the Annuity Date and during which annuity payments are made.

PORTFOLIO: An underlying mutual fund in which a Sub-Account of the Separate Account invests.

PREMIUM BASED CHARGE: A charge that is deducted on each Quarterly Annuity Anniversary from your Account Value, during the first seven years after each Purchase Payment is made.

PURCHASE PAYMENT: A cash consideration (a "premium") in currency of the United States of America given to us in exchange for the rights, privileges, and benefits of the Annuity.

QUARTERLY ANNUITY ANNIVERSARY: Each successive three-month anniversary of the Issue Date of the Annuity.

SEPARATE ACCOUNT: Refers to the Pruco Life Flexible Premium Variable Annuity Account, which holds assets associated with annuities issued by Pruco Life Insurance Company. Separate Account assets that are held in support of the annuities are kept separate from all of our other assets and may not be charged with liabilities arising out of any other business we may conduct.

SERVICE OFFICE: The place to which all requests and payments regarding the Annuity are to be sent. We may change the address of the Service Office at any time, and will notify you in advance of any such change of address. Please see "How to Contact Us" later in this Prospectus for the Service Office address.

SUB-ACCOUNT: A division of the Separate Account.

SURRENDER VALUE: The Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional benefits provided by rider or endorsement, and any Annual Maintenance Fee.

UNADJUSTED ACCOUNT VALUE: The Unadjusted Account Value is equal to the Account Value prior to the application of any MVA.

UNIT: A share of participation in a Sub-account used to calculate your Account Value prior to the Annuity Date.

VALUATION DAY: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

WE, US, OUR: Pruco Life Insurance Company.

YOU, YOUR: The Owner(s) shown in the Annuity.

                     SUMMARY OF CONTRACT FEES AND CHARGES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Annuity. The first table describes the fees and expenses that you will pay at the time you surrender the Annuity, take a partial withdrawal, or transfer Account Value between the Investment Options. State premium taxes also may be deducted.

                      ANNUITY OWNER TRANSACTION EXPENSES

CONTINGENT DEFERRED SALES CHARGE ("CDSC")/ 1/
The CDSC for each Purchase Payment is a percentage of the Purchase Payment being withdrawn. Thus, the appropriate percentage is multiplied by the Purchase Payment(s) being withdrawn to determine the amount of the CDSC. See "Contingent Deferred Sales Charge ("CDSC")" under "Fees, Charges and Deductions" for more information about how the CDSC is calculated.

                                                                   AGE OF PURCHASE PAYMENT BEING WITHDRAWN
                                             -----------------------------------------------------------------------------------
                                                         1 Year or 2 Years or 3 Years or 4 Years or 5 Years or 6 Years or
                                                         more but   more but   more but   more but   more but   more but
                                              Less than  less than less than  less than  less than  less than  less than  7 Years
TOTAL PURCHASE PAYMENT AMOUNT                  1 Year     2 Years   3 Years    4 Years    5 Years    6 Years    7 Years   or more
-----------------------------                ----------  --------- ---------- ---------- ---------- ---------- ---------- -------
Less than $50,000                                   5.0%    5.0%      4.0%       4.0%       3.0%       3.0%       2.0%       0%
$50,000 or more but less than $100,000              5.0%    4.0%      4.0%       3.0%       3.0%       2.0%       2.0%       0%
$100,000 or more but less than $250,000             4.0%    3.0%      3.0%       2.0%       2.0%       2.0%       1.0%       0%
$250,000 or more but less than $500,000             3.0%    2.0%      2.0%       2.0%       1.0%       1.0%       1.0%       0%
$500,000 or more but less than $1,000,000           2.0%    2.0%      2.0%       1.0%       1.0%       1.0%       1.0%       0%
$1,000,000 or more                                  2.0%    2.0%      1.0%       1.0%       1.0%       1.0%       1.0%       0%
TRANSFER FEE /2/                             $       10
TAX CHARGE (CURRENT) /3/                      0% to 3.5%

1 The different tiers of Contingent Deferred Sales Charges, separated by "breakpoints", are shown in the table above. If a portion of a Purchase Payment results in total Purchase Payments crossing into a new Purchase Payment tier (as set forth in the table above), then the ENTIRE Purchase Payment will be subject to the Contingent Deferred Sales Charge applicable to that tier. Once a Purchase Payment is assigned to a particular tier for purposes of the CDSC, the CDSC schedule for that specific Purchase Payment will not change for the remainder of that CDSC period. Please see Appendix E for examples of the operation of the Contingent Deferred Sales Charge.
2  Currently, we deduct the fee after the 20/th/ transfer each Annuity Year.
3 Currently, we deduct the tax charge only upon annuitization and only in certain states - we will give you further details in the "maturity package" that we will send to you prior to annuitization. We reserve the right to deduct the tax charge upon any of the following events: the time the Purchase Payment is allocated to the Annuity, upon a full surrender of the Annuity, or upon Annuitization.

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

                           PERIODIC FEES AND CHARGES

ANNUAL MAINTENANCE FEE/ 4,5/: Lesser of $50 or 2% of the Unadjusted Account
Value.

PREMIUM BASED CHARGE/ 6,7/.

                                                 PREMIUM BASED     ANNUAL EQUIVALENT
                                               CHARGE PERCENTAGE   OF PREMIUM BASED
TOTAL PURCHASE PAYMENT AMOUNT                 (DEDUCTED QUARTERLY) CHARGE PERCENTAGE
-----------------------------                 -------------------- -----------------
Less than $50,000                                    0.1750%             0.70%
$50,000 or more, but less than $100,000              0.1500%             0.60%
$100,000 or more, but less than $250,000             0.1250%             0.50%
$250,000 or more, but less than $500,000             0.0875%             0.35%
$500,000 or more, but less than $1,000,000           0.0625%             0.25%
$1,000,000 or more                                   0.0375%             0.15%

                       ANNUALIZED INSURANCE FEES/CHARGES
    (assessed daily as a percentage of the net assets of the Sub-accounts)

FEE/CHARGE
MORTALITY & EXPENSE RISK CHARGE                  0.70%
ADMINISTRATION CHARGE                            0.15%
TOTAL ANNUALIZED INSURANCE FEES/CHARGES/ 8/      0.85%

4 Assessed annually on the Annuity's anniversary date or upon surrender. Only applicable if the total of all Purchase Payments at the time the fee is due is less than $50,000.
5 For Beneficiaries who elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Unadjusted Account Value and is only applicable if Unadjusted Account Value is less than $25,000 at the time the fee is assessed.
6 The Premium Based Charge applicable to a Purchase Payment is determined by multiplying (1) the amount of that Purchase Payment by (2) its associated Premium Based Charge percentage, as shown in the table above. Each Purchase Payment is subject to a Premium Based Charge for a 7 year period following the date the Purchase Payment is allocated to the Annuity. The Premium Based Charge for each Purchase Payment is determined when it is allocated to the Annuity (except for those Purchase Payments that are allocated to the Annuity prior to the first Quarterly Annuity Anniversary) based on the total of all Purchase Payments received to date. For Purchase Payments allocated to the Annuity before the first Quarterly Annuity Anniversary, the Premium Based Charge for each Purchase Payment is based on the total of all such Purchase Payments received up to and including the Valuation Day before the first Quarterly Annuity Anniversary. Please see the Fees and Charges section for details and Appendix E for examples of the operation of the Premium Based Charge. "Quarterly Annuity Anniversary" refers to each successive three-month anniversary of the Issue Date of the Annuity.
7 The different tiers of Premium Based Charges separated by "breakpoints", are shown in the table above. If a portion of a Purchase Payment results in total Purchase Payments crossing into a new Purchase Payment tier (as set forth in the table above), then the ENTIRE Purchase Payment will be subject to the Premium Based Charge applicable to that tier. With respect to those Purchase Payments allocated to the Annuity prior to the first Quarterly Annuity Anniversary, the Premium Based Charge percentage applicable to each of those Purchase Payments is based on the total of all such Purchase Payments (that is, we total all the Purchase Payments received before the first Quarterly Annuity Anniversary to determine the Premium Based Charge that applies to each). Purchase Payments received on or after the first Quarterly Annuity Anniversary that result in breakpoints being reached will result in lower charge percentages for only such Purchase Payments and those that follow. Once a Premium Based Charge percentage is established for any Purchase Payment, such percentage is fixed and will not be reduced even if additional Purchase Payments are made or partial withdrawals are taken. Please see Appendix E for examples of the operation of the Premium Based Charge.
8 The Insurance Charge is the combination of Mortality & Expense Risk Charge and the Administration Charge. For Beneficiaries who elect the Beneficiary Continuation Option, the Mortality and Expense and Administration Charges do not apply. However, a Settlement Service Charge equal to 1.00% is assessed as a percentage of the daily net assets of the Sub-accounts as an annual charge.

                    YOUR OPTIONAL BENEFIT FEES AND CHARGES

The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. The next column shows the total expenses you would pay for the Annuity if you purchased the relevant optional benefit. More specifically, this column shows the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges.

                                                 ANNUALIZED
                                                  OPTIONAL     TOTAL
                                                  BENEFIT    ANNUALIZED
OPTIONAL BENEFIT                                 CHARGE /9/  CHARGE /10/
----------------                                 ---------- -------------
HIGHEST DAILY LIFETIME INCOME V2.1
MAXIMUM CHARGE /11 /
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT
  VALUE AND PROTECTED WITHDRAWAL VALUE)            2.00%    0.85% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT
  VALUE AND PROTECTED WITHDRAWAL VALUE)            1.00%    0.85% + 1.00%
SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1
MAXIMUM CHARGE /11/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT
  VALUE AND PROTECTED WITHDRAWAL VALUE)            2.00%    0.85% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT
  VALUE AND PROTECTED WITHDRAWAL VALUE)            1.10%    0.85% + 1.10%

9 The charge for each of the Highest Daily Lifetime Income v2.1 benefits listed above is assessed against the greater of Unadjusted Account Value and the Protected Withdrawal Value (PWV). Please see the Living Benefits section of this Prospectus for an explanation of PWV.
10 The charge is taken out of the Sub-accounts as described below:
   Highest Daily Lifetime Income v2.1: 1.00% current optional benefit charge is in addition to the current 0.85% Insurance charge of amounts invested in the Sub-accounts.
   Spousal Highest Daily Lifetime Income v2.1: 1.10% current optional benefit charge is in addition to the current 0.85% Insurance charge of amounts invested in the Sub-accounts.
11 We reserve the right to increase the charge to the maximum charge indicated, upon any step-up under the benefit. Also, if you decide to elect or cancel and later re-elect a benefit after your contract has been issued, the charge for the benefit under your contract will equal the current charge for then new contract owners up to the maximum indicated.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying Portfolios before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                   TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                    MINIMUM MAXIMUM
                                    ------- -------
TOTAL PORTFOLIO OPERATING EXPENSES   0.60%   9.30%

The following are the total annual expenses for each underlying Portfolio. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Pruco Life with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the Prospectuses or statements of additional information of the underlying Portfolios for further details. The current summary Prospectuses, Prospectuses and Statement of Additional Information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.


               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                      For the year ended December 31, 2014
                     -----------------------------------------------------------------------------------------------------
                                                                                           Total
                                                                  Broker Fees  Acquired   Annual                 Net Annual
                                         Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                     Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                   Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Academic
  Strategies Asset
  Allocation
  Portfolio*            0.70%     0.03%      0.04%       0.05%        0.01%      0.63%     1.46%       0.00%        1.46%
AST Advanced
  Strategies
  Portfolio             0.80%     0.02%      0.10%       0.00%        0.00%      0.05%     0.97%       0.01%        0.96%
AST AQR Emerging
  Markets Equity
  Portfolio             1.09%     0.16%      0.10%       0.00%        0.00%      0.00%     1.35%       0.00%        1.35%
AST AQR Large-Cap
  Portfolio*            0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%       0.24%        0.59%
AST Balanced Asset
  Allocation
  Portfolio             0.15%     0.01%      0.00%       0.00%        0.00%      0.75%     0.91%       0.00%        0.91%
AST BlackRock
  Global Strategies
  Portfolio             0.97%     0.04%      0.10%       0.00%        0.00%      0.02%     1.13%       0.00%        1.13%
AST BlackRock
  iShares ETF
  Portfolio*            0.89%     0.07%      0.10%       0.00%        0.00%      0.21%     1.27%       0.25%        1.02%
AST
  BlackRock/Loomis
  Sayles Bond
  Portfolio*            0.61%     0.02%      0.10%       0.00%        0.00%      0.00%     0.73%       0.03%        0.70%
AST Boston Partners
  Large-Cap Value
  Portfolio             0.73%     0.03%      0.10%       0.00%        0.00%      0.00%     0.86%       0.00%        0.86%
AST Capital Growth
  Asset Allocation
  Portfolio             0.15%     0.01%      0.00%       0.00%        0.00%      0.76%     0.92%       0.00%        0.92%
AST ClearBridge
  Dividend Growth
  Portfolio*            0.82%     0.02%      0.10%       0.00%        0.00%      0.00%     0.94%       0.11%        0.83%
AST Cohen &Steers
  Reality Portfolio*    0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.07%        1.04%
AST Defensive Asset
  Allocation
  Portfolio             0.15%     0.06%      0.00%       0.00%        0.00%      0.73%     0.94%       0.00%        0.94%
AST FI Pyramis(R)
  Asset Allocation
  Portfolio*            0.82%     0.03%      0.10%       0.00%        0.00%      0.00%     0.95%       0.02%        0.93%
AST FI Pyramis(R)
  Quantitative
  Portfolio*            0.81%     0.03%      0.10%       0.00%        0.00%      0.00%     0.94%       0.14%        0.80%
AST Franklin
  Templeton
  Founding Funds
  Allocation
  Portfolio*            0.91%     0.02%      0.10%       0.00%        0.00%      0.00%     1.03%       0.00%        1.03%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                              For the year ended December 31, 2014
                                ------------------------------------------------------------------------------------------------
                                                                              Broker              Total                    Net
                                                                             Fees and Acquired   Annual        Fee       Annual
                                                    Distribution  Dividend   Expenses Portfolio Portfolio   Waiver or     Fund
                                Management  Other     (12b-1)    Expense on  on Short  Fees &   Operating    Expense    Operating
FUNDS                              Fees    Expenses     Fees     Short Sales  Sales   Expenses  Expenses  Reimbursement Expenses
-----                           ---------- -------- ------------ ----------- -------- --------- --------- ------------- ---------
AST Franklin Templeton
  Founding Funds Plus Portfolio    0.02%     0.02%      0.00%       0.00%      0.00%    1.01%     1.05%        0.00%      1.05%
AST Global Real Estate
  Portfolio                        0.98%     0.05%      0.10%       0.00%      0.00%    0.00%     1.13%        0.00%      1.13%
AST Goldman Sachs Large- Cap
  Value Portfolio*                 0.72%     0.02%      0.10%       0.00%      0.00%    0.00%     0.84%        0.01%      0.83%
AST Goldman Sachs Mid-Cap
  Growth Portfolio*                0.98%     0.03%      0.10%       0.00%      0.00%    0.00%     1.11%        0.05%      1.06%
AST Goldman Sachs Multi- Asset
  Portfolio*                       0.92%     0.05%      0.10%       0.00%      0.00%    0.00%     1.07%        0.21%      0.86%
AST Goldman Sachs Small- Cap
  Value Portfolio*                 0.93%     0.03%      0.10%       0.00%      0.00%    0.06%     1.12%        0.01%      1.11%
AST Herndon Large-Cap Value
  Portfolio                        0.83%     0.02%      0.10%       0.00%      0.00%    0.00%     0.95%        0.15%      0.80%
AST High Yield Portfolio           0.72%     0.04%      0.10%       0.00%      0.00%    0.00%     0.86%        0.00%      0.86%
AST International Growth
  Portfolio*                       0.97%     0.02%      0.10%       0.00%      0.00%    0.00%     1.09%        0.01%      1.08%
AST International Value
  Portfolio                        0.97%     0.03%      0.10%       0.00%      0.00%    0.00%     1.10%        0.00%      1.10%
AST Investment Grade Bond
  Portfolio*                       0.63%     0.05%      0.10%       0.00%      0.00%    0.00%     0.78%        0.03%      0.75%
AST J.P. Morgan Global
  Thematic Portfolio               0.92%     0.04%      0.10%       0.00%      0.00%    0.00%     1.06%        0.00%      1.06%
AST J.P. Morgan International
  Equity Portfolio                 0.86%     0.06%      0.10%       0.00%      0.00%    0.00%     1.02%        0.00%      1.02%
AST J.P. Morgan Strategic
  Opportunities Portfolio          0.97%     0.05%      0.10%       0.10%      0.00%    0.00%     1.22%        0.00%      1.22%
AST Jennison Large-Cap Growth
  Portfolio                        0.88%     0.02%      0.10%       0.00%      0.00%    0.00%     1.00%        0.00%      1.00%
AST Large-Cap Value Portfolio      0.72%     0.02%      0.10%       0.00%      0.00%    0.00%     0.84%        0.00%      0.84%
AST Legg Mason Diversified
  Growth Portfolio*                0.89%     8.19%      0.10%       0.00%      0.00%    0.12%     9.30%        8.23%      1.07%
AST Loomis Sayles Large-Cap
  Growth Portfolio*                0.87%     0.01%      0.10%       0.00%      0.00%    0.00%     0.98%        0.06%      0.92%
AST Lord Abbett Core Fixed
  Income Portfolio*                0.77%     0.02%      0.10%       0.00%      0.00%    0.00%     0.89%        0.29%      0.60%
AST MFS Global Equity Portfolio    0.98%     0.05%      0.10%       0.00%      0.00%    0.00%     1.13%        0.00%      1.13%
AST MFS Growth Portfolio           0.87%     0.02%      0.10%       0.00%      0.00%    0.00%     0.99%        0.00%      0.99%
AST MFS Large-Cap Value
  Portfolio                        0.83%     0.04%      0.10%       0.00%      0.00%    0.00%     0.97%        0.00%      0.97%
AST Mid-Cap Value Portfolio        0.94%     0.04%      0.10%       0.00%      0.00%    0.00%     1.08%        0.00%      1.08%
AST Money Market Portfolio         0.47%     0.03%      0.10%       0.00%      0.00%    0.00%     0.60%        0.00%      0.60%
AST Neuberger Berman / LSV
  Mid-Cap Value Portfolio*         0.88%     0.02%      0.10%       0.00%      0.00%    0.00%     1.00%        0.00%      1.00%
AST Neuberger Berman Core Bond
  Portfolio*                       0.68%     0.04%      0.10%       0.00%      0.00%    0.00%     0.82%        0.15%      0.67%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                        For the year ended December 31, 2014
                       -----------------------------------------------------------------------------------------------------
                                                                                             Total
                                                                    Broker Fees  Acquired   Annual                 Net Annual
                                           Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                       Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                     Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                  ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Neuberger Berman
  Mid-Cap Growth
  Portfolio*              0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%        0.01%       1.00%
AST New Discovery
  Asset Allocation
  Portfolio*              0.83%     0.08%      0.10%       0.00%        0.00%      0.00%     1.01%        0.01%       1.00%
AST Parametric
  Emerging Markets
  Equity Portfolio        1.08%     0.24%      0.10%       0.00%        0.00%      0.00%     1.42%        0.00%       1.42%
AST PIMCO Limited
  Maturity Bond
  Portfolio               0.63%     0.04%      0.10%       0.00%        0.00%      0.00%     0.77%        0.00%       0.77%
AST Preservation
  Asset Allocation
  Portfolio               0.15%     0.01%      0.00%       0.00%        0.00%      0.71%     0.87%        0.00%       0.87%
AST Prudential Core
  Bond Portfolio*         0.66%     0.02%      0.10%       0.00%        0.00%      0.00%     0.78%        0.03%       0.75%
AST Prudential Growth
  Allocation Portfolio    0.80%     0.03%      0.10%       0.00%        0.00%      0.01%     0.94%        0.00%       0.94%
AST QMA Emerging
  Markets Equity
  Portfolio               1.09%     0.24%      0.10%       0.00%        0.00%      0.02%     1.45%        0.00%       1.45%
AST QMA Large-Cap
  Core Portfolio          0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%        0.00%       0.83%
AST QMA US Equity
  Alpha Portfolio         0.99%     0.04%      0.10%       0.13%        0.25%      0.00%     1.51%        0.00%       1.51%
AST RCM World Trends
  Portfolio               0.91%     0.03%      0.10%       0.00%        0.00%      0.00%     1.04%        0.00%       1.04%
AST Schroders Global
  Tactical Portfolio      0.91%     0.03%      0.10%       0.00%        0.00%      0.11%     1.15%        0.00%       1.15%
AST Schroders
  Multi-Asset World
  Strategies Portfolio    1.06%     0.04%      0.10%       0.00%        0.00%      0.09%     1.29%        0.00%       1.29%
AST Small Cap Growth
  Portfolio               0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%        0.00%       1.01%
AST Small Cap Value
  Portfolio               0.87%     0.03%      0.10%       0.00%        0.00%      0.02%     1.02%        0.00%       1.02%
AST Small-Cap Growth
  Opportunities
  Portfolio               0.93%     0.04%      0.10%       0.00%        0.00%      0.00%     1.07%        0.00%       1.07%
AST T. Rowe Price
  Asset Allocation
  Portfolio*              0.79%     0.02%      0.10%       0.00%        0.00%      0.00%     0.91%        0.02%       0.89%
AST T. Rowe Price
  Equity Income
  Portfolio               0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%        0.00%       0.84%
AST T. Rowe Price
  Growth
  Opportunities
  Portfolio               0.89%     0.61%      0.10%       0.00%        0.00%      0.00%     1.60%        0.00%       1.60%
AST T. Rowe Price
  Large-Cap Growth
  Portfolio               0.85%     0.02%      0.10%       0.00%        0.00%      0.00%     0.97%        0.00%       0.97%
AST T. Rowe Price
  Natural Resources
  Portfolio               0.88%     0.04%      0.10%       0.00%        0.00%      0.00%     1.02%        0.00%       1.02%
AST Templeton Global
  Bond Portfolio          0.78%     0.09%      0.10%       0.00%        0.00%      0.00%     0.97%        0.00%       0.97%
AST Wellington Mgmt
  Hedged Equity
  Portfolio               0.97%     0.03%      0.10%       0.00%        0.00%      0.02%     1.12%        0.00%       1.12%
AST Western Asset
  Core Plus Bond
  Portfolio*              0.66%     0.03%      0.10%       0.00%        0.00%      0.00%     0.79%        0.20%       0.59%
AST Western Asset
  Emerging Markets
  Debt Portfolio*         0.84%     0.06%      0.10%       0.00%        0.00%      0.00%     1.00%        0.05%       0.95%

* See notes immediately below for important information about this fund.

AST ADVANCED STRATEGIES PORTFOLIO The Investment Managers have contractually agreed to waive 0.014% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST AQR LARGE-CAP PORTFOLIO The Investment Managers have contractually agreed to waive 0.24% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK ISHARES ETF PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fee equal to the acquired fund fees and expenses due to investments in iShares ETFs. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees (after the waiver described in the first sentence) and other expenses (including distribution fees, acquired fund fees and expenses due to investments in iShares ETFs, and other expenses excluding taxes, interest and brokerage commissions) do not exceed 1.02% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK/LOOMIS SAYLES BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.035% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST CLEARBRIDGE DIVIDEND GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST COHEN-STEERS REALITY PORTFOLIO The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI PYRAMIS(R) ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.018% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI PYRAMIS(R) QUANTITATIVE PORTFOLIO The Investment Managers have contractually agreed to waive 0.14% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FRANKLIN TEMPLETON FOUNDING FUNDS ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses so that the investment management fees plus other expenses (exclusive in all cases of taxes, short sale interest and dividend expenses, brokerage commissions, distribution fees, underlying fund fees and expenses, and extraordinary expenses) for the Portfolio do not exceed 1.10% of the average daily net assets of the Portfolio through June 30, 2016. This expense limitation may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.053% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS MULTI-ASSET PORTFOLIO The Investment Managers have contractually agreed to waive 0.213% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST HERNDON LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INTERNATIONAL GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INVESTMENT GRADE BOND PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LEGG MASON DIVERSIFIED GROWTH PORTFOLIO The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the portfolio's investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest and brokerage commissions) do not exceed 1.07% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST LOOMIS SAYLES LARGE-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LORD ABBETT CORE FIXED INCOME PORTFOLIO The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio's average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.14% of their investment management fee through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees, as follows: 0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEW DISCOVERY ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST PRUDENTIAL CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows:
0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. The waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.022% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET CORE PLUS BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET EMERGING MARKETS DEBT PORTFOLIO The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2016. This waiver arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

                               EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Pruco Life Annuity with the cost of investing in other Pruco Life Annuities and/or other variable annuities. Below are examples for the Annuity showing what you would pay cumulatively in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and assuming your investment has a 5% return each year. The examples reflect the fees and charges listed below for the Annuity as described in "Summary of Contract Fees and Charges."

      .   Insurance Charge

      .   Premium Based Charge

      .   Contingent Deferred Sales Charge (when and if applicable)

      .   Annual Maintenance Fee

      .   Optional benefit fees

The examples also assume the following for the period shown:

      . You allocate all of your Account Value to the Sub-account with the maximum gross total operating expenses and the expenses remain the same each year*

      . For each charge, we deduct the maximum charge rather than the current charge

      .   You make no withdrawals of Account Value

      .   You make no transfers, or other transactions for which we charge a fee

      .   No tax charge applies

      . You elect the Spousal Highest Daily Lifetime Income v2.1, which has the maximum optional benefit charge. There is no other combination of optional benefits that would result in higher maximum charges than those shown in the examples.

Amounts shown in the examples are rounded to the nearest dollar.

* Note: Not all Portfolios offered as Sub-accounts may be available depending on optional benefit election.

THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING PORTFOLIOS. ACTUAL EXPENSES WILL BE MORE OR LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

EXPENSE EXAMPLES ARE PROVIDED AS FOLLOWS:

If you surrender your Annuity at the end of the applicable time period:

1 YEAR                  3 YEARS            5 YEARS           10 YEARS
------             -----------------  -----------------  -----------------
$1,690                        $3,824             $5,782             $9,651

If you do not surrender your Annuity, or if you annuitize your Annuity:

1 YEAR                  3 YEARS            5 YEARS           10 YEARS
------             -----------------  -----------------  -----------------
$1,190                        $3,424             $5,482             $9,651

PLEASE SEE APPENDIX A FOR A TABLE OF ACCUMULATION UNIT VALUES.

                                    SUMMARY

This Summary describes key features of the Annuity offered in this Prospectus. It is intended to give you an overview, and to point you to sections of the Prospectus that provide greater detail. You should not rely on the Summary alone for all the information you need to know before purchasing the Annuity. You should read the entire Prospectus for a complete description of the Annuity. Your Financial Professional can also help you if you have questions.

THE ANNUITY: The variable annuity contract issued by Pruco Life is a contract between you, the Owner, and Pruco Life, an insurance company. It is designed for retirement purposes, or other long-term investing, to help you save money for retirement, on a tax deferred basis, and provide income during your retirement. Although this Prospectus describes key features of the variable annuity contract, the Prospectus is a distinct document, and is not part of the contract.

The Annuity offers various investment Portfolios. With the help of your Financial Professional, you choose how to invest your money within your Annuity (subject to certain restrictions; see "Investment Options"). Investing in a variable annuity involves risk and you can lose your money. On the other hand, investing in a variable annuity can provide you with the opportunity to grow your money through participation in "underlying" mutual funds.

GENERALLY SPEAKING, VARIABLE ANNUITIES ARE INVESTMENTS DESIGNED TO BE HELD FOR THE LONG TERM. WORKING WITH YOUR FINANCIAL PROFESSIONAL, YOU SHOULD CAREFULLY CONSIDER WHETHER A VARIABLE ANNUITY IS APPROPRIATE FOR YOU GIVEN YOUR LIFE EXPECTANCY, NEED FOR INCOME, AND OTHER PERTINENT FACTORS.

PURCHASE: Your eligibility to purchase the Annuity is based on your age and the amount of your initial Purchase Payment. The "Maximum Age for Initial Purchase" applies to the oldest Owner and Annuitant as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the Annuitant as of the day we would issue the Annuity. For this Annuity the maximum age is 80. The minimum initial Purchase Payment is $10,000. See your Financial Professional to complete an application.

After you purchase your Annuity, you will have a limited period of time during which you may cancel (or "Free Look") the purchase of your Annuity. Your request for a Free Look must be received in Good Order within the applicable time period. "Good Order" is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received at our Service Office: (a) in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations; (b) on specific forms, or by other means we then permit (such as via telephone or electronic submission); and/or
(c) with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order. The "Service Office" is the place to which all requests and payments regarding the Annuity are to be sent. We may change the address of the Service Office at any time, and will notify you in advance of any such change of address. Please see the section of this Prospectus entitled "How To Contact Us" for the Service Office address.

Please see "Requirements for Purchasing the Annuity" for additional information.

INVESTMENT OPTIONS: You may choose from a variety of variable Investment Options ranging from conservative to aggressive. Our optional benefits limit your ability to invest in the variable Investment Options otherwise available to you under the Annuity. Each of the underlying Portfolios is described in its own Prospectus, which you should read before selecting your investment options. You can obtain the summary Prospectus and Prospectuses for the Portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any variable Investment Option will meet its investment objective.

You may also allocate Purchase Payments to the DCA MVA Option, an Investment Option that offers a fixed rate of interest for a specified period. The DCA MVA Option is used only with our 6 or 12 Month Dollar Cost Averaging Program, under which the Purchase Payments that you have allocated to that DCA MVA Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA MVA Option generally will be subject to a Market Value Adjustment if made other than pursuant to the 6 or 12 Month DCA Program.

Please see "Investment Options," and "Managing Your Account Value" for information.

ACCESS TO YOUR MONEY: You can receive income by taking partial withdrawals or electing annuity payments. Please note that withdrawals may be subject to tax, and may be subject to a Contingent Deferred Sales Charge (discussed below). You may withdraw up to 10% of your Purchase Payments each Annuity Year without being subject to a Contingent Deferred Sales Charge.

You may elect to receive income through annuity payments, also called "Annuitization". If you elect to receive annuity payments, you convert your Unadjusted Account Value into a stream of future payments. This means you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs. The "Unadjusted Account Value" refers to the Account Value prior to the application of any market value adjustment (i.e., "MVA").

Please see "Access to Account Value" and "Annuity Options" for more information.

OPTIONAL LIVING BENEFITS

GUARANTEED LIFETIME WITHDRAWAL BENEFITS. We offer optional living benefits, for an additional charge, that guarantee your ability to take withdrawals for life as a percentage of "Protected Withdrawal Value", even if your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Protected Withdrawal Value is not the same as your Account Value, and it is not available for a lump sum withdrawal. The Account Value has no guarantees, may fluctuate, and can lose value. Withdrawals in excess of the Annual Income Amount, called "Excess Income," will impact the value of the benefit including a permanent reduction in future guaranteed amounts. In marketing and other materials, we may refer to Excess Income as "Excess Withdrawals".

You have the ability to elect an optional living benefit at the time of application only. Optional living benefits cannot be added after your Annuity has been issued.

   .   Highest Daily Lifetime Income v2.1

   .   Spousal Highest Daily Lifetime Income v2.1

As a condition of electing an optional living benefit, we limit the Investment Options to which you may allocate your Account Value. Also, these benefits utilize a predetermined mathematical formula to help us manage your guarantee through all market cycles. Under the predetermined mathematical formula, your Account Value may be transferred between certain "permitted Sub-accounts" on the one hand and the AST Investment Grade Bond Sub-account on the other hand. Please see the applicable optional benefits section as well as Appendix B to this Prospectus for more information on the formula.

In the "Living Benefits" section, we describe guaranteed minimum withdrawal benefits that allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). PLEASE BE AWARE THAT IF YOU WITHDRAW MORE THAN THAT AMOUNT IN A GIVEN ANNUITY YEAR (I.E., "EXCESS INCOME"), THAT WITHDRAWAL MAY PERMANENTLY REDUCE THE GUARANTEED AMOUNT YOU CAN WITHDRAW IN FUTURE YEARS. PLEASE ALSO NOTE THAT IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF A WITHDRAWAL OF EXCESS INCOME, BOTH THE OPTIONAL BENEFIT AND THE ANNUITY WILL TERMINATE. THUS, YOU SHOULD THINK CAREFULLY BEFORE TAKING A WITHDRAWAL OF EXCESS INCOME.

DEATH BENEFITS: You may name a Beneficiary to receive the proceeds of your Annuity upon your death. Your death benefit must be distributed within the time period required by the tax laws. The Annuity offers a death benefit generally equal to the greater of Unadjusted Account Value and Purchase Payments (adjusted for partial withdrawals). The calculation of the death benefit may be different if you elect Highest Daily Lifetime Income v2.1 or Spousal Highest Daily Lifetime Income v2.1.

Please see "Death Benefit" for more information.

FEES AND CHARGES: Each Annuity, and the optional living benefits, are subject to certain fees and charges, as discussed in the "Summary of Contract Fees and Charges" table earlier in this Prospectus. In addition, there are fees and expenses of the underlying Portfolios.

WHAT DOES IT MEAN THAT MY ANNUITY IS "TAX DEFERRED"? Variable annuities are "tax deferred", meaning you pay no taxes on any earnings from your Annuity until you withdraw the money. You may also transfer among your Investment Options without paying a tax at the time of the transfer. When you take your money out of the Annuity, however, you will be taxed on the earnings at ordinary income tax rates. If you withdraw money before you reach age
59/ 1//\\2\\, you also may be subject to a 10% federal tax penalty.

You may also purchase the Annuity as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan. Although there is no additional tax advantage to a variable annuity purchased through one of these plans, the Annuity has features and benefits other than tax deferral that may make it an important investment for a qualified plan. You should consult your tax adviser regarding these features and benefits prior to purchasing a contract for use with a tax-qualified plan.

MARKET TIMING: We have market timing policies and procedures that attempt to detect transfer activity that may adversely affect other Owners or Portfolio shareholders in situations where there is potential for pricing inefficiencies or that involve certain other types of disruptive trading activity (i.e., market timing). Our market timing policies and procedures are discussed in more detail later in this Prospectus, entitled "Restrictions on Transfers Between Investment Options."

OTHER INFORMATION: Please see the section entitled "Other Information" for more information about the Annuity, including legal information about Pruco Life, the Separate Account, and underlying Portfolios. The "Separate Account" is referred to as the "Variable Separate Account" in your Annuity.

                              INVESTMENT OPTIONS

The Investment Options under each Annuity consist of the Sub-accounts and the DCA MVA Options. In this section, we describe the Portfolios. We then discuss the investment restrictions that apply if you elect certain optional benefits. Finally, we discuss the DCA MVA Options. Each Sub-account invests in an underlying Portfolio whose share price generally fluctuates each Valuation Day. The Portfolios that you select, among those that are permitted, are your choice
- we do not provide investment advice, nor do we recommend any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios.

In contrast to the Sub-accounts, Account Value allocated to a DCA MVA Option earns a fixed rate of interest as long as you remain invested for the Guarantee Period. We guarantee both the stated amount of interest and the principal amount of your Account Value in a DCA MVA Option, so long as you remain invested in the DCA MVA Option for the duration of the Guarantee Period. In general, if you withdraw Account Value prior to the end of the DCA MVA Option's Guarantee Period, you will be subject to a Market Value Adjustment or "MVA", which can be positive or negative. A "Guarantee Period" is the period of time during which we credit a fixed rate of interest to a DCA MVA Option.

As a condition of electing an optional living benefit (e.g., Highest Daily Lifetime Income v2.1), you will be restricted from investing in certain Sub-accounts. We describe those restrictions below. In addition, all of the optional living benefits employ a predetermined mathematical formula, all of under which money is transferred between your chosen Sub-accounts and the AST Investment Grade Bond Sub-account.

WHETHER OR NOT YOU ELECT AN OPTIONAL BENEFIT SUBJECT TO THE PREDETERMINED MATHEMATICAL FORMULA, YOU SHOULD BE AWARE THAT THE OPERATION OF THE FORMULA MAY RESULT IN LARGE-SCALE ASSET FLOWS INTO AND OUT OF THE SUB-ACCOUNTS. THESE ASSET FLOWS COULD ADVERSELY IMPACT THE PORTFOLIOS, INCLUDING THEIR RISK PROFILE, EXPENSES AND PERFORMANCE. These asset flows impact not only the Permitted Sub-accounts used with the optional benefits but also the other Sub-accounts, because the Portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the Portfolios could experience the following effects, among others:

    (a)a Portfolio's investment performance could be adversely affected by requiring a subadviser to purchase and sell securities at inopportune times or by otherwise limiting the subadviser's ability to fully implement the Portfolio's investment strategy;

    (b)the subadviser may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;

    (c)a Portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the Portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners' Account Value may be transferred to the AST Investment Grade Bond Sub-account and other Owners' Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one Portfolio to another Portfolio, which in turn could adversely impact performance.

VARIABLE INVESTMENT OPTIONS

Each Variable Investment Option is a Sub-account of the Pruco Life Flexible Premium Variable Annuity Account (see "Pruco Life and the Separate Account" for more detailed information). Each Sub-account invests exclusively in one Portfolio. The Investment Objectives Chart below provides a description of each Portfolio's investment objective to assist you in determining which Portfolios may be of interest to you. PLEASE NOTE, THE AST INVESTMENT GRADE BOND SUB-ACCOUNT IS NOT AVAILABLE FOR ALLOCATION OF PURCHASE PAYMENTS OR OWNER-INITIATED TRANSFERS.

Not all Portfolios offered as Sub-accounts may be available depending on whether you elect an optional benefit. Thus, if you elect an optional benefit, you would be precluded from investing in certain Portfolios and therefore would not receive investment appreciation (or depreciation) affecting those Portfolios.

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios.

In the table that follows, all Portfolio names include the prefix "AST," which indicates that they are Portfolios of the Advanced Series Trust. In addition, for each Portfolio the subadviser(s), which has been engaged to conduct day-to-day management, is listed next to the description. This Annuity offers only Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Pruco Life ("Affiliated Portfolios"). Pruco Life and its affiliates ("Prudential Companies") receive fees and payments from the Affiliated Portfolios, which may be greater than the fees and payments Prudential Companies would receive if we offered unaffiliated portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over other portfolios sponsored and advised by companies not affiliated with Pruco Life. We have an incentive to offer Portfolios managed by certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which Portfolios to offer under the Annuities. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Allocations made to all AST Portfolios benefit us financially. See "Other Information" under the heading concerning "Fees and Payments Received by Pruco Life" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates.

In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity

On APRIL 29, 2013, we stopped offering the AST FRANKLIN TEMPLETON FOUNDING FUNDS ALLOCATION PORTFOLIO as a Sub-account under the Annuities, except as follows: if at any time prior to April 29, 2013 you had any portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the AST Franklin Templeton Founding Funds Allocation Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account prior to April 29, 2013, you cannot allocate Account Value to the AST Franklin Templeton Founding Funds Allocation Sub-account.

You may select Portfolios individually, create your own combination of Portfolios (certain limitations apply--see "Limitations with Optional Benefits" later in this section), or select from among combinations of Portfolios that we have created called "Prudential Portfolio Combinations." Under Prudential Portfolio Combinations, each Prudential Portfolio Combination consists of several asset allocation Portfolios, each of which represents a specified percentage of your allocations. If you elect to invest according to one of these Prudential Portfolio Combinations, we will allocate your initial Purchase Payment among the Sub-accounts within the Prudential Portfolio Combination according to the percentage allocations. You may elect to allocate additional Purchase Payments according to the composition of the Prudential Portfolio Combination, although if you do not make such an explicit election, we will allocate additional Purchase Payments as discussed below under "Additional Purchase Payments."

Once you have selected a Prudential Portfolio Combination, we will not rebalance your Account Value to take into account differences in performance among the Sub-accounts. This is a static, point of sale model allocation. Over time, the percentages in each asset allocation Portfolio may vary from the Prudential Portfolio Combination you selected when you purchased your Annuity based on the performance of each of the Portfolios within the Prudential Portfolio Combination. However, you may elect to participate in an automatic rebalancing program, under which we would transfer Account Value periodically so that your Account Value allocated to the Sub-accounts is brought back to the exact percentage allocations stipulated by the Prudential Portfolio Combination you elected. Please see "Automatic Rebalancing Programs" below for details about how such a program operates. If you are participating in an optional living benefit (such as Highest Daily Lifetime Income v2.1) that makes transfers under a predetermined mathematical formula, and you have elected automatic rebalancing in addition to Prudential Portfolio Combinations, you should be aware that: (a) the AST Investment Grade Bond Sub-account used as part of the predetermined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that existed originally as part of Prudential Portfolio Combinations.

If you are interested in a Prudential Portfolio Combination, you should work with your Financial Professional to select the Prudential Portfolio Combination that is appropriate for you, in light of your investment time horizon, investment goals and expectations and market risk tolerance, and other relevant factors. Some selling firms may not offer Prudential Portfolio Combinations. In providing these Prudential Portfolio Combinations, we are not providing investment advice. You are responsible for determining which Prudential Portfolio Combination or Sub-account(s) is best for you. Asset allocation does not ensure a profit or protect against a loss.

THE FOLLOWING TABLE CONTAINS LIMITED INFORMATION ABOUT THE PORTFOLIOS. BEFORE SELECTING AN INVESTMENT OPTION OR PORTFOLIO COMBINATION, YOU SHOULD CAREFULLY REVIEW THE SUMMARY PROSPECTUSES AND/OR PROSPECTUSES FOR THE PORTFOLIOS, WHICH CONTAIN DETAILS ABOUT THE INVESTMENT OBJECTIVES, POLICIES, RISKS, COSTS AND MANAGEMENT OF THE PORTFOLIOS. YOU CAN OBTAIN THE SUMMARY PROSPECTUSES AND PROSPECTUSES FOR THE PORTFOLIOS BY CALLING 1-888-PRU-2888 OR AT WWW.PRUDENTIALANNUTIES.COM.

                                                                                                  PORTFOLIO
PORTFOLIO                                           INVESTMENT                                    ADVISERS/
NAME                                                OBJECTIVES                                  SUBADVISER(S)
---------                              -------------------------------------- -------------------------------------------------
AST Academic Strategies Asset          Seeks long-term capital appreciation.  AlphaSimplex Group, LLC
Allocation Portfolio                                                          AQR Capital Management, LLC and CNH Partners, LLC
                                                                              CoreCommodity Management, LLC
                                                                              First Quadrant, L.P.
                                                                              Jennison Associates LLC
                                                                              J.P. Morgan Investment Management, Inc.
                                                                              Pacific Investment Management Company LLC (PIMCO)
                                                                              Prudential Investments LLC
                                                                              Quantitative Management Associates LLC
                                                                              Western Asset Management Company/ Western Asset
                                                                              Management Company Limited

AST Advanced Strategies Portfolio      Seeks a high level of absolute return  Brown Advisory LLC
                                       by using traditional and               Loomis, Sayles & Company, L.P.
                                       non-traditional investment strategies  LSV Asset Management
                                       and by investing in domestic and       Prudential Investment Management, Inc.
                                       foreign equity and fixed income        Quantitative Management Associates LLC
                                       securities, derivative instruments     T. Rowe Price Associates, Inc.
                                       and other investment companies.        William Blair & Company, LLC

AST AQR Emerging Markets Equity        Seeks long-term capital appreciation.  AQR Capital Management, LLC
Portfolio

AST AQR Large-Cap Portfolio            Seeks long-term capital appreciation.  AQR Capital Management, LLC

AST Balanced Asset Allocation          Seeks to obtain the highest potential  Prudential Investments LLC
Portfolio                              total return consistent with its       Quantitative Management Associates LLC
                                       specified level of risk tolerance.

AST BlackRock Global Strategies        Seeks a high total return consistent   BlackRock Financial Management, Inc.
Portfolio                              with a moderate level of risk.         BlackRock International Limited

AST BlackRock iShares ETF Portfolio    Seeks to maximize total return with a  BlackRock Financial Management, Inc.
                                       moderate level of risk.

AST BlackRock/Loomis Sayles Bond       Seek to maximize total return,         BlackRock Financial Management, Inc.;
Portfolio (formerly AST PIMCO Total    consistent with preservation of        BlackRock International Limited
Return Bond Portfolio)                 capital and prudent investment         BlackRock (Singapore) Limited
                                       management                             Loomis, Sayles & Company, L.P.

AST Boston Partners Large-Cap Value    Seeks capital appreciation.            Boston Partners
Portfolio (formerly AST Jennison
Large-Cap Value Portfolio)

AST Capital Growth Asset Allocation    Seeks to obtain the highest potential  Prudential Investments LLC
Portfolio                              total return consistent with its       Quantitative Management Associates LLC
                                       specified level of risk tolerance.

AST ClearBridge Dividend Growth        Seeks income, capital preservation,    ClearBridge Investments, LLC
Portfolio                              and capital appreciation.

AST Cohen & Steers Realty Portfolio    Seeks to maximize total return         Cohen & Steers Capital Management, Inc.
                                       through investment in real estate
                                       securities.

AST Defensive Asset Allocation         Seeks to obtain the highest potential  Prudential Investments LLC
Portfolio                              total return consistent with its       Quantitative Management Associates LLC
                                       specified level of risk tolerance.

AST FI Pyramis(R) Asset Allocation     Seeks to maximize total return.        Pyramis Global Advisors, LLC a Fidelity
Portfolio                                                                     Investments Company

AST FI Pyramis(R) Quantitative         Seeks long-term capital growth         Pyramis Global Advisors, LLC a Fidelity
Portfolio                              balanced by current income.            Investments Company

AST Franklin Templeton Founding Funds  Seeks capital appreciation while its   Franklin Advisers, Inc.
Allocation Portfolio                   secondary investment objective is to   Franklin Mutual Advisers, LLC
                                       seek income.                           Templeton Global Advisors Limited

AST Franklin Templeton Founding Funds  Seeks capital appreciation.            AST Investment Services, Inc.
Plus Portfolio                                                                Prudential Investments LLC

AST Global Real Estate Portfolio       Seeks capital appreciation and income. Prudential Real Estate Investors

AST Goldman Sachs Large-Cap Value      Seeks long-term growth of capital.     Goldman Sachs Asset Management, L.P.
Portfolio

AST Goldman Sachs Mid-Cap Growth       Seeks long-term growth of capital.     Goldman Sachs Asset Management, L.P.
Portfolio

AST Goldman Sachs Multi-Asset          Seeks to obtain a high level of total  Goldman Sachs Asset Management, L.P.
Portfolio                              return consistent with its level of
                                       risk tolerance.

AST Goldman Sachs Small-Cap Value      Seeks long-term capital appreciation.  Goldman Sachs Asset Management, L.P.
Portfolio

AST Herndon Large-Cap Value Portfolio  Seeks maximum growth of capital by     Herndon Capital Management, LLC
                                       investing primarily in the value
                                       stocks of larger companies.

                                                                                                  PORTFOLIO
PORTFOLIO                                           INVESTMENT                                    ADVISERS/
NAME                                                OBJECTIVES                                  SUBADVISER(S)
---------                              -------------------------------------  -------------------------------------------------
AST High Yield Portfolio               Seeks maximum total return,            J.P. Morgan Investment Management, Inc.
                                       consistent with preservation of        Prudential Investment Management, Inc.
                                       capital and prudent investment
                                       management.

AST International Growth Portfolio     Seeks long-term capital growth.        Jennison Associates LLC
                                                                              Neuberger Berman Management LLC
                                                                              William Blair & Company, LLC

AST International Value Portfolio      Seeks capital growth.                  Lazard Asset Management LLC
                                                                              LSV Asset Management

AST Investment Grade Bond Portfolio    Seeks to maximize total return,        Prudential Investment Management, Inc.
                                       consistent with the preservation of
                                       capital and liquidity needs. Total
                                       return is comprisedof current income
                                       and capital appreciation.

AST J.P. Morgan Global Thematic        seeks capital appreciation consistent  J.P. Morgan Investment Management, Inc./ Security
Portfolio                              with its specified level of risk       Capital Research & Management Incorporated
                                       tolerance.

AST J.P. Morgan International Equity   Seeks capital growth.                  J.P. Morgan Investment Management, Inc.
Portfolio

AST J.P. Morgan Strategic              Seeks to maximize return compared to   J.P. Morgan Investment Management, Inc.
Opportunities Portfolio                the benchmark through security
                                       selection and tactical asset
                                       allocation.

AST Jennison Large-Cap Growth          Seeks long-term growth of capital.     Jennison Associates LLC
Portfolio

AST Large-Cap Value Portfolio          Seeks current income and long-term     Hotchkis and Wiley Capital Management, LLC
                                       growth of income, as well as capital
                                       appreciation.

AST Legg Mason Diversified Growth      Seek high risk-adjusted returns        Brandywine Global Investment Management, LLC
Portfolio                              compared to its blended index.         ClearBridge Investments, LLC
                                                                              QS Batterymarch Financial Management,Inc
                                                                              QS Legg Mason Global Asset Allocation, LLC
                                                                              Western Asset Management Company/ Western Asset
                                                                              Management Company Limited

AST Loomis Sayles Large-Cap Growth     Seeks capital growth. Income           Loomis, Sayles & Company, L.P.
Portfolio                              realization is not an investment
                                       objective and any income realized on
                                       the Portfolio's investments,
                                       therefore, will be incidental to the
                                       Portfolio's objective.

AST Lord Abbett Core Fixed Income      Seeks income and capital appreciation  Lord, Abbett & Co. LLC
Portfolio                              to produce a high total return.

AST MFS Global Equity Portfolio        Seeks capital growth.                  Massachusetts Financial Services Company

AST MFS Growth Portfolio               Seeks long-term capital growth and     Massachusetts Financial Services Company
                                       future, rather than current income.

AST MFS Large-Cap Value Portfolio      Seeks capital appreciation.            Massachusetts Financial Services Company

AST Mid-Cap Value Portfolio            Seeks to provide capital growth by     EARNEST Partners, LLC
                                       investing primarily in                 WEDGE Capital Management L.L.P.
                                       mid-capitalization stocks that appear
                                       to be undervalued.

AST Money Market Portfolio             Seeks high current income and          Prudential Investment Management, Inc.
                                       maintain high levels of liquidity.

AST Neuberger Berman Core Bond         Seeks to maximize total return         Neuberger Berman Fixed Income LLC
Portfolio                              consistent with the preservation of
                                       capital.

AST Neuberger Berman Mid-Cap Growth    Seeks capital growth.                  Neuberger Berman Management LLC
Portfolio

AST Neuberger Berman/LSV Mid-Cap       Seeks capital growth.                  LSV Asset Management
Value Portfolio                                                               Neuberger Berman Management LLC

AST New Discovery Asset Allocation     Seeks total return.                    C.S. McKee, LP
Portfolio                                                                     EARNEST Partners, LLC
                                                                              Epoch Investment Partners, Inc.
                                                                              Longfellow Investment Management Co. LLC
                                                                              Parametric Portfolio
                                                                              Associates LLC
                                                                              Security Investors, LLC
                                                                              Thompson, Siegel & Walmsley LLC
                                                                              Vision Capital Management, Inc.

AST Parametric Emerging Markets        Seeks long-term capital appreciation.  Parametric Portfolio Associates LLC
Equity Portfolio

                                                                                                  PORTFOLIO
PORTFOLIO                                           INVESTMENT                                    ADVISERS/
NAME                                                OBJECTIVES                                  SUBADVISER(S)
---------                              -------------------------------------  -------------------------------------------------
AST PIMCO Limited Maturity Bond        Seeks to maximize total return         Pacific Investment Management Company LLC (PIMCO)
Portfolio                              consistent with preservation of
                                       capital and prudent investment
                                       management.

AST Preservation Asset Allocation      Seeks to obtain the highest potential  Prudential Investments LLC
Portfolio                              total return consistent with its       Quantitative Management Associates LLC
                                       specified level of risk tolerance.

AST Prudential Core Bond Portfolio     Seeks to maximize total return         Prudential Investment Management, Inc.
                                       consistent with the long-term
                                       preservation of capital.

AST Prudential Growth Allocation       Seeks total return.                    Prudential Investment Management, Inc.
Portfolio                                                                     Quantitative Management Associates LLC

AST QMA Emerging Markets Equity        Seeks long-term capital appreciation.  Quantitative Management Associates LLC
Portfolio

AST QMA Large-Cap Portfolio            Seeks long-term capital appreciation.  Quantitative Management Associates LLC

AST QMA US Equity Alpha Portfolio      Seeks long term capital appreciation.  Quantitative Management Associates LLC

AST RCM World Trends Portfolio         Seeks highest potential total return   Allianz Global Investors U.S. LLC
                                       consistent with its specified level
                                       of risk tolerance.

AST Schroders Global Tactical          Seeks to outperform its blended        Schroder Investment Management North America
Portfolio                              performance benchmark.                 Inc./ Schroder Investment Management North
                                                                              America Ltd.

AST Schroders Multi-Asset World        Seeks long-term capital appreciation.  Schroder Investment Management North America
Strategies Portfolio                                                          Inc./ Schroder Investment Management North
                                                                              America Ltd.

AST Small-Cap Growth Portfolio         Seeks long-term capital growth.        Eagle Asset Management, Inc.
                                                                              Emerald Mutual Fund Advisers Trust

AST Small-Cap Growth Opportunities     Seeks capital growth.                  RS Investment Management Co. LLC
Portfolio (formerly AST Federated                                             Wellington Management Company, LLP
Aggressive Growth Portfolio):

AST Small-Cap Value Portfolio          Seeks to provide long-term capital     ClearBridge Investments, LLC
                                       growth by investing primarily in       J.P. Morgan Investment Management, Inc.
                                       small-capitalization stocks that       LMC Investments, LLC
                                       appear to be undervalued.

AST T. Rowe Price Asset Allocation     Seeks a high level of total return by  T. Rowe Price Associates, Inc.
Portfolio                              investing primarily in a diversified
                                       portfolio of equity and fixed income
                                       securities.

AST T. Rowe Price Equity Income        Seeks to provide substantial dividend  T. Rowe Price Associates, Inc.
Portfolio                              income as well as long-term growth of
                                       capital through investments in the
                                       common stocks of established
                                       companies.

AST T. Rowe Price Growth               Seeks a high level of total return by  T. Rowe Price Associates, Inc.
Opportunities Portfolio                investing primarily in a diversified   T. Rowe Price International, Ltd.
                                       portfolio of equity and fixed income   T. Rowe Price International, Ltd. - Tokyo branch
                                       securities.                            and T. Rowe Price Hong Kong Limited

AST T. Rowe Price Large-Cap Growth     Seeks long-term growth of capital by   T. Rowe Price Associates, Inc.
Portfolio                              investing predominantly in the equity
                                       securities of a limited number of
                                       large, carefully selected,
                                       high-quality U.S. companies that are
                                       judged likely to achieve superior
                                       earnings growth.

AST T. Rowe Price Natural Resources    Seeks long-term capital growth         T. Rowe Price Associates, Inc.
Portfolio                              primarily through investing in the
                                       common stocks of companies that own
                                       or develop natural resources (such as
                                       energy products, precious metals and
                                       forest products) and other basic
                                       commodities.

AST Templeton Global Bond Portfolio    Seeks to provide current income with   Franklin Advisers, Inc.
                                       capital appreciation and growth of
                                       income.

AST Wellington Management Hedged       Seeks to outperform a mix of 50%       Wellington Management Company LLP
Equity Portfolio                       Russell 3000(R) Index, 20% MSCI EAFE
                                       Index, and 30% Treasury Bill Index
                                       over a full market cycle by
                                       preserving capital in adverse markets
                                       utilizing an options strategy while
                                       maintaining equity exposure to
                                       benefit from up markets through
                                       investments in Wellington
                                       Management's equity investment
                                       strategies.

AST Western Asset Core Plus Bond       Seeks to maximize total return,        Western Asset Management Company/ Western Asset
Portfolio                              consistent with prudent investment     Management Company Limited
                                       management and liquidity needs, by
                                       investing to obtain the average
                                       duration specified for the Portfolio.

                                                                                                  PORTFOLIO
PORTFOLIO                                           INVESTMENT                                    ADVISERS/
NAME                                                OBJECTIVES                                  SUBADVISER(S)
---------                              -------------------------------------  -------------------------------------------------

AST Western Asset Emerging Markets     Seeks to maximize total return.        Western Asset Management Company/ Western Asset
Debt Portfolio                                                                Management Company Limited

LIMITATIONS WITH OPTIONAL BENEFITS

As a condition of your electing in any Highest Daily Lifetime Income v2.1 benefit, we limit the Investment Options to which you may allocate your Account Value, as set forth in the Permitted Sub-accounts table below. Please note that the DCA Market Value Adjustment Options described later in this section are also available if you elect an optional benefit.

PERMITTED SUB-ACCOUNTS

 AST Academic Strategies Asset          AST Goldman Sachs Multi-Asset
 Allocation                             AST J.P. Morgan Global Thematic
 AST Advanced Strategies                AST J.P. Morgan Strategic
 AST Balanced Asset Allocation          Opportunities
 AST BlackRock Global Strategies        AST New Discovery Asset Allocation
 AST BlackRock iShares ETF              AST Preservation Asset Allocation
 AST Capital Growth Asset Allocation    AST Prudential Growth Allocation
 AST Defensive Asset Allocation         AST RCM World Trends
 AST FI Pyramis(R) Asset Allocation     AST Schroders Global Tactical
 AST FI Pyramis(R) Quantitative         AST Schroders Multi-Asset World
 AST Franklin Templeton Founding Funds  Strategies
 Allocation*                            AST T. Rowe Price Asset Allocation
 AST Franklin Templeton Founding Funds  AST Wellington Management Hedged
 Plus                                   Equity

* No longer offered for new investment.

MARKET VALUE ADJUSTMENT OPTION

We currently offer DCA MVA Options. Amounts in MVA Options are supported by our general account and subject to our claims paying ability. Please see "Other Information" later in this Prospectus for additional information about our general account. The DCA MVA Options are used with our 6 or 12 Month DCA Program. Amounts allocated to the DCA MVA Options earn the declared rate of interest while the amount is transferred over a 6 or 12 month period into the Sub-accounts that you have designated. A dollar cost averaging program does not assure a profit, or protect against a loss.

For a complete description of our 6 or 12 Month DCA Program, see the applicable section of this Prospectus within the section entitled "Managing Your Account Value."

We do not currently offer any long term MVA options.

GUARANTEE PERIOD TERMINATION

A DCA MVA Option ends on the earliest of: (a) the date the entire amount in the DCA MVA Option is withdrawn or transferred; (b) the Annuity Date; (c) the date the Annuity is surrendered; or (d) the date as of which a Death Benefit is determined, unless the Annuity is continued by a spousal Beneficiary. "Annuity Date" means the date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date." The "Payout Period" is the period starting on the Annuity Date and during which annuity payments are made.

RATES FOR DCA MVA OPTIONS

We do not have a single method for determining the fixed interest rates for the DCA MVA Options. In general, the interest rates we offer for the DCA MVA Options will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the DCA MVA Options, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the DCA MVA Options, general economic trends and competition. We also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to DCA MVA Options, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

The interest rate credited to a DCA MVA Option is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the DCA MVA Options. At the time that we confirm your DCA MVA Option, we will advise you of the interest rate in effect and the date your DCA MVA Option matures. We may change the rates we credit to new DCA MVA Options at any time. To inquire as to the current rates for the DCA MVA Options, please call 1-888-PRU-2888. DCA MVA Options are not available in all States and are subject to a minimum rate. Currently, the DCA MVA

Options are not available in the States of Illinois, Oregon and Washington and are available in Iowa only for Annuities purchased on or after August 20, 2012.

The interest under a DCA MVA Option is credited daily on a balance that declines as amounts are transferred, and therefore you do not earn interest on the full amount deposited to the DCA MVA Option for the 6 month or 12 month period.

To the extent permitted by law, we may establish different interest rates for DCA MVA Options offered to a class of Owners who choose to participate in various optional investment programs we make available. For any DCA MVA Option, you will not be permitted to allocate to the DCA MVA Option if the Guarantee Period associated with that DCA MVA Option would end after your Annuity Date.

MARKET VALUE ADJUSTMENT

With certain exceptions, if you transfer or partially withdraw Account Value from a DCA MVA Option prior to the end of the applicable Guarantee Period, you will be subject to a Market Value Adjustment or "MVA". We assess an MVA (whether positive or negative) upon:

   . any surrender, partial withdrawal (including a systematic withdrawal, Medically-Related Surrender, or a withdrawal program under Sections 72(t) or 72(q) of the Code), or transfer out of a DCA MVA Option made outside the 30 days immediately preceding the maturity of the Guarantee Period; and

   . your exercise of the Free Look right under your Annuity, unless prohibited by state law.

We will NOT assess an MVA (whether positive or negative) in connection with any of the following:

   . partial withdrawals made to meet Required Minimum Distribution rules under the Code in relation to your Annuity, but only if the Required Minimum Distribution is an amount that we calculate and is distributed through a program that we offer;

   . transfers or partial withdrawals from a DCA MVA Option during the 30 days immediately prior to the maturity of the applicable Guarantee Period, including the Maturity Date of the MVA Option;

   .   transfers made in accordance with the 6 or 12 Month DCA Program;

   .   when a Death Benefit is determined;

   . deduction of an Annual Maintenance Fee or the Premium Based Charge from the Annuity;

   .   Annuitization under the Annuity; and

   . transfers made pursuant to a mathematical formula used with an optional benefit.

The amount of the MVA is determined according to the formula set forth in Appendix D. In general, the amount of the MVA is dependent on the difference between interest rates at the time your DCA MVA Option was established and current interest rates for the remaining Guarantee Period of your DCA MVA Option. For purposes of determining the amount of an MVA, we make reference to an index interest rate that in turn is based on a Constant Maturity Treasury
(CMT) rate for a maturity (in months) equal to the applicable duration of the DCA MVA Option. This CMT rate will be determined based on the weekly average of the CMT index of appropriate maturity as of two weeks prior to initiation of the DCA MVA Option. The CMT index will be based on certain U.S. Treasury interest rates, as published in a Federal Reserve Statistical Release. The Liquidity Factor is an element of the MVA formula currently equal to 0.0025 (or 0.25%). It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no Liquidity Factor is applied, will reduce the amount being surrendered or transferred from the DCA MVA Option. Please consult the DCA MVA formula in the appendices to this Prospectus for additional detail.

                         FEES, CHARGES AND DEDUCTIONS

In this section, we provide detail about the charges you may incur if you own the Annuity.

The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuity exceed our total costs in connection with the Annuity, we will earn a profit. Otherwise we will incur a loss. For example, Pruco Life may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations and other expenses under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In general, a given charge under the Annuity compensates us for our costs and risks related to that charge and may provide for a profit. However, it is possible that with respect to a particular obligation we have under this Annuity, we may be compensated not only by the charge specifically tied to that obligation, but also from one or more other charges we impose.

With regard to charges that are assessed as a percentage of the value of the Sub-accounts, please note that such charges are assessed through a reduction to the Unit value of your investment in each Sub-account, and in that way reduce your Account Value. A "Unit" refers to a share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

CONTINGENT DEFERRED SALES CHARGE ("CDSC"): A CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials, and other promotional expenses. We may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC for each Purchase Payment is calculated as a percentage of the Purchase Payment being withdrawn. The charge decreases as the Purchase Payment ages. The aging of a Purchase Payment is measured from the date it is allocated to your Annuity. If you make a partial withdrawal of a Purchase Payment on the day before an anniversary of the date that Purchase Payment was allocated to the Annuity, we will use the CDSC percentage that would apply if the withdrawal was made on the following day. The charge is deducted from the Investment Options in the same proportion as the partial withdrawal upon which it is assessed. The imposition of a CDSC on a withdrawal will not result in any additional CDSC being incurred as a result of the amount withdrawn from the Annuity being greater than the amount of the withdrawal request (i.e., no CDSC will be imposed on the withdrawal of a CDSC).

Each Purchase Payment has its own schedule of CDSCs associated with it. The schedule of CDSCs associated with a Purchase Payment is determined when the Purchase Payment is allocated to the Annuity. The schedule of CDSCs applicable to a Purchase Payment is based on the total of all Purchase Payments allocated to the Annuity, including the full amount of the "new" Purchase Payment, when the Purchase Payment is allocated. Purchase Payments are not reduced by partial withdrawals for purposes of determining the applicable schedule of CDSCs. Thus, to determine which CDSC tier a given Purchase Payment being made currently is assigned, we consider only the sum of Purchase Payments and do not reduce that sum by the amount of any withdrawal. The combination of CDSC assessed and Premium Based Charge (see below) deducted with respect to any Purchase Payment will never be greater than 9%, as stipulated by Rule 6c-8 under the Investment Company Act of 1940. Purchase Payments are withdrawn on a "first-in, first-out" basis. All Purchase Payments allocated to the Annuity on the same day will be treated as one Purchase Payment for purposes of determining the applicable schedule of CDSCs. The table of CDSCs is as follows:

                                                            AGE OF PURCHASE PAYMENT BEING WITHDRAWN
                                       ---------------------------------------------------------------------------------
                                                 1 Year or 2 Years or 3 Years or 4 Years or 5 Years or 6 Years or
                                                 more but   more but   more but   more but   more but   more but
                                       Less than less than less than  less than  less than  less than  less than  7 Years
TOTAL PURCHASE PAYMENT AMOUNT           1 Year    2 Years   3 Years    4 Years    5 Years    6 Years    7 Years   or more
-------------------------------------- --------- --------- ---------- ---------- ---------- ---------- ---------- -------
Less than $50,000                         5.0%      5.0%      4.0%       4.0%       3.0%       3.0%       2.0%       0%
$50,000 or more but less than $100,000    5.0%      4.0%      4.0%       3.0%       3.0%       2.0%       2.0%       0%
$100,000 or more but less than
  $250,000                                4.0%      3.0%      3.0%       2.0%       2.0%       2.0%       1.0%       0%
$250,000 or more but less than
  $500,000                                3.0%      2.0%      2.0%       2.0%       1.0%       1.0%       1.0%       0%
$500,000 or more but less than
  $1,000,000                              2.0%      2.0%      2.0%       1.0%       1.0%       1.0%       1.0%       0%
$1,000,000 or more                        2.0%      2.0%      1.0%       1.0%       1.0%       1.0%       1.0%       0%

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see "Free Withdrawal Amounts" later in this Prospectus). If the free withdrawal amount is not sufficient, we then assume that any remaining amount of a partial withdrawal is taken from Purchase Payments on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity (including gains), as described in the examples below.

EXAMPLES

These examples are designed to show you how the CDSC is calculated. They do not take into account any other fees and charges. The examples illustrate how the CDSC would apply to reduce your Account Value based on the timing and amount of your withdrawals. They also illustrate how a certain amount of your withdrawal, the "Free Withdrawal Amount," is not subject to the CDSC. The Free Withdrawal Amount is equal to 10% of all Purchase Payments currently subject to a CDSC in each year and is described in more detail in "Access to Account Value," later in this Prospectus.

EXAMPLES

Assume you purchase your B Series Annuity with a $75,000 initial Purchase Payment and you make no additional Purchase Payments for the life of your Annuity.

Example 1

Assume the following:

..   two years after the purchase, your Unadjusted Account Value is $85,000
    (your Purchase Payment of $75,000 plus $10,000 of investment gain);

..   the free withdrawal amount is $7,500 ($75,000 x 0.10);

..   the applicable CDSC is 6%.

If you request a withdrawal of $50,000, $7,500 is not subject to the CDSC because it is the free withdrawal amount. The remaining amount of your withdrawal is subject to the 6% CDSC.

GROSS WITHDRAWAL OR NET WITHDRAWAL. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your Annual Income Amount through our systematic withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by any applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Unadjusted Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

   . If you request a gross withdrawal, the amount of the CDSC will reduce the amount of the withdrawal you receive. In this case, the CDSC would equal $2,550 (($50,000 - the free withdrawal amount of $7,500 = $42,500)
       x 0.06 = $2,550). You would receive $47,450 ($50,000 - $2,550). To determine your remaining Unadjusted Account Value after your withdrawal, we reduce your initial Unadjusted Account by the amount of your requested withdrawal. In this case, your Unadjusted Account Value would be $35,000 ($85,000 - $50,000).

   . If you request a net withdrawal, we first determine the entire amount that will need to be withdrawn in order to provide the requested payment. We do this by first subtracting the free withdrawal amount and dividing the resulting amount by the result of 1 minus the surrender charge. Here is the calculation: $42,500/(1 - 0.06) = $45,212.77. This is the total amount to which the CDSC will apply. The amount of the CDSC is $2,712.77. Therefore, in order to for you to receive the full $50,000, we will need to deduct $52,712.77 from your Unadjusted Account Value, resulting in remaining Unadjusted Account Value of $32,287.23.

Example 2

Assume the following:

..   you took the withdrawal described above as a gross withdrawal;

..   two years after the withdrawal described above, the Unadjusted Account
    Value is $48,500 ($35,000 of remaining Unadjusted Account Value plus $13,500 of investment gain);

..   the free withdrawal amount is still $7,500 because no additional Purchase
    Payments have been made and the Purchase Payment is still subject to a CDSC; and

..   the applicable CDSC in Annuity Year 4 is now 5%.

If you now take a second gross withdrawal of $10,000, $7,500 is not subject to the CDSC because it is the free withdrawal amount. The remaining $2,500 is subject to the 5% CDSC or $125 and you will receive $9,875.

No matter how you specify the withdrawal, any market value adjustment resulting from withdrawals of amounts in the MVA options will not be applied to the amount you receive, but instead will be applied to your Unadjusted Account Value. See "Free Withdrawal Amounts" later in this Prospectus for a discussion as to how this might affect an optional living benefit you may have. Please be aware that under the Highest Daily Lifetime Income v2.1 suite of benefits:
(a) for a gross withdrawal, if the amount requested exceeds the Annual Income Amount, the excess portion will be treated as Excess Income and (b) for a net withdrawal, if the amount you receive plus the amount of the CDSC deducted from your Unadjusted Account Value exceeds the Annual Income Amount, the excess portion will be treated as Excess Income (which has negative consequences under those benefits).

Upon surrender, we calculate a CDSC based on any Purchase Payments that remain in your Account Value on the date of the surrender (and after all other withdrawals have been taken). If you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance, the Purchase Payments being withdrawn may be greater than your remaining Account Value. Consequently, a higher CDSC may result than if we had calculated the CDSC as a percentage of remaining Account Value.

We may waive any applicable CDSC under certain circumstances described below in "Exceptions/Reductions to Fees and Charges."

PREMIUM BASED CHARGE. The Premium Based Charge reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials, and other promotional expenses. The Premium Based Charge applicable to the Annuity is the sum of such charges applicable to each Purchase Payment. The Premium Based Charge is calculated on each Quarterly Annuity Anniversary for those Purchase Payments subject to the charge as of the prior Valuation Day. Each Purchase Payment is subject to a Premium Based Charge on each of the 28 Quarterly Annuity Anniversaries (i.e., for seven years) that occurs after the Purchase Payment is allocated to the Annuity. Once that time period has expired, the Purchase Payment is no longer subject to the Premium Based Charge. For purposes of calculating the Premium Based Charge: (a) a Purchase Payment is the amount of the Purchase Payment before we deduct any applicable fees, charges or taxes; and (b) Purchase Payments are not reduced by partial withdrawals taken from the Annuity.

The Premium Based Charge for each Purchase Payment is determined when it is allocated to the Annuity (except for those Purchase Payments that are allocated to the Annuity prior to the first Quarterly Annuity Anniversary) based on the total of all Purchase Payments received to date. With respect to those Purchase Payments allocated to the Annuity prior to the first Quarterly Annuity Anniversary, the associated Premium Based Charge percentage for each of those Purchase Payments is determined using the total of all Purchase Payments allocated to the Annuity prior to the first Quarterly Annuity Anniversary (that is, we total all the Purchase Payments received before the first Quarterly Annuity Anniversary to determine the Premium Based Charge that applies to each). For each Purchase Payment allocated to the Annuity on or after the first Quarterly Annuity Anniversary, the associated Premium Based Charge percentage during the seven year charge period is determined using the total of all Purchase Payments allocated to the Annuity through the date of the "new" Purchase Payment, including the full amount of that "new" Purchase Payment. That is, to determine which Premium Based Charge tier a given Purchase Payment being made currently (i.e., a "new" Purchase Payment) is assigned, we add that Purchase Payment amount to the sum of all prior Purchase Payments. A Purchase Payment received on a Quarterly Annuity Anniversary will be subject to its first Premium Based Charge on the next Quarterly Annuity Anniversary.

Each tier of Premium Based Charge is separated by a "breakpoint" dollar amount, as shown in the table below. If a portion of a Purchase Payment results in total Purchase Payments crossing a new Purchase Payment breakpoint (as set forth in the table below), then the ENTIRE "new" Purchase Payment will be subject to the Premium Based Charge applicable to that tier. Purchase Payments received on or after the first Quarterly Annuity Anniversary that result in breakpoints being reached will result in lower charge percentages for only such Purchase Payments and those that follow. ONCE A PREMIUM BASED CHARGE PERCENTAGE IS ESTABLISHED FOR ANY PURCHASE PAYMENT, SUCH PERCENTAGE IS FIXED AND WILL NOT BE REDUCED EVEN IF ADDITIONAL PURCHASE PAYMENTS ARE MADE OR PARTIAL WITHDRAWALS ARE TAKEN. PLEASE SEE APPENDIX E FOR EXAMPLES OF THE OPERATION OF THE PREMIUM BASED CHARGE. The Premium Based Charge is deducted pro rata from the Sub-accounts in which you maintain Account Value on the date the Premium Based Charge is due. To the extent that the Unadjusted Account Value in the Sub-accounts at the time the Premium Based Charge is to be deducted is insufficient to pay the charge, we will deduct the remaining charge from the DCA MVA Options. If a Quarterly Annuity Anniversary falls on a day other than a Valuation Day, we will deduct the Premium Based Charge on the next following Valuation Day. If both a Premium Based Charge and a fee for an optional benefit are to be deducted on the same day, then the Premium Based Charge will be deducted first.

A Premium Based Charge is not deducted: (a) when there are no Purchase Payments subject to the Premium Based Charge; (b) on or after the Annuity Date; (c) if a Death Benefit has been determined under the Annuity (unless Spousal Continuation occurs); or (d) in the event of a full surrender of the Annuity (unless the full surrender occurs on a Quarterly Annuity Anniversary, in which case we will deduct the charge prior to terminating the Annuity).

As mentioned above, we will take the Premium Based Charge pro rata from each of the Sub-accounts (including an AST Investment Grade Bond Portfolio used as part of an optional living benefit). If the value of those Sub-accounts is not sufficient to cover the charge, we will take any remaining portion of the charge from the DCA MVA Options. For purposes of deducting the charge from the DCA MVA Options (a) with respect to DCA MVA Options with different amounts of time remaining until maturity, we will take the withdrawal from the DCA MVA Option with the shortest remaining duration, followed by the DCA MVA Option with the next-shortest remaining duration (if needed to pay the charge) and so forth (b) with respect to multiple DCA MVA Options that have the same duration remaining until maturity, we take the charge first from the DCA MVA Option with the shortest overall Guarantee Period and (c) with respect to multiple DCA MVA Options that have the same Guarantee Period length and duration remaining until the end of the Guarantee Period, we take the charge pro rata from each such DCA MVA Option. In this Prospectus, we refer to the preceding hierarchy as the "DCA MVA Option Hierarchy." We will only deduct that portion of the Premium Based Charge that does not reduce the Unadjusted Account Value below the lesser of $500 or 5% of the sum of the Purchase Payments allocated to the Annuity (which we refer to here as the "floor"). However, if a Premium Based Charge is deducted on the same day that a withdrawal is taken, it is possible that the deduction of the charge will cause the Unadjusted Account Value to fall below the immediately-referenced Account Value "floor." The Premium Based Charge is not considered a withdrawal for any purpose, including determination of free withdrawals, CDSC, or calculation of values associated with the optional living benefits.

The table of Premium Based Charges is as follows:

                                                 PREMIUM BASED     ANNUAL EQUIVALENT
                                               CHARGE PERCENTAGE   OF PREMIUM BASED
TOTAL PURCHASE PAYMENT AMOUNT                 (DEDUCTED QUARTERLY) CHARGE PERCENTAGE
--------------------------------------------  -------------------- -----------------
Less than $50,000                                    0.1750%             0.70%
$50,000 or more, but less than $100,000              0.1500%             0.60%
$100,000 or more, but less than $250,000             0.1250%             0.50%
$250,000 or more, but less than $500,000             0.0875%             0.35%
$500,000 or more, but less than $1,000,000           0.0625%             0.25%
$1,000,000 or more                                   0.0375%             0.15%

TRANSFER FEE: Currently, you may make 20 free transfers between Investment Options each Annuity Year. We may charge $10 for each transfer after the 20/th /in each Annuity Year. We do not consider transfers made as part of a Dollar Cost Averaging or Automatic Rebalancing Program when we count the 20 free transfers. All transfers made on the same day will be treated as one transfer. Transfers made under our 6 or 12 Month DCA Program and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Transfers made through any electronic method or program we specify are not counted toward the 20 free transfers. The transfer fee is deducted pro rata from all Sub-accounts in which you maintain Account Value immediately subsequent to the transfer.

ANNUAL MAINTENANCE FEE: Prior to Annuitization, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is equal to $50 or 2% of your Unadjusted Account Value, whichever is less. This fee compensates us for administrative and operational costs in connection with the Annuity, such as maintaining our internal systems that support the Annuity. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender unless the surrender is taken within 30 days of the most recently assessed Annual Maintenance Fee. The fee is taken out first from the Sub-accounts on a pro rata basis, and then from the DCA MVA Options (if the amount in the Sub-accounts is insufficient to pay the fee). The Annual Maintenance Fee is only deducted if the sum of the Purchase Payments at the time the fee is deducted is less than $50,000. For purposes of determining the sum of the Purchase Payments at the time the fee is deducted, we do not reduce Purchase Payments by the amount of withdrawals. We do not impose the Annual Maintenance Fee upon Annuitization (unless Annuitization occurs on an Annuity anniversary), or the payment of a Death Benefit. For Beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Unadjusted Account Value and is only assessed if the Unadjusted Account Value is less than $25,000 at the time the fee is due.

TAX CHARGE: Some states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We reserve the right to deduct the tax either when Purchase Payments are received, upon surrender or upon Annuitization. If deducted upon Annuitization, we would deduct the tax from your Unadjusted Account Value. The Tax Charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of Purchase Payments, Surrender Value, or Account Value as applicable. The Tax Charge currently ranges up to 3.5%. We may assess a charge against the Sub-accounts and the DCA MVA Options equal to any taxes which may be imposed upon the Separate Accounts. "Surrender Value" refers to the Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional benefits provided by rider or endorsement, and any Annual Maintenance Fee.

We will pay company income taxes on the taxable corporate earnings created by this Annuity. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes, and may charge for these taxes in the future. We reserve the right to impose a charge for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account.

In calculating our corporate income tax liability, we may derive certain corporate income tax benefits associated with the investment of company assets, including Separate Account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. We do not pass these tax benefits through to holders of the Separate Account annuity contracts because (i) the contract Owners are not the Owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the Annuity.

INSURANCE CHARGE: We deduct an Insurance Charge daily based on the annualized rate shown in the "Summary of Contract Fees and Charges." The charge, which is equal to 0.85% annually, is assessed against the assets allocated to the Sub-accounts. The Insurance Charge is the combination of the MORTALITY & EXPENSE RISK CHARGE AND THE ADMINISTRATION CHARGE. The Insurance Charge is intended to compensate Pruco Life for providing the insurance benefits under the Annuity, including the Annuity's Death Benefit (as described in the "Minimum Death Benefit" subsection in "Death Benefits" later in this Prospectus that, subject to the Annuity's terms and conditions, provides guaranteed benefits to your Beneficiaries even if your Account Value declines, and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge further compensates us for our administrative costs associated with providing the Annuity benefits, including preparation of the contract and Prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under the Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs.

CHARGES FOR OPTIONAL BENEFITS: If you elect to purchase an optional benefit, we will deduct an additional charge. This charge compensates us for the guarantees provided by the living benefit (as described in "Living Benefits" later in this Prospectus) and the risk that persons we guarantee living benefit payments to will live longer than our assumptions. The charge is assessed against the greater of the Unadjusted Account Value and the Protected Withdrawal Value and is taken out of the Sub-accounts quarterly. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

SETTLEMENT SERVICE CHARGE: If your Beneficiary takes the death benefit under a Beneficiary Continuation Option, the Insurance Charge no longer applies. However, we then begin to deduct a Settlement Service Charge which compensates us for the cost of providing administrative services in connection with the Beneficiary Continuation Option. This charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annualized charge of 1%.

FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annualized operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees or short sale expenses that may apply. These fees and expenses are assessed against each Portfolio's net assets, and reflected daily by each Portfolio before it provides Pruco Life with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the summary Prospectuses and Prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

DCA MVA OPTION CHARGES

No specific fees or expenses are deducted when determining the rates we credit to a DCA MVA Option. However, for some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to a DCA MVA Option.

ANNUITY PAYMENT OPTION CHARGES

There is no specific charge deducted from annuity payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. Also, a tax charge may apply.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                            PURCHASING YOUR ANNUITY

REQUIREMENTS FOR PURCHASING THE ANNUITY

WE MAY APPLY CERTAIN LIMITATIONS, RESTRICTIONS, AND/OR UNDERWRITING STANDARDS AS A CONDITION OF OUR ISSUANCE OF THE ANNUITY AND/OR ACCEPTANCE OF PURCHASE PAYMENTS. ALL SUCH CONDITIONS ARE DESCRIBED BELOW.

INITIAL PURCHASE PAYMENT: An initial Purchase Payment is considered the first Purchase Payment received by us in Good Order and in an amount sufficient to issue your Annuity. This is the payment that issues your Annuity. All subsequent Purchase Payments allocated to the Annuity will be considered additional Purchase Payments. Unless we agree otherwise and subject to our rules, you must make a minimum initial Purchase Payment of $10,000. However, if you decide to make payments under a systematic investment or an electronic funds transfer program, we may accept a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent Purchase Payments plus your initial Purchase Payment total the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equals $1,000,000 or more with respect to the aggregate of all annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments with respect to this Annuity and all other annuities owned by the new Owner would equal or exceed that $1 million threshold. We may limit additional Purchase Payments under other circumstances, as explained in "Additional Purchase Payments," below.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total surrenders, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Pruco Life. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Pruco Life via wiring funds through your Financial Professional's broker-dealer firm.

Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer, an arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions. You can allocate Purchase Payments to one or more available Investment Options. Investment restrictions will apply if you elect an optional benefit.

SPECULATIVE INVESTING: Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments, and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership of the Annuity and/or permit assignments of the Annuity to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional living benefit by certain ownership types. We may issue an Annuity to ownership structures where the annuitant is also the participant in a Qualified or Nonqualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that may elect to use our Annuity as a funding vehicle.

AGE RESTRICTIONS: Unless we agree otherwise and subject to our rules, in order to issue the Annuity we must receive the application, in good order, before the oldest of the Owner(s) and Annuitant(s) turns 81 years old. The availability of certain optional living benefits may vary based on the age of the Owners and Annuitant. In addition, the selling firm through which you are purchasing the Annuity may impose a younger maximum issue age than what is described above - check with your selling firm for details. The "Annuitant" refers to the natural person upon whose life annuity payments payable to the Owner are based.

ADDITIONAL PURCHASE PAYMENTS: Currently, you may make additional Purchase Payments, provided that the payment is at least $100 (we impose a $50 minimum for electronic funds transfer ("EFT") purchases). We may amend this Purchase Payment minimum, and/or limit the Investment Options to which you may direct Purchase Payments. Purchase Payments are not permitted after the Account Value is reduced to zero.

Each additional Purchase Payment will be allocated to the Investment Options according to the instructions you provide with such Purchase Payment. You may not provide allocation instructions that apply to more than one additional Purchase Payment. Thus, if you have not provided allocation instructions with a particular Purchase Payment, we will allocate the Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value, such as the AST Investment Grade Bond Sub-account. We will accept additional Purchase Payments up to and including the day prior to the later of (a) the oldest Owner's 81st birthday (the Annuitant's 81/st/ birthday, if the Annuity is owned by an entity), or (b) the first anniversary of the Issue Date, unless otherwise required by applicable law or regulation to maintain the tax status of the Annuity.

FOR ANNUITIES THAT HAVE ONE OF THE HIGHEST DAILY LIFETIME INCOME V2.1 BENEFITS, WE MAY LIMIT, SUSPEND OR REJECT ANY ADDITIONAL PURCHASE PAYMENT AT ANY TIME, BUT WOULD DO SO ONLY ON A NON-DISCRIMINATORY BASIS. CIRCUMSTANCES WHERE WE MAY LIMIT, RESTRICT, SUSPEND OR REJECT ADDITIONAL PURCHASE PAYMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING:

..   IF WE DETERMINE THAT, AS A RESULT OF THE TIMING AND AMOUNTS OF YOUR
    ADDITIONAL PURCHASE PAYMENTS AND WITHDRAWALS, THE ANNUAL INCOME AMOUNT IS BEING INCREASED IN AN UNINTENDED FASHION (AMONG THE FACTORS WE WILL USE IN MAKING A DETERMINATION AS TO WHETHER AN ACTION IS DESIGNED TO INCREASE THE ANNUAL INCOME AMOUNT IN AN UNINTENDED FASHION IS THE RELATIVE SIZE OF ADDITIONAL PURCHASE PAYMENT(S));

..   IF WE ARE NOT THEN OFFERING THIS BENEFIT FOR NEW ISSUES; OR

..   IF WE ARE OFFERING A MODIFIED VERSION OF THIS BENEFIT FOR NEW ISSUES.

IF WE EXERCISE OUR RIGHT TO SUSPEND, REJECT AND/OR PLACE LIMITATIONS ON THE ACCEPTANCE OF ADDITIONAL PURCHASE PAYMENTS, YOU MAY NO LONGER BE ABLE TO FUND THE HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT THAT YOU SELECTED TO THE LEVEL YOU ORIGINALLY INTENDED. THIS MEANS THAT YOU MAY NO LONGER BE ABLE TO INCREASE THE VALUES ASSOCIATED WITH YOUR HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT THROUGH ADDITIONAL PURCHASE PAYMENTS. THIS WOULD ALSO IMPACT YOUR ABILITY TO MAKE ANNUAL CONTRIBUTIONS TO CERTAIN QUALIFIED ANNUITIES.

When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future. PLEASE SEE THE "LIVING BENEFITS" SECTION LATER IN THIS PROSPECTUS FOR FURTHER INFORMATION ON ADDITIONAL PURCHASE PAYMENTS.

Depending on the tax status of your Annuity (e.g, if you own the Annuity through an IRA), there may be annual contribution limits dictated by applicable law. Please see "Tax Considerations" for additional information on these contribution limits.

If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not electively allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your Annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

Additional Purchase Payments may also be limited if the total Purchase Payments under this Annuity and other annuities equals or exceeds $1,000,000.00, as described in more detail in "Initial Purchase Payment," above.

DESIGNATION OF OWNER, ANNUITANT, AND BENEFICIARY: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

   . Owner: Each Owner holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint Owners are required to act jointly; however, if each Owner provides us with an instruction that we find acceptable, we will permit each Owner to act independently on behalf of both Owners. All information and documents that we are required to send you will be sent to the first named Owner. Co-ownership by entity Owners or an entity Owner and an individual is not permitted. Refer to the Glossary of Terms for a complete description of the term "Owner." Prior to Annuitization, there is no right of survivorship (other than any spousal continuation right that may be available to a surviving spouse).

   . Annuitant: The Annuitant is the person upon whose life we make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the Accumulation Period. In limited circumstances and where allowed by law, we may allow you to name one or more "Contingent Annuitants" with our prior approval. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus.

   . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary designation should be the exact name of your Beneficiary, not only a reference to the Beneficiary's relationship to you. If you use a class designation in lieu of designating individuals (e.g. "surviving children"), we will pay the class of Beneficiaries as determined at the time of your death and not the class of Beneficiaries that existed at the time the designation was made. If no Beneficiary is named, the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner, unless you elect an alternative Beneficiary designation.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

RIGHT TO CANCEL

You may cancel (or "Free Look") your Annuity for a refund by notifying us in Good Order or by returning the Annuity to our Service Office or to the representative who sold it to you within 10 days after you receive it (or such other period as may be required by applicable law). The Annuity can be mailed or delivered either to us, at our Service Office, or to the representative who sold it to you. Return of the Annuity by mail is effective on being postmarked, properly addressed and postage prepaid.

Subject to applicable state law, the amount of the refund will equal the Account Value as of the Valuation Day we receive the returned Annuity at our Service Office or the cancellation request in Good Order, plus any fees or tax charges deducted from the Purchase Payment upon allocation to the Annuity or imposed under the Annuity, less any applicable federal and state income tax withholding. However, where we are required by applicable law to return Purchase Payments, we will return the greater of Account Value and Purchase Payments. If you had Account Value allocated to any DCA MVA Option upon your exercise of the Free Look, we will calculate any applicable MVA with a zero "Liquidity Factor". See the section of this Prospectus entitled "Market Value Adjustment."

SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or terminated the ability of Owners to submit additional Purchase Payments.

SALARY REDUCTION PROGRAMS

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are not directed to the DCA MVA Options.

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                             MANAGING YOUR ANNUITY

CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS

In general, you may change the Owner, Annuitant and Beneficiary designations by sending us a request in Good Order, which will be effective upon receipt at our Service Office. As of the Valuation Day we receive an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new Owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Any change we accept is subject to any transactions processed by us before we receive the notice of change at our Service Office.

Some of the changes we will not accept include, but are not limited to:

..   a new Owner subsequent to the death of the Owner or the first of any co-Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

..   a new Annuitant subsequent to the Annuity Date if the annuity option includes a life contingency;

..   a new Annuitant prior to the Annuity Date if the Owner is an entity;

..   a new Owner such that the new Owner is older than the age for which we would then issue the Annuity as of the effective date of such change, unless the change of Owner is the result of spousal continuation;

..   any permissible designation change if the change request is received at our
    Service Office after the Annuity Date;

..   a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and

..   a new Annuitant for a contract issued to a grantor trust where the new
    Annuitant is not the grantor of the trust.

In general, you may change the Owner, Annuitant, and Beneficiary designations as indicated above, and also may assign the Annuity. WE WILL ALLOW CHANGES OF OWNERSHIP AND/OR ASSIGNMENTS ONLY IF THE ANNUITY IS HELD EXCLUSIVELY FOR THE BENEFIT OF THE DESIGNATED ANNUITANT. WE ACCEPT ASSIGNMENTS OF NONQUALIFIED ANNUITIES ONLY.

WE RESERVE THE RIGHT TO REJECT ANY PROPOSED CHANGE OF OWNER, ANNUITANT, OR BENEFICIARY, AS WELL AS ANY PROPOSED ASSIGNMENT OF THE ANNUITY.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

..   a company(ies) that issues or manages viatical or structured settlements;

..   an institutional investment company;

..   an Owner with no insurable relationship to the Annuitant or Contingent
    Annuitant (a "Stranger-Owned Annuity" or "STOA"); or

..   a change in designation(s) that does not comply with or that we cannot administer in compliance with federal and/or state law.

WE WILL IMPLEMENT THIS RIGHT ON A NON-DISCRIMINATORY BASIS, AND TO THE EXTENT ALLOWED BY STATE LAW. WE ARE NOT OBLIGATED TO PROCESS YOUR REQUEST WITHIN ANY PARTICULAR TIMEFRAME. There are restrictions on designation changes when you have elected certain optional benefits.

DEATH BENEFIT SUSPENSION UPON CHANGE OF OWNER OR ANNUITANT. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the "Death Benefit" section later in this Prospectus for additional details.

SPOUSAL DESIGNATIONS

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner unless you designate a different Beneficiary. Note that any Division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the owner and the non-owner ex-spouses. The non-owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" later in this Prospectus for more information.

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CONTINGENT ANNUITANT

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account").

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. See "Spousal Continuation of Annuity" in "Death Benefits" later in this Prospectus for more information about how the Annuity can be continued by a Custodial Account, including the amount of the Death Benefit.

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                          MANAGING YOUR ACCOUNT VALUE

There are several programs we administer to help you manage your Account Value, we describe our current programs in this section.

DOLLAR COST AVERAGING PROGRAMS

We offer Dollar Cost Averaging Programs during the Accumulation Period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one Sub-account to one or more other Sub-accounts. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts (if you make no selection, we will effect transfers on a monthly basis). In addition, you may elect the 6 or 12 Month DCA Program described below.

There is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market.

6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM")

The 6 or 12 Month DCA Program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. The 6 or 12 Month DCA Program is not available in all states or with certain benefits or programs. Currently, the DCA MVA Options are NOT available in the States of Illinois, Oregon and Washington and are available in Iowa only for Annuities purchased on or after August 20, 2012.

CRITERIA FOR PARTICIPATING IN THE PROGRAM

..   If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not electively allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

..   You may only allocate Purchase Payments to the DCA MVA Options. You may not
    transfer Account Value into this program. To institute a program, you must allocate at least $2,000 to the DCA MVA Options.

..   As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether you want 6 or 12 monthly transfers under the program. We then set the monthly transfer amount, by dividing the Purchase Payment you have allocated to the DCA MVA Options by the number of months. For example, if you allocated $6,000, and selected a 6 month DCA Program, we would transfer $1,000 each month (with the interest earned added to the last payment). We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA MVA Options is reduced. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA MVA Option (including any interest) by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA MVA Option on the next scheduled transfer and terminate the program.

..   We impose no fee for your participation in the 6 or 12 Month DCA Program.

..   You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA MVA Options according to your instructions, subject to any applicable MVA. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA MVA Options on a pro rata basis to the Sub-accounts in which you are invested currently, excluding any Sub-accounts to which you are not permitted to choose to allocate or transfer Account Value. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account, unless restricted due to benefit election.

..   We credit interest to amounts held within the DCA MVA Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA MVA Option has been transferred out; (b) the date the entire amount in the DCA MVA Option is withdrawn; (c) the date as of which any Death Benefit payable is determined, unless the Annuity is continued by a spouse Beneficiary (in which case we continue to credit interest under the program); or (d) the Annuity Date.

..   The interest rate earned in a DCA MVA Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new Purchase Payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the dollar amount of interest you receive will decrease as amounts are systematically transferred from the DCA MVA Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

DETAILS REGARDING PROGRAM TRANSFERS

..   Transfers made under the Program are not subject to any MVA.

..   Any partial withdrawals, transfers, or fees deducted from the DCA MVA
    Options will reduce the amount in the DCA MVA Options. If you have only one 6 or 12 Month DCA Program in operation, partial withdrawals, transfers, or fees may be deducted from the DCA MVA Options associated with that program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program.

..   We will recalculate the monthly transfer amount to reflect the reduction of
    Account Value in the DCA MVA Option caused by a partial withdrawal, fees (including Annual Maintenance fee, Premium Based charge, or any other charges for optional benefits), or transfers of

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   Account Value from the DCA MVA Option made by us pursuant to a transfer calculation formula under any optional benefits made a part of your Annuity ("Optional Benefit Transfer"). This recalculation may include some or all of the interest credited to the date of the next scheduled transfer. Any interest that is not included in the recalculated transfer amount will be paid with the final transfer amount, unless there is another subsequent withdrawal or Optional Benefit Transfer. If a partial withdrawal or Optional Benefit Transfer reduces the monthly transfer amount below the Minimum Monthly Transfer Amount shown in the DCA Program Schedule Supplement, the remaining balance in the DCA MVA Option will be transferred on the next monthly transfer date to the most-recently selected Investment Options applicable to the DCA MVA Option. If there is no Account Value remaining in the DCA MVA Option following a partial withdrawal or Optional Benefit Transfer, the DCA MVA Option will terminate.

..   6 or 12 Month DCA transfers will begin on the date the DCA MVA Option is established (unless modified to comply with state law) and on each month following until the entire principal amount plus earnings is transferred.

..   We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

..   The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the program.

..   If you are not participating in an optional benefit, we will make transfers under the 6 or 12 month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any optional benefit, we will allocate amounts transferred out of the DCA MVA Options to the Sub-accounts that you specified upon your election of the 6 or 12 Month DCA Program, provided those instructions comply with the allocation requirements for the optional benefit. No portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account used with the optional benefit (although the DCA MVA Option is treated as a "Permitted Sub-account" for purposes of transfers made by any predetermined mathematical formula associated with the optional benefit).

..   If you are participating in an optional benefit and also are participating in the 6 or 12 Month DCA Program, and the predetermined mathematical formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be transferred from the DCA MVA Options associated with the 6 or 12 Month DCA Program. Amounts transferred from the DCA MVA Options under the formula will be taken on a last-in, first-out basis, without the imposition of a market value adjustment.

..   If you are participating in one of our automated withdrawal programs (e.g., systematic withdrawals), we may include within that withdrawal program amounts held within the DCA MVA Options. If you have elected any optional living benefit, any withdrawals will be taken on a pro rata basis from your Sub-accounts and the DCA MVA Options. Such withdrawals will be assessed any applicable MVA.

AUTOMATIC REBALANCING PROGRAMS

During the Accumulation Period, we offer Automatic Rebalancing among the Sub-accounts you choose. The "Accumulation Period" refers to the period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you choose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. You may make additional transfers; however, the Automatic Rebalancing program will not reflect such transfers unless we receive instructions from you indicating that you would like to adjust the Automatic Rebalancing program. There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a systematic withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you are participating in an optional living benefit (such as Highest Daily Lifetime Income v2.1) that makes transfers under a predetermined mathematical formula, and you have elected Automatic Rebalancing, you should be aware that:
(a) the AST Investment Grade Bond Sub-account used as part of the predetermined mathematical formula will not be included as part of Automatic Rebalancing and
(b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing program.

FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS

Unless you direct us otherwise, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving Investment Options. IF YOUR FINANCIAL PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL SUCH TRANSACTIONS THAT ARE DIRECTED BY YOUR FINANCIAL PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You will receive a confirmation of any financial transaction involving the purchase or sale of Units of your Annuity. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these authorizations at any time. In addition, we may restrict the Investment Options available for transfers or allocation of Purchase Payments by such Financial Professional. We will notify you and your Financial Professional if we implement any such restrictions or prohibitions. PLEASE
NOTE: Contracts managed by your Financial Professional also are subject to the restrictions on transfers between Investment Options that are discussed in the section below entitled "Restrictions on Transfers Between Investment Options." We may also require that your Financial Professional transmit all financial transactions using the

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electronic trading functionality available through our Internet website
(www.prudentialannuities.com). Limitations that we may impose on your Financial Professional under the terms of an administrative agreement (e.g., a custodial agreement) do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS

During the Accumulation Period you may transfer Account Value between Investment Options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. We do not currently require a minimum amount in each Sub-account you allocate Account Value to at the time of any allocation or transfer. Although we do not currently impose a minimum transfer amount, we reserve the right to require that any transfer be at least $50.

Transfers under this Annuity consist of those you initiate or those made under a systematic program, such as the 6 or 12 Month DCA Program, another dollar cost averaging program, an asset rebalancing program, or pursuant to a mathematical formula as part of an optional benefit (e.g., Highest Daily Lifetime Income v2.1). The transfer restrictions discussed in this section apply only to transfers that you initiate, not any transfers under a program or the mathematical formula.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in Good Order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a "writing", and
(ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that involves one of our systematic programs, such as automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by its Portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

   . With respect to each Sub-account (other than the AST Money Market Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as auto-rebalancing or under a predetermined mathematical formula used with an optional living benefit; and (ii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

   . We reserve the right to effect transfers on a delayed basis in accordance with our rules regarding frequent transfers. That is, we may price a transfer involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the transfer request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are owners of different variable annuity contracts that are funded through the same Separate Account that may not be subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than Annuity Owners who are subject to such limitations. Finally, there are owners of other variable annuity contracts or variable life contracts that are issued by Pruco Life as well as other insurance companies that have the same underlying mutual fund Portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying Portfolio (e.g., greater Portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional are subject to the restrictions on transfers between Investment Options that are discussed above, if the Financial Professional manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying Portfolio's assets which may affect all contract owners invested in the

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affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional) and will not waive a transfer restriction for any Owner.

ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY. The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The Prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract Owners (including an Annuity Owner's TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific Owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus Annuity Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short-term trading fee (also referred to as "redemption fee") in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short-term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

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                            ACCESS TO ACCOUNT VALUE

TYPES OF DISTRIBUTIONS AVAILABLE TO YOU

During the Accumulation Period you can access your Account Value through partial withdrawals, systematic withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, the Premium Based Charge if the surrender occurs on the Quarterly Anniversary that the charge is due, any Tax Charge that applies and the charge for any optional benefits and may impose an MVA. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently as permitted, partial withdrawals are taken pro rata (i.e. "pro rata" meaning that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value). Each of these types of distributions is described more fully below.

If you have an optional living benefit, and you take a withdrawal deemed to be Excess Income that brings your Unadjusted Account Value to zero, both the benefit and the Annuity itself will terminate. See "Living Benefits" later in this Prospectus for more information.

TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES

PRIOR TO ANNUITIZATION

For federal income tax purposes, a distribution prior to Annuitization is deemed to come first from any "gain" in your Annuity and second as a return of your "cost basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59/ 1//\\2\\, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax adviser for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the Annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any cost basis you have in your Annuity. Once the cost basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The cost basis in your Annuity may be based on the cost basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See "Tax Considerations" for information about qualified Annuities and for additional information about nonqualified Annuities.

FREE WITHDRAWAL AMOUNTS

You can make a full or partial withdrawal from the Annuity during the Accumulation Period, although a CDSC, MVA, and tax consequences may apply. The Annuity offers a "Free Withdrawal" amount that applies only to partial withdrawals. The Free Withdrawal amount is the amount that can be withdrawn from your Annuity each Annuity Year without the application of any CDSC. The Free Withdrawal amount during each Annuity Year is equal to 10% of all Purchase Payments that are currently subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

   . The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent partial withdrawal or surrender of your Annuity.

   . You can also make partial withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

EXAMPLE. This example assumes that no withdrawals have previously been taken.

On January 3/rd,/ to purchase your Annuity, you make an initial Purchase Payment of $20,000.

On January 3/rd/ of the following calendar year, you make a subsequent Purchase Payment to your Annuity of $10,000.

   . Because in Annuity Year 1 your initial Purchase Payment of $20,000 is still within the CDSC schedule (see "Annuity Owner Transaction Expenses"), your Free Withdrawal amount in Annuity Year 1 equals $20,000 X 0.10, or $2,000.

   . Because in Annuity Year 2 both your initial Purchase Payment of $20,000 and your subsequent Purchase Payment of $10,000 are still within the CDSC schedule (see "Annuity Owner Transaction Expenses"), your Free Withdrawal amount in Annuity Year 2 equals $20,000 X 0.10, plus $10,000 X 0.10, or $2,000 + $1,000 for a total of $3,000.

To determine if a CDSC applies to partial withdrawals, we first determine if you have previously withdrawn all Purchase Payments. If so, no CDSC applies. If you have not previously withdrawn all Purchase Payments, we:

1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

2. Next determine what, if any, remaining amounts are excess of the Free Withdrawal amount. These amounts will be treated as withdrawals of Purchase Payments, as described in "Fees, Charges and Deductions - Contingent Deferred Sales Charge ("CDSC")" earlier in this Prospectus. These amounts may be subject to the CDSC. Purchase Payments are withdrawn on a first-in, first-out basis.

3. Withdraw any remaining amounts from any other Account Value (including gains). These amounts are not subject to the CDSC.

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Your withdrawal will include the amount of any applicable CDSC. Generally, you can request a partial withdrawal as either a "gross" or "net" withdrawal. In a "gross" withdrawal, you request a specific withdrawal amount, with the understanding that the amount you actually receive is reduced by any applicable CDSC or tax withholding. Therefore, you may receive less than the dollar amount you specify. In a "net" withdrawal, you request a withdrawal for an exact dollar amount, with the understanding that any applicable deduction for CDSC or tax withholding is taken from your remaining Unadjusted Account Value. Therefore, a larger amount may be deducted from your Unadjusted Account Value than the amount you specify. No matter how you specify the withdrawal, any MVA will not be applied to the amount you receive, but instead will be applied to your Unadjusted Account Value.

We will deduct the partial withdrawal from your Unadjusted Account Value in accordance with your instructions, although if you have an optional living benefit, your withdrawal must be taken pro rata from each of your Investment Options. For purposes of calculating the applicable portion to deduct from the DCA MVA Options, the Unadjusted Account Value in all your DCA MVA Options is deemed to be in one Investment Option. If you provide no instructions, then we will take the withdrawal according to the DCA MVA Option Hierarchy defined above.

PLEASE BE AWARE THAT ALTHOUGH A GIVEN PARTIAL WITHDRAWAL MAY QUALIFY AS A FREE WITHDRAWAL FOR PURPOSES OF NOT INCURRING A CDSC, THE AMOUNT OF THE WITHDRAWAL COULD EXCEED THE ANNUAL INCOME AMOUNT UNDER ONE OF THE HIGHEST DAILY LIFETIME INCOME V2.1 BENEFITS. IN THAT SCENARIO, THE PARTIAL WITHDRAWAL WOULD BE DEEMED "EXCESS INCOME" - THEREBY REDUCING YOUR ANNUAL INCOME AMOUNT FOR FUTURE YEARS. FOR EXAMPLE, IF THE ANNUAL INCOME AMOUNT UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WERE $2000 AND A $2500 WITHDRAWAL THAT QUALIFIED AS A FREE WITHDRAWAL WERE MADE, THE WITHDRAWAL WOULD BE DEEMED EXCESS INCOME, IN THE AMOUNT OF $500.

SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD

Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select. This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Internal Revenue Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you have not elected an optional living benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your "designated Investment Options"). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. "Pro rata" means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

If you have certain optional living benefits that guarantee Lifetime Withdrawals (e.g., Highest Daily Lifetime Income v2.1) and elect, or have elected, to receive Lifetime Withdrawals using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

   . Systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

   . If you either have an existing or establish a new systematic withdrawal program for an amount less than, or equal to, your Annual Income Amount and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program. If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your Annual Income Amount available in future Annuity Years. A combination of partial withdrawals and systematic withdrawals for an amount greater than your Annual Income Amount will further increase the impact on your future Annual Income Amount.

   . For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see "Living Benefits" later in this Prospectus.

   . If you are taking your entire Annual Income Amount through the systematic withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

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SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(T)/72(Q) OF THE INTERNAL REVENUE CODE

If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59/ 1//\\2\\ if you elect to receive distributions as a series of "substantially equal periodic payments." For Annuities issued as nonqualified annuities, the Code may provide a similar exemption from penalty under Section 72(q) of the Code. Systematic withdrawals under Sections 72(t)/72(q) may be subject to a CDSC and/or an MVA. To request a program that complies with Sections 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59/ 1//\\2\\ that are not subject to the 10% penalty.

Please note that if a withdrawal under Sections 72(t) or 72(q) was scheduled to be effected between the last Valuation Day prior to December 25th and December 31st of a given year, then we will implement the withdrawal on the last Valuation Day prior to December 25/th/ of that year.

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions are a type of systematic withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make systematic withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC (if applicable) or an MVA on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the Required Minimum Distribution and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) or an MVA may be assessed on that portion of a systematic withdrawal that is taken to satisfy the Required Minimum Distribution rules in relation to other savings or investment plans under other qualified retirement plans.

The amount of the Required Minimum Distribution may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three
(3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to systematic withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution rules under the Code. Please see "Living Benefits" for further information relating to Required Minimum Distributions if you own a living benefit.

In any year in which the requirement to take Required Minimum Distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a Required Minimum Distribution if not for the suspension as eligible for treatment as described herein.

Please note that if a Required Minimum Distribution was scheduled to be effected between the last Valuation Day prior to December 25th and December 31st of a given year, then we will implement the Required Minimum Distribution on the last Valuation Day prior to December 25/th/ of that year.

See "Tax Considerations" for a further discussion of Required Minimum Distributions. For the impact of Required Minimum Distributions on optional benefits and Excess Income, see "Living Benefits - Highest Daily Lifetime Income v2.1 Benefit - Required Minimum Distributions."

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                                  SURRENDERS

SURRENDER VALUE

During the Accumulation Period you can surrender your Annuity at any time, and will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity. Your Surrender Value is equal to the Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any applicable benefit charge, and any Annual Maintenance Fee.

Please Note: Although the Premium Based Charge is not included in the surrender value calculation, if you surrender your Annuity on a Quarterly Annuity Anniversary, any applicable Premium Based Charges will apply.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $2,000. If you purchase an Annuity WITHOUT a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity WITH a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take a Non-Lifetime Withdrawal (see "Living Benefits - Non-Lifetime Withdrawal Feature") that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. See "Annuity Options" later in this Prospectus for information on the impact of the minimum Surrender Value at annuitization.

MEDICALLY-RELATED SURRENDERS

Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below (a "Medically-Related Surrender"). The requirements of such surrender and waiver may vary by state. Although a CDSC will not apply to a qualifying Medically-Related Surrender, please be aware that a withdrawal from the Annuity before you have reached age 59/ 1//\\2\\ may be subject to a 10% tax penalty and other tax consequences - see "Tax Considerations" later in this Prospectus.

If you request a full surrender, the amount payable will be your Account Value as of the date we receive, in Good Order, your request to surrender your Annuity. Any applicable MVA will apply to a medically-related surrender.

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

..   If the Owner is an entity, the Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency
    Event" described below in order to qualify for a Medically-Related
    Surrender;

..   If the Owner is an entity, the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

..   If the Owner is one or more natural persons, all such Owners must also be alive at such time;

..   We must receive satisfactory proof of the Owner's (or the Annuitant's if entity-owned) confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

..   no additional Purchase Payments can be made to the Annuity.

We reserve the right to impose a maximum amount of a Medically-Related Surrender (equal to $500,000), but we do not currently impose that maximum. That is, if the amount of a partial medically-related withdrawal request, when added to the aggregate amount of Medically-Related Surrenders you have taken previously under this Annuity and any other annuities we and/or our affiliates have issued to you exceeds that maximum amount, we reserve the right to treat the amount exceeding that maximum as not an eligible Medically-Related Surrender. A "Contingency Event" occurs if the Owner (or Annuitant if entity-owned) is:

..   first confined in a "Medical Care Facility" after the Issue Date and while the Annuity is in force, remains confined for at least 90 consecutive days, and remains confined on the date we receive the Medically-Related Surrender request at our Service Office; or

..   first diagnosed as having a "Fatal Illness" after the Issue Date and while the Annuity is in force. We may require a second or third opinion by a licensed physician chosen by us regarding a diagnosis of Fatal Illness. We will pay for any such second or third opinion.

"Fatal Illness" means a condition (a) diagnosed by a licensed physician; and
(b) that is expected to result in death within 24 months after the diagnosis in 80% of the cases diagnosed with the condition. "Medical Care Facility" means a facility operated and licensed pursuant to the laws of any United States jurisdiction providing medically necessary in-patient care, which is
(a) prescribed by a licensed physician in writing; (b) recognized as a general hospital or long-term care facility by the proper authority of the United States jurisdiction in which it is located; (c) recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; and
(d) certified as a hospital or long-term care facility; OR (e) a nursing home licensed by the United States jurisdiction in which it is located and offers the services of a Registered Nurse (RN) or Licensed Practical Nurse (LPN) 24 hours a day that maintains control of all prescribed medications dispensed and daily medical records. This waiver is not currently available in California and Massachusetts.

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                                ANNUITY OPTIONS

Annuitization involves converting your Unadjusted Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit, if any, is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit). We currently make annuity options available that provide fixed annuity payments. Fixed annuity payments provide the same amount with each payment. Please refer to the "Living Benefits" section in this Prospectus for a description of annuity options that are available when you elect one of the living benefits. You must annuitize your entire Unadjusted Account Value; partial annuitizations are not allowed.

You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95/th/ birthday of the oldest of any Owner and Annuitant whichever occurs first ("Latest Annuity Date") and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. If a CDSC is still remaining on your Annuity, any period certain must be at least 10 years (or the maximum period certain available, if life expectancy is less than 10 years). You may change your choices before the Annuity Date.

If needed, we will require proof in Good Order of the Annuitant's age before commencing annuity payments. Likewise, we may require proof in Good Order that an Annuitant is still alive, as a condition of our making additional annuity payments while the Annuitant lives. We will seek to recover any life income annuity payments that we made after the death of the Annuitant.

If the initial annuity payment would be less than $100, we will not allow you to annuitize (except as otherwise specified by applicable law). Instead, we will pay you your current Unadjusted Account Value in a lump sum and terminate your Annuity. Similarly, we reserve the right to pay your Unadjusted Account Value in a lump sum, rather than allow you to annuitize, if the Surrender Value of your Annuity is less than $2000 on the Annuity Date.

Once annuity payments begin, you no longer receive benefits under any optional living benefit (unless you have annuitized under that benefit) or the Death Benefit described below.

Certain of these annuity options may be available as "settlement options" to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note that you may not annuitize within the first three Annuity Years (except as otherwise specified by applicable law).

OPTION 1

ANNUITY PAYMENTS FOR A PERIOD CERTAIN: Under this option, we will make equal payments for the period chosen (the "period certain"), up to 25 years (but not to exceed the life expectancy of the Annuitant at the time the Annuity Option becomes effective, as computed under applicable IRS tables). The annuity payments may be made monthly, quarterly, semiannually, or annually, as you choose, for the fixed period. If the Owner dies during the income phase, payments will continue to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or your estate if no Beneficiary is named for the remainder of the period certain.

OPTION 2

LIFE INCOME ANNUITY OPTION WITH A PERIOD CERTAIN: Under this option, income is payable monthly, quarterly, semiannually, or annually for the period certain, subject to our then current rules, and thereafter until the death of the Annuitant. Should the Owner or Annuitant die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or your estate if no Beneficiary is named, until the end of the period certain. If an annuity option is not selected by the Annuity Date, this is the option we will automatically select for you. We will use a period certain of 10 years, or a shorter duration if the Annuitant's life expectancy at the time the Annuity Option becomes effective, as computed under applicable IRS tables, is less than 10 years. If in this instance the duration of the period certain is prohibited by applicable law, then we will pay you a lump sum in lieu of this option.

OTHER ANNUITY OPTIONS WE MAY MAKE AVAILABLE

At the Annuity Date, we may make available other annuity options not described above. The additional options we currently offer are:

   . Life Annuity Option. We currently make available an annuity option that makes payments for the life of the Annuitant. Under that option, income is payable monthly, quarterly, semiannually, or annually, as you choose, until the death of the Annuitant. No additional annuity payments are made after the death of the Annuitant. No minimum number of payments is guaranteed. It is possible that only one payment will be payable if the death of the Annuitant occurs before the date the second payment was due, and no other payments nor death benefits would be payable.

   . Joint Life Annuity Option. Under the joint lives option, income is payable monthly, quarterly, semiannually, or annually, as you choose, during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of the second Annuitant. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Annuitants occurs before the date the second payment was due, and no other payments or death benefits would be payable.

   . Joint Life Annuity Option With a Period Certain. Under this option, income is payable monthly, quarterly, semiannually, or annually for the number of years selected (the "period certain"), subject to our current rules, and thereafter during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of the second Annuitant. If the Annuitants' joint life expectancy is less than the period certain, we will institute a shorter period certain, determined according to applicable IRS tables. Should the two Annuitants die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or to your estate if no Beneficiary is named, until the end of the period certain.

We reserve the right to cease offering any of these Other Annuity Options. If we do so, we will amend this Prospectus to reflect the change. We reserve the right to make available other annuity or settlement options.

                                LIVING BENEFITS

Pruco Life offers different optional living benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional benefits are not available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional living benefits, the additional cost has the impact of reducing net performance of the Investment Options. Each optional benefit offers a type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of these optional living benefits for new elections at any time. Depending on which optional living benefit you choose, you can have substantial flexibility to invest in the Sub-accounts while:

..   guaranteeing a minimum amount of growth to be used as the basis for lifetime withdrawals; or

..   guaranteeing a minimum amount of growth to be used as the basis for withdrawals over the life of two spouses

We currently offer the following "living benefits":

..   Highest Daily Lifetime Income v2.1

..   Spousal Highest Daily Lifetime Income v2.1

Each living benefit requires your participation in a predetermined mathematical formula that may transfer your account value between the Sub-accounts you have chosen from among those we permit with the benefit (i.e., the "permitted Sub-accounts") and the AST Investment Grade Bond Sub-account. See "Investment Options" for a list of permitted Sub-accounts available with the Highest Daily Lifetime Income v2.1 suite of benefits. The optional living benefit investment requirements and the applicable formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. The investment requirements and the formula do not guarantee any reduction in risk or volatility or any increase in Account Value. In fact, the investment requirements could mean that you miss appreciation opportunities in other investment options. The formula could mean that you miss opportunities for investment gains in your selected Sub-accounts while Account Value is allocated to the AST Investment Grade Bond Sub-account, and there is no guarantee that the AST Investment Grade Bond Sub-account will not lose value. We are not providing you with investment advice through the use of the formula. In addition, the formula does not constitute an investment strategy that we are recommending to you.

The Highest Daily Lifetime v2.1 benefits are "Lifetime Guaranteed Minimum Withdrawal Benefits." These benefits are designed for someone who wants a guaranteed lifetime income stream through withdrawals over time, rather than by annuitizing. Please note that there is a Latest Annuity Date under your Annuity, by which date annuity payments must commence.

Under any of the Guaranteed Lifetime Withdrawal Benefits, WITHDRAWALS IN EXCESS OF THE ANNUAL INCOME AMOUNT, CALLED "EXCESS INCOME," WILL IMPACT THE VALUE OF THE BENEFIT INCLUDING A PERMANENT REDUCTION IN FUTURE GUARANTEED AMOUNTS.

PLEASE REFER TO THE BENEFIT DESCRIPTION THAT FOLLOWS FOR A COMPLETE DESCRIPTION OF THE TERMS, CONDITIONS AND LIMITATIONS OF EACH OPTIONAL BENEFIT. SEE THE CHART IN THE "INVESTMENT OPTIONS" SECTION OF THE PROSPECTUS FOR A LIST OF INVESTMENT OPTIONS AVAILABLE AND PERMITTED WITH EACH BENEFIT. WE RESERVE THE RIGHT TO TERMINATE A BENEFIT IF YOU ALLOCATE FUNDS INTO NON-PERMITTED INVESTMENT OPTIONS. Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate to permitted Investment Options applicable to your benefit. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. As is the case with optional living benefits in general, the fulfillment of our guarantee under these benefits is dependent on our claims-paying ability.

TERMINATION OF EXISTING BENEFITS AND ELECTION OF NEW BENEFITS

If you elect an optional living benefit, you may subsequently terminate the benefit and elect one of the then currently available benefits, subject to availability of the benefit at that time and our then current rules. NOTE THAT ONCE YOU TERMINATE AN EXISTING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR UNADJUSTED ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES EFFECTIVE. There is currently no waiting period to make a new benefit election (you may elect a new benefit beginning on the next Valuation Day), provided that upon such an election, your Account Value must be allocated to the Investment Options permitted for the optional benefit. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may not provide the same guarantees and/or may be more expensive than the benefit you are terminating. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. In purchasing the Annuity and selecting benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the "Code") are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" for more information.

HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT

Highest Daily Lifetime(R) Income v2.1 Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals treated as Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Unadjusted Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). Highest Daily Lifetime Income v2.1 may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income v2.1 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

The income benefit under Highest Daily Lifetime Income v2.1 currently is based on a single "designated life" who is at least 50 years old on the benefit effective date. Highest Daily Lifetime Income v2.1 is not available if you elect any other optional living benefit. As long as your Highest Daily Lifetime Income v2.1 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY PARTICULAR WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER HIGHEST DAILY LIFETIME INCOME V2.1. AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT YOU MAY HAVE, PLEASE SEE "SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT."

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income v2.1, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value ON OR BEFORE the Roll-Up End Date:

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls ON OR BEFORE the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

    (1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation

       Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

    (2)the Unadjusted Account Value on the current Valuation Day.

The Periodic Value AFTER the Roll-Up End Date:

On any Current Valuation Day that falls AFTER the Roll-Up End Date, the Periodic Value is equal to the greater of:

    (1)the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

    (2)the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments reduced for subsequent Lifetime Withdrawals (see examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT HIGHEST DAILY LIFETIME INCOME V2.1, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER HIGHEST DAILY LIFETIME INCOME V2.1

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59/ 1//\\2\\; 4% for ages 59/ 1//\\2\\ to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. Under Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income v2.1 and subsequent to the first Lifetime Withdrawal will
(i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59/ 1//\\2\\; 4% for ages 59/ 1//\\2\\
to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

While Highest Daily Lifetime Income v2.1 is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..   if we are not then offering this benefit for new issues; or

..   if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Highest Daily Lifetime Income v2.1 benefit. This means that you may no longer be able to increase the values associated with your Highest Daily Lifetime Income v2.1 benefit through additional Purchase Payments. When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income v2.1. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59/ 1//\\2\\; 4% for ages 59/ 1//\\2\\ to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income v2.1 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income v2.1 upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income v2.1 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative (partial) Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income v2.1 or any other fees and charges under the Annuity. As a result, these examples may not reflect the probable results of the benefit. Assume the following for all three examples:

..   The Issue Date is November 1

..   Highest Daily Lifetime Income v2.1 is elected on August 1 of the following calendar year

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income v2.1

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced hereafter in these examples fall on consecutive business days.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime withdrawal                               $118,000.00
Amount of "non" Excess Income                                          $  3,500.00
Account Value immediately before Excess Income of $1,500               $114,500.00
Excess Income amount                                                   $  1,500.00
Ratio ($1,500 / $114,500 = 1.31%)                                             1.31%
Annual Income Amount                                                   $  6,000.00
1.31% Reduction in Annual Income Amount                                $     78.60
Annual Income Amount for future Annuity Years                          $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                                          HIGHEST DAILY VALUE        ADJUSTED ANNUAL
                           UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*                     ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----                     ------------- ------------------------ ------------------------
June 28                    $238,000.00        $238,000.00               $11,900.00
June 29                    $226,500.00        $228,009.60               $11,400.48
June 30                    $226,800.00        $228,009.60               $11,400.48
July 1                     $233,500.00        $233,500.00               $11,675.00
July 2                     $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

   . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

   . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

   . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

   . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income v2.1. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income v2.1. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income v2.1. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..   The Issue Date is December 3

..   Highest Daily Lifetime Income v2.1 is elected on September 4 of the following calendar year

..   The Unadjusted Account Value at benefit election was $105,000

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income v2.1

..   No previous withdrawals have been taken under Highest Daily Lifetime Income
    v2.1

On October 3 of the year the benefit is elected, the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income v2.1 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                                      $    15,000
Divided by Account Value before withdrawal                             $   120,000
Equals ratio ($15,000 / $120,000 = 12.50%)                                   12.50%
12.50% Reduction in Annual Income Amount
Protected Withdrawal Value                                             $109,375.00

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70/ 1//\\2\\ and by December 31st for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied.

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..   the remaining Annual Income Amount for that Annuity Year; plus

..   the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

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EXAMPLE

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

FIRST CALENDAR YEAR             ANNUITY YEAR          SECOND CALENDAR YEAR
-------------------       ------------------------  ------------------------
01/01/2014 to 12/31/2014  06/01/2014 to 05/31/2015  01/01/2015 to 12/31/2015

Assume the following:

..   RMD Amount for Both Calendar Years = $6,000;

..   Annual Income Amount = $5,000; and

..   A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
    Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..   The remaining Annual Income for that Annuity Year ($3,000); plus

..   The Second Calendar Year's RMD Amount minus the Annual Income Amount
    ($6,000--$5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..   If, in any Annuity Year, your RMD amount is less than your Annual Income
    Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

..   If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

..   If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

BENEFITS UNDER HIGHEST DAILY LIFETIME INCOME V2.1

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime Income v2.1, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, HIGHEST DAILY LIFETIME INCOME V2.1 TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY, THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE DESIGNATED LIFE.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

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

..   In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

..   Withdrawals under Highest Daily Lifetime Income v2.1 are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your electioin of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income v2.1 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any partial withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio Prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..   If you elect or terminate and re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and
    (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Highest Daily
    Lifetime Income v2.1 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefit" for more information.)

CHARGE FOR HIGHEST DAILY LIFETIME INCOME V2.1

The current charge for Highest Daily Lifetime Income v2.1 is 1.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income v2.1 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.25% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

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

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for the Highest Daily Lifetime Income v2.1 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, a partial withdrawal that is not a withdrawal of Excess Income may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

For Highest Daily Lifetime Income v2.1, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 50 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income v2.1. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income v2.1, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Income v2.1 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income v2.1 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT HIGHEST DAILY LIFETIME INCOME V2.1, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND YOUR GUARANTEES UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF HIGHEST DAILY LIFETIME INCOME V2.1. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income v2.1 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. In purchasing the Annuity and selecting benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime Income v2.1 at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I)  YOUR TERMINATION OF THE BENEFIT;

(II) YOUR SURRENDER OF THE ANNUITY;

(III)YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO RECEIVE THE ANNUAL INCOME AMOUNT IN THE FORM OF ANNUITY PAYMENTS, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(IV) OUR RECEIPT OF DUE PROOF OF DEATH OF THE OWNER OR ANNUITANT (FOR ENTITY-OWNED ANNUITIES);

(V) BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO DUE TO A WITHDRAWAL OF EXCESS INCOME;

(VI) YOU ALLOCATE OR TRANSFER ANY PORTION OF YOUR ACCOUNT VALUE TO ANY SUB-ACCOUNT(S) TO WHICH YOU ARE NOT PERMITTED TO ELECTIVELY ALLOCATE OR TRANSFER ACCOUNT VALUE (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX C FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES);* OR

(VII)YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income v2.1 other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in

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

the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income v2.1 terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed in "Election of and Designations under the Benefit" and "Termination of Your Highest Daily Lifetime Income v2.1" earlier in this benefit description.

HOW HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

OVERVIEW OF THE PREDETERMINED MATHEMATICAL FORMULA

Our goal is to seek a careful balance between providing value-added products, such as the Highest Daily Lifetime Income v2.1 suite of benefits, while managing the risk to Pruco Life associated with offering these products. One of the key features that helps us accomplish that balance and an integral part of the Highest Daily Lifetime Income v2.1 suite is the predetermined mathematical formula used to transfer Unadjusted Account Value between the Permitted Subaccounts and the AST Investment Grade Bond Sub-account, referred to in this section as the "Bond Sub-account". The formula is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under the Highest Daily Lifetime Income v2.1 suite of benefits. The formula is not investment advice.

The formula is set forth in Appendix B (and is described below).

The predetermined mathematical formula ("formula") monitors each individual contract each Valuation Day that the benefit is in effect on your Annuity, in order to help us manage guarantees through all market cycles. It helps manage the risk to us associated with these benefits, which is generally represented by the gap between your Unadjusted Account Value and the Protected Withdrawal Value. As the gap between these two values increases, the formula will determine if and how much money should be transferred into the Bond Sub-account. This movement is intended to reduce the equity risk we will bear in funding our obligation associated with these benefits. As the gap decreases (due to favorable performance of the Unadjusted Account Value), the formula then determines if and how much money should transfer back into the Permitted Sub-accounts. The use of the formula, combined with restrictions on the Sub-accounts you are allowed to invest in, lessens the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, thus reducing the likelihood that we will make any lifetime income payments under this benefit. The formula may also limit the potential for your Account Value to grow.

The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. We are not providing you with investment advice through the use of the formula. The formula does not constitute an investment strategy that we are recommending to you. The formula may limit the potential for your Account Value to grow.

TRANSFER ACTIVITY UNDER THE FORMULA

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, over time, assuming none of the Unadjusted Account Value is allocated to the Bond Sub-account, the formula will allow for a greater decrease in the Unadjusted Account Value before a transfer to the Bond Sub-account is made.

It is important to understand that transfers within your Annuity are specific to the performance of your chosen investment options, the performance of the Bond Sub-account while Account Value is allocated to it, as well as how long the benefit has been owned. For example, two contracts purchased on the same day, but invested differently, will likely have different results, as would two contracts purchased on different days with the same investment options.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle, therefore producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Unadjusted Account Value and your Protected
    Withdrawal Value;

..   The amount of time the benefit has been in effect on your Annuity;

..   The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

..   Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..   Any withdrawals you take from your Annuity (while the benefit is in effect).

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account.

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

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The amount allocated to the Bond Sub-account and the amount allocated to the
Permitted Sub-accounts each is a variable in the formula. Therefore, the investment performance of each affects whether a transfer occurs for your Annuity. As the amounts allocated to either the Bond Sub-account or the Permitted Sub-accounts increase, the performance of those sub-accounts will have a greater impact on your Unadjusted Account Value and hence a greater impact on if (and how much of) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

HOW THE FORMULA OPERATES

Generally, the formula, which is applied each Valuation Day, takes four steps in determining any applicable transfers within your Annuity.

  (1) First, the formula starts by identifying the value of future income payments we expect to pay. We refer to that value as the "Target Value" or "L".

  (2) Second, we subtract any amounts invested in the Bond Sub-account ("B") from the Target Value and divide that number by the amount invested in the Permitted Sub-Accounts ("V\\V\\ + V\\F\\") where "V\\V\\" is the current Account Value of the elected Sub-accounts of the Annuity, and "V\\F\\" is the current Account Value of the elected Fixed Rate Options of the Annuity. We refer to this resulting value as the "Target Ratio" or "R".

  (3) Third, we compare the Target Ratio to designated thresholds and other rules described in greater detail below to determine if a transfer needs to occur.

  (4) If a transfer needs to occur, we use another calculation to determine the amount of the transfer.

The Formula is:

       R = (L - B)/ (V\\V\\ + V\\F\\)

More specifically, the formula operates as follows:

  (1) We calculate the Target Value (L) by multiplying the Income Basis (as defined in Appendix B) for that day by 5% and by the applicable Annuity Factor found in Appendix B. If you have already made a Lifetime Withdrawal, your Target Value would take into account any automatic step-up, any subsequent Purchase Payments and any withdrawals of Excess Income.

       Example (assume the Income Basis is $200,000, and the contract is 11/ 1//\\2\\ months old, resulting in an annuity factor of 14.95)

       Target Value (L) = $200,000 x 5% x 14.95 = $149,500

  (2) Next, to calculate the Target Ratio (R), the Target Value is reduced by any amount held within the Bond Sub-account (B) on that day. The remaining amount is divided by the amount held within the Permitted Sub-accounts (V\\V\\ + V\\F\\).

       Example (assume the amount in the Bond Sub-account is zero, and the amount held within the Permitted Sub-accounts is $179,500)

       Target Ratio (R) = ($149,500 - 0)/$179,500 = 83.3%

  (3) If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on the third Valuation Day, make a transfer from your Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap discussed below). If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap). Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

       Example: Assuming the Target Ratio is above 83% for a 3/rd/ consecutive Valuation Day, but less than or equal to 84.5% for three consecutive Valuation Days, a transfer into the Bond Portfolio occurred.

  (4) In deciding how much to transfer, we perform a calculation that essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80% (subject to the 90% Cap discussion below). The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be.

THE 90% CAP

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account.

MONTHLY TRANSFERS

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, the formula will perform an additional calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after this transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

    a) The total value of all your Unadjusted Account Value in the Bond Sub-account, or

    b) An amount equal to 5% of your total Unadjusted Account Value.

OTHER IMPORTANT INFORMATION

..   The Bond sub-account is not a Permitted Sub-account. As such, only the formula can transfer Unadjusted Account Value to or from the Bond Sub-account. You may not allocate Purchase Payments or transfer any of your Unadjusted Account Value to or from the Bond Sub-account.

..   While you are not notified before a transfer occurs to or from the Bond
    Sub-account, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Your confirmation statements will be detailed to include the effective date of the transfer, the dollar amount of the transfer and the Permitted Sub-accounts the funds are being transferred to/from. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

      . Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

      . If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

      . Transfer a portion of your Unadjusted Account Value in the Permitted Sub-accounts and the DCA MVA Options to the Bond Sub-account.

..   If you make additional Purchase Payments to your Annuity, they will be allocated to the Permitted Sub-accounts and will be subject to the formula.

..   Additional Purchase Payments to your Annuity do not increase "B" within the formula, and may result in an additional Account Value being transferred to the Permitted Sub-accounts, or a transfer to the Bond Sub-account due to the change in the ratio.

..   If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account).

..   If you are participating in a Highest Daily Lifetime Income v2.1 benefit and you are also participating in the 6 or 12 Month DCA Program, the following rules apply:

      . DCA MVA Options are considered "Permitted Sub-accounts" for purpose of the Target Ratio calculation ("L") described above.

      . The formula may transfer amounts out of the DCA MVA Options to the Bond Sub-account if the amount allocated to the other Permitted Sub-accounts is insufficient to cover the amount of the transfer.

      . The transfer formula will not allocate amounts to the DCA MVA Options when there is a transfer out of the Bond Sub-account. Such transfers will be allocated pro-rata to the variable Sub-accounts, excluding the Bond Sub-account.

      . A Market Value Adjustment is not assessed when amounts are transferred out of the DCA MVA Options under the transfer formula.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70/ 1//\\2\\. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime Income v2.1 or Spousal Highest Daily Lifetime Income v2.1 through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT

Spousal Highest Daily Lifetime(R) Income v2.1 Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees, until the later death of two natural persons who are each other's spouse at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals treated as Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Unadjusted Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income v2.1 after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime Income v2.1 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income v2.1 is the spousal version of Highest Daily Lifetime Income v2.1. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Currently, if you elect Spousal Highest Daily Lifetime Income v2.1 and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. Please note that if you terminate Spousal Highest Daily Lifetime Income v2.1 Benefit and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. See "Terminating of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income v2.1 must be elected based on two designated lives, as described below. Each designated life must be at least 45 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v2.1 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v2.1 is not available if you elect any other optional living benefit.

As long as your Spousal Highest Daily Lifetime Income v2.1 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY PARTICULAR WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1. AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT YOU MAY HAVE, PLEASE SEE "HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT."

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income v2.1, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value ON OR BEFORE the Roll-Up End Date:

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls ON OR BEFORE the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

    (1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

    (2)  the Unadjusted Account Value on the current Valuation Day.

The Periodic Value AFTER the Roll-Up End Date:

On any Current Valuation Day that falls AFTER the Roll-Up End Date, the Periodic Value is equal to the greater of:

    (1) the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

    (2)  the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you are taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59/ 1//\\2\\; 3.5% for ages 59/ 1//\\2\\ to
64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under Spousal Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income v2.1 and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59/ 1//\\2\\; 3.5% for ages 59/ 1//\\2\\ to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

While Spousal Highest Daily Lifetime Income v2.1 is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..   if we are not then offering this benefit for new issues; or

..   if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Spousal Highest Daily Lifetime Income v2.1 benefit. This means that you may no longer be able to increase the values associated with your Spousal Highest Daily Lifetime Income v2.1 benefit through additional Purchase Payments. When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 50 to 54; 3% for ages 55 to less than 59/ 1//\\2\\; 3.5% for ages 59/ 1//\\2\\ to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income v2.1 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income v2.1 Benefit upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income v2.1 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative (partial) Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for Spousal Highest Daily Lifetime Income v2.1 or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1

..   Spousal Highest Daily Lifetime Income v2.1 is elected on August 1 of the following calendar year

..   Both designated lives were 70 years old when they elected Spousal Highest
    Daily Lifetime Income v2.1

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced hereafter in these examples fall on consecutive business days.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                          $118,000.00
Amount of "non" Excess Income                                     $  2,900.00
Account Value immediately before Excess Income of $2,100          $115,100.00
Excess Income amount                                              $  2,100.00
Ratio ($2,100 / $115,100 = 1.82%)                                        1.82%
Annual Income Amount                                              $  5,400.00
1.82% Reduction in Annual Income Amount                           $     98.28
Annual Income Amount for future Annuity Years                     $  5,301.72

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29 reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                                               HIGHEST DAILY VALUE        ADJUSTED ANNUAL
                                UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*                          ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----                          ------------- ------------------------ ------------------------
June 28                         $238,000.00        $238,000.00               $10,710.00
June 29                         $226,500.00        $227,994.52               $10,259.75
June 30                         $226,800.00        $227,994.52               $10,259.75
July 1                          $233,500.00        $233,500.00               $10,507.50
July 2                          $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

   . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

   . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

   . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $227,994.52 is greater than the June 30 Unadjusted Account

       Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

   . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $10,507.50.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income v2.1. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income v2.1. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income v2.1. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..   The Issue Date is December 3

..   Spousal Highest Daily Lifetime Income v2.1 is elected on September 4 of the following calendar year

..   The Unadjusted Account Value at benefit election was $105,000

..   Each designated life was 70 years old when he/she elected Spousal Highest
    Daily Lifetime Income v2.1

..   No previous withdrawals have been taken under Spousal Highest Daily
    Lifetime Income v2.1

On October 3 of the same year the benefit is elected, the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income v2.1 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                           $ 15,000
Divided by Account Value before withdrawal                  $120,000
Equals ratio                                                   12.50%
All guarantees will be reduced by the above ratio (12.50%)
Protected Withdrawal Value                                  $109,375

REQUIRED MINIMUM DISTRIBUTIONS

See Required Minimum Distributions sub-section, within the discussion above concerning Highest Daily Lifetime Income v2.1.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime Income v2.1, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR

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

   EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE SECOND DESIGNATED LIFE PROVIDED THE DESIGNATED LIVES WERE SPOUSES AT THE DEATH OF THE FIRST DESIGNATED LIFE.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

       (2)the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

..   Withdrawals under Spousal Highest Daily Lifetime Income v2.1 are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal
    Highest Daily Lifetime Income v2.1 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the Prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio Prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Unadjusted Account Value, to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Unadjusted Account Value to comply with any new requirements.

..   If you elect or terminate and re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and
    (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Spousal Highest
    Daily Lifetime Income v2.1 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefit" for more information.)

CHARGE FOR HIGHEST DAILY LIFETIME INCOME V2.1

The current charge for Spousal Highest Daily Lifetime Income v2.1 is 1.10% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income v2.1 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.275% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.
If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income v2.1 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, a withdrawal that is not a withdrawal of Excess Income may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime Income v2.1 can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime Income v2.1 only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be at least 50 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The
    Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be at least 50 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be at least 50 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit. However if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. A change in designated lives will result in cancellation of Spousal Highest Daily Lifetime Income v2.1. If the designated lives divorce, Spousal Highest Daily Lifetime Income v2.1 may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. Any applicable CDSC will apply to such a withdrawal. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income v2.1 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income v2.1 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT, AND YOUR GUARANTEES UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income v2.1 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. In purchasing the Annuity and selecting benefits, you should consider that there is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE FIRST DESIGNATED LIFE, IF THE SURVIVING SPOUSE OPTS TO TAKE THE DEATH BENEFIT UNDER THE ANNUITY (RATHER THAN CONTINUE THE ANNUITY) OR IF THE SURVIVING SPOUSE IS NOT AN ELIGIBLE DESIGNATED LIFE;

(II)   UPON THE DEATH OF THE SECOND DESIGNATED LIFE;

(III)  YOUR TERMINATION OF THE BENEFIT;

(IV)   YOUR SURRENDER OF THE ANNUITY;

(V) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO TAKE ANNUITY PAYMENTS IN THE FORM OF THE ANNUAL INCOME AMOUNT, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(VI) BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO DUE TO A WITHDRAWAL OF EXCESS INCOME;

(VII) YOU ALLOCATE OR TRANSFER ANY PORTION OF YOUR ACCOUNT VALUE TO ANY SUB-ACCOUNT(S) TO WHICH YOU ARE NOT PERMITTED TO ELECTIVELY ALLOCATE OR TRANSFER ACCOUNT VALUE (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX C FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES);* OR

(VIII) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, if applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income v2.1 other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

HOW SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income v2.1 above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income v2.1 above.

                                 DEATH BENEFIT

TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT

The Annuity provides a Death Benefit prior to Annuitization. If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the death of the Owner (or the first to die, if there are multiple Owners). If the Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant's death if there is no Contingent Annuitant. If the Annuity is owned by a natural person Owner who is not also the Annuitant and the Annuitant dies, then no Death Benefit is payable because of the Annuitant's death. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid upon the Annuitant's death. The person upon whose death the Death Benefit is paid is referred to below as the "decedent." Where an Annuity is structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the trust and there is no Death Benefit provided under the Annuity.

We determine the amount of the Death Benefit as of the date we receive "Due Proof of Death." Due Proof of Death can be met only if each of the following is submitted to us in Good Order: (a) a death certificate or similar documentation acceptable to us (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds and (c) any applicable election of the method of payment of the death benefit by at least one Beneficiary (if not previously elected by the Owner). We must be made aware of all eligible Beneficiaries in order for us to have received Due Proof of Death. Any given Beneficiary must submit the written information we require in order to be paid his/her share of the Death Benefit.

Once we have received Due Proof of Death, each eligible Beneficiary may take his/her portion of the Death Benefit in one of the forms described in this Prospectus (e.g., distribution of the entire interest in the Annuity within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the Beneficiary - see "Payment of Death Benefit" below).

After our receipt of Due Proof of Death, we automatically transfer any remaining Death Benefit to the AST Money Market Sub-account. However, between the date of death and the date that we transfer any remaining Death Benefit to the AST Money Market Sub-account, THE AMOUNT OF THE DEATH BENEFIT IS IMPACTED BY THE INSURANCE CHARGE AND SUBJECT TO MARKET FLUCTUATIONS.

No Death Benefit will be payable if the Annuity terminates because your Unadjusted Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

EXCEPTIONS TO AMOUNT OF DEATH BENEFIT

There are certain exceptions to the amount of the Death Benefit:

SUBMISSION OF DUE PROOF OF DEATH AFTER ONE YEAR. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Death Benefit in connection with an optional living benefit).

DEATH BENEFIT SUSPENSION PERIOD. You also should be aware that there is a Death Benefit suspension period. If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), the Death Benefit will be suspended for a two year period starting from the date that person first became Owner or Annuitant. This suspension would not apply if the ownership or annuitant change was the result of Spousal Continuation or death of the prior Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Unadjusted Account Value. After the two-year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See "Change of Owner, Annuitant and Beneficiary Designations" in "Managing Your Annuity" with regard to changes of Owner or Annuitant that are allowable.

DEATH BENEFIT AMOUNT

The Annuity provides a Death Benefit at no additional charge. The amount of the Death Benefit is equal to the greater of:

      . The Return of Adjusted Purchase Payment amount, defined as the sum of all Purchase Payments you have made since the Issue Date of the Annuity until the date of Due Proof of Death, reduced by withdrawals as described below (currently, there are no charges that reduce Purchase Payments, for purposes of the Return of Adjusted Purchase Payment amount); AND

      .   Your Unadjusted Account Value on the date we receive Due Proof of
          Death.

IMPACT OF WITHDRAWALS ON DEATH BENEFIT AMOUNT

Partial withdrawals reduce the Return of Adjusted Purchase Payment amount. The calculation utilized to reduce the Return of Adjusted Purchase Payment amount is dependent upon whether or not either Highest Daily Lifetime Income v2.1 or Spousal Highest Daily Lifetime Income v2.1 is in effect on the date of the withdrawal. Initially, the Return of Adjusted Purchase Payment amount is equal to the sum of all "adjusted" Purchase Payments (i.e., the amount of Purchase Payments we receive, less any fees or tax charges deducted from Purchase Payments upon allocation to the Annuity) allocated to the Annuity on its Issue Date. Thereafter, the Return of Adjusted Purchase Payments Amount is:

(1)Increased by any additional adjusted Purchase Payments allocated to the Annuity, and

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(2)Reduced for any partial withdrawals. The method of reduction depends on whether or not any Highest Daily Lifetime Income v2.1 Benefit is in effect on the date the withdrawal is made and the amount of the withdrawal, as described below.

       (i)If either Highest Daily Lifetime Income v2.1 or Spousal Highest Daily Lifetime Income v2.1 is in effect on the date the partial withdrawal is made, a Non-Lifetime Withdrawal, as defined under the benefit, will proportionally reduce the Return of Adjusted Purchase Payments amount (i.e., by the ratio of the amount of the withdrawal to the Unadjusted Account Value immediately prior to the withdrawal). Any Lifetime Withdrawal that is not deemed Excess Income, as those terms are described in the benefit, will cause a dollar-for-dollar basis reduction to the Return of Adjusted Purchase Payments amount. All or any portion of a Lifetime Withdrawal in an Annuity Year that is deemed Excess Income, as defined in the benefit, will cause a proportional basis reduction to the Return of Adjusted Purchase Payments amount (i.e., by the ratio of the amount of the withdrawal to the Unadjusted Account Value immediately prior to the withdrawal).

      (ii)If neither Highest Daily Lifetime Income v2.1 nor Spousal Highest Daily Lifetime Income v2.1 is in effect on the date the partial withdrawal is made, the withdrawal will cause a proportional basis reduction to the Return of Adjusted Purchase Payments Amount (i.e., by the ratio of the amount of the withdrawal to the Unadjusted Account Value immediately prior to the withdrawal).

Please be advised that a partial withdrawal that occurs on the same date as the effective date of Highest Daily Lifetime Income v2.1 or Spousal Highest Daily Lifetime Income v2.1 will be treated as if such benefit were in effect at the time of the withdrawal, for purposes of calculating the Return of Adjusted Purchase Payments amount. Further, if you terminate Highest Daily Lifetime Income v2.1 or Spousal Highest Daily Lifetime Income v2.1, and also take a withdrawal on that date, then the withdrawal will be treated as if such benefit were NOT in effect at the time of the withdrawal.

SPOUSAL CONTINUATION OF ANNUITY

Unless you designate a Beneficiary other than your spouse, upon the death of either spousal Owner, the surviving spouse may elect to continue ownership of the Annuity instead of taking the Death Benefit payment. The Unadjusted Account Value as of the date of Due Proof of Death will be equal to the Death Benefit that would have been payable. Any amount added to the Unadjusted Account Value will be allocated to the Sub-accounts (if you participate in an optional living benefit, such amount will not be directly added to the AST Investment Grade Bond Sub-account used by the benefit, but may be reallocated by the predetermined mathematical formula on the same day). No CDSC will apply to Purchase Payments made prior to the effective date of a spousal continuation. However, any additional Purchase Payments made after the date the spousal continuation is effective will be subject to all provisions of the Annuity, including the CDSC when applicable. For purposes of calculating the CDSC to which Purchase Payments made after spousal continuation may be subject, we employ the same CDSC schedule in the same manner as for Purchase Payments made prior to spousal continuation. Moreover, to calculate the CDSC applicable to the withdrawal of a Purchase Payment made by the surviving spouse, we would consider cumulative Purchase Payments made both before, on and after the date of spousal continuation. We will impose the Premium Based Charge on all Purchase Payments (whether received before, on or after the date of spousal continuation) according to the same schedule used prior to spousal continuation. To calculate the Premium Based Charge applicable to Purchase Payments after the date of spousal continuation, we would consider cumulative Purchase Payments made both before, on and after the date of spousal continuation.

Subsequent to spousal continuation, the Death Benefit will be equal to the greater of:

..   The Unadjusted Account Value on Due Proof of Death of the surviving spouse;
    and

..   The Return of Adjusted Purchase Payments amount (as described above).
    However, upon spousal continuation, we reset the Return of Adjusted Purchase Payments amount to equal the Unadjusted Account Value. Any subsequent additional Purchase Payments or partial withdrawals would affect the Return of Adjusted Purchase Payments amount as described above.

Spousal continuation is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Code ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the Beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

We allow a spouse to continue the Annuity even though he/she has reached or surpassed the Latest Annuity Date. However, upon such a spousal continuation, annuity payments would begin immediately.

A surviving spouse's ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see "Managing Your Annuity - Spousal Designations"). Please consult your tax or legal adviser for more information about such impact in your state.

PAYMENT OF DEATH BENEFIT

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED PLANS)
Except in the case of a spousal continuation as described above, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at

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least as rapidly as under the method of distribution being used as of the date of death. In the event of the decedent's death before the Annuity Date, the Death Benefit must be distributed:

      .   within five (5) years of the date of death (the "5 Year Deadline"); or

      . as a series of payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES HELD BY TAX-FAVORED PLANS

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the Death Benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated Beneficiary and whether the Beneficiary is your surviving spouse as defined for federal tax law purposes.

      . If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death (the "Qualified 5 Year Deadline"), or as periodic payments not extending beyond the life expectancy of the designated Beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age
          70/ 1//\\2\\, whichever is later. Additionally, if the Death Benefit is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

      . If you die before a designated Beneficiary is named and before the date Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out by the Qualified 5 Year Deadline. If the Beneficiary does not begin installments by December 31/st/ of the year following the year of death, we will require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

      . If you die before a designated Beneficiary is named and after the date Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A Beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the Death Benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code. The tax consequences to the Beneficiary may vary among the different Death Benefit payment options. See "Tax Considerations" and consult your tax adviser.

BENEFICIARY CONTINUATION OPTION

Instead of receiving the Death Benefit in a single payment, or under an Annuity Option, a Beneficiary may take the Death Benefit under an alternative Death Benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans." This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities. Under the Beneficiary Continuation Option:

..   The Beneficiary must apply at least $15,000 to the Beneficiary Continuation
    Option (thus, the Death Benefit amount payable to each Beneficiary must be at least $15,000).

..   The Annuity will be continued in the Owner's name, for the benefit of the
    Beneficiary.

..   Beginning on the date we receive an election by the Beneficiary to take the
    Death Benefit in a form other than a lump sum, the Beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. The charge is 1.00% per year.

..   Beginning on the date we receive an election by the Beneficiary to take the
    Death Benefit in a form other than a lump sum, the Beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Unadjusted Account Value. The fee will only apply if the Unadjusted Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

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..   The initial Unadjusted Account Value will be equal to any Death Benefit
    (including any optional Death Benefit in connection with an optional living benefit) that would have been payable to the Beneficiary if the Beneficiary had taken a lump sum distribution.

..   The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-accounts may not be available.

..   The Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

..   No DCA MVA Options will be offered for Beneficiary Continuation Options.

..   No additional Purchase Payments can be applied to the Annuity. Multiple death benefits cannot be combined in a single Beneficiary Continuation
    Option.

..   Premium Based Charges will no longer apply.

..   The Death Benefit and any optional benefits elected by the Owner will no longer apply to the Beneficiary.

..   The Beneficiary can request a withdrawal of all or a portion of the
    Unadjusted Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the Beneficiary's withdrawal rights.

..   Withdrawals are not subject to CDSC.

..   Upon the death of the Beneficiary, any remaining Unadjusted Account Value will be paid in a lump sum to the person(s) named by the Beneficiary (successor), unless the successor chooses to continue receiving payments through a Beneficiary Continuation Option established for the successor.

..   If the Beneficiary elects to receive the death benefit proceeds under the
    Beneficiary Continuation Option, we must receive the election in Good Order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Beneficiary Continuation Option.

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                            VALUING YOUR INVESTMENT

VALUING THE SUB-ACCOUNTS

When you allocate Account Value to a Sub-account, you are purchasing Units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, and if you elected one or more optional benefits whose annualized charge is deducted daily, the additional charge for such benefits.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section below entitled "Termination of Optional Benefits" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we redeem 178.677 Units at the current Unit Price, leaving you
158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

PROCESSING AND VALUING TRANSACTIONS

Pruco Life is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern Time). Generally, financial transactions requested in Good Order before the close of regular trading on the NYSE will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of regular trading on the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of regular trading on the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of regular trading on the NYSE will be used when valuing and processing transactions.

We will not process any financial transactions involving purchase or redemption orders on days that the NYSE is closed. Pruco Life will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..   trading on the NYSE is restricted;

..   an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or

..   the SEC, by order, permits the suspension or postponement for the protection of security holders.

In certain circumstances, we may need to correct the processing of an order. In such circumstances, we may incur a loss or receive a gain depending upon the price of the security when the order was executed and the price of the security when the order is corrected. With respect to any gain that may result from such order correction, we will retain any such gain as additional compensation for these correction services.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive the Purchase Payment in Good Order at our Service Office. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue an Annuity within two (2) Valuation Days.

With respect to your initial Purchase Payment that is pending investment in our Separate Account, we may hold the amount temporarily in a suspense account and we may earn interest on such amount. You will not be credited with interest during that period. The monies held in the suspense account may be subject to claims of our general creditors. Also, the Purchase Payment will not be reduced nor increased due to market fluctuations during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in

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the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to the claims of our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable federal and state laws.

ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments as of the Valuation Day that we receive the Purchase Payment at our Service Office in Good Order. We may limit, restrict, suspend or reject any additional Purchase Payments at any time. See "Additional Purchase Payments" under "Purchasing Your Annuity" earlier in this Prospectus.

SCHEDULED TRANSACTIONS: Scheduled transactions include transfers under Dollar Cost Averaging, the Asset Allocation Program, Auto-Rebalancing, systematic withdrawals, Systematic Investments, Required Minimum Distributions, substantially equal periodic payments under section 72(t)/72(q) of the Code, and annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to Required Minimum Distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day. In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for partial withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for
(a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in Good Order, and will process the transaction in accordance with the discussion in "Processing And Valuing Transactions".

MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Service Office in Good Order all supporting documentation we require for such transactions.

We generally pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in Good Order at our Service Office.

TERMINATION OF OPTIONAL BENEFITS: For the Highest Daily Lifetime Income v2.1 benefits, if the benefit terminates for any reason other than death or annuitization, we will deduct a final charge upon termination, based on the number of days since the charge for the benefit was most recently deducted.

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                              TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax adviser for complete information and advice.

Generally, the cost basis in an Annuity not associated with a tax-favored retirement plan is the amount you pay into your Annuity, or into Annuities exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

SAME SEX MARRIAGES, CIVIL UNIONS AND DOMESTIC PARTNERSHIPS

The summary that follows includes a description of certain spousal rights under the Annuity and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with
Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A NONQUALIFIED ANNUITY IS OWNED BY AN INDIVIDUAL OR NON-NATURAL PERSON AND IS NOT ASSOCIATED WITH A TAX-FAVORED RETIREMENT PLAN.

TAXES PAYABLE BY YOU

We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the Annuity are treated as a partial withdrawal from the Annuity and will be reported as such to the Annuity Owner.

It is possible that the IRS could assert that some or all of the charges for the optional living benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the Annuity. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of cost basis, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

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If you choose to receive payments under an interest payment option, or a
Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

TAXES ON ANNUITY PAYMENTS

If you select an annuity payment option as described in the Access to Account Value section earlier in this Prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

MAXIMUM ANNUITY DATE

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity Date for your Annuity. For some of our Annuities, you are able to choose to defer the Annuity Date beyond the default Annuity Date described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.

Please refer to your Annuity contract for the maximum Annuity Date.

PARTIAL ANNUITIZATION

Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a Nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under section 72 of the Code. We do not currently permit partial annuitization.

MEDICARE TAX ON NET INVESTMENT INCOME
The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,300 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.

TAX PENALTY FOR EARLY WITHDRAWAL FROM A NONQUALIFIED ANNUITY

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..   the amount is paid on or after you reach age 59 1/2 or die;

..   the amount received is attributable to your becoming disabled;

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

..   the amount received is paid under an immediate Annuity (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

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After you elect an annuity payment option, you are not eligible for a tax-free exchange under Section 1035.

TAXES PAYABLE BY BENEFICIARIES FOR A NONQUALIFIED ANNUITY

The Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

..   As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

..   Within 5 years of death of Owner, the Beneficiary is taxed as amounts are withdrawn (with gain treated as being distributed first).

..   Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis.

CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this Prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ENTITY OWNERS

Where an Annuity is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax annually.

Where an Annuity is issued to a Charitable Remainder Trust (CRT), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living benefits described elsewhere in this Prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

At this time, we will not issue an Annuity to grantor trusts with multiple grantors. Also, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued Annuity was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

ANNUITY QUALIFICATION

DIVERSIFICATION AND INVESTOR CONTROL. In order to qualify for the tax rules applicable to Annuities described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two

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investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this Prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A NONQUALIFIED ANNUITY. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

CHANGES IN YOUR ANNUITY. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A QUALIFIED ANNUITY IS AN ANNUITY WITH APPLICABLE ENDORSEMENTS FOR A TAX-FAVORED PLAN OR A NONQUALIFIED ANNUITY HELD BY A TAX-FAVORED RETIREMENT PLAN.

The following is a general discussion of the tax considerations for Qualified Annuites. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.

A Qualified Annuity may typically be purchased for use in connection with:

..   Individual retirement accounts and annuities (IRAs), including inherited
    IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

..   Roth IRAs, including inherited Roth IRAs (which we refer to as a
    Beneficiary Roth IRA) under Section 408A of the Code;

..   A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

..   H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

..   Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
    Deferred Annuities or TDAs);

..   Section 457 plans (subject to 457 of the Code).

A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

TYPES OF TAX-FAVORED PLANS

IRAS. If you buy an Annuity for use as an IRA, we will provide you a copy of the Prospectus and contract which summarize the material terms. The IRS requires that you have a "Free Look" after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.

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CONTRIBUTIONS LIMITS/ROLLOVERS. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2015 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA", which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee "transfer" from one IRA account to another. IRA transfers are not subject to this 12 month rule.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this Prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

REQUIRED PROVISIONS.Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..   You, as Owner of the Annuity, must be the "Annuitant" under the contract
    (except in certain cases involving the division of property under a decree of divorce);

..   Your rights as Owner are non-forfeitable;

..   You cannot sell, assign or pledge the Annuity;

..   The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

..   The date on which required minimum distributions must begin cannot be later than April 1/st/ of the calendar year after the calendar year you turn age 70 1/2; and

..   Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

..   A 10% early withdrawal penalty described below;

..   Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

..   Failure to take a Required Minimum Distribution, also described below.

SEPS. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

..   If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
    (a) $53,000 in 2015, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2015, this limit is $265,000;

..   SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

..   SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $18,000 in 2015 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "Free Look" period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAS.Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..   Contributions to a Roth IRA cannot be deducted from your gross income;

..   "Qualified distributions" from a Roth IRA are excludable from gross income.
    A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner's death; (c) due to the Owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA

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   established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

..   If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

TDAS. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $18,000 in 2015. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

..   Your attainment of age 59 1/2;

..   Your severance of employment;

..   Your death;

..   Your total and permanent disability; or

..   Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any "direct transfer" of your interest in the Annuity to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

CAUTION: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

REQUIRED MINIMUM DISTRIBUTIONS AND PAYMENT OPTIONS

If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that

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you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

CHARITABLE IRA DISTRIBUTIONS.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2015, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2015.

For distributions in tax years beginning after 2005 and before 2015, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A QUALIFIED ANNUITY

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the Annuity and receive required minimum distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

..   If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

..   If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

..   If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner's spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.

Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

TAX PENALTY FOR EARLY WITHDRAWALS FROM A QUALIFIED ANNUITY You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..   the amount is paid on or after you reach age 59 1/2 or die;

..   the amount received is attributable to your becoming disabled; or

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..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually.
    (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

WITHHOLDING

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

..   For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions

..   If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and

..   For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus. Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS - QUALIFIED ANNUITIES

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

DEFINED BENEFIT PLANS AND MONEY PURCHASE PENSION PLANS. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

DEFINED CONTRIBUTION PLANS (INCLUDING 401(K) PLANS AND ERISA 403(B) ANNUITIES). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse

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consents in writing to waive this right. Also, if you are married and elect an
Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAS, NON-ERISA 403(B) ANNUITIES, AND 457 PLANS. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

GIFTS AND GENERATION-SKIPPING TRANSFERS

If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

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                               OTHER INFORMATION

PRUCO LIFE AND THE SEPARATE ACCOUNT

PRUCO LIFE. Pruco Life Insurance Company (Pruco Life) is a stock life insurance company organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam and in all states except New York. Pruco Life is a wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a New Jersey stock life insurance company that has been doing business since 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial), a New Jersey insurance holding company. No company other than Pruco Life has any legal responsibility to pay amounts that it owes under its annuity contracts. This means that where you participate in an optional living benefit and the value of that benefit (e.g., the Protected Withdrawal Value for Highest Daily Lifetime Income v2.1) exceeds your current Account Value, you would rely solely on the ability of Pruco Life to make payments under the benefit out of its own assets. As Pruco Life's ultimate parent, Prudential Financial, however, exercises significant influence over the operations and capital structure of Pruco Life.

Pruco Life incorporates by reference into the Prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (Exchange Act) since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by Pruco Life pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the Prospectus by reference. Pruco Life will provide to each person, including any beneficial Owner, to whom a Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the Prospectus but not delivered with the Prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Pruco Life Insurance Company, One Corporate Drive, Shelton, CT 06484 or by calling 800-752-6342. Pruco Life files periodic reports as required under the Exchange Act. The public may read and copy any materials that Pruco Life files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Pruco Life delivers this Prospectus to current contract owners that reside outside of the United States.

Pruco Life conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Pruco Life may change over time. As of December 31, 2014, non-affiliated entities that could be deemed service providers to Pruco Life and/or an affiliated insurer within the Pruco Life business unit consisted of those set forth in the table below.

Name of Service Provider               Services Provided                      Address
------------------------               -----------------                      -------

Broadridge Investor Communication      Proxy services and regulatory mailings 51 Mercedes Way, Edgewood,
Solutions, Inc.                                                               NY 11717

CT Corporation System                  UCC filings, corporate filings and     111 Eighth Avenue, New York, NY
                                       annual report filings                  10011

Depository Trust & Clearing            Clearing and settlement services       55 Water Street, 26/th/ Floor, New York,
Corporation                                                                   NY 10041

EDM Americas                           Records management and administration  301 Fayetteville Street, Suite 1500,
                                       of annuity contracts                   Raleigh, NC 27601

ExlService Holdings, Inc.              Administration of annuity contracts    350 Park Avenue, 10/th/ Floor, New
                                                                              York, NY 10022

National Financial Services            Clearing and settlement services       82 Devonshire Street Boston, MA
                                                                              02109

NEPS, LLC                              Composition, printing, and mailing of  12 Manor Parkway, Salem, NH 03079 contracts and benefit documents

Pershing LLC                           Order-entry systems provider           One Pershing Plaza, Jersey City, NJ
                                                                              07399

Thomson Reuters                        Tax form printing                      3 Times Square New York, NY 10036

Venio                                  Claim related services                 4031 University Drive, Suite 100,
                                                                              Fairfax, VA 22030

THE SEPARATE ACCOUNT. We have established a Separate Account, the Pruco Life Flexible Premium Variable Annuity Account (Separate Account), to hold the assets that are associated with the Annuities. The Separate Account was established under Arizona law on June 16, 1995, and is registered with the SEC under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. The assets of the Separate Account are held in the name of Pruco Life and legally belong to us. Pruco Life segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities

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

arising out of any other business we may conduct. Income, gains, and losses, whether or not realized, for assets allocated to the Separate Account are, in accordance with the Annuities, credited to or charged against the Separate Account without regard to other income, gains, or losses of Pruco Life. The obligations under the Annuities are those of Pruco Life, which is the issuer of the Annuities and the depositor of the Separate Account. More detailed information about Pruco Life, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

In addition to rights that we specifically reserve elsewhere in this Prospectus, we reserve the right to perform any or all of the following:

      . offer new Sub-accounts, eliminate Sub-Accounts, substitute Sub-accounts or combine Sub-accounts;

      . close Sub-accounts to additional Purchase Payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates;

      .   combine the Separate Account with other "unitized" separate accounts;

      .   deregister the Separate Account under the Investment Company Act of
          1940;

      . manage the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;

      . make changes required by any change in the federal securities laws, including, but not limited to, the Securities Act of 1933, the Securities Act of 1934, the Investment Company Act of 1940, or any other changes to the Securities and Exchange Commission's interpretation thereof;

      . establish a provision in the Annuity for federal income taxes if we determine, in our sole discretion, that we will incur a tax as the result of the operation of the Separate Account;

      . make any changes required by federal or state laws with respect to annuity contracts; and

      . to the extent dictated by any underlying Portfolio, impose a redemption fee or restrict transfers within any Sub-account.

We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with guidance provided by the SEC or its staff (or after obtaining an order from the SEC, if required). We reserve the right to substitute underlying Portfolios, as allowed by applicable law. If we make a fund substitution or change, we may change the Annuity contract to reflect the substitution or change. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Automatic Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

With the DCA MVA Options, we use a separate account of Pruco Life different from the Pruco Life Flexible Premium Variable Annuity Account discussed above. The separate account for the MVA Options is not registered under the Investment Company Act of 1940. Moreover, you do not participate in the appreciation or depreciation of the assets held by that separate account.

THE GENERAL ACCOUNT. Our general obligations and any guaranteed benefits under the Annuity are supported by our general account and are subject to our claims paying ability. Assets in the general account, which includes amounts in the Secure Value Account, are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.

FEES AND PAYMENTS RECEIVED BY PRUCO LIFE

As detailed below, Pruco Life and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios' advisers and subadvisers. Because these fees and payments are made to Pruco Life and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see "Variable Investment Options" under "Investment Options" earlier in this prospectus.

We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio's assets and are therefore borne by Owners. We also receive "revenue sharing" payments from the advisers of the underlying Portfolios or their affiliates (not the Portfolios), which compensate us for administrative services. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are equal to an annual rate of 0.50% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.

In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, subadviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. During 2014, with regard to the total amounts that were paid under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from approximately $300.00 to approximately $354,505.58. These amounts relate to all individual variable annuity contracts issued by Pruco Life or its affiliates, not only the Annuity covered by this prospectus.

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CYBER SECURITY RISKS. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.

LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS

Each underlying Portfolio is registered as an open-end management investment company under the Investment Company Act of 1940. Shares of the underlying mutual fund Portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

VOTING RIGHTS

We are the legal Owner of the shares of the underlying Portfolios in which the Sub-accounts invest. However, under current SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying Portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares that are owned directly by us or an affiliate (excluding shares held in the separate account of an affiliated insurer). In addition, because all the shares of a given Portfolio held within our Separate Account are legally owned by us, we intend to vote all of such shares when that underlying Portfolio seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying Portfolio's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting", it is possible that the votes of a small percentage of contract holders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying Portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying Portfolio that require a vote of shareholders. We reserve the right to change the voting procedures described above if applicable SEC rules change.

Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change subadvisers for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the subadvisers by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The exemption does not apply to the AST Franklin Templeton Founding Funds Allocation Portfolio; shareholder approval of new subadvisory agreements for this Portfolio only is required. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the Prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

MATERIAL CONFLICTS

It is possible that differences may occur between companies that offer shares of an underlying Portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund Portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

CONFIRMATIONS, STATEMENTS, AND REPORTS

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any Prospectus, Prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter, if there have been transactions during the quarter. We may confirm certain regularly scheduled transactions, including, but not limited to the Annual Maintenance Fee, systematic withdrawals (including 72(t)/72(q) payments and Required Minimum Distributions), electronic funds transfer, Dollar Cost Averaging, auto rebalancing, and Premium Based Charges in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge $50 for each such additional or previously sent report, but may waive that charge in the future. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the annuities offered through this Prospectus. PAD acts as the distributor of a number of annuity and life insurance products and AST Portfolios. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker/dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with both affiliated and unaffiliated broker/dealers who are registered under the Exchange Act (collectively, "Firms"). The affiliated broker/dealer, Pruco Securities, LLC is an indirect wholly-owned subsidiary of Prudential Financial that sells variable annuity and variable life insurance (among other products) through its registered representatives. Applications for each Annuity are solicited by registered representatives of the Firms. PAD utilizes a network of its own registered representatives to wholesale the Annuities to Firms. Because the Annuities offered through this Prospectus are insurance products as well as securities, all registered representatives who sell the Annuities are also appointed insurance agents of Pruco Life.

Under the selling agreements, commissions are paid to firms on sales of the Annuity according to one or more schedules. The registered representative will receive all or a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 5%. In addition, we may pay trail commissions, equal to a percentage of the average account value or based on other criteria. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account. Compensation varies by annuity product, and such differing compensation could be a factor in which annuity a Financial Professional recommends to you.

In addition, in an effort to promote the sale of our products (which may include the placement of Pruco Life and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker/dealers firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide to us or our affiliates. These services may include, but are not limited to: educating customers of the firm on an annuity's features; conducting due diligence and analysis; providing office access, operations and systems support; holding seminars intended to educate registered representatives and make them more knowledgeable about our annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval and preferred programs to PAD. We, or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

The list below identifies three general types of payments that PAD pays to registered broker/dealers and firms which are broadly defined as follows:

      .   Percentage Payments based upon "Assets under Management" or "AUM":
          This type of payment is a percentage payment that is based upon the total assets, subject to certain criteria in certain Pruco Life products.

      . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as Purchase Payments under Pruco Life annuity products sold through the firm.

      . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2014) received payment with respect to our annuity business generally during 2014 (or as to which a payment amount was accrued during 2014). Because this Annuity is new, the list below does not reflect amounts paid with respect to the sale of this Annuity. The firms listed below include those receiving payments in connection with marketing of products issued by Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey. Your Financial Professional can provide you with more information about the compensation arrangements that apply upon request. During 2014, the least amount paid, and greatest amount paid, were $25.00 and $9,079,316.06, respectively.

NAME OF FIRM:

1st Global Capital Corp.                 First Allied Securities Inc              Pacific Life
Advisor Group                            First Citizens Bank                      Park Avenue Securities, LLC
Aegon Transamerica                       First Heartland Capital, Inc.            Pensionmark Retirement Group
Afore Met Life                           First Merit Investments                  People's Securities
AFS Brokerage, Inc.                      First Protective Insurance Group         PIMCO
AIG Advisor Group                        First Southeast Investor Services        PlanMember Securities Corp.
AIG Financial Advisors Inc               First Tennessee Brokerage, Inc           PNC Investments, LLC
Alliance                                 FMS Financial Partners, Inc.             PNC Bank
Alliant/Benefit Partners                 Fortune Financial Services, Inc.         Presidential Brokerage
Allianz                                  Franklin Templeton                       Princor Financial Services Corp.
Allstate Financial Srvcs, LLC            FSC Securities Corp.                     ProEquities
American Financial Associates            Garden State Securities, Inc.            Prospera Financial Services, Inc.
AMERICAN PORTFOLIO FIN SVCS INC          GATX Southern Star Agency                Prudential Annuities
Ameritas Investment Corp.                Gary Goldberg & Co., Inc.                Purshe Kaplan Sterling Investments
Ameritus Capital Group, Inc.             Geneos Wealth Management, Inc.           Questar Capital Corporation
Annuity Partners                         Girard Securities, Inc.                  Raymond James & Associates
Annuity Services                         Goldman Sachs & Co.                      Raymond James Financial Svcs
Appointment Resources                    Great American Investors, Inc.           RBC CAPITAL MARKETS CORPORATION
AQR Capital Management                   GWN Securities, Inc.                     Regal Securities
ARETE WEALTH MANAGEMENT                  H. Beck, Inc.                            Resource Horizons Group
Arque Capital, Ltd.                      H.D. Vest Investment                     Ridgeway & Conger, Inc.
Arthur J. Gallagher                      Hantz Financial Services,Inc.            Robert W. Baird & Co., Inc.
ARVEST ASSET MANAGEMENT                  Harbor Financial Services, LLC           Royal Alliance Associates
Astoria Federal Savings                  Harbour Investments, Inc.                Russell Investments
AXA Advisors, LLC                        Hazard & Siegel, Inc.                    SAGEPOINT FINANCIAL, INC.
BancWest Investment Services             HBW Securities, Inc.                     Sage Rutty & Co., Inc.
BBVA Compass Investment Solutions, Inc.  Hornor, Townsend & Kent, Inc.            Sammons Securities Co., LLC
Ballew Investments                       HSBC                                     Santander
Bank of Oklahoma                         Huntington Investment Services           Schroders Investment Management
Bank of Texas                            Independent Financial Grp, LLC           Scott & Stringfellow, LLC
BB&T Investment Services, Inc.           Infinex Investments, Inc.                Securian Financial Svcs, Inc.
BCG Securities, Inc.                     ING Financial Partners, LLC              Securities America, Inc.
Berthel Fisher & Company                 Institutional Securities Corp.           Securities Service Network
BFT Financial Group, LLC                 INTERCAROLINA FINANCIAL SERVICES, INC.   Sigma Financial Corporation
BlackRock Financial Management Inc.      Invest Financial Corporation             Signator Investors, Inc.
Broadridge                               Investacorp                              SII Investments, Inc.
Brokers International                    Investment Centers of America            Sorrento Pacific Financial LLC
Brookstone Financial Services            Investment Planners, Inc.                Southeast Financial Group, Inc.
Cadaret, Grant & Co., Inc.               Investment Professionals                 Southern Bank
Cambridge Advisory Group                 Investors Capital Corporation            Specialized Schedulers
Cambridge Investment Research, Inc.      ISC Group Inc.                           Sterne Agee Financial Services, Inc.
CAPE SECURITIES, INC.                    J.J.B. Hilliard Lyons, Inc.              Stifel Nicolaus & Co.
Capital Advisors                         J.P. Morgan                              STRATEGIC FIN ALLIANCE INC
Capital Analysts                         J.W. Cole Financial, Inc.                Summit Brokerage Services, Inc
Capital Financial Services, Inc.         Janney Montgomery Scott, LLC.            Summit Financial
Capital Growth Resources                 Jennison Associates, LLC                 Sunset Financial Services, Inc
Capital Guardian                         KCG Holdings, Inc.                       SunTrust Investment Services, Inc.
Capital Investment Group, Inc.           Key Bank                                 SWS Financial Services, Inc
Capital One Investment Services, LLC     KEY INVESTMENT SERVICES LLC              SYMETRA INVESTMENT SERVICES INC
Capital Securities Management            KMS Financial Services, Inc.             Syndicated
CCF Investments, Inc.                    Kovack Securities, Inc.                  T. Rowe Price Group, Inc.
CCO Investment Services Corp             LaSalle St. Securities, LLC              TFS Securities, Inc.
Centaurus Financial, Inc.                Lazard                                   The Investment Center
Cetera Advisor Network LLC               Leaders Group Inc.                       The O.N. Equity Sales Co.
Cetera Financial Group LLC               Legend Equities Corporation              The Prudential Insurance Company of America
Cetera Financial Specialists             Legg Mason                               The PNC Financial Services Group, Inc.
Cetera Investment Services               Leigh Baldwin & Company, LLC             The Strategic Financial Alliance Inc.
CFD Investments, Inc.                    LIMRA (Life Insurance and Market         TransAmerica Financial Advisors, Inc.
Charter One Bank (Cleveland)             Research Association)                    Triad Advisors, Inc.
Chase Investment Services                Lincoln Financial Advisors               Trustmont Financial Group, Inc.

Citigroup Global Markets Inc.            Lincoln Financial Securities Corporation UBS Financial Services, Inc.
Cognizant                                Lincoln Investment Planning              Umpqua Investments
COMERICA SECURITIES, INC.                LPL Financial Corporation                UNIONBANC INVESTMENT SERV, LLC
Commonwealth Financial Network           LPL Financial Corporation (PDI)          United Brokerage Services, Inc.
Compass Bank Wealth Management Group     M and T Bank Corporation                 United Planners Fin. Serv.
Comprehensive Asset Management           M Holdings Securities, Inc               USA Financial Securities Corp.
Crown Capital Securities, L.P.           Mass Mutual Financial Group              US Bank
CUNA Brokerage Svcs, Inc.                Merrill Lynch, P,F,S                     VALIC Financial Advisors, Inc
CUSO Financial Services, L.P.            MetLife                                  Veritrust Financial LLC
David Lerner and Associates              MFS                                      VSR Financial Services, Inc.
Dempsey Lord Smith, LLC                  MML Investors Services, Inc.             WADDELL & REED INC.
DWS Investments                          Money Concepts Capital Corp.             Wall Street Financial Group
Eaton Vance                              Morgan Stanley Smith Barney              WAYNE HUMMER INVESTMENTS LLC
Edward Jones & Co.                       Morgan Stanley Smith Barney (PDI)        Wells Fargo Advisors LLC
Epoch Investment Management              MTL Equity Products, Inc.                WELLS FARGO ADVISORS LLC--WEALTH
Equity Services, Inc.                    Mutual of Omaha Bank                     Wells Fargo Investments LLC
Federated Investors                      National Planning Corporation            Western Asset Management Company
Fidelity Institutional Wealth Services   National Securities Corp.                WFG Investments, Inc.
(FIWS)                                   Natixis Funds                            Wintrust Financial Corporation
Fidelity Investments                     Neuberger Berman                         Woodbury Financial Services
Fifth Third Securities, Inc.             Next Financial Group, Inc.               World Equity Group, Inc.
Financial Planning Consultants           NFP Securities, Inc.                     World Group Securities, Inc.
Financial Services Int'l Corp. (FSIC)    OneAmerica Securities, Inc.              WRP Investments, Inc
Financial Telesis                        OPPENHEIMER & CO, INC.                   Wunderlich Securities
Financial West Group

While compensation is generally taken into account as an expense in considering the charges applicable to a contract product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Your Financial Professional can provide you with more information about the compensation arrangements that apply upon request.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Pruco Life are included in the Statement of Additional Information.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

LITIGATION AND REGULATORY MATTERS

Pruco Life is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Pruco Life and proceedings generally applicable to business practices in the industry in which we operate. Pruco Life is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Pruco Life is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Pruco Life, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Pruco Life's pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Pruco Life establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed. As of December 31, 2014, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Pruco Life reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Pruco Life's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Pruco Life's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Pruco Life's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Pruco Life's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Pruco Life's financial position.

              CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

..   Company

..   Experts

..   Principal Underwriter

..   Payments Made to Promote Sale of Our Products

..   Cyber Security Risks

..   Determination of Accumulation Unit Values

..   Financial Statements

                               HOW TO CONTACT US

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

PRUDENTIAL'S CUSTOMER SERVICE TEAM

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

INTERNET

Access information about your Annuity through our website:
www.prudentialannuities.com

CORRESPONDENCE SENT BY REGULAR MAIL

Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

CORRESPONDENCE SENT BY OVERNIGHT*, CERTIFIED OR REGISTERED MAIL

Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025

*Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g., Federal Express, United Parcel Service) will be delivered to the address listed below.

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center
(1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number
(PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Pruco Life does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Nor, due to circumstances beyond our control, can we provide any assurances as to the delivery of transaction instructions submitted to us by regular and/or express mail. Regular and/or express mail (if operational) will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Pruco Life reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

                     APPENDIX A - ACCUMULATION UNIT VALUES

 Here, we set forth historical Unit values.

       PREMIER RETIREMENT VARIABLE ANNUITY (issued on or after 2-25-2013)
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (0.85%)

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $10.29795        $11.07871            17,153
   01/01/2014 to 12/31/2014                                      $11.07871        $11.40396            29,465
------------------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   02/25/2013 to 12/31/2013                                      $10.71596        $12.11926         9,876,922
   01/01/2014 to 12/31/2014                                      $12.11926        $12.75023        12,242,147
------------------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013 to 12/31/2013                                       $9.99930        $10.16558            12,301
   01/01/2014 to 12/31/2014                                      $10.16558         $9.76411            12,174
------------------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                                      $9.99930        $11.70178                 0
   01/01/2014 to 12/31/2014                                      $11.70178        $13.13032               938
------------------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $10.57194        $12.06019        22,224,661
   01/01/2014 to 12/31/2014                                      $12.06019        $12.73759        31,297,809
------------------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   02/25/2013 to 12/31/2013                                      $10.34100        $11.23923         9,938,764
   01/01/2014 to 12/31/2014                                      $11.23923        $11.68919        11,972,580
------------------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                                      $9.99930        $10.55835           447,548
   01/01/2014 to 12/31/2014                                      $10.55835        $10.84322         1,241,994
------------------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                       $9.96806        $12.44374            20,387
   01/01/2014 to 12/31/2014                                      $12.44374        $13.60447            23,141
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $10.52408        $12.44741        13,437,912
   01/01/2014 to 12/31/2014                                      $12.44741        $13.20499        19,449,882
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013 to 12/31/2013                                       $9.99930        $11.74413             9,925
   01/01/2014 to 12/31/2014                                      $11.74413        $13.22905            35,775
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   02/25/2013 to 12/31/2013                                      $11.06713        $10.97289            39,564
   01/01/2014 to 12/31/2014                                      $10.97289        $14.24278            39,925
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $9.99930         $9.74308           439,632
   01/01/2014 to 12/31/2014                                       $9.74308        $10.15307         1,020,952
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   02/25/2013 to 12/31/2013                                      $10.32533        $11.62773         9,753,482
   01/01/2014 to 12/31/2014                                      $11.62773        $11.89224        10,397,703
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $10.42453        $12.08722            17,453
   01/01/2014 to 12/31/2014                                      $12.08722        $12.66982           636,586
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   02/25/2013 to 12/31/2013                                      $11.15070        $13.33778         9,619,077
   01/01/2014 to 12/31/2014                                      $13.33778        $13.64462         9,509,270

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                $9.99930        $10.87654         3,072,993
   01/01/2014 to 12/31/2014                                $10.87654        $11.06003         8,552,867
------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   02/25/2013 to 12/31/2013                                $11.13509        $11.45052            63,611
   01/01/2014 to 12/31/2014                                $11.45052        $12.93393            67,279
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   02/25/2013 to 12/31/2013                                $11.06540        $13.67668            49,856
   01/01/2014 to 02/07/2014                                $13.67668        $13.46611                 0
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                $10.48989        $13.27470         2,227,880
   01/01/2014 to 12/31/2014                                $13.27470        $14.89035         2,051,424
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                $10.90409        $13.70984            55,574
   01/01/2014 to 12/31/2014                                $13.70984        $15.16028            75,595
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   02/25/2013 to 12/31/2013                                $10.47520        $11.19904         6,124,095
   01/01/2014 to 12/31/2014                                $11.19904        $11.55257         6,637,081
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                $11.11034        $14.48605         1,135,100
   01/01/2014 to 12/31/2014                                $14.48605        $15.39675         1,116,140
------------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                $10.58380        $13.38762           100,381
   01/01/2014 to 12/31/2014                                $13.38762        $13.48069           107,936
------------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   02/25/2013 to 12/31/2013                                $11.19092        $11.70944            66,124
   01/01/2014 to 12/31/2014                                $11.70944        $11.90687            91,754
------------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   02/25/2013 to 12/31/2013                                 $9.82622        $11.51739        10,282,368
   01/01/2014 to 12/31/2014                                $11.51739        $10.78866        10,857,975
------------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   02/25/2013 to 12/31/2013                                 $9.20150        $10.78019            42,771
   01/01/2014 to 12/31/2014                                $10.78019         $9.97206            74,281
------------------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   02/25/2013 to 12/31/2013                                $11.76421        $11.32499             4,485
   01/01/2014 to 12/31/2014                                $11.32499        $11.98433            41,323
------------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   02/25/2013 to 12/31/2013                                $10.66110        $12.09502         3,408,280
   01/01/2014 to 12/31/2014                                $12.09502        $12.75542         3,363,072
------------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   02/25/2013 to 12/31/2013                                 $9.86486        $11.35956            72,167
   01/01/2014 to 12/31/2014                                $11.35956        $10.54612           113,668
------------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   02/25/2013 to 12/31/2013                                $10.59313        $11.53751             6,968
   01/01/2014 to 12/31/2014                                $11.53751        $12.06274            24,386
------------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                $10.71641        $14.27769           675,768
   01/01/2014 to 12/31/2014                                $14.27769        $15.50179           661,085
------------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                $10.91962        $14.39194        13,686,351
   01/01/2014 to 12/31/2014                                $14.39194        $16.23119        12,586,141
------------------------------------------------------------------------------------------------------------
AST Legg Mason Diversified Growth Portfolio
   11/24/2014* to 12/31/2014                                $9.99930         $9.95070            22,981
------------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                $10.46924        $13.69272         2,561,750
   01/01/2014 to 12/31/2014                                $13.69272        $15.01403         2,436,087

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   02/25/2013 to 12/31/2013                              $10.92460        $10.63819        19,894,516
   01/01/2014 to 12/31/2014                              $10.63819        $11.22167        19,814,245
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   02/25/2013 to 12/31/2013                              $11.18610        $13.52493         3,112,598
   01/01/2014 to 12/31/2014                              $13.52493        $13.89688         3,256,525
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   02/25/2013 to 12/31/2013                              $11.12463        $14.52641         1,595,257
   01/01/2014 to 12/31/2014                              $14.52641        $15.65743         1,606,282
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   02/25/2013 to 12/31/2013                              $10.85131        $13.63955           125,977
   01/01/2014 to 12/31/2014                              $13.63955        $14.90553           204,605
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   02/25/2013 to 12/31/2013                              $10.79480        $13.38322            49,553
   01/01/2014 to 12/31/2014                              $13.38322        $15.25573            74,407
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   02/25/2013 to 12/31/2013                               $9.84702         $9.77595            31,314
   01/01/2014 to 12/31/2014                               $9.77595         $9.69248           114,854
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   02/25/2013 to 12/31/2013                              $10.80078        $14.23633            66,491
   01/01/2014 to 12/31/2014                              $14.23633        $16.12679            77,656
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.43303        $10.10259            43,200
   01/01/2014 to 12/31/2014                              $10.10259        $10.53261            79,420
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                              $10.67188        $13.48657         3,895,993
   01/01/2014 to 12/31/2014                              $13.48657        $14.43362         3,801,745
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                              $10.64854        $12.23898         1,960,722
   01/01/2014 to 12/31/2014                              $12.23898        $12.75840         2,981,472
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   02/25/2013 to 12/31/2013                               $8.88823         $8.85375            83,266
   01/01/2014 to 12/31/2014                               $8.85375         $8.36743            79,772
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.40158        $10.11176           298,950
   01/01/2014 to 12/31/2014                              $10.11176        $10.01584           294,623
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.84635        $10.54506         9,126,518
   01/01/2014 to 12/31/2014                              $10.54506        $10.89799         9,139,056
----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                              $10.65799        $11.38584         4,889,885
   01/01/2014 to 12/31/2014                              $11.38584        $11.94095         5,791,373
----------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   02/25/2013 to 12/31/2013                              $10.68593        $10.37327         7,088,955
   01/01/2014 to 12/31/2014                              $10.37327        $10.90853         7,291,166
----------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   02/25/2013 to 12/31/2013                               $9.95639        $11.41130        10,211,888
   01/01/2014 to 12/31/2014                              $11.41130        $12.35491        16,918,872
----------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013 to 12/31/2013                               $9.99930         $9.66912             1,079
   01/01/2014 to 12/31/2014                               $9.66912         $9.35055             4,943
----------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                              $9.99930        $11.74156                 0
   01/01/2014 to 12/31/2014                              $11.74156        $13.41605               976
----------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   02/25/2013 to 12/31/2013                              $11.44821        $14.37494            16,287
   01/01/2014 to 12/31/2014                              $14.37494        $16.70611            19,409

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   02/25/2013 to 12/31/2013                                $10.32979        $11.34227         8,657,007
   01/01/2014 to 12/31/2014                                $11.34227        $11.82386         9,295,949
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   02/25/2013 to 12/31/2013                                $10.75738        $12.29729         2,514,423
   01/01/2014 to 12/31/2014                                $12.29729        $12.85507         2,370,874
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   02/25/2013 to 12/31/2013                                $10.04589        $11.25506               824
   01/01/2014 to 12/31/2014                                $11.25506        $11.49813            16,481
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   02/25/2013 to 12/31/2013                                 $9.90661        $13.28375           744,567
   01/01/2014 to 12/31/2014                                $13.28375        $13.82158           743,215
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                $10.19965        $12.98867            26,699
   01/01/2014 to 12/31/2014                                $12.98867        $13.37007            40,844
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   02/25/2013 to 12/31/2013                                $10.66697        $13.67123            15,260
   01/01/2014 to 12/31/2014                                $13.67123        $14.26912            23,753
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   02/25/2013 to 12/31/2013                                $10.92222        $12.38954        15,699,577
   01/01/2014 to 12/31/2014                                $12.38954        $13.00650        19,456,982
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   02/25/2013 to 12/31/2013                                $10.92092        $13.39796         8,581,724
   01/01/2014 to 12/31/2014                                $13.39796        $14.27611         8,366,158
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Growth Opportunities Portfolio
   02/10/2014* to 12/31/2014                                $9.99930        $10.58869         4,053,819
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   02/25/2013 to 12/31/2013                                $10.89322        $15.10122           108,056
   01/01/2014 to 12/31/2014                                $15.10122        $16.22246           145,670
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   02/25/2013 to 12/31/2013                                 $8.00508         $9.02327            70,889
   01/01/2014 to 12/31/2014                                 $9.02327         $8.19862            75,434
------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   02/25/2013 to 12/31/2013                                $10.12595         $9.85180         6,153,128
   01/01/2014 to 12/31/2014                                 $9.85180         $9.82242         6,332,967
------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   02/25/2013 to 12/31/2013                                $10.11055        $11.68476            31,396
   01/01/2014 to 12/31/2014                                $11.68476        $12.22314           125,339
------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   02/25/2013 to 12/31/2013                                $11.03743        $10.77433            92,661
   01/01/2014 to 12/31/2014                                $10.77433        $11.45162           144,104
------------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   02/25/2013 to 12/31/2013                                $10.26389         $9.48823             8,571
   01/01/2014 to 12/31/2014                                 $9.48823         $9.53505            15,074

 *  Denotes the start date of these sub-accounts

 APPENDIX B - FORMULA FOR HIGHEST DAILY LIFETIME INCOME V2.1 SUITE OF BENEFITS

  TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST
                       INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Income v2.1 Suite of benefits (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\us\\ - The secondary upper target is established on the Effective Date and is not changed for the life of the guarantee. Currently it is 84.5%

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the Unadjusted Account Value of all elected DCA MVA Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments and adjusted proportionally for Excess Income*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional Purchase Payments and adjusted proportionately for Excess Income* and (3) any highest daily Unadjusted Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional Purchase Payments and adjusted for withdrawals, as described herein.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Sub-account.

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

.. Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

DAILY TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary. Target Values are subject to change for new elections of this benefit on a going-forward basis.

  L   =   0.05 * P * a

DAILY TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

  Target Ratio r  =   (L - B)/(V\\V\\ + V\\F\\).

      . If on the third consecutive Valuation Day r (greater than) C\\u\\ and r (less or =) C\\us\\ or if on any day r (greater than) C\\us\\, and transfers have not been suspended due to the 90% cap rule, assets in the Permitted Sub-accounts and the DCA MVA Options, if applicable, are transferred to the AST Investment Grade Bond Sub-account.

      . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Sub-account are transferred to the Permitted Sub-accounts as described above.

90% CAP RULE: If, on any Valuation Day this benefit remains in effect, a transfer into the AST Investment Grade Bond Sub-account occurs that results in 90% of the Unadjusted Account Value being allocated to the AST Investment Grade Bond Sub-account, any transfers into the AST Investment Grade Bond Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Sub-account should occur. Transfers out of the AST Investment Grade Bond Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Sub-account occurs either due to a Daily or Monthly Transfer Calculation. Due to the performance of the AST Investment Grade Bond Sub-account and the elected Sub-accounts, the Unadjusted Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T   =   Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B))   Money is transferred from the
        - B),                                         Permitted Sub-accounts and the DCA
        [L - B - (V\\V\\ + V\\F\\) *                  MVA Options to the AST Investment
        C\\t\\]/(1--C\\t\\))                          Grade Bond Sub-account

T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\) *       Money is transferred from the AST
        C\\t\\]/ (1 - C\\t\\))}                       Investment Grade Bond Sub-account to
                                                      the Permitted Sub-accounts

MONTHLY TRANSFER CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V\\F\\)
- L + B) / (1 - C\\u\\), then

T\\M\\  =   {Min (B, .05 * (V\\V\\ + V\\F\\ + B))} Money is transferred from the AST
                                                   Investment Grade Bond Sub-account to
                                                   the Permitted Sub-accounts.

                    "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       MONTHS
YEARS    1      2     3     4     5     6     7     8     9    10    11     12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73   6.7  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06

APPENDIX C - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus, if your Annuity is issued in certain states described below. Further variations may arise in connection with additional state reviews.

Jurisdiction                         Special Provision
 ------------                        -----------------
California     For the California annuity forms, "contingent deferred sales charges" are referred to as "surrender charges".
               Medically-Related Surrenders are not available.

Connecticut    The Liquidity Factor used in the MVA and DCA formulas equals zero (0).

Florida The waiting period for annuitization is one year from the contract issue date. With respect to those who are 65 years or older on the date of purchase, in no event will the Contingent Deferred Sales Charge exceed 10% in accordance with Florida law.

Illinois Market Value Adjustment Options are not available. 6 or 12 Month Dollar Cost Averaging Program not available.

Massachusetts  The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal option benefit.
               Medically-Related Surrenders are not available.

Montana The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal option benefit.

New Jersey     There is no minimum Surrender Value at Annuitization or
               Minimum Annuity Payment Amount.

Oregon Market Value Adjustment Options are not available. 6 or 12 Month Dollar Cost Averaging Program not available.

Texas          Minimum annuity payment of $20

Washington     Market Value Adjustment Options are not available. 6 or 12
               Month Dollar Cost Averaging Program not available.

                           APPENDIX D - MVA FORMULA

MVA FORMULA FOR 6 OR 12 MONTH DCA MVA OPTIONS

The MVA formula is applied separately to each DCA MVA Option to determine the Account Value of the DCA MVA Option on a particular date.

The Market Value Adjustment Factor applicable to the DCA MVA Options we make available is as follows:

                     MVA Factor = [(1+i)/(1+j+k)]^/(n/12)/

where:  i =  the Index Rate established at inception of a DCA MVA Option. This
             Index Rate will be based on a Constant Maturity Treasury (CMT) rate for a maturity (in months) equal to the initial duration of the DCA MVA Option. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to initiation of the DCA MVA Option. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

        j = the Index Rate determined at the time the MVA calculation is needed, based on a CMT rate for the amount of time remaining in the DCA MVA Option. The amount of time will be based on the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to the date for which the MVA calculation is needed. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

        k =  the Liquidity Factor, equal to 0.0025; and

        n = the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month.

If the "Treasury constant maturities nominal 12" rates available through Federal Reserve Statistical Release H. 15 should become unavailable at any time, or if the rate for a 1-month maturity should become unavailable through this source, we will substitute rates which, in our opinion, are comparable.

          APPENDIX E - HYPOTHETICAL EXAMPLES OF OPERATION OF PREMIUM
               BASED CHARGE AND CONTINGENT DEFERRED SALES CHARGE

To demonstrate how the Contingent Deferred Sales Charge and the Premium Based Charge operate, set forth below are various hypothetical examples. These examples are illustrative only, and do not represent the values under any particular Annuity.

A. CDSC EXAMPLES

Purchase                         Actual                                 CDSC
Payment                         Purchase                               Expiry
Rec'd Date                      Payment      CDSC Schedule              Date
----------                     ---------- -------------------         ---------
6/1/2011                       $45,000.00 5%  5%  4%  4%  3%  3%  2%  5/31/2018
7/15/2011                      $55,000.00 4%  3%  3%  2%  2%  2%  1%  7/14/2018

In this example, please note that the first Purchase Payment receives a CDSC schedule for total Purchase Payments less than $50,000.00. The second Purchase Payment results in a situation where the total Purchase Payments are $100,000.00 and the CDSC schedule reflects this.

B. PREMIUM BASED CHARGE EXAMPLES

EXAMPLE 1: Assume that two Purchase Payments received prior to the first Quarterly Annuity Anniversary attain the Premium Based Charge tier indicated below. In this example, the Premium Based Charge rate for both Purchase Payments will be established based upon the total Purchase Payments received prior to the first Quarterly Annuity Anniversary, or 9/1/2011.

                                Premium Annualized Quarterly  Premium  Premium
Purchase              Purchase   Based   Premium    Premium    Based    Based
Payment               Payment   Charge    Based      Based    Charge    Charge
Rec'd Date             Amount    Rate     Charge    Charge   First Fee Last Fee
----------           ---------- ------- ---------- --------- --------- --------
6/1/2011             $45,000.00  0.50%   $225.00    $56.25   9/1/2011  6/1/2018
7/15/2011            $55,000.00  0.50%   $275.00    $68.75   9/1/2011  6/1/2018

EXAMPLE 2: In this example, the second Purchase Payment is not received prior to the first Quarterly Annuity Anniversary. The Premium Based Charge rate for the first payment will be established based upon the total Purchase Payments received prior to the first Quarterly Annuity Anniversary, or 9/1/2011. The Premium Based Charge rate for the second Purchase Payment will be established based upon the total Purchase Payments received as of the date it is received, or 9/15/2011.

                                Premium Annualized Quarterly  Premium  Premium
Purchase              Purchase   Based   Premium    Premium    Based    Based
Payment               Payment   Charge    Based      Based    Charge    Charge
Rec'd Date             Amount    Rate     Charge    Charge   First Fee Last Fee
----------           ---------- ------- ---------- --------- --------- --------
6/1/2011             $45,000.00  0.70%   $315.00    $78.75    9/1/2011 6/1/2018
9/15/2011            $55,000.00  0.50%   $275.00    $68.75   12/1/2011 9/1/2018

EXAMPLE 3: In this example, assume that two Purchase Payments received prior to the first Quarterly Annuity Anniversary attain the indicated Premium Based Charge tier. Assume the third Purchase Payment is received after the first Quarterly Annuity Anniversary. In this example, the Premium Based Charge rate for the first two Purchase Payments will be established based upon the total Purchase Payments received prior to the first Quarterly Annuity Anniversary, or 9/1/2011. The Premium Based Charge rate for the third Purchase Payment will be established based upon the total Purchase Payments received as of the date it is received, or 9/15/2011.

                                 Premium Annualized Quarterly  Premium  Premium
Purchase              Purchase    Based   Premium    Premium    Based    Based
Payment               Payment    Charge    Based      Based    Charge    Charge
Rec'd Date             Amount     Rate     Charge    Charge   First Fee Last Fee
----------           ----------- ------- ---------- --------- --------- --------
6/1/2011             $ 45,000.00  0.50%   $225.00    $ 56.25   9/1/2011 6/1/2018
7/15/2011            $ 55,000.00  0.50%   $275.00    $ 68.75   9/1/2011 6/1/2018
9/15/2011            $150,000.00  0.35%   $525.00    $131.25  12/1/2011 9/1/2018

EXAMPLE 4: In this example, assume that the second Purchase Payment is received the day before the quarter's end. In this example, the Premium Based Charge rate for both Purchase Payments will be established based upon the total Purchase Payments received on the first Quarterly Annuity Anniversary, or 9/1/2011.

                                Premium Annualized Quarterly  Premium  Premium
Purchase              Purchase   Based   Premium    Premium    Based    Based
Payment               Payment   Charge    Based      Based    Charge    Charge
Rec'd Date             Amount    Rate     Charge    Charge   First Fee Last Fee
----------           ---------- ------- ---------- --------- --------- --------
6/1/2011             $45,000.00  0.50%   $225.00    $56.25   9/1/2011  6/1/2018
8/30/2011            $55,000.00  0.50%   $275.00    $68.75   9/1/2011  6/1/2018

EXAMPLE 5: In this example, assume that the second Purchase Payment is received on the first Quarterly Annuity Anniversary. Since the second Purchase Payment is received on the first Quarterly Annuity Anniversary, it is not utilized for purposes of determining the Premium Based Charge rate for the first Purchase Payment.

                                Premium Annualized Quarterly  Premium  Premium
Purchase              Purchase   Based   Premium    Premium    Based    Based
Payment               Payment   Charge    Based      Based    Charge    Charge
Rec'd Date             Amount    Rate     Charge    Charge   First Fee Last Fee
----------           ---------- ------- ---------- --------- --------- --------
6/1/2011             $45,000.00  0.70%   $315.00    $78.75    9/1/2011 6/1/2018
9/1/2011             $55,000.00  0.50%   $275.00    $68.75   12/1/2011 9/1/2018

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUCO LIFE PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY DESCRIBED IN PROSPECTUS (4/27/2015)


                       ----------------------------------------
                              (print your name)

                       ----------------------------------------
                                  (address)

                       ----------------------------------------
                            (city/state/zip code)

                   Please see the section of this prospectus
                       entitled "How To Contact Us" for
                       where to send your request for a
                     Statement of Additional Information.

[GRAPHIC APPEARS HERE]

The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777

                                                   PRUCO LIFE INSURANCE COMPANY
                                                 A Prudential Financial Company
                                        751 Broad Street, Newark, NJ 07102-3777

PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY X SERIES/SM/ ("X SERIES") PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY B SERIES/SM/ ("B SERIES") PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY L SERIES/SM/ ("L SERIES") PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY C SERIES/SM/ ("C SERIES")

(For Annuities purchased prior to February 25, 2013)

Flexible Premium Deferred Annuities

PROSPECTUS: APRIL 30, 2015

This prospectus describes four different flexible premium deferred annuity classes offered by Pruco Life Insurance Company ("Pruco Life", "we", "our", or "us"). For convenience in this prospectus, we sometimes refer to each of these annuity contracts as an "Annuity", and to the annuity contracts collectively as the "Annuities." We also sometimes refer to each class by its specific name (e.g., the "B Series"). If you are receiving this prospectus, it is because you currently own one of these Annuities. These Annuities are no longer offered for new sales. Each Annuity may be offered as an individual annuity contract or as an interest in a group annuity. Each Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. Each Annuity or certain of its investment options and/or features may not be available in all states. Financial Professionals may be compensated for the sale of each Annuity. Selling broker-dealer firms through which each Annuity is sold may not make available or may not recommend all the Annuities and/or benefits described in this prospectus. In addition, selling broker-dealer firms may decline to recommend to customers certain of the optional features and Investment Options offered generally under the Annuity or may impose restrictions (e.g., a lower maximum issue age for certain Annuities and/or optional benefits). Please speak to your Financial Professional for further details. The guarantees provided by the optional benefits are the obligations of and subject to the claims paying ability of Pruco Life. Certain terms are capitalized in this prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. Because the X Series Annuity grants Purchase Credits with respect to certain Purchase Payments you make, the expenses of the X Series Annuity are higher than expenses for an Annuity without a Purchase Credit. In addition, the amount of the Purchase Credits that you receive under the X Series Annuity may be more than offset over time by the additional fees and charges associated with the Purchase Credit.

THE SUB-ACCOUNTS

The Pruco Life Flexible Premium Variable Annuity Account is a Separate Account of Pruco Life, and is the investment vehicle in which your Purchase Payments invested in the Sub-accounts are held. Each Sub-account of the Pruco Life Flexible Premium Variable Annuity Account invests in an underlying mutual fund
- see the following page for a complete list of the Sub-accounts. Currently, portfolios of Advanced Series Trust are being offered. Certain Sub-accounts are not available if you participate in an optional living benefit - see "Limitations With Optional Benefits" later in this prospectus for details.

PLEASE READ THIS PROSPECTUS

This prospectus sets forth information about the Annuities that you should know before investing. Please read this prospectus and the current prospectus for the underlying mutual funds. Keep them for future reference. If you are purchasing one of the Annuities as a replacement for an existing variable annuity or variable life policy, or a fixed insurance policy, you should consider any surrender or penalty charges you may incur and any benefits you may also be forfeiting when replacing your existing coverage and that this Annuity may be subject to a Contingent Deferred Sales Charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the Annuity's liquidity features will satisfy that need. Please note that if you are investing in this Annuity through a tax-advantaged retirement plan (such as an Individual Retirement Account or 401(k) plan), you will get no additional tax advantage through the Annuity itself.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information dated the same date as this prospectus that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus - see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see the section of this prospectus entitled "How to Contact Us" later in this prospectus for our Service Office address.

In compliance with U.S. law, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

These Annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market Sub-account.

--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRUDENTIAL, PRUDENTIAL FINANCIAL, PRUDENTIAL ANNUITIES AND THE ROCK LOGO ARE SERVICEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ITS AFFILIATES. OTHER PROPRIETARY PRUDENTIAL MARKS MAY BE DESIGNATED AS SUCH THROUGH USE OF
THE/ SM/ OR (R) SYMBOLS.
--------------------------------------------------------------------------------

     FOR FURTHER INFORMATION CALL: 1-888-PRU-2888 OR GO TO OUR WEBSITE AT
                          WWW.PRUDENTIALANNUITIES.COM

Prospectus dated: April 30, 2015      Statement of Additional Information dated: April 30, 2015

                          VARIABLE INVESTMENT OPTIONS

Advanced Series Trust                                             AST Neuberger Berman Core Bond Portfolio/3/
   AST Academic Strategies Asset Allocation Portfolio/1/          AST Neuberger Berman Mid-Cap Growth Portfolio/3/
   AST Advanced Strategies Portfolio/1/                           AST Neuberger Berman/LSV Mid-Cap Value Portfolio/3/
   AST AQR Emerging Markets Equity Portfolio/4/                   AST New Discovery Asset Allocation Portfolio/1/
   AST AQR Large-Cap Portfolio/4/                                 AST Parametric Emerging Markets Equity Portfolio/3/
   AST Balanced Asset Allocation Portfolio/1/                     AST PIMCO Limited Maturity Bond Portfolio/3/
   AST BlackRock Global Strategies Portfolio/1/                   AST Preservation Asset Allocation Portfolio/1/
   AST BlackRock iShares ETF Portfolio/1/                         AST Prudential Core Bond Portfolio/3/
   AST BlackRock/Loomis Sayles Bond Portfolio/3/                  AST Prudential Growth Allocation Portfolio/1/
   AST Bond Portfolio 2017/2/                                     AST QMA Emerging Markets Equity Portfolio/4/
   AST Bond Portfolio 2018/2/                                     AST QMA Large-Cap Portfolio/4/
   AST Bond Portfolio 2019/2/                                     AST QMA US Equity Alpha Portfolio/3/
   AST Bond Portfolio 2020/2/                                     AST Quantitative Modeling Portfolio/4/
   AST Bond Portfolio 2021/2/                                     AST RCM World Trends Portfolio/1/
   AST Bond Portfolio 2022/2/                                     AST Schroders Global Tactical Portfolio/1/
   AST Bond Portfolio 2023/2/                                     AST Schroders Multi-Asset World Strategies Portfolio/1/
   AST Bond Portfolio 2024/2/                                     AST Small-Cap Growth Portfolio/3/
   AST Bond Portfolio 2025/2/                                     AST Small-Cap Growth Opportunities Portfolio/3/
   AST Bond Portfolio 2026/2/                                     AST Small-Cap Value Portfolio/3/
   AST Boston Partners Large-Cap Value Portfolio/3/               AST T. Rowe Price Asset Allocation Portfolio/1/
   AST Capital Growth Asset Allocation Portfolio/1/               AST T. Rowe Price Equity Income Portfolio/3/
   AST ClearBridge Dividend Growth Portfolio/3/                   AST T. Rowe Price Growth Opportunities Portfolio/4,6/
   AST Cohen & Steers Realty Portfolio/3/                         AST T. Rowe Price Large-Cap Growth Portfolio/3/
   AST Defensive Asset Allocation Portfolio/1/                    AST T. Rowe Price Natural Resources Portfolio/3/
   AST FI Pyramis(R) Asset Allocation Portfolio/1,5/              AST Templeton Global Bond Portfolio/3/
   AST FI Pyramis(R) Quantitative Portfolio/1,5/                  AST Wellington Management Hedged Equity Portfolio/1/
   AST Franklin Templeton Founding Funds Allocation               AST Western Asset Core Plus Bond Portfolio/3/
   Portfolio*/,1/                                                 AST Western Asset Emerging Markets Debt Portfolio/4/
   AST Franklin Templeton Founding Funds Plus
Portfolio/1/
   AST Global Real Estate Portfolio/3/
   AST Goldman Sachs Large-Cap Value Portfolio/3/
   AST Goldman Sachs Mid-Cap Growth Portfolio/3/
   AST Goldman Sachs Multi-Asset Portfolio/1/
   AST Goldman Sachs Small-Cap Value Portfolio/3/
   AST Herndon Large-Cap Value Portfolio/3/
   AST High Yield Portfolio/3/
   AST International Growth Portfolio/3/
   AST International Value Portfolio/3/
   AST Investment Grade Bond Portfolio/2/
   AST J.P. Morgan Global Thematic Portfolio/1/
   AST J.P. Morgan International Equity Portfolio/3/
   AST J.P. Morgan Strategic Opportunities Portfolio/1/
   AST Jennison Large-Cap Growth Portfolio/3/
   AST Large-Cap Value Portfolio/3/
   AST Legg Mason Diversified Growth Portfolio/4,6/
   AST Loomis Sayles Large-Cap Growth Portfolio/3/
   AST Lord Abbett Core Fixed Income Portfolio/3/
   AST MFS Global Equity Portfolio/3/
   AST MFS Growth Portfolio/3/
   AST MFS Large-Cap Value Portfolio/3/
   AST Mid-Cap Value Portfolio/3/
   AST Money Market Portfolio/3/
*  This variable investment option is no longer
   available for new investments, with limited
   exceptions. Please see "Investment Options" later in
   this prospectus for details.
(1)Available with all living and death benefits.
(2)The variable investment option is not available for
   allocation of Purchase Payments or contract owner
   transfers.
(3)Not available with HDI v2.1 and 2.0 Suite of benefits.
(4)Not available if you purchase any optional benefit.
(5)Pyramis is a registered service mark of FMR LLC. Used
   with permission.
(6)Not available with the X Series product.

                                   CONTENTS

GLOSSARY OF TERMS....................................................................  1
SUMMARY OF CONTRACT FEES AND CHARGES.................................................  3
EXPENSE EXAMPLES..................................................................... 13
SUMMARY.............................................................................. 14
INVESTMENT OPTIONS................................................................... 17
   VARIABLE INVESTMENT OPTIONS....................................................... 17
   LIMITATIONS WITH OPTIONAL BENEFITS................................................ 23
   MARKET VALUE ADJUSTMENT OPTIONS................................................... 25
   RATES FOR MVA OPTIONS............................................................. 25
   MARKET VALUE ADJUSTMENT........................................................... 26
   LONG-TERM MVA OPTIONS............................................................. 26
   DCA MVA OPTIONS................................................................... 26
   GUARANTEE PERIOD TERMINATION...................................................... 26
FEES, CHARGES AND DEDUCTIONS......................................................... 28
   MVA OPTION CHARGES................................................................ 30
   ANNUITY PAYMENT OPTION CHARGES.................................................... 30
   EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES......................................... 30
PURCHASING YOUR ANNUITY.............................................................. 32
   REQUIREMENTS FOR PURCHASING THE ANNUITY........................................... 32
   PURCHASE CREDITS UNDER THE X SERIES............................................... 33
   DESIGNATION OF OWNER, ANNUITANT, AND BENEFICIARY.................................. 34
   RIGHT TO CANCEL................................................................... 35
   SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT................................... 35
   SALARY REDUCTION PROGRAMS......................................................... 36
MANAGING YOUR ANNUITY................................................................ 37
   CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS........................... 37
MANAGING YOUR ACCOUNT VALUE.......................................................... 39
   DOLLAR COST AVERAGING PROGRAMS.................................................... 39
   6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE 6 OR 12 MONTH DCA PROGRAM)....... 39
   AUTOMATIC REBALANCING PROGRAMS.................................................... 40
   FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS............. 40
   RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS.............................. 41
ACCESS TO ACCOUNT VALUE.............................................................. 43
   TYPES OF DISTRIBUTIONS AVAILABLE TO YOU........................................... 43
   TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES.................... 43
   FREE WITHDRAWAL AMOUNTS........................................................... 43
   SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD............. 44
   SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(t)/72(q) OF THE INTERNAL REVENUE CODE.... 45
   REQUIRED MINIMUM DISTRIBUTIONS.................................................... 45
SURRENDERS........................................................................... 47
   SURRENDER VALUE................................................................... 47
   MEDICALLY-RELATED SURRENDERS...................................................... 47

                                      (i)

ANNUITY OPTIONS...............................................................................  48
LIVING BENEFITS...............................................................................  50
   HIGHEST DAILY LIFETIME INCOME v2.1 BENEFIT.................................................  51
   SPOUSAL HIGHEST DAILY LIFETIME INCOME v2.1 BENEFIT.........................................  62
   HIGHEST DAILY LIFETIME INCOME v2.1 WITH HIGHEST DAILY DEATH BENEFIT........................  70
   SPOUSAL HIGHEST DAILY LIFETIME INCOME v2.1 WITH HIGHEST DAILY DEATH BENEFIT................  79
   GUARANTEED RETURN OPTION PLUS II (GRO PLUS II).............................................  88
   HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)......................................  92
DEATH BENEFITS................................................................................  97
   TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT..................................................  97
   EXCEPTIONS TO AMOUNT OF DEATH BENEFIT......................................................  97
   SPOUSAL CONTINUATION OF ANNUITY............................................................  98
   PAYMENT OF DEATH BENEFITS..................................................................  98
   BENEFICIARY CONTINUATION OPTION............................................................  99
VALUING YOUR INVESTMENT....................................................................... 101
   VALUING THE SUB-ACCOUNTS................................................................... 101
   PROCESSING AND VALUING TRANSACTIONS........................................................ 101
TAX CONSIDERATIONS............................................................................ 103
OTHER INFORMATION............................................................................. 112
   PRUCO LIFE AND THE SEPARATE ACCOUNT........................................................ 112
   LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS............................................... 114
   DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE............................................ 115
   FINANCIAL STATEMENTS....................................................................... 117
   INDEMNIFICATION............................................................................ 117
   LEGAL PROCEEDINGS.......................................................................... 117
   CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION........................................ 118
   HOW TO CONTACT US.......................................................................... 118
APPENDIX A - ACCUMULATION UNIT VALUES......................................................... A-1
APPENDIX B - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES............... B-1
APPENDIX C - HIGHEST DAILY LIFETIME 6 PLUS INCOME, HIGHEST DAILY LIFETIME 6 PLUS INCOME
  WITH LIFETIME INCOME ACCELERATOR, AND SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME -
  offered for sale: March 15, 2010 to January 23, 2011........................................ C-1
APPENDIX D - HIGHEST DAILY LIFETIME INCOME, HIGHEST DAILY LIFETIME INCOME WITH LIFETIME
  INCOME ACCELERATOR, AND SPOUSAL HIGHEST DAILY LIFETIME INCOME - offered for sale:
  January 24, 2011 to August 19, 2012......................................................... D-1
APPENDIX E - HIGHEST DAILY LIFETIME INCOME 2.0, HIGHEST DAILY LIFETIME INCOME 2.0 WITH
  LIFETIME INCOME ACCELERATOR, SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0, HIGHEST
  DAILY LIFETIME INCOME 2.0 WITH HIGHEST DAILY DEATH BENEFIT, AND SPOUSAL HIGHEST DAILY
  LIFETIME INCOME 2.0 WITH HIGHEST DAILY DEATH BENEFIT - offered for sale: August 20, 2012 to
  February 24, 2013........................................................................... E-1
APPENDIX F - OPTIONAL DEATH BENEFITS - offered for sale: March 15, 2010 to February 24, 2013.. F-1
APPENDIX G - FORMULA FOR GRO PLUS II.......................................................... G-1
APPENDIX H - MVA FORMULAS..................................................................... H-1
APPENDIX I - FORMULA FOR HIGHEST DAILY GRO II................................................. I-1

                                     (ii)

APPENDIX J - FORMULA FOR HIGHEST DAILY LIFETIME INCOME v2.1 SUITE, HIGHEST DAILY LIFETIME
  INCOME 2.0 SUITE, HIGHEST DAILY LIFETIME INCOME SUITE AND HIGHEST DAILY LIFETIME 6 PLUS
  SUITE OF LIVING BENEFITS................................................................ J-1

                                     (iii)

                               GLOSSARY OF TERMS

We set forth here definitions of some of the key terms used throughout this prospectus. In addition to the definitions here, we also define certain terms in the section of the prospectus that uses such terms.

Account Value: The total value of all allocations to the Sub-accounts and/or the MVA Options on any Valuation Day. The Account Value is determined separately for each Sub-account and for each MVA Option, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Option will be calculated using any applicable MVA.

Accumulation Period: The period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date.

Annual Income Amount: This is the annual amount of income for which you are eligible for life under the optional benefits.

Annuitant: The natural person upon whose life annuity payments made to the Owner are based.

Annuitization: Annuitization is the process by which you direct us to apply the Unadjusted Account Value to one of the available annuity options to begin making periodic payments to the Owner.

Annuity Date: The date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

Annuity Year: The first Annuity Year begins on the Issue Date and continues through and includes the day immediately preceding the first anniversary of the Issue Date. Subsequent Annuity Years begin on the anniversary of the Issue Date and continue through and include the day immediately preceding the next anniversary of the Issue Date.

Beneficiary(ies): The natural person(s) or entity(ies) designated as the recipient(s) of the Death Benefit or to whom any remaining period certain payments may be paid in accordance with the annuity payout options section of this Annuity.

Beneficiary Annuity: You may purchase an Annuity if you are a Beneficiary of an account that was owned by a decedent, subject to the requirements discussed in this prospectus. You may transfer the proceeds of the decedent's account into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a non-qualified Beneficiary Annuity.

Code: The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

Contingent Deferred Sales Charge ("CDSC"): This is a sales charge that may be deducted when you make a surrender or take a partial withdrawal from your Annuity. We refer to this as a "contingent" charge because it is imposed only if you surrender or take a withdrawal from your Annuity. The charge is a percentage of each applicable Purchase Payment that is being surrendered or withdrawn.

Dollar Cost Averaging ("DCA") MVA Option: An Investment Option that offers a fixed rate of interest for a specified period. The DCA MVA Option is used only with our 6 or 12 Month Dollar Cost Averaging Program, under which the Purchase Payments that you have allocated to that DCA MVA Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA MVA Option will be subject to a Market Value Adjustment if made other than pursuant to the 6 or 12 month DCA Program.

Due Proof of Death: Due Proof of Death is satisfied when we receive all of the following in Good Order: (a) a death certificate or similar documentation acceptable to us; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income ("Excess Income"). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

Free Look: The right to examine your Annuity, during a limited period of time, to decide if you want to keep it or cancel it. The length of this time period, and the amount of refund, depends on applicable law and thus may vary by state. In addition, there is a different Free Look period that applies if your Annuity is held within an IRA. In your Annuity contract, your Free Look right is referred to as your "Right to Cancel."

Good Order: Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received at our Service Office: (a) in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations; (b) on specific forms, or by other means we then permit (such as via telephone or electronic submission); and/or (c) with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order.

Guarantee Period: The period of time during which we credit a fixed rate of interest to an MVA Option.

Investment Option: A Sub-account or MVA Option available as of any given time to which Account Value may be allocated.

Issue Date: The effective date of your Annuity.

Key Life: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine the required distributions.

Market Value Adjustment ("MVA"): A positive or negative adjustment used to determine the Account Value in an MVA Option.

Market Value Adjustment Options ("MVA Options"): Investment Options to which a fixed rate of interest is credited for a specified Guarantee Period and to which an MVA may apply. The MVA Options consist of (a) the DCA MVA Option used with our 6 or 12 Month DCA Program and (b) the "Long-Term MVA Options", under which Guarantee Periods of different yearly lengths are offered.

Maturity Date: With respect to an MVA Option, the last day in a Guarantee
Period.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. In certain states, with an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity that has the rights and benefits designated to the "participant" in the certificate. Thus, an Owner who is a participant has rights that are comparable to those of the Owner of an individual annuity contract.

Portfolio: An underlying mutual fund in which a Sub-Account of the Separate Account invests.

Purchase Credit: Under the X Series only, an amount that we add to your Annuity when you make a Purchase Payment during the first four Annuity Years. We are entitled to recapture Purchase Credits under certain circumstances. See "Purchasing Your Annuity - Purchase Credits under the X Series," for more details.

Purchase Payment: A cash consideration in currency of the United States of America given to us in exchange for the rights, privileges, and benefits of the Annuity.

Separate Account: Refers to the Pruco Life Flexible Premium Variable Annuity Account, which holds assets associated with annuities issued by Pruco Life Insurance Company. Separate Account assets that are held in support of the annuities are kept separate from all of our other assets and may not be charged with liabilities arising out of any other business we may conduct.

Service Office: The place to which all requests and payments regarding the Annuity are to be sent. We may change the address of the Service Office at any time, and will notify you in advance of any such change of address. Please see "How to Contact Us" later in this prospectus for the Service Office address.

Sub-Account: A division of the Separate Account.

Surrender Value: The Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional benefits provided by rider or endorsement, and any Annual Maintenance Fee.

Unadjusted Account Value: The Unadjusted Account Value is equal to the Account Value prior to the application of any MVA.

Unit: A share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

we, us, our: Pruco Life Insurance Company.

you, your: The Owner(s) shown in the Annuity.

                     SUMMARY OF CONTRACT FEES AND CHARGES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering one of the Annuities. The first table describes the fees and expenses that you will pay at the time you surrender an Annuity, take a partial withdrawal, or transfer Account Value between the Investment Options. State premium taxes also may be deducted.

                      ANNUITY OWNER TRANSACTION EXPENSES

CONTINGENT DEFERRED SALES CHARGE ("CDSC") /1/

                                   X SERIES

                                                        Percentage Applied
                                                         Against Purchase
                                                          Payment Being
     Age of Purchase Payment Being Withdrawn                Withdrawn
     ---------------------------------------            ------------------
     Less than one year old                                    9.0%
     1 year old or older, but not yet 2 years old              9.0%
     2 years old or older, but not yet 3 years old             9.0%
     3 years old or older, but not yet 4 years old             9.0%
     4 years old or older, but not yet 5 years old             8.0%
     5 years old or older, but not yet 6 years old             8.0%
     6 years old or older, but not yet 7 years old             8.0%
     7 years old or older, but not yet 8 years old             5.0%
     8 years old or older, but not yet 9 years old             2.5%
     9 or more years old                                       0.0%

For X Series Annuities issued in Connecticut, the CDSC amounts are different. See Appendix B.

                                   B SERIES

                                                        Percentage Applied
                                                         Against Purchase
                                                          Payment Being
     Age of Purchase Payment Being Withdrawn                Withdrawn
     ---------------------------------------            ------------------
     Less than one year old                                    7.0%
     1 year old or older, but not yet 2 years old              7.0%
     2 years old or older, but not yet 3 years old             6.0%
     3 years old or older, but not yet 4 years old             6.0%
     4 years old or older, but not yet 5 years old             5.0%
     5 years old or older, but not yet 6 years old             5.0%
     6 years old or older, but not yet 7 years old             5.0%
     7 years old, or older                                     0.0%

                                   L SERIES

                                                        Percentage Applied
                                                         Against Purchase
                                                          Payment Being
     Age of Purchase Payment Being Withdrawn                Withdrawn
     ---------------------------------------            ------------------
     Less than one year old                                    7.0%
     1 year old or older, but not yet 2 years old              7.0%
     2 years old or older, but not yet 3 years old             6.0%
     3 years old or older, but not yet 4 years old             5.0%
     4 or more years old                                       0.0%

                                   C SERIES

       There is no CDSC or other sales load applicable to the C Series.

                               -----------------

     FEE/CHARGE                 X SERIES   B SERIES   L SERIES   C SERIES
     ----------                ---------- ---------- ---------- ----------
     Transfer Fee /2/             $10        $10        $10        $10
     Tax Charge (current) /3/  0% to 3.5% 0% to 3.5% 0% to 3.5% 0% to 3.5%

1 The years referenced in the above CDSC tables refer to the length of time since a Purchase Payment was made (i.e., the age of the Purchase Payment). Contingent Deferred Sales Charges are applied against the Purchase Payment(s) being withdrawn. Thus, the appropriate percentage is multiplied by the Purchase Payment(s) being withdrawn to determine the amount of the CDSC. For example, if with respect to the X Series on November 1, 2019 you withdrew a Purchase Payment made on August 1, 2014, that Purchase Payment would be between 5 and 6 years old, and thus subject to an 8% CDSC. Purchase Payments are withdrawn on a "first-in, first-out" basis.
2  Currently, we deduct the fee after the 20/th/ transfer each Annuity Year.
3 We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon Annuitization.

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying portfolio annual expenses. These fees and charges are described in more detail within this prospectus.

                           PERIODIC FEES AND CHARGES

FEE/CHARGE             X SERIES                 B SERIES                 L SERIES                 C SERIES
----------     ------------------------ ------------------------ ------------------------ ------------------------
Annual
  Maintenance   Lesser of $50 or 2% of   Lesser of $50 or 2% of   Lesser of $50 or 2% of   Lesser of $50 or 2% of
  Fee /4/      Unadjusted Account Value Unadjusted Account Value Unadjusted Account Value Unadjusted Account Value

                       ANNUALIZED INSURANCE FEES/CHARGES

    (assessed daily as a percentage of the net assets of the Sub-accounts)

FEE/CHARGE                                                                   X SERIES B SERIES L SERIES C SERIES
----------                                                                   -------- -------- -------- --------
Mortality & Expense Risk Charge: During First 9 Annuity Years                  1.70%    1.15%    1.55%    1.60%
After 9/th/ Annuity Year                                                       1.15%    1.15%    1.15%    1.15%
Administration Charge                                                          0.15%    0.15%    0.15%    0.15%
Total Annualized Insurance Fees/Charges: During First 9 Annuity Years /5,6/    1.85%    1.30%    1.70%    1.75%
After 9/th/ Annuity Year /5,6/                                                 1.30%    1.30%    1.30%    1.30%

4 Assessed annually on the Annuity's anniversary date or upon surrender. Only applicable if the sum of the Purchase Payments at the time the fee is due is less than $100,000. For Beneficiaries who elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Unadjusted Account Value and is only applicable if Unadjusted Account Value is less than $25,000 at the time the fee is assessed.
5 The Insurance Charge is the combination of Mortality & Expense Risk Charge and the Administration Charge. For the X Series, C Series, and L Series, on the Valuation Day immediately following the 9/th/ Annuity Anniversary, the Mortality & Expense Risk Charge drops to 1.15% annually (the B Series is a constant 1.15% annually).
6 For Beneficiaries who elect the Beneficiary Continuation Option, the Mortality and Expense Risk and Administration Charges do not apply. However, a Settlement Service Charge equal to 1.00% is assessed as a percentage of the daily net assets of the Sub-accounts as an annual charge.

The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. The next four columns show the total expenses you would pay for each class of Annuity if you purchased the relevant optional benefit. More specifically, these columns show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges (during the first 9 Annuity Years) applicable to the Annuity class (as shown in the prior table). Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges.

                    YOUR OPTIONAL BENEFIT FEES AND CHARGES

                                ANNUALIZED       TOTAL         TOTAL         TOTAL         TOTAL
                                 OPTIONAL      ANNUALIZED    ANNUALIZED    ANNUALIZED    ANNUALIZED
                                  BENEFIT      CHARGE /8/    CHARGE /8/    CHARGE /8/    CHARGE /8/
OPTIONAL BENEFIT               FEE/CHARGE /7/ for X SERIES  for B SERIES  for L SERIES  for C SERIES
----------------               -------------  ------------- ------------- ------------- -------------
HIGHEST DAILY
LIFETIME INCOME v2.1 /11/
(assessed against greater
of Unadjusted Account Value
and Protected Withdrawal
Value)

Maximum Charge /9/                 2.00%      1.85% + 2.00% 1.30% + 2.00% 1.70% + 2.00% 1.75% + 2.00%
Current Charge                     1.00%      1.85% + 1.00% 1.30% + 1.00% 1.70% + 1.00% 1.75% + 1.00%
SPOUSAL HIGHEST DAILY
LIFETIME INCOME v2.1 /11/

                    YOUR OPTIONAL BENEFIT FEES AND CHARGES

                                                    ANNUALIZED       TOTAL         TOTAL         TOTAL         TOTAL
                                                     OPTIONAL      ANNUALIZED    ANNUALIZED    ANNUALIZED    ANNUALIZED
                                                      BENEFIT      CHARGE /8     CHARGE /8     CHARGE /8/    CHARGE /8/
OPTIONAL BENEFIT                                   FEE/CHARGE /7/ /for X SERIES /for B SERIES for L SERIES  for C SERIES
----------------                                   -------------  ------------- ------------- ------------- -------------
(assessed against greater of Unadjusted Account
Value and Protected Withdrawal Value)

Maximum Charge /9/                                      2.00%     1.85% + 2.00% 1.30% + 2.00% 1.70% + 2.00% 1.75% + 2.00%
Current Charge                                          1.10%     1.85% + 1.10% 1.30% + 1.10% 1.70% + 1.10% 1.75% + 1.10%

HIGHEST DAILY LIFETIME INCOME v2.1 WITH HIGHEST
DAILY DEATH BENEFIT /11 /(assessed against greater of Unadjusted Account Value and Protected
Withdrawal Value)

Maximum Charge /9/                                     2.00%      1.85% + 2.00% 1.30% + 2.00% 1.70% + 2.00% 1.75% + 2.00%
Current Charge                                         1.50%      1.85% + 1.50% 1.30% + 1.50% 1.70% + 1.50% 1.75% + 1.50%

SPOUSAL HIGHEST DAILY LIFETIME INCOME v2.1 WITH
HIGHEST DAILY DEATH BENEFIT /11 /(assessed against greater of Unadjusted Account Value and Protected Withdrawal Value)

Maximum Charge /9/                                     2.00%      1.85% + 2.00% 1.30% + 2.00% 1.70% + 2.00% 1.75% + 2.00%
Current Charge                                         1.60%      1.85% + 1.60% 1.30% + 1.60% 1.70% + 1.60% 1.75% + 1.60%

HIGHEST DAILY LIFETIME INCOME 2.0/ 12/(assessed against greater of Unadjusted Account Value and Protected Withdrawal Value)

Maximum Charge /9/                                     2.00%      1.85% + 2.00% 1.30% + 2.00% 1.70% + 2.00% 1.75% + 2.00%
Current Charge                                         1.00%      1.85% + 1.00% 1.30% + 1.00% 1.70% + 1.00% 1.75% + 1.00%

SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0/
12/(assessed against greater of Unadjusted
Account Value and Protected Withdrawal Value)

Maximum Charge /9/                                     2.00%      1.85% + 2.00% 1.30% + 2.00% 1.70% + 2.00% 1.75% + 2.00%
Current Charge                                         1.10%      1.85% + 1.10% 1.30% + 1.10% 1.70% + 1.10% 1.75% + 1.10%

HIGHEST DAILY LIFETIME INCOME 2.0 WITH LIFETIME
INCOME ACCELERATOR/ 12/(assessed against greater of Unadjusted Account Value and Protected
Withdrawal Value)

Maximum Charge /9/                                     2.00%      1.85% + 2.00% 1.30% + 2.00% 1.70% + 2.00% 1.75% + 2.00%
Current Charge                                         1.50%      1.85% + 1.50% 1.30% + 1.50% 1.70% + 1.50% 1.75% + 1.50%

HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST
DAILY DEATH BENEFIT/ 12/(assessed against greater of Unadjusted Account Value and Protected
Withdrawal Value)

Maximum Charge /9/                                     2.00%      1.85% + 2.00% 1.30% + 2.00% 1.70% + 2.00% 1.75% + 2.00%
Current Charge                                         1.50%      1.85% + 1.50% 1.30% + 1.50% 1.70% + 1.50% 1.75% + 1.50%

                    YOUR OPTIONAL BENEFIT FEES AND CHARGES

                                          ANNUALIZED       TOTAL         TOTAL         TOTAL         TOTAL
                                           OPTIONAL      ANNUALIZED    ANNUALIZED    ANNUALIZED    ANNUALIZED
                                            BENEFIT      CHARGE /8/    CHARGE /8/    CHARGE /8/    CHARGE /8/
OPTIONAL BENEFIT                         FEE/CHARGE /7/ for X SERIES  for B SERIES  for L SERIES  for C SERIES
----------------                         -------------  ------------- ------------- ------------- -------------
SPOUSAL HIGHEST DAILY LIFETIME
INCOME 2.0 WITH HIGHEST DAILY
DEATH BENEFIT /12/
(assessed against greater of Unadjusted
Account Value and Protected Withdrawal
Value)
Maximum Charge /9/                           2.00%      1.85% + 2.00% 1.30% + 2.00% 1.70% + 2.00% 1.75% + 2.00%
Current Charge                               1.60%      1.85% + 1.60% 1.30% + 1.60% 1.70% + 1.60% 1.75% + 1.60%
                                             ----       ------------- ------------- ------------- -------------
HIGHEST DAILY LIFETIME INCOME
AND SPOUSAL HIGHEST DAILY
LIFETIME INCOME /13/
(assessed against greater of Unadjusted
Account Value and Protected Withdrawal
Value)
Maximum Charge /9/                           1.50%      1.85% + 1.50% 1.30% + 1.50% 1.70% + 1.50% 1.75% + 1.50%
Current Charge                               0.95%      1.85% + 0.95% 1.30% + 0.95% 1.70% + 0.95% 1.75% + 0.95%
                                             ----       ------------- ------------- ------------- -------------
HIGHEST DAILY LIFETIME INCOME
WITH LIFETIME INCOME
ACCELERATOR /13/
(assessed against greater of Unadjusted
Account Value and Protected Withdrawal
Value)
Maximum Charge /9/                           2.00%      1.85% + 2.00% 1.30% + 2.00% 1.70% + 2.00% 1.75% + 2.00%
Current Charge                               1.30%      1.85% + 1.30% 1.30% + 1.30% 1.70% + 1.30% 1.75% + 1.30%
                                             ----       ------------- ------------- ------------- -------------
HIGHEST DAILY LIFETIME 6 PLUS
INCOME /14/
(assessed against greater of Unadjusted
Account Value and Protected Withdrawal
Value)
Maximum Charge /9/                           1.50%      1.85% + 1.50% 1.30% + 1.50% 1.70% + 1.50% 1.75% + 1.50%
Current Charge                               0.85%      1.85% + 0.85% 1.30% + 0.85% 1.70% + 0.85% 1.75% + 0.85%
                                             ----       ------------- ------------- ------------- -------------
HIGHEST DAILY LIFETIME 6 PLUS
INCOME WITH LIFETIME INCOME
ACCELERATOR /14/
(assessed against greater of Unadjusted
Account Value and Protected Withdrawal
Value)
Maximum Charge /9/                           2.00%      1.85% + 2.00% 1.30% + 2.00% 1.70% + 2.00% 1.75% + 2.00%
Current Charge                               1.20%      1.85% + 1.20% 1.30% + 1.20% 1.70% + 1.20% 1.75% + 1.20%
                                             ----       ------------- ------------- ------------- -------------
SPOUSAL HIGHEST DAILY LIFETIME
6 PLUS INCOME /14/
(assessed against greater of Unadjusted
Account Value and Protected Withdrawal
Value)
Maximum Charge /9/                           1.50%      1.85% + 1.50% 1.30% + 1.50% 1.70% + 1.50% 1.75% + 1.50%
Current Charge                               0.95%      1.85% + 0.95% 1.30% + 0.95% 1.70% + 0.95% 1.75% + 0.95%
                                             ----       ------------- ------------- ------------- -------------

                    YOUR OPTIONAL BENEFIT FEES AND CHARGES

                                                 ANNUALIZED       TOTAL        TOTAL        TOTAL        TOTAL
                                                  OPTIONAL      ANNUALIZED   ANNUALIZED   ANNUALIZED   ANNUALIZED
                                                   BENEFIT      CHARGE /8/   CHARGE /8/   CHARGE /8/   CHARGE /8/
OPTIONAL BENEFIT                                FEE/CHARGE /7/ for X SERIES for B SERIES for L SERIES for C SERIES
----------------                                -------------  ------------ ------------ ------------ ------------
GUARANTEED RETURN OPTION PLUS II
  (GRO PLUS II) Charge /10/
(assessed as a percentage of the average daily
  net assets of the Sub-accounts)                   0.60%          2.45%        1.90%        2.30%        2.35%
HIGHEST DAILY GUARANTEED RETURN
  OPTION II (HD GRO II) Charge /10/
(assessed as a percentage of the average daily
  net assets of the Sub-accounts)                   0.60%          2.45%        1.90%        2.30%        2.35%
HIGHEST ANNIVERSARY VALUE DEATH
  BENEFIT ("HAV") Charge /10,15/
(assessed as a percentage of the average daily
  net assets of the Sub-accounts)                   0.40%          2.25%        1.70%        2.10%        2.15%
COMBINATION 5% ROLL-UP AND HAV
  DEATH BENEFIT Charge /10, 15/
(assessed as a percentage of the average daily
  net assets of the Sub-accounts)                   0.80%          2.65%        2.10%        2.50%        2.55%

7 The charge for each of Highest Daily Lifetime Income Suite of Benefits listed above is assessed against the greater of Unadjusted Account Value and the Protected Withdrawal Value (PWV). We deduct this charge on quarterly anniversaries of the benefit effective date. More information regarding the quarterly deductions and a description of the PWV appear in the Living Benefits section of this prospectus. The charge for each of GRO Plus II, Highest Daily GRO II, Highest Anniversary Value Death Benefit, and Combination 5% Roll-Up and HAV Death Benefit is assessed as a percentage of the average daily net assets of the Sub-accounts.
8  HOW THE OPTIONAL BENEFIT FEES AND CHARGES ARE DETERMINED
   For Highest Daily Lifetime Income Suite of Benefits listed above: The charge is taken out of the Sub-accounts. For B Series, in all Annuity Years, the current optional benefit charge is in addition to the 1.30% annualized charge of amounts invested in the Sub-accounts. For each of the L Series, X Series, and C Series the annualized charge for the base Annuity drops after Annuity Year 9 as described below:
   Highest Daily Lifetime Income v2.1 and 2.0: 1.00% current optional benefit charge is in addition to 1.30% annualized charge of amounts invested in the Sub-accounts for base Annuity after the 9/th/ Annuity Year.
   Spousal Highest Daily Lifetime Income v2.1 and 2.0: 1.10% current optional benefit charge is in addition to 1.30% annualized charge of amounts invested in the Sub-accounts for base Annuity after the 9/th/ Annuity Year.
   Highest Daily Lifetime Income 2.0 with LIA: 1.50% current optional benefit charge is in addition to 1.30% annualized charge of amounts invested in the Sub-accounts for base Annuity after the 9/th/ Annuity Year.
   Highest Daily Lifetime Income v2.1 and 2.0 with Highest Daily Death Benefit:
   1.50% current optional benefit charge is in addition to 1.30% annualized charge of amounts invested in the Sub-accounts for base Annuity after the 9/th/ Annuity Year.
   Spousal Highest Daily Lifetime Income v2.1 and 2.0 with Highest Daily Death
   Benefit: 1.60% current optional benefit charge is in addition to 1.30% annualized charge of amounts invested in the Sub-accounts for base Annuity after the 9/th/ Annuity Year.
   Highest Daily Lifetime Income and Spousal Highest Daily Lifetime Income:
   0.95% current optional benefit charge is in addition to 1.30% annualized charge of amounts invested in the Sub-accounts for base Annuity after the 9/th/ Annuity Year.
   Highest Daily Lifetime Income with LIA: 1.30% current optional benefit charge is in addition to 1.30% annualized charge of amounts invested in the Sub-accounts for base Annuity after the 9/th/ Annuity Year.
   Highest Daily Lifetime 6 Plus: 0.85% current optional benefit charge is in addition to 1.30% annualized charge of amounts invested in the Sub-accounts for base Annuity after the 9/th/ Annuity Year.
   Highest Daily Lifetime 6 Plus with LIA: 1.20% current optional benefit charge is in addition to 1.30% annualized charge of amounts invested in the Sub-accounts for base Annuity after the 9/th/ Annuity Year.
   Spousal Highest Daily Lifetime 6 Plus: 0.95% current optional benefit charge is in addition to 1.30% annualized charge of amounts invested in the Sub-accounts for base Annuity after the 9/th/ Annuity Year.
   For GRO Plus II and Highest Daily GRO II: For B Series, the optional benefit charge plus base Annuity charge is 1.90% in all Annuity Years. In the case of L Series, X Series, and C Series, the optional benefit charge plus base Annuity charge drops to 1.90% after the 9th Annuity Year.
   Highest Anniversary Value Death Benefit: For B Series, the optional benefit charge plus base Annuity charge is 1.70% in all Annuity Years. In the case of the L Series, X Series, and C Series, the optional benefit charge plus base Annuity charge drops to 1.70% after the 9/th/ Annuity Year.
   Combination 5% Roll-Up and HAV Death Benefit: For B Series, the optional benefit charge plus base Annuity charge is 2.10% in all Annuity Years. In the case of the L Series, X Series, and C Series, total charge drops to 2.10% after the 9/th/ Annuity Year.
9 We reserve the right to increase the charge to the maximum charge indicated, upon any step-up under the benefit. Also, if you decide to elect or re-add a benefit after your contract has been issued, the charge for the benefit under your contract will equal the current charge for new benefit election up to the maximum indicated.
10 Because there is no higher charge to which we could increase the current charge, the current charge and maximum charge are one and the same. Thus, so long as you retain the benefit, we cannot increase your charge for the benefit.
11 This benefit is currently available to you subject to our eligibility requirements.
12 This benefit was offered from August 20, 2012 to February 24, 2013.
13 This benefit was offered from January 24, 2011 to August 19, 2012.
14 This benefit was offered from March 15, 2010 to January 23, 2011.
15 This benefit was offered from March 15, 2010 to August 19, 2012.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying Portfolios for the year ended December 31, 2014 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                   TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                                  MINIMUM MAXIMUM
                                                  ------- -------
              Total Portfolio Operating Expenses   0.60%   9.30%

The following are the total annual expenses for each underlying Portfolio for the year ended December 31, 2014, except as noted and except if the underlying Portfolio's inception date is subsequent to December 31, 2014. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Pruco Life with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current summary prospectuses, prospectuses and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

   (as a percentage of the average net assets of the underlying Portfolios)

                                                           For the year ended December 31, 2014
                          -----------------------------------------------------------------------------------------------------
                                                                                                Total
                                                                       Broker Fees  Acquired   Annual                 Net Annual
                                              Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                          Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                        Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                     ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Academic Strategies
  Asset Allocation
  Portfolio                  0.70%     0.03%      0.04%       0.05%        0.01%      0.63%     1.46%       0.00%        1.46%
AST Advanced Strategies
  Portfolio*                 0.80%     0.02%      0.10%       0.00%        0.00%      0.05%     0.97%       0.01%        0.96%
AST AQR Emerging
  Markets Equity
  Portfolio                  1.09%     0.16%      0.10%       0.00%        0.00%      0.00%     1.35%       0.00%        1.35%
AST AQR Large-Cap
  Portfolio*                 0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%       0.24%        0.59%
AST Balanced Asset
  Allocation Portfolio       0.15%     0.01%      0.00%       0.00%        0.00%      0.75%     0.91%       0.00%        0.91%
AST BlackRock Global
  Strategies Portfolio       0.97%     0.04%      0.10%       0.00%        0.00%      0.02%     1.13%       0.00%        1.13%
AST BlackRock iShares
  ETF Portfolio*             0.89%     0.07%      0.10%       0.00%        0.00%      0.21%     1.27%       0.25%        1.02%
AST BlackRock/Loomis
  Sayles Bond Portfolio*     0.61%     0.02%      0.10%       0.00%        0.00%      0.00%     0.73%       0.03%        0.70%
AST Bond Portfolio 2017*     0.63%     0.14%      0.10%       0.00%        0.00%      0.00%     0.87%       0.00%        0.87%
AST Bond Portfolio 2018*     0.63%     0.10%      0.10%       0.00%        0.00%      0.00%     0.83%       0.00%        0.83%
AST Bond Portfolio 2019*     0.63%     0.21%      0.10%       0.00%        0.00%      0.00%     0.94%       0.00%        0.94%
AST Bond Portfolio 2020*     0.63%     0.11%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST Bond Portfolio 2021*     0.63%     0.10%      0.10%       0.00%        0.00%      0.00%     0.83%       0.00%        0.83%
AST Bond Portfolio 2022*     0.63%     0.20%      0.10%       0.00%        0.00%      0.00%     0.93%       0.00%        0.93%
AST Bond Portfolio 2023*     0.63%     0.06%      0.10%       0.00%        0.00%      0.00%     0.79%       0.01%        0.78%
AST Bond Portfolio 2024*     0.63%     0.09%      0.10%       0.00%        0.00%      0.00%     0.82%       0.00%        0.82%
AST Bond Portfolio 2025*     0.63%     0.38%      0.10%       0.00%        0.00%      0.00%     1.11%       0.12%        0.99%
AST Bond Portfolio 2026*     0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%       0.00%        0.78%
AST Boston Partners
  Large-Cap Value
  Portfolio                  0.73%     0.03%      0.10%       0.00%        0.00%      0.00%     0.86%       0.00%        0.86%
AST Capital Growth Asset
  Allocation Portfolio       0.15%     0.01%      0.00%       0.00%        0.00%      0.76%     0.92%       0.00%        0.92%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

   (as a percentage of the average net assets of the underlying Portfolios)

                                                            For the year ended December 31, 2014
                           -----------------------------------------------------------------------------------------------------
                                                                                                 Total
                                                                        Broker Fees  Acquired   Annual                 Net Annual
                                               Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                         Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                      ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST ClearBridge
  Dividend Growth
  Portfolio*                  0.82%     0.02%      0.10%       0.00%        0.00%      0.00%     0.94%        0.11%       0.83%
AST Cohen & Steers
  Reality Portfolio*          0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%        0.07%       1.04%
AST Defensive Asset
  Allocation Portfolio        0.15%     0.06%      0.00%       0.00%        0.00%      0.73%     0.94%        0.00%       0.94%
AST FI Pyramis(R) Asset
  Allocation Portfolio*       0.82%     0.03%      0.10%       0.00%        0.00%      0.00%     0.95%        0.02%       0.93%
AST FI Pyramis(R)
  Quantitative Portfolio*     0.81%     0.03%      0.10%       0.00%        0.00%      0.00%     0.94%        0.14%       0.80%
AST Franklin Templeton
  Founding Funds
  Allocation Portfolio*       0.91%     0.02%      0.10%       0.00%        0.00%      0.00%     1.03%        0.00%       1.03%
AST Franklin Templeton
  Founding Funds Plus
  Portfolio                   0.02%     0.02%      0.00%       0.00%        0.00%      1.01%     1.05%        0.00%       1.05%
AST Global Real Estate
  Portfolio                   0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%        0.00%       1.13%
AST Goldman Sachs
  Large-Cap Value
  Portfolio*                  0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%        0.01%       0.83%
AST Goldman Sachs Mid-
  Cap Growth Portfolio*       0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%        0.05%       1.06%
AST Goldman Sachs
  Multi-Asset Portfolio*      0.92%     0.05%      0.10%       0.00%        0.00%      0.00%     1.07%        0.21%       0.86%
AST Goldman Sachs
  Small-Cap Value
  Portfolio*                  0.93%     0.03%      0.10%       0.00%        0.00%      0.06%     1.12%        0.01%       1.11%
AST Herndon Large-Cap
  Value Portfolio*            0.83%     0.02%      0.10%       0.00%        0.00%      0.00%     0.95%        0.15%       0.80%
AST High Yield Portfolio      0.72%     0.04%      0.10%       0.00%        0.00%      0.00%     0.86%        0.00%       0.86%
AST International Growth
  Portfolio*                  0.97%     0.02%      0.10%       0.00%        0.00%      0.00%     1.09%        0.01%       1.08%
AST International Value
  Portfolio                   0.97%     0.03%      0.10%       0.00%        0.00%      0.00%     1.10%        0.00%       1.10%
AST Investment Grade
  Bond Portfolio*             0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%        0.03%       0.75%
AST J.P. Morgan Global
  Thematic Portfolio          0.92%     0.04%      0.10%       0.00%        0.00%      0.00%     1.06%        0.00%       1.06%
AST J.P. Morgan
  International Equity
  Portfolio                   0.86%     0.06%      0.10%       0.00%        0.00%      0.00%     1.02%        0.00%       1.02%
AST J.P. Morgan Strategic
  Opportunities Portfolio     0.97%     0.05%      0.10%       0.10%        0.00%      0.00%     1.22%        0.00%       1.22%
AST Jennison Large-Cap
  Growth Portfolio            0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%        0.00%       1.00%
AST Large-Cap Value
  Portfolio                   0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%        0.00%       0.84%
AST Legg Mason
  Diversified Growth
  Portfolio*                  0.89%     8.19%      0.10%       0.00%        0.00%      0.12%     9.30%        8.23%       1.07%
AST Loomis Sayles
  Large-Cap Growth
  Portfolio*                  0.87%     0.01%      0.10%       0.00%        0.00%      0.00%     0.98%        0.06%       0.92%
AST Lord Abbett Core
  Fixed Income Portfolio*     0.77%     0.02%      0.10%       0.00%        0.00%      0.00%     0.89%        0.29%       0.60%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

   (as a percentage of the average net assets of the underlying Portfolios)

                                                            For the year ended December 31, 2014
                           -----------------------------------------------------------------------------------------------------
                                                                                                 Total
                                                                        Broker Fees  Acquired   Annual                 Net Annual
                                               Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                         Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                      ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST MFS Global Equity
  Portfolio                   0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%        0.00%       1.13%
AST MFS Growth
  Portfolio                   0.87%     0.02%      0.10%       0.00%        0.00%      0.00%     0.99%        0.00%       0.99%
AST MFS Large-Cap
  Value Portfolio             0.83%     0.04%      0.10%       0.00%        0.00%      0.00%     0.97%        0.00%       0.97%
AST Mid-Cap Value
  Portfolio                   0.94%     0.04%      0.10%       0.00%        0.00%      0.00%     1.08%        0.00%       1.08%
AST Money Market
  Portfolio                   0.47%     0.03%      0.10%       0.00%        0.00%      0.00%     0.60%        0.00%       0.60%
AST Neuberger Berman /
  LSV Mid-Cap Value
  Portfolio*                  0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%        0.00%       1.00%
AST Neuberger Berman
  Core Bond Portfolio*        0.68%     0.04%      0.10%       0.00%        0.00%      0.00%     0.82%        0.15%       0.67%
AST Neuberger Berman
  Mid-Cap Growth
  Portfolio*                  0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%        0.01%       1.00%
AST New Discovery Asset
  Allocation Portfolio*       0.83%     0.08%      0.10%       0.00%        0.00%      0.00%     1.01%        0.01%       1.00%
AST Parametric Emerging
  Markets Equity              1.08%     0.24%      0.10%       0.00%        0.00%      0.00%     1.42%        0.00%       1.42%
AST PIMCO Limited
  Maturity Bond Portfolio     0.63%     0.04%      0.10%       0.00%        0.00%      0.00%     0.77%        0.00%       0.77%
AST Preservation Asset
  Allocation Portfolio        0.15%     0.01%      0.00%       0.00%        0.00%      0.71%     0.87%        0.00%       0.87%
AST Prudential Core Bond
  Portfolio*                  0.66%     0.02%      0.10%       0.00%        0.00%      0.00%     0.78%        0.03%       0.75%
AST Prudential Growth
  Allocation Portfolio        0.80%     0.03%      0.10%       0.00%        0.00%      0.01%     0.94%        0.00%       0.94%
AST QMA Emerging
  Markets Equity
  Portfolio                   1.09%     0.24%      0.10%       0.00%        0.00%      0.02%     1.45%        0.00%       1.45%
AST QMA Large-Cap
  Portfolio                   0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%        0.00%       0.83%
AST QMA US Equity
  Alpha Portfolio             0.99%     0.04%      0.10%       0.13%        0.25%      0.00%     1.51%        0.00%       1.51%
AST Quantitative
  Modeling Portfolio          0.25%     0.03%      0.00%       0.00%        0.00%      0.84%     1.12%        0.00%       1.12%
AST RCM World Trends
  Portfolio                   0.91%     0.03%      0.10%       0.00%        0.00%      0.00%     1.04%        0.00%       1.04%
AST Schroders Global
  Tactical Portfolio          0.91%     0.03%      0.10%       0.00%        0.00%      0.11%     1.15%        0.00%       1.15%
AST Schroders Multi-
  Asset World Strategic
  Portfolio                   1.06%     0.04%      0.10%       0.00%        0.00%      0.09%     1.29%        0.00%       1.29%
AST Small Cap Growth
  Portfolio                   0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%        0.00%       1.01%
AST Small Cap Value
  Portfolio                   0.87%     0.03%      0.10%       0.00%        0.00%      0.02%     1.02%        0.00%       1.02%
AST Small-Cap Growth
  Opportunities Portfolio     0.93%     0.04%      0.10%       0.00%        0.00%      0.00%     1.07%        0.00%       1.07%
AST T. Rowe Price Asset
  Allocation Portfolio*       0.79%     0.02%      0.10%       0.00%        0.00%      0.00%     0.91%        0.02%       0.89%
AST T. Rowe Price Equity
  Income Portfolio            0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%        0.00%       0.84%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

   (as a percentage of the average net assets of the underlying Portfolios)

                                                            For the year ended December 31, 2014
                           -----------------------------------------------------------------------------------------------------
                                                                                                 Total
                                                                        Broker Fees  Acquired   Annual                 Net Annual
                                               Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                         Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                      ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST T. Rowe Price
  Growth Opportunities
  Portfolio                   0.89%     0.61%      0.10%       0.00%        0.00%      0.00%     1.60%        0.00%       1.60%
AST T. Rowe Price Large-
  Cap Growth Portfolio        0.85%     0.02%      0.10%       0.00%        0.00%      0.00%     0.97%        0.00%       0.97%
AST T. Rowe Price
  Natural Resources
  Portfolio                   0.88%     0.04%      0.10%       0.00%        0.00%      0.00%     1.02%        0.00%       1.02%
AST Templeton Global
  Bond Portfolio              0.78%     0.09%      0.10%       0.00%        0.00%      0.00%     0.97%        0.00%       0.97%
AST Wellington Mgmt
  Hedged Equity Portfolio     0.97%     0.03%      0.10%       0.00%        0.00%      0.02%     1.12%        0.00%       1.12%
AST Western Asset Core
  Plus Bond Portfolio*        0.66%     0.03%      0.10%       0.00%        0.00%      0.00%     0.79%        0.20%       0.59%
AST Western Asset
  Emerging Markets Debt
  Portfolio*                  0.84%     0.06%      0.10%       0.00%        0.00%      0.00%     1.00%        0.05%       0.95%

* See notes immediately below for important information about this fund.

AST Advanced Strategies Portfolio The Investment Managers have contractually agreed to waive 0.014% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST AQR Large-Cap Portfolio The Investment Managers have contractually agreed to waive 0.24% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Blackrock iShares ETF Portfolio The Investment Managers have contractually agreed to waive a portion of their investment management fee equal to the acquired fund fees and expenses due to investments in iShares ETFs. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees (after the waiver described in the first sentence) and other expenses (including distribution fees, acquired fund fees and expenses due to investments in iShares ETFs, and other expenses excluding taxes, interest and brokerage commissions) do not exceed 1.02% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BlackRock/Loomis Sayles Bond Portfolio The Investment Managers have contractually agreed to waive 0.035% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Target Year Bond Portfolios The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST ClearBridge Dividend Growth Portfolio The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Cohen& Steers Reality Portfolio The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI Pyramis(R) Asset Allocation Portfolio The Investment Managers have contractually agreed to waive 0.018% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI Pyramis(R) Quantitative Portfolio The Investment Managers have contractually agreed to waive 0.14% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Franklin Templeton Founding Funds Allocation Portfolio The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses so that the investment management fees plus other expenses (exclusive in all cases of taxes, short sale interest and dividend expenses, brokerage commissions, distribution fees, underlying fund fees and expenses, and extraordinary expenses) for the Portfolio do not exceed 1.10% of the average daily net assets of the Portfolio through June 30, 2016. This expense limitation may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Large-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Mid-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.053% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Multi-Asset Portfolio The Investment Managers have contractually agreed to waive 0.213% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Small-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Herndon Large-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST International Growth Portfolio The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Investment Grade Bond Portfolio The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Legg Mason Diversified Growth Portfolio The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the portfolio's investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest and brokerage commissions) do not exceed 1.07% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST Loomis Sayles Large-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Lord Abbett Core Fixed Income Portfolio The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio's average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman Core Bond Portfolio The Investment Managers have contractually agreed to waive 0.14% of their investment management fee through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees, as follows: 0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman Mid-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman/LSV Mid-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST New Discovery Asset Allocation Portfolio The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Prudential Core Bond Portfolio The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows:
0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. The waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST T. Rowe Price Asset Allocation Portfolio The Investment Managers have contractually agreed to waive 0.022% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Western Asset Core Plus Bond Portfolio The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Western Asset Emerging Markets Debt Portfolio The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2016. This waiver arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

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                               EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Pruco Life Annuity with the cost of investing in other Pruco Life Annuities and/or other variable annuities. Below are examples for each Annuity showing what you would pay cumulatively in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and assuming your investment has a 5% return each year. The examples reflect the fees and charges listed below for each Annuity as described in "Summary of Contract Fees and Charges."

   .   Insurance Charge

   .   Contingent Deferred Sales Charge (when and if applicable)

   .   Annual Maintenance Fee

   .   Optional benefit fees, as described below

The examples also assume the following for the period shown:

   . You allocate all of your Account Value to the Sub-account with the maximum gross total operating expenses for 2014, and those expenses remain the same each year*

   . For each charge, we deduct the maximum charge rather than the current charge

   .   You make no withdrawals of your Account Value

   .   You make no transfers, or other transactions for which we charge a fee

   .   No tax charge applies

   . You elected the Spousal Highest Daily Lifetime Income 2.0 and Combination 5% Roll-Up and HAV Death Benefit (which has the maximum combination of optional benefit charges)

   . For the X Series example, no Purchase Credit is granted under the Annuity. If Purchase Credits were reflected in the calculations, expenses would be higher, because the charges would have been applied to a larger Account Value.

Amounts shown in the examples are rounded to the nearest dollar.

* Note: Not all Portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

THE EXAMPLES ARE ILLUSTRATIVE ONLY. THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING PORTFOLIOS. ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

Expense Examples are provided as follows:

If you surrender your annuity at the end of the applicable time period:

                                                    1 yr  3 yrs  5 yrs  10 yrs
                                                   ------ ------ ------ -------
X SERIES                                           $2,262 $4,732 $6,799 $10,316
B SERIES                                           $2,015 $4,318 $6,347 $10,158
L SERIES                                           $2,049 $4,401 $5,958 $10,274
C SERIES                                           $1,353 $3,811 $5,972 $10,288

If you do not surrender your Annuity, or if you annuitize your Annuity:

                                                    1 yr  3 yrs  5 yrs  10 yrs
                                                   ------ ------ ------ -------
X SERIES                                           $1,362 $3,832 $5,999 $10,316
B SERIES                                           $1,315 $3,718 $5,847 $10,158
L SERIES                                           $1,349 $3,801 $5,958 $10,274
C SERIES                                           $1,353 $3,811 $5,972 $10,288

Please see Appendix A for a table of Accumulation Unit Values.

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                                    SUMMARY

This Summary describes key features of the Annuities offered in this prospectus. It is intended to give you an overview, and to point you to sections of the prospectus that provide greater detail. You should not rely on the Summary alone for all the information you need to know before purchasing an Annuity. You should read the entire prospectus for a complete description of the Annuities. Your Financial Professional can also help you if you have questions.

The Annuity: The variable annuity contract issued by Pruco Life is a contract between you, the Owner, and Pruco Life, an insurance company. It is designed for retirement purposes, or other long-term investing, to help you save money for retirement, on a tax deferred basis, and provide income during your retirement. Although this prospectus describes key features of the variable annuity contract, the prospectus is a distinct document, and is not part of the contract.

The Annuity offers various investment portfolios. With the help of your Financial Professional, you choose how to invest your money within your Annuity (subject to certain restrictions; see "Investment Options"). Investing in a variable annuity involves risk and you can lose your money. On the other hand, investing in a variable annuity can provide you with the opportunity to grow your money through participation in "underlying" mutual funds.

This prospectus describes four different Annuities. The Annuities differ primarily in the fees and charges deducted and whether the Annuity provides Purchase Credits in certain circumstances. With the help of your Financial Professional, you choose the Annuity that is suitable for you based on your time horizon, liquidity needs, and desire for Purchase Credits.

GENERALLY SPEAKING, VARIABLE ANNUITIES ARE INVESTMENTS DESIGNED TO BE HELD FOR THE LONG TERM. WORKING WITH YOUR FINANCIAL PROFESSIONAL, YOU SHOULD CAREFULLY CONSIDER WHETHER A VARIABLE ANNUITY IS APPROPRIATE FOR YOU GIVEN YOUR LIFE EXPECTANCY, NEED FOR INCOME, AND OTHER PERTINENT FACTORS.

Purchase: Your eligibility to purchase is based on your age and the amount of your initial Purchase Payment. See your Financial Professional to complete an application.

                                              Maximum Age for  Minimum Initial
Annuity                                       Initial Purchase Purchase Payment
-------                                       ---------------- ----------------
X SERIES                                             80            $10,000
B SERIES                                             85            $ 1,000
L SERIES                                             85            $10,000
C SERIES                                             85            $10,000

The "Maximum Age for Initial Purchase" applies to the oldest Owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the Annuitant as of the day we would issue the Annuity. For Annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life.

After you purchase your Annuity, you will have a limited period of time during which you may cancel (or "Free Look") the purchase of your Annuity. Your request for a Free Look must be received in Good Order within the applicable time period.

Please see "Requirements for Purchasing the Annuity" for additional information.

Investment Options: You may choose from a variety of variable Investment Options ranging from conservative to aggressive. Our optional benefits limit your ability to invest in certain variable Investment Options otherwise available to you under the Annuity. Each of the underlying Portfolios is described in its own prospectus, which you should read before investing. You can obtain the summary prospectuses for the Portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any variable Investment Option will meet its investment objective.

You may also allocate money to an MVA Option that earns interest for a specific time period. In general, if you withdraw your money from this option more than 30 days prior to the end of the "Guarantee Period", you will be subject to a "Market Value Adjustment", which can either increase or decrease your Account Value. We also offer a 6 or 12 Month DCA Program under which your money is transferred monthly from a DCA MVA Option to the other Investment Options you have designated. Premature withdrawals from the DCA MVA Option may also be subject to a Market Value Adjustment.

Please see "Investment Options," and "Managing Your Account Value" for information.

Access To Your Money: You can receive income by taking withdrawals or electing annuity payments. Please note that withdrawals may be subject to tax, and may be subject to a Contingent Deferred Sales Charge (discussed below). You may withdraw up to 10% of your Purchase Payments each year without being subject to a Contingent Deferred Sales Charge.

You may elect to receive income through annuity payments over your lifetime, also called "Annuitization". If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs.

Please see "Access to Account Value" and "Annuity Options" for more information.

Optional Living Benefits

Guaranteed Lifetime Withdrawal Benefits. We offer optional living benefits, for an additional charge, that guarantee your ability to take withdrawals for life as a percentage of "Protected Withdrawal Value", even if your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Protected Withdrawal Value is not the same as your Account Value, and it is not available for a lump sum withdrawal. Your Account Value has no guarantees, may fluctuate, and can lose value. Withdrawals in excess of the Annual Income Amount, called "Excess Income," will impact the value of the benefit including a permanent reduction in future guaranteed amounts. In marketing and other materials, we may refer to Excess Income as "Excess Withdrawals".

We currently offer the following optional benefits:

..   Highest Daily Lifetime Income v2.1

..   Spousal Highest Daily Lifetime Income v2.1

..   Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit

..   Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit

We previously offered the following optional living benefits during the periods indicated.

Offered from August 20, 2012 to February 24, 2013:

..   Highest Daily Lifetime Income 2.0

..   Highest Daily Lifetime Income 2.0 with Lifetime Income Accelerator

..   Spousal Highest Daily Lifetime Income 2.0

..   Highest Daily Lifetime Income 2.0 with Highest Daily Death Benefit

..   Spousal Highest Daily Lifetime Income 2.0 with Highest Daily Death Benefit

Please see Appendix E for information pertaining to the Highest Daily Lifetime Income 2.0 Suite of benefits.

Offered from January 24, 2011 to August 19, 2012:

..   Highest Daily Lifetime Income

..   Highest Daily Lifetime Income with Lifetime Income Accelerator

..   Spousal Highest Daily Lifetime Income

Please see Appendix D for information pertaining to the Highest Daily Lifetime Income Suite of benefits.

Offered from March 15, 2010 to January 23, 2011:

..   Highest Daily Lifetime 6 Plus Income

..   Highest Daily Lifetime 6 Plus Income with Lifetime Income Accelerator

..   Spousal Highest Daily Lifetime 6 Plus Income

Please see Appendix C for information pertaining to the Highest Daily Lifetime 6 Plus Suite of benefits.

As a condition of electing an optional living benefit, we limit the Investment Options to which you may allocate your Account Value. Also, these benefits utilize predetermined mathematical formulas to help us manage your guarantee through all market cycles. Under the predetermined mathematical formula, your Account Value may be transferred between certain "permitted Sub-accounts" on the one hand and the AST Investment Grade Bond Sub-account on the other hand. Please see the applicable optional benefits section as well as the Appendices to this prospectus for more information on the formulas.

In the "Living Benefits" section, we describe guaranteed minimum withdrawal benefits that allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given Annuity Year (i.e., Excess Income), that withdrawal may permanently reduce the guaranteed amount you can withdraw in future years. Please also note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income.

Guaranteed Minimum Accumulation Benefits. For Annuities issued with an application signed prior to January 24, 2011, subject to availability which may vary by firm, we offer two optional benefits, for an additional charge, that guarantee your Account Value to a certain level after a stated period of years. As part of these benefits you may invest only in certain permitted Investment Options.

These benefits each utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Under each predetermined mathematical formula, your Account Value may be transferred between certain "permitted Sub-accounts" and a Sub-account within a group of bond portfolio Sub-accounts differing with respect to their target maturity date. Please see the applicable optional benefits section as well as the Appendices to this prospectus for more information on the formulas.

These benefits are:

..   Highest Daily Guaranteed Return Option II*

..   Guaranteed Return Option Plus II*

* Available only for Annuities issued with an application signed prior to January 24, 2011, subject to availability which may vary by firm.

Please see "Living Benefits" for more information.

Death Benefits: You may name a Beneficiary to receive the proceeds of your Annuity upon your death. Your death benefit must be distributed within the time period required by the tax laws. Each of our Annuities offers a minimum death benefit.

Please see "Death Benefits" for more information.

Purchase Credits: We apply a "Purchase Credit" to your Annuity's Account Value with respect to certain Purchase Payments you make under the X Series Annuity. The Purchase Credit is equal to a percentage of each Purchase Payment. The amount of the Purchase Credit depends on your age at the time the Purchase Payment is made and the number of years that the Annuity has been in force. Because the X Series Annuity grants Purchase Credits with respect to your Purchase Payments, the expenses of the X Series Annuity are higher than expenses for an Annuity without a Purchase Credit. In addition, the amount of the Purchase Credits that you receive under the X Series Annuity may be more than offset over time by the additional fees and charges associated with the Purchase Credit.

Fees and Charges: Each Annuity, and the optional living benefits and optional death benefits, are subject to certain fees and charges, as discussed in the "Summary of Contract Fees and Charges" table earlier in this prospectus. In addition, there are fees and expenses of the underlying Portfolios.

What does it mean that my Annuity is "tax deferred"? Variable annuities are "tax deferred", meaning you pay no taxes on any earnings from your Annuity until you withdraw the money. You may also transfer among your Investment Options without paying a tax at the time of the transfer. When you take your money out of the Annuity, however, you will be taxed on the earnings at ordinary income tax rates. If you withdraw money before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

You may also purchase one of our Annuities as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan. Although there is no additional tax advantage to a variable annuity purchased through one of these plans, the Annuity has features and benefits other than tax deferral that may make it an important investment for a qualified plan. You should consult your tax adviser regarding these features and benefits prior to purchasing a contract for use with a tax-qualified plan.

Market Timing: We have market timing policies and procedures that attempt to detect transfer activity that may adversely affect other Owners or Portfolio shareholders in situations where there is potential for pricing inefficiencies or that involve certain other types of disruptive trading activity (i.e., market timing). Our market timing policies and procedures are discussed in more detail later in this prospectus entitled "Restrictions on Transfers Between Investment Options."

Other Information: Please see the section entitled "Other Information" for more information about our Annuities, including legal information about Pruco Life, the Separate Account, and underlying Portfolios.

                              INVESTMENT OPTIONS

The Investment Options under each Annuity consist of the Sub-accounts and the MVA Options. In this section, we describe the portfolios. We then discuss the investment restrictions that apply if you elect certain optional benefits. Finally, we discuss the MVA Options. Each Sub-account invests in an underlying Portfolio whose share price generally fluctuates each Valuation Day. The portfolios that you select, among those that are permitted, are your choice - we do not provide investment advice, nor do we recommend any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios.

In contrast to the Sub-accounts, Account Value allocated to an MVA Option earns a fixed rate of interest as long as you remain invested for the Guarantee Period. We guarantee both the stated amount of interest and the principal amount of your Account Value in an MVA Option, so long as you remain invested in the MVA Option for the duration of the Guarantee Period. In general, if you withdraw Account Value prior to the end of the MVA Option's Guarantee Period, you will be subject to a Market Value Adjustment or "MVA", which can be positive or negative. A "Guarantee Period" is the period of time during which we credit a fixed rate of interest to an MVA Option.

As a condition of electing an optional living benefit (e.g., Highest Daily Lifetime Income v2.1), you will be restricted from investing in certain Sub-accounts or MVA Options. We describe those restrictions below. In addition, all of the optional living benefits employ a predetermined mathematical formula, under which money is transferred between your chosen Sub-accounts and a bond portfolio (e.g., the AST Investment Grade Bond Sub-account).

Whether or not you elect an optional benefit subject to the predetermined mathematical formula, you should be aware that the operation of the formula may result in large-scale asset flows into and out of the Sub-accounts. These asset flows could adversely impact the Portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the optional benefits but also the other Sub-accounts, because the Portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the Portfolios could experience the following effects, among others:

    (a)a Portfolio's investment performance could be adversely affected by requiring a subadviser to purchase and sell securities at inopportune times or by otherwise limiting the subadviser's ability to fully implement the Portfolio's investment strategy;

    (b)the subadviser may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;

    (c)a Portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the Portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners' Account Value may be transferred to the AST Investment Grade Bond Sub-account and other Owners' Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one Portfolio to another Portfolio, which in turn could adversely impact performance.

VARIABLE INVESTMENT OPTIONS

Each variable Investment Option is a Sub-account of the Pruco Life Flexible Premium Variable Annuity Account (see "Pruco Life and the Separate Account" for more detailed information). Each Sub-account invests exclusively in one Portfolio. The Investment Objectives Chart below provides a description of each Portfolio's investment objective to assist you in determining which portfolios may be of interest to you. Please note, the AST Investment Grade Bond Sub-account is not available for allocation of Purchase Payments or owner-initiated transfers.

Not all Portfolios offered as Sub-accounts may be available depending on whether you elect an optional benefit. Thus, if you elect an optional benefit, you would be precluded from investing in certain Portfolios and therefore would not receive investment appreciation (or depreciation) affecting those Portfolios.

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios.

In the table that follows, all Portfolio names include the prefix "AST," which indicates that they are Portfolios of the Advanced Series Trust. In addition, for each Portfolio the subadviser(s), which has been engaged to conduct day-to-day management, is listed next to the description.

This Annuity offers only Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Pruco Life ("Affiliated Portfolios"). Pruco Life and its affiliates ("Prudential Companies") receive fees and payments from the Affiliated Portfolios, which may be greater than the fees and payments Prudential Companies would receive if we offered unaffiliated portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over other portfolios sponsored and advised by companies not affiliated with Pruco Life. We have an incentive to offer Portfolios managed by certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which Portfolios to offer under the Annuities. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Allocations made to all AST Portfolios benefit us financially. See "Other Information" under the heading concerning "Fees and Payments Received by Pruco Life" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates.

In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.

On APRIL 29, 2013, we stopped offering the AST FRANKLIN TEMPLETON FOUNDING FUNDS ALLOCATION PORTFOLIO as a Sub-account under the Annuities, except as follows: if at any time prior to April 29, 2013 you had any portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the AST Franklin Templeton Founding Funds Allocation Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account prior to April 29, 2013, you cannot allocate Account Value to the AST Franklin Templeton Founding Funds Allocation Sub-account.

You may select Portfolios individually, create your own combination of Portfolios (certain limitations apply -- see "Limitations with Optional Benefits" later in this section), or select from among combinations of Portfolios that we have created called "Prudential Portfolio Combinations." Under Prudential Portfolio Combinations, each Portfolio Combination consists of several asset allocation portfolios, each of which represents a specified percentage of your allocations. If you elect to invest according to one of these Portfolio Combinations, we will allocate your initial Purchase Payment among the Sub-accounts within the Portfolio Combination according to the percentage allocations. You may elect to allocate additional Purchase Payments according to the composition of the Portfolio Combination, although if you do not make such an explicit election, we will allocate additional Purchase Payments as discussed below under "Additional Purchase Payments." Once you have selected a Portfolio Combination, we will not rebalance your Account Value to take into account differences in performance among the Sub-accounts. This is a static, point of sale model allocation. Over time, the percentages in each asset allocation Portfolio may vary from the Portfolio Combination you selected when you purchased your Annuity based on the performance of each of the Portfolios within the Portfolio Combination. However, you may elect to participate in an automatic rebalancing program, under which we would transfer Account Value periodically so that your Account Value allocated to the Sub-accounts is brought back to the exact percentage allocations stipulated by the Portfolio Combination you elected. Please see "Automatic Rebalancing Programs" below for details about how such a program operates. If you are participating in an optional living benefit (such as Highest Daily Lifetime Income v2.1) that uses a predetermined mathematical formula under which your Account Value may be transferred between certain "Permitted Sub-accounts" and a bond portfolio sub-account, and you have opted for automatic rebalancing in addition to Prudential Portfolio Combinations, you should be aware that:
(a) the AST bond portfolio used as part of the predetermined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that existed originally as part of Prudential Portfolio Combinations.

If you are interested in a Portfolio Combination, you should work with your Financial Professional to select the Portfolio Combination that is appropriate for you, in light of your investment time horizon, investment goals and expectations and market risk tolerance, and other relevant factors. In providing these Portfolio Combinations, we are not providing investment advice. You are responsible for determining which Portfolio Combination or Sub-account(s) is best for you. Asset allocation does not ensure a profit or protect against a loss.

The following table contains limited information about the Portfolios. Before selecting an Investment Option or Portfolio Combination, you should carefully review the summary prospectuses and/or prospectuses for the Portfolios, which contain details about the investment objectives, policies, risks, costs and management of the Portfolios. You can obtain the summary prospectuses and prospectuses for the Portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

 PORTFOLIO                        INVESTMENT                 PORTFOLIO
 NAME                             OBJECTIVES           ADVISOR/SUBADVISOR(S)
 ---------                 -------------------------  -------------------------
 AST Academic Strategies   Seeks long-term capital    AlphaSimplex Group, LLC
   Asset Allocation        appreciation.              AQR Capital Management,
   Portfolio                                          LLC and CNH Partners, LLC
                                                      CoreCommodity
                                                      Management, LLC
                                                      First Quadrant, L.P.
                                                      Jennison Associates LLC
                                                      J.P. Morgan Investment
                                                      Management, Inc.
                                                      Pacific Investment
                                                      Management Company LLC
                                                      (PIMCO)
                                                      Prudential Investments
                                                      LLC
                                                      Quantitative Management
                                                      Associates LLC
                                                      Western Asset Management
                                                      Company/ Western Asset
                                                      Management Company
                                                      Limited

 AST Advanced Strategies   Seeks a high level of      Brown Advisory LLC
   Portfolio               absolute return by using   Loomis, Sayles &
                           traditional and            Company, L.P.
                           non-traditional            LSV Asset Management
                           investment strategies and  Prudential Investment
                           by investing in domestic   Management, Inc.
                           and foreign equity and     Quantitative Management
                           fixed income securities,   Associates LLC
                           derivative instruments     T. Rowe Price
                           and other investment       Associates, Inc.
                           companies.                 William Blair & Company,
                                                      LLC

 AST AQR Emerging Markets  Seeks long-term capital    AQR Capital Management,
   Equity Portfolio        appreciation.              LLC

 AST AQR Large-Cap         Seeks long-term capital    AQR Capital Management,
   Portfolio               appreciation.              LLC

 AST Balanced Asset        Seeks to obtain the        Prudential Investments
   Allocation Portfolio    highest potential total    LLC
                           return consistent with     Quantitative Management
                           its specified level of     Associates LLC
                           risk tolerance.

 AST BlackRock Global      Seeks a high total return  BlackRock Financial
   Strategies Portfolio    consistent with a          Management, Inc.
                           moderate level of risk.    BlackRock International
                                                      Limited

 AST BlackRock iShares     Seeks to maximize total    BlackRock Financial
   ETF Portfolio           return with a moderate     Management, Inc.
                           level of risk.

 AST BlackRock/Loomis      Seek to maximize total     BlackRock Financial
   Sayles Bond Portfolio   return, consistent with    Management, Inc.;
   (formerly AST PIMCO     preservation of capital    BlackRock International
   Total Return Bond       and prudent investment     Limited
   Portfolio)              management                 BlackRock (Singapore)
                                                      Limited
                                                      Loomis, Sayles &
                                                      Company, L.P.

 AST Bond Portfolio 2017   Seeks the highest total    Prudential Investment
                           return for a specific      Management, Inc.
                           period of time,
                           consistent with the
                           preservation of capital
                           and liquidity needs.
                           Total return is comprised
                           of current income and
                           capital appreciation.

 AST Bond Portfolio 2018   Seeks the highest total    Prudential Investment
                           return for a specific      Management, Inc.
                           period of time,
                           consistent with the
                           preservation of capital
                           and liquidity needs.
                           Total return is comprised
                           of current income and
                           capital appreciation.

 AST Bond Portfolio 2019   Seeks the highest total    Prudential Investment
                           return for a specific      Management, Inc.
                           period of time,
                           consistent with the
                           preservation of capital
                           and liquidity needs.
                           Total return is comprised
                           of current income and
                           capital appreciation.

 AST Bond Portfolio 2020   Seeks the highest total    Prudential Investment
                           return for a specific      Management, Inc.
                           period of time,
                           consistent with the
                           preservation of capital
                           and liquidity needs.
                           Total return is comprised
                           of current income and
                           capital appreciation.

 AST Bond Portfolio 2021   Seeks the highest total    Prudential Investment
                           return for a specific      Management, Inc.
                           period of time,
                           consistent with the
                           preservation of capital
                           and liquidity needs.
                           Total return is comprised
                           of current income and
                           capital appreciation.

 AST Bond Portfolio 2022   Seeks the highest total    Prudential Investment
                           return for a specific      Management, Inc.
                           period of time,
                           consistent with the
                           preservation of capital
                           and liquidity needs.
                           Total return is comprised
                           of current income and
                           capital appreciation.

 PORTFOLIO                         INVESTMENT                PORTFOLIO
 NAME                              OBJECTIVES          ADVISOR/SUBADVISOR(S)
 ---------                   ------------------------ ------------------------
 AST Bond Portfolio 2023     Seeks the highest total  Prudential Investment
                             return for a specific    Management, Inc.
                             period of time,
                             consistent with the
                             preservation of capital
                             and liquidity needs.
                             Total return is
                             comprised of current
                             income and capital
                             appreciation.

 AST Bond Portfolio 2024     Seeks the highest total  Prudential Investment
                             return for a specific    Management, Inc.
                             period of time,
                             consistent with the
                             preservation of capital
                             and liquidity needs.
                             Total return is
                             comprised of current
                             income and capital
                             appreciation.

 AST Bond Portfolio 2025     Seeks the highest total  Prudential Investment
                             return for a specific    Management, Inc.
                             period of time,
                             consistent with the
                             preservation of capital
                             and liquidity needs.
                             Total return is
                             comprised of current
                             income and capital
                             appreciation.

 AST Bond Portfolio 2026     Seeks the highest total  Prudential Investment
                             return for a specific    Management, Inc.
                             period of time,
                             consistent with the
                             preservation of capital
                             and liquidity needs.
                             Total return is
                             comprised of current
                             income and capital
                             appreciation.

 AST Boston Partners         Seeks capital            Boston Partners
   Large-Cap Value           appreciation.
   Portfolio (formerly AST
   Jennison Large- Cap
   Value Portfolio)

 AST Capital Growth Asset    Seeks to obtain the      Prudential Investments
   Allocation Portfolio      highest potential total  LLC
                             return consistent with   Quantitative Management
                             its specified level of   Associates LLC
                             risk tolerance.

 AST ClearBridge Dividend    Seeks income, capital    ClearBridge Investments,
   Growth Portfolio          preservation, and        LLC
                             capital appreciation.

 AST Cohen & Steers Realty   Seeks to maximize total  Cohen & Steers Capital
   Portfolio                 return through           Management, Inc.
                             investment in real
                             estate securities.

 AST Defensive Asset         Seeks to obtain the      Prudential Investments
   Allocation Portfolio      highest potential total  LLC
                             return consistent with   Quantitative Management
                             its specified level of   Associates LLC
                             risk tolerance.

 AST FI Pyramis(R)           Seeks to maximize total  Pyramis Global Advisors,
   Asset Allocation          return.                  LLC a Fidelity
   Portfolio                                          Investments Company

 AST FI Pyramis(R)           Seeks long-term capital  Pyramis Global Advisors,
   Quantitative Portfolio    growth balanced by       LLC a Fidelity
                             current income.          Investments Company

 AST Franklin Templeton      Seeks capital            Franklin Advisers, Inc.
   Founding Funds            appreciation while its   Franklin Mutual
   Allocation Portfolio      secondary investment     Advisers, LLC
                             objective is to seek     Templeton Global
                             income.                  Advisors Limited

 AST Franklin Templeton      Seeks capital            AST Investment Services,
   Founding Funds Plus       appreciation.            Inc.
   Portfolio                                          Prudential Investments
                                                      LLC

 AST Global Real Estate      Seeks capital            Prudential Real Estate
   Portfolio                 appreciation and income. Investors

 AST Goldman Sachs           Seeks long-term growth   Goldman Sachs Asset
   Large-Cap Value Portfolio of capital.              Management, L.P.

 AST Goldman Sachs Mid-Cap   Seeks long-term growth   Goldman Sachs Asset
   Growth Portfolio          of capital.              Management, L.P.

 AST Goldman Sachs           Seeks to obtain a high   Goldman Sachs Asset
   Multi-Asset Portfolio     level of total return    Management, L.P.
                             consistent with its
                             level of risk tolerance.

 AST Goldman Sachs           Seeks long-term capital  Goldman Sachs Asset
   Small-Cap Value Portfolio appreciation.            Management, L.P.

 AST Herndon Large-Cap       Seeks maximum growth of  Herndon Capital
   Value Portfolio           capital by investing     Management, LLC
                             primarily in the value
                             stocks of larger
                             companies.

 AST High Yield Portfolio    Seeks maximum total      J.P. Morgan Investment
                             return, consistent with  Management, Inc.
                             preservation of capital  Prudential Investment
                             and prudent investment   Management, Inc.
                             management.

 AST International Growth    Seeks long-term capital  Jennison Associates LLC
   Portfolio                 growth.                  Neuberger Berman
                                                      Management LLC
                                                      William Blair & Company,
                                                      LLC

 AST International Value     Seeks capital growth.    Lazard Asset Management
   Portfolio                                          LLC
                                                      LSV Asset Management

PORTFOLIO                           INVESTMENT                PORTFOLIO
NAME                                OBJECTIVES          ADVISOR/SUBADVISOR(S)
---------                     ------------------------ ------------------------
AST Investment Grade Bond     Seeks to maximize total  Prudential Investment
  Portfolio                   return, consistent with  Management, Inc.
                              the preservation of
                              capital and liquidity
                              needs. Total return is
                              comprised of current
                              income and capital
                              appreciation.

AST J.P. Morgan Global        Seeks capital            J.P. Morgan Investment
  Thematic Portfolio          appreciation consistent  Management, Inc./
                              with its specified       Security Capital
                              level of risk tolerance. Research & Management
                                                       Incorporated

AST J.P. Morgan               Seeks capital growth.    J.P. Morgan Investment
  International Equity                                 Management, Inc.
  Portfolio

AST J.P. Morgan Strategic     Seeks to maximize        J.P. Morgan Investment
  Opportunities Portfolio     return compared to the   Management, Inc.
                              benchmark through
                              security selection and
                              tactical asset
                              allocation.

AST Jennison Large-Cap        Seeks long-term growth   Jennison Associates LLC
  Growth Portfolio            of capital.

AST Large-Cap Value Portfolio Seeks current income     Hotchkis and Wiley
                              and long-term growth of Capital Management, LLC income, as well as capital appreciation.

AST Legg Mason Diversified    Seek high risk-adjusted  Brandywine Global
  Growth Portfolio            returns compared to its  Investment Management,
                              blended index            LLC
                                                       ClearBridge
                                                       Investments, LLC
                                                       QS Batterymarch
                                                       Financial Management,Inc
                                                       QS Legg Mason Global
                                                       Asset Allocation, LLC
                                                       Western Asset
                                                       Management Company/
                                                       Western Asset
                                                       Management Company
                                                       Limited

AST Loomis Sayles Large-Cap   Seeks capital growth.    Loomis, Sayles &
  Growth Portfolio            Income realization is    Company, L.P.
                              not an investment
                              objective and any
                              income realized on the
                              Portfolio's
                              investments, therefore,
                              will be incidental to
                              the Portfolio's
                              objective.

AST Lord Abbett Core Fixed    Seeks income and         Lord, Abbett & Co. LLC
  Income Portfolio            capital appreciation to
                              produce a high total
                              return.

AST MFS Global Equity         Seeks capital growth.    Massachusetts Financial
  Portfolio                                            Services Company

AST MFS Growth Portfolio      Seeks long-term capital  Massachusetts Financial
                              growth and future,       Services Company
                              rather than current
                              income.

AST MFS Large-Cap Value       Seeks capital            Massachusetts Financial
  Portfolio                   appreciation.            Services Company

AST Mid-Cap Value Portfolio   Seeks to provide         EARNEST Partners, LLC
                              capital growth by        WEDGE Capital
                              investing primarily in   Management L.L.P.
                              mid-capitalization
                              stocks that appear to
                              be undervalued.

AST Money Market Portfolio    Seeks high current       Prudential Investment
                              income and maintain      Management, Inc.
                              high levels of
                              liquidity.

AST Neuberger Berman Core     Seeks to maximize total  Neuberger Berman Fixed
  Bond Portfolio              return consistent with   Income LLC
                              the preservation of
                              capital.

AST Neuberger Berman Mid-Cap  Seeks capital growth.    Neuberger Berman
  Growth Portfolio                                     Management LLC

AST Neuberger Berman/LSV      Seeks capital growth.    LSV Asset Management
  Mid-Cap Value Portfolio                              Neuberger Berman
                                                       Management LLC

AST New Discovery Asset       Seeks total return.      C.S. McKee, LP
  Allocation Portfolio                                 EARNEST Partners, LLC
                                                       Epoch Investment
                                                       Partners, Inc.
                                                       Longfellow Investment
                                                       Management Co. LLC
                                                       Parametric Portfolio
                                                       Associates LLC
                                                       Security Investors, LLC
                                                       Thompson, Siegel &
                                                       Walmsley LLC
                                                       Vision Capital
                                                       Management, Inc.

AST Parametric Emerging       Seeks long-term capital  Parametric Portfolio
  Markets Equity Portfolio    appreciation.            Associates LLC

AST PIMCO Limited Maturity    Seeks to maximize total  Pacific Investment
  Bond Portfolio              return consistent with   Management Company LLC
                              preservation of capital  (PIMCO)
                              and prudent investment
                              management.

AST Preservation Asset        Seeks to obtain the      Prudential Investments
  Allocation Portfolio        highest potential total  LLC
                              return consistent with   Quantitative Management
                              its specified level of   Associates LLC
                              risk tolerance.

 PORTFOLIO                        INVESTMENT                 PORTFOLIO
 NAME                             OBJECTIVES           ADVISOR/SUBADVISOR(S)
 ---------                 -------------------------  ------------------------
 AST Prudential Core Bond  Seeks to maximize total    Prudential Investment
   Portfolio               return consistent with     Management, Inc.
                           the long-term
                           preservation of capital.

 AST Prudential Growth     Seeks total return.        Prudential Investment
   Allocation Portfolio                               Management, Inc.
                                                      Quantitative Management
                                                      Associates LLC

 AST QMA Emerging Markets  Seeks long-term capital    Quantitative Management
   Equity Portfolio        appreciation.              Associates LLC

 AST QMA Large-Cap         Seeks long-term capital    Quantitative Management
   Portfolio               appreciation.              Associates LLC

 AST QMA US Equity Alpha   Seeks long term capital    Quantitative Management
   Portfolio               appreciation.              Associates LLC

 AST Quantitative          Seeks a high potential     Quantitative Management
   Modeling Portfolio      return while attempting    Associates LLC
                           to mitigate downside risk
                           during adverse market
                           cycles.

 AST RCM World Trends      Seeks highest potential    Allianz Global Investors
   Portfolio               total return consistent    U.S. LLC
                           with its specified level
                           of risk tolerance.

 AST Schroders Global      Seeks to outperform its    Schroder Investment
   Tactical Portfolio      blended performance        Management North America
                           benchmark.                 Inc./ Schroder
                                                      Investment Management
                                                      North America Ltd.

 AST Schroders             Seeks long-term capital    Schroder Investment
   Multi-Asset World       appreciation.              Management North America
   Strategies Portfolio                               Inc./ Schroder
                                                      Investment Management
                                                      North America Ltd.

 AST Small-Cap Growth      Seeks long-term capital    Eagle Asset Management,
   Portfolio               growth.                    Inc.
                                                      Emerald Mutual Fund
                                                      Advisers Trust

 AST Small-Cap Growth      Seeks capital growth.      RS Investment Management
   Opportunities                                      Co. LLC
   Portfolio (formerly                                Wellington Management
   AST Federated                                      Company, LLP
   Aggressive Growth
   Portfolio):

 AST Small-Cap Value       Seeks to provide           ClearBridge Investments,
   Portfolio               long-term capital growth   LLC
                           by investing primarily in  J.P. Morgan Investment
                           small-capitalization       Management, Inc.
                           stocks that appear to be   LMC Investments, LLC
                           undervalued.

 AST T. Rowe Price Asset   Seeks a high level of      T. Rowe Price
   Allocation Portfolio    total return by investing  Associates, Inc.
                           primarily in a
                           diversified portfolio of
                           equity and fixed income
                           securities.

 AST T. Rowe Price Equity  Seeks to provide           T. Rowe Price
   Income Portfolio        substantial dividend       Associates, Inc.
                           income as well as
                           long-term growth of
                           capital through
                           investments in the common
                           stocks of established
                           companies.

 AST T. Rowe Price Growth  Seeks a high level of      T. Rowe Price
   Opportunities Portfolio total return by investing  Associates, Inc.
                           primarily in a             T. Rowe Price
                           diversified portfolio of   International, Ltd.
                           equity and fixed income    T. Rowe Price
                           securities.                International, Ltd. -
                                                      Tokyo branch and T. Rowe
                                                      Price Hong Kong Limited

 AST T. Rowe Price         Seeks long-term growth of  T. Rowe Price
   Large-Cap Growth        capital by investing       Associates, Inc.
   Portfolio               predominantly in the
                           equity securities of a
                           limited number of large,
                           carefully selected,
                           high-quality U.S.
                           companies that are judged
                           likely to achieve
                           superior earnings growth.

 AST T. Rowe Price         Seeks long-term capital    T. Rowe Price
   Natural Resources       growth primarily through   Associates, Inc.
   Portfolio               investing in the common
                           stocks of companies that
                           own or develop natural
                           resources (such as energy
                           products, precious metals
                           and forest products) and
                           other basic commodities.

 AST Templeton Global      Seeks to provide current   Franklin Advisers, Inc.
   Bond Portfolio          income with capital
                           appreciation and growth
                           of income.

 PORTFOLIO                        INVESTMENT                 PORTFOLIO
 NAME                             OBJECTIVES           ADVISOR/SUBADVISOR(S)
 ---------                 -------------------------  ------------------------
 AST Wellington            Seeks to outperform a mix  Wellington Management
   Management Hedged       of 50% Russell 3000(R)     Company LLP
   Equity Portfolio        Index, 20% MSCI EAFE
                           Index, and 30% Treasury
                           Bill Index over a full
                           market cycle by
                           preserving capital in
                           adverse markets utilizing
                           an options strategy while
                           maintaining equity
                           exposure to benefit from
                           up markets through
                           investments in Wellington
                           Management's equity
                           investment strategies.

 AST Western Asset Core    Seeks to maximize total    Western Asset Management
   Plus Bond Portfolio     return, consistent with    Company/ Western Asset
                           prudent investment         Management Company
                           management and liquidity   Limited
                           needs, by investing to
                           obtain the average
                           duration specified for
                           the Portfolio.

 AST Western Asset         Seeks to maximize total    Western Asset Management
   Emerging Markets Debt   return.                    Company/ Western Asset
   Portfolio                                          Management Company
                                                      Limited

Pyramis is a registered service mark of FMR LLC. Used with permission.

LIMITATIONS WITH OPTIONAL BENEFITS

As a condition to your electing any optional benefits, we limit the Investment Options to which you may allocate your Account Value. Broadly speaking, we offer two groups of "Permitted Sub-accounts". Under the first group (Group I), your allowable Investment Options are more limited, but you are not subject to mandatory quarterly re-balancing. We call the second group (Group II) our "Custom Portfolios Program." The Custom Portfolios Program offers a larger menu of portfolios, but you are subject to certain other restrictions. Specifically:

..   you must allocate at least 20% of your Account Value to certain fixed income portfolios (currently, the AST PIMCO Total Return Bond Portfolio, the AST Western Asset Core Plus Bond Portfolio, the AST Lord Abbett Core Fixed Income Portfolio, the AST Neuberger Berman Core Bond Portfolio, and/or the AST Prudential Core Bond Portfolio); and

..   you may allocate up to 80% in the portfolios listed in the table below; and

..   on each benefit quarter (or the next Valuation Day, if the quarter-end is not a Valuation Day), we will automatically re-balance your Sub-accounts used with this Program, so that the percentages devoted to each portfolio remain the same as those in effect on the immediately preceding quarter-end, subject to the predetermined mathematical formula inherent in the benefit. Note that on the first quarter-end following your participation in the Custom Portfolios Program, we will re-balance your Sub-accounts so that the percentages devoted to each portfolio remain the same as those in effect when you began the Custom Portfolios Program (subject to the predetermined mathematical formula inherent in the benefit); and

..   between quarter-ends, you may re-allocate your Account Value among the
    Investment Options permitted within this category. If you reallocate, the next quarterly rebalancing will restore the percentages to those of your most recent reallocation; and

..   if you are already participating in the Custom Portfolios Program and add a new benefit that also participates in this program, your rebalancing date will continue to be based upon the quarterly anniversary of your initial benefit election.

While those who do not participate in any optional benefit generally may invest in any of the Investment Options described in the prospectus, only those who participate in the optional benefits listed in Group II below may participate in the Custom Portfolios Program. Please note that the Custom Portfolios Program is not available with any of the Highest Daily Lifetime Income v2.1 and
2.0 benefits. If you currently have an optional death benefit that allows you to participate in the Custom Portfolios Program and wish to elect a Highest Daily Lifetime Income v2.1 benefit, you may not continue to invest under the Custom Portfolios Program. Instead, you will have to allocate your Account Value to the Investment Options permitted for the Highest Daily Lifetime Income v2.1 benefit at the time you elect it. If you participate in the Custom Portfolios Program, you may not participate in other Automatic Rebalancing Programs. We may modify or terminate the Custom Portfolios Program at any time. Any such modification or termination will (i) be implemented only after we have notified you in advance, (ii) not affect the guarantees you had accrued under the optional benefit or your ability to continue to participate in those optional benefits, and (iii) not require you to transfer account value out of any portfolio in which you participated immediately prior to the modification or termination. If you are not participating in the Custom Portfolios Program at the time of any modification or termination, or if you voluntarily transfer your Account Value out of the Custom Portfolios Program after any modification or termination, we may restrict your further eligibility to participate in the Custom Portfolios Program.

In the following tables, we set forth the optional benefits that you may have if you also participate in the Group I or Group II programs, respectively. Please note that the DCA Market Value Adjustment Options described later in this section are also available if you elect an optional benefit.

Group I: Allowable Benefit Allocations

Highest Daily Lifetime Income v2.1          AST Academic Strategies Asset
                                            Allocation Portfolio
Spousal Highest Daily Lifetime Income v2.1  AST Advanced Strategies Portfolio
Highest Daily Lifetime Income v2.1 with     AST Balanced Asset Allocation
  Highest Daily Death Benefit               Portfolio
                                            AST BlackRock Global Strategies
                                            Portfolio

Benefit
Spousal Highest Daily Lifetime Income v2.1  AST BlackRock iShares ETF Portfolio
  with Highest Daily Death Benefit
                                            AST Capital Growth Asset
                                            Allocation Portfolio

Highest Daily Lifetime Income 2.0           AST Defensive Asset Allocation
                                            Portfolio

Highest Daily Lifetime Income 2.0 with      AST FI Pyramis(R) Asset Allocation
  Lifetime Income Accelerator               Portfolio

                                            AST FI Pyramis(R) Quantitative
                                            Portfolio

Spousal Highest Daily Lifetime Income 2.0   *AST Franklin Templeton Founding
                                            Funds Allocation Portfolio

Highest Daily Lifetime Income 2.0 with      AST Franklin Templeton Founding
  Highest Daily Death Benefit               Funds Plus Portfolio

                                            AST Goldman Sachs Multi-Asset
                                            Portfolio

Spousal Highest Daily Lifetime Income 2.0   AST J.P. Morgan Global Thematic
  with Highest Daily Death Benefit          Portfolio

                                            AST J.P. Morgan Strategic
                                            Opportunities Portfolio

Highest Daily Lifetime Income               AST New Discovery Asset Allocation
                                            Portfolio

Highest Daily Lifetime Income with          AST Preservation Asset Allocation
  Lifetime Income Accelerator               Portfolio

Spousal Highest Daily Lifetime Income       AST Prudential Growth Allocation
                                            Portfolio

Highest Daily Lifetime 6 Plus               AST RCM World Trends Portfolio

Highest Daily Lifetime 6 Plus with LIA      AST Schroders Global Tactical
                                            Portfolio

Spousal Highest Daily Lifetime 6 Plus       AST Schroders Multi-Asset World
                                            Strategies Portfolio

GRO Plus II                                 AST T. Rowe Price Asset Allocation
                                            Portfolio

Highest Daily GRO II                        AST Wellington Management Hedged
                                            Equity Portfolio

Highest Anniversary Value Death Benefit

Combination 5% Roll-Up and HAV Death
  Benefit

* No longer offered for new investment.

Group II: Custom Portfolios Program

Highest Daily Lifetime Income               AST Academic Strategies Asset
                                            Allocation Portfolio

Highest Daily Lifetime Income with
  Lifetime Income Accelerator               AST Advanced Strategies Portfolio

Spousal Highest Daily Lifetime Income       AST Balanced Asset Allocation
                                            Portfolio

Highest Daily Lifetime 6 Plus               AST BlackRock Global Strategies
                                            Portfolio

Highest Daily Lifetime 6 Plus with LIA      AST BlackRock/Loomis Sayles Bond
                                            Portfolio

Spousal Highest Daily Lifetime 6 Plus       AST Boston Partners Large-Cap
                                            Value Portfolio

GRO Plus II                                 AST iShares ETF Portfolio

Highest Daily GRO II                        AST Capital Growth Asset
                                            Allocation Portfolio

                                            AST ClearBridge Dividend Growth
                                            Portfolio

Highest Anniversary Value Death Benefit     AST Cohen & Steers Realty Portfolio

Combination 5% Roll-Up and HAV Death        AST Defensive Asset Allocation
  Benefit                                   Portfolio

                                            AST FI Pyramis(R)Asset Allocation
                                            Portfolio

                                            AST FI Pyramis(R) Quantitative
                                            Portfolio

                                            *AST Franklin Templeton Founding
                                            Funds Allocation Portfolio

                                            AST Franklin Templeton Founding
                                            Funds Plus Portfolio

                                            AST Global Real Estate Portfolio

                                            AST Goldman Sachs Large-Cap Value
                                            Portfolio

                                            AST Goldman Sachs Mid-Cap Growth
                                            Portfolio

                                            AST Goldman Sachs Multi-Asset
                                            Portfolio

                                            AST Goldman Sachs Small-Cap Value
                                            Portfolio

                                            AST Herndon Large-Cap Value
                                            Portfolio

                                            AST High Yield Portfolio

                                            AST International Growth Portfolio

                                            AST International Value Portfolio

                                            AST J.P. Morgan Global Thematic
                                            Portfolio

                                            AST J.P. Morgan International
                                            Equity Portfolio

                                            AST J.P. Morgan Strategic
                                            Opportunities Portfolio

                                            AST Jennison Large-Cap Growth
                                            Portfolio

                                            AST Large-Cap Value Portfolio

                                            AST Loomis Sayles Large-Cap Growth
                                            Portfolio

                                            AST Lord Abbett Core Fixed Income
                                            Portfolio

                                            AST MFS Global Equity Portfolio

                                            AST MFS Growth Portfolio

                                            AST MFS Large-Cap Value Portfolio

                                            AST Mid-Cap Value Portfolio

                                            AST Money Market Portfolio

                                            AST Neuberger Berman Core Bond
                                            Portfolio

                                            AST Neuberger Berman Mid-Cap
                                            Growth Portfolio

                                            AST Neuberger Berman/LSV Mid-Cap
                                            Value Portfolio

                                            AST New Discovery Asset Allocation
                                            Portfolio

                                            AST Parametric Emerging Markets
                                            Equity Portfolio

                                            AST PIMCO Limited Maturity Bond
                                            Portfolio

                                            AST Preservation Asset Allocation
                                            Portfolio

                                            AST Prudential Core Bond Portfolio

                                            AST Prudential Growth Allocation
                                            Portfolio

                                            AST QMA US Equity Alpha Portfolio

                                            AST RCM World Trends Portfolio

                                            AST Schroders Global Tactical
                                            Portfolio

                                            AST SchrodersMulti-Asset World
                                            Strategies Portfolio

                                            AST Small-Cap Growth Portfolio

                                            AST Small-Cap Growth Opportunities
                                            Portfolio

                                            AST Small-Cap Value Portfolio

                                            AST T. Rowe Price Asset Allocation
                                            Portfolio

                                            AST T. Rowe Price Equity Income
                                            Portfolio

                                            AST T. Rowe Price Large-Cap Growth
                                            Portfolio

                                            AST T. Rowe Price Natural
                                            Resources Portfolio

                                            AST Templeton Global Bond Portfolio

                                            AST Wellington Management Hedged
                                            Equity Portfolio

                                            AST Western Asset Core Plus Bond
                                            Portfolio

* No longer offered for new investment.

MARKET VALUE ADJUSTMENT OPTIONS

When you allocate your Account Value to an MVA Option, you earn a fixed rate of interest as long as you remain invested for a set period of time called a Guarantee Period. Amounts in MVA Options are supported by our general account and subject to our claims paying ability. Please see "Other Information" later in this prospectus for additional information about our general account. There are two types of MVA Options available under each Annuity - the Long-Term MVA Options and the DCA MVA Options. If you elect an optional living benefit, only the DCA MVA Option will be available to you. We discuss each MVA Option below. In brief, under the Long-Term MVA Options, you earn interest over a multi-year time period that you have selected. Currently, the Guarantee Periods we offer are 3 years, 5 years, 7 years, and 10 years. We reserve the right to eliminate any or all of these Guarantee Periods or offer Guarantee Periods of different durations. Under the DCA MVA Options, you earn interest over a 6 month or 12 month period while your Account Value in that option is systematically transferred monthly to the Sub-accounts you have designated.

For the Long-Term MVA Option, a Guarantee Period for an MVA Option begins:

   .   when all or part of a Purchase Payment is allocated to that MVA Option;

   . upon transfer of any of your Account Value to a Long-Term MVA Option for that particular Guarantee Period; or

   .   when you "renew" an MVA Option into a new Guarantee Period.

RATES FOR MVA OPTIONS

We do not have a single method for determining the fixed interest rates for the MVA Options. In general, the interest rates we offer for MVA Options will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the MVA Option, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the MVA Options, general economic trends and competition. We also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Options, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

The interest rate credited to an MVA Option is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the various Guarantee Periods. At the time that we confirm your MVA Option, we will advise you of the interest rate in effect and the date your MVA Option matures. We may change the rates we credit to new MVA Options at any time. To inquire as to the current rates for the MVA Options, please call 1-888-PRU-2888. MVA Options may not be available in all States and are subject to a minimum rate which may vary by state. Currently, the MVA Options are not available in the States of Illinois, Iowa, and Oregon.

To the extent permitted by law, we may establish different interest rates for MVA Options offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use DCA MVA Options.

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For any MVA Option, you will not be permitted to allocate or renew to the MVA
Option if the Guarantee Period associated with that MVA Option would end after your Annuity Date. Thus, for example, we would not allow you to start a new Guarantee Period of 5 years if the Owner/Annuitant were aged 94, because the 5 year period would end after the Latest Annuity Date.

MARKET VALUE ADJUSTMENT

With certain exceptions, if you transfer or withdraw Account Value from an MVA Option prior to the end of the applicable Guarantee Period, you will be subject to a Market Value Adjustment or "MVA". We assess an MVA (whether positive or negative) upon:

   . any surrender, partial withdrawal (including a systematic withdrawal, Medically-Related Surrender, or a withdrawal program under Sections 72(t) or 72(q) of the Code), or transfer out of an MVA Option made outside the 30 days immediately preceding the maturity of the Guarantee Period; and

   . your exercise of the Free Look right under your Annuity, unless prohibited by state law.

We will NOT assess an MVA (whether positive or negative) in connection with any of the following:

   . partial withdrawals made to meet Required Minimum Distribution requirements under the Code in relation to your Annuity or a required distribution if your Annuity is held as a Beneficiary Annuity, but only if the Required Minimum Distribution or required distribution from Beneficiary Annuity is an amount that we calculate and is distributed through a program that we offer;

   . transfers or partial withdrawals from an MVA Option during the 30 days immediately prior to the end of the applicable Guarantee Period, including the Maturity Date of the MVA Option;

   .   transfers made in accordance with our 6 or 12 Month DCA Program;

   .   when a Death Benefit is determined;

   .   deduction of a Annual Maintenance Fee for the Annuity;

   .   Annuitization under the Annuity; and

   . transfers made pursuant to a mathematical formula used with an optional benefit.

The amount of the MVA is determined according to the formulas set forth in Appendix H. We use one formula for the Long-Term MVA Option and another formula for the DCA MVA Option. In general, the amount of the MVA is dependent on the difference between interest rates at the time your MVA Option was established and current interest rates for the remaining Guarantee Period of your MVA Option. For the Long-Term MVA Option, as detailed in the formula, we essentially (i) divide the current interest rate you are receiving under the Guarantee Period by the interest rate we are crediting for a Guarantee Period equal in duration to the time remaining under the Guarantee Period (plus a "Liquidity Factor" as defined below) and (ii) raise that quotient by a mathematical power that represents the time remaining until the maturity of the Guarantee Period. That result produces the MVA factor. The Liquidity Factor is an element of the MVA formula currently equal to 0.0025 or .25%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no Liquidity Factor is applied, will reduce the amount being surrendered or transferred from the MVA Option. If we have no interest rate for a Guarantee Period equal in duration to the time remaining under the Guarantee Period, we may use certain US Treasury interest rates to calculate a proxy for that interest rate. All else being equal, the longer the time remaining until the maturity of the MVA Option from which you are making the withdrawal, the larger the mathematical power that is applied to the quotient in (i) above, and thus the larger the MVA itself. The formula for the DCA MVA Option works in a similar fashion, including the Liquidity Factor described above, except that both interest rates used in the MVA formula are derived directly from the Federal Reserve's "Constant Maturity
(CMT) rate." Under either formula, the MVA may be positive or negative, and a negative MVA could result in a loss of interest previously earned as well as some portion of your Purchase Payments.

LONG-TERM MVA OPTIONS

We offer Long-Term MVA Options, offering a range of durations. When you select this option, your payment will earn interest at the established rate for the applicable Guarantee Period. A new Long-Term MVA Option is established every time you allocate or transfer money into a Long-Term MVA Option. You may have money allocated in more than one Guarantee Period at the same time. This could result in your money earning interest at different rates and each Guarantee Period maturing at a different time. While the interest rates we credit to the Long-Term MVA Options may change from time to time, the minimum interest rate is what is set forth in your Annuity.

We retain the right to limit the amount of Account Value that may be transferred into a new or out of an existing Long-Term MVA Option and/or to require advance notice for transfers exceeding a specified amount. In addition, we reserve the right to limit or restrict the availability of certain Guarantee Periods from time to time.

DCA MVA OPTIONS

In addition to the Long-Term MVA Options, we offer DCA MVA Options that are used with our 6 or 12 Month DCA Program. Amounts allocated to the DCA MVA Options earn the declared rate of interest while the amount is transferred over a 6 or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount you allocated initially to the DCA MVA Options for the 6 month or 12 month period. A dollar cost averaging program does not assure a profit, or protect against a loss. For a complete description of our 6 or 12 month DCA Program, see the applicable section of this prospectus within "Managing Your Account Value."

GUARANTEE PERIOD TERMINATION

An MVA Option ends on the earliest of (a) the "Maturity Date" of the Guarantee Period; (b) the date the entire amount in the MVA Option is withdrawn or transferred; (c) the Annuity Date; (d) the date the Annuity is surrendered, and
(e) the date as of which a Death Benefit is determined, unless the Annuity is continued by a spousal Beneficiary. "Annuity Date" means the date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

We will notify you before the end of the Guarantee Period. You may elect to have the value of the Long-Term MVA Option on its Maturity Date transferred to any Investment Option, including any Long-Term MVA Option, we then make available. If we do not receive instructions from you in Good Order at our Service Office before the Maturity Date of the Long-Term MVA Option, regarding how the Account Value in your maturing Long-Term MVA Option is to be allocated, we will allocate the Account Value in the maturing Long-Term MVA Option to the AST Money Market Sub-account, unless the Maturity Date is the Annuity Date. We will not assess an MVA if you choose to renew an MVA Option on its Maturity Date or transfer the Account Value to another Investment Option on the Maturity Date (or at any time during the 30 days immediately preceding the Maturity
Date).

                         FEES, CHARGES AND DEDUCTIONS

In this section, we provide detail about the charges you incur if you own the Annuity.

The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under each Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Pruco Life may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations and other expenses under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In general, a given charge under the Annuity compensates us for our costs and risks related to that charge and may provide for a profit. However, it is possible that with respect to a particular obligation we have under this Annuity, we may be compensated not only by the charge specifically tied to that obligation, but also from one or more other charges we impose.

With regard to charges that are assessed as a percentage of the value of the Sub-accounts, please note that such charges are assessed through a reduction to the Unit value of your investment in each Sub-account, and in that way reduce your Account Value. A "Unit" refers to a share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

Contingent Deferred Sales Charge ("CDSC"): A CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials, other promotional expenses and, in the case of the X Series, the cost of providing a Purchase Credit. We may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal (except that there is no CDSC on the C Series Annuity). The CDSC is calculated as a percentage of your Purchase Payment (not including any Purchase Credit applied on the X Series) being surrendered or withdrawn. The CDSC percentage varies with the number of years that have elapsed since each Purchase Payment being withdrawn was made. If a withdrawal is taken on the day before the anniversary of the date that the Purchase Payment being withdrawn was made, then the CDSC percentage as of the next following year will apply. The CDSC percentages for the X Series, the B Series, and the L Series are shown under "Summary of Contract Fees and Charges" earlier in this prospectus.

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see "Free Withdrawal Amounts" later in this prospectus). If the free withdrawal amount is not sufficient, we then assume that any remaining amount of a partial withdrawal is taken from Purchase Payments on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity (including gains or purchase credits), as described in the examples below.

EXAMPLES

These examples are designed to show you how the CDSC is calculated. They do not take into account any other fees and charges. The examples illustrate how the CDSC would apply to reduce your Account Value based on the timing and amount of your withdrawals. They also illustrate how a certain amount of your withdrawal, the "Free Withdrawal Amount," is not subject to the CDSC. The Free Withdrawal Amount is equal to 10% of all Purchase Payments currently subject to a CDSC in each year and is described in more detail in "Access to Account Value," later in this prospectus.

Assume you purchase your B Series Annuity with a $75,000 initial Purchase Payment and you make no additional Purchase Payments for the life of your Annuity.

Example 1

Assume the following:

..   two years after the purchase, your Unadjusted Account Value is $85,000
    (your Purchase Payment of $75,000 plus $10,000 of investment gain);

..   the free withdrawal amount is $7,500 ($75,000 x .10);

..   the applicable CDSC is 6%.

If you request a withdrawal of $50,000, $7,500 is not subject to the CDSC because it is the free withdrawal amount. The remaining amount of your withdrawal is subject to the 6% CDSC.

Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your Annual Income Amount through our systematic withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by any applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Unadjusted Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

   . If you request a gross withdrawal, the amount of the CDSC will reduce the amount of the withdrawal you receive. In this case, the CDSC would equal $2,550 (($50,000 - the free withdrawal amount of $7,500 = $42,500)
       x .06 = $2,550). You would receive $47,450 ($50,000 - $2,550). To determine your remaining Unadjusted Account Value after your withdrawal, we reduce your initial Unadjusted Account by the amount of your requested withdrawal. In this case, your Unadjusted Account Value would be $35,000 ($85,000 - $50,000).

   . If you request a net withdrawal, we first determine the entire amount that will need to be withdrawn in order to provide the requested payment. We do this by first subtracting the free withdrawal amount and dividing the resulting amount by the result of 1 minus the surrender charge. Here is the calculation: $42,500/(1 - 0.06) = $45,212.77. This is the total amount to which the CDSC will apply. The amount of the CDSC is $2,712.77. Therefore, in order to for you to receive the full $50,000, we will need to deduct $52,712.77 from your Unadjusted Account Value, resulting in remaining Unadjusted Account Value of $32,287.23.

Example 2

Assume the following:

..   you took the withdrawal described above as a gross withdrawal;

..   two years after the withdrawal described above, the Unadjusted Account
    Value is $48,500 ($35,000 of remaining Unadjusted Account Value plus $13,500 of investment gain);

..   the free withdrawal amount is still $7,500 because no additional Purchase
    Payments have been made and the Purchase Payment is still subject to a CDSC; and

..   the applicable CDSC in Annuity Year 4 is now 5%.

If you now take a second gross withdrawal of $10,000, $7,500 is not subject to the CDSC because it is the free withdrawal amount. The remaining $2,500 is subject to the 5% CDSC or $125 and you will receive $9,875.

No matter how you specify the withdrawal, any market value adjustment resulting from withdrawals of amounts in the MVA options will not be applied to the amount you receive, but instead will be applied to your Unadjusted Account Value. See "Free Withdrawal Amounts" later in this prospectus for a discussion as to how this might affect an optional living benefit you may have. Please be aware that under the Highest Daily Lifetime Income v2.1, Highest Daily Lifetime Income 2.0, Highest Daily Lifetime Income and Highest Daily Lifetime 6 Plus suites of benefits: (a) for a gross withdrawal, if the amount requested exceeds the Annual Income Amount, the excess portion will be treated as Excess Income and (b) for a net withdrawal, if the amount you receive plus the amount of the CDSC deducted from your Unadjusted Account Value exceeds the Annual Income Amount, the excess portion will be treated as Excess Income (which has negative consequences under those benefits).

Upon surrender, we calculate a CDSC based on any Purchase Payments that remain in your Account Value on the date of the surrender (and after all other withdrawals have been taken). If you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance, the Purchase Payments being withdrawn may be greater than your remaining Account Value. Consequently, a higher CDSC may result than if we had calculated the CDSC as a percentage of remaining Account Value.

We may waive any applicable CDSC under certain circumstances described below in "Exceptions/Reductions to Fees and Charges."

Transfer Fee: Currently, you may make 20 free transfers between Investment Options each Annuity Year. We may charge $10 for each transfer after the 20/th/ in each Annuity Year. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or Custom Portfolio Program when we count the 20 free transfers. All transfers made on the same day will be treated as one transfer. Renewals or transfers of Account Value from an MVA Option within the 30 days immediately preceding the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Similarly, transfers made under our 6 or 12 Month DCA Program and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Transfers made through any electronic method or program we specify are not counted toward the 20 free transfers. The transfer fee is deducted pro rata from all Sub-accounts in which you maintain Account Value immediately subsequent to the transfer.

Annual Maintenance Fee: Prior to Annuitization, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is equal to $50 or 2% of your Unadjusted Account Value, whichever is less. This fee compensates us for administrative and operational costs in connection with the Annuity, such as maintaining our internal systems that support the Annuity. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender unless the surrender is taken within 30 days of the most recently assessed Annual Maintenance Fee. The fee is taken out first from the Sub-accounts on a pro rata basis, and then from the MVA Options (if the amount in the Sub-accounts is insufficient to pay the fee). The Annual Maintenance Fee is only deducted if the sum of the Purchase Payments at the time the fee is deducted is less than $100,000. We do not impose the Annual Maintenance Fee upon Annuitization (unless Annuitization occurs on an Annuity anniversary), or the payment of a Death Benefit. For Beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Unadjusted Account Value and is only assessed if the Unadjusted Account Value is less than $25,000 at the time the fee is due. Pursuant to state law, the amount of the Annual Maintenance Fee may differ in certain states.

Tax Charge: Some states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We reserve the right to deduct the tax from Purchase Payments when received, from Surrender Value upon surrender, or from Unadjusted Account Value upon Annuitization. The Tax Charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of Purchase Payments, Surrender Value, or Account Value as applicable. The Tax Charge currently ranges up to 3.5%. We may assess a charge against the Sub-accounts and the MVA Options equal to any taxes which may be imposed upon the Separate Accounts. "Surrender Value" refers to the Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional benefits provided by rider or endorsement, and any Annual Maintenance Fee.

We will pay company income taxes on the taxable corporate earnings created by this Annuity. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you may pay under the Annuity. We will periodically review the issue of charging for these taxes, and we may charge for these taxes in the future. We reserve the right to impose a charge for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account.

In calculating our corporate income tax liability, we may derive certain corporate income tax benefits associated with the investment of company assets, including Separate Account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. We do not pass these tax benefits through to holders of the Separate Account annuity contracts because (i) the contract Owners are not the Owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the Annuity.

Insurance Charge: We deduct an Insurance Charge daily based on the annualized rate shown in the "Summary of Contract Fees and Charges." The charge is assessed against the assets allocated to the Sub-accounts. The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Pruco Life for providing the insurance benefits under each Annuity, including each Annuity's basic Death Benefit (as described in the "Minimum Death Benefit" subsection in Death Benefits" later in this prospectus) that, subject to the Annuity's terms and conditions, provides guaranteed benefits to your Beneficiaries even if your Account Value declines. The Insurance Charge also compensates us for the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge further compensates us for our administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. Each Annuity has a different Insurance Charge during the first 9 Annuity Years. However, for the L Series, X Series, and C Series, on the Valuation Day immediately following the 9/th/ Annuity Anniversary, the Insurance Charge drops to 1.30% annually (the B Series Insurance Charge is a constant 1.30%).

Charges for Optional Benefits: If you elect to purchase optional benefits, we will deduct an additional charge. This charge compensates us for the guarantees provided by the optional benefit (as described in "Optional Living Benefits" later in this prospectus) and the risk that persons we guarantee living benefit payments to will live longer than our assumptions. For some optional benefits, the charge is assessed against your Account Value allocated to the Sub-accounts. These charges are included in the daily calculation of the Unit price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime Income v2.1, the charge is assessed against the greater of the Unadjusted Account Value and the Protected Withdrawal Value and is taken out of the Sub-accounts quarterly. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

Settlement Service Charge: If your Beneficiary takes the death benefit under a Beneficiary Continuation Option, the Insurance Charge no longer applies. However, we then begin to deduct a Settlement Service Charge which compensates us for the cost of providing administrative services in connection with the Beneficiary Continuation Option. This charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annualized charge of 1%.

Fees and Expenses Incurred by the Portfolios: Each Portfolio incurs total annualized operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees or short sale expenses that may apply. These fees and expenses are assessed against each Portfolio's net assets, and reflected daily by each Portfolio before it provides Pruco Life with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the summary prospectuses and prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

MVA OPTION CHARGES

No specific fees or expenses are deducted when determining the rates we credit to an MVA Option. However, for some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to an MVA Option.

ANNUITY PAYMENT OPTION CHARGES

If you select a fixed payment option upon Annuitization, the amount of each fixed payment will depend on the Unadjusted Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. Also, a tax charge may apply.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                            PURCHASING YOUR ANNUITY

Please note that these Annuities are no longer available for new sales. The information provided in this section is for informational purposes only.

REQUIREMENTS FOR PURCHASING THE ANNUITY

We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.

Initial Purchase Payment: An initial Purchase Payment is considered the first Purchase Payment received by us in Good Order and in an amount sufficient to issue your Annuity. This is the payment that issues your Annuity. All subsequent Purchase Payments allocated to the Annuity will be considered additional Purchase Payments. Unless we agree otherwise and subject to our rules, you must make a minimum initial Purchase Payment as follows: $1,000 for the B Series and $10,000 for the X Series, L Series, and C Series. However, if you decide to make payments under a systematic investment or an electronic funds transfer program, we may accept a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent Purchase Payments plus your initial Purchase Payment total the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equals $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments with respect to this Annuity and all other annuities owned by the new Owner would equal or exceed that $1 million threshold. We may limit additional Purchase Payments under other circumstances, as explained in "Additional Purchase Payments," below.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Pruco Life. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Pruco Life by wiring funds through your Financial Professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer, an arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions. You can allocate Purchase Payments to one or more available Investment Options. Investment restrictions will apply if you elect an optional benefit.

Speculative Investing: Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Non-Qualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that may elect to use our Annuity as a funding vehicle.

Age Restrictions: Unless we agree otherwise and subject to our rules, in order to issue the Annuity we must receive the application, in good order, before the oldest of the Owner(s) and Annuitant(s) turns age 80 for the X Series and age 85 for the B Series, L Series, and C Series. No additional Purchase Payments will be permitted after age 85 for any of the Annuities. If you purchase a Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. The availability and level of protection of certain optional benefits may vary based on the age of the oldest Owner (or Annuitant, if entity-owned) on the Issue Date of the Annuity or the date of the Owner's death. In addition, the broker-dealer firm through which you are purchasing an Annuity may impose a younger maximum issue age than what is described above - check with the broker-dealer firm for details. The "Annuitant" refers to the natural person upon whose life annuity payments payable to the Owner are based.

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Additional Purchase Payments: If allowed by applicable state law, currently you may make additional Purchase Payments, provided that the payment is at least $100 (we impose a $50 minimum for electronic funds transfer ("EFT") purchases). We may amend this Purchase Payment minimum, and/or limit the Investment Options to which you may direct Purchase Payments. You may make additional Purchase Payments, unless the Annuity is held as a Beneficiary Annuity, at any time before the earlier of the Annuity Date and (i) for Annuities that are not entity-owned, the oldest Owner's 86/th/ birthday or (ii) for entity-owned Annuities, the Annuitant's 86/th/ birthday. However, Purchase Payments are not permitted after the Account Value is reduced to zero.

Each additional Purchase Payment will be allocated to the Investment Options according to the instructions you provide with such Purchase Payment. You may not provide allocation instructions that apply to more than one additional Purchase Payment. Thus, if you have not provided allocation instructions with a particular additional Purchase Payment, we will allocate the Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value, such as the AST Investment Grade Bond Sub-account.

For Annuities that have one of the Highest Daily Lifetime Income v2.1 benefits, we may limit, suspend or reject any additional Purchase Payment at any time, but would do so only on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion (among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s));

..   if we are not then offering this benefit for new issues; or

..   if we are offering a modified version of this benefit for new issues.

If we exercise our right to suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund the Highest Daily Lifetime Income v2.1 benefit that you selected to the level you originally intended. This means that you may no longer be able to increase the values associated with your Highest Daily Lifetime Income v2.1 benefit through additional Purchase Payments. This would also impact your ability to make annual contributions to certain qualified Annuities. Please see the "Living Benefits" section later in this prospectus for further information on additional Purchase Payments.

Depending on the tax status of your Annuity (e.g., if you own the Annuity through an IRA), there may be annual contribution limits dictated by applicable law. Please see "Tax Considerations" for additional information on these contribution limits.

If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your Annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

Additional Purchase Payments may also be limited if the total Purchase Payments under this Annuity and other annuities equals or exceeds $1,000,000, as described in more detail in "Initial Purchase Payment," above.

PURCHASE CREDITS UNDER THE X SERIES

As detailed below, we apply a "Purchase Credit" to your Annuity's Account Value with respect to certain Purchase Payments you make under the X Series Annuity. The Purchase Credit is equal to a percentage of each Purchase Payment. To determine the amount of the Purchase Credit, we multiply the amount of the Purchase Payment by the applicable Purchase Credit percentage.

With respect to Purchase Payments (of any amount) received during Annuity Years 1 through 4, the credit percentage will equal 6%, so long as the oldest Owner (or Annuitant, if entity-owned) of the Annuity is younger than 82 at the time the Purchase Payment is made. If the oldest Owner (or Annuitant, if entity owned) is aged 82-85 at the time the Purchase Payment (of any amount) is made, the credit percentage will equal 3% during Annuity Years 1-4. With respect to Purchase Payments received on the fourth anniversary of the Issue Date and thereafter, regardless of the Owner or Annuitant's age, the credit percentage will be 0%.

Each Purchase Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Purchase Credit is allocated to the Investment Options in the same ratio as the applicable Purchase Payment is applied.

We do not consider the Purchase Credit as an "investment in the contract" for income tax purposes.

Example of Applying the Purchase Credit

Assume you are 65 years old and you make an initial Purchase Payment of $450,000. We would apply a 6.0% Purchase Credit to your Purchase Payment and allocate the amount of the Purchase Credit ($27,000 = $450,000 X .06) to your Account Value in the proportion that your Purchase Payment is allocated.

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Recapture of Purchase Credits

The amount of any Purchase Credit applied to your X Series Account Value can be recaptured by Pruco Life under certain circumstances:
   . any Purchase Credit applied to your Account Value on Purchase Payments made within the period beginning 12 months prior to the Owner's date of death and ending on the date of Due Proof of Death will be recaptured. We do not currently recapture any Purchase Credits at the time of spousal assumption of the Annuity.

   . the amount available under the Medically-Related Surrender portion of the Annuity will not include the amount of any Purchase Credit associated with any Purchase Payments made within 12 months of the date the Medically-Related Surrender is received in Good Order at our Service Office; and

   . if you Free Look your Annuity, the amount returned to you will not include the amount of any Purchase Credit.

The amount we recapture will equal the Purchase Credit, without adjustment up or down for investment performance. Therefore, any gain on the Purchase Credit amount will not be recaptured. But if there was a loss on the Purchase Credit, the amount we recapture will still equal the amount of the Purchase Credit.

DESIGNATION OF OWNER, ANNUITANT, AND BENEFICIARY

Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

   . Owner: Each Owner holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint Owners are required to act jointly; however, if each Owner provides us with an instruction that we find acceptable, we will permit each Owner to act independently on behalf of both Owners. All information and documents that we are required to send you will be sent to the first named Owner. Co-ownership by entity Owners or an entity Owner and an individual is not permitted. Refer to the Glossary of Terms for a complete description of the term "Owner." Prior to Annuitization, there is no right of survivorship (other than any spousal continuance right that may be available to a surviving spouse).

   . Annuitant: The Annuitant is the person upon whose life we make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the Accumulation Period. In limited circumstances and where allowed by law, we may allow you to name one or more "Contingent Annuitants" with our prior approval. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the prospectus. For Beneficiary Annuities, instead of an Annuitant there is a "Key Life" which is used to determine the annual required distributions.

   . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary designation should be the exact name of your Beneficiary, not only a reference to the Beneficiary's relationship to you. If you use a class designation in lieu of designating individuals (e.g. "surviving children"), we will pay the class of Beneficiaries as determined at the time of your death and not the class of Beneficiaries that existed at the time the designation was made. If no Beneficiary is named, the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term "Successor" is used. If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner, unless you elect an alternative Beneficiary designation.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA, Beneficiary Annuity or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

"Beneficiary" Annuity

You may purchase an Annuity if you are a Beneficiary of an account that was owned by a decedent, subject to the following requirements. You may transfer the proceeds of the decedent's account into one of the Annuities described in this prospectus and receive distributions that are required by the tax laws. This transfer option is not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a "Beneficiary Continuation Option".

Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. You must take required distributions at least annually, which we will calculate based on the applicable life expectancy in the year of the decedent's death, using Table 1 in IRS Publication 590. We do not assess a CDSC (if applicable) on distributions from your Annuity if you are required by law to take such distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate and is paid out through a program of systematic withdrawals that we make available.

For IRAs and Roth IRAs, distributions must begin by December 31/st/ of the year following the year of the decedent's death. If you are the surviving spouse Beneficiary, distributions may be deferred until the decedent would have attained age 70 1/2. However, if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to Beneficiaries of an IRA or Roth IRA, see "Required Distributions Upon Your Death for Qualified Annuity Contracts" in "Tax Considerations".

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For nonqualified Annuities, distributions must begin within one year of the decedent's death. For additional information regarding the tax considerations applicable to Beneficiaries of a non-qualified Annuity see "Required Distributions Upon Your Death for Nonqualified Annuity Contracts" in "Tax Considerations".

You may take withdrawals in excess of your required distributions, however such withdrawals may be subject to the Contingent Deferred Sales Charge. Any withdrawals you take count toward the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.

The Annuity provides a basic Death Benefit upon death, and you may name "successors" who may either receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.

Please note the following additional limitations for a Beneficiary Annuity:

..   No additional Purchase Payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple assets or death benefits into a single contract as part of this Beneficiary Annuity.

..   You may not elect any optional living or death benefits.

..   You may not annuitize the Annuity; no annuity options are available.

..   You may participate only in the following programs: Auto-Rebalancing,
    Dollar Cost Averaging (but not the 6 or 12 Month DCA Program), or systematic withdrawals.

..   You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A Beneficiary Annuity may not be co-owned.

..   If the Annuity is funded by means of transfer from another Beneficiary
    Annuity with another company, we require that the sending company or the beneficial Owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another Beneficiary Annuity where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

..   The beneficial Owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA Owner; and
    (3) the Beneficiaries of the trust who are Beneficiaries with respect to the trust's interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust may be required to provide us with a list of all Beneficiaries to the trust (including contingent and remainder Beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30/th/ of the year following the year of death of the IRA or Roth IRA Owner, or date of Annuity application if later. The trustee may also be required to provide a copy of the trust document upon request. If the beneficial Owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial Owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest Beneficiary under the trust.

..   If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a Beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

..   If you are transferring proceeds as Beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first or next required distribution. If, for any reason, your transfer request impedes our ability to complete your required distribution by the required date, we will be unable to accept your transfer request.

RIGHT TO CANCEL

You may cancel (or "Free Look") your Annuity for a refund by notifying us in Good Order or by returning the Annuity to our Service Office or to the representative who sold it to you within 10 days after you receive it (or such other period as may be required by applicable law). The Annuity can be mailed or delivered either to us, at our Service Office, or to the representative who sold it to you. Return of the Annuity by mail is effective on being postmarked, properly addressed and postage prepaid.

Subject to applicable law, the amount of the refund will equal the Account Value as of the Valuation Day we receive the returned Annuity at our Service Office or the cancellation request in Good Order, plus any fees or tax charges deducted from the Purchase Payment upon allocation to the Annuity or imposed under the Annuity, less any applicable federal and state income tax withholding. However, where we are required by applicable law to return Purchase Payments, we will return the greater of Account Value and Purchase Payments. With respect to the X Series, if you return your Annuity, we will not return any Purchase Credits we applied to your Annuity based on your Purchase Payments. If you had Account Value allocated to any MVA Option upon your exercise of the Free Look, we will, to the extent allowed by applicable state law, calculate any applicable MVA with a zero "Liquidity Factor". See the section of this prospectus entitled "Market Value Adjustment Options."

SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity, unless the Annuity is held as a Beneficiary Annuity. Investment restrictions will apply if you elect optional benefits. No additional Purchase Payments are permitted if you have elected the Beneficiary Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also

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suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or terminated the ability of Owners to submit additional Purchase Payments.

SALARY REDUCTION PROGRAMS

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are not directed to the MVA Options.

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                             MANAGING YOUR ANNUITY

CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS

In general, you may change the Owner, Annuitant and Beneficiary designations by sending us a request in Good Order, which will be effective upon receipt at our Service Office. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. As of the Valuation Day we receive an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new Owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Any change we accept is subject to any transactions processed by us before we receive the notice of change at our Service Office. Some of the changes we will not accept include, but are not limited to:

..   a new Owner subsequent to the death of the Owner or the first of any co-Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

..   a new Annuitant subsequent to the Annuity Date if the annuity option includes a life contingency;

..   a new Annuitant prior to the Annuity Date if the Owner is an entity;

..   a new Owner such that the new Owner is older than the age for which we would then issue the Annuity as of the effective date of such change, unless the change of Owner is the result of spousal continuation;

..   any permissible designation change if the change request is received at our
    Service Office after the Annuity Date;

..   a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and

..   a new Annuitant for a contract issued to a grantor trust where the new
    Annuitant is not the grantor of the trust.

In general, you may change the Owner, Annuitant, and Beneficiary designations as indicated above, and also may assign the Annuity. We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the Annuitant or Contingent Annuitant. We accept assignments of non-qualified Annuities only.

We reserve the right to reject any proposed change of Owner, Annuitant, or Beneficiary, as well as any proposed assignment of the Annuity.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

..   a company(ies) that issues or manages viatical or structured settlements;

..   an institutional investment company;

..   an Owner with no insurable relationship to the Annuitant or Contingent
    Annuitant (a "Stranger-Owned Annuity" or "STOA");

..   or
..   a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

We will implement this right on a non-discriminatory basis and to the extent allowed by state law, but are not obligated to process your request within any particular time frame. There are restrictions on designation changes when you have elected certain optional benefits.

Death Benefit Suspension Upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefits section later in this prospectus for additional details.

Spousal Designations

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner unless you designate a different Beneficiary. Note that any division due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the owner and the non-owner ex-spouses. The non-owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered

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domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" later in this prospectus for more information.

Contingent Annuitant

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account").

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. See "Spousal Continuation of Annuity" in "Death Benefits" for more information about how the Annuity can be continued by a Custodial Account, including the amount of the Death Benefit.

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                          MANAGING YOUR ACCOUNT VALUE

There are several programs we administer to help you manage your Account Value. We describe our current programs in this section.

DOLLAR COST AVERAGING PROGRAMS

We offer Dollar Cost Averaging Programs during the Accumulation Period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one Sub-account to one or more other Sub-accounts. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts (if you make no selection, we will effect transfers on a monthly basis). In addition, you may elect the 6 or 12 Month DCA Program described below.

There is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market.

6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM")

The 6 or 12 Month DCA Program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. The 6 or 12 Month DCA Program is not available in all states or with certain benefits or programs. Currently, the DCA MVA Options are not available in the States of Illinois, Iowa and Oregon.

Criteria for Participating in the Program

..   If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not electively allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

..   You may only allocate Purchase Payments to the DCA MVA Options. You may not
    transfer Account Value into this program. To institute a program, you must allocate at least $2,000 to the DCA MVA Options.

..   As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether you want 6 or 12 monthly transfers under the program. We then set the monthly transfer amount, by dividing the Purchase Payment you have allocated to the DCA MVA Options by the number of months. For example, if you allocated $6,000, and selected a 6 month DCA Program, we would transfer $1,000 each month (with the interest earned added to the last payment). We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA MVA Options is reduced. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA MVA Option (including any interest) by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA MVA Option on the next scheduled transfer and terminate the program.

..   We impose no fee for your participation in the 6 or 12 Month DCA Program.

..   You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA MVA Options according to your instructions, subject to any applicable MVA. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA MVA Options on a pro rata basis to the Sub-accounts in which you are invested currently, excluding any Sub-accounts to which you are not permitted to choose to allocate or transfer Account Value. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account, unless restricted due to benefit election.

..   We credit interest to amounts held within the DCA MVA Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA MVA Option has been transferred out; (b) the date the entire amount in the DCA MVA Option is withdrawn; (c) the date as of which any Death Benefit payable is determined, unless the Annuity is continued by a spouse Beneficiary (in which case we continue to credit interest under the program); or (d) the Annuity Date.

..   The interest rate earned in a DCA MVA Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new Purchase Payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the dollar amount of interest you receive will decrease as amounts are systematically transferred from the DCA MVA Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

Details Regarding Program Transfers

..   Transfers made under this program are not subject to any MVA.

..   Any partial withdrawals, transfers, or fees deducted from the DCA MVA
    Options will reduce the amount in the DCA MVA Options. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA MVA Options associated with that program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program.

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..   6 or 12 Month DCA transfers will begin on the date the DCA MVA Option is established (unless modified to comply with state law) and on each month following until the entire principal amount plus earnings is transferred. We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

..   The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the program.

..   If you are not participating in an optional benefit, we will make transfers under the 6 or 12 month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any optional benefit, we will allocate amounts transferred out of the DCA MVA Options in the following manner: (a) if you are participating in the Custom Portfolios Program, we will allocate to the Sub-accounts in accordance with the rules of that program (b) if you are not participating in the Custom Portfolios Program, we will make transfers under the 6 or 12 Month DCA Program to the Sub-accounts that you specified upon your election of the 6 or 12 Month DCA Program, provided those instructions comply with the allocation requirements for the optional benefit and (c) whether or not you participate in the Custom Portfolios Program, no portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Portfolio Sub-account used with the optional benefit (although the DCA MVA Option is treated as a "Permitted
    Sub-account" for purposes of transfers made by any predetermined mathematical formula associated with the optional benefit).

..   If you are participating in an optional benefit and also are participating in the 6 or 12 Month DCA Program, and the predetermined mathematical formula under the benefit dictates a transfer from the Permitted Sub-accounts to the applicable AST bond portfolio Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be transferred from the DCA MVA Options associated with the 6 or 12 Month DCA Program. Amounts transferred from the DCA MVA Options under the formula will be taken on a last-in, first-out basis, without the imposition of a market value adjustment.

..   If you are participating in one of our automated withdrawal programs (e.g., systematic withdrawals), we may include within that withdrawal program amounts held within the DCA MVA Options. If you have elected any optional living benefit, any withdrawals will be taken on a pro rata basis from your Sub-accounts and the DCA MVA Options. Such withdrawals will be assessed any applicable MVA.

AUTOMATIC REBALANCING PROGRAMS

During the Accumulation Period, we offer Automatic Rebalancing among the Sub-accounts you choose. The "Accumulation Period" refers to the period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you choose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. You may make additional transfers; however, the Automatic Rebalancing program will not reflect such transfers unless we receive instructions from you indicating that you would like to adjust the Automatic Rebalancing program. There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a systematic withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you are participating in an optional living benefit (such as Highest Daily Lifetime Income v2.1) that makes transfers under a predetermined mathematical formula, and you have elected Automatic Rebalancing, you should be aware that:
(a) the AST bond portfolio used as part of the predetermined mathematical formula will not be included as part of Automatic Rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing program.

FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS

Unless you direct us otherwise, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving Investment Options. If your Financial Professional has this authority, we deem that all such transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. You will receive a confirmation of any financial transaction involving the purchase or sale of Units of your Annuity. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these authorizations at any time. In addition, we may restrict the Investment Options available for transfers or allocation of Purchase Payments by such Financial Professional. We will notify you and your Financial Professional if we implement any such restrictions or prohibitions.

Please Note: Contracts managed by your Financial Professional also are subject to the restrictions on transfers between Investment Options that are discussed in the section below entitled "Restrictions on Transfers Between Investment Options." We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com). Limitations that we may impose on your Financial Professional under the terms of an administrative agreement (e.g., a custodial agreement) do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this prospectus.

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RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS

During the Accumulation Period you may transfer Account Value between Investment Options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. We do not currently require a minimum amount in each Sub-account you allocate Account Value to at the time of any allocation or transfer. Although we do not currently impose a minimum transfer amount, we reserve the right to require that any transfer be at least $50.

Transfers under this Annuity consist of those you initiate or those made under a systematic program, such as the 6 or 12 Month DCA Program, another dollar cost averaging program, an asset rebalancing program, or pursuant to a mathematical formula required as part of an optional benefit (e.g., Highest Daily Lifetime Income). The transfer restrictions discussed in this section apply only to transfers that you initiate, not any transfers under a program or the predetermined mathematical formula.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in Good Order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a "writing",
(ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves the Sub-account corresponding to the AST Money Market Sub-account or an MVA Option, or any transfer that involves one of our systematic programs, such as automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by its Portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

..   With respect to each Sub-account (other than the AST Money Market
    Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as auto-rebalancing or under a predetermined mathematical formula used with an optional living benefit;
    (ii) do not count any transfer that solely involves the AST Money Market Sub-account or an MVA Option; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

..   We reserve the right to effect transfers on a delayed basis for all
    Annuities. That is, we may price a transfer involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the transfer request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are owners of different variable annuity contracts that are funded through the same Separate Account that may not be subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than Annuity Owners who are subject to such limitations. Finally, there are owners of other variable annuity contracts or variable life contracts that are issued by Pruco Life as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying Portfolio (e.g., greater Portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional are subject to the restrictions on transfers between Investment Options that are discussed above, if the Financial Professional manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying Portfolio's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional) and will not waive a transfer restriction for any Owner.

Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity. The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the

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Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract Owners (including an Annuity Owner's TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific Owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus Annuity Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short-term trading fee (also referred to as "redemption fee") in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short-term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

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                            ACCESS TO ACCOUNT VALUE

TYPES OF DISTRIBUTIONS AVAILABLE TO YOU

During the Accumulation Period you can access your Account Value through partial withdrawals, systematic withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits and may impose an MVA. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently as permitted, partial withdrawals are taken pro rata (i.e. "pro rata" meaning that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value). Each of these types of distributions is described more fully below.

If you have an optional living benefit, and you take a withdrawal deemed to be Excess Income that brings your Unadjusted Account Value to zero, both the benefit and the Annuity itself will terminate. See "Living Benefits" later in this prospectus for more information.

TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES

Prior to Annuitization

For federal income tax purposes, a distribution prior to Annuitization is deemed to come first from any "gain" in your Annuity and second as a return of your "cost basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax adviser for advice before requesting a distribution.

During the Annuitization Period

During the Annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any cost basis you have in your Annuity. Once the cost basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The cost basis in your Annuity may be based on the cost basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See "Tax Considerations" for information about qualified Annuities and for additional information about nonqualified Annuities.

FREE WITHDRAWAL AMOUNTS

You can make a full or partial withdrawal from any of the Annuities during the Accumulation Period, although a CDSC, MVA, and tax consequences may apply. There is no CDSC with respect to the C Series. A CDSC may apply to the X Series, B Series, and L Series, but each Annuity offers a "Free Withdrawal" amount that applies only to partial withdrawals. The Free Withdrawal amount is the amount that can be withdrawn from your Annuity each Annuity Year without the application of any CDSC. The Free Withdrawal amount during each Annuity Year is equal to 10% of all Purchase Payments (excluding Purchase Credits) that are currently subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year. With respect to the C Series, because any withdrawal is free of a CDSC, the concept of "Free Withdrawal" is not applicable.

   . The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity.

   . You can also make partial withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

Example . This example assumes that no withdrawals have previously been taken.

On January 3, to purchase your B Series Annuity, you make an initial Purchase Payment of $20,000.

On January 3 of the following calendar year, you make a subsequent Purchase Payment to your B Series Annuity of $10,000.

   . Because in Annuity Year 1 your initial Purchase Payment of $20,000 is still within the CDSC schedule (see "Annuity Owner Transaction Expenses"), your Free Withdrawal amount in Annuity Year 1 equals $20,000 X 0.10, or $2,000.

   . Because in Annuity Year 2 both your initial Purchase Payment of $20,000 and your subsequent Purchase Payment of $10,000 are still within the CDSC schedule (see "Annuity Owner Transaction Expenses"), your Free Withdrawal amount in Annuity Year 2 equals $20,000 X 0.10, plus $10,000 X 0.10, or $2,000 + $1,000 for a total of $3,000.

To determine if a CDSC applies to partial withdrawals, we first determine if you have previously withdrawn all Purchase Payments. If so, no CDSC applies. If you have not previously withdrawn all Purchase Payments, we:

1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

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2. Next determine what, if any, remaining amounts are in excess of the Free
   Withdrawal amount. These amounts will be treated as withdrawals of Purchase Payments, as described in "Fees, Charges and Deductions - Contingent Deferred Sales Charge ("CDSC")" earlier in this prospectus. These amounts may be subject to the CDSC. Purchase Payments are withdrawn on a first-in, first-out basis.

3. Withdraw any remaining amounts from any other Account Value (including gains). These amounts are not subject to the CDSC.

Your withdrawal will include the amount of any applicable CDSC. Generally, you can request a partial withdrawal as either a "gross" or "net" withdrawal. In a "gross" withdrawal, you request a specific withdrawal amount, with the understanding that the amount you actually receive is reduced by any applicable CDSC or tax withholding. Therefore, you may receive less than the dollar amount you specify. In a "net" withdrawal, you request a withdrawal for an exact dollar amount, with the understanding that any applicable deduction for CDSC or tax withholding is taken from your remaining Unadjusted Account Value. Therefore, a larger amount may be deducted from your Unadjusted Account Value than the amount you specify. No matter how you specify the withdrawal, any MVA will not be applied to the amount you receive, but instead will be applied to your Unadjusted Account Value. If you do not provide instruction on how you want the withdrawal processed, we will process the withdrawal as a gross withdrawal.

We will deduct the partial withdrawal from your Unadjusted Account Value in accordance with your instructions, although if you have an optional living benefit, your withdrawal must be taken pro rata from each of your Investment Options. For purposes of calculating the applicable portion to deduct from the MVA Options, the Unadjusted Account Value in all your MVA Options is deemed to be in one Investment Option. If you provide no instructions, then (a) we will take the withdrawal from your Sub-accounts and MVA Options in the same proportion that each such Investment Option represents to your total Unadjusted Account Value; (b) with respect to MVA Options with different amounts of time remaining until maturity, we take the withdrawal from the MVA Option with the shortest remaining duration, followed by the MVA Option with the next-shortest remaining duration (if needed to satisfy the withdrawal request) and so forth;
(c) with respect to multiple MVA Options that have the same duration remaining until maturity, we take the withdrawal first from the MVA Option with the shortest overall Guarantee Period and (d) with respect to multiple MVA Options that have both the same Guarantee Period length and duration remaining until the end of the Guarantee Period, we take the withdrawal pro rata from each such MVA Option.

Please be aware that although a given partial withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under one of the Highest Daily Lifetime Income v2.1, Highest Daily Lifetime Income 2.0, Highest Daily Lifetime Income or Highest Daily Lifetime 6 Plus benefits (or the LIA Amount, under Highest Daily Lifetime Income 2.0 with LIA, Highest Daily Lifetime Income with LIA or Highest Daily Lifetime 6 Plus with LIA). In that scenario, the partial withdrawal would be deemed "Excess Income" - thereby reducing your Annual Income Amount (or LIA Amount) for future years. For example, if the Annual Income Amount under Highest Daily Lifetime Income v2.1 were $2,000 and a $2,500 withdrawal that qualified as a free withdrawal were made, the withdrawal would be deemed Excess Income, in the amount of $500.

SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD

Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select. This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Internal Revenue Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you have not elected an optional living benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your "designated Investment Options"). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. "Pro rata" means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

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If you have certain optional living benefits that guarantee Lifetime
Withdrawals (e.g., Highest Daily Lifetime Income v2.1) and elect, or have elected, to receive Lifetime Withdrawals using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

..   Systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

..   If you either have an existing or establish a new systematic withdrawal program for an amount less than, or equal to, your Annual Income Amount or LIA Amount (only applicable to a Lifetime Income Accelerator benefit) and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

..   If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your Annual Income Amount available in future Annuity Years. A combination of partial withdrawals and systematic withdrawals for an amount greater than your Annual Income Amount will further increase the impact on your future Annual Income Amount.

..   For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see "Living Benefits" later in this prospectus.

..   If you are taking your entire Annual Income Amount through the systematic withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(t)/72(q) OF THE INTERNAL REVENUE CODE

If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments." For Annuities issued as nonqualified annuities, the Code may provide a similar exemption from penalty under Section 72(q) of the Code. Systematic withdrawals under Sections 72(t)/72(q) may be subject to a CDSC (except that no CDSC applies to the C Series) and/or an MVA. To request a program that complies with Sections 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. There is no minimum Surrender Value we require to allow you to begin a program for withdrawals under Sections 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

Please note that if a withdrawal under Sections 72(t) or 72(q) was scheduled to be effected between the last Valuation Day prior to December 25/th/ and December 31/st/ of a given year, then we will implement the withdrawal on the last Valuation Day prior to December 25/th/ of that year.

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions are a type of systematic withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make systematic withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC (if applicable) or an MVA on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the Required Minimum Distribution and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) or an MVA may be assessed on that portion of a systematic withdrawal that is taken to satisfy the Required Minimum Distribution rules in relation to other savings or investment plans under other qualified retirement plans.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to systematic withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.
You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution rules under the Code. Please see "Living Benefits" for further information relating to Required Minimum Distributions if you own a living benefit.

In any year in which the requirement to take Required Minimum Distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a Required Minimum Distribution if not for the suspension as eligible for treatment as described herein.

Please note that if a Required Minimum Distribution was scheduled to be effected between the last Valuation Day prior to December 25/th/ and December 31/st/ of a given year, then we will implement the Required Minimum Distribution on the last Valuation Day prior to December 25/th/ of that year.

No withdrawal taken as a Required Minimum Distribution for your Annuity under a program that we administer is subject to an MVA.

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See "Tax Considerations" for a further discussion of Required Minimum
Distributions. For the impact of Required Minimum Distributions on optional benefits and Excess Income, see "Living Benefits - Highest Daily Lifetime Income v2.1 Benefit - Required Minimum Distributions."

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                                  SURRENDERS

SURRENDER VALUE

During the Accumulation Period you can surrender your Annuity at any time, and will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity. Your Surrender Value is equal to the Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any applicable optional benefit charge, and any Annual Maintenance Fee.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $2,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take a Non-Lifetime Withdrawal (see "Living Benefits - Non-Lifetime Withdrawal Feature") that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. See "Annuity Options" later in this prospectus for information on the impact of the minimum Surrender Value at annuitization.

MEDICALLY-RELATED SURRENDERS

Where permitted by law, you may request to surrender all or part of your X Series, B Series, or L Series Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below (a "Medically-Related Surrender"). The requirements of such a surrender and waiver may vary by state. The CDSC and this waiver are not applicable to the C Series.

If you request a full surrender, the amount payable will be your Account Value minus the amount of any Purchase Credits applied within 12 months prior to your request in Good Order to surrender your Annuity. With respect to partial surrenders, we similarly reserve the right to recapture Purchase Credits. Any applicable MVA will apply to a Medically-Related Surrender. Although a CDSC will not apply to qualifying Medically-Related Surrenders, please be aware that a withdrawal from the Annuity before you have reached age 59 1/2 may be subject to a 10% tax penalty and other tax consequences - see "Tax Considerations" later in this prospectus.

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

   . If the Owner is an entity, the Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a Medically-Related Surrender;

   . If the Owner is an entity, the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

   . If the Owner is one or more natural persons, all such Owners must also be alive at such time;

   . We must receive satisfactory proof of the Owner's (or the Annuitant's if entity-owned) confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

   .   no additional Purchase Payments can be made to the Annuity.

We reserve the right to impose a maximum amount of a Medically-Related Surrender (equal to $500,000), but we do not currently impose that maximum. That is, if the amount of a partial medically-related withdrawal request, when added to the aggregate amount of Medically-Related Surrenders you have taken previously under this Annuity and any other annuities we and/or our affiliates have issued to you exceeds that maximum amount, we reserve the right to treat the amount exceeding that maximum as not an eligible Medically-Related Surrender. A "Contingency Event" occurs if the Owner (or Annuitant if entity-owned) is:

   . first confined in a "Medical Care Facility" after the Issue Date and while the Annuity is in force, remains confined for at least 90 consecutive days, and remains confined on the date we receive the Medically-Related Surrender request at our Service Office; or

   . first diagnosed as having a "Fatal Illness" after the Issue Date and while the Annuity is in force. We may require a second or third opinion by a licensed physician chosen by us regarding a diagnosis of Fatal Illness. We will pay for any such second or third opinion.

"Fatal Illness" means a condition (a) diagnosed by a licensed physician; and
(b) that is expected to result in death within 24 months after the diagnosis in 80% of the cases diagnosed with the condition. "Medical Care Facility" means a facility operated and licensed pursuant to the laws of any United States jurisdiction providing medically necessary in-patient care, which is
(a) prescribed by a licensed physician in writing; (b) recognized as a general hospital or long-term care facility by the proper authority of the United States jurisdiction in which it is located; (c) recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; and
(d) certified as a hospital or long-term care facility; OR (e) a nursing home licensed by the United States jurisdiction in which it is located and offers the services of a Registered Nurse (RN) or Licensed Practical Nurse (LPN) 24 hours a day that maintains control of all prescribed medications dispensed and daily medical records. This waiver is not currently available in California and Massachusetts.

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                                ANNUITY OPTIONS

Annuitization involves converting your Unadjusted Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit, if any, is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit). We currently make annuity options available that provide fixed annuity payments. Fixed annuity payments provide the same amount with each payment. Please refer to the "Living Benefits" section in this prospectus for a description of annuity options that are available when you elect one of the living benefits. You must annuitize your entire Account Value; partial annuitizations are not allowed.

You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95/th/ birthday of the oldest of any Owner and Annuitant whichever occurs first ("Latest Annuity Date") and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. If a CDSC is still remaining on your Annuity, any period certain must be at least 10 years (or the maximum period certain available, if life expectancy is less than 10 years). You may change your choices before the Annuity Date.

If needed, we will require proof in Good Order of the Annuitant's age before commencing annuity payments. Likewise, we may require proof in Good Order that an Annuitant is still alive, as a condition of our making additional annuity payments while the Annuitant lives. We will seek to recover any life income annuity payments that we made after the death of the Annuitant.

If the initial annuity payment would be less than $100, we will not allow you to annuitize (except as otherwise specified by applicable law). Instead, we will pay you your current Unadjusted Account Value in a lump sum and terminate your Annuity. Similarly, we reserve the right to pay your Unadjusted Account Value in a lump sum, rather than allow you to annuitize, if the Surrender Value of your Annuity is less than $2000 on the Annuity Date.

Once annuity payments begin, you no longer receive benefits under any optional living benefit (unless you have annuitized under that benefit) or the Death Benefits described below.

Certain of these annuity options may be available as "settlement options" to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note that you may not annuitize within the first three Annuity Years (except as otherwise specified by applicable law).

For Beneficiary Annuities, no annuity payments are available and all references to Annuity Date are not applicable.

Option 1

Annuity Payments for a Period Certain: Under this option, we will make equal payments for the period chosen (the "period certain") up to 25 years (but not to exceed the life expectancy of the Annuitant at the time the Annuity Option becomes effective, as computed under applicable IRS tables). The annuity payments may be made monthly, quarterly, semiannually, or annually, as you choose, for the fixed period. If the Owner dies during the income phase, payments will continue to any surviving Owner, or if there is no surviving Owner, the named Beneficiary or your estate if no Beneficiary is named for the remainder of the period certain.

Option 2

Life Income Annuity Option with a Period Certain: Under this option, income is payable monthly, quarterly, semiannually, or annually for the number of years selected (the "period certain"), subject to our then current rules, and thereafter until the death of the Annuitant. Should the Owner or Annuitant die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or your estate if no Beneficiary is named, until the end of the period certain. If an annuity option is not selected by the Annuity Date, this is the option we will automatically select for you. We will use a period certain of 10 years, or a shorter duration if the Annuitant's life expectancy at the time the Annuity Option becomes effective, as computed under applicable IRS tables, is less than 10 years. If in this instance the duration of the period certain is prohibited by applicable law, then we will pay you a lump sum in lieu of this option.

Other Annuity Options We May Make Available

At the Annuity Date, we may make available other annuity options not described above. The additional options we currently offer are:

..   Life Annuity Option. We currently make available an annuity option that makes payments for the life of the Annuitant. Under that option, income is payable monthly, quarterly, semiannually, or annually, as you choose, until the death of the Annuitant. No additional annuity payments are made after the death of the Annuitant. No minimum number of payments is guaranteed. It is possible that only one payment will be payable if the death of the Annuitant occurs before the date the second payment was due, and no other payments nor death benefits would be payable.

..   Joint Life Annuity Option. Under the joint lives option, income is payable monthly, quarterly, semiannually, or annually, as you choose, during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of a second Annuitant. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Annuitants occurs before the date the second payment was due, and no other payments or death benefits would be payable.

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..   Joint Life Annuity Option With a Period Certain. Under this option, income is payable monthly, quarterly, semiannually, or annually for the number of years selected (the "period certain"), subject to our current rules, and thereafter during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of a second Annuitant. If the Annuitants' joint life expectancy is less than the period certain, we will institute a shorter period certain, determined according to applicable IRS tables. Should the two Annuitants die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or to your estate if no Beneficiary is named, until the end of the period certain.

We reserve the right to cease offering any of these Other Annuity Options. If we do so, we will amend this prospectus to reflect the change. We reserve the right to make available other annuity or settlement options.

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                                LIVING BENEFITS

Pruco Life offers different optional living benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional benefits are not available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional living benefits, the additional cost has the impact of reducing net performance of the Investment Options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of these optional living benefits. Depending on which optional living benefit you choose, you can have substantial flexibility to invest in the Sub-accounts while:

..   protecting a principal amount from decreases in value due to investment performance;

..   guaranteeing a minimum amount of growth to be used as the basis for lifetime withdrawals; or

..   providing spousal continuation of certain benefits.

 We currently offer the following
 "living benefits":
    .   Highest Daily Lifetime Income
        v2.1                            The following "living benefits" are
    .   Spousal Highest Daily Lifetime  available only for Annuities issued
        Income v2.1                     with an application signed prior to
    .   Highest Daily Lifetime Income   January 24, 2011, subject to
        v2.1 With Highest Daily Death   availability which may vary by firm:
        Benefit                            .   Highest Daily Guaranteed Return
    .   Spousal Highest Daily Lifetime         Option II (HD GRO II)
        Income v2.1 with Highest Daily     .   Guaranteed Return Option Plus
        Death Benefit                          II (GRO PLUS II)

We previously offered the following optional living benefits during the periods indicated.

 Offered from August 20, 2012 to        Offered from January 24, 2011 to
 February 24, 2013:                     August 19, 2012:
    .   Highest Daily Lifetime Income      .   Highest Daily Lifetime Income
        2.0                                .   Highest Daily Lifetime Income
    .   Highest Daily Lifetime Income          with Lifetime Income Accelerator
        2.0 with Lifetime Income           .   Spousal Highest Daily Lifetime
        Accelerator                            Income
    .   Spousal Highest Daily Lifetime  Offered from March 15, 2010 to
        Income 2.0                      January 23, 2011:
    .   Highest Daily Lifetime Income      .   Highest Daily Lifetime 6 Plus
        2.0 With Highest Daily Death           Income
        Benefit                            .   Highest Daily Lifetime 6 Plus
    .   Spousal Highest Daily Lifetime         Income with Lifetime Income
        Income 2.0 with Highest Daily          Accelerator
        Death Benefit                      .   4Spousal Highest Daily Lifetime
                                               6 Plus Income

Please see Appendix E for information pertaining to the Highest Daily Lifetime Income 2.0 Suite of benefits; Appendix D for information pertaining to the Highest Daily Lifetime Income Suite of benefits; and Appendix C for information pertaining to the Highest Daily Lifetime 6 Plus Suite of benefits.

Each living benefit requires your participation in a predetermined mathematical formula that may transfer your account value between the Sub-accounts you have chosen from among those we permit with the benefit (i.e., the "permitted Sub-accounts" - see "Investment Options" for lists of permitted Sub-accounts available by optional benefit) and certain bond portfolio Sub-accounts of AST. The Highest Daily Lifetime Income v2.1 Suite of benefits, Highest Daily Lifetime Income 2.0 Suite of benefits, Highest Daily Lifetime Income Suite of benefits, and Highest Daily Lifetime 6 Plus Suite of benefits use one predetermined mathematical formula. GRO Plus II and HD GRO II each uses a separate and different predetermined mathematical formula. Under the predetermined mathematical formula used with the Highest Daily Lifetime Income v2.1, Highest Daily Lifetime Income 2.0, Highest Daily Lifetime Income and Highest Daily Lifetime 6 Plus Suite of benefits, your Account Value may be transferred between certain "permitted Sub-accounts" and the AST Investment Grade Bond Sub-account. Under each predetermined mathematical formula used with GRO Plus II and HD GRO II, your Account Value may be transferred between certain "permitted Sub-accounts" and a Sub-account within a group of bond portfolio Sub-accounts differing with respect to their target maturity date. The formulas differ because of the nature of the underlying guarantees, and thus could result in different transfers of account value over time. Although not guaranteed, the optional living benefit investment requirements and the applicable formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. The investment requirements and the formula do not guarantee any reduction in risk or volatility or any increase in Account Value. In fact, the investment requirements could mean that you miss appreciation opportunities in other investment options. The formula could mean that you miss opportunities for investment gains in your selected Sub-accounts while Account Value is allocated to the applicable AST bond portfolio Sub-account, and there is no guarantee that the applicable AST bond portfolio Sub-account will not lose value. We are not providing you with investment advice through the use of any of the formulas. In addition, the formulas do not constitute an investment strategy that we are recommending to you.

Here is a general description of each kind of living benefit that exists under this Annuity:

Lifetime Guaranteed Minimum Withdrawal Benefits. These benefits are designed for someone who wants a guaranteed lifetime income stream through withdrawals over time, rather than by annuitizing. Highest Daily Lifetime Income v2.1 is one example of this type of benefit. Please note that there is a Latest Annuity Date under your Annuity, by which date annuity payments must commence.

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Under any of the Guaranteed Lifetime Withdrawal Benefits (i.e., Highest Daily
Lifetime Income v2.1, Spousal Highest Daily Lifetime Income v2.1, Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit, and Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit), withdrawals in excess of the Annual Income Amount, called "Excess Income," will impact the value of the benefit including a permanent reduction in future guaranteed amounts.

Guaranteed Minimum Accumulation Benefits. The common characteristic of these benefits is that your Account Value is guaranteed to be at least a specified amount at some point in the future. Thus, these benefits may be appropriate for an annuity Owner who wants a guaranteed minimum Account Value after a specified number of years. Because the guarantee inherent in the benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. HD GRO II is one example of this type of benefit.

Please refer to the benefit description that follows for a complete description of the terms, conditions and limitations of each optional benefit. See the chart in the "Investment Options" section of the prospectus for a list of Investment Options available and permitted with each benefit. We reserve the right to terminate a benefit if you allocate funds into non-permitted Investment Options. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. As is the case with optional living benefits in general, the fulfillment of our guarantee under these benefits is dependent on our claims-paying ability.

Termination of Existing Benefits and Election of New Benefits

If you elect an optional living benefit, you may subsequently terminate the benefit and elect one of the then currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period for such an election (you may elect a new benefit beginning on the next Valuation Day), provided that upon such an election, your Account Value must be allocated to the Investment Options permitted for the optional benefit. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may not provide the same guarantees and/or may be more expensive than the benefit you are terminating. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes effective. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. There is no guarantee that any benefit will be available for election at a later date.

No Long-Term MVA Option is permitted if you elect any Optional Living Benefit. The DCA MVA Options are not available with GRO Plus II and HD GRO II. For Annuities purchased in Illinois, if you are currently invested in any Market Value Adjustment Options and/or are enrolled in the 6 or 12 Month DCA Program but wish to elect one of the Highest Daily Lifetime Income v2.1 Suite of benefits, at the time you elect such Highest Daily Lifetime Income v2.1 benefit, you will have to cancel your enrollment in the 6 or 12 Month DCA Program and reallocate your Account Value to the Investment Options permitted for such Highest Daily Lifetime Income v2.1 benefit (see "Investment Options -- Group I Allowable Benefit Allocations").

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the "Code") are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" for more information.

HIGHEST DAILY LIFETIME INCOME v2.1 BENEFIT

Highest Daily Lifetime Income v2.1 is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime

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Withdrawal" under the benefit. Withdrawals are taken first from your own
Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). Highest Daily Lifetime Income v2.1 may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income v2.1 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

The income benefit under Highest Daily Lifetime Income v2.1 currently is based on a single "designated life" who is at least 50 years old on the benefit effective date. Highest Daily Lifetime Income v2.1 is not available if you elect any other optional living benefit. As long as your Highest Daily Lifetime Income v2.1 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Highest Daily Lifetime Income v2.1. As to the impact of such a scenario on any other optional benefit you may have, please see the following sections in this prospectus: "Spousal Highest Daily Lifetime Income v2.1 Benefit", "Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit" and "Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit".

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income v2.1, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value on or before the Roll-Up End Date

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls on or before the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

The Periodic Value after the Roll-Up End Date

On any Current Valuation Day that falls after the Roll-Up End Date, the Periodic Value is equal to the greater of:

(1)the periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

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Please note that if you elect Highest Daily Lifetime Income v2.1, your Account
Value is not guaranteed, can fluctuate and may lose value.

Key Feature - Annual Income Amount under Highest Daily Lifetime Income v2.1

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. Under Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income v2.1 and subsequent to the first Lifetime Withdrawal will
(i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5%
for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older) and
(ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

While Highest Daily Lifetime Income v2.1 is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..   if we are not then offering this benefit for new issues; or

..   if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Highest Daily Lifetime Income v2.1 benefit. This means that you may no longer be able to increase the values associated with your Highest Daily Lifetime Income v2.1 benefit through additional Purchase Payments. When you elect this benefit and determine the amount of your Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income v2.1. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or order. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing

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Annual Income Amount intact. We will not automatically increase your Annual
Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income v2.1 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income v2.1 upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income v2.1 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income v2.1 or any other fees and charges under the Annuity. As a result, these examples may not reflect the probable results of the benefit. Assume the following for all three examples:

..   The Issue Date is November 1,

..   Highest Daily Lifetime Income v2.1 is elected on August 1 of the following calendar year

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income v2.1

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, all dates referenced hereafter in these examples occur in the same year the benefit is elected and it is assumed that they fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

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Here is the calculation:

    Account Value before Lifetime withdrawal                  $ 118,000.00
    Amount of "non" Excess Income                             $   3,500.00
    Account Value immediately before Excess Income of $1,500  $ 114,500.00
    Excess Income amount                                      $   1,500.00
    Ratio ($1,500/$114,500 = 1.31%)                                   1.31%
    Annual Income Amount                                      $   6,000.00
    1.31% Reduction in Annual Income Amount                   $      78.60
    Annual Income Amount for future Annuity Years             $   5,921.40

Example of highest daily auto step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                             Highest Daily Value        Adjusted Annual
              Unadjusted   (adjusted for withdrawal Income Amount (5% of the
    Date*    Account Value and purchase payments)**   Highest Daily Value)
    -----    ------------- ------------------------ ------------------------
    June 28   $238,000.00        $238,000.00               $11,900.00
    June 29   $226,500.00        $228,009.60               $11,400.48
    June 30   $226,800.00        $228,009.60               $11,400.48
    July 1    $233,500.00        $233,500.00               $11,675.00
    July 2    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.

** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

   . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

   . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

   . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

   . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income v2.1. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income v2.1. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income v2.1. If you do not designate the withdrawal as a the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

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The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal
Value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..   The Issue Date is December 3

..   Highest Daily Lifetime Income v2.1 is elected on September 4 of the following calendar year

..   The Unadjusted Account Value at benefit election was $105,000

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income v2.1

..   No previous withdrawals have been taken under Highest Daily Lifetime Income
    v2.1

On October 3 of the year the benefit is elected, the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income v2.1 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal amount                                          $ 15,000
      Divided by Account Value before withdrawal                 $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375

Required Minimum Distributions

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31/st/ for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied.

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..   the remaining Annual Income Amount for that Annuity Year; plus
..   the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

Example

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

 First Calendar Year       Annuity Year              Second Calendar Year
 -------------------       ------------------------  -------------------------
 01/01/2014 to 12/31/2014  06/01/2014 to 05/31/2015  01/01/2015 to 12/31/2015

Assume the following:

..   RMD Amount for Both Calendar Years = $6,000;

..   Annual Income Amount = $5,000; and

..   A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
    Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..   The remaining Annual Income for that Annuity Year ($3,000); plus
..   The Second Calendar Year's RMD Amount minus the Annual Income Amount
    ($6,000 - $5,000 = $1,000).

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If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income
Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..   If, in any Annuity Year, your RMD amount is less than your Annual Income
    Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

..   If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

..   If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

Benefits Under Highest Daily Lifetime Income v2.1

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime Income v2.1, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Highest Daily Lifetime Income v2.1 terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments will be permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1)apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or
    (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
    (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under Highest Daily Lifetime Income v2.1 are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income v2.1 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For

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   example, if your Free Withdrawal Amount is $10,000 and your Annual Income
   Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..   If you elect this benefit, you may be required to reallocate to different
    Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Highest Daily
    Lifetime Income v2.1 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

Charge for Highest Daily Lifetime Income v2.1

The current charge for Highest Daily Lifetime Income v2.1 is 1.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income v2.1 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.25% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income v2.1 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Election of and Designations under the Benefit

For Highest Daily Lifetime Income v2.1, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 50 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income v2.1. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income v2.1, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Income v2.1 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income v2.1 and terminate it, you can re-elect it, subject to our current

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rules and availability. See "Termination of Existing Benefits and Election of
New Benefits" for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect Highest Daily Lifetime Income v2.1, you lose the guarantees that you had accumulated under your existing benefit and your guarantees under Highest Daily Lifetime Income v2.1 will be based on your Unadjusted Account Value on the effective date of Highest Daily Lifetime Income v2.1. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income v2.1 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Termination of the Benefit

You may terminate Highest Daily Lifetime Income v2.1 at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

The benefit automatically terminates upon the first to occur of the following:

(i)your termination of the benefit;

(ii)your surrender of the Annuity;

(iii)your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount);

(iv)our receipt of Due Proof of Death of the Owner or Annuitant (for entity-owned annuities);

(v)both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

(vi)you allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value (subject to state law - please see Appendix B for Special Contract Provisions for Annuities Issued in Certain States);* or

(vii)you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income v2.1, other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income v2.1 terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed in "Election of and Designations under the Benefit" and "Termination of Your Highest Daily Lifetime Income v2.1" earlier in this benefit description.

How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

Overview of The Predetermined Mathematical Formula

Our goal is to seek a careful balance between providing value-added products, such as the Highest Daily Lifetime Income v2.1 suite of benefits, while managing the risk to Pruco Life associated with offering these products. One of the key features that helps us accomplish that balance and an integral part of the Highest Daily Lifetime Income v2.1 suite is the predetermined mathematical formula used to transfer Unadjusted Account Value between the Permitted Subaccounts and the AST Investment Grade Bond Sub-account, referred to in this section as the "Bond Sub-account". The formula is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under the Highest Daily Lifetime Income v2.1 suite of benefits. The formula is not investment advice.

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The formula is set forth in Appendix J (and is described below).

The predetermined mathematical formula ("formula") monitors each individual contract each Valuation Day that the benefit is in effect on your Annuity, in order to help us manage guarantees through all market cycles. It helps manage the risk to us associated with these benefits, which is generally represented by the gap between your Unadjusted Account Value and the Protected Withdrawal Value. As the gap between these two values increases, the formula will determine if and how much money should be transferred into the Bond Sub-account. This movement is intended to reduce the equity risk we will bear in funding our obligation associated with these benefits. As the gap decreases (due to favorable performance of the Unadjusted Account Value), the formula then determines if and how much money should transfer back into the Permitted Sub-accounts. The use of the formula, combined with restrictions on the Sub-accounts you are allowed to invest in, lessens the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, thus reducing the likelihood that we will make any lifetime income payments under this benefit. The formula may also limit the potential for your Account Value to grow.

The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. We are not providing you with investment advice through the use of the formula. The formula does not constitute an investment strategy that we are recommending to you. The formula may limit the potential for your Account Value to grow.

Transfer Activity Under the Formula

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, over time, assuming none of the Unadjusted Account Value is allocated to the Bond Sub-account, the formula will allow for a greater decrease in the Unadjusted Account Value before a transfer to the Bond Sub-account is made.

It is important to understand that transfers within your Annuity are specific to the performance of your chosen investment options, the performance of the Bond Sub-account while Account Value is allocated to it, as well as how long the benefit has been owned. For example, two contracts purchased on the same day, but invested differently, will likely have different results, as would two contracts purchased on different days with the same investment options.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle, therefore producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Unadjusted Account Value and your Protected
    Withdrawal Value;

..   The amount of time the benefit has been in effect on your Annuity;

..   The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

..   Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..   Any withdrawals you take from your Annuity (while the benefit is in effect).

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account.

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

The amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula. Therefore, the investment performance of each affects whether a transfer occurs for your Annuity. As the amounts allocated to either the Bond Sub-account or the Permitted Sub-accounts increase, the performance of those sub-accounts will have a greater impact on your Unadjusted Account Value and hence a greater impact on if (and how much of) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

How the Formula Operates

Generally, the formula, which is applied each Valuation Day, takes four steps in determining any applicable transfers within your Annuity.

(1)First, the formula starts by identifying the value of future income payments we expect to pay. We refer to that value as the "Target Value" or "L".

(2)Second, we subtract any amounts invested in the Bond Sub-account ("B") from the Target Value and divide that number by the amount invested in the Permitted Sub-Accounts ("V\\V\\ + V\\F\\"), where "V\\V\\" is the current Account Value of the elected Sub-accounts of the Annuity, and "V\\F\\" is the current Account Value of the elected Fixed Rate Options of the Annuity. We refer to this resulting value as the "Target Ratio" or "R".

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(3)Third, we compare the Target Ratio to designated thresholds and other rules described in greater detail below to determine if a transfer needs to occur.

(4)If a transfer needs to occur, we use another calculation to determine the amount of the transfer.

The Formula is:

   R  =  (L - B)/(VV + VF)

More specifically, the formula operates as follows:

(1)We calculate the Target Value (L) by multiplying the Income Basis (as defined in Appendix J) for that day by 5% and by the applicable Annuity Factor found in Appendix J. If you have already made a Lifetime Withdrawal, your Target Value would take into account any automatic step-up, any subsequent Purchase Payments and any withdrawals of Excess Income.

   Example (assume the Income Basis is $200,000, and the contract is 11 1/2 months old, resulting in an annuity factor of 14.95)

   Target Value (L)  =  $200,000 x 5% x 14.95 = $149,500

(2)Next, to calculate the Target Ratio (R), the Target Value is reduced by any amount held within the Bond Sub-account (B) on that day. The remaining amount is divided by the amount held within the Permitted Sub-accounts (V\\V\\ + V\\F\\).

   Example (assume the amount in the Bond Sub-account is zero, and the amount held within the Permitted Sub-accounts is $179,500)

   Target Ratio (R)  =  ($149,500 - 0)/$179,500 = 83.3%

(3)If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on the third Valuation Day, make a transfer from your Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap discussed below). If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap). Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

   Example: Assuming the Target Ratio is above 83% for a 3/rd/ consecutive Valuation Day, but less than or equal to 84.5% for three consecutive Valuation Days, a transfer into the Bond Portfolio occurred.

(4)In deciding how much to transfer, we perform a calculation that essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80% (subject to the 90% Cap discussion below). The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be.

The 90% Cap

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account.

Monthly Transfers

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, the formula will perform an additional calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after this transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Unadjusted Account Value in the Bond Sub-account, or

b) An amount equal to 5% of your total Unadjusted Account Value.

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Other Important Information

..   The Bond sub-account is not a Permitted Sub-account. As such, only the formula can transfer Unadjusted Account Value to or from the Bond Sub-account. You may not allocate Purchase Payments or transfer any of your Unadjusted Account Value to or from the Bond Sub-account.

..   While you are not notified before a transfer occurs to or from the Bond
    Sub-account, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Your confirmation statements will be detailed to include the effective date of the transfer, the dollar amount of the transfer and the Permitted Sub-accounts the funds are being transferred to/from. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

   . Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

   . If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

   . Transfer a portion of your Unadjusted Account Value in the Permitted Sub-accounts and the DCA MVA Options to the Bond Sub-account.

..   If you make additional Purchase Payments to your Annuity, they will be allocated to the Permitted Sub-accounts and will be subject to the formula.

..   Additional Purchase Payments to your Annuity do not increase "B" within the formula, and may result in an additional Account Value being transferred to the Permitted Sub-accounts, or a transfer to the Bond Sub-account due to the change in the ratio.

..   If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account).

..   If you are participating in a Highest Daily Lifetime Income v2.1 benefit and you are also participating in the 6 or 12 Month DCA Program, the following rules apply:

   . DCA MVA Options are considered "Permitted Sub-accounts" for purpose of the Target Ratio calculation ("L") described above.

   . The formula may transfer amounts out of the DCA MVA Options to the Bond Sub-account if the amount allocated to the other Permitted Sub-accounts is insufficient to cover the amount of the transfer.

   . The transfer formula will not allocate amounts to the DCA MVA Options when there is a transfer out of the Bond Sub-account . Such transfers will be allocated pro-rata to the variable Sub-accounts, excluding the Bond Sub-account.

   . A Market Value Adjustment is not assessed when amounts are transferred out of the DCA MVA Options under the transfer formula.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime Income v2.1 or Spousal Highest Daily Lifetime Income v2.1 through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

SPOUSAL HIGHEST DAILY LIFETIME INCOME v2.1 BENEFIT

Spousal Highest Daily Lifetime Income v2.1 is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

We offer a benefit that guarantees, until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Unadjusted Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your

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Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income v2.1 after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime Income v2.1 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income v2.1 is the spousal version of Highest Daily Lifetime Income v2.1. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Currently, if you elect Spousal Highest Daily Lifetime Income v2.1 and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. Please note that if you terminate Spousal Highest Daily Lifetime Income v2.1 and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income v2.1 must be elected based on two designated lives, as described below. Each designated life must be at least 50 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v2.1 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v2.1 is not available if you elect any other optional living benefit.

As long as your Spousal Highest Daily Lifetime Income v2.1 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Income v2.1. As to the impact of such a scenario on any other optional benefit you may have, please see the following sections in this prospectus:
"Highest Daily Lifetime Income v2.1 Benefit", "Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit" and "Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit".

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value on or before the Roll-Up End Date

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls on or before the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

The Periodic Value after the Roll-Up End Date

On any Current Valuation Day that falls after the Roll-Up End Date, the Periodic Value is equal to the greater of:

(1)the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

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Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Amount.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

Please note that if you elect Spousal Highest Daily Lifetime Income v2.1, your Account Value is not guaranteed, can fluctuate and may lose value.

Key Feature - Annual Income Amount under Spousal Highest Daily Lifetime Income v2.1

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under Spousal Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income v2.1 and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

While Spousal Highest Daily Lifetime Income v2.1 is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..   if we are not then offering this benefit for new issues; or

..   if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Spousal Highest Daily Lifetime Income v2.1 benefit. This means that you may no longer be able to increase the values associated with your Spousal Highest Daily Lifetime Income v2.1 benefit through additional Purchase Payments. When you elect this benefit and determine the amount of your Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

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Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual
Income Amount, the charge for Spousal Highest Daily Lifetime Income v2.1 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily
Lifetime Income v2.1 upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income v2.1 does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income v2.1 or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1

..   Spousal Highest Daily Lifetime Income v2.1 is elected on August 1 of the following calendar year

..   Both designated lives were 70 years old when they elected Spousal Highest
    Daily Lifetime Income v2.1

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, all dates referenced hereafter in these examples occur in the same year the benefit is elected and it is assumed that they fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the

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ratio of the Excess Income to the Account Value immediately prior to the Excess
Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

     Account Value before Lifetime Withdrawal                  $118,000.00
     Amount of "non" Excess Income                             $  2,900.00
     Account Value immediately before Excess Income of $2,100  $115,100.00
     Excess Income amount                                      $  2,100.00
     Ratio ($2,100/$115,100 = 1.82%)                                  1.82%
     Annual Income Amount                                      $  5,400.00
     1.82% Reduction in Annual Income Amount                   $     98.28
     Annual Income Amount for future Annuity Years             $  5,301.72

Example of highest daily auto step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $5,400. However, the Excess Income on October 29 reduces the amount to $5,301.72 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% (since the younger designated life is between 70 and 84 on the date of the potential step-up) of the highest daily Unadjusted Account Value adjusted for withdrawals and Purchase Payments, is greater than $5,301.72. Here are the calculations for determining the daily values. Only the October 28 value is being adjusted for Excess Income as the October 30, October 31 and November 1 Valuation Days occur after the Excess Income on October 29.

                              Highest Daily Value
                            (adjusted for withdrawal      Adjusted Annual
                                  and Purchase       Income Amount (4.5% of the
Date*         Account Value       Payments)**           Highest Daily Value)
-----         ------------- ------------------------ --------------------------
October 28     $119,000.00        $119,000.00                $5,355.00
October 29     $113,000.00        $113,986.98                $5,129.41
October 30     $113,000.00        $113,986.98                $5,129.41
October 31     $119,000.00        $119,000.00                $5,355.00
November 1     $118,473.00        $119,000.00                $5,355.00

* In this example, the Annuity Anniversary date is November 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of November 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on October 28, resulting in an adjusted Annual Income Amount of $5,355.00. This amount is adjusted on October 29 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

   . The Unadjusted Account Value of $119,000 on October 28 is first reduced dollar-for-dollar by $2,900 ($2,900 is the remaining Annual Income Amount for the Annuity Year), resulting in an Unadjusted Account Value of $116,100 before the Excess Income.

   . This amount ($116,100) is further reduced by 1.82% (this is the ratio in the above example which is the Excess Income divided by the Account Value immediately preceding the Excess Income) resulting in a Highest Daily Value of $113,986.98.

   . The adjusted October 29 Highest Daily Value, $113,986.98, is carried forward to the next Valuation Date of October 30. At this time, we compare this amount to the Unadjusted Account Value on October 30, $113,000. Since the October 29 adjusted Highest Daily Value of $113,986.98 is greater than the October 30 Unadjusted Account Value, we will continue to carry $113,986.98 forward to the next Valuation Day of October 31. The Unadjusted Account Value on October 31, $119,000.00, becomes the final Highest Daily Value since it exceeds the $113,986.98 carried forward.

   . The October 31 adjusted Highest Daily Value of $119,000.00 is also greater than the November 1 Unadjusted Account Value, so we will continue to carry $119,000.00 forward to the first Valuation Day of November 1.

In this example, the final Highest Daily Value of $119,000.00 is converted to an Annual Income Amount based on the applicable percentage of 4.5%, generating an Annual Income Amount of $5,355.00. Since this amount is greater than the current year's Annual Income Amount of $5,301.72 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on November 1 and continuing through October 31 of the following calendar year, will be stepped-up to $5,355.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income v2.1. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income v2.1. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income v2.1. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income

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Amount, which is based on your Protected Withdrawal Value. Once you elect the
Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable
CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..   The Issue Date is December 3

..   Spousal Highest Daily Lifetime Income v2.1 is elected on September 4 of the following calendar year

..   The Unadjusted Account Value at benefit election was $105,000

..   Each designated life was 70 years old when he/she elected Spousal Highest
    Daily Lifetime Income v2.1

..   No previous withdrawals have been taken under Spousal Highest Daily
    Lifetime Income v2.1

On October 3 of the same year the benefit is elected, the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income v2.1 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal amount                                          $ 15,000
      Divided by Account Value before withdrawal                 $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375

Required Minimum Distributions

See the sub-section entitled "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income v2.1 for a discussion of the relationship between the RMD amount and the Annual Income Amount.

Benefits Under Spousal Highest Daily Lifetime Income v2.1

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime Income v2.1, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Spousal Highest Daily Lifetime Income v2.1 terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments will be permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1)apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

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    (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

    (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime Income v2.1 benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income v2.1 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Unadjusted Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Unadjusted
    Account Value to comply with any new requirements.

..   If you elect this benefit, you may be required to reallocate to different
    Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Spousal Highest
    Daily Lifetime Income v2.1 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

Charge for Spousal Highest Daily Lifetime Income v2.1

The current charge for Spousal Highest Daily Lifetime Income v2.1 is 1.10% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income v2.1 is 2.00% annually of the greater of the Unadjusted

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Account Value and Protected Withdrawal Value. As discussed in "Highest Daily
Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.275% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income v2.1 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime Income v2.1 can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime Income v2.1 only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be at least 50 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The
    Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be at least 50 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be at least 50 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit. However, if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. A change in designated lives will result in cancellation of Spousal Highest Daily Lifetime Income v2.1. If the designated lives divorce, Spousal Highest Daily Lifetime Income v2.1 may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. Any applicable CDSC will apply to such a withdrawal. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income v2.1 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income v2.1 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect Spousal Highest Daily Lifetime Income v2.1, you lose the guarantees that you had accumulated under your existing benefit, and your guarantees under Spousal Highest Daily Lifetime Income v2.1 will be based on your Unadjusted Account Value on the effective date of Spousal Highest Daily Lifetime Income v2.1. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income v2.1 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

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The benefit automatically terminates upon the first to occur of the following:

(i)upon our receipt of Due Proof of Death of the first designated life, if the surviving spouse opts to take the death benefit under the Annuity (rather than continue the Annuity) or if the surviving spouse is not an eligible designated life;

(ii)upon the death of the second designated life;

(iii)your termination of the benefit;

(iv)your surrender of the Annuity;

(v)your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount);

(vi)both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

(vii)you allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value (subject to state law - please see Appendix B for Special Contract Provisions for Annuities Issued in Certain States);* or

(viii)you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income v2.1 other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

How Spousal Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income v2.1 above for information regarding this component of the benefit.

Additional Tax Considerations

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income v2.1 above.

HIGHEST DAILY LIFETIME INCOME v2.1 WITH HIGHEST DAILY DEATH BENEFIT

Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit ("HD DB") is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. This benefit also provides for a highest daily death benefit, subject to the terms of the benefit. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments"). Highest Daily Lifetime Income v2.1 with HD DB may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and also wish to provide a death benefit to your beneficiaries. You are not required to take withdrawals as part of the benefit
- the

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guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income v2.1 with HD DB is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Highest Daily Lifetime Income v2.1 is offered with or without the HD DB component; however, you may only elect HD DB with Highest Daily Lifetime Income v2.1, and you must elect the HD DB benefit at the time you elect Highest Daily Lifetime Income v2.1. If you elect Highest Daily Lifetime Income v2.1 without HD DB and would like to add the feature later, you must first terminate Highest Daily Lifetime Income v2.1 and elect Highest Daily Lifetime Income v2.1 with HD DB (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime Income v2.1 and elect Highest Daily Lifetime Income v2.1 with HD DB you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Highest Daily Lifetime Income v2.1 with HD DB is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living or death benefit.

The income benefit under Highest Daily Lifetime Income v2.1 with HD DB currently is based on a single "designated life" who is between the ages of 50 and 79 on the benefit effective date and received in Good Order. As long as your Highest Daily Lifetime Income v2.1 with HD DB is in effect, you must allocate your Unadjusted Account Value in accordance with the Permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Highest Daily Lifetime Income v2.1 with HD DB (including no payment of the Highest Daily Death Benefit Amount). As to the impact of such a scenario on any other optional benefit, please see the following sections in this prospectus: "Highest Daily Lifetime Income v2.1 Benefit", "Spousal Highest Daily Lifetime Income v2.1 Benefit" and "Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit" (including no payment of the Highest Daily Death Benefit).

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income v2.1 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value on or before the Roll-Up End Date

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls on or before the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

The Periodic Value after the Roll-Up End Date

On any Current Valuation Day that falls after the Roll-Up End Date, the Periodic Value is equal to the greater of:

(1)the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced

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for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

Please note that if you elect Highest Daily Lifetime Income v2.1 with HD DB, your Account Value is not guaranteed, can fluctuate and may lose value.

Key Feature - Annual Income Amount under Highest Daily Lifetime Income v2.1 with HD DB.

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. Under Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income v2.1 with HD DB and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

After your first Lifetime Withdrawal and before your Unadjusted Account Value is reduced to zero, you may make additional Purchase Payments, subject to the limits in the next paragraph. We reserve the right not to accept additional Purchase Payments if the Unadjusted Account Value becomes zero.

While Highest Daily Lifetime Income v2.1 with HD DB is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..   if we are not then offering this benefit for new-issues; or

..   if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Highest Daily Lifetime Income v2.1 with HD DB. This means that you may no longer be able to increase the values associated with your Highest Daily Lifetime Income v2.1 with HD DB through additional Purchase Payments. When you elect this benefit and determine the amount of your Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income v2.1 with HD DB. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The

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Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the
Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your
Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income v2.1 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily
Lifetime Income v2.1 with HD DB upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income v2.1 with HD DB does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income v2.1 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1

..   Highest Daily Lifetime Income v2.1 with HD DB is elected on August 1 of the following calendar year

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income v2.1 with HD DB

..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced hereafter in these examples fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $109,420. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess

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Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount).

Here is the calculation:

Annual Income Amount                                   Highest Daily Death Benefit Amount
Account Value before Lifetime Withdrawal  $118,000.00  Account Value before Lifetime Withdrawal          $118,000.00
Amount of "non" Excess Income             $  3,500.00  Amount of "non" Excess Income                     $  3,500.00
Account Value immediately before Excess                Account Value immediately before Excess Income of
  Income of $1,500                        $114,500.00  $1,500                                            $114,500.00
Excess Income amount                      $  1,500.00  Excess Income amount                              $  1,500.00
Ratio ($1,500/$114,500 = 1.31%)                  1.31% Ratio ($1,500/$114,500 = 1.31%)                          1.31%
Annual Income Amount                      $  6,000.00  HD DB Amount                                      $109,420.00
1.31% Reduction in Annual Income
  Amount                                  $     78.60  1.31% Reduction in Annual Income Amount           $  1,433.40
Annual Income Amount for future Annuity
  Years                                   $  5,921.40  Highest Daily Death Benefit Amount                $107,986.60

Example of highest daily auto step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                             Highest Daily Value        Adjusted Annual
              Unadjusted   (adjusted for withdrawal Income Amount (5% of the
    Date*    Account Value and purchase payments)**   Highest Daily Value)
    -----    ------------- ------------------------ ------------------------
    June 28   $238,000.00        $238,000.00               $11,900.00
    June 29   $226,500.00        $228,009.60               $11,400.48
    June 30   $226,800.00        $228,009.60               $11,400.48
    July 1    $233,500.00        $233,500.00               $11,675.00
    July 2    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

   . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

   . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

   . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

   . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income v2.1 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with

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Highest Daily Lifetime Income v2.1 with HD DB. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income v2.1 with HD DB. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning
Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..   The Issue Date is December 3

..   Highest Daily Lifetime Income v2.1 with HD DB is elected on September 4 of the following calendar year

..   The Unadjusted Account Value at benefit election was $105,000

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income v2.1 with HD DB

..   No previous withdrawals have been taken under Highest Daily Lifetime Income
    v2.1 with HD DB

On October 3 of the year the benefit is elected, the Protected Withdrawal Value is $125,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income v2.1 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

 Withdrawal amount                                                 $ 15,000.00
 Divided by Account Value before withdrawal                        $120,000.00
 Equals ratio                                                             12.5%
 All guarantees will be reduced by the above ratio (12.5%)
 Protected Withdrawal Value                                        $109,375.00
 Highest Daily Death Benefit Amount                                $100,992.50

Required Minimum Distributions

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31st for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied.

Highest Daily Death Benefit

A Death Benefit is payable under Highest Daily Lifetime Income v2.1 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Owner (Annuitant if entity owned), also referred to as the "Single Designated Life", when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit (described later in this prospectus) or the Highest Daily Death Benefit Amount described below.

Highest Daily Death Benefit Amount:

On the date you elect Highest Daily Lifetime Income v2.1 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

(1)The Unadjusted Account Value on the current Valuation Day; and

(2)The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

   .   increased by any Purchase Payments made on the current Valuation Day and,

   . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

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Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the living benefit features of Highest Daily Lifetime Income v2.1 with HD DB.

A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount (dollar-for-dollar) by the amount of the withdrawal. All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the decedent and will be:

..   increased by the amount of any additional Adjusted Purchase Payments, and

..   reduced by the effect of any withdrawals (as described in the preceding paragraph), made during the period between the decedent's date of death and the date we receive Due Proof of Death.

Please note that the Highest Daily Death Benefit Amount is available only until we make Guarantee Payments under Highest Daily Lifetime Income v2.1 with HD DB or annuity payments begin. This means that any withdrawals that reduce your Unadjusted Account Value to zero will also reduce the Highest Daily Death Benefit Amount to zero.

All other provisions applicable to Death Benefits under your Annuity will continue to apply. See the "Death Benefits" section of this prospectus for more information pertaining to Death Benefits.

Benefits Under Highest Daily Lifetime Income v2.1 with HD DB

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Highest Daily Lifetime Income v2.1 with HD DB, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Highest Daily Lifetime Income v2.1 with HD DB terminates, we will make no further payments of the Annual Income Amount (including no payment of the Highest Daily Death Benefit).

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including that of the HD DB feature, will terminate. This means that the HD DB is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1)apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

    (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

    (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under Highest Daily Lifetime Income v2.1 with HD DB are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an

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   active systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income v2.1 with
   HD DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..   If you elect this benefit, you may be required to reallocate to different
    Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Highest Daily
    Lifetime Income v2.1 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

Charge for Highest Daily Lifetime Income v2.1 with HD DB

The current charge for Highest Daily Lifetime Income v2.1 with HD DB is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income v2.1 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.375% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income v2.1 with HD DB would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

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Election of and Designations under the Benefit

For Highest Daily Lifetime Income v2.1 with HD DB, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be between 50 and 79 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income v2.1 with HD DB. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income v2.1 with HD DB, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Income v2.1 with HD DB can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income v2.1 with HD DB and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect Highest Daily Lifetime Income v2.1 with HD DB, you lose the guarantees that you had accumulated under your existing benefit and your guarantees under Highest Daily Lifetime Income v2.1 with HD DB will be based on your Unadjusted Account Value on the effective date of Highest Daily Lifetime Income v2.1 with HD DB. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income v2.1 with HD DB is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income v2.1 with HD DB so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Termination of the Benefit

You may terminate Highest Daily Lifetime Income v2.1 with HD DB at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit, including the HD DB, will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

The benefit automatically terminates upon the first to occur of the following:

(i)your termination of the benefit;

(ii)your surrender of the Annuity;

(iii)your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount);

(iv)our receipt of Due Proof of Death of the Owner (or Annuitant for entity-owned annuities);

(v)both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

(vi)you allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value (subject to state law - please see Appendix B for Special Contract Provisions for Annuities Issued in Certain States);* or

(vii)you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income v2.1 with HD DB, other than upon the death of the Owner or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income v2.1 with HD DB terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed in "Election of and Designations under the Benefit" and "Termination of Your Highest Daily Lifetime Income v2.1" earlier in this benefit description.

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How Highest Daily Lifetime Income v2.1 with HD DB Transfers Unadjusted Account
Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income v2.1 above for information regarding this component of the benefit.

Additional Tax Considerations

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income v2.1 above.

SPOUSAL HIGHEST DAILY LIFETIME INCOME v2.1 WITH HIGHEST DAILY DEATH BENEFIT

Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit ("HD DB") is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. This benefit also provides for a highest daily death benefit, subject to the terms of the benefit. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

We offer a benefit that guarantees, until the death of the Remaining Designated Life (as described below) (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments"). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income v2.1 with HD DB after the death of the first spouse (subject to the provisions below regarding a Remaining Designated Life), and also want to provide a death benefit. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

An integral component of Spousal Highest Daily Lifetime Income v2.1 with HD DB is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income v2.1 with HD DB is the spousal version of Highest Daily Lifetime Income v2.1 with HD DB. Spousal Highest Daily Lifetime Income v2.1 is offered with or without the HD DB component; however, you may only elect HD DB with Spousal Highest Daily Lifetime Income v2.1, and you must elect the HD DB benefit at the time you elect Spousal Highest Daily Lifetime Income v2.1. If you elect Spousal Highest Daily Lifetime Income v2.1 without HD DB and would like to add the feature later, you must first terminate Spousal Highest Daily Lifetime Income v2.1 and elect Spousal Highest Daily Lifetime Income v2.1 with HD DB (subject to availability and benefit re-election provisions). Please note that if you terminate Spousal Highest Daily Lifetime Income v2.1 and elect Spousal Highest Daily Lifetime Income v2.1 with HD DB you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime Income v2.1 with HD DB is offered as an alternative to other lifetime withdrawal options. Currently, if you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income v2.1 with HD DB must be elected based on two designated lives, as described below. Each designated life must be between the ages of 50 and 79 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v2.1 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v2.1 with HD DB is not available if you elect any other optional living or death benefit.

As long as your Spousal Highest Daily Lifetime Income v2.1 with HD DB is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any particular withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no

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further amount would be payable under Spousal Highest Daily Lifetime Income
v2.1 with HD DB. As to the impact of such a scenario on any other optional benefit, please see the following sections in this prospectus: "Highest Daily Lifetime Income v2.1 Benefit", "Spousal Highest Daily Lifetime Income v2.1 Benefit" and "Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit" (including no payment of the Highest Daily Death Benefit).

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value on or before the Roll-Up End Date

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls on or before the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

The Periodic Value after the Roll-Up End date

On any Current Valuation Day that falls after the Roll-Up End Date, the Periodic Value is equal to the greater of:

(1)the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

Please note that if you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB, your Account Value is not guaranteed, can fluctuate and may lose value.

Key Feature - Annual Income Amount under Spousal Highest Daily Lifetime Income v2.1 with HD DB

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger spousal designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older. We use the age of the younger designated life. If you elected this benefit and one of the Spousal Designated Lives becomes the Remaining
Designated Life, we will continue to use the age of the younger of both the original Spousal Designated Lives for purposes of calculating the applicable Annual Income percentage. Under Spousal Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

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The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income v2.1 with HD DB and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

After your first Lifetime Withdrawal and before your Unadjusted Account Value is reduced to zero, you may make additional Purchase Payments, subject to the limits in the next paragraph. We reserve the right not to accept additional Purchase Payments if the Unadjusted Account Value becomes zero.

While Spousal Highest Daily Lifetime Income v2.1 with HD DB is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and Withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..   if we are not then offering this benefit for new issues; or

..   if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Spousal Highest Daily Lifetime Income v2.1 with HD DB. This means that you may no longer be able to increase the values associated with your Spousal Highest Daily Lifetime Income v2.1 with HD DB through additional Purchase Payments. When you elect this benefit and determine the amount of your Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity, in a non-discriminatory manner.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger spousal designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB upon a step-up, we would notify you, and give you the

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opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income v2.1 with HD DB does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income v2.1 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1

..   Spousal Highest Daily Lifetime Income v2.1 with HD DB is elected on
    August 1 of the following calendar year

..   Both designated lives were 70 years old when they elected Spousal Highest
    Daily Lifetime Income v2.1 with HD DB
..   The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, all dates referenced hereafter in these examples occur in the same year the benefit is elected and it is assumed that they fall on consecutive business days.

Example of dollar-for-dollar reductions

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920.).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $110,020. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount).

Here is the calculation:

Annual Income Amount                           Highest Daily Death Benefit Amount
--------------------                           ----------------------------------
Account Value before Lifetime                   Account Value before Lifetime
Withdrawal                        $118,000.00   Withdrawal                         $118,000.00
Amount of "non" Excess Income                   Amount of "non" Excess
                                  $  2,900.00   Income                             $  2,900.00
Account Value immediately before                Account Value immediately
Excess Income of $2,100           $115,100.00   before Excess Income of $2,100     $115,100.00
Excess Income amount              $  2,100.00   Excess Income amount               $  2,100.00
Ratio ($2,100/$115,100 = 1.82%)                 Ratio ($2,100/$115,100 =
                                         1.82%  1.82%)                                    1.82%
Annual Income Amount              $  5,400.00   HD DB Amount                       $110,020.00
1.82% Reduction in Annual Income                1.82% Reduction in Annual
Amount                            $     98.28   Income Amount                      $  2,002.36
Annual Income Amount for future                 Highest Daily Death Benefit
Annuity Years                     $  5,301.72   Amount                             $108,017.64

Example of highest daily auto step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $5,400. However, the Excess Income on October 29 reduces the amount to $5,301.72 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% (since the younger designated life is between 70 and 84 on the date of the potential step-up) of the highest daily Unadjusted Account Value adjusted for withdrawals and Purchase Payments, is greater than $5,301.72. Here are the calculations for determining the daily values. Only the October 28 value is being adjusted for Excess Income as the October 30, October 31 and November 1 Valuation Days occur after the Excess Income on October 29.

                             Highest Daily Value         Adjusted Annual
                           (adjusted for withdrawal Income Amount (4.5% of the
 Date*       Account Value and Purchase Payments)**    Highest Daily Value)
 -----       ------------- ------------------------ --------------------------
 October 28.  $119,000.00        $119,000.00                $5,355.00
 October 29.  $113,000.00        $113,986.98                $5,129.41
 October 30.  $113,000.00        $113,986.98                $5,129.41
 October 31.  $119,000.00        $119,000.00                $5,355.00
 November 1.  $118,473.00        $119,000.00                $5,355.00

* In this example, the Annuity Anniversary date is November 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of November 1 is considered the final Valuation Date for the Annuity Year.

** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on October 28, resulting in an adjusted Annual Income Amount of $5,355.00. This amount is adjusted on October 29 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

   . The Unadjusted Account Value of $119,000 on October 28 is first reduced dollar-for-dollar by $2,900 ($2,900 is the remaining Annual Income Amount for the Annuity Year), resulting in an Unadjusted Account Value of $116,100 before the Excess Income.

   . This amount ($116,100) is further reduced by 1.82% (this is the ratio in the above example which is the Excess Income divided by the Account Value immediately preceding the Excess Income) resulting in a Highest Daily Value of $113,986.98.

   . The adjusted October 29 Highest Daily Value, $113,986.98, is carried forward to the next Valuation Date of October 30. At this time, we compare this amount to the Unadjusted Account Value on October 30, $113,000. Since the October 29 adjusted Highest Daily Value of $113,986.98 is greater than the October 30 Unadjusted Account Value, we will continue to carry $113,986.98 forward to the next Valuation Day of October 31. The Unadjusted Account Value on October 31, $119,000.00, becomes the final Highest Daily Value since it exceeds the $113,986.98 carried forward.

   . The October 31 adjusted Highest Daily Value of $119,000.00 is also greater than the November 1 Unadjusted Account Value, so we will continue to carry $119,000.00 forward to the first Valuation Day of November 1.

In this example, the final Highest Daily Value of $119,000.00 is converted to an Annual Income Amount based on the applicable percentage of 4.5%, generating an Annual Income Amount of $5,355.00. Since this amount is greater than the current year's Annual Income Amount of $5,301.72 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on November 1 and continuing through October 31 of the following calendar year, will be stepped-up to $5,355.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income v2.1 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income v2.1 with HD DB. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income v2.1 with HD DB. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..   The Issue Date is December 3

..   Spousal Highest Daily Lifetime Income v2.1 with HD DB is elected on
    September 4 of the following calendar year

..   The Unadjusted Account Value at benefit election was $105,000

..   Each designated life was 70 years old when he/she elected Spousal Highest
    Daily Lifetime Income v2.1 with HD DB

..   No previous withdrawals have been taken under Spousal Highest Daily
    Lifetime Income v2.1 with HD DB

On October 3 of the same year the benefit is elected, the Protected Withdrawal Value is $125,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income v2.1 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

    Withdrawal amount                                          $ 15,000.00
    Divided by Account Value before withdrawal                 $120,000.00
    Equals ratio                                                      12.5%
    All guarantees will be reduced by the above ratio (12.5%)
    Protected Withdrawal Value                                 $109,375.00
    Highest Daily Death Benefit Amount                         $100,992.50

Required Minimum Distributions

See the sub-section entitled "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income v2.1 with HD DB for a discussion of the relationship between the RMD amount and the Annual Income Amount.

Highest Daily Death Benefit

A Death Benefit is payable under Spousal Highest Daily Lifetime Income v2.1 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Remaining Designated Life when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit (described later in this prospectus) or the Highest Daily Death Benefit Amount described below.

  Highest Daily Death Benefit Amount:

On the date you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

(1)The Unadjusted Account Value on the current Valuation Day; and
(2)The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

   .   increased by any Purchase Payments made on the current Valuation Day and,

   . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the living benefit features of Spousal Highest Daily Lifetime Income v2.1 with HD DB.

A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount (dollar-for-dollar) by the amount of the withdrawal. All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the Remaining Designated Life and will be:

   .   increased by the amount of any additional Adjusted Purchase Payments, and

   . reduced by the effect of any withdrawals (as described in the preceding paragraph), made during the period between the decedent's date of death and the date we receive Due Proof of Death.

Please note that Highest Daily Death Benefit Amount is available only until we make Guarantee Payments under Spousal Highest Daily Lifetime Income v2.1 with HD DB or annuity payments begin. This means that any withdrawals that reduce your Unadjusted Account Value to zero will also reduce the Highest Daily Death Benefit Amount to zero.

All other provisions applicable to Death Benefits under your Annuity continue to apply. See the "Death Benefits" section of this prospectus for more information pertaining to Death Benefits.

Benefits Under Spousal Highest Daily Lifetime Income v2.1 with HD DB

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Spousal Highest Daily Lifetime Income v2.1 with HD DB, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will continue to make payments until the simultaneous deaths of both spousal designated lives, or the death of the Remaining Designated Life. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Spousal Highest Daily Lifetime Income v2.1 with HD DB terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments will be permitted.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments.

..   Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including that of the HD DB feature, will terminate. This means that the HD DB is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual
    Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1)apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

    (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the Remaining Designated Life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

    (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime Income v2.1 with HD DB benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income v2.1 with HD DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Unadjusted Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Unadjusted
    Account Value to comply with any new requirements.

..   If you elect this benefit, you may be required to reallocate to different
    Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Spousal Highest
    Daily Lifetime Income v2.1 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

..   Spousal Continuation: If a Death Benefit is not payable on the death of a spousal designated life (e.g., if the first of the spousal designated lives to die is the Beneficiary but not an Owner), Spousal Highest Daily Lifetime Income v2.1 with HD DB will remain in force unless we are instructed otherwise.

Charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB

The current charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB is 1.60% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.40% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime Income v2.1 with HD DB can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit. Currently, Spousal Highest Daily Lifetime Income v2.1 with HD DB only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be between 50-79 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The
    Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be between 50 and 79 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be between 50 and 79 years old at the time of election.

Remaining Designated Life: A Remaining Designated Life must be a natural person and must have been listed as one of the spousal designated lives when the benefit was elected. A spousal designated life will become the Remaining Designated Life on the earlier of the death of the first of the spousal designated lives to die, provided that they are each other's spouses at that time, or divorce from the other spousal designated life while the benefit is in effect. That said, if a spousal designated life is removed as Owner, Beneficiary, or Annuitant due to divorce, the other spousal designated life becomes the Remaining Designated Life when we receive notice of the divorce, and any other documentation we require, in Good Order. Any new Beneficiary(ies) named by the Remaining Designated Life will not be a spousal designated life.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit, however if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. A change in designated lives will result in cancellation of Spousal Highest Daily Lifetime Income v2.1 with HD DB. If the designated lives divorce, Spousal Highest Daily Lifetime Income v2.1 with HD DB may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income v2.1 with HD DB can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect Spousal Highest Daily Lifetime Income v2.1 with HD DB, you lose the guarantees that you had accumulated under your existing benefit, and your guarantees under Spousal Highest Daily Lifetime Income v2.1 with HD DB will be based on your Unadjusted Account Value on the effective date of Spousal Highest Daily Lifetime Income v2.1 with HD DB. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income v2.1 with HD DB is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

The benefit automatically terminates upon the first to occur of the following:

(i) upon our receipt of Due Proof of Death of the first designated life who is an Owner (or who is the Annuitant if entity owned), if the Remaining Designated Life elects not to continue the Annuity;

(ii) upon our receipt of Due Proof of Death of an Owner (or Annuitant if entity owned) if the surviving spouse is not eligible to continue the benefit because such spouse is not a spousal designated life and there is any Unadjusted Account Value on the date of death;

(iii) upon our receipt of Due Proof of Death of the Remaining Designated Life if a Death Benefit is payable under this benefit;

(iv)   your termination of the benefit;

(v)    your surrender of the Annuity;

(vi) when annuity payments begin (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount);

(vii) both the Unadjusted Account Value and Annual Income Amount equal zero due to a withdrawal of Excess Income;

(viii) you allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value (subject to state law - please see Appendix B for Special Contract Provisions for Annuities Issued in Certain States);* or

(ix) you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

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Upon termination of Spousal Highest Daily Lifetime Income v2.1 with HD DB other than upon the death of the Remaining Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing
Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond
Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

How Spousal Highest Daily Lifetime Income v2.1 with HD DB Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income v2.1 above for information regarding this component of the benefit.

Additional Tax Considerations

Please see "Additional Tax Considerations" under Highest Daily Lifetime Income v2.1 above.

GUARANTEED RETURN OPTION PLUS II (GRO PLUS II)

GRO Plus II is available only for Annuities issued with an application signed prior to January 24, 2011, subject to availability which may vary by firm. Guaranteed Return Option/SM/ Plus II (GRO Plus II/SM/) is a form of "guaranteed minimum accumulation benefit" that guarantees a specified Unadjusted Account Value at one or more dates in the future. If you participate in this benefit, you are subject to the predetermined mathematical formula described below that transfers Account Value between your Sub-accounts and an AST bond portfolio Sub-account.

Under GRO Plus II, we guarantee that on the seventh anniversary of benefit election, and each anniversary thereafter, the Unadjusted Account Value will be not less than the Unadjusted Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent Purchase Payments and withdrawals as detailed below). We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may "manually" lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Unadjusted Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count towards the one elective manual lock-in you may make each benefit year. We guarantee that the Unadjusted Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Unadjusted Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Unadjusted Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. In addition, the fact that you "manually" locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account (which is used as part of this benefit) with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions, and if none exist, then pro rata to your variable Sub-accounts (see below "Key Feature - Allocation of Unadjusted Account Value"). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years prior to the Latest Annuity Date (please see "Annuity Options" for further information). This also applies to a new Owner who has acquired the Annuity from the original Owner.

In this section, we refer to a date on which the Unadjusted Account Value is guaranteed to be present as the "Maturity Date". If the Account Value on the Maturity Date is less than the guaranteed amount, we will contribute funds from our general account to bring your Unadjusted Account Value up to the guaranteed amount. If the Maturity Date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions, which means: a) the Custom Portfolio Program or, b) if you are not participating in this program, then such amounts will be allocated to your Sub-accounts on a pro rata basis. Regardless of whether we need to contribute funds at the end of a Guarantee Period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee in accordance with your most recent allocation instructions, which means: a) the Custom Portfolio Program or, b) if you are not participating in this program, then such amounts will be allocated to your Sub-accounts on a pro rata basis. If the former (i.e., an asset allocation program), your Unadjusted Account Value will be transferred according to the program.

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Any addition or transferred amount may be subsequently re-allocated based on the predetermined mathematical formula described below.

The guarantees provided by the benefit exist only on the applicable Maturity Date(s). However, due to the ongoing monitoring of your Unadjusted Account Value, and the transfer of Unadjusted Account Value to support your future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated Purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 3, 2011 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2012 would increase the base guarantee amount to $130,000.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Unadjusted Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

   .   The Issue Date is December 1, 2010

   .   The benefit is elected on December 1, 2010

   . The Unadjusted Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000

   .   An enhanced guarantee amount of $350,000 is locked in on December 1, 2011

   . The Unadjusted Account Value immediately prior to the withdrawal is equal to $380,000

   . for purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision if the withdrawal was within the CDSC period, and would be inapplicable to the C Series)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio of the total withdrawal amount to the Unadjusted Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

     Withdrawal Amount                                            $ 50,000
     Divided by Unadjusted Account Value before withdrawal        $380,000
     Equals ratio                                                    13.16%
     All guarantees will be reduced by the above ratio (13.16%).
     Base guarantee amount                                        $173,680
     Enhanced guarantee amount                                    $303,940

Key Feature - Allocation of Unadjusted Account Value For GRO Plus II (and Highest Daily GRO II, if elected prior to July 16, 2010)

We limit the Sub-accounts to which you may allocate Unadjusted Account Value if you elect GRO Plus II or Highest Daily GRO II (HD GRO II) (see below for information pertaining to HD GRO II). For purposes of these benefits, we refer to those permitted Investment Options (other than the required bond portfolio Sub-accounts discussed below) as the "Permitted Sub-accounts."

GRO Plus II and HD GRO II use a predetermined mathematical formula to help us manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and HD GRO II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II and HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Unadjusted Account Value, by transferring them to a more stable option (i.e., one or more specified bond Portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond Portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Unadjusted Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. Because these restrictions and the use of the formula lessen the likelihood that your Unadjusted Account Value will be reduced below the base and/or enhanced guarantee(s), they also reduce the likelihood that we will make any payments under this benefit. They may also limit your upside potential for growth. The formula is set forth in Appendix G of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

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For purposes of operating the GRO Plus II formula, we have included within each
Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account
Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new Guarantee
Periods that are created under this benefit (and the Highest Daily GRO II benefit). If you have elected GRO Plus II or HD GRO II, you may have Unadjusted Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Unadjusted Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST Bond Portfolio Sub-account to which Unadjusted Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the "current liability" may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Unadjusted Account Value into an AST bond portfolio Sub-account, despite the fact that your Unadjusted Account Value had increased.

In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Unadjusted Account Value held within the AST bond portfolio Sub-account and to your Unadjusted Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Unadjusted Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

   . March 17, 2011 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

   . March 18, 2011 - you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

   . On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in

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       the Permitted Sub-accounts (such that $20,000 is allocated to the
       Permitted Sub-accounts and $90,000 to the AST bond portfolio
       Sub-account).

   . Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Unadjusted Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Unadjusted Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Unadjusted Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

   . The difference between your Unadjusted Account Value and your guarantee amount(s);

   .   The amount of time until the maturity of your guarantee(s);

   .   The amount invested in, and the performance of, the Permitted
       Sub-accounts;

   . The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

   . The discount rate used to determine the present value of your guarantee(s);

   .   Additional Purchase Payments, if any, that you make to the Annuity; and

   .   Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Unadjusted Account Value may be higher at the beginning of the market recovery, e.g. more of the Unadjusted Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

GRO Plus II is available only for Annuities issued with an application signed prior to January 24, 2011, subject to availability which may vary by firm. GRO Plus II can be elected on any Valuation Day as long as the benefit is available, provided that your Unadjusted Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit.

GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Unadjusted Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
(d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Unadjusted Account Value upon termination of the benefit.

If you elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Investment Options and (ii) invest the proceeds of those sales in the permitted Investment Options that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Unadjusted Account Value is allocated in a manner permitted with that new benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Unadjusted Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Unadjusted Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Unadjusted Account Value" above for more details). You also should be aware that upon cancellation of the GRO Plus II

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benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Unadjusted Account Value at benefit effectiveness. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus II benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus II benefit provided that the benefit you are looking to elect is available at that time and on a post-issue basis.

Special Considerations Under GRO Plus II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

   . Upon inception of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of this prospectus. No MVA Options may be in effect as of the date that you elect to participate in the benefit, nor may you add such allocations after you have acquired the benefit.

   . Transfers as dictated by the formula will not count toward the maximum number of free transfers allowable under the Annuity.

   . Any amounts applied to your Unadjusted Account Value by us on a Maturity Date will not be treated as "investment in the contract" for income tax purposes.

   . Only systematic withdrawal programs in which amounts withdrawn are being taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Unadjusted Account Value) will be permitted if you participate in GRO Plus II. Thus, you may not elect GRO Plus II so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata. Similarly, if you currently participate in GRO Plus II, we will allow you to add a systematic withdrawal program only if withdrawals under the program are to be taken pro rata.

   . As the time remaining until the applicable Maturity Date(s) gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annualized charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a Maturity Date is less than the amount guaranteed and
(b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)

HD GRO II is available only for Annuities issued with an application signed prior to January 24, 2011, subject to availability which may vary by firm. Highest Daily/SM/ Guaranteed Return Option/SM/ II (HD GRO II/SM/) is a form of "guaranteed minimum accumulation benefit" that guarantees a specified Account Value at one or more dates in the future. If you participate in this benefit, you are subject to a predetermined mathematical formula that transfers Account Value between your Sub-accounts and an AST bond portfolio Sub-account.

HD GRO II creates a series of separate guarantees, each of which is based on the highest Unadjusted Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Unadjusted Account Value is guaranteed as the "Maturity Date" for that guarantee. HD GRO II will not create a guarantee if the Maturity Date of that guarantee would extend beyond the Latest Annuity Date. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable Maturity Date(s). However, due to the ongoing monitoring of your Unadjusted Account Value, and the transfer of Unadjusted Account Value to support your future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Unadjusted Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Unadjusted Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Unadjusted Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Unadjusted Account Value ten years after that benefit anniversary will be no less than the highest daily Unadjusted Account Value (adjusted for Purchase Payments and withdrawals, as described below) that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Unadjusted Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 6, 2011, we would create a guarantee on January 6 of each subsequent year. For example, we would create a guarantee on January 6, 2015 based on the highest Unadjusted Account Value occurring between January 6, 2011 and January 6, 2015, and that guarantee would mature on January 6, 2025. As described below, we adjust each of the guarantee amounts for Purchase Payments (and any associated Purchase Credits) and withdrawals.

If the Unadjusted Account Value on the Maturity Date is less than the guaranteed amount, we will contribute funds from our general account to bring your Unadjusted Account Value up to the guaranteed amount. If the Maturity Date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used

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with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a Guarantee Period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is either (1) being allocated according to an asset allocation program or
(2) at that time allocated entirely to an AST bond portfolio Sub-account. If the former (i.e., an asset allocation program), your Unadjusted Account Value will be transferred according to the program. If the latter (i.e., an AST bond portfolio Sub-account), then your Unadjusted Account Value will be transferred to the Sub-accounts permitted with this benefit according to your most recent allocation instructions. Any addition or transferred amount may subsequently be re-allocated based on the predetermined mathematical formula described below.

We increase the amount of each guarantee that has not yet reached its Maturity Date, as well as the highest daily Unadjusted Account Value that we calculate to establish a guarantee, by the amount of each subsequent Purchase Payment (including any associated Purchase Credits) made prior to the applicable Maturity Date. For example, if the effective date of the benefit was January 4, 2011, and there was an initial guaranteed amount that was set at $100,000 maturing January 4, 2021, and a second guaranteed amount that was set at $120,000 maturing January 4, 2022, then a $30,000 Purchase Payment made on March 30, 2012 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Unadjusted Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

   .   The Issue Date is December 1, 2010

   .   The benefit is elected on December 1, 2010

   . The Unadjusted Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000

   .   An additional guarantee amount of $350,000 is locked in on December 1,
       2011

   . The Unadjusted Account Value immediately prior to the withdrawal is equal to $380,000

   . for purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision if the withdrawal was within the CDSC period, and would be inapplicable to the C Series)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Unadjusted Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

     Withdrawal Amount                                           $ 50,000
     Divided by Unadjusted Account Value before withdrawal       $380,000
     Equals ratio                                                   13.16%
     All guarantees will be reduced by the above ratio (13.16%)
     Initial guarantee amount                                    $173,680
     Additional guarantee amount                                 $303,940

Key Feature - Allocation of Unadjusted Account Value

We limit the Sub-accounts to which you may allocate Unadjusted Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the "Permitted Sub-accounts".

HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect the benefit and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Unadjusted Account Value, by transferring it to a more stable option (i.e., one or more specified bond Portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond Portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Unadjusted Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. Because these restrictions and the use of the formula lessen the likelihood that your Unadjusted Account Value will be reduced below the base and/or enhanced guarantee(s), they also reduce the likelihood that we will make any payments under this benefit. They may also limit

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your upside potential for growth. The formula is set forth in Appendix J of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Unadjusted Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Unadjusted Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Unadjusted Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Unadjusted Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Unadjusted Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Unadjusted Account Value will transfer between the "permitted Sub-accounts" and an AST bond portfolio Sub-account when dictated by the predetermined mathematical formula. On each Valuation Day, including the effective date of the benefit, the predetermined mathematical formula is used to compare your Unadjusted Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Unadjusted Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the "Projected Future Guarantee." The "Projected Future Guarantee" is an amount equal to the highest Unadjusted Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Unadjusted Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Unadjusted Account Value held within the AST bond portfolio Sub-account and to your Unadjusted Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Unadjusted Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted

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Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

   . March 17, 2011 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

   . March 18, 2011 - you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

   . On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

   . Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Unadjusted Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Unadjusted Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Unadjusted Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Unadjusted Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

   . The difference between your Unadjusted Account Value and your guarantee amount(s);

   .   The amount of time until the maturity of your guarantee(s);

   .   The amount invested in, and the performance of, the Permitted
       Sub-accounts;

   . The amount invested in, and the performance of, the AST bond portfolio Sub-accounts;

   . The discount rate used to determine the present value of your guarantee(s);

   .   Additional Purchase Payments, if any, that you make to the Annuity; and

   .   Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Unadjusted Account Value may be higher at the beginning of the market recovery, e.g. more of the Unadjusted Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Unadjusted Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

HD GRO II is available only for Annuities issued with an application signed prior to January 24, 2011, subject to availability which may vary by firm. HD GRO II can be elected on any Valuation Day as long as the benefit is available, provided that your Unadjusted Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election. If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO
II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Unadjusted Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit.

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HD GRO II will terminate automatically upon: (a) the death of the Owner or the
Annuitant (in an entity owned Annuity), unless the Annuity is continued by the surviving spouse; (b) as of the date Unadjusted Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
(d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Unadjusted Account Value upon termination of the benefit.

If you elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Investment Options and (ii) invest the proceeds of those sales in the permitted Investment Options that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the HD GRO II benefit, provided that your Unadjusted Account Value is allocated in the manner permitted with that new benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Unadjusted Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Unadjusted Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Unadjusted Account Value" section for more details). You also should be aware that upon cancellation of the HD GRO II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Unadjusted Account Value at the time the new benefit becomes effective. The benefit you elect or re-elect may be more expensive than the benefit you cancel.

Special Considerations Under HD GRO II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

..   Upon inception of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section.

..   Transfers as dictated by the formula will not count toward the maximum number of free transfers allowable under the Annuity.

..   Any amounts applied to your Unadjusted Account Value by us on a Maturity
    Date will not be treated as "investment in the contract" for income tax purposes.

..   As the time remaining until the applicable Maturity Date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

..   Only systematic withdrawal programs in which amounts withdrawn are being taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Unadjusted Account Value) will be permitted if you participate in HD GRO
    II. Thus, you may not elect HD GRO II so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata. Similarly, if you currently participate in HD GRO II, we will allow you to add a systematic withdrawal program only if withdrawals under the program are to be taken pro rata.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annualized charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the Maturity Date is less than the amount guaranteed and
(b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

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                                DEATH BENEFITS

TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT

Each Annuity provides a Death Benefit prior to Annuitization. If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the death of the Owner (or the first to die, if there are multiple Owners). If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant's death if there is no Contingent Annuitant. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid upon the Annuitant's death. The person upon whose death the Death Benefit is paid is referred to below as the "decedent". Where an Annuity is structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the trust and there is no Death Benefit provided under the Annuity.

We determine the amount of the Death Benefit as of the date we receive "Due Proof of Death." Due Proof of Death can be met only if each of the following is submitted to us in Good Order: (a) a death certificate or similar documentation acceptable to us (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds and (c) any applicable election of the method of payment of the death benefit by at least one Beneficiary (if not previously elected by the Owner). We must be made aware of the entire universe of eligible Beneficiaries in order for us to have received Due Proof of Death. Any given Beneficiary must submit the written information we require in order to be paid his/her share of the Death Benefit.

Once we have received Due Proof of Death, each eligible Beneficiary may take his/her portion of the Death Benefit in one of the forms described in this prospectus (e.g., distribution of the entire interest in the Annuity within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the Beneficiary - see "Payment of Death Benefits" below).

After our receipt of Due Proof of Death, we automatically transfer any remaining Death Benefit to the AST Money Market Sub-account. However, between the date of death and the date that we transfer any remaining Death Benefit to the AST Money Market Sub-account, the amount of the Death Benefit is impacted by the Insurance Charge and subject to market fluctuations.

No Death Benefit will be payable if the Annuity terminates because your Unadjusted Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

EXCEPTIONS TO AMOUNT OF DEATH BENEFIT

There are certain exceptions to the amount of the Death Benefit.

Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Death Benefit in connection with an optional living benefit).

Death Benefit Suspension Period. You also should be aware that there is a Death Benefit suspension period. If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), any Death Benefit (including the Minimum Death Benefit, any optional Death Benefit, Highest Daily Lifetime Income v2.1 with HD DB, Spousal Highest Daily Lifetime Income v2.1 with HD DB, Highest Daily Lifetime Income 2.0 with HD DB and Spousal Highest Daily Lifetime Income 2.0 with HD DB) that applies will be suspended for a two year period starting from the date that person first became Owner or Annuitant. This suspension would not apply if the ownership or annuitant change was the result of Spousal Continuation or death of the prior Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Unadjusted Account Value, less any Purchase Credits granted during the period beginning 12 months prior to decedent's date of death and ending on the date we receive Due Proof of Death with respect to the X Series. Thus, if you had elected an Optional Death benefit, Highest Daily Lifetime Income v2.1 with HD DB, Spousal Highest Daily Lifetime Income v2.1 with HD DB, Highest Daily Lifetime Income 2.0 with HD DB or Spousal Highest Daily Lifetime Income 2.0 with HD DB, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit, Highest Daily Lifetime Income v2.1 with HD DB, Spousal Highest Daily Lifetime Income v2.1 with HD DB, Highest Daily Lifetime Income 2.0 with HD DB or Spousal Highest Daily Lifetime Income 2.0 with HD DB even though during the suspension period your Death Benefit would be limited to the Unadjusted Account Value. After the two-year suspension period is completed the Death Benefit is the same as if the suspension period had not been in force. See "Change of Owner, Annuitant and Beneficiary Designations" in "Managing Your Annuity" with regard to changes of Owner or Annuitant that are allowable.

Beneficiary Annuity. With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

MINIMUM DEATH BENEFIT

Each Annuity provides a minimum Death Benefit at no additional charge. The amount of the minimum Death Benefit is equal to the greater of:

   . The sum of all Purchase Payments you have made since the Issue Date of the Annuity (excluding any Purchase Credits) until the date of Due Proof of Death, reduced proportionally by the ratio of the amount of any withdrawal to the Account Value immediately prior to the withdrawal; AND


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   .   Your Unadjusted Account Value (less the amount of any Purchase Credits applied during the period beginning 12-months prior to the decedent's date of death, and ending on the date we receive Due Proof of Death with respect to the X Series).

SPOUSAL CONTINUATION OF ANNUITY

Unless you designate a Beneficiary other than your spouse, upon the death of either spousal Owner, the surviving spouse may elect to continue ownership of the Annuity instead of taking the Death Benefit payment. The Unadjusted Account Value as of the date of Due Proof of Death will be equal to the Death Benefit that would have been payable. Any amount added to the Unadjusted Account Value will be allocated to the Sub-accounts (if you participate in an optional living benefit, such amount will not be directly added to the AST Investment Bond Sub-account used by the benefit, but may be reallocated by the predetermined mathematical formula on the same day). No CDSC will apply to Purchase Payments made prior to the effective date of a spousal continuance. However, any additional Purchase Payments applied after the date the continuance is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

Subsequent to spousal continuation, the basic Death Benefit will be equal to the greater of:

..   The Unadjusted Account Value on the effective date of the spousal continuance, plus all Purchase Payments you have made since the spousal continuance (excluding any Purchase Credits) until the date of Due Proof of Death, reduced proportionally by the ratio of the amount of any withdrawal to the Account Value immediately prior to the withdrawal; and

..   The Unadjusted Account Value on Due Proof of Death of the surviving spouse
    (less the amount of any Purchase Credits applied during the period beginning 12-months prior to the decedent's date of death, and ending on the date we receive Due Proof of Death with respect to the X Series).

With respect to Highest Daily Lifetime Income v2.1 with HD DB, Highest Daily Lifetime Income 2.0 with HD DB, Spousal Highest Daily Lifetime Income v2.1 with HD DB and Spousal Highest Daily Lifetime Income 2.0 with HD DB:

..   If the Highest Daily Death Benefit is not payable upon the death of a
    Spousal Designated Life, and the Remaining Designated Life chooses to continue the Annuity, the benefit will remain in force unless we are instructed otherwise.

..   If a Death Benefit is not payable upon the death of a Spousal Designated
    Life (e.g., if the first of the Spousal Designated Lives to die is the Beneficiary but not an Owner), the benefit will remain in force unless we are instructed otherwise.

Spousal continuation is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Code ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the Beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

Any Optional Death Benefit in effect at the time the first of the spouses dies will continue only if spousal assumption occurs prior to the Death Benefit Target Date and prior to the assuming spouse's 80th birthday. If spousal assumption occurs after the Death Benefit Target Date (or the 80th birthday of the assuming spouse), then any Optional Death Benefit will terminate as of the date of spousal assumption. In that event, the assuming spouse's Death Benefit will equal the basic Death Benefit.

We allow a spouse to continue the Annuity even though he/she has reached or surpassed the Latest Annuity Date. However, upon such a spousal continuance, annuity payments would begin immediately.

A surviving spouse's ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see "Managing Your Annuity - Spousal Designations"). Please consult your tax or legal adviser for more information about such impact in your state.

PAYMENT OF DEATH BENEFITS

Alternative Death Benefit Payment Options - Annuities Owned By Individuals (Not Associated With Tax-Favored Plans)

Except in the case of a spousal continuation as described above, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. In the event of the decedent's death before the Annuity Date, the Death Benefit must be distributed:

..   within five (5) years of the date of death (the "5 Year Deadline"); or

..   as a series of payments not extending beyond the life expectancy of the
    Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:

..   as a lump sum payment; or

..   as a series of required distributions under the Beneficiary Continuation
    Option as described below in the section entitled "Beneficiary Continuation Option", unless you have made an election prior to Death Benefit proceeds becoming due.

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Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the Death Benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated Beneficiary and whether the Beneficiary is your surviving spouse.

..   If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death (the "Qualified 5 Year Deadline"), or as periodic payments not extending beyond the life expectancy of the designated Beneficiary (provided such payments begin by December 31st of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death, or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Death Benefit is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the Owner. If your Beneficiary elects to receive full distribution by the Qualified 5 Year Deadline, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31st of the year including the six year anniversary date of death.

..   If you die before a designated Beneficiary is named and before the date
    Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out by the Qualified 5 Year Deadline. If the Beneficiary does not begin installments by December 31st of the year following the year of death, we will require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.

..   If you die before a designated Beneficiary is named and after the date
    Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

A Beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the Death Benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

The tax consequences to the Beneficiary may vary among the different Death Benefit payment options. See "Tax Considerations" and consult your tax advisor.

BENEFICIARY CONTINUATION OPTION

Instead of receiving the Death Benefit in a single payment, or under an Annuity Option, a Beneficiary may take the Death Benefit under an alternative Death Benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans". This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and non-qualified Annuities. This option is different from the "Beneficiary Annuity", because the Beneficiary Continuation Option is a death benefit payout option used explicitly for annuities issued by a Prudential affiliate.

Under the Beneficiary Continuation Option:

..   The Beneficiary must apply at least $15,000 to the Beneficiary Continuation
    Option (thus, the Death Benefit amount payable to each Beneficiary must be at least $15,000).

..   The Annuity will be continued in the Owner's name, for the benefit of the
    Beneficiary.

..   Beginning on the date we receive an election by the Beneficiary to take the
    Death Benefit in a form other than a lump sum, the Beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the assets allocated to the Sub-accounts. The charge is 1.00% per year.

..   Beginning on the date we receive an election by the Beneficiary to take the
    Death Benefit in a form other than a lump sum, the Beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Unadjusted Account Value. The fee will only apply if the Unadjusted Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

..   The initial Account Value will be equal to any Death Benefit (including any optional Death Benefit in connection with an optional living benefit) that would have been payable to the Beneficiary if the Beneficiary had taken a lump sum distribution.

..   The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-accounts may not be available.


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..   The Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

..   No MVA Options will be offered for Beneficiary Continuation Options.

..   No additional Purchase Payments can be applied to the Annuity. Multiple death benefits cannot be combined in a single Beneficiary Continuation
    Option.

..   The basic Death Benefit and any optional benefits elected by the Owner will no longer apply to the Beneficiary.

..   The Beneficiary can request a withdrawal of all or a portion of the Account
    Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the Beneficiary's withdrawal rights.

..   Withdrawals are not subject to CDSC.

..   Upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary (successor), unless the successor chooses to continue receiving payments through a Beneficiary Continuation Option established for the successor. However, the distributions will continue to be based on the Key Life of the Beneficiary Continuation Option the successor received the death benefit proceeds from.

..   If the Beneficiary elects to receive the death benefit proceeds under the
    Beneficiary Continuation Option, we must receive the election in Good Order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Beneficiary Continuation Option.

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                            VALUING YOUR INVESTMENT

VALUING THE SUB-ACCOUNTS

When you allocate Account Value to a Sub-account, you are purchasing Units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, and if you elected one or more optional benefits whose annualized charge is deducted daily, the additional charge for such benefits.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price". The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section below entitled "Termination of Optional Benefits" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we redeem 178.677 Units at the current Unit Price, leaving you
158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

PROCESSING AND VALUING TRANSACTIONS

Pruco Life is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern
Time). Generally, financial transactions requested in Good Order before the close of regular trading on the NYSE will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of regular trading on the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of regular trading on the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of regular trading on the NYSE will be used when valuing and processing transactions.

We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed. Pruco Life will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..   trading on the NYSE is restricted;

..   an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or

..   the SEC, by order, permits the suspension or postponement for the protection of security holders.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive the Purchase Payment in Good Order at our Service Office. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Purchase Credit with respect to the X Series) and issue an Annuity within two
(2) Valuation Days.

With respect to your initial Purchase Payment that is pending investment in our Separate Account, we may hold the amount temporarily in a suspense account and we may earn interest on such amount. You will not be credited with interest during that period. The monies held in the suspense account may be subject to claims of our general creditors. Also, the Purchase Payment will not be reduced nor increased due to market fluctuations during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense

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account may be subject to claims of our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

Additional Purchase Payments: We will apply any additional Purchase Payments (and any associated Purchase Credit with respect to the X Series) as of the Valuation Day that we receive the Purchase Payment at our Service Office in Good Order. We may limit, restrict, suspend or reject any additional Purchase Payments at any time, on a non-discriminatory basis. See "Additional Purchase Payments" under "Purchasing Your Annuity" earlier in this prospectus.

Scheduled Transactions: Scheduled transactions include transfers under Dollar Cost Averaging, the Asset Allocation Program, Auto-Rebalancing, systematic withdrawals, Systematic Investments, Required Minimum Distributions, substantially equal periodic payments under section 72(t)/72(q) of the Code, and annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to Required Minimum Distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day. In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

Unscheduled Transactions: "Unscheduled" transactions include any other non-scheduled transfers and requests for partial withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for
(a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in Good Order, and will process the transaction in accordance with the discussion in "Processing And Valuing Transactions"

Medically-Related Surrenders & Death Benefits: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Service Office in Good Order all supporting documentation we require for such transactions.

We generally pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in Good Order at our Service Office.

Termination of Optional Benefits: In general, if an optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. However, for the Highest Daily Lifetime Income v2.1, Highest Daily Lifetime Income 2.0, Highest Daily Lifetime Income or Highest Daily Lifetime 6 Plus Suite of benefits, if the benefit terminates for any reason other than death or annuitization, we will deduct a final charge upon termination, based on the number of days since the charge for the benefit was most recently deducted. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different charge.

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                              TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax adviser for complete information and advice.

Generally, the cost basis in an Annuity not associated with a tax-favored retirement plan is the amount you pay into your Annuity, or into Annuities exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

Same Sex Marriages, Civil Unions and Domestic Partnerships

The summary that follows includes a description of certain spousal rights under the Annuity and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with
Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITIES

In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.

Taxes Payable by You

We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the Annuity are treated as a partial withdrawal from the Annuity and will be reported as such to the Annuity Owner.

It is possible that the IRS could assert that some or all of the charges for the optional living benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the Annuity. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

Taxes on Withdrawals and Surrender

If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of cost basis, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

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If you choose to receive payments under an interest payment option, or a
Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

Taxes on Annuity Payments

If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

Maximum Annuity Date

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity Date for your Annuity. For some of our Annuities, you are able to choose to defer the Annuity Date beyond the default Annuity Date described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.

Please refer to your Annuity contract for the maximum Annuity Date.

Partial Annuitization

Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a Nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under section 72 of the Code. We do not currently permit partial annuitization.

Medicare Tax on Net Investment Income

The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,300 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.

Tax Penalty for Early Withdrawal from a Nonqualified Annuity

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..   the amount is paid on or after you reach age 59 1/2 or die;

..   the amount received is attributable to your becoming disabled;

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

..   the amount received is paid under an immediate Annuity (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

Special Rules in Relation to Tax-free Exchanges Under Section 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity

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prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

After you elect an annuity payment option, you are not eligible for a tax-free exchange under Section 1035.

Taxes Payable by Beneficiaries for a Nonqualified Annuity

The Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

..   As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

..   Within 5 years of death of Owner, the Beneficiary is taxed as amounts are withdrawn (with gain treated as being distributed first).

..   Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis.

Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

Reporting and Withholding on Distributions

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

Entity Owners

Where an Annuity is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax annually.

Where an Annuity is issued to a Charitable Remainder Trust (CRT), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

At this time, we will not issue an Annuity to grantor trusts with multiple grantors. Also, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued Annuity was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

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Annuity Qualification

Diversification And Investor Control. In order to qualify for the tax rules applicable to Annuities described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

Required Distributions Upon Your Death for a Nonqualified Annuity. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

Changes In Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITIES

In general, as used in this prospectus, a Qualified Annuity is an Annuity with applicable endorsements for a tax-favored plan or a Nonqualified Annuity held by a tax-favored retirement plan.

The following is a general discussion of the tax considerations for Qualified Annuites. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.

A Qualified Annuity may typically be purchased for use in connection with:

..   Individual retirement accounts and annuities (IRAs), including inherited
    IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

..   Roth IRAs, including inherited Roth IRAs (which we refer to as a
    Beneficiary Roth IRA) under Section 408A of the Code;

..   A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

..   H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

..   Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
    Deferred Annuities or TDAs);

..   Section 457 plans (subject to 457 of the Code).

A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

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Types of Tax-favored Plans

IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract which summarize the material terms. The IRS requires that you have a "Free Look" after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2015 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation.

The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA", which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee "transfer" from one IRA account to another. IRA transfers are not subject to this 12 month rule.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

Required Provisions. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..   You, as Owner of the Annuity, must be the "Annuitant" under the contract
    (except in certain cases involving the division of property under a decree of divorce);

..   Your rights as Owner are non-forfeitable;

..   You cannot sell, assign or pledge the Annuity;

..   The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

..   The date on which required minimum distributions must begin cannot be later than April 1/st/ of the calendar year after the calendar year you turn age 70 1/2; and

..   Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

..   A 10% early withdrawal penalty described below;

..   Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

..   Failure to take a Required Minimum Distribution, also described below.

SEPs. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

..   If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
    (a) $53,000 in 2015, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2015, this limit is $265,000;

..   SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

..   SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $18,000 in 2015 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. These

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   amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "Free Look" period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAs.Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..   Contributions to a Roth IRA cannot be deducted from your gross income;

..   "Qualified distributions" from a Roth IRA are excludable from gross income.
    A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner's death; (c) due to the Owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

..   If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $18,000 in 2015. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

..   Your attainment of age 59 1/2;

..   Your severance of employment;

..   Your death;

..   Your total and permanent disability; or

..   Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any "direct transfer" of your interest in the Annuity to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

Required Minimum Distributions and Payment Options

If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the

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IRS rules. Several choices are available for calculating the minimum amount.
More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

Charitable IRA Distributions.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2015, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2015.

For distributions in tax years beginning after 2005 and before 2015, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

Required Distributions Upon Your Death for a Qualified Annuity

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the Annuity and receive required minimum distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

..   If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

..   If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

..   If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner's spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.


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Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred.
Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

Tax Penalty for Early Withdrawals from a Qualified Annuity You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..   the amount is paid on or after you reach age 59 1/2 or die;

..   the amount received is attributable to your becoming disabled; or

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually.
    (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

Withholding

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

..   For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions

..   If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and

..   For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA Requirements

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.

Spousal Consent Rules for Retirement Plans - Qualified Annuities

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of

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what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

Gifts and Generation-skipping Transfers

If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

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                               OTHER INFORMATION

PRUCO LIFE AND THE SEPARATE ACCOUNT

Pruco Life. Pruco Life Insurance Company (Pruco Life) is a stock life insurance company organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam and in all states except New York. Pruco Life is a wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a New Jersey stock life insurance company that has been doing business since 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial), a New Jersey insurance holding company. No company other than Pruco Life has any legal responsibility to pay amounts that it owes under its annuity contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal Value for Highest Daily Lifetime Income 2.0) exceeds your current Account Value, you would rely solely on the ability of Pruco Life to make payments under the benefit out of its own assets. As Pruco Life's ultimate parent, Prudential Financial, however, exercises significant influence over the operations and capital structure of Pruco Life.

Pruco Life incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (Exchange Act) since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by Pruco Life pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. Pruco Life will provide to each person, including any beneficial Owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Pruco Life Insurance Company, One Corporate Drive, Shelton, CT 06484 or by calling 800-752-6342. Pruco Life files periodic reports as required under the Exchange Act. The public may read and copy any materials that Pruco Life files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

Service Providers

Pruco Life conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Pruco Life may change over time. As of December 31, 2014, non-affiliated entities that could be deemed service providers to Pruco Life and/or an affiliated insurer within the Pruco Life business unit consisted of those set forth in the table below.

   Name of Service Provider      Services Provided           Address
 -----------------------------  -------------------- -------------------------
 Broadridge Investor            Proxy services and   51 Mercedes Way,
 Communication Solutions, Inc.  regulatory mailings  Edgewood, NY 11717

 CT Corporation System          UCC filings,
                                corporate filings
                                and annual report    111 Eighth Avenue, New
                                filings              York, NY 10011

 Depository Trust & Clearing    Clearing and         55 Water Street, 26/th/
 Corporation                    settlement services  Floor, New York, NY 10041

 EDM Americas                   Records management   301 Fayetteville Street,
                                and administration   Suite 1500, Raleigh, NC
                                of annuity contracts 27601

 ExlService Holdings, Inc.      Administration of    350 Park Avenue, 10/th/
                                annuity contracts    Floor, New York, NY 10022

 National Financial Services    Clearing and         82 Devonshire Street
                                settlement services  Boston, MA 02109

 NEPS, LLC                      Composition,
                                printing, and
                                mailing of
                                contracts and        12 Manor Parkway, Salem,
                                benefit documents    NH 03079

 Pershing LLC                   Order-entry systems  One Pershing Plaza,
                                provider             Jersey City, NJ 07399

 Thomson Reuters                                     3 Times Square New York,
                                Tax form printing    NY 10036

 Venio                                               4031 University Drive,
                                Claim related        Suite 100, Fairfax, VA
                                services             22030

The Separate Account. We have established a Separate Account, the Pruco Life Flexible Premium Variable Annuity Account (Separate Account), to hold the assets that are associated with the Annuities. The Separate Account was established under Arizona law on June 16, 1995, and is registered with the SEC under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. The assets of the Separate Account are held in the name of Pruco Life and legally belong to us. Pruco Life segregates the Separate Account

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assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains, and losses, whether or not realized, for assets allocated to the Separate Account are, in accordance with the Annuities, credited to or charged against the Separate Account without regard to other income, gains, or losses of Pruco Life. The obligations under the Annuities are those of Pruco Life, which is the issuer of the Annuities and the depositor of the Separate Account. More detailed information about Pruco Life, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

In addition to rights that we specifically reserve elsewhere in this prospectus, we reserve the right to perform any or all of the following:

..   offer new Sub-accounts, eliminate Sub-Accounts, substitute Sub-accounts or combine Sub-accounts;

..   close Sub-accounts to additional Purchase Payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates;

..   combine the Separate Account with other "unitized" separate accounts;

..   deregister the Separate Account under the Investment Company Act of 1940;

..   manage the Separate Account as a management investment company under the
    Investment Company Act of 1940 or in any other form permitted by law;

..   make changes required by any change in the federal securities laws, including, but not limited to, the Securities Act of 1933, the Securities Act of 1934, the Investment Company Act of 1940, or any other changes to the Securities and Exchange Commission's interpretation thereof;

..   establish a provision in the Annuity for federal income taxes if we determine, in our sole discretion, that we will incur a tax as the result of the operation of the Separate Account;

..   make any changes required by federal or state laws with respect to annuity contracts; and

..   to the extent dictated by any underlying Portfolio, impose a redemption fee or restrict transfers within any Sub-account.

We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with guidance provided by the SEC or its staff (or after obtaining an order from the SEC, if required). We reserve the right to substitute underlying Portfolios, as allowed by applicable law. If we make a fund substitution or change, we may change the Annuity contract to reflect the substitution or change. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Automatic Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

With the MVA Options, we use a separate account of Pruco Life different from the Pruco Life Flexible Premium Variable Annuity Account discussed above. The separate account for the MVA Options is not registered under the Investment Company Act of 1940. Moreover, you do not participate in the appreciation or depreciation of the assets held by that separate account.

The General Account. Our general obligations and any guaranteed benefits under the Annuity are supported by our general account and are subject to our claims paying ability. Assets in the general account, which includes amounts in the Secure Value Account, are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.

Fees and Payments Received by Pruco Life

As detailed below, Pruco Life and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios' advisers and subadvisers. Because these fees and payments are made to Pruco Life and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see "Variable Investment Options" under "Investment Options" earlier in this prospectus.

We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio's assets and are therefore borne by Owners. We also receive "revenue sharing" payments from the advisers of the underlying Portfolios or their affiliates (not the Portfolios), which compensate us for administrative services. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are equal to an annual rate of 0.50% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.

In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, subadviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. During 2014, with regard to the total amounts that were paid under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from approximately $300.00 to approximately $354,505.58. These amounts relate to all individual variable annuity contracts issued by Pruco Life or its affiliates, not only the Annuity covered by this prospectus.


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Cyber Security Risks. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.

LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS

Each underlying Portfolio is registered as an open-end management investment company under the Investment Company Act of 1940. Shares of the underlying mutual fund Portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights

We are the legal owner of the shares of the underlying Portfolios in which the Sub-accounts invest. However, under current SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying Portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares that are owned directly by us or an affiliate (excluding shares held in the separate account of an affiliated insurer). In addition, because all the shares of a given Portfolio held within our Separate Account are legally owned by us, we intend to vote all of such shares when that underlying Portfolio seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting", it is possible that the votes of a small percentage of contract holders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying Portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying Portfolio that require a vote of shareholders. We reserve the right to change the voting procedures described above if applicable SEC rules change.

Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisers for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisers by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The exemption does not apply to the AST Franklin Templeton Founding Funds Allocation Portfolio; shareholder approval of new subadvisory agreements for this Portfolio only is required. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts

It is possible that differences may occur between companies that offer shares of an underlying Portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts", in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions

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between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Confirmations, Statements, and Reports

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter, if there have been transactions during the quarter. We may confirm regularly scheduled transactions, including, but not limited to the Annual Maintenance Fee, systematic withdrawals (including 72(t)/72(q) payments and Required Minimum Distributions), electronic funds transfer, Dollar Cost Averaging, auto rebalancing, and the Custom Portfolios Program in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge $50 for each such additional or previously sent report, but may waive that charge in the future. We will also send an annual report and a semi-annual report containing applicable financial statements for the portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and AST Portfolios. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker/dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with both affiliated and unaffiliated broker/dealers who are registered under the Exchange Act (collectively, "Firms"). The affiliated broker/dealer, Pruco Securities, LLC is an indirect wholly-owned subsidiary of Prudential Financial that sells variable annuity and variable life insurance (among other products) through its registered representatives. Applications for each Annuity are solicited by registered representatives of the Firms. PAD utilizes a network of its own registered representatives to wholesale the Annuities to Firms. Because the Annuities offered through this prospectus are insurance products as well as securities, all registered representatives who sell the Annuities are also appointed insurance agents of Pruco Life.

Under the selling agreements, commissions are paid to firms on sales of the Annuity according to one or more schedules. The registered representative will receive all or a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 6.0% for the X Series, 7.0% for the B Series, 5.50% for the L Series and 2.0% for the C Series. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of Unadjusted Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account. Compensation varies by Annuity product, and such differing compensation could be a factor in which Annuity a Financial Professional recommends to you.

In addition, in an effort to promote the sale of our products (which may include the placement of Pruco Life and/or the Annuity generally on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker/dealers firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide to us or our affiliates. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis; providing office access, operations and systems support; holding seminars intended to educate registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval and preferred programs to PAD. We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

The list below identifies three general types of payments that PAD pays to registered broker/dealers and firms which are broadly defined as follows:

   . Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon the total assets, subject to certain criteria in certain Pruco Life products.

   . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as Purchase Payments under Pruco Life annuity products sold through the firm.

   . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

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Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2014) received payment with respect to our annuity business generally during 2014 (or as to which a payment amount was accrued during 2014). The firms listed below include those receiving payments in connection with marketing of products issued by Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2014, the least amount paid, and greatest amount paid, were $25.00 and $9,079,316.06 respectively. Each of these Annuities also is distributed by other selling firms that previously were appointed only with our affiliate Prudential Annuities Life Assurance Corporation ("PALAC"). Such other selling firms may have received compensation similar to the types discussed above with respect to their sale of PALAC annuities. In addition, such other selling firms may, on a going forward basis, receive substantial compensation that is not reflected in this 2014 retrospective depiction.

Name of Firm:

 1st Global Capital Corp.  First Allied Securities   Pacific Life
 Advisor Group             Inc                       Park Avenue Securities,
 Aegon Transamerica        First Citizens Bank       LLC
 Afore Met Life            First Heartland Capital,  Pensionmark Retirement
 AFS Brokerage, Inc.       Inc.                      Group
 AIG Advisor Group         First Merit Investments   People's Securities
 AIG Financial Advisors    First Protective          PIMCO
 Inc                       Insurance Group           PlanMember Securities
 Alliance                  First Southeast Investor  Corp.
 Alliant/Benefit Partners  Services                  PNC Investments, LLC
 Allianz                   First Tennessee           PNC Bank
 Allstate Financial        Brokerage, Inc            Presidential Brokerage
 Srvcs, LLC                FMS Financial Partners,   Princor Financial
 American Financial        Inc.                      Services Corp.
 Associates                Fortune Financial         ProEquities
 AMERICAN PORTFOLIO FIN    Services, Inc.            Prospera Financial
 SVCS INC                  Franklin Templeton        Services, Inc.
 Ameritas Investment Corp. FSC Securities Corp.      Prudential Annuities
 Ameritus Capital Group,   Garden State Securities,  Purshe Kaplan Sterling
 Inc.                      Inc.                      Investments
 Annuity Partners          GATX Southern Star Agency Questar Capital
 Annuity Services          Gary Goldberg & Co., Inc. Corporation
 Appointment Resources     Geneos Wealth             Raymond James &
 AQR Capital Management    Management, Inc.          Associates
 ARETE WEALTH MANAGEMENT   Girard Securities, Inc.   Raymond James Financial
 Arque Capital, Ltd.       Goldman Sachs & Co.       Svcs
 Arthur J. Gallagher       Great American            RBC CAPITAL MARKETS
 ARVEST ASSET MANAGEMENT   Investors, Inc.           CORPORATION
 Astoria Federal Savings   GWN Securities, Inc.      Regal Securities
 AXA Advisors, LLC         H. Beck, Inc.             Resource Horizons Group
 BancWest Investment       H.D. Vest Investment      Ridgeway & Conger, Inc.
 Services                  Hantz Financial           Robert W. Baird & Co.,
 BBVA Compass Investment   Services,Inc.             Inc.
 Solutions, Inc.           Harbor Financial          Royal Alliance Associates
 Ballew Investments        Services, LLC             Russell Investments
 Bank of Oklahoma          Harbour Investments, Inc. SAGEPOINT FINANCIAL, INC.
 Bank of Texas             Hazard & Siegel, Inc.     Sage Rutty & Co., Inc.
 BB&T Investment           HBW Securities, Inc.      Sammons Securities Co.,
 Services, Inc.            Hornor, Townsend & Kent,  LLC
 BCG Securities, Inc.      Inc.                      Santander
 Berthel Fisher & Company  HSBC                      Schroders Investment
 BFT Financial Group, LLC  Huntington Investment     Management
 BlackRock Financial       Services                  Scott & Stringfellow, LLC
 Management Inc.           Independent Financial     Securian Financial Svcs,
 Broadridge                Grp, LLC                  Inc.
 Brokers International     Infinex Investments, Inc. Securities America, Inc.
 Brookstone Financial      ING Financial Partners,   Securities Service
 Services                  LLC                       Network
 Cadaret, Grant & Co.,     Institutional Securities  Sigma Financial
 Inc.                      Corp.                     Corporation
 Cambridge Advisory Group  INTERCAROLINA FINANCIAL   Signator Investors, Inc.
 Cambridge Investment      SERVICES, INC.            SII Investments, Inc.
 Research, Inc.            Invest Financial          Sorrento Pacific
 CAPE SECURITIES, INC.     Corporation               Financial LLC
 Capital Advisors          Investacorp               Southeast Financial
 Capital Analysts          Investment Centers of     Group, Inc.
 Capital Financial         America                   Southern Bank
 Services, Inc.            Investment Planners, Inc. Specialized Schedulers
 Capital Growth Resources  Investment Professionals  Sterne Agee Financial
 Capital Guardian          Investors Capital         Services, Inc.
 Capital Investment        Corporation               Stifel Nicolaus & Co.
 Group, Inc.               ISC Group Inc.            STRATEGIC FIN ALLIANCE
 Capital One Investment    J.J.B. Hilliard Lyons,    INC
 Services, LLC             Inc.                      Summit Brokerage
 Capital Securities        J.P. Morgan               Services, Inc
 Management                J.W. Cole Financial, Inc. Summit Financial
 CCF Investments, Inc.     Janney Montgomery Scott,  Sunset Financial
 CCO Investment Services   LLC.                      Services, Inc
 Corp                      Jennison Associates, LLC  SunTrust Investment
 Centaurus Financial, Inc. KCG Holdings, Inc.        Services, Inc.
 Cetera Advisor Network    Key Bank                  SWS Financial Services,
 LLC                       KEY INVESTMENT SERVICES   Inc
 Cetera Financial Group    LLC                       SYMETRA INVESTMENT
 LLC                       KMS Financial Services,   SERVICES INC
 Cetera Financial          Inc.                      Syndicated
 Specialists               Kovack Securities, Inc.   T. Rowe Price Group, Inc.
                           LaSalle St. Securities,   TFS Securities, Inc.
                           LLC                       The Investment Center
                           Lazard                    The O.N. Equity Sales Co.
                           Leaders Group Inc.        The Prudential Insurance
                           Legend Equities           Company of America
                           Corporation
                           Legg Mason

 Cetera Investment         Leigh Baldwin & Company,  The PNC Financial
 Services                  LLC                       Services Group, Inc.
 CFD Investments, Inc.     LIMRA (Life Insurance     The Strategic Financial
 Charter One Bank          and Market Research       Alliance Inc.
 (Cleveland)               Association)              TransAmerica Financial
 Chase Investment Services Lincoln Financial         Advisors, Inc.
 Citigroup Global Markets  Advisors                  Triad Advisors, Inc.
 Inc.                      Lincoln Financial         Trustmont Financial
 Cognizant                 Securities Corporation    Group, Inc.
 COMERICA SECURITIES, INC. Lincoln Investment        UBS Financial Services,
 Commonwealth Financial    Planning                  Inc.
 Network                   LPL Financial Corporation Umpqua Investments
 Compass Bank Wealth       LPL Financial             UNIONBANC INVESTMENT
 Management Group          Corporation (PDI)         SERV, LLC
 Comprehensive Asset       M and T Bank Corporation  United Brokerage
 Management                M Holdings Securities,    Services, Inc.
 Crown Capital             Inc                       United Planners Fin.
 Securities, L.P.          Mass Mutual Financial     Serv.
 CUNA Brokerage Svcs, Inc. Group                     USA Financial Securities
 CUSO Financial Services,  Merrill Lynch, P,F,S      Corp.
 L.P.                      MetLife                   US Bank
 David Lerner and          MFS                       VALIC Financial
 Associates                MML Investors Services,   Advisors, Inc
 Dempsey Lord Smith, LLC   Inc.                      Veritrust Financial LLC
 DWS Investments           Money Concepts Capital    VSR Financial Services,
 Eaton Vance               Corp.                     Inc.
 Edward Jones & Co.        Morgan Stanley Smith      WADDELL & REED INC.
 Epoch Investment          Barney                    Wall Street Financial
 Management                Morgan Stanley Smith      Group
 Equity Services, Inc.     Barney (PDI)              WAYNE HUMMER INVESTMENTS
 Federated Investors       MTL Equity Products, Inc. LLC
 Fidelity Institutional    Mutual of Omaha Bank      Wells Fargo Advisors LLC
 Wealth Services (FIWS)    National Planning         WELLS FARGO ADVISORS
 Fidelity Investments      Corporation               LLC--WEALTH
 Fifth Third Securities,   National Securities Corp. Wells Fargo Investments
 Inc.                      Natixis Funds             LLC
 Financial Planning        Neuberger Berman          Western Asset Management
 Consultants               Next Financial Group,     Company
 Financial Services Int'l  Inc.                      WFG Investments, Inc.
 Corp. (FSIC)              NFP Securities, Inc.      Wintrust Financial
 Financial Telesis         OneAmerica Securities,    Corporation
 Financial West Group      Inc.                      Woodbury Financial
                           OPPENHEIMER & CO, INC.    Services
                                                     World Equity Group, Inc.
                                                     World Group Securities,
                                                     Inc.
                                                     WRP Investments, Inc
                                                     Wunderlich Securities

You should note that firms and individual registered representatives and branch managers with some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to a contract product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Your registered representative can provide you with more information about the compensation arrangements that apply upon request.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Pruco Life are included in the Statement of Additional Information.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

Litigation and Regulatory Matters

Pruco Life is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Pruco Life and proceedings generally applicable to business practices in the industry in which we operate. Pruco Life is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Pruco Life is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Pruco Life, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Pruco Life's pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Pruco Life establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed. As of December 31, 2014, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Pruco Life reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Pruco Life's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Pruco Life's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Pruco Life's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Pruco Life's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Pruco Life's financial position.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

..   Company

..   Experts

..   Principal Underwriter

..   Payments Made to Promote Sale of Our Products

..   Cyber Security Risks

..   Determination of Accumulation Unit Values

..   Financial Statements

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

Prudential's Customer Service Team

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

Internet

Access information about your Annuity through our website:
www.prudentialannuities.com

Correspondence Sent by Regular Mail

Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

Correspondence Sent by Overnight/*/, Certified or Registered Mail

Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025

* Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g., Federal Express, United Parcel Service) will be delivered to the address listed below.

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center
(1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number
(PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Pruco Life does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Nor, due to circumstances beyond our control, can we provide any assurances as to the delivery of transaction instructions submitted to us by regular and/or express mail. Regular and/or express mail (if operational) will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Pruco Life reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

                     APPENDIX A - ACCUMULATION UNIT VALUES

 As we have indicated throughout this prospectus, each Annuity is a contract that allows you to select or decline any of several features that carries with it a specific asset-based charge. We maintain a unique Unit value corresponding to each combination of such contract features.

 Here, we set forth the historical Unit values corresponding to the lowest charge level for each Series and the highest charge level for each Series. In the Statement of Additional Information, which is available free of charge upon request, we set forth Unit values corresponding to the remaining charge levels.

                          PREMIER RETIREMENT X SERIES
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (1.85%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.96776        $10.80355        16,115,236
   01/01/2011 to 12/31/2011                              $10.80355        $10.32201        26,145,020
   01/01/2012 to 12/31/2012                              $10.32201        $11.40400        38,935,591
   01/01/2013 to 12/31/2013                              $11.40400        $12.30947        39,060,873
   01/01/2014 to 12/31/2014                              $12.30947        $12.54311        35,683,921
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   03/15/2010 to 12/31/2010                               $9.97845        $10.90934        16,520,147
   01/01/2011 to 12/31/2011                              $10.90934        $10.71983        31,160,927
   01/01/2012 to 12/31/2012                              $10.71983        $11.95732        55,247,701
   01/01/2013 to 12/31/2013                              $11.95732        $13.67933        57,766,127
   01/01/2014 to 12/31/2014                              $13.67933        $14.24637        55,493,040
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   03/15/2010 to 12/31/2010                              $10.00698        $10.80426           386,068
   01/01/2011 to 12/31/2011                              $10.80426        $10.98336           861,212
   01/01/2012 to 05/04/2012                              $10.98336        $11.92572                 0
----------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                              $9.99847        $10.07784               770
   01/01/2014 to 12/31/2014                              $10.07784         $9.58226             8,056
----------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                              $9.99847        $11.62116             8,979
   01/01/2014 to 12/31/2014                              $11.62116        $12.90832             6,746
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.98872        $10.76175        19,444,721
   01/01/2011 to 12/31/2011                              $10.76175        $10.43457        30,884,829
   01/01/2012 to 12/31/2012                              $10.43457        $11.51897        46,987,089
   01/01/2013 to 12/31/2013                              $11.51897        $13.30116        48,456,304
   01/01/2014 to 12/31/2014                              $13.30116        $13.90656        46,772,506
----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                              $9.99847         $9.15446         4,206,004
   01/01/2012 to 12/31/2012                               $9.15446        $10.05366         9,740,164
   01/01/2013 to 12/31/2013                              $10.05366        $10.93859        10,380,519
   01/01/2014 to 12/31/2014                              $10.93859        $11.26169         9,811,966
----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                              $9.99847        $10.48565           635,979
   01/01/2014 to 12/31/2014                              $10.48565        $10.65997           849,048
----------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.97163        $10.57122           430,116
   01/01/2011 to 12/31/2011                              $10.57122         $9.76664           690,215
   01/01/2012 to 12/31/2012                               $9.76664        $10.85420         1,110,547
   01/01/2013 to 12/31/2013                              $10.85420        $14.00179         1,166,934
   01/01/2014 to 12/31/2014                              $14.00179        $15.15363         1,193,572

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.97763        $10.84253        17,802,880
   01/01/2011 to 12/31/2011                                      $10.84253        $10.38402        23,039,463
   01/01/2012 to 12/31/2012                                      $10.38402        $11.59031        37,835,926
   01/01/2013 to 12/31/2013                                      $11.59031        $13.95605        44,287,143
   01/01/2014 to 12/31/2014                                      $13.95605        $14.65605        44,375,472
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                                      $9.99847        $11.64274           176,214
   01/01/2014 to 12/31/2014                                      $11.64274        $12.98266           511,039
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   03/15/2010 to 12/31/2010                                       $9.95986        $11.79603           629,095
   01/01/2011 to 12/31/2011                                      $11.79603        $12.34114         1,206,134
   01/01/2012 to 12/31/2012                                      $12.34114        $13.97161         2,291,720
   01/01/2013 to 12/31/2013                                      $13.97161        $14.14285         2,514,791
   01/01/2014 to 12/31/2014                                      $14.14285        $18.17255         2,628,678
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $9.99847         $9.67597         1,353,571
   01/01/2014 to 12/31/2014                                       $9.67597         $9.98151         1,808,662
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   03/15/2010 to 12/31/2010                                       $9.97594        $11.02450        10,460,931
   01/01/2011 to 12/31/2011                                      $11.02450        $10.65807        19,667,799
   01/01/2012 to 12/31/2012                                      $10.65807        $11.57318        32,422,700
   01/01/2013 to 12/31/2013                                      $11.57318        $13.03586        32,820,312
   01/01/2014 to 12/31/2014                                      $13.03586        $13.19784        31,239,552
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.99847        $10.89088         6,864,689
   01/01/2011 to 12/31/2011                                      $10.89088        $10.42542        12,294,833
   01/01/2012 to 12/31/2012                                      $10.42542        $11.62744        21,183,815
   01/01/2013 to 12/31/2013                                      $11.62744        $13.60625        23,505,286
   01/01/2014 to 12/31/2014                                      $13.60625        $14.11822        23,024,230
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $9.99847        $10.73331        35,768,283
   01/01/2013 to 12/31/2013                                      $10.73331        $13.11279        37,883,041
   01/01/2014 to 12/31/2014                                      $13.11279        $13.27917        36,553,085
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $9.99847        $10.80159         1,541,770
   01/01/2014 to 12/31/2014                                      $10.80159        $10.87308         2,271,408
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   03/15/2010 to 12/31/2010                                       $9.97014        $11.55536           274,439
   01/01/2011 to 12/31/2011                                      $11.55536        $10.77031           415,059
   01/01/2012 to 12/31/2012                                      $10.77031        $13.40428           873,736
   01/01/2013 to 12/31/2013                                      $13.40428        $13.72837           984,994
   01/01/2014 to 12/31/2014                                      $13.72837        $15.35046           942,617
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   03/15/2010 to 12/31/2010                                      $10.01847        $10.79024           453,210
   01/01/2011 to 12/31/2011                                      $10.79024        $10.17178           638,844
   01/01/2012 to 12/31/2012                                      $10.17178        $11.95648         1,393,003
   01/01/2013 to 12/31/2013                                      $11.95648        $15.22531         1,626,210
   01/01/2014 to 02/07/2014                                      $15.22531        $14.97506                 0
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                       $9.99171        $10.77467           523,595
   01/01/2011 to 12/31/2011                                      $10.77467         $9.99185           856,280
   01/01/2012 to 12/31/2012                                       $9.99185        $11.73538         1,421,679
   01/01/2013 to 12/31/2013                                      $11.73538        $15.38187         1,821,876
   01/01/2014 to 12/31/2014                                      $15.38187        $17.07993         1,898,512

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                       $10.01979        $11.42605           820,867
   01/01/2011 to 12/31/2011                       $11.42605        $10.88116         1,298,500
   01/01/2012 to 12/31/2012                       $10.88116        $12.77433         2,310,340
   01/01/2013 to 12/31/2013                       $12.77433        $16.57435         2,681,294
   01/01/2014 to 12/31/2014                       $16.57435        $18.14290         2,595,336
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   03/15/2010 to 12/31/2010                        $9.98821        $10.71140         7,230,953
   01/01/2011 to 12/31/2011                       $10.71140        $10.46023        12,879,029
   01/01/2012 to 12/31/2012                       $10.46023        $11.30645        18,231,221
   01/01/2013 to 12/31/2013                       $11.30645        $12.18719        18,047,586
   01/01/2014 to 12/31/2014                       $12.18719        $12.44507        16,721,275
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                        $9.96509        $11.50123         1,034,338
   01/01/2011 to 12/31/2011                       $11.50123        $11.43580         1,623,604
   01/01/2012 to 12/31/2012                       $11.43580        $12.98500         2,545,750
   01/01/2013 to 12/31/2013                       $12.98500        $17.69151         2,828,923
   01/01/2014 to 12/31/2014                       $17.69151        $18.61406         3,061,589
---------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                        $9.98607        $10.67822           180,577
   01/01/2011 to 12/31/2011                       $10.67822        $10.42937           927,305
   01/01/2012 to 12/31/2012                       $10.42937        $11.60796         1,540,096
   01/01/2013 to 12/31/2013                       $11.60796        $15.33863         1,510,460
   01/01/2014 to 12/31/2014                       $15.33863        $15.28936         1,411,995
---------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   03/15/2010 to 12/31/2010                        $9.98444        $10.77285           781,633
   01/01/2011 to 12/31/2011                       $10.77285        $10.90929         1,470,127
   01/01/2012 to 12/31/2012                       $10.90929        $12.19282         2,577,408
   01/01/2013 to 12/31/2013                       $12.19282        $12.82656         2,320,698
   01/01/2014 to 12/31/2014                       $12.82656        $12.91135         2,105,418
---------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   03/15/2010 to 12/31/2010                        $9.92930        $11.26762           429,967
   01/01/2011 to 12/31/2011                       $11.26762         $9.63007           601,698
   01/01/2012 to 12/31/2012                        $9.63007        $11.37668           925,810
   01/01/2013 to 12/31/2013                       $11.37668        $13.29421         1,035,180
   01/01/2014 to 12/31/2014                       $13.29421        $12.32735         1,067,728
---------------------------------------------------------------------------------------------------
AST International Value Portfolio
   03/15/2010 to 12/31/2010                        $9.92917        $10.80592           418,182
   01/01/2011 to 12/31/2011                       $10.80592         $9.27520           737,258
   01/01/2012 to 12/31/2012                        $9.27520        $10.62158         1,030,043
   01/01/2013 to 12/31/2013                       $10.62158        $12.45452         1,137,167
   01/01/2014 to 12/31/2014                       $12.45452        $11.40464         1,164,280
---------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   03/15/2010 to 12/31/2010                       $10.00670        $10.61020            41,027
   01/01/2011 to 12/31/2011                       $10.61020        $11.71022       110,706,033
   01/01/2012 to 12/31/2012                       $11.71022        $12.57380        45,070,934
   01/01/2013 to 12/31/2013                       $12.57380        $11.94846         9,211,626
   01/01/2014 to 12/31/2014                       $11.94846        $12.51669        10,981,423
---------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   03/15/2010 to 12/31/2010                        $9.97670        $10.88236         5,496,657
   01/01/2011 to 12/31/2011                       $10.88236        $10.62051        10,013,676
   01/01/2012 to 12/31/2012                       $10.62051        $11.83963        16,932,869
   01/01/2013 to 12/31/2013                       $11.83963        $13.51272        17,890,328
   01/01/2014 to 12/31/2014                       $13.51272        $14.10681        16,814,953

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   03/15/2010 to 12/31/2010                              $9.92182        $10.56777           725,442
   01/01/2011 to 12/31/2011                             $10.56777         $9.42340         1,083,762
   01/01/2012 to 12/31/2012                              $9.42340        $11.27524         1,730,341
   01/01/2013 to 12/31/2013                             $11.27524        $12.76658         1,955,062
   01/01/2014 to 12/31/2014                             $12.76658        $11.73274         2,068,312
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   03/15/2010 to 12/31/2010                              $9.99847        $10.59781         5,623,269
   01/01/2011 to 12/31/2011                             $10.59781        $10.42630        11,769,393
   01/01/2012 to 12/31/2012                             $10.42630        $11.33010        17,708,824
   01/01/2013 to 12/31/2013                             $11.33010        $12.34735        17,422,474
   01/01/2014 to 12/31/2014                             $12.34735        $12.77932        16,330,438
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.97132        $10.78687           233,153
   01/01/2011 to 12/31/2011                             $10.78687        $10.65776           635,357
   01/01/2012 to 12/31/2012                             $10.65776        $12.04897         1,103,688
   01/01/2013 to 12/31/2013                             $12.04897        $16.14198         1,259,149
   01/01/2014 to 12/31/2014                             $16.14198        $17.34907         1,369,649
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.99045        $10.62894           264,381
   01/01/2011 to 12/31/2011                             $10.62894         $9.99613           458,796
   01/01/2012 to 12/31/2012                              $9.99613        $11.46771           612,307
   01/01/2013 to 12/31/2013                             $11.46771        $15.74223         1,104,719
   01/01/2014 to 12/31/2014                             $15.74223        $17.57498         1,301,056
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.99257        $11.31652           599,023
   01/01/2011 to 12/31/2011                             $11.31652        $11.00602           954,711
   01/01/2012 to 12/31/2012                             $11.00602        $12.12714         1,481,165
   01/01/2013 to 12/31/2013                             $12.12714        $16.26077         1,450,451
   01/01/2014 to 12/31/2014                             $16.26077        $17.65014         2,693,768
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   03/15/2010 to 12/31/2010                              $9.98864        $10.83202           445,793
   01/01/2011 to 12/31/2011                             $10.83202        $11.71326         3,851,027
   01/01/2012 to 12/31/2012                             $11.71326        $12.17799         5,457,872
   01/01/2013 to 12/31/2013                             $12.17799        $11.71372         5,125,058
   01/01/2014 to 12/31/2014                             $11.71372        $12.23156         5,339,399
---------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   03/15/2010 to 12/31/2010                              $9.98760        $10.90539           654,025
   01/01/2011 to 12/31/2011                             $10.90539        $10.36861         1,170,710
   01/01/2012 to 12/31/2012                             $10.36861        $12.52513         1,854,137
   01/01/2013 to 12/31/2013                             $12.52513        $15.69069         2,361,958
   01/01/2014 to 12/31/2014                             $15.69069        $15.95956         2,572,543
---------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.99847        $10.88101           254,897
   01/01/2011 to 12/31/2011                             $10.88101        $10.61657           334,532
   01/01/2012 to 12/31/2012                             $10.61657        $12.20012           677,421
   01/01/2013 to 12/31/2013                             $12.20012        $16.36996           818,930
   01/01/2014 to 12/31/2014                             $16.36996        $17.46658           798,865
---------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                             $9.99847        $10.18909            24,883
   01/01/2013 to 12/31/2013                             $10.18909        $13.45134           195,742
   01/01/2014 to 12/31/2014                             $13.45134        $14.55151           302,491
---------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.98873        $11.51238           387,296
   01/01/2011 to 12/31/2011                             $11.51238        $10.90968           608,066
   01/01/2012 to 12/31/2012                             $10.90968        $12.67896           972,318
   01/01/2013 to 12/31/2013                             $12.67896        $16.47850           999,326
   01/01/2014 to 12/31/2014                             $16.47850        $18.59471           983,810

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   03/15/2010 to 12/31/2010                               $9.99847         $9.85245         1,640,205
   01/01/2011 to 12/31/2011                               $9.85245         $9.67264         3,774,781
   01/01/2012 to 12/31/2012                               $9.67264         $9.49388         4,017,966
   01/01/2013 to 12/31/2013                               $9.49388         $9.31835         3,600,456
   01/01/2014 to 12/31/2014                               $9.31835         $9.14602         3,366,649
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.99102        $11.24476           814,527
   01/01/2011 to 12/31/2011                              $11.24476        $10.76281         1,232,918
   01/01/2012 to 12/31/2012                              $10.76281        $12.37274         1,814,406
   01/01/2013 to 12/31/2013                              $12.37274        $17.24527         2,568,629
   01/01/2014 to 12/31/2014                              $17.24527        $19.33833         2,613,621
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                             $10.02838        $10.06723           112,651
   01/01/2012 to 12/31/2012                              $10.06723        $10.36223           878,033
   01/01/2013 to 12/31/2013                              $10.36223         $9.88236           823,508
   01/01/2014 to 12/31/2014                               $9.88236        $10.19923           926,062
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.95876        $11.93497           593,887
   01/01/2011 to 12/31/2011                              $11.93497        $11.91206         1,202,261
   01/01/2012 to 12/31/2012                              $11.91206        $13.13906         2,071,247
   01/01/2013 to 12/31/2013                              $13.13906        $17.10150         2,281,452
   01/01/2014 to 12/31/2014                              $17.10150        $18.11772         2,028,243
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.97289        $11.43803           286,843
   01/01/2011 to 04/29/2011                              $11.43803        $12.82105                 0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $9.99847        $10.30949         2,343,443
   01/01/2013 to 12/31/2013                              $10.30949        $12.03277         2,266,891
   01/01/2014 to 12/31/2014                              $12.03277        $12.41705         2,334,753
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   03/15/2010 to 12/31/2010                               $9.93894        $11.68593         1,551,512
   01/01/2011 to 12/31/2011                              $11.68593         $9.14486         1,985,084
   01/01/2012 to 12/31/2012                               $9.14486        $10.58462         3,055,986
   01/01/2013 to 12/31/2013                              $10.58462        $10.41199         3,291,340
   01/01/2014 to 12/31/2014                              $10.41199         $9.74077         3,148,055
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   03/15/2010 to 12/31/2010                              $10.00789        $10.09014           894,555
   01/01/2011 to 12/31/2011                              $10.09014        $10.12632         1,902,630
   01/01/2012 to 12/31/2012                              $10.12632        $10.40533         2,707,899
   01/01/2013 to 12/31/2013                              $10.40533         $9.99083         2,505,010
   01/01/2014 to 12/31/2014                               $9.99083         $9.79656         2,293,975
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   03/15/2010 to 12/31/2010                              $10.00681        $10.36307        12,788,956
   01/01/2011 to 12/31/2011                              $10.36307        $10.49495        20,127,075
   01/01/2012 to 12/31/2012                              $10.49495        $11.26084        31,996,315
   01/01/2013 to 12/31/2013                              $11.26084        $10.84947        31,607,097
   01/01/2014 to 12/31/2014                              $10.84947        $11.09929        28,050,519
----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.98943        $10.60667        18,134,321
   01/01/2011 to 12/31/2011                              $10.60667        $10.51438        39,410,414
   01/01/2012 to 12/31/2012                              $10.51438        $11.39020        57,325,021
   01/01/2013 to 12/31/2013                              $11.39020        $12.20935        52,581,796
   01/01/2014 to 12/31/2014                              $12.20935        $12.67552        48,974,686
----------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                             $10.01839        $10.06713           216,960
   01/01/2012 to 12/31/2012                              $10.06713        $10.58327         1,313,430
   01/01/2013 to 12/31/2013                              $10.58327        $10.14726         1,374,651
   01/01/2014 to 12/31/2014                              $10.14726        $10.56308         1,730,774

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   03/15/2010 to 12/31/2010                                 $9.96346        $11.51915        12,510,633
   01/01/2011 to 12/31/2011                                $11.51915        $10.60363        20,525,257
   01/01/2012 to 12/31/2012                                $10.60363        $11.75190        35,443,943
   01/01/2013 to 12/31/2013                                $11.75190        $13.49829        37,663,363
   01/01/2014 to 12/31/2014                                $13.49829        $14.46718        36,030,416
------------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                                $9.99847         $9.58574             5,064
   01/01/2014 to 12/31/2014                                 $9.58574         $9.17642             4,864
------------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                                $9.99847        $11.66071                 0
   01/01/2014 to 12/31/2014                                $11.66071        $13.18947             2,438
------------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   03/15/2010 to 12/31/2010                                 $9.99847        $10.90109           147,522
   01/01/2011 to 12/31/2011                                $10.90109        $11.06966           279,830
   01/01/2012 to 12/31/2012                                $11.06966        $12.90767           751,051
   01/01/2013 to 12/31/2013                                $12.90767        $16.77713           873,043
   01/01/2014 to 12/31/2014                                $16.77713        $19.30124         1,224,795
------------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                                $9.99847         $8.88788         2,470,946
   01/01/2012 to 12/31/2012                                 $8.88788         $9.87102         4,000,108
   01/01/2013 to 12/31/2013                                 $9.87102        $11.85852         4,577,852
   01/01/2014 to 12/31/2014                                $11.85852        $12.39583         5,236,394
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   03/15/2010 to 12/31/2010                                 $9.98752        $10.79555         9,993,968
   01/01/2011 to 12/31/2011                                $10.79555        $10.40365        18,489,579
   01/01/2012 to 12/31/2012                                $10.40365        $11.26081        31,340,090
   01/01/2013 to 12/31/2013                                $11.26081        $12.42729        31,211,377
   01/01/2014 to 12/31/2014                                $12.42729        $12.82420        29,661,839
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   03/15/2010 to 12/31/2010                                 $9.97772        $10.98316         9,422,264
   01/01/2011 to 12/31/2011                                $10.98316        $10.52277        15,912,582
   01/01/2012 to 12/31/2012                                $10.52277        $11.97027        26,893,841
   01/01/2013 to 12/31/2013                                $11.97027        $13.87067        29,383,200
   01/01/2014 to 12/31/2014                                $13.87067        $14.35366        28,383,325
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   03/15/2010 to 12/31/2010                                 $9.98235        $10.77457        12,822,769
   01/01/2011 to 12/31/2011                                $10.77457        $10.21799        20,814,989
   01/01/2012 to 12/31/2012                                $10.21799        $11.14568        30,115,794
   01/01/2013 to 12/31/2013                                $11.14568        $12.51484        30,362,267
   01/01/2014 to 12/31/2014                                $12.51484        $12.65621        27,998,858
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.97180        $12.16884           408,703
   01/01/2011 to 12/31/2011                                $12.16884        $10.37797           902,020
   01/01/2012 to 12/31/2012                                $10.37797        $12.23038         1,648,314
   01/01/2013 to 12/31/2013                                $12.23038        $16.90321         1,651,177
   01/01/2014 to 12/31/2014                                $16.90321        $17.41026         1,605,387
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.96085        $12.62928           506,068
   01/01/2011 to 12/31/2011                                $12.62928        $12.27464         1,125,305
   01/01/2012 to 12/31/2012                                $12.27464        $13.51412         1,627,219
   01/01/2013 to 12/31/2013                                $13.51412        $17.92962         2,009,726
   01/01/2014 to 12/31/2014                                $17.92962        $18.27003         1,892,126

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                  $9.96428        $11.47783           380,118
   01/01/2011 to 12/31/2011                                 $11.47783        $10.59244           622,032
   01/01/2012 to 12/31/2012                                 $10.59244        $12.28421           982,596
   01/01/2013 to 12/31/2013                                 $12.28421        $16.56648         1,228,659
   01/01/2014 to 12/31/2014                                 $16.56648        $17.11661           974,030
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                  $9.99216        $10.70296        19,296,637
   01/01/2011 to 12/31/2011                                 $10.70296        $10.71365        39,420,262
   01/01/2012 to 12/31/2012                                 $10.71365        $11.93438        68,298,395
   01/01/2013 to 12/31/2013                                 $11.93438        $13.68539        70,005,261
   01/01/2014 to 12/31/2014                                 $13.68539        $14.22202        67,514,495
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   03/15/2010 to 12/31/2010                                  $9.98581        $10.54809           376,764
   01/01/2011 to 12/31/2011                                 $10.54809        $10.18355           509,407
   01/01/2012 to 12/31/2012                                 $10.18355        $11.71904         1,395,353
   01/01/2013 to 12/31/2013                                 $11.71904        $14.91679         1,761,262
   01/01/2014 to 12/31/2014                                 $14.91679        $15.73419         1,636,089
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                  $9.97104        $11.14744         1,309,895
   01/01/2011 to 12/31/2011                                 $11.14744        $10.75602         2,008,486
   01/01/2012 to 12/31/2012                                 $10.75602        $12.41292         3,764,643
   01/01/2013 to 12/31/2013                                 $12.41292        $17.54731         4,326,903
   01/01/2014 to 12/31/2014                                 $17.54731        $18.66002         4,593,499
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   03/15/2010 to 12/31/2010                                  $9.85972        $11.48747         1,912,053
   01/01/2011 to 12/31/2011                                 $11.48747         $9.59315         3,407,102
   01/01/2012 to 12/31/2012                                  $9.59315         $9.75585         5,693,626
   01/01/2013 to 12/31/2013                                  $9.75585        $11.04815         5,499,627
   01/01/2014 to 12/31/2014                                 $11.04815         $9.93711         5,383,864
-------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.98015        $10.32114           717,496
   01/01/2011 to 12/31/2011                                 $10.32114        $10.54828         1,403,572
   01/01/2012 to 12/31/2012                                 $10.54828        $10.89377         1,930,378
   01/01/2013 to 12/31/2013                                 $10.89377        $10.29090         1,778,273
   01/01/2014 to 12/31/2014                                 $10.29090        $10.15672         1,653,751
-------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/02/2011* to 12/31/2011                                 $9.99847         $8.82530         2,711,264
   01/01/2012 to 12/31/2012                                  $8.82530         $9.61524         6,873,867
   01/01/2013 to 12/31/2013                                  $9.61524        $11.37243         9,319,882
   01/01/2014 to 12/31/2014                                 $11.37243        $11.77647         9,788,059
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.99847        $10.41023         2,255,133
   01/01/2011 to 12/31/2011                                 $10.41023        $10.83354         4,205,372
   01/01/2012 to 12/31/2012                                 $10.83354        $11.46793         6,195,377
   01/01/2013 to 12/31/2013                                 $11.46793        $11.08767         6,468,791
   01/01/2014 to 12/31/2014                                 $11.08767        $11.66584         7,371,692
-------------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   08/20/2012* to 12/31/2012                                 $9.99847        $10.37776                 0
   01/01/2013 to 12/31/2013                                 $10.37776         $9.35714             4,915
   01/01/2014 to 12/31/2014                                  $9.35714         $9.30831             7,485
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   03/15/2010 to 12/31/2010                                  $9.97099        $10.65063        14,541,761
   01/01/2011 to 12/31/2011                                 $10.65063        $10.27927        21,594,879
   01/01/2012 to 09/21/2012                                 $10.27927        $11.49908                 0

 *  Denotes the start date of these sub-accounts

                          PREMIER RETIREMENT X SERIES
                          Pruco Life Insurance Company
                                   Prospectus

   ACCUMULATION UNIT VALUES: With Combo 5%/HAV and HD GRO II OR Combo 5%/HAV
                            and GRO Plus II (3.25%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.96658        $10.67920          65,586
   01/01/2011 to 12/31/2011                              $10.67920        $10.05801          32,305
   01/01/2012 to 12/31/2012                              $10.05801        $10.95346          20,805
   01/01/2013 to 12/31/2013                              $10.95346        $11.65457           4,753
   01/01/2014 to 12/31/2014                              $11.65457        $11.70642           5,546
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   03/15/2010 to 12/31/2010                               $9.97726        $10.78391          63,320
   01/01/2011 to 12/31/2011                              $10.78391        $10.44570          36,268
   01/01/2012 to 12/31/2012                              $10.44570        $11.48497          22,845
   01/01/2013 to 12/31/2013                              $11.48497        $12.95158           8,983
   01/01/2014 to 12/31/2014                              $12.95158        $13.29601          12,245
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   03/15/2010 to 12/31/2010                              $10.00580        $10.68000               0
   01/01/2011 to 12/31/2011                              $10.68000        $10.70255               0
   01/01/2012 to 05/04/2012                              $10.70255        $11.56355               0
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.98754        $10.63801          52,778
   01/01/2011 to 12/31/2011                              $10.63801        $10.16773          41,360
   01/01/2012 to 12/31/2012                              $10.16773        $11.06393          42,294
   01/01/2013 to 12/31/2013                              $11.06393        $12.59350          37,907
   01/01/2014 to 12/31/2014                              $12.59350        $12.97888          15,867
----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                              $9.99728         $9.06646           5,266
   01/01/2012 to 12/31/2012                               $9.06646         $9.81460             207
   01/01/2013 to 12/31/2013                               $9.81460        $10.52625              78
   01/01/2014 to 12/31/2014                              $10.52625        $10.68270             154
----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                              $9.99728        $10.38336               0
   01/01/2014 to 12/31/2014                              $10.38336        $10.40546               0
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2017
   03/15/2010 to 12/31/2010                               $9.99728        $10.47326           1,077
   01/01/2011 to 12/31/2011                              $10.47326        $11.28966         176,639
   01/01/2012 to 12/31/2012                              $11.28966        $11.48120         178,338
   01/01/2013 to 12/31/2013                              $11.48120        $10.87944         167,320
   01/01/2014 to 12/31/2014                              $10.87944        $10.67630         153,171
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2018
   03/15/2010 to 12/31/2010                              $10.00599        $10.51568               0
   01/01/2011 to 12/31/2011                              $10.51568        $11.55635         171,789
   01/01/2012 to 12/31/2012                              $11.55635        $11.81915         195,616
   01/01/2013 to 12/31/2013                              $11.81915        $11.07563         221,450
   01/01/2014 to 12/31/2014                              $11.07563        $11.00100         190,148
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2019
   03/15/2010 to 12/31/2010                               $9.99728        $10.51855               0
   01/01/2011 to 12/31/2011                              $10.51855        $11.80304               0
   01/01/2012 to 12/31/2012                              $11.80304        $12.08781           6,064
   01/01/2013 to 12/31/2013                              $12.08781        $11.12982           8,046
   01/01/2014 to 12/31/2014                              $11.12982        $11.22726           2,549

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                         Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2020
   03/15/2010 to 12/31/2010                               $10.00811        $10.54905                0
   01/01/2011 to 12/31/2011                               $10.54905        $12.11329                0
   01/01/2012 to 12/31/2012                               $12.11329        $12.45960                0
   01/01/2013 to 12/31/2013                               $12.45960        $11.26923              915
   01/01/2014 to 12/31/2014                               $11.26923        $11.57452           17,693
-----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2021
   03/15/2010 to 12/31/2010                               $10.00704        $10.64953                0
   01/01/2011 to 12/31/2011                               $10.64953        $12.39610        1,039,227
   01/01/2012 to 12/31/2012                               $12.39610        $12.80734          995,857
   01/01/2013 to 12/31/2013                               $12.80734        $11.52353          533,020
   01/01/2014 to 12/31/2014                               $11.52353        $12.00532          522,871
-----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2022
   01/03/2011* to 12/31/2011                               $9.99728        $11.84372           63,992
   01/01/2012 to 12/31/2012                               $11.84372        $12.12814          187,797
   01/01/2013 to 12/31/2013                               $12.12814        $10.59034          257,224
   01/01/2014 to 12/31/2014                               $10.59034        $11.30860          172,689
-----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2023
   01/03/2012* to 12/31/2012                               $9.99639        $10.24517            5,990
   01/01/2013 to 12/31/2013                               $10.24517         $8.90118          988,580
   01/01/2014 to 12/31/2014                                $8.90118         $9.69880          647,667
-----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2024
   01/02/2013* to 12/31/2013                               $9.99819         $8.62024          121,689
   01/01/2014 to 12/31/2014                                $8.62024         $9.55706           49,979
-----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2025
   01/02/2014* to 12/31/2014                               $9.99819        $11.13605           24,883
-----------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                $9.97045        $10.44965            2,613
   01/01/2011 to 12/31/2011                               $10.44965         $9.51676              948
   01/01/2012 to 12/31/2012                                $9.51676        $10.42534              441
   01/01/2013 to 12/31/2013                               $10.42534        $13.25685              211
   01/01/2014 to 12/31/2014                               $13.25685        $14.14267              209
-----------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                $9.97645        $10.71790          391,948
   01/01/2011 to 12/31/2011                               $10.71790        $10.11846          164,486
   01/01/2012 to 12/31/2012                               $10.11846        $11.13244          168,218
   01/01/2013 to 12/31/2013                               $11.13244        $13.21358           59,953
   01/01/2014 to 12/31/2014                               $13.21358        $13.67849          119,117
-----------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                               $9.99728        $11.50077                0
   01/01/2014 to 12/31/2014                               $11.50077        $12.64132                0
-----------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   03/15/2010 to 12/31/2010                                $9.95867        $11.66051            2,513
   01/01/2011 to 12/31/2011                               $11.66051        $12.02580            1,025
   01/01/2012 to 12/31/2012                               $12.02580        $13.41994              487
   01/01/2013 to 12/31/2013                               $13.41994        $13.39059              248
   01/01/2014 to 12/31/2014                               $13.39059        $16.96076              211
-----------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                               $9.99728         $9.58155                0
   01/01/2014 to 12/31/2014                                $9.58155         $9.74316                0
-----------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   03/15/2010 to 12/31/2010                                $9.97476        $10.89777           41,613
   01/01/2011 to 12/31/2011                               $10.89777        $10.38550           35,895
   01/01/2012 to 12/31/2012                               $10.38550        $11.11593           31,402
   01/01/2013 to 12/31/2013                               $11.11593        $12.34220           25,534
   01/01/2014 to 12/31/2014                               $12.34220        $12.31735           11,357

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.99728        $10.76559          53,525
   01/01/2011 to 12/31/2011                                      $10.76559        $10.15880          27,393
   01/01/2012 to 12/31/2012                                      $10.15880        $11.16821          18,312
   01/01/2013 to 12/31/2013                                      $11.16821        $12.88252           8,187
   01/01/2014 to 12/31/2014                                      $12.88252        $13.17651          13,421
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $9.99729        $10.62945         146,737
   01/01/2013 to 12/31/2013                                      $10.62945        $12.80087          41,707
   01/01/2014 to 12/31/2014                                      $12.80087        $12.77842         110,409
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $9.99728        $10.69628               0
   01/01/2014 to 12/31/2014                                      $10.69628        $10.61344           2,929
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   03/15/2010 to 12/31/2010                                       $9.96896        $11.42258           7,260
   01/01/2011 to 12/31/2011                                      $11.42258        $10.49505           2,154
   01/01/2012 to 12/31/2012                                      $10.49505        $12.87504           1,531
   01/01/2013 to 12/31/2013                                      $12.87504        $12.99817             599
   01/01/2014 to 12/31/2014                                      $12.99817        $14.32682             563
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   03/15/2010 to 12/31/2010                                      $10.01728        $10.66626           6,841
   01/01/2011 to 12/31/2011                                      $10.66626         $9.91176           2,303
   01/01/2012 to 12/31/2012                                       $9.91176        $11.48439           2,018
   01/01/2013 to 12/31/2013                                      $11.48439        $14.41566             859
   01/01/2014 to 02/07/2014                                      $14.41566        $14.15747               0
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                       $9.99053        $10.65075             599
   01/01/2011 to 12/31/2011                                      $10.65075         $9.73635             169
   01/01/2012 to 12/31/2012                                       $9.73635        $11.27199             171
   01/01/2013 to 12/31/2013                                      $11.27199        $14.56390             122
   01/01/2014 to 12/31/2014                                      $14.56390        $15.94107              70
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                      $10.01861        $11.29475           9,481
   01/01/2011 to 12/31/2011                                      $11.29475        $10.60285           5,877
   01/01/2012 to 12/31/2012                                      $10.60285        $12.26970           3,111
   01/01/2013 to 12/31/2013                                      $12.26970        $15.69263           1,337
   01/01/2014 to 12/31/2014                                      $15.69263        $16.93279           1,324
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   03/15/2010 to 12/31/2010                                       $9.98703        $10.58812          39,331
   01/01/2011 to 12/31/2011                                      $10.58812        $10.19269          24,837
   01/01/2012 to 12/31/2012                                      $10.19269        $10.85975          14,119
   01/01/2013 to 12/31/2013                                      $10.85975        $11.53872           4,602
   01/01/2014 to 12/31/2014                                      $11.53872        $11.61500           4,482
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                       $9.96391        $11.36904          37,088
   01/01/2011 to 12/31/2011                                      $11.36904        $11.14341          10,062
   01/01/2012 to 12/31/2012                                      $11.14341        $12.47211           4,023
   01/01/2013 to 12/31/2013                                      $12.47211        $16.75047           3,267
   01/01/2014 to 12/31/2014                                      $16.75047        $17.37267           3,072
------------------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                       $9.98489        $10.55547           6,008
   01/01/2011 to 12/31/2011                                      $10.55547        $10.16268           2,215
   01/01/2012 to 12/31/2012                                      $10.16268        $11.14947           1,028
   01/01/2013 to 12/31/2013                                      $11.14947        $14.52284             456
   01/01/2014 to 12/31/2014                                      $14.52284        $14.26965             933

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   03/15/2010 to 12/31/2010                              $9.98326        $10.64904           1,088
   01/01/2011 to 12/31/2011                             $10.64904        $10.63061             391
   01/01/2012 to 12/31/2012                             $10.63061        $11.71147             284
   01/01/2013 to 12/31/2013                             $11.71147        $12.14450              81
   01/01/2014 to 12/31/2014                             $12.14450        $12.05031              70
---------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.92811        $11.13809           5,276
   01/01/2011 to 12/31/2011                             $11.13809         $9.38377           2,037
   01/01/2012 to 12/31/2012                              $9.38377        $10.92722           1,430
   01/01/2013 to 12/31/2013                             $10.92722        $12.58687             524
   01/01/2014 to 12/31/2014                             $12.58687        $11.50496             543
---------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   03/15/2010 to 12/31/2010                              $9.92798        $10.68170           1,162
   01/01/2011 to 12/31/2011                             $10.68170         $9.03790           1,326
   01/01/2012 to 12/31/2012                              $9.03790        $10.20192             626
   01/01/2013 to 12/31/2013                             $10.20192        $11.79196             207
   01/01/2014 to 12/31/2014                             $11.79196        $10.64373             349
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   03/15/2010 to 12/31/2010                              $9.97552        $10.75721          50,255
   01/01/2011 to 12/31/2011                             $10.75721        $10.34891          24,771
   01/01/2012 to 12/31/2012                             $10.34891        $11.37195           9,296
   01/01/2013 to 12/31/2013                             $11.37195        $12.79389           3,354
   01/01/2014 to 12/31/2014                             $12.79389        $13.16595           4,493
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   03/15/2010 to 12/31/2010                              $9.92064        $10.44626             237
   01/01/2011 to 12/31/2011                             $10.44626         $9.18224             371
   01/01/2012 to 12/31/2012                              $9.18224        $10.82961             233
   01/01/2013 to 12/31/2013                             $10.82961        $12.08721             124
   01/01/2014 to 12/31/2014                             $12.08721        $10.94988             108
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   03/15/2010 to 12/31/2010                              $9.99728        $10.47594          23,043
   01/01/2011 to 12/31/2011                             $10.47594        $10.15974          12,836
   01/01/2012 to 12/31/2012                             $10.15974        $10.88258           9,694
   01/01/2013 to 12/31/2013                             $10.88258        $11.69050           6,433
   01/01/2014 to 12/31/2014                             $11.69050        $11.92682           5,564
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.97014        $10.66273           9,443
   01/01/2011 to 12/31/2011                             $10.66273        $10.38511           2,812
   01/01/2012 to 12/31/2012                             $10.38511        $11.57292           2,308
   01/01/2013 to 12/31/2013                             $11.57292        $15.28316             780
   01/01/2014 to 12/31/2014                             $15.28316        $16.19191             529
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.98927        $10.50667           1,704
   01/01/2011 to 12/31/2011                             $10.50667         $9.74042             962
   01/01/2012 to 12/31/2012                              $9.74042        $11.01456             955
   01/01/2013 to 12/31/2013                             $11.01456        $14.90479             319
   01/01/2014 to 12/31/2014                             $14.90479        $16.40277             280
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.99139        $11.18639           3,660
   01/01/2011 to 12/31/2011                             $11.18639        $10.72467           1,261
   01/01/2012 to 12/31/2012                             $10.72467        $11.64820           1,007
   01/01/2013 to 12/31/2013                             $11.64820        $15.39591             362
   01/01/2014 to 12/31/2014                             $15.39591        $16.47307             751

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   03/15/2010 to 12/31/2010                               $9.98746        $10.70748             216
   01/01/2011 to 12/31/2011                              $10.70748        $11.41401           7,417
   01/01/2012 to 12/31/2012                              $11.41401        $11.69715             390
   01/01/2013 to 12/31/2013                              $11.69715        $11.09059             363
   01/01/2014 to 12/31/2014                              $11.09059        $11.41576           1,395
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   03/15/2010 to 12/31/2010                               $9.98642        $10.78001          10,730
   01/01/2011 to 12/31/2011                              $10.78001        $10.10344           5,029
   01/01/2012 to 12/31/2012                              $10.10344        $12.03038           2,208
   01/01/2013 to 12/31/2013                              $12.03038        $14.85617             945
   01/01/2014 to 12/31/2014                              $14.85617        $14.89515          15,233
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.99728        $10.75587           6,141
   01/01/2011 to 12/31/2011                              $10.75587        $10.34505           2,234
   01/01/2012 to 12/31/2012                              $10.34505        $11.71821           2,007
   01/01/2013 to 12/31/2013                              $11.71821        $15.49919             629
   01/01/2014 to 12/31/2014                              $15.49919        $16.30161             649
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                              $9.99729        $10.13488               0
   01/01/2013 to 12/31/2013                              $10.13488        $13.18913               0
   01/01/2014 to 12/31/2014                              $13.18913        $14.06429               0
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.98755        $11.37997          33,871
   01/01/2011 to 12/31/2011                              $11.37997        $10.63064          11,219
   01/01/2012 to 12/31/2012                              $10.63064        $12.17806           4,540
   01/01/2013 to 12/31/2013                              $12.17806        $15.60173           3,319
   01/01/2014 to 12/31/2014                              $15.60173        $17.35430           3,257
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   03/15/2010 to 12/31/2010                               $9.99729         $9.73891           7,345
   01/01/2011 to 12/31/2011                               $9.73891         $9.42516          42,315
   01/01/2012 to 12/31/2012                               $9.42516         $9.11896          21,533
   01/01/2013 to 12/31/2013                               $9.11896         $8.82265          42,124
   01/01/2014 to 12/31/2014                               $8.82265         $8.53589          42,473
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.98984        $11.11549          36,520
   01/01/2011 to 12/31/2011                              $11.11549        $10.48759          12,178
   01/01/2012 to 12/31/2012                              $10.48759        $11.88402           5,259
   01/01/2013 to 12/31/2013                              $11.88402        $16.32801           3,317
   01/01/2014 to 12/31/2014                              $16.32801        $18.04860           3,157
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                             $10.02720        $10.04231               0
   01/01/2012 to 12/31/2012                              $10.04231        $10.18872               0
   01/01/2013 to 12/31/2013                              $10.18872         $9.57823              37
   01/01/2014 to 12/31/2014                               $9.57823         $9.74430              48
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.95758        $11.79780           4,654
   01/01/2011 to 12/31/2011                              $11.79780        $11.60753           3,614
   01/01/2012 to 12/31/2012                              $11.60753        $12.62012           1,672
   01/01/2013 to 12/31/2013                              $12.62012        $16.19195             573
   01/01/2014 to 12/31/2014                              $16.19195        $16.90943          11,034
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.97171        $11.30656               0
   01/01/2011 to 04/29/2011                              $11.30656        $12.61446               0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $9.99729        $10.20965               0
   01/01/2013 to 12/31/2013                              $10.20965        $11.74625               0
   01/01/2014 to 12/31/2014                              $11.74625        $11.94851           3,569

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   03/15/2010 to 12/31/2010                             $9.93776        $11.55161          13,074
   01/01/2011 to 12/31/2011                            $11.55161         $8.91087           2,840
   01/01/2012 to 12/31/2012                             $8.91087        $10.16648           2,443
   01/01/2013 to 12/31/2013                            $10.16648         $9.85793           1,478
   01/01/2014 to 12/31/2014                             $9.85793         $9.09080           1,378
--------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   03/15/2010 to 12/31/2010                            $10.00671         $9.97411           1,448
   01/01/2011 to 12/31/2011                             $9.97411         $9.86766             544
   01/01/2012 to 12/31/2012                             $9.86766         $9.99469             626
   01/01/2013 to 12/31/2013                             $9.99469         $9.45965             290
   01/01/2014 to 12/31/2014                             $9.45965         $9.14331          10,231
--------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   03/15/2010 to 12/31/2010                            $10.00563        $10.24378         190,185
   01/01/2011 to 12/31/2011                            $10.24378        $10.22662         107,961
   01/01/2012 to 12/31/2012                            $10.22662        $10.81598          56,902
   01/01/2013 to 12/31/2013                            $10.81598        $10.27218          28,264
   01/01/2014 to 12/31/2014                            $10.27218        $10.35886          17,744
--------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                             $9.98825        $10.48476         258,537
   01/01/2011 to 12/31/2011                            $10.48476        $10.24577         148,696
   01/01/2012 to 12/31/2012                            $10.24577        $10.94056         110,573
   01/01/2013 to 12/31/2013                            $10.94056        $11.56013          31,948
   01/01/2014 to 12/31/2014                            $11.56013        $11.83043          54,400
--------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                           $10.01721        $10.04222               0
   01/01/2012 to 12/31/2012                            $10.04222        $10.40601               0
   01/01/2013 to 12/31/2013                            $10.40601         $9.83495               0
   01/01/2014 to 12/31/2014                             $9.83495        $10.09214           8,031
--------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   03/15/2010 to 12/31/2010                             $9.96228        $11.38660          63,452
   01/01/2011 to 12/31/2011                            $11.38660        $10.33249          33,759
   01/01/2012 to 12/31/2012                            $10.33249        $11.28775          23,645
   01/01/2013 to 12/31/2013                            $11.28775        $12.78042           8,148
   01/01/2014 to 12/31/2014                            $12.78042        $13.50235          14,118
--------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   03/15/2010 to 12/31/2010                             $9.99728        $10.77565               0
   01/01/2011 to 12/31/2011                            $10.77565        $10.78653               0
   01/01/2012 to 12/31/2012                            $10.78653        $12.39780               0
   01/01/2013 to 12/31/2013                            $12.39780        $15.88482               0
   01/01/2014 to 12/31/2014                            $15.88482        $18.01413               0
--------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                            $9.99728         $8.80236               0
   01/01/2012 to 12/31/2012                             $8.80236         $9.63634               0
   01/01/2013 to 12/31/2013                             $9.63634        $11.41147               0
   01/01/2014 to 12/31/2014                            $11.41147        $11.75826               0
--------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   03/15/2010 to 12/31/2010                             $9.98634        $10.67150          21,946
   01/01/2011 to 12/31/2011                            $10.67150        $10.13769          17,203
   01/01/2012 to 12/31/2012                            $10.13769        $10.81609          14,868
   01/01/2013 to 12/31/2013                            $10.81609        $11.76641           5,621
   01/01/2014 to 12/31/2014                            $11.76641        $11.96919           6,599
--------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   03/15/2010 to 12/31/2010                             $9.97654        $10.85687         281,346
   01/01/2011 to 12/31/2011                            $10.85687        $10.25378         119,373
   01/01/2012 to 12/31/2012                            $10.25378        $11.49751         122,342
   01/01/2013 to 12/31/2013                            $11.49751        $13.13297          33,275
   01/01/2014 to 12/31/2014                            $13.13297        $13.39638          91,406

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   03/15/2010 to 12/31/2010                                 $9.98117        $10.65078          56,983
   01/01/2011 to 12/31/2011                                $10.65078         $9.95693          55,318
   01/01/2012 to 12/31/2012                                 $9.95693        $10.70569          56,285
   01/01/2013 to 12/31/2013                                $10.70569        $11.84939          45,316
   01/01/2014 to 12/31/2014                                $11.84939        $11.81240           8,141
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.97062        $12.02896          63,773
   01/01/2011 to 12/31/2011                                $12.02896        $10.11241          19,152
   01/01/2012 to 12/31/2012                                $10.11241        $11.74716           6,168
   01/01/2013 to 12/31/2013                                $11.74716        $16.00405           5,687
   01/01/2014 to 12/31/2014                                $16.00405        $16.24891           5,568
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.95967        $12.48393          57,911
   01/01/2011 to 12/31/2011                                $12.48393        $11.96054          13,558
   01/01/2012 to 12/31/2012                                $11.96054        $12.98010           5,339
   01/01/2013 to 12/31/2013                                $12.98010        $16.97575           5,095
   01/01/2014 to 12/31/2014                                $16.97575        $17.05122           5,254
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                 $9.96310        $11.34575          33,429
   01/01/2011 to 12/31/2011                                $11.34575        $10.32143           8,067
   01/01/2012 to 12/31/2012                                $10.32143        $11.79891           3,144
   01/01/2013 to 12/31/2013                                $11.79891        $15.68537           2,767
   01/01/2014 to 12/31/2014                                $15.68537        $15.97506           2,902
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                 $9.99098        $10.57983         150,188
   01/01/2011 to 12/31/2011                                $10.57983        $10.43968          82,958
   01/01/2012 to 12/31/2012                                $10.43968        $11.46301          63,617
   01/01/2013 to 12/31/2013                                $11.46301        $12.95747          23,450
   01/01/2014 to 12/31/2014                                $12.95747        $13.27357          48,759
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   03/15/2010 to 12/31/2010                                 $9.98463        $10.42678           1,049
   01/01/2011 to 12/31/2011                                $10.42678         $9.92304             396
   01/01/2012 to 12/31/2012                                 $9.92304        $11.25600             727
   01/01/2013 to 12/31/2013                                $11.25600        $14.12309             365
   01/01/2014 to 12/31/2014                                $14.12309        $14.68438             340
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.96986        $11.01931           8,318
   01/01/2011 to 12/31/2011                                $11.01931        $10.48112           2,700
   01/01/2012 to 12/31/2012                                $10.48112        $11.92283           1,172
   01/01/2013 to 12/31/2013                                $11.92283        $16.61426             791
   01/01/2014 to 12/31/2014                                $16.61426        $17.41566          13,552
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   03/15/2010 to 12/31/2010                                 $9.85854        $11.35536          14,109
   01/01/2011 to 12/31/2011                                $11.35536         $9.34768           6,503
   01/01/2012 to 12/31/2012                                 $9.34768         $9.37032           3,972
   01/01/2013 to 12/31/2013                                 $9.37032        $10.46023           1,733
   01/01/2014 to 12/31/2014                                $10.46023         $9.27387           2,005
------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   03/15/2010 to 12/31/2010                                 $9.97897        $10.20242             946
   01/01/2011 to 12/31/2011                                $10.20242        $10.27861           8,726
   01/01/2012 to 12/31/2012                                $10.27861        $10.46351             901
   01/01/2013 to 12/31/2013                                $10.46351         $9.74348             262
   01/01/2014 to 12/31/2014                                 $9.74348         $9.47925             193
------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/02/2011* to 12/31/2011                                $9.99728         $8.74046             939
   01/01/2012 to 12/31/2012                                 $8.74046         $9.38672          10,512
   01/01/2013 to 12/31/2013                                 $9.38672        $10.94380           1,185
   01/01/2014 to 12/31/2014                                $10.94380        $11.17089             429

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.99728        $10.29052          18,664
   01/01/2011 to 12/31/2011                                 $10.29052        $10.55671          18,479
   01/01/2012 to 12/31/2012                                 $10.55671        $11.01502           9,985
   01/01/2013 to 12/31/2013                                 $11.01502        $10.49795           2,935
   01/01/2014 to 12/31/2014                                 $10.49795        $10.88780          20,708
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   03/15/2010 to 12/31/2010                                  $9.96981        $10.52821         310,853
   01/01/2011 to 12/31/2011                                 $10.52821        $10.01633         139,694
   01/01/2012 to 09/21/2012                                 $10.01633        $11.08864               0

 *  Denotes the start date of these sub-accounts

                          PREMIER RETIREMENT B SERIES
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (1.30%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.96822        $10.85224        26,061,580
   01/01/2011 to 12/31/2011                              $10.85224        $10.42656        42,594,262
   01/01/2012 to 12/31/2012                              $10.42656        $11.58413        71,538,173
   01/01/2013 to 12/31/2013                              $11.58413        $12.57392        77,473,527
   01/01/2014 to 12/31/2014                              $12.57392        $12.88443        72,004,214
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   03/15/2010 to 12/31/2010                               $9.97890        $10.95858        23,763,450
   01/01/2011 to 12/31/2011                              $10.95858        $10.82832        47,458,243
   01/01/2012 to 12/31/2012                              $10.82832        $12.14616       109,306,110
   01/01/2013 to 12/31/2013                              $12.14616        $13.97323       135,002,684
   01/01/2014 to 12/31/2014                              $13.97323        $14.63392       131,151,777
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   03/15/2010 to 12/31/2010                              $10.00744        $10.85287           814,994
   01/01/2011 to 12/31/2011                              $10.85287        $11.09452         1,473,637
   01/01/2012 to 05/04/2012                              $11.09452        $12.06955                 0
----------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                              $9.99892        $10.12611            10,675
   01/01/2014 to 12/31/2014                              $10.12611         $9.68209            20,029
----------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                              $9.99892        $11.66544             2,574
   01/01/2014 to 12/31/2014                              $11.66544        $13.03016            31,419
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.98918        $10.81032        31,826,087
   01/01/2011 to 12/31/2011                              $10.81032        $10.54027        51,822,696
   01/01/2012 to 12/31/2012                              $10.54027        $11.70096        95,086,413
   01/01/2013 to 12/31/2013                              $11.70096        $13.58699       108,004,337
   01/01/2014 to 12/31/2014                              $13.58699        $14.28492       104,688,818
----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                              $9.99892         $9.18873         9,845,067
   01/01/2012 to 12/31/2012                               $9.18873        $10.14802        32,239,015
   01/01/2013 to 12/31/2013                              $10.14802        $11.10316        39,947,696
   01/01/2014 to 12/31/2014                              $11.10316        $11.49527        38,477,637
----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                              $9.99892        $10.52559           539,163
   01/01/2014 to 12/31/2014                              $10.52559        $10.76042           869,569

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                       $9.97209        $10.61893           455,800
   01/01/2011 to 12/31/2011                                      $10.61893         $9.86566           872,595
   01/01/2012 to 12/31/2012                                       $9.86566        $11.02591         1,540,104
   01/01/2013 to 12/31/2013                                      $11.02591        $14.30296         1,650,015
   01/01/2014 to 12/31/2014                                      $14.30296        $15.56626         1,676,709
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.97809        $10.89145        27,069,366
   01/01/2011 to 12/31/2011                                      $10.89145        $10.48915        37,814,832
   01/01/2012 to 12/31/2012                                      $10.48915        $11.77340        71,673,405
   01/01/2013 to 12/31/2013                                      $11.77340        $14.25584        91,056,416
   01/01/2014 to 12/31/2014                                      $14.25584        $15.05481        93,754,523
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                                      $9.99892        $11.69855           337,855
   01/01/2014 to 12/31/2014                                      $11.69855        $13.11792           882,045
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   03/15/2010 to 12/31/2010                                       $9.96031        $11.84909           846,857
   01/01/2011 to 12/31/2011                                      $11.84909        $12.46608         1,407,302
   01/01/2012 to 12/31/2012                                      $12.46608        $14.19219         2,945,554
   01/01/2013 to 12/31/2013                                      $14.19219        $14.44656         3,316,891
   01/01/2014 to 12/31/2014                                      $14.44656        $18.66669         3,127,567
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $9.99892         $9.71292         1,083,450
   01/01/2014 to 12/31/2014                                       $9.71292        $10.07585         1,902,104
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   03/15/2010 to 12/31/2010                                       $9.97640        $11.07430        15,657,160
   01/01/2011 to 12/31/2011                                      $11.07430        $10.76605        30,056,901
   01/01/2012 to 12/31/2012                                      $10.76605        $11.75601        61,925,756
   01/01/2013 to 12/31/2013                                      $11.75601        $13.31592        71,844,421
   01/01/2014 to 12/31/2014                                      $13.31592        $13.55705        69,080,118
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.99892        $10.93987         8,078,952
   01/01/2011 to 12/31/2011                                      $10.93987        $10.53088        16,343,076
   01/01/2012 to 12/31/2012                                      $10.53088        $11.81106        38,662,892
   01/01/2013 to 12/31/2013                                      $11.81106        $13.89858        49,632,666
   01/01/2014 to 12/31/2014                                      $13.89858        $14.50249        48,707,005
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $9.99893        $10.77407        64,909,069
   01/01/2013 to 12/31/2013                                      $10.77407        $13.23634        74,649,403
   01/01/2014 to 12/31/2014                                      $13.23634        $13.47943        71,637,340
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $9.99892        $10.84286         4,828,918
   01/01/2014 to 12/31/2014                                      $10.84286        $10.97580         7,245,303
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   03/15/2010 to 12/31/2010                                       $9.97060        $11.60747           367,927
   01/01/2011 to 12/31/2011                                      $11.60747        $10.87942           646,128
   01/01/2012 to 12/31/2012                                      $10.87942        $13.61620         1,364,624
   01/01/2013 to 12/31/2013                                      $13.61620        $14.02348         1,607,441
   01/01/2014 to 12/31/2014                                      $14.02348        $15.76833         1,502,841
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   03/15/2010 to 12/31/2010                                      $10.01892        $10.83890           671,433
   01/01/2011 to 12/31/2011                                      $10.83890        $10.27481           949,802
   01/01/2012 to 12/31/2012                                      $10.27481        $12.14543         1,982,519
   01/01/2013 to 12/31/2013                                      $12.14543        $15.55245         2,212,365
   01/01/2014 to 02/07/2014                                      $15.55245        $15.30572                 0

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                        $9.99217        $10.82329           770,951
   01/01/2011 to 12/31/2011                       $10.82329        $10.09318         1,269,237
   01/01/2012 to 12/31/2012                       $10.09318        $11.92098         2,322,418
   01/01/2013 to 12/31/2013                       $11.92098        $15.71268         2,637,249
   01/01/2014 to 12/31/2014                       $15.71268        $17.54506         3,001,946
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                       $10.02025        $11.47753         1,040,702
   01/01/2011 to 12/31/2011                       $11.47753        $10.99121         1,561,424
   01/01/2012 to 12/31/2012                       $10.99121        $12.97601         3,150,800
   01/01/2013 to 12/31/2013                       $12.97601        $16.93019         3,445,624
   01/01/2014 to 12/31/2014                       $16.93019        $18.63631         3,345,412
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   03/15/2010 to 12/31/2010                        $9.98867        $10.75964        12,766,919
   01/01/2011 to 12/31/2011                       $10.75964        $10.56611        22,958,371
   01/01/2012 to 12/31/2012                       $10.56611        $11.48504        41,175,974
   01/01/2013 to 12/31/2013                       $11.48504        $12.44907        44,585,269
   01/01/2014 to 12/31/2014                       $12.44907        $12.78375        41,995,467
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                        $9.96555        $11.55299         1,356,838
   01/01/2011 to 12/31/2011                       $11.55299        $11.55148         2,116,961
   01/01/2012 to 12/31/2012                       $11.55148        $13.18999         3,931,041
   01/01/2013 to 12/31/2013                       $13.18999        $18.07134         4,197,555
   01/01/2014 to 12/31/2014                       $18.07134        $19.12024         4,256,557
---------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                        $9.98653        $10.72651           198,561
   01/01/2011 to 12/31/2011                       $10.72651        $10.53507         1,075,827
   01/01/2012 to 12/31/2012                       $10.53507        $11.79151         2,609,217
   01/01/2013 to 12/31/2013                       $11.79151        $15.66850         2,689,434
   01/01/2014 to 12/31/2014                       $15.66850        $15.70586         2,558,144
---------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   03/15/2010 to 12/31/2010                        $9.98490        $10.82146           792,445
   01/01/2011 to 12/31/2011                       $10.82146        $11.01977         1,710,687
   01/01/2012 to 12/31/2012                       $11.01977        $12.38543         3,907,154
   01/01/2013 to 12/31/2013                       $12.38543        $13.10213         3,814,984
   01/01/2014 to 12/31/2014                       $13.10213        $13.26266         3,598,293
---------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   03/15/2010 to 12/31/2010                        $9.92975        $11.31839           490,015
   01/01/2011 to 12/31/2011                       $11.31839         $9.72769           771,375
   01/01/2012 to 12/31/2012                        $9.72769        $11.55656         1,325,316
   01/01/2013 to 12/31/2013                       $11.55656        $13.57997         1,536,699
   01/01/2014 to 12/31/2014                       $13.57997        $12.66291         1,532,376
---------------------------------------------------------------------------------------------------
AST International Value Portfolio
   03/15/2010 to 12/31/2010                        $9.92962        $10.85463           553,463
   01/01/2011 to 12/31/2011                       $10.85463         $9.36922           921,394
   01/01/2012 to 12/31/2012                        $9.36922        $10.78951         1,612,819
   01/01/2013 to 12/31/2013                       $10.78951        $12.72239         1,787,522
   01/01/2014 to 12/31/2014                       $12.72239        $11.71529         1,964,990
---------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   03/15/2010 to 12/31/2010                       $10.00716        $10.65798            10,192
   01/01/2011 to 12/31/2011                       $10.65798        $11.82865       157,599,837
   01/01/2012 to 12/31/2012                       $11.82865        $12.77233        52,336,429
   01/01/2013 to 12/31/2013                       $12.77233        $12.20515         5,003,778
   01/01/2014 to 12/31/2014                       $12.20515        $12.85709         5,538,543

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   03/15/2010 to 12/31/2010                              $9.97716        $10.93142        10,881,087
   01/01/2011 to 12/31/2011                             $10.93142        $10.72799        19,401,400
   01/01/2012 to 12/31/2012                             $10.72799        $12.02671        41,033,414
   01/01/2013 to 12/31/2013                             $12.02671        $13.80307        49,271,077
   01/01/2014 to 12/31/2014                             $13.80307        $14.49073        47,403,224
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   03/15/2010 to 12/31/2010                              $9.92228        $10.61546         1,262,302
   01/01/2011 to 12/31/2011                             $10.61546         $9.51892         1,916,869
   01/01/2012 to 12/31/2012                              $9.51892        $11.45344         3,407,661
   01/01/2013 to 12/31/2013                             $11.45344        $13.04109         3,911,087
   01/01/2014 to 12/31/2014                             $13.04109        $12.05224         4,282,724
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   03/15/2010 to 12/31/2010                              $9.99892        $10.64561         8,413,230
   01/01/2011 to 12/31/2011                             $10.64561        $10.53196        15,572,403
   01/01/2012 to 12/31/2012                             $10.53196        $11.50931        31,860,933
   01/01/2013 to 12/31/2013                             $11.50931        $12.61294        36,354,440
   01/01/2014 to 12/31/2014                             $12.61294        $13.12731        34,342,863
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.97178        $10.83550           346,402
   01/01/2011 to 12/31/2011                             $10.83550        $10.76565           797,535
   01/01/2012 to 12/31/2012                             $10.76565        $12.23930         1,808,115
   01/01/2013 to 12/31/2013                             $12.23930        $16.48876         1,829,077
   01/01/2014 to 12/31/2014                             $16.48876        $17.82120         1,956,031
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.99091        $10.67679           376,410
   01/01/2011 to 12/31/2011                             $10.67679        $10.09724           542,453
   01/01/2012 to 12/31/2012                             $10.09724        $11.64872           913,594
   01/01/2013 to 12/31/2013                             $11.64872        $16.08032         1,399,306
   01/01/2014 to 12/31/2014                             $16.08032        $18.05291         1,852,753
---------------------------------------------------------------------------------------------------------
AST Legg Mason Diversified Growth Portfolio
   11/24/2014* to 12/31/2014                             $9.99892         $9.94571                 0
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.99303        $11.36749         1,061,189
   01/01/2011 to 12/31/2011                             $11.36749        $11.11743         1,812,224
   01/01/2012 to 12/31/2012                             $11.11743        $12.31871         3,120,192
   01/01/2013 to 12/31/2013                             $12.31871        $16.61002         3,127,655
   01/01/2014 to 12/31/2014                             $16.61002        $18.13007         4,698,405
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   03/15/2010 to 12/31/2010                              $9.98910        $10.88074           427,266
   01/01/2011 to 12/31/2011                             $10.88074        $11.83175         3,033,814
   01/01/2012 to 12/31/2012                             $11.83175        $12.37023         6,632,378
   01/01/2013 to 12/31/2013                             $12.37023        $11.96512         6,817,239
   01/01/2014 to 12/31/2014                             $11.96512        $12.56403         7,647,004
---------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   03/15/2010 to 12/31/2010                              $9.98806        $10.95462         1,285,703
   01/01/2011 to 12/31/2011                             $10.95462        $10.47366         2,094,896
   01/01/2012 to 12/31/2012                             $10.47366        $12.72311         3,834,508
   01/01/2013 to 12/31/2013                             $12.72311        $16.02802         4,423,523
   01/01/2014 to 12/31/2014                             $16.02802        $16.39392         4,727,245
---------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.99892        $10.93006           301,992
   01/01/2011 to 12/31/2011                             $10.93006        $10.72407           498,962
   01/01/2012 to 12/31/2012                             $10.72407        $12.39282           919,859
   01/01/2013 to 12/31/2013                             $12.39282        $16.72156         1,111,962
   01/01/2014 to 12/31/2014                             $16.72156        $17.94181         1,136,003

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                              $9.99893        $10.21028            31,266
   01/01/2013 to 12/31/2013                              $10.21028        $13.55475           273,167
   01/01/2014 to 12/31/2014                              $13.55475        $14.74552           465,480
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.98919        $11.56425           396,950
   01/01/2011 to 12/31/2011                              $11.56425        $11.02019           757,319
   01/01/2012 to 12/31/2012                              $11.02019        $12.87930         1,350,942
   01/01/2013 to 12/31/2013                              $12.87930        $16.83252         1,500,566
   01/01/2014 to 12/31/2014                              $16.83252        $19.10071         1,498,281
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   03/15/2010 to 12/31/2010                               $9.99893         $9.89691         1,375,388
   01/01/2011 to 12/31/2011                               $9.89691         $9.77005         4,326,809
   01/01/2012 to 12/31/2012                               $9.77005         $9.64353         4,676,589
   01/01/2013 to 12/31/2013                               $9.64353         $9.51854         4,207,604
   01/01/2014 to 12/31/2014                               $9.51854         $9.39464         3,624,760
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.99148        $11.29548           892,994
   01/01/2011 to 12/31/2011                              $11.29548        $10.87188         1,477,755
   01/01/2012 to 12/31/2012                              $10.87188        $12.56833         2,700,776
   01/01/2013 to 12/31/2013                              $12.56833        $17.61601         3,282,523
   01/01/2014 to 12/31/2014                              $17.61601        $19.86467         3,370,772
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                             $10.02883        $10.07694            93,055
   01/01/2012 to 12/31/2012                              $10.07694        $10.43046           856,885
   01/01/2013 to 12/31/2013                              $10.43046        $10.00331         1,007,410
   01/01/2014 to 12/31/2014                              $10.00331        $10.38183         1,329,391
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.95922        $11.98881           787,294
   01/01/2011 to 12/31/2011                              $11.98881        $12.03274         1,707,248
   01/01/2012 to 12/31/2012                              $12.03274        $13.34675         3,030,173
   01/01/2013 to 12/31/2013                              $13.34675        $17.46922         3,144,485
   01/01/2014 to 12/31/2014                              $17.46922        $18.61092         3,053,193
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.97335        $11.48956           355,836
   01/01/2011 to 04/29/2011                              $11.48956        $12.90230                 0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $9.99893        $10.34858         5,633,961
   01/01/2013 to 12/31/2013                              $10.34858        $12.14602         8,580,223
   01/01/2014 to 12/31/2014                              $12.14602        $12.60409         8,561,196
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   03/15/2010 to 12/31/2010                               $9.93940        $11.73867         1,846,677
   01/01/2011 to 12/31/2011                              $11.73867         $9.23763         3,023,669
   01/01/2012 to 12/31/2012                               $9.23763        $10.75214         5,293,609
   01/01/2013 to 12/31/2013                              $10.75214        $10.63612         6,002,369
   01/01/2014 to 12/31/2014                              $10.63612        $10.00622         5,942,158
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   03/15/2010 to 12/31/2010                              $10.00835        $10.13563           954,564
   01/01/2011 to 12/31/2011                              $10.13563        $10.22893         2,292,661
   01/01/2012 to 12/31/2012                              $10.22893        $10.56974         3,905,299
   01/01/2013 to 12/31/2013                              $10.56974        $10.20540         3,835,593
   01/01/2014 to 12/31/2014                              $10.20540        $10.06284         3,284,424
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   03/15/2010 to 12/31/2010                              $10.00727        $10.40977        13,733,937
   01/01/2011 to 12/31/2011                              $10.40977        $10.60112        23,130,649
   01/01/2012 to 12/31/2012                              $10.60112        $11.43860        41,511,081
   01/01/2013 to 12/31/2013                              $11.43860        $11.08248        43,635,171
   01/01/2014 to 12/31/2014                              $11.08248        $11.40123        39,817,544

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                 $9.98989        $10.65463        19,632,210
   01/01/2011 to 12/31/2011                                $10.65463        $10.62112        38,352,053
   01/01/2012 to 12/31/2012                                $10.62112        $11.57039        76,760,100
   01/01/2013 to 12/31/2013                                $11.57039        $12.47194        84,138,208
   01/01/2014 to 12/31/2014                                $12.47194        $13.02073        78,752,875
------------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                               $10.01884        $10.07683           225,014
   01/01/2012 to 12/31/2012                                $10.07683        $10.65287         1,971,643
   01/01/2013 to 12/31/2013                                $10.65287        $10.27127         2,034,980
   01/01/2014 to 12/31/2014                                $10.27127        $10.75219         2,546,543
------------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   03/15/2010 to 12/31/2010                                 $9.96392        $11.57100        16,326,236
   01/01/2011 to 12/31/2011                                $11.57100        $10.71112        27,779,420
   01/01/2012 to 12/31/2012                                $10.71112        $11.93776        61,916,682
   01/01/2013 to 12/31/2013                                $11.93776        $13.78859        75,826,374
   01/01/2014 to 12/31/2014                                $13.78859        $14.86104        75,102,702
------------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                                $9.99892         $9.63161             5,497
   01/01/2014 to 12/31/2014                                 $9.63161         $9.27208            12,635
------------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                                $9.99892        $11.70512             4,515
   01/01/2014 to 12/31/2014                                $11.70512        $13.31379            38,581
------------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   03/15/2010 to 12/31/2010                                 $9.99892        $10.95026           270,360
   01/01/2011 to 12/31/2011                                $10.95026        $11.18180           522,206
   01/01/2012 to 12/31/2012                                $11.18180        $13.11164         1,275,386
   01/01/2013 to 12/31/2013                                $13.11164        $17.13775         1,420,819
   01/01/2014 to 12/31/2014                                $17.13775        $19.82656         2,225,663
------------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                                $9.99892         $8.92125         1,754,314
   01/01/2012 to 12/31/2012                                 $8.92125         $9.96370         4,023,163
   01/01/2013 to 12/31/2013                                 $9.96370        $12.03673         5,764,125
   01/01/2014 to 12/31/2014                                $12.03673        $12.65262         6,283,362
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   03/15/2010 to 12/31/2010                                 $9.98798        $10.84421        18,706,448
   01/01/2011 to 12/31/2011                                $10.84421        $10.50892        34,942,290
   01/01/2012 to 12/31/2012                                $10.50892        $11.43867        76,433,200
   01/01/2013 to 12/31/2013                                $11.43867        $12.69438        89,549,949
   01/01/2014 to 12/31/2014                                $12.69438        $13.17323        86,073,847
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   03/15/2010 to 12/31/2010                                 $9.97818        $11.03265        15,257,174
   01/01/2011 to 12/31/2011                                $11.03265        $10.62929        26,726,585
   01/01/2012 to 12/31/2012                                $10.62929        $12.15935        57,236,552
   01/01/2013 to 12/31/2013                                $12.15935        $14.16872        72,531,507
   01/01/2014 to 12/31/2014                                $14.16872        $14.74433        71,002,355
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   03/15/2010 to 12/31/2010                                 $9.98281        $10.82328        19,393,966
   01/01/2011 to 12/31/2011                                $10.82328        $10.32161        32,534,496
   01/01/2012 to 12/31/2012                                $10.32161        $11.32191        51,594,150
   01/01/2013 to 12/31/2013                                $11.32191        $12.78388        55,907,904
   01/01/2014 to 12/31/2014                                $12.78388        $13.00070        52,845,831
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.97226        $12.22363           439,021
   01/01/2011 to 12/31/2011                                $12.22363        $10.48304         1,124,729
   01/01/2012 to 12/31/2012                                $10.48304        $12.42355         2,127,538
   01/01/2013 to 12/31/2013                                $12.42355        $17.26646         2,102,106
   01/01/2014 to 12/31/2014                                $17.26646        $17.88395         2,197,817

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.96131        $12.68615           507,467
   01/01/2011 to 12/31/2011                             $12.68615        $12.39878         1,173,374
   01/01/2012 to 12/31/2012                             $12.39878        $13.72749         2,036,602
   01/01/2013 to 12/31/2013                             $13.72749        $18.31474         2,375,484
   01/01/2014 to 12/31/2014                             $18.31474        $18.76702         2,285,222
---------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.96474        $11.52948           303,510
   01/01/2011 to 12/31/2011                             $11.52948        $10.69970           674,683
   01/01/2012 to 12/31/2012                             $10.69970        $12.47826         1,137,605
   01/01/2013 to 12/31/2013                             $12.47826        $16.92247         1,401,395
   01/01/2014 to 12/31/2014                             $16.92247        $17.58238         1,309,433
---------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                              $9.99262        $10.75123        31,800,974
   01/01/2011 to 12/31/2011                             $10.75123        $10.82213        63,513,321
   01/01/2012 to 12/31/2012                             $10.82213        $12.12288       145,939,065
   01/01/2013 to 12/31/2013                             $12.12288        $13.97954       178,940,013
   01/01/2014 to 12/31/2014                             $13.97954        $14.60907       174,069,787
---------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   03/15/2010 to 12/31/2010                              $9.98627        $10.59566           611,914
   01/01/2011 to 12/31/2011                             $10.59566        $10.28660           844,623
   01/01/2012 to 12/31/2012                             $10.28660        $11.90421         2,633,889
   01/01/2013 to 12/31/2013                             $11.90421        $15.23732         3,143,524
   01/01/2014 to 12/31/2014                             $15.23732        $16.16231         3,186,879
---------------------------------------------------------------------------------------------------------
AST T. Rowe Price Growth Opportunities Portfolio
   02/10/2014* to 12/31/2014                             $9.99892        $10.54562            30,745
---------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.97150        $11.19772         1,785,458
   01/01/2011 to 12/31/2011                             $11.19772        $10.86500         2,911,305
   01/01/2012 to 12/31/2012                             $10.86500        $12.60921         6,187,873
   01/01/2013 to 12/31/2013                             $12.60921        $17.92452         6,764,866
   01/01/2014 to 12/31/2014                             $17.92452        $19.16797         6,933,113
---------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   03/15/2010 to 12/31/2010                              $9.86018        $11.53931         1,994,769
   01/01/2011 to 12/31/2011                             $11.53931         $9.69046         3,623,775
   01/01/2012 to 12/31/2012                              $9.69046         $9.91022         6,609,370
   01/01/2013 to 12/31/2013                              $9.91022        $11.28586         6,644,160
   01/01/2014 to 12/31/2014                             $11.28586        $10.20778         6,586,862
---------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   03/15/2010 to 12/31/2010                              $9.98061        $10.36769           967,701
   01/01/2011 to 12/31/2011                             $10.36769        $10.65495         1,829,798
   01/01/2012 to 12/31/2012                             $10.65495        $11.06588         3,282,045
   01/01/2013 to 12/31/2013                             $11.06588        $10.51202         3,351,764
   01/01/2014 to 12/31/2014                             $10.51202        $10.43316         3,259,560
---------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/02/2011* to 12/31/2011                             $9.99892         $8.85848         4,979,895
   01/01/2012 to 12/31/2012                              $8.85848         $9.70561        18,698,706
   01/01/2013 to 12/31/2013                              $9.70561        $11.54352        28,572,256
   01/01/2014 to 12/31/2014                             $11.54352        $12.02061        29,632,288
---------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   03/15/2010 to 12/31/2010                              $9.99892        $10.45725         2,449,201
   01/01/2011 to 12/31/2011                             $10.45725        $10.94324         4,779,811
   01/01/2012 to 12/31/2012                             $10.94324        $11.64904         8,298,215
   01/01/2013 to 12/31/2013                             $11.64904        $11.32595         8,829,497
   01/01/2014 to 12/31/2014                             $11.32595        $11.98316        10,550,657
---------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   08/20/2012* to 12/31/2012                             $9.99893        $10.39933            23,551
   01/01/2013 to 12/31/2013                             $10.39933         $9.42915            58,232
   01/01/2014 to 12/31/2014                              $9.42915         $9.43260            51,091

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   03/15/2010 to 12/31/2010                                  $9.97145        $10.69864        21,975,155
   01/01/2011 to 12/31/2011                                 $10.69864        $10.38336        32,929,829
   01/01/2012 to 09/21/2012                                 $10.38336        $11.66283                 0

 *  Denotes the start date of these sub-accounts

                          PREMIER RETIREMENT B SERIES
                          Pruco Life Insurance Company
                                   Prospectus

   ACCUMULATION UNIT VALUES: With Combo 5%/HAV and HD GRO II OR Combo 5%/HAV
                            and GRO Plus II (2.70%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.96704        $10.72802         170,769
   01/01/2011 to 12/31/2011                              $10.72802        $10.16130          80,163
   01/01/2012 to 12/31/2012                              $10.16130        $11.12891          71,250
   01/01/2013 to 12/31/2013                              $11.12891        $11.90837          48,443
   01/01/2014 to 12/31/2014                              $11.90837        $12.02921          36,354
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   03/15/2010 to 12/31/2010                               $9.97773        $10.83318         196,565
   01/01/2011 to 12/31/2011                              $10.83318        $10.55300          97,519
   01/01/2012 to 12/31/2012                              $10.55300        $11.66908          83,040
   01/01/2013 to 12/31/2013                              $11.66908        $13.23395          76,665
   01/01/2014 to 12/31/2014                              $13.23395        $13.66311          79,086
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   03/15/2010 to 12/31/2010                              $10.00626        $10.72883           1,559
   01/01/2011 to 12/31/2011                              $10.72883        $10.81250             487
   01/01/2012 to 05/04/2012                              $10.81250        $11.70512               0
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.98800        $10.68666         209,022
   01/01/2011 to 12/31/2011                              $10.68666        $10.27226         133,796
   01/01/2012 to 12/31/2012                              $10.27226        $11.24135         109,294
   01/01/2013 to 12/31/2013                              $11.24135        $12.86823          82,660
   01/01/2014 to 12/31/2014                              $12.86823        $13.33735          79,827
----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                              $9.99775         $9.10110             939
   01/01/2012 to 12/31/2012                               $9.10110         $9.90840             732
   01/01/2013 to 12/31/2013                               $9.90840        $10.68726          14,176
   01/01/2014 to 12/31/2014                              $10.68726        $10.90769           7,846
----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                              $9.99775        $10.42366              55
   01/01/2014 to 12/31/2014                              $10.42366        $10.50520             176
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2017
   03/15/2010 to 12/31/2010                               $9.99775        $10.52124          28,782
   01/01/2011 to 12/31/2011                              $10.52124        $11.40570         637,381
   01/01/2012 to 12/31/2012                              $11.40570        $11.66528         670,568
   01/01/2013 to 12/31/2013                              $11.66528        $11.11669         504,810
   01/01/2014 to 12/31/2014                              $11.11669        $10.97106         478,530
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2018
   03/15/2010 to 12/31/2010                              $10.00645        $10.56381               0
   01/01/2011 to 12/31/2011                              $10.56381        $11.67506         349,445
   01/01/2012 to 12/31/2012                              $11.67506        $12.00863         398,872
   01/01/2013 to 12/31/2013                              $12.00863        $11.31717         390,457
   01/01/2014 to 12/31/2014                              $11.31717        $11.30480         312,886

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2019
   03/15/2010 to 12/31/2010                             $9.99775        $10.56667               0
   01/01/2011 to 12/31/2011                            $10.56667        $11.92426               0
   01/01/2012 to 12/31/2012                            $11.92426        $12.28151          80,360
   01/01/2013 to 12/31/2013                            $12.28151        $11.37247         118,755
   01/01/2014 to 12/31/2014                            $11.37247        $11.53734         117,812
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2020
   03/15/2010 to 12/31/2010                            $10.00857        $10.59733               0
   01/01/2011 to 12/31/2011                            $10.59733        $12.23769              59
   01/01/2012 to 12/31/2012                            $12.23769        $12.65914               0
   01/01/2013 to 12/31/2013                            $12.65914        $11.51481          77,987
   01/01/2014 to 12/31/2014                            $11.51481        $11.89403          66,596
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2021
   03/15/2010 to 12/31/2010                            $10.00751        $10.69820               0
   01/01/2011 to 12/31/2011                            $10.69820        $12.52320         368,195
   01/01/2012 to 12/31/2012                            $12.52320        $13.01240         393,962
   01/01/2013 to 12/31/2013                            $13.01240        $11.77459         234,197
   01/01/2014 to 12/31/2014                            $11.77459        $12.33666         266,546
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2022
   01/03/2011* to 12/31/2011                            $9.99775        $11.91076          58,451
   01/01/2012 to 12/31/2012                            $11.91076        $12.26620          96,824
   01/01/2013 to 12/31/2013                            $12.26620        $10.77189          74,429
   01/01/2014 to 12/31/2014                            $10.77189        $11.56789          70,516
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2023
   01/03/2012* to 12/31/2012                            $9.99701        $10.30344           5,022
   01/01/2013 to 12/31/2013                            $10.30344         $9.00269         367,104
   01/01/2014 to 12/31/2014                             $9.00269         $9.86507         188,268
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2024
   01/02/2013* to 12/31/2013                            $9.99850         $8.66918          49,182
   01/01/2014 to 12/31/2014                             $8.66918         $9.66595          45,381
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2025
   01/02/2014* to 12/31/2014                            $9.99850        $11.19944          25,998
--------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                             $9.97092        $10.49745           1,268
   01/01/2011 to 12/31/2011                            $10.49745         $9.61464             591
   01/01/2012 to 12/31/2012                             $9.61464        $10.59248             696
   01/01/2013 to 12/31/2013                            $10.59248        $13.54604             312
   01/01/2014 to 12/31/2014                            $13.54604        $14.53337             216
--------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                             $9.97692        $10.76684         214,272
   01/01/2011 to 12/31/2011                            $10.76684        $10.22230         112,785
   01/01/2012 to 12/31/2012                            $10.22230        $11.31077          94,667
   01/01/2013 to 12/31/2013                            $11.31077        $13.50152          94,221
   01/01/2014 to 12/31/2014                            $13.50152        $14.05587          90,459
--------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                            $9.99775        $11.55659               0
   01/01/2014 to 12/31/2014                            $11.55659        $12.77488               0
--------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   03/15/2010 to 12/31/2010                             $9.95914        $11.71378          10,696
   01/01/2011 to 12/31/2011                            $11.71378        $12.14917           3,876
   01/01/2012 to 12/31/2012                            $12.14917        $13.63494           3,750
   01/01/2013 to 12/31/2013                            $13.63494        $13.68240           1,822
   01/01/2014 to 12/31/2014                            $13.68240        $17.42880           1,356
--------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                            $9.99775         $9.61865               0
   01/01/2014 to 12/31/2014                             $9.61865         $9.83655               0

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   03/15/2010 to 12/31/2010                                       $9.97523        $10.94766         125,711
   01/01/2011 to 12/31/2011                                      $10.94766        $10.49225          67,404
   01/01/2012 to 12/31/2012                                      $10.49225        $11.29416          60,079
   01/01/2013 to 12/31/2013                                      $11.29416        $12.61143          33,142
   01/01/2014 to 12/31/2014                                      $12.61143        $12.65766          37,334
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.99775        $10.81480          49,528
   01/01/2011 to 12/31/2011                                      $10.81480        $10.26312          34,198
   01/01/2012 to 12/31/2012                                      $10.26312        $11.34720          31,390
   01/01/2013 to 12/31/2013                                      $11.34720        $13.16349          43,190
   01/01/2014 to 12/31/2014                                      $13.16349        $13.54056          30,263
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $9.99776        $10.67031          74,734
   01/01/2013 to 12/31/2013                                      $10.67031        $12.92304          46,890
   01/01/2014 to 12/31/2014                                      $12.92304        $12.97365          51,699
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $9.99775        $10.73768             393
   01/01/2014 to 12/31/2014                                      $10.73768        $10.71520           2,057
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   03/15/2010 to 12/31/2010                                       $9.96942        $11.47469           5,561
   01/01/2011 to 12/31/2011                                      $11.47469        $10.60270           1,950
   01/01/2012 to 12/31/2012                                      $10.60270        $13.08119           1,698
   01/01/2013 to 12/31/2013                                      $13.08119        $13.28131             301
   01/01/2014 to 12/31/2014                                      $13.28131        $14.72209             522
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   03/15/2010 to 12/31/2010                                      $10.01775        $10.71494           5,368
   01/01/2011 to 12/31/2011                                      $10.71494        $10.01355           1,368
   01/01/2012 to 12/31/2012                                      $10.01355        $11.66838           1,596
   01/01/2013 to 12/31/2013                                      $11.66838        $14.72985             300
   01/01/2014 to 02/07/2014                                      $14.72985        $14.47458               0
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                       $9.99100        $10.69949           3,443
   01/01/2011 to 12/31/2011                                      $10.69949         $9.83638           1,782
   01/01/2012 to 12/31/2012                                       $9.83638        $11.45267           2,552
   01/01/2013 to 12/31/2013                                      $11.45267        $14.88140             210
   01/01/2014 to 12/31/2014                                      $14.88140        $16.38114             209
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                      $10.01907        $11.34646           9,036
   01/01/2011 to 12/31/2011                                      $11.34646        $10.71178           3,866
   01/01/2012 to 12/31/2012                                      $10.71178        $12.46639           3,935
   01/01/2013 to 12/31/2013                                      $12.46639        $16.03477             935
   01/01/2014 to 12/31/2014                                      $16.03477        $17.40029             896
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   03/15/2010 to 12/31/2010                                       $9.98749        $10.63651          72,494
   01/01/2011 to 12/31/2011                                      $10.63651        $10.29738          48,274
   01/01/2012 to 12/31/2012                                      $10.29738        $11.03380          42,560
   01/01/2013 to 12/31/2013                                      $11.03380        $11.79030          35,843
   01/01/2014 to 12/31/2014                                      $11.79030        $11.93560          36,608
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                       $9.96438        $11.42102          12,437
   01/01/2011 to 12/31/2011                                      $11.42102        $11.25787           5,011
   01/01/2012 to 12/31/2012                                      $11.25787        $12.67206           2,795
   01/01/2013 to 12/31/2013                                      $12.67206        $17.11573           2,644
   01/01/2014 to 12/31/2014                                      $17.11573        $17.85232           2,864

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.98536        $10.60379               0
   01/01/2011 to 12/31/2011                             $10.60379        $10.26707             105
   01/01/2012 to 12/31/2012                             $10.26707        $11.32811             205
   01/01/2013 to 12/31/2013                             $11.32811        $14.83939              66
   01/01/2014 to 12/31/2014                             $14.83939        $14.66362             660
---------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   03/15/2010 to 12/31/2010                              $9.98373        $10.69768           7,053
   01/01/2011 to 12/31/2011                             $10.69768        $10.73964           4,175
   01/01/2012 to 12/31/2012                             $10.73964        $11.89904           3,980
   01/01/2013 to 12/31/2013                             $11.89904        $12.40911           1,155
   01/01/2014 to 12/31/2014                             $12.40911        $12.38295           1,415
---------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.92858        $11.18912           2,179
   01/01/2011 to 12/31/2011                             $11.18912         $9.48026           1,444
   01/01/2012 to 12/31/2012                              $9.48026        $11.10255             954
   01/01/2013 to 12/31/2013                             $11.10255        $12.86148             229
   01/01/2014 to 12/31/2014                             $12.86148        $11.82273             169
---------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   03/15/2010 to 12/31/2010                              $9.92845        $10.73053           5,116
   01/01/2011 to 12/31/2011                             $10.73053         $9.13080           1,473
   01/01/2012 to 12/31/2012                              $9.13080        $10.36547           1,330
   01/01/2013 to 12/31/2013                             $10.36547        $12.04897             273
   01/01/2014 to 12/31/2014                             $12.04897        $10.93767             224
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   03/15/2010 to 12/31/2010                              $9.97599        $10.80651          43,981
   01/01/2011 to 12/31/2011                             $10.80651        $10.45528          24,067
   01/01/2012 to 12/31/2012                             $10.45528        $11.55436          16,853
   01/01/2013 to 12/31/2013                             $11.55436        $13.07295          13,119
   01/01/2014 to 12/31/2014                             $13.07295        $13.52958          13,509
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   03/15/2010 to 12/31/2010                              $9.92110        $10.49411           7,494
   01/01/2011 to 12/31/2011                             $10.49411         $9.27676           2,122
   01/01/2012 to 12/31/2012                              $9.27676        $11.00339           1,369
   01/01/2013 to 12/31/2013                             $11.00339        $12.35100             607
   01/01/2014 to 12/31/2014                             $12.35100        $11.25254             574
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   03/15/2010 to 12/31/2010                              $9.99775        $10.52387         109,605
   01/01/2011 to 12/31/2011                             $10.52387        $10.26420          34,237
   01/01/2012 to 12/31/2012                             $10.26420        $11.05718          29,255
   01/01/2013 to 12/31/2013                             $11.05718        $11.94565          24,519
   01/01/2014 to 12/31/2014                             $11.94565        $12.25655          21,033
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.97060        $10.71155             978
   01/01/2011 to 12/31/2011                             $10.71155        $10.49190             691
   01/01/2012 to 12/31/2012                             $10.49190        $11.75857           2,024
   01/01/2013 to 12/31/2013                             $11.75857        $15.61666             303
   01/01/2014 to 12/31/2014                             $15.61666        $16.63931             459
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.98974        $10.55472               0
   01/01/2011 to 12/31/2011                             $10.55472         $9.84054               5
   01/01/2012 to 12/31/2012                              $9.84054        $11.19120             653
   01/01/2013 to 12/31/2013                             $11.19120        $15.22967             673
   01/01/2014 to 12/31/2014                             $15.22967        $16.85551           1,303

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.99185        $11.23754            269
   01/01/2011 to 12/31/2011                              $11.23754        $10.83471            752
   01/01/2012 to 12/31/2012                              $10.83471        $11.83484            256
   01/01/2013 to 12/31/2013                              $11.83484        $15.73142             48
   01/01/2014 to 12/31/2014                              $15.73142        $16.92770            282
----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   03/15/2010 to 12/31/2010                               $9.98793        $10.75645          3,124
   01/01/2011 to 12/31/2011                              $10.75645        $11.53116          2,250
   01/01/2012 to 12/31/2012                              $11.53116        $11.88456          1,805
   01/01/2013 to 12/31/2013                              $11.88456        $11.33245            698
   01/01/2014 to 12/31/2014                              $11.33245        $11.73096          1,521
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   03/15/2010 to 12/31/2010                               $9.98688        $10.82935          1,534
   01/01/2011 to 12/31/2011                              $10.82935        $10.20729          1,229
   01/01/2012 to 12/31/2012                              $10.20729        $12.22327          1,037
   01/01/2013 to 12/31/2013                              $12.22327        $15.18002          1,762
   01/01/2014 to 12/31/2014                              $15.18002        $15.30634          2,040
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.99775        $10.80508            391
   01/01/2011 to 12/31/2011                              $10.80508        $10.45133            202
   01/01/2012 to 12/31/2012                              $10.45133        $11.90597            165
   01/01/2013 to 12/31/2013                              $11.90597        $15.83692          1,811
   01/01/2014 to 12/31/2014                              $15.83692        $16.75152          2,352
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                              $9.99776        $10.15622              0
   01/01/2013 to 12/31/2013                              $10.15622        $13.29201             19
   01/01/2014 to 12/31/2014                              $13.29201        $14.25459              0
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.98801        $11.43201          2,869
   01/01/2011 to 12/31/2011                              $11.43201        $10.73996          1,007
   01/01/2012 to 12/31/2012                              $10.73996        $12.37341          1,225
   01/01/2013 to 12/31/2013                              $12.37341        $15.94209            374
   01/01/2014 to 12/31/2014                              $15.94209        $17.83365            731
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   03/15/2010 to 12/31/2010                               $9.99776         $9.78359          8,153
   01/01/2011 to 12/31/2011                               $9.78359         $9.52209          3,391
   01/01/2012 to 12/31/2012                               $9.52209         $9.26522          1,696
   01/01/2013 to 12/31/2013                               $9.26522         $9.01512          1,766
   01/01/2014 to 12/31/2014                               $9.01512         $8.77178          2,020
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.99030        $11.16638          6,135
   01/01/2011 to 12/31/2011                              $11.16638        $10.59540          1,821
   01/01/2012 to 12/31/2012                              $10.59540        $12.07466          1,582
   01/01/2013 to 12/31/2013                              $12.07466        $16.68426            705
   01/01/2014 to 12/31/2014                              $16.68426        $18.54723            823
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                             $10.02766        $10.05209              0
   01/01/2012 to 12/31/2012                              $10.05209        $10.25677              0
   01/01/2013 to 12/31/2013                              $10.25677         $9.69703             24
   01/01/2014 to 12/31/2014                               $9.69703         $9.92126          1,182
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.95805        $11.85179          6,638
   01/01/2011 to 12/31/2011                              $11.85179        $11.72679          2,775
   01/01/2012 to 12/31/2012                              $11.72679        $12.82251          2,109
   01/01/2013 to 12/31/2013                              $12.82251        $16.54506            989
   01/01/2014 to 12/31/2014                              $16.54506        $17.37638          1,206

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                             $9.97218        $11.35834             150
   01/01/2011 to 04/29/2011                            $11.35834        $12.69571               0
--------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                            $9.99776        $10.24890           1,047
   01/01/2013 to 12/31/2013                            $10.24890        $11.85845           1,758
   01/01/2014 to 12/31/2014                            $11.85845        $12.13121           1,625
--------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   03/15/2010 to 12/31/2010                             $9.93823        $11.60441          10,653
   01/01/2011 to 12/31/2011                            $11.60441         $9.00244           4,727
   01/01/2012 to 12/31/2012                             $9.00244        $10.32934           2,787
   01/01/2013 to 12/31/2013                            $10.32934        $10.07284             460
   01/01/2014 to 12/31/2014                            $10.07284         $9.34178             835
--------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   03/15/2010 to 12/31/2010                            $10.00718        $10.01971           1,873
   01/01/2011 to 12/31/2011                            $10.01971         $9.96892           1,154
   01/01/2012 to 12/31/2012                             $9.96892        $10.15469             744
   01/01/2013 to 12/31/2013                            $10.15469         $9.66568             189
   01/01/2014 to 12/31/2014                             $9.66568         $9.39565             216
--------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   03/15/2010 to 12/31/2010                            $10.00610        $10.29072         186,153
   01/01/2011 to 12/31/2011                            $10.29072        $10.33172         105,236
   01/01/2012 to 12/31/2012                            $10.33172        $10.98946          85,338
   01/01/2013 to 12/31/2013                            $10.98946        $10.49630          36,550
   01/01/2014 to 12/31/2014                            $10.49630        $10.64502          43,802
--------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                             $9.98872        $10.53285         163,174
   01/01/2011 to 12/31/2011                            $10.53285        $10.35103          97,357
   01/01/2012 to 12/31/2012                            $10.35103        $11.11596          98,618
   01/01/2013 to 12/31/2013                            $11.11596        $11.81223          52,249
   01/01/2014 to 12/31/2014                            $11.81223        $12.15718          60,594
--------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                           $10.01767        $10.05196               0
   01/01/2012 to 12/31/2012                            $10.05196        $10.47550              91
   01/01/2013 to 12/31/2013                            $10.47550         $9.95682             517
   01/01/2014 to 12/31/2014                             $9.95682        $10.27510             408
--------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   03/15/2010 to 12/31/2010                             $9.96274        $11.43865         118,155
   01/01/2011 to 12/31/2011                            $11.43865        $10.43861         104,792
   01/01/2012 to 12/31/2012                            $10.43861        $11.46855         113,532
   01/01/2013 to 12/31/2013                            $11.46855        $13.05885          89,754
   01/01/2014 to 12/31/2014                            $13.05885        $13.87493          79,862
--------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   03/15/2010 to 12/31/2010                             $9.99775        $10.82499           1,770
   01/01/2011 to 12/31/2011                            $10.82499        $10.89734             482
   01/01/2012 to 12/31/2012                            $10.89734        $12.59643             489
   01/01/2013 to 12/31/2013                            $12.59643        $16.23101             184
   01/01/2014 to 12/31/2014                            $16.23101        $18.51134             135
--------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                            $9.99775         $8.83594               0
   01/01/2012 to 12/31/2012                             $8.83594         $9.72824               0
   01/01/2013 to 12/31/2013                             $9.72824        $11.58574               0
   01/01/2014 to 12/31/2014                            $11.58574        $12.00578               0
--------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   03/15/2010 to 12/31/2010                             $9.98681        $10.72024         140,238
   01/01/2011 to 12/31/2011                            $10.72024        $10.24187          51,420
   01/01/2012 to 12/31/2012                            $10.24187        $10.98948          39,344
   01/01/2013 to 12/31/2013                            $10.98948        $12.02286          23,665
   01/01/2014 to 12/31/2014                            $12.02286        $12.29951          28,813

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   03/15/2010 to 12/31/2010                                 $9.97700        $10.90649          60,433
   01/01/2011 to 12/31/2011                                $10.90649        $10.35901          33,097
   01/01/2012 to 12/31/2012                                $10.35901        $11.68163          28,068
   01/01/2013 to 12/31/2013                                $11.68163        $13.41903          23,990
   01/01/2014 to 12/31/2014                                $13.41903        $13.76603          22,777
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   03/15/2010 to 12/31/2010                                 $9.98163        $10.69944         100,007
   01/01/2011 to 12/31/2011                                $10.69944        $10.05905          75,435
   01/01/2012 to 12/31/2012                                $10.05905        $10.87696          64,140
   01/01/2013 to 12/31/2013                                $10.87696        $12.10742          36,140
   01/01/2014 to 12/31/2014                                $12.10742        $12.13822          38,245
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.97108        $12.08395             899
   01/01/2011 to 12/31/2011                                $12.08395        $10.21630             492
   01/01/2012 to 12/31/2012                                $10.21630        $11.93538             829
   01/01/2013 to 12/31/2013                                $11.93538        $16.35278             294
   01/01/2014 to 12/31/2014                                $16.35278        $16.69730           1,046
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.96013        $12.54113           3,649
   01/01/2011 to 12/31/2011                                $12.54113        $12.08356           1,404
   01/01/2012 to 12/31/2012                                $12.08356        $13.18823             674
   01/01/2013 to 12/31/2013                                $13.18823        $17.34591             283
   01/01/2014 to 12/31/2014                                $17.34591        $17.52204             404
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                 $9.96356        $11.39766           2,103
   01/01/2011 to 12/31/2011                                $11.39766        $10.42757             600
   01/01/2012 to 12/31/2012                                $10.42757        $11.98804             171
   01/01/2013 to 12/31/2013                                $11.98804        $16.02732             154
   01/01/2014 to 12/31/2014                                $16.02732        $16.41607             166
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                 $9.99145        $10.62833         209,082
   01/01/2011 to 12/31/2011                                $10.62833        $10.54700         113,620
   01/01/2012 to 12/31/2012                                $10.54700        $11.64682          90,747
   01/01/2013 to 12/31/2013                                $11.64682        $13.24003          77,472
   01/01/2014 to 12/31/2014                                $13.24003        $13.64001          74,515
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   03/15/2010 to 12/31/2010                                 $9.98509        $10.47453             429
   01/01/2011 to 12/31/2011                                $10.47453        $10.02508             180
   01/01/2012 to 12/31/2012                                $10.02508        $11.43666             182
   01/01/2013 to 12/31/2013                                $11.43666        $14.43135             198
   01/01/2014 to 12/31/2014                                $14.43135        $15.09027             121
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.97033        $11.06962           1,325
   01/01/2011 to 12/31/2011                                $11.06962        $10.58857           2,150
   01/01/2012 to 12/31/2012                                $10.58857        $12.11375           1,699
   01/01/2013 to 12/31/2013                                $12.11375        $16.97611           1,996
   01/01/2014 to 12/31/2014                                $16.97611        $17.89630           3,368
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   03/15/2010 to 12/31/2010                                 $9.85900        $11.40731          27,897
   01/01/2011 to 12/31/2011                                $11.40731         $9.44376           9,596
   01/01/2012 to 12/31/2012                                 $9.44376         $9.52074           7,914
   01/01/2013 to 12/31/2013                                 $9.52074        $10.68860           4,367
   01/01/2014 to 12/31/2014                                $10.68860         $9.53026           4,596

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.97944        $10.24908           3,543
   01/01/2011 to 12/31/2011                                 $10.24908        $10.38419           2,198
   01/01/2012 to 12/31/2012                                 $10.38419        $10.63128             880
   01/01/2013 to 12/31/2013                                 $10.63128         $9.95593             495
   01/01/2014 to 12/31/2014                                  $9.95593         $9.74100             541
-------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/02/2011* to 12/31/2011                                 $9.99775         $8.77381               0
   01/01/2012 to 12/31/2012                                  $8.77381         $9.47622             261
   01/01/2013 to 12/31/2013                                  $9.47622        $11.11097           1,458
   01/01/2014 to 12/31/2014                                 $11.11097        $11.40603           3,172
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.99775        $10.33756          19,082
   01/01/2011 to 12/31/2011                                 $10.33756        $10.66490           8,732
   01/01/2012 to 12/31/2012                                 $10.66490        $11.19133           8,397
   01/01/2013 to 12/31/2013                                 $11.19133        $10.72657           4,818
   01/01/2014 to 12/31/2014                                 $10.72657        $11.18815           6,786
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   03/15/2010 to 12/31/2010                                  $9.97028        $10.57635         150,872
   01/01/2011 to 12/31/2011                                 $10.57635        $10.11938          78,190
   01/01/2012 to 09/21/2012                                 $10.11938        $11.24896               0

 *  Denotes the start date of these sub-accounts

                          PREMIER RETIREMENT L SERIES
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (1.70%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.96788        $10.81679        30,764,513
   01/01/2011 to 12/31/2011                              $10.81679        $10.35039        46,928,622
   01/01/2012 to 12/31/2012                              $10.35039        $11.45280        70,449,167
   01/01/2013 to 12/31/2013                              $11.45280        $12.38097        71,085,625
   01/01/2014 to 12/31/2014                              $12.38097        $12.63524        62,751,148
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   03/15/2010 to 12/31/2010                               $9.97857        $10.92280        21,103,790
   01/01/2011 to 12/31/2011                              $10.92280        $10.74947        37,358,515
   01/01/2012 to 12/31/2012                              $10.74947        $12.00861        75,596,679
   01/01/2013 to 12/31/2013                              $12.00861        $13.75898        88,858,258
   01/01/2014 to 12/31/2014                              $13.75898        $14.35121        84,796,370
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   03/15/2010 to 12/31/2010                              $10.00710        $10.81739           751,455
   01/01/2011 to 12/31/2011                              $10.81739        $11.01353         1,598,623
   01/01/2012 to 05/04/2012                              $11.01353        $11.96474                 0
----------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                              $9.99859        $10.09100             8,942
   01/01/2014 to 12/31/2014                              $10.09100         $9.60938            22,902
----------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                              $9.99859        $11.63329             3,525
   01/01/2014 to 12/31/2014                              $11.63329        $12.94141            10,920

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.98884        $10.77509        27,529,956
   01/01/2011 to 12/31/2011                                      $10.77509        $10.46346        41,400,310
   01/01/2012 to 12/31/2012                                      $10.46346        $11.56847        68,877,378
   01/01/2013 to 12/31/2013                                      $11.56847        $13.37861        77,143,446
   01/01/2014 to 12/31/2014                                      $13.37861        $14.00897        73,290,617
------------------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                                      $9.99859         $9.16386         8,260,503
   01/01/2012 to 12/31/2012                                       $9.16386        $10.07935        23,775,710
   01/01/2013 to 12/31/2013                                      $10.07935        $10.98344        28,048,615
   01/01/2014 to 12/31/2014                                      $10.98344        $11.32538        27,073,868
------------------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                                      $9.99859        $10.49650           550,366
   01/01/2014 to 12/31/2014                                      $10.49650        $10.68720           868,354
------------------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                       $9.97176        $10.58426           647,767
   01/01/2011 to 12/31/2011                                      $10.58426         $9.79363           931,722
   01/01/2012 to 12/31/2012                                       $9.79363        $10.90091         1,624,265
   01/01/2013 to 12/31/2013                                      $10.90091        $14.08360         1,606,596
   01/01/2014 to 12/31/2014                                      $14.08360        $15.26553         1,702,881
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.97776        $10.85587        30,971,093
   01/01/2011 to 12/31/2011                                      $10.85587        $10.41265        38,111,848
   01/01/2012 to 12/31/2012                                      $10.41265        $11.63998        66,008,218
   01/01/2013 to 12/31/2013                                      $11.63998        $14.03724        84,507,125
   01/01/2014 to 12/31/2014                                      $14.03724        $14.76392        87,966,359
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                                      $9.99859        $11.65792           336,717
   01/01/2014 to 12/31/2014                                      $11.65792        $13.01934         1,309,987
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   03/15/2010 to 12/31/2010                                       $9.95998        $11.81048           770,699
   01/01/2011 to 12/31/2011                                      $11.81048        $12.37513         1,281,208
   01/01/2012 to 12/31/2012                                      $12.37513        $14.03150         2,740,152
   01/01/2013 to 12/31/2013                                      $14.03150        $14.22509         2,865,102
   01/01/2014 to 12/31/2014                                      $14.22509        $18.30603         2,837,659
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $9.99859         $9.68598           915,794
   01/01/2014 to 12/31/2014                                       $9.68598        $10.00712         2,422,904
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   03/15/2010 to 12/31/2010                                       $9.97607        $11.03811        13,914,602
   01/01/2011 to 12/31/2011                                      $11.03811        $10.68755        23,859,930
   01/01/2012 to 12/31/2012                                      $10.68755        $11.62294        43,554,173
   01/01/2013 to 12/31/2013                                      $11.62294        $13.11185        47,882,805
   01/01/2014 to 12/31/2014                                      $13.11185        $13.29515        44,761,617
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.99859        $10.90428         7,385,331
   01/01/2011 to 12/31/2011                                      $10.90428        $10.45421        13,531,447
   01/01/2012 to 12/31/2012                                      $10.45421        $11.67759        28,880,108
   01/01/2013 to 12/31/2013                                      $11.67759        $13.68593        38,711,102
   01/01/2014 to 12/31/2014                                      $13.68593        $14.22251        38,665,768
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $9.99859        $10.74449        52,457,916
   01/01/2013 to 12/31/2013                                      $10.74449        $13.14659        59,489,238
   01/01/2014 to 12/31/2014                                      $13.14659        $13.33373        56,170,868
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $9.99859        $10.81283         5,098,411
   01/01/2014 to 12/31/2014                                      $10.81283        $10.90101         7,243,392

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   03/15/2010 to 12/31/2010                            $9.97026        $11.56952           460,733
   01/01/2011 to 12/31/2011                           $11.56952        $10.80000           635,517
   01/01/2012 to 12/31/2012                           $10.80000        $13.46178         1,395,693
   01/01/2013 to 12/31/2013                           $13.46178        $13.80828         1,437,786
   01/01/2014 to 12/31/2014                           $13.80828        $15.46350         1,380,437
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   03/15/2010 to 12/31/2010                           $10.01859        $10.80359           658,085
   01/01/2011 to 12/31/2011                           $10.80359        $10.19990         1,034,751
   01/01/2012 to 12/31/2012                           $10.19990        $12.00797         2,198,895
   01/01/2013 to 12/31/2013                           $12.00797        $15.31427         2,290,751
   01/01/2014 to 02/07/2014                           $15.31427        $15.06495                 0
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                            $9.99184        $10.78790         1,062,982
   01/01/2011 to 12/31/2011                           $10.78790        $10.01951         1,349,540
   01/01/2012 to 12/31/2012                           $10.01951        $11.78600         2,580,815
   01/01/2013 to 12/31/2013                           $11.78600        $15.47184         3,223,701
   01/01/2014 to 12/31/2014                           $15.47184        $17.20606         3,386,618
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                           $10.01991        $11.44014         1,392,125
   01/01/2011 to 12/31/2011                           $11.44014        $10.91114         1,843,266
   01/01/2012 to 12/31/2012                           $10.91114        $12.82923         3,548,651
   01/01/2013 to 12/31/2013                           $12.82923        $16.67092         4,014,907
   01/01/2014 to 12/31/2014                           $16.67092        $18.27663         3,480,984
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   03/15/2010 to 12/31/2010                            $9.98833        $10.72450        13,413,172
   01/01/2011 to 12/31/2011                           $10.72450        $10.48895        22,240,645
   01/01/2012 to 12/31/2012                           $10.48895        $11.35484        36,688,340
   01/01/2013 to 12/31/2013                           $11.35484        $12.25810        35,475,781
   01/01/2014 to 12/31/2014                           $12.25810        $12.53666        31,515,786
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                            $9.96522        $11.51535         1,228,729
   01/01/2011 to 12/31/2011                           $11.51535        $11.46720         2,008,504
   01/01/2012 to 12/31/2012                           $11.46720        $13.04056         3,461,992
   01/01/2013 to 12/31/2013                           $13.04056        $17.79423         4,065,631
   01/01/2014 to 12/31/2014                           $17.79423        $18.75080         3,856,201
-------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                            $9.98620        $10.69150           120,198
   01/01/2011 to 12/31/2011                           $10.69150        $10.45834           772,322
   01/01/2012 to 12/31/2012                           $10.45834        $11.65803         2,127,026
   01/01/2013 to 12/31/2013                           $11.65803        $15.42829         2,133,134
   01/01/2014 to 12/31/2014                           $15.42829        $15.40233         2,019,297
-------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   03/15/2010 to 12/31/2010                            $9.98457        $10.78613         1,300,745
   01/01/2011 to 12/31/2011                           $10.78613        $10.93950         2,241,709
   01/01/2012 to 12/31/2012                           $10.93950        $12.24527         4,241,328
   01/01/2013 to 12/31/2013                           $12.24527        $12.90148         4,190,136
   01/01/2014 to 12/31/2014                           $12.90148        $13.00657         3,840,698
-------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   03/15/2010 to 12/31/2010                            $9.92942        $11.28154           747,119
   01/01/2011 to 12/31/2011                           $11.28154         $9.65674           913,382
   01/01/2012 to 12/31/2012                            $9.65674        $11.42561         1,319,535
   01/01/2013 to 12/31/2013                           $11.42561        $13.37174         1,714,306
   01/01/2014 to 12/31/2014                           $13.37174        $12.41833         1,640,194

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   03/15/2010 to 12/31/2010                              $9.92929        $10.81917           645,449
   01/01/2011 to 12/31/2011                             $10.81917         $9.30077         1,102,604
   01/01/2012 to 12/31/2012                              $9.30077        $10.66713         1,624,672
   01/01/2013 to 12/31/2013                             $10.66713        $12.52710         1,934,536
   01/01/2014 to 12/31/2014                             $12.52710        $11.48863         1,955,111
---------------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   03/15/2010 to 12/31/2010                             $10.00682        $10.62325            11,936
   01/01/2011 to 12/31/2011                             $10.62325        $11.74255       157,644,524
   01/01/2012 to 12/31/2012                             $11.74255        $12.62792        61,798,781
   01/01/2013 to 12/31/2013                             $12.62792        $12.01813         9,195,374
   01/01/2014 to 12/31/2014                             $12.01813        $12.60885        11,182,798
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   03/15/2010 to 12/31/2010                              $9.97683        $10.89582        11,663,970
   01/01/2011 to 12/31/2011                             $10.89582        $10.64989        19,028,558
   01/01/2012 to 12/31/2012                             $10.64989        $11.89058        33,819,857
   01/01/2013 to 12/31/2013                             $11.89058        $13.59163        38,221,077
   01/01/2014 to 12/31/2014                             $13.59163        $14.21092        35,730,256
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   03/15/2010 to 12/31/2010                              $9.92194        $10.58075         1,222,927
   01/01/2011 to 12/31/2011                             $10.58075         $9.44941         1,765,458
   01/01/2012 to 12/31/2012                              $9.44941        $11.32357         3,027,903
   01/01/2013 to 12/31/2013                             $11.32357        $12.84095         3,720,797
   01/01/2014 to 12/31/2014                             $12.84095        $11.81920         3,911,787
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   03/15/2010 to 12/31/2010                              $9.99859        $10.61090         7,494,738
   01/01/2011 to 12/31/2011                             $10.61090        $10.45511        12,799,949
   01/01/2012 to 12/31/2012                             $10.45511        $11.37878        23,748,760
   01/01/2013 to 12/31/2013                             $11.37878        $12.41936        25,386,459
   01/01/2014 to 12/31/2014                             $12.41936        $12.87340        23,635,959
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.97144        $10.80010           369,555
   01/01/2011 to 12/31/2011                             $10.80010        $10.68707           715,742
   01/01/2012 to 12/31/2012                             $10.68707        $12.10062         1,591,115
   01/01/2013 to 12/31/2013                             $12.10062        $16.23595         1,685,805
   01/01/2014 to 12/31/2014                             $16.23595        $17.47681         1,688,713
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.99058        $10.64194           445,909
   01/01/2011 to 12/31/2011                             $10.64194        $10.02358           821,379
   01/01/2012 to 12/31/2012                             $10.02358        $11.51676         1,127,961
   01/01/2013 to 12/31/2013                             $11.51676        $15.83369         2,301,648
   01/01/2014 to 12/31/2014                             $15.83369        $17.70414         2,370,597
---------------------------------------------------------------------------------------------------------
AST Legg Mason Diversified Growth Portfolio
   11/24/2014* to 12/31/2014                             $9.99859         $9.94129                 0
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.99269        $11.33042         1,208,214
   01/01/2011 to 12/31/2011                             $11.33042        $11.03643         1,826,589
   01/01/2012 to 12/31/2012                             $11.03643        $12.17932         3,123,857
   01/01/2013 to 12/31/2013                             $12.17932        $16.35559         3,430,819
   01/01/2014 to 12/31/2014                             $16.35559        $17.78012         4,952,671
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   03/15/2010 to 12/31/2010                              $9.98877        $10.84532           588,204
   01/01/2011 to 12/31/2011                             $10.84532        $11.74557         3,386,686
   01/01/2012 to 12/31/2012                             $11.74557        $12.23028         6,650,799
   01/01/2013 to 12/31/2013                             $12.23028        $11.78185         7,048,962
   01/01/2014 to 12/31/2014                             $11.78185        $12.32153         7,638,786

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   03/15/2010 to 12/31/2010                               $9.98772        $10.91885          986,150
   01/01/2011 to 12/31/2011                              $10.91885        $10.39724        1,850,604
   01/01/2012 to 12/31/2012                              $10.39724        $12.57884        3,476,370
   01/01/2013 to 12/31/2013                              $12.57884        $15.78207        4,515,744
   01/01/2014 to 12/31/2014                              $15.78207        $16.07701        4,646,735
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.99859        $10.89440          383,418
   01/01/2011 to 12/31/2011                              $10.89440        $10.64578          587,566
   01/01/2012 to 12/31/2012                              $10.64578        $12.25234        1,220,831
   01/01/2013 to 12/31/2013                              $12.25234        $16.46513        1,461,440
   01/01/2014 to 12/31/2014                              $16.46513        $17.59506        1,307,176
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                              $9.99859        $10.19489           13,864
   01/01/2013 to 12/31/2013                              $10.19489        $13.47958          256,143
   01/01/2014 to 12/31/2014                              $13.47958        $14.60434          439,378
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.98885        $11.52646          408,851
   01/01/2011 to 12/31/2011                              $11.52646        $10.93968          738,315
   01/01/2012 to 12/31/2012                              $10.93968        $12.73323        1,339,734
   01/01/2013 to 12/31/2013                              $12.73323        $16.57418        1,523,954
   01/01/2014 to 12/31/2014                              $16.57418        $18.73137        1,328,903
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   03/15/2010 to 12/31/2010                               $9.99860         $9.86455        1,756,415
   01/01/2011 to 12/31/2011                               $9.86455         $9.69934        4,378,576
   01/01/2012 to 12/31/2012                               $9.69934         $9.53456        5,179,661
   01/01/2013 to 12/31/2013                               $9.53456         $9.37256        5,117,282
   01/01/2014 to 12/31/2014                               $9.37256         $9.21312        4,480,598
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.99114        $11.25860          962,132
   01/01/2011 to 12/31/2011                              $11.25860        $10.79250        1,541,843
   01/01/2012 to 12/31/2012                              $10.79250        $12.42576        2,559,321
   01/01/2013 to 12/31/2013                              $12.42576        $17.34560        3,361,108
   01/01/2014 to 12/31/2014                              $17.34560        $19.48059        3,280,259
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                             $10.02850        $10.06988           90,947
   01/01/2012 to 12/31/2012                              $10.06988        $10.38070          784,287
   01/01/2013 to 12/31/2013                              $10.38070         $9.91515          819,679
   01/01/2014 to 12/31/2014                               $9.91515        $10.24859        1,281,885
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.95889        $11.94964          712,070
   01/01/2011 to 12/31/2011                              $11.94964        $11.94490        1,362,309
   01/01/2012 to 12/31/2012                              $11.94490        $13.19559        2,338,237
   01/01/2013 to 12/31/2013                              $13.19559        $17.20139        2,535,727
   01/01/2014 to 12/31/2014                              $17.20139        $18.25146        2,559,061
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.97302        $11.45213          337,443
   01/01/2011 to 04/29/2011                              $11.45213        $12.84323                0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $9.99859        $10.32013        4,825,886
   01/01/2013 to 12/31/2013                              $10.32013        $12.06359        7,905,484
   01/01/2014 to 12/31/2014                              $12.06359        $12.46788        7,723,394
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   03/15/2010 to 12/31/2010                               $9.93907        $11.70034        2,484,727
   01/01/2011 to 12/31/2011                              $11.70034         $9.17013        3,419,207
   01/01/2012 to 12/31/2012                               $9.17013        $10.63028        5,634,697
   01/01/2013 to 12/31/2013                              $10.63028        $10.47283        6,285,593
   01/01/2014 to 12/31/2014                              $10.47283         $9.81275        5,997,131

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   03/15/2010 to 12/31/2010                       $10.00802        $10.10254         1,452,999
   01/01/2011 to 12/31/2011                       $10.10254        $10.15429         3,620,347
   01/01/2012 to 12/31/2012                       $10.15429        $10.44990         4,767,262
   01/01/2013 to 12/31/2013                       $10.44990        $10.04888         4,000,530
   01/01/2014 to 12/31/2014                       $10.04888         $9.86856         3,366,645
---------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   03/15/2010 to 12/31/2010                       $10.00694        $10.37575        16,233,285
   01/01/2011 to 12/31/2011                       $10.37575        $10.52377        25,947,306
   01/01/2012 to 12/31/2012                       $10.52377        $11.30899        44,755,155
   01/01/2013 to 12/31/2013                       $11.30899        $10.91248        43,338,696
   01/01/2014 to 12/31/2014                       $10.91248        $11.18082        38,181,068
---------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                        $9.98956        $10.61981        19,097,676
   01/01/2011 to 12/31/2011                       $10.61981        $10.54353        35,425,896
   01/01/2012 to 12/31/2012                       $10.54353        $11.43927        61,697,638
   01/01/2013 to 12/31/2013                       $11.43927        $12.28073        59,881,764
   01/01/2014 to 12/31/2014                       $12.28073        $12.76916        55,142,183
---------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                      $10.01851        $10.06978           272,121
   01/01/2012 to 12/31/2012                       $10.06978        $10.60206         2,785,266
   01/01/2013 to 12/31/2013                       $10.60206        $10.18071         1,948,139
   01/01/2014 to 12/31/2014                       $10.18071        $10.61419         2,751,178
---------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   03/15/2010 to 12/31/2010                        $9.96359        $11.53321        18,771,323
   01/01/2011 to 12/31/2011                       $11.53321        $10.63290        27,741,061
   01/01/2012 to 12/31/2012                       $10.63290        $11.80236        53,001,698
   01/01/2013 to 12/31/2013                       $11.80236        $13.57707        60,829,221
   01/01/2014 to 12/31/2014                       $13.57707        $14.57389        61,007,482
---------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                       $9.99859         $9.59822               263
   01/01/2014 to 12/31/2014                        $9.59822         $9.20248             6,774
---------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                       $9.99859        $11.67279               436
   01/01/2014 to 12/31/2014                       $11.67279        $13.22324            14,639
---------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   03/15/2010 to 12/31/2010                        $9.99859        $10.91439           247,126
   01/01/2011 to 12/31/2011                       $10.91439        $11.10006           545,381
   01/01/2012 to 12/31/2012                       $11.10006        $12.96275         1,354,854
   01/01/2013 to 12/31/2013                       $12.96275        $16.87460         1,736,116
   01/01/2014 to 12/31/2014                       $16.87460        $19.44302         2,389,247
---------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                       $9.99859         $8.89689         4,804,905
   01/01/2012 to 12/31/2012                        $8.89689         $9.89612        11,166,035
   01/01/2013 to 12/31/2013                        $9.89612        $11.90675        14,502,005
   01/01/2014 to 12/31/2014                       $11.90675        $12.46527        15,393,481
---------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   03/15/2010 to 12/31/2010                        $9.98765        $10.80894        16,553,746
   01/01/2011 to 12/31/2011                       $10.80894        $10.43243        26,668,098
   01/01/2012 to 12/31/2012                       $10.43243        $11.30927        49,521,342
   01/01/2013 to 12/31/2013                       $11.30927        $12.49992        54,431,945
   01/01/2014 to 12/31/2014                       $12.49992        $12.91884        51,261,906
---------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   03/15/2010 to 12/31/2010                        $9.97784        $10.99668        15,939,271
   01/01/2011 to 12/31/2011                       $10.99668        $10.55184        23,481,024
   01/01/2012 to 12/31/2012                       $10.55184        $12.02166        43,258,118
   01/01/2013 to 12/31/2013                       $12.02166        $13.95148        53,272,137
   01/01/2014 to 12/31/2014                       $13.95148        $14.45935        50,832,833

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   03/15/2010 to 12/31/2010                                 $9.98247        $10.78795        23,160,057
   01/01/2011 to 12/31/2011                                $10.78795        $10.24638        35,666,558
   01/01/2012 to 12/31/2012                                $10.24638        $11.19370        54,261,704
   01/01/2013 to 12/31/2013                                $11.19370        $12.58795        55,948,846
   01/01/2014 to 12/31/2014                                $12.58795        $12.74965        50,797,782
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.97192        $12.18384           426,864
   01/01/2011 to 12/31/2011                                $12.18384        $10.40658         1,042,929
   01/01/2012 to 12/31/2012                                $10.40658        $12.28287         1,809,244
   01/01/2013 to 12/31/2013                                $12.28287        $17.00181         2,082,691
   01/01/2014 to 12/31/2014                                $17.00181        $17.53857         1,979,401
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.96097        $12.64476           546,119
   01/01/2011 to 12/31/2011                                $12.64476        $12.30830         1,033,660
   01/01/2012 to 12/31/2012                                $12.30830        $13.57203         1,888,934
   01/01/2013 to 12/31/2013                                $13.57203        $18.03404         2,492,070
   01/01/2014 to 12/31/2014                                $18.03404        $18.40461         2,220,904
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                 $9.96440        $11.49200           373,436
   01/01/2011 to 12/31/2011                                $11.49200        $10.62167           635,080
   01/01/2012 to 12/31/2012                                $10.62167        $12.33695         1,206,539
   01/01/2013 to 12/31/2013                                $12.33695        $16.66308         1,462,253
   01/01/2014 to 12/31/2014                                $16.66308        $17.24268         1,357,357
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                 $9.99229        $10.71605        24,269,579
   01/01/2011 to 12/31/2011                                $10.71605        $10.74314        44,365,420
   01/01/2012 to 12/31/2012                                $10.74314        $11.98557        92,816,256
   01/01/2013 to 12/31/2013                                $11.98557        $13.76509       111,094,453
   01/01/2014 to 12/31/2014                                $13.76509        $14.32668       107,422,146
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   03/15/2010 to 12/31/2010                                 $9.98593        $10.56101           678,046
   01/01/2011 to 12/31/2011                                $10.56101        $10.21155           824,490
   01/01/2012 to 12/31/2012                                $10.21155        $11.76932         2,459,047
   01/01/2013 to 12/31/2013                                $11.76932        $15.00379         2,986,278
   01/01/2014 to 12/31/2014                                $15.00379        $15.85013         3,028,254
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Growth Opportunities Portfolio
   02/10/2014* to 12/31/2014                                $9.99859        $10.50745            30,027
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.97117        $11.16117         1,886,107
   01/01/2011 to 12/31/2011                                $11.16117        $10.78581         3,234,502
   01/01/2012 to 12/31/2012                                $10.78581        $12.46639         6,730,374
   01/01/2013 to 12/31/2013                                $12.46639        $17.64982         7,755,997
   01/01/2014 to 12/31/2014                                $17.64982        $18.79769         8,100,535
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   03/15/2010 to 12/31/2010                                 $9.85984        $11.50158         2,083,250
   01/01/2011 to 12/31/2011                                $11.50158         $9.61963         3,652,343
   01/01/2012 to 12/31/2012                                 $9.61963         $9.79779         6,128,268
   01/01/2013 to 12/31/2013                                 $9.79779        $11.11270         5,639,099
   01/01/2014 to 12/31/2014                                $11.11270        $10.01041         5,529,020
------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   03/15/2010 to 12/31/2010                                 $9.98028        $10.33385         1,336,731
   01/01/2011 to 12/31/2011                                $10.33385        $10.57749         2,293,269
   01/01/2012 to 12/31/2012                                $10.57749        $10.94077         3,419,652
   01/01/2013 to 12/31/2013                                $10.94077        $10.35114         3,437,860
   01/01/2014 to 12/31/2014                                $10.35114        $10.23181         3,301,458

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/02/2011* to 12/31/2011                                 $9.99859         $8.83435         4,284,929
   01/01/2012 to 12/31/2012                                  $8.83435         $9.63986        13,644,816
   01/01/2013 to 12/31/2013                                  $9.63986        $11.41894        24,369,833
   01/01/2014 to 12/31/2014                                 $11.41894        $11.84282        25,627,375
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.99859        $10.42309         2,739,117
   01/01/2011 to 12/31/2011                                 $10.42309        $10.86347         5,381,783
   01/01/2012 to 12/31/2012                                 $10.86347        $11.51711         8,850,479
   01/01/2013 to 12/31/2013                                 $11.51711        $11.15231         9,405,233
   01/01/2014 to 12/31/2014                                 $11.15231        $11.75168        11,611,010
-------------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   08/20/2012* to 12/31/2012                                 $9.99859        $10.38369             9,917
   01/01/2013 to 12/31/2013                                 $10.38369         $9.37686            18,466
   01/01/2014 to 12/31/2014                                  $9.37686         $9.34226            17,693
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   03/15/2010 to 12/31/2010                                  $9.97112        $10.66370        22,435,067
   01/01/2011 to 12/31/2011                                 $10.66370        $10.30757        29,830,471
   01/01/2012 to 09/21/2012                                 $10.30757        $11.54366                 0

 *  Denotes the start date of these sub-accounts

                          PREMIER RETIREMENT L SERIES
                          Pruco Life Insurance Company
                                   Prospectus

   ACCUMULATION UNIT VALUES: With Combo 5%/HAV and HD GRO II OR Combo 5%/HAV
                            and GRO Plus II (3.10%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.96671        $10.69261          21,185
   01/01/2011 to 12/31/2011                              $10.69261        $10.08624          17,857
   01/01/2012 to 12/31/2012                              $10.08624        $11.00113          12,749
   01/01/2013 to 12/31/2013                              $11.00113        $11.72347           9,694
   01/01/2014 to 12/31/2014                              $11.72347        $11.79386           6,239
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   03/15/2010 to 12/31/2010                               $9.97739        $10.79745          29,168
   01/01/2011 to 12/31/2011                              $10.79745        $10.47512          41,747
   01/01/2012 to 12/31/2012                              $10.47512        $11.53530          43,834
   01/01/2013 to 12/31/2013                              $11.53530        $13.02845          61,797
   01/01/2014 to 12/31/2014                              $13.02845        $13.39563          15,729
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   03/15/2010 to 12/31/2010                              $10.00592        $10.69335           2,972
   01/01/2011 to 12/31/2011                              $10.69335        $10.73257           1,550
   01/01/2012 to 05/04/2012                              $10.73257        $11.60218               0
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.98767        $10.65135          78,854
   01/01/2011 to 12/31/2011                              $10.65135        $10.19628          34,837
   01/01/2012 to 12/31/2012                              $10.19628        $11.11224          23,930
   01/01/2013 to 12/31/2013                              $11.11224        $12.66815          22,142
   01/01/2014 to 12/31/2014                              $12.66815        $13.07611          14,349
----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                              $9.99741         $9.07593             163
   01/01/2012 to 12/31/2012                               $9.07593         $9.84016             559
   01/01/2013 to 12/31/2013                               $9.84016        $10.56998           6,550
   01/01/2014 to 12/31/2014                              $10.56998        $10.74377           3,552

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                            $9.99741        $10.39435               0
   01/01/2014 to 12/31/2014                            $10.39435        $10.43260               0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2017
   03/15/2010 to 12/31/2010                             $9.99741        $10.48637           9,886
   01/01/2011 to 12/31/2011                            $10.48637        $11.32131         280,983
   01/01/2012 to 12/31/2012                            $11.32131        $11.53117         303,331
   01/01/2013 to 12/31/2013                            $11.53117        $10.94382         199,806
   01/01/2014 to 12/31/2014                            $10.94382        $10.75613         146,446
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2018
   03/15/2010 to 12/31/2010                            $10.00612        $10.52885               0
   01/01/2011 to 12/31/2011                            $10.52885        $11.58868         133,116
   01/01/2012 to 12/31/2012                            $11.58868        $11.87069         156,812
   01/01/2013 to 12/31/2013                            $11.87069        $11.14114          73,980
   01/01/2014 to 12/31/2014                            $11.14114        $11.08328          48,389
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2019
   03/15/2010 to 12/31/2010                             $9.99741        $10.53165               0
   01/01/2011 to 12/31/2011                            $10.53165        $11.83610               0
   01/01/2012 to 12/31/2012                            $11.83610        $12.14042          16,925
   01/01/2013 to 12/31/2013                            $12.14042        $11.19570          22,444
   01/01/2014 to 12/31/2014                            $11.19570        $11.31125          19,501
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2020
   03/15/2010 to 12/31/2010                            $10.00823        $10.56221               0
   01/01/2011 to 12/31/2011                            $10.56221        $12.14716               0
   01/01/2012 to 12/31/2012                            $12.14716        $12.51381               0
   01/01/2013 to 12/31/2013                            $12.51381        $11.33576          15,782
   01/01/2014 to 12/31/2014                            $11.33576        $11.66094          32,354
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2021
   03/15/2010 to 12/31/2010                            $10.00717        $10.66288               0
   01/01/2011 to 12/31/2011                            $10.66288        $12.43071         138,180
   01/01/2012 to 12/31/2012                            $12.43071        $12.86310         151,997
   01/01/2013 to 12/31/2013                            $12.86310        $11.59167         159,764
   01/01/2014 to 12/31/2014                            $11.59167        $12.09512         208,179
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2022
   01/03/2011* to 12/31/2011                            $9.99741        $11.86199          14,378
   01/01/2012 to 12/31/2012                            $11.86199        $12.16570          26,981
   01/01/2013 to 12/31/2013                            $12.16570        $10.63961          18,579
   01/01/2014 to 12/31/2014                            $10.63961        $11.37891          17,529
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2023
   01/03/2012* to 12/31/2012                            $9.99656        $10.26098               0
   01/01/2013 to 12/31/2013                            $10.26098         $8.92874          64,847
   01/01/2014 to 12/31/2014                             $8.92874         $9.74380          30,315
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2024
   01/02/2013* to 12/31/2013                            $9.99827         $8.63360           4,465
   01/01/2014 to 12/31/2014                             $8.63360         $9.58677               0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2025
   01/02/2014* to 12/31/2014                            $9.99827        $11.15332           6,801
--------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                             $9.97058        $10.46272               0
   01/01/2011 to 12/31/2011                            $10.46272         $9.54353             609
   01/01/2012 to 12/31/2012                             $9.54353        $10.47089             396
   01/01/2013 to 12/31/2013                            $10.47089        $13.33544             414
   01/01/2014 to 12/31/2014                            $13.33544        $14.24862             289

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.97658        $10.73111         136,278
   01/01/2011 to 12/31/2011                                      $10.73111        $10.14668          44,840
   01/01/2012 to 12/31/2012                                      $10.14668        $11.18078          28,567
   01/01/2013 to 12/31/2013                                      $11.18078        $13.29165          54,058
   01/01/2014 to 12/31/2014                                      $13.29165        $13.78058          59,459
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                                      $9.99741        $11.51597               0
   01/01/2014 to 12/31/2014                                      $11.51597        $12.67778               0
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   03/15/2010 to 12/31/2010                                       $9.95880        $11.67491             402
   01/01/2011 to 12/31/2011                                      $11.67491        $12.05919             237
   01/01/2012 to 12/31/2012                                      $12.05919        $13.47816             201
   01/01/2013 to 12/31/2013                                      $13.47816        $13.46951              11
   01/01/2014 to 12/31/2014                                      $13.46951        $17.08725               6
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $9.99741         $9.59166               0
   01/01/2014 to 12/31/2014                                       $9.59166         $9.76865               0
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   03/15/2010 to 12/31/2010                                       $9.97489        $10.91143          32,740
   01/01/2011 to 12/31/2011                                      $10.91143        $10.41475          25,438
   01/01/2012 to 12/31/2012                                      $10.41475        $11.16446          20,109
   01/01/2013 to 12/31/2013                                      $11.16446        $12.41532          34,337
   01/01/2014 to 12/31/2014                                      $12.41532        $12.40961          10,173
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.99741        $10.77910          28,003
   01/01/2011 to 12/31/2011                                      $10.77910        $10.18727          16,651
   01/01/2012 to 12/31/2012                                      $10.18727        $11.21691          12,990
   01/01/2013 to 12/31/2013                                      $11.21691        $12.95880           8,456
   01/01/2014 to 12/31/2014                                      $12.95880        $13.27523           9,369
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $9.99742        $10.64059          25,200
   01/01/2013 to 12/31/2013                                      $10.64059        $12.83408          34,058
   01/01/2014 to 12/31/2014                                      $12.83408        $12.83137          12,850
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $9.99741        $10.70765               0
   01/01/2014 to 12/31/2014                                      $10.70765        $10.64120           6,855
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   03/15/2010 to 12/31/2010                                       $9.96908        $11.43692           2,250
   01/01/2011 to 12/31/2011                                      $11.43692        $10.52447             850
   01/01/2012 to 12/31/2012                                      $10.52447        $12.93116             559
   01/01/2013 to 12/31/2013                                      $12.93116        $13.07507             179
   01/01/2014 to 12/31/2014                                      $13.07507        $14.43393             171
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   03/15/2010 to 12/31/2010                                      $10.01741        $10.67948             670
   01/01/2011 to 12/31/2011                                      $10.67948         $9.93936             224
   01/01/2012 to 12/31/2012                                       $9.93936        $11.53431             280
   01/01/2013 to 12/31/2013                                      $11.53431        $14.50083              53
   01/01/2014 to 02/07/2014                                      $14.50083        $14.24342               0
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                       $9.99066        $10.66408             999
   01/01/2011 to 12/31/2011                                      $10.66408         $9.76363             393
   01/01/2012 to 12/31/2012                                       $9.76363        $11.32098             480
   01/01/2013 to 12/31/2013                                      $11.32098        $14.64990              95
   01/01/2014 to 12/31/2014                                      $14.64990        $16.06013             345

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                          $10.01873        $11.30877           8,522
   01/01/2011 to 12/31/2011                          $11.30877        $10.63239           3,534
   01/01/2012 to 12/31/2012                          $10.63239        $12.32290           2,521
   01/01/2013 to 12/31/2013                          $12.32290        $15.78511             379
   01/01/2014 to 12/31/2014                          $15.78511        $17.05906             504
------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   03/15/2010 to 12/31/2010                           $9.98716        $10.60133          25,834
   01/01/2011 to 12/31/2011                          $10.60133        $10.22123          13,110
   01/01/2012 to 12/31/2012                          $10.22123        $10.90704           7,435
   01/01/2013 to 12/31/2013                          $10.90704        $11.60692           1,748
   01/01/2014 to 12/31/2014                          $11.60692        $11.70165           1,854
------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                           $9.96404        $11.38325           6,047
   01/01/2011 to 12/31/2011                          $11.38325        $11.17453           2,349
   01/01/2012 to 12/31/2012                          $11.17453        $12.52643           1,774
   01/01/2013 to 12/31/2013                          $12.52643        $16.84953             303
   01/01/2014 to 12/31/2014                          $16.84953        $17.50251          16,781
------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                           $9.98502        $10.56868             970
   01/01/2011 to 12/31/2011                          $10.56868        $10.19120             890
   01/01/2012 to 12/31/2012                          $10.19120        $11.19805           1,221
   01/01/2013 to 12/31/2013                          $11.19805        $14.60874             697
   01/01/2014 to 12/31/2014                          $14.60874        $14.37632             597
------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   03/15/2010 to 12/31/2010                           $9.98339        $10.66230           5,117
   01/01/2011 to 12/31/2011                          $10.66230        $10.66028           2,547
   01/01/2012 to 12/31/2012                          $10.66028        $11.76228           2,394
   01/01/2013 to 12/31/2013                          $11.76228        $12.21608             937
   01/01/2014 to 12/31/2014                          $12.21608        $12.14020             978
------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   03/15/2010 to 12/31/2010                           $9.92824        $11.15207             119
   01/01/2011 to 12/31/2011                          $11.15207         $9.41014               0
   01/01/2012 to 12/31/2012                           $9.41014        $10.97495               0
   01/01/2013 to 12/31/2013                          $10.97495        $12.66143               0
   01/01/2014 to 12/31/2014                          $12.66143        $11.59103               0
------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   03/15/2010 to 12/31/2010                           $9.92811        $10.69498               0
   01/01/2011 to 12/31/2011                          $10.69498         $9.06313               0
   01/01/2012 to 12/31/2012                           $9.06313        $10.24626               0
   01/01/2013 to 12/31/2013                          $10.24626        $11.86160               0
   01/01/2014 to 12/31/2014                          $11.86160        $10.72325               0
------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   03/15/2010 to 12/31/2010                           $9.97565        $10.77066           9,053
   01/01/2011 to 12/31/2011                          $10.77066        $10.37784           3,314
   01/01/2012 to 12/31/2012                          $10.37784        $11.42154           2,579
   01/01/2013 to 12/31/2013                          $11.42154        $12.86958           3,208
   01/01/2014 to 12/31/2014                          $12.86958        $13.26439           1,639
------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   03/15/2010 to 12/31/2010                           $9.92076        $10.45935           2,892
   01/01/2011 to 12/31/2011                          $10.45935         $9.20807           2,804
   01/01/2012 to 12/31/2012                           $9.20807        $10.87691           2,512
   01/01/2013 to 12/31/2013                          $10.87691        $12.15881           2,081
   01/01/2014 to 12/31/2014                          $12.15881        $11.03182           2,112

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   03/15/2010 to 12/31/2010                              $9.99741        $10.48911          21,821
   01/01/2011 to 12/31/2011                             $10.48911        $10.18829          12,596
   01/01/2012 to 12/31/2012                             $10.18829        $10.93014           8,459
   01/01/2013 to 12/31/2013                             $10.93014        $11.75977           3,360
   01/01/2014 to 12/31/2014                             $11.75977        $12.01609           4,598
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.97026        $10.67604               0
   01/01/2011 to 12/31/2011                             $10.67604        $10.41409             150
   01/01/2012 to 12/31/2012                             $10.41409        $11.62321              34
   01/01/2013 to 12/31/2013                             $11.62321        $15.37337               7
   01/01/2014 to 12/31/2014                             $15.37337        $16.31258               2
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.98940        $10.51978             381
   01/01/2011 to 12/31/2011                             $10.51978         $9.76774               0
   01/01/2012 to 12/31/2012                              $9.76774        $11.06265               0
   01/01/2013 to 12/31/2013                             $11.06265        $14.99295               0
   01/01/2014 to 12/31/2014                             $14.99295        $16.52532               0
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.99152        $11.20032           1,490
   01/01/2011 to 12/31/2011                             $11.20032        $10.75460             540
   01/01/2012 to 12/31/2012                             $10.75460        $11.69886             268
   01/01/2013 to 12/31/2013                             $11.69886        $15.48680             111
   01/01/2014 to 12/31/2014                             $15.48680        $16.59597             292
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   03/15/2010 to 12/31/2010                              $9.98759        $10.72077               0
   01/01/2011 to 12/31/2011                             $10.72077        $11.44584           3,372
   01/01/2012 to 12/31/2012                             $11.44584        $11.74809             932
   01/01/2013 to 12/31/2013                             $11.74809        $11.15615             398
   01/01/2014 to 12/31/2014                             $11.15615        $11.50094             232
---------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   03/15/2010 to 12/31/2010                              $9.98654        $10.79352           4,063
   01/01/2011 to 12/31/2011                             $10.79352        $10.13184           2,388
   01/01/2012 to 12/31/2012                             $10.13184        $12.08288           2,429
   01/01/2013 to 12/31/2013                             $12.08288        $14.94402             642
   01/01/2014 to 12/31/2014                             $14.94402        $15.00653          23,315
---------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.99741        $10.76921               0
   01/01/2011 to 12/31/2011                             $10.76921        $10.37396               0
   01/01/2012 to 12/31/2012                             $10.37396        $11.76914               0
   01/01/2013 to 12/31/2013                             $11.76914        $15.59069               0
   01/01/2014 to 12/31/2014                             $15.59069        $16.42331               0
---------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                             $9.99742        $10.14073               0
   01/01/2013 to 12/31/2013                             $10.14073        $13.21718               0
   01/01/2014 to 12/31/2014                             $13.21718        $14.11619               0
---------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.98768        $11.39417               0
   01/01/2011 to 12/31/2011                             $11.39417        $10.66050              75
   01/01/2012 to 12/31/2012                             $10.66050        $12.23119              32
   01/01/2013 to 12/31/2013                             $12.23119        $15.69414              15
   01/01/2014 to 12/31/2014                             $15.69414        $17.48410               4
---------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   03/15/2010 to 12/31/2010                              $9.99742         $9.75110          46,500
   01/01/2011 to 12/31/2011                              $9.75110         $9.45154          22,871
   01/01/2012 to 12/31/2012                              $9.45154         $9.15857          12,511
   01/01/2013 to 12/31/2013                              $9.15857         $8.87457          39,679
   01/01/2014 to 12/31/2014                              $8.87457         $8.59952          22,391

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.98997        $11.12942             120
   01/01/2011 to 12/31/2011                              $11.12942        $10.51702             112
   01/01/2012 to 12/31/2012                              $10.51702        $11.93595             105
   01/01/2013 to 12/31/2013                              $11.93595        $16.42483             112
   01/01/2014 to 12/31/2014                              $16.42483        $18.18372              76
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                             $10.02732        $10.04497               0
   01/01/2012 to 12/31/2012                              $10.04497        $10.20730               0
   01/01/2013 to 12/31/2013                              $10.20730         $9.61055               0
   01/01/2014 to 12/31/2014                               $9.61055         $9.79231               0
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.95771        $11.81265               0
   01/01/2011 to 12/31/2011                              $11.81265        $11.64008              67
   01/01/2012 to 12/31/2012                              $11.64008        $12.67518              31
   01/01/2013 to 12/31/2013                              $12.67518        $16.28777              92
   01/01/2014 to 12/31/2014                              $16.28777        $17.03592          16,931
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.97184        $11.32074               0
   01/01/2011 to 04/29/2011                              $11.32074        $12.63664               0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $9.99742        $10.22042           1,959
   01/01/2013 to 12/31/2013                              $10.22042        $11.77696             107
   01/01/2014 to 12/31/2014                              $11.77696        $11.99833             105
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   03/15/2010 to 12/31/2010                               $9.93789        $11.56611           7,273
   01/01/2011 to 12/31/2011                              $11.56611         $8.93590           1,727
   01/01/2012 to 12/31/2012                               $8.93590        $10.21083           1,304
   01/01/2013 to 12/31/2013                              $10.21083         $9.91635             544
   01/01/2014 to 12/31/2014                               $9.91635         $9.15888             786
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   03/15/2010 to 12/31/2010                              $10.00684         $9.98655          18,130
   01/01/2011 to 12/31/2011                               $9.98655         $9.89522          10,015
   01/01/2012 to 12/31/2012                               $9.89522        $10.03805          11,743
   01/01/2013 to 12/31/2013                              $10.03805         $9.51542           4,411
   01/01/2014 to 12/31/2014                               $9.51542         $9.21165           2,999
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   03/15/2010 to 12/31/2010                              $10.00576        $10.25672          89,579
   01/01/2011 to 12/31/2011                              $10.25672        $10.25520          37,788
   01/01/2012 to 12/31/2012                              $10.25520        $10.86303          27,573
   01/01/2013 to 12/31/2013                              $10.86303        $10.33287          16,018
   01/01/2014 to 12/31/2014                              $10.33287        $10.43629           7,667
----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.98838        $10.49789          53,416
   01/01/2011 to 12/31/2011                              $10.49789        $10.27441          41,263
   01/01/2012 to 12/31/2012                              $10.27441        $10.98812          22,312
   01/01/2013 to 12/31/2013                              $10.98812        $11.62835          13,961
   01/01/2014 to 12/31/2014                              $11.62835        $11.91868           8,000
----------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                             $10.01733        $10.04487               0
   01/01/2012 to 12/31/2012                              $10.04487        $10.42486               0
   01/01/2013 to 12/31/2013                              $10.42486         $9.86808               0
   01/01/2014 to 12/31/2014                               $9.86808        $10.14176           4,381
----------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.96241        $11.40087          98,922
   01/01/2011 to 12/31/2011                              $11.40087        $10.36144          33,813
   01/01/2012 to 12/31/2012                              $10.36144        $11.33686          21,423
   01/01/2013 to 12/31/2013                              $11.33686        $12.85589          48,370
   01/01/2014 to 12/31/2014                              $12.85589        $13.60313          32,324

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   03/15/2010 to 12/31/2010                                 $9.99741        $10.78915               0
   01/01/2011 to 12/31/2011                                $10.78915        $10.81676               0
   01/01/2012 to 12/31/2012                                $10.81676        $12.45180               0
   01/01/2013 to 12/31/2013                                $12.45180        $15.97878               0
   01/01/2014 to 12/31/2014                                $15.97878        $18.14878               0
------------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                                $9.99741         $8.81153               0
   01/01/2012 to 12/31/2012                                 $8.81153         $9.66136               0
   01/01/2013 to 12/31/2013                                 $9.66136        $11.45894               0
   01/01/2014 to 12/31/2014                                $11.45894        $11.82560               0
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   03/15/2010 to 12/31/2010                                 $9.98647        $10.68478          15,971
   01/01/2011 to 12/31/2011                                $10.68478        $10.16604           9,844
   01/01/2012 to 12/31/2012                                $10.16604        $10.86319           5,867
   01/01/2013 to 12/31/2013                                $10.86319        $11.83594           3,810
   01/01/2014 to 12/31/2014                                $11.83594        $12.05844           3,763
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   03/15/2010 to 12/31/2010                                 $9.97667        $10.87045          28,056
   01/01/2011 to 12/31/2011                                $10.87045        $10.28249          17,039
   01/01/2012 to 12/31/2012                                $10.28249        $11.54765          14,478
   01/01/2013 to 12/31/2013                                $11.54765        $13.21065           8,513
   01/01/2014 to 12/31/2014                                $13.21065        $13.49657           9,923
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   03/15/2010 to 12/31/2010                                 $9.98130        $10.66410          68,435
   01/01/2011 to 12/31/2011                                $10.66410         $9.98477          28,608
   01/01/2012 to 12/31/2012                                 $9.98477        $10.75228          24,445
   01/01/2013 to 12/31/2013                                $10.75228        $11.91949          12,379
   01/01/2014 to 12/31/2014                                $11.91949        $11.90069          14,247
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.97075        $12.04402              43
   01/01/2011 to 12/31/2011                                $12.04402        $10.14082             113
   01/01/2012 to 12/31/2012                                $10.14082        $11.79828             104
   01/01/2013 to 12/31/2013                                $11.79828        $16.09865             118
   01/01/2014 to 12/31/2014                                $16.09865        $16.37030              85
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.95979        $12.49968             106
   01/01/2011 to 12/31/2011                                $12.49968        $11.99419               0
   01/01/2012 to 12/31/2012                                $11.99419        $13.03686               0
   01/01/2013 to 12/31/2013                                $13.03686        $17.07640               7
   01/01/2014 to 12/31/2014                                $17.07640        $17.17893               2
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                 $9.96322        $11.35991           1,291
   01/01/2011 to 12/31/2011                                $11.35991        $10.35036             443
   01/01/2012 to 12/31/2012                                $10.35036        $11.85034             378
   01/01/2013 to 12/31/2013                                $11.85034        $15.77806              91
   01/01/2014 to 12/31/2014                                $15.77806        $16.09432              84
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                 $9.99111        $10.59310          19,835
   01/01/2011 to 12/31/2011                                $10.59310        $10.46904           6,894
   01/01/2012 to 12/31/2012                                $10.46904        $11.51309           6,220
   01/01/2013 to 12/31/2013                                $11.51309        $13.03427           2,719
   01/01/2014 to 12/31/2014                                $13.03427        $13.37282           2,371
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   03/15/2010 to 12/31/2010                                 $9.98475        $10.43978               0
   01/01/2011 to 12/31/2011                                $10.43978         $9.95083             154
   01/01/2012 to 12/31/2012                                 $9.95083        $11.30504              40
   01/01/2013 to 12/31/2013                                $11.30504        $14.20673               0
   01/01/2014 to 12/31/2014                                $14.20673        $14.79435               0

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                  $9.96999        $11.03301           2,084
   01/01/2011 to 12/31/2011                                 $11.03301        $10.51030           1,018
   01/01/2012 to 12/31/2012                                 $10.51030        $11.97456             982
   01/01/2013 to 12/31/2013                                 $11.97456        $16.71214             662
   01/01/2014 to 12/31/2014                                 $16.71214        $17.54560             663
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   03/15/2010 to 12/31/2010                                  $9.85867        $11.36954          23,386
   01/01/2011 to 12/31/2011                                 $11.36954         $9.37388           8,708
   01/01/2012 to 12/31/2012                                  $9.37388         $9.41129           5,530
   01/01/2013 to 12/31/2013                                  $9.41129        $10.52218             571
   01/01/2014 to 12/31/2014                                 $10.52218         $9.34331             940
-------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.97910        $10.21510           6,742
   01/01/2011 to 12/31/2011                                 $10.21510        $10.30720           6,593
   01/01/2012 to 12/31/2012                                 $10.30720        $10.50897           2,821
   01/01/2013 to 12/31/2013                                 $10.50897         $9.80106           1,138
   01/01/2014 to 12/31/2014                                  $9.80106         $9.55012           1,619
-------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/02/2011* to 12/31/2011                                 $9.99741         $8.74958             513
   01/01/2012 to 12/31/2012                                  $8.74958         $9.41104           5,789
   01/01/2013 to 12/31/2013                                  $9.41104        $10.98916           7,843
   01/01/2014 to 12/31/2014                                 $10.98916        $11.23470          13,296
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.99741        $10.30343           3,618
   01/01/2011 to 12/31/2011                                 $10.30343        $10.58626           2,172
   01/01/2012 to 12/31/2012                                 $10.58626        $11.06302           2,877
   01/01/2013 to 12/31/2013                                 $11.06302        $10.55999             548
   01/01/2014 to 12/31/2014                                 $10.55999        $10.96919          20,645
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   03/15/2010 to 12/31/2010                                  $9.96994        $10.54128          36,580
   01/01/2011 to 12/31/2011                                 $10.54128        $10.04431          28,670
   01/01/2012 to 09/21/2012                                 $10.04431        $11.13215               0

 *  Denotes the start date of these sub-accounts

                          PREMIER RETIREMENT C SERIES
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (1.75%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.96784        $10.81229        2,034,566
   01/01/2011 to 12/31/2011                              $10.81229        $10.34079        3,415,308
   01/01/2012 to 12/31/2012                              $10.34079        $11.43628        5,002,430
   01/01/2013 to 12/31/2013                              $11.43628        $12.35682        5,015,947
   01/01/2014 to 12/31/2014                              $12.35682        $12.60414        4,155,539
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   03/15/2010 to 12/31/2010                               $9.97853        $10.91830        1,747,701
   01/01/2011 to 12/31/2011                              $10.91830        $10.73950        2,675,653
   01/01/2012 to 12/31/2012                              $10.73950        $11.99147        4,705,236
   01/01/2013 to 12/31/2013                              $11.99147        $13.73227        5,447,529
   01/01/2014 to 12/31/2014                              $13.73227        $14.31600        4,947,999

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                         Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   03/15/2010 to 12/31/2010                               $10.00706        $10.81301           73,873
   01/01/2011 to 12/31/2011                               $10.81301        $11.00358           98,448
   01/01/2012 to 05/04/2012                               $11.00358        $11.95181                0
-----------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                               $9.99855        $10.08662               96
   01/01/2014 to 12/31/2014                               $10.08662         $9.60035            2,902
-----------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                               $9.99855        $11.62919                0
   01/01/2014 to 12/31/2014                               $11.62919        $12.93054                0
-----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                $9.98880        $10.77058        2,033,167
   01/01/2011 to 12/31/2011                               $10.77058        $10.45375        3,325,286
   01/01/2012 to 12/31/2012                               $10.45375        $11.55181        5,337,139
   01/01/2013 to 12/31/2013                               $11.55181        $13.35262        5,865,753
   01/01/2014 to 12/31/2014                               $13.35262        $13.97452        5,734,345
-----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                               $9.99855         $9.16071          544,211
   01/01/2012 to 12/31/2012                                $9.16071        $10.07084        1,471,054
   01/01/2013 to 12/31/2013                               $10.07084        $10.96850        1,685,323
   01/01/2014 to 12/31/2014                               $10.96850        $11.30407        1,543,963
-----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                               $9.99855        $10.49291           53,097
   01/01/2014 to 12/31/2014                               $10.49291        $10.67819           91,057
-----------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                $9.97172        $10.57991           65,272
   01/01/2011 to 12/31/2011                               $10.57991         $9.78468           71,816
   01/01/2012 to 12/31/2012                                $9.78468        $10.88540          102,027
   01/01/2013 to 12/31/2013                               $10.88540        $14.05625          107,009
   01/01/2014 to 12/31/2014                               $14.05625        $15.22805           98,354
-----------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                $9.97772        $10.85132        1,937,824
   01/01/2011 to 12/31/2011                               $10.85132        $10.40307        2,495,805
   01/01/2012 to 12/31/2012                               $10.40307        $11.62338        4,367,354
   01/01/2013 to 12/31/2013                               $11.62338        $14.01007        5,521,734
   01/01/2014 to 12/31/2014                               $14.01007        $14.72777        5,769,060
-----------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                               $9.99855        $11.65291           57,545
   01/01/2014 to 12/31/2014                               $11.65291        $13.00714          104,813
-----------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   03/15/2010 to 12/31/2010                                $9.95994        $11.80558           89,137
   01/01/2011 to 12/31/2011                               $11.80558        $12.36368          137,541
   01/01/2012 to 12/31/2012                               $12.36368        $14.01142          281,001
   01/01/2013 to 12/31/2013                               $14.01142        $14.19752          289,721
   01/01/2014 to 12/31/2014                               $14.19752        $18.26133          266,736
-----------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                               $9.99855         $9.68265          209,196
   01/01/2014 to 12/31/2014                                $9.68265         $9.99867          102,187
-----------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   03/15/2010 to 12/31/2010                                $9.97603        $11.03356        1,145,809
   01/01/2011 to 12/31/2011                               $11.03356        $10.67767        1,795,727
   01/01/2012 to 12/31/2012                               $10.67767        $11.60637        3,227,182
   01/01/2013 to 12/31/2013                               $11.60637        $13.08645        3,531,544
   01/01/2014 to 12/31/2014                               $13.08645        $13.26266        3,175,892

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.99855        $10.89984          404,169
   01/01/2011 to 12/31/2011                                      $10.89984        $10.44463          784,875
   01/01/2012 to 12/31/2012                                      $10.44463        $11.66085        1,477,205
   01/01/2013 to 12/31/2013                                      $11.66085        $13.65927        1,895,424
   01/01/2014 to 12/31/2014                                      $13.65927        $14.18774        1,928,910
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $9.99855        $10.74075        3,275,054
   01/01/2013 to 12/31/2013                                      $10.74075        $13.13530        3,423,636
   01/01/2014 to 12/31/2014                                      $13.13530        $13.31551        3,035,203
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $9.99855        $10.80906          594,071
   01/01/2014 to 12/31/2014                                      $10.80906        $10.89171          820,481
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   03/15/2010 to 12/31/2010                                       $9.97022        $11.56479           36,396
   01/01/2011 to 12/31/2011                                      $11.56479        $10.79005           34,529
   01/01/2012 to 12/31/2012                                      $10.79005        $13.44257           91,175
   01/01/2013 to 12/31/2013                                      $13.44257        $13.78162          134,469
   01/01/2014 to 12/31/2014                                      $13.78162        $15.42574          117,877
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   03/15/2010 to 12/31/2010                                      $10.01855        $10.79913           35,823
   01/01/2011 to 12/31/2011                                      $10.79913        $10.19048           43,964
   01/01/2012 to 12/31/2012                                      $10.19048        $11.99072           94,771
   01/01/2013 to 12/31/2013                                      $11.99072        $15.28447          111,928
   01/01/2014 to 02/07/2014                                      $15.28447        $15.03485                0
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                       $9.99180        $10.78349           49,020
   01/01/2011 to 12/31/2011                                      $10.78349        $10.01031           53,065
   01/01/2012 to 12/31/2012                                      $10.01031        $11.76913           88,849
   01/01/2013 to 12/31/2013                                      $11.76913        $15.44191          112,297
   01/01/2014 to 12/31/2014                                      $15.44191        $17.16409          135,983
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                      $10.01987        $11.43545          104,734
   01/01/2011 to 12/31/2011                                      $11.43545        $10.90107          140,337
   01/01/2012 to 12/31/2012                                      $10.90107        $12.81077          300,527
   01/01/2013 to 12/31/2013                                      $12.81077        $16.63853          284,382
   01/01/2014 to 12/31/2014                                      $16.63853        $18.23178          294,113
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   03/15/2010 to 12/31/2010                                       $9.98829        $10.72009          979,508
   01/01/2011 to 12/31/2011                                      $10.72009        $10.47940        1,929,435
   01/01/2012 to 12/31/2012                                      $10.47940        $11.33878        3,265,139
   01/01/2013 to 12/31/2013                                      $11.33878        $12.23442        3,000,048
   01/01/2014 to 12/31/2014                                      $12.23442        $12.50612        2,676,120
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                       $9.96518        $11.51063          119,251
   01/01/2011 to 12/31/2011                                      $11.51063        $11.45679          146,574
   01/01/2012 to 12/31/2012                                      $11.45679        $13.02209          257,157
   01/01/2013 to 12/31/2013                                      $13.02209        $17.76015          305,528
   01/01/2014 to 12/31/2014                                      $17.76015        $18.70544          266,535
------------------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                       $9.98616        $10.68707           44,748
   01/01/2011 to 12/31/2011                                      $10.68707        $10.44865          127,344
   01/01/2012 to 12/31/2012                                      $10.44865        $11.64133          234,459
   01/01/2013 to 12/31/2013                                      $11.64133        $15.39843          201,938
   01/01/2014 to 12/31/2014                                      $15.39843        $15.36465          209,870

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   03/15/2010 to 12/31/2010                              $9.98452        $10.78171           196,903
   01/01/2011 to 12/31/2011                             $10.78171        $10.92947           365,275
   01/01/2012 to 12/31/2012                             $10.92947        $12.22775           719,768
   01/01/2013 to 12/31/2013                             $12.22775        $12.87634           587,567
   01/01/2014 to 12/31/2014                             $12.87634        $12.97458           434,396
---------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.92938        $11.27694            65,902
   01/01/2011 to 12/31/2011                             $11.27694         $9.64782            66,069
   01/01/2012 to 12/31/2012                              $9.64782        $11.40938            95,929
   01/01/2013 to 12/31/2013                             $11.40938        $13.34589           109,928
   01/01/2014 to 12/31/2014                             $13.34589        $12.38793           150,198
---------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   03/15/2010 to 12/31/2010                              $9.92925        $10.81483           135,925
   01/01/2011 to 12/31/2011                             $10.81483         $9.29226           116,371
   01/01/2012 to 12/31/2012                              $9.29226        $10.65209           214,100
   01/01/2013 to 12/31/2013                             $10.65209        $12.50310           189,237
   01/01/2014 to 12/31/2014                             $12.50310        $11.46080           192,067
---------------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   03/15/2010 to 12/31/2010                             $10.00678        $10.61892             2,171
   01/01/2011 to 12/31/2011                             $10.61892        $11.73180        10,979,505
   01/01/2012 to 12/31/2012                             $11.73180        $12.60988         4,284,819
   01/01/2013 to 12/31/2013                             $12.60988        $11.99498         1,002,632
   01/01/2014 to 12/31/2014                             $11.99498        $12.57818         1,117,538
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   03/15/2010 to 12/31/2010                              $9.97679        $10.89130           425,193
   01/01/2011 to 12/31/2011                             $10.89130        $10.64008         1,155,407
   01/01/2012 to 12/31/2012                             $10.64008        $11.87362         2,004,587
   01/01/2013 to 12/31/2013                             $11.87362        $13.56520         2,017,143
   01/01/2014 to 12/31/2014                             $13.56520        $14.17605         1,970,822
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   03/15/2010 to 12/31/2010                              $9.92190        $10.57658           198,793
   01/01/2011 to 12/31/2011                             $10.57658         $9.44081           244,688
   01/01/2012 to 12/31/2012                              $9.44081        $11.30753           288,725
   01/01/2013 to 12/31/2013                             $11.30753        $12.81614           373,489
   01/01/2014 to 12/31/2014                             $12.81614        $11.79034           335,036
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   03/15/2010 to 12/31/2010                              $9.99855        $10.60650         1,003,418
   01/01/2011 to 12/31/2011                             $10.60650        $10.44555         1,733,593
   01/01/2012 to 12/31/2012                             $10.44555        $11.36262         2,933,322
   01/01/2013 to 12/31/2013                             $11.36262        $12.39541         3,003,870
   01/01/2014 to 12/31/2014                             $12.39541        $12.84217         2,556,658
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.97140        $10.79575            57,130
   01/01/2011 to 12/31/2011                             $10.79575        $10.67737            71,563
   01/01/2012 to 12/31/2012                             $10.67737        $12.08337           188,606
   01/01/2013 to 12/31/2013                             $12.08337        $16.20460           190,013
   01/01/2014 to 12/31/2014                             $16.20460        $17.43420           154,498
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.99054        $10.63757            67,867
   01/01/2011 to 12/31/2011                             $10.63757        $10.01439           102,771
   01/01/2012 to 12/31/2012                             $10.01439        $11.50030           156,839
   01/01/2013 to 12/31/2013                             $11.50030        $15.80305           241,251
   01/01/2014 to 12/31/2014                             $15.80305        $17.66086           256,348
---------------------------------------------------------------------------------------------------------
AST Legg Mason Diversified Growth Portfolio
   11/24/2014* to 12/31/2014                             $9.99855         $9.94073                 0

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.99265        $11.32577         121,113
   01/01/2011 to 12/31/2011                              $11.32577        $11.02625         147,682
   01/01/2012 to 12/31/2012                              $11.02625        $12.16189         269,618
   01/01/2013 to 12/31/2013                              $12.16189        $16.32387         249,730
   01/01/2014 to 12/31/2014                              $16.32387        $17.73664         340,233
----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   03/15/2010 to 12/31/2010                               $9.98873        $10.84081         255,361
   01/01/2011 to 12/31/2011                              $10.84081        $11.73472         573,729
   01/01/2012 to 12/31/2012                              $11.73472        $12.21267         906,297
   01/01/2013 to 12/31/2013                              $12.21267        $11.75897         704,902
   01/01/2014 to 12/31/2014                              $11.75897        $12.29123         698,244
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   03/15/2010 to 12/31/2010                               $9.98768        $10.91439         101,607
   01/01/2011 to 12/31/2011                              $10.91439        $10.38774         225,790
   01/01/2012 to 12/31/2012                              $10.38774        $12.56100         234,961
   01/01/2013 to 12/31/2013                              $12.56100        $15.75160         317,306
   01/01/2014 to 12/31/2014                              $15.75160        $16.03772         370,332
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.99855        $10.88984          53,154
   01/01/2011 to 12/31/2011                              $10.88984        $10.63594          55,618
   01/01/2012 to 12/31/2012                              $10.63594        $12.23483          84,448
   01/01/2013 to 12/31/2013                              $12.23483        $16.43313         105,863
   01/01/2014 to 12/31/2014                              $16.43313        $17.55182          69,546
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                              $9.99855        $10.19294             213
   01/01/2013 to 12/31/2013                              $10.19294        $13.47007          13,015
   01/01/2014 to 12/31/2014                              $13.47007        $14.58654          27,006
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.98881        $11.52183          54,932
   01/01/2011 to 12/31/2011                              $11.52183        $10.92973          53,639
   01/01/2012 to 12/31/2012                              $10.92973        $12.71518         127,486
   01/01/2013 to 12/31/2013                              $12.71518        $16.54223         123,370
   01/01/2014 to 12/31/2014                              $16.54223        $18.68576         114,312
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   03/15/2010 to 12/31/2010                               $9.99855         $9.86040         369,181
   01/01/2011 to 12/31/2011                               $9.86040         $9.69018         918,392
   01/01/2012 to 12/31/2012                               $9.69018         $9.52120         706,438
   01/01/2013 to 12/31/2013                               $9.52120         $9.35451         710,055
   01/01/2014 to 12/31/2014                               $9.35451         $9.19061         623,815
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.99110        $11.25415         151,934
   01/01/2011 to 12/31/2011                              $11.25415        $10.78277         178,543
   01/01/2012 to 12/31/2012                              $10.78277        $12.40835         301,342
   01/01/2013 to 12/31/2013                              $12.40835        $17.31263         373,480
   01/01/2014 to 12/31/2014                              $17.31263        $19.43362         349,795
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                             $10.02846        $10.06897          18,438
   01/01/2012 to 12/31/2012                              $10.06897        $10.37450         147,910
   01/01/2013 to 12/31/2013                              $10.37450         $9.90413         102,022
   01/01/2014 to 12/31/2014                               $9.90413        $10.23216         124,739
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.95884        $11.94484          41,457
   01/01/2011 to 12/31/2011                              $11.94484        $11.93405          76,213
   01/01/2012 to 12/31/2012                              $11.93405        $13.17681         147,797
   01/01/2013 to 12/31/2013                              $13.17681        $17.16823         179,442
   01/01/2014 to 12/31/2014                              $17.16823        $18.20697         140,531

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                             $9.97297        $11.44748            45,591
   01/01/2011 to 04/29/2011                            $11.44748        $12.83593                 0
--------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                            $9.99855        $10.31667           322,327
   01/01/2013 to 12/31/2013                            $10.31667        $12.05335           537,107
   01/01/2014 to 12/31/2014                            $12.05335        $12.45104           515,309
--------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   03/15/2010 to 12/31/2010                             $9.93903        $11.69549           269,663
   01/01/2011 to 12/31/2011                            $11.69549         $9.16163           250,430
   01/01/2012 to 12/31/2012                             $9.16163        $10.61502           384,454
   01/01/2013 to 12/31/2013                            $10.61502        $10.45258           397,836
   01/01/2014 to 12/31/2014                            $10.45258         $9.78876           383,187
--------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   03/15/2010 to 12/31/2010                            $10.00797        $10.09850           364,406
   01/01/2011 to 12/31/2011                            $10.09850        $10.14512         1,041,349
   01/01/2012 to 12/31/2012                            $10.14512        $10.43537           963,105
   01/01/2013 to 12/31/2013                            $10.43537        $10.02994           647,894
   01/01/2014 to 12/31/2014                            $10.02994         $9.84500           426,132
--------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   03/15/2010 to 12/31/2010                            $10.00690        $10.37151         2,514,210
   01/01/2011 to 12/31/2011                            $10.37151        $10.51419         3,476,727
   01/01/2012 to 12/31/2012                            $10.51419        $11.29299         5,390,801
   01/01/2013 to 12/31/2013                            $11.29299        $10.89150         4,324,293
   01/01/2014 to 12/31/2014                            $10.89150        $11.15372         3,570,321
--------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                             $9.98952        $10.61539         3,744,436
   01/01/2011 to 12/31/2011                            $10.61539        $10.53375         6,646,084
   01/01/2012 to 12/31/2012                            $10.53375        $11.42278        10,339,462
   01/01/2013 to 12/31/2013                            $11.42278        $12.25678        10,110,565
   01/01/2014 to 12/31/2014                            $12.25678        $12.73782         8,786,584
--------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                           $10.01847        $10.06887           100,212
   01/01/2012 to 12/31/2012                            $10.06887        $10.59579           208,633
   01/01/2013 to 12/31/2013                            $10.59579        $10.16961           176,812
   01/01/2014 to 12/31/2014                            $10.16961        $10.59719           274,538
--------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   03/15/2010 to 12/31/2010                             $9.96354        $11.52850         1,209,612
   01/01/2011 to 12/31/2011                            $11.52850        $10.62310         1,717,920
   01/01/2012 to 12/31/2012                            $10.62310        $11.78553         3,204,690
   01/01/2013 to 12/31/2013                            $11.78553        $13.55074         3,516,014
   01/01/2014 to 12/31/2014                            $13.55074        $14.53817         3,554,657
--------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                            $9.99855         $9.59411               397
   01/01/2014 to 12/31/2014                             $9.59411         $9.19385                 0
--------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                            $9.99855        $11.66876                 0
   01/01/2014 to 12/31/2014                            $11.66876        $13.21199             2,281
--------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   03/15/2010 to 12/31/2010                             $9.99855        $10.90996            60,019
   01/01/2011 to 12/31/2011                            $10.90996        $11.08995            49,984
   01/01/2012 to 12/31/2012                            $11.08995        $12.94442           121,310
   01/01/2013 to 12/31/2013                            $12.94442        $16.84217           124,656
   01/01/2014 to 12/31/2014                            $16.84217        $19.39582           145,116
--------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                            $9.99855         $8.89388            81,397
   01/01/2012 to 12/31/2012                             $8.89388         $9.88784           225,311
   01/01/2013 to 12/31/2013                             $9.88784        $11.89068           251,674
   01/01/2014 to 12/31/2014                            $11.89068        $12.44210           226,973

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   03/15/2010 to 12/31/2010                                 $9.98761        $10.80442        1,168,843
   01/01/2011 to 12/31/2011                                $10.80442        $10.42280        2,001,044
   01/01/2012 to 12/31/2012                                $10.42280        $11.29307        3,506,904
   01/01/2013 to 12/31/2013                                $11.29307        $12.47561        3,726,844
   01/01/2014 to 12/31/2014                                $12.47561        $12.88732        3,338,252
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   03/15/2010 to 12/31/2010                                 $9.97780        $10.99214          734,415
   01/01/2011 to 12/31/2011                                $10.99214        $10.54213        1,327,653
   01/01/2012 to 12/31/2012                                $10.54213        $12.00445        2,618,659
   01/01/2013 to 12/31/2013                                $12.00445        $13.92450        3,020,370
   01/01/2014 to 12/31/2014                                $13.92450        $14.42400        2,902,999
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   03/15/2010 to 12/31/2010                                 $9.98243        $10.78348        1,562,729
   01/01/2011 to 12/31/2011                                $10.78348        $10.23692        2,664,320
   01/01/2012 to 12/31/2012                                $10.23692        $11.17775        3,603,843
   01/01/2013 to 12/31/2013                                $11.17775        $12.56362        3,351,090
   01/01/2014 to 12/31/2014                                $12.56362        $12.71850        2,844,721
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.97188        $12.17884           50,866
   01/01/2011 to 12/31/2011                                $12.17884        $10.39703           84,930
   01/01/2012 to 12/31/2012                                $10.39703        $12.26529          145,448
   01/01/2013 to 12/31/2013                                $12.26529        $16.96880          140,258
   01/01/2014 to 12/31/2014                                $16.96880        $17.49567          153,150
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.96093        $12.63958           70,518
   01/01/2011 to 12/31/2011                                $12.63958        $12.29711          148,712
   01/01/2012 to 12/31/2012                                $12.29711        $13.55270          133,514
   01/01/2013 to 12/31/2013                                $13.55270        $17.99922          165,117
   01/01/2014 to 12/31/2014                                $17.99922        $18.35966          145,310
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                 $9.96436        $11.48713           63,043
   01/01/2011 to 12/31/2011                                $11.48713        $10.61184           70,466
   01/01/2012 to 12/31/2012                                $10.61184        $12.31926           97,146
   01/01/2013 to 12/31/2013                                $12.31926        $16.63069          100,378
   01/01/2014 to 12/31/2014                                $16.63069        $17.20048          119,389
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                 $9.99224        $10.71167        2,123,199
   01/01/2011 to 12/31/2011                                $10.71167        $10.73326        3,748,039
   01/01/2012 to 12/31/2012                                $10.73326        $11.96839        7,227,720
   01/01/2013 to 12/31/2013                                $11.96839        $13.73841        8,349,846
   01/01/2014 to 12/31/2014                                $13.73841        $14.29175        8,077,357
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   03/15/2010 to 12/31/2010                                 $9.98589        $10.55674           81,656
   01/01/2011 to 12/31/2011                                $10.55674        $10.20221           75,734
   01/01/2012 to 12/31/2012                                $10.20221        $11.75254          172,832
   01/01/2013 to 12/31/2013                                $11.75254        $14.97466          310,023
   01/01/2014 to 12/31/2014                                $14.97466        $15.81124          262,996
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Growth Opportunities Portfolio
   02/10/2014* to 12/31/2014                                $9.99855        $10.50266                0
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.97113        $11.15658          153,892
   01/01/2011 to 12/31/2011                                $11.15658        $10.77586          244,099
   01/01/2012 to 12/31/2012                                $10.77586        $12.44852          496,155
   01/01/2013 to 12/31/2013                                $12.44852        $17.61549          551,490
   01/01/2014 to 12/31/2014                                $17.61549        $18.75163          575,574

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   03/15/2010 to 12/31/2010                                  $9.85980        $11.49684          233,930
   01/01/2011 to 12/31/2011                                 $11.49684         $9.61076          389,530
   01/01/2012 to 12/31/2012                                  $9.61076         $9.78378          611,075
   01/01/2013 to 12/31/2013                                  $9.78378        $11.09103          495,845
   01/01/2014 to 12/31/2014                                 $11.09103         $9.98573          425,430
-------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.98023        $10.32968          130,433
   01/01/2011 to 12/31/2011                                 $10.32968        $10.56776          306,148
   01/01/2012 to 12/31/2012                                 $10.56776        $10.92516          418,349
   01/01/2013 to 12/31/2013                                 $10.92516        $10.33107          391,625
   01/01/2014 to 12/31/2014                                 $10.33107        $10.20677          339,827
-------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/02/2011* to 12/31/2011                                 $9.99855         $8.83142          276,533
   01/01/2012 to 12/31/2012                                  $8.83142         $9.63179          899,614
   01/01/2013 to 12/31/2013                                  $9.63179        $11.40350        2,311,361
   01/01/2014 to 12/31/2014                                 $11.40350        $11.82063        2,509,620
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.99855        $10.41878          388,377
   01/01/2011 to 12/31/2011                                 $10.41878        $10.85342          775,193
   01/01/2012 to 12/31/2012                                 $10.85342        $11.50067          994,599
   01/01/2013 to 12/31/2013                                 $11.50067        $11.13076          925,345
   01/01/2014 to 12/31/2014                                 $11.13076        $11.72299          838,381
-------------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   08/20/2012* to 12/31/2012                                 $9.99855        $10.38171            1,809
   01/01/2013 to 12/31/2013                                 $10.38171         $9.37029           13,774
   01/01/2014 to 12/31/2014                                  $9.37029         $9.33099           11,977
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   03/15/2010 to 12/31/2010                                  $9.97108        $10.65939        1,234,022
   01/01/2011 to 12/31/2011                                 $10.65939        $10.29816        1,818,753
   01/01/2012 to 09/21/2012                                 $10.29816        $11.52878                0

 *  Denotes the start date of these sub-accounts

                          PREMIER RETIREMENT C SERIES
                          Pruco Life Insurance Company
                                   Prospectus

   ACCUMULATION UNIT VALUES: With Combo 5%/HAV and HD GRO II OR Combo 5%/HAV
                            and GRO Plus II (3.15%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.96666        $10.68813          25,772
   01/01/2011 to 12/31/2011                              $10.68813        $10.07677          12,480
   01/01/2012 to 12/31/2012                              $10.07677        $10.98518           9,731
   01/01/2013 to 12/31/2013                              $10.98518        $11.70040           3,764
   01/01/2014 to 12/31/2014                              $11.70040        $11.76455           3,411
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   03/15/2010 to 12/31/2010                               $9.97735        $10.79288           4,329
   01/01/2011 to 12/31/2011                              $10.79288        $10.46517           1,686
   01/01/2012 to 12/31/2012                              $10.46517        $11.51831           1,586
   01/01/2013 to 12/31/2013                              $11.51831        $13.00256           2,119
   01/01/2014 to 12/31/2014                              $13.00256        $13.36218           2,045

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   03/15/2010 to 12/31/2010                          $10.00588        $10.68884             509
   01/01/2011 to 12/31/2011                          $10.68884        $10.72234             283
   01/01/2012 to 05/04/2012                          $10.72234        $11.58903               0
------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                           $9.98762        $10.64688               0
   01/01/2011 to 12/31/2011                          $10.64688        $10.18677               0
   01/01/2012 to 12/31/2012                          $10.18677        $11.09597               0
   01/01/2013 to 12/31/2013                          $11.09597        $12.64305             493
   01/01/2014 to 12/31/2014                          $12.64305        $13.04341               0
------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                          $9.99737         $9.07275               0
   01/01/2012 to 12/31/2012                           $9.07275         $9.83171               0
   01/01/2013 to 12/31/2013                           $9.83171        $10.55561               0
   01/01/2014 to 12/31/2014                          $10.55561        $10.72350               0
------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                          $9.99737        $10.39072           1,559
   01/01/2014 to 12/31/2014                          $10.39072        $10.42357               0
------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2017
   03/15/2010 to 12/31/2010                           $9.99737        $10.48198               0
   01/01/2011 to 12/31/2011                          $10.48198        $11.31079          22,632
   01/01/2012 to 12/31/2012                          $11.31079        $11.51468          28,134
   01/01/2013 to 12/31/2013                          $11.51468        $10.92250          30,883
   01/01/2014 to 12/31/2014                          $10.92250        $10.72957          15,283
------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2018
   03/15/2010 to 12/31/2010                          $10.00607        $10.52439               0
   01/01/2011 to 12/31/2011                          $10.52439        $11.57785          81,083
   01/01/2012 to 12/31/2012                          $11.57785        $11.85343          86,217
   01/01/2013 to 12/31/2013                          $11.85343        $11.11922          16,991
   01/01/2014 to 12/31/2014                          $11.11922        $11.05559          14,402
------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2019
   03/15/2010 to 12/31/2010                           $9.99737        $10.52727               0
   01/01/2011 to 12/31/2011                          $10.52727        $11.82506               0
   01/01/2012 to 12/31/2012                          $11.82506        $12.12285               0
   01/01/2013 to 12/31/2013                          $12.12285        $11.17367               0
   01/01/2014 to 12/31/2014                          $11.17367        $11.28314               0
------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2020
   03/15/2010 to 12/31/2010                          $10.00819        $10.55776               0
   01/01/2011 to 12/31/2011                          $10.55776        $12.13573               0
   01/01/2012 to 12/31/2012                          $12.13573        $12.49550               0
   01/01/2013 to 12/31/2013                          $12.49550        $11.31330           9,397
   01/01/2014 to 12/31/2014                          $11.31330        $11.63180           4,869
------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2021
   03/15/2010 to 12/31/2010                          $10.00713        $10.65842               0
   01/01/2011 to 12/31/2011                          $10.65842        $12.41931          11,924
   01/01/2012 to 12/31/2012                          $12.41931        $12.84452          16,207
   01/01/2013 to 12/31/2013                          $12.84452        $11.56894          15,170
   01/01/2014 to 12/31/2014                          $11.56894        $12.06517          41,437
------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2022
   01/03/2011* to 12/31/2011                          $9.99737        $11.85586           7,595
   01/01/2012 to 12/31/2012                          $11.85586        $12.15317          12,812
   01/01/2013 to 12/31/2013                          $12.15317        $10.62314               0
   01/01/2014 to 12/31/2014                          $10.62314        $11.35541               0
------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2023
   01/03/2012* to 12/31/2012                          $9.99650        $10.25578               0
   01/01/2013 to 12/31/2013                          $10.25578         $8.91959          10,656
   01/01/2014 to 12/31/2014                           $8.91959         $9.72877           5,661

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2024
   01/02/2013* to 12/31/2013                                      $9.99825         $8.62908               0
   01/01/2014 to 12/31/2014                                       $8.62908         $9.57675               0
------------------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2025
   01/02/2014* to 12/31/2014                                      $9.99825        $11.14753               0
------------------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                       $9.97054        $10.45834               0
   01/01/2011 to 12/31/2011                                      $10.45834         $9.53461               0
   01/01/2012 to 12/31/2012                                       $9.53461        $10.45568               0
   01/01/2013 to 12/31/2013                                      $10.45568        $13.30928               0
   01/01/2014 to 12/31/2014                                      $13.30928        $14.21328               0
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.97654        $10.72680          27,750
   01/01/2011 to 12/31/2011                                      $10.72680        $10.13738          18,154
   01/01/2012 to 12/31/2012                                      $10.13738        $11.16475           9,229
   01/01/2013 to 12/31/2013                                      $11.16475        $13.26563          30,882
   01/01/2014 to 12/31/2014                                      $13.26563        $13.74641          16,527
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                                      $9.99737        $11.51098               0
   01/01/2014 to 12/31/2014                                      $11.51098        $12.66567               0
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   03/15/2010 to 12/31/2010                                       $9.95876        $11.67022               0
   01/01/2011 to 12/31/2011                                      $11.67022        $12.04822               0
   01/01/2012 to 12/31/2012                                      $12.04822        $13.45895               0
   01/01/2013 to 12/31/2013                                      $13.45895        $13.44334               0
   01/01/2014 to 12/31/2014                                      $13.44334        $17.04517               0
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $9.99737         $9.58831             469
   01/01/2014 to 12/31/2014                                       $9.58831         $9.76016               0
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   03/15/2010 to 12/31/2010                                       $9.97485        $10.90682          24,028
   01/01/2011 to 12/31/2011                                      $10.90682        $10.40498           9,697
   01/01/2012 to 12/31/2012                                      $10.40498        $11.14830           5,678
   01/01/2013 to 12/31/2013                                      $11.14830        $12.39086           2,534
   01/01/2014 to 12/31/2014                                      $12.39086        $12.37866           2,247
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.99737        $10.77453               0
   01/01/2011 to 12/31/2011                                      $10.77453        $10.17772               0
   01/01/2012 to 12/31/2012                                      $10.17772        $11.20063               0
   01/01/2013 to 12/31/2013                                      $11.20063        $12.93332               0
   01/01/2014 to 12/31/2014                                      $12.93332        $13.24226             282
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $9.99738        $10.63688           2,210
   01/01/2013 to 12/31/2013                                      $10.63688        $12.82308             956
   01/01/2014 to 12/31/2014                                      $12.82308        $12.81375             760
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $9.99737        $10.70390               0
   01/01/2014 to 12/31/2014                                      $10.70390        $10.63198               0
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   03/15/2010 to 12/31/2010                                       $9.96904        $11.43200               0
   01/01/2011 to 12/31/2011                                      $11.43200        $10.51446               0
   01/01/2012 to 12/31/2012                                      $10.51446        $12.91218               0
   01/01/2013 to 12/31/2013                                      $12.91218        $13.04918               0
   01/01/2014 to 12/31/2014                                      $13.04918        $14.39780               0

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   03/15/2010 to 12/31/2010                           $10.01737        $10.67505              0
   01/01/2011 to 12/31/2011                           $10.67505         $9.93022              0
   01/01/2012 to 12/31/2012                            $9.93022        $11.51770              0
   01/01/2013 to 12/31/2013                           $11.51770        $14.47250              0
   01/01/2014 to 02/07/2014                           $14.47250        $14.21481              0
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                            $9.99062        $10.65958              0
   01/01/2011 to 12/31/2011                           $10.65958         $9.75450              0
   01/01/2012 to 12/31/2012                            $9.75450        $11.30461              0
   01/01/2013 to 12/31/2013                           $11.30461        $14.62107              0
   01/01/2014 to 12/31/2014                           $14.62107        $16.02012              0
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                           $10.01869        $11.30416              0
   01/01/2011 to 12/31/2011                           $11.30416        $10.62257              0
   01/01/2012 to 12/31/2012                           $10.62257        $12.30522              0
   01/01/2013 to 12/31/2013                           $12.30522        $15.75435              0
   01/01/2014 to 12/31/2014                           $15.75435        $17.01694              0
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   03/15/2010 to 12/31/2010                            $9.98711        $10.59691          2,695
   01/01/2011 to 12/31/2011                           $10.59691        $10.21172          1,268
   01/01/2012 to 12/31/2012                           $10.21172        $10.89125            777
   01/01/2013 to 12/31/2013                           $10.89125        $11.58416            251
   01/01/2014 to 12/31/2014                           $11.58416        $11.67265            263
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                            $9.96400        $11.37837            376
   01/01/2011 to 12/31/2011                           $11.37837        $11.16407            209
   01/01/2012 to 12/31/2012                           $11.16407        $12.50818            153
   01/01/2013 to 12/31/2013                           $12.50818        $16.81634             20
   01/01/2014 to 12/31/2014                           $16.81634        $17.45893             72
-------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                            $9.98498        $10.56426              0
   01/01/2011 to 12/31/2011                           $10.56426        $10.18166              0
   01/01/2012 to 12/31/2012                           $10.18166        $11.18177              0
   01/01/2013 to 12/31/2013                           $11.18177        $14.57981              0
   01/01/2014 to 12/31/2014                           $14.57981        $14.34034              0
-------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   03/15/2010 to 12/31/2010                            $9.98334        $10.65785              0
   01/01/2011 to 12/31/2011                           $10.65785        $10.65035              0
   01/01/2012 to 12/31/2012                           $10.65035        $11.74530              0
   01/01/2013 to 12/31/2013                           $11.74530        $12.19214              0
   01/01/2014 to 12/31/2014                           $12.19214        $12.11018              0
-------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   03/15/2010 to 12/31/2010                            $9.92820        $11.14735              0
   01/01/2011 to 12/31/2011                           $11.14735         $9.40131              0
   01/01/2012 to 12/31/2012                            $9.40131        $10.95911              0
   01/01/2013 to 12/31/2013                           $10.95911        $12.63676              0
   01/01/2014 to 12/31/2014                           $12.63676        $11.56240              0
-------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   03/15/2010 to 12/31/2010                            $9.92807        $10.69064              0
   01/01/2011 to 12/31/2011                           $10.69064         $9.05485              0
   01/01/2012 to 12/31/2012                            $9.05485        $10.23161              0
   01/01/2013 to 12/31/2013                           $10.23161        $11.83862              0
   01/01/2014 to 12/31/2014                           $11.83862        $10.69691              0

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   03/15/2010 to 12/31/2010                              $9.97561        $10.76623               0
   01/01/2011 to 12/31/2011                             $10.76623        $10.36828               0
   01/01/2012 to 12/31/2012                             $10.36828        $11.40513               0
   01/01/2013 to 12/31/2013                             $11.40513        $12.84435               0
   01/01/2014 to 12/31/2014                             $12.84435        $13.23152             282
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   03/15/2010 to 12/31/2010                              $9.92072        $10.45502               0
   01/01/2011 to 12/31/2011                             $10.45502         $9.19945               0
   01/01/2012 to 12/31/2012                              $9.19945        $10.86116               0
   01/01/2013 to 12/31/2013                             $10.86116        $12.13498               0
   01/01/2014 to 12/31/2014                             $12.13498        $11.00451               0
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   03/15/2010 to 12/31/2010                              $9.99737        $10.48468          11,371
   01/01/2011 to 12/31/2011                             $10.48468        $10.17871           4,894
   01/01/2012 to 12/31/2012                             $10.17871        $10.91416           4,562
   01/01/2013 to 12/31/2013                             $10.91416        $11.73675             991
   01/01/2014 to 12/31/2014                             $11.73675        $11.98646             132
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.97022        $10.67165               0
   01/01/2011 to 12/31/2011                             $10.67165        $10.40451               0
   01/01/2012 to 12/31/2012                             $10.40451        $11.60652               0
   01/01/2013 to 12/31/2013                             $11.60652        $15.34338               0
   01/01/2014 to 12/31/2014                             $15.34338        $16.27245               0
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.98936        $10.51537               0
   01/01/2011 to 12/31/2011                             $10.51537         $9.75858               0
   01/01/2012 to 12/31/2012                              $9.75858        $11.04666               0
   01/01/2013 to 12/31/2013                             $11.04666        $14.96355               0
   01/01/2014 to 12/31/2014                             $14.96355        $16.48441               0
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.99147        $11.19566               0
   01/01/2011 to 12/31/2011                             $11.19566        $10.74445             353
   01/01/2012 to 12/31/2012                             $10.74445        $11.68176               0
   01/01/2013 to 12/31/2013                             $11.68176        $15.45619               0
   01/01/2014 to 12/31/2014                             $15.45619        $16.55452               0
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   03/15/2010 to 12/31/2010                              $9.98755        $10.71635               0
   01/01/2011 to 12/31/2011                             $10.71635        $11.43521               0
   01/01/2012 to 12/31/2012                             $11.43521        $11.73106               0
   01/01/2013 to 12/31/2013                             $11.73106        $11.13423               0
   01/01/2014 to 12/31/2014                             $11.13423        $11.47248               0
---------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   03/15/2010 to 12/31/2010                              $9.98650        $10.78896             991
   01/01/2011 to 12/31/2011                             $10.78896        $10.12224             580
   01/01/2012 to 12/31/2012                             $10.12224        $12.06520             432
   01/01/2013 to 12/31/2013                             $12.06520        $14.91450              59
   01/01/2014 to 12/31/2014                             $14.91450        $14.96908             224
---------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.99737        $10.76474               0
   01/01/2011 to 12/31/2011                             $10.76474        $10.36420               0
   01/01/2012 to 12/31/2012                             $10.36420        $11.75204               0
   01/01/2013 to 12/31/2013                             $11.75204        $15.55998               0
   01/01/2014 to 12/31/2014                             $15.55998        $16.38243               0
---------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                             $9.99738        $10.13876               0
   01/01/2013 to 12/31/2013                             $10.13876        $13.20767               0
   01/01/2014 to 12/31/2014                             $13.20767        $14.09866               0

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.98763        $11.38945              0
   01/01/2011 to 12/31/2011                              $11.38945        $10.65051              0
   01/01/2012 to 12/31/2012                              $10.65051        $12.21345              0
   01/01/2013 to 12/31/2013                              $12.21345        $15.66336              0
   01/01/2014 to 12/31/2014                              $15.66336        $17.44083              0
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   03/15/2010 to 12/31/2010                               $9.99738         $9.74705            131
   01/01/2011 to 12/31/2011                               $9.74705         $9.44271             80
   01/01/2012 to 12/31/2012                               $9.44271         $9.14536             67
   01/01/2013 to 12/31/2013                               $9.14536         $8.85729             12
   01/01/2014 to 12/31/2014                               $8.85729         $8.57829             48
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.98992        $11.12480            500
   01/01/2011 to 12/31/2011                              $11.12480        $10.50718            288
   01/01/2012 to 12/31/2012                              $10.50718        $11.91859            214
   01/01/2013 to 12/31/2013                              $11.91859        $16.39249             27
   01/01/2014 to 12/31/2014                              $16.39249        $18.13850             95
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                             $10.02728        $10.04409              0
   01/01/2012 to 12/31/2012                              $10.04409        $10.20108              0
   01/01/2013 to 12/31/2013                              $10.20108         $9.59992              0
   01/01/2014 to 12/31/2014                               $9.59992         $9.77638              0
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.95766        $11.80765              0
   01/01/2011 to 12/31/2011                              $11.80765        $11.62918              0
   01/01/2012 to 12/31/2012                              $11.62918        $12.65678              0
   01/01/2013 to 12/31/2013                              $12.65678        $16.25578              0
   01/01/2014 to 12/31/2014                              $16.25578        $16.99356              0
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.97179        $11.31606              0
   01/01/2011 to 04/29/2011                              $11.31606        $12.62932              0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $9.99738        $10.21676            246
   01/01/2013 to 12/31/2013                              $10.21676        $11.76661             37
   01/01/2014 to 12/31/2014                              $11.76661        $11.98155            138
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   03/15/2010 to 12/31/2010                               $9.93785        $11.56130            340
   01/01/2011 to 12/31/2011                              $11.56130         $8.92749            235
   01/01/2012 to 12/31/2012                               $8.92749        $10.19595            190
   01/01/2013 to 12/31/2013                              $10.19595         $9.89682             32
   01/01/2014 to 12/31/2014                               $9.89682         $9.13606            124
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   03/15/2010 to 12/31/2010                              $10.00679         $9.98227          2,155
   01/01/2011 to 12/31/2011                               $9.98227         $9.88577          1,471
   01/01/2012 to 12/31/2012                               $9.88577        $10.02316          1,045
   01/01/2013 to 12/31/2013                              $10.02316         $9.49640            188
   01/01/2014 to 12/31/2014                               $9.49640         $9.18823            750
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   03/15/2010 to 12/31/2010                              $10.00572        $10.25235          2,432
   01/01/2011 to 12/31/2011                              $10.25235        $10.24571          1,698
   01/01/2012 to 12/31/2012                              $10.24571        $10.84736          1,140
   01/01/2013 to 12/31/2013                              $10.84736        $10.31254            203
   01/01/2014 to 12/31/2014                              $10.31254        $10.41028            786

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                 $9.98834        $10.49355          13,064
   01/01/2011 to 12/31/2011                                $10.49355        $10.26483           6,907
   01/01/2012 to 12/31/2012                                $10.26483        $10.97220           6,482
   01/01/2013 to 12/31/2013                                $10.97220        $11.60552           1,325
   01/01/2014 to 12/31/2014                                $11.60552        $11.88912             277
------------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                               $10.01729        $10.04397               0
   01/01/2012 to 12/31/2012                                $10.04397        $10.41863               0
   01/01/2013 to 12/31/2013                                $10.41863         $9.85712               0
   01/01/2014 to 12/31/2014                                 $9.85712        $10.12523               0
------------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   03/15/2010 to 12/31/2010                                 $9.96236        $11.39622          16,090
   01/01/2011 to 12/31/2011                                $11.39622        $10.35183          13,018
   01/01/2012 to 12/31/2012                                $10.35183        $11.32062           6,201
   01/01/2013 to 12/31/2013                                $11.32062        $12.83083          31,265
   01/01/2014 to 12/31/2014                                $12.83083        $13.56962          16,965
------------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   03/15/2010 to 12/31/2010                                 $9.99737        $10.78463               0
   01/01/2011 to 12/31/2011                                $10.78463        $10.80665               0
   01/01/2012 to 12/31/2012                                $10.80665        $12.43379               0
   01/01/2013 to 12/31/2013                                $12.43379        $15.94737               0
   01/01/2014 to 12/31/2014                                $15.94737        $18.10374               0
------------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                                $9.99737         $8.80844               0
   01/01/2012 to 12/31/2012                                 $8.80844         $9.65293               0
   01/01/2013 to 12/31/2013                                 $9.65293        $11.44298               0
   01/01/2014 to 12/31/2014                                $11.44298        $11.80295               0
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   03/15/2010 to 12/31/2010                                 $9.98643        $10.68027           1,516
   01/01/2011 to 12/31/2011                                $10.68027        $10.15662           5,998
   01/01/2012 to 12/31/2012                                $10.15662        $10.84748           3,274
   01/01/2013 to 12/31/2013                                $10.84748        $11.81274           1,056
   01/01/2014 to 12/31/2014                                $11.81274        $12.02867           1,019
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   03/15/2010 to 12/31/2010                                 $9.97662        $10.86594               0
   01/01/2011 to 12/31/2011                                $10.86594        $10.27282               0
   01/01/2012 to 12/31/2012                                $10.27282        $11.53082               0
   01/01/2013 to 12/31/2013                                $11.53082        $13.18464               0
   01/01/2014 to 12/31/2014                                $13.18464        $13.46300             344
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   03/15/2010 to 12/31/2010                                 $9.98125        $10.65964           4,647
   01/01/2011 to 12/31/2011                                $10.65964         $9.97537           4,121
   01/01/2012 to 12/31/2012                                 $9.97537        $10.73660           2,079
   01/01/2013 to 12/31/2013                                $10.73660        $11.89590             268
   01/01/2014 to 12/31/2014                                $11.89590        $11.87099             263
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.97070        $12.03897               0
   01/01/2011 to 12/31/2011                                $12.03897        $10.13136               0
   01/01/2012 to 12/31/2012                                $10.13136        $11.78127               0
   01/01/2013 to 12/31/2013                                $11.78127        $16.06720               0
   01/01/2014 to 12/31/2014                                $16.06720        $16.32992               0
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.95975        $12.49444               0
   01/01/2011 to 12/31/2011                                $12.49444        $11.98301               0
   01/01/2012 to 12/31/2012                                $11.98301        $13.01781               0
   01/01/2013 to 12/31/2013                                $13.01781        $17.04271               0
   01/01/2014 to 12/31/2014                                $17.04271        $17.13614               0

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                  $9.96318        $11.35515              0
   01/01/2011 to 12/31/2011                                 $11.35515        $10.34059              0
   01/01/2012 to 12/31/2012                                 $10.34059        $11.83297              0
   01/01/2013 to 12/31/2013                                 $11.83297        $15.74681              0
   01/01/2014 to 12/31/2014                                 $15.74681        $16.05425              0
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                  $9.99106        $10.58861          7,496
   01/01/2011 to 12/31/2011                                 $10.58861        $10.45913          3,445
   01/01/2012 to 12/31/2012                                 $10.45913        $11.49622          3,182
   01/01/2013 to 12/31/2013                                 $11.49622        $13.00841          4,892
   01/01/2014 to 12/31/2014                                 $13.00841        $13.33947          3,589
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   03/15/2010 to 12/31/2010                                  $9.98471        $10.43543              0
   01/01/2011 to 12/31/2011                                 $10.43543         $9.94161              0
   01/01/2012 to 12/31/2012                                  $9.94161        $11.28884              0
   01/01/2013 to 12/31/2013                                 $11.28884        $14.17896              0
   01/01/2014 to 12/31/2014                                 $14.17896        $14.75780              0
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                  $9.96995        $11.02841            491
   01/01/2011 to 12/31/2011                                 $11.02841        $10.50050            279
   01/01/2012 to 12/31/2012                                 $10.50050        $11.95726            213
   01/01/2013 to 12/31/2013                                 $11.95726        $16.67945             26
   01/01/2014 to 12/31/2014                                 $16.67945        $17.50218             95
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   03/15/2010 to 12/31/2010                                  $9.85862        $11.36484            255
   01/01/2011 to 12/31/2011                                 $11.36484         $9.36523            153
   01/01/2012 to 12/31/2012                                  $9.36523         $9.39764            132
   01/01/2013 to 12/31/2013                                  $9.39764        $10.50156             21
   01/01/2014 to 12/31/2014                                 $10.50156         $9.32020             81
-------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.97905        $10.21091            974
   01/01/2011 to 12/31/2011                                 $10.21091        $10.29784            580
   01/01/2012 to 12/31/2012                                 $10.29784        $10.49398            468
   01/01/2013 to 12/31/2013                                 $10.49398         $9.78192             87
   01/01/2014 to 12/31/2014                                  $9.78192         $9.52645            335
-------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/02/2011* to 12/31/2011                                 $9.99737         $8.74653              0
   01/01/2012 to 12/31/2012                                  $8.74653         $9.40289              0
   01/01/2013 to 12/31/2013                                  $9.40289        $10.97393              0
   01/01/2014 to 12/31/2014                                 $10.97393        $11.21329            253
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.99737        $10.29910          1,222
   01/01/2011 to 12/31/2011                                 $10.29910        $10.57630            771
   01/01/2012 to 12/31/2012                                 $10.57630        $11.04691            557
   01/01/2013 to 12/31/2013                                 $11.04691        $10.53917             99
   01/01/2014 to 12/31/2014                                 $10.53917        $10.94180            374
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   03/15/2010 to 12/31/2010                                  $9.96990        $10.53697          2,458
   01/01/2011 to 12/31/2011                                 $10.53697        $10.03503          3,725
   01/01/2012 to 09/21/2012                                 $10.03503        $11.11771              0

 *  Denotes the start date of these sub-accounts

APPENDIX B - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus, if your Annuity is issued in certain states described below. Further variations may arise in connection with additional state reviews.

Jurisdiction  Special Provisions
------------  ----------------------------------------------------------------------
California    Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Highest Daily Lifetime Income with Lifetime Income
              Accelerator is not available. Highest Daily Lifetime Income 2.0 with
              Lifetime Income Accelerator is not available. Medically-Related
              Surrender is not available. For the California annuity forms,
              "contingent deferred sales charges" are referred to as "surrender charges".

Connecticut   Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Highest Daily Lifetime Income with Lifetime Income
              Accelerator is not available. Highest Daily Lifetime Income 2.0 with
              Lifetime Income Accelerator is not available. Different CDSC schedule for X Series. No recapture of Purchase Credits upon death. For
              Annuities purchased on or after August 20, 2012, the Liquidity Factor used in the MVA and DCA formulas equals zero (0).
              The CDSC Schedule for X Series Annuities in Connecticut is as follows:

                                                      Percentage Applied
                                                       Against Purchase
                                                        Payment being
       Age of Purchase Payment being Withdrawn            Withdrawn
       ---------------------------------------        ------------------
       Less than one year old                               9.0 %
       1 year old or older, but not yet 2 years old         8.50%
       2 years old or older, but not yet 3 years old        8.0 %
       3 years old or older, but not yet 4 years old        8.0 %
       4 years old or older, but not yet 5 years old        7.75%
       5 years old or older, but not yet 6 years old        7.75%
       6 years old or older, but not yet 7 years old        5.0 %
       7 years old or older, but not yet 8 years old        4.0 %
       8 years old or older, but not yet 9 years old        2.5 %
       9 or more years old                                  0.0 %

Florida        One year waiting period for annuitization. With respect to those who are 65 years or older on the date of purchase, in no event will the
               Contingent Deferred Sales Charge exceed 10% in accordance with
               Florida law.
Illinois       6 and 12 Month DCA Options are not available. Market Value Adjustment
               Options are not available.

Iowa           6 and 12 Month DCA Options are not available. Market Value Adjustment
               Options are not available.

Massachusetts  The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal option benefit. Medically-Related Surrenders are not available.

Montana        The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal option benefit.

Oregon         6 and 12 Month DCA Options are not available. Market Value Adjustment
               Options are not available.

South Dakota   Highest Daily Lifetime Income 2.0 with Lifetime Income Accelerator is not available.

Texas          No MVA Options are available under the X Series Annuity. The
               Beneficiary Annuity is not available.

Virginia       Highest Daily Lifetime Income 2.0 with Lifetime Income Accelerator is not available.

Washington     Combination 5% Roll-up and Highest Anniversary Value Death Benefit is
               not available. Highest Daily Lifetime 6 Plus with Lifetime Income
               Accelerator is not available. Highest Daily Lifetime Income with
               Lifetime Income Accelerator is not available. Highest Daily Lifetime
               Income 2.0 with Lifetime Income Accelerator is not available.

   APPENDIX C - HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT, HIGHEST DAILY
     LIFETIME 6 PLUS INCOME BENEFIT WITH LIFETIME INCOME ACCELERATOR, AND SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT - NO LONGER AVAILABLE
                               FOR NEW ELECTIONS

        These benefits were offered March 15, 2010 to January 23, 2011.

Except for Annuities that were issued in Oregon, effective September 14, 2012, we are no longer accepting additional Purchase Payments for Annuities that have these benefits.

HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 PLUS)

Highest Daily Lifetime/SM/ 6 Plus Income Benefit (HD 6 Plus)/SM/ is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. Highest Daily Lifetime 6 Plus is no longer available.

If you have elected this benefit, the benefit guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime 6 Plus Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single "designated life" who is at least 45 years old on the benefit effective date. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit, although you may elect any optional death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under the Highest Daily Lifetime 6 Plus benefit. As to the impact of such a scenario on any other optional benefit you may have, please see the applicable section in this prospectus.

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime 6 Plus, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated Purchase Credits) made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10/th/ or 20th benefit anniversary, your Periodic Value on the 10/th/ or 20/th/ benefit anniversary is equal to the greater of:

(1)the Periodic Value described above, or

(2)the sum of (a), (b) and (c) below proportionally reduced for any Non-Lifetime Withdrawals:

    (a)200% (on the 10th anniversary) or 400% (on the 20/th/ anniversary) of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments (including any associated Purchase Credits) made on that day;

    (b)200% (on the 10th anniversary) or 400% (on the 20/th/ anniversary) of all Purchase Payments (including any associated Purchase Credits) made within one year following the effective date of the benefit; and

    (c)all Purchase Payments (including any associated Purchase Credits) made after one year following the effective date of the benefit.

In the rider for this benefit, we use slightly different terms for the calculation described. We use the term "Guaranteed Base Value" to refer to the Unadjusted Account Value on the effective date of the benefit, plus the amount of any "adjusted" Purchase Payments made within one year after the effective date of the benefit. "Adjusted" Purchase Payments means Purchase Payments we receive, increased by any Purchase Credits applied to your Account Value in relation to Purchase Payments, and decreased by any fees or tax charges deducted from such Purchase Payments upon allocation to the Annuity.

This means that: if you do not take a Lifetime Withdrawal on or before the 10/th/ benefit anniversary, your Protected Withdrawal Value on the 10/th/ benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election; or if you do not take a withdrawal on or before the 20/th/ benefit anniversary, your Protected Withdrawal Value on the 20/th/ anniversary will be at least quadruple (400%) of your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 10/th/ or 20/th/ benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

Key Feature - Annual Income Amount under Highest Daily Lifetime 6 Plus

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years unless you take a withdrawal of Excess Income, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2 - 79, and 6% for ages 80 or older. (Note that for purposes of the age tiers used with this benefit, we deem the Annuitant to have reached age 59 1/2 on the 183rd day after his/her 59/th/ birthday). Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will
(i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated Purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2 - 79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated Purchase Credits).

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities that were issued in Oregon, effective September 14, 2012, we no longer permit additional Purchase Payments to Annuities with the Highest Daily Lifetime 6 Plus benefit. For Annuities issued in Oregon, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2 - 79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1, 2010

..   The Highest Daily Lifetime 6 Plus benefit is elected on August 1, 2011

..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime 6 Plus benefit

..   The first withdrawal is a Lifetime Withdrawal

Example of dollar-for-dollar reductions

On October 24, 2011, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59/ 1//\\2\\ and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2011) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 27, 2011 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

     Account Value before Lifetime withdrawal                  $118,000.00
     Amount of "non" Excess Income                             $  3,500.00
     Account Value immediately before Excess Income of $1,500  $114,500.00
     Excess Income amount                                      $  1,500.00
     Ratio ($1,500/$114,500 = 1.31%)                                  1.31%
     Annual Income Amount                                      $  6,000.00
     1.31% Reduction in Annual Income Amount                   $     78.60
     Annual Income Amount for future Annuity Years             $  5,921.40

Example of Highest Daily Auto Step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments (including any associated Purchase Credits), is higher than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments (including any associated Purchase Credits).

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                             Highest Daily Value        Adjusted Annual
              Unadjusted   (adjusted for withdrawal Income Amount (5% of the
    Date*    Account Value and purchase payments)**   Highest Daily Value)
    -----    ------------- ------------------------ ------------------------
    June 28   $238,000.00        $238,000.00               $11,900.00
    June 29   $226,500.00        $228,009.60               $11,400.48
    June 30   $226,800.00        $228,009.60               $11,400.48
    July 1    $233,500.00        $233,500.00               $11,675.00
    July 2    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

   . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

   . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

   . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

   . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value" earlier in this prospectus). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount (including any applicable CDSC and any applicable MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

The Issue Date is December 1

..   The Highest Daily Lifetime 6 Plus benefit is elected on September 1

..   The Unadjusted Account Value at benefit election was $105,000

..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime 6 Plus benefit

..   No previous withdrawals have been taken under the Highest Daily Lifetime 6
    Plus benefit

On October 3, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal amount                                          $ 15,000
      Divided by Account Value before withdrawal                 $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500

Required Minimum Distributions

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31st for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied.

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..   the remaining Annual Income Amount for that Annuity Year; plus

..   the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

Example

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

  First Calendar Year             Annuity Year         Second Calendar Year
  -------------------       ------------------------ ------------------------
  01/01/2014 to 12/31/2014  06/01/2014 to 05/31/2015 01/01/2015 to 12/31/2015

Assume the following:

..   RMD Amount for Both Calendar Years = $6,000;

..   Annual Income Amount = $5,000; and

..   A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
    Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..   The remaining Annual Income for that Annuity Year ($3,000); plus

..   The Second Calendar Year's RMD Amount minus the Annual Income Amount
    ($6,000 - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..   If, in any Annuity Year, your RMD amount is less than your Annual Income
    Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

..   If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

..   If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

Benefits Under Highest Daily Lifetime 6 Plus

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, the Highest Daily Lifetime 6 Plus benefit terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments will be permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1)apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

    (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

    (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon inception of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or upon addition of subsequent Purchase Payments. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..   Any Death Benefit, including any optional Death Benefit that you elected, will terminate if withdrawals taken under Highest Daily Lifetime 6 Plus reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no

   Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" earlier in the prospectus for more information.)

..   The current charge for Highest Daily Lifetime 6 Plus is 0.85% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.2125% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (and any associated Purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Election of and Designations under the Benefit

We no longer permit elections of Highest Daily Lifetime 6 Plus. Previously, for elections of Highest Daily Lifetime 6 Plus, there must have been either, a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime 6 Plus could be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions.

If you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not have elected Highest Daily Lifetime 6 Plus so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Termination of the Benefit

You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

The benefit automatically terminates upon the first to occur of the following:

(i)your termination of the benefit;

(ii) your surrender of the Annuity;

(iii) your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount);

(iv) our receipt of Due Proof of Death of the Owner or Annuitant (for entity-owned annuities);

(v)both the Unadjusted Account Value and Annual Income Amount equal zero; or

(vi) you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed);

consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates upon Due Proof of Death.

How Highest Daily Lifetime 6 Plus Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Unadjusted Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the AST Investment Grade Bond Sub-account, referred to as the "Bond Sub-account"). This predetermined mathematical formula ("formula") runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Unadjusted Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Unadjusted Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account We are not providing you with investment advice through the use of the formula nor does the formula constitute an investment strategy that we are recommending to you. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. The formula is described below.

As indicated above, we limit the Sub-accounts to which you may allocate Unadjusted Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of these benefits, we refer to those permitted Investment Options as the "Permitted Sub-accounts". Because these restrictions and the use of the formula lessen the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth.

If you are participating in Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Unadjusted Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Unadjusted Account Value in those Sub-accounts will an amount be transferred from the DCA MVA Options. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the Bond Sub-account, amounts held within the DCA MVA Options are included within the term "Permitted Sub-accounts". Thus, amounts may be transferred from the DCA MVA Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA MVA Options. We will not assess any applicable Market Value Adjustment with respect to transfers under the formula from the DCA MVA Options.

Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an Income Basis (as defined in Appendix J) for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits), and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account.

If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

..   September 4 - a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   September 5 - you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4.

..   On September 5 - (and at least until first a transfer is made out of the
    Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

..   Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Unadjusted Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Unadjusted Account Value in the Bond Sub-account, or

b) An amount equal to 5% of your total Unadjusted Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

..   Not make any transfer between the Permitted Sub-accounts and the Bond
    Sub-account; or

..   If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

..   Transfer a portion of your Unadjusted Account Value in the Permitted
    Sub-accounts and the DCA MVA Options to the Bond Sub-account.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Unadjusted Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Unadjusted Account Value, the more the Unadjusted Account Value can decrease prior to a transfer to the Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Unadjusted Account Value and your Protected
    Withdrawal Value;

..   The amount of time Highest Daily Lifetime 6 Plus has been in effect on your
    Annuity;

..   The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

..   Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..   Any withdrawals you take from your Annuity (while the benefit is in effect).

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Unadjusted Account Value and thus the greater the impact on whether (and how much) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.

Any Unadjusted Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR (HD6 PLUS WITH
LIA)

Highest Daily Lifetime 6 Plus with LIA is no longer available. If you have elected this benefit, the benefit guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. You could choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 6 Plus and you must have elected the LIA benefit at the time you elected Highest Daily Lifetime 6 Plus. Please note that if you terminate Highest Daily Lifetime 6 Plus and elected the Highest Daily Lifetime 6 Plus with LIA you would lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. This benefit may not be combined with any other optional living benefit or death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted and available Investment Option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single "designated life" who is between the ages of 45 and 75 on the date that the benefit is elected and received in Good Order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein. As is the case with Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with LIA involves your participation in a predetermined mathematical formula that transfers Account Value between your Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account. Please see Highest Daily Lifetime 6 Plus above for a description of the predetermined mathematical formula.

Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care or other medical or retirement expenses. You should seek professional advice to determine your financial needs for long-term care.

If this benefit is elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

The current charge for this benefit is 1.20% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (and any associated Purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA Amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to laws of any United States jurisdiction providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v. Transferring: Moving into or out of a bed, chair or wheelchair.

    vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount, and you will have to notify us again in writing in order to become eligible. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Please note that you must be available in the U.S. for the assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the Annuity Year that immediately precedes or runs concurrent with our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under Highest Daily Lifetime Income 6 Plus" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA Amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA Amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA Amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount. However, the available LIA Amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA Amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

For new issuances of this benefit, we may institute a "cut-off" date that would stop the appreciation of the Protected Withdrawal Value, even if no Lifetime Withdrawal had been taken prior to the cut-off date (thus affecting the determination of the LIA Amount). We will not apply any cut-off date to those who elected this benefit prior to our institution of a cut-off date.

Withdrawals in Excess of the LIA Amount. Withdrawals (other than the Non-Lifetime Withdrawal) of any amount in a given Annuity Year up to the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. However, if your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount ("Excess Income"), your LIA Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Income. Excess Income also will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal has exceeded the LIA Amount.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of more than the LIA Amount, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding the LIA Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of more than the LIA Amount, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed the LIA Amount. If you request a net withdrawal, you are more likely to take a withdrawal of more than the LIA Amount than if you request a gross withdrawal.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2 - 79; and 6% for ages 80 and older) to the Purchase Payment (including any associated Purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date.

(Note that for purposes of the age tiers used with this benefit, we deem the Annuitant to have reached age 59 1/2 on the 183/rd/ day after his/her 59/th/ birthday).

The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each Purchase Payment (including any associated Purchase Credits).

If the Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities that were issued in Oregon, effective September 14, 2012, we no longer permit additional Purchase Payments to Annuities with the Highest Daily Lifetime 6 Plus with LIA. For Annuities issued in Oregon, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Unadjusted Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional Purchase Payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA Amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Unadjusted Account Value to zero are more than the LIA Amount (except in the case of Required Minimum Distributions), Highest Daily Lifetime 6 Plus with LIA terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the LIA Amount in subsequent Annuity Years until the death of the designated life.

Annuity Options. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Unadjusted Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA Amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements, you will not receive any additional payments based on the LIA Amount.

Termination of Highest Daily Lifetime 6 Plus With LIA. The LIA benefit terminates upon the first to occur of the following:

(i)your termination of the benefit;

(ii)your surrender of the Annuity;

(iii)our receipt of Due Proof of Death of the designated life;

(iv)the Annuity Date, if Unadjusted Account Value remains on the Annuity Date and an election is made to commence annuity payments prior to the tenth Annuity anniversary;

(v)the Valuation Day on which each of the Unadjusted Account Value and the Annual Income Amount is zero; or

(vi)if you cease to meet our requirements for elections of this benefit or if we process a change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

Highest Daily Lifetime 6 Plus with LIA uses the same predetermined mathematical formula used with Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus. See the pertinent discussion in Highest Daily Lifetime 6 Plus above.

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 PLUS)

Spousal Highest Daily Lifetime 6 Plus Income Benefit (SHD6 Plus) is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. Spousal Highest Daily Lifetime 6 Plus is no longer available for election

If you have elected this benefit, the benefit guarantees, until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime 6 Plus Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime 6 Plus must be elected based on two designated lives, as described below. The youngest designated life must have been at least 50 years old and the oldest designated life must have been at least 55 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime 6 Plus benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional living benefit, although you may elect any optional death benefit.

As long as your Spousal Highest Daily Lifetime 6 Plus benefit is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under the Spousal Highest Daily Lifetime 6 Plus benefit. As to the impact of such a scenario on any other optional benefit you may have, please see the applicable section in this prospectus.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime 6 Plus, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated Purchase Credits) made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10th or 20/th/ benefit anniversary, your Periodic Value on the 10th or 20th benefit anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) proportionally reduced for any Non-Lifetime
   Withdrawal:

    (a)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments (including any associated Purchase Credits) made on that day;

    (b)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all Purchase Payments (including any associated Purchase Credits) made within one year following the effective date of the benefit; and

    (c)all Purchase Payments (including any associated Purchase Credits) made after one year following the effective date of the benefit.

In the rider for this benefit, as respects the preceding paragraph, we use the term "Guaranteed Base Value" to refer to the Unadjusted Account Value on the effective date of the benefit, plus the amount of any "adjusted" Purchase Payments made within one year after the effective date of the benefit. "Adjusted" Purchase Payments means Purchase Payments we receive, increased by any Purchase Credits applied to your Account Value in relation to Purchase Payments, and decreased by any fees or tax charges deducted from such Purchase Payments upon allocation to the Annuity.

This means that: if you do not take a Lifetime Withdrawal on or before the 10/th/ Anniversary of the benefit, your Protected Withdrawal Value on the 10/th/ Anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election; or if you do not take a withdrawal on or before the 20/th/ anniversary of the benefit, your Protected Withdrawal Value on the 20/th/ anniversary will be at least quadruple (400%) of your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 10/th/ or 20/th/ benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

Key Feature - Annual Income Amount under the Spousal Highest Daily Lifetime 6 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated Purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated Purchase Credits).

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities that were issued in Oregon, effective September 14, 2012, we no longer permit additional Purchase Payments to Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit. For Annuities issued in Oregon, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carryover the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1, 2010

..   The Spousal Highest Daily Lifetime 6 Plus benefit is elected on August 1,
    2011

..   The younger designated life was 70 years old when he/she elected the
    Spousal Highest Daily Lifetime 6 Plus benefit.

..   The first withdrawal is a Lifetime Withdrawal

Example of dollar-for-dollar reductions

On October 24, 2011, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the younger designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2011) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 27, 2011 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

     Account Value before Lifetime Withdrawal                  $118,000.00
     Amount of "non" Excess Income                             $  3,500.00
     Account Value immediately before Excess Income of $1,500  $114,500.00
     Excess Income amount                                      $  1,500.00
     Ratio ($1,500/$114,500 = 1.31%)                                  1.31%
     Annual Income Amount                                      $  6,000.00
     1.31% Reduction in Annual Income Amount                   $     78.60
     Annual Income Amount for future Annuity Years             $  5,921.40

Example of Highest Daily Auto Step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments (including any associated Purchase Credits), is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments (including any associated Purchase Credits).

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29 reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                             Highest Daily Value
                           (adjusted for withdrawal     Adjusted Annual
              Unadjusted         and purchase       Income Amount (5% of the
    Date*    Account Value       payments)**          Highest Daily Value)
    -----    ------------- ------------------------ ------------------------
    June 28   $238,000.00        $238,000.00               $10,710.00
    June 29   $226,500.00        $227,994.52               $10,259.75
    June 30   $226,800.00        $227,994.52               $10,259.75
    July 1    $233,500.00        $233,500.00               $10,507.50
    July 2    $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.

** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

   . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

   . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

   . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $227,994.52 is greater than the June 30 Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

   . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $10,507.50.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value" earlier in this prospectus). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount (including any applicable CDSC and any applicable MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..   The Issue Date is December 1, 2010

..   The Spousal Highest Daily Lifetime 6 Plus benefit is elected on
    September 1, 2011

..   The Unadjusted Account Value at benefit election was $105,000

..   The younger designated life was 70 years old when he/she elected the
    Spousal Highest Daily Lifetime 6 Plus benefit

..   No previous withdrawals have been taken under the Spousal Highest Daily
    Lifetime 6 Plus benefit

On October 3, 2011, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3, 2011 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal amount                                          $ 15,000
      Divided by Account Value before withdrawal                 $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10th benefit year Minimum Periodic Value                   $183,750
      20th benefit year Minimum Periodic Value                   $367,500

Required Minimum Distributions

See the sub-section entitled "Required Minimum Distributions" in the section above concerning Highest Daily Lifetime 6 Plus for a discussion of the relationship between the RMD amount and the Annual Income Amount.

Benefits under Spousal Highest Daily Lifetime 6 Plus

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Unadjusted Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments will be permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1)apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

    (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to Annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

    (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the elected Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon inception of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Unadjusted Account Value, or to any additional Purchase Payments that are made after the changes go into effect. That is, we will not require such current participants to re-allocate Unadjusted Account Value to comply with any new requirements.

..   Any Death Benefit, including any optional Death Benefit that you elected, will terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" earlier in the prospectus for more information.)

Charge for Spousal Highest Daily Lifetime 6 Plus

The current charge for Spousal Highest Daily Lifetime 6 Plus is 0.95% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (and any associated Purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime 6 Plus is no longer available. Spousal Highest Daily Lifetime 6 Plus could only be elected based on two designated lives. Designated lives must have been natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Spousal Highest Daily Lifetime 6 Plus only could be elected if the Owner, Annuitant, and Beneficiary designations were as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. The younger Owner/Annuitant and the Beneficiary must be at least 50 years old and the older must be at least 55 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The
    Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. The younger Owner must be at least 50 years old and the older Owner must be at least 55 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The younger of the Annuitant and the Contingent Annuitant must be at least 50 years old and the older must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit, however if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. If the designated lives divorce, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. Any applicable CDSC will apply to such a withdrawal. The non-owner spouse may then decide whether s/he wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime 6 Plus so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

The benefit automatically terminates upon the first to occur of the following:

(i)upon our receipt of due proof of death of the first designated life, if the surviving spouse opts to take the death benefit under the Annuity (rather than continue the Annuity) or if the surviving spouse is not an eligible designated life;

(ii)upon the death of the second designated life;

(iii)your termination of the benefit;

(iv)your surrender of the Annuity;

(v)your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the annual income amount);

(vi)both the Unadjusted Account Value and Annual Income amount equal zero; or

(vii)you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

How Spousal Highest Daily Lifetime 6 Plus Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See "How Highest Daily Lifetime 6 Plus Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" above for information regarding this component of the benefit.

Additional Tax Considerations

Please see the Additional Tax Considerations section under Highest Daily Lifetime 6 Plus above.

       FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT, HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT WITH LIFETIME INCOME ACCELERATOR,
           AND SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT

Please see Appendix J: "Formula for Highest Daily Lifetime Income v2.1 Suite, Highest Daily Lifetime Income 2.0 Suite, Highest Daily Lifetime Income Suite and Highest Daily Lifetime 6 Plus Suite of Living Benefits."

   APPENDIX D - HIGHEST DAILY LIFETIME INCOME, HIGHEST DAILY LIFETIME INCOME
              WITH LIA AND SPOUSAL HIGHEST DAILY LIFETIME INCOME
                    - NO LONGER AVAILABLE FOR NEW ELECTIONS

       These benefits were offered January 24, 2011 to August 19, 2012.

Except for Annuities that were issued in Oregon, for Annuities that have one of these benefits, we currently limit additional Purchase Payments made after the benefit has been in effect for one year (the "benefit anniversary") to $50,000 each benefit year. The benefit year begins on the date you elect an optional living benefit and continues through and includes the day immediately preceding the first anniversary of the date you elected the optional living benefit. Subsequent benefit years begin on the anniversary of the date you elected an optional living benefit and continue through and include the day immediately preceding the next anniversary of the date you elected the benefit.

Notwithstanding the $50,000 limit discussed above, we may further limit, suspend or reject any additional Purchase Payment at any time, but would do so only on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

..   if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion (among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s));

..   if we are not then offering this benefit for new issues; or

..   if we are offering a modified version of this benefit for new issues.

If we further exercise our right to suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund the benefit that you elected to the level you originally intended. This means that you may no longer be able to increase the values associated with your optional living benefit through additional Purchase Payments. This would also impact your ability to make annual contributions to certain qualified Annuities.

HIGHEST DAILY LIFETIME INCOME BENEFIT

Highest Daily Lifetime Income is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). Highest Daily Lifetime Income may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime Income Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

The income benefit under Highest Daily Lifetime Income currently is based on a single "designated life" who is at least 45 years old on the benefit effective date. Highest Daily Lifetime Income is not available if you elect any other optional living benefit, although you may elect any optional death benefit. As long as your Highest Daily Lifetime Income is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Highest Daily Lifetime Income. As to the impact of such a scenario on any other optional benefit you may have, please see the applicable section in this prospectus. For example, if the Annuity terminates in this scenario, you would no longer have any optional death benefit that you may have elected (see the optional death benefits section of this prospectus).

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated Purchase Credits) made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 12/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 12/th/ Anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above, or

(2)the sum of (a), (b) and (c) below proportionally reduced for any Non-Lifetime Withdrawals:

    (a)200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments (including any associated Purchase Credits) made on that day;

    (b)200% of all Purchase Payments (including any associated Purchase Credits) made within one year following the effective date of the benefit; and

    (c)all Purchase Payments (including any associated Purchase Credits) made after one year following the effective date of the benefit.

This means that if you do not take a Lifetime Withdrawal on or before the 12/th/ benefit anniversary, your Protected Withdrawal Value on the 12/th/ benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking withdrawals prior to your 12/th/ benefit anniversary, however, this automatic increase will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

Key Feature - Annual Income Amount under Highest Daily Lifetime Income

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years unless you take a withdrawal of Excess Income, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 45-54; 4% for ages 55 to less than 59 1/2; 5% for ages 59 1/2 to 84, and 6% for ages 85 or older. Under Highest Daily Lifetime Income, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income and subsequent to the first Lifetime Withdrawal will
(i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated Purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 45 -54 ; 4% for ages 55 to less than 59 1/2; 5% for ages 59 1/2 to 84, and 6% for ages 85 or older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated Purchase Credits).

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 45-54; 4% for ages 55 to less than 59 1/2; 5% for ages 59 1/2-84, and 6% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1, 2011

..   Highest Daily Lifetime Income is elected on August 1, 2012

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income

..   The first withdrawal is a Lifetime Withdrawal

Example of dollar-for-dollar reductions

On October 24, 2012, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2012) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2012 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

     Account Value before Lifetime withdrawal                  $118,000.00
     Amount of "non" Excess Income                             $  3,500.00
     Account Value immediately before Excess Income of $1,500  $114,500.00
     Excess Income amount                                      $  1,500.00
     Ratio ($1,500/$114,500 = 1.31%)                                  1.31%
     Annual Income Amount                                      $  6,000.00
     1.31% Reduction in Annual Income Amount                   $     78.60
     Annual Income Amount for future Annuity Years             $  5,921.40

Example of Highest Daily Auto Step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments (including any associated Purchase Credits), is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments (including any associated Purchase Credits).

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                             Highest Daily Value        Adjusted Annual
              Unadjusted   (adjusted for withdrawal Income Amount (5% of the
    Date*    Account Value and purchase payments)**   Highest Daily Value)
    -----    ------------- ------------------------ ------------------------
    June 28   $238,000.00        $238,000.00               $11,900.00
    June 29   $226,500.00        $228,009.60               $11,400.48
    June 30   $226,800.00        $228,009.60               $11,400.48
    July 1    $233,500.00        $233,500.00               $11,675.00
    July 2    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

   . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

   . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

   . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

   . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (Proportional Reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..   The Issue Date is December 1

..   Highest Daily Lifetime Income is elected on September 4

..   The Unadjusted Account Value at benefit election was $105,000

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income

..   No previous withdrawals have been taken under Highest Daily Lifetime Income

On October 3, the Protected Withdrawal Value is $125,000, the 12th benefit year minimum Periodic Value guarantee is $210,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

         Withdrawal amount                                  $ 15,000
         Divided by Account Value before withdrawal         $120,000
         Equals ratio                                           12.5%
         All guarantees will be reduced by the above ratio     (12.5%)
         Protected Withdrawal Value                         $109,375
         12/th/ benefit year Minimum Periodic Value         $183,750

Required Minimum Distributions

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31st for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied.

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..   the remaining Annual Income Amount for that Annuity Year; plus
..   the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

Example

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

 First Calendar Year        Annuity Year              Second Calendar Year
 -------------------        ------------------------  ------------------------
 01/01/2014 to 12/31/2014   06/01/2014 to 05/31/2015  01/01/2015 to 12/31/2015

Assume the following:

..   RMD Amount for Both Calendar Years = $6,000;

..   Annual Income Amount = $5,000; and

..   A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
    Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..   The remaining Annual Income for that Annuity Year ($3,000); plus

..   The Second Calendar Year's RMD Amount minus the Annual Income Amount
    ($6,000 - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..   If, in any Annuity Year, your RMD amount is less than your Annual Income
    Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

..   If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

..   If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

Benefits Under Highest Daily Lifetime Income

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime Income, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Highest Daily Lifetime Income terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments will be permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1)apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

    (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

    (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under Highest Daily Lifetime Income are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or upon addition of subsequent Purchase Payments. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..   If you elect this benefit, you may be required to reallocate to different
    Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit, including any optional Death Benefit that you elect, will terminate if withdrawals taken under Highest Daily Lifetime Income reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" earlier in the prospectus for more information.)

..   The current charge for Highest Daily Lifetime Income is 0.95% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (and any associated Purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Election of and Designations under the Benefit

For Highest Daily Lifetime Income, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income, except if (a) the new Owner has the same taxpayer identification number as the previous Owner,
(b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Income can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect Highest Daily Lifetime Income, you lose the guarantees that you had accumulated under your existing benefit and your guarantees under Highest Daily Lifetime Income will be based on your Unadjusted Account Value on the effective date of Highest Daily Lifetime Income. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Termination of the Benefit

You may terminate Highest Daily Lifetime Income at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

The benefit automatically terminates upon the first to occur of the following:

(i)   your termination of the benefit;

(ii)  your surrender of the Annuity;

(iii) your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount);

(iv) our receipt of Due Proof of Death of the Owner or Annuitant (for entity-owned annuities);

(v)   both the Unadjusted Account Value and Annual Income Amount equal zero; or

(vi) you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed above.

How Highest Daily Lifetime Income Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

An integral part of Highest Daily Lifetime Income (including Highest Daily Lifetime Income with LIA and Spousal Highest Daily Lifetime Income) is the predetermined mathematical formula used to transfer Unadjusted Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the AST Investment Grade Bond Sub-account, referred to in this section as the "Bond Sub-account"). This predetermined mathematical formula ("formula") runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Unadjusted Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Unadjusted Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula nor does the formula constitute an investment strategy that we are recommending to you. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Income. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. The formula is set forth in Appendix J (and is described below).

As indicated above, we limit the Sub-accounts to which you may allocate Unadjusted Account Value if you elect Highest Daily Lifetime Income. For purposes of these benefits, we refer to those permitted Investment Options as the "Permitted Sub-accounts". Because these restrictions and the use of the formula lessen the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth.

If you are participating in Highest Daily Lifetime Income and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Unadjusted Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Unadjusted Account Value in those Sub-accounts will an amount be transferred from the DCA MVA Options. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the Bond Sub-account, amounts held within the DCA MVA Options are included within the term "Permitted Sub-accounts". Thus, amounts may be transferred from the DCA MVA Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA MVA Options. We will not assess any Market Value Adjustment with respect to transfers under the formula from the DCA MVA Options.

Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an Income Basis (as defined in Appendix J) for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits with respect to the X Series), and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account.

If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

..   September 4 - a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   September 5 - you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4.

..   On September 5 - (and at least until first a transfer is made out of the
    Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

..   Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Unadjusted Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime Income, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Income and existing Annuities that elect Highest Daily Lifetime Income in the future, however, we reserve the right to change such values.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Unadjusted Account Value in the Bond Sub-account, or

b) An amount equal to 5% of your total Unadjusted Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

..   Not make any transfer between the Permitted Sub-accounts and the Bond
    Sub-account; or

..   If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

..   Transfer a portion of your Unadjusted Account Value in the Permitted
    Sub-accounts and the DCA MVA Options to the Bond Sub-account.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Unadjusted Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Unadjusted Account Value, the more the Unadjusted Account Value can decrease prior to a transfer to the Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Unadjusted Account Value and your Protected
    Withdrawal Value;

..   The amount of time Highest Daily Lifetime Income has been in effect on your
    Annuity;

..   The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

..   Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..   Any withdrawals you take from your Annuity (while the benefit is in effect).

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Unadjusted Account Value and thus the greater the impact on whether (and how much) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that

Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.

Any Unadjusted Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime Income or Spousal Highest Daily Lifetime Income through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

HIGHEST DAILY LIFETIME INCOME BENEFIT WITH LIFETIME INCOME ACCELERATOR

We offer another version of Highest Daily Lifetime Income that we call Highest Daily Lifetime Income with Lifetime Income Accelerator. Highest Daily Lifetime Income with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. We reserve the right, in our sole discretion, to cease offering this benefit at any time.

You may choose Highest Daily Lifetime Income with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime Income and you must elect the LIA benefit at the time you elect Highest Daily Lifetime Income. If you elect Highest Daily Lifetime Income without LIA and would like to add the feature later, you must first terminate Highest Daily Lifetime Income and elect Highest Daily Lifetime Income with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime Income and elect Highest Daily Lifetime Income with LIA you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Highest Daily Lifetime Income with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or death benefit. As long as your Highest Daily Lifetime Income with LIA benefit is in effect, you must allocate your Unadjusted Account Value in accordance with the Permitted Sub-account(s) with this benefit. The income benefit under Highest Daily Lifetime Income with LIA currently is based on a single "designated life" who is between the ages of 45 and 75 on the date that the benefit is elected and received in Good Order. All terms and conditions of Highest Daily Lifetime Income apply to this version of the benefit, except as described herein. As is the case with Highest Daily Lifetime Income, Highest Daily Lifetime Income with LIA involves your participation in a predetermined mathematical formula that transfers Account Value between your Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account. Please see Highest Daily Lifetime Income above for a description of the predetermined mathematical formula.

Highest Daily Lifetime Income with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care or other medical or retirement expenses. You should seek professional advice to determine your financial needs for long-term care.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

If you elect Highest Daily Lifetime Income with LIA, the current charge is 1.30% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.325% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (and any associated Purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA Amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to laws of any United States jurisdiction providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v. Transferring: Moving into or out of a bed, chair or wheelchair.

    vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount, and you will have to notify us again in writing in order to become eligible. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Please note that you must be available in the U.S. for the assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under Highest Daily Lifetime Income.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the Annuity Year that immediately precedes or runs concurrent with our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under Highest Daily Lifetime Income" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA Amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime Income with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA Amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA Amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount. However, the available LIA Amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA Amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

For new issuances of this benefit, we may institute a "cut-off" date that would stop the appreciation of the Protected Withdrawal Value, even if no Lifetime Withdrawal had been taken prior to the cut-off date (thus affecting the determination of the LIA Amount). We will not apply any cut-off date to those who elected this benefit prior to our institution of a cut-off date.

Withdrawals in Excess of the LIA Amount. Withdrawals (other than the Non-Lifetime Withdrawal) of any amount in a given Annuity Year up to the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. However, if your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount ("Excess Income"), your LIA Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Income. Excess Income also will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal has exceeded the LIA Amount.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of more than the LIA Amount, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding the LIA Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of more than the LIA Amount, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed the LIA Amount. If you request a net withdrawal, you are more likely to take a withdrawal of more than the LIA Amount than if you request a gross withdrawal.

No CDSC is applicable to any Lifetime Withdrawal that is less than or equal to the LIA Amount, even if the total amount of such withdrawals in any Annuity Year exceeds any maximum free withdrawal amount described in the Annuity. Such Lifetime Withdrawals are not treated as withdrawals of Purchase Payments. Each withdrawal that is Excess Income is subject to any applicable CDSC if the withdrawal is greater than the Free Withdrawal amount under the Annuity.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (3% for ages 45-54; 4% for ages 55 to less than 59 1/2; 5% for ages 59 1/2-84; and 6% for ages 85 or older) to the Purchase Payment (including any associated Purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date.

The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each Purchase Payment (including any associated Purchase Credits).

If the Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Unadjusted Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional Purchase Payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA Amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Unadjusted Account Value to zero are more than the LIA Amount (except in the case of Required Minimum Distributions), Highest Daily Lifetime Income with LIA terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the LIA Amount in subsequent Annuity Years until the death of the designated life.

Annuity Options. In addition to the Highest Daily Lifetime Income annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Unadjusted Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA Amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime Income with LIA, and never meet the eligibility requirements, you will not receive any additional payments based on the LIA Amount.

Termination of Highest Daily Lifetime Income with LIA. the LIA benefit terminates upon the first to occur of the following:

(i)   your termination of the benefit;

(ii)  your surrender of the annuity;

(iii) our receipt of due proof of death of the designated life;

(iv) the annuity date, if unadjusted account value remains on the annuity date and an election is made to commence annuity payments prior to the tenth annuity anniversary;

(v) the valuation day on which each of the unadjusted account value and the annual income amount is zero; or

(vi) if you cease to meet our requirements for elections of this benefit or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

Highest Daily Lifetime Income with LIA uses the same predetermined mathematical formula used with Highest Daily Lifetime Income and Spousal Highest Daily Lifetime Income. See the pertinent discussion in Highest Daily Lifetime Income above.

SPOUSAL HIGHEST DAILY LIFETIME INCOME BENEFIT

Spousal Highest Daily Lifetime Income is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

We offer a benefit that guarantees, until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime Income is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income is the spousal version of Highest Daily Lifetime Income. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Currently, if you elect Spousal Highest Daily Lifetime Income and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. Please note that if you terminate Spousal Highest Daily Lifetime Income and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income must be elected based on two designated lives, as described below. Each designated life must be at least 45 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income is not available if you elect any other optional living benefit, although you may elect any optional death benefit.

As long as your Spousal Highest Daily Lifetime Income is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Income. As to the impact of such a scenario on any other optional benefit you may have, please see the applicable section in this prospectus. For example, if the Annuity terminates in this scenario, you would no longer have any optional death benefit that you may have elected (see the Optional Death Benefits section of this prospectus).

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated Purchase Credits) made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 12/th/ benefit anniversary, your Periodic Value on the 12/th/ benefit anniversary is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) proportionally reduced for any Non-Lifetime
   Withdrawal:

    (a)200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments (including any associated Purchase Credits) made on that day;

    (b)200% of all Purchase Payments (including any associated Purchase Credits) made within one year following the effective date of the benefit; and

    (c)all Purchase Payments (including any associated Purchase Credits) made after one year following the effective date of the benefit.

This means that if you do not take a Lifetime Withdrawal on or before the 12/th/ benefit anniversary of the benefit effective date, your Protected Withdrawal Value on the 12/th/ benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 12/th/ benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

Key Feature - Annual Income Amount under Spousal Highest Daily Lifetime Income

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 45-54, 3.5% for ages 55 to less than 59 1/2; 4.5% for ages 59 1/2 to 84, and
5.5% for ages 85 and older. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under Spousal Highest Daily Lifetime Income, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated Purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 45-54, 3.5% for ages 55 to less than 59 1/2, 4.5% for ages 59 1/2 to 84, and 5.5% for ages 85 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated Purchase Credits).

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 45-54, 3.5% for ages 55 to less than 59 1/2, 4.5% for ages 59 1/2 to 84, and 5.5% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1, 2011

..   Spousal Highest Daily Lifetime Income is elected on August 1, 2012

..   Both designated lives were 70 years old when they elected Spousal Highest
    Daily Lifetime Income

..   The first withdrawal is a Lifetime Withdrawal

Example of dollar-for-dollar reductions

On October 24, 2012, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 59 1/2 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2012) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2012 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

    Account Value before Lifetime Withdrawal                  $ 118,000.00
    Amount of "non" Excess Income                             $   2,900.00
    Account Value immediately before Excess Income of $2,100  $ 115,100.00
    Excess Income amount                                      $   2,100.00
    Ratio ($2,100/$115,100 = 1.82%)                                   1.82%
    Annual Income Amount                                      $   5,400.00
    1.82% Reduction in Annual Income Amount                   $      98.28
    Annual Income Amount for future Annuity Years             $   5,301.72

Example of Highest Daily Auto Step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments (including any associated Purchase Credits), is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments (including any associated Purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $5,400. However, the Excess Income on October 29 reduces the amount to $5,301.72 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% (since the younger designated life is between 59 1/2 and 84 on the date of the potential step-up) of the highest daily Unadjusted Account Value adjusted for withdrawals and Purchase Payments (including any associated Purchase Credits), is greater than $5,301.72. Here are the calculations for determining the daily values. Only the October 26 value is being adjusted for Excess Income as the October 30, October 31 and November 1 Valuation Days occur after the Excess Income on October 29.

                                 Highest Daily Value    Adjusted Annual Income
                               (adjusted for withdrawal  Amount (4.5% of the
  Date*          Account Value and Purchase Payments)**  Highest Daily Value)
  -----          ------------- ------------------------ ----------------------
  October 26,
    2012          $119,000.00        $119,000.00              $5,355.00
  October 29,
    2012          $113,000.00        $113,986.98              $5,129.41
  October 30,
    2012          $113,000.00        $113,986.98              $5,129.41
  October 31,
    2012          $119,000.00        $119,000.00              $5,355.00
  November 1,
    2012          $118,473.00        $119,000.00              $5,355.00

* In this example, the Annuity Anniversary date is November 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of November 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on October 26, resulting in an adjusted Annual Income Amount of $5,355.00. This amount is adjusted on October 29 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

   . The Unadjusted Account Value of $119,000 on October 26 is first reduced dollar-for-dollar by $2,900 ($2,900 is the remaining Annual Income Amount for the Annuity Year), resulting in an Unadjusted Account Value of $116,100 before the Excess Income.

   . This amount ($116,100) is further reduced by 1.82% (this is the ratio in the above example which is the Excess Income divided by the Account Value immediately preceding the Excess Income) resulting in a Highest Daily Value of $113,986.98.

   . The adjusted October 29 Highest Daily Value, $113,986.98, is carried forward to the next Valuation Date of October 30. At this time, we compare this amount to the Unadjusted Account Value on October 30, $113,000. Since the October 29 adjusted Highest Daily Value of $113,986.98 is greater than the October 30 Unadjusted Account Value, we will continue to carry $113,986.98 forward to the next Valuation Day of October 31. The Unadjusted Account Value on October 31, $119,000.00, becomes the final Highest Daily Value since it exceeds the $113,986.98 carried forward.

   . The October 31 adjusted Highest Daily Value of $119,000.00 is also greater than the November 1 Unadjusted Account Value, so we will continue to carry $119,000.00 forward to the first Valuation Day of November 1.

In this example, the final Highest Daily Value of $119,000.00 is converted to an Annual Income Amount based on the applicable percentage of 4.5%, generating an Annual Income Amount of $5,355.00. Since this amount is greater than the current year's Annual Income Amount of $5,301.72 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on November 1, 2012 and continuing through October 31, 2013, will be stepped-up to $5,355.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish our initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..   The Issue Date is December 1, 2011

..   Spousal Highest Daily Lifetime Income is elected on September 4, 2012

..   The Unadjusted Account Value at benefit election was $105,000

..   Each designated life was 70 years old when he/she elected Spousal Highest
    Daily Lifetime Income

..   No previous withdrawals have been taken under Spousal Highest Daily
    Lifetime Income

On October 3, 2012, the Protected Withdrawal Value is $125,000, the 12th benefit year minimum Periodic Value guarantee is $210,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3, 2012 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal amount                                          $ 15,000
      Divided by Account Value before withdrawal                 $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      12/th/ benefit year Minimum Periodic Value                 $183,750

Required Minimum Distributions

See the sub-section entitled "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income for a discussion of the relationship between the RMD amount and the Annual Income Amount.

Benefits Under Spousal Highest Daily Lifetime Income

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime Income, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Spousal Highest Daily Lifetime Income terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments will be permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

       (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime Income benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon inception of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Unadjusted Account Value, or to any additional Purchase Payments that are made after the changes go into effect. That is, we will not require such current participants to re-allocate Unadjusted Account Value to comply with any new requirements.

..   If you elect this benefit, you may be required to reallocate to different
    Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit, including any optional Death Benefit that you elect, will terminate if withdrawals taken under Spousal Highest Daily Lifetime Income reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" earlier in the prospectus for more information.)

Charge for Spousal Highest Daily Lifetime Income Benefit

The current charge for Spousal Highest Daily Lifetime Income is 0.95% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (and any associated Purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime Income can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime Income only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be at least 45 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The
    Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be at least 45 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be at least 45 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit, however if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. If the designated lives divorce, Spousal Highest Daily Lifetime Income may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. Any applicable CDSC will apply to such a withdrawal. The non-owner spouse may then decide whether s/he wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect Spousal Highest Daily Lifetime Income, you lose the guarantees that you had accumulated under your existing benefit, and your guarantees under Spousal Highest Daily Lifetime Income will be based on your Unadjusted Account Value on the effective date of Spousal Highest Daily Lifetime Income. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

The benefit automatically terminates upon the first to occur of the following:

(i)upon our receipt of Due Proof of Death of the first designated life, if the surviving spouse opts to take the death benefit under the Annuity (rather than continue the Annuity) or if the surviving spouse is not an eligible designated life;

(ii)upon the death of the second designated life;

(iii)your termination of the benefit;

(iv)your surrender of the Annuity;

(v)your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount);

(vi)both the Unadjusted Account Value and Annual Income Amount equal zero; or

(vii)you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

How Spousal Highest Daily Lifetime Income Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See "How Highest Daily Lifetime Income Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income above for information regarding this component of the benefit.

Additional Tax Considerations

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income above.

         APPENDIX E - HIGHEST DAILY LIFETIME INCOME 2.0, HIGHEST DAILY
             LIFETIME INCOME 2.0 WITH LIFETIME INCOME ACCELERATOR,
       SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0, HIGHEST DAILY LIFETIME
INCOME 2.0 WITH HIGHEST DAILY DEATH BENEFIT, AND SPOUSAL HIGHEST DAILY LIFETIME
       INCOME 2.0 WITH HIGHEST DAILY DEATH BENEFIT - NO LONGER AVAILABLE
                               FOR NEW ELECTIONS

       These benefits were offered August 20, 2012 to February 24, 2013.

HIGHEST DAILY LIFETIME INCOME 2.0 BENEFIT

Highest Daily Lifetime Income 2.0 is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). Highest Daily Lifetime Income 2.0 may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income 2.0 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

The income benefit under Highest Daily Lifetime Income 2.0 currently is based on a single "designated life" who is at least 50 years old on the benefit effective date. Highest Daily Lifetime Income 2.0 is not available if you elect any other optional living benefit. As long as your Highest Daily Lifetime Income 2.0 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Highest Daily Lifetime Income 2.0. As to the impact of such a scenario on any other optional benefit you may have, please see the applicable section in this prospectus.

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income 2.0, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for

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

   successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated Purchase Credits) made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 12/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 12/th/ Anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above, or

(2)the sum of (a), (b) and (c) below proportionally reduced for any Non-Lifetime Withdrawals:

    (a)200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments (including any associated Purchase Credits) made on that day;

    (b)200% of all Purchase Payments (including any associated Purchase Credits) made within one year following the effective date of the benefit; and

    (c)all Purchase Payments (including any associated Purchase Credits) made after one year following the effective date of the benefit.

This means that if you do not take a Lifetime Withdrawal on or before the 12/th/ benefit anniversary, your Protected Withdrawal Value on the 12/th/ benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 12/th/ benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

Please note that if you elect Highest Daily Lifetime Income 2.0, your Account Value is not guaranteed, can fluctuate and may lose value.

Key Feature - Annual Income Amount under Highest Daily Lifetime Income 2.0.

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 50-54; 4% for ages 55 to 64; 5% for ages 65 to 84, and 6% for ages 85 or older. Under Highest Daily Lifetime Income 2.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income 2.0 and subsequent to the first Lifetime Withdrawal will
(i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated Purchase Credits) based on the age of the Annuitant at the time of the first Lifetime

Withdrawal (the percentages are: 3% for ages 50-54; 4% for ages 55 to 64; 5% for ages 65 to 84, and 6% for ages 85 or older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated Purchase Credits).

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income 2.0. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 50-54; 4% for ages 55 to 64; 5% for ages 65-84, and 6% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income 2.0 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income 2.0 upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income 2.0 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income 2.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income 2.0 or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1, 2012

..   Highest Daily Lifetime Income 2.0 is elected on August 1, 2013

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income 2.0

..   The first withdrawal is a Lifetime Withdrawal

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

Example of dollar-for-dollar reductions

On October 24, 2013, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2013) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2013 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

 Account Value before Lifetime withdrawal                          $118,000.00
 Amount of "non" Excess Income                                     $  3,500.00
 Account Value immediately before Excess Income of $1,500          $114,500.00
 Excess Income amount                                              $  1,500.00
 Ratio ($1,500/$114,500 = 1.31%)                                          1.31%
 Annual Income Amount                                              $  6,000.00
 1.31% Reduction in Annual Income Amount                           $     78.60
 Annual Income Amount for future Annuity Years                     $  5,921.40

Example of Highest Daily Auto Step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments (including any associated Purchase Credits), is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments (including any associated Purchase Credits).

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                                Highest Daily Value        Adjusted Annual
                 Unadjusted   (adjusted for withdrawal Income Amount (5% of the
Date*           Account Value and purchase payments)**   Highest Daily Value)
-----           ------------- ------------------------ ------------------------
June 28          $238,000.00        $238,000.00               $11,900.00
June 29          $226,500.00        $228,009.60               $11,400.48
June 30          $226,800.00        $228,009.60               $11,400.48
July 1           $233,500.00        $233,500.00               $11,675.00
July 2           $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
**In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

   . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

   . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

   . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.


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

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income 2.0. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income 2.0. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income 2.0. If you do not designate the withdrawal as a the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..   The Issue Date is December 3

..   Highest Daily Lifetime Income 2.0 is elected on September 4

..   The Unadjusted Account Value at benefit election was $105,000

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income 2.0

..   No previous withdrawals have been taken under Highest Daily Lifetime Income
    2.0

On October 3, the Protected Withdrawal Value is $125,000, the 12th benefit year minimum Periodic Value guarantee is $210,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income 2.0 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal amount                                          $ 15,000
      Divided by Account Value before withdrawal                 $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      12/th/ benefit year Minimum Periodic Value                 $183,750

Required Minimum Distributions

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31/st/ for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied.

A "Calendar Year" runs from January 1 to December 31 of that year.

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

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..   the remaining Annual Income Amount for that Annuity Year; plus

..   the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

Example

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

 First Calendar Year             Annuity Year          Second Calendar Year
 -------------------       ------------------------- -------------------------
 01/01/2014 to 12/31/2014  06/01/2014 to 05/31/2015  01/01/2015 to 12/31/2015

Assume the following:

..   RMD Amount for Both Calendar Years = $6,000;

..   Annual Income Amount = $5,000; and

..   A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
    Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..   The remaining Annual Income for that Annuity Year ($3,000); plus

..   The Second Calendar Year's RMD Amount minus the Annual Income Amount
    ($6,000 - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..   If, in any Annuity Year, your RMD amount is less than your Annual Income
    Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

..   If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

..   If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

Benefits Under Highest Daily Lifetime Income 2.0

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime Income 2.0, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Highest Daily Lifetime Income 2.0 terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments will be permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1)apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

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

    (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

    (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under Highest Daily Lifetime Income 2.0 are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income 2.0 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or upon addition of subsequent Purchase Payments. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..   If you elect this benefit, you may be required to reallocate to different
    Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Highest Daily
    Lifetime Income 2.0 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" earlier in the prospectus for more information.)

..   The current charge for Highest Daily Lifetime Income 2.0 is 1.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income 2.0 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.25% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (and any associated Purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income 2.0 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Election of and Designations under the Benefit

For Highest Daily Lifetime Income 2.0, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 50 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income 2.0. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income 2.0, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Income 2.0 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income
2.0 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect Highest Daily Lifetime Income 2.0, you lose the guarantees that you had accumulated under your existing benefit and your guarantees under Highest Daily Lifetime Income 2.0 will be based on your Unadjusted Account Value on the effective date of Highest Daily Lifetime Income 2.0. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income 2.0 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income 2.0 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Termination of the Benefit

You may terminate Highest Daily Lifetime Income 2.0 at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

The benefit automatically terminates upon the first to occur of the following:

(i)   your termination of the benefit;

(ii)  your surrender of the Annuity;

(iii) your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount);

(iv) our receipt of Due Proof of Death of the Owner or Annuitant (for entity-owned annuities);

(v)   both the Unadjusted Account Value and Annual Income Amount equal zero; or

(vi) you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income 2.0, other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income 2.0 terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed above.

How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

Overview of the Predetermined Mathematical Formula

Our goal is to seek a careful balance between providing value-added products, such as the Highest Daily Lifetime Income 2.0 suite of benefits, while managing the risk to Pruco Life associated with offering these products. One of the key features that helps us accomplish that balance and an integral part of the Highest Daily Lifetime Income 2.0 suite is the predetermined mathematical formula used to transfer Unadjusted Account Value between the Permitted Subaccounts and the AST Investment Grade Bond Sub-account, referred to in this section as the "Bond Sub-account". The formula is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under the Highest Daily Lifetime Income 2.0 suite of benefits. The formula is not investment advice.

The formula is set forth in Appendix J (and is described below).

The predetermined mathematical formula ("formula") monitors each individual contract each Valuation Day that the benefit is in effect on your Annuity, in order to help us manage guarantees through all market cycles. It helps manage the risk to us associated with these benefits, which is generally represented by the gap between your Unadjusted Account Value and the Protected Withdrawal Value. As the gap between these two values increases, the formula will determine if and how much money should be transferred into the Bond Sub-account. This movement is intended to reduce the equity risk we will bear in funding our obligation associated with these benefits. As the gap decreases (due to favorable performance of the Unadjusted Account Value), the formula then determines if and how much money should transfer back into the Permitted Sub-accounts. The use of the formula, combined with restrictions on the Sub-accounts you are allowed to invest in, lessens the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, thus reducing the likelihood that we will make any lifetime income payments under this benefit. The formula may also limit the potential for your Account Value to grow.

However, in addition to providing lifetime income when your Account Value is reduced to zero, Highest Daily Lifetime Income 2.0 can potentially dampen the impact of volatility on your Account Value during extreme market downturns by transferring assets from your chosen investments into the Bond Sub-account as described above. This occurs pursuant to the predetermined mathematical formula, which can limit the possibility or reduce the amount of a significant loss of Account Value, and potentially provide a higher income stream in retirement.

The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. We are not providing you with investment advice through the use of the formula nor does the formula constitute an investment strategy that we are recommending to you.

Transfer Activity Under the Formula

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, over time, assuming none of the Unadjusted Account Value is allocated to the Bond Sub-account, the formula will allow for a greater decrease in the Unadjusted Account Value before a transfer to the Bond Sub-account is made.

It is important to understand that transfers within your Annuity are specific to the performance of your chosen investment options, the performance of the Bond Sub-account while Account Value is allocated to it, as well as how long the benefit has been owned. For example, two contracts purchased on the same day, but invested differently, will likely have different results, as would two contracts purchased on different days with the same investment options.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle, therefore producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Unadjusted Account Value and your Protected
    Withdrawal Value;

..   The amount of time the benefit has been in effect on your Annuity;

..   The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

..   Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..   Any withdrawals you take from your Annuity (while the benefit is in effect).

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account.

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

The amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula. Therefore, the investment performance of each affects whether a transfer occurs for your Annuity. As the amounts allocated to either the Bond Sub-account or the Permitted Sub-accounts increase, the performance of those sub-accounts will have a greater impact on your Unadjusted Account Value and hence a greater impact on if (and how much of) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

How the Formula Operates

Generally, the formula, which is applied each Valuation Day, takes four steps in determining any applicable transfers within your Annuity.

(1)First, the formula starts by identifying the value of future income payments we expect to pay. We refer to that value as the "Target Value" or "L".

(2)Second, we subtract any amounts invested in the Bond Sub-account ("B") from the Target Value and divide that number by the amount invested in the Permitted Sub-Accounts ("V\\V\\ + V\\F\\") where "V\\V\\" is the current Account Value of the elected Sub-accounts of the Annuity, and "V\\F\\" is the current Account Value of the elected Fixed Rate Options of the Annuity. We refer to this resulting value as the "Target Ratio" or "R".

(3)Third, we compare the Target Ratio to designated thresholds and other rules described in greater detail below to determine if a transfer needs to occur.

(4)If a transfer needs to occur, we use another calculation to determine the amount of the transfer.

The Formula is:

   R = (L - B)/(V\\V\\ + V\\F\\)

More specifically, the formula operates as follows:

(1)We calculate the Target Value (L) by multiplying the Income Basis (as defined in Appendix J) for that day by 5% and by the applicable Annuity Factor found in Appendix J. If you have already made a Lifetime Withdrawal, your Target Value would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits with respect to the X Series), and any withdrawals of Excess Income.

   Example (assume the income basis is $200,000, and the contract is 11 1/2 months old, resulting in an annuity factor of 14.95)

   Target Value (L) = $200,000 x 5% x 14.95 = $149,500

(2)Next, to calculate the Target Ratio (R), the Target Value is reduced by any amount held within the Bond Sub-account (B) on that day. The remaining amount is divided by the amount held within the Permitted Sub-accounts (V\\V\\ + V\\F\\).

   Example (assume the amount in the Bond Sub-account is zero, and the amount held within the Permitted Sub-accounts is $179,500)

   Target Ratio (R) = ($149,500 - 0)/$179,500 = 83.3%

(3)If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on the third Valuation Day, make a transfer from your Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap discussed below). If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap). Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

   Example: Assuming the Target Ratio is above 83% for a 3/rd/ consecutive Valuation Day, but less than or equal to 84.5% for three consecutive Valuation Days, a transfer into the Bond Portfolio occurred.

(4)In deciding how much to transfer, we perform a calculation that essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80% (subject to the 90% Cap discussion below). The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be.

The 90% Cap

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account.

Monthly Transfers

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, the formula will perform an additional calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after this transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Unadjusted Account Value in the Bond Sub-account, or

b) An amount equal to 5% of your total Unadjusted Account Value.

Other Important Information

..   The Bond sub-account is not a Permitted Sub-account. As such, only the formula can transfer Unadjusted Account Value to or from the Bond Sub-account. You may not allocate Purchase Payments or transfer any of your Unadjusted Account Value to or from the Bond Sub-account.

..   While you are not notified before a transfer occurs to or from the Bond
    Sub-account, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Your confirmation statements will be detailed to include the effective date of the transfer, the dollar amount of the transfer and the Permitted Sub-accounts the funds are being transferred to/from. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

   . Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

   . If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

   . Transfer a portion of your Unadjusted Account Value in the Permitted Sub-accounts and the DCA MVA Options to the Bond Sub-account.

..   If you make additional Purchase Payments to your Annuity, they will be allocated to the Permitted Sub-accounts and will be subject to the formula.

..   Additional Purchase Payments to your Annuity do not increase "B" within the formula, and may result in an additional Account Value being transferred to the Permitted Sub-accounts, or a transfer to the Bond Sub-account due to the change in the ratio.

..   If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account).

..   If you are participating in Highest Daily Lifetime Income 2.0 and you are
    also participating in the 6 or 12 Month DCA Program, the following rules apply:

   . DCA MVA Options are considered "Permitted Sub-accounts" for purpose of the Target Ratio calculation ("L") described above.

   . The formula may transfer amounts out of the DCA MVA Options to the Bond Sub-account if the amount allocated to the other Permitted Sub-accounts is insufficient to cover the amount of the transfer.

   . The transfer formula will not allocate amounts to the DCA MVA Options when there is a transfer out of the Bond Sub-account . Such transfers will be allocated pro-rata to the variable Sub-accounts, excluding the Bond Sub-account.

   . A Market Value Adjustment is not assessed when amounts are transferred out of the DCA MVA Options under the transfer formula.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime Income 2.0 or Spousal Highest Daily Lifetime Income
2.0 through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

HIGHEST DAILY LIFETIME INCOME 2.0 BENEFIT WITH LIFETIME INCOME ACCELERATOR

We offer another version of Highest Daily Lifetime Income 2.0 that we call Highest Daily Lifetime Income 2.0 with Lifetime Income Accelerator. Highest Daily Lifetime Income 2.0 with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. We reserve the right, in our sole discretion, to cease offering this benefit at any time.

You may choose Highest Daily Lifetime Income 2.0 with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime Income 2.0 and you must elect the LIA benefit at the time you elect Highest Daily Lifetime Income 2.0. If you elect Highest Daily Lifetime Income 2.0 without LIA and would like to add the feature later, you must first terminate Highest Daily Lifetime Income 2.0 and elect Highest Daily Lifetime Income 2.0 with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime Income 2.0 and elect Highest Daily Lifetime Income 2.0 with LIA you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Highest Daily Lifetime Income 2.0 with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or death benefit. As long as your Highest Daily Lifetime Income 2.0 with LIA benefit is in effect, you must allocate your Unadjusted Account Value in accordance with the Permitted Sub-account(s) with this benefit. The income benefit under Highest Daily Lifetime Income 2.0 with LIA currently is based on a single "designated life" who is between the ages of 50 and 75 on the date that the benefit is elected and received in Good Order. All terms and conditions of Highest Daily Lifetime Income 2.0 apply to this version of the benefit, except as described herein. As is the case with Highest Daily Lifetime Income 2.0, Highest Daily Lifetime Income 2.0 with LIA involves your participation in a predetermined mathematical formula that transfers Account Value between your Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account. Please see Highest Daily Lifetime Income 2.0 above for a description of the predetermined mathematical formula.

Highest Daily Lifetime Income 2.0 with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care or other medical or retirement expenses. You should seek professional advice to determine your financial needs for long-term care.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

If you elect Highest Daily Lifetime Income 2.0 with LIA, the current charge is 1.50% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.375% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (and any associated Purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income 2.0 with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA Amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1) The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to laws of any United States jurisdiction providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2) The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v. Transferring: Moving into or out of a bed, chair or wheelchair.

    vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount, and you will have to notify us again in writing in order to become eligible. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Please note that you must be available in the U.S. for the assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under Highest Daily Lifetime Income 2.0.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the Annuity Year that immediately precedes or runs concurrent with our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature - Annual Income Amount under Highest Daily Lifetime Income 2.0" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA Amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime Income 2.0 with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA Amount After the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA Amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount. However, the available LIA Amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA Amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

For new issuances of this benefit, we may institute a "cut-off" date that would stop the appreciation of the Protected Withdrawal Value, even if no Lifetime Withdrawal had been taken prior to the cut-off date (thus affecting the determination of the LIA Amount). We will not apply any cut-off date to those who elected this benefit prior to our institution of a cut-off date.

Withdrawals in Excess of the LIA Amount. Withdrawals (other than the Non-Lifetime Withdrawal) of any amount in a given Annuity Year up to the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. However, if your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount ("Excess Income"), your LIA Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Income. Excess Income also will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal has exceeded the LIA Amount.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of more than the LIA Amount, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding the LIA Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of more than the LIA Amount, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed the LIA Amount. If you request a net withdrawal, you are more likely to take a withdrawal of more than the LIA Amount than if you request a gross withdrawal.

No CDSC is applicable to any Lifetime Withdrawal that is less than or equal to the LIA Amount, even if the total amount of such withdrawals in any Annuity Year exceeds any maximum free withdrawal amount described in the Annuity. Such Lifetime Withdrawals are not treated as withdrawals of Purchase Payments. Each withdrawal that is Excess Income is subject to any applicable CDSC if the withdrawal is greater than the Free Withdrawal amount under the Annuity.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment that we accept, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (3% for ages 50-54; 4% for ages 55 to 64; 5% for ages 65-84; and 6% for ages 85 or older) to the Purchase Payment (including any associated Purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date.

The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each Purchase Payment (including any associated Purchase Credits).

If the Annuity permits additional Purchase Payments, we will monitor additional Purchase Payments and may limit or refuse all or any portion of any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size and timing of additional Purchase Payment(s). Currently, our administrative practice is to monitor each contract and, beginning in the second benefit year, cumulative additional Purchase Payments within any benefit year will be limited to the Unadjusted Account Value at benefit election plus any additional Purchase Payments (including any associated Purchase Credits) made within that first benefit year. Subject to state law, we also reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Unadjusted Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional Purchase Payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA Amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Unadjusted Account Value to zero are more than the LIA Amount (except in the case of Required Minimum Distributions), Highest Daily Lifetime Income 2.0 with LIA terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the LIA Amount in subsequent Annuity Years until the death of the designated life.

Annuity Options. In addition to the Highest Daily Lifetime Income 2.0 annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Unadjusted Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA Amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime Income 2.0 with LIA, and never meet the eligibility requirements, you will not receive any additional payments based on the LIA Amount.

Please note that if you elect Highest Daily Lifetime Income 2.0 with LIA, your Account Value is not guaranteed, can fluctuate and may lose value.

Termination of Highest Daily Lifetime Income 2.0 with LIA. The LIA benefit terminates upon the first to occur of the following:

(i)your termination of the benefit;

(ii)your surrender of the Annuity;

(iii)our receipt of due proof of death of the designated life;

(iv)the annuity date, if unadjusted account value remains on the annuity date and an election is made to commence annuity payments prior to the tenth annuity anniversary;

(v)the valuation day on which each of the unadjusted account value and the annual income amount is zero; or

(vi)if you cease to meet our requirements for elections of this benefit or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

Highest Daily Lifetime Income 2.0 with LIA uses the same predetermined mathematical formula used with Highest Daily Lifetime Income 2.0 and Spousal Highest Daily Lifetime Income 2.0. See the pertinent discussion in Highest Daily Lifetime Income 2.0 above.

SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 BENEFIT

Spousal Highest Daily Lifetime Income 2.0 is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

We offer a benefit that guarantees, until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income 2.0 after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime Income 2.0 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income 2.0 is the spousal version of Highest Daily Lifetime Income 2.0. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Currently, if you elect Spousal Highest Daily Lifetime Income 2.0 and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. Please note that if you terminate Spousal Highest Daily Lifetime Income 2.0 and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income 2.0 must be elected based on two designated lives, as described below. Each designated life must be at least 50 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v2.0 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v2.0 is not available if you elect any other optional living benefit.

As long as your Spousal Highest Daily Lifetime Income 2.0 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Income
2.0. As to the impact of such a scenario on any other optional benefit you may have, please see the applicable section in this prospectus.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated Purchase Credits) made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 12/th/ benefit anniversary, your Periodic Value on the 12/th/ benefit anniversary equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) proportionally reduced for any Non-Lifetime
   Withdrawal:

    (a)200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments (including any associated Purchase Credits) made on that day;

    (b)200% of all Purchase Payments (including any associated Purchase Credits) made within one year following the effective date of the benefit; and

    (c)all Purchase Payments (including any associated Purchase Credits) made after one year following the effective date of the benefit.

This means that if you do not take a Lifetime Withdrawal on or before the 12/th/ benefit anniversary, your Protected Withdrawal Value on the 12/th/ benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 12/th/ benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

Please note that if you elect Spousal Highest Daily Lifetime Income 2.0, your Account Value is not guaranteed, can fluctuate and may lose value.

Key Feature - Annual Income Amount under Spousal Highest Daily Lifetime Income
2.0

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 50-54, 3.5% for ages 55 to 64; 4.5% for ages 65 to 84, and 5.5% for ages 85 and older. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under Spousal Highest Daily Lifetime Income 2.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income 2.0 and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated Purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 50-54, 3.5% for ages 55 to 64, 4.5% for ages 65 to 84, and 5.5% for ages 85 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated Purchase Credits).

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 50-54, 3.5% for ages 55 to 64, 4.5% for ages 65 to 84, and 5.5% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income 2.0 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income 2.0 upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income 2.0 does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income 2.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income 2.0 or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1, 2012

..   Spousal Highest Daily Lifetime Income 2.0 is elected on August 1, 2013

..   Both designated lives were 70 years old when they elected Spousal Highest
    Daily Lifetime Income 2.0

..   The first withdrawal is a Lifetime Withdrawal

Example of dollar-for-dollar reductions

On October 24, 2013, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2013) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2013 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

Account Value before Lifetime Withdrawal                           $118,000.00
Amount of "non" Excess Income                                      $  2,900.00
Account Value immediately before Excess Income of $2,100           $115,100.00
Excess Income amount                                               $  2,100.00
Ratio ($2,100/$115,100 = 1.82%)                                           1.82%
Annual Income Amount                                               $  5,400.00
1.82% Reduction in Annual Income Amount                            $     98.28
Annual Income Amount for future Annuity Years                      $  5,301.72

Example of Highest Daily Auto Step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments (including any associated Purchase Credits), is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments (including any associated Purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $5,400. However, the Excess Income on October 29 reduces the amount to $5,301.72 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% (since the younger designated life is between 59 1/2 and 84 on the date of the potential step-up) of the highest daily Unadjusted Account Value adjusted for withdrawals and Purchase Payments (including any associated Purchase Credits), is greater than $5,301.72. Here are the calculations for determining the daily values. Only the October 26 value is being adjusted for Excess Income as the October 30, October 31 and November 1 Valuation Days occur after the Excess Income on October 29.

                                  Highest Daily Value         Adjusted Annual
                                (adjusted for withdrawal Income Amount (4.5% of the
Date*             Account Value and Purchase Payments)**    Highest Daily Value)
-----             ------------- ------------------------ --------------------------
October 25, 2013   $119,000.00        $119,000.00                $5,355.00
October 29, 2013   $113,000.00        $113,986.98                $5,129.41
October 30, 2013   $113,000.00        $113,986.98                $5,129.41
October 31, 2013   $119,000.00        $119,000.00                $5,355.00
November 1, 2013   $118,473.00        $119,000.00                $5,355.00

* In this example, the Annuity Anniversary date is November 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of November 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on October 25, resulting in an adjusted Annual Income Amount of $5,355.00. This amount is adjusted on October 29 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

   . The Unadjusted Account Value of $119,000 on October 25 is first reduced dollar-for-dollar by $2,900 ($2,900 is the remaining Annual Income Amount for the Annuity Year), resulting in an Unadjusted Account Value of $116,100 before the Excess Income.

   . This amount ($116,100) is further reduced by 1.82% (this is the ratio in the above example which is the Excess Income divided by the Account Value immediately preceding the Excess Income) resulting in a Highest Daily Value of $113,986.98.

   . The adjusted October 29 Highest Daily Value, $113,986.98, is carried forward to the next Valuation Date of October 30. At this time, we compare this amount to the Unadjusted Account Value on October 30, $113,000. Since the October 29 adjusted Highest Daily Value of $113,986.98 is greater than the October 30 Unadjusted Account Value, we will continue to carry $113,986.98 forward to the next Valuation Day of October 31. The Unadjusted Account Value on October 31, $119,000.00, becomes the final Highest Daily Value since it exceeds the $113,986.98 carried forward.

   . The October 31 adjusted Highest Daily Value of $119,000.00 is also greater than the November 1 Unadjusted Account Value, so we will continue to carry $119,000.00 forward to the first Valuation Day of November 1.

In this example, the final Highest Daily Value of $119,000.00 is converted to an Annual Income Amount based on the applicable percentage of 4.5%, generating an Annual Income Amount of $5,355.00. Since this amount is greater than the current year's Annual Income Amount of $5,301.72 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on November 1, 2013 and continuing through October 31, 2014, will be stepped-up to $5,355.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income 2.0. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income
2.0. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income 2.0. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..   The Issue Date is December 3, 2012

..   Spousal Highest Daily Lifetime Income 2.0 is elected on September 4, 2013

..   The Unadjusted Account Value at benefit election was $105,000

..   Each designated life was 70 years old when he/she elected Spousal Highest
    Daily Lifetime Income 2.0

..   No previous withdrawals have been taken under Spousal Highest Daily
    Lifetime Income 2.0

On October 3, 2013, the Protected Withdrawal Value is $125,000, the 12/th/ benefit year minimum Periodic Value guarantee is $210,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3, 2013 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income 2.0 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

Withdrawal amount                                                     $ 15,000
Divided by Account Value before withdrawal                            $120,000
Equals ratio                                                              12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                            $109,375
12th benefit year Minimum Periodic Value                              $183,750

Required Minimum Distributions

See the sub-section entitled "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income for a discussion of the relationship between the RMD amount and the Annual Income Amount.

Benefits Under Spousal Highest Daily Lifetime Income 2.0

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime Income 2.0, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Spousal Highest Daily Lifetime Income 2.0 terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments will be permitted. However, if a partial withdrawal in the latter scenario was taken to satisfy a Required Minimum Distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1)apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

    (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

    (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime Income 2.0 benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while
    Spousal Highest Daily Lifetime Income 2.0 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free

   Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocati

..   on of Unadjusted Account Value, or to any additional Purchase Payments that are made after the changes go into effect. That is, we will not require such current participants to re-allocate Unadjusted Account Value to comply with any new requirements.

..   If you elect this benefit, you may be required to reallocate to different
    Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Spousal Highest
    Daily Lifetime Income 2.0 reduce your Unadjusted Account Value to zero.
    This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" earlier in the prospectus for more information.)

Charge for the Spousal Highest Daily Lifetime Income v2.0

The current charge for Spousal Highest Daily Lifetime Income 2.0 is 1.10% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income 2.0 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.275% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (and any associated Purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income 2.0 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime Income 2.0 can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die.

Currently, Spousal Highest Daily Lifetime Income 2.0 only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be at least 50 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The
    Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be at least 50 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be at least 50 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit. However, if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. If the designated lives divorce, Spousal Highest Daily Lifetime Income 2.0 may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. Any applicable CDSC will apply to such a withdrawal. The non-owner spouse may then decide whether s/he wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income 2.0 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income 2.0 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect Spousal Highest Daily Lifetime Income 2.0, you lose the guarantees that you had accumulated under your existing benefit, and your guarantees under Spousal Highest Daily Lifetime Income 2.0 will be based on your Unadjusted Account Value on the effective date of Spousal Highest Daily Lifetime Income
2.0. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income 2.0 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income 2.0 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

The benefit automatically terminates upon the first to occur of the following:

(i) upon our receipt of Due Proof of Death of the first designated life, if the surviving spouse opts to take the death benefit under the Annuity (rather than continue the Annuity) or if the surviving spouse is not an eligible designated life;

(ii)  upon the death of the second designated life;

(iii) your termination of the benefit;

(iv)  your surrender of the Annuity;

(v) your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount);

(vi)  both the Unadjusted Account Value and Annual Income Amount equal zero; or

(vii) you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income 2.0 other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

How Spousal Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income 2.0 above for information regarding this component of the benefit.

Additional Tax Considerations

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income 2.0 above.

HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST DAILY DEATH BENEFIT

Highest Daily Lifetime Income 2.0 with Highest Daily Death Benefit ("HD DB") is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. This benefit also provides for a highest daily death benefit, subject to the terms of the benefit. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments"). Highest Daily Lifetime Income 2.0 with HD DB may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and also wish to provide a death benefit to your beneficiaries. You are not required to take withdrawals as part of the benefit
- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income 2.0 with HD DB is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Highest Daily Lifetime Income 2.0 is offered with or without the HD DB component; however, you may only elect HD DB with Highest Daily Lifetime Income 2.0, and you must elect the HD DB benefit at the time you elect Highest Daily Lifetime Income 2.0. If you elect Highest Daily Lifetime Income 2.0 without HD DB and would like to add the feature later, you must first terminate Highest Daily Lifetime Income 2.0 and elect Highest Daily Lifetime Income 2.0 with HD
DB (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime Income 2.0 and elect Highest Daily Lifetime Income 2.0 with HD DB you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Highest Daily Lifetime Income 2.0 with HD DB is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living or death benefit.

The income benefit under Highest Daily Lifetime Income 2.0 with HD DB currently is based on a single "designated life" who is between the ages of 50 and 79 on the benefit effective date. As long as your Highest Daily Lifetime Income 2.0 with HD DB is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Highest Daily Lifetime Income 2.0 with HD DB (including no payment of the Highest Daily Death Benefit Amount).

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income 2.0 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated Purchase Credits) made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 12/th/ benefit anniversary, your Periodic Value on the 12/th/ benefit anniversary is equal to the greater of:

(1)the Periodic Value described above, or

(2)the sum of (a), (b) and (c) below proportionally reduced for any Non-Lifetime Withdrawals:

    (a)200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments (including any associated Purchase Credits) made on that day;

    (b)200% of all Purchase Payments (including any associated Purchase Credits) made within one year following the effective date of the benefit; and

    (c)all Purchase Payments (including any associated Purchase Credits) made after one year following the effective date of the benefit.

This means that if you do not take a withdrawal on or before the 12/th/ benefit anniversary, your Protected Withdrawal Value on the 12/th/ benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 12/th/ benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

Please note that if you elect Highest Daily Lifetime Income 2.0 with HD DB, your Account Value is not guaranteed, can fluctuate and may lose value.

Key Feature - Annual Income Amount under Highest Daily Lifetime Income 2.0 with HD DB.

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years unless you take a withdrawal of Excess Income, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 50-54; 4% for ages 55 to 64; 5% for ages 65 to 84, and 6% for ages 85 or older. Under Highest Daily Lifetime Income 2.0 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual

Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income 2.0 with HD DB and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated Purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 50-54 ; 4% for ages 55 to 64; 5% for ages 65 to 84, and 6% for ages 85 or older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated Purchase Credits).

After your first Lifetime Withdrawal and before your Unadjusted Account Value is reduced to zero, you may make additional Purchase Payments, subject to the limits in the next paragraph. We reserve the right not to accept additional Purchase Payments if the Unadjusted Account Value becomes zero.

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income 2.0 with HD DB. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 50-54; 4% for ages 55 to 64; 5% for ages 65-84, and 6% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income 2.0 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income 2.0 with HD DB upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income 2.0 with HD DB does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income 2.0 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income 2.0 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1, 2012

..   Highest Daily Lifetime Income 2.0 with HD DB is elected on August 1, 2013

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income 2.0 with HD DB

..   The first withdrawal is a Lifetime Withdrawal

Example of dollar-for-dollar reductions

On October 24, 2013, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2013) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2013 the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $109,420. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount).

Here is the calculation:

Annual Income Amount                                   Highest Daily Death Benefit Amount
Account Value before Lifetime Withdrawal               Account Value before Lifetime
                                          $118,000.00  Withdrawal                         $118,000.00
Amount of "non" Excess Income             $  3,500.00  Amount of"non"Excess Income        $  3,500.00
Account Value immediately before                       Account Value immediately before
Excess Income of $1,500                   $114,500.00  Excess Income of $1,500            $114,500.00
Excess Income amount                      $  1,500.00  Excess Income amount               $  1,500.00
Ratio ($1,500/$114,500 = 1.31%)                  1.31% Ratio ($1,500/$114,500 = 1.31%)           1.31%
Annual Income Amount                      $  6,000.00  HDDBAmount                         $109,420.00
1.31% Reduction in Annual Income Amount                1.31% Reduction in Annual Income
                                          $     78.60  Amount                             $  1,433.40
Annual Income Amount for                               Highest Daily Death
future Annuity Years                      $  5,921.40  Benefit Amount                     $107,986.60

Example of Highest Daily Auto Step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments (including any associated Purchase Credits), is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments (including any associated Purchase Credits).

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                              Highest Daily Value         Adjusted Annual
              Unadjusted    (adjusted for withdrawal  Income Amount (5% of the
Date*        Account Value  and purchase payments)**   Highest Daily Value)
-----        -------------  ------------------------  ------------------------
June 28      $238,000.00          $238,000.00               $11,900.00
June 29      $226,500.00          $228,009.60               $11,400.48
June 30      $226,800.00          $228,009.60               $11,400.48
July 1       $233,500.00          $233,500.00               $11,675.00
July 2       $231,900.00          $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.

** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

   . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

   . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

   . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

   . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income 2.0 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income 2.0 with HD DB. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income 2.0 with HD DB. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above) and the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..   The Issue Date is December 3

..   Highest Daily Lifetime Income 2.0 with HD DB is elected on September 4

..   The Unadjusted Account Value at benefit election was $105,000

..   The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
    Income 2.0 with HD DB

..   No previous withdrawals have been taken under Highest Daily Lifetime Income
    2.0 with HD DB

On October 3 the Protected Withdrawal Value is $125,000, the 12th benefit year minimum Periodic Value guarantee is $210,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income 2.0 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

 Withdrawal amount                                                 $ 15,000.00
 Divided by Account Value before withdrawal                        $120,000.00
 Equals ratio                                                             12.5%
 All guarantees will be reduced by the above ratio (12.5%)
 Protected Withdrawal Value                                        $109,375.00
 12th benefit year Minimum Periodic Value                          $183,750.00
 Highest Daily Death Benefit Amount                                $100,992.50

Required Minimum Distributions

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31st for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied:

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..   the remaining Annual Income Amount for that Annuity Year; plus

..   the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

Example

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

 First Calendar Year          Annuity Year             Second Calendar Year
 -------------------          ------------------------ ------------------------
 01/01/2014 to 12/31/2014     06/01/2014 to 05/31/2015 01/01/2015 to 12/31/2015

Assume the following:

..   RMD Amount for Both Calendar Years = $6,000;

..   Annual Income Amount = $5,000; and

..   A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
    Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..   The remaining Annual Income for that Annuity Year ($3,000); plus

..   The Second Calendar Year's RMD Amount minus the Annual Income Amount
    ($6,000 - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..   If, in any Annuity Year, your RMD amount is less than your Annual Income
    Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

..   If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

..   If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

Highest Daily Death Benefit

A Death Benefit is payable under Highest Daily Lifetime Income 2.0 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Owner (Annuitant if entity owned), also referred to as the "Single Designated Life", when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit or the Highest Daily Death Benefit Amount described below.

Highest Daily Death Benefit Amount:

On the date you elect Highest Daily Lifetime Income 2.0 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

(1)The Unadjusted Account Value on the current Valuation Day; and

(2)The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

   .   increased by any Purchase Payments made on the current Valuation Day and,

   . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the living benefit features of Highest Daily Lifetime Income 2.0 with HD DB.

A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount (dollar-for-dollar) by the amount of the withdrawal. All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the decedent and will be:

      . increased by the amount of any additional Adjusted Purchase Payments, and

      . reduced by the effect of any withdrawals (as described in the preceding paragraph), made during the period between the decedent's date of death and the date we receive Due Proof of Death.

We will reduce the Highest Daily Death Benefit Amount payable under this benefit by Purchase Credits applied during the period beginning 12 months prior to the decedent's date of death and ending on the date we receive Due Proof of Death. We may waive, on a non-discriminatory basis, our right to deduct such Purchase Credits.

Please note that the Highest Daily Death Benefit Amount is available only until we make Guarantee Payments under Highest Daily Lifetime Income 2.0 with HD DB or annuity payments begin. This means that any withdrawals that reduce your Unadjusted Account Value to zero will also reduce the Highest Daily Death Benefit Amount to zero.

All other provisions applicable to Death Benefits under your Annuity will continue to apply. See the "Death Benefits" section of this prospectus for more information pertaining to Death Benefits.

Benefits Under Highest Daily Lifetime Income 2.0 with HD DB

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Highest Daily Lifetime Income 2.0 with HD DB, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Highest Daily Lifetime Income 2.0 with HD DB terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments will be permitted.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments.

..   Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including the HD DB, will terminate. This means that the HD DB is terminated and no Death
    Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1)apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

    (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

    (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under Highest Daily Lifetime Income 2.0 with HD DB are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income 2.0 with HD DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled

   "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or upon addition of subsequent Purchase Payments. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..   If you elect this benefit, you may be required to reallocate to different
    Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Highest Daily
    Lifetime Income 2.0 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" earlier in the prospectus for more information.)

..   The current charge for Highest Daily Lifetime Income 2.0 with HD DB is
    1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income 2.0 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.375% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (and any associated Purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income 2.0 with HD DB would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Election of and Designations under the Benefit
For Highest Daily Lifetime Income 2.0 with HD DB, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be between 50 and 79 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income 2.0 with HD DB. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income 2.0 with HD DB, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Income 2.0 with HD DB can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income 2.0 with HD DB and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect Highest Daily Lifetime Income 2.0 with HD DB, you lose the guarantees that you had accumulated under your existing benefit and your guarantees under Highest Daily Lifetime Income 2.0 with HD DB will be based on your Unadjusted Account Value on the effective date of Highest Daily Lifetime Income 2.0 with HD DB. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income
2.0 with

HD DB is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income 2.0 with HD DB so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Termination of the Benefit

You may terminate Highest Daily Lifetime Income 2.0 with HD DB at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit, including the HD DB, will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

The benefit automatically terminates upon the first to occur of the following:

(i)your termination of the benefit;

(ii)your surrender of the Annuity;

(iii)when annuity payments begin (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount);

(iv)our receipt of Due Proof of Death of the Owner (or Annuitant if entity owned);

(v)both the Unadjusted Account Value and Annual Income Amount equal zero; or

(vi)you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income 2.0 with HD DB, other than upon the death of the Owner or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income 2.0 with HD DB terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed above.

How Highest Daily Lifetime Income 2.0 with HD DB Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income 2.0 above for information regarding this component of the benefit.

Additional Tax Considerations

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income 2.0 above.

SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST DAILY DEATH BENEFIT

Spousal Highest Daily Lifetime Income 2.0 with Highest Daily Death Benefit ("HD DB") is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. This benefit also provides for a highest daily death benefit, subject to the terms of the benefit. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

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

We offer a benefit that guarantees, until the death of the Remaining Designated Life (as described below) (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments"). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income 2.0 with HD DB after the death of the first spouse (subject to the provisions below regarding a Remaining Designated Life), and also want to provide a death benefit. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

An integral component of Spousal Highest Daily Lifetime Income 2.0 with HD DB is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income 2.0 with HD DB is the spousal version of Highest Daily Lifetime Income 2.0 with HD DB. Spousal Highest Daily Lifetime Income 2.0 is offered with or without the HD DB component; however, you may only elect HD DB with Spousal Highest Daily Lifetime Income 2.0, and you must elect the HD DB benefit at the time you elect Spousal Highest Daily Lifetime Income 2.0. If you elect Spousal Highest Daily Lifetime Income 2.0 without HD DB and would like to add the feature later, you must first terminate Spousal Highest Daily Lifetime Income 2.0 and elect Spousal Highest Daily Lifetime Income 2.0 with HD DB (subject to availability and benefit re-election provisions). Please note that if you terminate Spousal Highest Daily Lifetime Income 2.0 and elect Spousal Highest Daily Lifetime Income 2.0 with HD DB you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime Income 2.0 with HD DB is offered as an alternative to other lifetime withdrawal options. Currently, if you elect Spousal Highest Daily Lifetime Income 2.0 with HD DB and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income 2.0 with HD DB must be elected based on two designated lives, as described below. Each designated life must be between the ages of 50 and 79 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income 2.0 with HD DB due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income 2.0 with HD DB is not available if you elect any other optional living or death benefit.

As long as your Spousal Highest Daily Lifetime Income 2.0 with HD DB is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Unadjusted Account Value falls to zero, if any withdrawal is a withdrawal of Excess Income (as described below) and brings your Unadjusted Account Value to zero, your Annual Income Amount also would fall to zero, and the benefit and the Annuity then would terminate. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Income
2.0 with HD DB.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income 2.0 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

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The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated Purchase Credits) made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 12/th/ benefit anniversary of the effective date of the benefit, your Periodic Value on the 12/th/ benefit anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) proportionally reduced for any Non-Lifetime
   Withdrawal:

    (a)200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments (including any associated Purchase Credits) made on that day;

    (b)200% of all Purchase Payments (including any associated Purchase Credits) made within one year following the effective date of the benefit; and

    (c)all Purchase Payments (including any associated Purchase Credits) made after one year following the effective date of the benefit.

This means that if you do not take a withdrawal on or before the 12/th/ benefit anniversary of the benefit effective date, your Protected Withdrawal Value on the 12/th/ benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 12/th/ benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments (including any associated Purchase Credits) and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

Please note that if you elect Spousal Highest Daily Lifetime Income 2.0 with HD DB, your Account Value is not guaranteed, can fluctuate and may lose value.

Key Feature - Annual Income Amount under Spousal Highest Daily Lifetime Income
2.0 with HD DB

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger spousal designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 50-54, 3.5% for ages 55 to 64; 4.5% for ages 65 to 84, and 5.5% for ages 85 and older. We use the age of the younger designated life. If you elected this benefit and one of the Spousal Designated Lives becomes the Remaining Designated Life, we will continue to use the age of the younger of both the original Spousal Designated Lives for purposes of calculating the applicable Annual Income percentage. Under Spousal Highest Daily Lifetime Income 2.0 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

..   If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

..   If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income 2.0 with HD DB and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated Purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 50-54, 3.5% for ages 55 to 64, 4.5% for ages 65 to 84, and 5.5% for ages 85 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated Purchase Credits).

After your first Lifetime Withdrawal and before your Unadjusted Account Value is reduced to zero, you may make additional Purchase Payments, subject to the limits in the next paragraph. We reserve the right not to accept additional Purchase Payments if the Unadjusted Account Value becomes zero.

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger spousal designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 50-54, 3.5% for ages 55 to 64, 4.5% for ages 65 to 84, and 5.5% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income 2.0 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income 2.0 with HD DB upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income 2.0 with HD DB does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income 2.0 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative

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

Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income 2.0 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is November 1, 2012

..   Spousal Highest Daily Lifetime Income 2.0 with HD DB is elected on
    August 1, 2013

..   Both designated lives were 70 years old when they elected Spousal Highest
    Daily Lifetime Income 2.0 with HD DB

..   The first withdrawal is a Lifetime Withdrawal

Example of dollar-for-dollar reductions

On October 24, 2013, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2013) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920.).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2013 the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $110,020. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount).

Here is the calculation:

                                           Highest Daily Death
Annual Income Amount                         Benefit Amount
--------------------                    -------------------------
Account Value before                    Account Value before
  Lifetime Withdrawal      $118,000.00    Lifetime Withdrawal      $118,000.00
Amount of "non" Excess                  Amount of "non" Excess
  Income                   $  2,900.00    Income                   $  2,900.00
Account Value immediately               Account Value immediately
  before Excess Income of                 before Excess Income of
  $2,100                   $115,100.00    $2,100                   $115,100.00
Excess Income amount       $  2,100.00  Excess Income amount       $  2,100.00
Ratio ($2,100/$115,100 =                Ratio ($2,100/$115,100 =
  1.82%)                          1.82%   1.82%)                          1.82%
Annual Income Amount       $  5,400.00  HD DB Amount               $110,020.00
1.82% Reduction in Annual               1.82% Reduction in Annual
  Income Amount            $     98.28    Income Amount            $  2,002.36
Annual Income Amount for                Highest Daily Death
  future Annuity Years     $  5,301.72    Benefit Amount           $108,017.64

Example of Highest Daily Auto Step-up

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments (including any associated Purchase Credits), is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments (including any associated Purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $5,400. However, the Excess Income on October 29 reduces the amount to $5,301.72 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% (since the younger designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Unadjusted Account Value adjusted for withdrawals and Purchase Payments (including any associated Purchase Credits), is greater than $5,301.72. Here are the calculations for determining the daily values. Only the October 25 value is being adjusted for Excess Income as the October 30, October 31 and November 1 Valuation Days occur after the Excess Income on October 29.

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

                                                             Adjusted Annual
                                    Highest Daily Value       Income Amount
                                  (adjusted for withdrawal     (4.5% of the
 Date*              Account Value and Purchase Payments)** Highest Daily Value)
 -----              ------------- ------------------------ --------------------
 October 25, 2013    $119,000.00        $119,000.00             $5,355.00
 October 29, 2013    $113,000.00        $113,986.98             $5,129.41
 October 30, 2013    $113,000.00        $113,986.98             $5,129.41
 October 31, 2013    $119,000.00        $119,000.00             $5,355.00
 November 1, 2013    $118,473.00        $119,000.00             $5,355.00

* In this example, the Annuity Anniversary date is November 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of November 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on October 25, resulting in an adjusted Annual Income Amount of $5,355.00. This amount is adjusted on October 29 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

   . The Unadjusted Account Value of $119,000 on October 25 is first reduced dollar-for-dollar by $2,900 ($2,900 is the remaining Annual Income Amount for the Annuity Year), resulting in an Unadjusted Account Value of $116,100 before the Excess Income.

   . This amount ($116,100) is further reduced by 1.82% (this is the ratio in the above example which is the Excess Income divided by the Account Value immediately preceding the Excess Income) resulting in a Highest Daily Value of $113,986.98.

   . The adjusted October 29 Highest Daily Value, $113,986.98, is carried forward to the next Valuation Date of October 30. At this time, we compare this amount to the Unadjusted Account Value on October 30, $113,000. Since the October 29 adjusted Highest Daily Value of $113,986.98 is greater than the October 30 Unadjusted Account Value, we will continue to carry $113,986.98 forward to the next Valuation Day of October 31. The Unadjusted Account Value on October 31, $119,000.00, becomes the final Highest Daily Value since it exceeds the $113,986.98 carried forward.

   . The October 31 adjusted Highest Daily Value of $119,000.00 is also greater than the November 1 Unadjusted Account Value, so we will continue to carry $119,000.00 forward to the first Valuation Day of November 1.

In this example, the final Highest Daily Value of $119,000.00 is converted to an Annual Income Amount based on the applicable percentage of 4.5%, generating an Annual Income Amount of $5,355.00. Since this amount is greater than the current year's Annual Income Amount of $5,301.72 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on November 1, 2013 and continuing through October 31, 2014, will be stepped-up to $5,355.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income 2.0 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income 2.0 with HD DB. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income 2.0 with HD DB. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above) and the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..   The Issue Date is December 3, 2012

..   Spousal Highest Daily Lifetime Income 2.0 with HD DB is elected on
    September 4, 2013

..   The Unadjusted Account Value at benefit election was $105,000

..   Each designated life was 70 years old when he/she elected Spousal Highest
    Daily Lifetime Income 2.0 with HD DB

..   No previous withdrawals have been taken under Spousal Highest Daily
    Lifetime Income 2.0 with HD DB

On October 3, 2013, the Protected Withdrawal Value is $125,000, the 12th benefit year minimum Periodic Value guarantee is $210,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is

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

withdrawn from the Annuity on October 3, 2013 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income 2.0 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

 Withdrawal amount................................................ $ 15,000.00
 Divided by Account Value before withdrawal....................... $120,000.00
 Equals ratio.....................................................        12.5%
 All guarantees will be reduced by the above ratio (12.5%)........
 Protected Withdrawal Value....................................... $109,375.00
 12th benefit year Minimum Periodic Value......................... $183,750.00
 Highest Daily Death Benefit Amount............................... $100,992.50

Required Minimum Distributions

See the sub-section entitled "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income 2.0 for a discussion of the relationship between the RMD amount and the Annual Income Amount.

Highest Daily Death Benefit

A Death Benefit is payable under Spousal Highest Daily Lifetime Income 2.0 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Remaining Designated Life when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit or the Highest Daily Death Benefit Amount described below.

Highest Daily Death Benefit Amount:

On the date you elect Spousal Highest Daily Lifetime Income 2.0 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

(1)The Unadjusted Account Value on the current Valuation Day; and

(2)The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

   .   increased by any Purchase Payments made on the current Valuation Day and,

   . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the living benefit features of Spousal Highest Daily Lifetime Income 2.0 with HD DB.

A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount (dollar-for-dollar) by the amount of the withdrawal. All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the Remaining Designated Life and will be:

   .   increased by the amount of any additional Adjusted Purchase Payments, and

   . reduced by the effect of any withdrawals (as described in the preceding paragraph), made during the period between the decedent's date of death and the date we receive Due Proof of Death.

We will reduce the Highest Daily Death Benefit Amount payable under this benefit by Purchase Credits applied during the period beginning 12 months prior to the decedent's date of death and ending on the date we receive Due Proof of Death. We may waive, on a non-discriminatory basis, our right to deduct such Purchase Credits.

Please note that Highest Daily Death Benefit Amount is available only until we make Guarantee Payments under Spousal Highest Daily Death Benefit 2.0 with HD DB or annuity payments begin. This means that any withdrawals that reduce your Unadjusted Account Value to zero will also reduce the Highest Daily Death Benefit Amount to zero.

All other provisions applicable to Death Benefits under your Annuity continue to apply. See the "Death Benefits" section of this prospectus for more information pertaining to Death Benefits.

Benefits Under Spousal Highest Daily Lifetime Income 2.0 with HD DB

..   To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Spousal Highest Daily Lifetime Income 2.0 with HD DB, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will continue to make payments until the simultaneous deaths of both spousal designated lives, or the death of the Remaining Designated Life. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative partial withdrawals in an Annuity Year exceed the Annual Income Amount ("Excess Income") and reduce your Unadjusted Account Value to zero, Spousal Highest Daily Lifetime Income 2.0 with HD DB terminates, we will make no further payments of the Annual Income Amount and no additional Purchase Payments will be permitted.

..   Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments.

..   Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including the HD DB, will terminate. This means that the HD DB is terminated and no Death
    Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1)apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

    (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the Remaining Designated Life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

..   In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

    (2)the Unadjusted Account Value.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime Income 2.0 with HD DB benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income 2.0 with HD DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

..   Any Lifetime Withdrawal that does not cause cumulative withdrawals in that
    Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

..   You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

..   You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Unadjusted Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Unadjusted
    Account Value to comply with any new requirements.

..   If you elect this benefit, you may be required to reallocate to different
    Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will
    (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..   Any Death Benefit will terminate if withdrawals taken under Spousal Highest
    Daily Lifetime Income 2.0 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

..   Spousal Continuation: If a Death Benefit is not payable on the death of a spousal designated life (e.g., if the first of the spousal designated lives to die is the Beneficiary but not an Owner), Spousal Highest Daily Lifetime Income 2.0 with HD DB will remain in force unless we are instructed otherwise.

Charge for Spousal Highest Daily Lifetime Income v2.0 with HDDB

The current charge for Spousal Highest Daily Lifetime Income 2.0 with HD DB is 1.60% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income
2.0 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.40% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (and any associated Purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income 2.0 with HD DB would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime Income 2.0 with HD DB can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit. Currently, Spousal Highest Daily Lifetime Income 2.0 with HD DB only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be between 50-79 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The
    Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be between 50 and 79 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be between 50 and 79 years old at the time of election.

Remaining Designated Life: A Remaining Designated Life must be a natural person and must have been listed as one of the spousal designated lives when the benefit was elected. A spousal designated life will become the Remaining Designated Life on the earlier of the death of the first of the spousal designated lives to die, provided that they are each other's spouses at that time, or divorce from the other spousal designated life while the benefit is in effect. That said, if a spousal designated life is removed as Owner, Beneficiary, or Annuitant due to divorce, the other spousal designated life becomes the Remaining Designated Life when we receive notice of the divorce, and any other documentation we require, in Good Order. Any new Beneficiary(ies) named by the Remaining Designated Life will not be a spousal designated life.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit. However, if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. If the designated lives divorce, Spousal Highest Daily Lifetime Income 2.0 with HD DB may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. Any applicable CDSC will apply to such a withdrawal. The non-owner spouse may then decide whether s/he wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income 2.0 with HD DB can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income 2.0 with HD DB and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect Spousal Highest Daily Lifetime Income 2.0 with HD DB, you lose the guarantees that you had accumulated under your existing benefit, and your guarantees under Spousal Highest Daily Lifetime Income 2.0 with HD DB will be based on your Unadjusted Account Value on the effective date of Spousal Highest Daily Lifetime Income 2.0 with HD DB. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income 2.0 with HD DB is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income 2.0 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

The benefit automatically terminates upon the first to occur of the following:

(i)upon our receipt of Due Proof of Death of the first designated life who is an Owner (or who is the Annuitant if entity owned), if the Remaining Designated Life elects not to continue the Annuity;

(ii)upon our receipt of Due Proof of Death of an Owner (or Annuitant if entity owned) if the surviving spouse is not eligible to continue the benefit because such spouse is not a spousal designated life and there is any Unadjusted Account Value on the date of death;

(iii)upon our receipt of Due Proof of Death of the Remaining Designated Life if a Death Benefit is payable under this benefit;

(iv)your termination of the benefit;

(v)your surrender of the Annuity;

(vi)when annuity payments begin (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount);

(vii)both the Unadjusted Account Value and Annual Income Amount equal zero; or

(viii)you cease to meet our requirements as described in "Election of and Designations under the Benefit" above or if we process a requested change that is not consistent with our allowed owner, annuitant or beneficiary designations.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income 2.0 with HD DB other than upon the death of the Remaining Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

How Spousal Highest Daily Lifetime Income 2.0 with HD DB Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account
See "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income 2.0 above for information regarding this component of the benefit.

Additional Tax Considerations

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income 2.0 above.

                      APPENDIX F: OPTIONAL DEATH BENEFITS

        These benefits were offered March 15, 2010 to August 19, 2012.

Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your Beneficiaries. No optional Death Benefit is available if your Annuity is held as a Beneficiary Annuity. The optional Death Benefits are called the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit. Currently, these optional Death Benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. Neither optional Death Benefit is available with the Highest Daily Lifetime Income 2.0 with HD DB, Spousal Highest Daily Lifetime Income 2.0 with HD DB, Highest Daily Lifetime Income 2.0 with LIA, Highest Daily Lifetime Income with LIA or Highest Daily Lifetime 6 Plus with LIA. If you purchase either Highest Daily Lifetime Income 2.0 or Spousal Highest Daily Lifetime Income 2.0 and withdrawals taken under either reduce your Unadjusted Account Value to zero, your optional Death Benefit will terminate. You may not elect both optional Death Benefits. Investment restrictions apply if you elect either optional Death Benefit. See the chart in the "Investment Options" section of the prospectus for a list of Investment Options available and permitted with each benefit. If subsequent to your election of an optional Death Benefit, we change our requirements as to how your Account Value must be allocated, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. We reserve the right to cease offering any optional Death Benefit.

Key Terms Used with the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit:

   . The Death Benefit Target Date for both the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and HAV Death Benefit initially is the later of (a) the anniversary of the Issue Date coinciding with or next following the date the oldest Owner (or Annuitant, if the Annuity is entity-owned) reaches age 80 and (b) the fifth anniversary of the Issue Date of the Annuity. If there is a change of Owner (or Annuitant, if the Annuity is entity-owned) prior to the Death Benefit Target Date, then we will set the Death Benefit Target Date with reference to the age of the oldest Owner (or Annuitant). However, we will not change the Death Benefit Target Date if the change of Owner (or Annuitant, for an entity-owned Annuity) occurs after the previous Death Benefit Target Date.

   . The Highest Anniversary Value on the Issue Date is equal to your Unadjusted Account Value (including any Purchase Credits, in the case of the X Series). Thereafter, we calculate a Highest Anniversary Value on each anniversary of the Issue Date of the Annuity ("Annuity
       Anniversary") up to and including the earlier of the date of death or attainment of the Death Benefit Target Date. On each such anniversary, the Anniversary Value is equal to the greater of (a) the previous
       Highest Anniversary Value and (b) the Unadjusted Account Value on each such Anniversary. Between such anniversaries, the Highest Anniversary Value is increased by the sum of all Purchase Payments (including any associated Purchase Credits) since the prior anniversary date and reduced by any Proportional Withdrawals since the prior anniversary date.

   . The Roll-Up Value. The initial Roll-Up Value is equal to the Unadjusted Account Value on the Issue Date of the Annuity. Each day we increase the Roll-up Value, plus the amount of any additional Purchase Payments you make after the effective date of the Death Benefit (including Purchase Credits with respect to the X Series), at the daily equivalent of a 5% annual rate. We stop increasing the Roll-Up Value at the 5% annual rate on the first to occur of the following: (1) the decedent's date of death and (2) the Death Benefit Target Date. After we stop increasing the Roll-Up Value at the 5% annual rate, we continue to increase the Roll-Up Value by the amount of any additional Purchase Payments (including Purchase Credits with respect to the X Series) made after that date.

   . Proportional Withdrawals are determined by calculating the ratio of the amount of the withdrawal (including any applicable CDSC and MVA) to the Account Value as of the date of the withdrawal but immediately prior to the withdrawal. Proportional withdrawals result in a reduction to the Highest Anniversary Value or Roll-Up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), then we will reduce your Highest Anniversary Value or Roll-Up value ($125,000) by 10%, or $12,500.

Highest Anniversary Value Death Benefit ("HAV")

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is elected. If an Annuity has joint Owners, the oldest Owner must be age 79 or less upon election. If an Annuity is owned by an entity, the Annuitant must be age 79 or less upon election.

Calculation of Highest Anniversary Value Death Benefit

If the decedent's date of death occurs before the Death Benefit Target Date, the Death Benefit equals the greater of:

    1. the greater of the minimum Death Benefit described above, and

    2. the Highest Anniversary Value as of the date on which we receive Due Proof of Death, less any Purchase Credits granted during the period beginning 12 months prior to the date of death and ending on the date we receive Due Proof of Death. This means that we will recapture any Purchase Credits granted with respect to Purchase Payments we receive beginning 12 months prior to the date of death and thereafter.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

    1. the minimum Death Benefit described above, and

    2. the Highest Anniversary Value on the Death Benefit Target Date, plus any Purchase Payments (and associated Purchase Credits) since the Death Benefit Target Date, less the effect of any Proportional Withdrawals since the Death Benefit Target Date, and less any Purchase Credits granted during the period beginning 12 months prior to the date of death and ending on the date we receive Due Proof of Death.

This Death Benefit may not be an appropriate feature where the oldest Owner's age (Annuitant if entity owned) is near age 80. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries before the Death Benefit Target Date is reached.

Combination 5% Roll-Up and Highest Anniversary Value Death Benefit

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less upon election. If the Annuity is owned by an entity, the Annuitant must be age 79 or less upon election.

Calculation of 5% Roll-Up and Highest Anniversary Value Death Benefit

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

If the decedent's date of death occurs before the Death Benefit Target Date, the Death Benefit equals the greater of:

    1. the greater of the minimum Death Benefit described above, and

    2. the Highest Anniversary Value as of the date on which we receive Due Proof of Death, less any Purchase Credits granted during the period beginning 12 months prior to the date of death and ending on the date we receive Due Proof of Death.

    3. the Roll-Up Value as described above.

If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

    1. the greater of the minimum Death Benefit described above, and,

    2. the Highest Anniversary Value on the Death Benefit Target Date plus any Purchase Payments (and associated Purchase Credits) since the Death Benefit Target Date, less the effect of any Proportional Withdrawals since the Death Benefit Target Date, and, less any Purchase Credits granted during the period beginning 12 months prior to the date of death and ending on the date we receive Due Proof of Death.

    3. the Roll-Up Value as described above.

This Death Benefit may not be an appropriate feature where the oldest Owner's age (Annuitant if entity owned) is near age 80. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries, and less time for the Roll-Up Value to increase, before the Death Benefit Target Date is reached.

Effect of Withdrawals on the Roll-Up Value prior to Death Benefit Target Date. Withdrawals prior to the Death Benefit Target Date reduce the Roll-Up Value by the amount of the withdrawal until an annual "dollar-for-dollar" limit has been reached, and withdrawals in excess of the dollar-for-dollar limit then reduce the Roll-Up Value proportionally. Until the first Anniversary of the Issue Date, the dollar-for-dollar limit is equal to 5% of the initial Roll-Up Value. On each Annuity Anniversary thereafter, we reset the dollar-for-dollar limit to equal 5% of the Roll-Up Value on that anniversary. When all or a portion of a withdrawal exceeds the dollar-for-dollar limit for that Annuity Year, the excess portion of the withdrawal proportionally reduces the Roll-Up Value. The proportional reduction decreases the Roll-Up Value by the ratio of the excess withdrawal (i.e., the amount of the withdrawal that exceeds the dollar-for-dollar limit in that Annuity Year) to your Account Value (after the Account Value has been reduced by any portion of the withdrawal that was within the dollar-for-dollar limit but IS NOT reduced by the excess withdrawal).

Effect of Withdrawals on the Roll-Up Value on or after the Death Benefit Target Date. All withdrawals after the Death Benefit Target Date are Proportional Withdrawals.

What are the charges for the optional Death Benefits?

For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit, we impose a charge equal to 0.40% and 0.80%, respectively, per year of the average daily net assets of the Sub-accounts. We deduct the charge for each of these benefits to compensate Pruco Life for providing increased insurance protection under the optional Death Benefits. The additional annualized charge is deducted daily against your Account Value allocated to the Sub-accounts.

Can I terminate the optional Death Benefits?

The Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and HAV Death Benefit may not be terminated by you once elected. Each optional Death Benefit will terminate upon the first to occur of the following:

..   the date that the Death Benefit is determined, unless the Annuity is continued by a spouse Beneficiary;

..   upon your designation of a new Owner or Annuitant who, as of the effective date of the change, is older than the age at which we would then issue the Death Benefit (or if we do not then consent to continue the Death Benefit);

..   upon the Annuity Date;

..   upon surrender of the Annuity; or

..   if your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

Where an Annuity is structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to be surrendered upon the death of the grantor if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the Beneficiary, and is not eligible for the Death Benefit provided under the Annuity.

Upon termination, we cease to assess the fee for the optional Death Benefit.

                      APPENDIX G: FORMULA FOR GRO PLUS II

 THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

   .   AV is the current Account Value of the Annuity

   . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

   .   V\\F\\ is the current Account Value of amounts held in the MVA Options

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t\\ is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

   .   G\\i\\ is the guarantee amount

   .   N\\i \\is the number of days until the Maturity Date

   . d\\i\\ is the discount rate applicable to the number of days until the Maturity Date. It is determined with reference a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable Guarantee Period. We call the greatest of these values the "current liability (L)."

     L   =   MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/

Next the formula calculates the following formula ratio:

                       r   =   (L -B) /(V\\V\\ + V\\F\\)

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (90% cap). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the AST bond portfolio Sub-account if r (greater than) C\\u\\, subject to the 90% cap.

The transfer amount is calculated by the following formula:

T   =   {Min (MAX(0, (.90 * (V\\V\\ + V\\F\\ + B)) -B), [L- B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the AST bond portfolio Sub-account if r (less than) C\\l\\ and B (greater than) 0. The transfer amount is calculated by the following formula:

    T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\]/(1 - C\\t\\))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

90% Cap Rule: If, on any Valuation Day the Rider remains in effect, a transfer into the AST bond portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST bond portfolio Sub-account, any transfers into the AST bond portfolio Sub-account will be suspended even if the formula would otherwise dictate that a transfer into the AST bond portfolio Sub-account should occur. Transfers out of the AST bond portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs. Due to the performance of the AST bond portfolio Sub-account and the elected Sub-accounts, the Account Value could be more than 90% invested in the AST bond portfolio Sub-account.

                           APPENDIX H - MVA FORMULAS

                     MVA FORMULA FOR LONG-TERM MVA OPTIONS

The MVA formula is applied separately to each MVA Option to determine the Account Value of the MVA Option on a particular date.

The MVA factor is equal to:

                           [(l+I)/(l+J+K)]/^(N/12)/

where:

       I = the Crediting Rate for the MVA Option;

       J = the Rate for the remaining Guarantee Period, determined as described below;

       K = the Liquidity Factor, currently equal to 0.0025; and

       N = the number of months remaining in the Guarantee Period duration, rounded up to the nearest whole month

For the purposes of determining "J",

                                  Y = /N/12/

GP\\1\\ = the smallest whole number of years greater than or equal to Y.

r\\1\\ = the rate for Guarantee Periods of duration GP\\1\\, which will equal the crediting rate if such Guarantee Period duration is currently available.

GP\\2\\ = the greatest whole number of years less than or equal to Y, but not less than 1.

r\\2\\ = the rate for Guarantee Periods of duration GP\\2\\, which will equal the crediting rate if such Guarantee Period duration is currently available.

If we do not currently offer a Guarantee Period of duration GP\\1\\ or duration GP\\2\\, we will determine r\\1\\ and / or r\\2\\ by linearly interpolating between the current rates of Guarantee Periods closest in duration. If we cannot interpolate because a Guarantee Period of lesser duration is not available, then r\\1\\ and / or r\\2\\ will be equal to [(1) + (2) - (3)], where (1), (2), and (3) are defined as:

(1) = the current Treasury spot rate for GP\\1\\ or GP\\2\\, respectively, and
(2) = the current crediting rate for the next longer Guaranteed Period duration currently available, and
(3) = the current Treasury spot rate for the next longer Guaranteed Period duration currently available.

The term "current Treasury spot rate" refers to the rates that existed at the time the crediting rates were last determined.

To determine "J":

If Y is an integer, and if Y is equal to a Guarantee Period duration that we currently offer, "j" is equal to the crediting rate associated with a Guarantee Period duration of Y years.

If Y is less than 1, then "J" = r\\2\\.

Otherwise, we determine "J" by linearly interpolating between r\\1\\ and r\\2\\, using the following formula:

   J = (R\\1\\ * (Y - GP\\2\\) + r\\2\\ * (GP\\1\\ - Y))/(GP\\1\\ - GP\\2\\)

The current rate ("J") in the MVA formula is subject to the same Guaranteed Minimum Interest Rate as the Crediting Rate.

We reserve the right to waive the liquidity factor set forth above.

MVA Examples For Long-Term MVA Options

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

   . You allocate $100,000 into an MVA Option (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).

   . The crediting rate associated with the MVA Option beginning on Allocation Date and maturing on Maturity Date is 2.50% (I = 2.50%).

   . You make no withdrawals or transfers until you decide to withdraw the entire MVA Option after exactly three (3) years, at which point 24 months remain before the Maturity Date (N = 24).

Example of Positive MVA

Assume that at the time you request the withdrawal, the crediting rate associated with the fixed allocation maturing on the Maturity Date is 1.50%
(J = 1.50%). Based on these assumptions, the MVA would be calculated as follows:

  MVA Factor = [(1+I)/(1+J+0.0025)]/^(N/12)/ = [1.025/1.0175]/^(2)/ = 1.0148
                        Unadjusted Value = $107,689.06
Adjusted Account Value after MVA = Unadjusted Value X MVA Factor = $109,282.86

Example of Negative MVA

Assume that at the time you request the withdrawal, the crediting rate associated with the fixed allocation maturing on the Maturity Date is 7.00%
(J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

  MVA Factor = [(1+I)/(1+J+0.0025)]/^(N/12)/ = [1.025/1.0375]/^(2)/ = 0.97605
                        Unadjusted Value = $107,689.06
Adjusted Account Value after MVA = Unadjusted Value X MVA Factor = $105,109.91

                 MVA FORMULA FOR 6 OR 12 MONTH DCA MVA OPTIONS

The MVA formula is applied separately to each DCA MVA Option to determine the Account Value of the DCA MVA Option on a particular date.

The Market Value Adjustment Factor applicable to the MVA Options we make available under the 6 or 12 Month Dollar Cost Averaging Program is as follows:

The MVA factor is equal to:

                           [(l+I)/(l+J+K/)]^(N/12)/

                                    where:

       I = the Index Rate established at inception of a DCA MVA Option. This Index Rate will be based on a Constant Maturity Treasury (CMT) rate for a maturity (in months) equal to the initial duration of the DCA MVA Option. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to initiation of the DCA MVA Option. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

       J = the Index Rate determined at the time the MVA calculation is needed, based on a CMT rate for the amount of time remaining in the DCA MVA Option. The amount of time will be based on the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to the date for which the MVA calculation is needed. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

       K = the Liquidity Factor, currently equal to 0.0025; and

       N = the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month.

If the "Treasury constant maturities nominal 12" rates available through Federal Reserve Statistical Release H. 15 should become unavailable at any time, or if the rate for a 1-month maturity should become unavailable through this source, we will substitute rates which, in our opinion, are comparable.

We reserve the right to waive the Liquidity Factor.

                 APPENDIX I - FORMULA FOR HIGHEST DAILY GRO II

   FORMULA FOR ELECTIONS OF HIGHEST DAILY GRO II MADE PRIOR TO JULY 16, 2010

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

   .   AV is the current Account Value of the Annuity

   . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

   .   V\\F\\ is the current Account Value of amounts held in the MVA Options

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t\\ is the middle target value. Currently, it is 82%.

   .   C\\u \\is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

   .   G\\i\\ is the guarantee amount

   .   N\\i\\ is the number of days until the Maturity Date

   . d\\i\\ is the discount rate applicable to the number of days until the Maturity Date. It is determined with reference a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable Guarantee Period. We call the greatest of these values the "current liability (L)."

       L = MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/

Next the formula calculates the following formula ratio:

       r = (L - B) / (V\\V\\ + V\\F\\)

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (90% cap). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the AST bond portfolio Sub-account if r (greater than) C\\u\\, subject to the 90% cap.

The transfer amount is calculated by the following formula:

       T = {Min (MAX(0, (.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ +
V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the AST bond portfolio Sub-account if r (less than) C\\l\\ and B (greater than) 0. The transfer amount is calculated by the following formula:

       T = {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

90% Cap Rule: If, on any Valuation Day the Rider remains in effect, a transfer into the AST bond portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST bond portfolio Sub-account, any transfers into the AST bond portfolio Sub-account will be suspended even if the formula would otherwise dictate that a transfer into the AST bond portfolio Sub-account should occur. Transfers out of the AST bond portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs. Due to the performance of the AST bond portfolio Sub-account and the elected Sub-accounts, the Account Value could be more than 90% invested in the AST bond portfolio Sub-account.

 Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval.

The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

   .   AV is the current Account Value of the Annuity

   . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

   . V\\F\\ is the current Account Value of the elected Fixed Rate Options of the Annuity

   .   B is the total current value of the Transfer Account

   . C\\l\\ is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

   . C\\t\\ is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

   . C\\u\\ is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

   .   T is the amount of a transfer into or out of the Transfer Account

   . "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)".

       L = MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\ )/^(Ni/365)/

Where:

   .   G\\i\\ is the value of the Guarantee Amount or the Projected Future
       Guarantee

   .   N\\i\\ is the number of days until the end of the Guarantee Period

   . d\\i\\ is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index

       Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

       r = (L - B) / (V\\V\\ + V\\F\\)

If the formula ratio exceeds an upper target value, then Unadjusted Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the 90% Cap Feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Unadjusted Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r (greater than) C\\u\\ and if transfers have not been suspended due to the 90% Cap Feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

       T = {Min(MAX(0,(.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ +
V\\F\\ ) * C\\t\\ ] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r (less than) C\\l\\ and B (greater than) 0.

The transfer amount is calculated by the following formula:

       T = {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\ ]/(1--C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Unadjusted Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Unadjusted Account Value could be more than 90% invested in the Transfer Account.

      APPENDIX J - FORMULA FOR HIGHEST DAILY LIFETIME INCOME V2.1 SUITE, HIGHEST DAILY LIFETIME INCOME 2.0 SUITE, HIGHEST DAILY LIFETIME INCOME SUITE
          AND HIGHEST DAILY LIFETIME 6 PLUS SUITE OF LIVING BENEFITS

This Appendix describes the formula used with the following living benefits:

The Highest Daily Lifetime Income v2.1 Suite:

..   Highest Daily Lifetime Income v2.1;

..   Spousal Highest Daily Lifetime Income v2.1;

..   Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit; and

..   Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit.

The Highest Daily Lifetime Income 2.0 Suite (offered from August 20, 2012 to February 24, 2013):

..   Highest Daily Lifetime Income 2.0;

..   Highest Daily Lifetime Income 2.0 with Lifetime Income Accelerator;

..   Spousal Highest Daily Lifetime Income 2.0;

..   Highest Daily Lifetime Income 2.0 with Highest Daily Death Benefit; and

..   Spousal Highest Daily Lifetime Income 2.0 with Highest Daily Death Benefit.

The Highest Daily Lifetime Income Suite (offered from January 24, 2011 to August 19, 2012):

..   Highest Daily Lifetime Income;

..   Highest Daily Lifetime Income with Lifetime Income Accelerator, and

..   Spousal Highest Daily Lifetime Income.

The Highest Daily Lifetime 6 Plus Suite (offered from March 15, 2010 to January 23, 2011):

..   Highest Daily Lifetime 6 Plus Income Benefit;

..   Highest Daily Lifetime 6 Plus Income Benefit with Lifetime Income
    Accelerator; and

..   Spousal Highest Daily Lifetime 6 Plus Income Benefit.

    TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
                     AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Income v2.1 Suite, Highest Daily Lifetime Income
       2.0 Suite, Highest Daily Lifetime Income Suite and Highest Daily Lifetime 6 Plus Suite of benefits (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\us\\ - The secondary upper target is established on the Effective Date and is not changed for the life of the guarantee. Currently it is 84.5%

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the Unadjusted Account Value of all elected DCA MVA Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments, including the amount of any associated Purchase Credits, and adjusted proportionally for Excess Income*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional Purchase Payments (including the amount of any associated Purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Unadjusted Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional Purchase Payments (including the amount of any associated Purchase Credits) and adjusted for withdrawals, as described herein.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Sub-account.

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Sub-account.

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

DAILY TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary. Target Values are subject to change for new elections of this benefit on a going-forward basis.

                             L   =   0.05 * P * a

Daily Transfer Calculation:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

               Target Ratio r  =   (L - B) / (V\\V\\ + V\\F\\).

   . If on the third consecutive Valuation Day r (greater than) C\\u\\ and r (less or =) C\\us\\ or if on any day r (greater than) C\\us\\, and transfers have not been suspended due to the 90% cap rule, assets in the Permitted Sub-accounts and the DCA MVA Options, if applicable, are transferred to the AST Investment Grade Bond Sub-account.

   . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Sub-account are transferred to the Permitted Sub-accounts as described above.

90% Cap Rule: If, on any Valuation Day this benefit remains in effect, a transfer into the AST Investment Grade Bond Sub-account occurs that results in 90% of the Unadjusted Account Value being allocated to the AST Investment Grade Bond Sub-account, any transfers into the AST Investment Grade Bond Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Sub-account should occur. Transfers out of the AST Investment Grade Bond Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Sub-account occurs either due to a Daily or Monthly Transfer Calculation. Due to the performance of the AST Investment Grade Bond Sub-account and the elected Sub-accounts, the Unadjusted Account value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

  T   =   Min (MAX (0, (0.90 * (VV + VF + B)) - B),             Money is transferred from the Permitted
          [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))  Sub-accounts and the DCA MVA Options to the AST
                                                                Investment Grade Bond Sub-account
  T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] /     Money is transferred from the AST Investment
          (1 - C\\t\\))}                                        Grade Bond Sub-account to the Permitted Sub-accounts

Monthly Transfer Calculation

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V\\F\\)
- L + B) / (1 - C\\u\\), then

  TM  =   {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}  Money is transferred from the AST Investment
                                                  Grade Bond Sub-account to the Permitted
                                                  Sub-accounts.

                    "A" Factors for Liability Calculations
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2     3     4     5     6     7     8     9    10    11     12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73   6.7  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06

 PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER
 DETAILS ABOUT THE PRUCO LIFE PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE
 ANNUITY X SERIES, B SERIES, L SERIES AND C SERIES/SM/ ANNUITY DESCRIBED IN
 PROSPECTUS (April 30, 2015)
                               (print your name)

                                   (address)

                             (city/state/zip code)

                   Please see the section of this prospectus
                       entitled "How To Contact Us" for
                        where to send your request for
                     a Statement of Additional Information

[LOGO OF PRUDENTIAL]

The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777

                                                   PRUCO LIFE INSURANCE COMPANY
                                                 A Prudential Financial Company
                                        751 Broad Street, Newark, NJ 07102-3777

PRUDENTIAL PREMIER(R) ADVISOR/SM/ VARIABLE ANNUITY SERIES ("ADVISOR SERIES") (FOR ANNUITIES PURCHASED PRIOR TO FEBRUARY 25, 2013)

FLEXIBLE PREMIUM DEFERRED ANNUITY
PROSPECTUS: APRIL 30, 2015

This prospectus describes a flexible premium deferred annuity offered by Pruco Life Insurance Company ("Pruco Life"), which we refer to in this prospectus as the "Annuity" or the "Advisor Series". If you are receiving this prospectus, it is because you currently own one of these Annuities These Annuities are no longer offered for new sales. The Annuity described in this prospectus is designed for investors who have hired an investment advisor to provide advice about allocating Account Value within the Annuity. The Annuity may be offered as an individual annuity contract or as an interest in a group annuity. The Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. CERTAIN OF THE INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. Financial Professionals may be compensated for the sale of the Annuity. Selling broker-dealer firms through which the Annuity is sold may not make available or may not recommend all the Annuities and/or benefits described in this prospectus. In addition, selling broker-dealer firms may decline to recommend to customers certain of the optional features and/or benefits and Investment Options offered generally under the Annuity or may impose restrictions (e.g., a lower maximum issue age for certain optional benefits). Please speak to your Financial Professional for further details. The guarantees provided by the optional benefits are the obligations of and subject to the claims paying ability of Pruco Life. Certain terms are capitalized in this prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

THE SUB-ACCOUNTS

The Pruco Life Flexible Premium Variable Annuity Account is a Separate Account of Pruco Life, and is the investment vehicle in which your Purchase Payments invested in the Sub-accounts are held. Each Sub-account of the Pruco Life Flexible Premium Variable Annuity Account invests in an underlying mutual fund
- see the following page for a complete list of the Sub-accounts. Currently, portfolios of Advanced Series Trust and ProFunds VP are being offered. Certain Sub-accounts are not available if you participate in an optional living benefit
- see "Limitations With Optional Benefits" later in this prospectus for details.

PLEASE READ THIS PROSPECTUS

THIS PROSPECTUS SETS FORTH INFORMATION ABOUT THE ANNUITY THAT YOU SHOULD KNOW BEFORE INVESTING. PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE. If you are purchasing the Annuity as a replacement for an existing variable annuity or variable life policy, or a fixed insurance policy, you should consider any surrender or penalty charges you may incur and any benefits you may also be forfeiting when replacing your existing coverage. Please note that if you are investing in this Annuity through a tax-advantaged retirement plan (such as an Individual Retirement Account or 401(k) plan), you will get no additional tax advantage through the Annuity itself.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information dated the same date as this prospectus that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus - see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see the section of the prospectus entitled "How to Contact Us" later in this prospectus for our Service Office address.

In compliance with U.S. law, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

THIS ANNUITY IS NOT A DEPOSIT OR OBLIGATION OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, IS NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN AN ANNUITY INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE, EVEN WITH RESPECT TO AMOUNTS ALLOCATED TO THE AST MONEY MARKET SUB-ACCOUNT.

--------------------------------------------------------------------------------
THIS SECURITY HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRUDENTIAL, PRUDENTIAL FINANCIAL, PRUDENTIAL ANNUITIES AND THE ROCK LOGO ARE SERVICEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ITS AFFILIATES. OTHER PROPRIETARY PRUDENTIAL MARKS MAY BE DESIGNATED AS SUCH THROUGH USE OF THE /SM/ OR (R) SYMBOLS.

--------------------------------------------------------------------------------

                 FOR FURTHER INFORMATION CALL: 1-888-PRU-2888
              OR GO TO OUR WEBSITE AT WWW.PRUDENTIALANNUITIES.COM


 Prospectus Dated:                        Statement of Additional Information
 April 30, 2015                                                        Dated:
                                                               April 30, 2015

                                                                     PPADV2PROS

                          VARIABLE INVESTMENT OPTIONS

ADVANCED SERIES TRUST                                              AST QMA US Equity Alpha Portfolio /3/
   AST Academic Strategies Asset Allocation Portfolio /1/          AST Quantitative Modeling Portfolio /4/
   AST Advanced Strategies Portfolio /1/                           AST RCM World Trends Portfolio /1/
   AST AQR Emerging Markets Equity Portfolio /4/                   AST Schroders Global Tactical Portfolio /1/
   AST AQR Large-Cap Portfolio /4/                                 AST Schroders Multi-Asset World Strategies Portfolio /1/
   AST Balanced Asset Allocation Portfolio /1/                     AST Small-Cap Growth Portfolio /3/
   AST BlackRock Global Strategies Portfolio /1/                   AST Small-Cap Growth Opportunities Portfolio/3/
   AST BlackRock iShares ETF Portfolio /1/                         AST Small-Cap Value Portfolio /3/
   AST BlackRock/Loomis Sayles Bond Portfolio/3/                   AST T. Rowe Price Asset Allocation Portfolio /1/
   AST Bond Portfolio 2017 /2/                                     AST T. Rowe Price Equity Income Portfolio /3/
   AST Bond Portfolio 2018 /2/                                     AST T. Rowe Price Growth Opportunities Portfolio /4/
   AST Bond Portfolio 2019 /2/                                     AST T. Rowe Price Large-Cap Growth Portfolio /3/
   AST Bond Portfolio 2020 /2/                                     AST T. Rowe Price Natural Resources Portfolio /3/
   AST Bond Portfolio 2021 /2/                                     AST Templeton Global Bond Portfolio /3/
   AST Bond Portfolio 2022 /2/                                     AST Wellington Management Hedged Equity Portfolio /1/
   AST Bond Portfolio 2023 /2/                                     AST Western Asset Core Plus Bond Portfolio /3/
   AST Bond Portfolio 2024 /2/                                     AST Western Asset Emerging Markets Debt Portfolio /4/
   AST Bond Portfolio 2025 /2/                                  PROFUNDS VP PORTFOLIOS
   AST Bond Portfolio 2026/2/                                      Consumer Goods /3/
   AST Boston Partners Large-Cap Value Portfolio/3/                Consumer Services /3/
   AST Capital Growth Asset Allocation Portfolio /1/               Financials /3/
   AST ClearBridge Dividend Growth Portfolio /3/                   Health Care /3/
   AST Cohen & Steers Realty Portfolio /3/                         Industrials /3/
   AST Defensive Asset Allocation Portfolio /1/                    Large-Cap Growth /3/
   AST FI Pyramis(R) Asset Allocation Portfolio /1,5/              Large-Cap Value /3/
   AST FI Pyramis(R) Quantitative Portfolio /1,5/                  Mid-Cap Growth /3/
   AST Franklin Templeton Founding Funds Allocation                Mid-Cap Value /3/
   Portfolio*,/1/                                                  Real Estate /3/
   AST Franklin Templeton Founding Funds Plus Portfolio /1/        Small-Cap Growth /3/
   AST Global Real Estate Portfolio /3/                            Small-Cap Value /3/
   AST Goldman Sachs Large-Cap Value Portfolio /3/                 Telecommunications /3/
   AST Goldman Sachs Mid-Cap Growth Portfolio /3/                  Utilities /3/
   AST Goldman Sachs Multi-Asset Portfolio /1/                  * This variable investment option is no longer available for
   AST Goldman Sachs Small-Cap Value Portfolio /3/                new investments, with limited exceptions. Please see
   AST Herndon Large-Cap Growth Portfolio /3/                     "Investment Options" later in this prospectus for details.
   AST High Yield Portfolio /3/                                 (1) Available with all living and death benefits.
   AST International Growth Portfolio /3/                       (2) The variable investment option is not available for
   AST International Value Portfolio /3/                            allocation of Purchase Payments or contract owner
   AST Investment Grade Bond Portfolio /2/                          transfers.
   AST J.P. Morgan Global Thematic Portfolio /1/                (3) Not available with HDI v2.1 and HDI 2.0 Suite of
   AST J.P. Morgan International Equity Portfolio /3/               benefits.
   AST J.P. Morgan Strategic Opportunities Portfolio /1/        (4) Not available if you purchase any optional benefit.
   AST Jennison Large-Cap Growth Portfolio /3/                  (5) Pyramis is a registered service mark of FMR LLC. Used
   AST Large-Cap Value Portfolio/3/                                 with permission.
   AST Legg Mason Diversified Growth Portfolio/4/
   AST Loomis Sayles Large-Cap Growth Portfolio /3/
   AST Lord Abbett Core Fixed Income Portfolio /3/
   AST MFS Global Equity Portfolio /3/
   AST MFS Growth Portfolio /3/
   AST MFS Large-Cap Value Portfolio /3/
   AST Mid-Cap Value Portfolio /3/
   AST Money Market Portfolio /3/
   AST Neuberger Berman Core Bond Portfolio /3/
   AST Neuberger Berman Mid-Cap Growth Portfolio /3/
   AST Neuberger Berman/LSV Mid-Cap Value Portfolio /3/
   AST New Discovery Asset Allocation Portfolio /1/
   AST Parametric Emerging Markets Equity Portfolio /3/
   AST PIMCO Limited Maturity Bond Portfolio /3/
   AST Preservation Asset Allocation Portfolio /1/
   AST Prudential Core Bond Portfolio /3/
   AST Prudential Growth Allocation Portfolio /1/
   AST QMA Emerging Markets Equity Portfolio /4/
   AST QMA Large-Cap Portfolio /4/

                                   CONTENTS


GLOSSARY OF TERMS....................................................................  1

SUMMARY OF CONTRACT FEES AND CHARGES.................................................  3

EXPENSE EXAMPLES..................................................................... 12

SUMMARY.............................................................................. 13

INVESTMENT OPTIONS................................................................... 16

   VARIABLE INVESTMENT OPTIONS....................................................... 16
   LIMITATIONS WITH OPTIONAL BENEFITS OPTIONS........................................ 23
   MARKET VALUE ADJUSTMENT OPTIONS................................................... 26
   RATES FOR MVA OPTIONS............................................................. 26
   MARKET VALUE ADJUSTMENT........................................................... 26
   LONG-TERM MVA OPTIONS............................................................. 27
   DCA MVA OPTIONS................................................................... 27
   GUARANTEE PERIOD TERMINATION...................................................... 27

FEES, CHARGES AND DEDUCTIONS......................................................... 28

   MVA OPTION CHARGES................................................................ 29
   ANNUITY PAYMENT OPTION CHARGES.................................................... 29
   EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES......................................... 29

PURCHASING YOUR ANNUITY.............................................................. 30

   REQUIREMENTS FOR PURCHASING THE ANNUITY........................................... 30
   DESIGNATION OF OWNER, ANNUITANT AND BENEFICIARY................................... 31
   RIGHT TO CANCEL................................................................... 33
   SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT................................... 33
   SALARY REDUCTION PROGRAMS......................................................... 33

MANAGING YOUR ANNUITY................................................................ 34

   CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS........................... 34

MANAGING YOUR ACCOUNT VALUE.......................................................... 36

   DOLLAR COST AVERAGING PROGRAMS.................................................... 36
   6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE 6 OR 12 MONTH DCA PROGRAM)....... 36
   AUTOMATIC REBALANCING PROGRAMS.................................................... 37
   AUTHORIZATION OF A THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT............ 37
   FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS............. 38
   RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS.............................. 38

ACCESS TO ACCOUNT VALUE.............................................................. 41

   TYPES OF DISTRIBUTIONS AVAILABLE TO YOU........................................... 41
   TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES.................... 41
   SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD............. 41
   SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(t)/72(q) OF THE INTERNAL REVENUE CODE.... 42
   REQUIRED MINIMUM DISTRIBUTIONS.................................................... 42

SURRENDERS........................................................................... 43

   SURRENDER VALUE................................................................... 43

ANNUITY OPTIONS...................................................................... 44

                                      (i)

LIVING BENEFITS............................................................................  46

   HIGHEST DAILY LIFETIME(R) INCOME v2.1 BENEFIT...........................................  47
   SPOUSAL HIGHEST DAILY LIFETIME(R) INCOME v2.1 BENEFIT...................................  59
   HIGHEST DAILY LIFETIME INCOME v2.1 WITH HIGHEST DAILY DEATH BENEFIT.....................  68
   SPOUSAL HIGHEST DAILY LIFETIME INCOME v2.1 WITH HIGHEST DAILY DEATH BENEFIT.............  78
   GUARANTEED RETURN OPTION Plus II (GRO Plus II)..........................................  87
   HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)...................................  92

DEATH BENEFITS.............................................................................  97

   TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT...............................................  97
   EXCEPTIONS TO AMOUNT OF DEATH BENEFIT...................................................  97
   MINIMUM DEATH BENEFIT...................................................................  98
   SPOUSAL CONTINUATION OF ANNUITY.........................................................  98
   PAYMENT OF DEATH BENEFITS...............................................................  98

VALUING YOUR INVESTMENT.................................................................... 101

   VALUING THE SUB-ACCOUNTS................................................................ 101
   PROCESSING AND VALUING TRANSACTIONS..................................................... 101

TAX CONSIDERATIONS......................................................................... 103

OTHER INFORMATION.......................................................................... 113

   PRUCO LIFE AND THE SEPARATE ACCOUNT..................................................... 113
   LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS............................................ 115
   DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE......................................... 116
   FINANCIAL STATEMENTS.................................................................... 119
   INDEMNIFICATION......................................................................... 119
   LEGAL PROCEEDINGS....................................................................... 119
   CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION..................................... 119
   HOW TO CONTACT US....................................................................... 120

APPENDIX A - ACCUMULATION UNIT VALUES...................................................... A-1

APPENDIX B - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES............ B-1

APPENDIX C - HIGHEST DAILY LIFETIME 6 PLUS INCOME, HIGHEST DAILY LIFETIME 6 PLUS INCOME
  WITH INCOME ACCELERATOR, AND SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME - OFFERED
  FOR SALE: MARCH 15, 2010 TO JANUARY 23, 2011............................................. C-1

APPENDIX D - HIGHEST DAILY LIFETIME INCOME, HIGHEST DAILY LIFETIME INCOME WITH LIFETIME
  INCOME ACCELERATOR, AND SPOUSAL HIGHEST DAILY LIFETIME INCOME - OFFERED FOR SALE:
  JANUARY 24, 2011 TO AUGUST 19, 2012...................................................... D-1

APPENDIX E - HIGHEST DAILY LIFETIME INCOME 2.0, HIGHEST DAILY LIFETIME INCOME 2.0 WITH
  LIFETIME INCOME ACCELERATOR, SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0, HIGHEST DAILY
  LIFETIME INCOME 2.0 WITH HIGHEST DAILY DEATH BENEFIT, AND SPOUSAL HIGHEST DAILY
  LIFETIME INCOME 2.0 WITH HIGHEST DAILY DEATH BENEFIT - OFFERED FOR SALE: AUGUST 20, 2012
  TO FEBRUARY 24, 2013..................................................................... E-1

APPENDIX F - OPTIONAL DEATH BENEFITS - OFFERED FOR SALE: MARCH 15, 2010 TO FEBRUARY 24,
  2013..................................................................................... F-1

APPENDIX G - FORMULA FOR GRO PLUS II....................................................... G-1

APPENDIX H - MVA FORMULAS.................................................................. H-1

APPENDIX I - FORMULA FOR HIGHEST DAILY GRO II.............................................. I-1

APPENDIX J - FORMULA FOR HIGHEST DAILY LIFETIME INCOME V2.1 SUITE, HIGHEST DAILY LIFETIME
  INCOME 2.0 SUITE, HIGHEST DAILY LIFETIME INCOME SUITE AND HIGHEST DAILY LIFETIME 6 PLUS
  SUITE OF LIVING BENEFITS................................................................. J-1

                                     (ii)

                               GLOSSARY OF TERMS

We set forth here definitions of some of the key terms used throughout this prospectus. In addition to the definitions here, we also define certain terms in the section of the prospectus that uses such terms.

ACCOUNT VALUE: The total value of all allocations to the Sub-accounts and/or the MVA Options on any Valuation Day. The Account Value is determined separately for each Sub-account and for each MVA Option, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Option will be calculated using any applicable MVA.

ACCUMULATION PERIOD: The period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date.

ANNUAL INCOME AMOUNT: This is the annual amount of income for which you are eligible for life under the optional benefits.

ANNUITANT: The natural person upon whose life annuity payments made to the Owner are based.

ANNUITIZATION: Annuitization is the process by which you direct us to apply the Unadjusted Account Value to one of the available annuity options to begin making periodic payments to the Owner.

ANNUITY DATE: The date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

ANNUITY YEAR: The first Annuity Year begins on the Issue Date and continues through and includes the day immediately preceding the first anniversary of the Issue Date. Subsequent Annuity Years begin on the anniversary of the Issue Date and continue through and include the day immediately preceding the next anniversary of the Issue Date.

BENEFICIARY(IES): The natural person(s) or entity(ies) designated as the recipient(s) of the Death Benefit or to whom any remaining period certain payments may be paid in accordance with the annuity payout options section of this Annuity.

BENEFICIARY ANNUITY: You may purchase an Annuity if you are a Beneficiary of an account that was owned by a decedent, subject to the requirements discussed in this prospectus. You may transfer the proceeds of the decedent's account into the Annuity described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified Beneficiary Annuity.

CODE: The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

DOLLAR COST AVERAGING ("DCA") MVA OPTION: An Investment Option that offers a fixed rate of interest for a specified period. The DCA MVA Option is used only with our 6 or 12 Month Dollar Cost Averaging Program, under which the Purchase Payments that you have allocated to that DCA MVA Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA MVA Option will be subject to a Market Value Adjustment if made other than pursuant to the 6 or 12 month DCA Program.

DUE PROOF OF DEATH: Due Proof of Death is satisfied when we receive all of the following in Good Order: (a) a death certificate or similar documentation acceptable to us; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

EXCESS INCOME: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income ("Excess Income"). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

FREE LOOK: The right to examine your Annuity, during a limited period of time, to decide if you want to keep it or cancel it. The length of this time period, and the amount of refund, depends on applicable law and thus may vary by state. In addition, there is a different Free Look period that applies if your Annuity is held within an IRA. In your Annuity contract, your Free Look right is referred to as your "Right to Cancel."

GOOD ORDER: Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received at our Service Office: (a) in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations; (b) on specific forms, or by other means we then permit (such as via telephone or electronic submission); and/or (c) with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order.

GUARANTEE PERIOD: The period of time during which we credit a fixed rate of interest to an MVA Option.

INVESTMENT OPTION: A Sub-account or MVA Option available as of any given time to which Account Value may be allocated.

ISSUE DATE: The effective date of your Annuity.

KEY LIFE: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine the required distributions.

MARKET VALUE ADJUSTMENT ("MVA"): A positive or negative adjustment used to determine the Account Value in an MVA Option.

MARKET VALUE ADJUSTMENT OPTIONS ("MVA OPTIONS"): Investment Options to which a fixed rate of interest is credited for a specified Guarantee Period and to which an MVA may apply. The MVA Options consist of (a) the DCA MVA Option used with our 6 or 12 Month DCA Program and (b) the "Long-Term MVA Options", under which Guarantee Periods of different yearly lengths are offered.

MATURITY DATE: With respect to an MVA Option, the last day in a Guarantee
Period.

OWNER: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. In certain states, with an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity that has the rights and benefits designated to the "participant" in the certificate. Thus, an Owner who is a participant has rights that are comparable to those of the Owner of an individual annuity contract.

PORTFOLIO: An underlying mutual fund in which a Sub-Account of the Separate Account invests.

PURCHASE PAYMENT: A cash consideration in currency of the United States of America given to us in exchange for the rights, privileges, and benefits of the Annuity.

SEPARATE ACCOUNT: Refers to the Pruco Life Flexible Premium Variable Annuity Account, which holds assets associated with annuities issued by Pruco Life Insurance Company. Separate Account assets held in support of the annuities are kept separate from all of our other assets and may not be charged with liabilities arising out of any other business we may conduct.

SERVICE OFFICE: The place to which all requests and payments regarding the Annuity are to be sent. We may change the address of the Service Office at any time, and will notify you in advance of any such change of address. Please see "How to Contact Us" later in this prospectus for the Service Office address.

SUB-ACCOUNT: A division of the Separate Account.

SURRENDER VALUE: The Account Value (which includes the effect of any MVA) less any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional benefits provided by rider or endorsement, and any Annual Maintenance Fee.

UNADJUSTED ACCOUNT VALUE: The Unadjusted Account Value is equal to the Account Value prior to the application of any MVA.

UNIT: A share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

VALUATION DAY: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

WE, US, OUR: Pruco Life Insurance Company.

YOU, YOUR: The Owner(s) shown in the Annuity.

                     SUMMARY OF CONTRACT FEES AND CHARGES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Annuity. The first table describes the fees and expenses that you will pay at the time you surrender the Annuity, take a partial withdrawal, or transfer Account Value between the Investment Options. State premium taxes also may be deducted.

                      ANNUITY OWNER TRANSACTION EXPENSES

                   FEE/CHARGE
SALES CHARGE                                             None
TRANSFER FEE /1/                                   $       10
TAX CHARGE /2/                                      0% to 3.5%

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying portfolio annual expenses. These fees and charges are described in more detail within this prospectus.

                           PERIODIC FEES AND CHARGES

                   FEE/CHARGE                                      ADVISOR SERIES
ANNUAL MAINTENANCE FEE /3,5/                       Lesser of $50 or 2% of Unadjusted Account Value

                            ANNUALIZED FEES/CHARGES

MORTALITY & EXPENSE RISK CHARGE                    0.40%
ADMINISTRATION CHARGE                              0.15%
TOTAL ANNUALIZED INSURANCE CHARGE /4,5/            0.55%

1  Currently, we deduct the fee after the 20/th/ transfer each Annuity Year.
2 We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon Annuitization.
3 Assessed annually on the Annuity's anniversary date or upon surrender. Only applicable if the sum of the Purchase Payments at the time the fee is due is less than $100,000. For Beneficiaries who elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Unadjusted Account Value and is only applicable if Unadjusted Account Value is less than $25,000 at the time the fee is assessed.
4 These charges are assessed as a percentage of the daily net assets of the Sub-accounts. The Insurance Charge is the combination of Mortality & Expense Risk Charge and the Administration Charge.
5 For Beneficiaries who elect the Beneficiary Continuation Option, the Mortality and Expense Risk and Administration Charges do not apply. However, a Settlement Service Charge equal to 1.00% is assessed as a percentage of the daily net assets of the Sub-accounts as an annual charge.

The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. The next column shows the total expenses you would pay for the Annuity if you purchased the relevant optional benefit. More specifically, this column shows the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity (as shown in the prior table). Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges.

                    YOUR OPTIONAL BENEFIT FEES AND CHARGES

                                                                                        ANNUALIZED
                                                                                         OPTIONAL
                                                                                       BENEFIT FEE/     TOTAL
OPTIONAL BENEFIT                                                                        CHARGE /4/   CHARGE /5/
----------------                                                                       ------------ ------------
HIGHEST DAILY LIFETIME INCOME V2.1 /8/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)
MAXIMUM CHARGE /6/                                                                         2.00%    0.55% + 2.00%
CURRENT CHARGE                                                                             1.00%    0.55% + 1.00%
SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 /8/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)
MAXIMUM CHARGE /6/                                                                         2.00%    0.55% + 2.00%

                    YOUR OPTIONAL BENEFIT FEES AND CHARGES

                                                                                             ANNUALIZED
                                                                                              OPTIONAL
                                                                                            BENEFIT FEE/     TOTAL
OPTIONAL BENEFIT                                                                             CHARGE /4/   CHARGE /5/
----------------                                                                            ------------ ------------
CURRENT CHARGE                                                                                  1.10%    0.55% + 1.10%

HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT /8/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)
MAXIMUM CHARGE /6/                                                                              2.00%    0.55% + 2.00%
CURRENT CHARGE                                                                                  1.50%    0.55% + 1.50%

SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH
BENEFIT /18/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)
MAXIMUM CHARGE /6/                                                                              2.00%    0.55% + 2.00%
CURRENT CHARGE                                                                                  1.60%    0.55% + 1.60%

HIGHEST DAILY LIFETIME INCOME 2.0 /9/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)
MAXIMUM CHARGE /6/                                                                              2.00%    0.55% + 2.00%
CURRENT CHARGE                                                                                  1.00%    0.55% + 1.00%

SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 /9/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)
MAXIMUM CHARGE /6/                                                                              2.00%    0.55% + 2.00%
CURRENT CHARGE                                                                                  1.10%    0.55% + 1.10%

HIGHEST DAILY LIFETIME INCOME 2.0 WITH LIFETIME INCOME ACCELERATOR /9/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)
MAXIMUM CHARGE /6/                                                                              2.00%    0.55% + 2.00%
CURRENT CHARGE                                                                                  1.50%    0.55% + 1.50%

HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST DAILY DEATH BENEFIT
/9/(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)
MAXIMUM CHARGE /6/                                                                              2.00%    0.55% + 2.00%
CURRENT CHARGE                                                                                  1.50%    0.55% + 1.50%

SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST DAILY DEATH
BENEFIT /9/ (ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL
VALUE)
MAXIMUM CHARGE /6/                                                                              2.00%    0.55% + 2.00%
CURRENT CHARGE                                                                                  1.60%    0.55% + 1.60%

HIGHEST DAILY LIFETIME INCOME AND SPOUSAL HIGHEST DAILY LIFETIME
INCOME /10/ (ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL
VALUE)
MAXIMUM CHARGE /6/                                                                              1.50%    0.55% + 1.50%
CURRENT CHARGE                                                                                  0.95%    0.55% + 0.95%

                    YOUR OPTIONAL BENEFIT FEES AND CHARGES

                                                                                        ANNUALIZED
                                                                                         OPTIONAL
                                                                                       BENEFIT FEE/     TOTAL
OPTIONAL BENEFIT                                                                        CHARGE /4/   CHARGE /5/
----------------                                                                       ------------ ------------
HIGHEST DAILY LIFETIME INCOME WITH LIFETIME INCOME ACCELERATOR /10/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)
MAXIMUM CHARGE /6/                                                                         2.00%    0.55% + 2.00%
CURRENT CHARGE                                                                             1.30%    0.55% + 1.30%

HIGHEST DAILY LIFETIME 6 PLUS INCOME /11/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)
MAXIMUM CHARGE /6/                                                                         1.50%    0.55% + 1.50%
CURRENT CHARGE                                                                             0.85%    0.55% + 0.85%

HIGHEST DAILY LIFETIME 6 PLUS INCOME WITH LIFETIME INCOME
ACCELERATOR /11/ (ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED
WITHDRAWAL VALUE)
MAXIMUM CHARGE /6/                                                                         2.00%    0.55% + 2.00%
CURRENT CHARGE                                                                             1.20%    0.55% + 1.20%

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME /11/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)
MAXIMUM CHARGE /6/                                                                         1.50%    0.55% + 1.50%
CURRENT CHARGE                                                                             0.95%    0.55% + 0.95%

GUARANTEED RETURN OPTION PLUS II (GRO PLUS II)
CHARGE /7/                                                                                 0.60%            1.15%
(ASSESSED AS A PERCENTAGE OF THE DAILY NET ASSETS OF THE SUB-ACCOUNTS)

HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)
CHARGE /7/                                                                                 0.60%            1.15%
(ASSESSED AS A PERCENTAGE OF THE DAILY NET ASSETS OF THE SUB-ACCOUNTS)

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")
CHARGE /7,12/                                                                              0.40%            0.95%
(ASSESSED AS A PERCENTAGE OF THE DAILY NET ASSETS OF THE SUB-ACCOUNTS)

COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT
CHARGE /7,12/                                                                              0.80%            1.35%
(ASSESSED AS A PERCENTAGE OF THE DAILY NET ASSETS OF THE SUB-ACCOUNTS)

4 The charge for each of Highest Daily Lifetime Income Suite of Benefits listed above is assessed against the greater of Unadjusted Account Value and the Protected Withdrawal Value (PWV). We deduct this charge on quarterly anniversaries of the benefit effective date. More information regarding the quarterly deductions and a description of the PWV appear in the Living Benefits section of this prospectus. The charge for each of GRO Plus II, Highest Daily GRO II, Highest Anniversary Value Death Benefit, and Combination 5% Roll-Up and HAV Death Benefit is assessed as a percentage of the daily net assets of the Sub-accounts.
5  HOW THE OPTIONAL BENEFIT FEES AND CHARGES ARE DETERMINED:
   For Highest Daily Lifetime Income Suite of Benefits listed above: The charge is taken out of the Sub-accounts. The current optional benefit charge is in addition to the 0.55% annualized charge of amounts invested in the Sub-accounts.
   Highest Daily Lifetime Income v2.1 and 2.0: 1.00% current optional benefit charge is in addition to 0.55% annualized charge of amounts invested in the Sub-accounts for base Annuity.
   Spousal Highest Daily Lifetime Income v2.1 and 2.0: 1.10% current optional benefit charge is in addition to 0.55% annualized charge of amounts invested in the Sub-accounts for base Annuity.
   Highest Daily Lifetime Income 2.0 with LIA: 1.50% current optional benefit charge is in addition to 0.55% annualized charge of amounts invested in the Sub-accounts for base Annuity.
   Highest Daily Lifetime Income v2.1 and 2.0 with Highest Daily Death Benefit:
   1.50% current optional benefit charge is in addition to 0.55% annualized charge of amounts invested in the Sub-accounts for base Annuity.
   Spousal Highest Daily Lifetime Income v2.1 and 2.0 with Highest Daily Death
   Benefit: 1.60% current optional benefit charge is in addition to 0.55% annualized charge of amounts invested in the Sub-accounts for base Annuity. Highest Daily Lifetime Income and Spousal Highest Daily Lifetime Income:
   0.95% current optional benefit charge is in addition to 0.55% annualized charge of amounts invested in the Sub-accounts for base Annuity.
   Highest Daily Lifetime Income with LIA: 1.30% current optional benefit charge is in addition to 0.55% annualized charge of amounts invested in the Sub-accounts for base Annuity.

   Highest Daily Lifetime 6 Plus: 0.85% current optional benefit charge is in addition to 0.55% annualized charge of amounts invested in the Sub-accounts for base Annuity.
   Highest Daily Lifetime 6 Plus with LIA: 1.20% current optional benefit charge is in addition to 0.55% annualized charge of amounts invested in the Sub-accounts for base Annuity.
   Spousal Highest Daily Lifetime 6 Plus: 0.95% current optional benefit charge is in addition to 0.55% annualized charge of amounts invested in the Sub-accounts for base Annuity.
   For GRO Plus II and Highest Daily GRO II: The optional benefit charge plus base Annuity charge is 1.15%.
   Highest Anniversary Value Death Benefit: The optional benefit charge plus base Annuity charge is 0.95%.
   Combination 5% Roll-up and HAV Death Benefit: The optional benefit charge plus base Annuity charge is 1.35%.
6 We reserve the right to increase the charge to the maximum charge indicated, upon any step-up under the benefit. Also, if you decide to elect or re-add a benefit after your contract has been issued, the charge for the benefit under your contract will equal the current charge for new benefit election up to the maximum indicated.
7 Because there is no higher charge to which we could increase the current charge, the current charge and maximum charge are one and the same. Thus, so long as you retain the benefit, we cannot increase your charge for the benefit.
8 This benefit is currently available to you subject to our eligibility requirements.
9  This benefit was offered from August 20, 2012 to February 24, 2013.
10 This benefit was offered from January 24, 2011 to August 19, 2012.
11 This benefit was offered from March 15, 2010 to January 23, 2011.
12 This benefit was offered from March 15, 2010 to August 19, 2012.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying Portfolios for the year ended December 31, 2014 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                   TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                                   MINIMUM MAXIMUM
                                                   ------- -------
TOTAL PORTFOLIO OPERATING EXPENSES                  0.60%   9.30%

The following are the total annual expenses for each underlying Portfolio for the year ended December 31, 2014, except as noted and except if the underlying Portfolio's inception date is subsequent to December 31, 2014. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Pruco Life with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current summary prospectuses, prospectuses and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

   (as a percentage of the average net assets of the underlying Portfolios)

                                                           For the year ended December 31, 2014
                          -----------------------------------------------------------------------------------------------------
                                                                                                Total
                                                                       Broker Fees  Acquired   Annual                 Net Annual
                                              Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                          Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                        Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                     ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Academic Strategies
  Asset Allocation
  Portfolio                  0.70%     0.03%      0.04%       0.05%        0.01%      0.63%     1.46%       0.00%        1.46%
AST Advanced Strategies
  Portfolio*                 0.80%     0.02%      0.10%       0.00%        0.00%      0.05%     0.97%       0.01%        0.96%
AST AQR Emerging
  Markets Equity
  Portfolio                  1.09%     0.16%      0.10%       0.00%        0.00%      0.00%     1.35%       0.00%        1.35%
AST AQR Large-Cap
  Portfolio*                 0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%       0.24%        0.59%
AST Balanced Asset
  Allocation Portfolio       0.15%     0.01%      0.00%       0.00%        0.00%      0.75%     0.91%       0.00%        0.91%
AST BlackRock Global
  Strategies Portfolio       0.97%     0.04%      0.10%       0.00%        0.00%      0.02%     1.13%       0.00%        1.13%
AST BlackRock iShares
  ETF Portfolio*             0.89%     0.07%      0.10%       0.00%        0.00%      0.21%     1.27%       0.25%        1.02%
AST BlackRock/Loomis
  Sayles Bond Portfolio*     0.61%     0.02%      0.10%       0.00%        0.00%      0.00%     0.73%       0.03%        0.70%
AST Bond Portfolio 2017*     0.63%     0.14%      0.10%       0.00%        0.00%      0.00%     0.87%       0.00%        0.87%
AST Bond Portfolio 2018*     0.63%     0.10%      0.10%       0.00%        0.00%      0.00%     0.83%       0.00%        0.83%
AST Bond Portfolio 2019*     0.63%     0.21%      0.10%       0.00%        0.00%      0.00%     0.94%       0.00%        0.94%
AST Bond Portfolio 2020*     0.63%     0.11%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST Bond Portfolio 2021*     0.63%     0.10%      0.10%       0.00%        0.00%      0.00%     0.83%       0.00%        0.83%
AST Bond Portfolio 2022*     0.63%     0.20%      0.10%       0.00%        0.00%      0.00%     0.93%       0.00%        0.93%
AST Bond Portfolio 2023*     0.63%     0.06%      0.10%       0.00%        0.00%      0.00%     0.79%       0.01%        0.78%
AST Bond Portfolio 2024*     0.63%     0.09%      0.10%       0.00%        0.00%      0.00%     0.82%       0.00%        0.82%
AST Bond Portfolio 2025*     0.63%     0.38%      0.10%       0.00%        0.00%      0.00%     1.11%       0.12%        0.99%
AST Bond Portfolio 2026*     0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%       0.00%        0.78%
AST Boston Partners
  Large-Cap Value
  Portfolio                  0.73%     0.03%      0.10%       0.00%        0.00%      0.00%     0.86%       0.00%        0.86%
AST Capital Growth Asset
  Allocation Portfolio       0.15%     0.01%      0.00%       0.00%        0.00%      0.76%     0.92%       0.00%        0.92%
AST ClearBridge
  Dividend Growth
  Portfolio*                 0.82%     0.02%      0.10%       0.00%        0.00%      0.00%     0.94%       0.11%        0.83%
AST Cohen & Steers
  Realty Portfolio*          0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.07%        1.04%
AST Defensive Asset
  Allocation Portfolio       0.15%     0.06%      0.00%       0.00%        0.00%      0.73%     0.94%       0.00%        0.94%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

   (as a percentage of the average net assets of the underlying Portfolios)

                                                            For the year ended December 31, 2014
                           -----------------------------------------------------------------------------------------------------
                                                                                                 Total
                                                                        Broker Fees  Acquired   Annual                 Net Annual
                                               Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                         Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                      ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST FI Pyramis(R) Asset
  Allocation Portfolio*       0.82%     0.03%      0.10%       0.00%        0.00%      0.00%     0.95%       0.02%        0.93%
AST FI Pyramis(R)
  Quantitative Portfolio*     0.81%     0.03%      0.10%       0.00%        0.00%      0.00%     0.94%       0.14%        0.80%
AST Franklin Templeton
  Founding Funds
  Allocation Portfolio*       0.91%     0.02%      0.10%       0.00%        0.00%      0.00%     1.03%       0.00%        1.03%
AST Franklin Templeton
  Founding Funds Plus
  Portfolio                   0.02%     0.02%      0.00%       0.00%        0.00%      1.01%     1.05%       0.00%        1.05%
AST Global Real Estate
  Portfolio                   0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%       0.00%        1.13%
AST Goldman Sachs
  Large-Cap Value
  Portfolio*                  0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.01%        0.83%
AST Goldman Sachs Mid-
  Cap Growth Portfolio*       0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.05%        1.06%
AST Goldman Sachs
  Multi-Asset Portfolio*      0.92%     0.05%      0.10%       0.00%        0.00%      0.00%     1.07%       0.21%        0.86%
AST Goldman Sachs
  Small-Cap Value
  Portfolio*                  0.93%     0.03%      0.10%       0.00%        0.00%      0.06%     1.12%       0.01%        1.11%
AST Herndon Large-Cap
  Value Portfolio*            0.83%     0.02%      0.10%       0.00%        0.00%      0.00%     0.95%       0.15%        0.80%
AST High Yield Portfolio      0.72%     0.04%      0.10%       0.00%        0.00%      0.00%     0.86%       0.00%        0.86%
AST International Growth
  Portfolio*                  0.97%     0.02%      0.10%       0.00%        0.00%      0.00%     1.09%       0.01%        1.08%
AST International Value
  Portfolio                   0.97%     0.03%      0.10%       0.00%        0.00%      0.00%     1.10%       0.00%        1.10%
AST Investment Grade
  Bond Portfolio*             0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%       0.03%        0.75%
AST J.P. Morgan Global
  Thematic Portfolio          0.92%     0.04%      0.10%       0.00%        0.00%      0.00%     1.06%       0.00%        1.06%
AST J.P. Morgan
  International Equity
  Portfolio                   0.86%     0.06%      0.10%       0.00%        0.00%      0.00%     1.02%       0.00%        1.02%
AST J.P. Morgan Strategic
  Opportunities Portfolio     0.97%     0.05%      0.10%       0.10%        0.00%      0.00%     1.22%       0.00%        1.22%
AST Jennison Large-Cap
  Growth Portfolio            0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%       0.00%        1.00%
AST Large-Cap Value
  Portfolio                   0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST Legg Mason
  Diversified Growth
  Portfolio*                  0.89%     8.19%      0.10%       0.00%        0.00%      0.12%     9.30%       8.23%        1.07%
AST Loomis Sayles
  Large-Cap Growth
  Portfolio*                  0.87%     0.01%      0.10%       0.00%        0.00%      0.00%     0.98%       0.06%        0.92%
AST Lord Abbett Core
  Fixed Income Portfolio*     0.77%     0.02%      0.10%       0.00%        0.00%      0.00%     0.89%       0.29%        0.60%
AST MFS Global Equity
  Portfolio                   0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%       0.00%        1.13%
AST MFS Growth
  Portfolio                   0.87%     0.02%      0.10%       0.00%        0.00%      0.00%     0.99%       0.00%        0.99%
AST MFS Large-Cap
  Value Portfolio             0.83%     0.04%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST Mid-Cap Value
  Portfolio                   0.94%     0.04%      0.10%       0.00%        0.00%      0.00%     1.08%       0.00%        1.08%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

   (as a percentage of the average net assets of the underlying Portfolios)

                                                            For the year ended December 31, 2014
                           -----------------------------------------------------------------------------------------------------
                                                                                                 Total
                                                                        Broker Fees  Acquired   Annual                 Net Annual
                                               Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                         Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                      ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Money Market
  Portfolio                   0.47%     0.03%      0.10%       0.00%        0.00%      0.00%     0.60%       0.00%        0.60%
AST Neuberger Berman /
  LSV Mid-Cap Value
  Portfolio*                  0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%       0.00%        1.00%
AST Neuberger Berman
  Core Bond Portfolio*        0.68%     0.04%      0.10%       0.00%        0.00%      0.00%     0.82%       0.15%        0.67%
AST Neuberger Berman
  Mid-Cap Growth
  Portfolio*                  0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%
AST New Discovery Asset
  Allocation Portfolio*       0.83%     0.08%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%
AST Parametric Emerging
  Markets Equity
  Portfolio                   1.08%     0.24%      0.10%       0.00%        0.00%      0.00%     1.42%       0.00%        1.42%
AST PIMCO Limited
  Maturity Bond Portfolio     0.63%     0.04%      0.10%       0.00%        0.00%      0.00%     0.77%       0.00%        0.77%
AST Preservation Asset
  Allocation Portfolio        0.15%     0.01%      0.00%       0.00%        0.00%      0.71%     0.87%       0.00%        0.87%
AST Prudential Core Bond
  Portfolio*                  0.66%     0.02%      0.10%       0.00%        0.00%      0.00%     0.78%       0.03%        0.75%
AST Prudential Growth
  Allocation Portfolio        0.80%     0.03%      0.10%       0.00%        0.00%      0.01%     0.94%       0.00%        0.94%
AST QMA Emerging
  Markets Equity
  Portfolio                   1.09%     0.24%      0.10%       0.00%        0.00%      0.02%     1.45%       0.00%        1.45%
AST QMA Large-Cap
  Portfolio                   0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%       0.00%        0.83%
AST QMA US Equity
  Alpha Portfolio             0.99%     0.04%      0.10%       0.13%        0.25%      0.00%     1.51%       0.00%        1.51%
AST Quantitative
  Modeling Portfolio          0.25%     0.03%      0.00%       0.00%        0.00%      0.84%     1.12%       0.00%        1.12%
AST RCM World Trends
  Portfolio                   0.91%     0.03%      0.10%       0.00%        0.00%      0.00%     1.04%       0.00%        1.04%
AST Schroders Global
  Tactical Portfolio          0.91%     0.03%      0.10%       0.00%        0.00%      0.11%     1.15%       0.00%        1.15%
AST Schroders Multi-
  Asset World Strategies
  Portfolio                   1.06%     0.04%      0.10%       0.00%        0.00%      0.09%     1.29%       0.00%        1.29%
AST Small Cap Growth
  Portfolio                   0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.00%        1.01%
AST Small Cap Value
  Portfolio                   0.87%     0.03%      0.10%       0.00%        0.00%      0.02%     1.02%       0.00%        1.02%
AST Small-Cap Growth
  Opportunities Portfolio     0.93%     0.04%      0.10%       0.00%        0.00%      0.00%     1.07%       0.00%        1.07%
AST T. Rowe Price Asset
  Allocation Portfolio*       0.79%     0.02%      0.10%       0.00%        0.00%      0.00%     0.91%       0.02%        0.89%
AST T. Rowe Price Equity
  Income Portfolio            0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST T. Rowe Price
  Growth Opportunities
  Portfolio                   0.89%     0.61%      0.10%       0.00%        0.00%      0.00%     1.60%       0.00%        1.60%
AST T. Rowe Price Large-
  Cap Growth Portfolio        0.85%     0.02%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST T. Rowe Price
  Natural Resources
  Portfolio                   0.88%     0.04%      0.10%       0.00%        0.00%      0.00%     1.02%       0.00%        1.02%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

   (as a percentage of the average net assets of the underlying Portfolios)

                                                            For the year ended December 31, 2014
                           -----------------------------------------------------------------------------------------------------
                                                                                                 Total
                                                                        Broker Fees  Acquired   Annual                 Net Annual
                                               Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                           Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                         Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                      ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Templeton Global
  Bond Portfolio              0.78%     0.09%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST Wellington Mgmt
  Hedged Equity Portfolio     0.97%     0.03%      0.10%       0.00%        0.00%      0.02%     1.12%       0.00%        1.12%
AST Western Asset Core
  Plus Bond Portfolio*        0.66%     0.03%      0.10%       0.00%        0.00%      0.00%     0.79%       0.20%        0.59%
AST Western Asset
  Emerging Markets Debt
  Portfolio*                  0.84%     0.06%      0.10%       0.00%        0.00%      0.00%     1.00%       0.05%        0.95%
ProFund VP Consumer
  Goods#                      0.75%     0.74%      0.25%       0.00%        0.00%      0.00%     1.74%       0.06%        1.68%
ProFund VP Consumer
  Services#                   0.75%     0.75%      0.25%       0.00%        0.00%      0.00%     1.75%       0.07%        1.68%
ProFund VP Financials#        0.75%     0.73%      0.25%       0.00%        0.00%      0.00%     1.73%       0.05%        1.68%
ProFund VP Health Care#       0.75%     0.69%      0.25%       0.00%        0.00%      0.00%     1.69%       0.01%        1.68%
ProFund VP Industrials#       0.75%     0.77%      0.25%       0.00%        0.00%      0.00%     1.77%       0.09%        1.68%
ProFund VP Large-Cap
  Growth#                     0.75%     0.76%      0.25%       0.00%        0.00%      0.00%     1.76%       0.08%        1.68%
ProFund VP Large-Cap
  Value#                      0.75%     0.77%      0.25%       0.00%        0.00%      0.00%     1.77%       0.09%        1.68%
ProFund VP Mid-Cap
  Growth#                     0.75%     0.79%      0.25%       0.00%        0.00%      0.00%     1.79%       0.11%        1.68%
ProFund VP Mid-Cap
  Value#                      0.75%     0.79%      0.25%       0.00%        0.00%      0.00%     1.79%       0.11%        1.68%
ProFund VP Real Estate#       0.75%     0.75%      0.25%       0.00%        0.00%      0.00%     1.75%       0.07%        1.68%
ProFund VP Small-Cap
  Growth#                     0.75%     0.82%      0.25%       0.00%        0.00%      0.00%     1.82%       0.14%        1.68%
ProFund VP Small-Cap
  Value#                      0.75%     0.87%      0.25%       0.00%        0.00%      0.02%     1.89%       0.19%        1.70%
ProFund VP
  Telecommunications#         0.75%     0.78%      0.25%       0.00%        0.00%      0.00%     1.78%       0.10%        1.68%
ProFund VP Utilities#         0.75%     0.76%      0.25%       0.00%        0.00%      0.00%     1.76%       0.08%        1.68%

* See notes immediately below for important information about this fund. # See notes below for important information about this fund.

AST ADVANCED STRATEGIES PORTFOLIO The Investment Managers have contractually agreed to waive 0.014% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST AQR LARGE-CAP PORTFOLIO The Investment Managers have contractually agreed to waive 0.24% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK ISHARES ETF PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fee equal to the acquired fund fees and expenses due to investments in iShares ETFs. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees (after the waiver described in the first sentence) and other expenses (including distribution fees, acquired fund fees and expenses due to investments in iShares ETFs, and other expenses excluding taxes, interest and brokerage commissions) do not exceed 1.02% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK/LOOMIS SAYLES BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.035% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST TARGET YEAR BOND PORTFOLIOS The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST CLEARBRIDGE DIVIDEND GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST COHEN & STEERS REALTY PORTFOLIO The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI PYRAMIS(R) ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.018% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI PYRAMIS(R) QUANTITATIVE PORTFOLIO The Investment Managers have contractually agreed to waive 0.14% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FRANKLIN TEMPLETON FOUNDING FUNDS ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses so that the investment management fees plus other expenses (exclusive in all cases of taxes, short sale interest and dividend expenses, brokerage commissions, distribution fees, underlying fund fees and expenses, and extraordinary expenses) for the Portfolio do not exceed 1.10% of the average daily net assets of the Portfolio through June 30, 2016. This expense limitation may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.053% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS MULTI-ASSET PORTFOLIO The Investment Managers have contractually agreed to waive 0.213% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST HERNDON LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INTERNATIONAL GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INVESTMENT GRADE BOND PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LEGG MASON DIVERSIFIED GROWTH PORTFOLIO The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the portfolio's investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest and brokerage commissions) do not exceed 1.07% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST LOOMIS SAYLES LARGE-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LORD ABBETT CORE FIXED INCOME PORTFOLIO The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio's average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.14% of their investment management fee through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees, as follows: 0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEW DISCOVERY ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST PRUDENTIAL CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows:
0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. The waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.022% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET CORE PLUS BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET EMERGING MARKETS DEBT PORTFOLIO The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2016. This waiver arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

#PROFUND VP FUNDS ProFund Advisors LLC ("ProFund Advisors" or the "Advisor") has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding "Acquired Fund Fees and Expenses"), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Money Market) through April 30, 2016. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund's expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Money Market's future yield.

                               EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in the Annuity with the cost of investing in other Pruco Life Annuities and/or other variable annuities. Below are examples for the Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and assuming your investment has a 5% return each year. The examples reflect the fees and charges listed below for the Annuity as described in "Summary of Contract Fees and Charges."

    .  Insurance Charge

    .  Annual Maintenance Fee

    .  Optional benefit fees, as described below

The examples also assume the following for the period shown:

    . You allocate all of your Account Value to the Sub-account with the maximum gross total operating expenses for 2014, and those expenses remain the same each year*

    . For each charge, we deduct the maximum charge rather than the current charge

    .  You make no transfers, or other transactions for which we charge a fee

    .  No tax charge applies

    . You elected the Spousal Highest Daily Lifetime Income 2.0 and the Combination 5% Roll-Up and HAV Death Benefit (which has the maximum combination of optional benefit charges)

Amounts shown in the examples are rounded to the nearest dollar.

* Note: Not all Portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

THE EXAMPLES ARE ILLUSTRATIVE ONLY. THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING PORTFOLIOS. ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

EXPENSE EXAMPLES ARE PROVIDED AS FOLLOWS:

If you surrender your Annuity, do not surrender, or annuitize at the end of the applicable time period:

                                          1 YR  3 YRS  5 YRS  10 YRS
                                         ------ ------ ------ ------
ADVISOR SERIES                           $1,250 $3,558 $5,631 $9,928

PLEASE SEE APPENDIX A FOR A TABLE OF ACCUMULATION UNIT VALUES.

                                    SUMMARY

PRUDENTIAL PREMIER ADVISOR VARIABLE ANNUITY SERIES ("ADVISOR SERIES")

This Summary describes key features of the Annuity offered in this prospectus. It is intended to give you an overview, and to point you to sections of the prospectus that provide greater detail. You should not rely on the Summary alone for all the information you need to know before purchasing the Annuity. You should read the entire prospectus for a complete description of the Annuity. Your Financial Professional can also help you if you have questions.

THE ANNUITY: The variable annuity contract issued by Pruco Life is a contract between you, the Owner, and Pruco Life, an insurance company. It is designed for retirement purposes, or other long-term investing, to help you save money for retirement, on a tax deferred basis, and provide income during your retirement. Although this prospectus describes key features of the variable annuity contract, the prospectus is a distinct document, and is not part of the contract.

The Annuity offers various investment portfolios. With the help of your Financial Professional, you choose how to invest your money within your Annuity (subject to certain restrictions; see "Investment Options"). Investing in a variable annuity involves risk and you can lose your money. On the other hand, investing in a variable annuity can provide you with the opportunity to grow your money through participation in "underlying" mutual funds.

GENERALLY SPEAKING, VARIABLE ANNUITIES ARE INVESTMENTS DESIGNED TO BE HELD FOR THE LONG TERM. WORKING WITH YOUR FINANCIAL PROFESSIONAL, YOU SHOULD CAREFULLY CONSIDER WHETHER A VARIABLE ANNUITY IS APPROPRIATE FOR YOU GIVEN YOUR LIFE EXPECTANCY, NEED FOR INCOME, AND OTHER PERTINENT FACTORS.

PURCHASE: Your eligibility to purchase is based on your age and the amount of your initial Purchase Payment. See your Financial Professional to complete an application. The maximum age for purchasing the Annuity is 85 and the minimum initial Purchase Payment is $10,000.

The "Maximum Age for Initial Purchase" applies to the oldest Owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the Annuitant as of the day we would issue the Annuity. For Annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life.

After you purchase your Annuity, you will have a limited period of time during which you may cancel (or "Free Look") the purchase of your Annuity. Your request for a Free Look must be received in Good Order within the applicable time period.

Please see "Requirements for Purchasing the Annuity" for additional information.

INVESTMENT OPTIONS: You may choose from a variety of variable Investment Options ranging from conservative to aggressive. Our optional benefits limit your ability to invest in certain variable Investment Options otherwise available to you under the Annuity. Each of the underlying Portfolios is described in its own prospectus, which you should read before investing. You can obtain the summary prospectuses for the Portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any variable Investment Option will meet its investment objective.

You may also allocate money to an MVA Option that earns interest for a specific time period. In general, if you withdraw your money from this option more than 30 days prior to the end of the "Guarantee Period", you will be subject to a "Market Value Adjustment", which can either increase or decrease your Account Value. We also offer a 6 or 12 Month DCA Program under which your money is transferred monthly from a DCA MVA Option to the other Investment Options you have designated. Premature withdrawals from the DCA MVA Option may also be subject to a Market Value Adjustment.

We also offer other programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

Please see "Investment Options," and "Managing Your Account Value" for information.

ACCESS TO YOUR MONEY: You can receive income by taking withdrawals or electing annuity payments. Please note that withdrawals may be subject to tax.

You may elect to receive income through annuity payments over your lifetime, also called "Annuitization". If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs.

Please see "Access to Account Value" and "Annuity Options" for more information.

OPTIONAL LIVING BENEFITS

GUARANTEED LIFETIME WITHDRAWAL BENEFITS. We offer optional living benefits, for an additional charge, that guarantee your ability to take withdrawals for life as a percentage of "Protected Withdrawal Value", even if your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Protected Withdrawal Value is not the same as your Account Value, and it is not available for a lump sum withdrawal. The Account Value has no guarantees, may fluctuate, and can lose value. Withdrawals in excess of the Annual Income Amount, called "Excess Income," will impact the value of the benefit including a permanent reduction in future guaranteed amounts. In marketing and other materials, we may refer to Excess Income as "Excess Withdrawals".

We currently offer the following optional benefits:

    .  Highest Daily Lifetime Income v2.1

    .  Spousal Highest Daily Lifetime Income v2.1

    .  Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit

    .  Spousal Highest Daily Lifetime Income v 2.1 with Highest Daily Death
       Benefit

We previously offered the following optional living benefits during the periods indicated.

Offered from August 20, 2012 to February 24, 2013:

    .  Highest Daily Lifetime Income 2.0

    .  Highest Daily Lifetime Income 2.0 with Lifetime Income Accelerator

    .  Spousal Highest Daily Lifetime Income 2.0

    .  Highest Daily Lifetime Income 2.0 with Highest Daily Death Benefit

    .  Spousal Highest Daily Lifetime Income 2.0 with Highest Daily Death
       Benefit

Please see Appendix E for information pertaining to the Highest Daily Lifetime Income 2.0 Suite of benefits.

Offered from January 24, 2011 to August 19, 2012:

    .  Highest Daily Lifetime Income

    .  Highest Daily Lifetime Income with Lifetime Income Accelerator

    .  Spousal Highest Daily Lifetime Income

Please see Appendix D for information pertaining to the Highest Daily Lifetime Income Suite of benefits.

Offered from March 15, 2010 to January 23, 2011:

    .  Highest Daily Lifetime 6 Plus Income

    .  Highest Daily Lifetime 6 Plus Income with Lifetime Income Accelerator

    .  Spousal Highest Daily Lifetime 6 Plus Income

Please see Appendix C for information pertaining to the Highest Daily Lifetime 6 Plus Suite of benefits.

As a condition of electing an optional living benefit, we limit the Investment Options to which you may allocate your Account Value. Also, these benefits utilize predetermined mathematical formulas to help us manage your guarantee through all market cycles. Under the predetermined mathematical formula, your Account Value may be transferred between certain "permitted Sub-accounts" on the one hand and the AST Investment Grade Bond Sub-account on the other hand. Please see the applicable optional benefits section as well as the Appendices to this prospectus for more information on the formulas.

In the "Living Benefits", we describe guaranteed minimum withdrawal benefits that allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). PLEASE BE AWARE THAT IF YOU WITHDRAW MORE THAN THAT AMOUNT IN A GIVEN ANNUITY YEAR (I.E., EXCESS INCOME), THAT WITHDRAWAL MAY PERMANENTLY REDUCE THE GUARANTEED AMOUNT YOU CAN WITHDRAW IN FUTURE YEARS. PLEASE ALSO NOTE THAT IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF A WITHDRAWAL OF EXCESS INCOME, BOTH THE OPTIONAL BENEFIT AND THE ANNUITY WILL TERMINATE. THUS, YOU SHOULD THINK CAREFULLY BEFORE TAKING A WITHDRAWAL OF EXCESS INCOME.

GUARANTEED MINIMUM ACCUMULATION BENEFITS. For Annuities issued with an application signed prior to January 24, 2011, subject to availability which may vary by firm, we offer two optional benefits, for an additional charge, that guarantee your Account Value to a certain level after a stated period of years. As part of these benefits you may invest only in certain permitted Investment Options. These benefits each utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Under each pre-determined mathematical formula, your Account Value may be transferred between certain "permitted Sub-accounts" and a Sub-account within a group of bond portfolio Sub-accounts differing with respect to their target maturity date. Please see the applicable optional benefits section as well as the Appendices to this prospectus for more information on the formulas.

These benefits are:
Highest Daily Guaranteed Return Option II*
Guaranteed Return Option Plus II*

* Available only for Annuities issued with an application signed prior to January 24, 2011, subject to availability which may vary by firm.

Please see "Living Benefits" for more information.

DEATH BENEFITS: You may name a Beneficiary to receive the proceeds of your Annuity upon your death. Your death benefit must be distributed within the time period required by the tax laws. The Annuity offers a minimum death benefit. Please see "Death Benefits" for more information.

FEES AND CHARGES: The Annuity, and the optional living benefits and optional death benefits, are subject to certain fees and charges, as discussed in the "Summary of Contract Fees and Charges" table earlier in this prospectus. In addition, there are fees and expenses of the underlying Portfolios.

WHAT DOES IT MEAN THAT MY ANNUITY IS "TAX DEFERRED"? Variable annuities are "tax deferred", meaning you pay no taxes on any earnings from your Annuity until you withdraw the money. You may also transfer among your Investment Options without paying a tax at the time of the transfer. When you take your money out of the Annuity, however, you will be taxed on the earnings at ordinary income tax rates. If you withdraw money before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

You may also purchase the Annuity as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan. Although there is no additional tax advantage to a variable annuity purchased through one of these plans, the Annuity has features and benefits other than tax deferral that may make it an important investment for a qualified plan. You should consult your tax adviser regarding these features and benefits prior to purchasing a contract for use with a tax-qualified plan.

MARKET TIMING: We have market timing policies and procedures that attempt to detect transfer activity that may adversely affect other Owners or Portfolio shareholders in situations where there is potential for pricing inefficiencies or that involve certain other types of disruptive trading activity (i.e., market timing). Our market timing policies and procedures are discussed in more detail later in this prospectus entitled "Restrictions on Transfers Between Investment Options."

OTHER INFORMATION: Please see the section entitled "Other Information" for more information about the Annuity, including legal information about Pruco Life, the Separate Account, and underlying Portfolios.

                              INVESTMENT OPTIONS

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement

Each Sub-account invests in an underlying Portfolio whose share price generally fluctuates each Valuation Day. The portfolios that you select, among those that are permitted, are your choice - we do not provide investment advice, nor do we recommend any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios.

In contrast to the Sub-accounts, Account Value allocated to an MVA Option earns a fixed rate of interest as long as you remain invested for the Guarantee Period. We guarantee both the stated amount of interest and the principal amount of your Account Value in an MVA Option, so long as you remain invested in the MVA Option for the duration of the Guarantee Period. In general, if you withdraw Account Value prior to the end of the MVA Option's Guarantee Period, you will be subject to a Market Value Adjustment or "MVA", which can be positive or negative. A "Guarantee Period" is the period of time during which we credit a fixed rate of interest to an MVA Option.

As a condition of participating in the optional benefits, you will be prohibited from investing in certain Sub-accounts or MVA Options. We describe those restrictions below. In addition, the optional living benefits (e.g., Highest Daily Lifetime Income v2.1) employ a pre-determined mathematical formula, under which money is transferred between your chosen Sub-accounts and a bond portfolio (e.g., the AST Investment Grade Bond Sub-account).

WHETHER OR NOT YOU ELECT AN OPTIONAL BENEFIT SUBJECT TO THE PREDETERMINED MATHEMATICAL FORMULA, YOU SHOULD BE AWARE THAT THE OPERATION OF THE FORMULA MAY RESULT IN LARGE-SCALE ASSET FLOWS INTO AND OUT OF THE SUB-ACCOUNTS. THESE ASSET FLOWS COULD ADVERSELY IMPACT THE PORTFOLIOS, INCLUDING THEIR RISK PROFILE, EXPENSES AND PERFORMANCE. These asset flows impact not only the Permitted Sub-accounts used with the optional benefits but also the other Sub-accounts, because the Portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the Portfolios could experience the following effects, among others:

    (a) a Portfolio's investment performance could be adversely affected by requiring a subadviser to purchase and sell securities at inopportune times or by otherwise limiting the subadviser's ability to fully implement the Portfolio's investment strategy;

    (b) the subadviser may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;

    (c) a Portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the Portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners' Account Value may be transferred to the AST Investment Grade Bond Sub-account and other Owners' Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one Portfolio to another Portfolio, which in turn could adversely impact performance.

VARIABLE INVESTMENT OPTIONS

Each variable Investment Option is a Sub-account of the Pruco Life Flexible Premium Variable Annuity Account (see "Pruco Life and the Separate Account" for more detailed information). Each Sub-account invests exclusively in one Portfolio. The Investment Objectives Chart below provides a description of each Portfolio's investment objective to assist you in determining which portfolios may be of interest to you. PLEASE NOTE, THE AST INVESTMENT GRADE BOND SUB-ACCOUNT IS NOT AVAILABLE FOR ALLOCATION OF PURCHASE PAYMENTS OR OWNER-INITIATED TRANSFERS.

Not all Portfolios offered as Sub-accounts may be available depending on whether you elect an optional benefit. Thus, if you elect an optional benefit, you would be precluded from investing in certain Portfolios and therefore would not receive investment appreciation (or depreciation) affecting those Portfolios.

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios.

This Annuity offers Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Pruco Life ("Affiliated Portfolios") and Portfolios managed by companies not affiliated with Pruco Life ("Unaffiliated Portfolios"). Pruco Life and its affiliates ("Prudential Companies") receive fees and payments from both the Affiliated Portfolios and the Unaffiliated Portfolios. Generally, Prudential Companies receive revenue sharing payments from the Unaffiliated Portfolios. We consider the amount of these fees and payments when determining which portfolios to offer through the Annuity. Affiliated Portfolios may provide Prudential Companies with greater fees and payments than Unaffiliated Portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over Unaffiliated Portfolios. As indicated next to each Portfolio's description in the table that follows, each Portfolio has one or more subadvisers that conduct day to day management. We have an incentive to offer Portfolios with certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which portfolios to offer under the Annuities. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Please see "Other Information" under the heading concerning "Fees and Payments Received by Pruco Life" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates. In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.

ON APRIL 29, 2013, we stopped offering AST FRANKLIN TEMPLETON FOUNDING FUNDS ALLOCATION PORTFOLIO as a Sub-account under the Annuities, except as follows: if at any time prior to April 29, 2013 you had any portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the AST Franklin Templeton Founding Funds Allocation Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account prior to April 29, 2013, you cannot allocate Account Value to the AST Franklin Templeton Founding Funds Allocation Sub-account.

You may select Portfolios individually, create your own combination of Portfolios (certain limitations apply - see "Limitations With Optional Benefits" later in this section), or select from among combinations of portfolios that we have created called "Prudential Portfolio Combinations." Under Prudential Portfolio Combinations, each Portfolio Combination consists of several asset allocation portfolios, each of which represents a specified percentage of your allocations. If you elect to invest according to one of these Portfolio Combinations, we will allocate your initial Purchase Payment among the Sub-accounts within the Portfolio Combination according to the percentage allocations. You may elect to allocate additional Purchase Payments according to the composition of the Portfolio Combination, although if you do not make such an explicit election, we will allocate additional Purchase Payments as discussed below under "Additional Purchase Payments." Once you have selected a Portfolio Combination, we will not rebalance your Account Value to take into account differences in performance among the Sub-accounts. This is a static, point of sale model allocation. Over time, the percentages in each asset allocation Portfolio may vary from the Portfolio Combination you selected when you purchased your Annuity based on the performance of each of the Portfolios within the Portfolio Combination. However, you may elect to participate in an automatic rebalancing program, under which we would transfer Account Value periodically so that your Account Value allocated to the Sub-accounts is brought back to the exact percentage allocations stipulated by the Portfolio Combination you elected. Please see "Automatic Rebalancing Programs" below for details about how such a program operates. If you are participating in an optional living benefit (such as Highest Daily Lifetime Income v2.1) that uses a predetermined mathematical formula, under which your Account Value may be transferred between certain "Permitted Sub-accounts" and a bond portfolio sub-account, and you have opted for automatic rebalancing in addition to Prudential Portfolio Combinations, you should be aware that:
(a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that existed originally as part of Prudential
Portfolio Combinations.

If you are interested in a Portfolio Combination, you should work with your Financial Professional to select the Portfolio Combination that is appropriate for you, in light of your investment time horizon, investment goals and expectations and market risk tolerance, and other relevant factors. In providing these Portfolio Combinations, we are not providing investment advice. You are responsible for determining which Portfolio Combination or Sub-account(s) is best for you. Asset allocation does not ensure a profit or protect against a loss.

THE FOLLOWING TABLE CONTAINS LIMITED INFORMATION ABOUT THE PORTFOLIOS. BEFORE SELECTING AN INVESTMENT OPTION OR PORTFOLIO COMBINATION, YOU SHOULD CAREFULLY REVIEW THE SUMMARY PROSPECTUSES AND/OR PROSPECTUSES FOR THE PORTFOLIOS, WHICH CONTAIN DETAILS ABOUT THE INVESTMENT OBJECTIVES, POLICIES, RISKS, COSTS AND MANAGEMENT OF THE PORTFOLIOS. YOU CAN OBTAIN THE SUMMARY PROSPECTUSES AND PROSPECTUSES FOR THE PORTFOLIOS BY CALLING 1-888-PRU-2888 OR WWW.PRUDENTIALANNUITIES.COM.

PORTFOLIO                            INVESTMENT                                   PORTFOLIO
NAME                                 OBJECTIVES                                   ADVISOR/SUBADVISOR(S)
---------                            -------------------------------------------- ----------------------------------------
AST Academic Strategies Asset        Seeks long-term capital appreciation.        AlphaSimplex Group, LLC
Allocation Portfolio                                                              AQR Capital Management, LLC and CNH
                                                                                  Partners, LLC
                                                                                  CoreCommodity Management, LLC
                                                                                  First Quadrant, L.P.
                                                                                  Jennison Associates LLC
                                                                                  J.P. Morgan Investment Management, Inc.
                                                                                  Pacific Investment Management Company
                                                                                  LLC (PIMCO)
                                                                                  Prudential Investments LLC
                                                                                  Quantitative Management Associates LLC
                                                                                  Western Asset Management Company/
                                                                                  Western Asset
                                                                                  Management Company Limited

AST Advanced Strategies Portfolio    Seeks a high level of absolute return by     Brown Advisory LLC
                                     using traditional and non-traditional        Loomis, Sayles & Company, L.P.
                                     investment strategies and by investing in    LSV Asset Management
                                     domestic and foreign equity and fixed        Prudential Investment Management, Inc.
                                     income securities, derivative instruments    Quantitative Management Associates LLC
                                     and other investment companies.              T. Rowe Price Associates, Inc.
                                                                                  William Blair & Company, LLC

AST AQR Emerging Markets Equity      Seeks long-term capital appreciation.        AQR Capital Management, LLC
Portfolio

AST AQR Large-Cap Portfolio          Seeks long-term capital appreciation.        AQR Capital Management, LLC

AST Balanced Asset Allocation        Seeks to obtain the highest potential total  Prudential Investments LLC
Portfolio                            return consistent with its specified level   Quantitative Management Associates LLC
                                     of risk tolerance.

AST BlackRock Global Strategies      Seeks a high total return consistent with a  BlackRock Financial Management, Inc.
Portfolio                            moderate level of risk.                      BlackRock International Limited

AST BlackRock iShares ETF Portfolio  Seeks to maximize total return with a        BlackRock Financial Management, Inc.
                                     moderate level of risk.

AST BlackRock/Loomis Sayles Bond     Seek to maximize total return, consistent    BlackRock Financial Management, Inc.;
Portfolio (formerly AST PIMCO Total  with preservation of capital and prudent     BlackRock International Limited
Return Bond Portfolio)               investment management                        BlackRock (Singapore) Limited
                                                                                  Loomis, Sayles & Company, L.P.

AST Bond Portfolio 2017              Seeks the highest total return for a         Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2018              Seeks the highest total return for a         Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2019              Seeks the highest total return for a         Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

PORTFOLIO                            INVESTMENT                                   PORTFOLIO
NAME                                 OBJECTIVES                                   ADVISOR/SUBADVISOR(S)
---------                            -------------------------------------------- ----------------------------------------
AST Bond Portfolio 2020              Seeks the highest total return for a         Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2021              Seeks the highest total return for a         Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2022              Seeks the highest total return for a         Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2023              Seeks the highest total return for a         Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2024              Seeks the highest total return for a         Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2025              Seeks the highest total return for a         Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2026              Seeks the highest total return for a         Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Boston Partners Large-Cap Value  Seeks capital appreciation.                  Boston Partners
Portfolio (formerly AST Jennison
Large-Cap Value Portfolio)

AST Capital Growth Asset Allocation  Seeks to obtain the highest potential total  Prudential Investments LLC
Portfolio                            return consistent with its specified level   Quantitative Management Associates LLC
                                     of risk tolerance.

AST ClearBridge Dividend Growth      Seeks income, capital preservation, and      ClearBridge Investments, LLC
Portfolio                            capital appreciation.

AST Cohen & Steers Realty Portfolio  Seeks to maximize total return through       Cohen & Steers Capital Management, Inc.
                                     investment in real estate securities.

AST Defensive Asset Allocation       Seeks to obtain the highest potential total  Prudential Investments LLC
Portfolio                            return consistent with its specified level   Quantitative Management Associates LLC
                                     of risk tolerance.

AST FI Pyramis(R) Asset Allocation   Seeks to maximize total return.              Pyramis Global Advisors, LLC a Fidelity
Portfolio                                                                         Investments Company

AST FI Pyramis(R) Quantitative       Seeks long-term capital growth balanced      Pyramis Global Advisors, LLC a Fidelity
Portfolio                            by current income.                           Investments Company

AST Franklin Templeton Founding      Seeks capital appreciation while its         Franklin Advisers, Inc.
Funds Allocation Portfolio           secondary investment objective is to seek    Franklin Mutual Advisers, LLC
                                     income.                                      Templeton Global Advisors Limited

AST Franklin Templeton Founding      Seeks capital appreciation.                  AST Investment Services, Inc.
Funds Plus Portfolio                                                              Prudential Investments LLC

PORTFOLIO                             INVESTMENT                                  PORTFOLIO
NAME                                  OBJECTIVES                                  ADVISOR/SUBADVISOR(S)
---------                             ------------------------------------------- -----------------------------------------
AST Global Real Estate Portfolio      Seeks capital appreciation and income.      Prudential Real Estate Investors

AST Goldman Sachs Large-Cap Value     Seeks long-term growth of capital.          Goldman Sachs Asset Management, L.P.
Portfolio

AST Goldman Sachs Mid-Cap Growth      Seeks long-term growth of capital.          Goldman Sachs Asset Management, L.P.
Portfolio

AST Goldman Sachs Multi-Asset         Seeks to obtain a high level of total       Goldman Sachs Asset Management, L.P.
Portfolio                             return consistent with its level of risk
                                      tolerance.

AST Goldman Sachs Small-Cap Value     Seeks long-term capital appreciation.       Goldman Sachs Asset Management, L.P.
Portfolio

AST Herndon Large-Cap Value           Seeks maximum growth of capital by          Herndon Capital Management, LLC
Portfolio                             investing primarily in the value stocks of
                                      larger companies.

AST High Yield Portfolio              Seeks maximum total return, consistent      J.P. Morgan Investment Management, Inc.
                                      with preservation of capital and prudent    Prudential Investment Management, Inc.
                                      investment management.

AST International Growth Portfolio    Seeks long-term capital growth.             Jennison Associates LLC
                                                                                  Neuberger Berman Management LLC
                                                                                  William Blair & Company, LLC

AST International Value Portfolio     Seeks capital growth.                       Lazard Asset Management LLC
                                                                                  LSV Asset Management

AST Investment Grade Bond Portfolio   Seeks to maximize total return, consistent  Prudential Investment Management, Inc.
                                      with the preservation of capital and
                                      liquidity needs. Total return is comprised
                                      of current income and capital
                                      appreciation.

AST J.P. Morgan Global Thematic       Seeks capital appreciation consistent with  J.P. Morgan Investment Management, Inc./
Portfolio                             its specified level of risk tolerance.      Security Capital Research & Management
                                                                                  Incorporated

AST J.P. Morgan International Equity  Seeks capital growth.                       J.P. Morgan Investment Management, Inc.
Portfolio

AST J.P. Morgan Strategic             Seeks to maximize return compared to        J.P. Morgan Investment Management, Inc.
Opportunities Portfolio               the benchmark through security selection
                                      and tactical asset allocation.

AST Jennison Large-Cap Growth         Seeks long-term growth of capital.          Jennison Associates LLC
Portfolio

AST Large-Cap Value Portfolio         Seeks current income and long-term          Hotchkis and Wiley Capital Management,
                                      growth of income, as well as capital        LLC
                                      appreciation.

AST Legg Mason Diversified Growth     Seek high risk-adjusted returns compared    Brandywine Global Investment
Portfolio                             to its blended index.                       Management, LLC
                                                                                  ClearBridge Investments, LLC
                                                                                  QS Batterymarch Financial Management,
                                                                                  Inc
                                                                                  QS Legg Mason Global Asset Allocation,
                                                                                  LLC
                                                                                  Western Asset Management Company/
                                                                                  Western Asset Management Company
                                                                                  Limited

AST Loomis Sayles Large-Cap Growth    Seeks capital growth. Income realization    Loomis, Sayles & Company, L.P.
Portfolio                             is not an investment objective and any
                                      income realized on the Portfolio's
                                      investments, therefore, will be incidental
                                      to the Portfolio's objective.

AST Lord Abbett Core Fixed Income     Seeks income and capital appreciation to    Lord, Abbett & Co. LLC
Portfolio                             produce a high total return.

AST MFS Global Equity Portfolio       Seeks capital growth.                       Massachusetts Financial Services Company

AST MFS Growth Portfolio              Seeks long-term capital growth and          Massachusetts Financial Services Company
                                      future, rather than current income.

AST MFS Large-Cap Value Portfolio     Seeks capital appreciation.                 Massachusetts Financial Services Company

AST Mid-Cap Value Portfolio           Seeks to provide capital growth by          EARNEST Partners, LLC
                                      investing primarily in mid-capitalization   WEDGE Capital Management L.L.P.
                                      stocks that appear to be undervalued.

PORTFOLIO                            INVESTMENT                                   PORTFOLIO
NAME                                 OBJECTIVES                                   ADVISOR/SUBADVISOR(S)
---------                            -------------------------------------------- ----------------------------------------
AST Money Market Portfolio           Seeks high current income and maintain       Prudential Investment Management, Inc.
                                     high levels of liquidity.

AST Neuberger Berman Core Bond       Seeks to maximize total return consistent    Neuberger Berman Fixed Income LLC
Portfolio                            with the preservation of capital.

AST Neuberger Berman Mid-Cap         Seeks capital growth.                        Neuberger Berman Management LLC
Growth Portfolio

AST Neuberger Berman/LSV Mid-Cap     Seeks capital growth.                        LSV Asset Management
Value Portfolio                                                                   Neuberger Berman Management LLC

AST New Discovery Asset Allocation   Seeks total return.                          C.S. McKee, LP
Portfolio                                                                         EARNEST Partners, LLC
                                                                                  Epoch Investment Partners, Inc.
                                                                                  Longfellow Investment Management Co.
                                                                                  LLC
                                                                                  Parametric Portfolio Associates LLC
                                                                                  Security Investors, LLC
                                                                                  Thompson, Siegel & Walmsley LLC
                                                                                  Vision Capital Management, Inc.

AST Parametric Emerging Markets      Seeks long-term capital appreciation.        Parametric Portfolio Associates LLC
Equity Portfolio

AST PIMCO Limited Maturity Bond      Seeks to maximize total return consistent    Pacific Investment Management Company
Portfolio                            with preservation of capital and prudent     LLC (PIMCO)
                                     investment management.

AST Preservation Asset Allocation    Seeks to obtain the highest potential total  Prudential Investments LLC
Portfolio                            return consistent with its specified level   Quantitative Management Associates LLC
                                     of risk tolerance.

AST Prudential Core Bond Portfolio   Seeks to maximize total return consistent    Prudential Investment Management, Inc.
                                     with the long-term preservation of
                                     capital.

AST Prudential Growth Allocation     Seeks total return.                          Prudential Investment Management, Inc.
Portfolio                                                                         Quantitative Management Associates LLC

AST QMA Emerging Markets Equity      Seeks long-term capital appreciation.        Quantitative Management Associates LLC
Portfolio

AST QMA Large-Cap Portfolio          Seeks long-term capital appreciation.        Quantitative Management Associates LLC

AST QMA US Equity Alpha Portfolio    Seeks long term capital appreciation.        Quantitative Management Associates LLC

AST Quantitative Modeling Portfolio  Seeks a high potential return while          Quantitative Management Associates LLC
                                     attempting to mitigate downside risk
                                     during adverse market cycles.

AST RCM World Trends Portfolio       Seeks highest potential total return         Allianz Global Investors U.S. LLC
                                     consistent with its specified level of risk
                                     tolerance.

AST Schroders Global Tactical        Seeks to outperform its blended              Schroder Investment Management North
Portfolio                            performance benchmark.                       America Inc./
                                                                                  Schroder Investment Management North
                                                                                  America Ltd.

AST Schroders Multi-Asset World      Seeks long-term capital appreciation.        Schroder Investment Management North
Strategies Portfolio                                                              America Inc./
                                                                                  Schroder Investment Management North
                                                                                  America Ltd.

AST Small-Cap Growth Portfolio       Seeks long-term capital growth.              Eagle Asset Management, Inc.
                                                                                  Emerald Mutual Fund Advisers Trust

AST Small-Cap Growth Opportunities   Seeks capital growth.                        RS Investment Management Co. LLC
Portfolio (formerly AST Federated                                                 Wellington Management Company, LLP
Aggressive Growth Portfolio):

AST Small-Cap Value Portfolio        Seeks to provide long-term capital           ClearBridge Investments, LLC
                                     growth by investing primarily in small-      J.P. Morgan Investment Management, Inc.
                                     capitalization stocks that appear to be      LMC Investments, LLC
                                     undervalued.

AST T. Rowe Price Asset Allocation   Seeks a high level of total return by        T. Rowe Price Associates, Inc.
Portfolio                            investing primarily in a diversified
                                     portfolio of equity and fixed income
                                     securities.

AST T. Rowe Price Equity Income      Seeks to provide substantial dividend        T. Rowe Price Associates, Inc.
Portfolio                            income as well as long-term growth of
                                     capital through investments in the
                                     common stocks of established
                                     companies.

PORTFOLIO                            INVESTMENT                                  PORTFOLIO
NAME                                 OBJECTIVES                                  ADVISOR/SUBADVISOR(S)
---------                            ------------------------------------------- ------------------------------------------
AST T. Rowe Price Growth             Seeks a high level of total return by       T. Rowe Price Associates, Inc.
Opportunities Portfolio              investing primarily in a diversified        T. Rowe Price International, Ltd.
                                     portfolio of equity and fixed income        T. Rowe Price International, Ltd. - Tokyo
                                     securities.                                 branch and
                                                                                 T. Rowe Price Hong Kong Limited

AST T. Rowe Price Large-Cap Growth   Seeks long-term growth of capital by        T. Rowe Price Associates, Inc.
Portfolio                            investing predominantly in the equity
                                     securities of a limited number of large,
                                     carefully selected, high-quality U.S.
                                     companies that are judged likely to
                                     achieve superior earnings growth.

AST T. Rowe Price Natural Resources  Seeks long-term capital growth primarily    T. Rowe Price Associates, Inc.
Portfolio                            through investing in the common stocks
                                     of companies that own or develop natural
                                     resources (such as energy products,
                                     precious metals and forest products) and
                                     other basic commodities.

AST Templeton Global Bond Portfolio  Seeks to provide current income with        Franklin Advisers, Inc.
                                     capital appreciation and growth of
                                     income.

AST Wellington Management Hedged     Seeks to outperform a mix of 50%            Wellington Management Company LLP
Equity Portfolio                     Russell 3000(R) Index, 20% MSCI EAFE
                                     Index, and 30% Treasury Bill Index over
                                     a full market cycle by preserving capital
                                     in adverse markets utilizing an options
                                     strategy while maintaining equity
                                     exposure to benefit from up markets
                                     through investments in Wellington
                                     Management's equity investment
                                     strategies.

AST Western Asset Core Plus Bond     Seeks to maximize total return, consistent  Western Asset Management Company/
Portfolio                            with prudent investment management          Western Asset Management Company
                                     and liquidity needs, by investing to        Limited
                                     obtain the average duration specified for
                                     the Portfolio.

AST Western Asset Emerging Markets   Seeks to maximize total return.             Western Asset Management Company/
Debt Portfolio                                                                   Western Asset Management Company
                                                                                 Limited

ProFund VP Consumer Goods            Seeks investment results, before fees and   ProFund Advisors LLC
                                     expenses, that correspond to the
                                     performance of the Dow Jones U.S.
                                     Consumer GoodsSM Index (the "Index").

ProFund VP Consumer Services         Seeks investment results, before fees and   ProFund Advisors LLC
                                     expenses, that correspond to the
                                     performance of the Dow Jones U.S.
                                     Consumer ServicesSM Index (the
                                     "Index").

ProFund VP Financials                Seeks investment results, before fees and   ProFund Advisors LLC
                                     expenses, that correspond to the
                                     performance of the Dow Jones U.S.
                                     FinancialsSM Index (the "Index").

ProFund VP Health Care               Seeks investment results, before fees and   ProFund Advisors LLC
                                     expenses, that correspond to the
                                     performance of the Dow Jones U.S.
                                     Health Care/SM/ Index (the "Index").

ProFund VP Industrials               Seeks investment results, before fees and   ProFund Advisors LLC
                                     expenses, that correspond to the
                                     performance of the Dow Jones U.S.
                                     IndustrialsSM Index (the "Index").

ProFund VP Large-Cap Growth          Seeks investment results, before fees and   ProFund Advisors LLC
                                     expenses, that correspond to the
                                     performance of the S&P 500(R) Growth
                                     Index (the "Index").

PORTFOLIO                      INVESTMENT                                 PORTFOLIO
NAME                           OBJECTIVES                                 ADVISOR/SUBADVISOR(S)
---------                      ------------------------------------------ ---------------------
ProFund VP Large-Cap Value     Seeks investment results, before fees and  ProFund Advisors LLC expenses, that correspond to the
                               performance of the S&P 500(R) Value
                               Index (the "Index").

ProFund VP Mid-Cap Growth      Seeks investment results, before fees and  ProFund Advisors LLC expenses, that correspond to the
                               performance of the S&P MidCap 400(R)
                               Growth Index (the "Index").

ProFund VP Mid-Cap Value       Seeks investment results, before fees and  ProFund Advisors LLC expenses, that correspond to the
                               performance of the S&P MidCap 400(R)
                               Value Index (the "Index").

ProFund VP Real Estate         Seeks investment results, before fees and  ProFund Advisors LLC expenses, that correspond to the
                               performance of the Dow Jones U.S. Real
                               EstateSM Index (the "Index").

ProFund VP Small-Cap Growth    Seeks investment results, before fees and  ProFund Advisors LLC expenses, that correspond to the
                               performance of the S&P SmallCap 600(R)
                               Growth Index(R) (the "Index").

ProFund VP Small-Cap Value     Seeks investment results, before fees and  ProFund Advisors LLC expenses, that correspond to the
                               performance of the S&P SmallCap 600(R)
                               Value Index (the "Index").

ProFund VP Telecommunications  Seeks investment results, before fees and  ProFund Advisors LLC expenses, that correspond to the
                               performance of the Dow Jones U.S.
                               TelecommunicationsSM Index (the
                               "Index").

ProFund VP Utilities           Seeks investment results, before fees and  ProFund Advisors LLC expenses, that correspond to the
                               performance of the Dow Jones U.S.
                               UtilitiesSM Index (the "Index").

Pyramis is a registered service mark of FMR LLC. Used with permission.

Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

LIMITATIONS WITH OPTIONAL BENEFITS

As a condition to your participating in certain optional benefits, we limit the Investment Options to which you may allocate your Account Value. Broadly speaking, we offer two groups of "Permitted Sub-accounts". Under the first group (Group I), your allowable Investment Options are more limited, but you are not subject to mandatory quarterly re-balancing. We call the second group (Group II) our "Custom Portfolios Program." The Custom Portfolios Program offers a larger menu of Portfolios, but you are subject to certain other restrictions. Specifically:

    . you must allocate at least 20% of your Account Value to certain fixed income portfolios (currently, the AST PIMCO Total Return Bond Portfolio, the AST Western Asset Core Plus Bond Portfolio, the AST Lord Abbett Core Fixed Income Portfolio, the AST Neuberger Berman Core Bond Portfolio, and/or the AST Prudential Core Bond Portfolio); and

    .  you may allocate up to 80% in the portfolios listed in the table below;
       and

    . on each benefit quarter (or the next Valuation Day, if the quarter-end is not a Valuation Day), we will automatically re-balance your Sub-accounts used with this Program, so that the percentages devoted to each portfolio remain the same as those in effect on the immediately preceding quarter-end, subject to the pre-determined mathematical formula inherent in the benefit. Note that on the first quarter-end following your participation in the Custom Portfolios Program, we will re-balance your Sub-accounts so that the percentages devoted to each portfolio remain the same as those in effect when you began the Custom Portfolios Program (subject to the predetermined mathematical formula inherent in the benefit); and

    . between quarter-ends, you may re-allocate your Account Value among the Investment Options permitted within this category. If you reallocate, the next quarterly rebalancing will restore the percentages to those of your most recent reallocation; and

    . if you are already participating in the Custom Portfolios Program and add a new benefit that also participates in this program, your rebalancing date will continue to be based upon the quarterly anniversary of your initial benefit election.

While those who do not participate in any optional benefit generally may invest in any of the Investment Options described in the prospectus, only those who participate in the optional benefits listed in Group II below may participate in the Custom Portfolios Program. Please note that the Custom Portfolios Program is not available with any of the Highest Daily Lifetime Income v2.1 and
2.0 benefits. If you currently have an optional death benefit that allows you to participate in the Custom Portfolios Program and wish to elect a Highest Daily Lifetime Income v2.1 benefit, you may not continue to invest under the Custom Portfolios Program. Instead, you will have to allocate your Account Value to the Investment Options permitted for the Highest Daily Lifetime Income v2.1 benefit at the time you elect it. If you participate in the Custom Portfolios Program, you may not participate in other Automatic Rebalancing Programs. WE MAY MODIFY OR TERMINATE THE CUSTOM PORTFOLIOS PROGRAM AT ANY TIME. ANY SUCH MODIFICATION OR TERMINATION WILL (I) BE IMPLEMENTED ONLY AFTER WE HAVE NOTIFIED YOU IN ADVANCE, (II) NOT AFFECT THE GUARANTEES YOU HAD ACCRUED UNDER THE OPTIONAL BENEFIT OR YOUR ABILITY TO CONTINUE TO PARTICIPATE IN THOSE OPTIONAL BENEFITS, AND (III) NOT REQUIRE YOU TO TRANSFER ACCOUNT VALUE OUT OF ANY PORTFOLIO IN WHICH YOU PARTICIPATED IMMEDIATELY PRIOR TO THE MODIFICATION OR TERMINATION. If you are not participating in the Custom Portfolios Program at the time of any modification or termination, or if you voluntarily transfer your Account Value out of the Custom Portfolios Program after any modification or termination, we may restrict your further eligibility to participate in the Custom Portfolios Program.

In the following tables, we set forth the optional benefits that you may have if you also participate in the Group I or Group II programs, respectively. Please note that the DCA Market Value Adjustment Options described later in this section are also available if you elect an optional benefit.

GROUP I: ALLOWABLE BENEFIT ALLOCATIONS

Highest Daily Lifetime Income v2.1                             AST Academic Strategies Asset
Spousal Highest Daily Lifetime Income                          Allocation
v2.1                                                           AST Advanced Strategies
Highest Daily Lifetime Income v2.1                             AST Balanced Asset Allocation
with Highest Daily Death Benefit                               AST BlackRock Global Strategies
Spousal Highest Daily Lifetime Income                          AST BlackRock iShares ETF
v2.1 with Highest Daily Death Benefit                          AST Capital Growth Asset Allocation
Highest Daily Lifetime Income 2.0                              AST Defensive Asset Allocation
Highest Daily Lifetime Income 2.0                              AST FI Pyramis(R) Asset Allocation
with Lifetime Income Accelerator                               AST FI Pyramis(R) Quantitative
Spousal Highest Daily Lifetime Income                          *AST Franklin Templeton Founding
2.0                                                            Funds Allocation
Highest Daily Lifetime Income 2.0                              AST Franklin Templeton Founding Funds
with Highest Daily Death Benefit                               Plus
Spousal Highest Daily Lifetime Income                          AST Goldman Sachs Multi-Asset
2.0 with Highest Daily Death Benefit                           AST J.P. Morgan Global Thematic
Highest Daily Lifetime Income                                  AST J.P. Morgan Strategic
Highest Daily Lifetime Income with Lifetime Income Accelerator Opportunities
Spousal Highest Daily Lifetime Income                          AST New Discovery Asset Allocation
Highest Daily Lifetime 6 Plus                                  AST Preservation Asset Allocation
Highest Daily Lifetime 6 Plus with LIA                         AST Prudential Growth Allocation
Spousal Highest Daily Lifetime 6 Plus                          AST RCM World Trends
GRO Plus II                                                    AST Schroders Global Tactical
Highest Daily GRO II                                           AST Schroders Multi-Asset World
Highest Anniversary Value Death                                Strategies
Benefit                                                        AST T. Rowe Price Asset Allocation
Combination 5% Roll-Up and HAV Death                           AST Wellington Management Hedged
Benefit                                                        Equity

* No longer offered for new investment.

GROUP II: CUSTOM PORTFOLIOS PROGRAM

Highest Daily Lifetime Income          AST Academic Strategies Asset
Highest Daily Lifetime Income with     Allocation
Lifetime Income Accelerator            AST Advanced Strategies
Spousal Highest Daily Lifetime Income  AST Balanced Asset Allocation
Highest Daily Lifetime 6 Plus          AST BlackRock Global Strategies
Highest Daily Lifetime 6 Plus with LIA AST BlackRock iShares ETF
Spousal Highest Daily Lifetime 6 Plus  AST Capital Growth Asset Allocation
GRO Plus II                            AST ClearBridge Dividend Growth
Highest Daily GRO II                   AST Cohen & Steers Realty
Highest Anniversary Value Death        AST Defensive Asset Allocation
Benefit                                AST Federated Aggressive Growth
Combination 5% Roll-Up and HAV Death   AST FI Pyramis(R) Asset Allocation
Benefit                                AST FI Pyramis(R) Quantitative
                                       *AST Franklin Templeton Founding
                                       Funds Allocation
                                       AST Franklin Templeton Founding Funds
                                       Plus
                                       AST Global Real Estate
                                       AST Goldman Sachs Large-Cap Value
                                       AST Goldman Sachs Mid-Cap Growth
                                       AST Goldman Sachs Multi-Asset
                                       AST Goldman Sachs Small-Cap Value
                                       AST Herndon Large-Cap Growth
                                       AST High Yield
                                       AST International Growth
                                       AST International Value
                                       AST J.P. Morgan Global Thematic
                                       AST J.P. Morgan International Equity
                                       AST J.P. Morgan Strategic
                                       Opportunities
                                       AST Jennison Large-Cap Growth
                                       AST Large-Cap Value
                                       AST Loomis Sayles Large-Cap Growth
                                       AST Lord Abbett Core Fixed Income
                                       AST MFS Global Equity
                                       AST MFS Growth
                                       AST MFS Large-Cap Value
                                       AST Mid-Cap Value
                                       AST Money Market
                                       AST Neuberger Berman Core Bond
                                       AST Neuberger Berman Mid-Cap Growth
                                       AST Neuberger Berman/LSV Mid-Cap Value
                                       AST New Discovery Asset Allocation
                                       AST Parametric Emerging Markets Equity
                                       AST PIMCO Limited Maturity Bond
                                       AST Preservation Asset Allocation
                                       AST Prudential Core Bond
                                       AST Prudential Growth Allocation
                                       AST QMA US Equity Alpha
                                       AST RCM World Trends
                                       AST Schroders Global Tactical
                                       AST Schroders Multi-Asset World
                                       Strategies
                                       AST Small-Cap Growth
                                       AST Small-Cap Value
                                       AST T. Rowe Price Asset Allocation
                                       AST T. Rowe Price Equity Income
                                       AST T. Rowe Price Large-Cap Growth
                                       AST T. Rowe Price Natural Resources
                                       AST Templeton Global Bond
                                       AST Wellington Management Hedged
                                       Equity
                                       AST Western Asset Core Plus Bond

* No longer offered for new investment.

                                        Profund VP Consumer Goods
                                        Profund VP Consumer Services
                                        Profund VP Financials
                                        Profund VP Health Care
                                        Profund VP Industrials
                                        Profund VP Large-Cap Growth
                                        Profund VP Large-Cap Value
                                        Profund VP Mid-Cap Growth
                                        Profund VP Mid-Cap Value
                                        Profund VP Real Estate
                                        Profund VP Small-Cap Growth
                                        Profund VP Small-Cap Value
                                        Profund VP Telecommunications
                                        Profund VP Utilities

MARKET VALUE ADJUSTMENT OPTIONS

When you allocate your Account Value to an MVA Option, you earn a fixed rate of interest as long as you remain invested for a set period of time called a Guarantee Period. Amounts in MVA Options are supported by our general account and subject to our claims paying ability. Please see "Other Information" later in this prospectus for additional information about our general account. There are two types of MVA Options available under each Annuity - the Long-Term MVA Options and the DCA MVA Options. If you elect an optional living benefit, only the DCA MVA Option will be available to you. We discuss each MVA Option below. In brief, under the Long-Term MVA Options, you earn interest over a multi-year time period that you have selected. Currently, the Guarantee Periods we offer are 3 years, 5 years, 7 years, and 10 years. We reserve the right to eliminate any or all of these Guarantee Periods or offer Guarantee Periods of different durations. Under the DCA MVA Options, you earn interest over a 6 month or 12 month period while your Account Value in that option is systematically transferred monthly to the Sub-accounts you have designated.

For the Long-Term MVA Option, a Guarantee Period for an MVA Option begins:

    .  when all or part of a Purchase Payment is allocated to that MVA Option;

    . upon transfer of any of your Account Value to a Long-Term MVA Option for that particular Guarantee Period; or

    .  when you "renew" an MVA Option into a new Guarantee Period.

RATES FOR MVA OPTIONS

We do not have a single method for determining the fixed interest rates for the MVA Options. In general, the interest rates we offer for MVA Options will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the MVA Option, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the MVA Options, general economic trends and competition. We also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Options, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

The interest rate credited to an MVA Option is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the various Guarantee Periods. At the time that we confirm your MVA Option, we will advise you of the interest rate in effect and the date your MVA Option matures. We may change the rates we credit to new MVA Options at any time. To inquire as to the current rates for the MVA Options, please call 1-888-PRU-2888. MVA Options may not be available in all States and are subject to a minimum rate which may vary by state. Currently, the MVA Options are not available in the States of Illinois, Iowa and Oregon.

To the extent permitted by law, we may establish different interest rates for MVA Options offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use DCA MVA Options.

For any MVA Option, you will not be permitted to allocate or renew to the MVA Option if the Guarantee Period associated with that MVA Option would end after your Latest Annuity Date. Thus, for example, we would not allow you to start a new Guarantee Period of 5 years if the Owner/Annuitant were aged 94, because the 5 year period would end after the Latest Annuity Date.

MARKET VALUE ADJUSTMENT

With certain exceptions, if you transfer or withdraw Account Value from an MVA Option prior to the end of the applicable Guarantee Period, you will be subject to a Market Value Adjustment or "MVA". We assess an MVA (whether positive or negative) upon:

    . any surrender, partial withdrawal (including a systematic withdrawal, or a withdrawal program under Sections 72(t) or 72(q) of the Code), or transfer out of an MVA Option made outside the 30 days immediately preceding the maturity of the Guarantee Period; and

    . your exercise of the Free Look right under your Annuity, unless prohibited by state law.

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We will NOT assess an MVA (whether positive or negative) in connection with any of the following:

    . partial withdrawals made to meet Required Minimum Distribution requirements under the Code in relation to your Annuity or a required distribution if your Annuity is held as a Beneficiary Annuity, but only if the Required Minimum Distribution or required distribution from Beneficiary Annuity is an amount that we calculate and is distributed through a program that we offer;

    . transfers or partial withdrawals from an MVA Option during the 30 days immediately prior to the end of the applicable Guarantee Period, including the Maturity Date of the MVA Option;

    .  transfers made in accordance with our 6 or 12 Month DCA Program;

    .  when a Death Benefit is determined;

    .  deduction of a Annual Maintenance Fee for the Annuity;

    .  Annuitization under the Annuity; and

    . transfers made pursuant to a mathematical formula used with an optional benefit (e.g., Highest Daily Lifetime Income v2.1).

The amount of the MVA is determined according to the formulas set forth in Appendix H. We use one formula for the Long-Term MVA Option and another formula for the DCA MVA Option. In general, the amount of the MVA is dependent on the difference between interest rates at the time your MVA Option was established and current interest rates for the remaining Guarantee Period of your MVA Option. For the Long-Term MVA Option, as detailed in the formula, we essentially (i) divide the current interest rate you are receiving under the Guarantee Period by the interest rate we are crediting for a Guarantee Period equal in duration to the time remaining under the Guarantee Period (plus a "Liquidity Factor" as defined below) and (ii) raise that quotient by a mathematical power that represents the time remaining until the maturity of the Guarantee Period. That result produces the MVA factor. The Liquidity Factor is an element of the MVA formula currently equal to 0.0025 or .25%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no Liquidity Factor is applied, will reduce the amount being surrendered or transferred from the MVA Option. If we have no interest rate for a Guarantee Period equal in duration to the time remaining under the Guarantee Period, we may use certain US Treasury interest rates to calculate a proxy for that interest rate. All else being equal, the longer the time remaining until the maturity of the MVA Option from which you are making the withdrawal, the larger the mathematical power that is applied to the quotient in (i) above, and thus the larger the MVA itself. The formula for the DCA MVA Option works in a similar fashion, including the Liquidity Factor described above, except that both interest rates used in the MVA formula are derived directly from the Federal Reserve's "Constant Maturity
(CMT) rate." Under either formula, the MVA may be positive or negative, and a negative MVA could result in a loss of interest previously earned as well as some portion of your Purchase Payments.

LONG-TERM MVA OPTIONS

We offer Long-Term MVA Options, offering a range of durations. When you select this option, your payment will earn interest at the established rate for the applicable Guarantee Period. A new Long-Term MVA Option is established every time you allocate or transfer money into a Long-Term MVA Option. You may have money allocated in more than one Guarantee Period at the same time. This could result in your money earning interest at different rates and each Guarantee Period maturing at a different time. While the interest rates we credit to the Long-Term MVA Options may change from time to time, the minimum interest rate is what is set forth in your Annuity.

WE RETAIN THE RIGHT TO LIMIT THE AMOUNT OF ACCOUNT VALUE THAT MAY BE TRANSFERRED INTO A NEW OR OUT OF AN EXISTING LONG-TERM MVA OPTION AND/OR TO REQUIRE ADVANCE NOTICE FOR TRANSFERS EXCEEDING A SPECIFIED AMOUNT. IN ADDITION, WE RESERVE THE RIGHT TO LIMIT OR RESTRICT THE AVAILABILITY OF CERTAIN GUARANTEE PERIODS FROM TIME TO TIME.

DCA MVA OPTIONS

In addition to the Long-Term MVA Options, we offer DCA MVA Options that are used with our 6 or 12 Month DCA Program. Amounts allocated to the DCA MVA Options earn the declared rate of interest while the amount is transferred over a 6 or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount you allocated initially to the DCA MVA Options for the 6 month or 12 month period. A dollar cost averaging program does not assure a profit, or protect against a loss. For a complete description of our 6 or 12 month DCA Program, see the applicable section of this prospectus within "Managing Your Account Value."

GUARANTEE PERIOD TERMINATION

An MVA Option ends on the earliest of (a) the "Maturity Date" of the Guarantee Period; (b) the date the entire amount in the MVA Option is withdrawn or transferred; (c) the Annuity Date; (d) the date the Annuity is surrendered, and
(e) the date as of which a Death Benefit is determined, unless the Annuity is continued by a spousal Beneficiary. "Annuity Date" means the date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

We will notify you before the end of the Guarantee Period. You may elect to have the value of the Long-Term MVA Option on its Maturity Date transferred to any Investment Option, including any Long-Term MVA Option, we then make available. If we do not receive instructions from you in Good Order at our Service Office before the Maturity Date of the Long-Term MVA Option, regarding how the Account Value in your maturing Long-Term MVA Option is to be allocated, we will allocate the Account Value in the maturing Long-Term MVA Option to the AST Money Market Sub-account, unless the Maturity Date is the Annuity Date. We will not assess an MVA if you choose to renew an MVA Option on its Maturity Date or transfer the Account Value to another Investment Option on the Maturity Date (or at any time during the 30 days immediately preceding the Maturity
Date).

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                         FEES, CHARGES AND DEDUCTIONS

In this section, we provide detail about the charges you incur if you own the Annuity.

The charges under the Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuity exceed our total costs in connection with the Annuity, we will earn a profit. Otherwise we will incur a loss. For example, Pruco Life may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations and other expenses under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In general, a given charge under the Annuity compensates us for our costs and risks related to that charge and may provide for a profit. However, it is possible that with respect to a particular obligation we have under this Annuity, we may be compensated not only by the charge specifically tied to that obligation, but also from one or more other charges we impose.

With regard to charges that are assessed as a percentage of the value of the Sub-accounts, please note that such charges are assessed through a reduction to the Unit value of your investment in each Sub-account, and in that way reduce your Account Value. A "Unit" refers to a share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

TRANSFER FEE: Currently, you may make 20 free transfers between Investment Options each Annuity Year. We may charge $10 for each transfer after the 20/th/ in each Annuity Year. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or Custom Portfolio Program when we count the 20 free transfers. All transfers made on the same day will be treated as one transfer. Renewals or transfers of Account Value from an MVA Option within the 30 days immediately preceding the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Similarly, transfers made under our 6 or 12 Month DCA Program and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Transfers made through any electronic method or program we specify are not counted toward the 20 free transfers. The transfer fee is deducted pro rata from all Sub-accounts in which you maintain Account Value immediately subsequent to the transfer.

ANNUAL MAINTENANCE FEE: Prior to Annuitization, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is equal to $50 or 2% of your Unadjusted Account Value, whichever is less. This fee compensates us for administrative and operational costs in connection with the Annuity, such as maintaining our internal systems that support the Annuity. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender unless the surrender is taken within 30 days of the most recently assessed Annual Maintenance Fee. The fee is taken out first from the Sub-accounts on a pro rata basis, and then from the MVA Options (if the amount in the Sub-accounts is insufficient to pay the fee). The Annual Maintenance Fee is only deducted if the sum of the Purchase Payments at the time the fee is deducted is less than $100,000. We do not impose the Annual Maintenance Fee upon Annuitization (unless Annuitization occurs on an Annuity anniversary), or the payment of a Death Benefit. For Beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Unadjusted Account Value and is only assessed if the Unadjusted Account Value is less than $25,000 at the time the fee is due. Pursuant to state law, the amount of the Annual Maintenance Fee may differ in certain states.

TAX CHARGE: Some states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We reserve the right to deduct the tax from Purchase Payments when received, from Surrender Value upon surrender, or from Unadjusted Account Value upon Annuitization. The Tax Charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of Purchase Payments, Surrender Value, or Account Value as applicable. The Tax Charge currently ranges up to 3.5%. We may assess a charge against the Sub-accounts and the MVA Options equal to any taxes which may be imposed upon the Separate Accounts. "Surrender Value" refers to the Account Value (which includes the effect of any MVA) less any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional benefits provided by rider or endorsement, and any Annual Maintenance Fee.

We will pay company income taxes on the taxable corporate earnings created by this Annuity. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you may pay under the Annuity. We will periodically review the issue of charging for these taxes, and we may charge for these taxes in the future. We reserve the right to impose a charge for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account.

In calculating our corporate income tax liability, we may derive certain corporate income tax benefits associated with the investment of company assets, including Separate Account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. We do not pass these tax benefits through to holders of the

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

Separate Account annuity contracts because (i) the contract Owners are not the Owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the Annuity.

INSURANCE CHARGE: We deduct an Insurance Charge daily based on the annualized rate shown in the "Summary of Contract Fees and Charges." The charge is assessed against the assets allocated to the Sub-accounts. The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Pruco Life for providing the insurance benefits under the Annuity, including the Annuity's basic Death Benefit (as described in the "Minimum Death Benefit" subsection in "Death Benefits" later in this prospectus) that, subject to the Annuity's terms and conditions, provides guaranteed benefits to your Beneficiaries even if your Account Value declines. The Insurance Charge also compensates us for the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge further compensates us for our administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under the Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs.

CHARGES FOR OPTIONAL BENEFITS: If you elect to purchase optional benefits, we will deduct an additional charge. This charge compensates us for the guarantees provided by the optional benefit (as described in "Optional Living Benefits" later in this prospectus) and the risk that persons we guarantee living benefits to will live longer than our assumptions. For some optional benefits, the charge is assessed against your Account Value allocated to the Sub-accounts. These charges are included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime Income v2.1, the charge is assessed against the greater of the Unadjusted Account Value and the Protected Withdrawal Value and is taken out of the Sub-accounts quarterly. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

SETTLEMENT SERVICE CHARGE: If your Beneficiary takes the death benefit under a Beneficiary Continuation Option, the Insurance Charge no longer applies. However, we then begin to deduct a Settlement Service Charge which compensates us for the cost of providing administrative services in connection with the Beneficiary Continuation Option. This charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annualized charge of 1%.

FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annualized operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees or short sale expenses that may apply. These fees and expenses are assessed against each Portfolio's net assets, and reflected daily by each Portfolio before it provides Pruco Life with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the summary prospectuses and prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

MVA OPTION CHARGES

No specific fees or expenses are deducted when determining the rates we credit to an MVA Option. However, for some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to an MVA Option.

ANNUITY PAYMENT OPTION CHARGES

If you select a fixed payment option upon Annuitization, the amount of each fixed payment will depend on the Unadjusted Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. Also, a tax charge may apply.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

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                            PURCHASING YOUR ANNUITY

PLEASE NOTE THAT THIS ANNUITY IS NO LONGER AVAILABLE FOR NEW SALES. THE INFORMATION PROVIDED IN THIS SECTION IS FOR INFORMATIONAL PURPOSES ONLY.

REQUIREMENTS FOR PURCHASING THE ANNUITY

WE MAY APPLY CERTAIN LIMITATIONS, RESTRICTIONS, AND/OR UNDERWRITING STANDARDS AS A CONDITION OF OUR ISSUANCE OF AN ANNUITY AND/OR ACCEPTANCE OF PURCHASE PAYMENTS. ALL SUCH CONDITIONS ARE DESCRIBED BELOW.

INITIAL PURCHASE PAYMENT: An initial Purchase Payment is considered the first Purchase Payment received by us in Good Order and in an amount sufficient to issue your Annuity. All subsequent Purchase Payments allocated to the Annuity will be considered additional Purchase Payments. Unless we agree otherwise and subject to our rules, you must make an initial Purchase Payment of at least $10,000 for the Advisor Series. However, if you decide to make payments under a systematic investment or an electronic funds transfer program, we may accept a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent Purchase Payments plus your initial Purchase Payment total the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equals $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments with respect to this Annuity and all other annuities owned by the new Owner would equal or exceed that $1 million threshold. We may limit additional Purchase Payments under other circumstances, as explained in "Additional Purchase Payments," below.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Pruco Life. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Pruco Life by wiring funds through your Financial Professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer, an arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions. You can allocate Purchase Payments to one or more available Investment Options. Investment restrictions will apply if you elect an optional benefit.

SPECULATIVE INVESTING: Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Nonqualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that may elect to use our Annuity as a funding vehicle.

AGE RESTRICTIONS: Unless we agree otherwise and subject to our rules, in order to issue the Annuity we must receive the application, in good order, before the oldest of the Owner(s) and Annuitant(s) turns 86 years old. If you purchase a Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. The availability and level of protection of certain optional benefits may vary based on the age of the oldest Owner (or Annuitant, if entity-owned) on the Issue Date of the Annuity or the date of the Owner's death. In addition, the broker-dealer firm through which you are purchasing the Annuity may impose a younger maximum issue age than what is described

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above - check with the broker-dealer firm for details. The "Annuitant" refers to the natural person upon whose life annuity payments payable to the Owner are based.

ADDITIONAL PURCHASE PAYMENTS: If allowed by applicable state law, currently you may make additional Purchase Payments, provided that the payment is at least $100 (we impose a $50 minimum for electronic funds transfer ("EFT") purchases). We may amend this Purchase Payment minimum, and/or limit the Investment Options to which you may direct Purchase Payments. You may make additional Purchase Payments, unless the Annuity is held as a Beneficiary Annuity, at any time before the earlier of the Annuity Date and (i) for Annuities that are not entity-owned, the oldest Owner's 86/th/ birthday or (ii) for entity-owned Annuities, the Annuitant's 86/th/ birthday. However, Purchase Payments are not permitted after the Account Value is reduced to zero.

Additional Purchase Payments will be allocated to the Investment Options according to your instructions. If you have not provided any allocation instructions with the additional Purchase Payment, we will allocate the Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding any Sub-accounts to which you may not choose to allocate Account Value, such as the AST Investment Grade Bond Sub-account.

FOR ANNUITIES THAT HAVE ONE OF THE HIGHEST DAILY LIFETIME INCOME V2.1 BENEFITS, WE MAY LIMIT, SUSPEND OR REJECT ANY ADDITIONAL PURCHASE PAYMENT AT ANY TIME, BUT WOULD DO SO ONLY ON A NON-DISCRIMINATORY BASIS. CIRCUMSTANCES WHERE WE MAY LIMIT, RESTRICT, SUSPEND OR REJECT ADDITIONAL PURCHASE PAYMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING:

..  IF WE DETERMINE THAT, AS A RESULT OF THE TIMING AND AMOUNTS OF YOUR
   ADDITIONAL PURCHASE PAYMENTS AND WITHDRAWALS, THE ANNUAL INCOME AMOUNT IS BEING INCREASED IN AN UNINTENDED FASHION (AMONG THE FACTORS WE WILL USE IN MAKING A DETERMINATION AS TO WHETHER AN ACTION IS DESIGNED TO INCREASE THE ANNUAL INCOME AMOUNT IN AN UNINTENDED FASHION IS THE RELATIVE SIZE OF ADDITIONAL PURCHASE PAYMENT(S));

..  IF WE ARE NOT THEN OFFERING THIS BENEFIT FOR NEW ISSUES; OR

..  IF WE ARE OFFERING A MODIFIED VERSION OF THIS BENEFIT FOR NEW ISSUES.

IF WE EXERCISE OUR RIGHT TO SUSPEND, REJECT AND/OR PLACE LIMITATIONS ON THE ACCEPTANCE OF ADDITIONAL PURCHASE PAYMENTS, YOU MAY NO LONGER BE ABLE TO FUND THE HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT THAT YOU SELECTED TO THE LEVEL YOU ORIGINALLY INTENDED. THIS MEANS THAT YOU MAY NO LONGER BE ABLE TO INCREASE THE VALUES ASSOCIATED WITH YOUR HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT THROUGH ADDITIONAL PURCHASE PAYMENTS. THIS WOULD ALSO IMPACT YOUR ABILITY TO MAKE ANNUAL CONTRIBUTIONS TO CERTAIN QUALIFIED ANNUITIES. Please see the "Living Benefits" section later in this prospectus for further information on additional Purchase Payments.

Depending on the tax status of your Annuity (e.g., if you own the Annuity through an IRA), there may be annual contribution limits dictated by applicable law. Please see "Tax Considerations" for additional information on these contribution limits.

If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your Annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

Additional Purchase Payments may also be limited if the total Purchase Payments under this Annuity and other annuities equals or exceeds $1,000,000 as described in more detail in "Initial Purchase Payment," above.

DESIGNATION OF OWNER, ANNUITANT AND BENEFICIARY

OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

    . Owner: Each Owner holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint Owners are required to act jointly; however, if each Owner provides us with an instruction that we find acceptable, we will permit each Owner to act independently on behalf of both Owners. All information and documents that we are required to send you will be sent to the first named Owner. Co-ownership by entity Owners or an entity Owner and an individual is not permitted. Refer to the Glossary of Terms for a complete description of the term "Owner." Prior to Annuitization, there is no right of survivorship (other than any spousal continuance right that may be available to a surviving spouse).

    . Annuitant: The Annuitant is the person upon whose life we make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the Accumulation Period. In limited circumstances and where allowed by law, we may allow you to name one or more "Contingent Annuitants" with our prior approval. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the prospectus. For Beneficiary Annuities, instead of an Annuitant there is a "Key Life" which is used to determine the annual required distributions.

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    .  Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary designation should be the exact name of your Beneficiary, not only a reference to the Beneficiary's relationship to you. If you use a class designation in lieu of designating individuals (e.g. "surviving children"), we will pay the class of Beneficiaries as determined at the time of your death and not the class of Beneficiaries that existed at the time the designation was made. If no Beneficiary is named, the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term "Successor" is used. If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner, unless you elect an alternative Beneficiary designation.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA, Beneficiary Annuity or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

"BENEFICIARY" ANNUITY

You may purchase an Annuity if you are a Beneficiary of an account that was owned by a decedent, subject to the following requirements. You may transfer the proceeds of the decedent's account into the Annuity described in this prospectus and receive distributions that are required by the tax laws. This transfer option is not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a "Beneficiary Continuation Option".

Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. You must take required distributions at least annually, which we will calculate based on the applicable life expectancy in the year of the decedent's death, using Table 1 in IRS Publication 590.

For IRAs and Roth IRAs, distributions must begin by December 31 of the year following the year of the decedent's death. If you are the surviving spouse Beneficiary, distributions may be deferred until the decedent would have attained age 70 1/2. However, if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to Beneficiaries of an IRA or Roth IRA, see "Required Distributions Upon Your Death for Qualified Annuity Contracts" in "Tax Considerations".

For nonqualified Annuities, distributions must begin within one year of the decedent's death. For additional information regarding the tax considerations applicable to Beneficiaries of a nonqualified Annuity see "Required Distributions Upon Your Death for Nonqualified Annuity Contracts" in "Tax Considerations".

You may take withdrawals in excess of your required distributions. Any withdrawals you take count toward the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.

The Annuity provides a basic Death Benefit upon death, and you may name "successors" who may either receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.

Please note the following additional limitations for a Beneficiary Annuity:

.. No additional Purchase Payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple assets or death benefits into a single contract as part of this Beneficiary Annuity.

..  You may not elect any optional living or death benefits.

..  You may not annuitize the Annuity; no annuity options are available.

..  You may participate only in the following programs: Auto-Rebalancing, Dollar
   Cost Averaging (but not the 6 or 12 Month DCA Program), or systematic withdrawals.

.. You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A Beneficiary Annuity may not be co-owned.

..  If the Annuity is funded by means of transfer from another Beneficiary
   Annuity with another company, we require that the sending company or the beneficial Owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another Beneficiary Annuity where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

.. The beneficial Owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust
   (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA Owner; and
   (3) the Beneficiaries of the trust who are Beneficiaries with respect to the trust's interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust may be required to provide us with a list of all Beneficiaries to the trust (including contingent and remainder Beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30/th/ of the year following the year of death of the IRA or

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   Roth IRA Owner, or date of Annuity application if later. The trustee may also be required to provide a copy of the trust document upon request. If the beneficial Owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial Owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest Beneficiary under the trust.

.. If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a Beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

.. If you are transferring proceeds as Beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first or next required distribution. If, for any reason, your transfer request impedes our ability to complete your required distribution by the required date, we will be unable to accept your transfer request.

RIGHT TO CANCEL

You may cancel (or "Free Look") your Annuity for a refund by notifying us in Good Order or by returning the Annuity to our Service Office or to the representative who sold it to you within 10 days after you receive it (or such other period as may be required by applicable law). The Annuity can be mailed or delivered either to us, at our Service Office, or to the representative who sold it to you. Return of the Annuity by mail is effective on being postmarked, properly addressed and postage prepaid.

Subject to applicable law, the amount of the refund will equal the Account Value as of the Valuation Day we receive the returned Annuity at our Service Office or the cancellation request in Good Order, plus any fees or tax charges deducted from the Purchase Payment upon allocation to the Annuity or imposed under the Annuity, less any applicable federal and state income tax withholding. However, where we are required by applicable law to return Purchase Payments, we will return the greater of Account Value and Purchase Payments. If you had Account Value allocated to any MVA Option upon your exercise of the Free Look, we will calculate, to the extent allowed by applicable state law, any applicable MVA with a zero "liquidity factor". See the section of this prospectus entitled "Market Value Adjustment Options."

SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity, unless the Annuity is held as a Beneficiary Annuity. Investment restrictions will apply if you elect optional benefits. No additional Purchase Payments are permitted if you have elected the Beneficiary Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or terminated the ability of Owners to submit additional Purchase Payments.

SALARY REDUCTION PROGRAMS

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are not directed to the MVA Options.

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                             MANAGING YOUR ANNUITY

CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS

In general, you may change the Owner, Annuitant and Beneficiary designations by sending us a request in Good Order, which will be effective when received at our Service Office. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. As of the Valuation Day we receive an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new Owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Any change we accept is subject to any transactions processed by us before we receive the notice of change at our Service Office. Some of the changes we will not accept include, but are not limited to:

.. a new Owner subsequent to the death of the Owner or the first of any co-Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

.. a new Annuitant subsequent to the Annuity Date if the annuity option includes a life contingency;

..  a new Annuitant prior to the Annuity Date if the Owner is an entity;

.. a new Owner such that the new Owner is older than the age for which we would then issue the Annuity as of the effective date of such change, unless the change of Owner is the result of spousal continuation;

.. any permissible designation change if the change request is received at our Service Office after the Annuity Date;

.. a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and

..  a new Annuitant for a contract issued to a grantor trust where the new
   Annuitant is not the grantor of the trust.

In general, you may change the Owner, Annuitant, and Beneficiary designations as indicated above, and also may assign the Annuity. WE WILL ALLOW CHANGES OF OWNERSHIP AND/OR ASSIGNMENTS ONLY IF THE ANNUITY IS HELD EXCLUSIVELY FOR THE BENEFIT OF THE ANNUITANT OR CONTINGENT ANNUITANT. WE ACCEPT ASSIGNMENTS OF NONQUALIFIED ANNUITIES ONLY.

WE RESERVE THE RIGHT TO REJECT ANY PROPOSED CHANGE OF OWNER, ANNUITANT, OR BENEFICIARY, AS WELL AS ANY PROPOSED ASSIGNMENT OF THE ANNUITY.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

..  a company(ies) that issues or manages viatical or structured settlements;

..  an institutional investment company;

..  an Owner with no insurable relationship to the Annuitant or Contingent
   Annuitant (a "Stranger-Owned Annuity" or "STOA");

..  or

.. a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

WE WILL IMPLEMENT THIS RIGHT ON A NON-DISCRIMINATORY BASIS AND TO THE EXTENT ALLOWED BY STATE LAW, BUT ARE NOT OBLIGATED TO PROCESS YOUR REQUEST WITHIN ANY PARTICULAR TIME FRAME. There are restrictions on designation changes when you have elected certain optional benefits.

DEATH BENEFIT SUSPENSION UPON CHANGE OF OWNER OR ANNUITANT. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefits section later in this prospectus for additional details.

SPOUSAL DESIGNATIONS

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner unless you designate a different Beneficiary. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the Owner and the non-Owner ex-spouses. The non-Owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for the division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the "Code") are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" later in this prospectus for more information.

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CONTINGENT ANNUITANT

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account").

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. See "Spousal Continuation of Annuity" in "Death Benefits" for more information about how the Annuity can be continued by a Custodial Account, including the amount of the Death Benefit.

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                          MANAGING YOUR ACCOUNT VALUE

There are several programs we administer to help you manage your Account Value. We describe our current programs in this section.

DOLLAR COST AVERAGING PROGRAMS

We offer Dollar Cost Averaging Programs during the Accumulation Period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one Sub-account to one or more other Sub-accounts. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts (if you make no selection, we will effect transfers on a monthly basis). In addition, you may elect the 6 or 12 Month DCA Program described below.

There is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market.

6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM")

The 6 or 12 Month DCA Program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. The 6 or 12 Month DCA Program is not available in all states or with certain benefits or programs. Currently, the DCA MVA Options are not available in the States of Illinois, Iowa and Oregon.

CRITERIA FOR PARTICIPATING IN THE PROGRAM

.. If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not electively allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

.. You may only allocate Purchase Payments to the DCA MVA Options. You may not transfer Account Value into this program. To institute a program, you must allocate at least $2,000 to the DCA MVA Options.

.. As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether you want 6 or 12 monthly transfers under the program. We then set the monthly transfer amount, by dividing the Purchase Payment you have allocated to the DCA MVA Options by the number of months. For example, if you allocated $6,000, and selected a 6 month DCA Program, we would transfer $1,000 each month (with the interest earned added to the last payment). We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA MVA Options is reduced. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA MVA Option (including any interest) by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA MVA Option on the next scheduled transfer and terminate the program.

..  We impose no fee for your participation in the 6 or 12 Month DCA Program.

.. You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA MVA Options according to your instructions, subject to any applicable MVA. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA MVA Options on a pro rata basis to the Sub-accounts in which you are invested currently, excluding any Sub-accounts to which you are not permitted to choose to allocate or transfer Account Value. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account, unless restricted due to benefit election.

.. We credit interest to amounts held within the DCA MVA Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA MVA Option has been transferred out; (b) the date the entire amount in the DCA MVA Option is withdrawn; (c) the date as of which any Death Benefit payable is determined, unless the Annuity is continued by a spouse Beneficiary (in which case we continue to credit interest under the program); or (d) the Annuity Date.

.. The interest rate earned in a DCA MVA Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new Purchase Payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the dollar amount of interest you receive will decrease as amounts are systematically transferred from the DCA MVA Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

DETAILS REGARDING PROGRAM TRANSFERS

..  Transfers made under this program are not subject to any MVA.

..  Any partial withdrawals, transfers, or fees deducted from the DCA MVA
   Options will reduce the amount in the DCA MVA Options. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA MVA Options associated with that program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example,

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   you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program.

.. 6 or 12 Month DCA transfers will begin on the date the DCA MVA Option is established (unless modified to comply with state law) and on each month following until the entire principal amount plus earnings is transferred.

.. We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

.. The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the Program.

.. If you are not participating in an optional benefit, we will make transfers under the 6 or 12 month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any optional benefit, we will allocate amounts transferred out of the DCA MVA Options in the following manner: (a) if you are participating in the Custom Portfolios Program, we will allocate to the Sub-accounts in accordance with the rules of that program (b) if you are not participating in the Custom Portfolios Program, we will make transfers under the 6 or 12 Month DCA Program to the Sub-accounts that you specified upon your election of the 6 or 12 Month DCA Program, provided those instructions comply with the allocation requirements for the optional benefit and (c) whether or not you participate in the Custom Portfolios Program, no portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account used with the optional benefit (although the DCA MVA Option is treated as a "Permitted Sub-account" for purposes of transfers made by any predetermined mathematical formula associated with the optional benefit).

.. If you are participating in an optional benefit and also are participating in the 6 or 12 Month DCA Program, and the pre-determined mathematical formula under the benefit dictates a transfer from the Permitted Sub-accounts to the applicable AST bond portfolio Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be transferred from the DCA MVA Options associated with the 6 or 12 Month DCA Program. Amounts transferred from the DCA MVA Options under the formula will be taken on a last-in, first-out basis, without the imposition of a market value adjustment.

.. If you are participating in one of our automated withdrawal programs (e.g., systematic withdrawals), we may include within that withdrawal program amounts held within the DCA MVA Options. If you have elected any optional living benefit, any withdrawals will be taken on a pro rata basis from your Sub-accounts and the DCA MVA Options. Such withdrawals will be assessed any applicable MVA.

AUTOMATIC REBALANCING PROGRAMS

During the Accumulation Period, we offer Automatic Rebalancing among the Sub-accounts you choose. The "Accumulation Period" refers to the period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you choose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. You may make additional transfers; however, the Automatic Rebalancing program will not reflect such transfers unless we receive instructions from you indicating that you would like to adjust the Automatic Rebalancing program. There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a systematic withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you are participating in an optional living benefit (such as Highest Daily Lifetime Income v2.1) that makes transfers under a pre-determined mathematical formula, and you have elected Automatic Rebalancing, you should be aware that:
(a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of Automatic Rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing program.

AUTHORIZATION OF A THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT

This Annuity is intended to be used where you have engaged your own investment advisor to provide advice regarding the allocation of your Account Value. That investment advisor may be a firm or person appointed by us, or whose affiliated broker-dealer is appointed by us, as authorized sellers of the Annuity. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you is not acting on our behalf, but rather is acting on your behalf.

To be eligible to take any action with respect to your Annuity, an investment advisor must meet our standards. These standards include, but are not limited to, restricting the amount of the advisor's fee that the advisor can deduct from your account to a specified percentage of your Account Value (this fee cap may change periodically at our discretion). In general, we reserve the right to change these standards at any time. Although we impose these standards, you bear the responsibility for choosing a suitable investment advisor.

We do not offer advice about how to allocate your Account Value. As such, we are not responsible for any recommendations your investment advisor makes, any investment models or asset allocation programs they choose to follow, or any specific transfers they

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make on your behalf. Moreover, if you participate in an optional living benefit that transfers Account Value under a pre-determined mathematical formula, you and your investment advisor should realize that such transfers will occur as dictated solely by the formula, and may or may not be in accord with the investment program being pursued by your investment advisor. As one possible example, prompted by a decline in the value of your chosen Sub-accounts, the formula might direct a transfer to an AST bond portfolio - even though your advisor's program might call for an increased investment in equity Sub-accounts in that scenario.

WE ARE NOT A PARTY TO THE AGREEMENT YOU HAVE WITH YOUR INVESTMENT ADVISOR, AND DO NOT VERIFY THAT AMOUNTS WITHDRAWN FROM YOUR ANNUITY, INCLUDING AMOUNTS WITHDRAWN TO PAY FOR THE INVESTMENT ADVISOR'S FEE, ARE WITHIN THE TERMS OF YOUR AGREEMENT WITH YOUR INVESTMENT ADVISOR. You will, however, receive confirmations of transactions that affect your Annuity that among other things reflect advisory fees deducted from your Account Value. It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for those services.

Any fee that is charged by your investment advisor is in addition to the fees and expenses that apply under your Annuity. Please be aware that if you authorize your investment advisor to withdraw amounts from your Annuity to pay for the investment advisor's fee, such fee deduction will be treated as a withdrawal. A withdrawal can have many consequences, particularly if you are participating in certain optional living benefits and/or optional death benefits. For example, as with any other withdrawal from your Annuity, you may incur adverse tax consequences upon the deduction of your advisor's fee from your Annuity. In addition, a withdrawal generally may also reduce the level of various living and death benefit guarantees provided.

SPECIAL RULES FOR DISTRIBUTIONS TO PAY ADVISORY FEES

We treat partial withdrawals to pay advisory fees as taxable distributions unless your Annuity is being used in conjunction with a "qualified" retirement plan (plans meeting the requirements of Sections 401, 403 or 408 of the Code). However, if your Annuity has an optional benefit that is ineligible for advisory fee deduction, and if you take partial withdrawals from such Annuity to pay advisory fees, such partial withdrawals will be considered taxable distributions for all contracts, including the "qualified" retirement plans enumerated above.

FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS

Unless you direct us otherwise, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving Investment Options. IF YOUR FINANCIAL PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL SUCH TRANSACTIONS THAT ARE DIRECTED BY YOUR FINANCIAL PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You will receive a confirmation of any financial transaction involving the purchase or sale of Units of your Annuity. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these authorizations at any time. In addition, we may restrict the Investment Options available for transfers or allocation of Purchase Payments by such Financial Professional. We will notify you and your Financial Professional if we implement any such restrictions or prohibitions.

PLEASE NOTE: Contracts managed by your Financial Professional also are subject to the restrictions on transfers between Investment Options that are discussed in the section below entitled "Restrictions On Transfers Between Investment Options". We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com). Limitations that we may impose on your Financial Professional under the terms of an administrative agreement (e.g., a custodial agreement) do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this prospectus.

RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS

During the Accumulation Period you may transfer Account Value between Investment Options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. We do not currently require a minimum amount in each Sub-account you allocate Account Value to at the time of any allocation or transfer. Although we do not currently impose a minimum transfer amount, we reserve the right to require that any transfer be at least $50.

Transfers under this Annuity consist of those you initiate or those made under a systematic program, such as the 6 or 12 Month DCA Program, another dollar cost averaging program, an asset rebalancing program, or pursuant to a mathematical formula required as part of an optional benefit (e.g., Highest Daily Lifetime Income). The transfer restrictions discussed in this section apply only to transfers that you initiate, not any transfers under a program or the predetermined mathematical formula the former type of transfer (i.e., a transfer that you initiate).

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in Good Order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a "writing",
(ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer

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

that solely involves Sub-accounts corresponding to any ProFund portfolio and/or the AST Money Market Sub-account, or any transfer that involves one of our systematic programs, such as automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. The Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., the Sub-accounts corresponding to the AST Money Market Portfolio or ProFunds VP portfolios), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts. In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by its Portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

..  With respect to each Sub-account (other than the AST Money Market
   Sub-account, or a Sub-account corresponding to a ProFund portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as auto rebalancing or under a pre-determined mathematical formula used with an optional living benefit; (ii) do not count any transfer that solely involves the AST Money Market Sub-account and/or a ProFund VP Portfolio; and
   (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

.. We reserve the right to effect transfers on a delayed basis for all Annuities. That is, we may price a transfer involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the transfer request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are owners of different variable annuity contracts that are funded through the same Separate Account that may not be subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than Annuity Owners who are subject to such limitations. Finally, there are owners of other variable annuity contracts or variable life contracts that are issued by Pruco Life as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying Portfolio (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional are subject to the restrictions on transfers between Investment Options that are discussed above, if the Financial Professional manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying Portfolio's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional) and will not waive a transfer restriction for any Owner.

ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY. The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract Owners (including an Annuity Owner's TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific Owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and

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procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus Annuity owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short-term trading fee (also referred to as "redemption fee") in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short-term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

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                            ACCESS TO ACCOUNT VALUE

TYPES OF DISTRIBUTIONS AVAILABLE TO YOU

During the Accumulation Period you can access your Account Value through partial withdrawals, systematic withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits and may impose an MVA. Unless you notify us differently as permitted, partial withdrawals are taken pro rata (i.e. "pro rata" meaning that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value). Each of these types of distributions is described more fully below.

If you have an optional living benefit, and you take a withdrawal deemed to be Excess Income that brings your Unadjusted Account Value to zero, both the benefit and the Annuity itself will terminate. See "Living Benefits" later in this prospectus for more information.

TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES

PRIOR TO ANNUITIZATION

For federal income tax purposes, a distribution prior to Annuitization is deemed to come first from any "gain" in your Annuity and second as a return of your "cost basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax adviser for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the Annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any cost basis you have in your Annuity. Once the cost basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The cost basis in your Annuity may be based on the cost basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See "Tax Considerations" for information about qualified Annuities and for additional information about nonqualified Annuities.

SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD

Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select. This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Internal Revenue Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable MVA.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you have not elected an optional living benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your "designated Investment Options"). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. "Pro rata" means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

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If you have certain optional living benefits that guarantee Lifetime
Withdrawals (e.g., Highest Daily Lifetime Income v2.1) and elect, or have elected, to receive Lifetime Withdrawals using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

.. Systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

.. If you either have an existing or establish a new systematic withdrawal program for an amount less than, or equal to, your Annual Income Amount or LIA Amount (only applicable to a Lifetime Income Accelerator benefit) and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

.. If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your Annual Income Amount available in future Annuity Years. A combination of partial withdrawals and systematic withdrawals for an amount greater than your Annual Income Amount will further increase the impact on your future Annual Income Amount.

.. For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see "Living Benefits" later in this prospectus.

.. If you are taking your entire Annual Income Amount through the systematic withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(T)/72(Q) OF THE INTERNAL REVENUE CODE

If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments." For Annuities issued as nonqualified annuities, the Code may provide a similar exemption from penalty under Section 72(q) of the Code. Systematic withdrawals under Sections 72(t)/72(q) may be subject to an MVA. To request a program that complies with Sections 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. There is no minimum Surrender Value we require to allow you to begin a program for withdrawals under Sections 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

Please note that if a withdrawal under 72(t) or 72(q) was scheduled to be effected between the last Valuation Day prior to December 25/th/ and December 31/st/ of a given year, then we will implement the withdrawal on the last Valuation Day prior to December 25/th/ of that year.

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions are a type of systematic withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make systematic withdrawals in amounts that satisfy the minimum distribution rules under the Code.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to systematic withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution rules under the Code. Please see "Living Benefits" for further information relating to Required Minimum Distributions if you own a living benefit.

In any year in which the requirement to take Required Minimum Distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a Required Minimum Distribution if not for the suspension as eligible for treatment as described herein.

Please note that if a Required Minimum Distribution was scheduled to be effected between the last Valuation Day prior to December 25/th/ and December 31/st/ of a given year, then we will implement the Required Minimum Distribution on the last Valuation Day prior to December 25/th/ of that year.

See "Tax Considerations" for a further discussion of Required Minimum Distributions. For the impact of Required Minimum Distributions on optional benefits and Excess Income, see "Living Benefits - Highest Daily Lifetime Income v2.1 Benefit - Required Minimum Distributions."

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                                  SURRENDERS

SURRENDER VALUE

During the Accumulation Period you can surrender your Annuity at any time, and you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity. Your Surrender Value is equal to the Account Value (which includes the effect of any MVA) less any applicable tax charges, any applicable optional benefit charge, and any Annual Maintenance Fee.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $2,000. If you purchase an Annuity WITHOUT a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity WITH a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take a Non-Lifetime Withdrawal (see "Living Benefits - Non-Lifetime Withdrawal Feature") that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. See "Annuity Options" later in this prospectus for information on the impact of the minimum Surrender Value at annuitization.

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                                ANNUITY OPTIONS

Annuitization involves converting your Unadjusted Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit, if any, is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit). We currently make annuity options available that provide fixed annuity payments. Fixed annuity payments provide the same amount with each payment. Please refer to the "Living Benefits" section in this prospectus for a description of annuity options that are available when you elect one of the living benefits. You must annuitize your entire Account Value; partial annuitizations are not allowed.

You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95/th/ birthday of the oldest of any Owner and Annuitant whichever occurs first ("Latest Annuity Date") and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. You may change your choices before the Annuity Date.

If needed, we will require proof in Good Order of the Annuitant's age before commencing annuity payments. Likewise, we may require proof in Good Order that an Annuitant is still alive, as a condition of our making additional annuity payments while the Annuitant lives. We will seek to recover any life income annuity payments that we made after the death of the Annuitant.

If the initial annuity payment would be less than $100, we will not allow you to annuitize (except as otherwise specified by applicable law). Instead, we will pay you your current Unadjusted Account Value in a lump sum and terminate your Annuity. Similarly, we reserve the right to pay your Unadjusted Account Value in a lump sum, rather than allow you to annuitize, if the Surrender Value of your Annuity is less than $2000 on the Annuity Date.

Once annuity payments begin, you no longer receive benefits under any optional living benefit (unless you have annuitized under that benefit) or the Death Benefits described below.

Certain of these annuity options may be available as "settlement options" to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note that you may not annuitize within the first three Annuity Years (except as otherwise specified by applicable law).

For Beneficiary Annuities, no annuity payments are available and all references to Annuity Date are not applicable.

OPTION 1

ANNUITY PAYMENTS FOR A PERIOD CERTAIN: Under this option, we will make equal payments for the period chosen (the "period certain"), up to 25 years (but not to exceed the life expectancy of the Annuitant at the time the Annuity Option becomes effective, as computed under applicable IRS tables). The annuity payments may be made monthly, quarterly, semiannually, or annually, as you choose, for the fixed period. If the Owner dies during the income phase, payments will continue to any surviving Owner, or if there is no surviving Owner, the named Beneficiary or your estate if no Beneficiary is named for the remainder of the period certain.

OPTION 2

LIFE INCOME ANNUITY OPTION WITH A PERIOD CERTAIN: Under this option, income is payable monthly, quarterly, semiannually, or annually for the number of years selected (the "period certain"), subject to our then current rules, and thereafter until the death of the Annuitant. Should the Owner or Annuitant die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or your estate if no Beneficiary is named, until the end of the period certain. If an annuity option is not selected by the Annuity Date, this is the option we will automatically select for you. We will use a period certain of 10 years, or a shorter duration if the Annuitant's life expectancy at the time the Annuity Option becomes effective, as computed under applicable IRS tables, is less than 10 years. If in this instance the duration of the period certain is prohibited by applicable law, then we will pay you a lump sum in lieu of this option.

OTHER ANNUITY OPTIONS WE MAY MAKE AVAILABLE

At the Annuity Date, we may make available other annuity options not described above. The additional options we currently offer are:

.. Life Annuity Option. We currently make available an annuity option that makes payments for the life of the Annuitant. Under that option, income is payable monthly, quarterly, semiannually, or annually, as you choose, until the death of the Annuitant. No additional annuity payments are made after the death of the Annuitant. No minimum number of payments is

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       guaranteed. It is possible that only one payment will be payable if the death of the Annuitant occurs before the date the second payment was due, and no other payments nor death benefits would be payable.

    . Joint Life Annuity Option. Under the joint lives option, income is payable monthly, quarterly, semiannually, or annually, as you choose, during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of a second Annuitant. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Annuitants occurs before the date the second payment was due, and no other payments or death benefits would be payable.

    . Joint Life Annuity Option With a Period Certain. Under this option, income is payable monthly, quarterly, semiannually, or annually for the number of years selected (the "period certain"), subject to our current rules, and thereafter during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of a second Annuitant. If the Annuitants' joint life expectancy is less than the period certain, we will institute a shorter period certain, determined according to applicable IRS tables. Should the two Annuitants die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or to your estate if no Beneficiary is named, until the end of the period certain.

We reserve the right to cease offering any of these Other Annuity Options. If we do so, we will amend this prospectus to reflect the change. We reserve the right to make available other annuity or settlement options.

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                                LIVING BENEFITS

Pruco Life offers different optional living benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional benefits are not available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional living benefits, the additional cost has the impact of reducing net performance of the Investment Options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of these optional living benefits. Depending on which optional living benefit you choose, you can have substantial flexibility to invest in the Sub-accounts while:

.. protecting a principal amount from decreases in value due to investment performance;

.. guaranteeing a minimum amount of growth to be used as the basis for lifetime withdrawals; or

..  providing spousal continuation of certain benefits.

 We currently offer the following       The following "living benefits" are
 "living benefits":                     available only for Annuities issued
     .  Highest Daily Lifetime Income   with an application signed prior to
        v2.1                            January 24, 2011, subject to
     .  Spousal Highest Daily Lifetime  availability which may vary by firm:
        Income v2.1                         .  Highest Daily Guaranteed
     .  Highest Daily Lifetime Income          Return Option II (HD GRO II)
        v2.1 With Highest Daily Death       .  Guaranteed Return Option Plus
        Benefit                                II (GRO PLUS II)
     .  Spousal Highest Daily Lifetime
        Income v2.1 with Highest Daily
        Death Benefit

We previously offered the following optional living benefits during the periods indicated.


 Offered from August 20, 2012 to
 February 24, 2013:                     Offered from January 24, 2011 to
     .  Highest Daily Lifetime Income   August 19, 2012:
        2.0                                 .  Highest Daily Lifetime Income
     .  Highest Daily Lifetime Income       .  Highest Daily Lifetime Income
        2.0 with Lifetime Income               with Lifetime Income
        Accelerator                            Accelerator
     .  Spousal Highest Daily Lifetime      .  Spousal Highest Daily Lifetime
        Income 2.0                             Income

     .  Highest Daily Lifetime Income   Offered from March 15, 2010 to
        2.0 With Highest Daily Death    January 23, 2011:
        Benefit                             .  Highest Daily Lifetime 6 Plus
     .  Spousal Highest Daily Lifetime         Income
        Income 2.0 with Highest Daily       .  Highest Daily Lifetime 6 Plus
        Death Benefit                          Income with Lifetime Income
                                               Accelerator
                                            .  Spousal Highest Daily Lifetime
                                               6 Plus Income

Please see Appendix E for information pertaining to the Highest Daily Lifetime Income 2.0 Suite of benefits; Appendix D for information pertaining to the Highest Daily Lifetime Income Suite of benefits; and Appendix C for information pertaining to the Highest Daily Lifetime 6 Plus Suite of benefits.

Each living benefit requires your participation in a predetermined mathematical formula that may transfer your account value between the Sub-accounts you have chosen from among those we permit with the benefit (i.e., the "permitted Sub-accounts" - see "Investment Options" for lists of permitted Sub-accounts available by optional benefit) and certain bond portfolio Sub-accounts of AST. The Highest Daily Lifetime Income v2.1 Suite of benefits, Highest Daily Lifetime Income 2.0 Suite of benefits, Highest Daily Lifetime Income Suite of benefits, and Highest Daily Lifetime 6 Plus Suite of benefits use one predetermined mathematical formula. GRO Plus II and HD GRO II each uses a separate and different predetermined mathematical formula. Under the predetermined mathematical formula used with the Highest Daily Lifetime Income v2.1, Highest Daily Lifetime Income 2.0, Highest Daily Lifetime Income and Highest Daily Lifetime 6 Plus Suite of benefits, your Account Value may be transferred between certain "permitted Sub-accounts" and the AST Investment Grade Bond Sub-account. Under each predetermined mathematical formula used with GRO Plus II and HD GRO II, your Account Value may be transferred between certain "permitted Sub-accounts" and a Sub-account within a group of bond portfolio Sub-accounts differing with respect to their target maturity date. The formulas differ because of the nature of the underlying guarantees, and thus could result in different transfers of account value over time. Although not guaranteed, the optional living benefit investment requirements and the applicable formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. The investment requirements and the formula do not guarantee any reduction in risk or volatility or any increase in Account Value. In fact, the investment requirements could mean that you miss appreciation opportunities in other investment options. The formula could mean that you miss opportunities for investment gains in your selected Sub-accounts while Account Value is allocated to the applicable AST bond portfolio Sub-account, and there is no guarantee that the applicable AST bond portfolio Sub-account will not lose value. We are not providing you with investment advice through the use of any of the formulas. In addition, the formulas do not constitute an investment strategy that we are recommending to you.

Here is a general description of each kind of living benefit that exists under this Annuity:

LIFETIME GUARANTEED MINIMUM WITHDRAWAL BENEFITS. These benefits are designed for someone who wants a guaranteed lifetime income stream through withdrawals over time, rather than by annuitizing. Highest Daily Lifetime Income v2.1 is one example of this type of benefit. Please note that there is a Latest Annuity Date under your Annuity, by which date annuity payments must commence.

Under any of the Guaranteed Lifetime Withdrawal Benefits (E.G., Highest Daily Lifetime Income v2.1, Spousal Highest Daily Lifetime Income v2.1, Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit, and Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit), WITHDRAWALS IN EXCESS OF THE ANNUAL INCOME AMOUNT, CALLED "EXCESS INCOME," WILL IMPACT THE VALUE OF THE BENEFIT INCLUDING A PERMANENT REDUCTION IN FUTURE GUARANTEED AMOUNTS.

GUARANTEED MINIMUM ACCUMULATION BENEFITS. The common characteristic of these benefits is that your Account Value is guaranteed to be at least a specified amount at some point in the future. Thus, these benefits may be appropriate for an annuity Owner who wants a guaranteed minimum Account Value after a specified number of years. Because the guarantee inherent in the benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. HD GRO II is one example of this type of benefit.

PLEASE REFER TO THE BENEFIT DESCRIPTION THAT FOLLOWS FOR A COMPLETE DESCRIPTION OF THE TERMS, CONDITIONS AND LIMITATIONS OF EACH OPTIONAL BENEFIT. SEE THE CHART IN THE "INVESTMENT OPTIONS" SECTION OF THE PROSPECTUS FOR A LIST OF INVESTMENT OPTIONS AVAILABLE AND PERMITTED WITH EACH BENEFIT. WE RESERVE THE RIGHT TO TERMINATE A BENEFIT IF YOU ALLOCATE FUNDS INTO NON-PERMITTED INVESTMENT OPTIONS. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. As is the case with optional living benefits in general, the fulfillment of our guarantee under these benefits is dependent on our claims-paying ability.

TERMINATION OF EXISTING BENEFITS AND ELECTION OF NEW BENEFITS

If you elect an optional living benefit, you may subsequently terminate the benefit and elect one of the then currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period for such an election (you may elect a new benefit beginning on the next Valuation Day), provided that upon such an election, your Account Value must be allocated to the Investment Options permitted for the optional benefit. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may not provide the same guarantees and/or may be more expensive than the benefit you are terminating. NOTE THAT ONCE YOU TERMINATE AN EXISTING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR UNADJUSTED ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES EFFECTIVE. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you.

No Long-Term MVA Option is permitted if you elect any Optional Living Benefit. The DCA MVA Options are not available with GRO Plus II and HD GRO II. For Annuities purchased in Illinois, if you are currently invested in any Market Value Adjustment Options and/or are enrolled in the 6 or 12 Month DCA Program but wish to elect one of the Highest Daily Lifetime Income v2.1 Suite of benefits, at the time you elect such Highest Daily Lifetime Income v2.1 benefit, you will have to cancel your enrollment in the 6 or 12 Month DCA Program and reallocate your Account Value to the Investment Options permitted for such Highest Daily Lifetime Income v2.1 benefit (see "Investment Options - Group I Allowable Benefit Allocations").

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the "Code") are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" for more information.

HIGHEST DAILY LIFETIME(R) INCOME V2.1 BENEFIT

Highest Daily Lifetime(R) Income v2.1 Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. We reserve the right, in our sole discretion, to cease offering this benefit, for new elections at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). Highest Daily Lifetime Income v2.1 may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income v2.1 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

The income benefit under Highest Daily Lifetime Income v2.1 currently is based on a single "designated life" who is at least 50 years old on the benefit effective date. Highest Daily Lifetime Income v2.1 is not available if you elect any other optional living benefit. As long as your Highest Daily Lifetime Income v2.1 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY PARTICULAR WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER HIGHEST DAILY LIFETIME INCOME V2.1. AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT YOU MAY HAVE, PLEASE SEE THE FOLLOWING SECTIONS IN THIS PROSPECTUS: "SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT", "HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT" AND "SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT".

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value ON OR BEFORE the Roll-Up End Date

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls ON OR BEFORE the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

The Periodic Value AFTER the Roll-Up End Date

On any Current Valuation Day that falls AFTER the Roll-Up End Date, the Periodic Value is equal to the greater of:

(1) the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT HIGHEST DAILY LIFETIME INCOME V2.1, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER HIGHEST DAILY LIFETIME INCOME V2.1

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. Under Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income v2.1 and subsequent to the first Lifetime Withdrawal will
(i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5%
for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older) and
(ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

While Highest Daily Lifetime Income v2.1 is in effect, we may limit, restrict, suspend or reject, any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

.. if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..  if we are not then offering this benefit for new issues; or

..  if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Highest Daily Lifetime Income v2.1 benefit. This means that you may no longer be able to increase the values associated with your Highest Daily Lifetime Income v2.1 benefit through additional Purchase Payments. When you elect this benefit and determine the amount of your Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income v2.1. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income v2.1 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income v2.1 upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income v2.1 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for Highest Daily Lifetime Income v2.1 or any other fees and charges under the Annuity. As a result, these examples may not reflect the probable results of the benefit. Assume the following for all three examples:

..  The Issue Date is November 1

.. Highest Daily Lifetime Income v2.1 is elected on August 1 of the following calendar year

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income v2.1

..  The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, all dates referenced hereafter in these examples occur in the same year the benefit is elected and it is assumed that they fall on consecutive business days.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime withdrawal                  $118,000.00
Amount of "non" Excess Income                             $  3,500.00
Account Value immediately before Excess Income of $1,500  $114,500.00
Excess Income amount                                      $   1500.00
Ratio ($1,500/$114,500 = 1.31%)                                  1.31%
Annual Income Amount                                      $  6,000.00
1.31% Reduction in Annual Income Amount                   $     78.60
Annual Income Amount for future Annuity Years             $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $11,900.00
June 29   $226,500.00        $228,009.60               $11,400.48
June 30   $226,800.00        $228,009.60               $11,400.48
July 1    $233,500.00        $233,500.00               $11,675.00
July 2    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.

** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

    . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income v2.1. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income v2.1. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income v2.1. If you do not designate the withdrawal as a the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable
MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 3

.. Highest Daily Lifetime Income v2.1 is elected on September 4 of the following calendar year

..  The Unadjusted Account Value at benefit election was $105,000

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income v2.1

.. No previous withdrawals have been taken under Highest Daily Lifetime Income v2.1

On October 3 of the year the benefit is elected, the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income v2.1 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                          $ 15,000
Divided by Account Value before withdrawal                 $120,000
Equals ratio                                                   12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31/st/ for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied.

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..  the remaining Annual Income Amount for that Annuity Year; plus

.. the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

EXAMPLE

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

FIRST CALENDAR YEAR             ANNUITY YEAR         SECOND CALENDAR YEAR
-------------------       ------------------------ ------------------------
01/01/2014 to 12/31/2014  06/01/2014 to 05/31/2015 01/01/2015 to 12/31/2015

Assume the following:

..  RMD Amount for Both Calendar Years = $6,000;

..  Annual Income Amount = $5,000; and

..  A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
   Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..  The remaining Annual Income for that Annuity Year ($3,000); plus

..  The Second Calendar Year's RMD Amount minus the Annual Income Amount ($6,000
   - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..  If, in any Annuity Year, your RMD amount is less than your Annual Income
   Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

.. If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

.. If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

BENEFITS UNDER HIGHEST DAILY LIFETIME INCOME V2.1

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime Income v2.1, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, HIGHEST DAILY LIFETIME INCOME V2.1 TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY, THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

         (1) apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

         (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

         (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

         (2) the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under Highest Daily Lifetime Income v2.1 are subject to all of the terms and conditions of the Annuity. If you have an active systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income v2.1 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the permitted elected Sub-accounts, the DCA MVA
   Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..  If you elect this benefit, you may be required to reallocate to different
   Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Highest Daily
   Lifetime Income v2.1 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted

   Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

CHARGE FOR HIGHEST DAILY LIFETIME INCOME V2.1

The current charge for Highest Daily Lifetime Income v2.1 is 1.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income v2.1 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.25% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income v2.1 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

For Highest Daily Lifetime Income v2.1, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 50 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income v2.1. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income v2.1, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Income v2.1 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income v2.1 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT HIGHEST DAILY LIFETIME INCOME V2.1, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND YOUR GUARANTEES UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF HIGHEST DAILY LIFETIME INCOME V2.1. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income v2.1 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime Income v2.1 at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I)  YOUR TERMINATION OF THE BENEFIT;

(II) YOUR SURRENDER OF THE ANNUITY;

(III)YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO RECEIVE THE ANNUAL INCOME AMOUNT IN THE FORM OF ANNUITY PAYMENTS, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(IV) OUR RECEIPT OF DUE PROOF OF DEATH OF THE OWNER OR ANNUITANT (FOR ENTITY-OWNED ANNUITIES);

(V) BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO DUE TO A WITHDRAWAL OF EXCESS INCOME;

(VI) YOU ALLOCATE OR TRANSFER ANY PORTION OF YOUR ACCOUNT VALUE TO ANY SUB-ACCOUNT(S) TO WHICH YOU ARE NOT PERMITTED TO ELECTIVELY ALLOCATE OR TRANSFER ACCOUNT VALUE (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX B FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES);* OR

(VII)YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed);

consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income v2.1 other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income v2.1 terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed in "Election of and Designations under the Benefit" and "Termination of Your Highest Daily Lifetime Income v2.1" earlier in this benefit description.

HOW HIGHEST DAILY LIFETIME INCOME V2.1 TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

OVERVIEW OF THE PREDETERMINED MATHEMATICAL FORMULA

Our goal is to seek a careful balance between providing value-added products, such as the Highest Daily Lifetime Income v2.1 suite of benefits, while managing the risk to Pruco Life associated with offering these products. One of the key features that helps us accomplish that balance and an integral part of the Highest Daily Lifetime Income v2.1 suite is the predetermined mathematical formula used to transfer Unadjusted Account Value between the Permitted Subaccounts and the AST Investment Grade Bond Sub-account, referred to in this section as the "Bond Sub-account". The formula is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under the Highest Daily Lifetime Income v2.1 suite of benefits. The formula is not investment advice.

The formula is set forth in Appendix J (and is described below).

The predetermined mathematical formula ("formula") monitors each individual contract each Valuation Day that the benefit is in effect on your Annuity, in order to help us manage guarantees through all market cycles. It helps manage the risk to us associated with these benefits, which is generally represented by the gap between your Unadjusted Account Value and the Protected Withdrawal Value. As the gap between these two values increases, the formula will determine if and how much money should be transferred into the Bond Sub-account. This movement is intended to reduce the equity risk we will bear in funding our obligation associated with these benefits. As the gap decreases (due to favorable performance of the Unadjusted Account Value), the formula then determines if and how much money should transfer back into the Permitted Sub-accounts. The use of the formula, combined with restrictions on the Sub-accounts you are allowed to invest in, lessens the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, thus reducing the likelihood that we will make any lifetime income payments under this benefit. The formula may also limit the potential for your Account Value to grow.

The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. We are not providing you with investment advice through the use of the formula. The formula does not constitute an investment strategy that we are recommending to you. The formula may limit the potential for your Account Value to grow.

TRANSFER ACTIVITY UNDER THE FORMULA

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the

Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, over time, assuming none of the Unadjusted Account Value is allocated to the Bond Sub-account, the formula will allow for a greater decrease in the Unadjusted Account Value before a transfer to the Bond Sub-account is made.

It is important to understand that transfers within your Annuity are specific to the performance of your chosen investment options, the performance of the Bond Sub-account while Account Value is allocated to it, as well as how long the benefit has been owned. For example, two contracts purchased on the same day, but invested differently, will likely have different results, as would two contracts purchased on different days with the same investment options.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle, therefore producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Unadjusted Account Value and your Protected
   Withdrawal Value;

..  The amount of time the benefit has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account.

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

The amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula. Therefore, the investment performance of each affects whether a transfer occurs for your Annuity. As the amounts allocated to either the Bond Sub-account or the Permitted Sub-accounts increase, the performance of those sub-accounts will have a greater impact on your Unadjusted Account Value and hence a greater impact on if (and how much of) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

HOW THE FORMULA OPERATES

Generally, the formula, which is applied each Valuation Day, takes four steps in determining any applicable transfers within your Annuity.

(1) First, the formula starts by identifying the value of future income payments we expect to pay. We refer to that value as the "Target Value" or "L".

(2) Second, we subtract any amounts invested in the Bond Sub-account ("B") from the Target Value and divide that number by the amount invested in the Permitted Sub-Accounts ("V\\V\\ + V\\F\\"), where "V\\V\\" is the current Account Value of the elected Sub-accounts of the Annuity, and "V\\F\\" is the current Account Value of the elected Fixed Rate Options of the Annuity. We refer to this resulting value as the "Target Ratio" or "R".

(3) Third, we compare the Target Ratio to designated thresholds and other rules described in greater detail below to determine if a transfer needs to occur.

(4) If a transfer needs to occur, we use another calculation to determine the amount of the transfer.

The Formula is:

    R = (L - B) / (V\\V\\ + V\\F\\)

More specifically, the formula operates as follows:

(1) We calculate the Target Value (L) by multiplying the Income Basis (as defined in Appendix J) for that day by 5% and by the applicable Annuity Factor found in Appendix J. If you have already made a Lifetime Withdrawal, your Target Value would take into account any automatic step-up, any subsequent Purchase Payments, and any withdrawals of Excess Income.

    Example (assume the Income Basis is $200,000, and the contract is 11 1/2 months old, resulting in an annuity factor of 14.95)

    Target Value (L) = $200,000 x 5% x 14.95 = $149,500

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(2) Next, to calculate the Target Ratio (R), the Target Value is reduced by any amount held within the Bond Sub-account (B) on that day. The remaining amount is divided by the amount held within the Permitted Sub-accounts (V\\V\\ + V\\F\\).

    Example (assume the amount in the Bond Sub-account is zero, and the amount held within the Permitted Sub-accounts is $179,500)

    Target Ratio (R) = ($149,500 - 0)/$179,500 = 83.3%

(3) If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on the third Valuation Day, make a transfer from your Permitted Sub-accounts to the Bond Sub-account (subject to the 90%

    cap discussed below). If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap). Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

    Example: Assuming the Target Ratio is above 83% for a 3/rd/ consecutive Valuation Day, but less than or equal to 84.5% for three consecutive Valuation Days, a transfer into the Bond Portfolio occurred.

(4) In deciding how much to transfer, we perform a calculation that essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80% (subject to the 90% Cap discussion below). The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be.

THE 90% CAP

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account.

MONTHLY TRANSFERS

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, the formula will perform an additional calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after this transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Unadjusted Account Value in the Bond Sub-account, or

b)  An amount equal to 5% of your total Unadjusted Account Value.

OTHER IMPORTANT INFORMATION

.. The Bond sub-account is not a Permitted Sub-account. As such, only the formula can transfer Unadjusted Account Value to or from the Bond Sub-account. You may not allocate Purchase Payments or transfer any of your Unadjusted Account Value to or from the Bond Sub-account.

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..  While you are not notified before a transfer occurs to or from the Bond
   Sub-account, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Your confirmation statements will be detailed to include the effective date of the transfer, the dollar amount of the transfer and the Permitted Sub-accounts the funds are being transferred to/from. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

    . Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

    . If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

    . Transfer a portion of your Unadjusted Account Value in the Permitted Sub-accounts and the DCA MVA Options to the Bond Sub-account.

.. If you make additional Purchase Payments to your Annuity, they will be allocated to the Permitted Sub-accounts and will be subject to the formula.

.. Additional Purchase Payments to your Annuity do not increase "B" within the formula, and may result in an additional Account Value being transferred to the Permitted Sub-accounts, or a transfer to the Bond Sub-account due to the change in the ratio.

.. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account).

.. If you are participating in a Highest Daily Lifetime Income v2.1 benefit and you are also participating in the 6 or 12 Month DCA Program, the following rules apply:

    . DCA MVA Options are considered "Permitted Sub-accounts" for purpose of the Target Ratio calculation ("L") described above.

    . The formula may transfer amounts out of the DCA MVA Options to the Bond Sub-account if the amount allocated to the other Permitted Sub-accounts is insufficient to cover the amount of the transfer.

    . The transfer formula will not allocate amounts to the DCA MVA Options when there is a transfer out of the Bond Sub-account. Such transfers will be allocated pro-rata to the variable Sub-accounts, excluding the Bond Sub-account.

    . A Market Value Adjustment is not assessed when amounts are transferred out of the DCA MVA Options under the transfer formula.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime Income v2.1 or Spousal Highest Daily Lifetime Income v2.1 through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

SPOUSAL HIGHEST DAILY LIFETIME(R) INCOME V2.1 BENEFIT

Spousal Highest Daily Lifetime(R) Income v2.1 Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

We offer a benefit that guarantees, until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Unadjusted Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if

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you intend to make periodic withdrawals from your Annuity, wish to ensure that
Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income v2.1 after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime Income v2.1 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income v2.1 is the spousal version of Highest Daily Lifetime Income v2.1. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Currently, if you elect Spousal Highest Daily Lifetime Income v2.1 and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. Please note that if you terminate Spousal Highest Daily Lifetime Income v2.1 and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income v2.1 must be elected based on two designated lives, as described below. Each designated life must be at least 50 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v2.1 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v2.1 is not available if you elect any other optional living benefit.

As long as your Spousal Highest Daily Lifetime Income v2.1 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY PARTICULAR WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1. AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT YOU MAY HAVE, PLEASE SEE THE FOLLOWING SECTIONS IN THIS PROSPECTUS:
"HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT", "HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT" AND "SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT".

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income v2.1, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value ON OR BEFORE the Roll-Up End Date

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls ON OR BEFORE the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

The Periodic Value AFTER the Roll-Up End Date

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On any Current Valuation Day that falls AFTER the Roll-Up End Date, the
Periodic Value is equal to the greater of:

(1) the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under Spousal Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income v2.1 and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

While Spousal Highest Daily Lifetime Income v2.1 is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

.. if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..  if we are not then offering this benefit for new issues; or

..  if we are offering a modified version of this benefit for new issues.

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If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Spousal Highest Daily Lifetime Income v2.1 benefit. This means that you may no longer be able to increase the values associated with your Spousal Highest Daily Lifetime Income v2.1 benefit through additional Purchase Payments. When you elect this benefit and determine the amount of your Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity, in a non-discriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual
Income Amount, the charge for Spousal Highest Daily Lifetime Income v2.1 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily
Lifetime Income v2.1 upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income v2.1 does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income v2.1 or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1

.. Spousal Highest Daily Lifetime Income v2.1 is elected on August 1 of the following calendar year

..  Both designated lives were 70 years old when they elected Spousal Highest
   Daily Lifetime Income v2.1

..  The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, all dates referenced hereafter in these examples occur in the same year the benefit is elected and it is assumed that they fall on consecutive business days.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income (i.e., Excess Income) to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                  $118,000.00
Amount of "non" Excess Income                             $  2,900.00
Account Value immediately before Excess Income of $2,100  $115,100.00
Excess Income amount                                      $  2,100.00
Ratio ($2,100/$115,100 = 1.82%)                                  1.82%
Annual Income Amount                                      $  5,400.00
1.82% Reduction in Annual Income Amount                   $     98.28
Annual Income Amount for future Annuity Years             $  5,301.72

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29 reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $10,710.00
June 29   $226,500.00        $227,994.52               $10,259.75
June 30   $226,800.00        $227,994.52               $10,259.75
July 1    $233,500.00        $233,500.00               $10,507.50
July 2    $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

    . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $227,994.52 is greater than the June 30 Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $10,507.50.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income v2.1. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income v2.1. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income v2.1. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..  The Issue Date is December 3

.. Spousal Highest Daily Lifetime Income v2.1 is elected on September 4 of the following calendar year

..  The Unadjusted Account Value at benefit election was $105,000

..  Each designated life was 70 years old when he/she elected Spousal Highest
   Daily Lifetime Income v2.1

..  No previous withdrawals have been taken under Spousal Highest Daily Lifetime
   Income v2.1

On October 3 of the same year the benefit is elected, the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. When $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income v2.1 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                          $ 15,000
Divided by Account Value before withdrawal                 $120,000
Equals ratio                                                   12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375

REQUIRED MINIMUM DISTRIBUTIONS

See the sub-section entitled "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income v2.1 for a discussion of the relationship between the RMD amount and the Annual Income Amount.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime Income v2.1, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE SECOND DESIGNATED LIFE PROVIDED THE DESIGNATED LIVES WERE SPOUSES AT THE DEATH OF THE FIRST DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1) apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

    (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

    (2) the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under Spousal Highest Daily Lifetime Income v2.1 are subject to all of the terms and conditions of the Annuity. If you have an active systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income v2.1 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..  If you elect this benefit, you may be required to reallocate to different
   Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Investment Options and (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Spousal Highest
   Daily Lifetime Income v2.1 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

CHARGE FOR SPOUSAL HIGHEST DAILY LIFETIME V2.1

The current charge for Spousal Highest Daily Lifetime Income v2.1 is 1.10% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income v2.1 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.275% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income v2.1 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime Income v2.1 can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime Income v2.1 only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be at least 50 years old at the time of election; or

..  Co-Annuity Owners, where the Owners are each other's spouses. The
   Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be at least 50 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be at least 50 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit. However if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. A change in designated lives will result in a cancellation of Spousal Highest Daily Lifetime Income v2.1. If the designated lives divorce, Spousal Highest Daily Lifetime Income v2.1 may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether s/he wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income v2.1 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income v2.1 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT, AND YOUR GUARANTEES UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1. You and your Financial

Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income v2.1 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE FIRST DESIGNATED LIFE, IF THE SURVIVING SPOUSE OPTS TO TAKE THE DEATH BENEFIT UNDER THE ANNUITY (RATHER THAN CONTINUE THE ANNUITY) OR IF THE SURVIVING SPOUSE IS NOT AN ELIGIBLE DESIGNATED LIFE;

(II)   UPON THE DEATH OF THE SECOND DESIGNATED LIFE;

(III)  YOUR TERMINATION OF THE BENEFIT;

(IV)   YOUR SURRENDER OF THE ANNUITY;

(V) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO TAKE ANNUITY PAYMENTS IN THE FORM OF THE ANNUAL INCOME AMOUNT, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(VI) BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO DUE TO A WITHDRAWAL OF EXCESS INCOME;

(VII) YOU ALLOCATE OR TRANSFER ANY PORTION OF YOUR ACCOUNT VALUE TO ANY SUB-ACCOUNT(S) TO WHICH YOU ARE NOT PERMITTED TO ELECTIVELY ALLOCATE OR TRANSFER ACCOUNT VALUE (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX B FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES);* OR

(VIII) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income v2.1 other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

HOW SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income v2.1 above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income v2.1 above.

HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT

Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit ("HD DB") is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. This benefit also provides for a highest daily death benefit, subject to the terms of the benefit. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit.

Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments"). Highest Daily Lifetime Income v2.1 with HD DB may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and also wish to provide a death benefit to your beneficiaries. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income v2.1 with HD DB is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Highest Daily Lifetime Income v2.1 is offered with or without the HD DB component, however, you may only elect HD DB with Highest Daily Lifetime Income v2.1, and you must elect the HD DB benefit at the time you elect Highest Daily Lifetime Income v2.1. If you elect Highest Daily Lifetime Income v2.1 without HD DB and would like to add the feature later, you must first terminate Highest Daily Lifetime Income v2.1 and elect Highest Daily Lifetime Income v2.1 with HD DB (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime Income v2.1 and elect Highest Daily Lifetime Income v2.1 with HD DB you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Highest Daily Lifetime Income v2.1 with HD DB is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living or death benefit.

The income benefit under Highest Daily Lifetime Income v2.1 with HD DB currently is based on a single "designated life" who is between the ages of 50 and 79 on the benefit effective date and received in Good Order. As long as your Highest Daily Lifetime Income v2.1 with HD DB is in effect, you must allocate your Unadjusted Account Value in accordance with the Permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY PARTICULAR WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB (INCLUDING NO PAYMENT OF THE HIGHEST DAILY DEATH BENEFIT AMOUNT). AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT, PLEASE SEE THE FOLLOWING SECTIONS IN THIS PROSPECTUS: "HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT", "SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT" AND "SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT".

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income v2.1 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value ON OR BEFORE the Roll-Up End Date

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls ON OR BEFORE the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

The Periodic Value AFTER the Roll-Up End Date

On any Current Valuation Day that falls AFTER the Roll-Up End Date, the Periodic Value is equal to the greater of:

(1) the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB. The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. Under Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income v2.1 with HD DB and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

After your first Lifetime Withdrawal and before your Unadjusted Account Value is reduced to zero, you may make additional Purchase Payments, subject to the limits in the next paragraph. We reserve the right not to accept additional Purchase Payments if the Unadjusted Account Value becomes zero.

While Highest Daily Lifetime Income v2.1 with HD DB is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

.. if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..  if we are not then offering this benefit for new issues; or

..  if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Highest Daily Lifetime Income v2.1 with HD DB. This means that you may no longer be able to increase the values associated with your Highest Daily Lifetime Income v2.1 with HD DB through additional Purchase Payments. When you elect this benefit and determine the amount of your Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity, in a non-discriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income v2.1 with HD DB. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59 1/2; 4% for ages 59 1/2 to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income v2.1 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income v2.1 with HD DB upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income v2.1 with HD DB does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income v2.1 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1

.. Highest Daily Lifetime Income v2.1 with HD DB is elected on August 1 of the following calendar year

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income v2.1 with HD DB

..  The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, it is assumed that all dates referenced hereafter in these examples fall on consecutive business days.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $109,420. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount).

HERE IS THE CALCULATION:

ANNUAL INCOME AMOUNT

Account Value before Lifetime Withdrawal                  $118,000.00
Amount of "non" Excess Income                             $  3,500.00
Account Value immediately before Excess Income of $1,500  $114,500.00
Excess Income amount                                      $  1,500.00
Ratio ($1,500/$114,500 = 1.31%)                                  1.31%
Annual Income Amount                                      $  6,000.00
1.31% Reduction in Annual Income Amount                   $     78.60
Annual Income Amount for future Annuity Years             $  5,921.40

HIGHEST DAILY DEATH BENEFIT AMOUNT

Account Value before Lifetime Withdrawal                  $118,000.00
Amount of "non" Excess Income                             $  3,500.00
Account Value immediately before Excess Income of $1,500  $114,500.00
Excess Income amount                                      $  1,500.00
Ratio ($1,500/$114,500 = 1.31%)                                  1.31%
HD DB Amount                                              $109,420.00
1.31% Reduction in Annual Income Amount                   $  1,433.40
Highest Daily Death Benefit Amount                        $107,986.60

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $11,900.00
June 29   $226,500.00        $228,009.60               $11,400.48
June 30   $226,800.00        $228,009.60               $11,400.48
July 1    $233,500.00        $233,500.00               $11,675.00
July 2    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

    . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income v2.1 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income v2.1 with HD DB. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income v2.1 with HD DB. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount (including any applicable MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 3

.. Highest Daily Lifetime Income v2.1 with HD DB is elected on September 4 of the following calendar year

..  The Unadjusted Account Value at benefit election was $105,000

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income v2.1 with HD DB

.. No previous withdrawals have been taken under Highest Daily Lifetime Income v2.1 with HD DB

On October 3 of the year the benefit is elected, the Protected Withdrawal Value is $125,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income v2.1 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                           $ 15,000.00
Divided by Account Value before withdrawal  $120,000.00
Ratio ($15,000/$120,000 = 12.5%                    12.5%
12.5% Reduction in Annual Income Amount
Protected Withdrawal Value                  $109,375.00
Highest Daily Death Benefit Amount          $100,992.50

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31/st/ for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD

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

withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied.

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..  the remaining Annual Income Amount for that Annuity Year; plus

.. the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

EXAMPLE

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

FIRST CALENDAR YEAR             ANNUITY YEAR         SECOND CALENDAR YEAR
-------------------       ------------------------ ------------------------
01/01/2014 to 12/31/2014  06/01/2014 to 05/31/2015 01/01/2015 to 12/31/2015

Assume the following:

..  RMD Amount for Both Calendar Years = $6,000;

..  Annual Income Amount = $5,000; and

..  A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
   Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..  The remaining Annual Income for that Annuity Year ($3,000); plus

..  The Second Calendar Year's RMD Amount minus the Annual Income Amount ($6,000
   - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..  If, in any Annuity Year, your RMD amount is less than your Annual Income
   Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

.. If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

.. If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

HIGHEST DAILY DEATH BENEFIT

A Death Benefit is payable under Highest Daily Lifetime Income v2.1 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Owner (Annuitant if entity-owned), also referred to as the "Single Designated Life", when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit (described later in this prospectus) or the Highest Daily Death Benefit Amount described below.

HIGHEST DAILY DEATH BENEFIT AMOUNT:

On the date you elect Highest Daily Lifetime Income v2.1 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

(1)The Unadjusted Account Value on the current Valuation Day; and

(2)The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

    .  increased by any Purchase Payments made on the current Valuation Day and,

    . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the living benefit features of Highest Daily Lifetime Income v2.1 with HD DB.

A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount (dollar-for-dollar) by the amount of the

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

withdrawal. All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the decedent and will be:

    .  increased by the amount of any additional Adjusted Purchase Payments, and

    . reduced by the effect of any withdrawals (as described in the preceding paragraph),

made during the period between the decedent's date of death and the date we receive Due Proof of Death.

PLEASE NOTE THAT THE HIGHEST DAILY DEATH BENEFIT AMOUNT IS AVAILABLE ONLY UNTIL WE MAKE GUARANTEE PAYMENTS UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB OR ANNUITY PAYMENTS BEGIN. THIS MEANS THAT ANY WITHDRAWALS THAT REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO WILL ALSO REDUCE THE HIGHEST DAILY DEATH BENEFIT AMOUNT TO ZERO.

ALL OTHER PROVISIONS APPLICABLE TO DEATH BENEFITS UNDER YOUR ANNUITY WILL CONTINUE TO APPLY. SEE THE "DEATH BENEFITS" SECTION OF THIS PROSPECTUS FOR MORE INFORMATION PERTAINING TO DEATH BENEFITS.

BENEFITS UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Highest Daily Lifetime Income v2.1 with HD DB, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including that of the HD DB feature, will terminate. This means that the HD DB is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1) apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

    (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

    (2) the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under Highest Daily Lifetime Income v2.1 with HD DB are subject to all of the terms and conditions of the Annuity. If you have an active systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income v2.1 with HD DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

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

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..  If you elect this benefit, you may be required to reallocate to different
   Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Permitted Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Highest Daily
   Lifetime Income v2.1 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

CHARGE FOR HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB

The current charge for Highest Daily Lifetime Income v2.1 with HD DB is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income v2.1 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.375% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income v2.1 with HD DB would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

For Highest Daily Lifetime Income v2.1 with HD DB, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be between 50 and 79 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income v2.1 with

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

HD DB. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income v2.1 with HD DB, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership requirements.

Highest Daily Lifetime Income v2.1 with HD DB can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income v2.1 with HD DB and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND YOUR GUARANTEES UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income v2.1 with HD DB is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income v2.1 with HD DB so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime Income v2.1 with HD DB at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit, including the HD DB, will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I)    YOUR TERMINATION OF THE BENEFIT;

(II)   YOUR SURRENDER OF THE ANNUITY;

(III) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO RECEIVE THE ANNUAL INCOME AMOUNT IN THE FORM OF ANNUITY PAYMENTS, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(IV) OUR RECEIPT OF DUE PROOF OF DEATH OF THE OWNER (OR ANNUITANT FOR IF ENTITY-OWNED ANNUITIES);

(V) BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO DUE TO A WITHDRAWAL OF EXCESS INCOME;

(VI) YOU ALLOCATE OR TRANSFER ANY PORTION OF YOUR ACCOUNT VALUE TO ANY SUB-ACCOUNT(S) TO WHICH YOU ARE NOT PERMITTED TO ELECTIVELY ALLOCATE OR TRANSFER ACCOUNT VALUE (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX B FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES);* OR

(VII) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income v2.1 with HD DB, other than upon the death of the Owner or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income v2.1 with HD DB terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed in "Election of and Designations under the Benefit" and "Termination of Your Highest Daily Lifetime Income v2.1" earlier in this benefit description.

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

HOW HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime Income v2.1 Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income v2.1 above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income v2.1 above.

SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT

Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit ("HD DB") is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. This benefit also provides for a highest daily death benefit, subject to the terms of the benefit. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

We offer a benefit that guarantees, until the death of the Remaining Designated Life (as described below) (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments"). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income v2.1 with HD DB after the death of the first spouse (subject to the provisions below regarding a Remaining Designated Life), and also want to provide a death benefit. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

An integral component of Spousal Highest Daily Lifetime Income v2.1 with HD DB is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income v2.1 with HD DB is the spousal version of Highest Daily Lifetime Income v2.1 with HD DB. Spousal Highest Daily Lifetime Income v2.1 is offered with or without the HD DB component; however, you may only elect HD DB with Spousal Highest Daily Lifetime Income v2.1, and you must elect the HD DB benefit at the time you elect Spousal Highest Daily Lifetime Income v2.1. If you elect Spousal Highest Daily Lifetime Income v2.1 without HD DB and would like to add the feature later, you must first terminate Spousal Highest Daily Lifetime Income v2.1 and elect Spousal Highest Daily Lifetime Income v2.1 with HD DB (subject to availability and benefit re-election provisions). Please note that if you terminate Spousal Highest Daily Lifetime Income v2.1 and elect Spousal Highest Daily Lifetime Income v2.1 with HD DB you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime Income v2.1 with HD DB is offered as an alternative to other lifetime withdrawal options. Currently, if you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income v2.1 with HD DB must be elected based on two designated lives, as described below. Each designated life must be between the ages of 50 and 79 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v2.1 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v2.1 with HD DB is not available if you elect any other optional living or death benefit.

As long as your Spousal Highest Daily Lifetime Income v2.1 with HD DB is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY PARTICULAR WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB (INCLUDING NO PAYMENT OF THE HIGHEST DAILY DEATH BENEFIT). AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT, PLEASE SEE THE FOLLOWING SECTIONS IN THIS PROSPECTUS: "HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT", "SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT" AND "HIGHEST DAILY LIFETIME INCOME V2.1 WITH HIGHEST DAILY DEATH BENEFIT".

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value ON OR BEFORE the Roll-Up End Date

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls ON OR BEFORE the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

The Periodic Value AFTER the Roll-Up End Date

On any Current Valuation Day that falls AFTER the Roll-Up End Date, the Periodic Value is equal to the greater of:

(1)the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger spousal designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 and older. We use the age of the younger designated life. If you elected this benefit and one of the Spousal Designated Lives becomes the Remaining Designated Life, we will continue to use the age of the younger of both the original Spousal Designated Lives for purposes of calculating the applicable Annual Income percentage. Under Spousal Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal

Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income v2.1 with HD DB and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

After your first Lifetime Withdrawal and before your Unadjusted Account Value is reduced to zero, you may make additional Purchase Payments, subject to the limits in the next paragraph. We reserve the right not to accept additional Purchase Payments if the Unadjusted Account Value becomes zero.

While Spousal Highest Daily Lifetime Income v2.1 with HD DB is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

.. if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..  if we are not then offering this benefit for new issues; or

..  if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Spousal Highest Daily Lifetime Income v2.1 with HD DB. This means that you may no longer be able to increase the values associated with your Spousal Highest Daily Lifetime Income v2.1 with HD DB through additional Purchase Payments. When you elect this benefit and determine the amount of your Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity, in a non-discriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger spousal designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 50 to 54; 3% for ages 55 to less than 59 1/2; 3.5% for ages 59 1/2 to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first

Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income v2.1 with HD DB does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income v2.1 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income v2.1 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1

.. Spousal Highest Daily Lifetime Income v2.1 with HD DB is elected on August 1 of the following calendar year

..  Both designated lives were 70 years old when they elected Spousal Highest
   Daily Lifetime Income v2.1 with HD DB

..  The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, all dates referenced hereafter in these examples occur in the same year the benefit is elected and if is assumed that they fall on consecutive business days.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920.).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $110,020. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount).

HERE IS THE CALCULATION:

ANNUAL INCOME AMOUNT

Account Value before Lifetime Withdrawal                  $118,000.00
Amount of "non" Excess Income                             $  2,900.00
Account Value immediately before Excess Income of $2,100  $115,100.00
Excess Income amount                                      $  2,100.00
Ratio ($2,100/$115,100 = 1.82%)                                  1.82%
Annual Income Amount                                      $  5,400.00
1.82% Reduction in Annual Income Amount                   $     98.28
Annual Income Amount for future Annuity Years             $  5,301.72

HIGHEST DAILY DEATH BENEFIT AMOUNT

Account Value before Lifetime Withdrawal                  $118,000.00
Amount of "non" Excess Income                             $  2,900.00
Account Value immediately before Excess Income of $2,100  $115,100.00
Excess Income amount                                      $  2,100.00
Ratio ($2,100/$115,100 = 1.82%)                                  1.82%
HD DB Amount                                              $110,020.00
1.82% Reduction in Annual Income Amount                   $  2,002.36
Highest Daily Death Benefit Amount                        $108,017.64

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29 reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $10,710.00
June 29   $226,500.00        $227,994.52               $10,259.75
June 30   $226,800.00        $227,994.52               $10,259.75
July 1    $233,500.00        $233,500.00               $10,507.50
July 2    $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

    . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $227,994.52 is greater than the June 30 Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $10,507.50.

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

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income v2.1 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income v2.1 with HD DB. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income v2.1 with HD DB. If you do not designate the withdrawal as Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount (including any applicable MVA) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..  The Issue Date is December 3

..  Spousal Highest Daily Lifetime Income v2.1 with HD DB is elected on
   September 4 of the following calendar year

..  The Unadjusted Account Value at benefit election was $105,000

..  Each designated life was 70 years old when he/she elected Spousal Highest
   Daily Lifetime Income v2.1 with HD DB

..  No previous withdrawals have been taken under Spousal Highest Daily Lifetime
   Income v2.1 with HD DB

On October 3 of the same year the benefit is elected, the Protected Withdrawal Value is $125,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income v2.1 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                          $ 15,000.00
Divided by Account Value before withdrawal                 $120,000.00
Equals ratio                                                      12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375.00
Highest Daily Death Benefit Amount                         $100,992.50

REQUIRED MINIMUM DISTRIBUTIONS

See the sub-section entitled "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income v2.1 with HD DB for a discussion of the relationship between the RMD amount and the Annual Income Amount.

HIGHEST DAILY DEATH BENEFIT

A Death Benefit is payable under Spousal Highest Daily Lifetime Income v2.1 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Remaining Designated Life when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit (described later in this prospectus) or the Highest Daily Death Benefit Amount described below.

HIGHEST DAILY DEATH BENEFIT AMOUNT:

On the date you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

(1) The Unadjusted Account Value on the current Valuation Day; and

(2) The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

    .  increased by any Purchase Payments made on the current Valuation Day and,

    . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

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Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the living benefit features of Spousal Highest Daily Lifetime Income v2.1 with HD DB.

A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount (dollar-for-dollar) by the amount of the withdrawal. All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the Remaining Designated Life and will be:

    .  increased by the amount of any additional Adjusted Purchase Payments, and

    . reduced by the effect of any withdrawals (as described in the preceding paragraph),

made during the period between the decedent's date of death and the date we receive Due Proof of Death.

PLEASE NOTE THAT HIGHEST DAILY DEATH BENEFIT AMOUNT IS AVAILABLE ONLY UNTIL WE MAKE GUARANTEE PAYMENTS UNDER SPOUSAL HIGHEST LIFETIME INCOME V2.1 WITH HD DB OR ANNUITY PAYMENTS BEGIN. THIS MEANS THAT ANY WITHDRAWALS THAT REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO WILL ALSO REDUCE THE HIGHEST DAILY DEATH BENEFIT AMOUNT TO ZERO.

ALL OTHER PROVISIONS APPLICABLE TO DEATH BENEFITS UNDER YOUR ANNUITY CONTINUE TO APPLY. SEE THE "DEATH BENEFITS" SECTION OF THIS PROSPECTUS FOR MORE INFORMATION PERTAINING TO DEATH BENEFITS.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Spousal Highest Daily Lifetime Income v2.1 with HD DB, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will continue to make payments until the simultaneous deaths of both spousal designated lives, or the death of the Remaining Designated Life. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments.

.. Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including that of the HD DB feature, will terminate. This means that the HD DB is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1)apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

    (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the Remaining Designated Life We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

    (2)the Unadjusted Account Value.

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OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Spousal Highest Daily Lifetime Income v2.1 with HD DB benefit are subject to all of the terms and conditions of the Annuity. If you have an active systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income v2.1 with HD DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Unadjusted Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Unadjusted Account Value to comply with any new requirements.

..  If you elect this benefit, you may be required to reallocate to different
   Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Spousal Highest
   Daily Lifetime Income v2.1 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

.. Spousal Continuation: If a Death Benefit is not payable on the death of a spousal designated life (e.g., if the first of the spousal designated lives to die is the Beneficiary but not an Owner), Spousal Highest Daily Lifetime Income v2.1 with HD DB will remain in force unless we are instructed otherwise.

CHARGE FOR SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB

The current charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB is 1.60% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.40% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon

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termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income v2.1 with HD DB would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime Income v2.1 with HD DB can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit. Currently, Spousal Highest Daily Lifetime Income v2.1 with HD DB only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be between 50-79 years old at the time of election; or

..  Co-Annuity Owners, where the Owners are each other's spouses. The
   Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be between 50 and 79 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be between 50 and 79 years old at the time of election.

REMAINING DESIGNATED LIFE: A Remaining Designated Life must be a natural person and must have been listed as one of the spousal designated lives when the benefit was elected. A spousal designated life will become the Remaining Designated Life on the earlier of the death of the first of the spousal designated lives to die, provided that they are each other's spouses at that time, or divorce from the other spousal designated life while the benefit is in effect. That said, if a spousal designated life is removed as Owner, Beneficiary, or Annuitant due to divorce, the other spousal designated life becomes the Remaining Designated Life when we receive notice of the divorce, and any other documentation we require, in Good Order. Any new Beneficiary(ies) named by the Remaining Designated Life will not be a spousal designated life.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit, however if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. A change in designated lives will result in cancellation of Spousal Highest Daily Lifetime Income v2.1 with HD DB. If the designated lives divorce, Spousal Highest Daily Lifetime Income v2.1 with HD DB may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether s/he wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income v2.1 with HD DB can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income v2.1 with HD DB and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT, AND YOUR GUARANTEES UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income v2.1 with HD DB is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

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THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE FIRST DESIGNATED LIFE WHO IS AN OWNER (OR WHO IS THE ANNUITANT IF ENTITY-OWNED), IF THE REMAINING DESIGNATED LIFE ELECTS NOT TO CONTINUE THE ANNUITY;

(II) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF AN OWNER (OR ANNUITANT IF ENTITY-OWNED) IF THE SURVIVING SPOUSE IS NOT ELIGIBLE TO CONTINUE THE BENEFIT BECAUSE SUCH SPOUSE IS NOT A SPOUSAL DESIGNATED LIFE AND THERE IS ANY UNADJUSTED ACCOUNT VALUE ON THE DATE OF DEATH;

(III) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE REMAINING DESIGNATED LIFE IF A DEATH BENEFIT IS PAYABLE UNDER THIS BENEFIT;

(IV)   YOUR TERMINATION OF THE BENEFIT;

(V)    YOUR SURRENDER OF THE ANNUITY;

(VI) WHEN ANNUITY PAYMENTS BEGIN (ALTHOUGH IF YOU HAVE ELECTED TO TAKE ANNUITY PAYMENTS IN THE FORM OF THE ANNUAL INCOME AMOUNT, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(VII) BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO DUE TO A WITHDRAWAL OF EXCESS INCOME;

(VIII) YOU ALLOCATE OR TRANSFER ANY PORTION OF YOUR ACCOUNT VALUE TO ANY SUB-ACCOUNT(S) TO WHICH YOU ARE NOT PERMITTED TO ELECTIVELY ALLOCATE OR TRANSFER ACCOUNT VALUE (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX B FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES);* OR

(IX) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income v2.1 with HD DB other than upon the death of the Remaining Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

HOW SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WITH HD DB TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income v2.1 above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

Please see "Additional Tax Considerations" under Highest Daily Lifetime Income v2.1 above.

GUARANTEED RETURN OPTION PLUS II (GRO PLUS II)

GRO Plus II is available only for Annuities issued with an application signed prior to January 24, 2011, subject to availability which may vary by firm. Guaranteed Return Option/SM/ Plus II (GRO Plus II/SM/) is a form of "guaranteed minimum accumulation benefit" that guarantees a specified Unadjusted Account Value at one or more dates in the future. If you participate in this benefit, you are subject to the predetermined mathematical formula described below that transfers Account Value between your Sub-accounts and an AST bond portfolio Sub-account.

Under GRO Plus II, we guarantee that on the seventh anniversary of benefit election, and each anniversary thereafter, the Unadjusted Account Value will be not less than the Unadjusted Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent Purchase Payments and withdrawals as detailed below). We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may "manually" lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Unadjusted Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee, on an anniversary of the effective date of the benefit, that lock-in will not count towards the one elective manual lock-in you may make each benefit year. We guarantee that the Unadjusted Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Unadjusted Account

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Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Unadjusted Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. In addition, the fact that you "manually" locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account (which is used as part of a pre-determined mathematical formula required with this benefit) with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions, and if none exist, then pro rata to your variable Sub-accounts (see below "Key Feature - Allocation of Unadjusted Account Value"). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years prior to the Latest Annuity Date (please see "Annuity Options" for further information). This also applies to a new Owner who has acquired the Annuity from the original Owner.

In this section, we refer to a date on which the Unadjusted Account Value is guaranteed to be present as the "Maturity Date". If the Account Value on the Maturity Date is less than the guaranteed amount, we will contribute funds from our general account to bring your Unadjusted Account Value up to the guaranteed amount. If the Maturity Date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions, which means: a) the Custom Portfolio Program or, b) if you are not participating in this program, then such amounts will be allocated to your Sub-accounts on a pro rata basis. Regardless of whether we need to contribute funds at the end of a Guarantee Period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee in accordance with your most recent allocation instructions, which means: a) the Custom Portfolio Program or, b) if you are not participating in this program, then such amounts will be allocated to your Sub-accounts on a pro rata basis. If the former (i.e., an asset allocation program), your Unadjusted Account Value will be transferred according to the program.

Any addition or transferred amount may be subsequently re-allocated based on the predetermined mathematical formula described below.

The guarantees provided by the benefit exist only on the applicable Maturity Date(s). However, due to the ongoing monitoring of your Unadjusted Account Value, and the transfer of Unadjusted Account Value to support your future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 3, 2011 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2012 would increase the base guarantee amount to $130,000.

If you make a withdrawal, we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount to your Unadjusted Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

..  The Issue Date is December 1, 2010

..  The benefit is elected on December 1, 2010

.. The Unadjusted Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000

..  An enhanced guarantee amount of $350,000 is locked in on December 1, 2011

..  The Unadjusted Account Value immediately prior to the withdrawal is equal to
   $380,000

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio of the total withdrawal amount to the Unadjusted Account Value just prior to the withdrawal being taken.

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HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

Withdrawal Amount                                           $ 50,000
Divided by Unadjusted Account Value before withdrawal       $380,000
Equals ratio                                                   13.16%
All guarantees will be reduced by the above ratio (13.16%)
Base guarantee amount                                       $173,680
Enhanced guarantee amount                                   $303,940

KEY FEATURE - ALLOCATION OF UNADJUSTED ACCOUNT VALUE FOR GRO PLUS II (AND HIGHEST DAILY GRO II, IF ELECTED PRIOR TO JULY 16, 2010)

We limit the Sub-accounts to which you may allocate Unadjusted Account Value if you elect GRO Plus II and Highest Daily GRO Plus II (see below for information pertaining to HD GRO II). For purposes of these benefits, we refer to those permitted Investment Options (other than the required bond portfolio Sub-accounts discussed below) as the "Permitted Sub-accounts."

GRO Plus II and HD GRO II use a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and HD GRO II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II and HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Unadjusted Account Value, by transferring them to a more stable option (i.e., one or more specified bond Portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond Portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Unadjusted Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. Because these restrictions and the use of the formula lessen the likelihood that your Unadjusted Account Value will be reduced below the base and/or enhanced guarantee(s), they also reduce the likelihood that we will make any payments under this benefit. They may also limit your upside potential for growth. The formula is set forth in Appendix G of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the formula applicable to GRO Plus II and HD GRO II, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new Guarantee Periods that are created under this benefit (and the Highest Daily GRO II benefit). If you have elected GRO Plus II or HD GRO II, you may have Unadjusted Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Unadjusted Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST Bond Portfolio Sub-account to which Unadjusted Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the "current liability" may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. AS SUCH, A LOW DISCOUNT RATE COULD CAUSE A TRANSFER OF UNADJUSTED ACCOUNT VALUE INTO AN AST BOND PORTFOLIO SUB-ACCOUNT, DESPITE THE FACT THAT YOUR UNADJUSTED ACCOUNT VALUE HAD INCREASED.

In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Unadjusted Account Value held within the AST bond portfolio Sub-account and to your Unadjusted Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the

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AST bond portfolio Sub-account, and divided by the amount held within the
Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Unadjusted Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts.

This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

.. March 17, 2011 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 18, 2011 - you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

.. On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

.. Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Unadjusted Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Unadjusted Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Unadjusted Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

.. The difference between your Unadjusted Account Value and your guarantee amount(s);

..  The amount of time until the maturity of your guarantee(s);

..  The amount invested in, and the performance of, the Permitted Sub-accounts;

..  The amount invested in, and the performance of, the AST bond portfolio
   Sub-accounts;

..  The discount rate used to determine the present value of your guarantee(s);

..  Additional Purchase Payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Unadjusted Account Value may be higher at the beginning of the recovery, e.g. more of the Unadjusted Account Value may have been protected from decline and volatility than it otherwise would

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

have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

ELECTION/CANCELLATION OF THE BENEFIT

GRO Plus II is available only for Annuities issued with an application signed prior to January 24, 2011, subject to availability which may vary by firm. GRO Plus II can be elected on any Valuation Day thereafter as long as the benefit is available, provided that your Unadjusted Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit.

GRO PLUS II WILL TERMINATE AUTOMATICALLY UPON: (A) THE DEATH OF THE OWNER OR THE ANNUITANT (IN AN ENTITY-OWNED ANNUITY), UNLESS THE ANNUITY IS CONTINUED BY THE SURVIVING SPOUSE; (B) AS OF THE DATE UNADJUSTED ACCOUNT VALUE IS APPLIED TO BEGIN ANNUITY PAYMENTS; (C) AS OF THE ANNIVERSARY OF BENEFIT ELECTION THAT IMMEDIATELY PRECEDES THE CONTRACTUALLY-MANDATED LATEST ANNUITY DATE, OR
(D) UPON FULL SURRENDER OF THE ANNUITY. IF YOU ELECT TO TERMINATE THE BENEFIT, GRO PLUS II WILL NO LONGER PROVIDE ANY GUARANTEES. THE CHARGE FOR THE GRO PLUS II BENEFIT WILL NO LONGER BE DEDUCTED FROM YOUR UNADJUSTED ACCOUNT VALUE UPON TERMINATION OF THE BENEFIT.

If you elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Investment Options and (ii) invest the proceeds of those sales in the permitted Investment Options that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Unadjusted Account Value is allocated in a manner permitted with that new benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Unadjusted Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Unadjusted Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Unadjusted Account Value" above for more details). You also should be aware that upon cancellation of the GRO Plus II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Unadjusted Account Value at benefit effectiveness. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus II benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus II benefit provided that the benefit you are looking to elect is available at that time and on a post-issue basis.

SPECIAL CONSIDERATIONS UNDER GRO PLUS II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

.. Upon inception of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of this prospectus. No MVA Options may be in effect as of the date that you elect to participate in the benefit, nor may you add such allocations after you have acquired the benefit.

.. Transfers as dictated by the formula will not count toward the maximum number of free transfers allowable under the Annuity.

..  Any amounts applied to your Unadjusted Account Value by us on a Maturity
   Date will not be treated as "investment in the contract" for income tax purposes.

.. Only systematic withdrawal programs in which amounts withdrawn are being taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Unadjusted Account Value) will be permitted if you participate in GRO Plus
   II. Thus, you may not elect GRO Plus II so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata. Similarly, if you currently participate in GRO Plus II, we will allow you to add a systematic withdrawal program only if withdrawals under the program are to be taken pro rata.

.. As the time remaining until the applicable Maturity Date(s) gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

CHARGES UNDER THE BENEFIT

We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annualized charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a Maturity Date is less than the amount guaranteed and

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(b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)

HD GRO is available only for Annuities issued with an application signed prior to January 24, 2011, subject to availability which may vary by firm. Highest Daily Guaranteed Return Option Plus II (HD GRO II) is a form of "guaranteed minimum accumulation benefit" that guarantees a specified Account Value at one or more dates in the future. If you participate in this benefit, you are subject to a predetermined mathematical formula that transfers Account Value between your Sub-accounts and an AST bond portfolio Sub-account.

HD GRO II creates a series of separate guarantees, each of which is based on the highest Unadjusted Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Unadjusted Account Value is guaranteed as the "Maturity Date" for that guarantee. HD GRO II will not create a guarantee if the Maturity Date of that guarantee would extend beyond the Latest Annuity Date. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable Maturity Date(s). However, due to the ongoing monitoring of your Unadjusted Account Value, and the transfer of Unadjusted Account Value to support your future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Unadjusted Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Unadjusted Account Value on the day that the HD GRO II benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Unadjusted Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Unadjusted Account Value ten years after that benefit anniversary will be no less than the highest daily Unadjusted Account Value (adjusted for Purchase Payments and withdrawals, as described below) that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Unadjusted Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 6, 2011, we would create a guarantee on January 6 of each subsequent year. For example, we would create a guarantee on January 6, 2015 based on the highest Unadjusted Account Value occurring between January 6, 2011 and January 6, 2015, and that guarantee would mature on January 6, 2025. As described below, we adjust each of the guarantee amounts for Purchase Payments and withdrawals.

If the Unadjusted Account Value on the Maturity Date is less than the guaranteed amount, we will contribute funds from our general account to bring your Unadjusted Account Value up to the guaranteed amount. If the Maturity Date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a Guarantee Period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is either (1) being allocated according to an asset allocation program or (2) at that time allocated entirely to an AST bond portfolio Sub-account. If the former (i.e., an asset allocation program), your Unadjusted Account Value will be transferred according to the program. If the latter (i.e., an AST bond portfolio Sub-account), then your Unadjusted Account Value will be transferred to the Sub-accounts permitted with this benefit according to your most recent allocation instructions. Any addition or transferred amount may subsequently be re-allocated based on the predetermined mathematical formula described below.

We increase the amount of each guarantee that has not yet reached its Maturity Date, as well as the highest daily Unadjusted Account Value that we calculate to establish a guarantee, by the amount of each subsequent Purchase Payment made prior to the applicable Maturity Date. For example, if the effective date of the benefit was January 4, 2011, and there was an initial guaranteed amount that was set at $100,000 maturing January 4, 2021, and a second guaranteed amount that was set at $120,000 maturing January 4, 2022, then a $30,000 Purchase Payment made on March 30, 2012 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

If you make a withdrawal, we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount to your Unadjusted Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

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EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit. Assume the following:

..  The Issue Date is December 1, 2010

..  The benefit is elected on December 1, 2010

.. The Unadjusted Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000

..  An additional guarantee amount of $350,000 is locked in on December 1, 2011

..  The Unadjusted Account Value immediately prior to the withdrawal is equal to
   $380,000

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Unadjusted Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

Withdrawal Amount                                           $ 50,000
Divided by Unadjusted Account Value before withdrawal       $380,000
Equals ratio                                                   13.16%
All guarantees will be reduced by the above ratio (13.16%)
Initial guarantee amount                                    $173,680
Additional guarantee amount                                 $303,940

KEY FEATURE - ALLOCATION OF UNADJUSTED ACCOUNT VALUE

We limit the Sub-accounts to which you may allocate Unadjusted Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the "Permitted Sub-accounts".

HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Unadjusted Account Value, by transferring it to a more stable option (i.e., one or more specified bond Portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond Portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Unadjusted Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. Because these restrictions and the use of the formula lessen the likelihood that your Unadjusted Account Value will be reduced below the base and/or enhanced guarantee(s), they also reduce the likelihood that we will make any payments under this benefit. They may also limit your upside potential for growth. The formula is set forth in Appendix I of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Unadjusted Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Unadjusted Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Unadjusted Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Unadjusted Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Unadjusted Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Unadjusted Account Value will transfer between the "permitted Sub-accounts" and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Unadjusted

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Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Unadjusted Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the "Projected Future Guarantee." The "Projected Future Guarantee" is an amount equal to the highest Unadjusted Account Value (adjusted for withdrawals, additional Purchase Payments, as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Unadjusted Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Unadjusted Account Value held within the AST bond portfolio Sub-account and to your Unadjusted Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Unadjusted Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

FOR EXAMPLE,

.. March 17, 2011 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 18, 2011 - you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

.. On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

.. Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

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Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Unadjusted Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Unadjusted Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Unadjusted Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Unadjusted Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

.. The difference between your Unadjusted Account Value and your guarantee amount(s);

..  The amount of time until the maturity of your guarantee(s);

..  The amount invested in, and the performance of, the Permitted Sub-accounts;

..  The amount invested in, and the performance of, the AST bond portfolio
   Sub-accounts;

..  The discount rate used to determine the present value of your guarantee(s);

..  Additional Purchase Payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Unadjusted Account Value may be higher at the beginning of the market recovery, e.g. more of the Unadjusted Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Unadjusted Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

ELECTION/CANCELLATION OF THE BENEFIT

HD GRO II is available only for Annuities issued with an application signed prior to January 24, 2011, subject to availability which may vary by firm. HD GRO II can be elected on Valuation Day thereafter as long as the benefit is available, provided that your Unadjusted Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election. If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Unadjusted Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit.

HD GRO II WILL TERMINATE AUTOMATICALLY UPON: (A) THE DEATH OF THE OWNER OR THE ANNUITANT (IN AN ENTITY-OWNED ANNUITY), UNLESS THE ANNUITY IS CONTINUED BY THE SURVIVING SPOUSE; (B) AS OF THE DATE UNADJUSTED ACCOUNT VALUE IS APPLIED TO BEGIN ANNUITY PAYMENTS; (C) AS OF THE ANNIVERSARY OF BENEFIT ELECTION THAT IMMEDIATELY PRECEDES THE CONTRACTUALLY-MANDATED LATEST ANNUITY DATE, OR
(D) UPON FULL SURRENDER OF THE ANNUITY. IF YOU ELECT TO TERMINATE THE BENEFIT, HD GRO II WILL NO LONGER PROVIDE ANY GUARANTEES. THE CHARGE FOR THE HD GRO II BENEFIT WILL NO LONGER BE DEDUCTED FROM YOUR UNADJUSTED ACCOUNT VALUE UPON TERMINATION OF THE BENEFIT.

If you elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Investment Options and (ii) invest the proceeds of those sales in the Permitted Investment Options that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the HD GRO II benefit, provided that your Unadjusted Account Value is allocated in the manner permitted with that new benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Unadjusted Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Unadjusted Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical

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formula (see "Key Feature - Allocation of Unadjusted Account Value" section for more details). You also should be aware that upon cancellation of the HD GRO II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Unadjusted Account Value at the time the new benefit becomes effective. The benefit you elect or re-elect may be more expensive than the benefit you cancel.

SPECIAL CONSIDERATIONS UNDER HD GRO II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

.. Upon inception of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section.

.. Transfers as dictated by the formula will not count toward the maximum number of free transfers allowable under the Annuity.

..  Any amounts applied to your Unadjusted Account Value by us on a Maturity
   Date will not be treated as "investment in the contract" for income tax purposes.

.. As the time remaining until the applicable Maturity Date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

.. Only systematic withdrawal programs in which amounts withdrawn are being taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Unadjusted Account Value) will be permitted if you participate in HD GRO II. Thus, you may not elect HD GRO II so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata. Similarly, if you currently participate in HD GRO II, we will allow you to add a systematic withdrawal program only if withdrawals under the program are to be taken pro rata.

CHARGES UNDER THE BENEFIT

We deduct an annualized charge equal to 0.60% of the average daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annualized charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the Maturity Date is less than the amount guaranteed and
(b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

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                                DEATH BENEFITS

TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT

The Annuity provides a Death Benefit prior to Annuitization. If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the death of the Owner (or the first to die, if there are multiple Owners). If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant's death if there is no Contingent Annuitant. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid upon the Annuitant's death. The person upon whose death the Death Benefit is paid is referred to below as the "decedent." Where an Annuity is structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the trust and there is no Death Benefit provided under the Annuity.

We determine the amount of the Death Benefit as of the date we receive "Due Proof of Death". Due Proof of Death can be met only if each of the following is submitted to us in Good Order: (a) a death certificate or similar documentation acceptable to us (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds and (c) any applicable election of the method of payment of the death benefit by at least one Beneficiary (if not previously elected by the Owner). We must be made aware of the entire universe of eligible Beneficiaries in order for us to have received Due Proof of Death. Any given Beneficiary must submit the written information we require in order to be paid his/her share of the Death Benefit.

Once we have received Due Proof of Death, each eligible Beneficiary may take his/her portion of the Death Benefit in one of the forms described in this prospectus (e.g., distribution of the entire interest in the Annuity within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the Beneficiary - see "Payment of Death Benefits" below).

After our receipt of Due Proof of Death, we automatically transfer any remaining Death Benefit to the AST Money Market Sub-account. However, between the date of death and the date that we transfer any remaining Death Benefit to the AST Money Market Sub-account, THE AMOUNT OF THE DEATH BENEFIT IS IMPACTED BY THE INSURANCE CHARGE AND SUBJECT TO MARKET FLUCTUATIONS.

No Death Benefit will be payable if the Annuity terminates because your Unadjusted Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

EXCEPTIONS TO AMOUNT OF DEATH BENEFIT

There are certain exceptions to the amount of the Death Benefit.

SUBMISSION OF DUE PROOF OF DEATH AFTER ONE YEAR. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Death Benefit in connection with an optional living benefit).

DEATH BENEFIT SUSPENSION PERIOD. You also should be aware that there is a Death Benefit suspension period. If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), any Death Benefit (including the Minimum Death Benefit, any optional Death Benefit, Highest Daily Lifetime Income v2.1 with HD DB, Spousal Highest Daily Lifetime Income v2.1 with HD DB, Highest Daily Lifetime Income 2.0 with HD DB and Spousal Highest Daily Lifetime Income 2.0 with HD DB) that applies will be suspended for a two year period starting from the date that person first became Owner or Annuitant. This suspension would not apply if the ownership or annuitant change was the result of Spousal Continuation or death of the prior Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Unadjusted Account Value. Thus, if you had elected an Optional Death benefit, Highest Daily Lifetime Income v2.1 with HD DB, Spousal Highest Daily Lifetime Income v2.1 with HD DB, Highest Daily Lifetime Income 2.0 with HD DB or Spousal Highest Daily Lifetime Income 2.0 with HD DB, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit, Highest Daily Lifetime Income v2.1 with HD DB, Spousal Highest Daily Lifetime Income v2.1 with HD DB, Highest Daily Lifetime Income 2.0 with HD DB or Spousal Highest Daily Lifetime Income 2.0 with HD DB even though during the suspension period your Death Benefit would be limited to the Unadjusted Account Value. After the two-year suspension period is completed the Death Benefit is the same as if the suspension period had not been in force. See "Change of Owner, Annuitant and Beneficiary Designations" in "Managing Your Annuity" with regard to changes of Owner or Annuitant that are allowable.

BENEFICIARY ANNUITY. With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

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MINIMUM DEATH BENEFIT

The Annuity provides a minimum Death Benefit at no additional charge. The amount of the minimum Death Benefit is equal to the greater of:

.. The sum of all Purchase Payments you have made since the Issue Date of the Annuity until the date of Due Proof of Death, reduced proportionally by the ratio of the amount of any withdrawal to the Account Value immediately prior to the withdrawal; AND

..  Your Unadjusted Account Value.

SPOUSAL CONTINUATION OF ANNUITY

Unless you designate a Beneficiary other than your spouse, upon the death of either spousal Owner, the surviving spouse may elect to continue ownership of the Annuity instead of taking the Death Benefit payment. The Unadjusted Account Value as of the date of Due Proof of Death will be equal to the Death Benefit that would have been payable. Any amount added to the Unadjusted Account Value will be allocated to the Sub-accounts (if you participate in an optional living benefit, such amount will not be directly added to the AST Investment Grade Bond Sub-account used by the benefit, but may be reallocated by the pre-determined mathematical formula on the same day).

Subsequent to spousal continuation, the minimum Death Benefit will be equal to the greater of:

.. The Unadjusted Account Value on the effective date of the spousal continuance, plus all Purchase Payments you have made since the spousal continuance until the date of Due Proof of Death, reduced proportionally by the ratio of the amount of any withdrawal to the Account Value immediately prior to the withdrawal; AND

..  The Unadjusted Account Value on Due Proof of Death of the assuming spouse.

With respect to Highest Daily Lifetime Income v2.1 with HD DB, Highest Daily Lifetime Income 2.0 with HD DB, Spousal Highest Daily Lifetime Income v2.1 with HD DB and Spousal Highest Daily Lifetime Income 2.0 with HD DB:

.. If the Highest Daily Death Benefit is not payable upon the death of a Spousal Designated Life, and the Remaining Designated Life chooses to continue the Annuity, the benefit will remain in force unless we are instructed otherwise.

..  If a Death Benefit is not payable upon the death of a Spousal Designated
   Life (e.g., if the first of the Spousal Designated Lives to die is the Beneficiary but not an Owner), the benefit will remain in force unless we are instructed otherwise.

Spousal continuation is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Code ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the Beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

Any Optional Death Benefit in effect at the time the first of the spouses dies will continue only if spousal assumption occurs prior to the Death Benefit Target Date and prior to the assuming spouse's 80/th/ birthday. If spousal assumption occurs after the Death Benefit Target Date (or the 80/th/ birthday of the assuming spouse), then any Optional Death Benefit will terminate as of the date of spousal assumption. In that event, the assuming spouse's Death Benefit will equal the basic Death Benefit.

We allow a spouse to continue the Annuity even though he/she has reached or surpassed the Latest Annuity Date. However, upon such a spousal continuance, annuity payments would begin immediately.

A surviving spouse's ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see "Managing Your Annuity - Spousal Designations"). Please consult your tax or legal adviser for more information about such impact in your state.

PAYMENT OF DEATH BENEFITS

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED PLANS)

Except in the case of a spousal continuation as described above, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. In the event of the decedent's death before the Annuity Date, the Death Benefit must be distributed:

..  within five (5) years of the date of death (the "5 Year Deadline"); or

.. as a series of payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

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If the Annuity is held as a Beneficiary Annuity, the payment of the Death
Benefit must be distributed:

..  as a lump sum payment; or

..  as a series of required distributions under the Beneficiary Continuation
   Option as described below in the section entitled "Beneficiary Continuation Option," unless you have made an election prior to Death Benefit proceeds becoming due

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES HELD BY TAX-FAVORED PLANS

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the Death Benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated Beneficiary and whether the Beneficiary is your surviving spouse.

.. If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death (the "Qualified 5 Year Deadline"), or as periodic payments not extending beyond the life expectancy of the designated Beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Death Benefit is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the Owner. If your Beneficiary elects to receive full distribution by the Qualified 5 Year Deadline, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the year including the six year anniversary date of death.

..  If you die before a designated Beneficiary is named and before the date
   Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out by the Qualified 5 Year Deadline. If the Beneficiary does not begin installments by December 31/st/ of the year following the year of death, we will require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.

..  If you die before a designated Beneficiary is named and after the date
   Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

A Beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the Death Benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

The tax consequences to the Beneficiary may vary among the different Death Benefit payment options. See "Tax Considerations" and consult your tax advisor.

BENEFICIARY CONTINUATION OPTION

Instead of receiving the Death Benefit in a single payment, or under an Annuity Option, a Beneficiary may take the Death Benefit under an alternative Death Benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans." This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities. This option is different from the "Beneficiary Annuity because the Beneficiary Continuation Option is a death benefit payout option used explicitly for annuities issued by a Prudential affiliate.

UNDER THE BENEFICIARY CONTINUATION OPTION:

..  The Beneficiary must apply at least $15,000 to the Beneficiary Continuation
   Option (thus, the Death Benefit amount payable to each Beneficiary must be at least $15,000).

.. The Annuity will be continued in the Owner's name, for the benefit of the Beneficiary.

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..  Beginning on the date we receive an election by the Beneficiary to take the
   Death Benefit in a form other than a lump sum, the Beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the assets allocated to the Sub-accounts. The charge is 1.00% per year.

.. Beginning on the date we receive an election by the Beneficiary to take the Death Benefit in a form other than a lump sum, the Beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Unadjusted Account Value. The fee will only apply if the Unadjusted Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

.. The initial Account Value will be equal to any Death Benefit (including any optional Death Benefit in connection with an optional living benefit) that would have been payable to the Beneficiary if the Beneficiary had taken a lump sum distribution.

.. The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-accounts may not be available.

.. The Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

..  No MVA Options will be offered for Beneficiary Continuation Options.

.. No additional Purchase Payments can be applied to the Annuity. Multiple death benefits cannot be combined in a single Beneficiary Continuation Option.

.. The basic Death Benefit and any optional benefits elected by the Owner will no longer apply to the Beneficiary.

..  The Beneficiary can request a withdrawal of all or a portion of the Account
   Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the Beneficiary's withdrawal rights.

.. Upon the death of the Beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the Beneficiary (successor), unless the successor chooses to continue receiving payments through a Beneficiary Continuation Option established for the successor. However, the distributions will continue to be based on the Key Life of the Beneficiary Continuation Option the successor received the death benefit proceeds from.

.. If the Beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in Good Order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Beneficiary Continuation Option.

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                            VALUING YOUR INVESTMENT

VALUING THE SUB-ACCOUNTS

When you allocate Account Value to a Sub-account, you are purchasing Units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, and if you elected one or more optional benefits whose annualized charge is deducted daily, the additional charge for such benefits.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section below entitled "Termination of Optional Benefits" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we redeem 178.677 Units at the current Unit Price, leaving you
158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

PROCESSING AND VALUING TRANSACTIONS

Pruco Life is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern
Time). Generally, financial transactions requested in Good Order before the close of regular trading on the NYSE will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of regular trading on the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of regular trading on the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of regular trading on the NYSE will be used when valuing and processing transactions.

We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed. Pruco Life will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..  trading on the NYSE is restricted;

.. an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or

.. the SEC, by order, permits the suspension or postponement for the protection of security holders.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive the Purchase Payment in Good Order at our Service Office. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue an Annuity within two (2) Valuation Days.

With respect to your initial Purchase Payment that is pending investment in our Separate Account, we may hold the amount temporarily in a suspense account and we may earn interest on such amount. You will not be credited with interest during that period. The monies held in the suspense account may be subject to claims of our general creditors. Also, the Purchase Payment will not be reduced nor increased due to market fluctuations during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners

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will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to claims of our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments as of the Valuation Day that we receive the Purchase Payment at our Service Office in Good Order. We may limit, restrict, suspend or reject any additional Purchase Payments at any time. See "Additional Purchase Payments" under "Purchasing your Annuity" earlier in this prospectus.

SCHEDULED TRANSACTIONS: Scheduled transactions include transfers under Dollar Cost Averaging, the Asset Allocation Program, Auto-Rebalancing, systematic withdrawals, Systematic Investments, Required Minimum Distributions, substantially equal periodic payments under section 72(t)/72(q) of the Code, and annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to Required Minimum Distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day. In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for partial withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for
(a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in Good Order, and will process the transaction in accordance with the discussion in "Processing And Valuing Transactions"

DEATH BENEFITS: Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Service Office in Good Order all supporting documentation we require for such transactions.

We are generally required by law to pay any death benefit claims from the Separate Account within 7 days of our receipt of your request in Good Order at our Service Office.

TRANSACTIONS IN PROFUNDS VP SUB-ACCOUNTS: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase order or transfer request involving the ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through Prudential Annuities' Internet website (www.prudentialannuities.com). You cannot request a transaction (other than a redemption order) involving the transfer of units in one of the ProFunds VP Sub-accounts between the applicable "cut-off" time and 4:00 p.m. Owners attempting to process a purchase order or transfer request between the applicable "cut-off" time and 4:00 p.m., are informed that their transactions cannot be processed as requested. We will not process the trade until we receive further instructions from you. However, Owners receiving the "cut off" message may process a purchase order or transfer request up until 4:00 p.m. on that same day with respect to any other available investment option under their Annuity, other than ProFunds. Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.

TERMINATION OF OPTIONAL BENEFITS: In general, if an optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. However, for the Highest Daily Lifetime Income v2.1, Highest Daily Lifetime Income 2.0, Highest Daily Lifetime Income or Highest Daily Lifetime 6 Plus Suite of benefits, if the benefit terminates for any reason other than death or annuitization, we will deduct a final charge upon termination, based on the number of days since the charge for the benefit was most recently deducted. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different charge.

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                              TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax adviser for complete information and advice.

Generally, the cost basis in an Annuity not associated with a tax-favored retirement plan is the amount you pay into your Annuity, or into Annuities exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

SAME SEX MARRIAGES, CIVIL UNIONS AND DOMESTIC PARTNERSHIPS

The summary that follows includes a description of certain spousal rights under the Annuity and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with
Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A NONQUALIFIED ANNUITY IS OWNED BY AN INDIVIDUAL OR NON-NATURAL PERSON AND IS NOT ASSOCIATED WITH A TAX-FAVORED RETIREMENT PLAN.

TAXES PAYABLE BY YOU

We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the Annuity are treated as a partial withdrawal from the Annuity and will be reported as such to the Annuity Owner.

It is possible that the IRS could assert that some or all of the charges for the optional living benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the Annuity. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

TAXES ON WITHDRAWALS AND SURRENDER

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If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of cost basis, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

TAXES ON ANNUITY PAYMENTS

If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

MAXIMUM ANNUITY DATE

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity Date for your Annuity. For some of our Annuities, you are able to choose to defer the Annuity Date beyond the default Annuity Date described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.

Please refer to your Annuity contract for the maximum Annuity Date.

PARTIAL ANNUITIZATION

Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a Nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under section 72 of the Code. We do not currently permit partial annuitization.

MEDICARE TAX ON NET INVESTMENT INCOME

The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,300 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.

TAX PENALTY FOR EARLY WITHDRAWAL FROM A NONQUALIFIED ANNUITY

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..  the amount is paid on or after you reach age 59 1/2 or die;

..  the amount received is attributable to your becoming disabled;

.. generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

.. the amount received is paid under an immediate Annuity (in which annuity payments begin within one year of purchase).

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Other exceptions to this tax may apply. You should consult your tax adviser for further details.

SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

After you elect an annuity payment option, you are not eligible for a tax-free exchange under Section 1035.

TAXES PAYABLE BY BENEFICIARIES FOR A NONQUALIFIED ANNUITY

The Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

.. As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

.. Within 5 years of death of Owner, the Beneficiary is taxed as amounts are withdrawn (with gain treated as being distributed first).

.. Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis.

CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ENTITY OWNERS

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Where an Annuity is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax annually.

Where an Annuity is issued to a Charitable Remainder Trust (CRT), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

At this time, we will not issue an Annuity to grantor trusts with multiple grantors. Also, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued Annuity was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

ANNUITY QUALIFICATION

DIVERSIFICATION AND INVESTOR CONTROL. In order to qualify for the tax rules applicable to Annuities described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A NONQUALIFIED ANNUITY. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

CHANGES IN YOUR ANNUITY. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A QUALIFIED ANNUITY IS AN ANNUITY WITH APPLICABLE ENDORSEMENTS FOR A TAX-FAVORED PLAN OR A NONQUALIFIED ANNUITY HELD BY A TAX-FAVORED RETIREMENT PLAN.

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The following is a general discussion of the tax considerations for Qualified
Annuites. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.

A Qualified Annuity may typically be purchased for use in connection with:

..  Individual retirement accounts and annuities (IRAs), including inherited
   IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

..  Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary
   Roth IRA) under Section 408A of the Code;

..  A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

..  H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

..  Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
   Deferred Annuities or TDAs);

..  Section 457 plans (subject to 457 of the Code).

A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

TYPES OF TAX-FAVORED PLANS

IRAS. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract which summarize the material terms. The IRS requires that you have a "Free Look" after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.

CONTRIBUTIONS LIMITS/ROLLOVERS. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2015 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA", which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee "transfer" from one IRA account to another. IRA transfers are not subject to this 12 month rule.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

Required Provisions. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..  You, as Owner of the Annuity, must be the "Annuitant" under the contract
   (except in certain cases involving the division of property under a decree of divorce);

..  Your rights as Owner are non-forfeitable;

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..  You cannot sell, assign or pledge the Annuity;

.. The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

.. The date on which required minimum distributions must begin cannot be later than April 1/st/ of the calendar year after the calendar year you turn age 70 1/2; and

.. Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

..  A 10% early withdrawal penalty described below;

.. Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

..  Failure to take a Required Minimum Distribution, also described below.

SEPS. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

.. If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
   (a) $53,000 in 2015, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2015, this limit is $265,000;

.. SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

.. SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $18,000 in 2015 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "Free Look" period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAS. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..  Contributions to a Roth IRA cannot be deducted from your gross income;

..  "Qualified distributions" from a Roth IRA are excludable from gross income.
   A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner's death; (c) due to the Owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

.. If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

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TDAS. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax
Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $18,000 in 2015. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

..  Your attainment of age 59 1/2;

..  Your severance of employment;

..  Your death;

..  Your total and permanent disability; or

.. Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any "direct transfer" of your interest in the Annuity to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

CAUTION: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

REQUIRED MINIMUM DISTRIBUTIONS AND PAYMENT OPTIONS

If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

CHARITABLE IRA DISTRIBUTIONS.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2015, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2015.

For distributions in tax years beginning after 2005 and before 2015, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified

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charitable organizations and (2) on or after the date the IRA owner attains age
70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A QUALIFIED ANNUITY

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the Annuity and receive required minimum distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

.. If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

.. If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

.. If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner's spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.

Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

TAX PENALTY FOR EARLY WITHDRAWALS FROM A QUALIFIED ANNUITY You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..  the amount is paid on or after you reach age 59 1/2 or die;

..  the amount received is attributable to your becoming disabled; or

.. generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

WITHHOLDING

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at

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least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us.
If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

.. For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions

.. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and

..  For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS - QUALIFIED ANNUITIES

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

DEFINED BENEFIT PLANS AND MONEY PURCHASE PENSION PLANS. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

DEFINED CONTRIBUTION PLANS (INCLUDING 401(K) PLANS AND ERISA 403(B) ANNUITIES). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

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IRAS, NON-ERISA 403(B) ANNUITIES, AND 457 PLANS. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

GIFTS AND GENERATION-SKIPPING TRANSFERS

If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

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                               OTHER INFORMATION

PRUCO LIFE AND THE SEPARATE ACCOUNT

PRUCO LIFE. Pruco Life Insurance Company (Pruco Life) is a stock life insurance company organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam and in all states except New York. Pruco Life is a wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a New Jersey stock life insurance company that has been doing business since 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial), a New Jersey insurance holding company. No company other than Pruco Life has any legal responsibility to pay amounts that it owes under its annuity contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal Value for Highest Daily Lifetime Income 2.0) exceeds your current Account Value, you would rely solely on the ability of Pruco Life to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Pruco Life. As Pruco Life's ultimate parent, Prudential Financial, however, exercises significant influence over the operations and capital structure of Pruco Life.

Pruco Life incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (Exchange Act) since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by Pruco Life pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. Pruco Life will provide to each person, including any beneficial Owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Pruco Life Insurance Company, One Corporate Drive, Shelton, CT 06484 or by calling 800-752-6342. Pruco Life files periodic reports as required under the Exchange Act. The public may read and copy any materials that Pruco Life files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

SERVICE PROVIDERS

Pruco Life conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Pruco Life may change over time. As of December 31, 2014, non-affiliated entities that could be deemed service providers to Pruco Life and/or an affiliated insurer within the Pruco Life business unit consisted of those set forth in the table below.

      NAME OF SERVICE PROVIDER                   SERVICES PROVIDED                            ADDRESS
      ------------------------         -------------------------------------- ----------------------------------------
Broadridge Investor Communication      Proxy services and regulatory mailings 51 Mercedes Way, Edgewood,
Solutions, Inc.                                                               NY 11717

CT Corporation System                  UCC filings, corporate filings and     111 Eighth Avenue, New York, NY
                                       annual report filings                  10011

Depository Trust & Clearing            Clearing and settlement services       55 Water Street, 26/th/ Floor, New York,
Corporation                                                                   NY 10041

EDM Americas                           Records management and administration  301 Fayetteville Street, Suite 1500,
                                       of annuity contracts                   Raleigh, NC 27601

ExlService Holdings, Inc.              Administration of annuity contracts    350 Park Avenue, 10/th/ Floor, New
                                                                              York, NY 10022

National Financial Services            Clearing and settlement services       82 Devonshire Street Boston, MA
                                                                              02109

NEPS, LLC                              Composition, printing, and mailing of
                                       contracts and benefit documents        12 Manor Parkway, Salem, NH 03079

Pershing LLC                           Order-entry systems provider           One Pershing Plaza, Jersey City, NJ
                                                                              07399

Thomson Reuters                        Tax form printing                      3 Times Square New York, NY 10036

Venio                                  Claim related services                 4031 University Drive, Suite 100,
                                                                              Fairfax, VA 22030

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

THE SEPARATE ACCOUNT. We have established a Separate Account, the Pruco Life Flexible Premium Variable Annuity Account (Separate Account), to hold the assets that are associated with the Annuities. The Separate Account was established under Arizona law on June 16, 1995, and is registered with the SEC under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. The assets of the Separate Account are held in the name of Pruco Life and legally belong to us. Pruco Life segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains, and losses, whether or not realized, for assets allocated to the Separate Account are, in accordance with the Annuities, credited to or charged against the Separate Account without regard to other income, gains, or losses of Pruco Life. The obligations under the Annuities are those of Pruco Life, which is the issuer of the Annuities and the depositor of the Separate Account. More detailed information about Pruco Life, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

In addition to rights that we specifically reserve elsewhere in this prospectus, we reserve the right to perform any or all of the following:

    . offer new Sub-accounts, eliminate Sub-Accounts, substitute Sub-accounts or combine Sub-accounts;

    . close Sub-accounts to additional Purchase Payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates;

    .  combine the Separate Account with other "unitized" separate accounts;

    .  deregister the Separate Account under the Investment Company Act of 1940;

    . manage the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;

    . make changes required by any change in the federal securities laws, including, but not limited to, the Securities Act of 1933, the Securities Act of 1934, the Investment Company Act of 1940, or any other changes to the Securities and Exchange Commission's interpretation thereof;

    . establish a provision in the Annuity for federal income taxes if we determine, in our sole discretion, that we will incur a tax as the result of the operation of the Separate Account;

    . make any changes required by federal or state laws with respect to annuity contracts; and

    . to the extent dictated by any underlying Portfolio, impose a redemption fee or restrict transfers within any Sub-account.

We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with guidance provided by the SEC or its staff (or after obtaining an order from the SEC, if required). We reserve the right to substitute underlying Portfolios, as allowed by applicable law. If we make a fund substitution or change, we may change the Annuity contract to reflect the substitution or change. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Automatic Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

With the MVA Options, we use a separate account of Pruco Life different from the Pruco Life Flexible Premium Variable Annuity Account discussed above. The separate account for the MVA Options is not registered under the Investment Company Act of 1940. Moreover, you do not participate in the appreciation or depreciation of the assets held by that separate account.

THE GENERAL ACCOUNT. Our general obligations and any guaranteed benefits under the Annuity are supported by our general account and are subject to our claims paying ability. Assets in the general account, which includes amounts in the Secure Value Account, are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.

FEES AND PAYMENTS RECEIVED BY PRUCO LIFE

As detailed below, Pruco Life and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios' advisers and subadvisers. Because these fees and payments are made to Pruco Life and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see "Variable Investment Options" under "Investment Options" earlier in this prospectus.

We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio's assets and are therefore borne by Owners. We also receive "revenue sharing" payments from the Portfolios or the advisers of the underlying Portfolios or their affiliates, which compensate us for administrative services. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are equal to an annual rate of 0.50% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.

In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, subadviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. During 2014, with regard to the total amounts that were paid under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from approximately $300.00 to approximately $354,505.58. These amounts relate to all individual variable annuity contracts issued by Pruco Life or its affiliates, not only the Annuity covered by this prospectus.

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

CYBER SECURITY RISKS. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.

LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS

Each underlying Portfolio is registered as an open-end management investment company under the Investment Company Act of 1940. Shares of the underlying mutual fund Portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

VOTING RIGHTS

We are the legal owner of the shares of the underlying Portfolios in which the Sub-accounts invest. However, under current SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying Portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares that are owned directly by us or an affiliate (excluding shares held in the separate account of an affiliated insurer). In addition, because all the shares of a given Portfolio held within our Separate Account are legally owned by us, we intend to vote all of such shares when that underlying Portfolio seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting", it is possible that the votes of a small percentage of contract holders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying Portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying Portfolio that require a vote of shareholders. We reserve the right to change the voting procedures described above if applicable SEC rules change.

Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change subadvisers for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the subadvisers by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The exemption does not apply to the AST Franklin Templeton Founding Funds Allocation Portfolio; shareholder approval of new subadvisory agreements for this Portfolio only is required. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

MATERIAL CONFLICTS

It is possible that differences may occur between companies that offer shares of an underlying Portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

CONFIRMATIONS, STATEMENTS, AND REPORTS

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter, if there have been transactions during the quarter. We may confirm regularly scheduled transactions, including, but not limited to the Annual Maintenance Fee, systematic withdrawals (including 72(t)/72(q) payments and Required Minimum Distributions), electronic funds transfer, Dollar Cost Averaging, auto rebalancing, and the Custom Portfolios Program in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge $50 for each such additional or previously sent report, but may waive that charge in the future. We will also send an annual report and a semi-annual report containing applicable financial statements for the portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and AST Portfolios. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker/dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with both affiliated and unaffiliated broker/dealers who are registered under the Exchange Act (collectively, "Firms"). The affiliated broker/dealer, Pruco Securities, LLC is an indirect wholly-owned subsidiary of Prudential Financial that sells variable annuity and variable life insurance (among other products) through its registered representatives. Applications for each Annuity are solicited by registered representatives of the Firms. PAD utilizes a network of its own registered representatives to wholesale the Annuities to Firms. Because the Annuities offered through this prospectus are insurance products as well as securities, all registered representatives who sell the Annuities are also appointed insurance agents of Pruco Life.

Under the selling agreements, commissions may be paid to firms on sales of the Annuity according to one or more schedules. The registered representative will receive all or a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 2.0% for the Advisor Series. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of Unadjusted Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account. Compensation varies by Annuity product, and such differing compensation could be a factor in which Annuity a Financial Professional recommends to you.

In addition, in an effort to promote the sale of our products (which may include the placement of Pruco Life and/or the Annuity generally on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker/dealers firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide to us or our affiliates. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis; providing office access, operations and systems support; holding seminars intended to educate registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval and preferred programs to PAD. We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

This Annuity will be offered on a fee-based variable annuity platform offered by LPL Financial LLC ("LPL") through LPL's Strategic Asset Management advisory program. In connection with that platform, LPL entered into agreements with several variable annuity issuers, including Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey, under which such insurers agreed to make upfront and ongoing contributions to defray the technology and systems costs associated with the operation and maintenance of LPL's platform. LPL in turn agreed, through January 2013, to limit the variable annuities offered through its platform to those issued by such insurers. Because LPL benefited from the contributions from such annuity insurers, there may be a conflict between LPL's financial interest and its ability to use strictly objective factors to select and/or retain

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

variable annuities available on the platform. However, LPL does not guarantee that such insurers' variable annuities actually will be used in any client account.

The list below identifies three general types of payments that PAD pays to registered broker/dealers and firms which are broadly defined as follows:

.. Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon the total assets, subject to certain criteria in certain Pruco Life products.

.. Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as Purchase Payments under Pruco Life annuity products sold through the firm.

.. Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2014) received payment with respect to our annuity business generally during 2014 (or as to which a payment amount was accrued during 2014). The firms listed below include those receiving payments in connection with marketing of products issued by Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2014, the least amount paid, and greatest amount paid, were $25.00 and $9,079,316.06, respectively. Each of these Annuities also is distributed by other selling firms that previously were appointed only with our affiliate Prudential Annuities Life Assurance Corporation ("PALAC"). Such other selling firms may have received compensation similar to the types discussed above with respect to their sale of PALAC annuities. In addition, such other selling firms may, on a going forward basis, receive substantial compensation that is not reflected in this 2014 retrospective depiction.

NAME OF FIRM:

1st Global Capital Corp.               Capital Analysts                       Financial Security Management, Inc.
A.W. Hastings & Co.                    Capital Financial Services, Inc.       Financial Solutions Partners, LLC
ABC Consulting                         Capital Guardian                       Financial West Group
ABN AMRO WCS Holding Company           Capital Investment Group, Inc.         First Allied Securities Inc
Advisor Group                          Capital One Investment Services, LLC   First Citizens Bank
Aegon Transamerica                     Capital Securities Management          First Heartland Capital, Inc.
Affordable Housing Agency              CCO Investment Services Corp           First Merit Investments
AFS Brokerage, Inc.                    Centaurus Financial, Inc.              First Southeast Investor Services
AIG Advisor Group                      Cetera Advisor Network LLC             First Tennessee Brokerage, Inc
AIG Financial Advisors Inc             Cetera Financial Group LLC             First Trust Portfolios L.P.
Alliance                               Cetera Financial Specialists           Foothill Securities, Inc.
Allianz                                Cetera Investment Services             Foresters Equity Services Inc.
Allstate Financial Services, LLC       CFD Investments, Inc.                  Fortune Financial Services, Inc.
Alpha Simplex                          Charter One Bank (Cleveland)           Franklin Templeton
American Portfolio Financial Services  Chase Investment Services              Frost Brokerage Services
Inc                                    Citigroup Global Markets Inc.          FSC Securities Corp.
Ameriprise Financial, Inc.             Citizens Bank and Trust Company        FSIC
Ameritas Investment Corp.              Coastal Agents Alliance                GATX Southern Star Agency
Ameritus Capital Group, Inc.           Cognizant                              Gary Goldberg & Co., Inc.
Annuity Partners                       Cohen & Steers Inc.                    Geneos Wealth Management, Inc.
Annuity Services                       Comerica Securities, Inc.              Girard Securities, Inc.
Arete Wealth Management                Commonwealth Financial Network         Goldman Sachs & Co.
Arvest Asset Management                Compass Bank Wealth Management Group   Great American Investors, Inc.
Arvest Bank                            Comprehensive Asset Management         GWN Securities, Inc.
Associated Securities Corp             Concord Advisors, Inc.                 H. Beck, Inc.
Astoria Federal Savings                Conover Capital Management LLC         HBW Securities LLC
AUSDAL Financial Partners, Inc.        Consolidated Marketing Group           H.D. Vest Investment
AXA Advisors, LLC                      Cornerstone Financial                  Hantz Financial Services, Inc.
BancWest Investment Services           Craig Schubert                         Harbour Investments, Inc.
Banc of America Invest.Svs(SO)         Crown Capital Securities, L.P.         Harvest Capital, LLC
BBVA Compass Investment Solutions,     CUNA Brokerage Svcs, Inc.              Horan Associates
Inc.                                   CUSO Financial Services, L.P.          HSBC
Bank of Oklahoma                       David Lerner and Associates            Huntleigh Securities
Bank of the West                       DFA                                    Independent Financial Group, LLC
BB&T Investment Services, Inc.         Eaton Vance                            Infinex Investments, Inc.
BCG Securities, Inc.                   Edward Jones & Co.                     ING Financial Partners, LLC
Beaconsfield Financial Services        Emerald Equity Advisors
Berthel Fisher & Company
BlackRock Financial Management Inc.

Broker Dealer Financial Services       Epoch Investment Management            Institutional Securities Corp.
Brokers International                  Equity Services, Inc.                  Integral Financial, LLC
Cadaret, Grant & Co., Inc.             Essex Financial Services, Inc.         Invesco Ltd.
Cades Schutte                          Farmer's Bureau (FBLIC)                Invest Financial Corporation
Calton & Associates, Inc.              Fidelity Institutional Wealth          Investacorp
Cambridge Advisory Group               Services (FIWS)                        Investment Centers of America
Cambridge Investment Research, Inc.    Fidelity Investments                   Investment Planners, Inc.
Cantella & Co., Inc.                   Fifth Third Securities, Inc.           Investment Professionals
Cape Securities, Inc.                  Financial Planning Consultants         Investors Capital Corporation

Investors Security Co, Inc.            Park Avenue Securities, LLC            Synovus Financial Corporation
JHS Capital                            Perryman Financial Advisory            T. Rowe Price Group, Inc.
J.J.B. Hilliard Lyons, Inc.            PIMCO                                  Taylor, Colicchio & Silverman, LLP
J.P. Morgan                            PlanMember Securities Corp.            TFS Securities, Inc.
J.W. Cole Financial, Inc.              PNC Investments, LLC                   The Investment Center
Janney Montgomery Scott, LLC.          PNC Bank                               The O.N. Equity Sales Co.
Jennison Associates, LLC               PNC Wealth Management                  The Prudential Insurance Company of
Jennison Dryden Mutual Funds           Prime Capital Services, Inc.           America
John Hancock                           Principal Financial Group              The Washington Update
Key Bank                               Princor Financial Services Corp.       Tomorrow's Financial Services, Inc.
Key Investment Services LLC            Private Client Services, LLC           Tower Square Securities, Inc.
KMS Financial Services, Inc.           ProEquities                            TransAmerica Financial Advisors, Inc.
Kovack Securities, Inc.                Prospera Financial Services, Inc.      Triad Advisors, Inc.
L.M. Kohn & Company                    Prudential Annuities                   Trustmont Financial Group, Inc.
LaSalle St. Securities, LLC            Purshe Kaplan Sterling Investments     UBS Financial Services, Inc.
Lazard                                 QA3 Financial Corp.                    Umpqua Investments
Leaders Group Inc.                     Quest Financial Services               Union Bank of California
Legend Equities Corporation            Questar Capital Corporation            Unionbanc Investment Serv, LLC
Legend Securities, Inc.                Raymond James & Associates             United Bank
Legg Mason                             Raymond James Financial Svcs           United Brokerage Services, Inc.
Lincoln Financial Advisors             RBC Capital Markets Corporation        United Planners Fin. Serv.
Lincoln Financial Securities           Resource Horizons Group                USA Financial Securities Corp.
Corporation                            RNR Securities, LLC                    US Bank
Lincoln Investment Planning            Robert W. Baird & Co., Inc.            UVEST Fin'l Srvcs Group, Inc.
Lord Abbett                            Royal Alliance Associates              VALIC Financial Advisors, Inc
LPL Financial Corporation              Russell Investments                    Veritrust Financial LLC
M and T Bank Corporation               Rydex Funds                            Vision Service Plan
M Holdings Securities, Inc.            Sagemark Consulting                    VSR Financial Services, Inc.
Mass Mutual Financial Group            SagePoint Financial, Inc.              Waddell & Reed Inc.
McClurg Capital Corporation            Sage Rutty & Co., Inc.                 Wall Street Financial Group
Mercer Consulting                      Sammons Enterprises, Inc.              Walnut Street Securities, Inc.
Merrill Lynch, P,F,S                   Sammons Securities Co., LLC            Wayne Hummer Investments LLC
MetLife                                Santander                              Webster Bank
MFS                                    Scarborough Capital Management, Inc.   Wedbush Morgan Securities
Michigan Securities, Inc.              SCF Securities, Inc.                   Wells Fargo Advisors LLC
Mid-America Securities                 Schroders Investment Management        Wells Fargo Advisors LLC - Wealth
Milbank                                se2                                    Wells Fargo Investments LLC
MML Investors Services, Inc.           Seacoast Capital                       Wescom Financial Services LLC
Money Concepts Capital Corp.           Securian Financial Svcs, Inc.          Western International Securities, Inc.
Morgan Keegan & Company                Securities America, Inc.               WFG Investments, Inc.
Morgan Stanley Smith Barney            Securities Service Network             William Blair & Co
Mutual of Omaha Bank                   Sigma Financial Corporation            Wintrust Financial Corporation
National Planning Corporation          Signator Investors, Inc.               Woodbury Financial Services
National Securities Corp.              SII Investments, Inc.                  Workman Securities Corporation
Nationwide Securities, LLC             SMH Capital, Inc.                      World Equity Group, Inc.
Natixis Funds                          Southeast Financial Group, Inc.        World Group Securities, Inc.
Neuberger Berman                       Spire Securities LLC                   WRP Investments, Inc
New England Securities Corp.           Stephens, Inc                          Wunderlich Securities
New York Life                          Sterne Agee Financial Services, Inc.
Newbridge Securities Corp.             Stifel Nicolaus & Co.
Newport Coast Securities               Strategic Fin Alliance Inc
Next Financial Group, Inc.             Strategic Financial Group LPP
NFP Securities, Inc.                   Summit Brokerage Services, Inc
North American Management              Summit Equities, Inc.
North Ridge Securities Corp.           Sunset Financial Services, Inc
Northwestern Mutual                    SunTrust Investment Services, Inc.
NPB Financial Group, LLC               SunAmerica Securities
Ohio National Financial Services       SWS Financial Services, Inc
Omni Housing Development LLC

OneAmerica Securities, Inc.            Symetra Investment Services Inc
Oppenheimer & Co, Inc.                 Syndicated

You should note that firms and individual registered representatives and branch managers with some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to a contract product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Your registered representative can provide you with more information about the compensation arrangements that apply upon request.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Pruco Life are included in the Statement of Additional Information.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

LITIGATION AND REGULATORY MATTERS

Pruco Life is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Pruco Life and proceedings generally applicable to business practices in the industry in which we operate. Pruco Life is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Pruco Life is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Pruco Life, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Pruco Life's pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Pruco Life establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed. As of December 31, 2014, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Pruco Life reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Pruco Life's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Pruco Life's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Pruco Life's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Pruco Life's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Pruco Life's financial position.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

..  Company

..  Experts

..  Principal Underwriter

..  Payments Made to Promote Sale of Our Products

..  Cyber Security Risks

..  Determination of Accumulation Unit Values

..  Financial Statements

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

PRUDENTIAL'S CUSTOMER SERVICE TEAM

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

INTERNET

Access information about your Annuity through our website:
www.prudentialannuities.com

CORRESPONDENCE SENT BY REGULAR MAIL

Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

CORRESPONDENCE SENT BY OVERNIGHT/*/, CERTIFIED OR REGISTERED MAIL

Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025

* Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g., Federal Express, United Parcel Service) will be delivered to the address listed below.

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center
(1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number
(PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Pruco Life does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Nor, due to circumstances beyond our control, can we provide any assurances as to the delivery of transaction instructions submitted to us by regular and/or express mail. Regular and/or express mail (if operational) will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Pruco Life reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

                     APPENDIX A - ACCUMULATION UNIT VALUES

 As we have indicated throughout this prospectus, the Annuity is a contract that allows you to select or decline any of several features that carries with it a specific asset-based charge. We maintain a unique Unit value corresponding to each combination of such contract features.

 Here, we set forth the historical Unit values corresponding to the lowest charge level and the highest charge level. In the Statement of Additional Information, which is available free of charge upon request, we set forth Unit values corresponding to the remaining charge levels.

                       PREMIER RETIREMENT ADVISOR SERIES
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (0.55%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.96884        $10.91855          74,477
   01/01/2011 to 12/31/2011                              $10.91855        $10.56970         337,702
   01/01/2012 to 12/31/2012                              $10.56970        $11.83261         412,807
   01/01/2013 to 12/31/2013                              $11.83261        $12.94119         424,083
   01/01/2014 to 12/31/2014                              $12.94119        $13.36150         380,175
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   03/15/2010 to 12/31/2010                               $9.97953        $11.02556         104,954
   01/01/2011 to 12/31/2011                              $11.02556        $10.97730         228,928
   01/01/2012 to 12/31/2012                              $10.97730        $12.40699         460,607
   01/01/2013 to 12/31/2013                              $12.40699        $14.38162         491,660
   01/01/2014 to 12/31/2014                              $14.38162        $15.17602         504,362
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   03/15/2010 to 12/31/2010                              $10.00806        $10.91933           5,941
   01/01/2011 to 12/31/2011                              $10.91933        $11.24716          38,732
   01/01/2012 to 05/04/2012                              $11.24716        $12.26752               0
----------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                              $9.99955        $10.19183           7,263
   01/01/2014 to 12/31/2014                              $10.19183         $9.81901          42,299
----------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                              $9.99955        $11.72588          14,893
   01/01/2014 to 12/31/2014                              $11.72588        $13.19717          46,184
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.98980        $10.87633          25,699
   01/01/2011 to 12/31/2011                              $10.87633        $10.68503         183,634
   01/01/2012 to 12/31/2012                              $10.68503        $11.95204         311,752
   01/01/2013 to 12/31/2013                              $11.95204        $13.98393         375,566
   01/01/2014 to 12/31/2014                              $13.98393        $14.81389         387,296
----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                              $9.99955         $9.23573          77,994
   01/01/2012 to 12/31/2012                               $9.23573        $10.27765         185,128
   01/01/2013 to 12/31/2013                              $10.27765        $11.33041         207,257
   01/01/2014 to 12/31/2014                              $11.33041        $11.81961         269,412
----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                              $9.99955        $10.58015          55,001
   01/01/2014 to 12/31/2014                              $10.58015        $10.89838          83,330
----------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.97271        $10.68397           1,529
   01/01/2011 to 12/31/2011                              $10.68397        $10.00126          43,948
   01/01/2012 to 12/31/2012                              $10.00126        $11.26258          35,119
   01/01/2013 to 12/31/2013                              $11.26258        $14.72087          54,776
   01/01/2014 to 12/31/2014                              $14.72087        $16.14283          63,748

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.97871        $10.95793         140,271
   01/01/2011 to 12/31/2011                                      $10.95793        $10.63313         229,672
   01/01/2012 to 12/31/2012                                      $10.63313        $12.02581         342,619
   01/01/2013 to 12/31/2013                                      $12.02581        $14.67207         462,685
   01/01/2014 to 12/31/2014                                      $14.67207        $15.61208         525,873
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                                      $9.99955        $11.77434          20,734
   01/01/2014 to 12/31/2014                                      $11.77434        $13.30316         109,091
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   03/15/2010 to 12/31/2010                                       $9.96094        $11.92152          12,982
   01/01/2011 to 12/31/2011                                      $11.92152        $12.63728          19,811
   01/01/2012 to 12/31/2012                                      $12.63728        $14.49675          60,014
   01/01/2013 to 12/31/2013                                      $14.49675        $14.86875          50,527
   01/01/2014 to 12/31/2014                                      $14.86875        $19.35793         139,563
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $9.99955         $9.76317          23,603
   01/01/2014 to 12/31/2014                                       $9.76317        $10.20498          61,473
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   03/15/2010 to 12/31/2010                                       $9.97702        $11.14198         101,174
   01/01/2011 to 12/31/2011                                      $11.14198        $10.91397         264,894
   01/01/2012 to 12/31/2012                                      $10.91397        $12.00836         419,069
   01/01/2013 to 12/31/2013                                      $12.00836        $13.70499         304,195
   01/01/2014 to 12/31/2014                                      $13.70499        $14.05915         245,568
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.99955        $11.00678          24,493
   01/01/2011 to 12/31/2011                                      $11.00678        $10.67564          67,929
   01/01/2012 to 12/31/2012                                      $10.67564        $12.06462         166,968
   01/01/2013 to 12/31/2013                                      $12.06462        $14.30473         264,647
   01/01/2014 to 12/31/2014                                      $14.30473        $15.03955         281,628
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $9.99955        $10.82950         209,671
   01/01/2013 to 12/31/2013                                      $10.82950        $13.40539         253,253
   01/01/2014 to 12/31/2014                                      $13.40539        $13.75528         243,595
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $9.99955        $10.89883         183,851
   01/01/2014 to 12/31/2014                                      $10.89883        $11.11626         278,081
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   03/15/2010 to 12/31/2010                                       $9.97122        $11.67844           3,313
   01/01/2011 to 12/31/2011                                      $11.67844        $11.02904          23,431
   01/01/2012 to 12/31/2012                                      $11.02904        $13.90830          31,713
   01/01/2013 to 12/31/2013                                      $13.90830        $14.43314          43,731
   01/01/2014 to 12/31/2014                                      $14.43314        $16.35228          76,018
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   03/15/2010 to 12/31/2010                                      $10.01955        $10.90526           4,144
   01/01/2011 to 12/31/2011                                      $10.90526        $10.41616          13,718
   01/01/2012 to 12/31/2012                                      $10.41616        $12.40623          14,147
   01/01/2013 to 12/31/2013                                      $12.40623        $16.00717          17,986
   01/01/2014 to 02/07/2014                                      $16.00717        $15.76571               0
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                       $9.99279        $10.88945           3,132
   01/01/2011 to 12/31/2011                                      $10.88945        $10.23189          13,948
   01/01/2012 to 12/31/2012                                      $10.23189        $12.17690          29,314
   01/01/2013 to 12/31/2013                                      $12.17690        $16.17178          33,903
   01/01/2014 to 12/31/2014                                      $16.17178        $18.19491         157,984

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                          $10.02087        $11.54780            8,034
   01/01/2011 to 12/31/2011                          $11.54780        $11.14234           32,146
   01/01/2012 to 12/31/2012                          $11.14234        $13.25460           36,197
   01/01/2013 to 12/31/2013                          $13.25460        $17.42508           46,011
   01/01/2014 to 12/31/2014                          $17.42508        $19.32676          119,092
------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   03/15/2010 to 12/31/2010                           $9.98929        $10.82536           16,972
   01/01/2011 to 12/31/2011                          $10.82536        $10.71118          124,993
   01/01/2012 to 12/31/2012                          $10.71118        $11.73132          207,653
   01/01/2013 to 12/31/2013                          $11.73132        $12.81253          208,146
   01/01/2014 to 12/31/2014                          $12.81253        $13.25701          218,390
------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                           $9.96618        $11.62367            8,201
   01/01/2011 to 12/31/2011                          $11.62367        $11.71028           27,971
   01/01/2012 to 12/31/2012                          $11.71028        $13.47316           60,882
   01/01/2013 to 12/31/2013                          $13.47316        $18.59944           89,975
   01/01/2014 to 12/31/2014                          $18.59944        $19.82864          127,569
------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                           $9.98716        $10.79198              951
   01/01/2011 to 12/31/2011                          $10.79198        $10.67985           17,615
   01/01/2012 to 12/31/2012                          $10.67985        $12.04456           92,049
   01/01/2013 to 12/31/2013                          $12.04456        $16.12620           82,160
   01/01/2014 to 12/31/2014                          $16.12620        $16.28751           90,054
------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   03/15/2010 to 12/31/2010                           $9.98552        $10.88751           59,828
   01/01/2011 to 12/31/2011                          $10.88751        $11.17117          459,988
   01/01/2012 to 12/31/2012                          $11.17117        $12.65112          803,300
   01/01/2013 to 12/31/2013                          $12.65112        $13.48484        1,004,636
   01/01/2014 to 12/31/2014                          $13.48484        $13.75375          708,948
------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   03/15/2010 to 12/31/2010                           $9.93038        $11.38764           16,066
   01/01/2011 to 12/31/2011                          $11.38764         $9.86148           40,033
   01/01/2012 to 12/31/2012                           $9.86148        $11.80465           40,608
   01/01/2013 to 12/31/2013                          $11.80465        $13.97695           44,017
   01/01/2014 to 12/31/2014                          $13.97695        $13.13220          155,058
------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   03/15/2010 to 12/31/2010                           $9.93025        $10.92098              445
   01/01/2011 to 12/31/2011                          $10.92098         $9.49800           40,297
   01/01/2012 to 12/31/2012                           $9.49800        $11.02094           26,373
   01/01/2013 to 12/31/2013                          $11.02094        $13.09404           36,688
   01/01/2014 to 12/31/2014                          $13.09404        $12.14911          141,046
------------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   03/15/2010 to 12/31/2010                          $10.00778        $10.72322                0
   01/01/2011 to 12/31/2011                          $10.72322        $11.99120        1,030,976
   01/01/2012 to 12/31/2012                          $11.99120        $13.04648          358,326
   01/01/2013 to 12/31/2013                          $13.04648        $12.56178           46,171
   01/01/2014 to 12/31/2014                          $12.56178        $13.33332            3,583
------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   03/15/2010 to 12/31/2010                           $9.97778        $10.99818           40,991
   01/01/2011 to 12/31/2011                          $10.99818        $10.87544          133,855
   01/01/2012 to 12/31/2012                          $10.87544        $12.28481          223,785
   01/01/2013 to 12/31/2013                          $12.28481        $14.20637          321,788
   01/01/2014 to 12/31/2014                          $14.20637        $15.02740          360,196
------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   03/15/2010 to 12/31/2010                           $9.92290        $10.68034           11,169
   01/01/2011 to 12/31/2011                          $10.68034         $9.64981           58,908
   01/01/2012 to 12/31/2012                           $9.64981        $11.69932          113,299
   01/01/2013 to 12/31/2013                          $11.69932        $13.42219          137,817
   01/01/2014 to 12/31/2014                          $13.42219        $12.49876          108,382

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   03/15/2010 to 12/31/2010                              $9.99955        $10.71072           22,671
   01/01/2011 to 12/31/2011                             $10.71072        $10.67659           85,671
   01/01/2012 to 12/31/2012                             $10.67659        $11.75609          124,477
   01/01/2013 to 12/31/2013                             $11.75609        $12.98122          184,600
   01/01/2014 to 12/31/2014                             $12.98122        $13.61329          214,286
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.97240        $10.90162                0
   01/01/2011 to 12/31/2011                             $10.90162        $10.91346           19,041
   01/01/2012 to 12/31/2012                             $10.91346        $12.50182           27,841
   01/01/2013 to 12/31/2013                             $12.50182        $16.97028           20,322
   01/01/2014 to 12/31/2014                             $16.97028        $18.48089          129,609
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.99153        $10.74205                0
   01/01/2011 to 12/31/2011                             $10.74205        $10.23602            4,395
   01/01/2012 to 12/31/2012                             $10.23602        $11.89873            1,064
   01/01/2013 to 12/31/2013                             $11.89873        $16.55003           20,956
   01/01/2014 to 12/31/2014                             $16.55003        $18.72158          106,592
---------------------------------------------------------------------------------------------------------
AST Legg Mason Diversified Growth Portfolio
   11/24/2014* to 12/31/2014                             $9.99955         $9.95398            2,765
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.99365        $11.43693            7,736
   01/01/2011 to 12/31/2011                             $11.43693        $11.27014           58,971
   01/01/2012 to 12/31/2012                             $11.27014        $12.58302           51,788
   01/01/2013 to 12/31/2013                             $12.58302        $17.09520           68,668
   01/01/2014 to 12/31/2014                             $17.09520        $18.80146          130,511
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   03/15/2010 to 12/31/2010                              $9.98972        $10.94726          114,993
   01/01/2011 to 12/31/2011                             $10.94726        $11.99422          179,262
   01/01/2012 to 12/31/2012                             $11.99422        $12.63562          181,836
   01/01/2013 to 12/31/2013                             $12.63562        $12.31480          156,257
   01/01/2014 to 12/31/2014                             $12.31480        $13.02948          307,329
---------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   03/15/2010 to 12/31/2010                              $9.98868        $11.02151            8,958
   01/01/2011 to 12/31/2011                             $11.02151        $10.61758           35,143
   01/01/2012 to 12/31/2012                             $10.61758        $12.99605           60,698
   01/01/2013 to 12/31/2013                             $12.99605        $16.49607           85,593
   01/01/2014 to 12/31/2014                             $16.49607        $17.00090          216,603
---------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.99955        $10.99680            2,140
   01/01/2011 to 12/31/2011                             $10.99680        $10.87129           15,411
   01/01/2012 to 12/31/2012                             $10.87129        $12.65867           47,842
   01/01/2013 to 12/31/2013                             $12.65867        $17.20997           69,998
   01/01/2014 to 12/31/2014                             $17.20997        $18.60599          106,002
---------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                             $9.99955        $10.23902               41
   01/01/2013 to 12/31/2013                             $10.23902        $13.69602            4,202
   01/01/2014 to 12/31/2014                             $13.69602        $15.01238           73,175
---------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.98981        $11.63494            1,095
   01/01/2011 to 12/31/2011                             $11.63494        $11.17156            9,619
   01/01/2012 to 12/31/2012                             $11.17156        $13.15554           12,502
   01/01/2013 to 12/31/2013                             $13.15554        $17.32411           17,319
   01/01/2014 to 12/31/2014                             $17.32411        $19.80782           64,375
---------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   03/15/2010 to 12/31/2010                              $9.99955         $9.95679          113,884
   01/01/2011 to 12/31/2011                              $9.95679         $9.90502          163,013
   01/01/2012 to 12/31/2012                              $9.90502         $9.85149          373,803
   01/01/2013 to 12/31/2013                              $9.85149         $9.79695        1,071,436
   01/01/2014 to 12/31/2014                              $9.79695         $9.74274          758,667

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.99210        $11.36456           9,746
   01/01/2011 to 12/31/2011                              $11.36456        $11.02136          23,854
   01/01/2012 to 12/31/2012                              $11.02136        $12.83819          34,952
   01/01/2013 to 12/31/2013                              $12.83819        $18.13076          71,184
   01/01/2014 to 12/31/2014                              $18.13076        $20.60058         150,489
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                             $10.02946        $10.09008               0
   01/01/2012 to 12/31/2012                              $10.09008        $10.52360          37,787
   01/01/2013 to 12/31/2013                              $10.52360        $10.16927          43,368
   01/01/2014 to 12/31/2014                              $10.16927        $10.63422          81,991
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.95984        $12.06211           4,338
   01/01/2011 to 12/31/2011                              $12.06211        $12.19805          41,905
   01/01/2012 to 12/31/2012                              $12.19805        $13.63326          34,442
   01/01/2013 to 12/31/2013                              $13.63326        $17.97962          64,133
   01/01/2014 to 12/31/2014                              $17.97962        $19.30041          92,895
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.97397        $11.55980             631
   01/01/2011 to 04/29/2011                              $11.55980        $13.01323               0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $9.99955        $10.40185          67,606
   01/01/2013 to 12/31/2013                              $10.40185        $12.30125          57,569
   01/01/2014 to 12/31/2014                              $12.30125        $12.86226          52,403
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   03/15/2010 to 12/31/2010                               $9.94002        $11.81030          15,683
   01/01/2011 to 12/31/2011                              $11.81030         $9.36446          36,765
   01/01/2012 to 12/31/2012                               $9.36446        $10.98278          70,967
   01/01/2013 to 12/31/2013                              $10.98278        $10.94678          90,532
   01/01/2014 to 12/31/2014                              $10.94678        $10.37674         178,262
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   03/15/2010 to 12/31/2010                              $10.00897        $10.19767          16,423
   01/01/2011 to 12/31/2011                              $10.19767        $10.36935         322,974
   01/01/2012 to 12/31/2012                              $10.36935        $10.79661         865,162
   01/01/2013 to 12/31/2013                              $10.79661        $10.50384         184,374
   01/01/2014 to 12/31/2014                              $10.50384        $10.43586         251,760
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   03/15/2010 to 12/31/2010                              $10.00789        $10.47335          67,052
   01/01/2011 to 12/31/2011                              $10.47335        $10.74672         449,590
   01/01/2012 to 12/31/2012                              $10.74672        $11.68390         726,909
   01/01/2013 to 12/31/2013                              $11.68390        $11.40615         682,213
   01/01/2014 to 12/31/2014                              $11.40615        $11.82336         716,872
----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.99051        $10.71977           9,906
   01/01/2011 to 12/31/2011                              $10.71977        $10.76697          84,520
   01/01/2012 to 12/31/2012                              $10.76697        $11.81872         189,521
   01/01/2013 to 12/31/2013                              $11.81872        $12.83644         224,246
   01/01/2014 to 12/31/2014                              $12.83644        $13.50314         214,414
----------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                             $10.01947        $10.09000               0
   01/01/2012 to 12/31/2012                              $10.09000        $10.74805          26,650
   01/01/2013 to 12/31/2013                              $10.74805        $10.44169          48,216
   01/01/2014 to 12/31/2014                              $10.44169        $11.01361         262,070
----------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.96454        $11.64166         248,574
   01/01/2011 to 12/31/2011                              $11.64166        $10.85814         409,315
   01/01/2012 to 12/31/2012                              $10.85814        $12.19366         647,533
   01/01/2013 to 12/31/2013                              $12.19366        $14.19120         820,279
   01/01/2014 to 12/31/2014                              $14.19120        $15.41122         898,731

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                                $9.99955         $9.69426           8,699
   01/01/2014 to 12/31/2014                                 $9.69426         $9.40331          61,939
------------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                                $9.99955        $11.76574               0
   01/01/2014 to 12/31/2014                                $11.76574        $13.48446          26,043
------------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   03/15/2010 to 12/31/2010                                 $9.99955        $11.01723           3,698
   01/01/2011 to 12/31/2011                                $11.01723        $11.33550           8,088
   01/01/2012 to 12/31/2012                                $11.33550        $13.39295          18,219
   01/01/2013 to 12/31/2013                                $13.39295        $17.63820          27,488
   01/01/2014 to 12/31/2014                                $17.63820        $20.56057          76,467
------------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                                $9.99955         $8.96673           3,080
   01/01/2012 to 12/31/2012                                 $8.96673        $10.09074           4,453
   01/01/2013 to 12/31/2013                                $10.09074        $12.28290          49,997
   01/01/2014 to 12/31/2014                                $12.28290        $13.00950         586,439
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   03/15/2010 to 12/31/2010                                 $9.98861        $10.91062          80,329
   01/01/2011 to 12/31/2011                                $10.91062        $10.65343         184,877
   01/01/2012 to 12/31/2012                                $10.65343        $11.68426         292,467
   01/01/2013 to 12/31/2013                                $11.68426        $13.06539         297,534
   01/01/2014 to 12/31/2014                                $13.06539        $13.66127         303,884
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   03/15/2010 to 12/31/2010                                 $9.97880        $11.10021          23,419
   01/01/2011 to 12/31/2011                                $11.10021        $10.77548         130,736
   01/01/2012 to 12/31/2012                                $10.77548        $12.42039         240,141
   01/01/2013 to 12/31/2013                                $12.42039        $14.58269         424,433
   01/01/2014 to 12/31/2014                                $14.58269        $15.29042         510,793
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   03/15/2010 to 12/31/2010                                 $9.98343        $10.88936         111,633
   01/01/2011 to 12/31/2011                                $10.88936        $10.46334         297,995
   01/01/2012 to 12/31/2012                                $10.46334        $11.56479         359,611
   01/01/2013 to 12/31/2013                                $11.56479        $13.15733         245,575
   01/01/2014 to 12/31/2014                                $13.15733        $13.48210         278,241
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.97288        $12.29839           7,148
   01/01/2011 to 12/31/2011                                $12.29839        $10.62720          22,041
   01/01/2012 to 12/31/2012                                $10.62720        $12.69028          42,166
   01/01/2013 to 12/31/2013                                $12.69028        $17.77101          45,450
   01/01/2014 to 12/31/2014                                $17.77101        $18.54646          33,461
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.96193        $12.76367           2,152
   01/01/2011 to 12/31/2011                                $12.76367        $12.56912          18,588
   01/01/2012 to 12/31/2012                                $12.56912        $14.02211          21,108
   01/01/2013 to 12/31/2013                                $14.02211        $18.84976          25,568
   01/01/2014 to 12/31/2014                                $18.84976        $19.46218          87,626
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                 $9.96536        $11.59998           7,178
   01/01/2011 to 12/31/2011                                $11.59998        $10.84682          23,589
   01/01/2012 to 12/31/2012                                $10.84682        $12.74615          25,635
   01/01/2013 to 12/31/2013                                $12.74615        $17.41693          33,330
   01/01/2014 to 12/31/2014                                $17.41693        $18.23369          70,735
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                 $9.99324        $10.81684         106,925
   01/01/2011 to 12/31/2011                                $10.81684        $10.97070         246,552
   01/01/2012 to 12/31/2012                                $10.97070        $12.38296         516,116
   01/01/2013 to 12/31/2013                                $12.38296        $14.38786         534,227
   01/01/2014 to 12/31/2014                                $14.38786        $15.15002         612,742

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   03/15/2010 to 12/31/2010                                  $9.98689        $10.66037               0
   01/01/2011 to 12/31/2011                                 $10.66037        $10.42801           6,243
   01/01/2012 to 12/31/2012                                 $10.42801        $12.15960          40,016
   01/01/2013 to 12/31/2013                                 $12.15960        $15.68242          74,578
   01/01/2014 to 12/31/2014                                 $15.68242        $16.76074         173,600
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Growth Opportunities Portfolio
   02/10/2014* to 12/31/2014                                 $9.99955        $10.61730          67,660
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                  $9.97212        $11.26616          16,088
   01/01/2011 to 12/31/2011                                 $11.26616        $11.01429          50,798
   01/01/2012 to 12/31/2012                                 $11.01429        $12.87972         120,788
   01/01/2013 to 12/31/2013                                 $12.87972        $18.44803         140,866
   01/01/2014 to 12/31/2014                                 $18.44803        $19.87769         281,647
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   03/15/2010 to 12/31/2010                                  $9.86080        $11.60989           9,135
   01/01/2011 to 12/31/2011                                 $11.60989         $9.82364          40,366
   01/01/2012 to 12/31/2012                                  $9.82364        $10.12304          66,755
   01/01/2013 to 12/31/2013                                 $10.12304        $11.61583          82,822
   01/01/2014 to 12/31/2014                                 $11.61583        $10.58621         228,110
-------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.98123        $10.43110           8,662
   01/01/2011 to 12/31/2011                                 $10.43110        $10.80147          71,668
   01/01/2012 to 12/31/2012                                 $10.80147        $11.30344         141,381
   01/01/2013 to 12/31/2013                                 $11.30344        $10.81930         158,437
   01/01/2014 to 12/31/2014                                 $10.81930        $10.81974         311,203
-------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/02/2011* to 12/31/2011                                 $9.99955         $8.90375           9,882
   01/01/2012 to 12/31/2012                                  $8.90375         $9.82957          82,505
   01/01/2013 to 12/31/2013                                  $9.82957        $11.77971         228,187
   01/01/2014 to 12/31/2014                                 $11.77971        $12.35983         290,975
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.99955        $10.52123          19,353
   01/01/2011 to 12/31/2011                                 $10.52123        $11.09359         127,608
   01/01/2012 to 12/31/2012                                 $11.09359        $11.89901         180,326
   01/01/2013 to 12/31/2013                                 $11.89901        $11.65696         193,394
   01/01/2014 to 12/31/2014                                 $11.65696        $12.42713         317,474
-------------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   08/20/2012* to 12/31/2012                                 $9.99955        $10.42862             251
   01/01/2013 to 12/31/2013                                 $10.42862         $9.52764           7,731
   01/01/2014 to 12/31/2014                                  $9.52764         $9.60349          53,120
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   03/15/2010 to 12/31/2010                                  $9.97207        $10.76399          66,615
   01/01/2011 to 12/31/2011                                 $10.76399        $10.52593         145,160
   01/01/2012 to 09/21/2012                                 $10.52593        $11.88820               0
-------------------------------------------------------------------------------------------------------------
ProFund VP Consumer Goods Portfolio
   03/15/2010 to 12/31/2010                                 $10.03945        $11.12815             214
   01/01/2011 to 12/31/2011                                 $11.12815        $11.83570           9,868
   01/01/2012 to 12/31/2012                                 $11.83570        $13.04871          12,532
   01/01/2013 to 12/31/2013                                 $13.04871        $16.66911          15,390
   01/01/2014 to 12/31/2014                                 $16.66911        $18.27284           9,553
-------------------------------------------------------------------------------------------------------------
ProFund VP Consumer Services
   03/15/2010 to 12/31/2010                                 $10.02799        $11.32891             656
   01/01/2011 to 12/31/2011                                 $11.32891        $11.88626           7,646
   01/01/2012 to 12/31/2012                                 $11.88626        $14.43316           8,412
   01/01/2013 to 12/31/2013                                 $14.43316        $20.07642           9,312
   01/01/2014 to 12/31/2014                                 $20.07642        $22.45403           2,243

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Financials
   03/15/2010 to 12/31/2010          $9.98678        $10.29102             248
   01/01/2011 to 12/31/2011         $10.29102         $8.81882             235
   01/01/2012 to 12/31/2012          $8.81882        $10.93910          24,275
   01/01/2013 to 12/31/2013         $10.93910        $14.36857           5,337
   01/01/2014 to 12/31/2014         $14.36857        $16.13532          12,919
-------------------------------------------------------------------------------------
ProFund VP Health Care
   03/15/2010 to 12/31/2010         $10.04848         $9.94250              65
   01/01/2011 to 12/31/2011          $9.94250        $10.88771           6,524
   01/01/2012 to 12/31/2012         $10.88771        $12.71236          31,593
   01/01/2013 to 12/31/2013         $12.71236        $17.66879          28,207
   01/01/2014 to 12/31/2014         $17.66879        $21.73588          34,979
-------------------------------------------------------------------------------------
ProFund VP Industrials
   03/15/2010 to 12/31/2010         $10.00913        $11.50573               0
   01/01/2011 to 12/31/2011         $11.50573        $11.23828             475
   01/01/2012 to 12/31/2012         $11.23828        $12.94217           4,902
   01/01/2013 to 12/31/2013         $12.94217        $17.78615           5,360
   01/01/2014 to 12/31/2014         $17.78615        $18.67500           3,029
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Growth
   03/15/2010 to 12/31/2010          $9.98938        $11.03756             682
   01/01/2011 to 12/31/2011         $11.03756        $11.32042          10,467
   01/01/2012 to 12/31/2012         $11.32042        $12.68990           9,312
   01/01/2013 to 12/31/2013         $12.68990        $16.49009           9,719
   01/01/2014 to 12/31/2014         $16.49009        $18.51933          20,907
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Value
   03/15/2010 to 12/31/2010         $10.01531        $10.76394           1,064
   01/01/2011 to 12/31/2011         $10.76394        $10.56792          29,270
   01/01/2012 to 12/31/2012         $10.56792        $12.13040          14,948
   01/01/2013 to 12/31/2013         $12.13040        $15.66968          24,461
   01/01/2014 to 12/31/2014         $15.66968        $17.21581           9,846
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Growth
   03/15/2010 to 12/31/2010          $9.97527        $11.80941          12,937
   01/01/2011 to 12/31/2011         $11.80941        $11.40463           2,266
   01/01/2012 to 12/31/2012         $11.40463        $13.08646           2,164
   01/01/2013 to 12/31/2013         $13.08646        $16.98714           3,293
   01/01/2014 to 12/31/2014         $16.98714        $17.88891           4,758
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Value
   03/15/2010 to 12/31/2010          $9.98259        $11.17632               0
   01/01/2011 to 12/31/2011         $11.17632        $10.67879          24,469
   01/01/2012 to 12/31/2012         $10.67879        $12.37923          19,353
   01/01/2013 to 12/31/2013         $12.37923        $16.27030          20,284
   01/01/2014 to 12/31/2014         $16.27030        $17.82890           6,518
-------------------------------------------------------------------------------------
ProFund VP Real Estate
   03/15/2010 to 12/31/2010          $9.96864        $11.64323               0
   01/01/2011 to 12/31/2011         $11.64323        $12.12925           3,651
   01/01/2012 to 12/31/2012         $12.12925        $14.13382           3,784
   01/01/2013 to 12/31/2013         $14.13382        $14.06912           3,957
   01/01/2014 to 12/31/2014         $14.06912        $17.49199          14,048
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Growth
   03/15/2010 to 12/31/2010          $9.97481        $11.77367           7,298
   01/01/2011 to 12/31/2011         $11.77367        $11.85894          10,778
   01/01/2012 to 12/31/2012         $11.85894        $13.26579           9,148
   01/01/2013 to 12/31/2013         $13.26579        $18.52593          38,934
   01/01/2014 to 12/31/2014         $18.52593        $18.82430          20,531

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Value
   03/15/2010 to 12/31/2010          $9.98046        $11.13592               0
   01/01/2011 to 12/31/2011         $11.13592        $10.62040          23,357
   01/01/2012 to 12/31/2012         $10.62040        $12.26837          10,666
   01/01/2013 to 12/31/2013         $12.26837        $16.79752          11,430
   01/01/2014 to 12/31/2014         $16.79752        $17.67642           3,277
-------------------------------------------------------------------------------------
ProFund VP Telecommunications
   03/15/2010 to 12/31/2010         $10.04702        $12.26438           2,320
   01/01/2011 to 12/31/2011         $12.26438        $12.42479           1,419
   01/01/2012 to 12/31/2012         $12.42479        $14.39725           6,324
   01/01/2013 to 12/31/2013         $14.39725        $16.04617             340
   01/01/2014 to 12/31/2014         $16.04617        $16.04832             419
-------------------------------------------------------------------------------------
ProFund VP Utilities
   03/15/2010 to 12/31/2010         $10.03515        $10.86454               0
   01/01/2011 to 12/31/2011         $10.86454        $12.69674          22,095
   01/01/2012 to 12/31/2012         $12.69674        $12.64461          17,124
   01/01/2013 to 12/31/2013         $12.64461        $14.24930          11,934
   01/01/2014 to 12/31/2014         $14.24930        $17.83892          22,684

  *  Denotes the start date of these sub-accounts

                       PREMIER RETIREMENT ADVISOR SERIES
                          Pruco Life Insurance Company
                                   Prospectus

   ACCUMULATION UNIT VALUES: With Combo 5%/HAV and HD GRO II OR Combo 5%/HAV
                            and GRO Plus II (1.95%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.96768        $10.79459                0
   01/01/2011 to 12/31/2011                              $10.79459        $10.30301                0
   01/01/2012 to 12/31/2012                              $10.30301        $11.37139                0
   01/01/2013 to 12/31/2013                              $11.37139        $12.26179          295,082
   01/01/2014 to 12/31/2014                              $12.26179        $12.48173          551,264
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   03/15/2010 to 12/31/2010                               $9.97836        $10.90048                0
   01/01/2011 to 12/31/2011                              $10.90048        $10.70029                0
   01/01/2012 to 12/31/2012                              $10.70029        $11.92321                0
   01/01/2013 to 12/31/2013                              $11.92321        $13.62639          624,160
   01/01/2014 to 12/31/2014                              $13.62639        $14.17675        1,171,009
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   03/15/2010 to 12/31/2010                              $10.00689        $10.79542                0
   01/01/2011 to 12/31/2011                              $10.79542        $10.96319                0
   01/01/2012 to 05/04/2012                              $10.96319        $11.89962                0
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                               $9.98864        $10.75293                0
   01/01/2011 to 12/31/2011                              $10.75293        $10.41544                0
   01/01/2012 to 12/31/2012                              $10.41544        $11.48609                0
   01/01/2013 to 12/31/2013                              $11.48609        $13.24959          827,882
   01/01/2014 to 12/31/2014                              $13.24959        $13.83858        1,708,098
----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                              $9.99838         $9.14815                0
   01/01/2012 to 12/31/2012                               $9.14815        $10.03646                0
   01/01/2013 to 12/31/2013                              $10.03646        $10.90887          279,640
   01/01/2014 to 12/31/2014                              $10.90887        $11.21978          597,762

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                            $9.99838        $10.47837          240,565
   01/01/2014 to 12/31/2014                            $10.47837        $10.64163          587,053
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2017
   03/15/2010 to 12/31/2010                             $9.99838        $10.58644                0
   01/01/2011 to 12/31/2011                            $10.58644        $11.56462                0
   01/01/2012 to 12/31/2012                            $11.56462        $11.91931                0
   01/01/2013 to 12/31/2013                            $11.91931        $11.44636                0
   01/01/2014 to 12/31/2014                            $11.44636        $11.38339                0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2018
   03/15/2010 to 12/31/2010                            $10.00708        $10.62926                0
   01/01/2011 to 12/31/2011                            $10.62926        $11.83763                0
   01/01/2012 to 12/31/2012                            $11.83763        $12.26998                0
   01/01/2013 to 12/31/2013                            $12.26998        $11.65256                0
   01/01/2014 to 12/31/2014                            $11.65256        $11.72948                0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2019
   03/15/2010 to 12/31/2010                             $9.99838        $10.63215                0
   01/01/2011 to 12/31/2011                            $10.63215        $12.09037                0
   01/01/2012 to 12/31/2012                            $12.09037        $12.54878                0
   01/01/2013 to 12/31/2013                            $12.54878        $11.70961                0
   01/01/2014 to 12/31/2014                            $11.70961        $11.97093                0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2020
   03/15/2010 to 12/31/2010                            $10.00920        $10.66292                0
   01/01/2011 to 12/31/2011                            $10.66292        $12.40802                0
   01/01/2012 to 12/31/2012                            $12.40802        $12.93454                0
   01/01/2013 to 12/31/2013                            $12.93454        $11.85600                0
   01/01/2014 to 12/31/2014                            $11.85600        $12.34085                0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2021
   03/15/2010 to 12/31/2010                            $10.00814        $10.76459                0
   01/01/2011 to 12/31/2011                            $10.76459        $12.69774                0
   01/01/2012 to 12/31/2012                            $12.69774        $13.29566                0
   01/01/2013 to 12/31/2013                            $13.29566        $12.12372                0
   01/01/2014 to 12/31/2014                            $12.12372        $12.80037                0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2022
   01/03/2011* to 12/31/2011                            $9.99838        $12.00227                0
   01/01/2012 to 12/31/2012                            $12.00227        $12.45591                0
   01/01/2013 to 12/31/2013                            $12.45591        $11.02272                0
   01/01/2014 to 12/31/2014                            $11.02272        $11.92850                0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2023
   01/03/2012* to 12/31/2012                            $9.99785        $10.38301                0
   01/01/2013 to 12/31/2013                            $10.38301         $9.14225                0
   01/01/2014 to 12/31/2014                             $9.14225        $10.09511                0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2024
   01/02/2013* to 12/31/2013                            $9.99892         $8.73620                0
   01/01/2014 to 12/31/2014                             $8.73620         $9.81570                0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2025
   01/02/2014* to 12/31/2014                            $9.99892        $11.28566                0
--------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                             $9.97155        $10.56258                0
   01/01/2011 to 12/31/2011                            $10.56258         $9.74876                0
   01/01/2012 to 12/31/2012                             $9.74876        $10.82331                0
   01/01/2013 to 12/31/2013                            $10.82331        $13.94760           10,101
   01/01/2014 to 12/31/2014                            $13.94760        $15.07959           12,154
--------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                             $9.97755        $10.83357                0
   01/01/2011 to 12/31/2011                            $10.83357        $10.36490                0
   01/01/2012 to 12/31/2012                            $10.36490        $11.55717                0
   01/01/2013 to 12/31/2013                            $11.55717        $13.90187          699,794
   01/01/2014 to 12/31/2014                            $13.90187        $14.58431        1,350,832

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                                      $9.99838        $11.63263           13,671
   01/01/2014 to 12/31/2014                                      $11.63263        $12.95816           78,182
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   03/15/2010 to 12/31/2010                                       $9.95977        $11.78629                0
   01/01/2011 to 12/31/2011                                      $11.78629        $12.31847                0
   01/01/2012 to 12/31/2012                                      $12.31847        $13.93167                0
   01/01/2013 to 12/31/2013                                      $13.93167        $14.08804           23,181
   01/01/2014 to 12/31/2014                                      $14.08804        $18.08363           50,944
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $9.99838         $9.66923          253,353
   01/01/2014 to 12/31/2014                                       $9.66923         $9.96440          312,977
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   03/15/2010 to 12/31/2010                                       $9.97586        $11.01548                0
   01/01/2011 to 12/31/2011                                      $11.01548        $10.63862                0
   01/01/2012 to 12/31/2012                                      $10.63862        $11.54024                0
   01/01/2013 to 12/31/2013                                      $11.54024        $12.98549          433,305
   01/01/2014 to 12/31/2014                                      $12.98549        $13.13356          734,068
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                       $9.99838        $10.88190                0
   01/01/2011 to 12/31/2011                                      $10.88190        $10.40625                0
   01/01/2012 to 12/31/2012                                      $10.40625        $11.59430                0
   01/01/2013 to 12/31/2013                                      $11.59430        $13.55377          367,138
   01/01/2014 to 12/31/2014                                      $13.55377        $14.04945          934,971
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $9.99839        $10.72595                0
   01/01/2013 to 12/31/2013                                      $10.72595        $13.09053           43,364
   01/01/2014 to 12/31/2014                                      $13.09053        $13.24319           40,101
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $9.99838        $10.79404          585,263
   01/01/2014 to 12/31/2014                                      $10.79404        $10.85439        1,203,871
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   03/15/2010 to 12/31/2010                                       $9.97005        $11.54589                0
   01/01/2011 to 12/31/2011                                      $11.54589        $10.75060                0
   01/01/2012 to 12/31/2012                                      $10.75060        $13.36595                0
   01/01/2013 to 12/31/2013                                      $13.36595        $13.67513           21,544
   01/01/2014 to 12/31/2014                                      $13.67513        $15.27541           32,827
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   03/15/2010 to 12/31/2010                                      $10.01838        $10.78144                0
   01/01/2011 to 12/31/2011                                      $10.78144        $10.15310                0
   01/01/2012 to 12/31/2012                                      $10.15310        $11.92246                0
   01/01/2013 to 12/31/2013                                      $11.92246        $15.16660            3,051
   01/01/2014 to 02/07/2014                                      $15.16660        $14.91571                0
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                       $9.99163        $10.76572                0
   01/01/2011 to 12/31/2011                                      $10.76572         $9.97349                0
   01/01/2012 to 12/31/2012                                       $9.97349        $11.70198                0
   01/01/2013 to 12/31/2013                                      $11.70198        $15.32245            6,086
   01/01/2014 to 12/31/2014                                      $15.32245        $16.99670           67,497
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                      $10.01970        $11.41677                0
   01/01/2011 to 12/31/2011                                      $11.41677        $10.86117                0
   01/01/2012 to 12/31/2012                                      $10.86117        $12.73791                0
   01/01/2013 to 12/31/2013                                      $12.73791        $16.51027           21,840
   01/01/2014 to 12/31/2014                                      $16.51027        $18.05438           88,188

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   03/15/2010 to 12/31/2010                              $9.98813        $10.70252               0
   01/01/2011 to 12/31/2011                             $10.70252        $10.44097               0
   01/01/2012 to 12/31/2012                             $10.44097        $11.27410               0
   01/01/2013 to 12/31/2013                             $11.27410        $12.13992         355,573
   01/01/2014 to 12/31/2014                             $12.13992        $12.38417         774,341
---------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.96501        $11.49167               0
   01/01/2011 to 12/31/2011                             $11.49167        $11.41458               0
   01/01/2012 to 12/31/2012                             $11.41458        $12.94766               0
   01/01/2013 to 12/31/2013                             $12.94766        $17.62272          33,714
   01/01/2014 to 12/31/2014                             $17.62272        $18.52290          58,088
---------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                              $9.98599        $10.66957               0
   01/01/2011 to 12/31/2011                             $10.66957        $10.41049               0
   01/01/2012 to 12/31/2012                             $10.41049        $11.57511               0
   01/01/2013 to 12/31/2013                             $11.57511        $15.27963          20,844
   01/01/2014 to 12/31/2014                             $15.27963        $15.21507          47,471
---------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   03/15/2010 to 12/31/2010                              $9.98436        $10.76408               0
   01/01/2011 to 12/31/2011                             $10.76408        $10.88933               0
   01/01/2012 to 12/31/2012                             $10.88933        $12.15812               0
   01/01/2013 to 12/31/2013                             $12.15812        $12.77707          77,179
   01/01/2014 to 12/31/2014                             $12.77707        $12.84826         173,223
---------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   03/15/2010 to 12/31/2010                              $9.92921        $11.25842               0
   01/01/2011 to 12/31/2011                             $11.25842         $9.61244               0
   01/01/2012 to 12/31/2012                              $9.61244        $11.34422               0
   01/01/2013 to 12/31/2013                             $11.34422        $13.24272           8,451
   01/01/2014 to 12/31/2014                             $13.24272        $12.26716          25,450
---------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   03/15/2010 to 12/31/2010                              $9.92908        $10.79698               0
   01/01/2011 to 12/31/2011                             $10.79698         $9.25815               0
   01/01/2012 to 12/31/2012                              $9.25815        $10.59118               0
   01/01/2013 to 12/31/2013                             $10.59118        $12.40630           5,074
   01/01/2014 to 12/31/2014                             $12.40630        $11.34887          14,258
---------------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   01/01/2013 to 12/31/2013                             $10.00000         $9.57812               0
   01/01/2014 to 12/31/2014                              $9.57812        $10.02333           2,251
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   03/15/2010 to 12/31/2010                              $9.97662        $10.87344               0
   01/01/2011 to 12/31/2011                             $10.87344        $10.60098               0
   01/01/2012 to 12/31/2012                             $10.60098        $11.80585               0
   01/01/2013 to 12/31/2013                             $11.80585        $13.46046         267,024
   01/01/2014 to 12/31/2014                             $13.46046        $14.03808         564,156
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   03/15/2010 to 12/31/2010                              $9.92173        $10.55915               0
   01/01/2011 to 12/31/2011                             $10.55915         $9.40606               0
   01/01/2012 to 12/31/2012                              $9.40606        $11.24296               0
   01/01/2013 to 12/31/2013                             $11.24296        $12.71713          18,975
   01/01/2014 to 12/31/2014                             $12.71713        $11.67544          28,934
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   03/15/2010 to 12/31/2010                              $9.99838        $10.58918               0
   01/01/2011 to 12/31/2011                             $10.58918        $10.40724               0
   01/01/2012 to 12/31/2012                             $10.40724        $11.29788               0
   01/01/2013 to 12/31/2013                             $11.29788        $12.29971         398,212
   01/01/2014 to 12/31/2014                             $12.29971        $12.71703         696,661

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.97123        $10.77808               0
   01/01/2011 to 12/31/2011                              $10.77808        $10.63823               0
   01/01/2012 to 12/31/2012                              $10.63823        $12.01456               0
   01/01/2013 to 12/31/2013                              $12.01456        $16.07967           3,178
   01/01/2014 to 12/31/2014                              $16.07967        $17.26455          29,448
----------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.99037        $10.62014               0
   01/01/2011 to 12/31/2011                              $10.62014         $9.97766               0
   01/01/2012 to 12/31/2012                               $9.97766        $11.43483               0
   01/01/2013 to 12/31/2013                              $11.43483        $15.68115          17,739
   01/01/2014 to 12/31/2014                              $15.68115        $17.48897          36,948
----------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.99249        $11.30712               0
   01/01/2011 to 12/31/2011                              $11.30712        $10.98573               0
   01/01/2012 to 12/31/2012                              $10.98573        $12.09238               0
   01/01/2013 to 12/31/2013                              $12.09238        $16.19761           2,427
   01/01/2014 to 12/31/2014                              $16.19761        $17.56365          18,419
----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   03/15/2010 to 12/31/2010                               $9.98856        $10.82317               0
   01/01/2011 to 12/31/2011                              $10.82317        $11.69190               0
   01/01/2012 to 12/31/2012                              $11.69190        $12.14334               0
   01/01/2013 to 12/31/2013                              $12.14334        $11.66836          21,562
   01/01/2014 to 12/31/2014                              $11.66836        $12.17175         106,610
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   03/15/2010 to 12/31/2010                               $9.98751        $10.89651               0
   01/01/2011 to 12/31/2011                              $10.89651        $10.34966               0
   01/01/2012 to 12/31/2012                              $10.34966        $12.48942               0
   01/01/2013 to 12/31/2013                              $12.48942        $15.62997          22,820
   01/01/2014 to 12/31/2014                              $15.62997        $15.88154          57,047
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   03/15/2010 to 12/31/2010                               $9.99838        $10.87212               0
   01/01/2011 to 12/31/2011                              $10.87212        $10.59713               0
   01/01/2012 to 12/31/2012                              $10.59713        $12.16523               0
   01/01/2013 to 12/31/2013                              $12.16523        $16.30651          16,546
   01/01/2014 to 12/31/2014                              $16.30651        $17.38120          20,480
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                              $9.99839        $10.18530               0
   01/01/2013 to 12/31/2013                              $10.18530        $13.43256           8,761
   01/01/2014 to 12/31/2014                              $13.43256        $14.51650          21,098
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.98864        $11.50287               0
   01/01/2011 to 12/31/2011                              $11.50287        $10.88962               0
   01/01/2012 to 12/31/2012                              $10.88962        $12.64274               0
   01/01/2013 to 12/31/2013                              $12.64274        $16.41458           7,874
   01/01/2014 to 12/31/2014                              $16.41458        $18.50386          27,033
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   03/15/2010 to 12/31/2010                               $9.99839         $9.84417               0
   01/01/2011 to 12/31/2011                               $9.84417         $9.65467               0
   01/01/2012 to 12/31/2012                               $9.65467         $9.46715               0
   01/01/2013 to 12/31/2013                               $9.46715         $9.28256         153,146
   01/01/2014 to 12/31/2014                               $9.28256         $9.10155         202,354
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   03/15/2010 to 12/31/2010                               $9.99094        $11.23563               0
   01/01/2011 to 12/31/2011                              $11.23563        $10.74320               0
   01/01/2012 to 12/31/2012                              $10.74320        $12.33771               0
   01/01/2013 to 12/31/2013                              $12.33771        $17.17903          39,123
   01/01/2014 to 12/31/2014                              $17.17903        $19.24449          56,892

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                           $10.02829        $10.06546                0
   01/01/2012 to 12/31/2012                            $10.06546        $10.34970                0
   01/01/2013 to 12/31/2013                            $10.34970         $9.86040           15,306
   01/01/2014 to 12/31/2014                             $9.86040        $10.16613           44,790
--------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                             $9.95868        $11.92524                0
   01/01/2011 to 12/31/2011                            $11.92524        $11.89024                0
   01/01/2012 to 12/31/2012                            $11.89024        $13.10168                0
   01/01/2013 to 12/31/2013                            $13.10168        $17.03552            8,000
   01/01/2014 to 12/31/2014                            $17.03552        $18.02954           16,902
--------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                             $9.97281        $11.42868                0
   01/01/2011 to 04/29/2011                            $11.42868        $12.80629                0
--------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                            $9.99839        $10.30238                0
   01/01/2013 to 12/31/2013                            $10.30238        $12.01215          110,206
   01/01/2014 to 12/31/2014                            $12.01215        $12.38315          265,675
--------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   03/15/2010 to 12/31/2010                             $9.93886        $11.67642                0
   01/01/2011 to 12/31/2011                            $11.67642         $9.12817                0
   01/01/2012 to 12/31/2012                             $9.12817        $10.55462                0
   01/01/2013 to 12/31/2013                            $10.55462        $10.37187            1,966
   01/01/2014 to 12/31/2014                            $10.37187         $9.69334           13,704
--------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   03/15/2010 to 12/31/2010                            $10.00781        $10.08182                0
   01/01/2011 to 12/31/2011                            $10.08182        $10.10787                0
   01/01/2012 to 12/31/2012                            $10.10787        $10.37566                0
   01/01/2013 to 12/31/2013                            $10.37566         $9.95218           78,063
   01/01/2014 to 12/31/2014                             $9.95218         $9.74855           63,760
--------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   03/15/2010 to 12/31/2010                            $10.00673        $10.35460                0
   01/01/2011 to 12/31/2011                            $10.35460        $10.47570                0
   01/01/2012 to 12/31/2012                            $10.47570        $11.22866                0
   01/01/2013 to 12/31/2013                            $11.22866        $10.80747          152,050
   01/01/2014 to 12/31/2014                            $10.80747        $11.04504          192,088
--------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                             $9.98935        $10.59811                0
   01/01/2011 to 12/31/2011                            $10.59811        $10.49531                0
   01/01/2012 to 12/31/2012                            $10.49531        $11.35787                0
   01/01/2013 to 12/31/2013                            $11.35787        $12.16225        1,037,160
   01/01/2014 to 12/31/2014                            $12.16225        $12.61382        1,931,565
--------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                           $10.01830        $10.06532                0
   01/01/2012 to 12/31/2012                            $10.06532        $10.57033                0
   01/01/2013 to 12/31/2013                            $10.57033        $10.12445           24,243
   01/01/2014 to 12/31/2014                            $10.12445        $10.52868           41,019
--------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   03/15/2010 to 12/31/2010                             $9.96338        $11.50962                0
   01/01/2011 to 12/31/2011                            $11.50962        $10.58418                0
   01/01/2012 to 12/31/2012                            $10.58418        $11.71839                0
   01/01/2013 to 12/31/2013                            $11.71839        $13.44621          306,590
   01/01/2014 to 12/31/2014                            $13.44621        $14.39666          798,332
--------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   03/15/2010 to 12/31/2010                             $9.99838        $10.89215                0
   01/01/2011 to 12/31/2011                            $10.89215        $11.04937                0
   01/01/2012 to 12/31/2012                            $11.04937        $12.87084                0
   01/01/2013 to 12/31/2013                            $12.87084        $16.71236            6,715
   01/01/2014 to 12/31/2014                            $16.71236        $19.20716            7,597

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                                $9.99838         $8.88173                0
   01/01/2012 to 12/31/2012                                 $8.88173         $9.85416                0
   01/01/2013 to 12/31/2013                                 $9.85416        $11.82614           41,958
   01/01/2014 to 12/31/2014                                $11.82614        $12.34930          278,378
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   03/15/2010 to 12/31/2010                                 $9.98744        $10.78676                0
   01/01/2011 to 12/31/2011                                $10.78676        $10.38467                0
   01/01/2012 to 12/31/2012                                $10.38467        $11.22883                0
   01/01/2013 to 12/31/2013                                $11.22883        $12.37947          552,625
   01/01/2014 to 12/31/2014                                $12.37947        $12.76196          900,012
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   03/15/2010 to 12/31/2010                                 $9.97763        $10.97425                0
   01/01/2011 to 12/31/2011                                $10.97425        $10.50351                0
   01/01/2012 to 12/31/2012                                $10.50351        $11.93616                0
   01/01/2013 to 12/31/2013                                $11.93616        $13.81715          366,910
   01/01/2014 to 12/31/2014                                $13.81715        $14.28371          737,056
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   03/15/2010 to 12/31/2010                                 $9.98227        $10.76582                0
   01/01/2011 to 12/31/2011                                $10.76582        $10.19939                0
   01/01/2012 to 12/31/2012                                $10.19939        $11.11400                0
   01/01/2013 to 12/31/2013                                $11.11400        $12.46666          221,041
   01/01/2014 to 12/31/2014                                $12.46666        $12.59469          454,092
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.97171        $12.15886                0
   01/01/2011 to 12/31/2011                                $12.15886        $10.35886                0
   01/01/2012 to 12/31/2012                                $10.35886        $12.19542                0
   01/01/2013 to 12/31/2013                                $12.19542        $16.83782            2,586
   01/01/2014 to 12/31/2014                                $16.83782        $17.32530           47,903
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.96076        $12.61895                0
   01/01/2011 to 12/31/2011                                $12.61895        $12.25206                0
   01/01/2012 to 12/31/2012                                $12.25206        $13.47553                0
   01/01/2013 to 12/31/2013                                $13.47553        $17.86028           11,372
   01/01/2014 to 12/31/2014                                $17.86028        $18.18082           14,841
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   03/15/2010 to 12/31/2010                                 $9.96419        $11.46830                0
   01/01/2011 to 12/31/2011                                $11.46830        $10.57291                0
   01/01/2012 to 12/31/2012                                $10.57291        $12.24897                0
   01/01/2013 to 12/31/2013                                $12.24897        $16.50218            9,819
   01/01/2014 to 12/31/2014                                $16.50218        $17.03278           37,540
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   03/15/2010 to 12/31/2010                                 $9.99208        $10.69412                0
   01/01/2011 to 12/31/2011                                $10.69412        $10.69397                0
   01/01/2012 to 12/31/2012                                $10.69397        $11.90033                0
   01/01/2013 to 12/31/2013                                $11.90033        $13.63266        1,229,283
   01/01/2014 to 12/31/2014                                $13.63266        $14.15273        2,418,358
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   03/15/2010 to 12/31/2010                                 $9.98572        $10.53940                0
   01/01/2011 to 12/31/2011                                $10.53940        $10.16490                0
   01/01/2012 to 12/31/2012                                $10.16490        $11.68569                0
   01/01/2013 to 12/31/2013                                $11.68569        $14.85921           66,314
   01/01/2014 to 12/31/2014                                $14.85921        $15.65743           73,333
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   03/15/2010 to 12/31/2010                                 $9.97096        $11.13831                0
   01/01/2011 to 12/31/2011                                $11.13831        $10.73626                0
   01/01/2012 to 12/31/2012                                $10.73626        $12.37744                0
   01/01/2013 to 12/31/2013                                $12.37744        $17.47928           97,590
   01/01/2014 to 12/31/2014                                $17.47928        $18.56872          162,907

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   03/15/2010 to 12/31/2010                                  $9.85964        $11.47801                0
   01/01/2011 to 12/31/2011                                 $11.47801         $9.57547                0
   01/01/2012 to 12/31/2012                                  $9.57547         $9.72797                0
   01/01/2013 to 12/31/2013                                  $9.72797        $11.00540           13,172
   01/01/2014 to 12/31/2014                                 $11.00540         $9.88848           32,758
-------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.98007        $10.31267                0
   01/01/2011 to 12/31/2011                                 $10.31267        $10.52883                0
   01/01/2012 to 12/31/2012                                 $10.52883        $10.86266                0
   01/01/2013 to 12/31/2013                                 $10.86266        $10.25105           28,272
   01/01/2014 to 12/31/2014                                 $10.25105        $10.10718           70,310
-------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/02/2011* to 12/31/2011                                 $9.99838         $8.81921                0
   01/01/2012 to 12/31/2012                                  $8.81921         $9.59876                0
   01/01/2013 to 12/31/2013                                  $9.59876        $11.34130          484,589
   01/01/2014 to 12/31/2014                                 $11.34130        $11.73220        1,052,187
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   03/15/2010 to 12/31/2010                                  $9.99838        $10.40176                0
   01/01/2011 to 12/31/2011                                 $10.40176        $10.81378                0
   01/01/2012 to 12/31/2012                                 $10.81378        $11.43530                0
   01/01/2013 to 12/31/2013                                 $11.43530        $11.04489           21,427
   01/01/2014 to 12/31/2014                                 $11.04489        $11.60900           33,022
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   03/15/2010 to 12/31/2010                                  $9.97091        $10.64191                0
   01/01/2011 to 12/31/2011                                 $10.64191        $10.26035                0
   01/01/2012 to 09/21/2012                                 $10.26035        $11.46951                0
-------------------------------------------------------------------------------------------------------------
ProFund VP Consumer Goods Portfolio
   03/15/2010 to 12/31/2010                                 $10.03828        $11.00193                0
   01/01/2011 to 12/31/2011                                 $11.00193        $11.53717                0
   01/01/2012 to 12/31/2012                                 $11.53717        $12.54020                0
   01/01/2013 to 12/31/2013                                 $12.54020        $15.79414                0
   01/01/2014 to 12/31/2014                                 $15.79414        $17.06996                0
-------------------------------------------------------------------------------------------------------------
ProFund VP Consumer Services
   03/15/2010 to 12/31/2010                                 $10.02682        $11.20042                0
   01/01/2011 to 12/31/2011                                 $11.20042        $11.58632                0
   01/01/2012 to 12/31/2012                                 $11.58632        $13.87043                0
   01/01/2013 to 12/31/2013                                 $13.87043        $19.02239                0
   01/01/2014 to 12/31/2014                                 $19.02239        $20.97562                0
-------------------------------------------------------------------------------------------------------------
ProFund VP Financials
   03/15/2010 to 12/31/2010                                  $9.98562        $10.17414                0
   01/01/2011 to 12/31/2011                                 $10.17414         $8.59599                0
   01/01/2012 to 12/31/2012                                  $8.59599        $10.51235                0
   01/01/2013 to 12/31/2013                                 $10.51235        $13.61387                0
   01/01/2014 to 12/31/2014                                 $13.61387        $15.07268                0
-------------------------------------------------------------------------------------------------------------
ProFund VP Health Care
   03/15/2010 to 12/31/2010                                 $10.04732         $9.82963                0
   01/01/2011 to 12/31/2011                                  $9.82963        $10.61300                0
   01/01/2012 to 12/31/2012                                 $10.61300        $12.21679                0
   01/01/2013 to 12/31/2013                                 $12.21679        $16.74113                0
   01/01/2014 to 12/31/2014                                 $16.74113        $20.30494                0
-------------------------------------------------------------------------------------------------------------
ProFund VP Industrials
   03/15/2010 to 12/31/2010                                 $10.00796        $11.37516                0
   01/01/2011 to 12/31/2011                                 $11.37516        $10.95460                0
   01/01/2012 to 12/31/2012                                 $10.95460        $12.43758                0
   01/01/2013 to 12/31/2013                                 $12.43758        $16.85234                0
   01/01/2014 to 12/31/2014                                 $16.85234        $17.44532                0

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Growth
   03/15/2010 to 12/31/2010          $9.98822        $10.91227            0
   01/01/2011 to 12/31/2011         $10.91227        $11.03482            0
   01/01/2012 to 12/31/2012         $11.03482        $12.19519            0
   01/01/2013 to 12/31/2013         $12.19519        $15.62434            0
   01/01/2014 to 12/31/2014         $15.62434        $17.30020            0
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Value
   03/15/2010 to 12/31/2010         $10.01415        $10.64179            0
   01/01/2011 to 12/31/2011         $10.64179        $10.30111            0
   01/01/2012 to 12/31/2012         $10.30111        $11.65741            0
   01/01/2013 to 12/31/2013         $11.65741        $14.84696            0
   01/01/2014 to 12/31/2014         $14.84696        $16.08223            0
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Growth
   03/15/2010 to 12/31/2010          $9.97411        $11.67549            0
   01/01/2011 to 12/31/2011         $11.67549        $11.11693            0
   01/01/2012 to 12/31/2012         $11.11693        $12.57626            0
   01/01/2013 to 12/31/2013         $12.57626        $16.09526            0
   01/01/2014 to 12/31/2014         $16.09526        $16.71117            0
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Value
   03/15/2010 to 12/31/2010          $9.98143        $11.04959            0
   01/01/2011 to 12/31/2011         $11.04959        $10.40935            0
   01/01/2012 to 12/31/2012         $10.40935        $11.89664            0
   01/01/2013 to 12/31/2013         $11.89664        $15.41595            0
   01/01/2014 to 12/31/2014         $15.41595        $16.65487            0
-------------------------------------------------------------------------------------
ProFund VP Real Estate
   03/15/2010 to 12/31/2010          $9.96747        $11.51128            0
   01/01/2011 to 12/31/2011         $11.51128        $11.82336            0
   01/01/2012 to 12/31/2012         $11.82336        $13.58313            0
   01/01/2013 to 12/31/2013         $13.58313        $13.33060            0
   01/01/2014 to 12/31/2014         $13.33060        $16.34066            0
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Growth
   03/15/2010 to 12/31/2010          $9.97365        $11.64005            0
   01/01/2011 to 12/31/2011         $11.64005        $11.55965            0
   01/01/2012 to 12/31/2012         $11.55965        $12.74855            0
   01/01/2013 to 12/31/2013         $12.74855        $17.55332            0
   01/01/2014 to 12/31/2014         $17.55332        $17.58504            0
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Value
   03/15/2010 to 12/31/2010          $9.97929        $11.00947            0
   01/01/2011 to 12/31/2011         $11.00947        $10.35219            0
   01/01/2012 to 12/31/2012         $10.35219        $11.78985            0
   01/01/2013 to 12/31/2013         $11.78985        $15.91542            0
   01/01/2014 to 12/31/2014         $15.91542        $16.51243            0
-------------------------------------------------------------------------------------
ProFund VP Telecommunications
   03/15/2010 to 12/31/2010         $10.04585        $12.12540            0
   01/01/2011 to 12/31/2011         $12.12540        $12.11136            0
   01/01/2012 to 12/31/2012         $12.11136        $13.83621            0
   01/01/2013 to 12/31/2013         $13.83621        $15.20383            0
   01/01/2014 to 12/31/2014         $15.20383        $14.99175            0
-------------------------------------------------------------------------------------
ProFund VP Utilities
   03/15/2010 to 12/31/2010         $10.03398        $10.74131            0
   01/01/2011 to 12/31/2011         $10.74131        $12.37651            0
   01/01/2012 to 12/31/2012         $12.37651        $12.15179            0
   01/01/2013 to 12/31/2013         $12.15179        $13.50111            0
   01/01/2014 to 12/31/2014         $13.50111        $16.66449            0

 *  Denotes the start date of these sub-accounts

APPENDIX B - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus, if your Annuity is issued in certain states described below. Further variations may arise in connection with additional state reviews.

JURISDICTION                                                 SPECIAL PROVISIONS
------------   ----------------------------------------------------------------------------------------------------------------

California     Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Highest Daily Lifetime
               Income with Lifetime Income Accelerator is not available. Highest Daily Lifetime Income 2.0 with Lifetime
               Income Accelerator is not available. For the California annuity forms, "deferred sales charges" are referred to as "surrender charges."

Connecticut    Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Highest Daily Lifetime
               Income with Lifetime Income Accelerator is not available. Highest Daily Lifetime Income 2.0 with Lifetime
               Income Accelerator is not available. For Annuities purchased on or after August 20, 2012, the Liquidity
               Factor used in the MVA and DCA formulas equals zero (0).

Florida        One year waiting period for annuitization.

Hawaii         Highest Daily Lifetime Income 2.0 with Lifetime Income Accelerator is not available.

Illinois       6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

Iowa           6 and 12 Month DCA Options are not available. Market Value Adjustment Options are not available.

Massachusetts  The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal option benefit.

Montana        The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal option benefit.

Oregon         6 and 12 Month DCA Options are not available. The DCA MVA Option is not available.

South Dakota   Highest Daily Lifetime Income 2.0 with Lifetime Income Accelerator is not available.

Texas          The Beneficiary Annuity is not available.

Virginia       Highest Daily Lifetime Income 2.0 with Lifetime Income Accelerator is not available.

Washington     Combination 5% Roll-up and Highest Anniversary Value Death Benefit is not available. Highest Daily
               Lifetime 6 Plus with Lifetime Income Accelerator is not available. Highest Daily Lifetime Income with
               Lifetime Income Accelerator is not available. Highest Daily Lifetime Income 2.0 with Lifetime Income
               Accelerator is not available.

  APPENDIX C - HIGHEST DAILY LIFETIME 6 PLUS INCOME, HIGHEST DAILY LIFETIME 6
   PLUS INCOME WITH INCOME ACCELERATOR, AND SPOUSAL HIGHEST DAILY LIFETIME 6
              PLUS INCOME - NO LONGER AVAILABLE FOR NEW ELECTIONS

        These benefits were offered March 15, 2010 to January 23, 2011

Except for Annuities that were issued in Oregon, effective September 14, 2012, we are no longer accepting additional Purchase Payments for Annuities that have these benefits.

HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 PLUS)

Highest Daily Lifetime 6 Plus Income Benefit (HD6 Plus) is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. Highest Daily Lifetime 6 Plus is no longer available.

If you have elected this benefit, the benefit guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit -the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime 6 Plus Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single "designated life" who is at least 45 years old on the benefit effective date. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit, although you may elect any optional death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT. AS TO THE IMPACT OF SUCH SCENARIO ON ANY OTHER OPTIONAL BENEFIT YOU MAY HAVE, PLEASE SEE THE APPLICABLE SECTION IN THIS PROSPECTUS.

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime 6 Plus, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10/th/ or 20/th/ benefit anniversary of the effective date of the benefit, your Periodic Value on the 10/th/ or 20/th/ benefit anniversary of the benefit effective date is equal to the greater of:

(1) the Periodic Value described above, or

(2) the sum of (a), (b) and (c) below proportionally reduced for any Non-Lifetime Withdrawals:

    (a) 200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments made on that day;

    (b) 200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of all Purchase Payments made within one year following the effective date of the benefit; and

    (c) all Purchase Payments made after one year following the effective date of the benefit.

In the rider for this benefit, we use slightly different terms for the calculation described. We use the term "Guaranteed Base Value" to refer to the Unadjusted Account Value on the effective date of the benefit, plus the amount of any "adjusted" Purchase Payments made within one year after the effective date of the benefit. "Adjusted" Purchase Payments means Purchase Payments we receive, decreased by any fees or tax charges deducted from such Purchase Payments upon allocation to the Annuity.

This means that: if you do not take a Lifetime Withdrawal on or before the 10/th/ benefit anniversary, your Protected Withdrawal Value on the 10/th/ benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election; or if you do not take a withdrawal on or before the 20/th/ benefit anniversary, your Protected Withdrawal Value on the 20/th/ anniversary will be at least quadruple (400%) of your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 10/th/ or 20/th/ benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see below).

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 6 PLUS
BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years unless you take a withdrawal of Excess Income, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2 - 79, and 6% for ages 80 or older. (Note that for purposes of the age tiers used with this benefit, we deem the Annuitant to have reached age 59 1/2 on the 183/rd/ day after his/her 59/th/ birthday). Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will
(i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the

Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2 - 79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities that were issued in Oregon, effective September 14, 2012, we no longer permit additional Purchase Payments to Annuities with the Highest Daily Lifetime 6 Plus benefit. For Annuities issued in Oregon, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2 - 79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1, 2010

..  The Highest Daily Lifetime 6 Plus benefit is elected on August 1, 2011

..  The Annuitant was 70 years old when he/she elected the Highest Daily
   Lifetime 6 Plus benefit

..  The first withdrawal is a Lifetime Withdrawal

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 24, 2011, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2011) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 27, 2011 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                  $118,000.00
Amount of "non" Excess Income                             $  3,500.00
Account Value immediately before Excess Income of $1,500  $114,500.00
Excess Income amount                                      $  1,500.00
Ratio ($1,500/$114,500 = 1.31%)                                  1.31%
Annual Income Amount                                      $  6,000.00
1.31% Reduction in Annual Income Amount                   $     78.60
Annual Income Amount for future Annuity Years             $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary Date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $11,900.00
June 29   $226,500.00        $228,009.60               $11,400.48
June 30   $226,800.00        $228,009.60               $11,400.48
July 1    $233,500.00        $233,500.00               $11,675.00
July 2    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.

** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

    . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value" earlier in this prospectus). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount (including any applicable MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

The Issue Date is December 1

..  The Highest Daily Lifetime 6 Plus benefit is elected on September 1

..  The Unadjusted Account Value at benefit election was $105,000

..  The Annuitant was 70 years old when he/she elected the Highest Daily
   Lifetime 6 Plus benefit

..  No previous withdrawals have been taken under the Highest Daily Lifetime 6
   Plus benefit

On October 3, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, and the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3, and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                          $ 15,000
Divided by Account Value before withdrawal                 $120,000
Equals ratio                                                   12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375
10/th/ benefit year Minimum Periodic Value                 $183,750
20/th/ benefit year Minimum Periodic Value                 $367,500

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31st for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied:

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..  the remaining Annual Income Amount for that Annuity Year; plus

.. the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

EXAMPLE

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

  FIRST CALENDAR YEAR             ANNUITY YEAR         SECOND CALENDAR YEAR
  -------------------       ------------------------ ------------------------
  01/01/2014 to 12/31/2014  06/01/2014 to 05/31/2015 01/01/2015 to 12/31/2015

Assume the following:

..  RMD Amount for Both Calendar Years = $6,000;

..  Annual Income Amount = $5,000; and

..  A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
   Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..  The remaining Annual Income for that Annuity Year ($3,000); plus

..  The Second Calendar Year's RMD Amount minus the Annual Income Amount ($6,000
   - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..  If, in any Annuity Year, your RMD amount is less than your Annual Income
   Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

.. If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

.. If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

BENEFITS UNDER HIGHEST DAILY LIFETIME 6 PLUS

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY, THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1) apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

    (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

    (2) the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity. Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata. The first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals from the MVA Options may be subject to an MVA.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon inception of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or upon addition of subsequent Purchase Payments. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

.. Any Death Benefit, including any optional Death Benefit that you elected, will terminate if withdrawals taken under Highest Daily Lifetime 6 Plus reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" earlier in the prospectus for more information.)

.. The current charge for Highest Daily Lifetime 6 Plus is 0.85% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.2125% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Highest Daily Lifetime 6 Plus is no longer available for election. Previously, for elections of Highest Daily Lifetime 6 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime 6 Plus could be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions.

If you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not have elected Highest Daily Lifetime 6 Plus so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I) YOUR TERMINATION OF THE BENEFIT;

(II)YOUR SURRENDER OF THE ANNUITY;

(III)YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO RECEIVE THE ANNUAL INCOME AMOUNT IN THE FORM OF ANNUITY PAYMENTS, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(IV)OUR RECEIPT OF DUE PROOF OF DEATH OF THE OWNER OR ANNUITANT (FOR ENTITY-OWNED ANNUITIES);

(V) BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO; OR

(VI)YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates upon Due Proof of Death.

HOW HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Unadjusted Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the AST Investment Grade Bond Sub-account, referred to as the "Bond Sub-account"). This predetermined mathematical formula ("formula") runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Unadjusted Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Unadjusted Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. The formula is described below.

As indicated above, we limit the Sub-accounts to which you may allocate Unadjusted Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of these benefits, we refer to those permitted Investment Options as the "Permitted Sub-accounts". Because these restrictions and the use of the formula lessen the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth.

If you are participating in Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Unadjusted Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Unadjusted Account Value in those Sub-accounts will an amount be transferred from the DCA MVA Options. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the Bond Sub-account, amounts held within the DCA MVA Options are included within the term "Permitted Sub-accounts". Thus, amounts may be transferred from the DCA MVA Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA MVA Options. We will not assess any applicable Market Value Adjustment with respect to transfers under the formula from the DCA MVA Options.

Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an Income Basis (as defined in Appendix J) for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments, and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account.

If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

.. September 4 - a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. September 5 - you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4.

.. On September 5 - (and at least until first a transfer is made out of the Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

.. Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Unadjusted Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Unadjusted Account Value in the Bond Sub-account; or

b)  An amount equal to 5% of your total Unadjusted Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

..  Not make any transfer between the Permitted Sub-accounts and the Bond
   Sub-account; or

.. If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

..  Transfer a portion of your Unadjusted Account Value in the Permitted
   Sub-accounts and the DCA MVA Options to the Bond Sub-account.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Unadjusted Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Unadjusted Account Value, the more the Unadjusted Account Value can decrease prior to a transfer to the Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Unadjusted Account Value and your Protected
   Withdrawal Value;

.. The amount of time Highest Daily Lifetime 6 Plus has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Unadjusted Account Value and thus the greater the impact on whether (and how much) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.

Any Unadjusted Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR (HD6 PLUS WITH
LIA)

Highest Daily Lifetime 6 Plus with LIA is no longer available. If you have elected this benefit, the benefit guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. You could choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 6 Plus and you must have elected the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. Please note that if you terminate Highest Daily Lifetime 6 Plus and elected the Highest Daily Lifetime 6 Plus with LIA you would lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. This benefit may not be combined with any other optional living benefit or death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted and available Investment Option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single "designated life" who is between the ages of 45 and 75 on the date that the benefit is elected and received in Good Order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein. As is the case with Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with LIA involves your participation in a predetermined mathematical formula that transfers Account Value between your Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account. Please see Highest Daily Lifetime 6 Plus above for a description of the predetermined mathematical formula.

Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care or other medical or retirement expenses. You should seek professional advice to determine your financial needs for long-term care.

If this benefit is elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

The current charge for this benefit is 1.20% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero.

ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA Amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1) The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to laws of any United States jurisdiction providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2) The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii. Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

    iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv. Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v.  Transferring: Moving into or out of a bed, chair or wheelchair.

    vi. Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount, and you will have to notify us again in writing in order to become eligible. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Please note that you must be available in the U.S. for the assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the Annuity Year that immediately precedes or runs concurrent with our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature - Annual Income Amount under Highest Daily Lifetime Income 6 Plus" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA Amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount. However, the available LIA Amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA Amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

For new issuances of this benefit, we may institute a "cut-off" date that would stop the appreciation of the Protected Withdrawal Value, even if no Lifetime Withdrawal had been taken prior to the cut-off date (thus affecting the determination of the LIA Amount). We will not apply any cut-off date to those who elected this benefit prior to our institution of a cut-off date.

WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. Withdrawals (other than the Non-Lifetime Withdrawal) of any amount in a given Annuity Year up to the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. However, if your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount ("Excess Income"), your LIA Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Income. Excess Income also will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal has exceeded the LIA Amount.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of more than the LIA Amount, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding the LIA Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of more than the LIA Amount, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed the LIA Amount. If you request a net withdrawal, you are more likely to take a withdrawal of more than the LIA Amount than if you request a gross withdrawal.

WITHDRAWALS ARE NOT REQUIRED. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2 - 79; and 6% for ages 80 and older) to the Purchase Payment. The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. (Note that for purposes of the age tiers used with this benefit, we deem the Annuitant to have reached age 59 1/2 on the 183/rd/ day after his/her 59/th/ birthday).

The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each Purchase Payment.

If the Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities that were issued in Oregon, effective September 14, 2012, we no longer permit additional Purchase Payments to Annuities with the Highest Daily Lifetime 6 Plus with LIA. For Annuities issued in Oregon, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

GUARANTEE PAYMENTS. If your Unadjusted Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional Purchase Payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". TO THE EXTENT THAT CUMULATIVE WITHDRAWALS IN THE CURRENT ANNUITY YEAR THAT REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO ARE MORE THAN THE LIA AMOUNT (EXCEPT IN THE CASE OF REQUIRED MINIMUM DISTRIBUTIONS), HIGHEST DAILY LIFETIME 6 PLUS WITH LIA TERMINATES, AND NO ADDITIONAL PAYMENTS ARE MADE. HOWEVER, IF A WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY, THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE LIA AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE DESIGNATED LIFE.

ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Unadjusted Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA Amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements, you will not receive any additional payments based on the LIA Amount.

TERMINATION OF HIGHEST LIFETIME 6 PLUS WITH LIA. THE LIA BENEFIT TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I)    YOUR TERMINATION OF THE BENEFIT;

(II)   YOUR SURRENDER THE ANNUITY;

(III)  OUR RECEIPT OF DUE PROOF OF DEATH OF THE DESIGNATED LIFE;

(IV) THE ANNUITY DATE, IF UNADJUSTED ACCOUNT VALUE REMAINS ON THE ANNUITY DATE AND AN ELECTION IS MADE TO COMMENCE ANNUITY PAYMENTS PRIOR TO THE TENTH ANNUITY ANNIVERSARY;

(V) THE VALUATION DAY ON WHICH EACH OF THE UNADJUSTED ACCOUNT VALUE AND THE ANNUAL INCOME AMOUNT IS ZERO; OR

(VI) IF YOU CEASE TO MEET OUR REQUIREMENTS FOR ELECTIONS OF THIS BENEFIT OR IF WE PROCESS A CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

Highest Daily Lifetime 6 Plus with LIA is subject to the same pre-determined mathematical formula that applies to Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus. See Highest Daily Lifetime 6 Plus above for a description of the formula.

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 PLUS)

Spousal Highest Daily Lifetime 6 Plus (SHD6 Plus) is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. Spousal Highest Daily Lifetime 6 Plus is no longer available for election.

If you have elected this benefit, the benefit guarantees, until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the pre-determined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime 6 Plus Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime 6 Plus must be elected based on two designated lives, as described below. The youngest designated life must have been at least 50 years old and the oldest designated life must have been at least 55 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime 6 Plus benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional living benefit, although you may elect any optional death benefit.

As long as your Spousal Highest Daily Lifetime 6 Plus benefit is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS BENEFIT.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime 6 Plus, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10/th/ or 20/th/ benefit anniversary, your Periodic Value on the 10/th/ or 20/th/ benefit anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments made on that day;

    (b)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of all Purchase Payments made within one year following the effective date of the benefit; and

    (c)all Purchase Payments made after one year following the effective date of the benefit.

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In the rider for this benefit, as respects the preceding paragraph, we use the term "Guaranteed Base Value" to refer to the Unadjusted Account Value on the effective date of the benefit, plus the amount of any "adjusted" Purchase Payments made within one year after the effective date of the benefit. "Adjusted" Purchase Payments means Purchase Payments we receive, decreased by any fees or tax charges deducted from such Purchase Payments upon allocation to the Annuity.

This means that: if you do not take a Lifetime Withdrawal on or before the 10/th/ Anniversary of the benefit, your Protected Withdrawal Value on the 10/th/ Anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election; or if you do not take a withdrawal on or before the 20/th/ anniversary of the benefit, your Protected Withdrawal Value on the 20/th/ anniversary will be at least quadruple (400%) of your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 10/th/ or 20/th/ benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see below).

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 - 64, 5% for ages 65 - 84, and 6% for ages 85 and older. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 - 64, 5% for ages 65 - 84, and 6% for ages 85 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities that were issued in Oregon, effective September 14, 2012, we no longer permit additional Purchase Payments to Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit. For Annuities issued in Oregon, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 - 64, 5% for ages 65 - 84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1, 2010

..  The Spousal Highest Daily Lifetime 6 Plus benefit is elected on August 1,
   2011

..  The younger designated life was 70 years old when he/she elected the Spousal
   Highest Daily Lifetime 6 Plus benefit

..  The first withdrawal is a Lifetime Withdrawal

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 24, 2011, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the younger designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income
Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31,
2011) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 27, 2011 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income

Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                      $118,000.00
Amount of "non" excess withdrawal                             $  3,500.00
Account Value immediately before excess withdrawal of $1,500  $114,500.00
Excess withdrawal amount                                      $  1,500.00
Ratio ($1,500/$114,500 = 1.31%)                                      1.31%
Annual Income Amount                                          $  6,000.00
1.31% Reduction in Annual Income Amount                       $     78.60
Annual Income Amount for future Annuity Years                 $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments , is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29 reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $10,710.00
June 29   $226,500.00        $227,994.52               $10,259.75
June 30   $226,800.00        $227,994.52               $10,259.75
July 1    $233,500.00        $233,500.00               $10,507.50
July 2    $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.

** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

    . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $227,994.52 is greater than the June 30 Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $10,507.50.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value" earlier in this prospectus). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount (including any applicable MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 1, 2010

..  The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1,
   2011

..  The Unadjusted Account Value at benefit election was $105,000

..  The younger designated life was 70 years old when he/she elected the Spousal
   Highest Daily Lifetime 6 Plus benefit

..  No previous withdrawals have been taken under the Spousal Highest Daily
   Lifetime 6 Plus benefit

On October 3, 2011, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000 and the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3, 2011 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                          $ 15,000
Divided by Account Value before withdrawal                 $120,000
Equals ratio                                                   12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375
10/th/ benefit year Minimum Periodic Value                 $183,750
20/th/ benefit year Minimum Periodic Value                 $367,500

REQUIRED MINIMUM DISTRIBUTIONS

See the sub-section entitled "Required Minimum Distributions" in the section above concerning Highest Daily Lifetime 6 Plus for a discussion of the relationship between the RMD amount and the Annual Income Amount.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, THE SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS BENEFIT TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A

   REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE SECOND DESIGNATED LIFE PROVIDED THE DESIGNATED LIVES WERE SPOUSES AT THE DEATH OF THE FIRST DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1)apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

    (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to Annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

    (2)the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

    . Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including partial withdrawals that exceed the Annual Income Amount. Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata. The first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals from the MVA Options may be subject to an MVA.

    . You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

    . You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

    . Transfers to and from the elected Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

    . Upon inception of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Unadjusted Account Value, or to any additional Purchase Payments that are made after the changes go into effect. That is, we will not require such current participants to re-allocate Unadjusted Account Value to comply with any new requirements.

    . If you elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Investment Options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

    . Any Death Benefit, including any optional Death Benefit that you elected, will terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" earlier in the prospectus for more information.)

CHARGE FOR SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS

The current charge for Spousal Highest Daily Lifetime 6 Plus is 0.95% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime 6 Plus is no longer available. Spousal Highest Daily Lifetime 6 Plus could only be elected based on two designated lives. Designated lives must have been natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Spousal Highest Daily Lifetime 6 Plus only could be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. The younger Owner/Annuitant and the Beneficiary must be at least 50 years old and the older must be at least 55 years old at the time of election; or

..  Co-Annuity Owners, where the Owners are each other's spouses. The
   Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. The younger Owner must be at least 50 years old and the older Owner must be at least 55 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The younger of the Annuitant and the Contingent Annuitant must be at least 50 years old and the older must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit, however if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. If the designated lives divorce, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether s/he wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime 6 Plus so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE FIRST DESIGNATED LIFE, IF THE SURVIVING SPOUSE OPTS TO TAKE THE DEATH BENEFIT UNDER THE ANNUITY (RATHER THAN CONTINUE THE ANNUITY) OR IF THE SURVIVING SPOUSE IS NOT AN ELIGIBLE DESIGNATED LIFE;

(II)   UPON THE DEATH OF THE SECOND DESIGNATED LIFE;

(III)  YOUR TERMINATION OF THE BENEFIT;

(IV)   YOUR SURRENDER OF THE ANNUITY;

(V) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO TAKE ANNUITY PAYMENTS IN THE FORM OF THE ANNUAL INCOME AMOUNT, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(VI)   BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO; OR

(VII) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

HOW SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT. See "How Highest Daily Lifetime 6 Plus Transfers Unadjusted
Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

Please see the Additional Tax Considerations section under Highest Daily Lifetime 6 Plus above.

     FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND SPOUSAL
                 HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT
              (INCLUDING HIGHEST DAILY LIFETIME 6 PLUS WITH LIA)

Please see Appendix J: "Formula for Highest Daily Lifetime Income v2.1 Suite, Highest Daily Lifetime Income 2.0 Suite, Highest Daily Lifetime Income Suite and Highest Daily Lifetime 6 Plus Suite of Living Benefits."

   APPENDIX D - HIGHEST DAILY LIFETIME INCOME, HIGHEST DAILY LIFETIME INCOME

     WITH LIFETIME INCOME ACCELERATOR, AND SPOUSAL HIGHEST DAILY LIFETIME

                INCOME - NO LONGER AVAILABLE FOR NEW ELECTIONS

        These benefits were offered January 24, 2011 to August 19, 2012

EXCEPT FOR ANNUITIES THAT WERE ISSUED IN OREGON, FOR ANNUITIES THAT HAVE ONE OF THESE BENEFITS, WE CURRENTLY LIMIT ADDITIONAL PURCHASE PAYMENTS MADE AFTER THE BENEFIT HAS BEEN IN EFFECT FOR ONE YEAR (THE "BENEFIT ANNIVERSARY") TO $50,000 EACH BENEFIT YEAR. THE BENEFIT YEAR BEGINS ON THE DATE YOU ELECT AN OPTIONAL LIVING BENEFIT AND CONTINUES THROUGH AND INCLUDES THE DAY IMMEDIATELY PRECEDING THE FIRST ANNIVERSARY OF THE DATE YOU ELECTED THE OPTIONAL LIVING BENEFIT. SUBSEQUENT BENEFIT YEARS BEGIN ON THE ANNIVERSARY OF THE DATE YOU ELECTED AN OPTIONAL LIVING BENEFIT AND CONTINUE THROUGH AND INCLUDE THE DAY IMMEDIATELY PRECEDING THE NEXT ANNIVERSARY OF THE DATE YOU ELECTED THE BENEFIT.

NOTWITHSTANDING THE $50,000 LIMIT DISCUSSED ABOVE, WE MAY FURTHER LIMIT, SUSPEND OR REJECT ANY ADDITIONAL PURCHASE PAYMENT AT ANY TIME, BUT WOULD DO SO ONLY ON A NON-DISCRIMINATORY BASIS. CIRCUMSTANCES WHERE WE MAY LIMIT, RESTRICT, SUSPEND OR REJECT ADDITIONAL PURCHASE PAYMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING:

..  IF WE DETERMINE THAT, AS A RESULT OF THE TIMING AND AMOUNTS OF YOUR
   ADDITIONAL PURCHASE PAYMENTS AND WITHDRAWALS, THE ANNUAL INCOME AMOUNT IS BEING INCREASED IN AN UNINTENDED FASHION (AMONG THE FACTORS WE WILL USE IN MAKING A DETERMINATION AS TO WHETHER AN ACTION IS DESIGNED TO INCREASE THE ANNUAL INCOME AMOUNT IN AN UNINTENDED FASHION IS THE RELATIVE SIZE OF ADDITIONAL PURCHASE PAYMENT(S));

..  IF WE ARE NOT THEN OFFERING THIS BENEFIT FOR NEW ISSUES; OR

..  IF WE ARE OFFERING A MODIFIED VERSION OF THIS BENEFIT FOR NEW ISSUES.

IF WE FURTHER EXERCISE OUR RIGHT TO SUSPEND, REJECT AND/OR PLACE LIMITATIONS ON THE ACCEPTANCE OF ADDITIONAL PURCHASE PAYMENTS, YOU MAY NO LONGER BE ABLE TO FUND THE BENEFIT THAT YOU ELECTED TO THE LEVEL YOU ORIGINALLY INTENDED. THIS MEANS THAT YOU MAY NO LONGER BE ABLE TO INCREASE THE VALUES ASSOCIATED WITH YOUR OPTIONAL LIVING BENEFIT THROUGH ADDITIONAL PURCHASE PAYMENTS. THIS WOULD ALSO IMPACT YOUR ABILITY TO MAKE ANNUAL CONTRIBUTIONS TO CERTAIN QUALIFIED ANNUITIES.

HIGHEST DAILY LIFETIME(R) INCOME BENEFIT

Highest Daily Lifetime(R) Income Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. We reserve the right, in our sole discretion, to cease offering this benefit, for new elections at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). Highest Daily Lifetime Income may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime Income Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

The income benefit under Highest Daily Lifetime Income currently is based on a single "designated life" who is at least 45 years old on the benefit effective date. Highest Daily Lifetime Income is not available if you elect any other optional living benefit, although you may elect any optional death benefit. As long as your Highest Daily Lifetime Income is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER HIGHEST DAILY LIFETIME INCOME. AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT YOU MAY HAVE, PLEASE SEE THE APPLICABLE SECTION IN THIS PROSPECTUS. FOR EXAMPLE, IF THE ANNUITY TERMINATES IN THIS SCENARIO, YOU WOULD NO LONGER HAVE ANY OPTIONAL DEATH BENEFIT THAT YOU MAY HAVE ELECTED (SEE THE OPTIONAL DEATH BENEFITS SECTION OF THIS PROSPECTUS).

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 12/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 12/th/ Anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above, or

(2)the sum of (a), (b) and (c) below proportionally reduced for any Non-Lifetime Withdrawals:

       (a)200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments made on that day;

       (b)200% of all Purchase Payments made within one year following the effective date of the benefit; and

       (c)all Purchase Payments made after one year following the effective date of the benefit.

This means that if you do not take a Lifetime Withdrawal on or before the 12th benefit anniversary, your Protected Withdrawal Value on the 12th benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking withdrawals prior to your 12/th/ benefit anniversary, however, this automatic increase will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER HIGHEST DAILY LIFETIME INCOME

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years unless you take a withdrawal of Excess Income, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 45-54; 4% for ages 55 to less than 59 1/2; 5% for ages 59 1/2 to 84, and 6% for ages 85 or older. Under Highest Daily Lifetime Income, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income and subsequent to the first Lifetime Withdrawal will
(i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 45-54; 4% for ages 55 to less than 59 1/2; 5% for ages 59 1/2 to 84, and 6% for ages 85 or older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 45-54; 4% for ages 55 to less than 59 1/2; 5% for ages 59 1/2-84, and 6% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for Highest Daily Lifetime Income or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1, 2011

..  Highest Daily Lifetime Income is elected on August 1, 2012

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income

..  The first withdrawal is a Lifetime Withdrawal

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 24, 2012, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2012) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2012 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime withdrawal                  $118,000.00
Amount of "non" Excess Income                             $  3,500.00
Account Value immediately before Excess Income of $1,500  $114,500.00
Excess Income amount                                      $  1,500.00
Ratio ($1,500/$114,500 = 1.31%)                                  1.31%
Annual Income Amount                                      $  6,000.00
1.31% Reduction in Annual Income Amount                   $     78.60
Annual Income Amount for future Annuity Years             $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $11,900.00
June 29   $226,500.00        $228,009.60               $11,400.48
June 30   $226,800.00        $228,009.60               $11,400.48
July 1    $233,500.00        $233,500.00               $11,675.00
July 2    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.

** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

    . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income . You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income . If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 1

..  Highest Daily Lifetime Income is elected on September 4

..  The Unadjusted Account Value at benefit election was $105,000

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income

..  No previous withdrawals have been taken under Highest Daily Lifetime Income

On October 3 the Protected Withdrawal Value is $125,000, the 12/th/ benefit year minimum Periodic Value guarantee is $210,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                          $ 15,000
Divided by Account Value before withdrawal                 $120,000
Equals ratio                                                   12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375
12/th/ benefit year Minimum Periodic Value                 $183,750

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31/st/ for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied:

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..  the remaining Annual Income Amount for that Annuity Year; plus

.. the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

EXAMPLE

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

FIRST CALENDAR YEAR             ANNUITY YEAR         SECOND CALENDAR YEAR
-------------------       ------------------------ ------------------------
01/01/2014 to 12/31/2014  06/01/2014 to 05/31/2015 01/01/2015 to 12/31/2015

Assume the following:

..  RMD Amount for Both Calendar Years = $6,000;

..  Annual Income Amount = $5,000; and

..  A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
   Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..  The remaining Annual Income for that Annuity Year ($3,000); plus

..  The Second Calendar Year's RMD Amount minus the Annual Income Amount ($6,000
   - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..  If, in any Annuity Year, your RMD amount is less than your Annual Income
   Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

.. If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

.. If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

BENEFITS UNDER HIGHEST DAILY LIFETIME INCOME

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime Income, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, HIGHEST DAILY LIFETIME INCOME TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS

   DESCRIBED ABOVE) UNDER THE ANNUITY, THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1)apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

    (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1)the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

    (2)the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under Highest Daily Lifetime Income are subject to all of the terms and conditions of the Annuity. Withdrawals made while Highest Daily Lifetime Income is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro-rata. The first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the permitted elected Sub-accounts, the DCA MVA
   Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon inception of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or upon addition of subsequent Purchase Payments. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..  If you elect this benefit, you may be required to reallocate to different
   Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

.. Any Death Benefit, including any optional Death Benefit that you elect, will terminate if withdrawals taken under Highest Daily Lifetime Income reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" earlier in the prospectus for more information.)

.. The current charge for Highest Daily Lifetime Income is 0.95% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

For Highest Daily Lifetime Income, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income, except if (a) the new Owner has the same taxpayer identification number as the previous Owner,
(b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Income can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT HIGHEST DAILY LIFETIME INCOME, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND YOUR GUARANTEES UNDER HIGHEST DAILY LIFETIME INCOME WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF HIGHEST DAILY LIFETIME INCOME. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime Income at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I)    YOUR TERMINATION OF THE BENEFIT;

(II)   YOUR SURRENDER OF THE ANNUITY;

(III) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO RECEIVE THE ANNUAL INCOME AMOUNT IN THE FORM OF ANNUITY PAYMENTS, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(IV) OUR RECEIPT OF DUE PROOF OF DEATH OF THE OWNER OR ANNUITANT (FOR ENTITY-OWNED ANNUITIES)

(V)    BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO; OR

(VI) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed above.

HOW HIGHEST DAILY LIFETIME INCOME TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

An integral part of Highest Daily Lifetime Income (including Highest Daily Lifetime Income with LIA and Spousal Highest Daily Lifetime Income) is the predetermined mathematical formula used to transfer Unadjusted Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the AST Investment Grade Bond Sub-account, referred to in this section as the "Bond Sub-account"). This predetermined mathematical formula ("formula") runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Unadjusted Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Unadjusted Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Income. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. The formula is set forth in Appendix J (and is described below).

As indicated above, we limit the Sub-accounts to which you may allocate Unadjusted Account Value if you elect Highest Daily Lifetime Income. For purposes of these benefits, we refer to those permitted Investment Options as the "Permitted Sub-accounts". Because these restrictions and the use of the formula lessen the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth.

If you are participating in Highest Daily Lifetime Income and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Unadjusted Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Unadjusted Account Value in those Sub-accounts will an amount be transferred from the DCA MVA Options. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the Bond Sub-account, amounts held within the DCA MVA Options are included within the term "Permitted Sub-accounts". Thus, amounts may be transferred from the DCA MVA Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA MVA Options. We will not assess any Market Value Adjustment with respect to transfers under the formula from the DCA MVA Options.

Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an Income Basis (as defined in Appendix J) for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments, and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted

Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account.

If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

.. September 4 - a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts

.. September 5 - you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4

.. On September 5 - (and at least until first a transfer is made out of the Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

.. Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Unadjusted Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime Income, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Income and existing Annuities that elect Highest Daily Lifetime Income in the future, however, we reserve the right to change such values.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Unadjusted Account Value in the Bond Sub-account, or

b)  An amount equal to 5% of your total Unadjusted Account Value

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

..  Not make any transfer between the Permitted Sub-accounts and the Bond
   Sub-account; or

.. If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

..  Transfer a portion of your Unadjusted Account Value in the Permitted
   Sub-accounts and the DCA MVA Options to the Bond Sub-account.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Unadjusted Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Unadjusted Account Value, the more the Unadjusted Account Value can decrease prior to a transfer to the Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Unadjusted Account Value and your Protected
   Withdrawal Value;

.. The amount of time Highest Daily Lifetime Income has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Unadjusted Account Value and thus the greater the impact on whether (and how much) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.

Any Unadjusted Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime Income or Spousal Highest Daily Lifetime Income through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

HIGHEST DAILY LIFETIME(R) INCOME BENEFIT WITH LIFETIME INCOME ACCELERATOR

We offer another version of Highest Daily Lifetime Income that we call Highest Daily Lifetime Income with Lifetime Income Accelerator. Highest Daily Lifetime Income with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. We reserve the right, in our sole discretion, to cease offering this benefit at any time.

You may choose Highest Daily Lifetime Income with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime Income and you must elect the LIA benefit at the time you elect Highest Daily Lifetime Income. If you elect Highest Daily Lifetime Income without LIA and would like to add the feature later, you must first terminate Highest Daily Lifetime Income and elect Highest Daily Lifetime Income with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime Income and elect Highest Daily Lifetime Income with LIA you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Highest Daily Lifetime Income with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or death benefit. As long as your Highest Daily Lifetime Income with LIA benefit is in effect, you must allocate your Unadjusted Account Value in accordance with the Permitted Sub-account(s) with this benefit. The income benefit under Highest Daily Lifetime Income with LIA currently is based on a single "designated life" who is between the ages of 45 and 75 on the date that the benefit is elected and received in Good Order. All terms and conditions of Highest Daily Lifetime Income apply to this version of the benefit, except as described herein. As is the case with Highest Daily Lifetime Income, Highest Daily Lifetime Income with LIA involves your participation in a predetermined mathematical formula that transfers Account Value between your Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account. Please see Highest Daily Lifetime Income above for a description of the predetermined mathematical formula.

Highest Daily Lifetime Income with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care or other medical or retirement expenses. You should seek professional advice to determine your financial needs for long-term care.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

If you elect Highest Daily Lifetime Income with LIA, the current charge is 1.30% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.325% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for the Highest Daily Lifetime Income with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero.

ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA Amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to laws of any United States jurisdiction providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii. Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

    iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv. Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v.  Transferring: Moving into or out of a bed, chair or wheelchair.

    vi. Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount, and you will have to notify us again in writing in order to become eligible. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Please note that you must be available in the U.S. for the assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under Highest Daily Lifetime Income.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the Annuity Year that immediately precedes or runs concurrent with our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under Highest Daily Lifetime Income" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime Income with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA Amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount. However, the available LIA Amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA Amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

For new issuances of this benefit, we may institute a "cut-off" date that would stop the appreciation of the Protected Withdrawal Value, even if no Lifetime Withdrawal had been taken prior to the cut-off date (thus affecting the determination of the LIA Amount). We will not apply any cut-off date to those who elected this benefit prior to our institution of a cut-off date.

WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. Withdrawals (other than the Non-Lifetime Withdrawal) of any amount in a given Annuity Year up to the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. However, if your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount ("Excess Income"), your LIA Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Income. Excess Income also will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

WITHDRAWALS ARE NOT REQUIRED. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (3% for ages 45-54; 4% for ages 55 to less than 59 1/2; 5% for ages 59 1/2-84; and 6% for ages 85 or older) to the Purchase Payment. The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date.

The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each Purchase Payment.

If the Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

GUARANTEE PAYMENTS. If your Unadjusted Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional Purchase Payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA Amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". TO THE EXTENT THAT CUMULATIVE WITHDRAWALS IN THE CURRENT ANNUITY YEAR THAT REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO ARE MORE THAN THE LIA AMOUNT (EXCEPT IN THE CASE OF REQUIRED MINIMUM DISTRIBUTIONS), HIGHEST DAILY LIFETIME INCOME WITH LIA TERMINATES, AND NO ADDITIONAL PAYMENTS ARE MADE. HOWEVER, IF A WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY, THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE LIA AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE DESIGNATED LIFE.

ANNUITY OPTIONS. In addition to Highest Daily Lifetime Income annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Unadjusted Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA Amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime Income with LIA, and never meet the eligibility requirements, you will not receive any additional payments based on the LIA Amount.

TERMINATION OF HIGHEST DAILY LIFETIME INCOME WITH LIA. THE LIA BENEFIT TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I)    YOUR TERMINATION OF THE BENEFIT;

(II)   YOUR SURRENDER OF THE ANNUITY;

(III)  OUR RECEIPT OF DUE PROOF OF DEATH OF THE DESIGNATED LIFE;

(IV) THE ANNUITY DATE, IF UNADJUSTED ACCOUNT VALUE REMAINS ON THE ANNUITY DATE AND AN ELECTION IS MADE TO COMMENCE ANNUITY PAYMENTS PRIOR TO THE TENTH ANNUITY ANNIVERSARY;

(V) THE VALUATION DAY ON WHICH EACH OF THE UNADJUSTED ACCOUNT VALUE AND THE ANNUAL INCOME AMOUNT IS ZERO; OR

(VI) IF YOU CEASE TO MEET OUR REQUIREMENTS FOR ELECTIONS OF THIS BENEFIT OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

Highest Daily Lifetime Income with LIA uses the same pre-determined mathematical formula used with Highest Daily Lifetime Income and Spousal Highest Daily Lifetime Income. See the pertinent discussion in Highest Daily Lifetime Income above.

SPOUSAL HIGHEST DAILY LIFETIME(R) INCOME BENEFIT

Spousal Highest Daily Lifetime(R) Income Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

We offer a benefit that guarantees, until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime Income is the pre-determined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income is the spousal version of Highest Daily Lifetime Income. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Currently, if you elect Spousal Highest Daily Lifetime Income and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. Please note that if you terminate Spousal Highest Daily Lifetime Income and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income must be elected based on two designated lives, as described below. Each designated life must be at least 45 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income is not available if you elect any other optional living benefit, although you may elect any optional death benefit.

As long as your Spousal Highest Daily Lifetime Income is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME. AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT YOU MAY HAVE, PLEASE SEE THE APPLICABLE SECTION IN THIS PROSPECTUS. FOR EXAMPLE, IF THE ANNUITY TERMINATES IN THIS SCENARIO, YOU WOULD NO LONGER HAVE ANY OPTIONAL DEATH BENEFIT THAT YOU MAY HAVE ELECTED (SEE THE OPTIONAL DEATH BENEFITS SECTION OF THIS PROSPECTUS).

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 12th benefit anniversary, your Periodic Value on the 12/th/ benefit anniversary is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) proportionally reduced for any Non-Lifetime
   Withdrawal:

    (a)200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments made on that day;

    (b)200% of all Purchase Payments made within one year following the effective date of the benefit; and

    (c)all Purchase Payments made after one year following the effective date of the benefit.

This means that if you do not take a Lifetime Withdrawal on or before the 12th benefit anniversary, your Protected Withdrawal Value on the 12th benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 12/th/ benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 45-54, 3.5% for ages 55 to less than 59 1/2; 4.5% for ages 59 1/2 to 84, and
5.5% for ages 85 and older. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under Spousal Highest Daily Lifetime Income, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 45-54, 3.5% for ages 55 to less than 59 1/2, 4.5% for ages 59 1/2 to 84, and 5.5% for ages 85 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 45-54, 3.5% for ages 55 to less than 59 1/2, 4.5% for ages 59 1/2 to 84, and 5.5% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1, 2011

..  Spousal Highest Daily Lifetime Income is elected on August 1, 2012

..  Both designated lives were 70 years old when they elected Spousal Highest
   Daily Lifetime Income

..  The first withdrawal is a Lifetime Withdrawal

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 24, 2012, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 59 1/2 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2012) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2012 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $2,100 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income (i.e., Excess Income) to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                  $118,000.00
Amount of "non" Excess Income                             $  2,900.00
Account Value immediately before Excess Income of $2,100  $115,100.00
Excess Income amount                                      $  2,100.00
Ratio ($2,100/$115,100 = 1.82%)                                  1.82%
Annual Income Amount                                      $  5,400.00
1.82% Reduction in Annual Income Amount                   $     98.28
Annual Income Amount for future Annuity Years             $  5,301.72

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29 reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $10,710.00
June 29   $226,500.00        $227,994.52               $10,259.75
June 30   $226,800.00        $227,994.52               $10,259.75
July 1    $233,500.00        $233,500.00               $10,507.50
July 2    $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.

** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

    . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $227,994.52 is greater than the June 30 Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $10,507.50.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..  The Issue Date is December 1, 2011

..  Spousal Highest Daily Lifetime Income is elected on September 4, 2012

..  The Unadjusted Account Value at benefit election was $105,000

..  Each designated life was 70 years old when he/she elected Spousal Highest
   Daily Lifetime Income No previous withdrawals have been taken under Spousal Highest Daily Lifetime Income

On October 3, 2012, the Protected Withdrawal Value is $125,000, the 12/th/ benefit year minimum Periodic Value guarantee is $210,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3, 2012 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                          $ 15,000
Divided by Account Value before withdrawal                 $120,000
Equals ratio                                                   12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375
12/th/ benefit year Minimum Periodic Value                 $183,750

REQUIRED MINIMUM DISTRIBUTIONS

See the sub-section entitled "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income for a discussion of the relationship between the RMD amount and the Annual Income Amount.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime Income, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, SPOUSAL HIGHEST DAILY LIFETIME INCOME TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE SECOND DESIGNATED LIFE PROVIDED THE DESIGNATED LIVES WERE SPOUSES AT THE DEATH OF THE FIRST DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1) apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

    (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

    (2)  the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

    . Withdrawals under Spousal Highest Daily Lifetime Income are subject to all of the terms and conditions of the Annuity. Withdrawals made while Spousal Highest Daily Lifetime Income is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata. The first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

    . You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

    . You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

    . Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

    . Upon inception of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Account Value, or to any additional Purchase Payments that are made after the changes go into effect. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

    . If you elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Investment Options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

    . Any Death Benefit, including any optional Death Benefit that you elect, will terminate if withdrawals taken under Spousal Highest Daily Lifetime Income reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" earlier in the prospectus for more information.)

CHARGE FOR SPOUSAL HIGHEST DAILY LIFETIME INCOME BENEFIT

The current charge for Spousal Highest Daily Lifetime Income is 0.95% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime Income can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime Income only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be at least 45 years old at the time of election; or

..  Co-Annuity Owners, where the Owners are each other's spouses. The
   Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be at least 45 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be at least 45 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit, however if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. If the designated lives divorce, Spousal Highest Daily Lifetime Income may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. Any applicable CDCS will apply to such a withdrawal. The non-owner spouse may then decide whether s/he wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT, AND YOUR GUARANTEES UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF SPOUSAL HIGHEST DAILY LIFETIME INCOME. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE FIRST DESIGNATED LIFE, IF THE SURVIVING SPOUSE OPTS TO TAKE THE DEATH BENEFIT UNDER THE ANNUITY (RATHER THAN CONTINUE THE ANNUITY) OR IF THE SURVIVING SPOUSE IS NOT AN ELIGIBLE DESIGNATED LIFE;

(II)   UPON THE DEATH OF THE SECOND DESIGNATED LIFE;

(III)  YOUR TERMINATION OF THE BENEFIT;

(IV)   YOUR SURRENDER OF THE ANNUITY;

(V) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO TAKE ANNUITY PAYMENTS IN THE FORM OF THE ANNUAL INCOME AMOUNT, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(VI)   BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO; OR

(VII) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

HOW SPOUSAL HIGHEST DAILY LIFETIME INCOME TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime Income Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income above.

 APPENDIX E - HIGHEST DAILY LIFETIME INCOME 2.0, HIGHEST DAILY LIFETIME INCOME
                                      2.0
 WITH LIFETIME INCOME ACCELERATOR, SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0, HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST DAILY DEATH BENEFIT, AND SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST DAILY DEATH BENEFIT - NO LONGER
                          AVAILABLE FOR NEW ELECTIONS

       These benefits were offered August 20, 2012 to February 24, 2013.

HIGHEST DAILY LIFETIME(R) INCOME 2.0 BENEFIT

Highest Daily Lifetime(R) Income 2.0 Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. We reserve the right, in our sole discretion, to cease offering this benefit, for new elections at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). Highest Daily Lifetime Income 2.0 may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income 2.0 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

The income benefit under Highest Daily Lifetime Income 2.0 currently is based on a single "designated life" who is at least 50 years old on the benefit effective date. Highest Daily Lifetime Income 2.0 is not available if you elect any other optional living benefit. As long as your Highest Daily Lifetime Income 2.0 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER HIGHEST DAILY LIFETIME INCOME 2.0. AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT YOU MAY HAVE, PLEASE SEE THE APPLICABLE SECTION IN THIS PROSPECTUS.

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 12/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 12/th/ Anniversary of the benefit effective date is equal to the greater of:

(1) the Periodic Value described above, or

(2) the sum of (a), (b) and (c) below proportionally reduced for any Non-Lifetime Withdrawals:

    (a) 200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments made on that day;

    (b) 200% of all Purchase Payments made within one year following the effective date of the benefit; and

    (c) all Purchase Payments made after one year following the effective date of the benefit.

This means that if you do not take a Lifetime Withdrawal on or before the 12/th/ benefit anniversary, your Protected Withdrawal Value on the 12/th/ benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 12/th/ benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT HIGHEST DAILY LIFETIME INCOME 2.0, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER HIGHEST DAILY LIFETIME INCOME 2.0

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 50-54; 4% for ages 55 to 64; 5% for ages 65 to 84, and 6% for ages 85 or older. Under Highest Daily Lifetime Income 2.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income 2.0 and subsequent to the first Lifetime Withdrawal will
(i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 50-54; 4% for ages 55 to 64; 5% for ages 65 to 84, and 6% for ages 85 or older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income 2.0. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 50-54; 4% for ages 55 to 64; 5% for ages 65-84, and 6% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income 2.0 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income 2.0 upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income 2.0 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income 2.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for Highest Daily Lifetime Income or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1, 2012

..  Highest Daily Lifetime Income is elected on August 1, 2013

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income 2.0

..  The first withdrawal is a Lifetime Withdrawal

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 24, 2013, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2013) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2013 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime withdrawal                  $118,000.00
Amount of "non" Excess Income                             $  3,500.00
Account Value immediately before Excess Income of $1,500  $114,500.00
Excess Income amount                                      $  1,500.00
Ratio ($1,500/$114,500 = 1.31%)                                  1.31%
Annual Income Amount                                      $  6,000.00
1.31% Reduction in Annual Income Amount                   $     78.60
Annual Income Amount for future Annuity Years             $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $11,900.00
June 29   $226,500.00        $228,009.60               $11,400.48
June 30   $226,800.00        $228,009.60               $11,400.48
July 1    $233,500.00        $233,500.00               $11,675.00
July 2    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.

** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.
    . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income 2.0. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income 2.0. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income 2.0. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 3

..  Highest Daily Lifetime Income 2.0 is elected on September 4

..  The Unadjusted Account Value at benefit election was $105,000

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income 2.0

..  No previous withdrawals have been taken under Highest Daily Lifetime Income
   2.0

On October 3, the Protected Withdrawal Value is $125,000, the 12/th/ benefit year minimum Periodic Value guarantee is $210,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income 2.0 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                          $ 15,000
Divided by Account Value before withdrawal                 $120,000
Equals ratio                                                   12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375
12/th/ benefit year Minimum Periodic Value                 $183,750

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31/st/ for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied:

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..  the remaining Annual Income Amount for that Annuity Year; plus

.. the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

EXAMPLE

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

FIRST CALENDAR YEAR                    ANNUITY YEAR                           SECOND CALENDAR YEAR
-------------------                    ------------                           --------------------
01/01/2014 to 12/31/2014               06/01/2014 to 05/31/2015               01/01/2015 to 12/31/2015

Assume the following:

..  RMD Amount for Both Calendar Years = $6,000;

..  Annual Income Amount = $5,000; and

..  A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
   Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..  The remaining Annual Income for that Annuity Year ($3,000); plus

..  The Second Calendar Year's RMD Amount minus the Annual Income Amount ($6,000
   - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..  If, in any Annuity Year, your RMD amount is less than your Annual Income
   Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

.. If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

.. If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

BENEFITS UNDER HIGHEST DAILY LIFETIME INCOME 2.0

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime Income 2.0, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, HIGHEST DAILY LIFETIME INCOME 2.0 TERMINATES, WE WILL MAKE FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY, THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options: (1) apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

    (2) the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under Highest Daily Lifetime Income 2.0 are subject to all of the terms and conditions of the Annuity. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income 2.0 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the permitted elected Sub-accounts, the DCA MVA
   Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon inception of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or upon addition of subsequent Purchase Payments. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..  If you elect this benefit, you may be required to reallocate to different
   Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Highest Daily
   Lifetime Income 2.0 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" earlier in the prospectus for more information.)

.. The current charge for Highest Daily Lifetime Income 2.0 is 1.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income 2.0 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.25% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income 2.0 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

For Highest Daily Lifetime Income 2.0, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 50 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income 2.0. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income 2.0, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Income 2.0 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income
2.0 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT HIGHEST DAILY LIFETIME INCOME 2.0, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND YOUR GUARANTEES UNDER HIGHEST DAILY LIFETIME INCOME 2.0 WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF HIGHEST DAILY LIFETIME INCOME 2.0. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income 2.0 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income 2.0 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime Income 2.0 at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I)    YOUR TERMINATION OF THE BENEFIT;

(II)   YOUR SURRENDER OF THE ANNUITY;

(III) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO RECEIVE THE ANNUAL INCOME AMOUNT IN THE FORM OF ANNUITY PAYMENTS, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(IV) OUR RECEIPT OF DUE PROOF OF DEATH OF THE OWNER OR ANNUITANT (FOR ENTITY-OWNED ANNUITIES);

(V)    BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO; OR

(VI) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income 2.0 other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income 2.0 terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed above.

HOW HIGHEST DAILY LIFETIME INCOME 2.0 TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

OVERVIEW OF THE PREDETERMINED MATHEMATICAL FORMULA

Our goal is to seek a careful balance between providing value-added products, such as the Highest Daily Lifetime Income 2.0 suite of benefits, while managing the risk associated with offering these products. One of the key features that helps us accomplish that balance and an integral part of the Highest Daily Lifetime Income 2.0 suite is the predetermined mathematical formula used to transfer Unadjusted Account Value between the Permitted Subaccounts and the AST Investment Grade Bond Sub-account, referred to in this section as the "Bond Sub-account". The formula is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under the Highest Daily Lifetime Income 2.0 suite of benefits.

The formula is set forth in Appendix J (and is described below).

The predetermined mathematical formula ("formula") monitors each individual contract each Valuation Day that the benefit is in effect on your Annuity, in order to help us manage guarantees through all market cycles. It helps manage the risk associated with these benefits, which is generally represented by the gap between your Unadjusted Account Value and the Protected Withdrawal Value. As the gap between these two values increases, the formula will determine if and how much money should be transferred into the Bond Sub-account. This movement is intended to reduce the equity risk we will bear in funding our obligation associated with these benefits. As the gap decreases (due to favorable performance of the Unadjusted Account Value), the formula then determines if and how much money should transfer back into the Permitted Sub-accounts. The use of the formula, combined with restrictions on the Sub-accounts you are allowed to invest in, lessens the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, thus reducing the likelihood that we will make any lifetime income payments under this benefit. It may also limit the potential for your Account Value to grow.

However, in addition to providing lifetime income when your Account Value is reduced to zero, Highest Daily Lifetime Income 2.0 can potentially dampen the impact of volatility on your Account Value during extreme market downturns by transferring assets from your chosen investments into the Bond Sub-account as described above. This occurs pursuant to the predetermined mathematical formula, which can limit the possibility or reduce the amount of a significant loss of Account Value, and potentially provide a higher income stream in retirement.

The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. We are not providing you with investment advice through the use of the formula nor does the formula constitute an investment strategy that we are recommending to you.

TRANSFER ACTIVITY UNDER THE FORMULA

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, over time, as none of the Unadjusted Account Value is allocated to the Bond Sub-account, the formula will allow for a greater decrease in the Unadjusted Account Value before a transfer to the Bond Sub-account is made.

It is important to understand that transfers within your Annuity are specific to the performance of your chosen investment options, the performance of the Bond Sub-account while money is invested in it, as well as how long the benefit has been owned. For example, two contracts purchased on the same day, but invested differently, will likely have different results, as would two contracts purchased on different days with the same investment options.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle, therefore producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Unadjusted Account Value and your Protected
   Withdrawal Value;

..  The amount of time the benefit has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account.

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

The amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula. Therefore, the investment performance of each affects whether a transfer occurs for your Annuity. As the amounts allocated to either the Bond Sub-account or the Permitted Sub-accounts increase, the performance of those sub-accounts will have a greater impact on your Unadjusted Account Value and hence a greater impact on if (and how much of) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

HOW THE FORMULA OPERATES

Generally, the formula, which is applied each Valuation Day, takes four steps in determining any applicable transfers within your Annuity.

(1) First, the formula starts by identifying the value of future income payments we expect to pay. We refer to that value as the "Target Value" or "L".

(2) Second, we subtract any amounts invested in the Bond Sub-account ("B") from the Target Value and divide that number by the amount invested in the Permitted Sub-Accounts ("(V\\V\\ + V\\F\\), where "V\\V\\" is the current Account Value of the elected Sub-accounts of the Annuity, and "V\\F\\" is the current Account Value of the elected Fixed Rate Options of the Annuity."). We refer to this resulting value as the "Target Ratio" or "R".

(3) Third, we compare the Target Ratio to designated thresholds and other rules described in greater detail below to determine if a transfer needs to occur.

(4) If a transfer needs to occur, we use another calculation to determine the amount of the transfer.

The Formula is:

    R = (L - B) / (V\\V\\ + V\\F\\)

More specifically, the formula operates as follows:

(1) We calculate the Target Value (L) by multiplying the Income Basis (as defined in Appendix J) for that day by 5% and by the applicable Annuity Factor found in Appendix J. If you have already made a Lifetime Withdrawal, your Target Value would take into account any automatic step-up, any subsequent Purchase Payments, and any withdrawals of Excess Income.

    Example (assume the income basis is $200,000, and the contract is 11 1/2 months old, resulting in an annuity factor of 14.95)

    Target Value (L) = $200,000 x 5% x 14.95 = $149,500

(2) Next, to calculate the Target Ratio (R), the Target Value is reduced by any amount held within the Bond Sub-account (B) on that day. The remaining amount is divided by the amount held within the Permitted Sub-accounts (V\\V\\ + V\\F\\).

    Example (assume the amount in the Bond Sub-account is zero, and the amount held within the Permitted Sub-accounts is $179,500)

    Target Ratio (R) = ($149,500 - 0)/$179,500 = 83.3%

(3) If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on the third Valuation Day, make a transfer from your Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap discussed below). If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap). Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

    Example: Assuming the Target Ratio is above 83% for a 3/rd/ consecutive Valuation Day, but less than or equal to 84.5% for three consecutive Valuation Days, a transfer into the Bond Portfolio occurred.

(4) In deciding how much to transfer, we perform a calculation that essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80% (subject to the 90% Cap discussion below). The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be.

THE 90% CAP

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account.

MONTHLY TRANSFERS

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, the formula will perform an additional calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after this transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Unadjusted Account Value in the Bond Sub-account, or

b)  An amount equal to 5% of your total Unadjusted Account Value.

OTHER IMPORTANT INFORMATION

.. The Bond sub-account is not a Permitted Sub-account. As such, only the formula can transfer Unadjusted Account Value to or from the Bond Sub-account. You may not allocate Purchase Payments or transfer any of your Unadjusted Account Value to or from the Bond Sub-account.

..  While you are not notified before a transfer occurs to or from the Bond
   Sub-account, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Your confirmation statements will be detailed to include the effective date of the transfer, the dollar amount of the transfer and the Permitted Sub-accounts the funds are being transferred to/from. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

    . Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

    . If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

    . Transfer a portion of your Unadjusted Account Value in the Permitted Sub-accounts and the DCA MVA Options to the Bond Sub-account.

.. If you make additional Purchase Payments to your Annuity, they will be allocated to the Permitted Sub-accounts and will be subject to the formula.

.. Additional Purchase Payments to your Annuity do not increase "B" within the formula, and may result in an additional Account Value being transferred to the Permitted Sub-accounts, or a transfer to the Bond Sub-account due to the change in the ratio.

.. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account).

.. If you are participating in Highest Daily Lifetime Income 2.0 and you are also participating in the 6 or 12 Month DCA Program, the following rules apply:

    . DCA MVA Options are considered "Permitted Sub-accounts" for purpose of the Target Ratio calculation ("L") described above.

    . The formula may transfer amounts out of the DCA MVA Options to the Bond Sub-account if the amount allocated to the other Permitted Sub-accounts is insufficient to cover the amount of the transfer.

    . The transfer formula will not allocate amounts to the DCA MVA Options when there is a transfer out of the Bond Sub-account . Such transfers will be allocated pro-rata to the variable Sub-accounts, excluding the Bond Sub-account.

    . A Market Value Adjustment is not assessed when amounts are transferred out of the DCA MVA Options under the transfer formula.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime Income 2.0 or Spousal Highest Daily Lifetime Income
2.0 through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

HIGHEST DAILY LIFETIME(R) INCOME 2.0 BENEFIT WITH LIFETIME INCOME ACCELERATOR

We offer another version of Highest Daily Lifetime Income 2.0 that we call Highest Daily Lifetime Income 2.0 with Lifetime Income Accelerator ("LIA"). Highest Daily Lifetime Income 2.0 with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. We reserve the right, in our sole discretion, to cease offering this benefit at any time.

You may choose Highest Daily Lifetime Income 2.0 with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime Income 2.0 and you must elect the LIA benefit at the time you elect Highest Daily Lifetime Income 2.0. If you elect Highest Daily Lifetime Income 2.0 without LIA and would like to add the feature later, you must first terminate Highest Daily Lifetime Income 2.0 and elect Highest Daily Lifetime Income 2.0 with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime Income 2.0 and elect Highest Daily Lifetime Income 2.0 with LIA you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Highest Daily Lifetime Income 2.0 with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or death benefit. As long as your Highest Daily Lifetime Income 2.0 with LIA benefit is in effect, you must allocate your Unadjusted Account Value in accordance with the Permitted Sub-account(s) with this benefit. The income benefit under Highest Daily Lifetime Income 2.0 with LIA currently is based on a single "designated life" who is between the ages of 50 and 75 on the date that the benefit is elected and received in Good Order. All terms and conditions of Highest Daily Lifetime Income 2.0 apply to this version of the benefit, except as described herein. As is the case with Highest Daily Lifetime Income 2.0, Highest Daily Lifetime Income 2.0 with LIA involves your participation in a predetermined mathematical formula that transfers Account Value between your Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account. Please see Highest Daily Lifetime Income 2.0 above for a description of the predetermined mathematical formula.

Highest Daily Lifetime Income 2.0 with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care or other medical or retirement expenses. You should seek professional advice to determine your financial needs for long-term care.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

If you elect Highest Daily Lifetime Income 2.0 with LIA, the current charge is 1.50% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.375% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for the Highest Daily Lifetime Income 2.0 with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero.

ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA Amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1) The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to laws of any United States jurisdiction providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2) The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii. Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

    iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv. Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v.  Transferring: Moving into or out of a bed, chair or wheelchair.

    vi. Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount, and you will have to notify us again in writing in order to become eligible. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Please note that you must be available in the U.S. for the assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under Highest Daily Lifetime Income 2.0.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the Annuity Year that immediately precedes or runs concurrent with our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under Highest Daily Lifetime Income 2.0" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime Income 2.0 with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA Amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount. However, the available LIA Amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA Amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

For new issuances of this benefit, we may institute a "cut-off" date that would stop the appreciation of the Protected Withdrawal Value, even if no Lifetime Withdrawal had been taken prior to the cut-off date (thus affecting the determination of the LIA Amount). We will not apply any cut-off date to those who elected this benefit prior to our institution of a cut-off date.

WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. Withdrawals (other than the Non-Lifetime Withdrawal) of any amount in a given Annuity Year up to the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. However, if your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount ("Excess Income"), your LIA Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Income. Excess Income also will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal has exceeded the LIA Amount.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of more than the LIA Amount, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding the LIA Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of more than the LIA Amount, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed the LIA Amount. If you request a net withdrawal, you are more likely to take a withdrawal of more than the LIA Amount than if you request a gross withdrawal.

WITHDRAWALS ARE NOT REQUIRED. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment that we accept, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (3% for ages 50-54; 4% for ages 55 to 64; 5% for ages 65-84; and 6% for ages 85 or older) to the Purchase Payment. The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date.

The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each Purchase Payment.

If the Annuity permits additional Purchase Payments, we will monitor additional Purchase Payments and may limit or refuse all or any portion of any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size and timing of additional Purchase Payment(s). Currently, our administrative practice is to monitor each contract, and beginning in the second Benefit Year cumulative additional Purchase Payments within any Benefit Year will be limited to the Account Value at benefit election plus any additional Purchase Payments made within that first Benefit Year. Subject to state law, we also reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

GU ARANTEE PAYMENTS. If your Unadjusted Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional Purchase Payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA Amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". TO THE EXTENT THAT CUMULATIVE WITHDRAWALS IN THE CURRENT ANNUITY YEAR THAT REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO ARE MORE THAN THE LIA AMOUNT ("EXCESS INCOME") (EXCEPT IN THE CASE OF REQUIRED MINIMUM DISTRIBUTIONS), HIGHEST DAILY LIFETIME INCOME 2.0 WITH LIA TERMINATES, AND NO ADDITIONAL PAYMENTS ARE MADE. HOWEVER, IF A WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY, THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE LIA AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE DESIGNATED LIFE.

ANNUITY OPTIONS. In addition to Highest Daily Lifetime Income 2.0 annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Unadjusted Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA Amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime Income 2.0 with LIA, and never meet the eligibility requirements, you will not receive any additional payments based on the LIA Amount.

PLEASE NOTE THAT IF YOU ELECT HIGHEST DAILY LIFETIME INCOME 2.0 WITH LIA, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

TERMINATION OF HIGHEST DAILY LIFETIME INCOME 2.0 WITH LIA. THE LIA BENEFIT TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I)    YOUR TERMINATION OF THE BENEFIT;

(II)   YOUR SURRENDER OF THE ANNUITY;

(III)  OUR RECEIPT OF DUE PROOF OF DEATH OF THE DESIGNATED LIFE;

(IV) THE ANNUITY DATE, IF UNADJUSTED ACCOUNT VALUE REMAINS ON THE ANNUITY DATE AND AN ELECTION IS MADE TO COMMENCE ANNUITY PAYMENTS PRIOR TO THE TENTH ANNUITY ANNIVERSARY;

(V) THE VALUATION DAY ON WHICH EACH OF THE UNADJUSTED ACCOUNT VALUE AND THE ANNUAL INCOME AMOUNT IS ZERO; OR

(VI) IF YOU CEASE TO MEET OUR REQUIREMENTS FOR ELECTIONS OF THIS BENEFIT ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

Highest Daily Lifetime Income 2.0 with LIA uses the same pre-determined mathematical formula used with Highest Daily Lifetime Income 2.0 and Spousal Highest Daily Lifetime Income 2.0. See the pertinent discussion in Highest Daily Lifetime Income 2.0 above.

SPOUSAL HIGHEST DAILY LIFETIME(R) INCOME 2.0 BENEFIT

Spousal Highest Daily Lifetime(R) Income 2.0 Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

We offer a benefit that guarantees, until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income 2.0 after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime Income 2.0 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment

Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income 2.0 is the spousal version of Highest Daily Lifetime Income 2.0. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Currently, if you elect Spousal Highest Daily Lifetime Income 2.0 and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. Please note that if you terminate Spousal Highest Daily Lifetime Income 2.0 and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income 2.0 must be elected based on two designated lives, as described below. Each designated life must be at least 50 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income 2.0 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income 2.0 is not available if you elect any other optional living benefit.

As long as your Spousal Highest Daily Lifetime Income 2.0 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME
2.0. AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT YOU MAY HAVE, PLEASE SEE THE APPLICABLE SECTION IN THIS PROSPECTUS.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income 2.0, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 12th benefit anniversary, your Periodic Value on the 12/th/ benefit anniversary of the benefit effective date is equal to the greater of:

(1) the Periodic Value described above or,

(2) the sum of (a), (b) and (c) proportionally reduced for any Non-Lifetime
    Withdrawal:

     (a) 200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments made on that day;

     (b) 200% of all Purchase Payments made within one year following the effective date of the benefit; and

     (c) all Purchase Payments made after one year following the effective date of the benefit.

This means that if you do not take a Lifetime Withdrawal on or before the 12/th/ benefit anniversary, your Protected Withdrawal Value on the 12/th/ benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 12/th/ benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME
2.0

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 50-54, 3.5% for ages 55 to 64; 4.5% for ages 65 to 84, and 5.5% for ages 85 and older. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under Spousal Highest Daily Lifetime Income 2.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income 2.0 and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 50-54, 3.5% for ages 55 to 64, 4.5% for ages 65 to 84, and 5.5% for ages 85 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal.

Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 50-54, 3.5% for ages 55 to 64, 4.5% for ages 65 to 84, and 5.5% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income 2.0 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income 2.0 upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income 2.0 does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income 2.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income 2.0 or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1, 2012

..  Spousal Highest Daily Lifetime Income 2.0 is elected on August 1, 2013

..  Both designated lives were 70 years old when they elected Spousal Highest
   Daily Lifetime Income 2.0

..  The first withdrawal is a Lifetime Withdrawal

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 24, 2013, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2013) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2013 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $2,100 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income (i.e., Excess Income) to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                  $118,000.00
Amount of "non" Excess Income                             $  2,900.00
Account Value immediately before Excess Income of $2,100  $115,100.00
Excess Income amount                                      $  2,100.00
Ratio ($2,100/$115,100 = 1.82%)                                  1.82%
Annual Income Amount                                      $  5,400.00
1.82% Reduction in Annual Income Amount                   $     98.28
Annual Income Amount for future Annuity Years             $  5,301.72

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29 reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $10,710.00
June 29   $226,500.00        $227,994.52               $10,259.75
June 30   $226,800.00        $227,994.52               $10,259.75
July 1    $233,500.00        $233,500.00               $10,507.50
July 2    $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

    . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $227,994.52 is greater than the June 30 Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $10,507.50.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income 2.0. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income
2.0. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income 2.0. If you do not designate the withdrawal as a

Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..  The Issue Date is December 3, 2012

..  Spousal Highest Daily Lifetime Income 2.0 is elected on September 4, 2013

..  The Unadjusted Account Value at benefit election was $105,000

..  Each designated life was 70 years old when he/she elected Spousal Highest
   Daily Lifetime Income 2.0

..  No previous withdrawals have been taken under Spousal Highest Daily Lifetime
   Income 2.0

On October 3, 2013, the Protected Withdrawal Value is $125,000, the 12/th/ benefit year minimum Periodic Value guarantee is $210,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3, 2013 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income 2.0 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                          $ 15,000
Divided by Account Value before withdrawal                 $120,000
Equals ratio                                                   12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375
12/th/ benefit year Minimum Periodic Value                 $183,750

REQUIRED MINIMUM DISTRIBUTIONS

See the sub-section entitled "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income 2.0 for a discussion of the relationship between the RMD amount and the Annual Income Amount.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime Income 2.0, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE SECOND DESIGNATED LIFE PROVIDED THE DESIGNATED LIVES WERE SPOUSES AT THE DEATH OF THE FIRST DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any

   Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

     (1) apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

     (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

     (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

     (2) the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

    . Withdrawals under Spousal Highest Daily Lifetime Income 2.0 are subject to all of the terms and conditions of the Annuity. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income 2.0 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

    . You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

    . You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

    . Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

    . Upon inception of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Account Value, or to any additional Purchase Payments that are made after the changes go into effect. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

    . If you elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Investment Options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

    . Any Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime Income 2.0 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" earlier in the prospectus for more information.)

CHARGE FOR THE SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.0

The current charge for Spousal Highest Daily Lifetime Income 2.0 is 1.10% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income 2.0 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.275% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income 2.0 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime Income 2.0 can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime Income
2.0 only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be at least 50 years old at the time of election; or

..  Co-Annuity Owners, where the Owners are each other's spouses. The
   Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be at least 50 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be at least 50 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit. However if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. If the designated lives divorce, Spousal Highest Daily Lifetime Income 2.0 may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether s/he wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income 2.0 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income 2.0 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT, AND YOUR GUARANTEES UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF SPOUSAL HIGHEST DAILY LIFETIME INCOME
2.0. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income 2.0 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income 2.0 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE FIRST DESIGNATED LIFE, IF THE SURVIVING SPOUSE OPTS TO TAKE THE DEATH BENEFIT UNDER THE ANNUITY (RATHER THAN CONTINUE THE ANNUITY) OR IF THE SURVIVING SPOUSE IS NOT AN ELIGIBLE DESIGNATED LIFE;

(II)   UPON THE DEATH OF THE SECOND DESIGNATED LIFE;

(III)  YOUR TERMINATION OF THE BENEFIT;

(IV)   YOUR SURRENDER OF THE ANNUITY;

(V) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO TAKE ANNUITY PAYMENTS IN THE FORM OF THE ANNUAL INCOME AMOUNT, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(VI)   BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO; OR

(VII) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income 2.0 other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

HOW SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income 2.0 above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income 2.0 above.

HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST DAILY DEATH BENEFIT

Highest Daily Lifetime Income 2.0 with Highest Daily Death Benefit ("HD DB") is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. This benefit also provides for a highest daily death benefit, subject to the terms of the benefit. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime

Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments"). Highest Daily Lifetime Income 2.0 with HD DB may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and also wish to provide a death benefit to your beneficiaries. You are not required to take withdrawals as part of the benefit
- the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income 2.0 with HD DB is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Highest Daily Lifetime Income 2.0 is offered with or without the HD DB component, however, you may only elect HD DB with Highest Daily Lifetime Income 2.0, and you must elect the HD DB benefit at the time you elect Highest Daily Lifetime Income 2.0. If you elect Highest Daily Lifetime Income 2.0 without HD DB and would like to add the feature later, you must first terminate Highest Daily Lifetime Income 2.0 and elect Highest Daily Lifetime Income 2.0 with HD
DB (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime Income 2.0 and elect Highest Daily Lifetime Income 2.0 with HD DB you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Highest Daily Lifetime Income 2.0 with HD DB is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living or death benefit.

The income benefit under Highest Daily Lifetime Income 2.0 with HD DB currently is based on a single "designated life" who is between the ages of 50 and 79 on the benefit effective date. As long as your Highest Daily Lifetime Income 2.0 with HD DB is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB (INCLUDING NO PAYMENT OF THE HIGHEST DAILY DEATH BENEFIT AMOUNT).

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income 2.0 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 12/th/ benefit anniversary, your Periodic Value on the 12/th/ benefit anniversary of the benefit effective date is equal to the greater of:

(1) the Periodic Value described above, or

(2) the sum of (a), (b) and (c) below proportionally reduced for any Non-Lifetime Withdrawals:

    (a) 200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments made on that day;

    (b) 200% of all Purchase Payments made within one year following the effective date of the benefit; and

    (c) all Purchase Payments made after one year following the effective date of the benefit.

This means that if you do not take a withdrawal on or before the 12/th/ benefit anniversary of the benefit, your Protected Withdrawal Value on the 12/th/ benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 12/th/ benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB. The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years unless you take a withdrawal of Excess Income, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 50-54; 4% for ages 55 to 64; 5% for ages 65 to 84, and 6% for ages 85 or older. Under Highest Daily Lifetime Income 2.0 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income 2.0 with HD DB and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 50-54 ; 4% for ages 55 to 64; 5% for ages 65 to 84, and 6% for ages 85 or older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

After your first Lifetime Withdrawal and before your Unadjusted Account Value is reduced to zero, you may make additional Purchase Payments, subject to the limits in the next paragraph. We reserve the right not to accept additional Purchase Payments if the Unadjusted Account Value becomes zero.

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income 2.0 with HD DB. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 50-54; 4% for ages 55 to 64; 5% for ages 65-84, and 6% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income 2.0 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income 2.0 with HD DB upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income 2.0 with HD DB does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income 2.0 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income 2.0 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1, 2012

..  Highest Daily Lifetime Income 2.0 with HD DB is elected on August 1, 2013

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income 2.0 with HD DB

..  The first withdrawal is a Lifetime Withdrawal

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 24, 2013, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2013) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2013 the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $109,420. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount).

HERE IS CALCULATION

ANNUAL INCOME AMOUNT                                   HIGHEST DAILY DEATH BENEFIT AMOUNT
Account Value before Lifetime withdrawal  $118,000.00  Account Value before Lifetime withdrawal  $118,000.00
Amount of "non" Excess Income             $  3,500.00  Amount of "non" Excess Income             $  3,500.00
Account Value immediately before                       Account Value immediately before
Excess Income of $1,500                   $114,500.00  Excess Income of $1,500                   $114,500.00
Excess Income amount                      $  1,500.00  Excess Income amount                      $  1,500.00
Ratio ($1,500/$114,500 = 1.31%)                  1.31% Ratio ($1,500/$114,500 = 1.31%)                  1.31%
Annual Income Amount                      $  6,000.00  HD DB Amount                              $109,420.00
1.31% Reduction in Annual Income Amount   $     78.60  1.31% Reduction in Annual Income Amount   $  1,433.40
Annual Income Amount for                               Highest Daily Death
future Annuity Years                      $  5,921.40  Benefit Amount                            $107,986.60

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $11,900.00
June 29   $226,500.00        $228,009.60               $11,400.48
June 30   $226,800.00        $228,009.60               $11,400.48
July 1    $233,500.00        $233,500.00               $11,675.00
July 2    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

    . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income 2.0 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income 2.0 with HD DB. You must tell us at the time you take the withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income 2.0 with HD DB. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above) and the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 3

..  Highest Daily Lifetime Income 2.0 with HD DB is elected on September 4

..  The Unadjusted Account Value at benefit election was $105,000

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income 2.0 with HD DB

..  No previous withdrawals have been taken under Highest Daily Lifetime Income
   2.0 with HD DB

On October 3, the Protected Withdrawal Value is $125,000, the 12th benefit year minimum Periodic Value guarantee is $210,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3, and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income 2.0 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                          $ 15,000.00
Divided by Account Value before withdrawal                 $120,000.00
Equals ratio                                                      12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375.00
12th benefit year Minimum Periodic Value                   $183,750.00
Highest Daily Death Benefit Amount                         $100,992.50

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70 1/2 and by December 31st for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied:

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..  the remaining Annual Income Amount for that Annuity Year; plus

.. the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

EXAMPLE

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

 FIRST CALENDAR YEAR       ANNUITY YEAR              SECOND CALENDAR YEAR
 -------------------       ------------              --------------------
 01/01/2014 to 12/31/2014  06/01/2014 to 05/31/2015  01/01/2015 to 12/31/2015

Assume the following:

..  RMD Amount for Both Calendar Years = $6,000;

..  Annual Income Amount = $5,000; and

..  A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
   Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..  The remaining Annual Income for that Annuity Year ($3,000); plus

..  The Second Calendar Year's RMD Amount minus the Annual Income Amount ($6,000
   - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..  If, in any Annuity Year, your RMD amount is less than your Annual Income
   Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

.. If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

.. If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

HIGHEST DAILY DEATH BENEFIT

A Death Benefit is payable under Highest Daily Lifetime Income 2.0 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Owner (Annuitant if entity-owned), also referred to as the "Single Designated Life", when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit or the Highest Daily Death Benefit Amount described below.

HIGHEST DAILY DEATH BENEFIT AMOUNT:

On the date you elect Highest Daily Lifetime Income 2.0 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

(1) The Unadjusted Account Value on the current Valuation Day; and

(2) The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

    .  increased by any Purchase Payments made on the current Valuation Day and,

    . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the living benefit features of Highest Daily Lifetime Income 2.0 with HD DB.

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A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death
Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount (dollar-for-dollar) by the amount of the withdrawal. All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the decedent and will be:

    .  increased by the amount of any additional Adjusted Purchase Payments, and

    . reduced by the effect of any withdrawals (as described in the preceding paragraph),

made during the period between the decedent's date of death and the date we receive Due Proof of Death.

PLEASE NOTE THAT THE HIGHEST DAILY DEATH BENEFIT AMOUNT IS AVAILABLE ONLY UNTIL WE MAKE GUARANTEE PAYMENTS UNDER HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB OR ANNUITY PAYMENTS BEGIN. THIS MEANS THAT ANY WITHDRAWALS THAT REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO WILL ALSO REDUCE THE HIGHEST DAILY DEATH BENEFIT AMOUNT TO ZERO.

ALL OTHER PROVISIONS APPLICABLE TO DEATH BENEFITS UNDER YOUR ANNUITY WILL CONTINUE TO APPLY. SEE THE "DEATH BENEFITS" SECTION OF THIS PROSPECTUS FOR MORE INFORMATION PERTAINING TO DEATH BENEFITS.

BENEFITS UNDER HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Highest Daily Lifetime Income 2.0 with HD DB, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including the HD DB, will terminate. This means that the HD DB is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

         (1) apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

         (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

         (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

         (2) the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under Highest Daily Lifetime Income 2.0 with HD DB are subject to all of the terms and conditions of the Annuity. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily

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

   Lifetime Income 2.0 with HD DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon inception of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or upon addition of subsequent Purchase Payments. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

.. If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Highest Daily
   Lifetime Income 2.0 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" earlier in the prospectus for more information.)

CHARGE FOR HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB

The current charge for Highest Daily Lifetime Income 2.0 with HD DB is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income 2.0 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.375% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Highest Daily Lifetime Income 2.0 with HD DB would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

For Highest Daily Lifetime Income 2.0 with HD DB, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be between 50 and 79 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income 2.0 with HD DB. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income 2.0 with HD DB, except if (a) the

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

new Owner has the same taxpayer identification number as the previous Owner,
(b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership requirements.

Highest Daily Lifetime Income 2.0 with HD DB can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income 2.0 with HD DB and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND YOUR GUARANTEES UNDER HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income
2.0 with HD DB is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income 2.0 with HD DB so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime Income 2.0 with HD DB at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit, including the HD DB, will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I)    YOUR TERMINATION OF THE BENEFIT;

(II)   YOUR SURRENDER OF THE ANNUITY;

(III) WHEN ANNUITY PAYMENTS BEGIN (ALTHOUGH IF YOU HAVE ELECTED TO RECEIVE THE ANNUAL INCOME AMOUNT IN THE FORM OF ANNUITY PAYMENTS, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(IV) OUR RECEIPT OF DUE PROOF OF DEATH OF THE OWNER (OR ANNUITANT IF ENTITY-OWNED);

(V)    BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO; OR

(VI) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income 2.0 with HD DB, other than upon the death of the Owner or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income 2.0 with HD DB terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed above.

HOW HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime Income 2.0 Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income 2.0 above for information regarding this component of the benefit.

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ADDITIONAL TAX CONSIDERATIONS

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income 2.0 above.

SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST DAILY DEATH BENEFIT

Spousal Highest Daily Lifetime Income 2.0 with Highest Daily Death Benefit ("HD DB") is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. This benefit also provides for a highest daily death benefit, subject to the terms of the benefit. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. We reserve the right, in our sole discretion, to cease offering this benefit for new elections at any time.

We offer a benefit that guarantees, until the death of the Remaining Designated Life (as described below) (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals of Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income) ("Guarantee Payments"). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income 2.0 with HD DB after the death of the first spouse (subject to the provisions below regarding a Remaining Designated Life), and also want to provide a death benefit. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit.

An integral component of Spousal Highest Daily Lifetime Income 2.0 with HD DB is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income 2.0 with HD DB is the spousal version of Highest Daily Lifetime Income 2.0 with HD DB. Spousal Highest Daily Lifetime Income 2.0 is offered with or without the HD DB component; however, you may only elect HD DB with Spousal Highest Daily Lifetime Income 2.0, and you must elect the HD DB benefit at the time you elect Spousal Highest Daily Lifetime Income 2.0. If you elect Spousal Highest Daily Lifetime Income 2.0 without HD DB and would like to add the feature later, you must first terminate Spousal Highest Daily Lifetime Income 2.0 and elect Spousal Highest Daily Lifetime Income 2.0 with HD DB (subject to availability and benefit re-election provisions). Please note that if you terminate Spousal Highest Daily Lifetime Income 2.0 and elect Spousal Highest Daily Lifetime Income 2.0 with HD DB you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime Income 2.0 with HD DB is offered as an alternative to other lifetime withdrawal options. Currently, if you elect Spousal Highest Daily Lifetime Income 2.0 with HD DB and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income 2.0 with HD DB must be elected based on two designated lives, as described below. Each designated life must be between the ages of 50 and 79 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income 2.0 with HD DB due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income 2.0 with HD DB is not available if you elect any other optional living or death benefit.

As long as your Spousal Highest Daily Lifetime Income 2.0 with HD DB is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME
2.0 WITH HD DB.

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

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income 2.0 with HD DB, subject to the 6 or 12 Month DCA Program's rules. See the section of this prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 12/th/ benefit anniversary of the effective date of the benefit, your Periodic Value on the 12/th/ benefit anniversary of the benefit effective date is equal to the greater of:

(1) the Periodic Value described above or,

(2) the sum of (a), (b) and (c) proportionally reduced for any Non-Lifetime
    Withdrawal:

    (a) 200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments made on that day;

    (b) 200% of all Purchase Payments made within one year following the effective date of the benefit; and

    (c) all Purchase Payments made after one year following the effective date of the benefit.

This means that if you do not take a withdrawal on or before the 12th benefit anniversary of the benefit, your Protected Withdrawal Value on the 12th benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 12/th/ benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME
2.0 WITH HD DB

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger spousal designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 50-54, 3.5% for ages 55 to 64; 4.5% for ages 65 to 84, and 5.5% for ages 85 and older. We use the age of the younger designated life. If you elected this benefit and one of the Spousal Designated Lives becomes the Remaining Designated Life, we will continue to use the age of the younger of both the original Spousal Designated Lives for purposes of calculating the applicable Annual Income percentage. Under Spousal Highest Daily Lifetime Income 2.0 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income 2.0 with HD DB and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 50-54, 3.5% for ages 55 to 64, 4.5% for ages 65 to 84, and 5.5% for ages 85 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

After your first Lifetime Withdrawal and before your Unadjusted Account Value is reduced to zero, you may make additional Purchase Payments, subject to the limits in the next paragraph. We reserve the right not to accept additional Purchase Payments if the Unadjusted Account Value becomes zero.

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger spousal designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 50-54, 3.5% for ages 55 to 64, 4.5% for ages 65 to 84, and 5.5% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income 2.0 with HD DB has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income 2.0 with HD DB upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income 2.0 with HD DB does not affect your ability to take withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income 2.0 with HD DB, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Income 2.0 with HD DB or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1, 2012

..  Spousal Highest Daily Lifetime Income 2.0 with HD DB is elected on August 1,
   2013

..  Both designated lives were 70 years old when they elected Spousal Highest
   Daily Lifetime Income 2.0 with HD DB

..  The first withdrawal is a Lifetime Withdrawal

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 24, 2013, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). The Highest Daily Death Benefit Amount is $115,420. Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2013) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900) and the Highest Daily Death Benefit Amount ($115,420 less $2,500 = $112,920.).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2013 the Account Value at the time and immediately prior to this withdrawal is $118,000, and the Highest Daily Death Benefit Amount is $112,920. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0, and reduces the Highest Daily Death Benefit Amount on a dollar-for dollar basis to $110,020. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years and the Highest Daily Death Benefit Amount on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount and the Highest Daily Death Benefit Amount).

HERE IS THE CALCULATION:

ANNUAL INCOME AMOUNT                                   HIGHEST DAILY DEATH BENEFIT AMOUNT
--------------------                                   ----------------------------------
Account Value before Lifetime Withdrawal  $118,000.00  Account Value before Lifetime Withdrawal  $118,000.00
Amount of "non" Excess Income             $  2,900.00  Amount of "non" Excess Income             $  2,900.00
Account Value immediately before                       Account Value immediately before
Excess Income of $2,100                   $115,100.00  Excess Income of $2,100                   $115,100.00
Excess Income amount                      $  2,100.00  Excess Income amount                      $  2,100.00
Ratio ($2,100/$115,100 = 1.82%)                  1.82% Ratio ($2,100/$115,100 = 1.82%)                  1.82%
Annual Income Amount                      $  5,400.00  HD DB Amount                              $110,020.00
1.82% Reduction in Annual Income Amount   $     98.28  1.82% Reduction in Annual Income Amount   $  2,002.36
Annual Income Amount for                               Highest Daily Death
future Annuity Years                      $  5,301.72  Benefit Amount                            $108,017.64

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29 reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $10,710.00
June 29   $226,500.00        $227,994.52               $10,259.75
June 30   $226,800.00        $227,994.52               $10,259.75
July 1    $233,500.00        $233,500.00               $10,507.50
July 2    $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

    . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $227,994.52 is greater than the June 30 Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $10,507.50.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income 2.0 with HD DB. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income 2.0 with HD DB. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income 2.0 with HD DB. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above) and the Highest Daily Death Benefit Amount. It will reduce each value by the percentage the total withdrawal amount represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..  The Issue Date is December 3, 2012

..  Spousal Highest Daily Lifetime Income 2.0 with HD DB is elected on
   September 4, 2013

..  The Unadjusted Account Value at benefit election was $105,000

..  Each designated life was 70 years old when he/she elected Spousal Highest
   Daily Lifetime Income 2.0 with HD DB

..  No previous withdrawals have been taken under Spousal Highest Daily Lifetime
   Income 2.0 with HD DB

On October 3, 2013, the Protected Withdrawal Value is $125,000, the 12th benefit year minimum Periodic Value guarantee is $210,000, the Highest Daily Death Benefit Amount is $115,420, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3, 2013 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income 2.0 with HD DB will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                          $ 15,000.00
Divided by Account Value before withdrawal                 $120,000.00
Equals ratio                                                      12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375.00
12th benefit year Minimum Periodic Value                   $183,750.00
Highest Daily Death Benefit Amount                         $100,992.50

REQUIRED MINIMUM DISTRIBUTIONS

See the sub-section entitled "Required Minimum Distributions" in the prospectus section above concerning Highest Daily Lifetime Income 2.0 for a discussion of the relationship between the RMD amount and the Annual Income Amount.

HIGHEST DAILY DEATH BENEFIT

A Death Benefit is payable under Spousal Highest Daily Lifetime Income 2.0 with HD DB (until we begin making Guarantee Payments under the benefit or annuity payments have begun) upon the death of the Remaining Designated Life when we receive Due Proof of Death. The Death Benefit is the greatest of: the Minimum Death Benefit or the Highest Daily Death Benefit Amount described below.

HIGHEST DAILY DEATH BENEFIT AMOUNT:

On the date you elect Spousal Highest Daily Lifetime Income 2.0 with HD DB, the Highest Daily Death Benefit Amount is equal to your Unadjusted Account Value. On each subsequent Valuation Day, until the date of death of the decedent, the Highest Daily Death Benefit Amount will be the greater of:

(1) The Unadjusted Account Value on the current Valuation Day; and

(2) The Highest Daily Death Benefit Amount of the immediately preceding Valuation Day,

    .  increased by any Purchase Payments made on the current Valuation Day and,

    . reduced by the effect of withdrawals made on the current Valuation Day, as described below.

Please note that the Highest Daily Death Benefit Amount does not have any guaranteed growth rate associated with it and therefore can be a different amount than any of the guaranteed values associated with the living benefit features of Spousal Highest Daily Lifetime Income 2.0 with HD DB.

A Non-Lifetime Withdrawal will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Non-Lifetime Withdrawal to the Account Value immediately prior to the Non-Lifetime Withdrawal. A Lifetime Withdrawal that is not considered Excess Income will reduce the Highest Daily Death Benefit Amount (dollar-for-dollar) by the amount of the withdrawal. All or a portion of a Lifetime Withdrawal that is considered Excess Income will proportionately reduce the Highest Daily Death Benefit Amount by the ratio of the Excess Income to the Account Value immediately prior to the withdrawal of the Excess Income.

The Highest Daily Death Benefit will be calculated on the date of death of the Remaining Designated Life and will be:

    .  increased by the amount of any additional Adjusted Purchase Payments, and

    . reduced by the effect of any withdrawals (as described in the preceding paragraph),

made during the period between the decedent's date of death and the date we receive Due Proof of Death.

PLEASE NOTE THAT HIGHEST DAILY DEATH BENEFIT AMOUNT IS AVAILABLE ONLY UNTIL WE MAKE GUARANTEE PAYMENTS UNDER SPOUSAL HIGHEST DAILY DEATH BENEFIT 2.0 WITH HD DB OR ANNUITY PAYMENTS BEGIN. THIS MEANS THAT ANY WITHDRAWALS THAT REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO WILL ALSO REDUCE THE HIGHEST DAILY DEATH BENEFIT AMOUNT TO ZERO.

ALL OTHER PROVISIONS APPLICABLE TO DEATH BENEFITS UNDER YOUR ANNUITY CONTINUE TO APPLY. SEE THE "DEATH BENEFITS" SECTION OF THIS PROSPECTUS FOR MORE INFORMATION PERTAINING TO DEATH BENEFITS.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and Guarantee Payments amounts are still payable under Spousal Highest Daily Lifetime Income 2.0 with HD DB, we will make an additional payment, if any, for that Annuity

   Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income

Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will continue to make payments until the simultaneous deaths of both spousal designated lives, or the death of the Remaining Designated Life. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments.

.. Please note that if your Unadjusted Account Value is reduced to zero due to withdrawals or annuitization, any Death Benefit value, including the HD DB, will terminate. This means that the HD DB is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

    (1) apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

    (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the Remaining Designated Life We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

    (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

    (2) the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Spousal Highest Daily Lifetime Income 2.0 with HD DB benefit are subject to all of the terms and conditions of the Annuity. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income 2.0 with HD DB is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon inception of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Unadjusted Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Unadjusted Account Value to comply with any new requirements.

..  If you elect this benefit, you may be required to reallocate to different
   Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Spousal Highest
   Daily Lifetime Income 2.0 with HD DB reduce your Unadjusted Account Value to zero. This means that any Death Benefit, including the HD DB, will terminate and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefits" for more information.)

.. Spousal Continuation: If a Death Benefit is not payable on the death of a spousal designated life (e.g., if the first of the spousal designated lives to die is the Beneficiary but not an Owner), Spousal Highest Daily Lifetime Income 2.0 with HD DB will remain in force unless we are instructed otherwise.

CHARGE FOR SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.0 WITH HD DB

The current charge for Spousal Highest Daily Lifetime Income 2.0 with HD DB is 1.60% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income
2.0 with HD DB is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.40% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income 2.0 with HD DB would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime Income 2.0 with HD DB can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit. Currently, Spousal Highest Daily Lifetime Income 2.0 with HD DB only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be between 50-79 years old at the time of election; or

..  Co-Annuity Owners, where the Owners are each other's spouses. The
   Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be between 50 and 79 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be between 50 and 79 years old at the time of election.

REMAINING DESIGNATED LIFE: A Remaining Designated Life must be a natural person and must have been listed as one of the spousal designated lives when the benefit was elected. A spousal designated life will become the Remaining Designated Life on the earlier of the death of the first of the spousal designated lives to die, provided that they are each other's spouses at that time, or divorce from the other spousal designated life while the benefit is in effect. That said, if a spousal designated life is removed as Owner, Beneficiary, or Annuitant due to divorce, the other spousal designated life becomes the Remaining Designated Life when we receive notice of the divorce, and any other documentation we require, in Good Order. Any new Beneficiary(ies) named by the Remaining Designated Life will not be a spousal designated life.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as

Owner. We permit changes of Beneficiary designations under this benefit. However, if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. If the designated lives divorce, Spousal Highest Daily Lifetime Income 2.0 with HD DB may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether s/he wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income 2.0 with HD DB can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income 2.0 with HD DB and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT, AND YOUR GUARANTEES UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income 2.0 with HD DB is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income 2.0 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE FIRST DESIGNATED LIFE WHO IS AN OWNER (OR WHO IS THE ANNUITANT IF ENTITY-OWNED), IF THE REMAINING DESIGNATED LIFE ELECTS NOT TO CONTINUE THE ANNUITY;

(II) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF AN OWNER (OR ANNUITANT IF ENTITY-OWNED) IF THE SURVIVING SPOUSE IS NOT ELIGIBLE TO CONTINUE THE BENEFIT BECAUSE SUCH SPOUSE IS NOT A SPOUSAL DESIGNATED LIFE AND THERE IS ANY UNADJUSTED ACCOUNT VALUE ON THE DATE OF DEATH;

(III) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE REMAINING DESIGNATED LIFE IF A DEATH BENEFIT IS PAYABLE UNDER THIS BENEFIT;

(IV)   YOUR TERMINATION OF THE BENEFIT;

(V)    YOUR SURRENDER OF THE ANNUITY;

(VI) WHEN ANNUITY PAYMENTS BEGIN (ALTHOUGH IF YOU HAVE ELECTED TO TAKE ANNUITY PAYMENTS IN THE FORM OF THE ANNUAL INCOME AMOUNT, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(VII)  BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO; OR

(VIII) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income 2.0 with HD DB other than upon the death of the Remaining Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

HOW SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 WITH HD DB TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income 2.0 above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income 2.0 above.

                     APPENDIX F - OPTIONAL DEATH BENEFITS

Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your Beneficiaries. No optional Death Benefit is available if your Annuity is held as a Beneficiary Annuity. The optional Death Benefits are called the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit. Currently, these optional Death Benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. Neither optional Death Benefit is available with the Highest Daily Lifetime Income 2.0 with HD DB, Spousal Highest Daily Lifetime Income 2.0 with HD DB, Highest Daily Lifetime Income 2.0 with LIA, Highest Daily Lifetime Income with LIA or Highest Daily Lifetime 6 Plus with LIA. If you purchase either Highest Daily Lifetime Income or Spousal Highest Daily Lifetime Income and withdrawals taken under either reduce your Unadjusted Account Value to zero, your optional Death Benefit will terminate. You may not elect both optional Death Benefits. Investment restrictions apply if you elect either optional Death Benefit. See the chart in the "Investment Options" section of the prospectus for a list of Investment Options available and permitted with each benefit. If subsequent to your election of an optional Death Benefit, we change our requirements as to how your Account Value must be allocated, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. We reserve the right to cease offering any optional Death Benefit.

KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT AND THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT:

    . The DEATH BENEFIT TARGET DATE for both the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and HAV Death Benefit initially is the later of (a) the anniversary of the Issue Date coinciding with or next following the date the oldest Owner (or Annuitant, if the Annuity is entity-owned) reaches age 80 and (b) the fifth anniversary of the Issue Date of the Annuity. If there is a change of Owner (or Annuitant, if the Annuity is entity-owned) prior to the Death Benefit Target Date, then we will set the Death Benefit Target Date with reference to the age of the oldest new Owner (or Annuitant). However, we will not change the Death Benefit Target Date if the change of Owner (or Annuitant, for an entity-owned Annuity) occurs after the previous Death Benefit Target Date.

    . The HIGHEST ANNIVERSARY VALUE on the Issue Date is equal to your Unadjusted Account Value. Thereafter, we calculate a Highest Anniversary Value on each anniversary of the Issue Date of the Annuity ("Annuity Anniversary") up to and including the earlier of the date of death or attainment of the Death Benefit Target Date. On each such anniversary, the Anniversary Value is equal to the greater of (a) the previous Highest Anniversary Value and (b) the Unadjusted Account Value on each such Anniversary. Between such anniversaries, the Highest Anniversary Value is increased by the sum of all Purchase Payments since the prior anniversary date and reduced by any Proportional Withdrawals since the prior anniversary date.

    . THE ROLL-UP VALUE. The initial Roll-Up Value is equal to the Unadjusted Account Value on the Issue Date of the Annuity. Each day we increase the Roll-up Value at the daily equivalent of a 5% annual rate. We stop increasing the Roll-Up Value at the 5% annual rate on the first to occur of the following: (1) the decedent's date of death and (2) the Death Benefit Target Date. After we stop increasing the Roll-Up Value at the 5% annual rate, we continue to increase the Roll-Up Value by the amount of any additional Purchase Payments made after that date.

    . PROPORTIONAL WITHDRAWALS are determined by calculating the ratio of the amount of the withdrawal (including any applicable MVA) to the Account Value as of the date of the withdrawal but immediately prior to the withdrawal. Proportional withdrawals result in a reduction to the Highest Anniversary Value or Roll-Up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), then we will reduce your Highest Anniversary Value or Roll-Up value ($125,000) by 10%, or $12,500.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is elected. If an Annuity has joint Owners, the oldest Owner must be age 79 or less upon election. If an Annuity is owned by an entity, the Annuitant must be age 79 or less upon election.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If the decedent's date of death occurs BEFORE the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the greater of the minimum Death Benefit described above, and

       2. the Highest Anniversary Value as of the date on which we receive Due Proof of Death.

If the Owner dies ON OR AFTER the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the greater of the minimum Death Benefit described above, and,

       2. the Highest Anniversary Value on the Death Benefit Target Date, plus any Purchase Payments since the Death Benefit Target Date, less the effect of any Proportional Withdrawals since the Death Benefit Target Date.

This Death Benefit may not be an appropriate feature where the oldest Owner's age (Annuitant if entity-owned) is near age 80. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries before the Death Benefit Target Date is reached.

COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less upon election. If the Annuity is owned by an entity, the Annuitant must be age 79 or less upon election.

CALCULATION OF 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

If the decedent's date of death occurs BEFORE the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the greater of the minimum Death Benefit described above, and

2. the Highest Anniversary Value as of the date on which we receive Due Proof of Death.

3. the Roll-Up Value as described above.

If the Owner dies ON OR AFTER the Death Benefit Target Date, the Death Benefit equals the greater of:

1. the greater of the minimum Death Benefit described above, and,

2. the Highest Anniversary Value on the Death Benefit Target Date plus any Purchase Payments since the Death Benefit Target Date, less the effect of any Proportional Withdrawals since the Death Benefit Target Date.

3. the Roll-Up Value as described above.

This Death Benefit may not be an appropriate feature where the oldest Owner's age (Annuitant if entity-owned) is near age 80. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries, and less time for the Roll-Up Value to increase, before the Death Benefit Target Date is reached.

EFFECT OF WITHDRAWALS ON THE ROLL-UP VALUE PRIOR TO DEATH BENEFIT TARGET DATE. Withdrawals prior to the Death Benefit Target Date reduce the Roll-Up Value by the amount of the withdrawal until an annual "dollar-for-dollar" limit has been reached, and withdrawals in excess of the dollar-for-dollar limit then reduce the Roll-Up Value proportionally. Until the first Anniversary of the Issue Date, the dollar-for-dollar limit is equal to 5% of the initial Roll-Up Value. On each Annuity Anniversary thereafter, we reset the dollar-for-dollar limit to equal 5% of the Roll-Up Value on that anniversary. When all or a portion of a withdrawal exceeds the dollar-for-dollar limit for that Annuity Year, the excess portion of the withdrawal proportionally reduces the Roll-Up Value. The proportional reduction decreases the Roll-Up Value by the ratio of the "excess withdrawal" (i.e., the amount of the withdrawal that exceeds the dollar-for-dollar limit in that Annuity Year) to your Account Value (after the Account Value has been reduced by any portion of the withdrawal that was within the dollar-for-dollar limit but IS NOT reduced by the excess withdrawal).

EFFECT OF WITHDRAWALS ON THE ROLL-UP VALUE ON OR AFTER THE DEATH BENEFIT TARGET DATE. All withdrawals after the Death Benefit Target Date are Proportional Withdrawals.

WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?

For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit, we impose a charge equal to 0.40% and 0.80%, respectively, per year of the average daily net assets of the Sub-accounts. We deduct the charge for each of these benefits to compensate Pruco Life for providing increased insurance protection under the optional Death Benefits. The additional annualized charge is deducted daily against your Account Value allocated to the Sub-accounts.

CAN I TERMINATE THE OPTIONAL DEATH BENEFITS?

The Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and HAV Death Benefit may not be terminated by you once elected. Each optional Death Benefit will terminate upon the first to occur of the following:

    . the date that the Death Benefit is determined, unless the Annuity is continued by a spouse Beneficiary;

    . upon your designation of a new Owner or Annuitant who, as of the effective date of the change, is older than the age at which we would then issue the Death Benefit (or if we do not then consent to continue the Death Benefit);

    .  upon the Annuity Date;

    .  upon surrender of the Annuity; or

    . if your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

Where an Annuity is structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to be surrendered upon the death of the grantor if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the Beneficiary and it is not eligible for the Death Benefit provided under the Annuity.

Upon termination, we cease to assess the fee for the optional Death Benefit.

                      APPENDIX G: FORMULA FOR GRO PLUS II

The following are the terms and definitions referenced in the transfer calculation formula:

    .  AV is the current Account Value of the Annuity

    . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

    .  V\\F\\ is the current Account Value of amounts held in the MVA Options

    .  B is the total current value of the AST bond portfolio Sub-account

    .  C\\l\\ is the lower target value. Currently, it is 79%.

    .  C\\t\\ is the middle target value. Currently, it is 82%.

    .  C\\u\\ is the upper target value. Currently, it is 85%.

    . T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

    .  G\\i\\ is the guarantee amount

    .  N\\i\\ is the number of days until the Maturity Date

    . d\\i\\ is the discount rate applicable to the number of days until the Maturity Date. It is determined with reference a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable Guarantee Period. We call the greatest of these values the "current liability (L)."

       L = Max (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/

Next the formula calculates the following formula ratio:

       r = (L - B) / (V\\V\\ + V\\F\\)

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (90% cap). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the AST bond portfolio Sub-account if r > C\\u\\, subject to the 90% cap.

The transfer amount is calculated by the following formula:

       T = {Min(Max(0, (.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ +
       V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the AST bond portfolio Sub-account if r
< C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

       T = {Min(B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

90% CAP RULE: If, on any Valuation Day the Rider remains in effect, a transfer into the AST bond portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST bond portfolio Sub-account, any transfers into the AST bond portfolio Sub-account will be suspended even if the formula would otherwise dictate that a transfer into the AST bond portfolio Sub-account should occur. Transfers out of the AST bond portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs. Due to the performance of the AST bond portfolio Sub-account and the elected Sub-accounts, the Account Value could be more than 90% invested in the AST bond portfolio Sub-account.

                           APPENDIX H - MVA FORMULAS

                     MVA FORMULA FOR LONG TERM MVA OPTIONS

The MVA formula is applied separately to each MVA Option to determine the Account Value of the MVA Option on a particular date.

The MVA factor is equal to:

                           [(1+I)/(1+J+K)]/^(N/12)/

                                    where:

   I = the Crediting Rate for the MVA Option;

   J = the Rate for the remaining Guarantee Period, determined as described below;

   K = the Liquidity Factor, currently equal to 0.0025; and

   N = the number of months remaining in the Guarantee Period duration, rounded up to the nearest whole month

For the purposes of determining "J",

                                   Y = n /12

GP\\1\\ = the smallest whole number of years greater than or equal to Y.

r\\1\\ = the rate for Guarantee Periods of duration GP\\1\\, which will equal the crediting rate if such Guarantee Period duration is currently available.

GP\\2\\ = the greatest whole number of years less than or equal to Y, but not less than 1.

r\\2\\ = the rate for Guarantee Periods of duration GP\\2\\, which will equal the crediting rate if such Guarantee Period duration is currently available.

If we do not currently offer a Guarantee Period of duration GP\\1\\ or duration GP\\2\\, we will determine r\\1\\ and / or r\\2\\ by linearly interpolating between the current rates of Guarantee Periods closest in duration. If we cannot interpolate because a Guarantee Period of lesser duration is not available, then r\\1\\ and / or r\\2\\ will be equal to [(1) + (2) - (3)], where (1), (2), and (3) are defined as:

(1) =  the current Treasury spot rate for GP\\1\\ or GP\\2\\, respectively, and

(2) = the current crediting rate for the next longer Guaranteed Period duration currently available, and

(3) = the current Treasury spot rate for the next longer Guaranteed Period duration currently available.

The term "current Treasury spot rate" refers to the rates that existed at the time the crediting rates were last determined.

To determine "J":

If Y is an integer, and if Y is equal to a Guarantee Period duration that we currently offer, "J" is equal to the crediting rate associated with a Guarantee Period duration of Y years.

If Y is less than 1, then "J" = r\\2\\.

Otherwise, we determine "J" by linearly interpolating between r\\1\\ and r\\2\\, using the following formula:

  J = (R\\1\\ * (Y - GP\\2\\) + r\\2\\ * (GP\\1\\ - Y)) / (GP\\1\\ - GP\\2\\)

The current rate ("J") in the MVA formula is subject to the same Guaranteed Minimum Interest Rate as the Crediting Rate.

We reserve the right to waive the liquidity factor set forth above.

MVA EXAMPLES FOR LONG TERM MVA OPTION

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

.. You allocate $100,000 into an MVA Option (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).

..  The crediting rate associated with the MVA Option beginning on Allocation
   Date and maturing on Maturity Date is 2.50% (I = 2.50%).

..  You make no withdrawals or transfers until you decide to withdraw the entire
   MVA Option after exactly three (3) years, at which point 24 months remain before the Maturity Date (N = 24).

EXAMPLE OF POSITIVE MVA

Assume that at the time you request the withdrawal, the crediting rate associated with the fixed allocation maturing on the Maturity Date is 1.50% (J = 1.50%). Based on these assumptions, the MVA would be calculated as follows:

    MVA Factor = [(1+I)/(1+J+0.0025)]/^(N/12)/ = [1.025/1.0175]/2/ = 1.0148
                        Unadjusted Value = $107,689.06
Adjusted Account Value after MVA = Unadjusted Value x MVA Factor = $109,282.86

EXAMPLE OF NEGATIVE MVA

Assume that at the time you request the withdrawal, the crediting rate associated with the fixed allocation maturing on the Maturity Date is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

     MVA Factor = [(1+I)/(1+J+0.0025)]/N/12/ = [1.025/1.0375]/2/ = 0.97605
                        Unadjusted Value = $107,689.06
Adjusted Account Value after MVA = Unadjusted Value x MVA Factor = $105,109.91

                 MVA FORMULA FOR 6 OR 12 MONTH DCA MVA OPTIONS

The MVA formula is applied separately to each DCA MVA Option to determine the Account Value of the DCA MVA Option on a particular date.

The MVA factor is equal to:

                           [(1+I)/(1+J+K)]/^(N/12)/

                                    where:

       I = the Index Rate established at inception of a DCA MVA Option. This Index Rate will be based on a Constant Maturity Treasury (CMT) rate for a maturity (in months) equal to the initial duration of the DCA MVA Option. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to initiation of the DCA MVA Option. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

       J = the Index Rate determined at the time the MVA calculation is needed, based on a CMT rate for the amount of time remaining in the DCA MVA Option. The amount of time will be based on the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to the date for which the MVA calculation is needed. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

       K = the Liquidity Factor, currently equal to 0.0025; and

       N = the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month.

If the "Treasury constant maturities nominal 12" rates available through Federal Reserve Statistical Release H. 15 should become unavailable at any time, or if the rate for a 1-month maturity should become unavailable through this source, we will substitute rates which, in our opinion, are comparable.

We reserve the right to waive the Liquidity Factor.

                 APPENDIX I - FORMULA FOR HIGHEST DAILY GRO II

         FORMULA FOR HD GRO II -- FOR ELECTIONS PRIOR TO JULY 16, 2010

The following are the terms and definitions referenced in the transfer calculation formula:

    .  AV is the current Account Value of the Annuity

    . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

    .  V\\F\\ is the current Account Value of amounts held in the MVA Options

    .  B is the total current value of the AST bond portfolio Sub-account

    .  C\\l\\ is the lower target value. Currently, it is 79%.

    .  C\\t\\ is the middle target value. Currently, it is 82%.

    .  C\\u\\ is the upper target value. Currently, it is 85%.

    . T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

    .  G\\i\\ is the guarantee amount

    .  N\\i\\ is the number of days until the Maturity Date

    . d\\i\\ is the discount rate applicable to the number of days until the Maturity Date. It is determined with reference a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable Guarantee Period. We call the greatest of these values the "current liability (L)."

       L = Max (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/

Next the formula calculates the following formula ratio:

       r = (L - B) / (V\\V\\ + V\\F\\)

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (90% cap). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the AST bond portfolio Sub-account if r > C\\u\\, subject to the 90% cap.

The transfer amount is calculated by the following formula:

       T = {Min(Max(0, (.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ +
       V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the AST bond portfolio Sub-account if r
< C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

       T = {Min(B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

90% CAP RULE: If, on any Valuation Day the Rider remains in effect, a transfer into the AST bond portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST bond portfolio Sub-account, any transfers into the AST bond portfolio Sub-account will be suspended even if the formula would otherwise dictate that a transfer into the AST bond portfolio Sub-account should occur. Transfers out of the AST bond portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs. Due to the performance of the AST bond portfolio Sub-account and the elected Sub-accounts, the Account Value could be more than 90% invested in the AST bond portfolio Sub-account.

FORMULA FOR ELECTIONS OF HD GRO II MADE ON OR AFTER JULY 16, 2010, SUBJECT TO STATE APPROVAL. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

THE FOLLOWING ARE THE TERMS AND DEFINITION REFERENCED IN THE TRANSFER CALCULATION FORMULA:

    .  AV is the current Account Value of the Annuity

    . V\\v\\ is the current Account Value of the elected Sub-accounts of the Annuity

    . V\\F\\ is the current Account Value of the elected Fixed Rate Options of the Annuity

    .  B is the total current value of the Transfer Account

    . C\\l\\ is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

    . C\\t\\ is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

    . C\\u\\ is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

    .  T is the amount of a transfer into or out of the Transfer Account

    . "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability(L)".

       L = MAX (L\\i\\), where L\\i\\ = G\\i\\/ (1+d\\i\\)/^(Ni/365)/

Where:

    . G\\i\\ is the value of the Guarantee Amount or the Projected Future Guarantee

    .  N\\i\\ is the number of days until the end of he Guarantee Period

    . d\\i\\ is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustments, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio(r):

       r = (L - B) / (V\\v\\ + V\\F\\)

If the formula ratio exceeds an upper target value, then Unadjusted Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the 90% Cap Feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Unadjusted Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

       T = {Min (MAX(0, (.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ +
       V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < C\\t\\ and B > 0.

The transfer amount is calculated by the following formula:

       T = {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-accounts to the bond portfolio Sub-account associated with the current liability.

90% CAP FEATURE: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Unadjusted Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Unadjusted Account Value could be more than 90% invested in the Transfer Account.

  APPENDIX J - FORMULA FOR HIGHEST DAILY LIFETIME INCOME V2.1 SUITE, HIGHEST

   DAILY LIFETIME INCOME 2.0 SUITE, HIGHEST DAILY LIFETIME INCOME SUITE AND

            HIGHEST DAILY LIFETIME 6 PLUS SUITE OF LIVING BENEFITS

This Appendix describes the formula used with the following living benefits:

The Highest Daily Lifetime Income v2.1 Suite:

    .  Highest Daily Lifetime Income v2.1;

    .  Spousal Highest Daily Lifetime Income v2.1;

    .  Highest Daily Lifetime Income v2.1 with Highest Daily Death Benefit; and

    .  Spousal Highest Daily Lifetime Income v2.1 with Highest Daily Death
       Benefit.

The Highest Daily Lifetime Income 2.0 Suite (offered from August 20, 2012 to February 24, 2013):

    .  Highest Daily Lifetime Income 2.0;

    .  Highest Daily Lifetime Income 2.0 with Lifetime Income Accelerator;

    .  Spousal Highest Daily Lifetime Income 2.0;

    .  Highest Daily Lifetime Income 2.0 with Highest Daily Death Benefit; and

    .  Spousal Highest Daily Lifetime Income 2.0 with Highest Daily Death
       Benefit.

The Highest Daily Lifetime Income Suite (offered from January 24, 2011 to August 19, 2012):

    .  Highest Daily Lifetime Income;

    .  Highest Daily Lifetime Income with Lifetime Income Accelerator, and

    .  Spousal Highest Daily Lifetime Income.

The Highest Daily Lifetime 6 Plus Suite (offered from March 15, 2010 to January 23, 2011):

    .  Highest Daily Lifetime 6 Plus Income Benefit;

    . Highest Daily Lifetime 6 Plus Income Benefit with Lifetime Income Accelerator; and

    .  Spousal Highest Daily Lifetime 6 Plus Income Benefit.

      TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND
                   THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

    . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Income v2.1 Suite, Highest Daily Lifetime Income
       2.0 Suite, Highest Daily Lifetime Income Suite and Highest Daily Lifetime 6 Plus Suite of benefits (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

    . C\\us\\ - The secondary upper target is established on the Effective Date and is not changed for the life of the guarantee. Currently it is 84.5%

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

    . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

    .  L - the target value as of the current Valuation Day.

    .  r - the target ratio.

    . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

    .  V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

    . V\\F\\ - the Unadjusted Account Value of all elected DCA MVA Options in the Annuity.

    .  B - the total value of the AST Investment Grade Bond Sub-account.

    . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments and adjusted proportionally for Excess Income*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional Purchase Payments and adjusted proportionately for Excess Income* and (3) any highest daily Unadjusted

       Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional Purchase Payments and adjusted for withdrawals, as described herein.

    . T - the amount of a transfer into or out of the AST Investment Grade Bond Sub-account.

    . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Sub-account.

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

DAILY TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary. Target Values are subject to change for new elections of this benefit on a going-forward basis.

       L = 0.05 * P * a

DAILY TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

       Target Ratio r = (L - B) / (V\\V\\ + V\\F\\).

    . If on the third consecutive Valuation Day r > C\\u\\ and r (less or =) C\\us\\ or if on any day r > C\\us\\, and transfers have not been suspended due to the 90% cap rule, assets in the Permitted Sub-accounts and the DCA MVA Options, if applicable, are transferred to the AST Investment Grade Bond Sub-account.

    . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Sub-account (B > 0), assets in the AST Investment Grade Bond Sub-account are transferred to the Permitted Sub-accounts as described above.

90% CAP RULE: If, on any Valuation Day this benefit remains in effect, a transfer into the AST Investment Grade Bond Sub-account occurs that results in 90% of the Unadjusted Account Value being allocated to the AST Investment Grade Bond Sub-account, any transfers into the AST Investment Grade Bond Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Sub-account should occur. Transfers out of the AST Investment Grade Bond Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Sub-account occurs either due to a Daily or Monthly Transfer Calculation. Due to the performance of the AST Investment Grade Bond Sub-account and the elected Sub-accounts, the Unadjusted Account value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:


T   =   Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B -        Money is transferred from the Permitted Sub-accounts
        (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))                       and the DCA MVA Options to the AST Investment
                                                                          Grade Bond Sub-account
T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}  Money is transferred from the AST Investment Grade
                                                                          Bond Sub-account to the Permitted Sub- accounts

MONTHLY TRANSFER CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V\\F\\)
- L + B) / (1 - C\\u\\), then


T\\M\\  =   {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}  Money is transferred from the AST Investment Grade
                                                    Bond Sub-account to the Permitted Sub-accounts.

                    "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2     3     4     5     6     7     8     9    10    11     12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73   6.7  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06

           PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUCO LIFE PRUDENTIAL PREMIER(R) ADVISOR VARIABLE ANNUITY SERIES DESCRIBED IN PROSPECTUS (April 30, 2015)

           -----------------------------------------------------------
                               (print your name)

           -----------------------------------------------------------
                                   (address)

           -----------------------------------------------------------
                             (city/state/zip code)

                   Please see the section of this prospectus
                       entitled "How To Contact Us" for
                        where to send your request for
                     a Statement of Additional Information

[LOGO OF PRUDENTIAL]
The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777

                                                   PRUCO LIFE INSURANCE COMPANY
                                                 A Prudential Financial Company
                                        751 Broad Street, Newark, NJ 07102-3777

PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY
(FOR ANNUITIES PURCHASED PRIOR TO FEBRUARY 25, 2013)

FLEXIBLE PREMIUM DEFERRED ANNUITY
PROSPECTUS: APRIL 30, 2015

This prospectus describes a flexible premium deferred annuity contract ("Annuity") offered by Pruco Life Insurance Company ("Pruco Life", "we", "our", or "us"). If you are receiving this prospectus, it is because you currently own this Annuity. This Annuity is no longer offered for new sales. The Annuity has features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. THE ANNUITY OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. Financial Professionals may be compensated for the sale of the Annuity. Selling broker-dealer firms through which the Annuity is sold may decline to recommend to their customers certain of the optional features and Investment Options offered generally under the Annuity or may impose restrictions (e.g., a lower maximum issue age and/or optional benefits). Please speak to your Financial Professional for further details. The guarantees provided by the optional benefits are the obligations of and subject to the claims paying ability of Pruco Life. Certain terms are capitalized in this prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

THE SUB-ACCOUNTS

The Pruco Life Flexible Premium Variable Annuity Account is a Separate Account of Pruco Life, and is the investment vehicle in which your Purchase Payments invested in the Sub-accounts are held. Each Sub-account of the Pruco Life Flexible Premium Variable Annuity Account invests in an underlying mutual fund
- see the following page for a complete list of the Sub-accounts. Currently, portfolios of Advanced Series Trust are being offered.

PLEASE READ THIS PROSPECTUS

THIS PROSPECTUS SETS FORTH INFORMATION ABOUT THE ANNUITY THAT YOU SHOULD KNOW BEFORE INVESTING. PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUS FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE. If you are purchasing the Annuity as a replacement for an existing variable annuity or variable life policy, or a fixed insurance policy, you should consider any surrender or penalty charges you may incur and any benefits you may also be forfeiting when replacing your existing coverage and that this Annuity is subject to a Contingent Deferred Sales Charge if you elect to surrender the Annuity or take a partial withdrawal. You should consider your need to access the Annuity's Account Value and whether the Annuity's liquidity features will satisfy that need. Please note that if you are investing in this Annuity through a tax-advantaged retirement plan (such as an Individual Retirement Account or 401(k) plan), you will get no additional tax advantage through the Annuity itself.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information dated the same date as this prospectus that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus - see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This prospectus is part of the registration statement we filed with the U.S. Securities and Exchange Commission (SEC) regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see "How To Contact Us" later in this prospectus for our Service Office address.

In compliance with U.S. law, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

THIS ANNUITY IS NOT A DEPOSIT OR OBLIGATION OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, IS NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN AN ANNUITY INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE, EVEN WITH RESPECT TO AMOUNTS ALLOCATED TO THE AST MONEY MARKET SUB-ACCOUNT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRUDENTIAL, PRUDENTIAL FINANCIAL, PRUDENTIAL ANNUITIES AND THE ROCK LOGO ARE SERVICEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ITS AFFILIATES. OTHER PROPRIETARY PRUDENTIAL MARKS MAY BE DESIGNATED AS SUCH THROUGH USE OF THE/SM/ OR (R) SYMBOLS.

     FOR FURTHER INFORMATION CALL: 1-888-PRU-2888 OR GO TO OUR WEBSITE AT
                          www.prudentialannuities.com

 Prospectus Dated: April 30, 2015         Statement of Additional Information
                                                        Dated: April 30, 2015
                                                                     PPRTB2PROS

                          VARIABLE INVESTMENT OPTIONS

ADVANCED SERIES TRUST
   AST Academic Strategies Asset Allocation Portfolio/1/
   AST Advanced Strategies Portfolio/1/
   AST AQR Emerging Markets Equity Portfolio/4/
   AST AQR Large-Cap Portfolio/4/
   AST Balanced Asset Allocation Portfolio/1/
   AST BlackRock Global Strategies Portfolio/1/
   AST BlackRock iShares ETF Portfolio/1/
   AST BlackRock/Loomis Sayles Bond Portfolio/3/
   AST Boston Partners Large-Cap Value Portfolio/3/
   AST Capital Growth Asset Allocation Portfolio/1/
   AST ClearBridge Dividend Growth Portfolio/3/
   AST Cohen & Steers Realty Portfolio/3/
   AST Defensive Asset Allocation Portfolio/1/
   AST FI Pyramis(R) Asset Allocation Portfolio/1,5/
   AST FI Pyramis(R) Quantitative Portfolio/1,5/
   AST Franklin Templeton Founding Funds Allocation Portfolio*/,1/ AST Franklin Templeton Founding Funds Plus Portfolio/1/
   AST Global Real Estate Portfolio/3/
   AST Goldman Sachs Large-Cap Value Portfolio/3/
   AST Goldman Sachs Mid-Cap Growth Portfolio/3/
   AST Goldman Sachs Multi-Asset Portfolio/1/
   AST Goldman Sachs Small-Cap Value Portfolio/3/
   AST Herndon Large-Cap Value Portfolio/3/
   AST High Yield Portfolio/3/
   AST International Growth Portfolio/3/
   AST International Value Portfolio/3/
   AST Investment Grade Bond Portfolio/2/
   AST J.P. Morgan Global Thematic Portfolio/1/
   AST J.P. Morgan International Equity Portfolio/3/
   AST J.P. Morgan Strategic Opportunities Portfolio/1/
   AST Jennison Large-Cap Growth Portfolio/3/
   AST Large-Cap Value Portfolio/3/
   AST Legg Mason Diversified Growth Portfolio/4/
   AST Loomis Sayles Large-Cap Growth Portfolio/3/
   AST Lord Abbett Core Fixed Income Portfolio/3/
   AST MFS Global Equity Portfolio/3/
   AST MFS Growth Portfolio/3/
   AST MFS Large-Cap Value Portfolio/3/
   AST Mid-Cap Value Portfolio/3/
   AST Money Market Portfolio/3/
   AST Neuberger Berman Core Bond Portfolio/3/
   AST Neuberger Berman Mid-Cap Growth Portfolio/3/
   AST Neuberger Berman/LSV Mid-Cap Value Portfolio/3/
   AST New Discovery Asset Allocation Portfolio/1/
   AST Parametric Emerging Markets Equity Portfolio/3/
   AST PIMCO Limited Maturity Bond Portfolio/3/
   AST Preservation Asset Allocation Portfolio/1/
   AST Prudential Core Bond Portfolio/3/
   AST Prudential Growth Allocation Portfolio/1/
   AST QMA Emerging Markets Equity Portfolio/4/
   AST QMA Large-Cap Portfolio/4/
   AST QMA US Equity Alpha Portfolio/3/
   AST RCM World Trends Portfolio/1/
   AST Schroders Global Tactical Portfolio/1/
   AST Schroders Multi-Asset World Strategies Portfolio/1/
   AST Small-Cap Growth Portfolio/3/
   AST Small-Cap Growth Opportunities Portfolio/3/
   AST Small-Cap Value Portfolio/3/
   AST T. Rowe Price Asset Allocation Portfolio/1/
   AST T. Rowe Price Equity Income Portfolio/3/
   AST T. Rowe Price Growth Opportunities Portfolio/4/
   AST T. Rowe Price Large-Cap Growth Portfolio/3/
   AST T. Rowe Price Natural Resources Portfolio/3/
   AST Templeton Global Bond Portfolio/3/
   AST Wellington Management Hedged Equity Portfolio/1/
   AST Western Asset Core Plus Bond Portfolio/3/
   AST Western Asset Emerging Markets Debt Portfolio/4/

* This variable investment option is no longer available for new investments, with limited exceptions. Please see "Investment Options" later in this prospectus for details.
(1)Available with all living benefits.
(2)The AST Investment Grade Bond variable investment option is not available for allocation of Purchase Payments or contract owner transfers.
(3)Not available with HDI v2.1 and HDI 2.0 Suite of benefits.
(4)Not available if you purchase any optional benefit.
(5)Pyramis is a registered service mark of FMR LLC. Used with permission.

                                   CONTENTS

GLOSSARY OF TERMS..............................................................  1

SUMMARY OF CONTRACT FEES AND CHARGES...........................................  3

EXPENSE EXAMPLES............................................................... 11

SUMMARY........................................................................ 12

INVESTMENT OPTIONS............................................................. 15

   VARIABLE INVESTMENT OPTIONS................................................. 15
   MARKET VALUE ADJUSTMENT OPTION.............................................. 23
   GUARANTEE PERIOD TERMINATION................................................ 23
   RATES FOR DCA MVA OPTIONS................................................... 23
   MARKET VALUE ADJUSTMENT..................................................... 23

FEES, CHARGES AND DEDUCTIONS................................................... 25

   ANNUITY PAYMENT OPTION CHARGES.............................................. 29
   EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES................................... 29

PURCHASING YOUR ANNUITY........................................................ 30

   REQUIREMENTS FOR PURCHASING THE ANNUITY..................................... 30
   DESIGNATION OF OWNER, ANNUITANT, AND BENEFICIARY............................ 31
   RIGHT TO CANCEL............................................................. 32
   SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT............................. 32
   SALARY REDUCTION PROGRAMS................................................... 32

MANAGING YOUR ANNUITY.......................................................... 33

   CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS..................... 33

MANAGING YOUR ACCOUNT VALUE.................................................... 35

   DOLLAR COST AVERAGING PROGRAMS.............................................. 35
   6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE 6 OR 12 MONTH DCA PROGRAM). 35
   AUTOMATIC REBALANCING PROGRAMS.............................................. 36
   FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS....... 36
   RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS........................ 37

ACCESS TO ACCOUNT VALUE........................................................ 39

   TYPES OF DISTRIBUTIONS AVAILABLE TO YOU..................................... 39
   TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES.............. 39
   FREE WITHDRAWAL AMOUNTS..................................................... 39
   SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD....... 40
   SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(t)/72(q) OF THE INTERNAL REVENUE
     CODE...................................................................... 41
   REQUIRED MINIMUM DISTRIBUTIONS.............................................. 41

SURRENDERS..................................................................... 43

   SURRENDER VALUE............................................................. 43
   MEDICALLY-RELATED SURRENDERS................................................ 43

ANNUITY OPTIONS................................................................ 44

LIVING BENEFITS................................................................ 46

   HIGHEST DAILY LIFETIME INCOME v2.1 BENEFIT.................................. 47
   SPOUSAL HIGHEST DAILY LIFETIME INCOME v2.1 BENEFIT.......................... 59

                                      (i)

DEATH BENEFIT..........................................................................  68

   TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT...........................................  68
   EXCEPTIONS TO AMOUNT OF DEATH BENEFIT...............................................  68
   DEATH BENEFIT AMOUNT................................................................  68
   SPOUSAL CONTINUATION OF ANNUITY.....................................................  69
   PAYMENT OF DEATH BENEFIT............................................................  70
   BENEFICIARY CONTINUATION OPTION.....................................................  70

VALUING YOUR INVESTMENT................................................................  72

   VALUING THE SUB-ACCOUNTS............................................................  72
   PROCESSING AND VALUING TRANSACTIONS.................................................  72

TAX CONSIDERATIONS.....................................................................  74

OTHER INFORMATION......................................................................  84

   PRUCO LIFE AND THE SEPARATE ACCOUNT.................................................  84
   LEGAL STRUCTURE OF THE UNDERLYING FUNDS.............................................  86
   DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE.....................................  87
   FINANCIAL STATEMENTS................................................................  90
   INDEMNIFICATION.....................................................................  90
   LEGAL PROCEEDINGS...................................................................  90
   CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.................................  90
   HOW TO CONTACT US...................................................................  91

APPENDIX A - ACCUMULATION UNIT VALUES.................................................. A-1

APPENDIX B - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES........ B-1

APPENDIX C - HIGHEST DAILY LIFETIME INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME
  INCOME BENEFIT - OFFERED FOR SALE: MAY 1, 2011 TO AUGUST 19, 2012.................... C-1

APPENDIX D - HIGHEST DAILY LIFETIME INCOME BENEFIT AND SPOUSAL HIGHEST DAILY LIFETIME
  INCOME BENEFIT - OFFERED FOR SALE: AUGUST 20, 2012 TO FEBRUARY 24, 2013.............. D-1

APPENDIX E - FORMULA FOR HIGHEST DAILY LIFETIME INCOME V2.1 SUITE, HIGHEST DAILY
  LIFETIME INCOME 2.0 SUITE, HIGHEST DAILY LIFETIME INCOME BENEFIT AND SPOUSAL HIGHEST
  DAILY LIFETIME INCOME BENEFIT........................................................ E-1

APPENDIX F - MVA FORMULA............................................................... F-1

APPENDIX G - HYPOTHETICAL EXAMPLES OF OPERATION OF PREMIUM BASED CHARGE AND
  CONTINGENT DEFERRED SALES CHARGE..................................................... G-1

                                     (ii)

                               GLOSSARY OF TERMS

We set forth here definitions of some of the key terms used throughout this Prospectus. In addition to the definitions here, we also define certain terms in the section of the Prospectus that uses such terms.

ACCOUNT VALUE: The total value of all allocations to the Sub-accounts and the DCA MVA Options on any Valuation Day. The Account Value is determined separately for each Sub-account and for each DCA MVA Option, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each DCA MVA Option will be calculated using any applicable MVA.

ACCUMULATION PERIOD: The period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date.

ANNUAL INCOME AMOUNT: This is the annual amount of income for which you are eligible for life under the optional benefits.

ANNUITANT: The natural person upon whose life annuity payments payable to the Owner are based.

ANNUITIZATION: Annuitization is the process by which you direct us to apply the Unadjusted Account Value to one of the available annuity options to begin making periodic payments to the Owner.

ANNUITY DATE: The date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

ANNUITY YEAR: The first Annuity Year begins on the Issue Date and continues through and includes the day immediately preceding the first anniversary of the Issue Date. Subsequent Annuity Years begin on the anniversary of the Issue Date and continue through and include the day immediately preceding the next anniversary of the Issue Date.

BENEFICIARY(IES): The natural person(s) or entity(ies) designated as the recipient(s) of the Death Benefit or to whom any remaining period certain payments may be paid in accordance with the annuity payout options section of the Annuity.

CODE: The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

CONTINGENT DEFERRED SALES CHARGE ("CDSC"): This is a sales charge that may be deducted when you make a surrender or take a partial withdrawal from your Annuity. We refer to this as a "contingent" charge because it is imposed only if you surrender or take a withdrawal from your Annuity. The charge is a percentage of each applicable Purchase Payment that is being surrendered or withdrawn.

DOLLAR COST AVERAGING ("DCA") MVA OPTION: An Investment Option that offers a fixed rate of interest for a specified period. The DCA MVA Option is used only with our 6 or 12 Month Dollar Cost Averaging Program, under which the Purchase Payments that you have allocated to that DCA MVA Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA MVA Option generally will be subject to a Market Value Adjustment if made other than pursuant to the 6 or 12 Month DCA Program.

DUE PROOF OF DEATH: Due Proof of Death is satisfied when we receive all of the following in Good Order: (a) a death certificate or similar documentation acceptable to us; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

EXCESS INCOME: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income ("Excess Income"). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

FREE LOOK: The right to examine your Annuity, during a limited period of time, to decide if you want to keep it or cancel it. The length of this time period, and the amount of refund, depends on applicable law and thus may vary by state. In addition, there is a different Free Look period that applies if your Annuity is held within an IRA. In your Annuity contract, your Free Look right is referred to as your "Right to Cancel."

GOOD ORDER: Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received at our Service Office: (a) in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations; (b) on specific forms, or by other means we then permit (such as via telephone or electronic submission); and/or (c) with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order.

GUARANTEE PERIOD: The period of time during which we credit a fixed rate of interest to a DCA MVA Option.

INVESTMENT OPTION: A Sub-account or DCA MVA Option available as of any given time to which Account Value may be allocated.

ISSUE DATE: The effective date of your Annuity.

KEY LIFE: Under the Beneficiary Continuation Option, the person whose life expectancy is used to determine the required distributions.

MARKET VALUE ADJUSTMENT ("MVA"): A positive or negative adjustment used to determine the Account Value of a DCA MVA Option.

OWNER: The Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity.

PAYOUT PERIOD: The period starting on the Annuity Date and during which annuity payments are made.

PORTFOLIO: An underlying mutual fund in which a Sub-Account of the Separate Account invests.

PREMIUM BASED CHARGE: A charge that is deducted on each Quarterly Annuity Anniversary from your Account Value, during the first seven years after each Purchase Payment is made.

PURCHASE PAYMENT: A cash consideration (a "premium") in currency of the United States of America given to us in exchange for the rights, privileges, and benefits of the Annuity.

QUARTERLY ANNUITY ANNIVERSARY: Each successive three-month anniversary of the Issue Date of the Annuity.

SEPARATE ACCOUNT: Refers to the Pruco Life Flexible Premium Variable Annuity Account, which holds assets associated with annuities issued by Pruco Life Insurance Company. Separate Account assets that are held in support of the annuities are kept separate from all of our other assets and may not be charged with liabilities arising out of any other business we may conduct.

SERVICE OFFICE: The place to which all requests and payments regarding the Annuity are to be sent. We may change the address of the Service Office at any time, and will notify you in advance of any such change of address. Please see "How to Contact Us" later in this Prospectus for the Service Office address.

SUB-ACCOUNT: A division of the Separate Account.

SURRENDER VALUE: The Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional benefits provided by rider or endorsement, and any Annual Maintenance Fee.

UNADJUSTED ACCOUNT VALUE: The Unadjusted Account Value is equal to the Account Value prior to the application of any MVA.

UNIT: A share of participation in a Sub-account used to calculate your Account Value prior to the Annuity Date.

VALUATION DAY: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

WE, US, OUR: Pruco Life Insurance Company.

YOU, YOUR: The Owner(s) shown in the Annuity.

                     SUMMARY OF CONTRACT FEES AND CHARGES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Annuity. The first table describes the fees and expenses that you will pay at the time you surrender the Annuity, take a partial withdrawal, or transfer Account Value between the Investment Options. State premium taxes also may be deducted.

                      ANNUITY OWNER TRANSACTION EXPENSES

CONTINGENT DEFERRED SALES CHARGE ("CDSC")/1/

The CDSC for each Purchase Payment is a percentage of the Purchase Payment being withdrawn. Thus, the appropriate percentage is multiplied by the Purchase Payment(s) being withdrawn to determine the amount of the CDSC. See "Contingent Deferred Sales Charge ("CDSC") under "Fees, Charges and Deductions for more information about how the CDSC is calculated.

                                                                 AGE OF PURCHASE PAYMENT BEING WITHDRAWN
                                           -----------------------------------------------------------------------------------
                                                       1 Year or 2 Years or 3 Years or 4 Years or 5 Years or 6 Years or
                                                       more but   more but   more but   more but   more but   more but
                                            Less than  less than less than  less than  less than  less than  less than  7 Years
TOTAL PURCHASE PAYMENT AMOUNT                1 Year     2 Years   3 Years    4 Years    5 Years    6 Years    7 Years   or more
-----------------------------              ----------  --------- ---------- ---------- ---------- ---------- ---------- -------
Less than $50,000                                 5.0%    5.0%      4.0%       4.0%       3.0%       3.0%       2.0%       0%
$50,000 or more but less than $100,000            5.0%    4.0%      4.0%       3.0%       3.0%       2.0%       2.0%       0%
$100,000 or more but less than $250,000           4.0%    3.0%      3.0%       2.0%       2.0%       2.0%       1.0%       0%
$250,000 or more but less than $500,000           3.0%    2.0%      2.0%       2.0%       1.0%       1.0%       1.0%       0%
$500,000 or more but less than $1,000,000         2.0%    2.0%      2.0%       1.0%       1.0%       1.0%       1.0%       0%
$1,000,000 or more                                2.0%    2.0%      1.0%       1.0%       1.0%       1.0%       1.0%       0%
TRANSFER FEE /2/                           $       10
TAX CHARGE (CURRENT) /3/                    0% to 3.5%

1 The different tiers of Contingent Deferred Sales Charges, separated by "breakpoints", are shown in the table above. If a portion of a Purchase Payment results in total Purchase Payments crossing into a new Purchase Payment tier (as set forth in the table above), then the ENTIRE Purchase Payment will be subject to the Contingent Deferred Sales Charge applicable to that tier. Once a Purchase Payment is assigned to a particular tier for purposes of the CDSC, the CDSC schedule for that specific Purchase Payment will not change for the remainder of that CDSC period. Please see Appendix G for examples of the operation of the Contingent Deferred Sales Charge.
2  Currently, we deduct the fee after the 20th transfer each Annuity Year.
3 Currently, we deduct the tax charge only upon annuitization and only in certain states - we will give you further details in the "maturity package" that we will send to you prior to annuitization. We reserve the right to deduct the tax charge upon any of the following events: the time the Purchase Payment is allocated to the Annuity, upon a full surrender of the Annuity, or upon Annuitization.

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

                           PERIODIC FEES AND CHARGES

Annual Maintenance Fee /4,5/  Lesser of $50 or 2% of the Unadjusted Account Value.

PREMIUM BASED CHARGE /6,7/

                                               PREMIUM BASED     ANNUAL EQUIVALENT
                                             CHARGE PERCENTAGE   OF PREMIUM BASED
TOTAL PURCHASE PAYMENT AMOUNT               (DEDUCTED QUARTERLY) CHARGE PERCENTAGE
-----------------------------               -------------------- -----------------
Less than $50,000                                  0.1750%             0.70%
$50,000 or more, but less than $100,000            0.1500%             0.60%
$100,000 or more, but less than $250,000           0.1250%             0.50%
$250,000 or more, but less than $500,000           0.0875%             0.35%
$500,000 or more, but less than $1,000,000         0.0625%             0.25%
$1,000,000 or more                                 0.0375%             0.15%

                       ANNUALIZED INSURANCE FEES/CHARGES
    (assessed daily as a percentage of the net assets of the Sub-accounts)

FEE/CHARGE
MORTALITY & EXPENSE RISK CHARGE                                        0.70%
ADMINISTRATION CHARGE                                                  0.15%
TOTAL ANNUALIZED INSURANCE FEES/CHARGES /8/                            0.85%

4 Assessed annually on the Annuity's anniversary date or upon surrender. Only applicable if the total of all Purchase Payments at the time the fee is due is less than $50,000.
5 For Beneficiaries who elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Unadjusted Account Value and is only applicable if Unadjusted Account Value is less than $25,000 at the time the fee is assessed.
6 The Premium Based Charge applicable to a Purchase Payment is determined by multiplying (1) the amount of that Purchase Payment by (2) its associated Premium Based Charge percentage, as shown in the table above. Each Purchase Payment is subject to a Premium Based Charge for a 7 year period following the date the Purchase Payment is allocated to the Annuity. The Premium Based Charge for each Purchase Payment is determined when it is allocated to the Annuity (except for those Purchase Payments that are allocated to the Annuity prior to the first Quarterly Annuity Anniversary) based on the total of all Purchase Payments received to date. For Purchase Payments allocated to the Annuity before the first Quarterly Annuity Anniversary, the Premium Based Charge for each Purchase Payment is based on the total of all such Purchase Payments received up to and including the Valuation Day before the first Quarterly Annuity Anniversary. Please see the Fees and Charges section for details and Appendix G for examples of the operation of the Premium Based Charge. "Quarterly Annuity Anniversary" refers to each successive three-month anniversary of the Issue Date of the Annuity.
7 The different tiers of Premium Based Charges separated by "breakpoints", are shown in the table above. If a portion of a Purchase Payment results in total Purchase Payments crossing into a new Purchase Payment tier (as set forth in the table above), then the ENTIRE Purchase Payment will be subject to the Premium Based Charge applicable to that tier. With respect to those Purchase Payments allocated to the Annuity prior to the first Quarterly Annuity Anniversary, the Premium Based Charge percentage applicable to each of those Purchase Payments is based on the total of all such Purchase Payments (that is, we total all the Purchase Payments received before the first Quarterly Annuity Anniversary to determine the Premium Based Charge that applies to each). Purchase Payments received on or after the first Quarterly Annuity Anniversary that result in breakpoints being reached will result in lower charge percentages for only such Purchase Payments and those that follow. Once a Premium Based Charge percentage is established for any Purchase Payment, such percentage is fixed and will not be reduced even if additional Purchase Payments are made or partial withdrawals are taken. Please see Appendix G for examples of the operation of the Premium Based Charge.
8 The Insurance Charge is the combination of Mortality & Expense Risk Charge and the Administration Charge. For Beneficiaries who elect the Beneficiary Continuation Option, the Mortality and Expense and Administration Charges do not apply. However, a Settlement Service Charge equal to 1.00% is assessed as a percentage of the daily net assets of the Sub-accounts as an annual charge.

                    YOUR OPTIONAL BENEFIT FEES AND CHARGES

The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. The next column shows the total expenses you would pay for the Annuity if you purchased the relevant optional benefit. More specifically, this column shows the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges.

                                                                                       ANNUALIZED
                                                                                        OPTIONAL      TOTAL
                                                                                        BENEFIT    ANNUALIZED
OPTIONAL BENEFIT                                                                       CHARGE /9/  CHARGE /10/
----------------                                                                       ---------- --------------
HIGHEST DAILY LIFETIME INCOME V2.1 /12/
MAXIMUM CHARGE /11/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)     2.00%   0.85% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)     1.00%   0.85% + 1.00%
SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 /12/
MAXIMUM CHARGE /11/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)     2.00%   0.85% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)     1.10%   0.85% + 1.10%
HIGHEST DAILY LIFETIME INCOME 2.0 /13/
MAXIMUM CHARGE /11/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)     2.00%   0.85% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)     1.00%   0.85% + 1.00%
SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 /13/
MAXIMUM CHARGE /11/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)     2.00%   0.85% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)     1.10%   0.85% + 1.10%
HIGHEST DAILY LIFETIME INCOME /14/
MAXIMUM CHARGE /11/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)     1.50%   0.85% + 1.50%
CURRENT CHARGE
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)     0.95%   0.85% + 0.95%
SPOUSAL HIGHEST DAILY LIFETIME INCOME /14/
MAXIMUM CHARGE /11/
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)     1.50%   0.85% + 1.50%
CURRENT CHARGE
(ASSESSED AGAINST GREATER OF UNADJUSTED ACCOUNT VALUE AND PROTECTED WITHDRAWAL VALUE)     0.95%   0.85% + 0.95%

9 The charge for each of Highest Daily Lifetime Income suite of benefits listed above is assessed against the greater of Unadjusted Account Value and the Protected Withdrawal Value (PWV). We deduct this charge on quarterly anniversaries of the benefit effective date. More information regarding the quarterly deductions and a description of the PWV appear in the Living Benefits section of this Prospectus.
10 How The Optional Benefit Fees And Charges Are Determined For Highest Daily
   Lifetime Income suite of benefits listed above: The charge is taken out of the Sub-accounts as described below.
   Highest Daily Lifetime Income v2.1 and 2.0: 1.00% current optional benefit charge is in addition to the current 0.85% Insurance charge of amounts invested in the Sub-accounts.
   Spousal Highest Daily Lifetime Income v2.1 and 2.0: 1.10% current optional benefit charge is in addition to the current 0.85% Insurance charge of amounts invested in the Sub-accounts.
   Highest Daily Lifetime Income and Spousal Highest Daily Lifetime Income:
   0.95% current optional benefit charge is in addition to the current 0.85% Insurance charge of amounts invested in the Sub-accounts.
11 We reserve the right to increase the charge to the maximum charge indicated, upon any step-up under the benefit. Also, if you decide to elect or re-add a benefit after your contract has been issued, the charge for the benefit under your contract will equal the current charge for new benefit election up to the maximum indicated.
12 This benefit is currently available to you subject to our eligibility requirements.
13 This benefit was offered from August 20, 2012 to February 24, 2013.
14 This benefit was offered from May 1, 2011 to August 19, 2012.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying Portfolios for the year ended December 31, 2013 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                   TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                                               MINIMUM MAXIMUM
                                                               ------- -------
TOTAL PORTFOLIO OPERATING EXPENSES                              0.60%   9.30%

The following are the total annual expenses for each underlying Portfolio for the year ended December 31, 2014, except as noted and except if the underlying Portfolio's inception date is subsequent to December 31, 2014. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Pruco Life with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the Prospectuses or statements of additional information of the underlying Portfolios for further details. The current summary Prospectuses, Prospectuses and Statement of Additional Information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888 or at www.prudential annuities.com.

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                           For the year ended December 31, 2014
                          -----------------------------------------------------------------------------------------------------
                                                                                                Total
                                                                       Broker Fees  Acquired   Annual                 Net Annual
                                              Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                          Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                        Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                     ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Academic Strategies
 Asset Allocation
 Portfolio                   0.70%     0.03%      0.04%       0.05%        0.01%      0.63%     1.46%       0.00%        1.46%
AST Advanced Strategies
 Portfolio*                  0.80%     0.02%      0.10%       0.00%        0.00%      0.05%     0.97%       0.01%        0.96%
AST AQR Emerging Markets
 Equity Portfolio            1.09%     0.16%      0.10%       0.00%        0.00%      0.00%     1.35%       0.00%        1.35%
AST AQR Large-Cap
 Portfolio*                  0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%       0.24%        0.59%
AST Balanced Asset
 Allocation Portfolio        0.15%     0.01%      0.00%       0.00%        0.00%      0.75%     0.91%       0.00%        0.91%
AST BlackRock Global
 Strategies Portfolio        0.97%     0.04%      0.10%       0.00%        0.00%      0.02%     1.13%       0.00%        1.13%
AST BlackRock iShares
 ETF Portfolio*              0.89%     0.07%      0.10%       0.00%        0.00%      0.21%     1.27%       0.25%        1.02%
AST BlackRock/Loomis
 Sayles Bond Portfolio*      0.61%     0.02%      0.10%       0.00%        0.00%      0.00%     0.73%       0.03%        0.70%
AST Boston Partners
 Large-Cap Value
 Portfolio                   0.73%     0.03%      0.10%       0.00%        0.00%      0.00%     0.86%       0.00%        0.86%
AST Capital Growth Asset
 Allocation Portfolio        0.15%     0.01%      0.00%       0.00%        0.00%      0.76%     0.92%       0.00%        0.92%
AST ClearBridge Dividend
 Growth Portfolio*           0.82%     0.02%      0.10%       0.00%        0.00%      0.00%     0.94%       0.11%        0.83%
AST Cohen & Steers
 Realty Portfolio*           0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.07%        1.04%
AST Defensive Asset
 Allocation Portfolio        0.15%     0.06%      0.00%       0.00%        0.00%      0.73%     0.94%       0.00%        0.94%
AST FI Pyramis(R) Asset
 Allocation Portfolio*       0.82%     0.03%      0.10%       0.00%        0.00%      0.00%     0.95%       0.02%        0.93%
AST FI Pyramis(R)
 Quantitative Portfolio*     0.81%     0.03%      0.10%       0.00%        0.00%      0.00%     0.94%       0.14%        0.80%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                           For the year ended December 31, 2014
                          -----------------------------------------------------------------------------------------------------
                                                                                                Total
                                                                       Broker Fees  Acquired   Annual                 Net Annual
                                              Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                          Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                        Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                     ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Franklin Templeton
 Founding Funds
 Allocation Portfolio*       0.91%     0.02%      0.10%       0.00%        0.00%      0.00%     1.03%       0.00%        1.03%
AST Franklin Templeton
 Founding Funds Plus
 Portfolio                   0.02%     0.02%      0.00%       0.00%        0.00%      1.01%     1.05%       0.00%        1.05%
AST Global Real Estate
 Portfolio                   0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%       0.00%        1.13%
AST Goldman Sachs
 Large-Cap Value
 Portfolio*                  0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.01%        0.83%
AST Goldman Sachs
 Mid-Cap Growth
 Portfolio*                  0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.05%        1.06%
AST Goldman Sachs
 Multi-Asset Portfolio*      0.92%     0.05%      0.10%       0.00%        0.00%      0.00%     1.07%       0.21%        0.86%
AST Goldman Sachs
 Small-Cap Value
 Portfolio*                  0.93%     0.03%      0.10%       0.00%        0.00%      0.06%     1.12%       0.01%        1.11%
AST Herndon Large-Cap
 Value Portfolio*            0.83%     0.02%      0.10%       0.00%        0.00%      0.00%     0.95%       0.15%        0.80%
AST High Yield Portfolio     0.72%     0.04%      0.10%       0.00%        0.00%      0.00%     0.86%       0.00%        0.86%
AST International Growth
 Portfolio*                  0.97%     0.02%      0.10%       0.00%        0.00%      0.00%     1.09%       0.01%        1.08%
AST International Value
 Portfolio                   0.97%     0.03%      0.10%       0.00%        0.00%      0.00%     1.10%       0.00%        1.10%
AST Investment Grade
 Bond Portfolio*             0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%       0.03%        0.75%
AST J.P. Morgan Global
 Thematic Portfolio          0.92%     0.04%      0.10%       0.00%        0.00%      0.00%     1.06%       0.00%        1.06%
AST J.P. Morgan
 International Equity
 Portfolio                   0.86%     0.06%      0.10%       0.00%        0.00%      0.00%     1.02%       0.00%        1.02%
AST J.P. Morgan
 Strategic Opportunities
 Portfolio                   0.97%     0.05%      0.10%       0.10%        0.00%      0.00%     1.22%       0.00%        1.22%
AST Jennison Large-Cap
 Growth Portfolio            0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%       0.00%        1.00%
AST Large-Cap Value
 Portfolio                   0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST Legg Mason
 Diversified Growth
 Portfolio*                  0.89%     8.19%      0.10%       0.00%        0.00%      0.12%     9.30%       8.23%        1.07%
AST Loomis Sayles
 Large-Cap Growth
 Portfolio*                  0.87%     0.01%      0.10%       0.00%        0.00%      0.00%     0.98%       0.06%        0.92%
AST Lord Abbett Core
 Fixed Income Portfolio*     0.77%     0.02%      0.10%       0.00%        0.00%      0.00%     0.89%       0.29%        0.60%
AST MFS Global Equity
 Portfolio                   0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%       0.00%        1.13%
AST MFS Growth Portfolio     0.87%     0.02%      0.10%       0.00%        0.00%      0.00%     0.99%       0.00%        0.99%
AST MFS Large-Cap Value
 Portfolio                   0.83%     0.04%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST Mid-Cap Value
 Portfolio                   0.94%     0.04%      0.10%       0.00%        0.00%      0.00%     1.08%       0.00%        1.08%
AST Money Market
 Portfolio                   0.47%     0.03%      0.10%       0.00%        0.00%      0.00%     0.60%       0.00%        0.60%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                           For the year ended December 31, 2014
                          -----------------------------------------------------------------------------------------------------
                                                                                                Total
                                                                       Broker Fees  Acquired   Annual                 Net Annual
                                              Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                          Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                        Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                     ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Neuberger Berman /
 LSV Mid-Cap Value
 Portfolio*                  0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%       0.00%        1.00%
AST Neuberger Berman
 Core Bond Portfolio*        0.68%     0.04%      0.10%       0.00%        0.00%      0.00%     0.82%       0.15%        0.67%
AST Neuberger Berman
 Mid-Cap Growth
 Portfolio*                  0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%
AST New Discovery Asset
 Allocation Portfolio*       0.83%     0.08%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%
AST Parametric Emerging
 Markets Equity Portfolio    1.08%     0.24%      0.10%       0.00%        0.00%      0.00%     1.42%       0.00%        1.42%
AST PIMCO Limited
 Maturity Bond Portfolio     0.63%     0.04%      0.10%       0.00%        0.00%      0.00%     0.77%       0.00%        0.77%
AST Preservation Asset
 Allocation Portfolio        0.15%     0.01%      0.00%       0.00%        0.00%      0.71%     0.87%       0.00%        0.87%
AST Prudential Core Bond
 Portfolio*                  0.66%     0.02%      0.10%       0.00%        0.00%      0.00%     0.78%       0.03%        0.75%
AST Prudential Growth
 Allocation Portfolio        0.80%     0.03%      0.10%       0.00%        0.00%      0.01%     0.94%       0.00%        0.94%
AST QMA Emerging Markets
 Equity Portfolio            1.09%     0.24%      0.10%       0.00%        0.00%      0.02%     1.45%       0.00%        1.45%
AST QMA Large-Cap Core
 Portfolio                   0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%       0.00%        0.83%
AST QMA US Equity Alpha
 Portfolio                   0.99%     0.04%      0.10%       0.13%        0.25%      0.00%     1.51%       0.00%        1.51%
AST RCM World Trends
 Portfolio                   0.91%     0.03%      0.10%       0.00%        0.00%      0.00%     1.04%       0.00%        1.04%
AST Schroders Global
 Tactical Portfolio          0.91%     0.03%      0.10%       0.00%        0.00%      0.11%     1.15%       0.00%        1.15%
AST Schroders
 Multi-Asset World
 Strategies Portfolio        1.06%     0.04%      0.10%       0.00%        0.00%      0.09%     1.29%       0.00%        1.29%
AST Small Cap Growth
 Portfolio                   0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.00%        1.01%
AST Small Cap Value
 Portfolio                   0.87%     0.03%      0.10%       0.00%        0.00%      0.02%     1.02%       0.00%        1.02%
AST Small-Cap Growth
 Opportunities Portfolio     0.93%     0.04%      0.10%       0.00%        0.00%      0.00%     1.07%       0.00%        1.07%
AST T. Rowe Price Asset
 Allocation Portfolio*       0.79%     0.02%      0.10%       0.00%        0.00%      0.00%     0.91%       0.02%        0.89%
AST T. Rowe Price Equity
 Income Portfolio            0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST T. Rowe Price Growth
 Opportunities Portfolio     0.89%     0.61%      0.10%       0.00%        0.00%      0.00%     1.60%       0.00%        1.60%
AST T. Rowe Price
 Large-Cap Growth
 Portfolio                   0.85%     0.02%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST T. Rowe Price
 Natural Resources
 Portfolio                   0.88%     0.04%      0.10%       0.00%        0.00%      0.00%     1.02%       0.00%        1.02%
AST Templeton Global
 Bond Portfolio              0.78%     0.09%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                           For the year ended December 31, 2014
                          -----------------------------------------------------------------------------------------------------
                                                                                                Total
                                                                       Broker Fees  Acquired   Annual                 Net Annual
                                              Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                          Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                        Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                     ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Wellington Mgmt
 Hedged Equity Portfolio     0.97%     0.03%      0.10%       0.00%        0.00%      0.02%     1.12%       0.00%        1.12%
AST Western Asset Core
 Plus Bond Portfolio*        0.66%     0.03%      0.10%       0.00%        0.00%      0.00%     0.79%       0.20%        0.59%
AST Western Asset
 Emerging Markets Debt
 Portfolio*                  0.84%     0.06%      0.10%       0.00%        0.00%      0.00%     1.00%       0.05%        0.95%

*  See notes immediately below for important information about this fund.

AST ADVANCED STRATEGIES PORTFOLIO The Investment Managers have contractually agreed to waive 0.014% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST AQR LARGE-CAP PORTFOLIO The Investment Managers have contractually agreed to waive 0.24% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK ISHARES ETF PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fee equal to the acquired fund fees and expenses due to investments in iShares ETFs. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees (after the waiver described in the first sentence) and other expenses (including distribution fees, acquired fund fees and expenses due to investments in iShares ETFs, and other expenses excluding taxes, interest and brokerage commissions) do not exceed 1.02% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK/LOOMIS SAYLES BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.035% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST CLEARBRIDGE DIVIDEND GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST COHEN & STEERS REALTY PORTFOLIO The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI PYRAMIS(R) ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.018% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI PYRAMIS(R) QUANTITATIVE PORTFOLIO The Investment Managers have contractually agreed to waive 0.14% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FRANKLIN TEMPLETON FOUNDING FUNDS ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses so that the investment management fees plus other expenses (exclusive in all cases of taxes, short sale interest and dividend expenses, brokerage commissions, distribution fees, underlying fund fees and expenses, and extraordinary expenses) for the Portfolio do not exceed 1.10% of the average daily net assets of the Portfolio through June 30, 2016. This expense limitation may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.053% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS MULTI-ASSET PORTFOLIO The Investment Managers have contractually agreed to waive 0.213% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST HERNDON LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INTERNATIONAL GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INVESTMENT GRADE BOND PORTOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LEGG MASON DIVERSIFIED GROWTH PORTFOLIO The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the portfolio's investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest and brokerage commissions) do not exceed 1.07% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST LOOMIS SAYLES LARGE-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LORD ABBETT CORE FIXED INCOME PORTFOLIO The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio's average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.14% of their investment management fee through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees, as follows: 0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEW DISCOVERY ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST PRUDENTIAL CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows:
0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. The waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.022% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET CORE PLUS BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET EMERGING MARKETS DEBT PORTFOLIO The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2016. This waiver arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

                               EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Pruco Life Annuity with the cost of investing in other Pruco Life Annuities and/or other variable annuities. Below are examples for the Annuity showing what you would pay cumulatively in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and assuming your investment has a 5% return each year. The examples reflect the fees and charges listed below for the Annuity as described in "Summary of Contract Fees and Charges."

    .  Insurance Charge

    .  Premium Based Charge

    .  Contingent Deferred Sales Charge (when and if applicable)

    .  Annual Maintenance Fee

    .  Optional benefit fees

The examples also assume the following for the period shown:

    . You allocate all of your Account Value to the Sub-account with the maximum gross total operating expenses for 2014, and those expenses remain the same each year*

    . For each charge, we deduct the maximum charge rather than the current charge

    .  You make no withdrawals of your Account Value

    .  You make no transfers, or your transactions for which we charge a fee

    .  No tax charge applies

    . You elected the Spousal Highest Daily Lifetime Income v2.1 (which is the maximum optional benefit charge).

Amounts shown in the examples are rounded to the nearest dollar.

* Note: Not all Portfolios offered as Sub-accounts may be available depending on optional benefit election.

THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING PORTFOLIOS. ACTUAL EXPENSES WILL BE MORE OR LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

EXPENSE EXAMPLES ARE PROVIDED AS FOLLOWS:

If you surrender your Annuity at the end of the applicable time period:

                        1 YEAR  3 YEARS 5 YEARS 10 YEARS
                        ------- ------- ------- --------
                        $1,690  $3,824  $5,782   $9,651

If you do not surrender your Annuity, or if you annuitize your Annuity:

                        1 YEAR  3 YEARS 5 YEARS 10 YEARS
                        ------- ------- ------- --------
                        $1,190  $3,424  $5,482   $9,651

PLEASE SEE APPENDIX A FOR A TABLE OF ACCUMULATION UNIT VALUES.

                                    SUMMARY

This Summary describes key features of the Annuity offered in this Prospectus. It is intended to give you an overview, and to point you to sections of the Prospectus that provide greater detail. You should not rely on the Summary alone for all the information you need to know before purchasing the Annuity. You should read the entire Prospectus for a complete description of the Annuity. Your Financial Professional can also help you if you have questions.

THE ANNUITY: The variable annuity contract issued by Pruco Life is a contract between you, the Owner, and Pruco Life, an insurance company. It is designed for retirement purposes, or other long-term investing, to help you save money for retirement, on a tax deferred basis, and provide income during your retirement. Although this Prospectus describes key features of the variable annuity contract, the Prospectus is a distinct document, and is not part of the contract.

The Annuity offers various investment portfolios. With the help of your Financial Professional, you choose how to invest your money within your Annuity (subject to certain restrictions; see "Investment Options"). Investing in a variable annuity involves risk and you can lose your money. On the other hand, investing in a variable annuity can provide you with the opportunity to grow your money through participation in "underlying" mutual funds.

GENERALLY SPEAKING, VARIABLE ANNUITIES ARE INVESTMENTS DESIGNED TO BE HELD FOR THE LONG TERM. WORKING WITH YOUR FINANCIAL PROFESSIONAL, YOU SHOULD CAREFULLY CONSIDER WHETHER A VARIABLE ANNUITY IS APPROPRIATE FOR YOU GIVEN YOUR LIFE EXPECTANCY, NEED FOR INCOME, AND OTHER PERTINENT FACTORS.

PURCHASE: Your eligibility to purchase the Annuity is based on your age and the amount of your initial Purchase Payment. The "Maximum Age for Initial Purchase" applies to the oldest Owner and Annuitant as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the Annuitant as of the day we would issue the Annuity. For this Annuity the maximum age is 80. The minimum initial Purchase Payment is $10,000. See your Financial Professional to complete an application.

After you purchase your Annuity, you will have a limited period of time during which you may cancel (or "Free Look") the purchase of your Annuity. Your request for a Free Look must be received in Good Order within the applicable time period. "Good Order" is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received at our Service Office: (a) in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations; (b) on specific forms, or by other means we then permit (such as via telephone or electronic submission); and/or
(c) with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order. The "Service Office" is the place to which all requests and payments regarding the Annuity are to be sent. We may change the address of the Service Office at any time, and will notify you in advance of any such change of address. Please see the section of this Prospectus entitled "How To Contact Us" for the Service Office address.

Please see "Requirements for Purchasing the Annuity" for additional information.

INVESTMENT OPTIONS: You may choose from a variety of variable Investment Options ranging from conservative to aggressive. Our optional benefits limit your ability to invest in certain variable Investment Options otherwise available to you under the Annuity. Each of the underlying Portfolios is described in its own Prospectus, which you should read before investing. You can obtain the summary Prospectuses for the Portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any variable Investment Option will meet its investment objective.

You may also allocate Purchase Payments to the DCA MVA Option, an Investment Option that offers a fixed rate of interest for a specified period. The DCA MVA Option is used only with our 6 or 12 Month Dollar Cost Averaging Program, under which the Purchase Payments that you have allocated to that DCA MVA Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA MVA Option generally will be subject to a Market Value Adjustment if made other than pursuant to the 6 or 12 Month DCA Program.

Please see "Investment Options," and "Managing Your Account Value" for information.

ACCESS TO YOUR MONEY: You can receive income by taking partial withdrawals or electing annuity payments. Please note that withdrawals may be subject to tax, and may be subject to a Contingent Deferred Sales Charge (discussed below). You may withdraw up to 10% of your Purchase Payments each Annuity Year without being subject to a Contingent Deferred Sales Charge.

You may elect to receive income through annuity payments, also called "Annuitization". If you elect to receive annuity payments, you convert your Unadjusted Account Value into a stream of future payments. This means you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs. The "Unadjusted Account Value" refers to the Account Value prior to the application of any market value adjustment (i.e., "MVA").

Please see "Access to Account Value" and "Annuity Options" for more information.

OPTIONAL LIVING BENEFITS

GUARANTEED LIFETIME WITHDRAWAL BENEFITS. We offer optional living benefits, for an additional charge, that guarantee your ability to take withdrawals for life as a percentage of "Protected Withdrawal Value", even if your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Protected Withdrawal Value is not the same as your Account Value, and it is not available for a lump sum withdrawal. The Account Value has no guarantees, may fluctuate, and can lose value. Withdrawals in excess of the Annual Income Amount, called "Excess Income," will impact the value of the benefit including a permanent reduction in future guaranteed amounts. In marketing and other materials, we may refer to Excess Income as "Excess Withdrawals".

We currently offer the following optional benefits:

..  Highest Daily Lifetime Income v2.1

..  Spousal Highest Daily Lifetime Income v2.1

We previously offered the following optional living benefits during the periods indicated.

Offered from August 20, 2012 to February 24, 2013:

..  Highest Daily Lifetime Income 2.0

..  Spousal Highest Daily Lifetime Income 2.0

Please see Appendix D for information pertaining to the Highest Daily Lifetime Income 2.0 Suite of benefits.

Offered from May 1, 2011 to August 19, 2012:

..  Highest Daily Lifetime Income

..  Spousal Highest Daily Lifetime Income

Please see Appendix C for information pertaining to the Highest Daily Lifetime Income Suite of benefits.

As a condition of electing an optional living benefit, we limit the Investment Options to which you may allocate your Account Value. Also, these benefits utilize a predetermined mathematical formula to help us manage your guarantee through all market cycles. Under the predetermined mathematical formula, your Account Value may be transferred between certain "permitted Sub-accounts" on the one hand and the AST Investment Grade Bond Sub-account on the other hand. Please see the applicable optional benefits section as well as Appendix E to this Prospectus for more information on the formula.

In the "Living Benefits" section, we describe guaranteed minimum withdrawal benefits that allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). PLEASE BE AWARE THAT IF YOU WITHDRAW MORE THAN THAT AMOUNT IN A GIVEN ANNUITY YEAR (I.E., "EXCESS INCOME"), THAT WITHDRAWAL MAY PERMANENTLY REDUCE THE GUARANTEED AMOUNT YOU CAN WITHDRAW IN FUTURE YEARS. PLEASE ALSO NOTE THAT IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF A WITHDRAWAL OF EXCESS INCOME, BOTH THE OPTIONAL BENEFIT AND THE ANNUITY WILL TERMINATE. THUS, YOU SHOULD THINK CAREFULLY BEFORE TAKING A WITHDRAWAL OF EXCESS INCOME.

DEATH BENEFITS: You may name a Beneficiary to receive the proceeds of your Annuity upon your death. Your death benefit must be distributed within the time period required by the tax laws. The Annuity offers a death benefit generally equal to the greater of Unadjusted Account Value and Purchase Payments (adjusted for partial withdrawals). The calculation of the death benefit may be different if you elect Highest Daily Lifetime Income v2.1 or Spousal Highest Daily Lifetime Income v2.1.

Please see "Death Benefit" for more information.

FEES AND CHARGES: Each Annuity, and the optional living benefits, are subject to certain fees and charges, as discussed in the "Summary of Contract Fees and Charges" table earlier in this Prospectus. In addition, there are fees and expenses of the underlying Portfolios.

WHAT DOES IT MEAN THAT MY ANNUITY IS "TAX DEFERRED"? Variable annuities are "tax deferred", meaning you pay no taxes on any earnings from your Annuity until you withdraw the money. You may also transfer among your Investment Options without paying a tax at the time of the transfer. When you take your money out of the Annuity, however, you will be taxed on the earnings at ordinary income tax rates. If you withdraw money before you reach age 59/1//\\2\\, you also may be subject to a 10% federal tax penalty.

You may also purchase the Annuity as a tax-qualified retirement investment such as an IRA, SEP-IRA, Roth IRA, 401(a) plan, or non-ERISA 403(b) plan. Although there is no additional tax advantage to a variable annuity purchased through one of these plans, the Annuity has features and benefits other than tax deferral that may make it an important investment for a qualified plan. You should consult your tax adviser regarding these features and benefits prior to purchasing a contract for use with a tax-qualified plan.

MARKET TIMING: We have market timing policies and procedures that attempt to detect transfer activity that may adversely affect other Owners or portfolio shareholders in situations where there is potential for pricing inefficiencies or that involve certain other types of disruptive trading activity (i.e., market timing). Our market timing policies and procedures are discussed in more detail later in this Prospectus entitled "Restrictions on Transfers Between Investment Options."

OTHER INFORMATION: Please see the section entitled "Other Information" for more information about the Annuity, including legal information about Pruco Life, the Separate Account, and Portfolios. The "Separate Account" is referred to as the "Variable Separate Account" in your Annuity.

                              INVESTMENT OPTIONS

The Investment Options under each Annuity consist of the Sub-accounts and the DCA MVA Options. In this section, we describe the portfolios. We then discuss the investment restrictions that apply if you elect certain optional benefits. Finally, we discuss the DCA MVA Options.

Each Sub-account invests in an underlying Portfolio whose share price generally fluctuates each Valuation Day. The Portfolios that you select, among those that are permitted, are your choice - we do not provide investment advice, nor do we recommend any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios.

In contrast to the Sub-accounts, Account Value allocated to a DCA MVA Option earns a fixed rate of interest as long as you remain invested for the Guarantee Period. We guarantee both the stated amount of interest and the principal amount of your Account Value in a DCA MVA Option, so long as you remain invested in the DCA MVA Option for the duration of the Guarantee Period. In general, if you withdraw Account Value prior to the end of the DCA MVA Option's Guarantee Period, you will be subject to a Market Value Adjustment or "MVA", which can be positive or negative. A "Guarantee Period" is the period of time during which we credit a fixed rate of interest to a DCA MVA Option.

As a condition of electing an optional living benefit (e.g., Highest Daily Lifetime Income v2.1), you will be restricted from investing in certain Sub-accounts. We describe those restrictions below. In addition, all of the optional living benefits employ a predetermined mathematical formula, under which money is transferred between your chosen Sub-accounts and a bond portfolio (i.e., the AST Investment Grade Bond Sub-account).

WHETHER OR NOT YOU ELECT AN OPTIONAL BENEFIT SUBJECT TO THE PREDETERMINED MATHEMATICAL FORMULA, YOU SHOULD BE AWARE THAT THE OPERATION OF THE FORMULA MAY RESULT IN LARGE-SCALE ASSET FLOWS INTO AND OUT OF THE SUB-ACCOUNTS. THESE ASSET FLOWS COULD ADVERSELY IMPACT THE PORTFOLIOS, INCLUDING THEIR RISK PROFILE, EXPENSES AND PERFORMANCE. These asset flows impact not only the Permitted Sub-accounts used with the optional benefits but also the other Sub-accounts, because the Portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the Portfolios could experience the following effects, among others:

(a) a Portfolio's investment performance could be adversely affected by requiring a subadviser to purchase and sell securities at inopportune times or by otherwise limiting the subadviser's ability to fully implement the Portfolio's investment strategy;

(b) the subadviser may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;

(c) a Portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the Portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners' Account Value may be transferred to the AST Investment Grade Bond Sub-account and other Owners' Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one Portfolio to another Portfolio, which in turn could adversely impact performance.

VARIABLE INVESTMENT OPTIONS

Each Variable Investment Option is a Sub-account of the Pruco Life Flexible Premium Variable Annuity Account (see "Pruco Life and the Separate Account" for more detailed information). Each Sub-account invests exclusively in one Portfolio. The Investment Objectives Chart below provides a description of each Portfolio's investment objective to assist you in determining which portfolios may be of interest to you. PLEASE NOTE, THE AST INVESTMENT GRADE BOND SUB-ACCOUNT IS NOT AVAILABLE FOR ALLOCATION OF PURCHASE PAYMENTS OR OWNER-INITIATED TRANSFERS.

Not all portfolios offered as Sub-accounts may be available depending on whether you elect an optional benefit. Thus, if you elect an optional benefit, you would be precluded from investing in certain Portfolios and therefore would not receive investment appreciation (or depreciation) affecting those Portfolios.

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios.

In the table that follows, all Portfolio names include the prefix "AST," which indicates that they are Portfolios of the Advanced Series Trust. In addition, for each Portfolio the subadviser(s), which has been engaged to conduct day-to-day management, is listed next to the description.

This Annuity offers only Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Pruco Life ("Affiliated Portfolios"). Pruco Life and its affiliates ("Prudential Companies") receive fees and payments from the Affiliated Portfolios, which may be greater than the fees and payments Prudential Companies would receive if we offered unaffiliated portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over other portfolios sponsored and advised by companies not affiliated with Pruco Life. We have an incentive to offer Portfolios managed by certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which Portfolios to offer under the Annuities. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Allocations made to all AST Portfolios benefit us financially. See "Other Information" under the heading concerning "Fees and Payments Received by Pruco Life" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates.

In addition, we may consider the potential risk to us of offering a portfolio in light of the benefits provided by the Annuity.

On APRIL 29, 2013, we stopped offering the AST FRANKLIN TEMPLETON FOUNDING FUNDS ALLOCATION PORTFOLIO as a Sub-account under the Annuities, except as follows: if at any time prior to April 29, 2013 you had any portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the AST Franklin Templeton Founding Funds Allocation Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account prior to April 29, 2013, you cannot allocate Account Value to the AST Franklin Templeton Founding Funds Allocation Sub-account.

You may select Portfolios individually, create your own combination of Portfolios (certain limitations apply--see "Limitations with Optional Benefits" later in this section), or select from among combinations of Portfolios that we have created called "Prudential Portfolio Combinations." Under Prudential Portfolio Combinations, each Prudential Portfolio Combination consists of several asset allocation portfolios, each of which represents a specified percentage of your allocations. If you elect to invest according to one of these Prudential Portfolio Combinations, we will allocate your initial Purchase Payment among the Sub-accounts within the Prudential Portfolio Combination according to the percentage allocations. You may elect to allocate additional Purchase Payments according to the composition of the Prudential Portfolio Combination, although if you do not make such an explicit election, we will allocate additional Purchase Payments as discussed below under "Additional Purchase Payments."

Once you have selected a Prudential Portfolio Combination, we will not rebalance your Account Value to take into account differences in performance among the Sub-accounts. This is a static, point of sale model allocation. Over time, the percentages in each asset allocation Portfolio may vary from the Prudential Portfolio Combination you selected when you purchased your Annuity based on the performance of each of the Portfolios within the Prudential Portfolio Combination. However, you may elect to participate in an automatic rebalancing program, under which we would transfer Account Value periodically so that your Account Value allocated to the Sub-accounts is brought back to the exact percentage allocations stipulated by the Prudential Portfolio Combination you elected. Please see "Automatic Rebalancing Programs" below for details about how such a program operates. If you are participating in an optional living benefit (such as Highest Daily Lifetime Income v2.1) that makes transfers under a predetermined mathematical formula, and you have opted for automatic rebalancing in addition to Prudential Portfolio Combinations, you should be aware that: (a) the AST bond portfolio used as part of the predetermined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that existed originally as part of Prudential Portfolio Combinations.

If you are interested in a Prudential Portfolio Combination, you should work with your Financial Professional to select the Prudential Portfolio Combination that is appropriate for you, in light of your investment time horizon, investment goals and expectations and market risk tolerance, and other relevant factors. Some selling firms may not offer Prudential Portfolio Combinations. In providing these Prudential Portfolio Combinations, we are not providing investment advice. You are responsible for determining which Prudential Portfolio Combination or Sub-account(s) is best for you. Asset allocation does not ensure a profit or protect against a loss.

THE FOLLOWING TABLE CONTAINS LIMITED INFORMATION ABOUT THE PORTFOLIOS. BEFORE SELECTING AN INVESTMENT OPTION OR PORTFOLIO COMBINATION, YOU SHOULD CAREFULLY REVIEW THE SUMMARY PROSPECTUSES AND/OR PROSPECTUSES FOR THE PORTFOLIOS, WHICH CONTAIN

DETAILS ABOUT THE INVESTMENT OBJECTIVES, POLICIES, RISKS, COSTS AND MANAGEMENT OF THE PORTFOLIOS. YOU CAN OBTAIN THE SUMMARY PROSPECTUSES AND PROSPECTUSES FOR THE PORTFOLIOS BY CALLING 1-888-PRU-2888 OR AT WWW.PRUDENTIALANNUITIES.COM.

PORTFOLIO                                           INVESTMENT                             PORTFOLIO
NAME                                                OBJECTIVES                       ADVISER/SUBADVISER(S)
---------                              -------------------------------------  ------------------------------------
AST Academic Strategies Asset          Seeks long-term capital appreciation.  AlphaSimplex Group, LLC
Allocation Portfolio                                                          AQR Capital Management, LLC and
                                                                              CNH Partners, LLC
                                                                              CoreCommodity Management, LLC
                                                                              First Quadrant, L.P.
                                                                              Jennison Associates LLC
                                                                              J.P. Morgan Investment Management,
                                                                              Inc.
                                                                              Pacific Investment Management
                                                                              Company LLC (PIMCO)
                                                                              Prudential Investments LLC
                                                                              Quantitative Management Associates
                                                                              LLC
                                                                              Western Asset Management Company/
                                                                              Western Asset Management Company
                                                                              Limited

AST Advanced Strategies Portfolio      Seeks a high level of absolute return  Brown Advisory LLC
                                       by using traditional and               Loomis, Sayles & Company, L.P.
                                       non-traditional investment strategies  LSV Asset Management
                                       and by investing in domestic and       Prudential Investment Management,
                                       foreign equity and fixed income        Inc.
                                       securities, derivative instruments     Quantitative Management Associates
                                       and other investment companies.        LLC
                                                                              T. Rowe Price Associates, Inc.
                                                                              William Blair & Company, LLC

AST AQR Emerging Markets Equity        Seeks long-term capital appreciation.  AQR Capital Management, LLC
Portfolio

AST AQR Large-Cap Portfolio            Seeks long-term capital appreciation.  AQR Capital Management, LLC

AST Balanced Asset Allocation          Seeks to obtain the highest potential  Prudential Investments LLC
Portfolio                              total return consistent with its       Quantitative Management Associates
                                       specified level of risk tolerance.     LLC

AST BlackRock Global Strategies        Seeks a high total return consistent   BlackRock Financial Management, Inc.
Portfolio                              with a moderate level of risk.         BlackRock International Limited

AST BlackRock iShares ETF Portfolio    Seeks to maximize total return with a  BlackRock Financial Management, Inc.
                                       moderate level of risk.

AST BlackRock/Loomis Sayles Bond       Seek to maximize total return,         BlackRock Financial Management,
Portfolio (formerly AST PIMCO Total    consistent with preservation of        Inc.;
Return Bond Portfolio)                 capital and prudent investment         BlackRock International Limited
                                       management                             BlackRock (Singapore) Limited
                                                                              Loomis, Sayles & Company, L.P.

AST Boston Partners Large-Cap Value    Seeks capital appreciation.            Boston Partners
Portfolio (formerly AST Jennison
Large-Cap Value Portfolio)

AST Capital Growth Asset Allocation    Seeks to obtain the highest potential  Prudential Investments LLC
Portfolio                              total return consistent with its       Quantitative Management Associates
                                       specified level of risk tolerance.     LLC

AST ClearBridge Dividend Growth        Seeks income, capital preservation,    ClearBridge Investments, LLC
Portfolio                              and capital appreciation.

AST Cohen & Steers Realty Portfolio    Seeks to maximize total return         Cohen & Steers Capital Management,
                                       through investment in real estate      Inc.
                                       securities.

AST Defensive Asset Allocation         Seeks to obtain the highest potential  Prudential Investments LLC
Portfolio                              total return consistent with its       Quantitative Management Associates
                                       specified level of risk tolerance.     LLC

AST FI Pyramis(R) Asset Allocation     Seeks to maximize total return.        Pyramis Global Advisors, LLC a
Portfolio                                                                     Fidelity Investments Company

AST FI Pyramis(R) Quantitative         Seeks long-term capital growth         Pyramis Global Advisors, LLC a
Portfolio                              balanced by current income.            Fidelity Investments Company

AST Franklin Templeton Founding Funds  Seeks capital appreciation while its   Franklin Advisers, Inc.
Allocation Portfolio                   secondary investment objective is to   Franklin Mutual Advisers, LLC
                                       seek income.                           Templeton Global Advisors Limited

PORTFOLIO                                           INVESTMENT                            PORTFOLIO
NAME                                                OBJECTIVES                      ADVISER/SUBADVISER(S)
---------                              -------------------------------------- ----------------------------------
AST Franklin Templeton Founding Funds  Seeks capital appreciation.            AST Investment Services, Inc.
Plus Portfolio                                                                Prudential Investments LLC

AST Global Real Estate Portfolio       Seeks capital appreciation and income. Prudential Real Estate Investors

AST Goldman Sachs Large-Cap Value      Seeks long-term growth of capital.     Goldman Sachs Asset Management,
Portfolio                                                                     L.P.

AST Goldman Sachs Mid-Cap Growth       Seeks long-term growth of capital.     Goldman Sachs Asset Management,
Portfolio                                                                     L.P.

AST Goldman Sachs Multi-Asset          Seeks to obtain a high level of total  Goldman Sachs Asset Management,
Portfolio                              return consistent with its level of    L.P.
                                       risk tolerance.

AST Goldman Sachs Small-Cap Value      Seeks long-term capital appreciation.  Goldman Sachs Asset Management,
Portfolio                                                                     L.P.

AST Herndon Large-Cap Value Portfolio  Seeks maximum growth of capital by     Herndon Capital Management, LLC
                                       investing primarily in the value
                                       stocks of larger companies.

AST High Yield Portfolio               Seeks maximum total return,            J.P. Morgan Investment Management,
                                       consistent with preservation of        Inc.
                                       capital and prudent investment         Prudential Investment Management,
                                       management.                            Inc.

AST International Growth Portfolio     Seeks long-term capital growth.        Jennison Associates LLC
                                                                              Neuberger Berman Management LLC
                                                                              William Blair & Company, LLC

AST International Value Portfolio      Seeks capital growth.                  Lazard Asset Management LLC
                                                                              LSV Asset Management

AST Investment Grade Bond Portfolio    Seeks to maximize total return,        Prudential Investment Management,
                                       consistent with the preservation of    Inc.
                                       capital and liquidity needs. Total
                                       return is comprised of current income
                                       and capital appreciation.

AST J.P. Morgan Global Thematic        Seeks capital appreciation consistent  J.P. Morgan Investment Management,
Portfolio                              with its specified level of risk       Inc./ Security Capital Research &
                                       tolerance.                             Management Incorporated

AST J.P. Morgan International Equity   Seeks capital growth.                  J.P. Morgan Investment Management,
Portfolio                                                                     Inc.

AST J.P. Morgan Strategic              Seeks to maximize return compared to   J.P. Morgan Investment Management,
Opportunities Portfolio                the benchmark through security         Inc.
                                       selection and tactical asset
                                       allocation.

AST Jennison Large-Cap Growth          Seeks long-term growth of capital.     Jennison Associates LLC
Portfolio

AST Large-Cap Value Portfolio          Seeks current income and long-term     Hotchkis and Wiley Capital
                                       growth of income, as well as capital   Management, LLC
                                       appreciation.

AST Legg Mason Diversified Growth      Seek high risk-adjusted returns        Brandywine Global Investment
Portfolio                              compared to its blended index.         Management, LLC
                                                                              ClearBridge Investments, LLC
                                                                              QS Batterymarch Financial
                                                                              Management,Inc
                                                                              QS Legg Mason Global Asset
                                                                              Allocation, LLC
                                                                              Western Asset Management Company/
                                                                              Western Asset Management Company
                                                                              Limited

AST Loomis Sayles Large-Cap Growth     Seeks capital growth. Income           Loomis, Sayles & Company, L.P.
Portfolio                              realization is not an investment
                                       objective and any income realized on
                                       the Portfolio's investments,
                                       therefore, will be incidental to the
                                       Portfolio's objective.

AST Lord Abbett Core Fixed Income      Seeks income and capital appreciation  Lord, Abbett & Co. LLC
Portfolio                              to produce a high total return.

AST MFS Global Equity Portfolio        Seeks capital growth.                  Massachusetts Financial Services
                                                                              Company

AST MFS Growth Portfolio               Seeks long-term capital growth and     Massachusetts Financial Services
                                       future, rather than current income.    Company

AST MFS Large-Cap Value Portfolio      Seeks capital appreciation.            Massachusetts Financial Services
                                                                              Company

AST Mid-Cap Value Portfolio            Seeks to provide capital growth by     EARNEST Partners, LLC
                                       investing primarily in                 WEDGE Capital Management L.L.P.
                                       mid-capitalization stocks that appear
                                       to be undervalued.

PORTFOLIO                                           INVESTMENT                             PORTFOLIO
NAME                                                OBJECTIVES                       ADVISER/SUBADVISER(S)
---------                              -------------------------------------  -----------------------------------
AST Money Market Portfolio             Seeks high current income and          Prudential Investment Management,
                                       maintain high levels of liquidity.     Inc.

AST Neuberger Berman Core Bond         Seeks to maximize total return         Neuberger Berman Fixed Income
Portfolio                              consistent with the preservation of    LLC
                                       capital.

AST Neuberger Berman Mid-Cap Growth    Seeks capital growth.                  Neuberger Berman Management LLC
Portfolio

AST Neuberger Berman/LSV Mid-Cap       Seeks capital growth.                  LSV Asset Management
Value Portfolio                                                               Neuberger Berman Management LLC

AST New Discovery Asset Allocation     Seeks total return.                    C.S. McKee, LP
Portfolio                                                                     EARNEST Partners, LLC
                                                                              Epoch Investment Partners, Inc.
                                                                              Longfellow Investment Management
                                                                              Co. LLC Parametric Portfolio
                                                                              Associates LLC
                                                                              Security Investors, LLC
                                                                              Thompson, Siegel & Walmsley LLC
                                                                              Vision Capital Management, Inc.

AST Parametric Emerging Markets        Seeks long-term capital appreciation.  Parametric Portfolio Associates LLC
Equity Portfolio

AST PIMCO Limited Maturity Bond        Seeks to maximize total return         Pacific Investment Management
Portfolio                              consistent with preservation of        Company LLC (PIMCO)
                                       capital and prudent investment
                                       management.

AST Preservation Asset Allocation      Seeks to obtain the highest potential  Prudential Investments LLC
Portfolio                              total return consistent with its       Quantitative Management Associates
                                       specified level of risk tolerance.     LLC

AST Prudential Core Bond Portfolio     Seeks to maximize total return         Prudential Investment Management,
                                       consistent with the long-term          Inc.
                                       preservation of capital.

AST Prudential Growth Allocation       Seeks total return.                    Prudential Investment Management,
Portfolio                                                                     Inc.
                                                                              Quantitative Management Associates
                                                                              LLC

AST QMA Emerging Markets Equity        Seeks long-term capital appreciation.  Quantitative Management Associates
Portfolio                                                                     LLC

AST QMA Large-Cap Portfolio            Seeks long-term capital appreciation.  Quantitative Management Associates
                                                                              LLC

AST QMA US Equity Alpha Portfolio      Seeks long term capital appreciation.  Quantitative Management Associates
                                                                              LLC

AST RCM World Trends Portfolio         Seeks highest potential total return   Allianz Global Investors U.S. LLC
                                       consistent with its specified level
                                       of risk tolerance.

AST Schroders Global Tactical          Seeks to outperform its blended        Schroder Investment Management
Portfolio                              performance benchmark.                 North America Inc./ Schroder
                                                                              Investment Management North
                                                                              America Ltd.

AST Schroders Multi-Asset World        Seeks long-term capital appreciation.  Schroder Investment Management
Strategies Portfolio                                                          North America Inc./ Schroder
                                                                              Investment Management North
                                                                              America Ltd.

AST Small-Cap Growth Portfolio         Seeks long-term capital growth.        Eagle Asset Management, Inc.
                                                                              Emerald Mutual Fund Advisers Trust

AST Small-Cap Growth Opportunities     Seeks capital growth.                  RS Investment Management Co. LLC
Portfolio (formerly AST Federated                                             Wellington Management Company,
Aggressive Growth Portfolio):                                                 LLP

AST Small-Cap Value Portfolio          Seeks to provide long-term capital     ClearBridge Investments, LLC
                                       growth by investing primarily in       J.P. Morgan Investment Management,
                                       small-capitalization stocks that       Inc.
                                       appear to be undervalued.              LMC Investments, LLC

AST T. Rowe Price Asset Allocation     Seeks a high level of total return by  T. Rowe Price Associates, Inc.
Portfolio                              investing primarily in a diversified
                                       portfolio of equity and fixed income
                                       securities.

AST T. Rowe Price Equity Income        Seeks to provide substantial dividend  T. Rowe Price Associates, Inc.
Portfolio                              income as well as long-term growth of
                                       capital through investments in the
                                       common stocks of established
                                       companies.

PORTFOLIO                                           INVESTMENT                             PORTFOLIO
NAME                                                OBJECTIVES                       ADVISER/SUBADVISER(S)
---------                              -------------------------------------  -----------------------------------
AST T. Rowe Price Growth               Seeks a high level of total return by  T. Rowe Price Associates, Inc.
Opportunities Portfolio                investing primarily in a diversified   T. Rowe Price International, Ltd.
                                       portfolio of equity and fixed income   T. Rowe Price International, Ltd. -
                                       securities.                            Tokyo branch and T. Rowe Price
                                                                              Hong Kong Limited

AST T. Rowe Price Large-Cap Growth     Seeks long-term growth of capital by   T. Rowe Price Associates, Inc.
Portfolio                              investing predominantly in the equity
                                       securities of a limited number of
                                       large, carefully selected,
                                       high-quality U.S. companies that are
                                       judged likely to achieve superior
                                       earnings growth.

AST T. Rowe Price Natural Resources    Seeks long-term capital growth         T. Rowe Price Associates, Inc.
Portfolio                              primarily through investing in the
                                       common stocks of companies that own
                                       or develop natural resources (such as
                                       energy products, precious metals and
                                       forest products) and other basic
                                       commodities.

AST Templeton Global Bond Portfolio    Seeks to provide current income with   Franklin Advisers, Inc.
                                       capital appreciation and growth of
                                       income.

AST Wellington Management Hedged       Seeks to outperform a mix of 50%       Wellington Management Company
Equity Portfolio                       Russell 3000(R) Index, 20% MSCI EAFE   LLP
                                       Index, and 30% Treasury Bill Index
                                       over a full market cycle by
                                       preserving capital in adverse markets
                                       utilizing an options strategy while
                                       maintaining equity exposure to
                                       benefit from up markets through
                                       investments in Wellington
                                       Management's equity investment
                                       strategies.

AST Western Asset Core Plus Bond       Seeks to maximize total return,        Western Asset Management
Portfolio                              consistent with prudent investment     Company/ Western Asset
                                       management and liquidity needs, by     Management Company Limited
                                       investing to obtain the average
                                       duration specified for the Portfolio.

AST Western Asset Emerging Markets     Seeks to maximize total return.        Western Asset Management
Debt Portfolio                                                                Company/ Western Asset
                                                                              Management Company Limited

Pyramis is a registered service mark of FMR LLC. Used with permission.

LIMITATIONS WITH OPTIONAL BENEFITS

As a condition of electing any optional living benefits, we limit the Investment Options to which you may allocate your Account Value. Broadly speaking, we offer two groups of "Permitted Sub-accounts". Under the first group (Group I), you can choose from among several asset allocation portfolios and you are not subject to mandatory quarterly re-balancing. We call the second group (Group II) our "Custom Portfolios Program." The Custom Portfolios Program offers a larger menu of portfolios, but you are subject to certain restrictions. Specifically:

    . you must allocate at least 30% of your Account Value to certain fixed income portfolios (currently, the AST PIMCO Total Return Bond Portfolio, the AST Western Asset Core Plus Bond Portfolio, the AST Lord Abbett Core Fixed Income Portfolio, the AST Neuberger Berman Core Bond Portfolio, and/or the AST Prudential Core Bond Portfolio); and

    .  you may allocate up to 70% in the portfolios listed in the table below;
       and

    . on each benefit quarter (or the next Valuation Day, if the quarter-end is not a Valuation Day), we will automatically re-balance your Sub-accounts used with this Program, so that the percentages devoted to each Portfolio remain the same as those in effect on the immediately preceding quarter-end, subject to the predetermined mathematical formula inherent in the benefit. Note that on the first quarter-end following your participation in the Custom Portfolios Program, we will re-balance your Sub-accounts so that the percentages devoted to each Portfolio remain the same as those in effect when you began the Custom Portfolios Program (subject to the predetermined mathematical formula inherent in the benefit); and

    . between quarter-ends, you may re-allocate your Account Value among the Investment Options permitted within this category. If you reallocate, the next quarterly rebalancing will restore the percentages to those of your most recent reallocation; and

    . if you are already participating in the Custom Portfolios Program and add a new benefit that also participates in this program, your rebalancing date will continue to be based upon the quarterly anniversary of your initial benefit election.

While those who do not participate in any optional benefit generally may invest in any of the Investment Options described in the Prospectus, only those who participate in the optional benefits listed in Group II below may participate in the Custom Portfolios

Program. If you participate in the Custom Portfolios Program, you may not participate in our Automatic Rebalancing Program. WE MAY MODIFY OR TERMINATE THE CUSTOM PORTFOLIOS PROGRAM AT ANY TIME. ANY SUCH MODIFICATION OR TERMINATION WILL (I) BE IMPLEMENTED ONLY AFTER WE HAVE NOTIFIED YOU IN ADVANCE, (II) NOT AFFECT THE GUARANTEES YOU HAD ACCRUED UNDER THE OPTIONAL BENEFIT OR YOUR ABILITY TO CONTINUE TO PARTICIPATE IN THOSE OPTIONAL BENEFITS, AND (III) NOT REQUIRE YOU TO TRANSFER ACCOUNT VALUE OUT OF ANY PORTFOLIO IN WHICH YOU PARTICIPATED IMMEDIATELY PRIOR TO THE MODIFICATION OR TERMINATION. If you are not participating in the Custom Portfolios Program at the time of any modification or termination, or if you voluntarily transfer your Account Value out of the Custom Portfolios Program after any modification or termination, we may restrict your further eligibility to participate in the Custom Portfolios Program.

In the following tables, we set forth the optional benefits that you may have if you also participate in the Group I or Group II programs, respectively. Please note that the DCA Market Value Adjustment Options described later in this section are also available if you elect an optional benefit.

GROUP I: ALLOWABLE BENEFIT ALLOCATIONS

Highest Daily Lifetime Income v2.1                        AST Academic Strategies Asset Allocation Portfolio
Spousal Highest Daily Lifetime Income v2.1                AST Advanced Strategies Portfolio
Highest Daily Lifetime Income 2.0                         AST Balanced Asset Allocation Portfolio
Spousal Highest Daily Lifetime Income 2.0                 AST BlackRock Global Strategies Portfolio
Highest Daily Lifetime Income                             AST BlackRock iShares ETF Portfolio
Spousal Highest Daily Lifetime Income                     AST Capital Growth Asset Allocation Portfolio
                                                          AST Defensive Asset Allocation Portfolio
                                                          AST FI Pyramis(R) Asset Allocation Portfolio
                                                          AST FI Pyramis(R) Quantitative Portfolio
                                                          *AST Franklin Templeton Founding Funds Allocation Portfolio
                                                          AST Franklin Templeton Founding Funds Plus Portfolio
                                                          AST Goldman Sachs Multi-Asset Portfolio
                                                          AST J.P. Morgan Global Thematic Portfolio
                                                          AST Legg Mason Diversified Growth Portfolio
                                                          AST New Discovery Asset Allocation Portfolio
                                                          AST Preservation Asset Allocation Portfolio
                                                          AST Prudential Growth Allocation Portfolio
                                                          AST RCM World Trends Portfolio
                                                          AST Schroders Global Tactical Portfolio
                                                          AST Schroders Multi-Asset World Strategies Portfolio
                                                          AST T. Rowe Price Asset Allocation Portfolio
                                                          AST Wellington Management Hedged Equity Portfolio

*  No longer offered for new investment.

GROUP II: CUSTOM PORTFOLIOS PROGRAM

Highest Daily Lifetime Income 2.0                         AST Academic Strategies Asset Allocation Portfolio
Spousal Highest Daily Lifetime Income 2.0                 AST Advanced Strategies Portfolio
Highest Daily Lifetime Income                             AST Balanced Asset Allocation Portfolio
Spousal Highest Daily Lifetime Income                     AST BlackRock Global Strategies Portfolio
                                                          AST BlackRock iShares ETF Portfolio
                                                          AST BlackRock/Loomis Sayles Bond Portfolio
                                                          AST Boston Partners Large-Cap Value Portfolio
                                                          AST Capital Growth Asset Allocation Portfolio
                                                          AST ClearBridge Dividend Growth Portfolio
                                                          AST Cohen & Steers Realty Portfolio
                                                          AST Defensive Asset Allocation Portfolio
                                                          AST FI Pyramis(R) Asset Allocation Portfolio
                                                          AST FI Pyramis(R) Quantitative Portfolio
                                                          *AST Franklin Templeton Founding Funds Allocation Portfolio
                                                          AST Franklin Templeton Founding Funds Plus Portfolio
                                                          AST Global Real Estate Portfolio
                                                          AST Goldman Sachs Large-Cap Value Portfolio
                                                          AST Goldman Sachs Mid-Cap Growth Portfolio
                                                          AST Goldman Sachs Multi-Asset Portfolio
                                                          AST Goldman Sachs Small-Cap Value Portfolio
                                                          AST Herndon Large-Cap Value Portfolio
                                                          AST High Yield Portfolio
                                                          AST International Growth Portfolio
                                                          AST International Value Portfolio
                                                          AST J.P. Morgan Global Thematic Portfolio
                                                          AST J.P. Morgan International Equity Portfolio
                                                          AST J.P. Morgan Strategic Opportunities Portfolio
                                                          AST Jennison Large-Cap Growth Portfolio
                                                          AST Large-Cap Value Portfolio
                                                          AST Loomis Sayles Large-Cap Growth Portfolio
                                                          AST Lord Abbett Core Fixed Income Portfolio
                                                          AST MFS Global Equity Portfolio
                                                          AST MFS Growth Portfolio
                                                          AST MFS Large-Cap Value Portfolio
                                                          AST Mid-Cap Value Portfolio
                                                          AST Money Market Portfolio
                                                          AST Neuberger Berman Core Bond Portfolio
                                                          AST Neuberger Berman Mid-Cap Growth Portfolio
                                                          AST Neuberger Berman/LSV Mid-Cap Value Portfolio
                                                          AST New Discovery Asset Allocation Portfolio
                                                          AST Parametric Emerging Markets Equity Portfolio
                                                          AST PIMCO Limited Maturity Bond Portfolio
                                                          AST Preservation Asset Allocation Portfolio
                                                          AST Prudential Core Bond Portfolio
                                                          AST Prudential Growth Allocation Portfolio
                                                          AST QMA US Equity Alpha Portfolio
                                                          AST RCM World Trends Portfolio
                                                          AST Schroders Global Tactical Portfolio
                                                          AST Schroders Multi-Asset World Strategies Portfolio
                                                          AST Small-Cap Growth Portfolio
                                                          AST Small-Cap Growth Opportunities Portfolio
                                                          AST Small-Cap Value Portfolio
                                                          AST T. Rowe Price Asset Allocation Portfolio
                                                          AST T. Rowe Price Equity Income Portfolio
                                                          AST T. Rowe Price Large-Cap Growth Portfolio
                                                          AST T. Rowe Price Natural Resources Portfolio
                                                          AST Templeton Global Bond Portfolio
                                                          AST Wellington Management Hedged Equity Portfolio
                                                          AST Western Asset Core Plus Bond Portfolio

*  No longer offered for new investment.

MARKET VALUE ADJUSTMENT OPTION

We currently offer DCA MVA Options. Amounts in MVA Options are supported by our general account and subject to our claims paying ability. Please see "Other Information" later in this Prospectus for additional information about our general account. The DCA MVA Options are used with our 6 or 12 Month DCA Program. Amounts allocated to the DCA MVA Options earn the declared rate of interest while the amount is transferred over a 6 or 12 month period into the Sub-accounts that you have designated. A dollar cost averaging program does not assure a profit, or protect against a loss.

For a complete description of our 6 or 12 Month DCA Program, see the applicable section of this Prospectus within the section entitled "Managing Your Account Value."

We do not currently offer any long term MVA options.

GUARANTEE PERIOD TERMINATION

A DCA MVA Option ends on the earliest of (a) the date the entire amount in the DCA MVA Option is withdrawn or transferred (b) the Annuity Date (c) the date the Annuity is surrendered or (d) the date as of which a Death Benefit is determined, unless the Annuity is continued by a spousal Beneficiary. "Annuity Date" means the date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date." The "Payout Period" is the period starting on the Annuity Date and during which annuity payments are made.

RATES FOR DCA MVA OPTIONS

We do not have a single method for determining the fixed interest rates for the DCA MVA Options. In general, the interest rates we offer for the DCA MVA Options will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the DCA MVA Options, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the DCA MVA Options, general economic trends and competition. We also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to DCA MVA Options, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

The interest rate credited to a DCA MVA Option is the rate in effect when the Guarantee Period begins and does not change as long as you remain invested for the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the DCA MVA Options. At the time that we confirm your DCA MVA Option, we will advise you of the interest rate in effect and the date your DCA MVA Option matures. We may change the rates we credit to new DCA MVA Options at any time. To inquire as to the current rates for the DCA MVA Options, please call 1-888-PRU-2888. DCA MVA Options are not available in all States and are subject to a minimum rate which may vary by state. Currently, the DCA MVA Options are not available in the States of Illinois, Oregon, and Washington and are available in Iowa only for Annuities purchased on or after August 20, 2012.

The interest under a DCA MVA Option is credited daily on a balance that declines as amounts are transferred, and therefore you do not earn interest on the full amount deposited to the DCA MVA Option.

To the extent permitted by law, we may establish different interest rates for DCA MVA Options offered to a class of Owners who choose to participate in various optional investment programs we make available. For any DCA MVA Option, you will not be permitted to allocate to the DCA MVA Option if the Guarantee Period associated with that DCA MVA Option would end after your Annuity Date.

MARKET VALUE ADJUSTMENT

With certain exceptions, if you transfer or partially withdraw Account Value from a DCA MVA Option prior to the end of the applicable Guarantee Period, you will be subject to a Market Value Adjustment or "MVA". We assess an MVA (whether positive or negative) upon:

    . any surrender, partial withdrawal (including a systematic withdrawal, medically-related surrender, or a withdrawal program under Sections 72(t) or 72(q) of the Code), or transfer out of a DCA MVA Option made outside the 30 days immediately preceding the maturity of the Guarantee Period; and

    . your exercise of the Free Look right under your Annuity, unless prohibited by state law.

We will NOT assess an MVA (whether positive or negative) in connection with any of the following:

    . partial withdrawals made to meet Required Minimum Distribution rules under the Code in relation to your Annuity, but only if the Required Minimum Distribution is an amount that we calculate and is distributed through a program that we offer;

    . transfers or partial withdrawals from a DCA MVA Option during the 30 days immediately prior to the maturity of the applicable Guarantee Period including the Maturity Date of the MVA Option;

    .  transfers made in accordance with the 6 or 12 Month DCA Program;

    .  when a Death Benefit is determined;

    . deduction of an Annual Maintenance Fee or the Premium Based Charge from the Annuity;

    .  Annuitization under the Annuity; and

    . transfers made pursuant to a mathematical formula used with an optional benefit.

The amount of the MVA is determined according to the formula set forth in Appendix F. In general, the amount of the MVA is dependent on the difference between interest rates at the time your DCA MVA Option was established and current interest rates for the remaining Guarantee Period of your DCA MVA Option. For purposes of determining the amount of an MVA, we make reference to an index interest rate that in turn is based on a Constant Maturity Treasury
(CMT) rate for a maturity (in months) equal to the applicable duration of the DCA MVA Option. This CMT rate will be determined based on the weekly average of the CMT index of appropriate maturity as of two weeks prior to initiation of the DCA MVA Option. The CMT index will be based on certain U.S. Treasury interest rates, as published in a Federal Reserve Statistical Release. The Liquidity Factor is an element of the MVA formula currently equal to 0.0025 or ..25%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no Liquidity Factor is applied, will reduce the amount being surrendered or transferred from the DCA MVA Option. Please consult the DCA MVA formula in the appendices to this Prospectus for additional detail.

                         FEES, CHARGES AND DEDUCTIONS

In this section, we provide detail about the charges you may incur if you own the Annuity.

The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuity exceed our total costs in connection with the Annuity, we will earn a profit. Otherwise we will incur a loss. For example, Pruco Life may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations and other expenses under the Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In general, a given charge under the Annuity compensates us for our costs and risks related to that charge and may provide for a profit. However, it is possible that with respect to a particular obligation we have under this Annuity, we may be compensated not only by the charge specifically tied to that obligation, but also from one or more other charges we impose.

With regard to charges that are assessed as a percentage of the value of the Sub-accounts, please note that such charges are assessed through a reduction to the Unit value of your investment in each Sub-account, and in that way reduce your Account Value. A "Unit" refers to a share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

CONTINGENT DEFERRED SALES CHARGE ("CDSC"): A CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials, and other promotional expenses. We may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC for each Purchase Payment is a percentage of the Purchase Payment being withdrawn. The charge decreases as the Purchase Payment ages. The aging of a Purchase Payment is measured from the date it is allocated to your Annuity. If you make a partial withdrawal of a Purchase Payment on the day before an anniversary of the date that Purchase Payment was allocated to the Annuity, we will use the CDSC percentage that would apply if the withdrawal was made on the following day. The charge is deducted from the Investment Options in the same proportion as the partial withdrawal upon which it is assessed. The imposition of a CDSC on a withdrawal will not result in any additional CDSC being incurred as a result of the amount withdrawn from the Annuity being greater than the amount of the withdrawal request (i.e., no CDSC will be imposed on the withdrawal of a CDSC).

Each Purchase Payment has its own schedule of CDSCs associated with it. The schedule of CDSCs associated with a Purchase Payment is determined when the Purchase Payment is allocated to the Annuity. The schedule of CDSCs applicable to a Purchase Payment is based on the total of all Purchase Payments allocated to the Annuity, including the full amount of the "new" Purchase Payment, when the Purchase Payment is allocated. Purchase Payments are not reduced by partial withdrawals for purposes of determining the applicable schedule of CDSCs. Thus, to determine which CDSC tier a given Purchase Payment being made currently is assigned, we consider only the sum of Purchase Payments and do not reduce that sum by the amount of any withdrawal. The combination of CDSC assessed and Premium Based Charge (see below) deducted with respect to any Purchase Payment will never be greater than 9%, as stipulated by Rule 6c-8 under the Investment Company Act of 1940. Purchase Payments are withdrawn on a "first-in, first-out" basis. All Purchase Payments allocated to the Annuity on the same day will be treated as one Purchase Payment for purposes of determining the applicable schedule of CDSCs. The table of CDSCs is as follows:

                                                                AGE OF PURCHASE PAYMENT BEING WITHDRAWN
                                           ---------------------------------------------------------------------------------
                                                     1 Year or 2 Years or 3 Years or 4 Years or 5 Years or 6 Years or
                                                     more but   more but   more but   more but   more but   more but
                                           Less than less than less than  less than  less than  less than  less than  7 Years
TOTAL PURCHASE PAYMENT AMOUNT               1 Year    2 Years   3 Years    4 Years    5 Years    6 Years    7 Years   or more
-----------------------------              --------- --------- ---------- ---------- ---------- ---------- ---------- -------
Less than $50,000                             5.0%      5.0%      4.0%       4.0%       3.0%       3.0%       2.0%       0%
$50,000 or more but less than $100,000        5.0%      4.0%      4.0%       3.0%       3.0%       2.0%       2.0%       0%
$100,000 or more but less than $250,000       4.0%      3.0%      3.0%       2.0%       2.0%       2.0%       1.0%       0%
$250,000 or more but less than $500,000       3.0%      2.0%      2.0%       2.0%       1.0%       1.0%       1.0%       0%
$500,000 or more but less than $1,000,000     2.0%      2.0%      2.0%       1.0%       1.0%       1.0%       1.0%       0%
$1,000,000 or more                            2.0%      2.0%      1.0%       1.0%       1.0%       1.0%       1.0%       0%

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see "Free Withdrawal Amounts" later in this Prospectus). If the free withdrawal amount is not sufficient, we then assume that any remaining amount of a partial withdrawal is taken from Purchase Payments on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity (including gains), as described in the examples below.

EXAMPLES

These examples are designed to show you how the CDSC is calculated. They do not take into account any other fees and charges. The examples illustrate how the CDSC would apply to reduce your Account Value based on the timing and amount of your withdrawals. They also illustrate how a certain amount of your withdrawal, the "Free Withdrawal Amount," is not subject to the CDSC. The Free Withdrawal Amount is equal to 10% of all Purchase Payments currently subject to a CDSC in each year and is described in more detail in "Access to Account Value," later in this Prospectus.

Assume you purchase your B Series Annuity with a $75,000 initial Purchase Payment and you make no additional Purchase Payments for the life of your Annuity.

Example 1

Assume the following:

..  two years after the purchase, your Unadjusted Account Value is $85,000 (your
   Purchase Payment of $75,000 plus $10,000 of investment gain);

..  the free withdrawal amount is $7,500 ($75,000 x .10);

..  the applicable CDSC is 6%.

If you request a withdrawal of $50,000, $7,500 is not subject to the CDSC because it is the free withdrawal amount. The remaining amount of your withdrawal is subject to the 6% CDSC.

GROSS WITHDRAWAL OR NET WITHDRAWAL. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your Annual Income Amount through our systematic withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by any applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Unadjusted Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

    . If you request a gross withdrawal, the amount of the CDSC will reduce the amount of the withdrawal you receive. In this case, the CDSC would equal $2,550 (($50,000 - the free withdrawal amount of $7,500 = $42,500)
       x .06 = $2,550). You would receive $47,450 ($50,000 - $2,550). To determine your remaining Unadjusted Account Value after your withdrawal, we reduce your initial Unadjusted Account by the amount of your requested withdrawal. In this case, your Unadjusted Account Value would be $35,000 ($85,000 - $50,000).

    . If you request a net withdrawal, we first determine the entire amount that will need to be withdrawn in order to provide the requested payment. We do this by first subtracting the free withdrawal amount and dividing the resulting amount by the result of 1 minus the surrender charge. Here is the calculation: $42,500/(1 - 0.06) = $45,212.77. This is the total amount to which the CDSC will apply. The amount of the CDSC is $2,712.77. Therefore, in order to for you to receive the full $50,000, we will need to deduct $52,712.77 from your Unadjusted Account Value, resulting in remaining Unadjusted Account Value of $32,287.23.

Example 2

Assume the following:

..  you took the withdrawal described above as a gross withdrawal;

.. two years after the withdrawal described above, the Unadjusted Account Value is $48,500 ($35,000 of remaining Unadjusted Account Value plus $13,500 of investment gain);

..  the free withdrawal amount is still $7,500 because no additional Purchase
   Payments have been made and the Purchase Payment is still subject to a CDSC; and

..  the applicable CDSC in Annuity Year 4 is now 5%.

If you now take a second gross withdrawal of $10,000, $7,500 is not subject to the CDSC because it is the free withdrawal amount. The remaining $2,500 is subject to the 5% CDSC or $125 and you will receive $9,875.

No matter how you specify the withdrawal, any market value adjustment resulting from withdrawals of amounts in the MVA options will not be applied to the amount you receive, but instead will be applied to your Unadjusted Account Value. See "Free Withdrawal Amounts" later in this Prospectus for a discussion as to how this might affect an optional living benefit you may have. Please be aware that under the Highest Daily Lifetime Income v2.1, Highest Daily Lifetime Income 2.0 and Highest Daily Lifetime Income suites of benefits: (a) for a gross withdrawal, if the amount requested exceeds the Annual Income Amount, the excess portion will be treated as Excess Income and (b) for a net withdrawal, if the amount you receive plus the amount of the CDSC deducted from your Unadjusted Account Value exceeds the Annual Income Amount, the excess portion will be treated as Excess Income (which has negative consequences under those benefits).

Upon surrender, we calculate a CDSC based on any Purchase Payments that remain in your Account Value on the date of the surrender (and after all other withdrawals have been taken). If you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance, the Purchase Payments being withdrawn may be greater than your remaining Account Value. Consequently, a higher CDSC may result than if we had calculated the CDSC as a percentage of remaining Account Value.

We may waive any applicable CDSC as described below in "Exceptions/Reductions to Fees and Charges,".

PREMIUM BASED CHARGE. The Premium Based Charge reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials, and other promotional expenses. The Premium Based Charge applicable to the Annuity is the sum of such charges applicable to each Purchase Payment. The Premium Based Charge is calculated on each Quarterly Annuity Anniversary for those Purchase Payments subject to the charge as of the prior Valuation Day. Each Purchase Payment is subject to a Premium Based Charge on each of the 28 Quarterly Annuity Anniversaries (i.e., for seven years) that occurs after the Purchase Payment is allocated to the Annuity. Once that time period has expired, the Purchase Payment is no longer subject to the Premium Based Charge. For purposes of calculating the Premium Based Charge: (a) a Purchase Payment is the amount of the Purchase Payment before we deduct any applicable fees, charges or taxes; and (b) Purchase Payments are not reduced by partial withdrawals taken from the Annuity.

The Premium Based Charge for each Purchase Payment is determined when it is allocated to the Annuity (except for those Purchase Payments that are allocated to the Annuity prior to the first Quarterly Annuity Anniversary) based on the total of all Purchase Payments received to date. With respect to those Purchase Payments allocated to the Annuity prior to the first Quarterly Annuity Anniversary, the associated Premium Based Charge percentage for each of those Purchase Payments is determined using the total of all Purchase Payments allocated to the Annuity prior to the first Quarterly Annuity Anniversary (that is, we total all the Purchase Payments received before the first Quarterly Annuity Anniversary to determine the Premium Based Charge that applies to each). For each Purchase Payment allocated to the Annuity on or after the first Quarterly Annuity Anniversary, the associated Premium Based Charge percentage during the seven year charge period is determined using the total of all Purchase Payments allocated to the Annuity through the date of the "new" Purchase Payment, including the full amount of that "new" Purchase Payment. That is, to determine which Premium Based Charge tier a given Purchase Payment being made currently (i.e., a "new" Purchase Payment) is assigned, we add that Purchase Payment amount to the sum of all prior Purchase Payments. A Purchase Payment received on a Quarterly Annuity Anniversary will be subject to its first Premium Based Charge on the next Quarterly Annuity Anniversary.

Each tier of Premium Based Charge is separated by a "breakpoint" dollar amount, as shown in the table below. If a portion of a Purchase Payment results in total Purchase Payments crossing a new Purchase Payment breakpoint (as set forth in the table below), then the ENTIRE "new" Purchase Payment will be subject to the Premium Based Charge applicable to that tier. Purchase Payments received on or after the first Quarterly Annuity Anniversary that result in breakpoints being reached will result in lower charge percentages for only such Purchase Payments and those that follow. ONCE A PREMIUM BASED CHARGE PERCENTAGE IS ESTABLISHED FOR ANY PURCHASE PAYMENT, SUCH PERCENTAGE IS FIXED AND WILL NOT BE REDUCED EVEN IF ADDITIONAL PURCHASE PAYMENTS ARE MADE OR PARTIAL WITHDRAWALS ARE TAKEN. PLEASE SEE APPENDIX G FOR EXAMPLES OF THE OPERATION OF THE PREMIUM BASED CHARGE. The Premium Based Charge is deducted pro rata from the Sub-accounts in which you maintain Account Value on the date the Premium Based Charge is due. To the extent that the Unadjusted Account Value in the Sub-accounts at the time the Premium Based Charge is to be deducted is insufficient to pay the charge, we will deduct the remaining charge from the DCA MVA Options. If a Quarterly Annuity Anniversary falls on a day other than a Valuation Day, we will deduct the Premium Based Charge on the next following Valuation Day. If both a Premium Based Charge and a fee for an optional benefit are to be deducted on the same day, then the Premium Based Charge will be deducted first.

A Premium Based Charge is not deducted: (a) when there are no Purchase Payments subject to the Premium Based Charge; (b) on or after the Annuity Date; (c) if a Death Benefit has been determined under the Annuity (unless Spousal Continuation occurs); or (d) in the event of a full surrender of the Annuity (unless the full surrender occurs on a Quarterly Annuity Anniversary, in which case we will deduct the charge prior to terminating the Annuity).

As mentioned above, we will take the Premium Based Charge pro rata from each of the Sub-accounts (including an AST Investment Grade Bond Portfolio used as part of an optional living benefit). If the value of those Sub-accounts is not sufficient to cover the charge, we will take any remaining portion of the charge from the DCA MVA Options. For purposes of deducting the charge from the DCA MVA Options (a) with respect to DCA MVA Options with different amounts of time remaining until maturity, we will take the withdrawal from the DCA MVA Option with the shortest remaining duration, followed by the DCA MVA Option with the next-shortest remaining duration (if needed to pay the charge) and so forth (b) with respect to multiple DCA MVA Options that have the same duration remaining until maturity, we take the charge first from the DCA MVA Option with the shortest overall Guarantee Period and (c) with respect to multiple DCA MVA Options that have the same Guarantee Period length and duration remaining until the end of the Guarantee Period, we take the charge pro rata from each such DCA MVA Option. In this Prospectus, we refer to the preceding hierarchy as the "DCA MVA Option Hierarchy." We will only deduct that portion of the Premium Based Charge that does not reduce the Unadjusted Account Value below the lesser of $500 or 5% of the sum of the Purchase Payments allocated to the Annuity (which we refer to here as the "floor"). However, if a Premium Based Charge is deducted on the same day that a withdrawal is taken, it is possible that the deduction of the charge will cause the Unadjusted Account Value to fall below the immediately-referenced Account Value "floor." The Premium Based Charge is not considered a withdrawal for any purpose, including determination of free withdrawals, CDSC, or calculation of values associated with the optional living benefits.

The table of Premium Based Charges is as follows:

                                               PREMIUM BASED     ANNUAL EQUIVALENT
                                             CHARGE PERCENTAGE   OF PREMIUM BASED
TOTAL PURCHASE PAYMENT AMOUNT               (DEDUCTED QUARTERLY) CHARGE PERCENTAGE
-----------------------------               -------------------- -----------------
Less than $50,000                                  0.1750%             0.70%
$50,000 or more, but less than $100,000            0.1500%             0.60%
$100,000 or more, but less than $250,000           0.1250%             0.50%
$250,000 or more, but less than $500,000           0.0875%             0.35%
$500,000 or more, but less than $1,000,000         0.0625%             0.25%
$1,000,000 or more                                 0.0375%             0.15%

TRANSFER FEE: Currently, you may make 20 free transfers between Investment Options each Annuity Year. We may charge $10 for each transfer after the 20/th/ in each Annuity Year. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or Custom Portfolio Program when we count the 20 free transfers. All transfers made on the same day will be treated as one transfer. Transfers made under our 6 or 12 Month DCA Program and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Transfers made through any electronic method or program we specify are not counted toward the 20 free transfers. The transfer fee is deducted pro rata from all Sub-accounts in which you maintain Account Value immediately subsequent to the transfer.

ANNUAL MAINTENANCE FEE: Prior to Annuitization, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is equal to $50 or 2% of your Unadjusted Account Value, whichever is less. This fee compensates us for administrative and operational costs in connection with the Annuity, such as maintaining our internal systems that support the Annuity. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender unless the surrender is taken within 30 days of the most recently assessed Annual Maintenance Fee. The fee is taken out first from the Sub-accounts on a pro rata basis, and then from the DCA MVA Options (if the amount in the Sub-accounts is insufficient to pay the fee). The Annual Maintenance Fee is only deducted if the sum of the Purchase Payments at the time the fee is deducted is less than $50,000. For purposes of determining the sum of the Purchase Payments at the time the fee is deducted, we do not reduce Purchase Payments by the amount of withdrawals. We do not impose the Annual Maintenance Fee upon Annuitization (unless Annuitization occurs on an Annuity anniversary), or the payment of a Death Benefit. For Beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Unadjusted Account Value and is only assessed if the Unadjusted Account Value is less than $25,000 at the time the fee is due.

TAX CHARGE: Some states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We reserve the right to deduct the tax from Purchase Payments when received, from Surrender Value upon surrender, or from Unadjusted Account Value upon Annuitization. The Tax Charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of Purchase Payments, Surrender Value, or Account Value as applicable. The Tax Charge currently ranges up to 3.5%. We may assess a charge against the Sub-accounts and the DCA MVA Options equal to any taxes which may be imposed upon the Separate Accounts. "Surrender Value" refers to the Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional benefits provided by rider or endorsement, and any Annual Maintenance Fee.

We will pay company income taxes on the taxable corporate earnings created by this Annuity. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you may pay under the Annuity. We will periodically review the issue of charging for these taxes, and may charge for these taxes in the future. We reserve the right to impose a charge for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account.

In calculating our corporate income tax liability, we may derive certain corporate income tax benefits associated with the investment of company assets, including Separate Account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. We do not pass these tax benefits through to holders of the Separate Account annuity contracts because (i) the contract Owners are not the Owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the Annuity.

INSURANCE CHARGE: We deduct an Insurance Charge daily based on the annualized rate shown in the "Summary of Contract Fees and Charges." The charge, which is equal to 0.85% annually, is assessed against the assets allocated to the Sub-accounts. The Insurance Charge is the combination of the MORTALITY & EXPENSE RISK CHARGE AND THE ADMINISTRATION CHARGE. The Insurance

Charge is intended to compensate Pruco Life for providing the insurance benefits under the Annuity, including the Annuity's Death Benefit that, subject to the Annuity's terms and conditions, provides guaranteed benefits to your Beneficiaries even if your Account Value declines. The Insurance Charge also compensates us for the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge further compensates us for our administrative costs associated with providing the Annuity benefits, including preparation of the contract and Prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under the Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs.

CHARGES FOR OPTIONAL BENEFITS: If you elect to purchase optional benefits, we will deduct an additional charge. This charge compensates us for the guarantees provided by the living benefit (as described in "Optional Living Benefits" later in this Prospectus) and the risk that persons we guarantee living benefits to will live longer than our assumptions. For the Guaranteed Lifetime Withdrawal Benefits, the charge is assessed against the greater of the Unadjusted Account Value and the Protected Withdrawal Value and is taken out of the Sub-accounts quarterly. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

SETTLEMENT SERVICE CHARGE: If your Beneficiary takes the death benefit under a Beneficiary Continuation Option, the Insurance Charge no longer applies. However, we then begin to deduct a Settlement Service Charge which compensates us for the cost of providing administrative services in connection with the Beneficiary Continuation Option. This charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annualized charge of 1%.

FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annualized operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees or short sale expenses that may apply. These fees and expenses are assessed against each Portfolio's net assets, and reflected daily by each Portfolio before it provides Pruco Life with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the summary Prospectuses and Prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888.

DCA MVA OPTION CHARGES

No specific fees or expenses are deducted when determining the rates we credit to a DCA MVA Option. However, for some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to a DCA MVA Option.

ANNUITY PAYMENT OPTION CHARGES

There is no specific charge deducted from annuity payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. Also, a tax charge may apply.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

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                            PURCHASING YOUR ANNUITY

PLEASE NOTE THAT THIS ANNUITY IS NO LONGER AVAILABLE FOR NEW SALES. THE INFORMATION PROVIDED IN THIS SECTION IS FOR INFORMATIONAL PURPOSES ONLY.

REQUIREMENTS FOR PURCHASING THE ANNUITY

WE MAY APPLY CERTAIN LIMITATIONS, RESTRICTIONS, AND/OR UNDERWRITING STANDARDS AS A CONDITION OF OUR ISSUANCE OF AN ANNUITY AND/OR ACCEPTANCE OF PURCHASE PAYMENTS. ALL SUCH CONDITIONS ARE DESCRIBED BELOW.

INITIAL PURCHASE PAYMENT: An initial Purchase Payment is considered the first Purchase Payment received by us in Good Order and in an amount sufficient to issue your Annuity. This is the payment that issues your Annuity. All subsequent Purchase Payments allocated to the Annuity will be considered additional Purchase Payments. Unless we agree otherwise and subject to our rules, you must make a minimum initial Purchase Payment of $10,000. However, if you decide to make payments under a systematic investment or an electronic funds transfer program, we may accept a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent Purchase Payments plus your initial Purchase Payment total the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equals $1,000,000 or more with respect to the aggregate of all annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments with respect to this Annuity and all other annuities owned by the new Owner would equal or exceed that $1 million threshold. We may limit additional Purchase Payments under other circumstances, as explained in "Additional Purchase Payments," below.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total surrenders, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Pruco Life. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Pruco Life via wiring funds through your Financial Professional's broker-dealer firm.

Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer, an arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions. You can allocate Purchase Payments to one or more available Investment Options. Investment restrictions will apply if you elect an optional benefit.

SPECULATIVE INVESTING: Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

We will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments, and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership of the Annuity and/or permit assignments of the Annuity to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional living benefit by certain ownership types. We may issue an Annuity to ownership structures where the annuitant is also the participant in a Qualified or Nonqualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that may elect to use our Annuity as a funding vehicle.

AGE RESTRICTIONS: Unless we agree otherwise and subject to our rules, in order to issue the Annuity we must receive the application, in good order, before the oldest of the Owner(s) and Annuitant(s) turns 80 years old. The availability of certain optional living benefits may vary based on the age of the Owners and Annuitant. In addition, the selling firm through which you are purchasing the Annuity may impose a younger maximum issue age than what is described above - check with your selling firm for details. The "Annuitant" refers to the natural person upon whose life annuity payments payable to the Owner are based.

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ADDITIONAL PURCHASE PAYMENTS: If allowed by applicable state law, currently you may make additional Purchase Payments, provided that the payment is at least $100 (we impose a $50 minimum for electronic funds transfer ("EFT") purchases). We may amend this Purchase Payment minimum, and/or limit the Investment Options to which you may direct Purchase Payments. Purchase Payments are not permitted after the Account Value is reduced to zero.

Each additional Purchase Payment will be allocated to the Investment Options according to the instructions you provide with such Purchase Payment. You may not provide allocation instructions that apply to more than one additional Purchase Payment. Thus, if you have not provided allocation instructions with a particular Purchase Payment, we will allocate the Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value, such as the AST Investment Grade Bond Sub-account.

We will accept additional Purchase Payments up to and including the day prior to the later of (a) the oldest Owner's 81st birthday (the Annuitant's 81/st/ birthday, if the Annuity is owned by an entity), or (b) the first anniversary of the Issue Date, unless otherwise required by applicable law or regulation to maintain the tax status of the Annuity.

FOR ANNUITIES THAT HAVE ONE OF THE HIGHEST DAILY LIFETIME INCOME V2.1 BENEFITS, WE MAY LIMIT, SUSPEND OR REJECT ANY ADDITIONAL PURCHASE PAYMENT AT ANY TIME, BUT WOULD DO SO ONLY ON A NON-DISCRIMINATORY BASIS. CIRCUMSTANCES WHERE WE MAY LIMIT, RESTRICT, SUSPEND OR REJECT ADDITIONAL PURCHASE PAYMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING:

..  IF WE DETERMINE THAT, AS A RESULT OF THE TIMING AND AMOUNTS OF YOUR
   ADDITIONAL PURCHASE PAYMENTS AND WITHDRAWALS, THE ANNUAL INCOME AMOUNT IS BEING INCREASED IN AN UNINTENDED FASHION (AMONG THE FACTORS WE WILL USE IN MAKING A DETERMINATION AS TO WHETHER AN ACTION IS DESIGNED TO INCREASE THE ANNUAL INCOME AMOUNT IN AN UNINTENDED FASHION IS THE RELATIVE SIZE OF ADDITIONAL PURCHASE PAYMENT(S));

..  IF WE ARE NOT THEN OFFERING THIS BENEFIT FOR NEW ISSUES; OR

..  IF WE ARE OFFERING A MODIFIED VERSION OF THIS BENEFIT FOR NEW ISSUES.

IF WE EXERCISE OUR RIGHT TO SUSPEND, REJECT AND/OR PLACE LIMITATIONS ON THE ACCEPTANCE OF ADDITIONAL PURCHASE PAYMENTS, YOU MAY NO LONGER BE ABLE TO FUND THE HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT THAT YOU SELECTED TO THE LEVEL YOU ORIGINALLY INTENDED. THIS MEANS THAT YOU MAY NO LONGER BE ABLE TO INCREASE THE VALUES ASSOCIATED WITH YOUR HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT THROUGH ADDITIONAL PURCHASE PAYMENTS. THIS WOULD ALSO IMPACT YOUR ABILITY TO MAKE ANNUAL CONTRIBUTIONS TO CERTAIN QUALIFIED ANNUITIES. Please see the "Living Benefits" section later in this Prospectus for further information on additional Purchase Payments.

Depending on the tax status of your Annuity (e.g., if you own the Annuity through an IRA), there may be annual contribution limits dictated by applicable law. Please see the "Tax Considerations" for additional information on these contribution limits.

If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your Annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

Additional Purchase Payments may also be limited if the total Purchase Payments under this Annuity and other annuities equals or exceeds $1 million, as described in more detail in "Initial Purchase Payment," above.

DESIGNATION OF OWNER, ANNUITANT, AND BENEFICIARY: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

    . Owner: Each Owner holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint Owners are required to act jointly; however, if each Owner provides us with an instruction that we find acceptable, we will permit each Owner to act independently on behalf of both Owners. All information and documents that we are required to send you will be sent to the first named Owner. Co-ownership by entity Owners or an entity Owner and an individual is not permitted. Refer to the Glossary of Terms for a complete description of the term "Owner." Prior to Annuitization, there is no right of survivorship (other than any spousal continuation right that may be available to a surviving spouse).

    . Annuitant: The Annuitant is the person upon whose life we make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the Accumulation Period. In limited circumstances and where allowed by law, we may allow you to name one or more "Contingent Annuitants" with our prior approval. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus.

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    .  Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary designation should be the exact name of your Beneficiary, not only a reference to the Beneficiary's relationship to you. If you use a class designation in lieu of designating individuals (e.g. "surviving children"), we will pay the class of Beneficiaries as determined at the time of your death and not the class of Beneficiaries that existed at the time the designation was made. If no Beneficiary is named, the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner, unless you elect an alternative Beneficiary designation.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

RIGHT TO CANCEL

You may cancel (or "Free Look") your Annuity for a refund by notifying us in Good Order or by returning the Annuity to our Service Office or to the representative who sold it to you within 10 days after you receive it (or such other period as may be required by applicable law). The Annuity can be mailed or delivered either to us, at our Service Office, or to the representative who sold it to you. Return of the Annuity by mail is effective on being postmarked, properly addressed and postage prepaid.

Subject to applicable law, the amount of the refund will equal the Account Value as of the Valuation Day we receive the Annuity at our Service Office or the cancellation request in Good Order, plus any fees or tax charges deducted from the Purchase Payment upon allocation to the Annuity or imposed under the Annuity, less any applicable federal and state income tax withholding. However, where we are required by applicable law to return Purchase Payments, we will return the greater of Account Value and Purchase Payments. If you had Account Value allocated to any DCA MVA Option upon your exercise of the Free Look, we will calculate any applicable MVA with a zero "liquidity factor". See the section of this Prospectus entitled "Market Value Adjustment."

SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or terminated the ability of Owners to submit additional Purchase Payments.

SALARY REDUCTION PROGRAMS

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are not directed to the DCA MVA Options.

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                             MANAGING YOUR ANNUITY

CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS

In general, you may change the Owner, Annuitant and Beneficiary designations by sending us a request in Good Order, which will be effective upon receipt at our Service Office. As of the Valuation Day we receive an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new Owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Any change we accept is subject to any transactions processed by us before we receive the notice of change at our Service Office.

Some of the changes we will not accept include, but are not limited to:

.. a new Owner subsequent to the death of the Owner or the first of any co-Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

.. a new Annuitant subsequent to the Annuity Date if the annuity option includes a life contingency;

..  a new Annuitant prior to the Annuity Date if the Owner is an entity;

.. a new Owner such that the new Owner is older than the age for which we would then issue the Annuity as of the effective date of such change, unless the change of Owner is the result of spousal continuation;

.. any permissible designation change if the change request is received at our Service Office after the Annuity Date;

.. a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed under state law); and

..  a new Annuitant for a contract issued to a grantor trust where the new
   Annuitant is not the grantor of the trust.

In general, you may change the Owner, Annuitant, and Beneficiary designations as indicated above, and also may assign the Annuity. We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the designated Annuitant. WE ACCEPT ASSIGNMENTS OF NONQUALIFIED ANNUITIES ONLY.

WE RESERVE THE RIGHT TO REJECT ANY PROPOSED CHANGE OF OWNER, ANNUITANT, OR BENEFICIARY, AS WELL AS ANY PROPOSED ASSIGNMENT OF THE ANNUITY.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

..  a company(ies) that issues or manages viatical or structured settlements;

..  an institutional investment company;

..  an Owner with no insurable relationship to the Annuitant or Contingent
   Annuitant (a "Stranger-Owned Annuity" or "STOA"); or

.. a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

WE WILL IMPLEMENT THIS RIGHT ON A NON-DISCRIMINATORY BASIS AND TO THE EXTENT ALLOWED BY STATE LAW, BUT ARE NOT OBLIGATED TO PROCESS YOUR REQUEST WITHIN ANY PARTICULAR TIME FRAME. There are restrictions on designation changes when you have elected certain optional benefits.

DEATH BENEFIT SUSPENSION UPON CHANGE OF OWNER OR ANNUITANT. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section later in this Prospectus for additional details.

SPOUSAL DESIGNATIONS

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner unless you designate a different Beneficiary designation. Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is available to new contract owners. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the owner and the non-owner ex-spouses. The non-owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for dividing the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not

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recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" later in this Prospectus for more information.

CONTINGENT ANNUITANT

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account").

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. See "Spousal Continuation of Annuity" in "Death Benefits" for more information about how the Annuity can be continued by a Custodial Account, including the amount of the Death Benefit.

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                          MANAGING YOUR ACCOUNT VALUE

There are several programs we administer to help you manage your Account Value. We describe our current programs in this section.

DOLLAR COST AVERAGING PROGRAMS

We offer Dollar Cost Averaging Programs during the Accumulation Period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one Sub-account to one or more other Sub-accounts. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts (if you make no selection, we will effect transfers on a monthly basis). In addition, you may elect the 6 or 12 Month DCA Program described below.

There is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market.

6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM")

The 6 or 12 Month DCA Program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. The 6 or 12 Month DCA Program is not available in all states or with certain benefits or programs. Currently, the DCA MVA Options are NOT available in the States of Illinois, Oregon and Washington and are available in Iowa only for Annuities purchased on or after August 20, 2012.

CRITERIA FOR PARTICIPATING IN THE PROGRAM

.. If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not electively allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

.. You may only allocate Purchase Payments to the DCA MVA Options. You may not transfer Account Value into this program. To institute a program, you must allocate at least $2,000 to the DCA MVA Options.

.. As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether you want 6 or 12 monthly transfers under the program. We then set the monthly transfer amount, by dividing the Purchase Payment you have allocated to the DCA MVA Options by the number of months. For example, if you allocated $6,000, and selected a 6 month DCA Program, we would transfer $1,000 each month (with the interest earned added to the last payment). We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA MVA Options is reduced. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA MVA Option (including any interest) by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA MVA Option on the next scheduled transfer and terminate the program.

..  We impose no fee for your participation in the 6 or 12 Month DCA Program.

.. You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA MVA Options according to your instructions, subject to any applicable MVA. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA MVA Options on a pro rata basis to the Sub-accounts in which you are invested currently, excluding any Sub-accounts to which you are not permitted to choose to allocate or transfer Account Value. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account, unless restricted due to benefit election.

.. We credit interest to amounts held within the DCA MVA Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA MVA Option has been transferred out; (b) the date the entire amount in the DCA MVA Option is withdrawn; (c) the date as of which any Death Benefit payable is determined, unless the Annuity is continued by a spouse Beneficiary (in which case we continue to credit interest under the program); or (d) the Annuity Date.

.. The interest rate earned in a DCA MVA Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new Purchase Payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the dollar amount of interest you receive will decrease as amounts are systematically transferred from the DCA MVA Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

DETAILS REGARDING PROGRAM TRANSFERS

..  Transfers made under the Program are not subject to any MVA.

..  Any partial withdrawals, transfers, or fees deducted from the DCA MVA
   Options will reduce the amount in the DCA MVA Options. If you have only one 6 or 12 Month DCA Program in operation, partial withdrawals, transfers, or fees may be deducted from the DCA MVA Options associated with that program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program.

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..  We will recalculate the monthly transfer amount to reflect the reduction of
   Account Value in the DCA MVA Option caused by a partial withdrawal, fees (including Annual Maintenance fee, Premium Based charge, or any other charges for optional benefits), or transfers of Account Value from the DCA MVA Option made by us pursuant to a transfer calculation formula under any optional benefits made a part of your Annuity ("Optional Benefit Transfer"). This recalculation may include some or all of the interest credited to the date of the next scheduled transfer. Any interest that is not included in the recalculated transfer amount will be paid with the final transfer amount, unless there is another subsequent withdrawal or Optional Benefit Transfer. If a partial withdrawal or Optional Benefit Transfer reduces the monthly transfer amount below the Minimum Monthly Transfer Amount shown in the DCA Program Schedule Supplement, the remaining balance in the DCA MVA Option will be transferred on the next monthly transfer date to the most-recently selected Investment Options applicable to the DCA MVA Option. If there is no Account Value remaining in the DCA MVA Option following a partial withdrawal or Optional Benefit Transfer, the DCA MVA Option will terminate.

.. 6 or 12 Month DCA transfers will begin on the date the DCA MVA Option is established (unless modified to comply with state law) and on each month following until the entire principal amount plus earnings is transferred.

.. We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

.. The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the program.

.. If you are not participating in an optional benefit, we will make transfers under the 6 or 12 month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any optional benefit, we will allocate amounts transferred out of the DCA MVA Options in the following manner: (a) if you are participating in the Custom Portfolios Program, we will allocate to the Sub-accounts in accordance with the rules of that program (b) if you are not participating in the Custom Portfolios Program, we will make transfers under the 6 or 12 Month DCA Program to the Sub-accounts that you specified upon your election of the 6 or 12 Month DCA Program, provided those instructions comply with the allocation requirements for the optional benefit and (c) whether or not you participate in the Custom Portfolios Program, no portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the applicable AST bond portfolio Sub-account used with the optional benefit (although the DCA MVA Option is treated as a "Permitted Sub-account" for purposes of transfers made by any predetermined mathematical formula associated with the optional benefit).

.. If you are participating in an optional benefit and also are participating in the 6 or 12 Month DCA Program, and the predetermined mathematical formula under the benefit dictates a transfer from the Permitted Sub-accounts to the applicable AST bond portfolio Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be transferred from the DCA MVA Options associated with the 6 or 12 Month DCA Program. Amounts transferred from the DCA MVA Options under the formula will be taken on a last-in, first-out basis, without the imposition of a market value adjustment.

.. If you are participating in one of our automated withdrawal programs (e.g., systematic withdrawals), we may include within that withdrawal program amounts held within the DCA MVA Options. If you have elected any optional living benefit, any withdrawals will be taken on a pro rata basis from your Sub-accounts and the DCA MVA Options. Such withdrawals will be assessed any applicable MVA.

AUTOMATIC REBALANCING PROGRAMS

During the Accumulation Period, we offer Automatic Rebalancing among the Sub-accounts you choose. The "Accumulation Period" refers to the period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you choose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. You may make additional transfers; however, the Automatic Rebalancing program will not reflect such transfers unless we receive instructions from you indicating that you would like to adjust the Automatic Rebalancing program. There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a systematic withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you are participating in an optional living benefit (such as Highest Daily Lifetime Income v2.1) that makes transfers under a predetermined mathematical formula, and you have elected Automatic Rebalancing, you should be aware that:
(a) the AST bond portfolio used as part of the predetermined mathematical formula will not be included as part of Automatic Rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS

Unless you direct us otherwise, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving Investment Options. IF YOUR FINANCIAL PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL SUCH TRANSACTIONS THAT ARE DIRECTED BY YOUR FINANCIAL PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN

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AUTHORIZED BY YOU. You will receive a confirmation of any financial transaction involving the purchase or sale of Units of your Annuity. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these authorizations at any time. In addition, we may restrict the Investment Options available for transfers or allocation of Purchase Payments by such Financial Professional. We will notify you and your Financial Professional if we implement any such restrictions or prohibitions. PLEASE
NOTE: Contracts managed by your Financial Professional also are subject to the restrictions on transfers between Investment Options that are discussed in the section below entitled "Restrictions on Transfers Between Investment Options." We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com). Limitations that we may impose on your Financial Professional under the terms of an administrative agreement (e.g., a custodial agreement) do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS

During the Accumulation Period you may transfer Account Value between Investment Options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. We do not currently require a minimum amount in each Sub-account you allocate Account Value to at the time of any allocation or transfer. Although we do not currently impose a minimum transfer amount, we reserve the right to require that any transfer be at least $50.

Transfers under this Annuity consist of those you initiate or those made under a systematic program, such as the 6 or 12 Month DCA Program, another dollar cost averaging program, an asset rebalancing program, or pursuant to a mathematical formula as part of an optional benefit (e.g., Highest Daily Lifetime Income 2.0). The transfer restrictions discussed in this section apply only to transfers that you initiate, not any transfers under the program or the predetermined mathematical formula.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in Good Order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a "writing", and
(ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that involves one of our systematic programs, such as automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by its Portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

    . With respect to each Sub-account (other than the AST Money Market Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as auto-rebalancing or under a predetermined mathematical formula used with an optional living benefit; (ii) do not count any transfer that solely involves the AST Money Market Sub-account or an MVA Option; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

    . We reserve the right to effect transfers on a delayed basis. That is, we may price a transfer involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the transfer request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are owners of different variable annuity contracts that are funded through the same Separate Account that may not be subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than Annuity Owners who are subject to such limitations. Finally, there are owners of other variable annuity contracts or variable life contracts

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that are issued by Pruco Life as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying Portfolio (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional are subject to the restrictions on transfers between Investment Options that are discussed above, if the Financial Professional manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying Portfolio's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional) and will not waive a transfer restriction for any Owner.

ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY. The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The Prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract Owners (including an Annuity Owner's TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific Owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus Annuity Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short-term trading fee (also referred to as "redemption fee") in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short-term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

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                            ACCESS TO ACCOUNT VALUE

TYPES OF DISTRIBUTIONS AVAILABLE TO YOU
During the Accumulation Period you can access your Account Value through partial withdrawals, systematic withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, the Premium Based Charge if the surrender occurs on the Quarterly Anniversary that the charge is due, any Tax Charge that applies and the charge for any optional benefits and may impose an MVA. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently as permitted, partial withdrawals are taken pro rata (i.e. "pro rata" meaning that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value). Each of these types of distributions is described more fully below.

If you have an optional living benefit, and you take a withdrawal deemed to be Excess Income that brings your Unadjusted Account Value to zero, both the benefit and the Annuity itself will terminate. See "Living Benefits" later in this Prospectus for more information.

TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES

PRIOR TO ANNUITIZATION

For federal income tax purposes, a distribution prior to Annuitization is deemed to come first from any "gain" in your Annuity and second as a return of your "cost basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59/1//\\2\\, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax adviser for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the Annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any cost basis you have in your Annuity. Once the cost basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The cost basis in your Annuity may be based on the cost basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See "Tax Considerations" for information about qualified Annuities and for additional information about nonqualified Annuities.

FREE WITHDRAWAL AMOUNTS

You can make a full or partial withdrawal from the Annuity during the Accumulation Period, although a CDSC, MVA, and tax consequences may apply. The Annuity offers a "Free Withdrawal" amount that applies only to partial withdrawals. The Free Withdrawal amount is the amount that can be withdrawn from your Annuity each Annuity Year without the application of any CDSC. The Free Withdrawal amount during each Annuity Year is equal to 10% of all Purchase Payments that are currently subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

.. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent partial withdrawal or surrender of your Annuity.

.. You can also make partial withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

EXAMPLE. This example assumes that no withdrawals have previously been taken.

On January 3/rd/, to purchase your Annuity, you make an initial Purchase Payment of $20,000.

On January 3/rd/ of the following calendar year, you make a subsequent Purchase Payment to your Annuity of $10,000.

.. Because in Annuity Year 1 your initial Purchase Payment of $20,000 is still within the CDSC schedule (see "Annuity Owner Transaction Expenses"), your Free Withdrawal amount in Annuity Year 1 equals $20,000 X 0.10, or $2,000.

.. Because in Annuity Year 2 both your initial Purchase Payment of $20,000 and your subsequent Purchase Payment of $10,000 are still within the CDSC schedule (see "Annuity Owner Transaction Expenses"), your Free Withdrawal amount in Annuity Year 2 equals $20,000 X 0.10, plus $10,000 X 0.10, or $2,000 + $1,000 for a total of $3,000.

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To determine if a CDSC applies to partial withdrawals, we first determine if you have previously withdrawn all Purchase Payments. If so, no CDSC applies. If you have not previously withdrawn all Purchase Payments, we:

1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

2. Next determine what, if any, remaining amounts are in excess of the Free Withdrawal amount. These amounts will be treated as withdrawals of Purchase Payments, as described in "Fees, Charges and Deductions - Contingent Deferred Sales Charge ("CDSC")" earlier in this Prospectus. These amounts may be subject to the CDSC. Purchase Payments are withdrawn on a first-in, first-out basis. (does not apply if all Purchase Payments have been previously withdrawn.)

3. Withdraw any remaining amounts from any other Account Value including gains. These amounts are not subject to the CDSC.

Your withdrawal will include the amount of any applicable CDSC. Generally, you can request a partial withdrawal as either a "gross" or "net" withdrawal. In a "gross" withdrawal, you request a specific withdrawal amount, with the understanding that the amount you actually receive is reduced by any applicable CDSC or tax withholding. Therefore, you may receive less than the dollar amount you specify. In a "net" withdrawal, you request a withdrawal for an exact dollar amount, with the understanding that any applicable deduction for CDSC or tax withholding is taken from your remaining Unadjusted Account Value. Therefore, a larger amount may be deducted from your Unadjusted Account Value than the amount you specify. No matter how you specify the withdrawal, any MVA will not be applied to the amount you receive, but instead will be applied to your Unadjusted Account Value. We will deduct the partial withdrawal from your Unadjusted Account Value in accordance with your instructions, although if you have an optional living benefit, your withdrawal must be taken pro rata from each of your Investment Options. For purposes of calculating the applicable portion to deduct from the DCA MVA Options, the Unadjusted Account Value in all your DCA MVA Options is deemed to be in one Investment Option. If you provide no instructions, then we will take the withdrawal according to the DCA MVA Option Hierarchy defined above.

PLEASE BE AWARE THAT ALTHOUGH A GIVEN PARTIAL WITHDRAWAL MAY QUALIFY AS A FREE WITHDRAWAL FOR PURPOSES OF NOT INCURRING A CDSC, THE AMOUNT OF THE WITHDRAWAL COULD EXCEED THE ANNUAL INCOME AMOUNT UNDER ONE OF THE HIGHEST DAILY LIFETIME INCOME V2.1, HIGHEST DAILY LIFETIME INCOME 2.0 OR HIGHEST DAILY LIFETIME INCOME BENEFITS. IN THAT SCENARIO, THE PARTIAL WITHDRAWAL WOULD BE DEEMED "EXCESS INCOME" - THEREBY REDUCING YOUR ANNUAL INCOME AMOUNT FOR FUTURE YEARS. FOR EXAMPLE, IF THE ANNUAL INCOME AMOUNT UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WERE $2,000 AND A $2,500 WITHDRAWAL THAT QUALIFIED AS A FREE WITHDRAWAL WERE MADE, THE WITHDRAWAL WOULD BE DEEMED EXCESS INCOME, IN THE AMOUNT OF $500.

SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD

Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select. This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Internal Revenue Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you have not elected an optional living benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your "designated Investment Options"). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. "Pro rata" means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

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If you have certain optional living benefits that guarantee Lifetime
Withdrawals (e.g., Highest Daily Lifetime Income v2.1) and elect, or have elected, to receive Lifetime Withdrawals using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

.. Systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

.. If you either have an existing or establish a new systematic withdrawal program for an amount less than, or equal to, your Annual Income Amount and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program. If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your Annual Income Amount available in future Annuity Years. A combination of partial withdrawals and systematic withdrawals for an amount greater than your Annual Income Amount will further increase the impact on your future Annual Income Amount.

.. For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see "Living Benefits" later in this Prospectus.

.. If you are taking your entire Annual Income Amount through the systematic withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(T)/72(Q) OF THE INTERNAL REVENUE CODE

If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59/ 1//\\2\\ if you elect to receive distributions as a series of "substantially equal periodic payments." For Annuities issued as nonqualified annuities, the Code may provide a similar exemption from penalty under Section 72(q) of the Code. Systematic withdrawals under Sections 72(t)/72(q) may be subject to a CDSC and/or an MVA. To request a program that complies with Sections 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59/ 1//\\2\\ that are not subject to the 10% penalty.

Please note that if a withdrawal under Sections 72(t) or 72(q) was scheduled to be effected between the last Valuation Day prior to December 25/th/ and December 31/st/ of a given year, then we will implement the withdrawal on the last Valuation Day prior to December 25/th/ of that year.

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions are a type of systematic withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make systematic withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC (if applicable) or an MVA on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the Required Minimum Distribution and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) or an MVA may be assessed on that portion of a systematic withdrawal that is taken to satisfy the Required Minimum Distribution rules in relation to other savings or investment plans under other qualified retirement plans.

The amount of the Required Minimum Distribution may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three
(3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to systematic withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution rules under the Code. Please see "Living Benefits" for further information relating to Required Minimum Distributions if you own a living benefit.

In any year in which the requirement to take Required Minimum Distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a Required Minimum Distribution if not for the suspension as eligible for treatment as described herein.

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Please note that if a Required Minimum Distribution was scheduled to be effected between the last Valuation Day prior to December 25/th/ and December 31/st/ of a given year, then we will implement the Required Minimum Distribution on the last Valuation Day prior to December 25/th/ of that year.

See "Tax Considerations" for a further discussion of Required Minimum Distributions. For the impact of Required Minimum Distributions on optional benefits and Excess Income, see "Living Benefits - Highest Daily Lifetime Income v2.1 Benefit - Required Minimum Distributions."

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                                  SURRENDERS

SURRENDER VALUE

During the Accumulation Period you can surrender your Annuity at any time, and will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity. Your Surrender Value is equal to the Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any applicable optional benefit charge, and any Annual Maintenance Fee.

Please Note: Although the Premium Based Charge is not included in the surrender value calculation, if you surrender your Annuity on a Quarterly Annuity Anniversary, any applicable Premium Based Charges will apply.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $2,000. If you purchase an Annuity WITHOUT a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity WITH a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take a Non-Lifetime Withdrawal (see "Living Benefits - Non-Lifetime Withdrawal Feature") that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. See "Annuity Options" later in this Prospectus for information on the impact of the minimum Surrender Value at annuitization.

MEDICALLY-RELATED SURRENDERS

Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below (a "Medically-Related Surrender"). The requirements of such a surrender and waiver may vary by state. Although a CDSC will not apply to qualifying Medically-Related Surrenders, please be aware that a withdrawal from the Annuity before you have reached age 59/ 1//\\2\\ may be subject to a 10% tax penalty and other tax consequences - see "Tax Considerations" later in this Prospectus.

If you request a full surrender, the amount payable will be your Account Value. Any applicable MVA will apply to a Medically-Related Surrender.

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

.. If the Owner is an entity, the Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a Medically-Related Surrender;

.. If the Owner is an entity, the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

.. If the Owner is one or more natural persons, all such Owners must also be alive at such time;

.. We must receive satisfactory proof of the Owner's (or the Annuitant's if entity-owned) confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

..  no additional Purchase Payments can be made to the Annuity.

We reserve the right to impose a maximum amount of a Medically-Related Surrender (equal to $500,000), but we do not currently impose that maximum. That is, if the amount of a partial medically-related withdrawal request, when added to the aggregate amount of Medically-Related Surrenders you have taken previously under this Annuity and any other annuities we and/or our affiliates have issued to you exceeds that maximum amount, we reserve the right to treat the amount exceeding that maximum as not an eligible Medically-Related Surrender. A "Contingency Event" occurs if the Owner (or Annuitant if entity-owned) is:

.. first confined in a "Medical Care Facility" after the Issue Date and while the Annuity is in force, remains confined for at least 90 consecutive days, and remains confined on the date we receive the Medically-Related Surrender request at our Service Office; or

.. first diagnosed as having a "Fatal Illness" after the Issue Date and while the Annuity is in force. We may require a second or third opinion by a licensed physician chosen by us regarding a diagnosis of Fatal Illness. We will pay for any such second or third opinion.

"Fatal Illness" means a condition (a) diagnosed by a licensed physician; and
(b) that is expected to result in death within 24 months after the diagnosis in 80% of the cases diagnosed with the condition. "Medical Care Facility" means a facility operated and licensed pursuant to the laws of any United States jurisdiction providing medically necessary in-patient care, which is
(a) prescribed by a licensed physician in writing; (b) recognized as a general hospital or long-term care facility by the proper authority of the United States jurisdiction in which it is located; (c) recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; and
(d) certified as a hospital or long-term care facility; OR (e) a nursing home licensed by the United States jurisdiction in which it is located and offers the services of a Registered Nurse (RN) or Licensed Practical Nurse (LPN) 24 hours a day that maintains control of all prescribed medications dispensed and daily medical records. This waiver is not currently available in California and Massachusetts.

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                                ANNUITY OPTIONS

Annuitization involves converting your Unadjusted Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit, if any, is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit). We currently make annuity options available that provide fixed annuity payments. Fixed annuity payments provide the same amount with each payment. Please refer to the "Living Benefits" section in this Prospectus for a description of annuity options that are available when you elect one of the living benefits. You must annuitize your entire Unadjusted Account Value; partial annuitizations are not allowed.

You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95/th/ birthday of the oldest of any Owner and Annuitant whichever occurs first ("Latest Annuity Date") and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. You may change your choices before the Annuity Date.

If needed, we will require proof in Good Order of the Annuitant's age before commencing annuity payments. Likewise, we may require proof in Good Order that an Annuitant is still alive, as a condition of our making additional annuity payments while the Annuitant lives. We will seek to recover any life income annuity payments that we made after the death of the Annuitant.

If the initial annuity payment would be less than $100, we will not allow you to annuitize (except as otherwise specified by applicable law). Instead, we will pay you your current Unadjusted Account Value in a lump sum and terminate your Annuity. Similarly, we reserve the right to pay your Unadjusted Account Value in a lump sum, rather than allow you to annuitize, if the Surrender Value of your Annuity is less than $2000 on the Annuity Date.

Once annuity payments begin, you no longer receive benefits under any optional living benefit (unless you have annuitized under that benefit) or the Death Benefit described below.

Certain of these annuity options may be available as "settlement options" to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note that you may not annuitize within the first three Annuity Years (except as otherwise specified by applicable law).

OPTION 1

ANNUITY PAYMENTS FOR A PERIOD CERTAIN: Under this option, we will make equal payments for the period chosen (the "period certain"), up to 25 years (but not to exceed the life expectancy of the Annuitant at the time the Annuity Option becomes effective, as computed under applicable IRS tables). The annuity payments may be made monthly, quarterly, semiannually, or annually, as you choose, for the fixed period. If the Owner dies during the income phase, payments will continue to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or your estate if no Beneficiary is named for the remainder of the period certain.

OPTION 2

LIFE INCOME ANNUITY OPTION WITH A PERIOD CERTAIN: Under this option, income is payable monthly, quarterly, semiannually, or annually for the period certain, subject to our then current rules, and thereafter until the death of the Annuitant. Should the Owner or Annuitant die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or your estate if no Beneficiary is named, until the end of the period certain. If an annuity option is not selected by the Annuity Date, this is the option we will automatically select for you. We will use a period certain of 10 years, or a shorter duration if the Annuitant's life expectancy at the time the Annuity Option becomes effective, as computed under applicable IRS tables, is less than 10 years. If in this instance the duration of the period certain is prohibited by applicable law, then we will pay you a lump sum in lieu of this option.

OTHER ANNUITY OPTIONS WE MAY MAKE AVAILABLE

At the Annuity Date, we may make available other annuity options not described above. The additional options we currently offer are:

.. Life Annuity Option. We currently make available an annuity option that makes payments for the life of the Annuitant. Under that option, income is payable monthly, quarterly, semiannually, or annually, as you choose, until the death of the Annuitant. No additional annuity payments are made after the death of the Annuitant. No minimum number of payments is guaranteed. It is possible that only one payment will be payable if the death of the Annuitant occurs before the date the second payment was due, and no other payments nor death benefits would be payable.

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..  Joint Life Annuity Option. Under the joint lives option, income is payable monthly, quarterly, semiannually, or annually, as you choose, during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of a second Annuitant. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Annuitants occurs before the date the second payment was due, and no other payments or death benefits would be payable.

.. Joint Life Annuity Option With a Period Certain. Under this option, income is payable monthly, quarterly, semiannually, or annually for the number of years selected (the "period certain"), subject to our current rules, and thereafter during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of a second Annuitant. If the Annuitants' joint life expectancy is less than the period certain, we will institute a shorter period certain, determined according to applicable IRS tables. Should the two Annuitants die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or to your estate if no Beneficiary is named, until the end of the period certain.

We reserve the right to cease offering any of these Other Annuity Options. If we do so, we will amend this Prospectus to reflect the change. We reserve the right to make available other annuity or settlement options.

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                                LIVING BENEFITS

Pruco Life offers different optional living benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional benefits are not available if your Annuity is held as a Beneficial Annuity. Notwithstanding the additional protection provided under the optional living benefits, the additional cost has the impact of reducing net performance of the Investment Options. Each optional benefit offers a type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. Depending on which optional living benefit you choose, you can have substantial flexibility to invest in the Sub-accounts while:

.. guaranteeing a minimum amount of growth to be used as the basis for lifetime withdrawals; or

.. guaranteeing a minimum amount of growth to be used as the basis for withdrawals over the life of two spouses

We currently offer the following "living benefits":

..  Highest Daily Lifetime Income v2.1

..  Spousal Highest Daily Lifetime Income v2.1

We previously offered the following optional living benefits during the period indicated.

Offered from August 20, 2012 to February 24, 2013:

..  Highest Daily Lifetime Income 2.0

..  Spousal Highest Daily Lifetime Income 2.0

Offered from May 1, 2011 to August 19, 2012:

..  Highest Daily Lifetime Income

..  Spousal Highest Daily Lifetime Income

Please see Appendix D for information pertaining to the Highest Daily Lifetime Income 2.0 Suite of benefits and Appendix C for information pertaining to the Highest Daily Lifetime Income Suite of benefits.

Each living benefit requires your participation in a predetermined mathematical formula that may transfer your account value between the Sub-accounts you have chosen from among those we permit (i.e., the "permitted Sub-accounts" - see "Investment Options" for lists of permitted Sub-accounts available by optional benefit) and certain bond portfolio Sub-accounts of AST. The Highest Daily Lifetime Income v2.1 Suite of benefits, Highest Daily Lifetime Income 2.0 Suite of benefits and Highest Daily Lifetime Income Suite of benefits use the same predetermined mathematical formula. Under the predetermined mathematical formula, your Account Value may be transferred between certain "permitted Sub-accounts" on the one hand and the AST Investment Grade Bond Sub-account on the other hand. The optional living benefit investment requirements and the formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. The investment requirements and the formula do not guarantee any reduction in risk or volatility or any increase in Account Value. In fact, the investment requirements could mean that you miss appreciation opportunities in other investment options. The formula could mean that you miss opportunities for investment gains in your selected Sub-accounts while Account Value is allocated to the AST Investment Grade Bond Sub-account, and there is no guarantee that the AST Investment Grade Bond Sub-account will not lose value. We are not providing you with investment advice through the use of the formula. In addition, the formula does not constitute an investment strategy that we are recommending to you.

Here is a general description of the type of living benefits that are offered under this Annuity:

LIFETIME GUARANTEED MINIMUM WITHDRAWAL BENEFITS. These benefits are designed for someone who wants a guaranteed lifetime income stream through withdrawals over time, rather than by annuitizing. Please note that there is a Latest Annuity Date under your Annuity, by which date annuity payments must commence. Highest Daily Lifetime Income v2.1 is one example of this type of benefit.

PLEASE REFER TO THE BENEFIT DESCRIPTION THAT FOLLOWS FOR A COMPLETE DESCRIPTION OF THE TERMS, CONDITIONS AND LIMITATIONS OF EACH OPTIONAL BENEFIT. SEE THE CHART IN THE "INVESTMENT OPTIONS" SECTION OF THE PROSPECTUS FOR A LIST OF INVESTMENT OPTIONS AVAILABLE AND PERMITTED WITH EACH BENEFIT. WE RESERVE THE RIGHT TO TERMINATE A BENEFIT IF YOU ALLOCATE FUNDS INTO NON-PERMITTED INVESTMENT OPTIONS. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. As is the case with optional living benefits in general, the fulfillment of our guarantee under these benefits is dependent on our claims-paying ability.

Under any of the Guaranteed Lifetime Withdrawal Benefits, WITHDRAWALS IN EXCESS OF THE ANNUAL INCOME AMOUNT, CALLED "EXCESS INCOME," WILL IMPACT THE VALUE OF THE BENEFIT INCLUDING A PERMANENT REDUCTION IN FUTURE GUARANTEED AMOUNTS.

TERMINATION OF EXISTING BENEFITS AND ELECTION OF NEW BENEFITS

If you elect an optional living benefit, you may subsequently terminate the benefit and elect one of the then currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period for such an

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election (you may elect a new benefit beginning on the next Valuation Day), provided that upon such an election, your Account Value must be allocated to the Investment Options permitted for the optional benefit. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may not provide the same guarantees and/or may be more expensive than the benefit you are terminating. NOTE THAT ONCE YOU TERMINATE AN EXISTING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WILL BEGIN THE NEW GUARANTEES UNDER THE NEW BENEFIT YOU ELECT BASED ON YOUR UNADJUSTED ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES EFFECTIVE. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you.

For Annuities purchased in Illinois, if you are currently invested in any Market Value Adjustment Options and/or are enrolled in the 6 or 12 Month DCA Program but wish to elect one of the Highest Daily Lifetime Income v2.1 Suite of benefits, at the time you elect such Highest Daily Lifetime Income v2.1 benefit, you will have to cancel your enrollment in the 6 or 12 Month DCA Program and reallocate your Account Value to the Investment Options permitted for such Highest Daily Lifetime Income 2.0 benefit (see "Investment Options -- Limitations with Optional Benefits").

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the "Code") are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" for more information.

HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT

Highest Daily Lifetime(R) Income v2.1 Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals treated as Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Unadjusted Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). Highest Daily Lifetime Income v2.1 may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income v2.1 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

The income benefit under Highest Daily Lifetime Income v2.1 currently is based on a single "designated life" who is at least 50 years old on the benefit effective date. Highest Daily Lifetime Income v2.1 is not available if you elect any other optional living benefit. As long as your Highest Daily Lifetime Income v2.1 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY PARTICULAR WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER HIGHEST DAILY LIFETIME INCOME V2.1. AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT YOU MAY HAVE, PLEASE SEE "SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT."

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You may also participate in the 6 or 12 Month DCA Program if you elect Highest
Daily Lifetime Income v2.1, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value ON OR BEFORE the Roll-Up End Date:

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls ON OR BEFORE the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

The Periodic Value AFTER the Roll-Up End Date:

On any Current Valuation Day that falls AFTER the Roll-Up End Date, the Periodic Value is equal to the greater of:

(1) the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2) the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit effective date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments reduced for subsequent Lifetime Withdrawals (see examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT HIGHEST DAILY LIFETIME INCOME V2.1, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER HIGHEST DAILY LIFETIME INCOME V2.1

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59/1//\\2\\; 4% for ages 59/1//\\2\\ to 64; 4.5% for ages 65 to 69; 5% for ages
70 to 84; and 6% for ages 85 or older. Under Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

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..  If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income v2.1 and subsequent to the first Lifetime Withdrawal will
(i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59/1//\\2\\; 4% for ages 59/1//\\2\\ to
64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

While Highest Daily Lifetime Income v2.1 is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

.. if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..  if we are not then offering this benefit for new issues; or

..  if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Highest Daily Lifetime Income v2.1 benefit. This means that you may no longer be able to increase the values associated with your Highest Daily Lifetime Income v2.1 benefit through additional Purchase Payments. When you elect this benefit and determine the amount of your Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income v2.1. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 50 to 54; 3.5% for ages 55 to less than 59/1//\\2\\; 4% for ages 59/1//\\2\\ to 64; 4.5% for ages 65 to 69; 5% for ages 70 to 84; and 6% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up.

If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income v2.1 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income v2.1 upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income v2.1 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative (partial) Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income v2.1 or any other fees and charges under the Annuity. As a result these examples may not reflect the probable results of the benefit. Assume the following for all three examples:

..  The Issue Date is November 1

.. Highest Daily Lifetime Income v2.1 is elected on August 1 of the following calendar year

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income v2.1

..  The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, all dates referenced hereafter in these examples occur in the same year the benefit is elected and it is assumed that they fall on consecutive business days.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime withdrawal                  $ 118,000.00
Amount of "non" Excess Income                             $   3,500.00
Account Value immediately before Excess Income of $1,500  $ 114,500.00
Excess Income amount                                      $   1,500.00
Ratio ($1,500/$114,500 = 1.31%)                                   1.31%
Annual Income Amount                                      $   6,000.00
1.31% Reduction in Annual Income Amount                   $      78.60
Annual Income Amount for future Annuity Years             $   5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                                HIGHEST DAILY VALUE        ADJUSTED ANNUAL
                 UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*           ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----           ------------- ------------------------ ------------------------
June 28          $238,000.00        $238,000.00               $11,900.00
June 29          $226,500.00        $228,009.60               $11,400.48
June 30          $226,800.00        $228,009.60               $11,400.48
July 1           $233,500.00        $233,500.00               $11,675.00
July 2           $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

.. The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

.. This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

.. The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29
   adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

..  The July 1 adjusted Highest Daily Value of $233,500 is also greater than the
   July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income v2.1. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income v2.1. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income v2.1. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable CDSC and MVA) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 3

.. Highest Daily Lifetime Income v2.1 is elected on September 4 of the following calendar year

..  The Unadjusted Account Value at benefit election was $105,000

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income v2.1

.. No previous withdrawals have been taken under Highest Daily Lifetime Income v2.1

On October 3 of the year the benefit is elected, the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income v2.1 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                                   $    15,000
Divided by Account Value before withdrawal                          $   120,000
Ratio ($15,000/$120,000 = 12.50%)                                         12.50%
12.50% Reduction in Annual Income Amount
Protected Withdrawal Value                                          $109,375.00

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70/ 1//\\2\\ and by December 31st for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied.

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..  the remaining Annual Income Amount for that Annuity Year; plus

.. the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

EXAMPLE

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

FIRST CALENDAR YEAR             ANNUITY YEAR         SECOND CALENDAR YEAR
-------------------       ------------------------ ------------------------
01/01/2014 to 12/31/2014  06/01/2014 to 05/31/2015 01/01/2015 to 12/31/2015

Assume the following:

..  RMD Amount for Both Calendar Years = $6,000;

..  Annual Income Amount = $5,000; and

..  A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
   Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..  The remaining Annual Income for that Annuity Year ($3,000); plus

..  The Second Calendar Year's RMD Amount minus the Annual Income Amount ($6,000
   - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..  If, in any Annuity Year, your RMD amount is less than your Annual Income
   Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

.. If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

.. If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

BENEFITS UNDER HIGHEST DAILY LIFETIME INCOME V2.1

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime Income v2.1, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, HIGHEST DAILY LIFETIME INCOME V2.1 TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY, THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1) apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

       (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

       (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)  the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under Highest Daily Lifetime Income v2.1 are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income v2.1 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any partial withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

.. Any Lifetime Withdrawal that does not cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is

   $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio Prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

.. If you terminate and later re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and
   (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Highest Daily
   Lifetime Income v2.1 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefit" for more information.)

CHARGE FOR HIGHEST DAILY LIFETIME INCOME V2.1

The current charge for Highest Daily Lifetime Income v2.1 is 1.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income v2.1 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.25% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for the Highest Daily Lifetime Income v2.1 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

For Highest Daily Lifetime Income v2.1, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 50 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income v2.1. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income v2.1, except if (a) the new Owner has the same taxpayer

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identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Income v2.1 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income v2.1 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT HIGHEST DAILY LIFETIME INCOME V2.1, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND YOUR GUARANTEES UNDER HIGHEST DAILY LIFETIME INCOME V2.1 WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF HIGHEST DAILY LIFETIME INCOME V2.1. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income v2.1 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime Income v2.1 at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I)    YOUR TERMINATION OF THE BENEFIT;

(II)   YOUR SURRENDER OF THE ANNUITY;

(III) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO RECEIVE THE ANNUAL INCOME AMOUNT IN THE FORM OF ANNUITY PAYMENTS, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(IV) OUR RECEIPT OF DUE PROOF OF DEATH OF THE OWNER OR ANNUITANT (FOR ENTITY-OWNED ANNUITIES);

(V) BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO DUE TO A WITHDRAWAL OF EXCESS INCOME;

(VI) YOU ALLOCATE OR TRANSFER ANY PORTION OF YOUR ACCOUNT VALUE TO ANY SUB-ACCOUNT(S) TO WHICH YOU ARE NOT PERMITTED TO ELECTIVELY ALLOCATE OR TRANSFER ACCOUNT VALUE (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX B FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES);* OR

(VII) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income v2.1 other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income v2.1 terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed in "Election of and Designations under the Benefit" and "Termination of Your Highest Daily Lifetime Income v2.1" earlier in this benefit description.

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HOW HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT TRANSFERS UNADJUSTED ACCOUNT
VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

OVERVIEW OF THE PREDETERMINED MATHEMATICAL FORMULA

Our goal is to seek a careful balance between providing value-added products, such as the Highest Daily Lifetime Income v2.1 suite of benefits, while managing the risk to Pruco Life associated with offering these products. One of the key features that helps us accomplish that balance and an integral part of the Highest Daily Lifetime Income v2.1 suite is the predetermined mathematical formula used to transfer Unadjusted Account Value between the Permitted Subaccounts and the AST Investment Grade Bond Sub-account, referred to in this section as the "Bond Sub-account". The formula is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under the Highest Daily Lifetime Income v2.1 suite of benefits. The formula is not investment advice.

The formula is set forth in Appendix E (and is described below).

The predetermined mathematical formula ("formula") monitors each individual contract each Valuation Day that the benefit is in effect on your Annuity, in order to help us manage guarantees through all market cycles. It helps manage the risk to us associated with these benefits, which is generally represented by the gap between your Unadjusted Account Value and the Protected Withdrawal Value. As the gap between these two values increases, the formula will determine if and how much money should be transferred into the Bond Sub-account. This movement is intended to reduce the equity risk we will bear in funding our obligation associated with these benefits. As the gap decreases (due to favorable performance of the Unadjusted Account Value), the formula then determines if and how much money should transfer back into the Permitted Sub-accounts. The use of the formula, combined with restrictions on the Sub-accounts you are allowed to invest in, lessens the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, thus reducing the likelihood that we will make any lifetime income payments under this benefit. The formula may also limit the potential for your Account Value to grow.

The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. We are not providing you with investment advice through the use of the formula nor does the formula constitute an investment strategy that we are recommending to you. The formula may limit the potential for your Account Value to grow.

TRANSFER ACTIVITY UNDER THE FORMULA

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, over time, assuming none of the Unadjusted Account Value is allocated to the Bond Sub-account, the formula will allow for a greater decrease in the Unadjusted Account Value before a transfer to the Bond Sub-account is made.

It is important to understand that transfers within your Annuity are specific to the performance of your chosen investment options, the performance of the Bond Sub-account while Account Value is allocated to it, as well as how long the benefit has been owned. For example, two contracts purchased on the same day, but invested differently, will likely have different results, as would two contracts purchased on different days with the same investment options.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle, therefore producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Unadjusted Account Value and your Protected
   Withdrawal Value;

..  The amount of time the benefit has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account.

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

The amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula. Therefore, the investment performance of each affects whether a transfer occurs for your Annuity. As the amounts allocated to either the Bond Sub-account or the Permitted Sub-accounts increase, the performance of those sub-accounts will have a

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greater impact on your Unadjusted Account Value and hence a greater impact on if (and how much of) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

HOW THE FORMULA OPERATES

Generally, the formula, which is applied each Valuation Day, takes four steps in determining any applicable transfers within your Annuity.

(1) First, the formula starts by identifying the value of future income payments we expect to pay. We refer to that value as the "Target Value" or "L".

(2) Second, we subtract any amounts invested in the Bond Sub-account ("B") from the Target Value and divide that number by the amount invested in the Permitted Sub-Accounts ("V\\V\\ + V\\F\\") where "V\\V\\" is the current Account Value of the elected Sub-accounts of the Annuity, and "V\\F\\" is the current Account Value of the elected Fixed Rate Options of the Annuity. We refer to this resulting value as the "Target Ratio" or "R".

(3) Third, we compare the Target Ratio to designated thresholds and other rules described in greater detail below to determine if a transfer needs to occur.

(4) If a transfer needs to occur, we use another calculation to determine the amount of the transfer.

The Formula is:

   R = (L - B)/ (V\\V\\ + V\\F\\)

More specifically, the formula operates as follows:

(1) We calculate the Target Value (L) by multiplying the Income Basis (as defined in Appendix E) for that day by 5% and by the applicable Annuity Factor found in Appendix E. If you have already made a Lifetime Withdrawal, your Target Value would take into account any automatic step-up, any subsequent Purchase Payments and any withdrawals of Excess Income.

     Example (assume the Income Basis is $200,000, and the contract is 11/1//\\2\\ months old, resulting in an annuity factor of 14.95)

     Target Value (L) = $200,000 x 5% x 14.95 = $149,500

(2) Next, to calculate the Target Ratio (R), the Target Value is reduced by any amount held within the Bond Sub-account (B) on that day. The remaining amount is divided by the amount held within the Permitted Sub-accounts (V\\V\\ + V\\F\\).

     Example (assume the amount in the Bond Sub-account is zero, and the amount held within the Permitted Sub-accounts is $179,500)

Target Ratio (R) = ($149,500 - 0)/$179,500 = 83.3%

(3) If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on the third Valuation Day, make a transfer from your Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap discussed below). If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap). Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

     Example: Assuming the Target Ratio is above 83% for a 3/rd/ consecutive Valuation Day, but less than or equal to 84.5% for three consecutive Valuation Days, a transfer into the Bond Portfolio occurred.

(4) In deciding how much to transfer, we perform a calculation that essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80% (subject to the 90% Cap discussion below). The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be.

THE 90% CAP

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the

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performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account.

MONTHLY TRANSFERS

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, the formula will perform an additional calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after this transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Unadjusted Account Value in the Bond Sub-account, or

b) An amount equal to 5% of your total Unadjusted Account Value.

OTHER IMPORTANT INFORMATION

.. The Bond sub-account is not a Permitted Sub-account. As such, only the formula can transfer Unadjusted Account Value to or from the Bond Sub-account. You may not allocate Purchase Payments or transfer any of your Unadjusted Account Value to or from the Bond Sub-account.

..  While you are not notified before a transfer occurs to or from the Bond
   Sub-account, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Your confirmation statements will be detailed to include the effective date of the transfer, the dollar amount of the transfer and the Permitted Sub-accounts the funds are being transferred to/from. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

    . Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

    . If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

    . Transfer a portion of your Unadjusted Account Value in the Permitted Sub-accounts and the DCA MVA Options to the Bond Sub-account.

.. If you make additional Purchase Payments to your Annuity, they will be allocated to the Permitted Sub-accounts and will be subject to the formula.

.. Additional Purchase Payments to your Annuity do not increase "B" within the formula, and may result in an additional Account Value being transferred to the Permitted Sub-accounts, or a transfer to the Bond Sub-account due to the change in the ratio.

.. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account).

.. If you are participating in a Highest Daily Lifetime Income v2.1 benefit and you are also participating in the 6 or 12 Month DCA Program, the following rules apply:

    . DCA MVA Options are considered "Permitted Sub-accounts" for purpose of the Target Ratio calculation ("L") described above.

    . The formula may transfer amounts out of the DCA MVA Options to the Bond Sub-account if the amount allocated to the other Permitted Sub-accounts is insufficient to cover the amount of the transfer.

    . The transfer formula will not allocate amounts to the DCA MVA Options when there is a transfer out of the Bond Sub-account. Such transfers will be allocated pro-rata to the variable Sub-accounts, excluding the Bond Sub-account.

    . A Market Value Adjustment is not assessed when amounts are transferred out of the DCA MVA Options under the transfer formula.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70/ 1//\\2\\. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

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As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime Income v2.1 or Spousal Highest Daily Lifetime Income v2.1 through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT

Spousal Highest Daily Lifetime(R) Income v2.1 Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees, until the later death of two natural persons who are each other's spouse at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals treated as Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Unadjusted Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income v2.1 after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime Income v2.1 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income v2.1 is the spousal version of Highest Daily Lifetime Income v2.1. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Currently, if you elect Spousal Highest Daily Lifetime Income v2.1 and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. Please note that if you terminate Spousal Highest Daily Lifetime Income v2.1 Benefit and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. See "Terminating of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income v2.1 must be elected based on two designated lives, as described below. Each designated life must be at least 45 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income v2.1 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income v2.1 is not available if you elect any other optional living benefit.

As long as your Spousal Highest Daily Lifetime Income v2.1 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY PARTICULAR WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1. AS TO THE IMPACT OF SUCH A SCENARIO ON ANY OTHER OPTIONAL BENEFIT YOU MAY HAVE, PLEASE SEE "HIGHEST DAILY LIFETIME INCOME V2.1 BENEFIT."

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income v2.1, subject to the 6 or 12 Month DCA Program's rules. See the section of this Prospectus entitled "6 or 12 Month Dollar Cost Averaging Program" for details.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the

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

effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. (See below for examples of proportional reductions.)

The Periodic Value ON OR BEFORE the Roll-Up End Date:

On any day we recalculate the Periodic Value (a "Current Valuation Day") that falls ON OR BEFORE the tenth (10/th/) anniversary of the benefit effective date (referred to as the "Roll-Up End Date"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)  the Unadjusted Account Value on the current Valuation Day.

The Periodic Value AFTER the Roll-Up End Date:

On any Current Valuation Day that falls AFTER the Roll-Up End Date, the Periodic Value is equal to the greater of:

(1) the Periodic Value for the Prior Valuation Day, plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)  the Unadjusted Account Value on the current Valuation Day.

Because the 5% daily appreciation ends after the 10/th/ anniversary of the benefit date, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit. If you begin taking Lifetime Withdrawals prior to your 10/th/ benefit anniversary, the 5% daily appreciation will no longer increase your Protected Withdrawal Value.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59/1//\\2\\; 3.5% for ages 59/1//\\2\\ to
64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under Spousal Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your

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

   Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income v2.1 and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 50 to 54; 3% for ages 55 to less than 59/1//\\2\\; 3.5% for ages 59/1//\\2\\ to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

While Spousal Highest Daily Lifetime Income v2.1 is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, but would do so on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

.. if we determine that, as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

..  if we are not then offering this benefit for new issues; or

..  if we are offering a modified version of this benefit for new issues.

If we exercise our right to restrict, suspend, reject and/or place limitations on the acceptance of additional Purchase Payments, you may no longer be able to fund your Spousal Highest Daily Lifetime Income v2.1 benefit. This means that you may no longer be able to increase the values associated with your Spousal Highest Daily Lifetime Income v2.1 benefit through additional Purchase Payments. When you elect this benefit and determine the amount of your Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity in a non-discriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 50 to 54; 3% for ages 55 to less than 59/1//\\2\\; 3.5% for ages 59/1//\\2\\ to 64; 4% for ages 65 to 69; 4.5% for ages 70 to 84; and 5.5% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income v2.1 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income v2.1 Benefit upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income v2.1 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income v2.1, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will

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not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative (partial) Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to the Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for Spousal Highest Daily Lifetime Income v2.1 or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1

.. Spousal Highest Daily Lifetime Income v2.1 is elected on August 1 of the following calendar year

..  Both designated lives were 70 years old when they elected Spousal Highest
   Daily Lifetime Income v2.1

..  The first withdrawal is a Lifetime Withdrawal

Unless otherwise indicated, all dates referenced hereafter in these examples occur in the same year the benefit is elected and it is assumed that they fall on consecutive business days.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 28, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 70 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                  $ 118,000.00
Amount of "non" Excess Income                             $   2,900.00
Account Value immediately before Excess Income of $2,100  $ 115,100.00
Excess Income amount                                      $   2,100.00
Ratio ($2,100/$115,100 = 1.82%)                                   1.82%
Annual Income Amount                                      $   5,400.00
1.82% Reduction in Annual Income Amount                   $      98.28
Annual Income Amount for future Annuity Years             $   5,301.72

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29 reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

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

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $10,710.00
June 29   $226,500.00        $227,994.52               $10,259.75
June 30   $226,800.00        $227,994.52               $10,259.75
July 1    $233,500.00        $233,500.00               $10,507.50
July 2    $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

    . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $227,994.52 is greater than the June 30 Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $10,507.50.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income v2.1. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income v2.1. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income v2.1. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value by the percentage the total withdrawal amount (including any applicable
CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..  The Issue Date is December 3

.. Spousal Highest Daily Lifetime Income v2.1 is elected on September 4 of the following calendar year

..  The Unadjusted Account Value at benefit election was $105,000

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..  Each designated life was 70 years old when he/she elected Spousal Highest
   Daily Lifetime Income v2.1

..  No previous withdrawals have been taken under Spousal Highest Daily Lifetime
   Income v2.1

On October 3 of the same year the benefit is elected, the Protected Withdrawal Value is $125,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on that same October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income v2.1 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                           $ 15,000
Divided by Account Value before withdrawal                  $120,000
Equals ratio                                                   12.50%
All guarantees will be reduced by the above ratio (12.50)%
Protected Withdrawal Value                                  $109,375

REQUIRED MINIMUM DISTRIBUTIONS

See Required Minimum Distributions sub-section, within the discussion above concerning Highest Daily Lifetime Income v2.1.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime Income v2.1, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE SECOND DESIGNATED LIFE PROVIDED THE DESIGNATED LIVES WERE SPOUSES AT THE DEATH OF THE FIRST DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1) apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

       (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

       (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as

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

            applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

       (2)  the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under Spousal Highest Daily Lifetime Income v2.1 are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program at the time you elect this benefit, the first systematic withdrawal that processes will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income v2.1 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program and you elect this benefit, the program must withdraw funds pro rata.

.. Any Lifetime Withdrawal that does not cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the Prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio Prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Unadjusted Account Value, to any additional Purchase Payments that are made after the changes have gone into effect. That is, we will not require such current participants to re-allocate Unadjusted Account Value to comply with any new requirements.

.. If you terminate and later re-elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and
   (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Permitted Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Spousal Highest
   Daily Lifetime Income v2.1 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefit" for more information.)

CHARGE FOR SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1

The current charge for Spousal Highest Daily Lifetime Income v2.1 is 1.10% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income v2.1 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.275% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to

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this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income v2.1 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor.

While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime Income v2.1 can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime Income v2.1 only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be at least 50 years old at the time of election; or

..  Co-Annuity Owners, where the Owners are each other's spouses. The
   Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be at least 50 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be at least 50 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit. However if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. A change in designated lives will result in cancellation of Spousal Highest Daily Lifetime Income v2.1. If the designated lives divorce, Spousal Highest Daily Lifetime Income v2.1 may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. Any applicable CDSC will apply to such a withdrawal. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income v2.1 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income v2.1 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT, AND YOUR GUARANTEES UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income v2.1 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income v2.1 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE FIRST DESIGNATED LIFE, IF THE SURVIVING SPOUSE OPTS TO TAKE THE DEATH BENEFIT UNDER THE ANNUITY (RATHER THAN CONTINUE THE ANNUITY) OR IF THE SURVIVING SPOUSE IS NOT AN ELIGIBLE DESIGNATED LIFE;

(II) UPON THE DEATH OF THE SECOND DESIGNATED LIFE;

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(III)   YOUR TERMINATION OF THE BENEFIT;

(IV)    YOUR SURRENDER OF THE ANNUITY;

(V) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO TAKE ANNUITY PAYMENTS IN THE FORM OF THE ANNUAL INCOME AMOUNT, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(VI) BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO DUE TO A WITHDRAWAL OF EXCESS INCOME;

(VII) YOU ALLOCATE OR TRANSFER ANY PORTION OF YOUR ACCOUNT VALUE TO ANY SUB-ACCOUNT(S) TO WHICH YOU ARE NOT PERMITTED TO ELECTIVELY ALLOCATE OR TRANSFER ACCOUNT VALUE (SUBJECT TO STATE LAW - PLEASE SEE APPENDIX B FOR SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES);* OR

(VIII) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income v2.1 other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

HOW SPOUSAL HIGHEST DAILY LIFETIME INCOME V2.1 TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime Income v2.1 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income v2.1 above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income v2.1 above.

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                                 DEATH BENEFIT

TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT

The Annuity provides a Death Benefit prior to Annuitization. If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the death of the Owner (or the first to die, if there are multiple Owners). If the Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant's death if there is no Contingent Annuitant. If the Annuity is owned by a natural person Owner who is not also the Annuitant and the Annuitant dies, then no Death Benefit is payable because of the Annuitant's death. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid upon the Annuitant's death. The person upon whose death the Death Benefit is paid is referred to below as the "decedent." Where an Annuity is structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the trust and there is no Death Benefit provided under the Annuity.

We determine the amount of the Death Benefit as of the date we receive "Due Proof of Death." Due Proof of Death can be met only if each of the following is submitted to us in Good Order: (a) a death certificate or similar documentation acceptable to us (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds and (c) any applicable election of the method of payment of the death benefit by at least one Beneficiary (if not previously elected by the Owner). We must be made aware of all eligible Beneficiaries in order for us to have received Due Proof of Death. Any given Beneficiary must submit the written information we require in order to be paid his/her share of the Death Benefit.

Once we have received Due Proof of Death, each eligible Beneficiary may take his/her portion of the Death Benefit in one of the forms described in this Prospectus (e.g., distribution of the entire interest in the Annuity within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the Beneficiary - see "Payment of Death Benefit" below).

After our receipt of Due Proof of Death, we automatically transfer any remaining Death Benefit to the AST Money Market Sub-account. However, between the date of death and the date that we transfer any remaining Death Benefit to the AST Money Market Sub-account, THE AMOUNT OF THE DEATH BENEFIT IS IMPACTED BY THE INSURANCE CHARGE AND SUBJECT TO MARKET FLUCTUATIONS.

No Death Benefit will be payable if the Annuity terminates because your Unadjusted Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

EXCEPTIONS TO AMOUNT OF DEATH BENEFIT

There are certain exceptions to the amount of the Death Benefit.

SUBMISSION OF DUE PROOF OF DEATH AFTER ONE YEAR. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Death Benefit in connection with an optional living benefit).

DEATH BENEFIT SUSPENSION PERIOD. You also should be aware that there is a Death Benefit suspension period. If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), the Death Benefit will be suspended for a two year period starting from the date that person first became Owner or Annuitant. This suspension would not apply if the ownership or annuitant change was the result of Spousal Continuation or death of the prior Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Unadjusted Account Value. After the two-year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See "Change of Owner, Annuitant and Beneficiary Designations" in "Managing Your Annuity" with regard to changes of Owner or Annuitant that are allowable.

DEATH BENEFIT AMOUNT

The Annuity provides a Death Benefit at no additional charge. The amount of the Death Benefit is equal to the greater of:

.. The Return of Adjusted Purchase Payment amount, defined as the sum of all Purchase Payments you have made since the Issue Date of the Annuity until the date of Due Proof of Death, reduced by withdrawals as described below (currently, there are no charges that reduce Purchase Payments, for purposes of the Return of Adjusted Purchase Payment amount); AND

..  Your Unadjusted Account Value.

IMPACT OF WITHDRAWALS ON DEATH BENEFIT AMOUNT

Partial withdrawals reduce the Return of Adjusted Purchase Payment amount. The calculation utilized to reduce the Return of Adjusted Purchase Payment amount is dependent upon whether or not one of the Highest Daily Lifetime Income v2.1 or Highest Daily Lifetime Income 2.0 benefits is in effect on the date of the withdrawal. Initially, the Return of Adjusted Purchase Payment amount is equal to the sum of all "adjusted" Purchase Payments (i.e., the amount of Purchase Payments we receive, less any fees or

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tax charges deducted from Purchase Payments upon allocation to the Annuity)
allocated to the Annuity on its Issue Date. Thereafter, the Return of Adjusted Purchase Payments Amount is:

(1) Increased by any additional adjusted Purchase Payments allocated to the Annuity, and

(2) Reduced for any partial withdrawals. The method of reduction depends on whether or not any Highest Daily Lifetime Income v2.1 or Highest Daily Lifetime Income 2.0 benefit is in effect on the date the withdrawal is made and the amount of the withdrawal, as described below.

     (i) If any Highest Daily Lifetime Income v2.1 or Highest Daily Lifetime Income 2.0 benefit is in effect on the date the partial withdrawal is made, a Non-Lifetime Withdrawal, as defined under the benefit, will proportionally reduce the Return of Adjusted Purchase Payments amount (i.e., by the ratio of the amount of the withdrawal to the Unadjusted Account Value immediately prior to the withdrawal). Any Lifetime Withdrawal that is not deemed Excess Income, as those terms are described in the benefit, will cause a dollar-for-dollar basis reduction to the Return of Adjusted Purchase Payments amount. All or any portion of a Lifetime Withdrawal in an Annuity Year that is deemed Excess Income, as defined in the benefit, will cause a proportional basis reduction to the Return of Adjusted Purchase Payments amount (i.e., by the ratio of the amount of the withdrawal to the Unadjusted Account Value immediately prior to the withdrawal).

     (ii) If no Highest Daily Lifetime Income v2.1 or Highest Daily Lifetime Income 2.0 benefit is in effect on the date the partial withdrawal is made, the withdrawal will cause a proportional basis reduction to the Return of Adjusted Purchase Payments Amount (i.e., by the ratio of the amount of the withdrawal to the Unadjusted Account Value immediately prior to the withdrawal).

Please be advised that a partial withdrawal that occurs on the same date as the effective date of any Highest Daily Lifetime Income v2.1 or Highest Daily Lifetime Income 2.0 benefit will be treated as if such benefit were in effect at the time of the withdrawal, for purposes of calculating the Return of Adjusted Purchase Payments amount. Further, if you terminate a Highest Daily Lifetime Income v2.1 or Highest Daily Lifetime Income 2.0 benefit, and also take a withdrawal on that date, then the withdrawal will be treated as if such benefit were NOT in effect at the time of the withdrawal.

SPOUSAL CONTINUATION OF ANNUITY

Unless you designate a Beneficiary other than your spouse, upon the death of either spousal Owner, the surviving spouse may elect to continue ownership of the Annuity instead of taking the Death Benefit payment. The Unadjusted Account Value as of the date of Due Proof of Death will be equal to the Death Benefit that would have been payable. Any amount added to the Unadjusted Account Value will be allocated to the Sub-accounts (if you participate in an optional living benefit, such amount will not be directly added to the AST Investment Grade Bond Sub-account used by the benefit, but may be reallocated by the predetermined mathematical formula on the same day). No CDSC will apply to Purchase Payments made prior to the effective date of a spousal continuation. However, any additional Purchase Payments made after the date the spousal continuation is effective will be subject to all provisions of the Annuity, including the CDSC when applicable. For purposes of calculating the CDSC to which Purchase Payments made after spousal continuation may be subject, we employ the same CDSC schedule in the same manner as for Purchase Payments made prior to spousal continuation. Moreover, to calculate the CDSC applicable to the withdrawal of a Purchase Payment made by the surviving spouse, we would consider cumulative Purchase Payments made both before, on and after the date of spousal continuation. We will impose the Premium Based Charge on all Purchase Payments (whether received before, on or after the date of spousal continuation) according to the same schedule used prior to spousal continuation. To calculate the Premium Based Charge applicable to Purchase Payments after the date of spousal continuation, we would consider cumulative Purchase Payments made both before, on and after the date of spousal continuation.

Subsequent to spousal continuation, the Death Benefit will be equal to the greater of:

..  The Unadjusted Account Value on Due Proof of Death of the surviving spouse;
   and

..  The Return of Adjusted Purchase Payments amount (as described above).
   However, upon spousal continuation, we reset the Return of Adjusted Purchase Payments amount to equal the Unadjusted Account Value. Any subsequent additional Purchase Payments or partial withdrawals would affect the Return of Adjusted Purchase Payments amount as described above.

Spousal continuation is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Code ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the Beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

We allow a spouse to continue the Annuity even though he/she has reached or surpassed the Latest Annuity Date. However, upon such a spousal continuation, annuity payments would begin immediately.

A surviving spouse's ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see "Managing Your Annuity - Spousal Designations"). Please consult your tax or legal adviser for more information about such impact in your state.

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PAYMENT OF DEATH BENEFIT

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED PLANS)

Except in the case of a spousal continuation as described above, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. In the event of the decedent's death before the Annuity Date, the Death Benefit must be distributed:

..  within five (5) years of the date of death (the "5 Year Deadline"); or

.. as a series of payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES HELD BY TAX-FAVORED PLANS

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the Death Benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated Beneficiary and whether the Beneficiary is your surviving spouse as defined for federal tax law purposes.

.. If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death (the "Qualified 5 Year Deadline"), or as periodic payments not extending beyond the life expectancy of the designated Beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70/ 1//\\2\\, whichever is later. Additionally, if the Death Benefit is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

..  If you die before a designated Beneficiary is named and before the date
   Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out by the Qualified 5 Year Deadline. If the Beneficiary does not begin installments by December 31/st/ of the year following the year of death, we will require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

..  If you die before a designated Beneficiary is named and after the date
   Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A Beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the Death Benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code. The tax consequences to the Beneficiary may vary among the different Death Benefit payment options. See "Tax Considerations" and consult your tax advisor.

BENEFICIARY CONTINUATION OPTION

Instead of receiving the Death Benefit in a single payment, or under an Annuity Option, a Beneficiary may take the Death Benefit under an alternative Death Benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans." This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities.

UNDER THE BENEFICIARY CONTINUATION OPTION:

..  The Beneficiary must apply at least $15,000 to the Beneficiary Continuation
   Option (thus, the Death Benefit amount payable to each Beneficiary must be at least $15,000).

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..  The Annuity will be continued in the Owner's name, for the benefit of the
   Beneficiary.

.. Beginning on the date we receive an election by the Beneficiary to take the Death Benefit in a form other than a lump sum, the Beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the assets allocated to the Sub-accounts. The charge is 1.00% per year.

.. Beginning on the date we receive an election by the Beneficiary to take the Death Benefit in a form other than a lump sum, the Beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Unadjusted Account Value. The fee will only apply if the Unadjusted Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

..  The initial Unadjusted Account Value will be equal to any Death Benefit
   (including any optional Death Benefit in connection with an optional living benefit) that would have been payable to the Beneficiary if the Beneficiary had taken a lump sum distribution.

.. The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-accounts may not be available.

.. The Beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

..  No DCA MVA Options will be offered for Beneficiary Continuation Options.

.. No additional Purchase Payments can be applied to the Annuity. Multiple death benefits cannot be combined in a single Beneficiary Continuation Option.

..  Premium Based Charges will no longer apply.

.. The Death Benefit and any optional benefits elected by the Owner will no longer apply to the Beneficiary.

.. The Beneficiary can request a withdrawal of all or a portion of the Unadjusted Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the Beneficiary's withdrawal rights.

..  Withdrawals are not subject to CDSC.

.. Upon the death of the Beneficiary, any remaining Unadjusted Account Value will be paid in a lump sum to the person(s) named by the Beneficiary (successor), unless the successor chooses to continue receiving payments through a Beneficiary Continuation Option established for the successor.

.. If the Beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in Good Order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Beneficiary Continuation Option.

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                            VALUING YOUR INVESTMENT

VALUING THE SUB-ACCOUNTS

When you allocate Account Value to a Sub-account, you are purchasing Units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, and if you elected one or more optional benefits whose annualized charge is deducted daily, the additional charge for such benefits.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section below entitled "Termination of Optional Benefits" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we redeem 178.677 Units at the current Unit Price, leaving you
158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

PROCESSING AND VALUING TRANSACTIONS

Pruco Life is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern
Time). Generally, financial transactions requested in Good Order before the close of regular trading on the NYSE will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of regular trading on the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of regular trading on the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of regular trading on the NYSE will be used when valuing and processing transactions.

We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed. Pruco Life will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..  trading on the NYSE is restricted;

.. an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or

.. the SEC, by order, permits the suspension or postponement for the protection of security holders.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive the Purchase Payment in Good Order at our Service Office. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue an Annuity within two (2) Valuation Days.

With respect to your initial Purchase Payment that is pending investment in our Separate Account, we may hold the amount temporarily in a suspense account and we may earn interest on such amount. You will not be credited with interest during that period. The monies held in the suspense account may be subject to claims of our general creditors. Also, the Purchase Payment will not be reduced nor increased due to market fluctuations during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a

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suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to claims of our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments as of the Valuation Day that we receive the Purchase Payment at our Service Office in Good Order. We may limit, restrict, suspend or reject any additional Purchase Payments at any time, on a non-discriminatory basis. See "Additional Purchase Payments" under "Purchasing Your Annuity" earlier in this Prospectus.

SCHEDULED TRANSACTIONS: Scheduled transactions include transfers under Dollar Cost Averaging, the Asset Allocation Program, Auto-Rebalancing, systematic withdrawals, Systematic Investments, Required Minimum Distributions, substantially equal periodic payments under section 72(t)/72(q) of the Code, and annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to Required Minimum Distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day. In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for partial withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for
(a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in Good Order, and will process the transaction in accordance with the discussion in "Processing And Valuing Transactions".

MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Service Office in Good Order all supporting documentation we require for such transactions.

We generally pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in Good Order at our Service Office.

TERMINATION OF OPTIONAL BENEFITS: For the Guaranteed Lifetime Withdrawal Benefits, if the benefit terminates for any reason other than death or annuitization, we will deduct a final charge upon termination, based on the number of days since the charge for the benefit was most recently deducted.

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                              TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax adviser for complete information and advice.

Generally, the cost basis in an Annuity not associated with a tax-favored retirement plan is the amount you pay into your Annuity, or into Annuities exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

SAME SEX MARRIAGES, CIVIL UNIONS AND DOMESTIC PARTNERSHIPS

The summary that follows includes a description of certain spousal rights under the Annuity and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with
Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A NONQUALIFIED ANNUITY IS OWNED BY AN INDIVIDUAL OR NON-NATURAL PERSON AND IS NOT ASSOCIATED WITH A TAX-FAVORED RETIREMENT PLAN.

TAXES PAYABLE BY YOU

We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the Annuity are treated as a partial withdrawal from the Annuity and will be reported as such to the Annuity Owner.

It is possible that the IRS could assert that some or all of the charges for the optional living benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the Annuity. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

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TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of cost basis, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

TAXES ON ANNUITY PAYMENTS

If you select an annuity payment option as described in the Access to Account Value section earlier in this Prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

MAXIMUM ANNUITY DATE

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity Date for your Annuity. For some of our Annuities, you are able to choose to defer the Annuity Date beyond the default Annuity Date described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.

Please refer to your Annuity contract for the maximum Annuity Date.

PARTIAL ANNUITIZATION

Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a Nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under section 72 of the Code. We do not currently permit partial annuitization.

MEDICARE TAX ON NET INVESTMENT INCOME

The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,300 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.

TAX PENALTY FOR EARLY WITHDRAWAL FROM A NONQUALIFIED ANNUITY

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..  the amount is paid on or after you reach age 59 1/2 or die;

..  the amount received is attributable to your becoming disabled;

.. generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

.. the amount received is paid under an immediate Annuity (in which annuity payments begin within one year of purchase).

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Other exceptions to this tax may apply. You should consult your tax adviser for further details.

SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

After you elect an annuity payment option, you are not eligible for a tax-free exchange under Section 1035.

TAXES PAYABLE BY BENEFICIARIES FOR A NONQUALIFIED ANNUITY

The Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

.. As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

.. Within 5 years of death of Owner, the Beneficiary is taxed as amounts are withdrawn (with gain treated as being distributed first).

.. Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis.

CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this Prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

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ENTITY OWNERS

Where an Annuity is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax annually.

Where an Annuity is issued to a Charitable Remainder Trust (CRT), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living benefits described elsewhere in this Prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

At this time, we will not issue an Annuity to grantor trusts with multiple grantors. Also, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued Annuity was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

ANNUITY QUALIFICATION

DIVERSIFICATION AND INVESTOR CONTROL. In order to qualify for the tax rules applicable to Annuities described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this Prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A NONQUALIFIED ANNUITY. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die. CHANGES IN YOUR ANNUITY. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.

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QUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A QUALIFIED ANNUITY IS AN ANNUITY WITH APPLICABLE ENDORSEMENTS FOR A TAX-FAVORED PLAN OR A NONQUALIFIED ANNUITY HELD BY A TAX-FAVORED RETIREMENT PLAN.

The following is a general discussion of the tax considerations for Qualified Annuites. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.

A Qualified Annuity may typically be purchased for use in connection with:

..  Individual retirement accounts and annuities (IRAs), including inherited
   IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

..  Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary
   Roth IRA) under Section 408A of the Code;

..  A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

..  H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

..  Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
   Deferred Annuities or TDAs);

..  Section 457 plans (subject to 457 of the Code).

A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

TYPES OF TAX-FAVORED PLANS

IRAS. If you buy an Annuity for use as an IRA, we will provide you a copy of the Prospectus and contract which summarize the material terms. The IRS requires that you have a "Free Look" after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.

CONTRIBUTIONS LIMITS/ROLLOVERS. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2015 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA", which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee "transfer" from one IRA account to another. IRA transfers are not subject to this 12 month rule.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this Prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

REQUIRED PROVISIONS. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..  You, as Owner of the Annuity, must be the "Annuitant" under the contract
   (except in certain cases involving the division of property under a decree of divorce);

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..  Your rights as Owner are non-forfeitable;

..  You cannot sell, assign or pledge the Annuity;

.. The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

.. The date on which required minimum distributions must begin cannot be later than April 1/st/ of the calendar year after the calendar year you turn age 70 1/2; and

.. Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

..  A 10% early withdrawal penalty described below;

.. Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

..  Failure to take a Required Minimum Distribution, also described below.

SEPS. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

.. If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
   (a) $53,000 in 2015, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2015, this limit is $265,000;

.. SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

.. SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $18,000 in 2015 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "Free Look" period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAS. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..  Contributions to a Roth IRA cannot be deducted from your gross income;

..  "Qualified distributions" from a Roth IRA are excludable from gross income.
   A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner's death; (c) due to the Owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

.. If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

TDAS. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational

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organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $18,000 in 2015. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

..  Your attainment of age 59 1/2;

..  Your severance of employment;

..  Your death;

..  Your total and permanent disability; or

.. Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any "direct transfer" of your interest in the Annuity to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

CAUTION: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

REQUIRED MINIMUM DISTRIBUTIONS AND PAYMENT OPTIONS

If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

CHARITABLE IRA DISTRIBUTIONS.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2015, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2015.

For distributions in tax years beginning after 2005 and before 2015, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

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The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A QUALIFIED ANNUITY

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the Annuity and receive required minimum distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

.. If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

.. If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

.. If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner's spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.

Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

TAX PENALTY FOR EARLY WITHDRAWALS FROM A QUALIFIED ANNUITY You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..  the amount is paid on or after you reach age 59 1/2 or die;

..  the amount received is attributable to your becoming disabled; or

.. generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

WITHHOLDING

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution

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and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

.. For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions

.. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and

..  For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this Prospectus. Information about sales representatives and commissions may be found in the sections of this Prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS - QUALIFIED ANNUITIES

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

DEFINED BENEFIT PLANS AND MONEY PURCHASE PENSION PLANS. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

DEFINED CONTRIBUTION PLANS (INCLUDING 401(K) PLANS AND ERISA 403(B) ANNUITIES). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAS, NON-ERISA 403(B) ANNUITIES, AND 457 PLANS. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

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GIFTS AND GENERATION-SKIPPING TRANSFERS

If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

                               OTHER INFORMATION

PRUCO LIFE AND THE SEPARATE ACCOUNT

PRUCO LIFE. Pruco Life Insurance Company (Pruco Life) is a stock life insurance company organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam and in all states except New York. Pruco Life is a wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a New Jersey stock life insurance company that has been doing business since 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial), a New Jersey insurance holding company. No company other than Pruco Life has any legal responsibility to pay amounts that it owes under its annuity contracts. This means that where you participate in an optional living benefit and the value of that benefit (e.g., the Protected Withdrawal Value for Highest Daily Lifetime Income 2.0) exceeds your current Account Value, you would rely solely on the ability of Pruco Life to make payments under the benefit out of its own assets. As Pruco Life's ultimate parent, Prudential Financial, however, exercises significant influence over the operations and capital structure of Pruco Life.

Pruco Life incorporates by reference into the Prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (Exchange Act) since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by Pruco Life pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the Prospectus by reference. Pruco Life will provide to each person, including any beneficial Owner, to whom a Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the Prospectus but not delivered with the Prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Pruco Life Insurance Company, One Corporate Drive, Shelton, CT 06484 or by calling 800-752-6342. Pruco Life files periodic reports as required under the Exchange Act. The public may read and copy any materials that Pruco Life files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Pruco Life delivers this Prospectus to current contract owners that reside outside of the United States.

Pruco Life conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Pruco Life may change over time. As of December 31, 2014, non-affiliated entities that could be deemed service providers to Pruco Life and/or an affiliated insurer within the Pruco Life business unit consisted of those set forth in the table below.

NAME OF SERVICE PROVIDER                         SERVICES PROVIDED                            ADDRESS
------------------------               -------------------------------------- ----------------------------------------
Broadridge Investor Communication      Proxy services and regulatory mailings 51 Mercedes Way, Edgewood,
Solutions, Inc.                                                               NY 11717

CT Corporation System                  UCC filings, corporate filings and     111 Eighth Avenue, New York, NY
                                       annual report filings                  10011

Depository Trust & Clearing            Clearing and settlement services       55 Water Street, 26/th/ Floor, New York,
Corporation                                                                   NY 10041

EDM Americas                           Records management and administration  301 Fayetteville Street, Suite 1500,
                                       of annuity contracts                   Raleigh, NC 27601

ExlService Holdings, Inc.              Administration of annuity contracts    350 Park Avenue, 10/th/ Floor, New
                                                                              York, NY 10022

National Financial Services            Clearing and settlement services       82 Devonshire Street Boston, MA
                                                                              02109

NEPS, LLC                              Composition, printing, and mailing of  12 Manor Parkway, Salem, NJ 03079 contracts and benefit documents

Pershing LLC                           Order-entry systems provider           One Pershing Plaza, Jersey City, NJ
                                                                              07399

Thomson Reuters                        Tax form printing                      3 Times Square New York, NY 10036
Venio                                  Claim related services                 4031 University Drive, Suite 100,
                                                                              Fairfax, VA 22030

THE SEPARATE ACCOUNT. We have established a Separate Account, the Pruco Life Flexible Premium Variable Annuity Account (Separate Account), to hold the assets that are associated with the Annuities. The Separate Account was established under Arizona law on June 16, 1995, and is registered with the SEC under the Investment Company Act of 1940 as a unit investment trust, which

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

is a type of investment company. The assets of the Separate Account are held in the name of Pruco Life and legally belong to us. Pruco Life segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains, and losses, whether or not realized, for assets allocated to the Separate Account are, in accordance with the Annuities, credited to or charged against the Separate Account without regard to other income, gains, or losses of Pruco Life. The obligations under the Annuities are those of Pruco Life, which is the issuer of the Annuities and the depositor of the Separate Account. More detailed information about Pruco Life, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

In addition to rights that we specifically reserve elsewhere in this Prospectus, we reserve the right to perform any or all of the following:

    . offer new Sub-accounts, eliminate Sub-Accounts, substitute Sub-accounts or combine Sub-accounts;

    . close Sub-accounts to additional Purchase Payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates;

    .  combine the Separate Account with other "unitized" separate accounts;

    .  deregister the Separate Account under the Investment Company Act of 1940;

    . manage the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;

    . make changes required by any change in the federal securities laws, including, but not limited to, the Securities Act of 1933, the Securities Act of 1934, the Investment Company Act of 1940, or any other changes to the Securities and Exchange Commission's interpretation thereof;

    . establish a provision in the Annuity for federal income taxes if we determine, in our sole discretion, that we will incur a tax as the result of the operation of the Separate Account;

    . make any changes required by federal or state laws with respect to annuity contracts; and

    . to the extent dictated by any underlying Portfolio, impose a redemption fee or restrict transfers within any Sub-account.

We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with guidance provided by the SEC or its staff (or after obtaining an order from the SEC, if required). We reserve the right to substitute underlying Portfolios, as allowed by applicable law. If we make a fund substitution or change, we may change the Annuity contract to reflect the substitution or change. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Automatic Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

With the DCA MVA Options, we use a separate account of Pruco Life different from the Pruco Life Flexible Premium Variable Annuity Account discussed above. The separate account for the MVA Options is not registered under the Investment Company Act of 1940. Moreover, you do not participate in the appreciation or depreciation of the assets held by that separate account.

THE GENERAL ACCOUNT. Our general obligations and any guaranteed benefits under the Annuity are supported by our general account and are subject to our claims paying ability. Assets in the general account, which includes amounts in the Secure Value Account, are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.

FEES AND PAYMENTS RECEIVED BY PRUCO LIFE

As detailed below, Pruco Life and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios' advisers and subadvisers. Because these fees and payments are made to Pruco Life and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see "Variable Investment Options" under "Investment Options" earlier in this prospectus.

We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio's assets and are therefore borne by Owners. We also receive "revenue sharing" payments from the advisers of the underlying Portfolios or their affiliates (not the Portfolios), which compensate us for administrative services. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are equal to an annual rate of 0.50% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.

In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, subadviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. During 2014, with regard to the total amounts that were paid under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from approximately $300.00 to approximately $354,505.58. These amounts relate to all individual variable annuity contracts issued by Pruco Life or its affiliates, not only the Annuity covered by this prospectus.

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

CYBER SECURITY RISKS. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.

LEGAL STRUCTURE OF THE UNDERLYING FUNDS

Each underlying Portfolio is registered as an open-end management investment company under the Investment Company Act of 1940. Shares of the underlying mutual fund Portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

VOTING RIGHTS

We are the legal Owner of the shares of the underlying Portfolios in which the Sub-accounts invest. However, under current SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying Portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares that are owned directly by us or an affiliate (excluding shares held in the separate account of an affiliated insurer). In addition, because all the shares of a given Portfolio held within our Separate Account are legally owned by us, we intend to vote all of such shares when that underlying Portfolio seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting", it is possible that the votes of a small percentage of contract holders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying Portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying Portfolio that require a vote of shareholders. We reserve the right to change the voting procedures described above if applicable SEC rules change.

Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change subadvisers for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the subadvisers by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The exemption does not apply to the AST Franklin Templeton Founding Funds Allocation Portfolio; shareholder approval of new subadvisory agreements for this Portfolio only is required. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the Prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

MATERIAL CONFLICTS

It is possible that differences may occur between companies that offer shares of an underlying Portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

CONFIRMATIONS, STATEMENTS, AND REPORTS

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any Prospectus, Prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter, if there have been transactions during the quarter. We may confirm certain regularly scheduled transactions, including, but not limited to the Annual Maintenance Fee, systematic withdrawals (including 72(t)/72(q) payments and Required Minimum Distributions), electronic funds transfer, Dollar Cost Averaging, auto rebalancing, the Custom Portfolios Program, and Premium Based Charges in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge $50 for each such additional or previously sent report, but may waive that charge in the future. We will also send an annual report and a semi-annual report containing applicable financial statements for the portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the annuities offered through this Prospectus. PAD acts as the distributor of a number of annuity and life insurance products and AST Portfolios. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker/dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with both affiliated and unaffiliated broker/dealers who are registered under the Exchange Act (collectively, "Firms"). The affiliated broker/dealer, Pruco Securities, LLC is an indirect wholly-owned subsidiary of Prudential Financial that sells variable annuity and variable life insurance (among other products) through its registered representatives. Applications for each Annuity are solicited by registered representatives of the Firms. PAD utilizes a network of its own registered representatives to wholesale the Annuities to Firms. Because the Annuities offered through this Prospectus are insurance products as well as securities, all registered representatives who sell the Annuities are also appointed insurance agents of Pruco Life.

Under the selling agreements, commissions are paid to firms on sales of the Annuity according to one or more schedules. The registered representative will receive all or a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 5%. In addition, we may pay trail commissions, equal to a percentage of the average account value or based on other criteria. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account. Compensation varies by annuity product, and such differing compensation could be a factor in which annuity a Financial Professional recommends to you.

In addition, in an effort to promote the sale of our products (which may include the placement of Pruco Life and/or the Annuity generally on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker/dealers firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide to us or our affiliates. These services may include, but are not limited to: educating customers of the firm on an annuity's features; conducting due diligence and analysis; providing office access, operations and systems support; holding seminars intended to educate registered representatives and make them more knowledgeable about our annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval and preferred programs to PAD. We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

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

The list below identifies three general types of payments that PAD pays to registered broker/dealers and firms which are broadly defined as follows:

    . Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon the total assets, subject to certain criteria in certain Pruco Life products.

    . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as Purchase Payments under Pruco Life annuity products sold through the firm.

    . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2014) received payment with respect to our annuity business generally during 2014 (or as to which a payment amount was accrued during 2014). Because this Annuity is new, the list below does not reflect amounts paid with respect to the sale of this Annuity. The firms listed below include those receiving payments in connection with marketing of products issued by Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey. Your Financial Professional can provide you with more information about the compensation arrangements that apply upon request. During 2014, the least amount paid, and greatest amount paid, were $25.00 and $9,079,316.06, respectively.

NAME OF FIRM:

1st Global Capital Corp.               First Allied Securities Inc            Pacific Life
Advisor Group                          First Citizens Bank                    Park Avenue Securities, LLC
Aegon Transamerica                     First Heartland Capital, Inc.          Pensionmark Retirement Group
Afore Met Life                         First Merit Investments                People's Securities
AFS Brokerage, Inc.                    First Protective Insurance Group       PIMCO
AIG Advisor Group                      First Southeast Investor Services      PlanMember Securities Corp.
AIG Financial Advisors Inc             First Tennessee Brokerage, Inc         PNC Investments, LLC
Alliance                               FMS Financial Partners, Inc.           PNC Bank
Alliant/Benefit Partners               Fortune Financial Services, Inc.       Presidential Brokerage
Allianz                                Franklin Templeton                     Princor Financial Services Corp.
Allstate Financial Srvcs, LLC          FSC Securities Corp.                   ProEquities
American Financial Associates          Garden State Securities, Inc.          Prospera Financial Services, Inc.
AMERICAN PORTFOLIO FIN SVCS INC        GATX Southern Star Agency              Prudential Annuities
Ameritas Investment Corp.              Gary Goldberg & Co., Inc.              Purshe Kaplan Sterling Investments
Ameritus Capital Group, Inc.           Geneos Wealth Management, Inc.         Questar Capital Corporation
Annuity Partners                       Girard Securities, Inc.                Raymond James & Associates
Annuity Services                       Goldman Sachs & Co.                    Raymond James Financial Svcs
Appointment Resources                  Great American Investors, Inc.         RBC CAPITAL MARKETS
AQR Capital Management                 GWN Securities, Inc.                   CORPORATION
ARETE WEALTH MANAGEMENT                H. Beck, Inc.                          Regal Securities
Arque Capital, Ltd.                    H.D. Vest Investment                   Resource Horizons Group
Arthur J. Gallagher                    Hantz Financial Services,Inc.          Ridgeway & Conger, Inc.
ARVEST ASSET MANAGEMENT                Harbor Financial Services, LLC         Robert W. Baird & Co., Inc.
Astoria Federal Savings                Harbour Investments, Inc.              Royal Alliance Associates
AXA Advisors, LLC                      Hazard & Siegel, Inc.                  Russell Investments
BancWest Investment Services           HBW Securities, Inc.                   SAGEPOINT FINANCIAL, INC.
BBVA Compass Investment                Hornor, Townsend & Kent, Inc.          Sage Rutty & Co., Inc.
Solutions, Inc.                        HSBC                                   Sammons Securities Co., LLC
Ballew Investments                     Huntington Investment Services         Santander
Bank of Oklahoma                       Independent Financial Grp, LLC         Schroders Investment Management
Bank of Texas                          Infinex Investments, Inc.              Scott & Stringfellow, LLC
BB&T Investment Services, Inc.         ING Financial Partners, LLC            Securian Financial Svcs, Inc.
BCG Securities, Inc.                   Institutional Securities Corp.         Securities America, Inc.
Berthel Fisher & Company               INTERCAROLINA FINANCIAL SERVICES, INC. Securities Service Network
BFT Financial Group, LLC               Invest Financial Corporation           Sigma Financial Corporation
BlackRock Financial Management Inc.    Investacorp                            Signator Investors, Inc.
Broadridge                             Investment Centers of America          SII Investments, Inc.
Brokers International                  Investment Planners, Inc.              Sorrento Pacific Financial LLC
Brookstone Financial Services          Investment Professionals               Southeast Financial Group, Inc.
Cadaret, Grant & Co., Inc.             Investors Capital Corporation          Southern Bank
Cambridge Advisory Group               ISC Group Inc.                         Specialized Schedulers
Cambridge Investment Research, Inc.    J.J.B. Hilliard Lyons, Inc.            Sterne Agee Financial Services, Inc.
CAPE SECURITIES, INC.                  J.P. Morgan                            Stifel Nicolaus & Co.
Capital Advisors                       J.W. Cole Financial, Inc.              STRATEGIC FIN ALLIANCE INC
Capital Analysts                       Janney Montgomery Scott, LLC.          Summit Brokerage Services, Inc
Capital Financial Services, Inc.       Jennison Associates, LLC               Summit Financial
Capital Growth Resources               KCG Holdings, Inc.                     Sunset Financial Services, Inc
Capital Guardian                       Key Bank                               SunTrust Investment Services, Inc.
Capital Investment Group, Inc.         KEY INVESTMENT SERVICES LLC            SWS Financial Services, Inc
Capital One Investment Services, LLC   KMS Financial Services, Inc.           SYMETRA INVESTMENT
Capital Securities Management          Kovack Securities, Inc.                SERVICES INC
CCF Investments, Inc.                  LaSalle St. Securities, LLC            Syndicated
CCO Investment Services Corp           Lazard                                 T. Rowe Price Group, Inc.
Centaurus Financial, Inc.              Leaders Group Inc.                     TFS Securities, Inc.
Cetera Advisor Network LLC             Legend Equities Corporation            The Investment Center
Cetera Financial Group LLC             Legg Mason                             The O.N. Equity Sales Co.
Cetera Financial Specialists           Leigh Baldwin & Company, LLC           The Prudential Insurance Company of
Cetera Investment Services             LIMRA (Life Insurance and Market       America
CFD Investments, Inc.                  Research Association)                  The PNC Financial Services Group,
Charter One Bank (Cleveland)           Lincoln Financial Advisors             Inc.
Chase Investment Services              Lincoln Financial Securities           The Strategic Financial Alliance Inc.
Citigroup Global Markets Inc.          Corporation                            TransAmerica Financial Advisors, Inc.
Cognizant                              Lincoln Investment Planning            Triad Advisors, Inc.
COMERICA SECURITIES, INC.              LPL Financial Corporation              Trustmont Financial Group, Inc.
Commonwealth Financial Network         LPL Financial Corporation (PDI)        UBS Financial Services, Inc.
Compass Bank Wealth Management Group   M and T Bank Corporation               Umpqua Investments
Comprehensive Asset Management         M Holdings Securities, Inc             UNIONBANC INVESTMENT SERV,
Crown Capital Securities, L.P.         Mass Mutual Financial Group            LLC
CUNA Brokerage Svcs, Inc.              Merrill Lynch, P,F,S                   United Brokerage Services, Inc.
CUSO Financial Services, L.P.          MetLife                                United Planners Fin. Serv.
David Lerner and Associates            MFS                                    USA Financial Securities Corp.
Dempsey Lord Smith, LLC                MML Investors Services, Inc.           US Bank
DWS Investments                        Money Concepts Capital Corp.           VALIC Financial Advisors, Inc
Eaton Vance                            Morgan Stanley Smith Barney            Veritrust Financial LLC
Edward Jones & Co.                     Morgan Stanley Smith Barney (PDI)      VSR Financial Services, Inc.
Epoch Investment Management            MTL Equity Products, Inc.              WADDELL & REED INC.
                                                                              Wall Street Financial Group
                                                                              WAYNE HUMMER INVESTMENTS
                                                                              LLC
                                                                              Wells Fargo Advisors LLC
                                                                              WELLS FARGO ADVISORS LLC -
                                                                              WEALTH

Equity Services, Inc.                  Mutual of Omaha Bank                   Wells Fargo Investments LLC
Federated Investors                    National Planning Corporation          Western Asset Management Company
Fidelity Institutional Wealth          National Securities Corp.              WFG Investments, Inc.
Services (FIWS)                        Natixis Funds                          Wintrust Financial Corporation
Fidelity Investments                   Neuberger Berman                       Woodbury Financial Services
Fifth Third Securities, Inc.           Next Financial Group, Inc.             World Equity Group, Inc.
Financial Planning Consultants         NFP Securities, Inc.                   World Group Securities, Inc.
Financial Services Int'l Corp. (FSIC)  OneAmerica Securities, Inc.            WRP Investments, Inc
Financial Telesis                      OPPENHEIMER & CO, INC.                 Wunderlich Securities
Financial West Group

While compensation is generally taken into account as an expense in considering the charges applicable to a contract product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Your Financial Professional can provide you with more information about the compensation arrangements that apply upon request.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Pruco Life are included in the Statement of Additional Information.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

LITIGATION AND REGULATORY MATTERS

Pruco Life is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Pruco Life and proceedings generally applicable to business practices in the industry in which we operate. Pruco Life is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Pruco Life is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Pruco Life, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Pruco Life's pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Pruco Life establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed. As of December 31, 2014, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Pruco Life reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Pruco Life's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Pruco Life's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Pruco Life's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Pruco Life's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Pruco Life's financial position.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

..  Company

..  Experts

..  Principal Underwriter

..  Payments Made to Promote Sale of Our Products

..  Cyber Security Risks

..  Determination of Accumulation Unit Values

..  Financial Statements

                               HOW TO CONTACT US

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

PRUDENTIAL'S CUSTOMER SERVICE TEAM

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

INTERNET

Access information about your Annuity through our website:
www.prudentialannuities.com

CORRESPONDENCE SENT BY REGULAR MAIL

Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

CORRESPONDENCE SENT BY OVERNIGHT*, CERTIFIED OR REGISTERED MAIL

Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025

* Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g., Federal Express, United Parcel Service) will be delivered to the address listed below.

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center
(1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number
(PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Pruco Life does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Nor, due to circumstances beyond our control, can we provide any assurances as to the delivery of transaction instructions submitted to us by regular and/or express mail. Regular and/or express mail (if operational) will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Pruco Life reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

                     APPENDIX A - ACCUMULATION UNIT VALUES

 Here, we set forth historical Unit values.

                      PREMIER RETIREMENT VARIABLE ANNUITY
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (0.85%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   05/02/2011 to 12/31/2011                               $9.99930         $9.10349                 0
   01/01/2012 to 12/31/2012                               $9.10349        $10.16034             9,188
   01/01/2013 to 12/31/2013                              $10.16034        $11.07871            17,153
   01/01/2014 to 12/31/2014                              $11.07871        $11.40396            29,465
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   05/02/2011 to 12/31/2011                               $9.99930         $9.30664         1,908,148
   01/01/2012 to 12/31/2012                               $9.30664        $10.48694         6,725,780
   01/01/2013 to 12/31/2013                              $10.48694        $12.11926         9,876,922
   01/01/2014 to 12/31/2014                              $12.11926        $12.75023        12,242,147
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   05/02/2011 to 12/31/2011                               $9.98493         $9.40252            18,683
   01/01/2012 to 05/04/2012                               $9.40252        $10.24489                 0
----------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                              $9.99930        $10.16558            12,301
   01/01/2014 to 12/31/2014                              $10.16558         $9.76411            12,174
----------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                              $9.99930        $11.70178                 0
   01/01/2014 to 12/31/2014                              $11.70178        $13.13032               938
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   05/02/2011 to 12/31/2011                               $9.99930         $9.27105         3,645,085
   01/01/2012 to 12/31/2012                               $9.27105        $10.33901        14,118,670
   01/01/2013 to 12/31/2013                              $10.33901        $12.06019        22,224,661
   01/01/2014 to 12/31/2014                              $12.06019        $12.73759        31,297,809
----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011 to 12/31/2011                               $9.99930         $9.21697         2,098,915
   01/01/2012 to 12/31/2012                               $9.21697        $10.22572         6,679,477
   01/01/2013 to 12/31/2013                              $10.22572        $11.23923         9,938,764
   01/01/2014 to 12/31/2014                              $11.23923        $11.68919        11,972,580
----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                              $9.99930        $10.55835           447,548
   01/01/2014 to 12/31/2014                              $10.55835        $10.84322         1,241,994
----------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   05/02/2011 to 12/31/2011                               $9.97650         $8.50545             2,988
   01/01/2012 to 12/31/2012                               $8.50545         $9.54913            10,978
   01/01/2013 to 12/31/2013                               $9.54913        $12.44374            20,387
   01/01/2014 to 12/31/2014                              $12.44374        $13.60447            23,141
----------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   05/02/2011 to 12/31/2011                               $9.99034         $9.07555         2,246,833
   01/01/2012 to 12/31/2012                               $9.07555        $10.23320         7,934,000
   01/01/2013 to 12/31/2013                              $10.23320        $12.44741        13,437,912
   01/01/2014 to 12/31/2014                              $12.44741        $13.20499        19,449,882
----------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                              $9.99930        $11.74413             9,925
   01/01/2014 to 12/31/2014                              $11.74413        $13.22905            35,775

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   05/02/2011 to 12/31/2011                                       $9.99930         $9.38275             3,122
   01/01/2012 to 12/31/2012                                       $9.38275        $10.73076            17,032
   01/01/2013 to 12/31/2013                                      $10.73076        $10.97289            39,564
   01/01/2014 to 12/31/2014                                      $10.97289        $14.24278            39,925
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $9.99930         $9.74308           439,632
   01/01/2014 to 12/31/2014                                       $9.74308        $10.15307         1,020,952
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   05/02/2011 to 12/31/2011                                       $9.97981         $9.31586         1,815,394
   01/01/2012 to 12/31/2012                                       $9.31586        $10.21900         6,374,198
   01/01/2013 to 12/31/2013                                      $10.21900        $11.62773         9,753,482
   01/01/2014 to 12/31/2014                                      $11.62773        $11.89224        10,397,703
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   05/02/2011 to 12/31/2011                                       $9.98045         $9.07535                 0
   01/01/2012 to 12/31/2012                                       $9.07535        $10.22520                 0
   01/01/2013 to 12/31/2013                                      $10.22520        $12.08722            17,453
   01/01/2014 to 12/31/2014                                      $12.08722        $12.66982           636,586
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $9.99930        $10.80738         7,320,410
   01/01/2013 to 12/31/2013                                      $10.80738        $13.33778         9,619,077
   01/01/2014 to 12/31/2014                                      $13.33778        $13.64462         9,509,270
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $9.99930        $10.87654         3,072,993
   01/01/2014 to 12/31/2014                                      $10.87654        $11.06003         8,552,867
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   05/02/2011 to 12/31/2011                                      $10.02223         $8.80286               543
   01/01/2012 to 12/31/2012                                       $8.80286        $11.06753            25,762
   01/01/2013 to 12/31/2013                                      $11.06753        $11.45052            63,611
   01/01/2014 to 12/31/2014                                      $11.45052        $12.93393            67,279
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   05/02/2011 to 12/31/2011                                       $9.99587         $8.95362            22,411
   01/01/2012 to 12/31/2012                                       $8.95362        $10.63210            46,179
   01/01/2013 to 12/31/2013                                      $10.63210        $13.67668            49,856
   01/01/2014 to 02/07/2014                                      $13.67668        $13.46611                 0
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   05/02/2011 to 12/31/2011                                       $9.99930         $8.44977         2,423,665
   01/01/2012 to 12/31/2012                                       $8.44977        $10.02565         2,544,564
   01/01/2013 to 12/31/2013                                      $10.02565        $13.27470         2,227,880
   01/01/2014 to 12/31/2014                                      $13.27470        $14.89035         2,051,424
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   05/02/2011 to 12/31/2011                                       $9.94888         $8.81982             3,326
   01/01/2012 to 12/31/2012                                       $8.81982        $10.46013            32,781
   01/01/2013 to 12/31/2013                                      $10.46013        $13.70984            55,574
   01/01/2014 to 12/31/2014                                      $13.70984        $15.16028            75,595
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   05/02/2011 to 12/31/2011                                       $9.99027         $9.41906         1,238,495
   01/01/2012 to 12/31/2012                                       $9.41906        $10.28497         4,757,030
   01/01/2013 to 12/31/2013                                      $10.28497        $11.19904         6,124,095
   01/01/2014 to 12/31/2014                                      $11.19904        $11.55257         6,637,081
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   05/02/2011 to 12/31/2011                                       $9.90331         $9.17568           541,745
   01/01/2012 to 12/31/2012                                       $9.17568        $10.52515         1,311,949
   01/01/2013 to 12/31/2013                                      $10.52515        $14.48605         1,135,100
   01/01/2014 to 12/31/2014                                      $14.48605        $15.39675         1,116,140

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   05/02/2011 to 12/31/2011                              $9.98883         $8.91990            17,300
   01/01/2012 to 12/31/2012                              $8.91990        $10.02938            41,779
   01/01/2013 to 12/31/2013                             $10.02938        $13.38762           100,381
   01/01/2014 to 12/31/2014                             $13.38762        $13.48069           107,936
---------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   05/02/2011 to 12/31/2011                             $10.01210         $9.75907             6,410
   01/01/2012 to 12/31/2012                              $9.75907        $11.01858            51,320
   01/01/2013 to 12/31/2013                             $11.01858        $11.70944            66,124
   01/01/2014 to 12/31/2014                             $11.70944        $11.90687            91,754
---------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   05/02/2011 to 12/31/2011                             $10.03206         $8.17550         2,921,234
   01/01/2012 to 12/31/2012                              $8.17550         $9.75688        10,324,227
   01/01/2013 to 12/31/2013                              $9.75688        $11.51739        10,282,368
   01/01/2014 to 12/31/2014                             $11.51739        $10.78866        10,857,975
---------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   05/02/2011 to 12/31/2011                             $10.02815         $7.86710             9,719
   01/01/2012 to 12/31/2012                              $7.86710         $9.10096            16,211
   01/01/2013 to 12/31/2013                              $9.10096        $10.78019            42,771
   01/01/2014 to 12/31/2014                             $10.78019         $9.97206            74,281
---------------------------------------------------------------------------------------------------------
AST Investment Grade Bond Portfolio
   05/02/2011 to 12/31/2011                             $10.00754        $10.87605         1,263,036
   01/01/2012 to 12/31/2012                             $10.87605        $11.79750           173,695
   01/01/2013 to 12/31/2013                             $11.79750        $11.32499             4,485
   01/01/2014 to 12/31/2014                             $11.32499        $11.98433            41,323
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   05/02/2011 to 12/31/2011                              $9.98068         $9.31537         1,161,869
   01/01/2012 to 12/31/2012                              $9.31537        $10.49066         3,425,118
   01/01/2013 to 12/31/2013                             $10.49066        $12.09502         3,408,280
   01/01/2014 to 12/31/2014                             $12.09502        $12.75542         3,363,072
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   05/02/2011 to 12/31/2011                             $10.03001         $8.21650             1,531
   01/01/2012 to 12/31/2012                              $8.21650         $9.93150            26,729
   01/01/2013 to 12/31/2013                              $9.93150        $11.35956            72,167
   01/01/2014 to 12/31/2014                             $11.35956        $10.54612           113,668
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   05/02/2011 to 12/31/2011                             $10.00668         $9.54661                 0
   01/01/2012 to 12/31/2012                              $9.54661        $10.48017             2,019
   01/01/2013 to 12/31/2013                             $10.48017        $11.53751             6,968
   01/01/2014 to 12/31/2014                             $11.53751        $12.06274            24,386
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   05/02/2011 to 12/31/2011                              $9.99167         $9.23751            12,918
   01/01/2012 to 12/31/2012                              $9.23751        $10.54999           344,619
   01/01/2013 to 12/31/2013                             $10.54999        $14.27769           675,768
   01/01/2014 to 12/31/2014                             $14.27769        $15.50179           661,085
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   05/02/2011 to 12/31/2011                              $9.98518         $8.95527         3,835,996
   01/01/2012 to 12/31/2012                              $8.95527        $10.37846        14,314,075
   01/01/2013 to 12/31/2013                             $10.37846        $14.39194        13,686,351
   01/01/2014 to 12/31/2014                             $14.39194        $16.23119        12,586,141
---------------------------------------------------------------------------------------------------------
AST Legg Mason Diversified Growth Portfolio
   11/24/2014* to 12/31/2014                             $9.99930         $9.95070            22,981
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   05/02/2011 to 12/31/2011                              $9.97547         $9.08180           750,809
   01/01/2012 to 12/31/2012                              $9.08180        $10.10909         2,799,260
   01/01/2013 to 12/31/2013                             $10.10909        $13.69272         2,561,750
   01/01/2014 to 12/31/2014                             $13.69272        $15.01403         2,436,087

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   05/02/2011 to 12/31/2011                               $9.99930        $10.42419         4,140,875
   01/01/2012 to 12/31/2012                              $10.42419        $10.94845        15,541,739
   01/01/2013 to 12/31/2013                              $10.94845        $10.63819        19,894,516
   01/01/2014 to 12/31/2014                              $10.63819        $11.22167        19,814,245
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   05/02/2011 to 12/31/2011                              $10.03521         $8.75800            11,193
   01/01/2012 to 12/31/2012                               $8.75800        $10.68753         1,590,555
   01/01/2013 to 12/31/2013                              $10.68753        $13.52493         3,112,598
   01/01/2014 to 12/31/2014                              $13.52493        $13.89688         3,256,525
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   05/02/2011 to 12/31/2011                               $9.97990         $9.23171           318,455
   01/01/2012 to 12/31/2012                               $9.23171        $10.71705         1,648,102
   01/01/2013 to 12/31/2013                              $10.71705        $14.52641         1,595,257
   01/01/2014 to 12/31/2014                              $14.52641        $15.65743         1,606,282
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                              $9.99930        $10.22755            14,041
   01/01/2013 to 12/31/2013                              $10.22755        $13.63955           125,977
   01/01/2014 to 12/31/2014                              $13.63955        $14.90553           204,605
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   05/02/2011 to 12/31/2011                               $9.96139         $8.68256             5,200
   01/01/2012 to 12/31/2012                               $8.68256        $10.19368            30,849
   01/01/2013 to 12/31/2013                              $10.19368        $13.38322            49,553
   01/01/2014 to 12/31/2014                              $13.38322        $15.25573            74,407
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   05/02/2011 to 12/31/2011                               $9.99930         $9.94394            16,158
   01/01/2012 to 12/31/2012                               $9.94394         $9.85990            29,313
   01/01/2013 to 12/31/2013                               $9.85990         $9.77595            31,314
   01/01/2014 to 12/31/2014                               $9.77595         $9.69248           114,854
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   05/02/2011 to 12/31/2011                               $9.97557         $8.70651             4,266
   01/01/2012 to 12/31/2012                               $8.70651        $10.11103            43,312
   01/01/2013 to 12/31/2013                              $10.11103        $14.23633            66,491
   01/01/2014 to 12/31/2014                              $14.23633        $16.12679            77,656
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                             $10.02921        $10.08481             1,105
   01/01/2012 to 12/31/2012                              $10.08481        $10.48627             9,547
   01/01/2013 to 12/31/2013                              $10.48627        $10.10259            43,200
   01/01/2014 to 12/31/2014                              $10.10259        $10.53261            79,420
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   05/02/2011 to 12/31/2011                               $9.92257         $9.20532         1,040,859
   01/01/2012 to 12/31/2012                               $9.20532        $10.25722         3,881,897
   01/01/2013 to 12/31/2013                              $10.25722        $13.48657         3,895,993
   01/01/2014 to 12/31/2014                              $13.48657        $14.43362         3,801,745
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $9.99930        $10.38055           640,296
   01/01/2013 to 12/31/2013                              $10.38055        $12.23898         1,960,722
   01/01/2014 to 12/31/2014                              $12.23898        $12.75840         2,981,472
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   05/02/2011 to 12/31/2011                              $10.00899         $7.61998             9,709
   01/01/2012 to 12/31/2012                               $7.61998         $8.90982            65,377
   01/01/2013 to 12/31/2013                               $8.90982         $8.85375            83,266
   01/01/2014 to 12/31/2014                               $8.85375         $8.36743            79,772
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   05/02/2011 to 12/31/2011                               $9.99930        $10.04283            24,355
   01/01/2012 to 12/31/2012                              $10.04283        $10.42503           284,861
   01/01/2013 to 12/31/2013                              $10.42503        $10.11176           298,950
   01/01/2014 to 12/31/2014                              $10.11176        $10.01584           294,623

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   05/02/2011 to 12/31/2011                                 $9.99930         $9.99564         2,898,834
   01/01/2012 to 12/31/2012                                 $9.99564        $10.83456         7,879,460
   01/01/2013 to 12/31/2013                                $10.83456        $10.54506         9,126,518
   01/01/2014 to 12/31/2014                                $10.54506        $10.89799         9,139,056
------------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   05/02/2011 to 12/31/2011                                 $9.99930         $9.60825         1,157,305
   01/01/2012 to 12/31/2012                                 $9.60825        $10.51490         4,029,097
   01/01/2013 to 12/31/2013                                $10.51490        $11.38584         4,889,885
   01/01/2014 to 12/31/2014                                $11.38584        $11.94095         5,791,373
------------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                               $10.01922        $10.08473               730
   01/01/2012 to 12/31/2012                                $10.08473        $10.70984         4,449,428
   01/01/2013 to 12/31/2013                                $10.70984        $10.37327         7,088,955
   01/01/2014 to 12/31/2014                                $10.37327        $10.90853         7,291,166
------------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   05/02/2011 to 12/31/2011                                 $9.96128         $8.78412         1,593,907
   01/01/2012 to 12/31/2012                                 $8.78412         $9.83474         5,895,997
   01/01/2013 to 12/31/2013                                 $9.83474        $11.41130        10,211,888
   01/01/2014 to 12/31/2014                                $11.41130        $12.35491        16,918,872
------------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                                $9.99930         $9.66912             1,079
   01/01/2014 to 12/31/2014                                 $9.66912         $9.35055             4,943
------------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                                $9.99930        $11.74156                 0
   01/01/2014 to 12/31/2014                                $11.74156        $13.41605               976
------------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   05/02/2011 to 12/31/2011                                 $9.98322         $9.29418                 0
   01/01/2012 to 12/31/2012                                 $9.29418        $10.94801            10,917
   01/01/2013 to 12/31/2013                                $10.94801        $14.37494            16,287
   01/01/2014 to 12/31/2014                                $14.37494        $16.70611            19,409
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   05/02/2011 to 12/31/2011                                 $9.98973         $9.30434         2,043,138
   01/01/2012 to 12/31/2012                                 $9.30434        $10.17391         6,416,032
   01/01/2013 to 12/31/2013                                $10.17391        $11.34227         8,657,007
   01/01/2014 to 12/31/2014                                $11.34227        $11.82386         9,295,949
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   05/02/2011 to 12/31/2011                                 $9.99050         $9.14181         1,412,109
   01/01/2012 to 12/31/2012                                 $9.14181        $10.50548         2,556,632
   01/01/2013 to 12/31/2013                                $10.50548        $12.29729         2,514,423
   01/01/2014 to 12/31/2014                                $12.29729        $12.85507         2,370,874
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   05/02/2011 to 12/31/2011                                $10.00626         $9.00483                 0
   01/01/2012 to 12/31/2012                                 $9.00483         $9.92265             1,261
   01/01/2013 to 12/31/2013                                 $9.92265        $11.25506               824
   01/01/2014 to 12/31/2014                                $11.25506        $11.49813            16,481
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   05/02/2011 to 12/31/2011                                 $9.93936         $7.99180             8,759
   01/01/2012 to 12/31/2012                                 $7.99180         $9.51449           594,207
   01/01/2013 to 12/31/2013                                 $9.51449        $13.28375           744,567
   01/01/2014 to 12/31/2014                                $13.28375        $13.82158           743,215
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   05/02/2011 to 12/31/2011                                 $9.90385         $8.71343             4,322
   01/01/2012 to 12/31/2012                                 $8.71343         $9.69125            13,306
   01/01/2013 to 12/31/2013                                 $9.69125        $12.98867            26,699
   01/01/2014 to 12/31/2014                                $12.98867        $13.37007            40,844

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   05/02/2011 to 12/31/2011                                  $9.91152         $8.56576               848
   01/01/2012 to 12/31/2012                                  $8.56576        $10.03524             3,616
   01/01/2013 to 12/31/2013                                 $10.03524        $13.67123            15,260
   01/01/2014 to 12/31/2014                                 $13.67123        $14.26912            23,753
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   05/02/2011 to 12/31/2011                                  $9.99380         $9.50439         2,427,442
   01/01/2012 to 12/31/2012                                  $9.50439        $10.69535         9,975,726
   01/01/2013 to 12/31/2013                                 $10.69535        $12.38954        15,699,577
   01/01/2014 to 12/31/2014                                 $12.38954        $13.00650        19,456,982
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   05/02/2011 to 12/31/2011                                  $9.97732         $8.96293         1,001,381
   01/01/2012 to 12/31/2012                                  $8.96293        $10.41972         8,257,251
   01/01/2013 to 12/31/2013                                 $10.41972        $13.39796         8,581,724
   01/01/2014 to 12/31/2014                                 $13.39796        $14.27611         8,366,158
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Growth Opportunities Portfolio
   02/10/2014* to 12/31/2014                                 $9.99930        $10.58869         4,053,819
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   05/02/2011 to 12/31/2011                                  $9.97681         $9.07073             5,637
   01/01/2012 to 12/31/2012                                  $9.07073        $10.57497            56,692
   01/01/2013 to 12/31/2013                                 $10.57497        $15.10122           108,056
   01/01/2014 to 12/31/2014                                 $15.10122        $16.22246           145,670
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   05/02/2011 to 12/31/2011                                  $9.89078         $7.67745            13,683
   01/01/2012 to 12/31/2012                                  $7.67745         $7.88745            37,200
   01/01/2013 to 12/31/2013                                  $7.88745         $9.02327            70,889
   01/01/2014 to 12/31/2014                                  $9.02327         $8.19862            75,434
-------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   05/02/2011 to 12/31/2011                                  $9.99930         $9.89515           977,516
   01/01/2012 to 12/31/2012                                  $9.89515        $10.32374         4,448,709
   01/01/2013 to 12/31/2013                                 $10.32374         $9.85180         6,153,128
   01/01/2014 to 12/31/2014                                  $9.85180         $9.82242         6,332,967
-------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/02/2011 to 12/31/2011                                  $9.99930         $8.88560                 0
   01/01/2012 to 12/31/2012                                  $8.88560         $9.77981             2,189
   01/01/2013 to 12/31/2013                                  $9.77981        $11.68476            31,396
   01/01/2014 to 12/31/2014                                 $11.68476        $12.22314           125,339
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   05/02/2011 to 12/31/2011                                 $10.00861        $10.31578             2,717
   01/01/2012 to 12/31/2012                                 $10.31578        $11.03135            58,142
   01/01/2013 to 12/31/2013                                 $11.03135        $10.77433            92,661
   01/01/2014 to 12/31/2014                                 $10.77433        $11.45162           144,104
-------------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   08/20/2012* to 12/31/2012                                 $9.99930        $10.41691             3,515
   01/01/2013 to 12/31/2013                                 $10.41691         $9.48823             8,571
   01/01/2014 to 12/31/2014                                  $9.48823         $9.53505            15,074
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   05/02/2011 to 12/31/2011                                 $10.01119         $8.96287         2,015,150
   01/01/2012 to 09/21/2012                                  $8.96287        $10.10061                 0

 *  Denotes the start date of these sub-accounts

APPENDIX B - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus, if your Annuity is issued in certain states described below. Further variations may arise in connection with additional state reviews.

Jurisdiction                          Special Provision
-------------- ----------------------------------------------------------------
California     For the California annuity forms, "contingent deferred sales charges" are referred to as "surrender charges".
               Medically-Related Surrenders are not available.

Connecticut    For Annuities purchased on or after August 20, 2012, the
               Liquidity Factor used in the MVA and DCA formulas equals zero
               (0).

Florida The waiting period for annuitization is one year from the contract issue date. With respect to those who are 65 years or older on the date of purchase, in no event will the Contingent
               Deferred Sales Charge exceed 10% in accordance with Florida law.

Iowa           Market Value Adjustment Options and 6 or 12 Month Dollar Cost
               Averaging Program are available only for Annuities purchased on or after August 20, 2012.

Illinois       Market Value Adjustment Options are not available. 6 or 12 Month
               Dollar Cost Averaging Program not available.

Massachusetts  The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity
               Option or any lifetime withdrawal option benefit.
               Medically-Related Surrenders are not available.

Montana The annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity
               Option or any lifetime withdrawal option benefit.

New Jersey     There is no minimum Surrender Value at Annuitization or Minimum
               Annuity Payment Amount.

Oregon         Market Value Adjustment Options are not available. 6 or 12 Month
               Dollar Cost Averaging Program not available.

Texas          Minimum annuity payment of $20

Washington     Market Value Adjustment Options are not available. 6 or 12 Month
               Dollar Cost Averaging Program not available.

 APPENDIX C - HIGHEST DAILY LIFETIME INCOME BENEFIT AND SPOUSAL HIGHEST DAILY
        LIFETIME INCOME BENEFIT - NO LONGER AVAILABLE FOR NEW ELECTIONS

          These benefits were offered May 1, 2011 to August 19, 2012.

EXCEPT FOR ANNUITIES THAT WERE ISSUED IN OREGON, FOR ANNUITIES THAT HAVE ONE OF THESE BENEFITS, WE CURRENTLY LIMIT ADDITIONAL PURCHASE PAYMENTS MADE AFTER THE BENEFIT HAS BEEN IN EFFECT FOR ONE YEAR (THE "BENEFIT ANNIVERSARY") TO $50,000 EACH BENEFIT YEAR. THE BENEFIT YEAR BEGINS ON THE DATE YOU ELECT AN OPTIONAL LIVING BENEFIT AND CONTINUES THROUGH AND INCLUDES THE DAY IMMEDIATELY PRECEDING THE FIRST ANNIVERSARY OF THE DATE YOU ELECTED THE OPTIONAL LIVING BENEFIT. SUBSEQUENT BENEFIT YEARS BEGIN ON THE ANNIVERSARY OF THE DATE YOU ELECTED AN OPTIONAL LIVING BENEFIT AND CONTINUE THROUGH AND INCLUDE THE DAY IMMEDIATELY PRECEDING THE NEXT ANNIVERSARY OF THE DATE YOU ELECTED THE BENEFIT.

NOTWITHSTANDING THE $50,000 LIMIT DISCUSSED ABOVE, WE MAY FURTHER LIMIT, SUSPEND OR REJECT ANY ADDITIONAL PURCHASE PAYMENT AT ANY TIME, BUT WOULD DO SO ONLY ON A NON-DISCRIMINATORY BASIS. CIRCUMSTANCES WHERE WE MAY LIMIT, RESTRICT, SUSPEND OR REJECT ADDITIONAL PURCHASE PAYMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING:

..  IF WE DETERMINE THAT, AS A RESULT OF THE TIMING AND AMOUNTS OF YOUR
   ADDITIONAL PURCHASE PAYMENTS AND WITHDRAWALS, THE ANNUAL INCOME AMOUNT IS BEING INCREASED IN AN UNINTENDED FASHION (AMONG THE FACTORS WE WILL USE IN MAKING A DETERMINATION AS TO WHETHER AN ACTION IS DESIGNED TO INCREASE THE ANNUAL INCOME AMOUNT IN AN UNINTENDED FASHION IS THE RELATIVE SIZE OF ADDITIONAL PURCHASE PAYMENT(S));

..  IF WE ARE NOT THEN OFFERING THIS BENEFIT FOR NEW ISSUES; OR

..  IF WE ARE OFFERING A MODIFIED VERSION OF THIS BENEFIT FOR NEW ISSUES.

IF WE FURTHER EXERCISE OUR RIGHT TO SUSPEND, REJECT AND/OR PLACE LIMITATIONS ON THE ACCEPTANCE OF ADDITIONAL PURCHASE PAYMENTS, YOU MAY NO LONGER BE ABLE TO FUND THE BENEFIT THAT YOU ELECTED TO THE LEVEL YOU ORIGINALLY INTENDED. THIS MEANS THAT YOU MAY NO LONGER BE ABLE TO INCREASE THE VALUES ASSOCIATED WITH YOUR OPTIONAL LIVING BENEFIT THROUGH ADDITIONAL PURCHASE PAYMENTS. THIS WOULD ALSO IMPACT YOUR ABILITY TO MAKE ANNUAL CONTRIBUTIONS TO CERTAIN QUALIFIED ANNUITIES.

HIGHEST DAILY LIFETIME INCOME BENEFIT

Highest Daily Lifetime(R) Income Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals treated as Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Unadjusted Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). Highest Daily Lifetime Income may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime Income Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

The income benefit under Highest Daily Lifetime Income currently is based on a single "designated life" who is at least 45 years old on the benefit effective date. Highest Daily Lifetime Income is not available if you elect any other optional living benefit. As long as your Highest Daily Lifetime Income is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER HIGHEST DAILY LIFETIME INCOME.

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" later in this prospectus for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)  the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 12/th/ benefit anniversary, your Periodic Value on the 12/th/ benefit anniversary is equal to the greater of:

(1)  the Periodic Value described above, or

(2) the sum of (a), (b) and (c) below proportionally reduced for any Non-Lifetime Withdrawal:

     (a) 200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments made on that day;

     (b) 200% of all Purchase Payments made within one year following the effective date of the benefit; and

     (c) all Purchase Payments made after one year following the effective date of the benefit.

This means that if you do not take a Lifetime Withdrawal on or before the 12/th/ benefit anniversary of the benefit, your Protected Withdrawal Value on the 12/th/ benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments reduced for subsequent Lifetime Withdrawals (see examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER HIGHEST DAILY LIFETIME INCOME

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years unless you take a withdrawal of Excess Income, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 45-54; 4% for ages 55 to less than 59/1//\\2\\; 5% for ages 59/1//\\2\\ to 84, and 6% for ages 85 or older. Under Highest Daily Lifetime Income, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income and subsequent to the first Lifetime Withdrawal will
(i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 45-54; 4% for ages 55 to less than 59/ 1//\\2\\; 5% for ages 59/ 1//\\2\\ to
84, and 6% for ages 85 or older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 45-54; 4% for ages 55 to less than 59/ 1//\\2\\; 5% for ages 59/ 1//\\2\\-84, and 6% for ages
85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative (partial) Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1, 2011

..  Highest Daily Lifetime Income is elected on August 1, 2012

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income

..  The first withdrawal is a Lifetime Withdrawal

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 24, 2012, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59/1//\\2\\ and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2012) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2012 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime withdrawal                  $ 118,000.00
Amount of "non" Excess Income                             $   3,500.00
Account Value immediately before Excess Income of $1,500  $ 114,500.00
Excess Income amount                                      $   1,500.00
Ratio ($1,500/$114,500 = 1.31%)                                   1.31%
Annual Income Amount                                      $   6,000.00
1.31% Reduction of Annual Income Amount                   $      78.60
Annual Income Amount for future Annuity Years             $   5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $11,900.00
June 29   $226,500.00        $228,009.60               $11,400.48
June 30   $226,800.00        $228,009.60               $11,400.48
July 1    $233,500.00        $233,500.00               $11,675.00
July 2    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

    . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income . It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 1

..  Highest Daily Lifetime Income is elected on September 1

..  The Unadjusted Account Value at benefit election was $105,000

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income

..  No previous withdrawals have been taken under Highest Daily Lifetime Income

On October 3, the Protected Withdrawal Value is $125,000, the 12/th/ benefit year minimum Periodic Value guarantee is $210,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                           $    15,000
Divided by Account Value before withdrawal                  $   120,000
Equals ratio                                                      12.50%
All guarantees will be reduced by the above ratio (12.50)%
Protected Withdrawal Value                                  $109,375.00
12th benefit year Minimum Periodic Value                    $183,750.00

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70/1//\\2\\ and by December 31st for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied.

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..  the remaining Annual Income Amount for that Annuity Year; plus

.. the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

EXAMPLE

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

  FIRST CALENDAR YEAR             ANNUITY YEAR         SECOND CALENDAR YEAR
  -------------------       ------------------------ ------------------------
  01/01/2014 to 12/31/2014  06/01/2014 to 05/31/2015 01/01/2015 to 12/31/2015

Assume the following:

..  RMD Amount for Both Calendar Years = $6,000;

..  Annual Income Amount = $5,000; and

..  A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
   Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..  The remaining Annual Income for that Annuity Year ($3,000); plus

..  The Second Calendar Year's RMD Amount minus the Annual Income Amount ($6,000
   - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..  If, in any Annuity Year, your RMD amount is less than your Annual Income
   Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

.. If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

.. If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

BENEFITS UNDER HIGHEST DAILY LIFETIME INCOME

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime Income, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, HIGHEST DAILY LIFETIME INCOME TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY, THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

     (1) apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

     (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

     (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

     (2) the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under Highest Daily Lifetime Income are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any partial withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

.. Any Lifetime Withdrawal that does not cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or upon addition of subsequent Purchase Payments. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..  If you elect this benefit, you may be required to reallocate to different
   Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Highest Daily
   Lifetime Income reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefit" earlier in the prospectus for more information.).

.. The current charge for Highest Daily Lifetime Income is 0.95% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for the Highest Daily Lifetime Income would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

For Highest Daily Lifetime Income, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income, except if (a) the new Owner has the same taxpayer identification number as the previous Owner,
(b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Income can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT HIGHEST DAILY LIFETIME INCOME, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND YOUR GUARANTEES UNDER HIGHEST DAILY LIFETIME INCOME WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF HIGHEST DAILY LIFETIME INCOME. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime Income at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I)    YOUR TERMINATION OF THE BENEFIT;

(II)   YOUR SURRENDER OF THE ANNUITY;

(III) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO RECEIVE THE ANNUAL INCOME AMOUNT IN THE FORM OF ANNUITY PAYMENTS, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(IV) OUR RECEIPT OF DUE PROOF OF DEATH OF THE OWNER OR ANNUITANT (FOR ENTITY-OWNED ANNUITIES);

(V)    BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO; OR

(VI) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed above.

HOW HIGHEST DAILY LIFETIME INCOME BENEFIT TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

An integral part of Highest Daily Lifetime Income (including Spousal Highest Daily Lifetime Income) is the predetermined mathematical formula used to transfer Unadjusted Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the AST Investment Grade Bond Sub-account, referred to in this section as the "Bond Sub-account"). This predetermined mathematical formula ("formula") runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Unadjusted Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Unadjusted Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Income. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. The formula is set forth in Appendix E (and is described below).

As indicated above, we limit the Sub-accounts to which you may allocate Unadjusted Account Value if you elect Highest Daily Lifetime Income. For purposes of these benefits, we refer to those permitted Investment Options as the "Permitted Sub-accounts". Because these restrictions and the use of the formula lessen the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth.

If you are participating in Highest Daily Lifetime Income and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Unadjusted Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Unadjusted Account Value in those Sub-accounts will an amount be transferred from the DCA MVA Options. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the Bond Sub-account, amounts held within the DCA MVA Options are included within the term "Permitted Sub-accounts". Thus, amounts may be transferred from the DCA MVA Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA MVA Options. We will not assess any Market Value Adjustment with respect to transfers under the formula from the DCA MVA Options.

Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an Income Basis (as defined in Appendix E) for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments, and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. Once a transfer is made, the

Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account.

If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

.. September 4 - a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts

.. September 5 - you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4

.. On September 5 - (and at least until first a transfer is made out of the Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

.. Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Unadjusted Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime Income, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Income and existing Annuities that elect Highest Daily Lifetime Income in the future, however, we reserve the right to change such values.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

    . The total value of all your Unadjusted Account Value in the Bond Sub-account, or

    .  An amount equal to 5% of your total Unadjusted Account Value

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

    . Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

    . If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

    . Transfer a portion of your Unadjusted Account Value in the Permitted Sub-accounts and the DCA MVA Options to the Bond Sub-account.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Unadjusted Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Unadjusted Account Value, the more the Unadjusted Account Value can decrease prior to a transfer to the Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Unadjusted Account Value and your Protected
   Withdrawal Value;

.. The amount of time Highest Daily Lifetime Income has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Unadjusted Account Value and thus the greater the impact on whether (and how much) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.

Any Unadjusted Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70/1//\\2\\. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime Income or Spousal Highest Daily Lifetime Income through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

SPOUSAL HIGHEST DAILY LIFETIME INCOME BENEFIT

Spousal Highest Daily Lifetime(R) Income Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees, until the later death of two natural persons who are each other's spouse at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals treated as Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Unadjusted Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime Income is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income is the spousal version of Highest Daily Lifetime Income. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Currently, if you elect Spousal Highest Daily Lifetime Income and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. Please note that if you terminate Spousal Highest Daily Lifetime Income and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income must be elected based on two designated lives, as described below. Each designated life must be at least 45 years old when the benefit is elected. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income is not available if you elect any other optional living benefit.

As long as your Spousal Highest Daily Lifetime Income is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income, subject to the 6 or 12 Month DCA Program's rules. See "6 or 12 Month Dollar Cost Averaging Program" later in this prospectus for details. No Long-Term MVA Option is permitted if you elect any optional benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)  the Unadjusted Account Value on the current Valuation Day.

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

If you have not made a Lifetime Withdrawal on or before the 12/th/ benefit anniversary, your Periodic Value on the 12/th/ benefit anniversary of the benefit effective date is equal to the greater of:

(1)  the Periodic Value described above or,

(2)  the sum of (a), (b) and (c) proportionally reduced for any Non-Lifetime
     Withdrawal:

     (a) 200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments made on that day;

     (b) 200% of all Purchase Payments made within one year following the effective date of the benefit; and

     (c) all Purchase Payments made after one year following the effective date of the benefit.

This means that if you do not take a Lifetime Withdrawal on or before the 12/th/ Anniversary of the benefit, your Protected Withdrawal Value on the 12/th/ Anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 12th benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 45-54, 3.5% for ages 55 to less than 59/ 1//\\2\\; 4.5% for ages 59/ 1//\\2\\
to 84, and 5.5% for ages 85 and older. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under Spousal Highest Daily Lifetime Income, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 45-54, 3.5% for ages 55 to less than 59/1//\\2\\, 4.5% for ages 59/1//\\2\\ to 84, and 5.5% for ages 85 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 45-54, 3.5% for ages 55 to less than 59/ 1//\\2\\, 4.5% for ages 59/ 1//\\2\\ to 84, and 5.5% for ages 85 and older.
If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income Benefit upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative (partial) Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for Spousal Highest Daily Lifetime Income or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1, 2011

..  Spousal Highest Daily Lifetime Income is elected on August 1, 2012

..  Both designated lives were 70 years old when they elected Spousal Highest
   Daily Lifetime Income

..  The first withdrawal is a Lifetime Withdrawal

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 24, 2012, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 59/1//\\2\\ and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2012) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2012 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                  $ 118,000.00
Amount of "non" Excess Income                             $   2,900.00
Account Value immediately before Excess Income of $2,100  $ 115,100.00
Excess Income amount                                      $   2,100.00
Ratio ($2,100/$115,100 = 1.82%)                                   1.82%
Annual Income Amount                                      $   5,400.00
1.82% Reduction in Annual Income Amount                   $      98.28
Annual Income Amount for future Annuity Years             $   5,301.72

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29 reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                             HIGHEST DAILY VALUE        ADJUSTED ANNUAL
              UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
    DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
    -----    ------------- ------------------------ ------------------------
    June 28   $238,000.00        $238,000.00               $10,710.00
    June 29   $226,500.00        $227,994.52               $10,259.75
    June 30   $226,800.00        $227,994.52               $10,259.75
    July 1    $233,500.00        $233,500.00               $10,507.50
    July 2    $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

    . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $227,994.52 is greater than the June 30 Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $10,507.50.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime

Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..  The Issue Date is December 1, 2011

..  Spousal Highest Daily Lifetime Income is elected on September 4, 2012

..  The Unadjusted Account Value at benefit election was $105,000

..  Each designated life was 70 years old when he/she elected Spousal Highest
   Daily Lifetime Income

..  No previous withdrawals have been taken under Spousal Highest Daily Lifetime
   Income

On October 3, 2012, the Protected Withdrawal Value is $125,000, the 12/th/ benefit year minimum Periodic Value guarantee is $210,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3, 2012 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                           $ 15,000
Divided by Account Value before withdrawal                  $120,000
Equals ratio                                                   12.50%
All guarantees will be reduced by the above ratio (12.50)%
Protected Withdrawal Value                                  $109,375
12th benefit year Minimum Periodic Value                    $183,750

REQUIRED MINIMUM DISTRIBUTIONS

See Required Minimum Distributions sub-section, within the discussion above concerning Highest Daily Lifetime Income.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime Income, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, SPOUSAL HIGHEST DAILY LIFETIME INCOME TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE SECOND DESIGNATED LIFE PROVIDED THE DESIGNATED LIVES WERE SPOUSES AT THE DEATH OF THE FIRST DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

     (1) apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

     (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

     (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

     (2) the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

    . Withdrawals under Spousal Highest Daily Lifetime Income are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

    . Any Lifetime Withdrawal that does not cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

    . You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

    . You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

    . Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

    . Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Unadjusted Account Value, or to any additional Purchase Payments that are made after the changes go into effect. That is, we will not require such current participants to re-allocate Unadjusted Account Value to comply with any new requirements.

    . If you elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and
       (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

    . Any Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime Income reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefit" earlier in the prospectus for more information.)

CHARGE FOR SPOUSAL HIGHEST DAILY LIFETIME INCOME

The current charge for Spousal Highest Daily Lifetime Income is 0.95% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income is 1.50% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If the Unadjusted Account Value is reduced to zero as a result of a partial withdrawal that is not a withdrawal of Excess Income and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime Income can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime Income only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be at least 45 years old at the time of election; or

..  Co-Annuity Owners, where the Owners are each other's spouses. The
   Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be at least 45 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be at least 45 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit, however if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. If the designated lives divorce, Spousal Highest Daily Lifetime Income may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether s/he wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT, AND YOUR GUARANTEES UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF SPOUSAL HIGHEST DAILY LIFETIME INCOME. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE FIRST DESIGNATED LIFE, IF THE SURVIVING SPOUSE OPTS TO TAKE THE DEATH BENEFIT UNDER THE ANNUITY (RATHER THAN CONTINUE THE ANNUITY) OR IF THE SURVIVING SPOUSE IS NOT AN ELIGIBLE DESIGNATED LIFE;

(II)   UPON THE DEATH OF THE SECOND DESIGNATED LIFE;

(III)  YOUR TERMINATION OF THE BENEFIT;

(IV)   YOUR SURRENDER OF THE ANNUITY;

(V) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO TAKE ANNUITY PAYMENTS IN THE FORM OF THE ANNUAL INCOME AMOUNT, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(VI)   BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO;
       AND

(VII) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

HOW SPOUSAL HIGHEST DAILY LIFETIME INCOME TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime Income Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income above.

   APPENDIX D - HIGHEST DAILY LIFETIME INCOME 2.0 AND SPOUSAL HIGHEST DAILY
          LIFETIME INCOME 2.0 - NO LONGER AVAILABLE FOR NEW ELECTIONS

       These benefits were offered August 20, 2012 to February 24, 2013.

HIGHEST DAILY LIFETIME INCOME 2.0 BENEFIT

Highest Daily Lifetime(R) Income 2.0 Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for life. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life provided that you do not take withdrawals treated as Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal". You may wish to take a Non-Lifetime Withdrawal if you have an immediate need for access to your Account Value but do not wish to begin lifetime payments under the optional living benefit. All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Unadjusted Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). Highest Daily Lifetime Income 2.0 may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime Income 2.0 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

The income benefit under Highest Daily Lifetime Income 2.0 currently is based on a single "designated life" who is at least 50 years old on the benefit effective date. Highest Daily Lifetime Income 2.0 is not available if you elect any other optional living benefit. As long as your Highest Daily Lifetime Income 2.0 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER HIGHEST DAILY LIFETIME INCOME 2.0.

You may also participate in the 6 or 12 Month DCA Program if you elect Highest Daily Lifetime Income 2.0, subject to the 6 or 12 Month DCA Program's rules.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)  the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 12th Anniversary of the effective date of the benefit, your Periodic Value on the 12th Anniversary of the benefit effective date is equal to the greater of:

(1)  the Periodic Value described above, or

(2) the sum of (a), (b) and (c) below proportionally reduced for any Non-Lifetime Withdrawal:

     (a) 200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments made on that day;

     (b) 200% of all Purchase Payments made within one year following the effective date of the benefit; and

     (c) all Purchase Payments made after one year following the effective date of the benefit.

This means that if you do not take a Lifetime Withdrawal on or before the 12/th/ benefit anniversary, your Protected Withdrawal Value on the 12/th/ benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking withdrawals prior to your 12/th/ benefit anniversary, however, the automatic increase will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments reduced for subsequent Lifetime Withdrawals (see examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT HIGHEST DAILY LIFETIME INCOME 2.0, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER HIG

HEST DAILY LIFETIME INCOME 2.0

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years unless you take a withdrawal of Excess Income, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal. The percentages are: 3% for ages 50-54; 4% for ages 55 to 64; 5% for ages 65 to 84, and 6% for ages 85 or older. Under Highest Daily Lifetime Income 2.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime Income 2.0 and subsequent to the first Lifetime Withdrawal will
(i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 3% for ages 50-54; 4% for ages 55 to 64; 5% for ages 65 to 84, and 6% for ages 85 or older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime Income 2.0. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 3% for ages 50-54; 4% for ages 55 to 64; 5% for ages 65-84, and 6% for ages 85 or older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Income 2.0 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Income 2.0 upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should consult with your Financial Professional and carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges."

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Highest Daily Lifetime Income 2.0 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Income 2.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in any Annuity Year are less than the Annual Income Amount, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative (partial) Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Income 2.0 or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1, 2012

..  Highest Daily Lifetime Income 2.0 is elected on August 1, 2013

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income 2.0

..  The first withdrawal is a Lifetime Withdrawal

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 24, 2013, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2013) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2013 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime withdrawal                  $118,000.00
Amount of "non" Excess Income                             $  3,500.00
Account Value immediately before Excess Income of $1,500  $114,500.00
Excess Income amount                                      $  1,500.00
Ratio ($1,500/$114,500 = 1.31%)                                  1.31%
Annual Income Amount                                      $  6,000.00
1.31% Reduction of Annual Income Amount                   $     78.60
Annual Income Amount for future Annuity Years             $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $12,000. Also assume that a Lifetime Withdrawal of $6,000 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,000 of Excess Income on June 29 reduces the amount to $11,400.48 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $11,400.48. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $11,900.00
June 29   $226,500.00        $228,009.60               $11,400.48
June 30   $226,800.00        $228,009.60               $11,400.48
July 1    $233,500.00        $233,500.00               $11,675.00
July 2    $231,900.00        $233,500.00               $11,675.00

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $11,900. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $6,000 ($6,000 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,000 before the Excess Income.

    . This amount ($232,000) is further reduced by 1.72%, which is the ratio of Excess Income of $4,000 ($10,000 withdrawal minus non-excess amount of $6,000) divided by the Account Value ($232,000) immediately preceding the Excess Income. This results in a Highest Daily Value of $228,009.60 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $228,009.60, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $228,009.60 is greater than the June 30 Unadjusted Account Value, we will continue to carry $228,009.60 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $228,009.60 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 5%, generating an Annual Income Amount of $11,675. Since this amount is greater than the current year's Annual Income Amount of $11,400.48 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $11,675.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime Income 2.0. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum

Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Highest Daily Lifetime Income 2.0. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Highest Daily Lifetime Income 2.0. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 1

..  Highest Daily Lifetime Income 2.0 is elected on September 4

..  The Unadjusted Account Value at benefit election was $105,000

..  The Annuitant was 70 years old when he/she elected Highest Daily Lifetime
   Income 2.0

..  No previous withdrawals have been taken under Highest Daily Lifetime Income
   2.0

On October 3, the Protected Withdrawal Value is $125,000, the 12/th/ benefit year minimum Periodic Value guarantee is $210,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Highest Daily Lifetime Income 2.0 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                           $    15,000
Divided by Account Value before withdrawal                  $   120,000
Equals ratio                                                      12.50%
All guarantees will be reduced by the above ratio (12.50)%
Protected Withdrawal Value                                  $109,375.00
12th benefit year Minimum Periodic Value                    $183,750.00

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions ("RMD") for this Annuity must be taken by April 1st in the year following the date you turn age 70/1//\\2\\ and by December 31st for subsequent calendar years. If the annual RMD amount is greater than the Annual Income Amount, a withdrawal of the RMD amount will not be treated as a withdrawal of Excess Income, as long as the RMD amount is calculated by us for this Annuity and administered under a program we support each calendar year. If you are not participating in an RMD withdrawal program each calendar year, you can alternatively satisfy the RMD amount without it being treated as a withdrawal of Excess Income as long as the below rules are applied:

A "Calendar Year" runs from January 1 to December 31 of that year.

Withdrawals made from the Annuity during an Annuity Year to meet the RMD provisions of the Code will not be treated as withdrawals of Excess Income if they are taken during one Calendar Year.

If Lifetime Withdrawals are taken over two Calendar Years, the amount that will not be treated as a withdrawal of Excess Income is:

..  the remaining Annual Income Amount for that Annuity Year; plus

.. the second Calendar Year's RMD amount minus the Annual Income Amount (the result of which cannot be less than zero).

EXAMPLE

The following example is purely hypothetical and intended to illustrate the scenario described above. Note that withdrawals must comply with all IRS guidelines in order to satisfy the RMD for the current calendar year.

FIRST CALENDAR YEAR             ANNUITY YEAR         SECOND CALENDAR YEAR
-------------------       ------------------------ ------------------------
01/01/2014 to 12/31/2014  06/01/2014 to 05/31/2015 01/01/2015 to 12/31/2015

Assume the following:

..  RMD Amount for Both Calendar Years = $6,000;

..  Annual Income Amount = $5,000; and

..  A withdrawal of $2,000 was taken on 07/01/2014 (during the First Calendar
   Year) resulting in a remaining Annual Income Amount for the Annuity Year of $3,000.

The amount that can be taken between 01/03/2015 and 05/31/2015 without creating a withdrawal of Excess Income is $4,000. Here is the calculation:

..  The remaining Annual Income for that Annuity Year ($3,000); plus

..  The Second Calendar Year's RMD Amount minus the Annual Income Amount ($6,000
   - $5,000 = $1,000).

If the $4,000 is withdrawn during the Annuity Year, the remaining Annual Income Amount will be $0 and the remaining RMD amount for the Second Calendar Year ($2,000) may be taken in the next Annuity Year beginning on 06/01/2015.

Other Important Information

..  If, in any Annuity Year, your RMD amount is less than your Annual Income
   Amount, any withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

.. If you do not comply with the rules described above, any withdrawal that exceeds the Annual Income Amount will be treated as a withdrawal of Excess Income, which will reduce your Annual Income Amount in future Annuity Years. This may include a situation where you comply with the rules described above and then decide to take additional withdrawals after satisfying your RMD from the Annuity.

.. If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note that all Non-Lifetime Withdrawal provisions will apply.

BENEFITS UNDER HIGHEST DAILY LIFETIME INCOME 2.0

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime Income 2.0, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. After the Unadjusted Account Value is reduced to zero, you will not be permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, HIGHEST DAILY LIFETIME INCOME TERMINATES 2.0, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY, THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1) apply your Unadjusted Account Value, less any applicable tax charges, to any annuity option available; or

       (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our Service Office. If applying your Unadjusted Account Value, less any applicable tax charges, to the life-only annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin we currently make annual annuity payments in the form of a single life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the period certain in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

       (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)  the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under Highest Daily Lifetime Income 2.0 are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Highest Daily Lifetime Income 2.0 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any partial withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

.. Any Lifetime Withdrawal that does not cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

.. You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

.. You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the section entitled "Investment Options." You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to the Permitted Sub-accounts, or to the requirements as to how you may allocate your Account Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will only apply upon re-allocation of Account Value, or upon addition of subsequent Purchase Payments. That is, we will not require such current participants to re-allocate Account Value to comply with any new requirements.

..  If you elect this benefit, you may be required to reallocate to different
   Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

..  Any Death Benefit will terminate if withdrawals taken under Highest Daily
   Lifetime Income 2.0 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefit" earlier in the prospectus for more information.)

.. The current charge for Highest Daily Lifetime Income 2.0 is 1.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Highest Daily Lifetime Income 2.0 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.25% of the greater of the prior Valuation Day's Unadjusted Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for the Highest Daily Lifetime Income 2.0 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, partial withdrawals may reduce the Unadjusted Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

For Highest Daily Lifetime Income 2.0, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 50 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Income 2.0. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Income 2.0, except if (a) the new Owner has the same taxpayer identification number as the previous Owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime Income 2.0 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime Income
2.0 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT HIGHEST DAILY LIFETIME INCOME 2.0, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND YOUR GUARANTEES UNDER HIGHEST DAILY LIFETIME INCOME 2.0 WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF HIGHEST DAILY LIFETIME INCOME 2.0. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Highest Daily Lifetime Income 2.0 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Highest Daily Lifetime Income 2.0 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime Income 2.0 at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I)    YOUR TERMINATION OF THE BENEFIT;

(II)   YOUR SURRENDER OF THE ANNUITY;

(III) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO RECEIVE THE ANNUAL INCOME AMOUNT IN THE FORM OF ANNUITY PAYMENTS, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(IV) OUR RECEIPT OF DUE PROOF OF DEATH OF THE OWNER OR ANNUITANT (FOR ENTITY-OWNED ANNUITIES);

(V)    BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO; OR

(VI) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating a benefit, we will send you written notice and provide you with an opportunity to reallocate amounts to the Permitted Sub-accounts or change your designations, as applicable.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Highest Daily Lifetime Income 2.0 other than upon the death of the Annuitant or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment

Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

If a surviving spouse elects to continue the Annuity, Highest Daily Lifetime Income 2.0 terminates upon Due Proof of Death. The spouse may newly elect the benefit subject to the restrictions discussed above.

HOW HIGHEST DAILY LIFETIME INCOME 2.0 BENEFIT TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

OVERVIEW OF THE PREDETERMINED MATHEMATICAL FORMULA

Our goal is to seek a careful balance between providing value-added products, such as the Highest Daily Lifetime Income 2.0 suite of benefits, while managing the risk to Pruco Life associated with offering these products. One of the key features that helps us accomplish that balance and an integral part of the Highest Daily Lifetime Income 2.0 suite is the predetermined mathematical formula used to transfer Unadjusted Account Value between the Permitted Subaccounts and the AST Investment Grade Bond Sub-account, referred to in this section as the "Bond Sub-account". The formula is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under the Highest Daily Lifetime Income 2.0 suite of benefits. The formula is not investment advice.

The formula is set forth in Appendix E (and is described below).

The predetermined mathematical formula ("formula") monitors each individual contract each Valuation Day that the benefit is in effect on your Annuity, in order to help us manage guarantees through all market cycles. It helps manage the risk to us associated with these benefits, which is generally represented by the gap between your Unadjusted Account Value and the Protected Withdrawal Value. As the gap between these two values increases, the formula will determine if and how much money should be transferred into the Bond Sub-account. This movement is intended to reduce the equity risk we will bear in funding our obligation associated with these benefits. As the gap decreases (due to favorable performance of the Unadjusted Account Value), the formula then determines if and how much money should transfer back into the Permitted Sub-accounts. The use of the formula, combined with restrictions on the Sub-accounts you are allowed to invest in, lessens the risk that your Unadjusted Account Value will be reduced to zero while you are still alive, thus reducing the likelihood that we will make any lifetime income payments under this benefit. The formula may also limit the potential for your Account Value to grow.

However, in addition to providing lifetime income when your Account Value is reduced to zero, Highest Daily Lifetime Income 2.0 can potentially dampen the impact of volatility on your Account Value during extreme market downturns by transferring assets from your chosen investments into the Bond Sub-account as described above. This occurs pursuant to the predetermined mathematical formula, which can limit the possibility or reduce the amount of a significant loss of Account Value, and potentially provide a higher income stream in retirement.

The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Unadjusted Account Value or the Protected Withdrawal Value. We are not providing you with investment advice through the use of the formula nor does the formula constitute an investment strategy that we are recommending to you. The formula may limit the potential for your Account Value to grow.

TRANSFER ACTIVITY UNDER THE FORMULA

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Unadjusted Account Value and your Protected Withdrawal Value. If none of your Unadjusted Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Unadjusted Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, over time, assuming none of the Unadjusted Account Value is allocated to the Bond Sub-account, the formula will allow for a greater decrease in the Unadjusted Account Value before a transfer to the Bond Sub-account is made.

It is important to understand that transfers within your Annuity are specific to the performance of your chosen investment options, the performance of the Bond Sub-account while Account Value is allocated to it, as well as how long the benefit has been owned. For example, two contracts purchased on the same day, but invested differently, will likely have different results, as would two contracts purchased on different days with the same investment options.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Unadjusted Account Value, will differ from market cycle to market cycle, therefore producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Unadjusted Account Value and your Protected
   Withdrawal Value;

..  The amount of time the benefit has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

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..  Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

Under the formula, investment performance of your Unadjusted Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Unadjusted Account Value in the Permitted Sub-accounts to the Bond Sub-account.

At any given time, some, most or none of your Unadjusted Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

The amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula. Therefore, the investment performance of each affects whether a transfer occurs for your Annuity. As the amounts allocated to either the Bond Sub-account or the Permitted Sub-accounts increase, the performance of those sub-accounts will have a greater impact on your Unadjusted Account Value and hence a greater impact on if(and how much of) your Unadjusted Account Value is transferred to or from the Bond Sub-account. It is possible that if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Unadjusted Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Unadjusted Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

HOW THE FORMULA OPERATES

Generally, the formula, which is applied each Valuation Day, takes four steps in determining any applicable transfers within your Annuity.

(1) First, the formula starts by identifying the value of future income payments we expect to pay. We refer to that value as the "Target Value" or "L".

(2) Second, we subtract any amounts invested in the Bond Sub-account ("B") from the Target Value and divide that number by the amount invested in the Permitted Sub-Accounts (("V\\V\\ + V\\F\\"), where "V\\V\\" is the current Account Value of the elected Sub-accounts of the Annuity, and "V\\F\\" is the current Account Value of the elected Fixed Rate Options of the Annuity). We refer to this resulting value as the "Target Ratio" or "R".

(3) Third, we compare the Target Ratio to designated thresholds and other rules described in greater detail below to determine if a transfer needs to occur.

(4) If a transfer needs to occur, we use another calculation to determine the amount of the transfer.

The Formula is:

   R = (L - B)/ (V\\V\\ + V\\F\\)

More specifically, the formula operates as follows:

(1) We calculate the Target Value (L) by multiplying the Income Basis (as defined in Appendix E) for that day by 5% and by the applicable Annuity Factor found in Appendix E. If you have already made a Lifetime Withdrawal, your Target Value would take into account any automatic step-up, any subsequent Purchase Payments and any withdrawals of Excess Income.

     Example (assume the Income Basis is $200,000, and the contract is 11/ 1//\\2\\ months old, resulting in an annuity factor of 14.95)

     Target Value (L) = $200,000 x 5% x 14.95 = $149,500

(2) Next, to calculate the Target Ratio (R), the Target Value is reduced by any amount held within the Bond Sub-account (B) on that day. The remaining amount is divided by the amount held within the Permitted Sub-accounts (V\\V\\ + V\\F\\).

     Example (assume the amount in the Bond Sub-account is zero, and the amount held within the Permitted Sub-accounts is $179,500)

     Target Ratio (R) = ($149,500 - 0)/$179,500 = 83.3%

(3) If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on the third Valuation Day, make a transfer from your Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap discussed below). If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts to the Bond Sub-account (subject to the 90% cap). Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA MVA Options) will occur.

     Example: Assuming the Target Ratio is above 83% for a 3/rd/ consecutive Valuation Day, but less than or equal to 84.5% for three consecutive Valuation Days, a transfer into the Bond Portfolio occurred.

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(4)  In deciding how much to transfer, we perform a calculation that essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80% (subject to the 90% Cap discussion below). The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be.

THE 90% CAP

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Unadjusted Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Unadjusted Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Unadjusted Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Unadjusted Account Value could be more than 90% invested in the Bond Sub-account.

MONTHLY TRANSFERS

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, the formula will perform an additional calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after this transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Unadjusted Account Value in the Bond Sub-account, or

b) An amount equal to 5% of your total Unadjusted Account Value.

OTHER IMPORTANT INFORMATION

.. The Bond sub-account is not a Permitted Sub-account. As such, only the formula can transfer Unadjusted Account Value to or from the Bond Sub-account. You may not allocate Purchase Payments or transfer any of your Unadjusted Account Value to or from the Bond Sub-account.

..  While you are not notified before a transfer occurs to or from the Bond
   Sub-account, you will receive a confirmation statement indicating the transfer of a portion of your Unadjusted Account Value either to or from the Bond Sub-account. Your confirmation statements will be detailed to include the effective date of the transfer, the dollar amount of the transfer and the Permitted Sub-accounts the funds are being transferred to/from. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

    . Not make any transfer between the Permitted Sub-accounts and the Bond Sub-account; or

    . If a portion of your Unadjusted Account Value was previously allocated to the Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

    . Transfer a portion of your Unadjusted Account Value in the Permitted Sub-accounts and the DCA MVA Options to the Bond Sub-account.

.. If you make additional Purchase Payments to your Annuity, they will be allocated to the Permitted Sub-accounts and will be subject to the formula.

    . Additional Purchase Payments to your Annuity do not increase "B" within the formula, and may result in an additional Account Value being transferred to the Permitted Sub-accounts, or a transfer to the Bond Sub-account due to the change in the ratio.

    . If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Unadjusted Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Unadjusted Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Unadjusted Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account).

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..  If you are participating in Highest Daily Lifetime Income 2.0 and you are
   also participating in the 6 or 12 Month DCA Program, the following rules apply:

    . DCA MVA Options are considered "Permitted Sub-accounts" for purpose of the Target Ratio calculation ("L") described above.

    . The formula may transfer amounts out of the DCA MVA Options to the Bond Sub-account if the amount allocated to the other Permitted Sub-accounts is insufficient to cover the amount of the transfer.

    . The transfer formula will not allocate amounts to the DCA MVA Options when there is a transfer out of the Bond Sub-account. Such transfers will be allocated pro-rata to the variable Sub-accounts, excluding the Bond Sub-account.

    . A Market Value Adjustment is not assessed when amounts are transferred out of the DCA MVA Options under the transfer formula.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts beginning after age 70/ 1//\\2\\. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see "Tax Considerations" for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime Income 2.0 or Spousal Highest Daily Lifetime Income
2.0 through a non-qualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 BENEFIT

Spousal Highest Daily Lifetime(R) Income 2.0 Benefit is a lifetime guaranteed minimum withdrawal benefit, under which, subject to the terms of the benefit, we guarantee your ability to take a certain annual withdrawal amount for the lives of two individuals who are spouses. We reserve the right, in our sole discretion, to cease offering this benefit for new elections, at any time.

We offer a benefit that guarantees, until the later death of two natural persons who are each other's spouse at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life"), the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Unadjusted Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives, provided you have not made withdrawals treated as Excess Income that result in your Unadjusted Account Value being reduced to zero. We also permit you to designate the first withdrawal from your Annuity as a one-time "Non-Lifetime Withdrawal." All other partial withdrawals from your Annuity are considered a "Lifetime Withdrawal" under the benefit. Withdrawals are taken first from your own Unadjusted Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Unadjusted Account Value is reduced to zero (for any reason other than due to partial withdrawals of Excess Income). The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue Spousal Highest Daily Lifetime Income 2.0 after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime Income 2.0 is the predetermined mathematical formula we employ that may periodically transfer your Unadjusted Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account."

Spousal Highest Daily Lifetime Income 2.0 is the spousal version of Highest Daily Lifetime Income 2.0. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Currently, if you elect Spousal Highest Daily Lifetime Income 2.0 and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. Please note that if you terminate Spousal Highest Daily Lifetime Income 2.0 and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and will begin the new guarantees under the new benefit you elect based on your Unadjusted Account Value as of the date the new benefit becomes active. See "Termination of Existing Benefits and Election of New Benefits" for details.

Spousal Highest Daily Lifetime Income 2.0 must be elected based on two designated lives, as described below. Each designated life must be at least 45 years old on the benefit effective date. We will not divide an Annuity or the Spousal Highest Daily Lifetime Income 2.0 benefit due to a divorce. See "Election of and Designations under the Benefit" below for details. Spousal Highest Daily Lifetime Income 2.0 is not available if you elect any other optional living benefit.

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

As long as your Spousal Highest Daily Lifetime Income 2.0 is in effect, you must allocate your Unadjusted Account Value in accordance with the permitted Sub-accounts and other Investment Option(s) available with this benefit. For a more detailed description of the permitted Investment Options, see the "Investment Options" section.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR UNADJUSTED ACCOUNT VALUE FALLS TO ZERO, IF ANY WITHDRAWAL IS A WITHDRAWAL OF EXCESS INCOME (AS DESCRIBED BELOW) AND BRINGS YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT ALSO WOULD FALL TO ZERO, AND THE BENEFIT AND THE ANNUITY THEN WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME
INCOME 2.0.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime Income 2.0, subject to the 6 or 12 Month DCA Program's rules.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is only used to calculate the initial Annual Income Amount and the benefit fee. The Protected Withdrawal Value is separate from your Unadjusted Account Value and not available as cash or a lump sum withdrawal. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Unadjusted Account Value. On each Valuation Day thereafter until the date of first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" is initially equal to the Unadjusted Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. The Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment made on the Current Valuation Day; and

(2)  the Unadjusted Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 12/th/ benefit anniversary, your Periodic Value on the 12/th/ benefit anniversary is equal to the greater of:

(1)  the Periodic Value described above or,

(2)  the sum of (a), (b) and (c) proportionally reduced for any Non-Lifetime
     Withdrawal:

     (a) 200% of the Unadjusted Account Value on the effective date of the benefit including any Purchase Payments made on that day;

     (b) 200% of all Purchase Payments made within one year following the effective date of the benefit; and

     (c) all Purchase Payments made after one year following the effective date of the benefit.

This means that if you do not take a Lifetime Withdrawal on or before the 12/th/ benefit anniversary of the benefit, your Protected Withdrawal Value on the 12/th/ benefit anniversary will be at least double (200%) your initial Protected Withdrawal Value established on the date of benefit election. If you begin taking Lifetime Withdrawals prior to your 12/th/ benefit anniversary, however, these automatic increases will not occur. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Unadjusted Account Value upon any step-up, increased for subsequent Purchase Payments and reduced for subsequent Lifetime Withdrawals (see the examples that begin immediately prior to the sub-heading below entitled "Example of dollar-for-dollar reductions").

PLEASE NOTE THAT IF YOU ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0, YOUR ACCOUNT VALUE IS NOT GUARANTEED, CAN FLUCTUATE AND MAY LOSE VALUE.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME
2.0

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the younger designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 2.5% for ages 50-54, 3.5% for ages 55 to 64; 4.5% for ages 65 to 84, and 5.5% for ages 85 and older. We use the age of the younger designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under Spousal Highest Daily Lifetime Income 2.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year and also will reduce the Protected Withdrawal Value on a dollar-for-dollar basis. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the

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Unadjusted Account Value immediately prior to such withdrawal (see examples of this calculation below). Excess Income also will reduce the Protected Withdrawal Value by the same ratio.

The amount of any applicable CDSC and/or tax withholding will be included in your withdrawal amount to determine whether your withdrawal is a withdrawal of Excess Income.

.. If you request a gross withdrawal, the amount of any CDSC and/or tax withholding will be deducted from the amount you actually receive. This means you will receive less than you requested. In this instance, in order to avoid a withdrawal of Excess Income, you cannot request an amount that would result in cumulative withdrawals in that Annuity Year exceeding your Annual Income Amount.

.. If you request a net withdrawal, the amount of any CDSC and/or tax withholding will be deducted from your Unadjusted Account Value. This means that an amount greater than the amount you requested will be deducted from your Unadjusted Account Value. In this instance, in order to avoid a withdrawal of Excess Income, the amount you request plus the amount of any applicable CDSC and/or tax withholding cannot cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount. If you request a net withdrawal, you are more likely to take a withdrawal of Excess Income than if you request a gross withdrawal.

You may use the systematic withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit and must be taken as a gross withdrawal.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime Income 2.0 and subsequent to the first Lifetime Withdrawal will (i) immediately increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 2.5% for ages 50-54, 3.5% for ages 55 to 64, 4.5% for ages 65 to 84, and 5.5% for ages 85 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s). Subject to state law, we reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Unadjusted Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent Purchase Payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the younger designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 2.5% for ages 50-54, 3.5% for ages 55 to 64, 4.5% for ages 65 to 84, and 5.5% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. We will not automatically increase your Annual Income Amount solely as a result of your attaining a new age that is associated with a new age-based percentage. The Unadjusted Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Unadjusted Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Unadjusted Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Income 2.0 has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Income 2.0 Benefit upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject. Any such increased charge will not be greater than the maximum charge set forth in the table entitled "Your Optional Benefit Fees and Charges".

If you are enrolled in a systematic withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount. You must notify us in order to increase the withdrawal amount of any systematic withdrawal program.

Spousal Highest Daily Lifetime Income 2.0 does not affect your ability to take partial withdrawals under your Annuity, or limit your ability to take partial withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Income 2.0, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative (partial) Lifetime Withdrawals in an Annuity Year exceed the Annual Income Amount, your Annual Income Amount in subsequent years will be reduced (except with regard to Required Minimum Distributions for this Annuity that comply with our rules).

Because both the Protected Withdrawal Value and Annual Income Amount are determined in a way that is not solely related to Unadjusted Account Value, it is possible for the Unadjusted Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for Spousal Highest Daily Lifetime Income 2.0 or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is November 1, 2012

..  Spousal Highest Daily Lifetime Income 2.0 is elected on August 1, 2013

..  Both designated lives were 70 years old when they elected Spousal Highest
   Daily Lifetime Income 2.0

..  The first withdrawal is a Lifetime Withdrawal

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On October 24, 2013, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $5,400 (since the younger designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 4.5% of the Protected Withdrawal Value, in this case 4.5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including October 31, 2013) is $2,900. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($5,400 less $2,500 = $2,900).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on October 29, 2013 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $2,900 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $2,100 reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the Excess Income to the Account Value immediately prior to the Excess Income. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                  $118,000.00
Amount of "non" Excess Income                             $  2,900.00
Account Value immediately before Excess Income of $2,100  $115,100.00
Excess Income amount                                      $  2,100.00
Ratio ($2,100/$115,100 = 1.82%)                                  1.82%
Annual Income Amount                                      $  5,400.00
1.82% Reduction in Annual Income Amount                   $     98.28
Annual Income Amount for future Annuity Years             $  5,301.72

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date after the first Lifetime Withdrawal, the Annual Income Amount is stepped-up if the appropriate percentage (based on the younger designated life's age on that Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is greater than the Annual Income Amount, adjusted for Excess Income and additional Purchase Payments.

For this example assume the Annual Income Amount for this Annuity Year is $10,800. Also assume that a Lifetime Withdrawal of $5,400 was previously taken during the Annuity Year and a $10,000 withdrawal resulting in $4,600 of Excess Income on June 29 reduces the amount to $10,259.75 for future years. For the next Annuity Year, the Annual Income Amount will be stepped up if 4.5% of the highest daily Unadjusted Account Value, adjusted for withdrawals and Purchase Payments is greater than $10,259.75. Steps for determining the daily values are displayed below. Only the June 28 value is being adjusted for Excess Income; the June 30, July 1, and July 2 Valuation Dates occur after the Excess Income withdrawal on June 29.

                         HIGHEST DAILY VALUE        ADJUSTED ANNUAL
          UNADJUSTED   (ADJUSTED FOR WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*    ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----    ------------- ------------------------ ------------------------
June 28   $238,000.00        $238,000.00               $10,710.00
June 29   $226,500.00        $227,994.52               $10,259.75
June 30   $226,800.00        $227,994.52               $10,259.75
July 1    $233,500.00        $233,500.00               $10,507.50
July 2    $231,900.00        $233,500.00               $10,507.50

* In this example, the Annuity Anniversary date is July 2. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be the Annuity Anniversary and every day following the Annuity Anniversary. The Annuity Anniversary Date of July 2 is considered the first Valuation Date in the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $238,000 on June 28, resulting in an adjusted Annual Income Amount of $10,710.00. This amount is adjusted on June 29 to reflect the $10,000 withdrawal. The adjustments are determined as follows:

    . The Unadjusted Account Value of $238,000 on June 28 is first reduced dollar-for-dollar by $5,400 ($5,400 is the remaining Annual Income Amount for the Annuity Year), resulting in Unadjusted Account Value of $232,600 before the Excess Income.

    . This amount ($232,600) is further reduced by 1.98% the ratio of Excess Income of $4,600 ($10,000 withdrawal minus non-excess amount of $5,400) divided by the Account Value ($232,600) immediately preceding the Excess Income. This results in a Highest Daily Value of $227,994.52 after the adjustment.

    . The adjusted June 29 Highest Daily Value, $227,994.52, is carried forward to the next Valuation Date of June 30. At this time, we compare this amount to the Unadjusted Account Value on June 30, $226,800. Since the June 29 adjusted Highest Daily Value of $227,994.52 is greater than the June 30 Unadjusted Account Value, we will continue to carry $227,994.52 forward to the next Valuation Date of July 1. The Unadjusted Account Value on July 1, $233,500, becomes the Highest Daily Value since it exceeds the $227,994.52 carried forward.

    . The July 1 adjusted Highest Daily Value of $233,500 is also greater than the July 2 Unadjusted Account Value of $231,900, so the $233,500 will be carried forward to the first Valuation Date of July 2.

In this example, the final Highest Daily Value of $233,500 is converted to an Annual Income Amount based on the applicable Withdrawal Percentage of 4.5%, generating an Annual Income Amount of $10,507.50. Since this amount is greater than the current year's Annual Income Amount of $10,435.50 (adjusted for Excess Income), the Annual Income Amount for the next Annuity Year, starting on July 2 and continuing through July 1 of the following calendar year, will be stepped-up to $10,507.50.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime Income 2.0. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Surrenders - Surrender Value"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described earlier in this section will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with Spousal Highest Daily Lifetime Income
2.0. You must tell us at the time you take the partial withdrawal if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under Spousal Highest Daily Lifetime Income 2.0. If you do not designate the withdrawal as a Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Annual Income Amount, which is based on your Protected Withdrawal Value. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken. If you do not take a Non-Lifetime Withdrawal before beginning Lifetime Withdrawals, you lose the ability to take it.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value. It will also proportionally reduce the Periodic Value guarantee on the twelfth anniversary of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce both by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a systematic withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first withdrawal under the program will be considered a Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit. Assume the following:

..  The Issue Date is December 3, 2012

..  Spousal Highest Daily Lifetime Income 2.0 is elected on September 4, 2013

..  The Unadjusted Account Value at benefit election was $105,000

..  Each designated life was 70 years old when he/she elected Spousal Highest
   Daily Lifetime Income 2.0

..  No previous withdrawals have been taken under Spousal Highest Daily Lifetime
   Income 2.0

On October 3, 2013, the Protected Withdrawal Value is $125,000, the 12/th/ benefit year minimum Periodic Value guarantee is $210,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 3, 2013 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with Spousal Highest Daily Lifetime Income 2.0 will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount                                           $ 15,000
Divided by Account Value before withdrawal                  $120,000
Equals ratio                                                   12.50%
All guarantees will be reduced by the above ratio (12.50)%
Protected Withdrawal Value                                  $109,375
12th benefit year Minimum Periodic Value                    $183,750

REQUIRED MINIMUM DISTRIBUTIONS

See Required Minimum Distributions sub-section, within the discussion above concerning Highest Daily Lifetime Income 2.0.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0

.. To the extent that your Unadjusted Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime Income 2.0, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Unadjusted Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. After the Unadjusted Account Value is reduced to zero, you are not permitted to make additional Purchase Payments to your Annuity. TO THE EXTENT THAT CUMULATIVE PARTIAL WITHDRAWALS IN AN ANNUITY YEAR EXCEED THE ANNUAL INCOME AMOUNT ("EXCESS INCOME") AND REDUCE YOUR UNADJUSTED ACCOUNT VALUE TO ZERO, SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 TERMINATES, WE WILL MAKE NO FURTHER PAYMENTS OF THE ANNUAL INCOME AMOUNT AND NO ADDITIONAL PURCHASE PAYMENTS WILL BE PERMITTED. HOWEVER, IF A PARTIAL WITHDRAWAL IN THE LATTER SCENARIO WAS TAKEN TO SATISFY A REQUIRED MINIMUM DISTRIBUTION (AS DESCRIBED ABOVE) UNDER THE ANNUITY THEN THE BENEFIT WILL NOT TERMINATE, AND WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT IN SUBSEQUENT ANNUITY YEARS UNTIL THE DEATH OF THE SECOND DESIGNATED LIFE PROVIDED THE DESIGNATED LIVES WERE SPOUSES AT THE DEATH OF THE FIRST DESIGNATED LIFE.

.. Please note that if your Unadjusted Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the Latest Annuity Date will be treated as annuity payments. Also, any Death Benefit will terminate if withdrawals reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1) apply your Unadjusted Account Value, less any applicable state required premium tax, to any annuity option available; or

       (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office. If applying your Unadjusted Account Value, less any applicable tax charges, to our current life only (or joint life, depending on the number of designated lives remaining) annuity payment rates results in a higher annual payment, we will give you the higher annual payment.

.. In the absence of an election when mandatory annuity payments are to begin, we currently make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with eight payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. We reserve the right at any time to increase or decrease the certain period in order to comply with the Code (e.g., to shorten the period certain to match life expectancy under applicable Internal Revenue Service tables). The amount that will be applied to provide such annuity payments will be the greater of:

       (1) the present value of the future Annual Income Amount payments (if no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin). Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

       (2)  the Unadjusted Account Value.

OTHER IMPORTANT CONSIDERATIONS

    . Withdrawals under Spousal Highest Daily Lifetime Income 2.0 are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as partial withdrawals that exceed the Annual Income Amount. If you have an active systematic withdrawal program running at the time you elect this benefit, the first systematic withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal. Withdrawals made while Spousal Highest Daily Lifetime Income 2.0 is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA MVA Options. If you have an active systematic withdrawal program running at the time you elect this benefit, the program must withdraw funds pro rata.

    . Any Lifetime Withdrawal that does not cause cumulative withdrawals in that Annuity Year to exceed your Annual Income Amount is not subject to a CDSC, even if the total amount of such withdrawals in any Annuity Year exceeds the maximum Free Withdrawal amount. For example, if your Free Withdrawal Amount is $10,000 and your Annual Income Amount is $11,000, withdrawals of your entire Annual Income Amount in any Annuity Year would not trigger a CDSC. If you withdrew $12,000, however, $1,000 would be subject to a CDSC.

    . You should carefully consider when to begin taking Lifetime Withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take Lifetime Withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Unadjusted Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking Lifetime Withdrawals.

    . You cannot allocate Purchase Payments or transfer Unadjusted Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

    . Transfers to and from the Permitted Sub-accounts, the DCA MVA Options, and the AST Investment Grade Bond Sub-account triggered by the predetermined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

    . Upon election of the benefit, 100% of your Unadjusted Account Value must be allocated to the Permitted Sub-accounts. We may amend the Permitted Sub-accounts from time to time. Changes to Permitted Sub-accounts, or to the requirements as to how you may allocate your Unadjusted Account
       Value with this benefit, will apply to new elections of the benefit and may apply to current participants in the benefit. To the extent that changes apply to current participants in the benefit, they will apply only upon re-allocation of Unadjusted Account Value, or to any additional Purchase Payments that are made after the changes go into effect. That is, we will not require such current participants to re-allocate Unadjusted Account Value to comply with any new requirements.

    . If you elect this benefit, you may be required to reallocate to different Sub-accounts if you are currently invested in non-permitted Sub-accounts. On the Valuation Day we receive your request in Good Order, we will (i) sell Units of the non-permitted Sub-accounts and
       (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Unadjusted Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not begin until the close of business on the following Valuation Day.

    . Any Death Benefit will terminate if withdrawals taken under Spousal Highest Daily Lifetime Income 2.0 reduce your Unadjusted Account Value to zero. This means that any Death Benefit is terminated and no Death Benefit is payable if your Unadjusted Account Value is reduced to zero as the result of either a withdrawal in excess of your Annual Income Amount or less than or equal to, your Annual Income Amount. (See "Death Benefit" earlier in the prospectus for more information.)

    . The current charge for Spousal Highest Daily Lifetime Income 2.0 is 1.10% annually of the greater of Unadjusted Account Value and Protected Withdrawal Value. The maximum charge for Spousal Highest Daily Lifetime Income 2.0 is 2.00% annually of the greater of the Unadjusted Account Value and Protected Withdrawal Value. As discussed in "Highest Daily Auto Step-Up" above, we may increase the fee upon a step-up under this benefit. We deduct this charge on quarterly anniversaries of the benefit effective date, based on the values on the last Valuation Day prior to the quarterly anniversary. Thus, we deduct, on a quarterly basis, 0.275% of the greater of the prior Valuation Day's Unadjusted Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. You will begin paying this charge as of the effective date of the benefit even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

If the deduction of the charge would result in the Unadjusted Account Value falling below the lesser of $500 or 5% of the sum of the Unadjusted Account Value on the effective date of the benefit plus all Purchase Payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value Floor. If the Unadjusted Account Value on the date we would deduct a charge for the benefit is less than the Account Value Floor, then no charge will be assessed for that benefit quarter. Charges deducted upon termination of the benefit may cause the Unadjusted Account Value to fall below the Account Value Floor. If a charge for Spousal Highest Daily Lifetime Income 2.0 would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Unadjusted Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, withdrawals may reduce the Unadjusted Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime Income 2.0 can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime Income
2.0 only may be elected if the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the sole Beneficiary is the Owner's spouse. Each Owner/Annuitant and the Beneficiary must be at least 50 years old at the time of election; or

..  Co-Annuity Owners, where the Owners are each other's spouses. The
   Beneficiary designation must be the surviving spouse, or the spouses named equally. One of the Owners must be the Annuitant. Each Owner must be at least 50 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the Beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Each of the Annuitant and the Contingent Annuitant must be at least 50 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of Beneficiary designations under this benefit. However if the Beneficiary is changed, the benefit may not be eligible to be continued upon the death of the first designated life. If the designated lives divorce, Spousal Highest Daily Lifetime Income 2.0 may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. Any applicable CDSC will apply to such a withdrawal. The non-owner spouse may then decide whether s/he wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime Income 2.0 can be elected at the time that you purchase your Annuity or after the Issue Date, subject to its availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime Income 2.0 and terminate it, you can re-elect it, subject to our current rules and availability. See "Termination of Existing Benefits and Election of New Benefits" for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT, AND YOUR GUARANTEES UNDER SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 WILL BE BASED ON YOUR UNADJUSTED ACCOUNT VALUE ON THE EFFECTIVE DATE OF SPOUSAL HIGHEST DAILY LIFETIME INCOME
2.0. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing Spousal Highest Daily Lifetime Income 2.0 is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future for new elections of this benefit. There is no guarantee that any benefit will be available for election at a later date.

If you wish to elect this benefit and you are currently participating in a systematic withdrawal program, amounts withdrawn under the program must be taken on a pro rata basis from your Annuity's Sub-accounts (i.e., in direct proportion to the proportion that each such Sub-account bears to your total Account Value) in order for you to be eligible for the benefit. Thus, you may not elect Spousal Highest Daily Lifetime Income 2.0 so long as you participate in a systematic withdrawal program in which withdrawals are not taken pro rata.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply.

THE BENEFIT AUTOMATICALLY TERMINATES UPON THE FIRST TO OCCUR OF THE FOLLOWING:

(I) UPON OUR RECEIPT OF DUE PROOF OF DEATH OF THE FIRST DESIGNATED LIFE, IF THE SURVIVING SPOUSE OPTS TO TAKE THE DEATH BENEFIT UNDER THE ANNUITY (RATHER THAN CONTINUE THE ANNUITY) OR IF THE SURVIVING SPOUSE IS NOT AN ELIGIBLE DESIGNATED LIFE;

(II)   UPON THE DEATH OF THE SECOND DESIGNATED LIFE;

(III)  YOUR TERMINATION OF THE BENEFIT;

(IV)   YOUR SURRENDER OF THE ANNUITY;

(V) YOUR ELECTION TO BEGIN RECEIVING ANNUITY PAYMENTS (ALTHOUGH IF YOU HAVE ELECTED TO TAKE ANNUITY PAYMENTS IN THE FORM OF THE ANNUAL INCOME AMOUNT, WE WILL CONTINUE TO PAY THE ANNUAL INCOME AMOUNT);

(VI)   BOTH THE UNADJUSTED ACCOUNT VALUE AND ANNUAL INCOME AMOUNT EQUAL ZERO;
       AND

(VII) YOU CEASE TO MEET OUR REQUIREMENTS AS DESCRIBED IN "ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT" ABOVE OR IF WE PROCESS A REQUESTED CHANGE THAT IS NOT CONSISTENT WITH OUR ALLOWED OWNER, ANNUITANT OR BENEFICIARY DESIGNATIONS.*

* Prior to terminating the benefit, we will send you written notice and provide you with an opportunity to change your designations.

"Due Proof of Death" is satisfied when we receive all of the following in Good
Order: (a) a death certificate or similar documentation acceptable to us;
(b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds (representations may include, but are not limited to, trust or estate paperwork (if needed); consent forms (if applicable); and claim forms from at least one beneficiary); and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

Upon termination of Spousal Highest Daily Lifetime Income 2.0 other than upon the death of the second Designated Life or Annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value Floor. However, if the amount in the Sub-accounts is not enough to pay the charge, we will reduce the fee to no more than the amount in the Sub-accounts. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program (i.e., Static Re-balancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable Investment Options, pro rata (i.e. in the same proportion as the current balances in your variable Investment Options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Unadjusted Account Value in the variable Investment Options is zero, we will transfer such amounts to the AST Money Market Sub-account.

HOW SPOUSAL HIGHEST DAILY LIFETIME INCOME 2.0 TRANSFERS UNADJUSTED ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime Income 2.0 Transfers Unadjusted Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in the discussion of Highest Daily Lifetime Income 2.0 above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

Please see the Additional Tax Considerations section under Highest Daily Lifetime Income 2.0 above.

    APPENDIX E - FORMULA FOR THE HIGHEST DAILY LIFETIME INCOME V2.1 SUITE, HIGHEST DAILY LIFETIME INCOME 2.0 SUITE AND HIGHEST DAILY LIFETIME INCOME
                           SUITE OF LIVING BENEFITS

This Appendix describes the formula used with the following living benefits:

The Highest Daily Lifetime Income v2.1 Suite:

    .  Highest Daily Lifetime Income v2.1;

    .  Spousal Highest Daily Lifetime Income v2.1;

The Highest Daily Lifetime Income 2.0 Suite (offered from August 20, 2012 to February 24, 2013):

    .  Highest Daily Lifetime Income 2.0;

    .  Spousal Highest Daily Lifetime Income 2.0;

The Highest Daily Lifetime Income Suite (offered from May 1, 2011 to August 19,
2012):

    .  Highest Daily Lifetime Income;

    .  Spousal Highest Daily Lifetime Income.

      TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND
                   THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

    . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Income v2.1 Suite, Highest Daily Lifetime Income
       2.0 Suite and Highest Daily Lifetime Income Suite (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

    . C\\us\\ - The secondary upper target is established on the Effective Date and is not changed for the life of the guarantee. Currently it is 84.5%

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

    . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

    .  L - the target value as of the current Valuation Day.

    .  r - the target ratio.

    . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

    .  V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

    . V\\F\\ - the Unadjusted Account Value of all elected DCA MVA Options in the Annuity.

    .  B - the total value of the AST Investment Grade Bond Sub-account.

    . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments and adjusted proportionally for Excess Income*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional Purchase Payments and adjusted proportionately for Excess Income* and (3) any highest daily Unadjusted Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional Purchase Payments and adjusted for withdrawals, as described herein.

    . T - the amount of a transfer into or out of the AST Investment Grade Bond Sub-account.

    . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Sub-account.

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

DAILY TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary. Target Values are subject to change for new elections of this benefit on a going-forward basis.

L   =   0.05 * P * a

DAILY TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r  =   (L - B)/(V\\V\\ + V\\F\\).

    . If on the third consecutive Valuation Day r (greater than) C\\u\\ and r (less or =) C\\us\\ or if on any day r (greater than) C\\us\\, and transfers have not been suspended due to the 90% cap rule, assets in the Permitted Sub-accounts and the DCA MVA Options, if applicable, are transferred to the AST Investment Grade Bond Sub-account.

    . If r (less than) C\\l\\, and there are currently assets in the AST Investment Grade Bond Sub-account (B (greater than) 0), assets in the AST Investment Grade Bond Sub-account are transferred to the Permitted Sub-accounts as described above.

90% CAP RULE: If, on any Valuation Day this benefit remains in effect, a transfer into the AST Investment Grade Bond Sub-account occurs that results in 90% of the Unadjusted Account Value being allocated to the AST Investment Grade Bond Sub-account, any transfers into the AST Investment Grade Bond Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Sub-account should occur. Transfers out of the AST Investment Grade Bond Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Sub-account occurs either due to a Daily or Monthly Transfer Calculation. Due to the performance of the AST Investment Grade Bond Sub-account and the elected Sub-accounts, the Unadjusted Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T   =   Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ +    Money is transferred from the
        B)) - B),                                  Permitted Sub-accounts and the DCA
        [L - B - (V\\V\\ + V\\F\\) * C\\t\\]/(1    MVA Options to the AST Investment
        - C\\t\\))                                 Grade Bond Sub-account

T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\) *    Money is transferred from the AST
        C\\t\\]/ (1 - C\\t\\))}                    Investment Grade Bond Sub-account to
                                                   the Permitted Sub-accounts

MONTHLY TRANSFER CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} (less than) (C\\u\\ * (V\\V\\ + V\\F\\)
- L + B) / (1 - C\\u\\), then

T\\M\\  =   {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}   Money is transferred from the AST
                                                     Investment Grade Bond Sub-account
                                                     to the Permitted Sub-accounts.

                    "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       MONTHS
YEARS    1      2     3     4     5     6     7     8     9    10    11     12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
  1    15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
  2    14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
  3    14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
  4    14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
  5    13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
  6    13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
  7    12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
  8    12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
  9    11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
  10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
  11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
  12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
  13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
  14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
  15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
  16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
  17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
  18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
  19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
  20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
  21    6.88   6.85  6.82  6.79  6.76  6.73   6.7  6.67  6.64  6.61  6.58  6.55
  22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
  23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
  24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
  25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
  26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
  27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
  28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
  29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
  30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06

                           APPENDIX F - MVA FORMULA

MVA FORMULA FOR 6 OR 12 MONTH DCA MVA OPTIONS

The MVA formula is applied separately to each DCA MVA Option to determine the Account Value of the DCA MVA Option on a particular date.

The Market Value Adjustment Factor applicable to the DCA MVA Options we make available is as follows:

                     MVA Factor = [(1+i)/(1+j+k)]/^(n/12)/

where:  i =  the Index Rate established at inception of a DCA MVA Option.
             This Index Rate will be based on a Constant Maturity Treasury
             (CMT) rate for a maturity (in months) equal to the initial duration of the DCA MVA Option. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to initiation of the DCA MVA Option. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published
             CMT indices;

        j = the Index Rate determined at the time the MVA calculation is needed, based on a CMT rate for the amount of time remaining in the DCA MVA Option. The amount of time will be based on the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to the date for which the MVA calculation is needed. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

        k =  the Liquidity Factor, equal to 0.0025; and

        n = the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month.

If the "Treasury constant maturities nominal 12" rates available through Federal Reserve Statistical Release H. 15 should become unavailable at any time, or if the rate for a 1-month maturity should become unavailable through this source, we will substitute rates which, in our opinion, are comparable.

  APPENDIX G - HYPOTHETICAL EXAMPLES OF OPERATION OF PREMIUM BASED CHARGE AND
                       CONTINGENT DEFERRED SALES CHARGE

To demonstrate how the Contingent Deferred Sales Charge and the Premium Based Charge operate, set forth below are various hypothetical examples. These examples are illustrative only, and do not represent the values under any particular Annuity.

A. CDSC EXAMPLES

Purchase      Actual                                 CDSC
Payment      Purchase                               Expiry
Rec'd Date   Payment      CDSC Schedule              Date
----------  ---------- -------------------         ---------
6/1/2011    $45,000.00 5%  5%  4%  4%  3%  3%  2%  5/31/2018
7/15/2011   $55,000.00 4%  3%  3%  2%  2%  2%  1%  7/14/2018

In this example, please note that the first Purchase Payment receives a CDSC schedule for total Purchase Payments less than $50,000.00. The second Purchase Payment results in a situation where the total Purchase Payments are $100,000.00 and the CDSC schedule reflects this.

B. PREMIUM BASED CHARGE EXAMPLES

EXAMPLE 1: Assume that two Purchase Payments received prior to the first Quarterly Annuity Anniversary attain the Premium Based Charge tier indicated below. In this example, the Premium Based Charge rate for both Purchase Payments will be established based upon the total Purchase Payments received prior to the first Quarterly Annuity Anniversary, or 9/1/2011.

                       Premium Annualized Quarterly  Premium  Premium
Purchase     Purchase   Based   Premium    Premium    Based    Based
Payment      Payment   Charge    Based      Based    Charge    Charge
Rec'd Date    Amount    Rate     Charge    Charge   First Fee Last Fee
----------  ---------- ------- ---------- --------- --------- --------
6/1/2011    $45,000.00  0.50%   $225.00    $56.25   9/1/2011  6/1/2018
7/15/2011   $55,000.00  0.50%   $275.00    $68.75   9/1/2011  6/1/2018

EXAMPLE 2: In this example, the second Purchase Payment is not received prior to the first Quarterly Annuity Anniversary. The Premium Based Charge rate for the first payment will be established based upon the total Purchase Payments received prior to the first Quarterly Annuity Anniversary, or 9/1/2011. The Premium Based Charge rate for the second Purchase Payment will be established based upon the total Purchase Payments received as of the date it is received, or 9/15/2011.

                       Premium Annualized Quarterly  Premium  Premium
Purchase     Purchase   Based   Premium    Premium    Based    Based
Payment      Payment   Charge    Based      Based    Charge    Charge
Rec'd Date    Amount    Rate     Charge    Charge   First Fee Last Fee
----------  ---------- ------- ---------- --------- --------- --------
6/1/2011    $45,000.00  0.70%   $315.00    $78.75    9/1/2011 6/1/2018
9/15/2011   $55,000.00  0.50%   $275.00    $68.75   12/1/2011 9/1/2018

EXAMPLE 3: In this example, assume that two Purchase Payments received prior to the first Quarterly Annuity Anniversary attain the indicated Premium Based Charge tier. Assume the third Purchase Payment is received after the first Quarterly Annuity Anniversary. In this example, the Premium Based Charge rate for the first two Purchase Payments will be established based upon the total Purchase Payments received prior to the first Quarterly Annuity Anniversary, or 9/1/2011. The Premium Based Charge rate for the third Purchase Payment will be established based upon the total Purchase Payments received as of the date it is received, or 9/15/2011.

                        Premium Annualized Quarterly  Premium  Premium
Purchase     Purchase    Based   Premium    Premium    Based    Based
Payment      Payment    Charge    Based      Based    Charge    Charge
Rec'd Date    Amount     Rate     Charge    Charge   First Fee Last Fee
----------  ----------- ------- ---------- --------- --------- --------
6/1/2011    $ 45,000.00  0.50%   $225.00    $ 56.25   9/1/2011 6/1/2018
7/15/2011   $ 55,000.00  0.50%   $275.00    $ 68.75   9/1/2011 6/1/2018
9/15/2011   $150,000.00  0.35%   $525.00    $131.25  12/1/2011 9/1/2018

EXAMPLE 4: In this example, assume that the second Purchase Payment is received the day before the quarter's end. In this example, the Premium Based Charge rate for both Purchase Payments will be established based upon the total Purchase Payments received on the first Quarterly Annuity Anniversary, or 9/1/2011.

                       Premium Annualized Quarterly  Premium  Premium
Purchase     Purchase   Based   Premium    Premium    Based    Based
Payment      Payment   Charge    Based      Based    Charge    Charge
Rec'd Date    Amount    Rate     Charge    Charge   First Fee Last Fee
----------  ---------- ------- ---------- --------- --------- --------
6/1/2011    $45,000.00  0.50%   $225.00    $56.25   9/1/2011  6/1/2018
8/30/2011   $55,000.00  0.50%   $275.00    $68.75   9/1/2011  6/1/2018

EXAMPLE 5: In this example, assume that the second Purchase Payment is received on the first Quarterly Annuity Anniversary. Since the second Purchase Payment is received on the first Quarterly Annuity Anniversary, it is not utilized for purposes of determining the Premium Based Charge rate for the first Purchase Payment.

                       Premium Annualized Quarterly  Premium  Premium
Purchase     Purchase   Based   Premium    Premium    Based    Based
Payment      Payment   Charge    Based      Based    Charge    Charge
Rec'd Date    Amount    Rate     Charge    Charge   First Fee Last Fee
----------  ---------- ------- ---------- --------- --------- --------
6/1/2011    $45,000.00  0.70%   $315.00    $78.75    9/1/2011 6/1/2018
9/1/2011    $55,000.00  0.50%   $275.00    $68.75   12/1/2011 9/1/2018

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUCO LIFE PRUDENTIAL PREMIER(R) RETIREMENT VARIABLE ANNUITY DESCRIBED IN PROSPECTUS (04/30/2015)

--------------------------------------------------------------------------------
                               (print your name)

--------------------------------------------------------------------------------
                                   (address)

--------------------------------------------------------------------------------
                             (city/state/zip code)

                  Please see the section of this prospectus
                    entitled "How To Contact Us" for where
                    to send your request for a Statement of
                            Additional Information.

[GRAPHIC]

The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777

                                                   PRUCO LIFE INSURANCE COMPANY
                                                 A Prudential Financial Company
                                        751 Broad Street, Newark, NJ 07102-3777

PRUDENTIAL PREMIER(R) INVESTMENT VARIABLE ANNUITY/SM/ ("B SERIES") PRUDENTIAL PREMIER(R) INVESTMENT VARIABLE ANNUITY/SM/ ("C SERIES")

Flexible Premium Deferred Annuities

PROSPECTUS: April 27, 2015

This prospectus describes two different flexible premium deferred annuity classes offered by Pruco Life Insurance Company ("Pruco Life", "we", "our", or "us"). For convenience in this prospectus, we sometimes refer to each of these annuity contracts as an "Annuity", and to the annuity contracts collectively as the "Annuities." We also sometimes refer to each class by its specific name (e.g., the "B Series"). Both Annuities are offered as an individual annuity contract and have different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. There are differences among the Annuities that are discussed throughout the prospectus and summarized in Appendix B entitled "Selecting the Variable Annuity That's Right for You". BOTH ANNUITIES OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. Financial Professionals may be compensated for the sale of each Annuity. Selling broker-dealer firms through which each Annuity is sold may decline to recommend to their customers certain features and Investment Options offered generally under the Annuity or may impose restrictions (e.g., a lower maximum issue age for certain Annuities). Selling broker-dealer firms may not make available or may not recommend all the Annuities and/or benefits described in this prospectus. Some broker-dealer firms may not make available or recommend the Tax Efficient Annuity Benefit Payout Option to you. If the Tax Efficient Annuity Benefit Payout Option is not part of your Annuity contract, you will not be able to elect it. Please speak to your Financial Professional for further details. The guarantees provided by the variable annuity contracts and any optional benefits are the obligations of, and subject to the claims paying ability of, Pruco Life. Certain terms are capitalized in this prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

THE SUB-ACCOUNTS

The Pruco Life Flexible Premium Variable Annuity Account is a Separate Account of Pruco Life, and is the investment vehicle in which your Purchase Payments invested in the Sub-accounts are held. Each Sub-account of the Pruco Life Flexible Premium Variable Annuity Account invests in an underlying mutual fund
- see the following page for a complete list of the Sub-accounts. Currently, portfolios of Advanced Series Trust are being offered. Only certain Sub-accounts are available if you elect the optional Return of Purchase Payments Death Benefit at issue - see "Limitations with the Optional Return of Purchase Payments Death Benefit" later in this prospectus for details.

PLEASE READ THIS PROSPECTUS

THIS PROSPECTUS SETS FORTH INFORMATION ABOUT THE ANNUITIES THAT YOU SHOULD KNOW BEFORE INVESTING. PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE. If you are purchasing one of the Annuities as a replacement for an existing variable annuity or variable life policy or a fixed insurance policy, you should consider any surrender or penalty charges you may incur and any benefits you may also be forfeiting when replacing your existing coverage and that this Annuity may be subject to a Contingent Deferred Sales Charge if you elect to surrender the Annuity or take a partial withdrawal. If you elect the Tax Efficient Annuity Benefit Payout Option, your payments are subject to a Contingent Deferred Sales Charge. You should consider your need to access the Annuity's Account Value and whether the Annuity's liquidity features will satisfy that need. PLEASE NOTE THAT IF YOU PURCHASE THIS ANNUITY WITHIN A TAX ADVANTAGED RETIREMENT PLAN, SUCH AS AN IRA, SEP-IRA, ROTH IRA, 401(A) PLAN, OR NON-ERISA 403(B) PLAN, YOU WILL GET NO ADDITIONAL TAX ADVANTAGE THROUGH THE ANNUITY ITSELF. BECAUSE THERE IS NO ADDITIONAL TAX ADVANTAGE WHEN A VARIABLE ANNUITY IS PURCHASED THROUGH ONE OF THESE PLANS, THE REASONS FOR PURCHASING THE ANNUITY INSIDE A QUALIFIED PLAN ARE LIMITED TO THE ABILITY TO ELECT THE RETURN OF PURCHASE PAYMENTS DEATH BENEFIT, THE OPPORTUNITY TO ANNUITIZE THE CONTRACT AND THE VARIOUS INVESTMENT OPTIONS, WHICH MIGHT MAKE THE ANNUITY AN APPROPRIATE INVESTMENT FOR YOU. YOU SHOULD CONSULT YOUR TAX AND FINANCIAL ADVISER REGARDING SUCH FEATURES AND BENEFITS PRIOR TO PURCHASING THIS ANNUITY FOR USE WITH A TAX-QUALIFIED PLAN.

OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, and have fees and charges, that are different from the annuity contracts offered by this prospectus. Not every annuity contract we issue is offered through every selling broker-dealer firm. Upon request, your Financial Professional can show you information regarding other Pruco Life annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of the Pruco Life annuity contracts. You should work with your Financial Professional to decide whether this annuity contract is appropriate for you based on a thorough analysis of your particular needs, financial objectives, investment goals, time horizons and risk tolerance.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information dated the same date as this prospectus that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus - see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see "How to Contact Us" later in this prospectus for our Service Office address.

In compliance with U.S. law, Pruco Life delivers this prospectus to current contract owners that reside outside of the United States.

These Annuities are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market Sub-account.

--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRUDENTIAL, PRUDENTIAL FINANCIAL, PRUDENTIAL ANNUITIES AND THE ROCK LOGO ARE SERVICEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ITS AFFILIATES. OTHER PROPRIETARY PRUDENTIAL MARKS MAY BE DESIGNATED AS SUCH THROUGH USE OF THE /SM/ OR (R) SYMBOLS.
--------------------------------------------------------------------------------

     FOR FURTHER INFORMATION CALL: 1-888-PRU-2888 OR GO TO OUR WEBSITE AT
                          WWW.PRUDENTIALANNUITIES.COM

Prospectus dated: April 27, 2015. Statement of Additional Information dated: April 27, 2015

       PLEASE SEE OUR IRA, ROTH IRA AND FINANCIAL DISCLOSURE STATEMENTS
                ATTACHED TO THE BACK COVER OF THIS PROSPECTUS.

                          VARIABLE INVESTMENT OPTIONS

ADVANCED SERIES TRUST

   AST AQR Emerging Markets Equity Portfolio
   AST AQR Large-Cap Portfolio
   AST BlackRock/Loomis Sayles Bond Portfolio
   AST BlackRock Multi-Asset Income Portfolio/1/
   AST ClearBridge Dividend Growth Portfolio
   AST Cohen & Steers Realty Portfolio
   AST FQ Absolute Return Currency Portfolio
   AST Franklin Templeton K2 Global Absolute Return Portfolio
   AST Global Real Estate Portfolio
   AST Goldman Sachs Global Growth Allocation Portfolio/1/
   AST Goldman Sachs Large-Cap Value Portfolio
   AST Goldman Sachs Mid-Cap Growth Portfolio
   AST Goldman Sachs Small-Cap Value Portfolio
   AST Goldman Sachs Strategic Income Portfolio
   AST Herndon Large-Cap Value Portfolio
   AST High Yield Portfolio
   AST International Growth Portfolio
   AST International Value Portfolio
   AST Jennison Global Infrastructure Portfolio
   AST Jennison Large-Cap Growth Portfolio
   AST Large-Cap Value Portfolio
   AST Loomis Sayles Large-Cap Growth Portfolio
   AST Lord Abbett Core Fixed Income Portfolio
   AST Managed Equity Portfolio
   AST Managed Fixed Income Portfolio/1/
   AST MFS Global Equity Portfolio
   AST MFS Growth Portfolio
   AST MFS Large-Cap Value Portfolio
   AST Mid-Cap Value Portfolio
   AST Money Market Portfolio
   AST Neuberger Berman Core Bond Portfolio
   AST Neuberger Berman/LSV Mid-Cap Value Portfolio
   AST Neuberger Berman Mid-Cap Growth Portfolio
   AST Parametric Emerging Markets Equity Portfolio
   AST PIMCO Limited Maturity Bond Portfolio
   AST Prudential Core Bond Portfolio
   AST Prudential Flexible Multi-Strategy Portfolio/1/
   AST QMA Emerging Markets Equity Portfolio
   AST QMA Large-Cap Portfolio
   AST QMA US Equity Alpha Portfolio
   AST Quantitative Modeling Portfolio/1/
   AST Small-Cap Growth Portfolio
   AST Small-Cap Value Portfolio
   AST T. Rowe Price Diversified Real Growth Portfolio/1/
   AST T. Rowe Price Equity Income Portfolio
   AST T. Rowe Price Large-Cap Growth Portfolio
   AST T. Rowe Price Natural Resources Portfolio
   AST Templeton Global Bond Portfolio
   AST Western Asset Core Plus Bond Portfolio
   AST Western Asset Emerging Markets Debt Portfolio

   (1)These are the only variable investment options available to you if you elect the optional Return of Purchase Payments Death Benefit at issue.

                                   CONTENTS

GLOSSARY OF TERMS..........................................................  1

SUMMARY OF CONTRACT FEES AND CHARGES.......................................  4

EXPENSE EXAMPLES...........................................................  9

SUMMARY.................................................................... 10

INVESTMENT OPTIONS......................................................... 12

   VARIABLE INVESTMENT OPTIONS............................................. 12
   LIMITATIONS WITH THE OPTIONAL RETURN OF PURCHASE PAYMENTS DEATH BENEFIT. 16
   MARKET VALUE ADJUSTMENT OPTION.......................................... 16
   GUARANTEE PERIOD TERMINATION............................................ 17
   RATES FOR DCA MVA OPTIONS............................................... 17
   MARKET VALUE ADJUSTMENT................................................. 17

FEES, CHARGES AND DEDUCTIONS............................................... 19

   DCA MVA OPTION CHARGES.................................................. 22
   ANNUITY PAYMENT OPTION CHARGES.......................................... 22
   TAX EFFICIENT ANNUITY BENEFIT PAYOUT OPTION CHARGES..................... 22
   EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES............................... 22

PURCHASING YOUR ANNUITY.................................................... 24

   REQUIREMENTS FOR PURCHASING THE ANNUITY................................. 24
   DESIGNATION OF OWNER, ANNUITANT, AND BENEFICIARY........................ 25
   RIGHT TO CANCEL......................................................... 27
   SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT......................... 27
   SALARY REDUCTION PROGRAMS............................................... 27

MANAGING YOUR ANNUITY...................................................... 28

   CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS................. 28

MANAGING YOUR ACCOUNT VALUE................................................ 30

   DOLLAR COST AVERAGING PROGRAMS.......................................... 30
   6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM............................. 30
   AUTOMATIC REBALANCING PROGRAMS.......................................... 31
   FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS... 31
   RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS.................... 31

ACCESS TO ACCOUNT VALUE                                                     34

   TYPES OF DISTRIBUTIONS AVAILABLE TO YOU................................. 34
   TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NON-QUALIFIED ANNUITIES......... 34
   FREE WITHDRAWAL AMOUNTS................................................. 34
   SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD... 35 SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(t)/72(q) OF THE INTERNAL
     REVENUE CODE.......................................................... 36
   REQUIRED MINIMUM DISTRIBUTIONS.......................................... 36

SURRENDERS................................................................. 37

   SURRENDER VALUE......................................................... 37
   MEDICALLY-RELATED SURRENDERS............................................ 37

ANNUITY OPTIONS............................................................ 38

DEATH BENEFITS............................................................. 44

                                      (i)

   TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT...............................  44
   OPTIONAL DEATH BENEFIT - THE RETURN OF PURCHASE PAYMENTS DEATH BENEFIT..  44
   EXCEPTIONS TO THE RETURN OF PURCHASE PAYMENT AMOUNT.....................  45
   SPOUSAL CONTINUATION OF ANNUITY.........................................  45
   PAYMENT OF DEATH BENEFITS...............................................  46

VALUING YOUR INVESTMENT....................................................  49

   VALUING THE SUB-ACCOUNTS................................................  49
   PROCESSING AND VALUING TRANSACTIONS.....................................  49

TAX CONSIDERATIONS.........................................................  51

   NONQUALIFIED ANNUITIES..................................................  51
   QUALIFIED ANNUITIES.....................................................  55

OTHER INFORMATION..........................................................  62

   PRUCO LIFE AND THE SEPARATE ACCOUNT.....................................  62
   LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS............................  64
   DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE.........................  65
   FINANCIAL STATEMENTS....................................................  68
   INDEMNIFICATION.........................................................  68
   LEGAL PROCEEDINGS.......................................................  68
   CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.....................  68
   HOW TO CONTACT US.......................................................  69

APPENDIX A - ACCUMULATION UNIT VALUES...................................... A-1

APPENDIX B - SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU........... B-1

APPENDIX C - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN
  STATES................................................................... C-1

APPENDIX D - MVA FORMULA FOR 6 OR 12 MONTH DCA MVA OPTIONS................. D-1

APPENDIX E - TAX EFFICIENT ANNUITY BENEFIT PAYOUT OPTION PAYMENT AMOUNT
  EXPRESSED AS A PERCENTAGE OF ACCOUNT VALUE............................... E-1

                                     (ii)

                               GLOSSARY OF TERMS

We set forth here definitions of some of the key terms used throughout this prospectus. In addition to the definitions here, we also define certain terms in the section of the prospectus that uses such terms.

ACCOUNT VALUE: The total value of all allocations to the Sub-accounts and the DCA MVA Option on any Valuation Day. The Account Value is determined separately for each Sub-account and for each DCA MVA Option, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each DCA MVA Option will be calculated using any applicable MVA.

ACCOUNT VALUE BASED INSURANCE CHARGE: A charge that is assessed daily, based on an annualized rate for as long as you own the Annuity.

ACCUMULATION PERIOD: The period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date.

ADJUSTED PURCHASE PAYMENT: The amount of the Purchase Payments we receive, less any fees or tax charges deducted from the Purchase Payments upon allocation to the Annuity for purposes of calculating the optional Return of Purchase Payments Death Benefit.

ANNUITANT: The natural person upon whose life annuity payments made to the Owner are based.

ANNUITIZATION: Annuitization is the process by which you direct us to apply the Unadjusted Account Value to one of the available annuity options to begin making periodic payments to the Owner.

ANNUITY DATE: The date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date."

ANNUITY YEAR: The first Annuity Year begins on the Issue Date and continues through and includes the day immediately preceding the first anniversary of the Issue Date. Subsequent Annuity Years begin on the anniversary of the Issue Date and continue through and include the day immediately preceding the next anniversary of the Issue Date.

BENEFICIARY(IES): The natural person(s) or entity(ies) designated as the recipient(s) of the Death Benefit or to whom any remaining period certain payments may be paid in accordance with the annuity payout options section of this Annuity.

BENEFICIARY ANNUITY: You may purchase an Annuity if you are a Beneficiary of an account that was owned by a decedent, subject to the requirements discussed in this prospectus. You may transfer the proceeds of the decedent's account into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified Beneficiary Annuity.

BENEFIT COMMENCEMENT DATE: the date on which we make the first payment to you under the Tax Efficient Annuity Benefit Payout Option. The Benefit Commencement Date may be the Benefit Valuation Date or a date that is no later than 31 days after the Benefit Valuation Date.

BENEFIT VALUATION DATE: This is the Valuation Day under the Tax Efficient Annuity Benefit Payout Option on which we calculate the initial Tax Efficient Annuity Payment. The Benefit Valuation Date is the date 30 days (or, if that date is not a Valuation Day, the next Valuation Day) after we receive your request to begin receiving Tax Efficient Annuity Payments in Good Order at our Service Office. The Benefit Valuation Date will be treated as the Annuity Date of your Annuity.

BENEFIT YEAR: Under the Tax Efficient Annuity Benefit Payout Option, the first Benefit Year begins on the Benefit Commencement Date and continues through and includes the day immediately preceding the first anniversary of the Benefit Commencement Date. Subsequent Benefit Years begin on the anniversary of the Benefit Commencement Date and continue through and include the day immediately preceding the next anniversary of the Benefit Commencement Date.

CODE: The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

CONTINGENT DEFERRED SALES CHARGE ("CDSC"): This is a sales charge that may be deducted when you make a surrender or take a partial withdrawal from your Annuity. We refer to this as a "contingent" charge because it is imposed only if you surrender or take a withdrawal from your Annuity. The charge is a percentage of each applicable Purchase Payment that is being surrendered or withdrawn. The CDSC only applies to the B Series.

DOLLAR COST AVERAGING ("DCA") MVA OPTION: An Investment Option that offers a fixed rate of interest for a specified period. The DCA MVA Option is used only with our 6 or 12 Month Dollar Cost Averaging Program, under which the Purchase Payments that you have allocated to that DCA MVA Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA MVA Option will be subject to a Market Value Adjustment if made other than pursuant to the 6 or 12 month DCA Program.

DUE PROOF OF DEATH: Due Proof of Death is satisfied when we receive all of the following in Good Order: (a) a death certificate or similar documentation acceptable to us; (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and (c) any applicable election of the method of payment of the death benefit, if not previously elected by the Owner, by at least one Beneficiary.

FREE LOOK: The right to examine your Annuity, during a limited period of time, to decide if you want to keep it or cancel it. The length of this time period, and the amount of refund, depends on applicable law and thus may vary by state. In addition, there is a different Free Look period that applies if your Annuity is held within an IRA. In your Annuity contract, your Free Look right is referred to as your "Right to Cancel."

GOOD ORDER: Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received at our Service Office: (a) in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations; (b) on specific forms, or by other means we then permit (such as via telephone or electronic submission); and/or (c) with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order.

GUARANTEE PERIOD: The period of time during which we credit a fixed rate of interest to a DCA MVA Option.

INVESTMENT OPTION: A Sub-account or DCA MVA Option available as of any given time to which Account Value may be allocated.

ISSUE DATE: The effective date of your Annuity.

KEY LIFE: Under the Beneficiary Annuity, the person whose life expectancy is used to determine the required distributions.

MARKET VALUE ADJUSTMENT ("MVA"): A positive or negative adjustment used to determine the Account Value in an DCA MVA Option.

OWNER: The Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity.

PAYOUT PERIOD: The period starting on the Annuity Date and during which annuity payments are made.

PORTFOLIO: An underlying mutual fund in which a Sub-Account of the Separate Account invests.

PREMIUM BASED INSURANCE CHARGE: A charge that is deducted on each Quarterly Annuity Anniversary from your Account Value for as long as you own the Annuity.

PURCHASE PAYMENT: A cash consideration in currency of the United States of America given to us in exchange for the rights, privileges, and benefits of the Annuity.

QUARTERLY ANNUITY ANNIVERSARY: Each successive three-month anniversary of the Issue Date of the Annuity.

SEPARATE ACCOUNT: Refers to the Pruco Life Flexible Premium Variable Annuity Account, which holds assets associated with annuities issued by Pruco Life Insurance Company. Separate Account assets held in support of the annuities are kept separate from all of our other assets and may not be charged with liabilities arising out of any other business we may conduct.

SERVICE OFFICE: The place to which all requests and payments regarding the Annuity are to be sent. We may change the address of the Service Office at any time, and will notify you in advance of any such change of address. Please see "How to Contact Us" later in this prospectus for the Service Office address.

SUB-ACCOUNT: A division of the Separate Account.

SURRENDER VALUE: The Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional benefits provided by rider or endorsement, and any Annual Maintenance Fee.

TAX EFFICIENT ANNUITY BENEFIT PAYOUT OPTION: Some broker-dealer firms may not make available or recommend the Tax Efficient Annuity Benefit Payout Option to you. If the Tax Efficient Annuity Benefit Payout Option is not part of your Annuity contract, you will not be able to elect it. Please speak to your Financial Professional for further details. This is a form of a variable payout option that is only available on non-qualified contracts in which you elect to receive payments for a certain period of time. The amount of the Tax Efficient Annuity Payments is not guaranteed and may change from one Benefit Year to the next.

UNADJUSTED ACCOUNT VALUE: The Unadjusted Account Value is equal to the Account Value prior to the application of any MVA.

UNIT: A share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

VALUATION DAY: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

WE, US, OUR: Pruco Life Insurance Company.

YOU, YOUR: The Owner(s) shown in the Annuity.

                     SUMMARY OF CONTRACT FEES AND CHARGES

Below is a description of fees and expenses that you will pay when buying, owning and surrendering one of the Annuities. Also described are fees and expenses at the time you surrender an Annuity, take certain partial withdrawals or transfer Account Value between Investment Options. State premium taxes also may be deducted. Each of these fees and expenses are more fully described in "Fees, Charges and Deductions" later in this Prospectus.

                    ANNUITY OWNER TRANSACTION EXPENSES

CONTINGENT DEFERRED SALES CHARGE (CDSC) /1/

AGE OF PURCHASE PAYMENT BEING   PERCENTAGE APPLIED AGAINST PURCHASE PAYMENT
WITHDRAWN                                     BEING WITHDRAWN
-----------------------------   ---------------------------------------------
                                      B SERIES                C SERIES
                                ---------------------   ---------------------
LESS THAN 1 YEAR OLD                    7.0%
1 YEAR OLD OR OLDER, BUT NOT
  YET 2 YEARS OLD                       7.0%
2 YEARS OLD OR OLDER, BUT NOT
  YET 3 YEARS OLD                       6.0%
3 YEARS OLD OR OLDER, BUT NOT
  YET 4 YEARS OLD                       6.0%                    None
4 YEARS OLD OR OLDER, BUT NOT
  YET 5 YEARS OLD                       5.0%
5 YEARS OLD OR OLDER, BUT NOT
  YET 6 YEARS OLD                       4.0%
6 YEARS OLD OR OLDER, BUT NOT
  YET 7 YEARS OLD                       3.0%
7 YEARS OLD OR OLDER                    0.0%

TRANSFER FEE/2/: $10

TAX CHARGE/3/: 0% - 3.5%

1 The years referenced in the CDSC table above refer to the length of time since a Purchase Payment was made (i.e. the age of the Purchase Payment). CDSCs are applied against the Purchase Payment(s) being withdrawn. The appropriate percentage is multiplied by the Purchase Payment(s) being withdrawn. Purchase Payments are withdrawn on a "first-in, first-out" basis.
2 Currently, we deduct the transfer fee after the 20th transfer each Annuity Year. Transfers in connection with a rebalancing or dollar cost averaging program do not count toward the 20 transfers in an Annuity Year.
3 The current tax charge that might be imposed varies by jurisdiction. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity or upon Annuitization.

The following tables describe the periodic fees and charges you will pay when you own the Annuity, not including the underlying Portfolio fees and expenses.

                           PERIODIC FEES AND CHARGES

  ANNUAL MAINTENANCE FEE/1/  Lesser of $50 and 2% of Unadjusted Account Value

                                                 B SERIES  C SERIES
                                                 --------- ---------
           PREMIUM BASED INSURANCE CHARGE/2, 6/  0.55%/3/  0.67%/3/

                   ANNUALIZED INSURANCE FEES AND CHARGES
        (assessed daily as a percentage of the net assets of the Sub-accounts)

                                                        B SERIES     C SERIES
                                                        --------     --------
        ACCOUNT VALUE BASED INSURANCE CHARGE/4, 6/       0.55%        0.68%

                           OPTIONAL BENEFIT CHARGES

                                          B SERIES              C SERIES
                                    --------------------- ---------------------
 RETURN OF PURCHASE PAYMENTS DEATH  Premium Based: 0.15%  Premium Based: 0.15%
 BENEFIT CHARGE/5/                          PLUS                  PLUS
                                    Account Value Based:  Account Value Based:
                                           0.15%                 0.15%

1 Assessed annually on the Annuity's anniversary date or upon surrender. Only applicable if the total of all Purchase Payments at the time the fee is due is less than $100,000.

2 The Premium Based Insurance Charge is calculated and charged on each Quarterly Annuity Anniversary and is determined by multiplying the "Charge Basis" (described in "Fees, Charges and Deductions" later in this Prospectus) as of the prior Valuation Day by the Premium Based Insurance Charge rate shown here. The charge is deducted pro rata from the Sub-accounts in which you maintain Account Value on the date the charge is due.

3 The Premium Based Insurance Charge, shown as an annualized rate, is deducted on a quarterly basis at a rate of 0.1375% for the B Series and 0.1675% for the C Series.

4 The Account Value Based Insurance Charge is charged daily based on the annualized rate shown here. The charge is assessed daily as a percentage of the net assets of the Sub-accounts.
5 This charge will be comprised of a 0.15% charge assessed daily as a percentage of the net assets of the Sub-accounts (Account Value Based Charge) plus a 0.15% Premium Based Charge assessed quarterly and deducted pro rata from the Sub-accounts in which you maintain Account Value on the date the charge is due.
6 For Beneficiaries who elect the Beneficiary Variable Payout Option, the Account Value Based Insurance Charge and the Premium Based Insurance Charge do not apply. However, a Settlement Service Charge equal to 1.00% is assessed as a percentage of the daily net assets of the Sub-accounts as an annual charge.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying Portfolios before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                   TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                                  MINIMUM    MAXIMUM
                                                  --------- ----------
          TOTAL ANNUAL PORTFOLIO OPERATING          0.60%*    11.87%*
            EXPENSES (EXPENSES THAT ARE DEDUCTED
            FROM PORTFOLIO ASSETS, INCLUDING
            MANAGEMENT FEES, DISTRIBUTION AND/OR
            SERVICE FEES (12B-1 FEES), AND OTHER
            EXPENSES)

* These expenses do not include the impact of any applicable contractual waivers and expense reimbursements.

The following are the total annual expenses for each underlying Portfolio. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Pruco Life with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current summary prospectuses, prospectuses and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                      For the year ended December 31, 2014
                     -----------------------------------------------------------------------------------------------------
                                                                                           Total
                                                                  Broker Fees  Acquired   Annual                 Net Annual
                                         Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                     Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                   Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST AQR Emerging
  Markets Equity
  Portfolio             1.09%     0.16%      0.10%       0.00%        0.00%      0.00%     1.35%        0.00%       1.35%
AST AQR Large-Cap
  Portfolio*            0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%        0.24%       0.59%
AST BlackRock
  Multi- Asset
  Income Portfolio*     0.94%     2.32%      0.10%       0.00%        0.00%      0.41%     3.77%        2.62%       1.15%
AST
  BlackRock/Loomis
  Sayles Bond
  Portfolio*            0.61%     0.02%      0.10%       0.00%        0.00%      0.00%     0.73%        0.03%       0.70%
AST ClearBridge
  Dividend Growth
  Portfolio*            0.82%     0.02%      0.10%       0.00%        0.00%      0.00%     0.94%        0.11%       0.83%
AST Cohen & Steers
  Realty Portfolio*     0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%        0.07%       1.04%
AST FQ Absolute
  Return Currency
  Portfolio*            0.99%     2.67%      0.10%       0.00%        0.00%      0.00%     3.76%        2.54%       1.22%
AST Franklin
  Templeton K2
  Global Absolute
  Return Portfolio*     0.94%     3.13%      0.10%       0.00%        0.00%      0.11%     4.28%        3.09%       1.19%
AST Global Real
  Estate Portfolio      0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%        0.00%       1.13%
AST Goldman Sachs
  Global Growth
  Allocation
  Portfolio*            0.94%     2.80%      0.10%       0.00%        0.00%      0.40%     4.24%        3.05%       1.19%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                      For the year ended December 31, 2014
                     -----------------------------------------------------------------------------------------------------
                                                                                           Total
                                                                  Broker Fees  Acquired   Annual                 Net Annual
                                         Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                     Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                   Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Goldman Sachs
  Large-Cap Value
  Portfolio*            0.72%     0.02%      0.10%       0.00%        0.00%      0.00%      0.84%       0.01%       0.83%
AST Goldman Sachs
  Mid- Cap Growth
  Portfolio*            0.98%     0.03%      0.10%       0.00%        0.00%      0.00%      1.11%       0.05%       1.06%
AST Goldman Sachs
  Small-Cap Value
  Portfolio*            0.93%     0.03%      0.10%       0.00%        0.00%      0.06%      1.12%       0.01%       1.11%
AST Goldman Sachs
  Strategic Income
  Portfolio             0.86%     0.04%      0.10%       0.00%        0.00%      0.00%      1.00%       0.00%       1.00%
AST Herndon
  Large-Cap Value
  Portfolio*            0.83%     0.02%      0.10%       0.00%        0.00%      0.00%      0.95%       0.15%       0.80%
AST High Yield
  Portfolio             0.72%     0.04%      0.10%       0.00%        0.00%      0.00%      0.86%       0.00%       0.86%
AST International
  Growth Portfolio*     0.97%     0.02%      0.10%       0.00%        0.00%      0.00%      1.09%       0.01%       1.08%
AST International
  Value Portfolio       0.97%     0.03%      0.10%       0.00%        0.00%      0.00%      1.10%       0.00%       1.10%
AST Jennison Global
  Infrastructure
  Portfolio*            0.99%     2.72%      0.10%       0.00%        0.00%      0.00%      3.81%       2.55%       1.26%
AST Jennison
  Large-Cap Growth
  Portfolio             0.88%     0.02%      0.10%       0.00%        0.00%      0.00%      1.00%       0.00%       1.00%
AST Large-Cap Value
  Portfolio             0.72%     0.02%      0.10%       0.00%        0.00%      0.00%      0.84%       0.00%       0.84%
AST Loomis Sayles
  Large-Cap Growth
  Portfolio*            0.87%     0.01%      0.10%       0.00%        0.00%      0.00%      0.98%       0.06%       0.92%
AST Lord Abbett
  Core Fixed Income
  Portfolio*            0.77%     0.02%      0.10%       0.00%        0.00%      0.00%      0.89%       0.29%       0.60%
AST Managed Equity
  Portfolio*            0.15%    10.61%      0.00%       0.00%        0.00%      1.11%     11.87%      10.62%       1.25%
AST Managed Fixed
  Income Portfolio      0.15%     5.45%      0.00%       0.00%        0.00%      0.81%      6.41%       5.16%       1.25%
AST MFS Global
  Equity Portfolio      0.98%     0.05%      0.10%       0.00%        0.00%      0.00%      1.13%       0.00%       1.13%
AST MFS Growth
  Portfolio             0.87%     0.02%      0.10%       0.00%        0.00%      0.00%      0.99%       0.00%       0.99%
AST MFS Large-Cap
  Value Portfolio       0.83%     0.04%      0.10%       0.00%        0.00%      0.00%      0.97%       0.00%       0.97%
AST Mid-Cap Value
  Portfolio             0.94%     0.04%      0.10%       0.00%        0.00%      0.00%      1.08%       0.00%       1.08%
AST Money Market
  Portfolio             0.47%     0.03%      0.10%       0.00%        0.00%      0.00%      0.60%       0.00%       0.60%
AST Neuberger
  Berman / LSV
  Mid-Cap Value
  Portfolio             0.88%     0.02%      0.10%       0.00%        0.00%      0.00%      1.00%       0.00%       1.00%
AST Neuberger
  Berman Core Bond
  Portfolio*            0.68%     0.04%      0.10%       0.00%        0.00%      0.00%      0.82%       0.15%       0.67%
AST Neuberger
  Berman Mid-Cap
  Growth Portfolio*     0.88%     0.03%      0.10%       0.00%        0.00%      0.00%      1.01%       0.01%       1.00%
AST Parametric
  Emerging Markets
  Equity                1.08%     0.24%      0.10%       0.00%        0.00%      0.00%      1.42%       0.00%       1.42%
AST PIMCO Limited
  Maturity Bond
  Portfolio             0.63%     0.04%      0.10%       0.00%        0.00%      0.00%      0.77%       0.00%       0.77%
AST Prudential Core
  Bond Portfolio*       0.66%     0.02%      0.10%       0.00%        0.00%      0.00%      0.78%       0.03%       0.75%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                           For the year ended December 31, 2014
                          -----------------------------------------------------------------------------------------------------
                                                                                                Total
                                                                       Broker Fees  Acquired   Annual                 Net Annual
                                              Distribution  Dividend   and Expenses Portfolio Portfolio  Fee Waiver      Fund
                          Management  Other     (12b-1)    Expense on    on Short    Fees &   Operating  or Expense   Operating
FUNDS                        Fees    Expenses     Fees     Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
-----                     ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Prudential Flexible
  Multi-Strategy
  Portfolio*                 1.14%     2.63%      0.10%       0.00%        0.00%      0.98%     4.85%        3.37%       1.48%
AST QMA Emerging
  Markets Equity
  Portfolio                  1.09%     0.24%      0.10%       0.00%        0.00%      0.02%     1.45%        0.00%       1.45%
AST QMA Large-Cap
  Core Portfolio             0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%        0.00%       0.83%
AST QMA US Equity
  Alpha Portfolio            0.99%     0.04%      0.10%       0.13%        0.25%      0.00%     1.51%        0.00%       1.51%
AST Quantitative
  Modeling Portfolio         0.25%     0.03%      0.00%       0.00%        0.00%      0.84%     1.12%        0.00%       1.12%
AST Small Cap Growth
  Portfolio                  0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%        0.00%       1.01%
AST Small Cap Value
  Portfolio                  0.87%     0.03%      0.10%       0.00%        0.00%      0.02%     1.02%        0.00%       1.02%
AST T. Rowe Price
  Diversified Real
  Growth Portfolio*          0.89%     6.01%      0.10%       0.00%        0.00%      0.05%     7.05%        6.00%       1.05%
AST T. Rowe Price Equity
  Income Portfolio           0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%        0.00%       0.84%
AST T. Rowe Price Large-
  Cap Growth Portfolio       0.85%     0.02%      0.10%       0.00%        0.00%      0.00%     0.97%        0.00%       0.97%
AST T. Rowe Price
  Natural Resources
  Portfolio                  0.88%     0.04%      0.10%       0.00%        0.00%      0.00%     1.02%        0.00%       1.02%
AST Templeton Global
  Bond Portfolio             0.78%     0.09%      0.10%       0.00%        0.00%      0.00%     0.97%        0.00%       0.97%
AST Western Asset Core
  Plus Bond Portfolio*       0.66%     0.03%      0.10%       0.00%        0.00%      0.00%     0.79%        0.20%       0.59%
AST Western Asset
  Emerging Markets
  Debt*                      0.84%     0.06%      0.10%       0.00%        0.00%      0.00%     1.00%        0.05%       0.95%

* See notes immediately below for important information about this fund.

AST AQR LARGE-CAP PORTFOLIO The Investment Managers have contractually agreed to waive 0.24% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK/LOOMIS SAYLES BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.035% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK MULTI-ASSET INCOME PORTFOLIO The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest and brokerage commissions) do not exceed 1.13% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST CLEARBRIDGE DIVIDEND GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST COHEN & STEERS REALTY PORTFOLIO The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FQ ABSOLUTE RETURN CURRENCY PORTFOLIO The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fees (after any fee waiver) and other expenses (including distribution fees, and excluding taxes, interest and brokerage commissions) do not exceed 1.22% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST FRANKLIN TEMPLETON K2 GLOBAL ABSOLUTE RETURN PORTFOLIO The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest and brokerage commissions) do not exceed 1.17% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST GOLDMAN SACHS GLOBAL GROWTH ALLOCATION PORTFOLIO The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest and brokerage commissions) do not exceed 1.19% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST GOLDMAN SACHS LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.053% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST HERNDON LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INTERNATIONAL GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST JENNISON GLOBAL INFRASTRUCTURE PORTFOLIO The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the Portfolio's investment management fees (after any fee waiver) and other expenses (including distribution fees, and excluding taxes, interest and brokerage commissions) do not exceed 1.26% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST LOOMIS SAYLES LARGE-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LORD ABBETT CORE FIXED INCOME PORTFOLIO The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio's average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST MANAGED EQUITY PORTFOLIO The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the Portfolio's investment management fees (after any fee waiver) and other expenses (including acquired fund fees and expenses due to investments in underlying portfolios of the Trust, and excluding taxes, interest and brokerage commissions) do not exceed 1.25% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST MANAGED FIXED INCOME PORTFOLIO The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the Portfolio's investment management fees (after any fee waiver) and other expenses (including acquired fund fees and expenses due to investments in underlying portfolios of the Trust, and excluding taxes, interest and brokerage commissions) do not exceed 1.25% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST NEUBERGER BERMAN CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.14% of their investment management fee through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees, as follows: 0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST PRUDENTIAL CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows:
0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. The waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST PRUDENTIAL FLEXIBLE MULTI-STRATEGY PORTFOLIO The Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the portfolio so that the Portfolio's investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust, and excluding taxes, interest and brokerage commissions) do not exceed 1.48% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue the arrangement after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST T. ROWE PRICE DIVERSIFIED REAL GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.002% of their investment management fee through June 30, 2016. In addition, the Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fees (after management fee waiver) and other expenses (including net distribution fees, acquired fund fees and expenses due to investments in underlying portfolios of the Trust and underlying portfolios managed or subadvised by the subadviser, and excluding taxes, interest and brokerage commissions) do not exceed 1.05% of the Portfolio's average daily net assets. This arrangement may not be terminated or modified prior to June 30, 2016, and may be discontinued or modified thereafter. The decision on whether to renew, modify or discontinue these arrangements after June 30, 2016 will be subject to review by the Manager and the Trust's Board of Trustees.

AST WESTERN ASSET CORE PLUS BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET EMERGING MARKETS DEBT PORTFOLIO The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2016. This waiver arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

                               EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Pruco Life Annuity with the cost of investing in other Pruco Life Annuities and/or other variable annuities. Below are examples for each Annuity showing what you would pay cumulatively in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year. The examples reflect the following fees and charges listed below for each Annuity as described in "Summary of Contract Fees and Charges."

   . Total Insurance Charge (which consists of the Account Value Based Insurance Charge and the Premium Based Insurance Charge)

   .   Contingent Deferred Sales Charge (when applicable for B Series only)

   .   Annual Maintenance Fee

   . Optional Return of Purchase Payments Death Benefit charge as described below

The examples also assume the following for the period shown:

   . Your Account Value is allocated to the Sub-account with both the minimum and maximum total operating expenses (before any fee waiver or expense reimbursement) and those expenses remain the same each year.

   .   For each charge, we deduct the maximum charge.

   .   You make no withdrawals of Account Value.

   .   You make no transfers, or other transactions for which we charge a fee.

   .   No tax charge applies.

   . You elect the optional Return of Purchase Payments Death Benefit at issue.

Amounts shown in the examples are rounded to the nearest dollar.

THE EXAMPLES ARE FOR ILLUSTRATIVE PURPOSES ONLY. THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING PORTFOLIOS. ACTUAL EXPENSES WILL BE DIFFERENT THAN THOSE SHOWN DEPENDING ON A NUMBER OF FACTORS, INCLUDING (1) WHETHER YOU ELECT THE RETURN OF PURCHASE PAYMENT DEATH BENEFIT; (2) WHETHER YOU DECIDE TO ALLOCATE ACCOUNT VALUE TO SUB-ACCOUNTS OTHER THAN THOSE WITH THE MINIMUM OR MAXIMUM TOTAL OPERATING EXPENSES; AND (3) THE IMPACT OF ANY CONTRACTUAL FEE WAIVERS OR EXPENSE REIMBURSEMENTS APPLICABLE TO CERTAIN UNDERLYING PORTFOLIOS.

EXPENSE EXAMPLES ARE PROVIDED AS FOLLOWS:

                                         B SERIES
                                         --------
                               IF YOU SURRENDER YOUR ANNUITY AT THE END OF  IF YOU DO NOT SURRENDER YOUR ANNUITY AT THE
                                THE APPLICABLE TIME PERIOD:                 END OF THE APPLICABLE TIME PERIOD:
                               -------------------------------------------- --------------------------------------------
                                1 YR       3 YRS      5 YRS      10 YRS     1 YR      3 YRS       5 YRS       10 YRS
                                 -------    -------    -------    -------     -----     -------     -------    -------
ASSUMING MAXIMUM FEES AND
  EXPENSES OF ANY OF THE
  PORTFOLIOS AVAILABLE WITH
  THE BENEFIT                  $1,564      $3,110     $4,549     $7,466     $864      $2,510      $4,049      $7,466
ASSUMING MINIMUM FEES AND
  EXPENSES OF ANY OF THE
  PORTFOLIOS AVAILABLE WITH
  THE BENEFIT                  $1,002      $1,518     $2,048     $3,195     $302        $918      $1,548      $3,195

                                        C SERIES
                                        --------
                               IF YOU SURRENDER YOUR ANNUITY AT THE END OF  IF YOU DO NOT SURRENDER YOUR ANNUITY AT THE
                               THE APPLICABLE TIME PERIOD:                  END OF THE APPLICABLE TIME PERIOD:
                               -------------------------------------------- --------------------------------------------
                               1 YR      3 YRS       5 YRS       10 YRS     1 YR      3 YRS       5 YRS       10 YRS
                                 -----     -------     -------    -------     -----     -------     -------    -------
ASSUMING MAXIMUM FEES AND
  EXPENSES OF ANY OF THE
  PORTFOLIOS AVAILABLE WITH
  THE BENEFIT                  $888      $2,573      $4,144      $7,611     $888      $2,573      $4,144      $7,611
ASSUMING MINIMUM FEES AND
  EXPENSES OF ANY OF THE
  PORTFOLIOS AVAILABLE WITH
  THE BENEFIT                  $327        $991      $1,669      $3,430     $327        $991      $1,669      $3,430

                                    SUMMARY

This Summary describes key features of the Annuities offered in this prospectus. It is intended to give you an overview, and to point you to sections of the prospectus that provide greater detail. You should not rely on the Summary alone for all the information you need to know before purchasing an Annuity. You should read the entire prospectus for a complete description of the Annuities. Your Financial Professional can also help you if you have questions.

THE ANNUITY: The variable annuity contract issued by Pruco Life is a contract between you, the Owner, and Pruco Life, an insurance company. It is designed for retirement purposes, or other long-term investing, to help you save money for retirement, on a tax deferred basis, and provide income during your retirement. Although this prospectus describes key features of the variable annuity contract, the prospectus is a distinct document, and is not part of the contract.

The Annuity offers various investment Portfolios. With the help of your Financial Professional, you choose how to invest your money within your Annuity (subject to certain restrictions; see "Investment Options"). Investing in a variable annuity involves risk and you can lose your money. On the other hand, investing in a variable annuity can provide you with the opportunity to grow your money through participation in underlying Portfolios.

This prospectus describes two different Annuities. The Annuities differ primarily in the fees and charges deducted. With the help of your Financial Professional, you choose the Annuity that is suitable for you based on your time horizon and liquidity needs.

Please see Appendix B "Selecting the Variable Annuity That's Right For You," for a side-by-side comparison of the key features of each of these Annuities.

GENERALLY SPEAKING, VARIABLE ANNUITIES ARE INVESTMENTS DESIGNED TO BE HELD FOR THE LONG TERM. WORKING WITH YOUR FINANCIAL PROFESSIONAL, YOU SHOULD CAREFULLY CONSIDER WHETHER A VARIABLE ANNUITY IS APPROPRIATE FOR YOU GIVEN YOUR LIFE EXPECTANCY, NEED FOR INCOME, AND OTHER PERTINENT FACTORS.

PURCHASE: In order to purchase an Annuity, you must be no older than age 85. In addition, in order to purchase the optional Return of Purchase Payments Death Benefit, you must be no older than age 79. Also, we require a minimum initial purchase payment of $10,000. See your Financial Professional to complete an application.

The "Maximum Age for Initial Purchase" applies to the oldest Owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the Annuitant as of the day we would issue the Annuity. For Annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life.

After you purchase your Annuity, you will have a limited period of time during which you may cancel (or "Free Look") the purchase of your Annuity. Your request for a Free Look must be received in Good Order within the applicable time period.

Please see "Requirements for Purchasing One of the Annuities" for additional information.

INVESTMENT OPTIONS: You may choose from a variety of variable Investment Options ranging from conservative to aggressive. Each of the underlying Portfolios is described in its own summary Prospectus, which you should read before selecting your Investment Options. You can obtain the summary prospectuses and prospectuses for the Portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any variable Investment Option will meet its investment objective.

You may also allocate money to the DCA MVA Option, an Investment Option that earns interest for a specific time period. The DCA MVA Option is used only with our 6 or 12 Month Dollar Cost Averaging Program, under which the Purchase Payments that you have allocated to that DCA MVA Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA MVA Option generally will be subject to a Market Value Adjustment if made other than pursuant to the 6 or 12 Month DCA Program. Please see "Investment Options," and "Managing Your Account Value" for information. Please see "Investment Options," and "Managing Your Account Value" for information.

ACCESS TO YOUR MONEY: You can receive income by taking withdrawals or electing annuity payments. Please note that withdrawals may be subject to tax, and may be subject to a Contingent Deferred Sales Charge (B Series only discussed below). You may withdraw up to 10% of your Purchase Payments each year without being subject to a Contingent Deferred Sales Charge.

For non-qualified Annuities, you can elect the Tax Efficient Annuity Benefit Payout Option, an alternative annuity payout option under which you will receive annuity payments periodically over a specified period of time and retain the right to take partial withdrawals or fully surrender the Annuity, subject to the limitations and restrictions described in the "Tax Efficient Annuity Payout Option" section of this Prospectus. This feature does not provide a guarantee of your Account Value nor a return of your Purchase Payments made under your Annuity. In addition, your Account Value remains subject to market performance after election of the Tax Efficient Annuity Benefit Payout Option. Some broker-dealer firms may not make available or recommend the Tax Efficient Annuity Benefit Payout Option to you. If the Tax Efficient Annuity Benefit Payout Option is not part of your Annuity contract, you will not be able to elect it. Please speak to your Financial Professional for further details.

You may also elect to receive income through fixed annuity payments over your lifetime, also called "Annuitization". If you elect to receive fixed annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs.

Please see "Access to Account Value" and "Annuity Options" for more information.

DEATH BENEFITS: You may name a Beneficiary to receive the proceeds of your Annuity upon your death. Your death benefit must be distributed within the time period required by the tax laws. For both Annuities, the Basic Death Benefit is the Annuity's Unadjusted Account Value on the date of Due Proof of Death. Please see "Death Benefits" for more information. For an additional charge, you may elect the Return of Purchase Payments Death Benefit. This optional benefit is discussed in more detail later in this Prospectus.

FEES AND CHARGES: Both Annuities, and the Return of Purchase Payments Death Benefit are subject to certain fees and charges, as discussed in the "Summary of Contract Fees and Charges" table earlier in this Prospectus. In addition, there are fees and expenses of the underlying Portfolios.

WHAT DOES IT MEAN THAT MY ANNUITY IS "TAX DEFERRED"? Variable annuities are "tax deferred", meaning you pay no taxes on any earnings from your Annuity until you withdraw the money. You may also transfer among your Investment Options without paying a tax at the time of the transfer. When you take your money out of the Annuity, however, you will be taxed on the earnings at ordinary income tax rates. If you withdraw money before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

PLEASE NOTE THAT IF YOU PURCHASE THIS ANNUITY WITHIN A TAX ADVANTAGED RETIREMENT PLAN, SUCH AS AN IRA, SEP-IRA, ROTH IRA, 401(A) PLAN, OR NON-ERISA 403(B) PLAN, YOU WILL GET NO ADDITIONAL TAX ADVANTAGE THROUGH THE ANNUITY ITSELF. BECAUSE THERE IS NO ADDITIONAL TAX ADVANTAGE WHEN A VARIABLE ANNUITY IS PURCHASED THROUGH ONE OF THESE PLANS, THE REASONS FOR PURCHASING THE ANNUITY INSIDE A QUALIFIED PLAN ARE LIMITED TO THE ABILITY TO ELECT THE RETURN OF PURCHASE PAYMENTS DEATH BENEFIT, THE OPPORTUNITY TO ANNUITIZE THE CONTRACT AND THE VARIOUS INVESTMENT OPTIONS, WHICH MIGHT MAKE THE ANNUITY AN APPROPRIATE INVESTMENT FOR YOU. YOU SHOULD CONSULT YOUR TAX AND FINANCIAL ADVISER REGARDING SUCH FEATURES AND BENEFITS PRIOR TO PURCHASING THIS ANNUITY FOR USE WITH A TAX-QUALIFIED PLAN. Please note that the Tax Efficient Annuity Benefit Payout Option is not available if you are investing in this Annuity through a tax-advantaged retirement plan (i.e., qualified annuity contract).

MARKET TIMING: We have market timing policies and procedures that attempt to detect transfer activity that may adversely affect other Owners or Portfolio shareholders in situations where there is potential for pricing inefficiencies or that involve certain other types of disruptive trading activity (i.e., market timing). Our market timing policies and procedures are discussed in more detail later in this prospectus in "Restrictions on Transfers Between Investment Options."

OTHER INFORMATION: Please see "Other Information" for more information about our Annuities, including legal information about Pruco Life, the Separate Account, and underlying Portfolios.

                              INVESTMENT OPTIONS

The Investment Options under both Annuities consist of the Sub-accounts and the DCA MVA Options. In this section, we describe the Portfolios in which the variable investment options invest. We also discuss the DCA MVA Options. Each Sub-account invests in an underlying Portfolio whose share price generally fluctuates each Valuation Day. The Portfolios that you select are your choice - we do not provide investment advice, nor do we recommend any particular Portfolio. There are, however, Portfolios that are not available to you should you elect the Return of Purchase Payments Death Benefit. You bear the investment risk for amounts allocated to the Portfolios.

In contrast to the Sub-accounts, Account Value allocated to a DCA MVA Option earns a fixed rate of interest as long as you remain invested for the Guarantee Period. We guarantee both the stated amount of interest and the principal amount of your Account Value in a DCA MVA Option, so long as you remain invested in the DCA MVA Option for the duration of the Guarantee Period. In general, if you withdraw Account Value prior to the end of the DCA MVA Option's Guarantee Period, you will be subject to a Market Value Adjustment or "MVA", which can be positive or negative. As a condition of electing the Return of Purchase Payments Death Benefit, you are restricted from investing in certain Sub-accounts. We describe those restrictions below.

VARIABLE INVESTMENT OPTIONS

Each variable investment option is a Sub-account of the Pruco Life Flexible Premium Variable Annuity Account (see "Pruco Life and the Separate Account" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the Prospectus for any underlying Portfolio in which you are interested. The Investment Objectives chart below provides a description of each Portfolio's investment objective to assist you in determining which Portfolios may be of interest to you.

Not all Portfolios offered as Sub-accounts may be available to you depending on your election of the optional death benefit. Thus, if you elect the optional death benefit, you would be precluded from investing in certain Portfolios. Please see "Limitations with the Optional Return of Purchase Payments Death Benefit" later in this prospectus.

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios.

In the table that follows, all Portfolio names include the prefix "AST," which indicates that they are Portfolios of the Advanced Series Trust. In addition, for each Portfolio the subadviser(s), which has been engaged to conduct day-to-day management, is listed next to the description.

This Annuity offers only Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Pruco Life ("Affiliated Portfolios"). Pruco Life and its affiliates ("Prudential Companies") receive fees and payments from the Affiliated Portfolios, which may be greater than the fees and payments Prudential Companies would receive if we offered unaffiliated portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over other portfolios sponsored and advised by companies not affiliated with Pruco Life. We have an incentive to offer Portfolios managed by certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which Portfolios to offer under the Annuities. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Allocations made to all AST Portfolios benefit us financially. See "Other Information" under the heading concerning "Fees and Payments Received by Pruco Life" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates.

In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.

The following Portfolios are available with the Prudential Premier(R) Investment Variable Annuity:

AST BlackRock Multi-Asset Income
AST FQ Absolute Return Currency
AST Franklin Templeton K2 Global Absolute Return

AST Goldman Sachs Global Growth Allocation
AST Jennison Global Infrastructure
AST Prudential Flexible Multi-Strategy
AST T. Rowe Price Diversified Real Growth

The Prudential Premier(R) Investment Variable Annuity offers certain Sub-accounts that invest in underlying Portfolios that are also available in other variable annuity contracts we offer. Those Portfolios are listed below.

AST AQR Emerging Markets Equity
AST AQR Large-Cap
AST BlackRock/Loomis Sayles Bond
AST ClearBridge Dividend Growth
AST Cohen & Steers Realty
AST Global Real Estate
AST Goldman Sachs Large-Cap Value
AST Goldman Sachs Mid-Cap Growth
AST Goldman Sachs Small-Cap Value
AST Goldman Sachs Strategic Income
AST Herndon Large-Cap Value
AST High Yield
AST International Growth
AST International Value
AST Jennison Large-Cap Growth
AST Large-Cap Value
AST Loomis Sayles Large-Cap Growth
AST Lord Abbett Core Fixed Income
AST Managed Fixed Income
AST Managed Equity
AST MFS Global Equity
AST MFS Growth
AST MFS Large-Cap Value
AST Mid-Cap Value
AST Money Market
AST Neuberger Berman Core Bond
AST Neuberger Berman/LSV Mid-Cap Value
AST Neuberger Berman Mid-Cap Growth
AST Parametric Emerging Markets Equity
AST PIMCO Limited Maturity Bond
AST Prudential Core Bond
AST QMA Emerging Markets Equity
AST QMA Large-Cap
AST QMA US Equity Alpha
AST Quantitative Modeling
AST Small-Cap Growth
AST Small-Cap Value
AST T. Rowe Price Equity Income
AST T. Rowe Price Large-Cap Growth
AST T. Rowe Price Natural Resources
AST Templeton Global Bond
AST Western Asset Core Plus Bond
AST Western Asset Emerging Markets Debt

Those other variable annuity contracts offer certain optional living benefits that utilize a predetermined mathematical formula (the "formula") to manage the guarantees offered in connection with those optional benefits. The formula monitors each contract owner's account value daily and, if necessary, will systematically transfer amounts among investment options. The formula transfers funds between the sub-accounts for those variable annuity contracts and an AST bond portfolio sub-account (those AST bond portfolios are not available in connection with the annuity contracts offered through this Prospectus). YOU SHOULD BE AWARE THAT THE OPERATION OF THE FORMULA IN THOSE OTHER VARIABLE ANNUITY CONTRACTS MAY RESULT IN LARGE-SCALE ASSET FLOWS INTO AND OUT OF THE UNDERLYING PORTFOLIOS THAT ARE AVAILABLE WITH YOUR PRUDENTIAL PREMIER(R) INVESTMENT VARIABLE ANNUITY. THESE ASSET FLOWS COULD ADVERSELY IMPACT THE UNDERLYING PORTFOLIOS, INCLUDING THEIR RISK PROFILE, EXPENSES AND PERFORMANCE. Because transfers between the sub-accounts and the AST bond sub-account can be frequent and the amount transferred can vary from day to day, any of the underlying Portfolios could experience the following effects, among others:

(a) a Portfolio's investment performance could be adversely affected by requiring a subadviser to purchase and sell securities at inopportune times or by otherwise limiting the subadviser's ability to fully implement the Portfolio's investment strategy;

(b) the subadviser may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held; and

(c) a Portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the Portfolio compared to other similar funds.

The efficient operation of the asset flows among Portfolios triggered by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one portfolio to another portfolio, which in turn could adversely impact performance.

Before you allocate to the Sub-account with the AST Portfolios listed above, you should consider the potential effects on the Portfolios that are the result of the operation of the formula in the variable annuity contracts that are unrelated to your Prudential Premier(R) Investment Variable Annuity. Please work with your financial professional to determine which Portfolios are appropriate for your needs.

Please see the Additional Information section, under the heading concerning "Fees and Payments Received by Pruco Life" for a discussion of fees that we may receive from the Portfolios and/or their service providers.

THE FOLLOWING TABLE CONTAINS LIMITED INFORMATION ABOUT THE PORTFOLIOS. BEFORE SELECTING AN INVESTMENT OPTION YOU SHOULD CAREFULLY REVIEW THE SUMMARY PROSPECTUSES AND/OR PROSPECTUSES FOR THE PORTFOLIOS, WHICH CONTAIN DETAILS ABOUT THE INVESTMENT OBJECTIVES, POLICIES, RISKS, COSTS AND MANAGEMENT OF THE PORTFOLIOS. YOU CAN OBTAIN THE SUMMARY PROSPECTUSES AND PROSPECTUSES FOR THE PORTFOLIOS BY CALLING 1-888-PRU-2888 OR AT WWW.PRUDENTIALANNUITIES.COM.

 PORTFOLIO                        INVESTMENT                PORTFOLIO
 NAME                             OBJECTIVES          ADVISER/SUBADVISER(S)
 ---------                 ------------------------  ------------------------
 AST AQR EMERGING MARKETS  Seeks long-term capital   AQR Capital Management,
   EQUITY PORTFOLIO        appreciation.             LLC

 AST AQR LARGE-CAP         Seeks long-term capital   AQR Capital Management,
   PORTFOLIO               appreciation.             LLC

 AST BLACKROCK/LOOMIS      Seek to maximize total    BlackRock Financial
   SAYLES BOND PORTFOLIO   return, consistent with   Management, Inc.
   (FORMERLY AST PIMCO     preservation of capital   BlackRock International
   TOTAL RETURN BOND       and prudent investment    Limited
   PORTFOLIO)              management                BlackRock (Singapore)
                                                     Limited
                                                     Loomis, Sayles &
                                                     Company, L.P.

 AST BLACKROCK             To seek to maximize       BlackRock Financial
   MULTI-ASSET INCOME      current income with       Management, Inc.
   PORTFOLIO               consideration for
                           capital appreciation.

 AST CLEARBRIDGE DIVIDEND  Seeks income, capital     ClearBridge Investments,
   GROWTH PORTFOLIO        preservation, and         LLC
                           capital appreciation.

 AST COHEN & STEERS        Seeks to maximize total   Cohen & Steers Capital
   REALTY PORTFOLIO        return through            Management, Inc.
                           investment in real
                           estate securities.

 AST FQ ABSOLUTE RETURN    To seek absolute returns  First Quadrant, L.P.
   CURRENCY PORTFOLIO      not highly correlated
                           with any traditional
                           asset class.

 AST FRANKLIN TEMPLETON    Seek capital              K2/D&S Management Co.,
   K2 GLOBAL ABSOLUTE      appreciation with         L.L.C.
   RETURN PORTFOLIO        reduced market            Franklin Advisers, Inc.
                           correlation.              Templeton Global
                                                     Advisers Limited

 AST GLOBAL REAL ESTATE    Seeks capital             Prudential Real Estate
   PORTFOLIO               appreciation and income.  Investors


 AST GOLDMAN SACHS GLOBAL  Seek total return made    Goldman Sachs Asset
   GROWTH ALLOCATION       up of capital             Management, L.P.
   PORTFOLIO               appreciation and income.

 AST GOLDMAN SACHS         Seeks long-term growth    Goldman Sachs Asset
   LARGE-CAP VALUE         of capital.               Management, L.P.
   PORTFOLIO

 AST GOLDMAN SACHS         Seeks long-term growth    Goldman Sachs Asset
   MID-CAP GROWTH          of capital.               Management, L.P.
   PORTFOLIO

 AST GOLDMAN SACHS         Seeks long-term capital   Goldman Sachs Asset
   SMALL-CAP VALUE         appreciation.             Management, L.P.
   PORTFOLIO

 AST GOLDMAN SACHS         Seek total return.        Goldman Sachs Asset
   STRATEGIC INCOME                                  Management, L.P.
   PORTFOLIO

 PORTFOLIO                 INVESTMENT                PORTFOLIO
 NAME                      OBJECTIVES                ADVISER/SUBADVISER(S)
 ---------                 ------------------------  ------------------------
 AST HERNDON LARGE-CAP     Seeks maximum growth of   Herndon Capital
   VALUE PORTFOLIO         capital by investing      Management, LLC
                           primarily in the value
                           stocks of larger
                           companies.

 AST HIGH YIELD PORTFOLIO  Seeks maximum total       J.P. Morgan Investment
                           return, consistent with   Management, Inc.
                           preservation of capital   Prudential Investment
                           and prudent investment    Management, Inc.
                           management.

 AST INTERNATIONAL GROWTH  Seeks long-term capital   Jennison Associates LLC
   PORTFOLIO               growth.                   Neuberger Berman
                                                     Management LLC
                                                     William Blair & Company,
                                                     LLC

 AST INTERNATIONAL VALUE   Seeks capital growth.     Lazard Asset Management
   PORTFOLIO                                         LLC
                                                     LSV Asset Management

 AST JENNISON GLOBAL       To seek total return.     Jennison Associates, LLC
   INFRASTRUCTURE
   PORTFOLIO

 AST JENNISON LARGE-CAP    Seeks long-term growth    Jennison Associates LLC
   GROWTH PORTFOLIO        of capital.

 AST LARGE-CAP VALUE       Seeks current income and  Hotchkis and Wiley
   PORTFOLIO               long-term growth of       Capital Management, LLC
                           income, as well as
                           capital appreciation.

 AST LOOMIS SAYLES         Seeks capital growth.     Loomis, Sayles &
   LARGE-CAP GROWTH        Income realization is     Company, L.P.
   PORTFOLIO               not an investment
                           objective and any income
                           realized on the
                           Portfolio's investments,
                           therefore, will be
                           incidental to the
                           Portfolio's objective.

 AST LORD ABBETT CORE      Seeks income and capital  Lord, Abbett & Co. LLC
   FIXED INCOME PORTFOLIO  appreciation to produce
                           a high total return.

 AST MANAGED EQUITY        To provide capital        Prudential Investments
   PORTFOLIO               appreciation.             LLC
                                                     Quantitative Management
                                                     Associates LLC

 AST MANAGED FIXED INCOME  To seek total return.     Prudential Investments
   PORTFOLIO                                         LLC
                                                     Quantitative Management
                                                     Associates LLC

 AST MFS GLOBAL EQUITY     Seeks capital growth.     Massachusetts Financial
   PORTFOLIO                                         Services Company

 AST MFS GROWTH PORTFOLIO  Seeks long-term capital   Massachusetts Financial
                           growth and future,        Services Company
                           rather than current
                           income.

 AST MFS LARGE-CAP VALUE   Seeks capital             Massachusetts Financial
   PORTFOLIO               appreciation.             Services Company

 AST MID-CAP VALUE         Seeks to provide capital  EARNEST Partners, LLC
   PORTFOLIO               growth by investing       WEDGE Capital Management
                           primarily in              L.L.P.
                           mid-capitalization
                           stocks that appear to be
                           undervalued.

 AST MONEY MARKET          Seeks high current        Prudential Investment
   PORTFOLIO               income and maintain high  Management, Inc.
                           levels of liquidity.

 AST NEUBERGER BERMAN      Seeks to maximize total   Neuberger Berman Fixed
   CORE BOND PORTFOLIO     return consistent with    Income LLC
                           the preservation of
                           capital.

 AST NEUBERGER BERMAN/LSV  Seeks capital growth.     LSV Asset Management
   MID-CAP VALUE PORTFOLIO                           Neuberger Berman
                                                     Management LLC

 AST NEUBERGER BERMAN      Seeks capital growth.     Neuberger Berman
   MID-CAP GROWTH                                    Management LLC
   PORTFOLIO

 AST PARAMETRIC EMERGING   Seeks long-term capital   Parametric Portfolio
   MARKETS EQUITY          appreciation.             Associates LLC
   PORTFOLIO

 AST PIMCO LIMITED         Seeks to maximize total   Pacific Investment
   MATURITY BOND PORTFOLIO return consistent with    Management Company LLC
                           preservation of capital   (PIMCO)
                           and prudent investment
                           management.

 AST PRUDENTIAL CORE BOND  Seeks to maximize total   Prudential Investment
   PORTFOLIO               return consistent with    Management, Inc.
                           the long-term
                           preservation of capital.


 AST PRUDENTIAL FLEXIBLE   To seek to provide        Jennison Associates, LLC
   MULTI-STRATEGY          capital appreciation.     Prudential Investment
   PORTFOLIO                                         Management, Inc.
                                                     Quantitative Management
                                                     Associates, LLC,

 AST QMA EMERGING MARKETS  Seeks long-term capital   Quantitative Management
   EQUITY PORTFOLIO        appreciation.             Associates LLC

 AST QMA LARGE-CAP         Seeks long-term capital   Quantitative Management
   PORTFOLIO               appreciation.             Associates LLC

 AST QMA US EQUITY ALPHA   Seeks long term capital   Quantitative Management
   PORTFOLIO               appreciation.             Associates LLC

 PORTFOLIO                        INVESTMENT                PORTFOLIO
 NAME                             OBJECTIVES          ADVISER/SUBADVISER(S)
 ---------                 ------------------------- ------------------------
 AST QUANTITATIVE          Seeks a high potential    Quantitative Management
   MODELING PORTFOLIO      return while attempting   Associates LLC
                           to mitigate downside
                           risk during adverse
                           market cycles.

 AST SMALL-CAP GROWTH      Seeks long-term capital   Eagle Asset Management,
   PORTFOLIO               growth.                   Inc.
                                                     Emerald Mutual Fund
                                                     Advisers Trust

 AST SMALL-CAP VALUE       Seeks to provide          ClearBridge Investments,
   PORTFOLIO               long-term capital growth  LLC
                           by investing primarily    J.P. Morgan Investment
                           in small-capitalization   Management, Inc.
                           stocks that appear to be LMC Investments, LLC undervalued.

 AST T. ROWE PRICE         Seeks long-term capital   T. Rowe Price
   DIVERSIFIED REAL        appreciation and          Associates, Inc.
   GROWTH PORTFOLIO        secondarily, income.      T. Rowe Price
                                                     International Ltd.
                                                     T. Rowe Price
                                                     International Ltd. -
                                                     Tokyo and T. Rowe Price
                                                     Hong Kong Limited

 AST T. ROWE PRICE EQUITY  Seeks to provide          T. Rowe Price
   INCOME PORTFOLIO        substantial dividend      Associates, Inc.
                           income as well as
                           long-term growth of
                           capital through
                           investments in the
                           common stocks of
                           established companies.

 AST T. ROWE PRICE         Seeks long-term growth    T. Rowe Price
   LARGE-CAP GROWTH        of capital by investing   Associates, Inc.
   PORTFOLIO               predominantly in the
                           equity securities of a
                           limited number of large,
                           carefully selected,
                           high-quality U.S.
                           companies that are
                           judged likely to achieve
                           superior earnings growth.

 AST T. ROWE PRICE         Seeks long-term capital   T. Rowe Price
   NATURAL RESOURCES       growth primarily through  Associates, Inc.
   PORTFOLIO               investing in the common
                           stocks of companies that
                           own or develop natural
                           resources (such as
                           energy products,
                           precious metals and
                           forest products) and
                           other basic commodities.

 AST TEMPLETON GLOBAL      Seeks to provide current  Franklin Advisers, Inc.
   BOND PORTFOLIO          income with capital
                           appreciation and growth
                           of income.

 AST WESTERN ASSET CORE    Seeks to maximize total   Western Asset Management
   PLUS BOND PORTFOLIO     return, consistent with   Company/ Western Asset
                           prudent investment        Management Company
                           management and liquidity  Limited
                           needs, by investing to
                           obtain the average
                           duration specified for
                           the Portfolio.

 AST WESTERN ASSET         Seeks to maximize total   Western Asset Management
   EMERGING MARKETS DEBT   return.                   Company/ Western Asset
   PORTFOLIO                                         Management Company
                                                     Limited

LIMITATIONS WITH THE OPTIONAL RETURN OF PURCHASE PAYMENTS DEATH BENEFIT

As a condition of electing the Return of Purchase Payments Death Benefit, we limit the Investment Options to which you may allocate your Account Value. If you elect the Return of Purchase Payments Death Benefit, only the following Investment Options and the DCA MVA Options are available to you which you may allocate your Account Value:

AST BlackRock Multi-Asset Income
AST Goldman Sachs Global Growth Allocation
AST Managed Fixed Income
AST Prudential Flexible Multi-Strategy
AST Quantitative Modeling
AST T. Rowe Price Diversified Real Growth

MARKET VALUE ADJUSTMENT OPTION

We currently offer DCA MVA Options. The DCA MVA Options are used with our 6 or 12 Month DCA Program. Amounts allocated to the DCA MVA Options earn the declared rate of interest while the amount is transferred over a 6 or 12 month period into the Sub-accounts that you have designated. A dollar cost averaging program does not assure a profit, or protect against a loss.

For a complete description of our 6 or 12 Month DCA Program, see the applicable section of this Prospectus within the section entitled "Managing Your Account Value."

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GUARANTEE PERIOD TERMINATION

A DCA MVA Option ends on the earliest of (a) the date the entire amount in the DCA MVA Option is withdrawn or transferred; (b) the Annuity Date; (c) the date the Annuity is surrendered; and (d) the date as of which a Death Benefit is determined, unless the Annuity is continued by a spousal Beneficiary. "Annuity Date" means the date on which we apply your Unadjusted Account Value to the applicable annuity option and begin the payout period. As discussed in the Annuity Options section, there is an age by which you must begin receiving annuity payments, which we call the "Latest Annuity Date." The "Payout Period" is the period starting on the Annuity Date and during which annuity payments are made.

RATES FOR DCA MVA OPTIONS

Multiple factors are considered in determining the fixed interest rates for the DCA MVA Options. In general, the interest rates we offer for the DCA MVA Options will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the DCA MVA Option, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the DCA MVA Options, general economic trends and competition. We also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to DCA MVA Options, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

The interest rate credited to a DCA MVA Option is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the DCA MVA Options. At the time that we confirm your DCA MVA Option, we will advise you of the interest rate in effect and the date your DCA MVA Option matures. We may change the rates we credit to new DCA MVA Options at any time. To inquire as to the current rates for the DCA MVA Options, please call 1-888-PRU-2888. DCA MVA Options may not be available in all states and are subject to a minimum rate which may vary by state.

The interest under a DCA MVA Option is credited daily on a balance that declines as amounts are transferred, and therefore, you do not earn interest on the full amount deposited to the DCA MVA Option.

To the extent permitted by law, we may establish different interest rates for DCA MVA Options offered to a class of Owners who choose to participate in various optional investment programs we make available. For any DCA MVA Option, you will not be permitted to allocate to the DCA MVA Option if the Guarantee Period associated with that DCA MVA Option would end after your Annuity Date.

MARKET VALUE ADJUSTMENT

With certain exceptions, if you transfer or withdraw Account Value from a DCA MVA Option prior to the end of the applicable Guarantee Period, you will be subject to a Market Value Adjustment or "MVA". We assess an MVA (whether positive or negative) upon:

   . any surrender, partial withdrawal (including a systematic withdrawal, Medically-Related Surrender, or a withdrawal program under Sections 72(t) or 72(q) of the Code), or transfer out of a DCA MVA Option made outside the 30 days immediately preceding the maturity of the Guarantee Period; and

   . your exercise of the Free Look right under your Annuity, unless prohibited by state law.

We will NOT assess an MVA (whether positive or negative) in connection with any of the following:

   . partial withdrawals made to meet Required Minimum Distribution requirements under the Code in relation to your Annuity or a required distribution if your Annuity is held as a Beneficiary Annuity, but only if the Required Minimum Distribution or required distribution from Beneficiary Annuity is an amount that we calculate and is distributed through a program that we offer;

   . transfers or partial withdrawals from a DCA MVA Option during the 30 days immediately prior to the end of the applicable Guarantee Period;

   .   transfers made in accordance with our 6 or 12 Month DCA Program;

   .   when a Death Benefit is determined;

   . deduction of a Annual Maintenance Fee or the Premium Based Insurance Charge from the Annuity; and

   .   Annuitization under the Annuity.

The amount of the MVA is determined according to the formula set forth in Appendix D. In general, the amount of the MVA is dependent on the difference between interest rates at the time your DCA MVA Option was established and current interest rates for the remaining Guarantee Period of your DCA MVA Option. For purposes of determining the amount of an MVA, we make reference to an index interest rate that in turn is based on a Constant Maturity Treasury
(CMT) rate for a maturity (in months) equal to the applicable duration of the DCA MVA Option. This CMT rate will be determined based on the weekly average of the CMT index of appropriate maturity as of two weeks prior to initiation of the DCA MVA Option.

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

The CMT index will be based on certain U.S. Treasury interest rates, as published in a Federal Reserve Statistical Release. The Liquidity Factor is an element of the MVA formula currently equal to 0.0025 or (0.25%). It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no Liquidity Factor is applied, will reduce the amount being surrendered or transferred from the DCA MVA Option. Please consult the DCA MVA formula in the appendices to this Prospectus for additional detail.

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

                         FEES, CHARGES AND DEDUCTIONS

In this section, we provide detail about the charges you incur if you own the Annuity.

The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under each Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Pruco Life may make a profit on the Total Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations and other expenses under an Annuity are less than the amount we deduct for the Total Insurance Charge. To the extent we make a profit on the Total Insurance Charge, such profit may be used for any other corporate purpose.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In general, a given charge under the Annuity compensates us for our costs and risks related to that charge and may provide for a profit. However, it is possible that with respect to a particular obligation we have under this Annuity, we may be compensated not only by the charge specifically tied to that obligation, but also from one or more other charges we impose.

With regard to charges that are assessed as a percentage of the value of the Sub-accounts, please note that such charges are assessed through a reduction to the Unit value of your investment in each Sub-account, and in that way reduce your Account Value. A "Unit" refers to a share of participation in a Sub-account used to calculate your Unadjusted Account Value prior to the Annuity Date.

CONTINGENT DEFERRED SALES CHARGE ("CDSC") (FOR B SERIES ONLY): A CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. We may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn. The CDSC percentage varies with the number of years that have elapsed since each Purchase Payment being withdrawn was made. If a withdrawal is taken on the day before the anniversary of the date that the Purchase Payment being withdrawn was made, then the CDSC percentage as of the next following year will apply. The CDSC percentages for the B Series are shown under "Summary of Contract Fees and Charges" earlier in this prospectus. If you elect the Tax Efficient Annuity Benefit Payout Option, your payments are subject to any applicable CDSC.

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see "Free Withdrawal Amounts" later in this Prospectus). If the free withdrawal amount is not sufficient, we then assume that any remaining amount of a partial withdrawal is taken from Purchase Payments on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity (such as gains), as described in the examples below.

EXAMPLES

These examples are designed to show you how the CDSC is calculated. They do not take into account any other fees and charges. The examples illustrate how the CDSC would apply to reduce your Account Value based on the timing and amount of your withdrawals. They also illustrate how a certain amount of your withdrawal, the "Free Withdrawal Amount," is not subject to the CDSC. The Free Withdrawal Amount is equal to 10% of all Purchase Payments currently subject to a CDSC in each year and is described in more detail in "Access to Account Value," later in this Prospectus.

Assume you purchase your B Series Annuity with a $75,000 initial Purchase Payment and you make no additional Purchase Payments for the life of your Annuity.

EXAMPLE 1

Assume the following:

   . five years after the purchase, your Unadjusted Account Value is $85,000 (your Purchase Payment of $75,000 plus $10,000 of investment gain);

   .   the free withdrawal amount is $7,500 (10% of $75,000);

   .   the applicable CDSC is 5%.

If you request a withdrawal of $50,000, $7,500 is not subject to the CDSC because it is the free withdrawal amount. The remaining amount of your withdrawal is subject to the 5% CDSC. The CDSC in this example is 5% of $42,500, or $2,125.

GROSS WITHDRAWAL OR NET WITHDRAWAL. You can request either a gross withdrawal or a net withdrawal. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by any applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Unadjusted Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding that will need to be withdrawn. We then apply the

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

CDSC or tax withholding to that entire amount. AS A RESULT, YOU WILL PAY A GREATER CDSC OR HAVE MORE TAX WITHHELD IF YOU ELECT A NET WITHDRAWAL.

   . If you request a gross withdrawal, the amount of the CDSC will reduce the amount of the withdrawal you receive. In this case, the CDSC would equal $2,125 (($50,000 - the free withdrawal amount of $7,500 = $42,500)
       x 0.05 = $2,125). You would receive $47,875 ($50,000 - $2,125). To determine your remaining Unadjusted Account Value after your withdrawal, we reduce your initial Unadjusted Account Value by the amount of your requested withdrawal. In this case, your Unadjusted Account Value would be $35,000 ($85,000 - $50,000).

   . If you request a net withdrawal, we first determine the entire amount that will need to be withdrawn in order to provide the requested payment. We do this by first subtracting the free withdrawal amount and dividing the resulting amount by the result of 1 minus the surrender charge. Here is the calculation: $42,500/(1 - 0.05) = $44,736.84. This is the total amount to which the CDSC will apply. The amount of the CDSC is $2,236.84. Therefore, in order to for you to receive the full $50,000, we will need to deduct $52,236.84 from your Unadjusted Account Value, resulting in remaining Unadjusted Account Value of $32,763.16.

EXAMPLE 2

Assume the following:

   .   you took the withdrawal described above as a gross withdrawal;

   . two years after the withdrawal described above, the Unadjusted Account Value is $48,500 ($35,000 of remaining Unadjusted Account Value plus $13,500 of investment gain);

   . the free withdrawal amount is still $7,500 because no additional Purchase Payments have been made and the Purchase Payment is still subject to a CDSC; and

   .   the applicable CDSC in Annuity Year 7 is now 3%.

If you now take a second gross withdrawal of $10,000, $7,500 is not subject to the CDSC because it is the free withdrawal amount. The remaining $2,500 is subject to the 3% CDSC or $125 and you will receive $9,875.

On the day that we process your request for a withdrawal, we calculate a CDSC based on any Purchase Payments not previously withdrawn. If your Account Value has declined in value, or if you had made prior withdrawals that reduced your Account Value, the dollar amount of your requested withdrawal may represent, as a percentage of the Purchase Payments being withdrawn, a dollar amount that is greater than your Account Value. As CDSC is calculated as a percentage of Purchase Payments being withdrawn, withdrawals in certain scenarios will result in a higher dollar charge than if CDSC was calculated as a percentage of your Account Value.

Please note that if you elect the Tax Efficient Annuity Payout Option, net withdrawals are not available of your Tax Efficient Annuity Amount. All tax efficient annuity payments will be gross distributions.

We may waive any applicable CDSC under certain circumstances described below in "Exceptions/Reductions to Fees and Charges."

TRANSFER FEE: Currently, you may make 20 free transfers between Investment Options each Annuity Year. We may charge $10 for each transfer after the 20th in each Annuity Year. We do not consider transfers made as part of a Dollar Cost Averaging or Automatic Rebalancing program when we count the 20 free transfers. All transfers made on the same day will be treated as one transfer. Transfers made through any electronic method or program we specify are not counted toward the 20 free transfers. The transfer fee is deducted pro rata from all Sub-accounts in which you maintain Account Value immediately subsequent to the transfer.

ANNUAL MAINTENANCE FEE: Prior to Annuitization, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is equal to $50 or 2% of your Unadjusted Account Value, whichever is less. This fee compensates us for administrative and operational costs in connection with the Annuity, such as maintaining our internal systems that support the Annuity. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender unless the surrender is taken within 30 days of the most recently assessed Annual Maintenance Fee. The fee is taken out first from the Sub-accounts on a pro rata basis and then from the DCA MVA Options (if the amount in the Sub-accounts is insufficient to pay the fee). The Annual Maintenance Fee is only deducted if the sum of the Purchase Payments at the time the fee is deducted is less than $100,000. We do not impose the Annual Maintenance Fee upon Annuitization (unless Annuitization occurs on an Annuity anniversary), or the payment of a Death Benefit.

If you elect the Tax Efficient Annuity Benefit Payout Option and begin receiving payments, the Annual Maintenance Fee will continue to be deducted. We will continue to deduct this fee annually on the anniversary of the Issue Date of your Annuity and it will be deducted from the Sub-accounts in the same manner as described above.

TAX CHARGE: Some states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We reserve the right

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

to deduct the tax from Purchase Payments when received, from Surrender Value upon surrender, or from Unadjusted Account Value upon Annuitization. The Tax Charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of Purchase Payments, Surrender Value, or Account Value as applicable. The Tax Charge currently ranges up to 3.5%. We may assess a charge against the Sub-accounts and the MVA Options equal to any taxes which may be imposed upon the Separate Accounts. "Surrender Value" refers to the Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, any charges assessable as a deduction from the Account Value for any optional benefits and any Annual Maintenance Fee.

We will pay company income taxes on the taxable corporate earnings created by this Annuity. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you may pay under the Annuity. We will periodically review the issue of charging for these taxes, and we may charge for these taxes in the future. We reserve the right to impose a charge for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account.

In calculating our corporate income tax liability, we may derive certain corporate income tax benefits associated with the investment of company assets, including Separate Account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. We do not pass these tax benefits through to holders of the Separate Account annuity contracts because (i) the contract Owners are not the Owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the Annuity.

TOTAL INSURANCE CHARGE: The Total Insurance Charge is comprised of two component charges - the Account Value Based Insurance Charge and the Premium Based Insurance Charge as described below.

   . ACCOUNT VALUE BASED INSURANCE CHARGE - is charged daily based on the annualized rate shown in the "Summary of Contract Fees and Charges." The charge is assessed daily as a percentage of the net assets of the Sub-accounts.

   . PREMIUM BASED INSURANCE CHARGE - is calculated and charged on each Quarterly Annuity Anniversary and is determined by multiplying the "Charge Basis" (described below) as of the Valuation Day immediately prior to the Quarterly Annuity Anniversary on which the charge is processed by the Premium Based Insurance Charge rate shown in the "Summary of Contract Fees and Charges." The charge is deducted pro rata from the Sub-accounts in which you maintain Account Value on the date the charge is due.

The Total Insurance Charge is intended to compensate Pruco Life for providing the insurance benefits under each Annuity and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge covers the mortality and expense risk and administration charges. Furthermore, the charge also compensates us for our administrative costs associated with providing the Annuity benefits, including preparation of the contract and Prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs.

For the Premium Based Insurance Charge, the Charge Basis is initially equal to the sum of all Purchase Payments on the Issue Date of the Annuity. The Charge Basis increases by the amount of any additional Purchase Payment. The Charge Basis may be reduced if you make a withdrawal. When we calculate the Charge Basis, we do not deduct any applicable fees, taxes or charges from the Purchase Payment.

The Charge Basis is reduced by the withdrawal amount less any positive growth in the Annuity, where growth is calculated by taking the Account Value immediately prior to the withdrawal and subtracting the Charge Basis. In no case will the growth be less than zero. If the withdrawal amount is less than the growth in the Annuity, then the Charge Basis will not be reduced.

EXAMPLES OF THE CHARGE BASIS

   . EXAMPLE 1: Assume you make an initial Purchase Payment of $75,000. Assume you make an additional Purchase Payment of $25,000 in the second Annuity Year. Your new Charge Basis will be $100,000 ($75,000 + $25,000 = $100,000).

   . EXAMPLE 2: Assume your Charge Basis is $125,000 and your Account Value is $150,000. You decide to take a partial withdrawal of $30,000. We will reduce your Charge Basis by $5,000 (Account Value of $150,000 - Charge Basis of $125,000 = $25,000; then, the partial withdrawal amount of $30,000 - $25,000 = $5,000.00) to equal your new Charge Basis of $120,000.

   . EXAMPLE 3: Assume your Charge Basis is $100,000 and your Account Value is $90,000. You decide to take a partial withdrawal of $25,000. We will reduce your Account Value and Charge Basis by $25,000. In this example, the Account Value is less than the Charge Basis, which means that there has been a decrease in

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

       your Account Value due to negative performance of the investment options. As a result of the partial withdrawal, your new Charge Basis is $75,000.

A Premium Based Insurance Charge is not deducted: (a) on or after the Annuity Date; (b) if a Death Benefit has been determined under the Annuity (unless Spousal Continuation occurs); or (c) in the event of a full surrender of the Annuity (unless the full surrender occurs on a Quarterly Annuity Anniversary, in which case we will deduct the charge prior to terminating the Annuity). If the Quarterly Annuity Anniversary is not on a Valuation Day, we will deduct the Premium Based Insurance Charge on the next Valuation Day.

The Premium Based Insurance Charges will continue to be deducted if you elected the Tax Efficient Annuity Benefit Payout Option. It will be deducted until the surrender or termination of the Annuity.

We will take the Premium Based Insurance Charge pro rata from each of the Sub-accounts every quarter. If the value of those Sub-accounts is not sufficient to cover the charge, we will take any remaining portion of the charge from the DCA MVA Options. For purposes of deducting the charge from the DCA MVA Options (a) with respect to DCA MVA Options with different amounts of time remaining until maturity, we will take the withdrawal from the DCA MVA Option with the shortest remaining duration, followed by the DCA MVA Option with the next-shortest remaining duration (if needed to pay the charge) and so forth (b) with respect to multiple DCA MVA Options that have the same duration remaining until maturity, we take the charge first from the DCA MVA Option with the shortest overall Guarantee Period and (c) with respect to multiple DCA MVA Options that have the same Guarantee Period length and duration remaining until the end of the Guarantee Period, we take the charge pro rata from each such DCA MVA Option. In this Prospectus, we refer to the preceding hierarchy as the "DCA MVA Option Hierarchy." We will only deduct that portion of the Premium Based Insurance Charge that does not reduce the Unadjusted Account Value below the lesser of $500 or 5% of the sum of the Purchase Payments allocated to the Annuity (which we refer to here as the "floor"). However, if a Premium Based Insurance Charge is deducted on the same day that a withdrawal is taken, it is possible that the deduction of the charge will cause the Unadjusted Account Value to fall below the immediately-referenced Account Value "floor." The Premium Based Charge is not considered a withdrawal for any purpose, including determination of free withdrawals, or CDSC.

OPTIONAL RETURN OF PURCHASE PAYMENTS DEATH BENEFIT CHARGE: If you elect to purchase the optional death benefit, we will deduct an additional charge. The additional charge for the optional Return of Purchase Payments Death Benefit is comprised of an Account Value based charge assessed daily and a premium based charge assessed quarterly. See the section of the Prospectus entitled, "Summary of Contract Fees and Charges."

FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each portfolio incurs total annualized operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees or short sale expenses that may apply. These fees and expenses are assessed against each portfolio's net assets, and reflected daily by each portfolio before it provides Pruco Life with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the summary Prospectuses and Prospectuses for the portfolios, which can be obtained by calling 1-888-PRU-2888.

DCA MVA OPTION CHARGES

No specific fees or expenses are deducted when determining the rates we credit to a DCA MVA Option. However, for some of the same reasons that we deduct the Total Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to a DCA MVA Option.

ANNUITY PAYMENT OPTION CHARGES

If you select a fixed payment option upon Annuitization, the amount of each fixed payment will depend on the Unadjusted Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. Also, a tax charge may apply.

TAX EFFICIENT ANNUITY BENEFIT PAYOUT OPTION CHARGES

We also offer a variable payment option. Please see the "Annuity Options" section of this Prospectus for details on the Tax Efficient Annuity Benefit Payout Option. All fees and charges described above will continue to apply if you elect this payout option, and will continue to apply even after you begin receiving payments. Some broker-dealer firms may not make available or recommend the Tax Efficient Annuity Benefit Payout Option to you. If the Tax Efficient Annuity Benefit Payout Option is not part of your Annuity contract, you will not be able to elect it. Please speak to your Financial Professional for further details.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC (B Series only) or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the Total Insurance Charge that is deducted

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

as an administration charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

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                            PURCHASING YOUR ANNUITY

REQUIREMENTS FOR PURCHASING THE ANNUITY

WE MAY APPLY CERTAIN LIMITATIONS, RESTRICTIONS, AND/OR UNDERWRITING STANDARDS AS A CONDITION OF OUR ISSUANCE OF AN ANNUITY AND/OR ACCEPTANCE OF PURCHASE PAYMENTS. THE CURRENT LIMITATIONS, RESTRICTIONS AND STANDARDS ARE DESCRIBED BELOW. WE MAY CHANGE THESE LIMITATIONS, RESTRICTIONS AND STANDARDS IN THE FUTURE.

INITIAL PURCHASE PAYMENT: An initial Purchase Payment is considered the first Purchase Payment received by us in Good Order and in an amount sufficient to issue your Annuity. This is the payment that issues your Annuity. All subsequent Purchase Payments allocated to the Annuity will be considered Additional Purchase Payments. Unless we agree otherwise and subject to our rules, you must make a minimum initial Purchase Payment of $10,000 for both Annuities. However, if you decide to make payments under a systematic investment or an electronic funds transfer program, we may accept a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent Purchase Payments plus your initial Purchase Payment total the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equals $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments with respect to this Annuity and all other annuities owned by the new Owner would equal or exceed that $1,000,000 threshold. We may limit additional Purchase Payments under other circumstances, as explained in "Additional Purchase Payments," below.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Pruco Life. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Pruco Life by wiring funds through your Financial Professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer, an arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions. You can allocate Purchase Payments to one or more available Investment Options.

SPECULATIVE INVESTING: Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships and endowments. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated Annuitant. You may name as Owner of the Annuity a grantor trust with one grantor only if the grantor is designated as the Annuitant. You may name as Owner of the Annuity, subject to state availability, a grantor trust with two grantors only if the oldest grantor is designated as the Annuitant. We will not issue Annuities to grantor trusts with more than two grantors and we will not permit co-grantors to be designated as either joint Annuitants during the Accumulation Period or Contingent Annuitants.

Where the Annuity is owned by a grantor trust, the Annuity must be distributed within 5 years after the date of death of the first grantor's death under (S) 72(s) of the Code. If a non-Annuitant grantor predeceases the Annuitant, the Surrender Value will be payable. The Surrender Value will be payable to the trust and there is no Death Benefit provided under the Annuity except as otherwise described below. Between the date of death of the non-Annuitant grantor and the date that we distribute the Surrender Value, the Account Value is reduced by the Total Insurance Charge and subject to market fluctuations. If the Annuitant dies after the death of the first grantor, but prior to the distribution of the Surrender Value of the Annuity, then the Death Benefit amount will be payable as a lump sum to the Beneficiary (ies) as described in the "Death Benefits" section of this prospectus. See the "Death Benefits" section later in this prospectus for information on the amount payable if the Annuitant predeceases the non-Annuitant grantor.

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Additionally, we will not permit election of any optional death benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Non-Qualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that may elect to use our Annuity as a funding vehicle.

AGE RESTRICTIONS: Unless we agree otherwise and subject to our rules, in order to issue the annuity, we must receive the application, in Good Order, before the oldest of the Owner(s) and Annuitant(s) turns 86 years old. If the optional Return of Purchase Payments Death Benefit is elected, we must receive the application in Good Order before the oldest of the Owner(s) and Annuitant(s) turns 80 years old. If you purchase a Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. The availability of protection of certain optional benefits may vary based on the age of the oldest Owner (or Annuitant, if entity owned) on the Issue Date of the Annuity. In addition, the broker-dealer firm through which you are purchasing an Annuity may impose a younger maximum issue age than what is described above - check with the broker-dealer firm for details. The "Annuitant" refers to the natural person upon whose life annuity payments payable to the Owner are based.

ADDITIONAL PURCHASE PAYMENTS: If allowed by applicable state law, currently you may make additional Purchase Payments, provided that the payment is at least $100 (we impose a $50 minimum for electronic funds transfer ("EFT") purchases). We may amend this Purchase Payment minimum, and/or limit the Investment Options to which you may direct Purchase Payments. You may make additional Purchase Payments, unless the Annuity is held as a Beneficiary Annuity, at any time before the earlier of the Annuity Date and (i) for Annuities that are not entity-owned, the oldest Owner's 86/th/ birthday or (ii) for entity-owned Annuities, the Annuitant's 86/th/ birthday. However, Purchase Payments are not permitted after the Account Value is reduced to zero.

Each additional Purchase Payment will be allocated to the Investment Options according to the instructions you provide with such Purchase Payment. You may not provide allocation instructions that apply to more than one additional Purchase Payment. Thus, if you have not provided allocation instructions with a particular additional Purchase Payment, we will allocate the Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding any Sub-accounts to which you may not choose to allocate Account Value. We will accept additional Purchase Payments up to and including the day prior to the later of (a) the oldest Owner's 86/th/ birthday (the Annuitant's 86/th/ birthday, if the Annuity is owned by an entity), or (b) the first anniversary of the Issue Date, unless otherwise required by applicable law or regulation to maintain the tax status of the Annuity.

WE RESERVE THE RIGHT TO LIMIT, SUSPEND OR REJECT ANY ADDITIONAL PURCHASE PAYMENT AT ANY TIME, BUT WOULD DO SO ONLY ON A NON-DISCRIMINATORY BASIS.

When you purchase this Annuity and determine the amount of your initial Purchase Payment, you should consider the fact that we may suspend, reject or limit additional Purchase Payments at some point in the future. Depending on the tax status of your Annuity (e.g., if you own the Annuity through an IRA), there may be annual contribution limits dictated by applicable law. Please see "Tax Considerations" for additional information on these contribution limits.

If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not choose to allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your Annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

Additional Purchase Payments may also be limited if the total Purchase Payments under this Annuity and other annuities equals or exceeds $1,000,000.00, as described in more detail in the "Initial Purchase Payment" section above.

DESIGNATION OF OWNER, ANNUITANT, AND BENEFICIARY

OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

   . Owner: Each Owner holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint Owners are required to act jointly; however, if both Owners instruct us in a written form that we find acceptable to allow one Owner to act independently on behalf of both Owners we will permit one Owner to do so. All information and documents that we are required to send you will be sent to the first named Owner. Co-ownership by entity Owners or an entity Owner and an individual is not permitted. Refer to the "Glossary of Terms" for a complete description of the term "Owner." Prior to

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       Annuitization, there is no right of survivorship (other than any spousal continuance right that may be available to a surviving spouse).

   . Annuitant: The Annuitant is the person upon whose life we make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the Accumulation Period. In limited circumstances and where allowed by law, we may allow you to name one or more "Contingent Annuitants" with our prior approval. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the prospectus. For Beneficiary Annuities, instead of an Annuitant there is a "Key Life" which is used to determine the annual required distributions.

   . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary designation should be the exact name of your Beneficiary, not only a reference to the Beneficiary's relationship to you. If you use a class designation in lieu of designating individuals (e.g. "surviving children"), we will pay the class of Beneficiaries as determined at the time of your death and not the class of Beneficiaries that existed at the time the designation was made. If no Beneficiary is named, the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term "Successor" is used. If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner, unless you elect an alternative Beneficiary designation.

Your right to make certain designations may be limited if you elect the Tax Efficient Annuity Benefit Payout Option (only available for non-qualified annuities - please see the "Annuity Options" section of this Prospectus) or if your Annuity is to be used as an IRA, Beneficiary Annuity or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

"BENEFICIARY" ANNUITY

You may purchase an Annuity if you are a Beneficiary of an account that was owned by a decedent, subject to the following requirements. You may transfer the proceeds of the decedent's account into one of the Annuities described in this Prospectus and receive distributions that are required by the tax laws.

Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. You must take required distributions at least annually, which we will calculate based on the applicable life expectancy in the year of the decedent's death, using Table 1 in IRS Publication 590. We do not assess a CDSC (if applicable) on distributions from your Annuity if you are required by law to take such distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate and is paid out through a program of systematic withdrawals that we make available.

For IRAs and Roth IRAs, distributions must begin by December 31/st/ of the year following the year of the decedent's death. If you are the surviving spouse Beneficiary, distributions may be deferred until the decedent would have attained age 70 1/2. However, if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to Beneficiaries of an IRA or Roth IRA, see "Required Distributions Upon Your Death for Qualified Annuity Contracts" in "Tax Considerations".

For nonqualified Annuities, distributions must begin within one year of the decedent's death. For additional information regarding the tax considerations applicable to Beneficiaries of a nonqualified Annuity see "Required Distributions Upon Your Death for Nonqualified Annuity Contracts" in "Tax Considerations".

You may take withdrawals in excess of your required distributions, however such withdrawals may be subject to the Contingent Deferred Sales Charge. Any withdrawals you take count toward the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Total Insurance Charge and the Annual Maintenance Fee.

The Annuity provides a basic Death Benefit upon death, and you may name "successors" who may receive the Death Benefit as a lump sum. Please note the following additional limitations for a Beneficiary Annuity:

..   No additional Purchase Payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple assets or death benefits into a single contract as part of this Beneficiary Annuity.

..   You may not elect the optional Return of Purchase Payments Death Benefit.

..   You may not annuitize the Annuity; no annuity options are available.

..   You may participate only in the following programs: Automatic Rebalancing,
    Dollar Cost Averaging (but not the 6 or 12 Month DCA Program), or Systematic Withdrawals.

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..   You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A Beneficiary Annuity may not be co-owned.

..   If the Annuity is funded by means of transfer from another Beneficiary
    Annuity with another company, we require that the sending company or the beneficial Owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another Beneficiary Annuity where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

..   The beneficial Owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA Owner; and
    (3) the Beneficiaries of the trust who are Beneficiaries with respect to the trust's interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust may be required to provide us with a list of all Beneficiaries to the trust (including contingent and remainder Beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30/th/ of the year following the year of death of the IRA or Roth IRA Owner, or date of Annuity application if later. The trustee may also be required to provide a copy of the trust document upon request. If the beneficial Owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor who is named as the Annuitant. If the beneficial Owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest Beneficiary under the trust.

..   If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a Beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

.. If you are transferring proceeds as Beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first or next required distribution. If, for any reason, your transfer request impedes our ability to complete your required distribution by the required date, we will be unable to accept your transfer request.

RIGHT TO CANCEL

You may cancel (or "Free Look") your Annuity for a refund by notifying us in Good Order or by returning the Annuity to our Service Office or to the representative who sold it to you within 10 days after you receive it (or such other period as may be required by applicable law). The Annuity can be mailed or delivered either to us, at our Service Office, or to the representative who sold it to you. Return of the Annuity by mail is effective on being postmarked, properly addressed and postage prepaid.

Subject to applicable law, the amount of the refund will equal the Account Value as of the Valuation Day we receive the returned Annuity at our Service Office or the cancellation request in Good Order, plus any fees or tax charges deducted from the Purchase Payment upon allocation to the Annuity or imposed under the Annuity, less any applicable federal and state income tax withholding. However, where we are required by applicable law to return Purchase Payments, we will return the greater of Account Value and Purchase Payments.

In addition, when you allocate Account Value to any DCA MVA Option and you take a withdrawal, a Market Value Adjustment may be assessed, which could be positive or negative. When an MVA is assessed, a Liquidity Factor of 0.25% is applied and will reduce the amount being withdrawn from the DCA MVA Option. If you decide to Free Look your Annuity, an MVA may be assessed (except in Return of Purchase Payment states), but we would not apply the Liquidity Factor of 0.25%. As a result, the amount of your refund may be reduced by an MVA, but will not be reduced by the Liquidity Factor.

SCHEDULED PAYMENTS DIRECTLY FROM A BANK ACCOUNT

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity, unless the Annuity is held as a Beneficiary Annuity. Investment restrictions will apply if you elect optional benefits. No additional Purchase Payments are permitted if you have elected the Beneficiary Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or terminated the ability of Owners to submit additional Purchase Payments.

SALARY REDUCTION PROGRAMS

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are not directed to the DCA MVA Options .

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                             MANAGING YOUR ANNUITY

CHANGE OF OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS

In general you may change the Owner, Annuitant and Beneficiary designations by sending us a request in Good Order which will be effective upon receipt at our Service Office. However if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. In addition, if you elect the Tax Efficient Annuity Benefit Payout Option as described later in this Prospectus, and begin payments under that option, you will not be able to change the Owner(s) or the Annuitant (if entity owned) of the Annuity.

As of the Valuation Day we receive an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new Owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Any change we accept is subject to any transactions processed by us before we receive the notice of change at our Service Office. Some of the changes we will not accept include, but are not limited to:

..   a new Owner subsequent to the death of the Owner or the first of any co-Owners to die, except where a spouse-Beneficiary has become the Owner as a result of an Owner's death;

..   a new Annuitant subsequent to the Annuity Date if the annuity option includes a life contingency;

..   a new Annuitant prior to the Annuity Date if the Owner is an entity;

..   a new Owner such that the new Owner is older than the age for which we would then issue the Annuity as of the effective date of such change, unless the change of Owner is the result of spousal continuation;

..   any permissible designation change if the change request is received at our
    Service Office after the Annuity Date;

..   A new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, or grantor trusts with more than two grantors; and

..   a new Annuitant for an Annuity issued to a grantor trust where the new
    Annuitant is not the oldest grantor of the trust.

In general, you may change the Owner, Annuitant and Beneficiary designations as indicated above, and also may assign the Annuity. WE WILL ALLOW CHANGES OF OWNERSHIP AND/OR ASSIGNMENTS ONLY IF THE ANNUITY IS HELD EXCLUSIVELY FOR THE BENEFIT OF THE ANNUITANT OR CONTINGENT ANNUITANT. WE ACCEPT ASSIGNMENTS OF NONQUALIFIED ANNUITIES ONLY.

WE RESERVE THE RIGHT TO REJECT ANY PROPOSED CHANGE OF OWNER, ANNUITANT, OR BENEFICIARY, AS WELL AS ANY PROPOSED ASSIGNMENT OF THE ANNUITY.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

..   a company(ies) that issues or manages viatical or structured settlements;

..   an institutional investment company;

..   an Owner with no insurable relationship to the Annuitant or Contingent
    Annuitant (a "Stranger-Owned Annuity" or "STOA"); or

..   a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

WE WILL IMPLEMENT THIS RIGHT ON A NON-DISCRIMINATORY BASIS AND TO THE EXTENT ALLOWED BY STATE LAW, BUT ARE NOT OBLIGATED TO PROCESS YOUR REQUEST WITHIN ANY PARTICULAR TIMEFRAME. There are restrictions on designation changes when you have elected certain optional benefits.

DEATH BENEFIT SUSPENSION UPON CHANGE OF OWNER OR ANNUITANT. If there is a change of Owner or Annuitant and you have elected the Return of Purchase Payments Death Benefit, the change may affect the amount of the Death Benefit. See "Death Benefits" later in the prospectus for additional details.

SPOUSAL DESIGNATIONS

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-Owner unless you designate a different Beneficiary. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the Owner and the non-Owner ex-spouse. The non-Owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for the division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the "Code") are now available to a same sex spouse.

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On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal law (for example, a tax free rollover).

Please see "Tax Considerations" for more information. Please consult with your tax or legal adviser for more information.

CONTINGENT ANNUITANT

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account").

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to continue the Annuity, the Death Benefit payable will equal the Death Benefit described in the spousal continuation section of the Death Benefits section of this Prospectus. See "Spousal Continuation of Annuity" in "Death Benefits" for more information about how the Annuity can be continued by a Custodial Account, including the amount of the Death Benefit.

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                          MANAGING YOUR ACCOUNT VALUE

There are several programs we administer to help you manage your Account Value. We describe our current programs in this section.

DOLLAR COST AVERAGING PROGRAMS

We offer Dollar Cost Averaging Programs during the Accumulation Period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one Sub-account to one or more other Sub-accounts. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from your Sub-accounts (if you make no selection, we will effect transfers on a monthly basis). In addition, you may elect the 6 or 12 Month DCA Program described below.

There is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market.

6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM")

The 6 or 12 Month DCA Program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. The 6 or 12 Month DCA Program may not be available in all states or with certain benefits or programs. The DCA MVA Options may not be available in all states.

CRITERIA FOR PARTICIPATING IN THE PROGRAM

..   If you have elected to participate in the 6 or 12 Month DCA Program, your initial Purchase Payment will be applied to your chosen program. Each time you make an additional Purchase Payment, you will need to elect a new 6 or 12 Month DCA Program for that additional Purchase Payment. If you do not provide such instructions, we will allocate that additional Purchase Payment on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding Sub-accounts to which you may not electively allocate Account Value. Additionally, if your initial Purchase Payment is funded from multiple sources (e.g., a transfer of assets/1035 exchange) then the total amount that you have designated to fund your annuity will be treated as the initial Purchase Payment for purposes of your participation in the 6 or 12 Month DCA Program.

..   You may only allocate Purchase Payments to the DCA MVA Options. You may not
    transfer Account Value into this program. To institute a program, you must allocate at least $2,000 to the DCA MVA Options.

..   As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether you want 6 or 12 monthly transfers under the program. We then set the monthly transfer amount, by dividing the Purchase Payment you have allocated to the DCA MVA Options by the number of months. For example, if you allocated $6,000, and selected a 6 month DCA Program, we would transfer $1,000 each month (with the interest earned added to the last payment). We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA MVA Options is reduced. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA MVA Option (including any interest) by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA MVA Option on the next scheduled transfer and terminate the program.

..   We impose no fee for your participation in the 6 or 12 Month DCA Program.

..   You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA MVA Options according to your instructions, subject to any applicable MVA. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA MVA Options on a pro rata basis to the Sub-accounts in which you are invested currently, excluding any Sub-accounts to which you are not permitted to choose to allocate or transfer Account Value. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account, unless restricted due to benefit election.

..   We credit interest to amounts held within the DCA MVA Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA MVA Option has been transferred out; (b) the date the entire amount in the DCA MVA Option is withdrawn; (c) the date as of which any Death Benefit payable is determined, unless the Annuity is continued by a spouse Beneficiary (in which case we continue to credit interest under the program); or (d) the Annuity Date.

..   The interest rate earned in a DCA MVA Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new Purchase Payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the dollar amount of interest you receive will decrease as amounts are systematically transferred from the DCA MVA Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

DETAILS REGARDING PROGRAM TRANSFERS

..   Transfers made under this program are not subject to any MVA.

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..   Any partial withdrawals, transfers, or fees deducted from the DCA MVA
    Options will reduce the amount in the DCA MVA Options. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA MVA Options associated with that program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 Month Program.

..   6 or 12 Month DCA transfers will begin on the date the DCA MVA Option is established (unless modified to comply with state law) and on each month following until the entire principal amount plus earnings is transferred. We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

..   The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the program.

..   We will make transfers under the 6 or 12 month DCA Program to the
    Sub-accounts that you specified upon your election of the Program.

..   If you are participating in one of our automated withdrawal programs (e.g.,
    Systematic Withdrawals), we may include within that withdrawal program amounts held within the DCA MVA Options.

..   If you elect the Tax Efficient Annuity Benefit Payout Option, your annuity payments may be deducted from your DCA MVA Options if there is not enough Account Value in your elected Sub-accounts to process a payment.

AUTOMATIC REBALANCING PROGRAMS

During the Accumulation Period, we offer Automatic Rebalancing among the Sub-accounts you choose. The "Accumulation Period" refers to the period of time from the Issue Date through the last Valuation Day immediately preceding the Annuity Date. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you choose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. You may make additional transfers; however, the Automatic Rebalancing program will not reflect such transfers unless we receive instructions from you indicating that you would like to adjust the Automatic Rebalancing program. There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a systematic withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS

Unless you direct us otherwise, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving Investment Options. IF YOUR FINANCIAL PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL SUCH TRANSACTIONS THAT ARE DIRECTED BY YOUR FINANCIAL PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You will receive a confirmation of any financial transaction involving the purchase or sale of Units of your Annuity. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these authorizations at any time. In addition, we may restrict the Investment Options available for transfers or allocation of Purchase Payments by such Financial Professional. We will notify you and your Financial Professional if we implement any such restrictions or prohibitions.

PLEASE NOTE: Contracts managed by your Financial Professional also are subject to the restrictions on transfers between Investment Options that are discussed in the section below entitled "Restrictions on Transfers Between Investment Options." We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com). Limitations that we may impose on your Financial Professional under the terms of an administrative agreement (e.g., a custodial agreement) do not apply to financial transactions requested by an Owner on his or her own behalf, except as otherwise described in this Prospectus.

RESTRICTIONS ON TRANSFERS BETWEEN INVESTMENT OPTIONS

During the Accumulation Period you may transfer Account Value between Investment Options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. We do not currently require a minimum amount in each Sub-account you allocate Account Value to at the time of any allocation or transfer. Although we do not currently impose a minimum transfer amount, we reserve the right to require that any transfer be at least $50.

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Transfers under this Annuity consist of those you initiate or those made under a systematic program, such as the 6 or 12 Month DCA Program, another dollar cost averaging program or an asset rebalancing program. The transfer restrictions discussed in this section apply only to transfers that you initiate, not any transfers under a program.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in Good Order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a "writing";
(ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer; and (iii) do not count any transfer that solely involves the Sub-account corresponding to the AST Money Market Sub-account, or any transfer that involves one of our systematic programs, such as automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a portfolio manager to manage a portfolio's investments. Frequent transfers may cause the portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the portfolios; or (b) we are informed by a portfolio (e.g., by the portfolio's portfolio manager) that the purchase or redemption of shares in the portfolio must be restricted because the portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

   . With respect to each Sub-account (other than the AST Money Market Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as automatic rebalancing; (ii) do not count any transfer that solely involves the AST Money Market Sub-account; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

   . We reserve the right to effect transfers on a delayed basis for all Annuities in accordance with our rules regarding frequent transfers. That is, we may price a transfer involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the transfer request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are owners of different variable annuity contracts that are funded through the same Separate Account that may not be subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than Annuity Owners who are subject to such limitations. Finally, there are owners of other variable annuity contracts or variable life contracts that are issued by Pruco Life as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying portfolio (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional are subject to the restrictions on transfers between Investment Options that are discussed above, if the Financial Professional manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional) and will not waive a transfer restriction for any Owner.

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ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS,
THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY. The portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each portfolio or its principal underwriter or its transfer agent that obligates us to provide to the portfolio promptly upon request certain information about the trading activity of individual contract Owners (including an Annuity Owner's TIN number), and (2) execute instructions from the portfolio to restrict or prohibit further purchases or transfers by specific Owners who violate the excessive trading policies established by the portfolio. In addition, you should be aware that some portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the portfolios (and thus Annuity Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the portfolios.

A portfolio also may assess a short-term trading fee (also referred to as "redemption fee") in connection with a transfer out of the Sub-account investing in that portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each portfolio determines the amount of the short-term trading fee and when the fee is imposed. The fee is retained by or paid to the portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no portfolio has adopted a short-term trading fee.

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                            ACCESS TO ACCOUNT VALUE

TYPES OF DISTRIBUTIONS AVAILABLE TO YOU

During the Accumulation Period you can access your Account Value through partial withdrawals, systematic withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and we may impose an MVA. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently as permitted, partial withdrawals are taken pro rata (i.e. "pro rata" meaning that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value). Each of these types of distributions is described more fully below.

TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES

PRIOR TO ANNUITIZATION

For federal income tax purposes, a distribution prior to Annuitization is deemed to come first from any "gain" in your Annuity and second as a return of your "cost basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax adviser for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the Annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any cost basis you have in your Annuity. Once the cost basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The cost basis in your Annuity may be based on the cost basis from a prior contract in the case of a 1035 exchange or other qualifying transfer. Please also see the section titled "Tax Considerations" for a discussion regarding the tax treatment of payments under the Tax Efficient Annuity Benefit Payout Option.

There may also be tax implications on distributions from qualified Annuities. See "Tax Considerations" for information about qualified Annuities and for additional information about nonqualified Annuities.

FREE WITHDRAWAL AMOUNTS (B SERIES ONLY)

The Free Withdrawal amount is the amount that can be withdrawn from your Annuity each Annuity Year without the application of any CDSC. The Free Withdrawal amount during each Annuity Year is equal to 10% of all Purchase Payments that are currently subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

   . The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity.

   . You can also make partial withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

   . If you elect the Tax Efficient Annuity Benefit Payout Option, any annuity payment or partial withdrawal taken in an Annuity Year that is above the Free Withdrawal Amount in the same Annuity Year, will be subject to any applicable CDSC.

EXAMPLE . This example assumes that no withdrawals have previously been taken.

On January 3/rd/, to purchase your Annuity, you make an initial Purchase Payment of $20,000.

On January 3/rd/ of the following calendar year, you make a subsequent Purchase Payment to your Annuity of $10,000.

   . Because in Annuity Year 1 your initial Purchase Payment of $20,000 is still within the CDSC schedule (see "Annuity Owner Transaction Expenses"), your Free Withdrawal amount in Annuity Year 1 equals $20,000 X 0.10, or $2,000.

   . Because in Annuity Year 2 both your initial Purchase Payment of $20,000 and your subsequent Purchase Payment of $10,000 are still within the CDSC schedule (see "Annuity Owner Transaction Expenses"), your Free Withdrawal amount in Annuity Year 2 equals $20,000 X 0.10, plus $10,000 X 0.10, or $2,000 + $1,000 for a total of $3,000.

To determine if a CDSC applies to partial withdrawals, we first determine if you have previously withdrawn all Purchase Payments. If so, no CDSC applies. If you have not previously withdrawn all Purchase Payments, we:

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1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

2. Next determine what, if any, remaining amounts are in excess of the Free Withdrawal amount. These amounts will be treated as withdrawals of Purchase Payments, as described in "Fees, Charges and Deductions - Contingent Deferred Sales Charge ("CDSC")" earlier in this Prospectus. These amounts may be subject to the CDSC. Purchase Payments are withdrawn on a first-in, first-out basis.

3. Withdraw any remaining amounts from any other Account Value (including gains). These amounts are not subject to the CDSC.

Your withdrawal will include the amount of any applicable CDSC. You can request a partial withdrawal as either a "gross" or "net" withdrawal. In a "gross" withdrawal, you request a specific withdrawal amount, with the understanding that the amount you actually receive is reduced by any applicable CDSC or tax withholding. Therefore, you may receive less than the dollar amount you specify. In a "net" withdrawal, you request a withdrawal for an exact dollar amount, with the understanding that any applicable deduction for CDSC or tax withholding is taken from your remaining Unadjusted Account Value. Therefore, a larger amount may be deducted from your Unadjusted Account Value than the amount you specify. No matter how you specify the withdrawal, any MVA will not be applied to the amount you receive, but instead will be applied to your Unadjusted Account Value. If you do not provide instruction on how you want the withdrawal processed, we will process the withdrawal as a gross withdrawal. We will deduct the partial withdrawal from your Unadjusted Account Value in accordance with your instructions. For purposes of calculating the applicable portion to deduct from the DCA MVA Options, the Unadjusted Account Value in all your DCA MVA Options is deemed to be in one Investment Option. If you provide no instructions, then (a) we will take the withdrawal from your Sub-accounts and DCA MVA Options in the same proportion that each such Investment Option represents to your total Unadjusted Account Value; (b) with respect to DCA MVA Options with different amounts of time remaining until maturity, we take the withdrawal from the DCA MVA Option with the shortest remaining duration, followed by the DCA MVA Option with the next-shortest remaining duration (if needed to satisfy the withdrawal request) and so forth; (c) with respect to multiple DCA MVA Options that have the same duration remaining until maturity, we take the withdrawal first from the DCA MVA Option with the shortest overall Guarantee Period and (d) with respect to multiple DCA MVA Options that have both the same Guarantee Period length and duration remaining until the end of the Guarantee Period, we take the withdrawal pro rata from each such DCA MVA Option.

SYSTEMATIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD

Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select. This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) and 72(q) of the Internal Revenue Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. If you elect the Tax Efficient Annuity Benefit Payout Option, any systematic withdrawal program in effect on the Benefit Valuation Date will terminate. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

We will withdraw systematic withdrawals from the Investment Options you have designated (your "designated Investment Options"). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. "Pro rata" means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

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SYSTEMATIC WITHDRAWALS UNDER SECTIONS 72(T)/72(Q) OF THE INTERNAL REVENUE CODE

If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments." For Annuities issued as nonqualified annuities, the Code may provide a similar exemption from penalty under Section 72(q) of the Code. Systematic withdrawals under Sections 72(t)/72(q) may be subject to a CDSC (except that no CDSC applies to the C Series) and/or an MVA. To request a program that complies with Sections 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. There is no minimum Surrender Value we require to allow you to begin a program for withdrawals under Sections 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

Please note that if a withdrawal under Sections 72(t) or 72(q) was scheduled to be effected between the last Valuation Day prior to December 25/th/ and December 31/st/ of a given year, then we will implement the withdrawal on the last Valuation Day prior to December 25/th/ of that year.

If you are receiving systematic withdrawals under Section 72(q), you will need to cancel your existing systematic withdrawal program before electing the Tax Efficient Annuity Benefit Payout Option. As a result of cancelling your
Section 72(q) systematic withdrawal program, you may incur adverse tax consequences. Please consult with your tax advisor prior to cancelling this program and electing the Tax Efficient Annuity Payout Option.

REQUIRED MINIMUM DISTRIBUTIONS

Required Minimum Distributions are a type of systematic withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make systematic withdrawals in amounts that satisfy the minimum distribution rules under the Code. We do not assess a CDSC (if applicable) or an MVA on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the Required Minimum Distribution and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) or an MVA may be assessed on that portion of a systematic withdrawal that is taken to satisfy the Required Minimum Distribution rules in relation to other savings or investment plans under other qualified retirement plans.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to systematic withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your Annuity and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution rules under the Code.

In any year in which the requirement to take Required Minimum Distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a Required Minimum Distribution if not for the suspension as eligible for treatment as described herein.

Please note that if a Required Minimum Distribution was scheduled to be effected between the last Valuation Day prior to December 25/th /and
December 31/st/ of a given year, then we will implement the Required Minimum Distribution on the last Valuation Day prior to December 25/th/ of that year.

No withdrawal taken as a Required Minimum Distribution for your Annuity under a program that we administer is subject to an MVA.

See "Tax Considerations" for a further discussion of Required Minimum Distributions.

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                                  SURRENDERS

SURRENDER VALUE

During the Accumulation Period you can surrender your Annuity at any time, and will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity. Your Surrender Value is equal to the Account Value (which includes the effect of any MVA) less any applicable CDSC, any applicable tax charges, and any Annual Maintenance Fee.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $2,000. We will not allow you to take any withdrawals that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. See "Annuity Options" later in this prospectus for information on the impact of the minimum Surrender Value at annuitization.

MEDICALLY-RELATED SURRENDERS

Where permitted by law, you may request to surrender all or part of your B Series Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below (a "Medically-Related Surrender"). The requirements of such a surrender and waiver may vary by state. The CDSC and this waiver are not applicable to the C Series.

If you request a full surrender, the amount payable will be your Account Value as of the date we receive, in Good Order, your request to surrender your Annuity. Any applicable MVA will apply to a Medically-Related Surrender. Although a CDSC will not apply to qualifying Medically-Related Surrenders, please be aware that a withdrawal from the Annuity before you have reached age 59 1/2 may be subject to a 10% tax penalty and other tax consequences - see "Tax Considerations" later in this Prospectus.

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

   . If the Owner is an entity, the Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a Medically-Related Surrender;

   . If the Owner is an entity, the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

   . If the Owner is one or more natural persons, all such Owners must also be alive at such time;

   . We must receive satisfactory proof of the Owner's (or the Annuitant's if entity-owned) confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

   .   no additional Purchase Payments can be made to the Annuity.

We reserve the right to impose a maximum amount of a Medically-Related Surrender (equal to $500,000), but we do not currently impose that maximum. That is, if the amount of a partial medically-related withdrawal request, when added to the aggregate amount of Medically-Related Surrenders you have taken previously under this Annuity and any other annuities we and/or our affiliates have issued to you exceeds that maximum amount, we reserve the right to treat the amount exceeding that maximum as not an eligible Medically-Related Surrender. A "Contingency Event" occurs if the Owner (or Annuitant if entity-owned) is:

..   first confined in a "Medical Care Facility" after the Issue Date and while the Annuity is in force, remains confined for at least 90 consecutive days, and remains confined on the date we receive the Medically-Related Surrender request at our Service Office; or

..   first diagnosed as having a "Fatal Illness" after the Issue Date and while the Annuity is in force. We may require a second or third opinion by a licensed physician chosen by us regarding a diagnosis of Fatal Illness. We will pay for any such second or third opinion.

"Fatal Illness" means a condition (a) diagnosed by a licensed physician; and
(b) that is expected to result in death within 24 months after the diagnosis in 80% of the cases diagnosed with the condition. "Medical Care Facility" means a facility operated and licensed pursuant to the laws of any United States jurisdiction providing medically necessary in-patient care, which is
(a) prescribed by a licensed physician in writing; (b) recognized as a general hospital or long-term care facility by the proper authority of the United States jurisdiction in which it is located; (c) recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; and
(d) certified as a hospital or long-term care facility; OR (e) a nursing home licensed by the United States jurisdiction in which it is located and offers the services of a Registered Nurse (RN) or Licensed Practical Nurse (LPN) 24 hours a day that maintains control of all prescribed medications dispensed and daily medical records. This waiver is not currently available in California and Massachusetts.

                                ANNUITY OPTIONS

Annuitization involves converting your Unadjusted Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit, if any, is determined solely under the terms of the applicable annuity payment option. We currently make annuity options available that provide fixed and variable annuity payments. Our variable annuity payment option described below under "Tax Efficient Annuity Benefit Payout Option" is only available on non-qualified annuities. Fixed annuity payments provide the same amount with each payment. Variable annuity payments provide you with variable payments based on your Account Value, which is subject to fluctuation based upon market performance, any partial withdrawals taken and applicable fees and charges. You must annuitize your entire Account Value; partial annuitizations are not allowed.

You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95/th/ birthday of the oldest of any Owner and Annuitant whichever occurs first ("Latest Annuity Date") and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. If a CDSC is still remaining on your Annuity, any period certain must be at least 10 years (or the maximum period certain available, if life expectancy is less than 10 years). You may change your choices before the Annuity Date.

If needed, we will require proof in Good Order of the Annuitant's age before commencing annuity payments. Likewise, we may require proof in Good Order that an Annuitant is still alive, as a condition of our making additional annuity payments while the Annuitant lives. We will seek to recover any life income annuity payments that we made after the death of the Annuitant.

If the initial annuity payment would be less than $100, we will not allow you to annuitize (except as otherwise specified by applicable law). Instead, we will pay you your current Unadjusted Account Value in a lump sum and terminate your Annuity. Similarly, we reserve the right to pay your Unadjusted Account Value in a lump sum, rather than allow you to annuitize, if the Surrender Value of your Annuity is less than $2,000 on the Annuity Date.

Once fixed annuity payments begin, you will no longer receive the Death Benefits described below. If you elect the Tax Efficient Annuity Benefit Payout Option, the Death Benefits described below would still apply to your Annuity. See the "Death Benefits" section of this Prospectus.

Please note that you may not annuitize under one of the Fixed Annuity Options within the first three Annuity Years (except as otherwise specified by applicable law). If you elected the Tax Efficient Annuity Benefit Payout Option, you could begin receiving annuity payments immediately after your Annuity is issued subject to certain conditions as described in the "Tax Efficient Annuity Benefit Payout Option" section below.

For Beneficiary Annuities, no annuity payments are available and all references to Annuity Date are not applicable.

FIXED ANNUITY OPTIONS

OPTION 1

ANNUITY PAYMENTS FOR A PERIOD CERTAIN: Under this option, we will make equal payments for the period chosen (the "period certain"), up to 25 years (but not to exceed the life expectancy of the Annuitant at the time the Annuity Option becomes effective, as computed under applicable IRS tables). The annuity payments may be made monthly, quarterly, semiannually, or annually, as you choose, for the fixed period. If the Owner dies during the income phase, payments will continue to any surviving Owner, or if there is no surviving Owner, the named Beneficiary or your estate if no Beneficiary is named for the remainder of the period certain.

OPTION 2

LIFE INCOME ANNUITY OPTION WITH A PERIOD CERTAIN: Under this option, income is payable monthly, quarterly, semiannually, or annually for the period certain, subject to our then current rules, and thereafter until the death of the Annuitant. Should the Owner or Annuitant die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or your estate if no Beneficiary is named, until the end of the period certain. If an annuity option is not selected by the Annuity Date, this is the option we will automatically select for you. We will use a period certain of 10 years, or a shorter duration if the Annuitant's life expectancy at the time the Annuity Option becomes effective, as computed under applicable IRS tables, is less than 10 years. If in this instance the duration of the period certain is prohibited by applicable law, then we will pay you a lump sum in lieu of this option.

OTHER ANNUITY OPTIONS WE MAY MAKE AVAILABLE

At the Annuity Date, we may make available other annuity options not described above. However, Options 1 and 2 above will always remain available. The additional options we currently offer are:

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

..   Life Annuity Option. We currently make available an annuity option that makes payments for the life of the Annuitant. Under that option, income is payable monthly, quarterly, semiannually, or annually, as you choose, until the death of the Annuitant. No additional annuity payments are made after the death of the Annuitant. No minimum number of payments is guaranteed. It is possible that only one payment will be payable if the death of the Annuitant occurs before the date the second payment was due, and no other payments nor death benefits would be payable.

..   Joint Life Annuity Option. Under the joint lives option, income is payable monthly, quarterly, semiannually, or annually, as you choose, during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of the second to die of the two Annuitants. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Annuitants occurs before the date the second payment was due, and no other payments or death benefits would be payable.

..   Joint Life Annuity Option With a Period Certain. Under this option, income is payable monthly, quarterly, semiannually, or annually for the number of years selected (the "period certain"), subject to our current rules, and thereafter during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of the second to die of the two Annuitants. If the Annuitants' joint life expectancy is less than the period certain, we will institute a shorter period certain, determined according to applicable IRS tables. Should the two Annuitants die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or to your estate if no Beneficiary is named, until the end of the period certain.

We reserve the right to cease offering any of these Other Annuity Options. If we do so, we will amend this Prospectus to reflect the change. We reserve the right to make available other annuity options.

TAX EFFICIENT ANNUITY BENEFIT PAYOUT OPTION

THIS OPTION IS ONLY AVAILABLE WITH NON-QUALIFIED ANNUITIES.

The Tax Efficient Annuity Benefit Payout Option is available to contract owners who purchased the Annuity in states where this option has been approved and who have submitted an application dated on or after April 27, 2015. If you purchased this Annuity prior to April 27, 2015, the Tax Efficient Annuity Benefit Payout Option is not available to you.

In addition, some broker-dealer firms may not make available or recommend the Tax Efficient Annuity Benefit Payout Option to you. If the Tax Efficient Annuity Benefit Payout Option is not part of your Annuity contract, you will not be able to elect it. Please speak to your Financial Professional for further details.

The Tax Efficient Annuity Benefit Payout Option is an alternate annuity payout option providing variable payments for a certain period of time. This payout option is an alternative to the other annuity options offered under your Annuity and described in this section of the Prospectus.

The payment amount that is calculated under this option will be based on your Account Value on the same calculation date each year. If this payout option is elected, you will still have access to your Account Value in the form of partial withdrawals and full surrender rights and are allowed to make transfers among your selected investment options. YOUR TAX EFFICIENT ANNUITY PAYMENTS ARE SUBJECT TO ANY APPLICABLE CDSC. PLEASE NOTE THAT SINCE YOUR PAYMENT AMOUNT IS RECALCULATED EACH YEAR BASED ON YOUR ACCOUNT VALUE, YOUR PAYMENTS WILL INCREASE OR DECREASE BASED ON THE PERFORMANCE OF YOUR UNDERLYING SUB-ACCOUNTS.

The Tax Efficient Annuity Benefit Payout Option may be appropriate for Owners of non-qualified Annuities that will be taking income from the Annuity and who wish to spread out their taxable income over a period of time. Under this option, the taxable income is spread out over a period of time as each payment represents a combination of both investment gain and cost basis. Also, this option may be more appropriate for those Owners who wish to retain access to their Account Value through partial withdrawals or full surrender, and who also have a need for a death benefit to be payable to his/her beneficiaries. Before electing this option, please consult with your Financial Professional and your tax advisor to determine if this option best suits your retirement and income needs. Please also see the "Tax Considerations" section of this Prospectus for additional information on the Tax Efficient Annuity Payout Option.

ELIGIBILITY FOR THE TAX EFFICIENT ANNUITY BENEFIT PAYOUT OPTION

Under the Tax Efficient Annuity Benefit Payout Option, you may elect to receive annuity payments at any time after your Annuity is issued subject to certain restrictions listed below. The annuity payment is calculated on the Benefit Valuation Date and each subsequent anniversary of the Benefit Valuation Date as described below.

To elect this option, you must meet the following requirements:

       1. Your Annuity is non-qualified;

       2. You submitted an election form for the payout option to us in Good Order;

       3. You meet the age requirements described below;

       4. Based on the payment frequency you choose, your periodic annuity payment amount must be equal to, or greater than, $100;

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

    5. All reported Internal Revenue Code Section 1035 exchanges must have been received into the Annuity;

    6. There must be investment gain in your Annuity and cost basis must be received for all Purchase Payments; and

    7. You have not already elected another annuity payout option under your Annuity as described above under "Fixed Annuity Options."

When completing the election form, you must indicate the payment period, which is the length of time in years that you elect for which the annuity payments will be made (i.e., 10 years, 15 years), the day of the month on which payments will be made (i.e., 1/st/, 2/nd/, 15/th/), and the frequency of your annuity payments (monthly, quarterly, semiannual or annual basis). Please note that the day of the month that you elect is limited to the 1/st/ through the 28/th/ day. On and after the Benefit Valuation Date, the payment frequency and day of the month cannot be changed.

At the time of your election, you will need to elect to receive annuity payments on a Single Applicable Life or Joint Applicable Lives basis. We use the age of the Applicable Life (Lives) to determine the minimum and maximum payment periods. The minimum payment period is 10 years and the maximum payment period may not exceed 100 years minus the age in years of the Single Applicable Life or the age in years of the younger of the Joint Applicable Lives on the Benefit Valuation Date. The Single Applicable Life, or both Joint Applicable Lives, must be at least age 59 1/2 but not more than 90 years old on the Benefit Valuation Date. Please see the table below entitled "Ownership Requirements."

OWNERSHIP REQUIREMENTS

                 Single       Joint     Age on Benefit
                Applicable  Applicable    Valuation           Maximum
Ownership         Life        Lives         Date          Payment Period            Examples
---------       ----------- ----------  --------------  -------------------- ------------------------

Natural Person/ Owner        N/A        At least        100 years minus      Age of Owner is 62.
Single Owner                            59 1/2 but      the age in years of  100 years minus 62 is
                                        not older       the Single           38. The maximum
                                        than age 90     Applicable Life      payment period in this
                                                        (Owner) on the       example would be 38
                                                        Benefit Valuation    years.
                                                        Date

Entity Owned    Annuitant    N/A        At least        100 years minus      Age of Annuitant is 74.
                                        59 1/2 but      the age in years of  100 years minus 74 is
                                        not older       the Single           26. The maximum
                                        than age 90     Applicable Life      payment period in this
                                                        (Annuitant) on the   example would be 26
                                                        Benefit Valuation    years.
                                                        Date

Jointly Owned   If both      Both       Both            100 years minus      First Owner is 75 and
                Owners       Owners     Owners          the age in years of  Joint Owner is 65.
                consent,                must be at      the younger of the   100 years minus 65 is
                one Owner               least 59 1/2    Joint Applicable     35. The maximum
                can be the              but not         Lives on the         payment period in this
                Single                  older than      Benefit Valuation    example would be 35
                Applicable              age 90          Date                 years.
                Life

HOW DOES THE TAX EFFICIENT ANNUITY BENEFIT PAYOUT OPTION WORK?

Once we receive your request in Good Order to begin Tax Efficient Annuity Payments, we will begin to set up your payment schedule as you selected. When we receive your request, we will also set up your Benefit Valuation Date, which is 30 days following the date we receive your election request to begin payments under this option in Good Order. The Benefit Valuation Date is treated the same as the Annuity Date. As of the close of business on the Benefit Valuation Date (or the next Valuation Date, if the Benefit Valuation Date does not fall on a Valuation Day), we will calculate your initial Tax Efficient Annuity Amount and the restrictions described below will be put in place on your Annuity.

Example:

   . On March 1st, we receive your request to elect the Tax Efficient Annuity Benefit Payout Option.

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

   . You have requested to receive your annuity payments on a monthly basis and would like your payments on the 15/th/ of every month.

   . On March 1/st/, we also received all of your transfer of asset paperwork, your cost basis is complete, all Purchase Payments are received and you have investment gain in your Annuity.

   . Your Benefit Valuation Date will be March 31/st/ (30 days following the date we received your request in Good Order).

   . Your Benefit Commencement Date will be April 15/th/, which will be the date of your first annuity payment.

   .   Your next annuity payment will be on May 15/th/.

On or after the Benefit Valuation Date, you may not:

   .   Cancel your election to receive Tax Efficient Annuity Payments;

   . Make any additional Purchase Payments to the Annuity. As a result, the DCA MVA Program will no longer be available for new allocations;

   .   Change the Owner(s) or Annuitant;

   .   Assign the Annuity;

   . Change the frequency at which annuity payments are made, or the day of the month on which Tax Efficient Annuity Payments are made;

   . Skip, cancel, accelerate, defer or modify the amount of any Tax Efficient Annuity Payment;

   .   Process an Internal Revenue Code Section 1035 exchange out of the
       Annuity; or

   .   Elect to begin any other form of annuity payments under the Annuity.

CALCULATION OF THE TAX EFFICIENT ANNUITY PAYMENT AMOUNT

On the Benefit Valuation Date, we will calculate your initial annuity payment. We do this by dividing your Account Value on the Benefit Valuation Date by the total number of periodic payments in your selected payment period (i.e., if payment frequency is annual, then 10 payments over 10 years; if payment frequency is monthly, then 120 payments over 10 years). On each anniversary of the Benefit Valuation Date (or the next Valuation Day if the anniversary of the Benefit Valuation Date is not a Valuation Day) we do the following:

       1. Subtract the number of periodic payments made in the prior Benefit Year from the number of periodic payments remaining in the payment period as of the prior Benefit Valuation Date anniversary (as of the Benefit Valuation Date, if this calculation is being made on the first anniversary of the Benefit Valuation Date); and

       2. Calculate the amount of the periodic Tax Efficient Annuity Payments to be made during the next Benefit Year by dividing your Account Value on the current Benefit Valuation Date anniversary by the remaining number of periodic payments in your payment period.

Before and after the Benefit Valuation Date, you will have access to your Account Value in the form of partial withdrawals and full surrender and be able to make transfers among your investment options that you have selected.

Example--Initial Annuity Payment:

   .   You elected to receive annual annuity payments over a 20 year period.

   .   Your Account Value on the Benefit Valuation Date is $100,000.

   .   Your cost basis is $90,000.

   . The following chart illustrates your payments over a 20 year period. It also illustrates that in year 4 in which your Account Value has decreased below the total amount of cost basis remaining in the Annuity due to market performance, your amount considered cost basis will be higher than your total payment.

                       Account   Remaining
                      Value on   Years in  Total Payments for
Payment Period          TEVD      Payment    Annual Payment   Amount considered
Year                 Anniversary  Period         Period          Cost Basis
--------------       ----------- --------- ------------------ -----------------
1                    $100,000.00    19         $5,000.00          $4,500.00
2                    $ 90,000.00    18         $4,736.84          $4,500.00
3                    $ 82,500.00    17         $4,583.33          $4,500.00
4                    $ 72,600.00    16         $4,270.59          $4,500.00
5                    $ 78,200.00    15         $4,887.50          $4,500.00
--                            --    --                --                 --
19                   $ 12,000.00     1         $6,000.00          $4,500.00
20                   $  8,000.00     0         $8,000.00          $4,500.00

Please note that all tax efficient annuity payments will be gross distributions.

THE EFFECT OF ANNUITY PAYMENTS ON ACCOUNT VALUE

Your Account Value will be reduced on a dollar for dollar basis by each annuity payment you receive. Annuity payments will be deducted pro-rata from your elected Sub-accounts. If you do not have sufficient Account Value in the elected Sub-accounts to process an annuity payment, any remaining Account Value from the elected Sub-accounts will be withdrawn first, and the remainder will be withdrawn from any applicable MVA Options. Please note that if your Account Value is less than or equal to the annuity payment amount on the date a payment is due, even if this occurs before the end of your payment period, we will pay the entire amount of the remaining Account Value and your Annuity will terminate. In addition, if your remaining Account Value is greater than the annuity payment amount on the date the final income payment is due, we will pay the remaining Account Value and your Annuity will terminate.

IMPACT OF PARTIAL WITHDRAWALS

You may take partial withdrawals of your Account Value during the payment period you selected. Partial withdrawals are in addition to any variable annuity payments we make based on your payment frequency and will reduce your Account Value on a dollar for dollar basis. In addition, if you take a partial withdrawal, your future Tax Efficient Annuity Payment amount will be reduced.

If you elect to take a partial withdrawal during your scheduled payment period, a portion of your partial withdrawal amount will be treated as a partial return of your cost basis. The remaining portion of your partial withdrawal amount will be taxed as ordinary income. For further details on the tax treatment of partial withdrawals under the Tax Efficient Annuity Benefit Payout Option, please see the "Tax Considerations" section of this Prospectus.

In addition, partial withdrawals are also subject to any applicable withdrawal charges as explained in the section of this Prospectus entitled "Fees, Charges and Deductions" and are subject to the minimum and maximum withdrawal amounts under your Annuity. Please note that partial withdrawals may result in your Account Value reducing to zero before the end of your payment period. If this occurs, no further annuity payments under your Tax Efficient Annuity Benefit Payout Option will be made to you and the Annuity will terminate.

You may also request to fully surrender your Annuity after the Benefit Valuation Date, subject to any applicable withdrawal charges. Such surrender request, however, cannot be made under Internal Revenue Code Section 1035. Additionally, once we process your full surrender request, no further annuity payments will be made to you and your Annuity will terminate.

EXAMPLE OF A PARTIAL WITHDRAWAL UNDER THE TAX EFFICIENT ANNUITY BENEFIT PAYOUT OPTION

Assume the following:

   . On your Benefit Valuation Date, your Account Value is equal to $100,000 and your cost basis is $80,000.

   . You elected a 20 year period certain on a monthly basis for a total of 240 Tax Efficient Annuity Payments.

   . Now assume that on the current Valuation Day, you have already taken 27 payments and your Account Value is $81,000 and your cost basis is $71,000. You have 213 payments left in your period certain (240-27=213 payments or 2 years and 3 months of payments taken).

   . On the current Valuation Day, you decide to take a partial withdrawal in the amount of $6,000.

   . The calculation to determine how much of your partial withdrawal would be excludable from taxes is as follows:

          . Cost basis prior to partial withdrawal multiplied by (partial withdrawal/Account Value prior to withdrawal).

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

          . Using the above hypothetical values, this would be $71,000 multiplied by ($6,000/$81,000) = $5,259.26, which is the excludable amount and $740.74 is the taxable amount.

          . Assume that after the partial withdrawal, your Account Value is $75,000 and your cost basis is $65,740.

          . Your Tax Efficient Annuity Amount is equal to your current Account Value divided by the number of remaining payments. This would be $75,000/213 remaining payments, which equals your new Tax Efficient Annuity Payment Amount of $352.11.

          . The amount that is considered to be cost basis for the remaining Tax Efficient Annuity Payments would equal the current cost basis after the partial withdrawal divided by the remaining Tax Efficient Annuity Payments. This would be $65,740 (cost basis)/213 remaining Tax Efficient Annuity Payments, which would equal $308.64 as the new excludable amount.

DEATH BENEFIT AFTER THE BENEFIT VALUATION DATE

Upon the death of the Owner (the first to die of the joint Owners, or the Annuitant if the Annuity is entity-owned) after the Benefit Valuation Date, the Account Value will remain in the elected Sub-accounts and/or the DCA MVA Options to which it was allocated at the time of death. Upon the Owner's death, if there are any remaining Tax Efficient Annuity Payments to be paid, we will pay these remaining payments in the order below:

   .   First, to the surviving joint owner, if any;

   .   Second, to the named Beneficiary(ies), if living; or

   .   Third, to the estate of the last surviving Owner.

If the payee(s) to whom any remaining Tax Efficient Annuity Payments are payable upon the Owner's (Annuitant's) death is also the Beneficiary for the Death Benefit, the Death Benefit feature will remain in effect and the payee(s) may instead elect to receive a single sum payment of the Death Benefit in accordance with the Annuity. If the payee(s) make this election, then any remaining Tax Efficient Annuity Payments and the Annuity will terminate. To elect to receive a single sum payment of the Death Benefit, we must receive Due Proof of Death of the Owner (Annuitant) and notification from the applicable payee(s) in Good Order at our Service Office.

Please note that any payments to be made after such a death will be made at least as rapidly as they were being made at the time of death.

TERMINATION OF THE TAX EFFICIENT ANNUITY BENEFIT PAYOUT OPTION

Your Tax Efficient Annuity Payments will terminate on the first to occur of the following events:

    1. The date we receive your request for a full surrender of your Annuity at our Service Office in Good Order;

    2. The date your Account Value equals zero;

    3. The date your selected payment period ends; or

    4. The date we receive Due Proof of the Owner's (Annuitant's) Death and notification in Good Order from the beneficiaries/payees electing to receive the Death Benefit in a single sum rather than continuing to receive income payments.

                                DEATH BENEFITS

TRIGGERS FOR PAYMENT OF THE DEATH BENEFIT

Both Annuities provide a Death Benefit prior to Annuitization. If the Annuity is owned by one or more natural persons, the Death Benefit is payable upon the death of the Owner (or the first to die, if there are multiple Owners). If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant's death if there is no Contingent Annuitant. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid upon the Annuitant's death. The person upon whose death the Death Benefit is paid is referred to below as the "decedent".

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity held by a natural person. At this time, we will not issue an Annuity to grantor trusts with more than two grantors.

You may name as the Owner of the Annuity a grantor trust with one grantor only if the grantor is designated as the Annuitant. You may name as the Owner of the Annuity, subject to state availability, a grantor trust with two grantors only if the oldest grantor is designated as the Annuitant. We will not issue Annuities to grantor trusts with more than two grantors and we will not permit co-grantors to be designated as either joint Annuitants during the Accumulation Period or Contingent Annuitants.

Where the Annuity is owned by a grantor trust, the Annuity must be distributed within 5 years after the date of death of the first grantor's death under (S) 72(s) of the Code. If a non-Annuitant grantor predeceases the Annuitant, the Surrender Value will be payable. The Surrender Value will be payable to the trust and there is no Death Benefit provided under the Annuity except as otherwise described below. Between the date of death of the non-Annuitant grantor and the date that we distribute the Surrender Value, the Account Value is reduced by the Total Insurance Charge and subject to market fluctuations. If the Annuitant dies after the death of the first grantor, but prior to the distribution of the Surrender Value of the Annuity, then the Death Benefit amount will be payable as a lump sum to the Beneficiary or Beneficiaries as described in the "Death Benefits" section of this prospectus. See the "Death Benefits" section later in this prospectus for information on the amount payable if the Annuitant predeceases the non-Annuitant grantor.

We determine the amount of the Death Benefit as of the date we receive "Due Proof of Death." Due Proof of Death can be met only if each of the following is submitted to us in Good Order: (a) a death certificate or similar documentation acceptable to us (b) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds and (c) any applicable election of the method of payment of the death benefit by at least one Beneficiary (if not previously elected by the Owner). We must be made aware of the entire universe of eligible Beneficiaries in order for us to have received Due Proof of Death. Any given Beneficiary must submit the written information we require in order to be paid his/her share of the Death Benefit.

Once we have received Due Proof of Death, each eligible Beneficiary may take his/her portion of the Death Benefit in one of the forms described in this Prospectus (e.g., distribution of the entire interest in the Annuity within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the Beneficiary - see "Payment of Death Benefits" below).

After our receipt of Due Proof of Death, we automatically transfer any remaining Death Benefit to the AST Money Market Sub-account. However, between the date of death and the date that we transfer any remaining Death Benefit to the AST Money Market Sub-account, THE AMOUNT OF THE DEATH BENEFIT IS REDUCED BY THE TOTAL INSURANCE CHARGE AND SUBJECT TO MARKET FLUCTUATIONS. If you have elected the Tax Efficient Annuity Benefit Payout Option, the Account Value will remain in the elected Sub-accounts and/or DCA MVA Options to which it was allocated at the time of death. Any remaining scheduled Tax Efficient Annuity payments will continue to be payable during the remainder of the payment period as explained above in "Death After the Benefit Valuation Date."

The amount of the Death Benefit is equal to the Unadjusted Account Value on the date we receive Due Proof of Death. We call this the "Basic Death Benefit."

OPTIONAL DEATH BENEFIT - THE RETURN OF PURCHASE PAYMENTS DEATH BENEFIT

For an additional charge, both Annuities provide an optional death benefit called the Return of Purchase Payments Death Benefit, which must be elected at the time you purchase the Annuity. This is referred to as the Return of Adjusted Purchase Payments Death Benefit Rider and will be attached to your Annuity contract once issued. You must be no older than age 79 to elect this optional benefit. Once elected, this optional benefit cannot be cancelled at a later date. Additionally, if you elect the Return of Purchase Payments Death Benefit, certain investment options may not be available to invest in or to transfer from. Please see the "Investment Options" section of this Prospectus.

The amount of the death benefit under the Return of Purchase Payments Death Benefit is equal to the greater of:

   .   The Return of Purchase Payments Amount, defined below; AND

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   .   The Unadjusted Account Value on the date we receive Due Proof of Death.

CALCULATION OF THE RETURN OF PURCHASE PAYMENTS AMOUNT

Initially, the Return of Purchase Payment amount is equal to the sum of all "adjusted" Purchase Payments allocated to the Annuity on its Issue Date. Thereafter, the Return of Purchase Payments Amount is:

   . Increased by additional adjusted Purchase Payments allocated to the Annuity, and

   . Reduced for any partial withdrawals. A withdrawal will cause a proportional reduction to the Return of Purchase Payments Amount equal to the ratio of the amount of the withdrawal to the Unadjusted Account Value immediately prior to the withdrawal).

   . If you have elected the Tax Efficient Annuity Benefit Payout Option and the Return of Purchase Payments Optional Death Benefit, your payments and any partial withdrawals you take will reduce the Return of Purchase Payments Death Benefit Amount proportionally.

EXCEPTIONS TO THE RETURN OF PURCHASE PAYMENT AMOUNT: There are certain exceptions to the amount of the Death Benefit under the Return of Purchase Payments Death Benefit.

..   SUBMISSION OF DUE PROOF OF DEATH AFTER ONE YEAR. If we receive Due Proof of
    Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death. Although we do not currently limit the Death Benefit to the Unadjusted Account Value, if we decide to do so, the beneficiaries designated under your Annuity would receive an amount equal to the Unadjusted Account Value and not an amount equal to the greater of the Return of Purchase Payment amount and the Unadjusted Account Value.

..   DEATH BENEFIT SUSPENSION PERIOD. You also should be aware that there is a
    Death Benefit suspension period. If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), the optional Return of Purchase Payments Death Benefit will be suspended for a two year period starting from the date that person first became Owner or Annuitant. This suspension would not apply if the ownership or annuitant change was the result of Spousal Continuation or death of the prior Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Unadjusted Account Value on the date we receive Due Proof of Death. After the two-year suspension period is completed the Death Benefit is the same as if the suspension period had not been in force. See the section of the Prospectus above generally with regard to changes of Owner or Annuitant that are allowable.

..   BENEFICIARY ANNUITY. With respect to a Beneficiary Annuity, the Death
    Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

SPOUSAL CONTINUATION OF ANNUITY

Unless you designate a Beneficiary other than your spouse, upon the death of either spousal Owner, the surviving spouse may elect to continue ownership of the Annuity instead of taking the Death Benefit payment. The Unadjusted Account Value as of the date of Due Proof of Death will be equal to the Death Benefit that would have been payable. Any amount added to the Unadjusted Account Value will be allocated to the Sub-accounts pro rata. For the B Series, no CDSC will apply to Purchase Payments made prior to the effective date of a spousal continuance. However, any additional Purchase Payments applied after the date the continuance is effective will be subject to all provisions of the Annuity, including the CDSC when applicable. The Premium Based Insurance Charge will continue to be assessed upon spousal continuation.

Subsequent to spousal continuation, the amount of the Death Benefit will be equal to the Unadjusted Account Value on the date we receive Due Proof of Death.

If you elected the Return of Purchase Payments Death Benefit, then upon spousal continuation, the Unadjusted Account Value is increased, if necessary, to equal the greater of:

   .   The Return of Purchase Payments Amount; and

   .   The Basic Death Benefit.

Any increase to the Unadjusted Account Value will be allocated on a pro rata basis to the Sub-accounts in which your Account Value is then allocated, excluding any Sub-accounts to which are you not permitted to electively allocate or transfer Account Value. If the Account Value in those permitted Sub-accounts is zero, we will allocate the additional amount to a money market Investment Option.

Spousal continuation is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Code ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the Beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

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We allow a spouse to continue the Annuity even though he/she has reached or surpassed the Latest Annuity Date. However, upon such a spousal continuance, annuity payments would begin immediately.

In addition, if the Tax Efficient Annuity Benefit Payout Option was elected, the surviving spouse or the beneficiary may continue the existing period certain payments based upon the Owner's election or may choose to take a lump sum payment of the Death Benefit. Please see the "Annuity Options" section of this Prospectus, sub-section, "Death Benefit After the Benefit Valuation Date."

A surviving spouse's ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see "Managing Your Annuity - Spousal Designations"). Please consult your tax or legal adviser for more information about such impact in your state.

PAYMENT OF DEATH BENEFITS

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED PLANS)

Except in the case of a spousal continuation as described above, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. In the event of the decedent's death before the Annuity Date, the Death Benefit must be distributed:

   .   within five (5) years of the date of death (the "5 Year Deadline"); or
   . as a series of payments not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed as a lump sum payment.

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES HELD BY TAX-FAVORED PLANS

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the Death Benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated Beneficiary and whether the Beneficiary is your surviving spouse.

   . If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death (the "Qualified 5 Year Deadline"), or as periodic payments not extending beyond the life expectancy of the designated Beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death, or December 31/st/ of the year in which you would have reached age 70 1/2 , whichever is later. Additionally, if the Death Benefit is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the Owner.

   . If you die before a designated Beneficiary is named and before the date Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out by the Qualified 5 Year Deadline. If the Beneficiary does not begin installments by December 31/st/ of the year following the year of death, we will require that the Beneficiary take the Death Benefit as a lump sum by the Qualified 5 Year Deadline. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

   . If you die before a designated Beneficiary is named and after the date Required Minimum Distributions must begin under the Code, the Death Benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into Separate Accounts by December 31/st/ of the year following the year of death, such Annuity is deemed to have no designated Beneficiary.

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A Beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the Death Benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

The tax consequences to the Beneficiary may vary among the different Death Benefit payment options. See "Tax Considerations" and consult your tax adviser.

BENEFICIARY VARIABLE PAYOUT OPTION TO CONTINUE TAX EFFICIENT ANNUITY PAYMENTS

Instead of receiving the Death Benefit under the Annuity in a lump sum payment, a Beneficiary may continue the remaining Tax Efficient Annuity Benefit payments that are remaining to be paid to the Owner of the Annuity under the original payment period he or she selected. In order for the Beneficiary to continue the Tax Efficient Annuity Payments upon death of the Owner, the following applies:

ELECTION AND TERMS OF THE BENEFICARY VARIABLE PAYOUT OPTION

The Beneficiary must apply at least $2,000 to the Beneficiary Variable Payout Option. Thus, the Death Benefit amount payable to each Beneficiary must be at least $2,000. If it is lower than $2,000, this option is not available and the Death Benefit will be payable in a lump sum.

No additional Purchase Payments can be applied to the Beneficiary Variable Payout Option. Multiple death benefits cannot be combined in a single Beneficiary Variable Payout Option.

Upon election, the Beneficiary of the Annuity will become the Beneficial Owner of the Beneficiary Variable Payout Option. We will send each Beneficiary that elects the Beneficiary Variable Payout Option a settlement agreement that describes the terms and conditions of the Beneficiary Variable Payout Option. Upon the death of the Beneficiary, any remaining Tax Efficient Annuity Payments may be paid to the person(s) named by the Beneficiary (successor), unless the successor chooses to receive a lump sum.

The basic Death Benefit of the Annuity remains on the Beneficiary Variable Payout Option; however, the Return of Purchase Payments Optional Death Benefit will no longer apply. Therefore, the charge for the Return of Purchase Payments Optional Death Benefit will not be assessed on the Beneficiary Variable Payout Option.

ACCOUNT VALUE OF THE BENEFICIARY VARIABLE PAYOUT OPTION

The initial Account Value of the Beneficiary Variable Payout Option (Allocation Amount) will be equal to any Death Benefit (including the optional Return of Purchase Payments Death Benefit) that would have been payable to the Beneficiary of the Annuity had the Beneficiary taken a lump sum distribution.

The same investment options available to the Owner of the Annuity at the time of death will be available to the Beneficiary; however, certain investment options may not be available. If we add, change, remove or do a substitution of an investment option under the Annuity after the Beneficiary begins receiving the remaining Tax Efficient Annuity Payments, the Beneficiary will be subject to the same rights under the Annuity as the Owner had before death.

The Beneficiary may request transfers among investment options, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per Annuity Year will incur a $10 transfer fee.

CHARGES APPLICABLE TO THE BENEFICIARY VARIABLE PAYOUT OPTION

..   Beginning on the date we receive an election by the Beneficiary to continue the Tax Efficient Annuity Payments, the Beneficiary will continue to incur an annual maintenance fee equal to the lesser of $50 or 2% of Account
    Value. The fee will only apply if the Allocation Amount is less than $100,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

..   Beginning on the date we receive an election by the Beneficiary to continue the remaining Tax Efficient Annuity Payments, the Beneficiary will incur a Settlement Service Charge, which is an annual charge assessed daily as a percentage of the net assets of the Sub-accounts. The charge is 1.00% per Agreement year.

PARTIAL WITHDRAWALS UNDER THE BENEFICIARY VARIABLE PAYOUT OPTION

..   The Beneficiary can request a withdrawal of all or a portion of the Account
    Value of the Beneficiary Variable Payout Option at any time, unless the Beneficiary Variable Payout Option was the death benefit payout predetermined by the Owner and the Owner restricted the Beneficiary's withdrawal rights.

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..   If the Beneficiary takes a partial withdrawal while remaining Tax Efficient
    Annuity Payments are scheduled to be paid, the following applies:

       1. any applicable MVA will be assessed;

       2. the partial withdrawal amount must be $100 or greater;

       3. the Account Value of the Beneficiary Variable Payout Option once the partial withdrawal amount is processed cannot fall below $2,000;

       4. the partial withdrawal will reduce the Account Value on a dollar for dollar basis;

       5. it may result in the Account Value reducing to zero before the end of the payment period originally selected by the Owner, resulting in termination of the Beneficiary Variable Payout Option; and

       6. it will result in a recalculation of the remaining Tax Efficient Annuity Payments, based on the reduced Account Value as a result of the partial withdrawal.

The remaining Tax Efficient Annuity Payments under the Beneficiary Variable Payout Option are not subject to CDSC.

Please note that remaining Tax Efficient Annuity Payments under this option are not guaranteed and could terminate before the payment period ends due to fluctuations in market performance, partial withdrawals or a combination of both.

In addition, we may pay compensation to the broker-dealer of record on the Beneficiary Variable Payout Option based on amounts held in the Beneficiary Variable Payout Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a Beneficiary under the Beneficiary Variable Payout Option.

Some broker-dealer firms may not make available or recommend the Tax Efficient Annuity Benefit Payout Option to you. If the Tax Efficient Annuity Benefit Payout Option is not part of your Annuity contract, you will not be able to elect it. Please speak to your Financial Professional for further details.

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                            VALUING YOUR INVESTMENT

VALUING THE SUB-ACCOUNTS

When you allocate Account Value to a Sub-account, you are purchasing Units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Account Value Based Insurance Charge and the additional charge of the Return of Purchase Payment Death Benefit, if elected.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price". The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we redeem 178.677 Units at the current Unit Price, leaving you
158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

PROCESSING AND VALUING TRANSACTIONS

Pruco Life is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern
Time). Generally, financial transactions requested in Good Order before the close of regular trading on the NYSE will be processed according to the value next determined following the close of business. Financial transactions requested on a non-business day or after the close of regular trading on the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of regular trading on the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of regular trading on the NYSE will be used when valuing and processing transactions.

We will not process any financial transactions involving purchase or redemption orders on days that the NYSE is closed. Pruco Life will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..   trading on the NYSE is restricted;

..   an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or

..   the SEC, by order, permits the suspension or postponement for the protection of security holders.

In certain circumstances, we may need to correct the processing of an order. In such circumstances, we may incur a loss or receive a gain depending upon the price of the security when the order was executed and the price of the security when the order is corrected. With respect to any gain that may result from such order correction, we will retain any such gain as additional compensation for these correction services.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive the Purchase Payment in Good Order at our Service Office. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue an Annuity within two (2) Valuation Days.

With respect to your initial Purchase Payment that is pending investment in our Separate Account, we may hold the amount temporarily in a suspense account and we may earn interest on such amount. You will not be credited with interest during that period. The monies held in the suspense account may be subject to claims of our general creditors. Also, the Purchase Payment will not be reduced nor increased due to market fluctuations during that period.

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As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. Once your purchase is approved by the firm, we will process your initial Purchase Payment as described above. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to claims of our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments as of the Valuation Day that we receive the Purchase Payment at our Service Office in Good Order. We may limit, restrict, suspend or reject any additional Purchase Payments at any time. See "Additional Purchase Payments" under "Purchasing Your Annuity" earlier in this prospectus.

SCHEDULED TRANSACTIONS: Scheduled transactions include transfers under the 6 or 12 Month DCA Program, the Asset Allocation Program, Auto-Rebalancing, Systematic Withdrawals, Systematic Investments, Required Minimum Distributions, substantially equal periodic payments under section 72(t)/72(q) of the Code, and annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to Required Minimum Distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, Systematic Withdrawals and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for partial withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for
(a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in Good Order, and will process the transaction in accordance with the discussion in "Processing And Valuing Transactions"

MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Service Office in Good Order all supporting documentation we require for such transactions.

We generally pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in Good Order at our Service Office.

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                              TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax adviser for complete information and advice.

Generally, the cost basis in an Annuity not associated with a tax-favored retirement plan is the amount you pay into your Annuity, or into Annuities exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

SAME SEX MARRIAGES, CIVIL UNIONS AND DOMESTIC PARTNERSHIPS

The summary that follows includes a description of certain spousal rights under the Annuity and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with
Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

NONQUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A NONQUALIFIED ANNUITY IS OWNED BY AN INDIVIDUAL OR NON-NATURAL PERSON AND IS NOT ASSOCIATED WITH A TAX-FAVORED RETIREMENT PLAN.

TAXES PAYABLE BY YOU

We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below.

Charges for investment advisory fees that are taken from the Annuity are treated as a partial withdrawal from the Annuity and will be reported as such to the Annuity Owner.

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity date for your Annuity. Generally, the maximum Annuity Date is the first day of the calendar month next following the Owner's or Annuitant's 95th birthday. However, this date may vary by state. For some of our contracts, you are able to choose to defer the Annuity Date beyond the default Annuity date described in your Annuity. However, the IRS may not then consider your contract to be an annuity under the tax law.

TAXES ON WITHDRAWALS AND SURRENDER BEFORE ANNUITY PAYMENTS BEGIN

If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of cost basis, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to

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income tax to the extent of gain. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

TAXES ON ANNUITY PAYMENTS

If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

Generally, the maximum Annuity Date is the first day of the calendar month next following the Owner's or Annuitant's 95th birthday. However, this date may vary by state.

TAXES ON PAYMENTS UNDER THE TAX EFFICIENT ANNUITY BENEFIT PAYOUT OPTION

The Tax Efficient Annuity Benefit Payout Option, as previously described, enables the Owner to receive annuity payments while the Account Value remains invested in the investment options available under the Annuity. We believe the applicable tax treatment will in general be the same as described above in Taxes on Annuity Payments. A portion of each payment you receive will be treated as a partial return of your Purchase Payments and will not be taxed. The remaining portion of each payment will be taxed as ordinary income. Generally, the nontaxable portion of each payment will be determined at the time you elect to receive payments under this Option. This tax-free amount will equal your Purchase Payments (reduced by any amounts previously received tax-free) divided by the number of payments you will receive during the payment period you elect. The tax-free amount will be a fixed dollar amount that will not change from year to year unless you elect to take a partial withdrawal from your Account Value.

If the total payment amount received in any year is less than the tax-free amount for the year, you will have an unrecovered tax-free amount, or a "loss in basis," for that year. The unrecovered tax-free amount may be recovered in a later year by making an election on a personal income tax return. However, the taxable amount reported by us in following years will not change, and thus, if the election is made, the taxable amount for a year will be less than that reported by us. IRS Publication 939 (General Rule for Pensions and Annuities) provides an explanation and example of how to elect to re-compute your tax-free annuity amounts. If annuity payments stop prior to the end of the payment period, a tax deduction may be allowed for any remaining unrecovered amount of Purchase Payments.

If you elect to take a partial withdrawal from your Account Value after annuity payments have begun under this Option, we believe a portion of the partial withdrawal payment you receive will be treated as a nontaxable return of your Purchase Payments. The remaining portion of the withdrawal will be taxed as ordinary income. The nontaxable portion of a withdrawal will be determined by multiplying your Purchase Payments (reduced by any amounts previously received tax-free) by a fraction, the numerator of which is the reduction in the Account Value as a result of the partial withdrawal and the denominator of which is the Account Value immediately prior to the partial withdrawal. The exclusion amount for each of the remaining annuity payments under this Option will equal the Purchase Payments (reduced by any amounts previously received tax-free) divided by the remaining number of annuity payments. The IRS could disagree with our understanding resulting in potentially adverse consequences, including but not limited to, back taxes, interest and penalties on amounts previously distributed.

If you completely surrender your contract after payments have begun under this Option, the excess of the amount you receive over your Purchase Payments (reduced by any amounts previously received tax-free) will be taxed as ordinary income.

We will administer and tax report amounts you receive under the Tax Efficient Benefit Annuity Payout Option based on our understanding of the tax law as described above. There is limited guidance regarding the tax law treatment of annuity payments and partial withdrawals under the Tax Efficient Annuity Payout Option. The IRS could disagree with our understanding and take the position that a larger portion of the amounts you receive are taxable. Please consult with your

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tax advisor regarding your personal tax position and how to reflect amounts received under the Tax Efficient Annuity Payout Option on your income tax return.

Some broker-dealer firms may not make available or recommend the Tax Efficient Annuity Benefit Payout Option to you. If the Tax Efficient Annuity Benefit Payout Option is not part of your Annuity contract, you will not be able to elect it. Please speak to your Financial Professional for further details.

PARTIAL ANNUITIZATION

Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a Nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under section 72 of the Code. We do not currently permit partial annuitization.

MEDICARE TAX ON NET INVESTMENT INCOME

The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,300 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.

TAX PENALTY FOR EARLY WITHDRAWAL FROM A NONQUALIFIED ANNUITY

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..   the amount is paid on or after you reach age 59 1/2 or die;

..   the amount received is attributable to your becoming disabled;

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

..   the amount received is paid under an immediate Annuity (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

Annuity contracts under an Annuity Payout Option, including the newly offered Tax Efficient Annuity Benefit Payout Option, are not eligible for a tax-free exchange under Section 1035.

TAXES PAYABLE BY BENEFICIARIES FOR A NONQUALIFIED ANNUITY

The Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

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..   As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

..   Within 5 years of death of Owner, the Beneficiary is taxed as amounts are withdrawn (with gain treated as being distributed first).

..   Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis.

CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ENTITY OWNERS

Where an Annuity is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax annually.

Where an Annuity is issued to a Charitable Remainder Trust (CRT), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional death benefit described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional benefits violates their fiduciary duty to the remainder beneficiary.

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity held by a natural person. At this time, we will not issue an Annuity to grantor trusts with more than two grantors.

You may name as the Owner of the Annuity a grantor trust with one grantor only if the grantor is designated as the Annuitant. You may name as the Owner of the Annuity, subject to state availability, a grantor trust with two grantors only if the oldest grantor is designated as the Annuitant. We will not issue Annuities to grantor trusts with more than two grantors and we will not permit co-grantors to be designated as either joint Annuitants during the Accumulation Period or Contingent Annuitants.

Where the Annuity is owned by a grantor trust, the Annuity must be distributed within 5 years after the date of death of the first grantor's death under (S) 72(s) of the Code. If a non-Annuitant grantor predeceases the Annuitant, the Surrender Value will be payable. The Surrender Value will be payable to the trust and there is no Death Benefit provided under the Annuity except as otherwise described below. Between the date of death of the non-Annuitant grantor and the date that we distribute the Surrender Value, the Account Value is reduced by the Total Insurance Charge and subject to market fluctuations. If the Annuitant dies after the death of the first grantor, but prior to the distribution of the Surrender Value of the Annuity, then the Death Benefit amount will be payable as a lump sum to the Beneficiary or Beneficiaries as described

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in the "Death Benefits" section of this prospectus. See the "Death Benefits"
section later in this prospectus for information on the amount payable if the Annuitant predeceases the non-Annuitant grantor.

ANNUITY QUALIFICATION

DIVERSIFICATION AND INVESTOR CONTROL. In order to qualify for the tax rules applicable to Annuities described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A NONQUALIFIED ANNUITY. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

CHANGES IN YOUR ANNUITY. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A QUALIFIED ANNUITY IS AN ANNUITY WITH APPLICABLE ENDORSEMENTS FOR A TAX-FAVORED PLAN OR A NONQUALIFIED ANNUITY HELD BY A TAX-FAVORED RETIREMENT PLAN.

The following is a general discussion of the tax considerations for Qualified Annuites. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. Please note that the Tax Efficient Annuity Benefit Payout Option is not available for Qualified Annuity Contracts. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.

A Qualified Annuity may typically be purchased for use in connection with:

..   Individual retirement accounts and annuities (IRAs), including inherited
    IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

..   Roth IRAs, including inherited Roth IRAs (which we refer to as a
    Beneficiary Roth IRA) under Section 408A of the Code;

..   A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

..   H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

..   Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
    Deferred Annuities or TDAs);

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..   Section 457 plans (subject to 457 of the Code).

A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

TYPES OF TAX-FAVORED PLANS

IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract. The "IRA Disclosure Statement" and "Roth IRA Disclosure Statement" which accompany the prospectus contain information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information (the material terms are summarized in this Prospectus and in those Disclosure Statements), the IRS requires that you have a "Free Look" after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.

CONTRIBUTIONS LIMITS/ROLLOVERS. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2015 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation.

The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA", which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

REQUIRED PROVISIONS.Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..   You, as Owner of the Annuity, must be the "Annuitant" under the contract
    (except in certain cases involving the division of property under a decree of divorce);

..   Your rights as Owner are non-forfeitable;

..   You cannot sell, assign or pledge the Annuity;

..   The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

..   The date on which required minimum distributions must begin cannot be later than April 1/st/ of the calendar year after the calendar year you turn age 70 1/2; and

..   Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

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..   A 10% early withdrawal penalty described below;

..   Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

..   Failure to take a Required Minimum Distribution, also described below.

SEPs. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

..   If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
    (a) $53,000 in 2015, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2015, this limit is $265,000;

..   SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

..   SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $18,000 in 2015 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "Free Look" period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAs. The "Roth IRA Disclosure Statement" contains information about eligibility, contribution limits, tax particulars and other Roth IRA information. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..   Contributions to a Roth IRA cannot be deducted from your gross income;

..   "Qualified distributions" from a Roth IRA are excludable from gross income.
    A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner's death; (c) due to the Owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

..   If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $18,000 in 2015. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

..   Your attainment of age 59 1/2;

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..   Your severance of employment;

..   Your death;

..   Your total and permanent disability; or

..   Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any "direct transfer" of your interest in the Annuity to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

CAUTION: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

REQUIRED MINIMUM DISTRIBUTIONS AND PAYMENT OPTIONS

If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

CHARITABLE IRA DISTRIBUTIONS.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2015, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2015.

For distributions in tax years beginning after 2005 and before 2015, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

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REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A QUALIFIED ANNUITY

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the Annuity and receive required minimum distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

..   If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

..   If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

..   If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner's spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.

Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

TAX PENALTY FOR EARLY WITHDRAWALS FROM A QUALIFIED ANNUITY

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..   the amount is paid on or after you reach age 59 1/2 or die;

..   the amount received is attributable to your becoming disabled; or

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually.
    (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

WITHHOLDING

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of

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withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

..   For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions

..   If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and

..   For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS - QUALIFIED ANNUITIES

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

DEFINED BENEFIT PLANS AND MONEY PURCHASE PENSION PLANS. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

DEFINED CONTRIBUTION PLANS (INCLUDING 401(K) PLANS AND ERISA 403(B) ANNUITIES). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAS, NON-ERISA 403(B) ANNUITIES, AND 457 PLANS. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

ADDITIONAL INFORMATION ABOUT IRAS

For additional information about federal tax law requirements applicable to IRAs and Roth IRAs, see the IRA Disclosure Statement or Roth IRA Disclosure Statement, as applicable.

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GIFTS AND GENERATION-SKIPPING TRANSFERS

If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences

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                               OTHER INFORMATION

PRUCO LIFE AND THE SEPARATE ACCOUNT

PRUCO LIFE. Pruco Life Insurance Company (Pruco Life) is a stock life insurance company organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam and in all states except New York. Pruco Life is a wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a New Jersey stock life insurance company that has been doing business since 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial), a New Jersey insurance holding company. No company other than Pruco Life has any legal responsibility to pay amounts that Pruco Life owes under its annuity contracts. Among other things, this means that where you participate in an optional death benefit and the value of that benefit exceeds your current Account Value, you would rely solely on the ability of Pruco Life to make payments under the benefit out of its own assets. As Pruco Life's ultimate parent, Prudential Financial, however, exercises significant influence over the operations and capital structure of Pruco Life.

Pruco Life incorporates by reference into the Prospectus its latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (Exchange Act) since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by Pruco Life pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the Prospectus by reference. Pruco Life will provide to each person, including any beneficial Owner, to whom a Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the Prospectus but not delivered with the Prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Pruco Life Insurance Company, One Corporate Drive, Shelton, CT 06484 or by calling 800-752-6342. Pruco Life files periodic reports as required under the Exchange Act. The public may read and copy any materials that Pruco Life files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Pruco Life delivers this Prospectus to current contract owners that reside outside of the United States.

Pruco Life conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Pruco Life may change over time. As of December 31, 2014, non-affiliated entities that could be deemed service providers to Pruco Life and/or an affiliated insurer within the Pruco Life business unit consisted of those set forth in the table below.

 NAME OF SERVICE PROVIDER     SERVICES PROVIDED              ADDRESS
 ------------------------  ------------------------  -------------------------
 Broadridge Investor
   Communication           Proxy services and        51 Mercedes Way,
   Solutions, Inc.         regulatory mailings       Edgewood, NY 11717

 CT Corporation System     UCC filings, corporate
                           filings and annual        111 Eighth Avenue, New
                           report filings            York, NY 10011

 Depository Trust &        Clearing and settlement   55 Water Street, 26/th/
   Clearing Corporation    services                  Floor, New York, NY 10041

 EDM Americas              Records management and    301 Fayetteville Street,
                           administration of         Suite 1500, Raleigh, NC
                           annuity contracts         27601

 ExlService Holdings, Inc. Administration of         350 Park Avenue, 10/th/
                           annuity contracts         Floor, New York, NY 10022

 National Financial        Clearing and settlement   82 Devonshire Street
   Services                services                  Boston, MA 02109

 NEPS, LLC                 Composition, printing,
                           and mailing of contracts  12 Manor Parkway, Salem,
                           and benefit documents     NH 03079

 Pershing LLC              Order-entry systems       One Pershing Plaza,
                           provider                  Jersey City, NJ 07399

 Thomson Reuters                                     3 Times Square New York,
                           Tax form printing         NY 10036

 Venio                                               4031 University Drive,
                                                     Suite 100, Fairfax, VA
                           Claim related services    22030

THE SEPARATE ACCOUNT. We have established a Separate Account, the Pruco Life Flexible Premium Variable Annuity Account (Separate Account), to hold the assets that are associated with the Annuities. The Separate Account was established under Arizona law on June 16, 1995, and is registered with the SEC under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. The assets of the Separate Account are held in

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the name of Pruco Life and legally belong to us. Pruco Life segregates the
Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct.

Income, gains, and losses, whether or not realized, for assets allocated to the Separate Account are, in accordance with the Annuities, credited to or charged against the Separate Account without regard to other income, gains, or losses of Pruco Life. The obligations under the Annuities are those of Pruco Life, which is the issuer of the Annuities and the depositor of the Separate Account. More detailed information about Pruco Life, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

In addition to rights that we specifically reserve elsewhere in this Prospectus, we reserve the right to perform any or all of the following:

..   offer new Sub-accounts, eliminate Sub-Accounts, substitute Sub-accounts or combine Sub-accounts;

..   close Sub-accounts to additional Purchase Payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates;

..   combine the Separate Account with other "unitized" separate accounts;

..   deregister the Separate Account under the Investment Company Act of 1940;

..   manage the Separate Account as a management investment company under the
    Investment Company Act of 1940 or in any other form permitted by law;

..   make changes required by any change in the federal securities laws, including, but not limited to, the Securities Act of 1933, the Securities Act of 1934, the Investment Company Act of 1940, or any other changes to the Securities and Exchange Commission's interpretation thereof;

..   establish a provision in the Annuity for federal income taxes if we determine, in our sole discretion, that we will incur a tax as the result of the operation of the Separate Account;

..   make any changes required by federal or state laws with respect to annuity contracts; and

..   to the extent dictated by any underlying Portfolio, impose a redemption fee or restrict transfers within any Sub-account.

We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with guidance provided by the SEC or its staff (or after obtaining an order from the SEC, if required). We reserve the right to substitute underlying Portfolios, as allowed by applicable law. If we make a fund substitution or change, we may change the Annuity contract to reflect the substitution or change. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Automatic Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

With the DCA MVA Options, we use a separate account of Pruco Life different from the Pruco Life Flexible Premium Variable Annuity Account discussed above. The separate account for the DCA MVA Option is not registered under the Investment Company Act of 1940. Moreover, you do not participate in the appreciation or depreciation of the assets held by that separate account.

FEES AND PAYMENTS RECEIVED BY PRUCO LIFE

As detailed below, Pruco Life and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios' advisers and subadvisers. Because these fees and payments are made to Pruco Life and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see "Variable Investment Options" under "Investment Options" earlier in this prospectus.

We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio's assets and are therefore borne by Owners. We also receive "revenue sharing" payments from the advisers of the underlying Portfolios or their affiliates (not the Portfolios), which compensate us for administrative services. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are equal to an annual rate of 0.50% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.

In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, subadviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. During 2014, with regard to the total amounts that were paid under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from approximately $300.00 to approximately $354,505.58. These amounts relate to all individual variable annuity contracts issued by Pruco Life or its affiliates, not only the Annuity covered by this prospectus.

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CYBER SECURITY RISKS. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.

LEGAL STRUCTURE OF THE UNDERLYING PORTFOLIOS

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act of 1940. Shares of the underlying mutual fund Portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

VOTING RIGHTS

We are the legal owner of the shares of the underlying Portfolios in which the Sub-accounts invest. However, under current SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying Portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares that are owned directly by us or an affiliate (excluding shares held in the separate account of an affiliated insurer). In addition, because all the shares of a given Portfolio held within our Separate Account are legally owned by us, we intend to vote all of such shares when that underlying Portfolio seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying Portfolio's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting", it is possible that the votes of a small percentage of contract holders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying Portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying Portfolio that require a vote of shareholders. We reserve the right to change the voting procedures described above if applicable SEC rules change.

Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisers for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisers by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

MATERIAL CONFLICTS

It is possible that differences may occur between companies that offer shares of an underlying Portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying Portfolio to variable life insurance policies and variable annuity contracts that we

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offer. Under certain circumstances, these differences could be considered
"material conflicts", in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

CONFIRMATIONS, STATEMENTS, AND REPORTS

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any Prospectus, Prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter, if there have been transactions during the quarter. We may confirm regularly scheduled transactions, including, but not limited to the Annual Maintenance Fee, systematic withdrawals (including 72(t)/72(q) payments and Required Minimum Distributions), electronic funds transfer, Dollar Cost Averaging, and auto rebalancing in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge $50 for each such additional or previously sent report, but may waive that charge in the future. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

DISTRIBUTION OF ANNUITIES OFFERED BY PRUCO LIFE

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc. , is the distributor and principal underwriter of the annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and AST Portfolios. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker/dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with both affiliated and unaffiliated broker/dealers who are registered under the Exchange Act (collectively, "Firms"). The affiliated broker/dealer, Pruco Securities, LLC is an indirect wholly-owned subsidiary of Prudential Financial that sells variable annuity and variable life insurance (among other products) through its registered representatives. Applications for each Annuity are solicited by registered representatives of the Firms. PAD utilizes a network of its own registered representatives to wholesale the Annuities to Firms. Because the Annuities offered through this prospectus are insurance products as well as securities, all registered representatives who sell the Annuities are also appointed insurance agents of Pruco Life.

Under the selling agreements, commissions are paid to firms on sales of the Annuity according to one or more schedules. The registered representative will receive all or a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 6.25% for the B Series, and 1.25% for the C Series. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of Unadjusted Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the Annuity. Commissions and other compensation paid in relation to the Annuity do not result in any additional charge to you or to the Separate Account. Compensation varies by Annuity product, and such differing compensation could be a factor in which Annuity a Financial Professional recommends to you.

In addition, in an effort to promote the sale of our products (which may include the placement of Pruco Life and/or the Annuity on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker/dealers firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide to us or our affiliates. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis; providing office access, operations and systems support; holding seminars intended to educate registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval and preferred programs to PAD. We, or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between

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

firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

The list below identifies three general types of payments that PAD pays to registered broker/dealers and firms which are broadly defined as follows:

   . Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon the total assets, subject to certain criteria in certain Pruco Life products.

   . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as Purchase Payments under Pruco Life annuity products sold through the firm.

   . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2014) received payment with respect to our annuity business generally during 2014 (or as to which a payment amount was accrued during 2014). The firms listed below include those receiving payments in connection with marketing of products issued by Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2014, the least amount paid, and greatest amount paid, were $25.00 and $9,079,316.06, respectively. Each of these Annuities also is distributed by other selling firms that previously were appointed only with our affiliate Prudential Annuities Life Assurance Corporation ("PALAC"). Such other selling firms may have received compensation similar to the types discussed above with respect to their sale of PALAC annuities. In addition, such other selling firms may, on a going forward basis, receive substantial compensation that is not reflected in this 2014 retrospective depiction.

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

NAME OF FIRM:                               Epoch Investment Management               Mass Mutual Financial Group
1st Global Capital Corp.                    Equity Services, Inc.                     Merrill Lynch, P,F,S
Advisor Group                               Federated Investors                       MetLife
Aegon Transamerica                          Fidelity Institutional Wealth Services
                                            (FIWS)                                    MFS
Afore Met Life                              Fidelity Investments                      MML Investors Services, Inc.
AFS Brokerage, Inc.                         Fifth Third Securities, Inc.              Money Concepts Capital Corp.
AIG Advisor Group                           Financial Planning Consultants            Morgan Stanley Smith Barney
AIG Financial Advisors Inc.                 Financial Services Int'l Corp. (FSIC)     Morgan Stanley Smith Barney (PDI)
Alliance                                    Financial Telesis                         MTL Equity Products, Inc.
Alliant/Benefit Partners                    Financial West Group                      Mutual of Omaha Bank
Allianz                                     First Allied Securities Inc.              National Planning Corporation
Allstate Financial Services, LLC            First Citizens Bank                       National Securities Corp.
American Financial Associates               First Heartland Capital, Inc.             Natixis Funds
American Portfolio Financial Services Inc.  First Merit Investments                   Neuberger Berman
Ameritas Investment Corp.                   First Protective Insurance Group          Next Financial Group, Inc.
Ameritus Capital Group, Inc.                First Southeast Investor Services         NFP Securities, Inc.
Annuity Partners                            First Tennessee Brokerage, Inc.           OneAmerica Securities, Inc.
Annuity Services                            FMS Financial Partners, Inc.              Oppenheimer & Co., Inc.
Appointment Resources                       Fortune Financial Services, Inc.          Pacific Life
AQR Capital Management                      Franklin Templeton                        Park Avenue Securities, LLC
Arete Wealth Management                     FSC Securities Corp.                      Pensionmark Retirement Group
Arque Capital, Ltd.                         Garden State Securities, Inc.             People's Securities
Arthur J. Gallagher                         GATX Southern Star Agency                 PIMCO
Arvest Asset Management                     Gary Goldberg & Co., Inc.                 PlanMember Securities Corp.
Astoria Federal Savings                     Geneos Wealth Management, Inc.            PNC Investments, LLC
AXA Advisors, LLC                           Girard Securities, Inc.                   PNC Bank
BancWest Investment Services                Goldman Sachs & Co.                       Presidential Brokerage
BBVA Compass Investment Solutions, Inc.     Great American Investors, Inc.            Princor Financial Services Corp.
Ballew Investments                          GWN Securities, Inc.                      ProEquities
Bank of Oklahoma                            H. Beck, Inc.                             Prospera Financial Services, Inc.
Bank of Texas                               H.D. Vest Investment                      Prudential Annuities
BB&T Investment Services, Inc.              Hantz Financial Services, Inc.            Purshe Kaplan Sterling Investments
BCG Securities, Inc.                        Harbor Financial Services, LLC            Questar Capital Corporation
Berthel Fisher & Company                    Harbour Investments, Inc.                 Raymond James & Associates
BFT Financial Group, LLC                    Hazard & Siegel, Inc.                     Raymond James Financial Svcs
BlackRock Financial Management Inc.         HBW Securities, Inc.                      RBC Capital Markets Corporation
Broadridge                                  Hornor, Townsend & Kent, Inc.             Regal Securities
Brokers International                       HSBC                                      Resource Horizons Group
Brookstone Financial Services               Huntington Investment Services            Ridgeway & Conger, Inc.
Cadaret, Grant & Co., Inc.                  Independent Financial Grp, LLC            Robert W. Baird & Co., Inc.
Cambridge Advisory Group                    Infinex Investments, Inc.                 Royal Alliance Associates
Cambridge Investment Research, Inc.         ING Financial Partners, LLC               Russell Investments
Cape Securities, Inc.                       Institutional Securities Corp.            Sagepoint Financial, Inc.
Capital Advisors                            Intercarolina Financial Services, Inc.    Sage Rutty & Co., Inc.
Capital Analysts                            Invest Financial Corporation              Sammons Securities Co., LLC
Capital Financial Services, Inc.            Investacorp                               Santander
Capital Growth Resources                    Investment Centers of America             Schroders Investment Management
Capital Guardian                            Investment Planners, Inc.                 Scott & Stringfellow, LLC
Capital Investment Group, Inc.              Investment Professionals                  Securian Financial Services, Inc.
Capital One Investment Services, LLC        Investors Capital Corporation             Securities America, Inc.
Capital Securities Management               ISC Group Inc.                            Securities Service Network
CCF Investments, Inc.                       J.J.B. Hilliard Lyons, Inc.               Sigma Financial Corporation
CCO Investment Services Corp.               J.P. Morgan                               Signator Investors, Inc.
Centaurus Financial, Inc.                   J.W. Cole Financial, Inc.                 SII Investments, Inc.
Cetera Advisor Network LLC                  Janney Montgomery Scott, LLC              Sorrento Pacific Financial LLC
Cetera Financial Group LLC                  Jennison Associates, LLC                  Southeast Financial Group, Inc.
Cetera Financial Specialists                KCG Holdings, Inc.                        Southern Bank
Cetera Investment Services                  Key Bank                                  Specialized Schedulers
CFD Investments, Inc.                       Key Investment Services LLC               Sterne Agee Financial Services, Inc.
Charter One Bank (Cleveland)                KMS Financial Services, Inc.              Stifel Nicolaus & Co.
Chase Investment Services                   Kovack Securities, Inc.                   Strategic Financial Alliance Inc.
Citigroup Global Markets Inc.               LaSalle St. Securities, LLC               Summit Brokerage Services, Inc.
Cognizant                                   Lazard                                    Summit Financial
Comerica Securities, Inc.                   Leaders Group Inc.                        Sunset Financial Services, Inc.
Commonwealth Financial Network              Legend Equities Corporation               SunTrust Investment Services, Inc.
Compass Bank Wealth Management Group        Legg Mason                                SWS Financial Services, Inc
Comprehensive Asset Management              Leigh Baldwin & Company, LLC              Symetra Investment Services Inc.
Crown Capital Securities, L.P.              LIMRA (Life Insurance and Market          Syndicated
CUNA Brokerage Svcs, Inc.                   Research Association)                     T. Rowe Price Group, Inc.
CUSO Financial Services, L.P.               Lincoln Financial Advisors                TFS Securities, Inc.
David Lerner and Associates                 Lincoln Financial Securities Corporation  The Investment Center
Dempsey Lord Smith, LLC                     Lincoln Investment Planning               The O.N. Equity Sales Co.
DWS Investments                             LPL Financial Corporation                 The Prudential Insurance Company of
Eaton Vance                                 LPL Financial Corporation (PDI)           America
Edward Jones & Co.                          M and T Bank Corporation                  The PNC Financial Services Group, Inc.
                                            M Holdings Securities, Inc.               The Strategic Financial Alliance Inc.

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

TransAmerica Financial Advisors, Inc.  US Bank                            Wells Fargo Investments LLC
Triad Advisors, Inc.                   VALIC Financial Advisors, Inc.     Western Asset Management Company
Trustmont Financial Group, Inc.        Veritrust Financial LLC            WFG Investments, Inc.
UBS Financial Services, Inc.           VSR Financial Services, Inc.       Wintrust Financial Corporation
Umpqua Investments                     Waddell & Reed Inc.                Woodbury Financial Services
Unionbanc Investment Services, LLC     Wall Street Financial Group        World Equity Group, Inc.
United Brokerage Services, Inc.        Wayne Hummer Investments LLC       World Group Securities, Inc.
United Planners Financial Service      Wells Fargo Advisors LLC           WRP Investments, Inc.
USA Financial Securities Corp.         Wells Fargo Advisors LLC - Wealth  Wunderlich Securities

You should note that firms and individual registered representatives and branch managers with some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to a contract product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Your registered representative can provide you with more information about the compensation arrangements that apply upon request.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Pruco Life are included in the Statement of Additional Information.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

LITIGATION AND REGULATORY MATTERS

Pruco Life is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Pruco Life and proceedings generally applicable to business practices in the industry in which we operate. Pruco Life is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Pruco Life is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Pruco Life, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Pruco Life's pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Pruco Life establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed. As of December 31, 2014, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Pruco Life reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Pruco Life's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Pruco Life's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Pruco Life's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Pruco Life's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Pruco Life's financial position.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

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..   Company

..   Experts

..   Principal Underwriter

..   Payments Made to Promote Sale of Our Products

..   Cyber Security Risk

..   Determination of Accumulation Unit Values

..   Financial Statements

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

PRUDENTIAL'S CUSTOMER SERVICE TEAM

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

INTERNET

Access information about your Annuity through our website:
www.prudentialannuities.com

CORRESPONDENCE SENT BY REGULAR MAIL

Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

CORRESPONDENCE SENT BY OVERNIGHT*, CERTIFIED OR REGISTERED MAIL

Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025

* Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g., Federal Express, United Parcel Service) will be delivered to the address listed below.

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center
(1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number
(PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

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

Pruco Life does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Nor, due to circumstances beyond our control, can we provide any assurances as to the delivery of transaction instructions submitted to us by regular and/or express mail. Regular and/or express mail (if operational) will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Pruco Life reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

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


                     APPENDIX A - ACCUMULATION UNIT VALUES

 As we have indicated throughout this prospectus, each Annuity is a contract that allows you to select or decline a feature that carries with it a specific asset-based charge. We maintain a unique Unit value corresponding to your election of contract features.

 Here, we set forth the historical Unit values corresponding to the lowest charge level for each Series and the highest charge level for each Series. In the Statement of Additional Information, which is available free of charge upon request, we set forth Unit values corresponding to the remaining charge levels.

                  PREMIER INVESTMENT VARIABLE ANNUITY B SERIES
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (0.55%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
                                                      Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   04/28/2014 to 12/31/2014                                $10.02463         $9.81901          42,299
------------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/28/2014 to 12/31/2014                                $11.85417        $13.19717          46,184
------------------------------------------------------------------------------------------------------------
AST BlackRock Multi-Asset Income Portfolio
   04/28/2014 to 12/31/2014                                 $9.99955         $9.97233         292,596
------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   04/28/2014 to 12/31/2014                                $12.10106        $13.30316         109,091
------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   04/28/2014 to 12/31/2014                                $16.74416        $19.35793         139,563
------------------------------------------------------------------------------------------------------------
AST FQ Absolute Return Currency Portfolio
   04/28/2014 to 12/31/2014                                 $9.99955         $9.71324          20,240
------------------------------------------------------------------------------------------------------------
AST Franklin Templeton K2 Global Absolute Return
   04/28/2014 to 12/31/2014                                 $9.99955         $9.66342          97,390
------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   04/28/2014 to 12/31/2014                                $15.16885        $16.35228          76,018
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Global Growth Allocation Portfolio
   04/28/2014 to 12/31/2014                                 $9.99955        $10.25115         136,250
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   04/28/2014 to 12/31/2014                                $16.56143        $18.19491         157,984
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   04/28/2014 to 12/31/2014                                $17.01801        $19.32676         119,092
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   04/28/2014 to 12/31/2014                                $18.37854        $19.82864         127,569
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Strategic Income Portfolio
   04/28/2014 to 12/31/2014                                 $9.99955         $9.73320          84,883
------------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   04/28/2014 to 12/31/2014                                $16.41115        $16.28751          90,054
------------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   04/28/2014 to 12/31/2014                                $13.88713        $13.75375         708,948
------------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   04/28/2014 to 12/31/2014                                $13.41843        $13.13220         155,058
------------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   04/28/2014 to 12/31/2014                                $12.96383        $12.14911         141,046
------------------------------------------------------------------------------------------------------------
AST Jennison Global Infrastructure Portfolio
   04/28/2014 to 12/31/2014                                 $9.99955        $10.41061          72,730
------------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   04/28/2014 to 12/31/2014                                $16.23232        $18.48089         129,609
------------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   04/28/2014 to 12/31/2014                                $17.32745        $18.72158         106,592
------------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   04/28/2014 to 12/31/2014                                $16.70216        $18.80146         130,511

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
                                                     Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   04/28/2014 to 12/31/2014                               $12.64191        $13.02948         307,329
-----------------------------------------------------------------------------------------------------------
AST Managed Equity Portfolio
   04/28/2014 to 12/31/2014                                $9.99955        $10.29105         185,700
-----------------------------------------------------------------------------------------------------------
AST Managed Fixed Income Portfolio
   04/28/2014 to 12/31/2014                                $9.99955        $10.03217         200,190
-----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   04/28/2014 to 12/31/2014                               $16.53185        $17.00090         216,603
-----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   04/28/2014 to 12/31/2014                               $16.63924        $18.60599         106,002
-----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   04/28/2014 to 12/31/2014                               $13.75086        $15.01238          73,175
-----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   04/28/2014 to 12/31/2014                               $17.56567        $19.80782          64,375
-----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   04/28/2014 to 12/31/2014                                $9.77942         $9.74274         758,667
-----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   04/28/2014 to 12/31/2014                               $18.63984        $20.60058         150,489
-----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   04/28/2014 to 12/31/2014                               $10.40761        $10.63422          81,991
-----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   04/28/2014 to 12/31/2014                               $17.07709        $19.30041          92,895
-----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   04/28/2014 to 12/31/2014                               $11.06125        $10.37674         178,262
-----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   04/28/2014 to 12/31/2014                               $10.50535        $10.43586         251,760
-----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   04/28/2014 to 12/31/2014                               $11.58970        $11.82336         716,872
-----------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   04/28/2014 to 12/31/2014                               $10.70932        $11.01361         262,070
-----------------------------------------------------------------------------------------------------------
AST Prudential Flexible Multi-Strategy Portfolio
   04/28/2014 to 12/31/2014                                $9.99955        $10.55012         209,376
-----------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   04/28/2014 to 12/31/2014                                $9.58753         $9.40331          61,939
-----------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/28/2014 to 12/31/2014                               $12.11273        $13.48446          26,043
-----------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   04/28/2014 to 12/31/2014                               $18.36932        $20.56057          76,467
-----------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   04/28/2014 to 12/31/2014                               $12.31025        $13.00950         586,439
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   04/28/2014 to 12/31/2014                               $17.55685        $19.46218          87,626
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   04/28/2014 to 12/31/2014                               $17.20779        $18.23369          70,735
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Diversified Real Growth Portfolio
   04/28/2014 to 12/31/2014                                $9.99955        $10.36085         294,501
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   04/28/2014 to 12/31/2014                               $15.92130        $16.76074         173,600
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   04/28/2014 to 12/31/2014                               $17.52164        $19.87769         281,647
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   04/28/2014 to 12/31/2014                               $12.33990        $10.58621         228,110
-----------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   04/28/2014 to 12/31/2014                               $10.88026        $10.81974         311,203
-----------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   04/28/2014 to 12/31/2014                               $12.05496        $12.42713         317,474
-----------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   04/28/2014 to 12/31/2014                                $9.88716         $9.60349          53,120

 *  Denotes the start date of these sub-accounts

                  PREMIER INVESTMENT VARIABLE ANNUITY B SERIES
                          Pruco Life Insurance Company
                                   Prospectus

    ACCUMULATION UNIT VALUES: With Return of Purchase Payments Death Benefit
                                    (0.70%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
                                                      Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST BlackRock Multi-Asset Income Portfolio
   04/28/2014 to 12/31/2014                                $9.99942          $9.96196         148,156
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Global Growth Allocation Portfolio
   04/28/2014 to 12/31/2014                                $9.99942         $10.24056         151,170
------------------------------------------------------------------------------------------------------------
AST Managed Fixed Income Portfolio
   04/28/2014 to 12/31/2014                                $9.99942         $10.02171          75,526
------------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   04/28/2014 to 12/31/2014                                $9.99942          $9.95220               0
------------------------------------------------------------------------------------------------------------
AST Prudential Flexible Multi-Strategy Portfolio
   04/28/2014 to 12/31/2014                                $9.99942         $10.53920         154,501
------------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   04/28/2014 to 12/31/2014                                $9.99942         $10.55662         353,862
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Diversified Real Growth Portfolio
   04/28/2014 to 12/31/2014                                $9.99942         $10.35011         283,257

 *  Denotes the start date of these sub-accounts

                  PREMIER INVESTMENT VARIABLE ANNUITY C SERIES
                          Pruco Life Insurance Company
                                   Prospectus

           ACCUMULATION UNIT VALUES: Basic Death Benefit Only (0.68%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
                                                      Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   04/28/2014 to 12/31/2014                                $10.06930         $9.85401          18,421
------------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/28/2014 to 12/31/2014                                $10.03311        $11.15982          38,372
------------------------------------------------------------------------------------------------------------
AST BlackRock Multi-Asset Income Portfolio
   04/28/2014 to 12/31/2014                                 $9.99944         $9.96336         187,337
------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   04/28/2014 to 12/31/2014                                $10.06555        $11.05572          24,685
------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   04/28/2014 to 12/31/2014                                $10.08208        $11.64573          43,872
------------------------------------------------------------------------------------------------------------
AST FQ Absolute Return Currency Portfolio
   04/28/2014 to 12/31/2014                                 $9.99944         $9.70452          12,537
------------------------------------------------------------------------------------------------------------
AST Franklin Templeton K2 Global Absolute Return
   04/28/2014 to 12/31/2014                                 $9.99944         $9.65473          82,825
------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   04/28/2014 to 12/31/2014                                $10.07726        $10.85387          15,649
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Global Growth Allocation Portfolio
   04/28/2014 to 12/31/2014                                 $9.99944        $10.24206          37,256
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   04/28/2014 to 12/31/2014                                 $9.98703        $10.96235          36,516
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   04/28/2014 to 12/31/2014                                 $9.97007        $11.31270          38,084
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   04/28/2014 to 12/31/2014                                 $9.98144        $10.75944          57,381
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Strategic Income Portfolio
   04/28/2014 to 12/31/2014                                 $9.99944         $9.72436          43,408

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
                                                    Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   04/28/2014 to 12/31/2014                              $10.03011         $9.94566           6,550
----------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   04/28/2014 to 12/31/2014                               $9.99944         $9.89459          64,957
----------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   04/28/2014 to 12/31/2014                               $9.98473         $9.76311          29,912
----------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   04/28/2014 to 12/31/2014                              $10.02699         $9.38850          51,215
----------------------------------------------------------------------------------------------------------
AST Jennison Global Infrastructure Portfolio
   04/28/2014 to 12/31/2014                               $9.99944        $10.40129          16,954
----------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   04/28/2014 to 12/31/2014                               $9.91300        $11.27625          20,055
----------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   04/28/2014 to 12/31/2014                              $10.01868        $10.81514          30,568
----------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   04/28/2014 to 12/31/2014                              $10.00995        $11.25817           9,764
----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   04/28/2014 to 12/31/2014                               $9.99944        $10.29696         104,967
----------------------------------------------------------------------------------------------------------
AST Managed Equity Portfolio
   04/28/2014 to 12/31/2014                               $9.99944        $10.28185          65,627
----------------------------------------------------------------------------------------------------------
AST Managed Fixed Income Portfolio
   04/28/2014 to 12/31/2014                               $9.99944        $10.02298         118,014
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   04/28/2014 to 12/31/2014                              $10.02581        $10.30110          70,929
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   04/28/2014 to 12/31/2014                               $9.96575        $11.13384           6,834
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   04/28/2014 to 12/31/2014                              $10.04285        $10.95451          14,699
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   04/28/2014 to 12/31/2014                               $9.97181        $11.23471          13,520
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   04/28/2014 to 12/31/2014                               $9.99944         $9.95288          32,307
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   04/28/2014 to 12/31/2014                               $9.98333        $11.02363          59,324
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   04/28/2014 to 12/31/2014                               $9.98997        $10.19848          24,992
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   04/28/2014 to 12/31/2014                               $9.94455        $11.22938          50,764
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   04/28/2014 to 12/31/2014                              $10.01046         $9.38268          18,521
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   04/28/2014 to 12/31/2014                               $9.99944         $9.92440          35,749
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   04/28/2014 to 12/31/2014                               $9.99944        $10.19212          77,584
----------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   04/28/2014 to 12/31/2014                               $9.99944        $10.27443          34,425
----------------------------------------------------------------------------------------------------------
AST Prudential Flexible Multi-Strategy Portfolio
   04/28/2014 to 12/31/2014                               $9.99944        $10.54066          90,074
----------------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   04/28/2014 to 12/31/2014                              $10.06200         $9.85996          23,316
----------------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/28/2014 to 12/31/2014                              $10.04066        $11.16782          79,596
----------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   04/28/2014 to 12/31/2014                              $10.05294        $11.24219          20,164
----------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   04/28/2014 to 12/31/2014                               $9.99944        $10.55803         177,418

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
                                                     Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   04/28/2014 to 12/31/2014                                $9.90242        $10.96730          14,767
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   04/28/2014 to 12/31/2014                                $9.96017        $10.54465          29,854
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Diversified Real Growth Portfolio
   04/28/2014 to 12/31/2014                                $9.99944        $10.35144         131,679
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   04/28/2014 to 12/31/2014                               $10.01543        $10.53423          32,094
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   04/28/2014 to 12/31/2014                                $9.90348        $11.22522          77,744
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   04/28/2014 to 12/31/2014                                $9.98293         $8.55660          73,149
-----------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   04/28/2014 to 12/31/2014                               $10.02717         $9.96249          67,956
-----------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   04/28/2014 to 12/31/2014                                $9.99031        $10.28972          19,486
-----------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   04/28/2014 to 12/31/2014                                $9.99944         $9.70400          21,435

 *  Denotes the start date of these sub-accounts

                  PREMIER INVESTMENT VARIABLE ANNUITY C SERIES
                          Pruco Life Insurance Company
                                   Prospectus

    ACCUMULATION UNIT VALUES: With Return of Purchase Payments Death Benefit
                                    (0.83%)

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
                                                      Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST BlackRock Multi-Asset Income Portfolio
   04/28/2014 to 12/31/2014                                $9.99932          $9.95303         127,596
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Global Growth Allocation Portfolio
   04/28/2014 to 12/31/2014                                $9.99932         $10.23141          41,733
------------------------------------------------------------------------------------------------------------
AST Managed Fixed Income Portfolio
   04/28/2014 to 12/31/2014                                $9.99932         $10.01270          40,719
------------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   04/28/2014 to 12/31/2014                                $9.99932          $9.94288               0
------------------------------------------------------------------------------------------------------------
AST Prudential Flexible Multi-Strategy Portfolio
   04/28/2014 to 12/31/2014                                $9.99932         $10.52974          30,040
------------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   04/28/2014 to 12/31/2014                                $9.99932         $10.54716          35,480
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Diversified Real Growth Portfolio
   04/28/2014 to 12/31/2014                                $9.99932         $10.34076          74,685

 *  Denotes the start date of these sub-accounts

       APPENDIX B - SELECTING THE VARIABLE ANNUITY THAT'S RIGHT FOR YOU

Pruco Life Insurance Company offers two deferred variable annuity products in this Prospectus. Both annuities, (B and C Sereis) have different features and benefits that may be appropriate for you based on your individual financial situation and how you intend to use the Annuity. Both of these Annuities may be available to you, depending on factors such as the broker-dealer through which your Annuity was sold. You can verify which of these Annuities is available to you by speaking to your Financial Professional or calling 1-888-PRU-2888.

Among the factors you should consider when choosing which annuity product and benefit may be most appropriate for your individual needs are the following:

..   Your age;

..   The amount of your initial Purchase Payment and any planned future Purchase
    Payments into the Annuity;

..   How long you intend to hold the Annuity (also referred to as "investment time horizon");

..   Your desire to make withdrawals from the Annuity and the timing of those withdrawals;

..   Your investment objectives;

..   The guarantees that an optional benefit may provide; and

..   Your desire to minimize costs and/or maximize return associated with the
    Annuity.

You can compare the costs of the B Series and C Series by examining the section in this prospectus entitled "Summary of Contract Fees and Charges". There are trade-offs associated with the costs and benefits provided by both of the Series. The B Series has Contingent Deferred Sales Charge (CDSC) associated with it, while the C Series does not. The B Series provides a higher Surrender Value in long-term scenarios than the C Series. Because the C Series does not have a CDSC, it provides a higher Surrender Value in short-duration scenarios. In choosing which Series to purchase, you should consider the features and the associated costs that offer the greatest value to you including the different ongoing fees and charges you pay to stay in the Annuity.

The following chart outlines some of the different features for each Annuity sold through this Prospectus. The availability of an optional benefit, such as the one noted in the chart, will increase the total cost of the Annuity. You should carefully consider which features you plan to use when selecting your Annuity, and the impact of such features in relation to your investment objectives and which share class may be most appropriate for you.

To demonstrate the impact of the various expense structures, the hypothetical examples on the following pages reflect the Account Value and Surrender Value of each Annuity over a variety of holding periods. These charts reflect the impact of different hypothetical rates of return and the comparable value of each of the Annuities (which reflects the charges associated with each Annuity) under the assumptions noted.

PRUCO COMPARISON.

Below is a summary of the Prudential Premier(R) Investment Variable Annuity/SM/ B and C Series sold through this Prospectus. Your registered Financial Professional can provide you with the summary prospectuses or statutory prospectuses for the underlying Portfolios and can guide you through "Selecting the Annuity That's Right For You" and help you decide upon the Annuity that would be most advantageous for you given your individual needs. Please read the Prospectus carefully before investing. The Company does not make recommendations or provide investment advice.

  ANNUITY COMPARISON              B SERIES                  C SERIES
  ------------------      ------------------------- -------------------------
  Minimum Investment      $10,000                   $10,000

  Maximum Issue Age       85                        85

  Maximum Issue Age
    (Return of Purchase
    Payments Death
    Benefit)              79                        79

  Contingent Deferred
    Sales Charge
    Schedule (Based on
    date of each
    purchase payment)     7 Years (7%, 7%, 6%, 6%,
    May vary by state     5%, 4%, 3%, 0%)           None

  Account Value Based
    Insurance Charge      0.55%                     0.68%

  Premium Based
    Insurance Charge
    (Annual Equivalent)   0.55%                     0.67%

  Optional Return of
    Purchase Payments     0.15% Premium Based and   0.15% Premium Based and
    Death Benefit (Total  0.15% Account Value       0.15% Account Value
    Annual Charge)        Based                     Based

  ANNUITY COMPARISON              B SERIES                  C SERIES
  ------------------      ------------------------- -------------------------
  Annual Maintenance Fee  Lesser of:                Lesser of:
                          .  $50, or                .  $50, or
                          .  2% of Unadjusted       .  2% of Unadjusted
                             Account Value             Account Value
                          .  Waived for Purchase    .  Waived for Purchase
                             Payments equal to, or     Payments equal to, or
                             greater than $100,000     greater than $100,000

  MVA Options             6 and 12 month            6 and 12 month
                          DCA MVA options;          DCA MVA options;

  Variable Investment
    Options (Not all
    options available if
    you elect the Return
    of Purchase Payments
    Death Benefit)        Advanced Series Trust     Advanced Series Trust

  Basic Death Benefit     Unadjusted Account Value  Unadjusted Account Value

  Optional Death Benefit  Greater of:               Greater of:
    (Return of Purchase   .  Purchase Payments      .  Purchase Payments
    Payments Death           minus proportional        minus proportional
    Benefit)                 withdrawals; and          withdrawals; and
                          .  Unadjusted Account     .  Unadjusted Account
                             Value                     Value

HYPOTHETICAL ILLUSTRATION

The following examples outline the value of each Annuity as well as the amount that would be available to an investor as a full surrender. We assume the surrender is taken on the day immediately prior to the surrender charge change that precedes the Annuity Anniversary specified (or, two days before the Annuity Anniversary specified). The "Annuity Anniversary" is the anniversary of the Issue Date of the Annuity. The values shown below are based on the following assumptions: An initial investment of $100,000 is made into each Annuity earning a gross rate of return of 0% and 6% and 10%, respectively.

The examples further assume that no additional Purchase Payments or withdrawals are made from the Annuity. The hypothetical gross rates of return are reduced by the arithmetic average of the fees and expenses of the applicable underlying Portfolios (which is 1.82% for both Series) as of December 31, 2014 and the charges deducted from the Annuity at the Separate Account level. The arithmetic average of all fund expenses is computed by adding Portfolio management fees, 12b-1 fees and other expenses of all the underlying Portfolios and then dividing by the number of Portfolios. For purposes of the illustrations, we do not reflect any expense reimbursements or expense waivers that might apply and are described in the "Summary of Contract Fees and Charges." The Separate Account level charge refers to the Account Value Based Insurance Charge. The Premium Based and the Account Value Based Insurance Charges are included in the following examples.

The Account Value and Surrender Value are further reduced by the Annual Maintenance Fee, if applicable.

The Account Value assumes no surrender, while the Surrender Value assumes a 100% surrender two days prior to the Annuity Anniversary, as described above, therefore reflecting the CDSC applicable to that Annuity Year. Note that a withdrawal on the Annuity Anniversary, or the day before the Annuity Anniversary, would be subject to the CDSC applicable to the next Annuity Year, which may be lower. The CDSC is calculated based on the date that the Purchase Payment was made and for purposes of these examples, we assume that a single Purchase Payment of $100,000 was made on the Issue Date. The values that you actually experience under an Annuity will be different from what is depicted here if any of the assumptions we make here differ from your circumstances, however the relative values for each Annuity reflected below will remain the same. (We will provide your Financial Professional with a personalized illustration upon request).

B SERIES

      0% GROSS RATE OF RETURN 6% GROSS RATE OF RETURN 10% GROSS RATE OF RETURN
      ALL YEARS    -3.16%     ALL YEARS     3.10%     ALL YEARS      7.12%
      ---------   ---------   ---------   ---------   ---------    ---------
       ANNUITY    SURRENDER    ANNUITY    SURRENDER    ANNUITY     SURRENDER
Yr      VALUE       VALUE       VALUE       VALUE       VALUE        VALUE
--    ---------   ---------   ---------   ---------   ---------    ---------
1      $97,239     $90,239    $103,069    $ 96,069    $106,956     $ 99,956
2       94,402      87,402     106,113      99,113     114,299      107,299
3       91,632      85,632     109,263     103,263     122,187      116,187
4       88,928      82,928     112,524     106,524     130,659      124,659
5       86,287      81,287     115,898     110,898     139,757      134,757
6       83,709      79,709     119,391     115,391     149,530      145,530
7       81,192      78,192     123,006     120,006     160,026      157,026
8       78,734      78,734     126,747     126,747     171,299      171,299
9       76,334      76,334     130,619     130,619     183,407      183,407
10      73,990      73,990     134,627     134,627     196,412      196,412
11      71,702      71,702     138,775     138,775     210,379      210,379
12      69,468      69,468     143,068     143,068     225,380      225,380
13      67,287      67,287     147,511     147,511     241,492      241,492
14      65,157      65,157     152,110     152,110     258,797      258,797
15      63,077      63,077     156,869     156,869     277,383      277,383
16      61,047      61,047     161,795     161,795     297,346      297,346
17      59,064      59,064     166,894     166,894     318,786      318,786
18      57,128      57,128     172,170     172,170     341,814      341,814
19      55,238      55,238     177,632     177,632     366,547      366,547
20      53,393      53,393     183,284     183,284     393,111      393,111
21      51,591      51,591     189,134     189,134     421,642      421,642
22      49,831      49,831     195,189     195,189     452,285      452,285
23      48,113      48,113     201,455     201,455     485,197      485,197
24      46,436      46,436     207,941     207,941     520,546      520,546
25      44,798      44,798     214,654     214,654     558,512      558,512

ASSUMPTIONS:

a. $100,000 initial investment

b. Fund Expenses = 1.82%

c. No optional death benefits or living benefits elected

d. Annuity was issued on or after April 27, 2015

e. Surrender value assumes surrender 2 days before the Annuity Anniversary

C SERIES

      0% Gross Rate of Return 6% Gross Rate of Return 10% Gross Rate of Return
      All years    -3.51%     All years     2.87%     All years      6.91%
      ---------   ---------   ---------   ---------   ---------    ---------
       Annuity    Surrender    Annuity    Surrender    Annuity     Surrender
Yr      Value       Value       Value       Value       Value        Value
--    ---------   ---------   ---------   ---------   ---------    ---------
1      $97,023     $97,023    $102,843    $102,843    $106,723     $106,723
2       93,950      93,950     105,618     105,618     113,774      113,774

      0% Gross Rate of Return 6% Gross Rate of Return 10% Gross Rate of Return
      All years    -3.51%     All years     2.87%     All years      6.91%
      ---------   ---------   ---------   ---------   ---------    ---------
       Annuity    Surrender    Annuity    Surrender    Annuity     Surrender
Yr      Value       Value       Value       Value       Value        Value
--    ---------   ---------   ---------   ---------   ---------    ---------
3      90,953      90,953      108,486     108,486     121,339      121,339
4      88,031      88,031      111,450     111,450     129,452      129,452
5      85,181      85,181      114,515     114,515     138,155      138,155
6      82,403      82,403      117,682     117,682     147,490      147,490
7      79,693      79,693      120,956     120,956     157,503      157,503
8      77,051      77,051      124,340     124,340     168,243      168,243
9      74,475      74,475      127,837     127,837     179,764      179,764
10     71,963      71,963      131,453     131,453     192,121      192,121
11     69,513      69,513      135,190     135,190     205,376      205,376
12     67,124      67,124      139,052     139,052     219,594      219,594
13     64,795      64,795      143,045     143,045     234,844      234,844
14     62,523      62,523      147,171     147,171     251,203      251,203
15     60,308      60,308      151,437     151,437     268,749      268,749
16     58,149      58,149      155,846     155,846     287,570      287,570
17     56,042      56,042      160,403     160,403     307,758      307,758
18     53,989      53,989      165,114     165,114     329,412      329,412
19     51,986      51,986      169,983     169,983     352,639      352,639
20     50,033      50,033      175,016     175,016     377,553      377,553
21     48,129      48,129      180,218     180,218     404,277      404,277
22     46,272      46,272      185,595     185,595     432,943      432,943
23     44,462      44,462      191,152     191,152     463,690      463,690
24     42,696      42,696      196,897     196,897     496,670      496,670
25     40,974      40,974      202,835     202,835     532,047      532,047

ASSUMPTIONS:

a. $100,000 initial investment

b. Fund Expenses = 1.82%

c. No optional death benefits or living benefits elected

d. Annuity was issued on or after April 27, 2015

e. Surrender value assumes surrender 2 days before the Annuity Anniversary

APPENDIX C- SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this Prospectus, if your Annuity is issued in certain states described below. Further variations may arise in connection with additional state reviews.

JURISDICTION                                                  STATE VARIATIONS
------------   ---------------------------------------------------------------------------------------------------------------
California     Contingent Deferred Sales Charge is referred to as the Surrender Charge.

               In the "Managing Your Annuity" section of this prospectus, under "Change of Owner, Annuitant and
               Beneficiary Designations," there are no restrictions on ownership changes or assignments. However, your right to assign, transfer or pledge the Annuity for a loan may be limited if the Annuity is used as an
               Individual Retirement Annuity ("IRA") or other qualified investment that is given beneficial tax treatment under the Code.

               In the "Surrenders" section of this prospectus, under "Medically-Related Surrenders," the Medically
               Related Surrender is not available.

               In the "Death Benefit" section of this prospectus, under Optional Death Benefit--The Return of Purchase
               Payments Death Benefit," for purposes of electing and maintaining the Return of Purchase Payments
               Death Benefit, the Owner, if a natural person, must also be the Annuitant. You may not designate Joint
               Owners if you elect this optional death benefit. Also, the death benefit suspension period applies if there is a change of Annuitant more than 60 days after the Issue Date of your Annuity.

               In the "Death Benefit" section of this prospectus, "Due Proof of Death" is met when the documentation we receive upon death evidences proof of death and the eligible beneficiary identification.

               In the "Tax Efficient Annuity Benefit Payout Option" section of the prospectus, the Tax Efficient Annuity
               Benefit Payout Option is not available in California.

Connecticut    In "Appendix D, MVA Formula For 6 or 12 Month DCA MVA Options," the Liquidity Factor used in the
               MVA/DCA formula equals zero (0).

               In the "Managing Your Annuity" section of this prospectus, under "Change of Owner, Annuitant and
               Beneficiary Designations," the reserved right to reject ownership changes only applies if the proposed new owner is a structured settlement company or institutional investor.

Florida        In the "Annuity Options" section of this prospectus, there is a one year waiting period for annuitization.

               In the "Fees, Charges and Deductions," section of this prospectus under "Contingent Deferred Sales
               Charge ("CDSC" (For B Series Only)," with respect to those who are 65 years or older on the date of purchase, in no event will the Contingent Deferred Sales Charge exceed 10% in accordance with Florida law.

               In the "Managing Your Annuity" section of this prospectus, under "Change of Owner, Annuitant and
               Beneficiary Designations," the right to assign, transfer or pledge the Annuity for a loan may be limited if the Annuity is used as an Individual Retirement Annuity ("IRA") or other qualified investment that is given beneficial tax treatment under the Code.

Maryland       In the "Purchasing Your Annuity" section of this prospectus, there is no restriction on limiting or rejecting certain Purchase Payments.

Massachusetts  In the "Annuity Options" section of this prospectus, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option.

               In the "Surrenders" section of this prospectus, under "Medically-Related Surrenders," Medically-Related
               Surrenders are not available.

Montana        In the "Annuity Options" section of this prospectus, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option.

New Jersey     In the "Managing of Your Annuity" section of this prospectus, under "Change of Owner, Annuitant and
               Beneficiary Designations," the reserved right to reject ownership changes and assignments only applies if the proposed new owner is a structured settlement company or institutional investor.

New Mexico     In the "Fees, Charges and Deductions" section of this prospectus under "Tax Charge," no premium

JURISDICTION                                                 STATE VARIATIONS
------------    ------------------------------------------------------------------------------------------------------------
                taxes apply to annuities issued in New Mexico.

North Carolina  In the "Fees, Charges and Deductions" section of this prospectus under "Tax Charge," no premium taxes apply to annuities issued in North Carolina.

Ohio            In "Appendix D, MVA Formula For 6 or 12 Month DCA MVA Options," the Liquidity Factor used in the
                MVA/DCA formula equals zero (0).

Oregon          In the "Managing Your Account Value" section of this prospectus under "6 or 12 Month Dollar Cost
                Averaging Program," the 6 or 12 Month DCA MVA Options are not available.

                In the "Fees, Charges and Deductions" section of this prospectus under "Tax Charge," no premium taxes apply to annuities issued in Oregon.

                In the "Managing of Your Annuity" section of this prospectus, under "Change of Owner, Annuitant and
                Beneficiary Designations," there is no reserved right to reject any transfer, assignment or pledge, but the right to transfer, assign or pledge the Annuity may be limited depending on the use of the Annuity.

Texas           In the "Fees, Charges and Deductions" section of this prospectus under "Tax Charge," no premium taxes apply to annuities issued in Texas.

                In the "Annuity Options" section of this prospectus, the minimum annuity payment is $20.

                In the "Managing of Your Annuity" section of this prospectus, under "Change of Owner, Annuitant and
                Beneficiary Designations," there is no reserved right to reject any transfer, assignment or pledge, but the right to transfer, assign or pledge the Annuity may be limited depending on the use of the Annuity.

                In the "Purchasing of Your Annuity" section of this prospectus under "Beneficiary Annuity," the
                Beneficiary Annuity is not available in Texas.

Washington      In the "Managing Your Account Value" section of this prospectus under "6 or 12 Month Dollar Cost
                Averaging Program," the 6 and 12 Month DCA MVA Options are not available.

                                  APPENDIX D
                 MVA FORMULA FOR 6 OR 12 MONTH DCA MVA OPTIONS

The MVA formula is applied separately to each DCA MVA Option to determine the Account Value of the DCA MVA Option on a particular date.

The Market Value Adjustment Factor applicable to the DCA MVA Options we make available is as follows:

The MVA factor is equal to:

                            [(1+I)/(1+J+K )]^(N/12)

                                    WHERE:

I = the Index Rate established at inception of a DCA MVA Option. This Index Rate will be based on a Constant Maturity Treasury (CMT) rate for a maturity (in months) equal to the initial duration of the DCA MVA Option. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to initiation of the DCA MVA Option. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

J = the Index Rate determined at the time the MVA calculation is needed, based on a CMT rate for the amount of time remaining in the DCA MVA Option. The amount of time will be based on the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to the date for which the MVA calculation is needed. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

K = the Liquidity Factor, currently equal to 0.0025; and

N = the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month.

If the "Treasury constant maturities nominal 12" rates available through Federal Reserve Statistical Release H. 15 should become unavailable at any time, or if the rate for a 1-month maturity should become unavailable through this source, we will substitute rates which, in our opinion, are comparable.

We reserve the right to waive the Liquidity Factor.

                                  APPENDIX E

          TAX EFFICIENT ANNUITY BENEFIT PAYOUT OPTION PAYMENT AMOUNT
                  EXPRESSED AS A PERCENTAGE OF ACCOUNT VALUE

Table B-1 below sets forth the maximum Payment Period available for select ages under the Tax Efficient Annuity Benefit Payout Option where the age is as of the Benefit Valuation Date. These are not annuity factors.

Table B-2 below is provided for your convenience and expresses a given Annuity Payment as a (rounded) percentage of the Annuity's Account Value as of the Benefit Valuation Date and each subsequent Benefit Valuation Date anniversary. These represent the percentage applicable to the Account Value to determine the periodic Tax Efficient Annuity Payments. The percentage is determined by dividing 1 by the number of remaining periodic payments.

The following examples do not consider fees and charges that apply to the Annuity.

FOR EXAMPLE:

ELECTION OF THE TAX EFFICIENT ANNUITY BENEFIT PAYOUT OPTION. An Annuity Owner is age 80 and chooses to elect the Tax Efficient Annuity Benefit Payout Option when the Annuity's Account Value equals $150,000. Table B-1 below provides a maximum payment period of 20 years and the Owner elects to receive the periodic payments over the maximum period, payable annually.

INITIAL TAX EFFICIENT ANNUITY PAYMENT. Assume the Owner chooses an annual payment. The initial Annuity Payment under the Tax Efficient Annuity Benefit Payout Option is equal to the Account Value as of the Benefit Valuation Date ($150,000) divided by the remaining periodic payments in the payment period
(20), or $7,500.

Referring to table B-2 below, the periodic payment amount for the initial Annuity Payment can be expressed as a percentage of the Account Value. As discussed above, the percentages in table B-2 were determined by dividing 1 by the remaining periodic payments. In this example, dividing 1 by the remaining periodic payments (20) equals 5.0%. Thus the Annuity Owner can expect to receive approximately 5.0% of the Annuity's Account Value as the Annuity Payment under the Tax Efficient Annuity Benefit Payout Option ($150,000 multiplied by 5.0%, or $7,500) as the initial periodic payment.

SECOND TAX EFFICIENT ANNUITY PAYMENT. Assume the investment performance following the first annual Annuity Payment is positive and the Annuity's Account Value on the first anniversary of the Benefit Valuation Date is $147,500. The $150,000 Account Value on the day of the first Benefit Valuation Date minus the initial annual Annuity Payment amount of $7,500 reduces the Account Value to $142,500. During the first Benefit Year, assume the investments underlying the Annuity gain $5,000 resulting in a value of $147,500 on the first anniversary of the Benefit Valuation Date. The periodic payment for the second Annuity Payment will be equal to $147,500 divided by the remaining number of periodic payments (19), or $7,763. This amount can be expressed as a percentage of the Account Value by dividing 1 by 19, yielding 5.3%.

                   TABLE B-1                                     TABLE B-2
----------------------------------------------- ------------------------------------------
AGE ON BENEFIT VALUATION DATE
OF SINGLE APPLICABLE LIFE OR                                          ANNUAL PAYMENT AMOUNT
  THE YOUNGER OF THE JOINT     MAXIMUM PAYMENT  NUMBER OF (REMAINING)  AS A PERCENTAGE OF
      APPLICABLE LIVES        PERIOD (IN YEARS)   PERIODIC PAYMENTS       ACCOUNT VALUE
----------------------------- ----------------- --------------------- ---------------------
            60                       40                  30                    3.3%
            61                       39                  29                    3.4%
            62                       38                  28                    3.6%
            63                       37                  27                    3.7%
            64                       36                  26                    3.8%
            65                       35                  25                    4.0%
            66                       34                  24                    4.2%
            67                       33                  23                    4.3%
            68                       32                  22                    4.5%
            69                       31                  21                    4.8%
            70                       30                  20                    5.0%
            71                       29                  19                    5.3%

                   TABLE B-1                                     TABLE B-2
----------------------------------------------- ------------------------------------------
AGE ON BENEFIT VALUATION DATE
OF SINGLE APPLICABLE LIFE OR                                          ANNUAL PAYMENT AMOUNT
  THE YOUNGER OF THE JOINT     MAXIMUM PAYMENT  NUMBER OF (REMAINING)  AS A PERCENTAGE OF
      APPLICABLE LIVES        PERIOD (IN YEARS)   PERIODIC PAYMENTS       ACCOUNT VALUE
----------------------------- ----------------- --------------------- ---------------------
            72                       28                  18                     5.6%
            73                       27                  17                     5.9%
            74                       26                  16                     6.3%
            75                       25                  15                     6.7%
            76                       24                  14                     7.1%
            77                       23                  13                     7.7%
            78                       22                  12                     8.3%
            79                       21                  11                     9.1%
            80                       20                  10                    10.0%
            81                       19                   9                    11.1%
            82                       18                   8                    12.5%
            83                       17                   7                    14.3%
            84                       16                   6                    16.7%
            85                       15                   5                    20.0%
            86                       14                   4                    25.0%
            87                       13                   3                    33.3%
            88                       12                   2                    50.0%
            89                       11                   1                   100.0%
            90                       10

etc.). The Tax Court recently held that the 1-year period applies to all IRAs of the owner and not just the IRA from which the rollover was made. The IRS, in Ann. 2014-32, has indicated that all your IRAs, Roth IRAs, SEPs and SIMPLE IRAs will be counted for purposes of the one-year limit. The new rule is generally effective for distributions in 2015 but see Ann. 2014-32 for applicability to rollover distributions in 2014.

ROLLOVERS FROM EMPLOYER PLANS - Distributions from qualified retirement plans, governmental 457(b) plans, and (S)403(b) TDAs may be rolled over directly from the plan to a Roth IRA. The amount rolled over is includible in income as if it had been withdrawn from the plan but the 10% penalty tax does not apply.

DISTRIBUTIONS

You do not include in your gross income Qualified Distributions (defined below) or distributions that are a return of your regular contributions from your Roth IRA. You also do not include distributions from your Roth IRA that you roll over tax-free to another Roth IRA. You may have to include part of other distributions in your income.

QUALIFIED DISTRIBUTIONS - A Qualified Distribution is any payment or other distribution from your Roth IRA that meets the following requirements:

1. It is made after the 5-taxable-year period beginning with the first taxable year for which a contribution was made to a Roth IRA set up for your benefit, and

2. The payment or distribution is:

       a. Made on or after the date you reach age 59 1/2,

       b. Made because you are disabled,

       c. Made to a Beneficiary or to your estate after your death, or

       d. Used to buy, build, or rebuild a first home (subject to a $10,000 lifetime limit).

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUCO LIFE PRUDENTIAL PREMIER(R) INVESTMENT VARIABLE ANNUITY B SERIES AND C SERIES/SM/ ANNUITY DESCRIBED IN PROSPECTUS (April 27, 2015)


             -----------------------------------------------------
                              (print your name)


             -----------------------------------------------------
                                  (address)


             -----------------------------------------------------
                            (city/state/zip code)

                   Please see the section of this prospectus
                       entitled "How To Contact Us" for
                        where to send your request for
                     a Statement of Additional Information

[LOGO] PRUDENTIAL

The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777